Exhibit 25.1

OMB APPROVAL
UNITED STATES	OMB Number: 3235-0391
SECURITIES AND EXCHANGE COMMISSION	Expires: July 31, 2025
Washington, D.C. 20549	Estimated average burden
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FORM T-6

APPLICATION UNDER SECTION 310(a)(1) OF THE TRUST INDENTURE ACT OF 1939

FOR DETERMINATION OF ELIGIBILITY OF A FOREIGN PERSON

TO ACT AS INSTITUTIONAL TRUSTEE

Odyssey Trust Company

(Exact name of trustee as specified in its charter)

Alberta, Canada

(Jurisdiction of incorporation or organization)

1230-300 5th Avenue SW
Calgary, AB T2P 3C4
(587) 885-0960

(Address and telephone number of principal executive offices)

Odyssey Transfer and Trust Company
2155 Woodlane Drive, Suite 100
Woodbury, MN 55125
(612)-482-5100

(Name, address and telephone number of agent for service)

AYR Wellness Inc.
Ayr Wellness Canada Holdings Inc.

(Exact name of obligor as specified in its charter)

British Columbia, Canada	98-1500584
Ontario, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2601 South Bayshore Dr., Suite 900, Miami, Florida, 33133, USA 199 Bay Street, Suite 5300 Commerce Court West, Toronto, ON M5L 1B9
(Address of principal executive offices)	(Zip code)

13% Senior Secured Notes

(Title of the indenture securities)

Item 1.   General information.

Furnish the following information as to the trustee —

(a)    Name and address of each examining or supervising authority to which it is subject.

Office of the Superintendent of Financial institutions (OSFI) 255 Albert Street Ottawa, Ontario, K1A OH2, Canada

(b)   Whether it is authorized to exercise corporate trust powers.

Yes

Item 2.   Affiliations with obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation. N/A

Instructions.

1.	The term “affiliate” is defined in Rule 0-2 of the General Rules and Regulations under the Act. Attention is also directed to Rule 7a-26.
2.	Include the name of each such affiliate and the names of all intermediary affiliates, if any. Indicate the respective percentage of voting securities or other bases of control giving rise to the affiliation.

Item 3.   Voting securities of the trustee.

Furnish the following information as to each class of voting securities of the trustee: N/A

As of	(Insert date within 31 days).

Col. A.	Col. B.
Title of Class	Amount Outstanding

Instruction. The term "voting security" is defined in Section 303(16) of the Act.

Item 4.   Trusteeships under other indentures.

If the trustee is a trustee under another indenture under which any other securities, or certificates of interest or participation in any other securities, of the obligor are outstanding, furnish the following information:

(a)	Title of the securities outstanding under each such other indenture. 12.5% Senior Secured Notes

(b)	The 12.5% Senior Secured Notes are to be exchanged under Section 3(a)(10) of the Securities Act for the 13% Senior Secured Notes under the indenture to be qualified under Section 310(a)(1) of the Act.

Item 5.   Interlocking directorates and similar relationships with the obligor or underwriters. N/A

If the trustee or any of the directors or executive officers of the trustee is a director, officer, partner, employee, appointee, or representative of the obligor or of any underwriter for the obligor, identify each such person having any such connection and state the nature of each such connection.

Instructions.

1.	Notwithstanding General Instruction F, the term "underwriter" as used in this item does not refer to any person who is not currently engaged in the business of underwriting.
2.	The terms "employee," "appointee," and "representative," as used in this item, do not include connections in the capacity of transfer agent, registrar, custodian, paying agent, fiscal agent, escrow agent, or depositary, or in any other similar capacity or connections in the capacity of trustee, whether under an indenture or otherwise.

Item 6.   Voting securities of the trustee owned by the obligor or its officials. N/A

Furnish the following information as to the voting securities of the trustee owned beneficially by the obligor and each director, partner, and executive officer of the obligor:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C	Col. D
Percentage of Voting
		Amount Owned	Securities Represented by
Name of Owner	Title of Class	Beneficially	Amount Given in Col. C

Instructions.

1.	Names of persons who do not own beneficially any of the securities specified may be omitted.
2.	No information need be given in any case where the amount of voting securities of the trustee, owned beneficially by the obligor and its directors, partners, and executive officers, taken as a group, does not exceed 1 percent of the outstanding voting securities of the trustee.

Item 7.   Voting securities of the trustee owned by underwriters or their officials. N/A

Furnish the following information as to the voting securities of the trustee owned beneficially by each underwriter for the obligor and each director, partner, and executive officer of each such underwriter:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C	Col. D
Percentage of Voting
		Amount Owned	Securities Represented by
Name of Owner	Title of Class	Beneficially	Amount Given in Col. C

Instructions.

1.	Instruction 1 to Item 6 shall be applicable to this item.
2.	The name of each director, partner, or executive officer required to be given in Column A shall be set forth under the name of the underwriter of which he is a director, partner, or executive officer.
3.	No information need be given in any case where the amount of voting securities of the trustee owned beneficially by an underwriter and its directors, partners, and executive officers, taken as a group, does not exceed 1 percent of the outstanding voting securities of the trustee.

Item 8.    Securities of the obligor owned or held by the trustee. N/A

Furnish the following information as to securities of the obligor owned beneficially or held as collateral security for obligations in default by the trustee:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C	Col. D
		Amount Owned	Percentage of Class
	Whether the Securities	Beneficially or Held as	Represented by
	are Voting or	Collateral Security for	Amount Given
Title of Class	Nonvoting Securities	Obligations in Default	in Col. C

Instructions.

1.	As used in this item, the term "securities" includes only such securities as are generally known as corporate securities, but shall not include any note or other evidence of indebtedness issued to evidence an obligation to repay monies lent to a person by one or more banks, trust companies, or banking firms, or any certificate of interest or participation in any such note or evidence of indebtedness.
2.	For the purposes of this item the trustee shall not be deemed the owner or holder of (a) any security which it holds as collateral security (as trustee or otherwise) for an obligation which is not in default, or (b) any security which it holds as collateral security under the indenture to be qualified, irrespective of any default thereunder, or (c) any security which it holds as agent for collection, or as custodian, escrow agent or depositary, or in any similar representative capacity.
3.	No information need be furnished under this item as to holdings by the trustee of securities already issued under the indenture to be qualified or securities issued under any other indenture under which the trustee is also trustee.
4.	No information need be given with respect to any class of securities where the amount of securities of the class which the trustee owns beneficially or holds as collateral security for obligations in default does not exceed 1 percent of the outstanding securities of the class.

Item 9.    Securities of underwriters owned or held by the trustee. N/A

If the trustee owns beneficially or holds as collateral security for obligations in default any securities of an underwriter for the obligor, furnish the following information as to each class of securities of such underwriter any of which are so owned or held by the trustee:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C	Col. D
Amount Owned
Beneficially or Held as
		Collateral Security for	Percentage of Class
Title of Issuer		Obligations in Default	Represented by Amount
and Title of Class	Amount Outstanding	by Trustee	Given in Col. C

Instruction. Instructions 1, 2, and 4 to Item 8 shall be applicable to this item.

Item 10.    Ownership or holdings by the trustee of voting securities of certain affiliates or security holders of the obligor. N/A

If the trustee owns beneficially or holds as collateral security for obligations in default voting securities of a person who, to the knowledge of the trustee (1) owns 10 percent or more of the voting securities of the obligor or (2) is an affiliate, other than a subsidiary, of the obligor, furnish the following information as to the voting securities of such person:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C	Col. D
Amount Owned
Beneficially or Held as
		Collateral Security for	Percentage of Class
Title of Issuer		Obligations in Default	Represented by Amount
and Title of Class	Amount Outstanding	by Trustee	Given in Col. C

Instruction. Instructions 1, 2, and 4 to Item 8 shall be applicable to this item.

Item 11.    Ownership or holdings by the trustee of any securities of a person owning 50 percent or more of the voting securities of the obligor. N/A

If the trustee owns beneficially or holds as collateral security for obligations in default any securities of a person who, to the knowledge of the trustee, owns 50 percent or more of the voting securities of the obligor, furnish the following information as to each class of securities of such person any of which are so owned or held by the trustee:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C	Col. D
Amount Owned
Beneficially or Held as
		Collateral Security for	Percentage of Class
Title of Issuer		Obligations in Default	Represented by Amount
and Title of Class	Amount Outstanding	by Trustee	Given in Col. C

Instruction. Instructions 1, 2 and 4 to Item 8 shall be applicable to this item.

Item 12.    Indebtedness of the Obligor to the Trustee. N/A

Except as noted in the instructions, if the obligor is indebted to the trustee, furnish the following information:

As of	(Insert date within 31 days).

Col. A	Col. B	Col. C
Nature of Indebtedness	Amount Outstanding	Date Due

Instructions.

1.	No information need be provided as to: (a) the ownership of securities issued under any indenture, or any security or securities having a maturity of more than one year at the time of acquisition by the indenture trustee; (b) disbursements made in the ordinary course of business in the capacity of trustee of an indenture, transfer agent, registrar, custodian, paying agent, fiscal agent or depositary, or other similar capacity; (c) indebtedness created as a result of services rendered or premises rented; or indebtedness created as a result of goods or securities sold in a cash transaction; (d) the ownership of stock or of other securities of a corporation organized under Section 25(a) of the Federal Reserve Act, as amended, which is directly or indirectly a creditor of an obligor upon the indenture securities; or (e) the ownership of any drafts, bills of exchange, acceptances, or obligations which fall within the classification of self-liquidating paper.
2.	Information should be given as to the general type of indebtedness, such as lines of credit, commercial paper, longterm notes, mortgages, etc.

Item 13.     Defaults by the Obligor. N/A

(a)	State whether there is or has been a default with respect to the securities under this indenture. Explain the nature of any such default.

(b)	If the trustee is a trustee under another indenture under which any other securities, or certificates of interest or participation in any other securities, of the obligor are outstanding, or is trustee for more than one outstanding series of securities under the indenture, state whether there has been a default under any such indenture or series, identify the indenture or series affected, and explain the nature of any such default.

Item 14. Affiliations with the Underwriters. N/A

If any underwriter is an affiliate of the trustee, describe each such affiliation.

Instructions.

1.	The term "affiliate" is defined in Rule 0-2 of the General Rules and Regulations under the Act. Attention is directed to Rule 7a-26.
2.	Include the name of each affiliate and the names of all intermediate affiliates, if any. Indicate the respective percentage of voting securities or other bases of control giving rise to the affiliations.

Item 15. Substantial Equivalency of Trust Regulation in the Foreign Jurisdiction and Eligibility of United States Trustees to Act as Sole Trustees in the Foreign Jurisdiction. See attached as Exhibit 99.

(a)	A discussion should be provided of the regulation in the applicant's home jurisdiction relating to the supervision or examination of indenture trustees, including regulatory provisions and their administration.

(b)	The regulatory provisions and their administration in the home jurisdiction shall be compared with United States regulation and administration with respect to supervision and examination of indenture trustees. The application shall discuss whether home jurisdiction supervision or examination of trustees is substantially equivalent to that in the United States.

(c)	The application shall discuss the eligibility of United States persons to act as sole trustees in the applicant's home country.

Instruction. An opinion of counsel addressing (1) whether supervision or examination of indenture trustees in the applicant's home jurisdiction is substantially equivalent to that applicable in the United States, and (2) the eligibility of United States trustees to act as sole trustee in the applicant's home jurisdiction, may be required.

Item 16. List of exhibits.

List below all exhibits filed as a part of this statement of eligibility.

Instruction. Subject to Rule 7a-29 permitting incorporation of exhibits by reference, the following exhibits are to be filed as a part of the statement of eligibility of the trustee. Such exhibits shall be appropriately lettered or numbered for convenient reference. Exhibits incorporated by reference may be referred to by the designation given in the previous filing. Where exhibits are incorporated by reference, the reference shall be made in the list of exhibits called for under Item 16. If the certificate of authority to commence business (Exhibit 2) and/or the certificate to exercise corporate trust powers (Exhibit 3) is contained in another exhibit, a statement to that effect shall be made, identifying the exhibit in which such certificates are included. If the applicable exhibit is not in English, a translation in English shall also be filed. In response to Exhibit 6, foreign trustees should provide financial information sufficient to provide the information required by Section 310(a)(2) of the Act.

1.	Exhibit 1: A copy of the letters patent of incorporation of Odyssey Trust Company (and two (2) subsequent Letters Patent to amend the incorporating instrument) now in effect. Attached
2.	Exhibit 2: A copy of the certificate of authority of Odyssey Trust Company to commence and carry on business and to exercise corporate trust powers. Attached
3.	Exhibit 3: NOT APPLICABLE (authorization of Odyssey Trust Company to exercise corporate trust powers is contained in the documents specified in paragraph (1) and (2) above)
4.	Exhibit 4: A copy of the existing Bylaws of Odyssey Trust Company (please note that we have not included those by- laws dealing with the authorized share capital of Odyssey Trust Company and director and officer compensation).
5.	Exhibit 5: NOT APPLICABLE (the obligor is not in default)
6.	Exhibit 6: NOT APPLICABLE (the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority is not applicable)
7.	Exhibit 7: Odyssey Trust Company's consent to service of process on Form F-X [§ 269.5 of this chapter]. Attached
8.	Copies of applicable statutes, rules, regulations, and the administrative interpretations of those provisions affecting (a) substantial equivalency of regulation with respect to supervision or examination of the trustee in the foreign jurisdiction to that of trustees subject to the jurisdiction of the laws of the United States, any State, Territory, or the District of Columbia; and (b) eligibility of United States persons to act as sole indenture trustees in the foreign jurisdiction. Attached

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939 the trustee, Odyssey Trust Company a Alberta [state form of organization] organized and existing under the laws of Canada, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Calgary, and State [or other jurisdiction] of Alberta, on the 28 day of November, 2023.

/s/ Dan Sander
(Trustee)

By:	Dan Sander, President, Corporate Trust
(Name and Title)

Instruction. The name of each person signing the statement of eligibility shall be typed or printed beneath the signature.

Exhibit 1.1

Treasury Board and Finance LETTERS PATENT Pursuant to Albeita's Loan and Trust Corporations Act CANADA PROVINCE OF ALBERTA CAN: IN THE MATTER OF THE LOAN AND TRUST CORPORATIONS ACT (THE ACT), BEING CHAPTER L-20 OF THE STATUTES OF ALBERTA, 2000 AND IN THE MATTER OF LETTERS PATENT FOR ODYSSEY TRUST COMPANY (THE CORPORATION) Upon the application of the Corporation and pursuant to all applicable powers, including, without limitation, the direction of the Lieutenant Governor in Council made pursuant to section 5 of the Act, the undersigned issues these Letters Patent to the Corporation incorporating it as a provincial trust corporation under the Act. The information and the terms, conditions and restrictions set out in the attached Schedule form part of the Letters Patent hereby issued. Dated at the City of Edmonton, Province of Alberta This / y dav of PresidentTreasury Board, Minister of Finance AT4058 Form authorized by the Minister of Finance of Alberta

Exhibit 1.2

Exhibit 2

Exhibit 4.1

BY-LAW NO. 1

A by-law relating generally to
the transaction of the business
and affairs of

ODYSSEY TRUST COMPANY
(the “Corporation”)

DIRECTORS

1.	Calling of and notice of meetings Meetings of the board will be held on such day and at such time and place as the President of the Corporation or any director may determine. Notice of meetings of the board will be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.	Place of meetings Meetings of the board may be held at any place within or outside Alberta and in any financial year of the Corporation it will not be necessary for a majority of the meetings of the board to be held at a place within Canada.

3.	Meetings by telephonic or electronic means A meeting of the directors may be held by telephonic or electronic means so long as all directors participating in the meeting may hear each other. A director participating in a meeting by those means is deemed to be present at that meeting.

4.	Votes to govern At all meetings of the board every question will be decided by a majority of the votes cast on the question; and in case of an equality of votes the chair of the meeting will not be entitled to a second or casting vote.

5.	Interest of directors and officers generally in contracts No director or officer will be disqualified by his or her office from contracting with the Corporation nor will any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor will any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established provided that, in each case, the director or officer has complied with the provisions of the Loan and Trust Corporations Act.

6.	Remuneration of directors Remuneration of directors, if any, will be determined by the board.

SHAREHOLDERS’ MEETINGS

7.	Quorum At any meeting of shareholders a quorum will be such person present in person or by telephonic or electronic means and each entitled to vote at the meeting and holding or representing by proxy not less than 51% of the shares entitled to vote at the meeting.

8.	Casting vote In the case of an equality of votes at any meeting of shareholders the chair of the meeting will not be entitled to a second or casting vote.

9.	Meetings by telephonic or electronic means A meeting of the shareholders may be held by telephonic or electronic means.

10.	Postponement or cancellation of meetings A meeting of shareholders may be postponed or cancelled by the board at any time prior to the date of the meeting.

11.	Procedures at meetings The board may determine the procedures to be followed at any meeting of shareholders including, without limitation, the rules of order. Subject to the foregoing, the chair of a meeting may determine the procedures of the meeting in all respects.

INDEMNIFICATION

12.	Indemnification of directors and officers The Corporation will indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the maximum extent permitted by the Loan and Trust Corporations Act.

13.	Indemnity of others Except as otherwise required by the Loan and Trust Corporations Act, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another entity, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she served at the Corporation’s request and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

14.	Right of indemnity not exclusive The provisions for indemnification contained in the by- laws of the Corporation will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person’s heirs and legal representatives.

15.	No liability of directors or officers for certain matters To the extent permitted by law, no director or officer for the time being of the Corporation will be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation will be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation will be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same will happen by or through his or her failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation is employed by or performs services for the Corporation otherwise than as a director or officer or is a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact that the person is a director or officer of the Corporation will not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

BANKING ARRANGEMENTS, CONTRACTS, ETC.

16.	Banking arrangements The banking business of the Corporation, or any part thereof, will be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, will be transacted on the Corporation’s behalf by one or more officers or other persons as the board may designate, direct or authorize from time to time.

17.	Execution of instruments Contracts, documents or instruments in writing requiring execution by the Corporation will be signed by hand by any director or officer of the Corporation (whether under the corporate seal of the Corporation, if any, or otherwise) and all contracts, documents or instruments in writing so signed will be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution

(a)	to appoint any officer or any other person on behalf of the Corporation to sign by hand (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver either contracts, documents or instruments in writing generally or to sign either by hand or by facsimile or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver specific contracts, documents or instruments in writing, and

(b)	to delegate to any two officers of the Corporation the powers to designate, direct or authorize from time to time in writing one or more officers or other persons on the Corporation’s behalf to sign either by hand or by facsimile or mechanical signature or otherwise (whether under the corporate seal of the Corporation, if any, or otherwise) and deliver contracts, documents or instruments in writing of such type and on such terms and conditions as such two officers see fit.

Contracts, documents or instruments in writing that are to be signed by hand may be signed electronically. The term “contracts, documents or instruments in writing” as used in this by-law includes without limitation deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically but without limitation transfers and assignments of shares, warrants, bonds, debentures or other securities), proxies for shares or other securities and all paper writings.

MISCELLANEOUS

18.	Invalidity of any provisions of this by-law The invalidity or unenforceability of any provision of this by-law will not affect the validity or enforceability of the remaining provisions of this by-law.

19.	Omissions and errors The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting its substance will not invalidate any action taken at any meeting to which the notice related or otherwise founded on the notice.

INTERPRETATION

20.	Interpretation In this by-law and all other by-laws of the Corporation words importing the singular number only include the plural and vice versa; words importing any gender include all genders; words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities; “board” means the board of directors of the Corporation; “Loan and Trust Corporations Act” means the Loan and Trust Corporations Act, R.S.A. 2000, c. L-20 as from time to time amended, re-enacted or replaced; terms that are not otherwise defined in this by-law have the meanings attributed to them in the Loan and Trust Corporations Act; and “meeting of shareholders” means an annual meeting of shareholders or a special meeting of shareholders.

Exhibit 4.2
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Exhibit 7

OMB APPROVAL
UNITED STATES	OMB Number: 3235-0379
SECURITIES AND EXCHANGE COMMISSION	Expires: January 31, 2025
Washington, DC 20549	Estimated average burden
hours per response:.................2.00

FORM F-X

APPOINTMENT OF AGENT FOR SERVICE OF
PROCESS AND UNDERTAKING
GENERAL INSTRUCTIONS

A. Name of issuer or person filing (“Filer”):	Odyssey Trust Company
B.(1) This is an (check one)

☒	original filing for the Filer

☐	amended filing for the Filer

C.	Identify the filing in conjunction with which this Form is being filed:
Name of registrant	Ayr Wellness Inc.
Form type	T-6
File Number (if known)
Filed by	Odyssey Trust Company
Date Filed	November 28, 2023	(if filed concurrently, so indicate)

D.	The Filer is incorporated or organized under the laws of	Alberta
(jurisdiction name under whose laws the issuer is organized/incorporated)

and has its principal place of business at	1230-300 5 Avenue SW, Calgary, Alberta, T2P 3C4

E.	The Filer designates and appoints	Weil, Gotshal & Manges LLP	(“Agent”) located at
(name of United States person serving as agent)

767 Fifth Avenue, New York, New York, 10153	(212) 310-8000	as the agent of the Filer
(full United States address)	(telephone number)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 2288 (7-22)

1 of 3

upon whom may be served any process, pleadings, subpoenas, or other papers in

(a)	any investigation or administrative proceeding conducted by the Commission; and

(b)	any civil suit or action brought against the Filer or to which the Filer has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns (i) any offering made or purported to be made in connection with the securities registered or qualified by the Filer on Form

T-6	on	November 28, 2023	or any purchases or sales of any security in connection
(form name)		(date)

therewith; (ii) the securities in relation to which the obligation to file an annual report on Form 40-F arises, or any purchases or sales of such securities; (iii) any tender offer for the securities of a Canadian issuer with respect to which filings are made by the Filer with the Commission on Schedule 13E-4F, 14D-1F or 14D-9F; or (iv) the securities in relation to which the Filer acts as trustee pursuant to an exemption under Rule 10a-5 under the Trust Indenture Act of 1939. The Filer stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

F.	Each person filing this Form in connection with:

	(a)	the use of Form F-10, 40-F or Schedule 13E-4F, 14D-1F or 14D-9F stipulates and agrees to appoint a successor agent for service of process and file an amended Form F-X if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time until six years have elapsed from the date the issuer of the securities to which such Forms and Schedules relate has ceased reporting under the Exchange Act;

(b)	the use of Form F-8, Form F-80 or Form CB stipulates and agrees to appoint a successor agent for service of process and file an amended Form F-X if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time until six years have elapsed following the effective date of the latest amendment to such Form F-8, Form F-80 or Form CB;

(c)	its status as trustee with respect to securities registered on Form F-7, F-8, F-10, F-80 stipulates and agrees to appoint a successor agent for service of process and file an amended Form F-X if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time during which any of the securities subject to the indenture remain outstanding; and

(d) the use of Form 1-A or other Commission form for an offering pursuant to Regulation A stipulates and agrees to appoint a successor agent for service of process and file an amended Form F-X if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time until six years have elapsed from the date of the last sale of securities in reliance upon the Regulation A exemption.

Each filer further undertakes to advise the Commission promptly of any change to the Agent’s name or address during the applicable period by amendment of this Form, referencing the file number of the relevant form in conjunction with which the amendment is being filed.

G.	Each person filing this Form, other than a trustee filing in accordance with General Instruction I. (a) of this Form, undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to: the Forms, Schedules and offering statements described in General Instructions I. (a), I. (b), I. (c), I. (d) and I. (f) of this Form, as applicable; the securities to which such Forms, Schedules and offering statements relate; and the transactions in such securities.

2 of 3

The Filer certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed

on its behalf by the undersigned, thereunto duly authorized, in the City of	Calgary
(city name)

Country of	Canada	this	28	day of	November	,	2023	.
	(country name)		(day of month)		(month)		(year)

Filer:	Odyssey Trust Company	by	Dan Sander, President, Corporate Trust
	(filer’s name)		(signature and title)

This statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dan Sander	November 28, 2023
(signature)	(date)

Dan Sander, President, Corporate Trust
(title)

Instructions

1.	The power of attorney, consent, stipulation and agreement shall be signed by the Filer and its authorized Agent in the United States.

2.	The name of each person who signs Form F-X shall be typed or printed beneath such person’s signature. Any person who occupies more than one of the specified positions shall indicate each capacity in which such person signs Form F-X. If any name is signed pursuant to a board resolution, a copy of the resolution shall be filed with each copy of Form F-X. A certified copy of such resolution shall be filed with the manually signed copy of Form F-X. If any name is signed pursuant to a power of attorney, a copy of the power of attorney shall be filed with each copy of Form F-X. A manually signed copy of such power of attorney shall be filed with the manually signed copy of Form F-X.

3 of 3

Exhibit 8.1

Current to May 29, 2023 Last amended on June 23, 2022 À jour au 29 mai 2023 Dernière modification le 23 juin 2022 Published by the Minister of Justice at the following address: http://laws-lois.justice.gc.ca Publié par le ministre de la Justice à l’adresse suivante : http://lois-laws.justice.gc.ca CANADA CONSOLIDATION Trust and Loan Companies Act CODIFICATION Loi sur les sociétés de fiducie et de prêt S.C. 1991, c. 45 L.C. 1991, ch. 45

OFFICIAL STATUS OF CONSOLIDATIONS

Subsections 31(1) and (2) of the *Legislation Revision and Consolidation Act*, in force on June 1, 2009, provide as follows:

Published consolidation is evidence

31 (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.

Inconsistencies in Acts

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of the Parliaments under the *Publication of Statutes Act*, the original statute or amendment prevails to the extent of the inconsistency.

LAYOUT

The notes that appeared in the left or right margins are now in boldface text directly above the provisions to which they relate. They form no part of the enactment, but are inserted for convenience of reference only.

NOTE

This consolidation is current to May 29, 2023. The last amendments came into force on June 23, 2022. Any amendments that were not in force as of May 29, 2023 are set out at the end of this document under the heading "Amendments Not in Force".

CARACTÈRE OFFICIEL DES CODIFICATIONS

Les paragraphes 31(1) et (2) de la *Loi sur la révision et la codification des textes législatifs*, en vigueur le 1er juin 2009, prévoient ce qui suit :

Codifications comme élément de preuve

31 (1) Tout exemplaire d'une loi codifiée ou d'un règlement codifié, publié par le ministre en vertu de la présente loi sur support papier ou sur support électronique, fait foi de cette loi ou de ce règlement et de son contenu. Tout exemplaire donné comme publié par le ministre est réputé avoir été ainsi publié, sauf preuve contraire.

Incompatibilité — lois

(2) Les dispositions de la loi d'origine avec ses modifications subséquentes par le greffier des Parlements en vertu de la *Loi sur la publication des lois* l'emportent sur les dispositions incompatibles de la loi codifiée publiée par le ministre en vertu de la présente loi.

MISE EN PAGE

Les notes apparaissant auparavant dans les marges de droite ou de gauche se retrouvent maintenant en caractères gras juste au-dessus de la disposition à laquelle elles se rattachent. Elles ne font pas partie du texte, n'y figurant qu'à titre de repère ou d'information.

NOTE

Cette codification est à jour au 29 mai 2023. Les dernières modifications sont entrées en vigueur le 23 juin 2022. Toutes modifications qui n'étaient pas en vigueur au 29 mai 2023 sont énoncées à la fin de ce document sous le titre « Modifications non en vigueur ».

Current to May 29, 2023
Last amended on June 23, 2022
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

TABLE OF PROVISIONS

An Act to revise and amend the law governing federal trust and loan companies and to provide for related and consequential matters

Short Title

1 Short title

PART I

Interpretation and Application

Definitions

2 Definitions

Interpretation

2.1 Major shareholder

2.2 Widely held

2.3 Regulations — distributing company

3 Control

4 Holding body corporate

5 Subsidiary

6 Affiliated entities

7 Shareholder

8 Significant interest

9 Acting in concert

10 Substantial investment in body corporate

11.1 WTO Member resident

Application

12 Application of Act

13 Conflicting provisions

PART II

Status and Powers

14 Corporate powers

15 No invalidity

16 By-law not necessary

17 No personal liability

18 No constructive notice

19 Authority of directors and officers

TABLE ANALYTIQUE

Loi remaniant et modifiant la législation régissant les sociétés de fiducie et de prêt fédérales et comportant des mesures connexes et corrélatives

Titre abrégé

1 Titre abrégé

PARTIE I

Définitions et application

Définitions

2 Définitions

Interprétation

2.1 Actionnaire important

2.2 Participation multiple

2.3 Règlements — société ayant fait appel au public

3 Contrôle

4 Société mère

5 Filiale

6 Groupe

7 Actionnaire

8 Intérêt substantiel

9 Action concertée

10 Intérêt de groupe financier dans une personne morale

11.1 Définition de résident d'un membre de l'OMC

Application

12 Champ d'application

13 Conflit

PARTIE II

Pouvoirs

14 Pouvoirs

15 Survie des droits

16 Pouvoirs particuliers

17 Absence de responsabilité personnelle

18 Absence de présomption de connaissance

19 Prétentions interdites

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

20 Sunset provision

PART III

Incorporation, Continuance and Discontinuance

Formalities of Incorporation

21 Incorporation of company
22 Restrictions on incorporation
23 Subsidiary of foreign institution
24 Application for incorporation
25 Objections to incorporation
26 Matters for consideration
27 Contents of letters patent
28 Notice of issue of letters patent
29 First directors
30 Effect of letters patent

Continuance

31 Federal corporations
32 Application for continuance
33 Power to issue letters patent
34 Effect of letters patent
35 Copy of letters patent
36 Effects of continuance
37 Transitional

Discontinuance

38 Transferring to other federal Acts
39 Act ceases to apply

Corporate Name

41 Prohibited names
42 Trust company
43 Affiliated company
44 French or English form of name
45 Reserved name
46 Directing change of name
47 Restriction re trust company name
48 Subsidiaries
48.1 Definition of reserved name

20 Temporarisation

PARTIE III

Constitution, prorogation et cessation

Formalités constitutives

21 Constitution
22 Restrictions
23 Filiale d’institution étrangère
24 Demande
25 Avis d’opposition
26 Facteurs à prendre en compte
27 Teneur
28 Avis de délivrance
29 Premiers administrateurs
30 Effet des lettres patentes

Prorogation

31 Personnes morales fédérales
32 Demande de prorogation
33 Pouvoir de délivrance
34 Effet
35 Transmission des lettres patentes
36 Effets de la prorogation
37 Disposition transitoire

Cessation

38 Prorogation sous le régime d’autres lois fédérales
39 Cessation

Dénomination sociale

41 Dénominations prohibées
42 Société de fiducie
43 Société faisant partie d’un groupe
44 Français ou anglais
45 Réservation de la dénomination
46 Changement obligatoire
47 Restrictions
48 Filiales
48.1 Définition de raison sociale prohibée

Current to May 29, 2023
Last amended on June 23, 2022
iv
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

PART IV

Organization and Commencement

Organization Meetings

49 First directors' meeting

50 Calling shareholders' meeting

51 Term of first directors

Commencement and Carrying on of Business

52 Order to commence and carry on business

53 Authority to make order

54 No payments before order

55 Deposits and investments before order

56 Conditions for order

57 Authorization in order

58 Variations

59 Public notice

60 Cessation of existence

61 Allowed disbursements

PART V

Capital Structure

Share Capital

62 Power to issue shares

63 Common shares

64 Classes of shares

65 Shares issued in series

66 One share, one vote

67 Shares non-assessable

68 Consideration for share

69 Stated capital account

70 Stated capital of continued company

71 Pre-emptive right

72 Conversion privileges

73 Holding of own shares

74 Purchase and redemption of shares

75 Holding as personal representative

75.1 Exception — conditions before acquisition

76 Cancellation of shares

77 Subsidiary holding shares

PARTIE IV

Organisation et fonctionnement

Réunions

49 Réunion constitutive

50 Convocation d'une assemblée des actionnaires

51 Mandat des premiers administrateurs

Fonctionnement initial

52 Autorisation de fonctionnement

53 Ordonnance

54 Interdiction de payer les frais avant l'agrément

55 Dépôts ou placements préalables

56 Conditions

57 Autorisation spéciale

58 Modification

59 Avis public

60 Cessation d'existence

61 Paiements autorisés

PARTIE V

Structure du capital

Capital-actions

62 Pouvoir d'émission

63 Actions ordinaires

64 Catégories d'actions et leurs droits

65 Émission d'actions en série

66 Droits de vote

67 Limite de responsabilité

68 Contrepartie des actions

69 Compte capital déclaré

70 Capital déclaré : société prorogée

71 Droit de préemption

72 Privilèges de conversion

73 Détention par la société de ses propres actions

74 Rachat d'actions

75 Exception — représentant personnel

75.1 Exception — conditions préalables

76 Annulation des actions

77 Filiale détentrice d'actions

Current to May 29, 2023
Last amended on June 23, 2022

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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

78 Reduction of capital
79 Recovery by action
80 Adjustment of stated capital account
81 Addition to stated capital account
82 Declaration of dividend

Subordinated Indebtedness

83 Restriction on subordinated indebtedness

Security Certificates and Transfers

84 Definitions
85 Provisions governing transfers of securities
86 Security a negotiable instrument
87 Status of guarantor
88 Rights of holder
89 Signatures
90 Contents of share certificate
91 Restrictions and charges
92 Particulars of class
93 Fractional share
94 Scrip certificates
95 Holders of fractional shares
96 Dealings with registered owner
97 Minors
98 Joint shareholders
99 Transmission of securities
100 Over-issue
101 Burden of proof
102 Securities fungible
103 Notice of defect
104 Unauthorized signature
105 Completion or alteration
106 Warranties of agents
107 Title of purchaser
108 Deemed notice of adverse claim
109 Notice of fiduciary duty
110 Staleness as notice
111 Warranties to issuer
112 Right to compel endorsement
113 Definition of appropriate person

78 Réduction de capital
79 Action en recouvrement
80 Régularisation du compte capital déclaré
81 Inscription
82 Déclaration de dividende

Titres secondaires

83 Restriction : titre secondaire

Certificats de valeurs mobilières et transferts

84 Définitions
85 Transferts
86 Effets négociables
87 Caution d’un émetteur
88 Droits du détenteur
89 Signatures
90 Contenu du certificat d’action
91 Restrictions et charges
92 Détails
93 Fraction d’action
94 Certificat provisoire
95 Détenteurs de fractions d’actions
96 Relations avec le propriétaire inscrit
97 Mineurs
98 Codétenteurs
99 Transmission de valeurs mobilières
100 Émission excédentaire
101 Charge de la preuve
102 Valeurs mobilières fongibles
103 Avis du vice
104 Signature non autorisée
105 Valeur mobilière à compléter
106 Garanties des mandataires
107 Titre de l’acquéreur
108 Présomption d’opposition
109 Avis du mandat d’un fiduciaire
110 Péremption valant avis d’opposition
111 Garanties à l’émetteur
112 Droit d’exiger l’endossement
113 Définition de personne compétente

Current to May 29, 2023
Last amended on June 23, 2022

vi

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

114 Endorsement
115 Immunity of endorser
116 Partial endorsement
117 Effect of failure by fiduciary to comply
118 Effect of endorsement without delivery
119 Endorsement in bearer form
120 Effect of unauthorized endorsement
121 Warranties of guarantor of signature
122 Constructive delivery of a security
123 Constructive ownership of security
124 Delivery of security
125 Right to reclaim possession
126 Right to requisites for registration
127 Seizure of security
128 No conversion if good faith delivery
129 Duty to register transfer
130 Assurance of endorsements
131 Notice from additional documentation
132 Limited duty of inquiry
133 Inquiry into adverse claims
134 Duration of notice of adverse claim
135 Limitation on issuer's liability
136 Lost or stolen security
137 Authenticating agent's duty
138 Notice to agent

PART VI

Corporate Governance

Shareholders

139 Place of meetings
140 Calling meetings
141 Notice of meeting
142 Notice not required
143 Notice of adjourned meeting
144 Special business
145 Waiver of notice
146 Proposals
147 Notice of refusal

114 Endossement
115 Absence de responsabilité de l'endosseur
116 Endossement partiel
117 Manquements du représentant
118 Effet de l'endossement sans livraison
119 Endossement au porteur
120 Effet d'un endossement non autorisé
121 Garantie de la signature
122 Présomption de livraison
123 Présomption de propriété
124 Livraison d'une valeur mobilière
125 Droit de demander la remise en possession
126 Droit d'obtenir les pièces nécessaires à l'inscription
127 Saisie d'une valeur mobilière
128 Non-responsabilité du mandataire ou dépositaire de bonne foi
129 Inscription obligatoire du transfert
130 Garantie de l'effet juridique de l'endossement
131 Assurances supplémentaires
132 Obligation de s'informer
133 Recherche des oppositions
134 Durée de validité de l'avis
135 Limites de responsabilité
136 Avis de perte ou vol
137 Droits et obligations des mandataires
138 Avis au mandataire

PARTIE VI

Administration de la société

Actionnaires

139 Lieu des assemblées
140 Convocation des assemblées
141 Avis des assemblées
142 Exception
143 Ajournement
144 Questions particulières
145 Renonciation à l'avis
146 Propositions
147 Avis de refus

Current to May 29, 2023
Last amended on June 23, 2022

vii

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

148 List of shareholders entitled to notice
149 Quorum
150 One shareholder meeting
151 One share — one vote
152 Representative shareholder
153 Joint shareholders
154 Voting by hands or ballot
155 Resolution in lieu of meeting
156 Requisitioned meeting
157 Court may order meeting to be called
158 Court review of election
159 Notice to Superintendent
160 Pooling agreement

Proxies

160.01 Definitions
160.02 Appointing proxyholder
160.03 Deposit of proxies
160.04 Mandatory solicitation
160.05 Soliciting proxies
160.06 Attendance at meeting
160.07 Duty of intermediary
160.071 Regulations
160.08 Restraining order

Directors and Officers

Duties

161 Duty to manage
162 Duty of care

Qualification and Number — Directors

163 Minimum number of directors
164 Disqualified persons
165 No shareholder requirement
166 Affiliated person
166.1 Affiliated director determination
167 Unaffiliated directors
168 Limit on directors

Election and Tenure — Directors

169 Number of directors
169.1 Election or appointment as director

148 Liste des actionnaires
149 Quorum
150 Assemblée à actionnaire unique
151 Une voix par action
152 Représentant
153 Coactionnaires
154 Vote au scrutin secret ou à main levée
155 Résolution tenant lieu d'assemblée
156 Demande de convocation
157 Convocation de l'assemblée par le tribunal
158 Révision d'une élection
159 Avis au surintendant
160 Convention de vote

Procurations

160.01 Définitions
160.02 Nomination d'un fondé de pouvoir
160.03 Remise des procurations
160.04 Sollicitation obligatoire
160.05 Sollicitation de procuration
160.06 Présence à l'assemblée
160.07 Devoir de l'intermédiaire
160.071 Règlement
160.08 Ordonnance

Administrateurs et dirigeants

Obligations

161 Obligation de gérer
162 Diligence

Administrateurs — Nombre et qualités requises

163 Nombre d'administrateurs
164 Incapacité d'exercice
165 Qualité d'actionnaire non requise
166 Groupe
166.1 Même groupe
167 Restriction
168 Restriction

Administrateurs — Élections et fonctions

169 Nombre
169.1 Consentement à l'élection ou à la nomination

Current to May 29, 2023
Last amended on June 23, 2022

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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

170 Term of directors
171 Determining election of directors
172 Cumulative voting
173 Re-election of directors

Incomplete Elections and Director Vacancies

174 Void election or appointment
175 Directors where elections incomplete or void
176 Ceasing to hold office
177 Removal of director
178 Statement of director
179 Circulation of statement
180 Shareholders filling vacancy
181 Directors filling vacancy
182 Class vacancy
183 Unexpired term
183.1 Additional directors

Meetings of the Board

184 Meetings required
185 Notice of meeting
186 Quorum
187 Resident Canadian majority
187.1 Presence of unaffiliated director
188 Electronic meeting
188.1 Resolution outside board meeting
189 Dissent of director
190 Record of attendance
191 Meeting required by Superintendent

By-laws

192 By-laws
193 Shareholder proposal of by-law
194 By-laws of former-Act company
195 By-laws re remuneration
196 Deemed by-laws

Committees of the Board

197 Committees
198 Audit committee
199 Conduct review committee

170 Durée du mandat
171 Élection des administrateurs
172 Vote cumulatif
173 Renouvellement de mandat

Élections incomplètes et vacances d’administrateurs

174 Nullité de l’élection ou de la nomination
175 Administrateurs en cas d’élection incomplète ou nulle
176 Fin du mandat
177 Révocation des administrateurs
178 Déclaration de l’administrateur
179 Diffusion de la déclaration
180 Élection par actionnaires
181 Manière de combler les vacances
182 Administrateurs élus pour une catégorie d’actions
183 Exercice du mandat
183.1 Nominations entre les assemblées annuelles

Réunions du conseil d’administration

184 Nombre minimal de réunions
185 Avis de la réunion
186 Quorum
187 Majorité de résidents canadiens
187.1 Présence d’un administrateur qui n’est pas du groupe
188 Participation par téléphone
188.1 Résolution tenant lieu de réunion
189 Désaccord
190 Registre de présence
191 Réunion convoquée par le surintendant

Règlements administratifs

192 Règlements administratifs
193 Proposition d’un actionnaire
194 Règlements administratifs des sociétés antérieures
195 Rémunération
196 Présomption

Comités du conseil d’administration

197 Comités
198 Comité de vérification
199 Comité de révision

Current to May 29, 2023
Last amended on June 23, 2022

ix

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

Directors and Officers — Authority

200 Chief executive officer
201 Appointment of officers
202 Limits on power to delegate
203 Exercise of trustee powers
204 Remuneration of directors, officers and employees
205 Validity of acts
206 Right to attend meetings

Conflicts of Interest

207 Disclosure of interest
208 Director to abstain
209 General notice
210 Avoidance standards
211 Court may set aside or require accounting

Liability, Exculpation and Indemnification

212 Director liability
213 Contribution
214 Limitation
215 Directors liable for wages
216 Defence — due diligence
217 Indemnification
218 Directors' and officers' insurance
219 Application to court for indemnification

Fundamental Changes

Amendments

220 Incorporating instrument
221 Letters patent to amend
222 By-laws
223 Class vote
224 Separate resolutions
225 Revoking resolution
226 Proposal to amend
227 Rights preserved

Amalgamation

228 Application to amalgamate
229 Amalgamation agreement
230 Approval of agreement by Superintendent
231 Shareholder approval
232 Vertical short-form amalgamation

Mandat des administrateurs et dirigeants

200 Premier dirigeant
201 Nomination des dirigeants
202 Interdictions
203 Exercice des pouvoirs de fiduciaire
204 Rémunération
205 Validité des actes
206 Présence aux assemblées

Conflits d'intérêts

207 Communication des intérêts
208 Vote
209 Avis général d'intérêt
210 Effet de la communication
211 Ordonnance du tribunal

Responsabilité, exonération et indemnisation

212 Responsabilité des administrateurs
213 Répétition
214 Prescription
215 Responsabilité des administrateurs envers les employés
216 Défense de diligence raisonnable
217 Indemnisation
218 Assurance des administrateurs et dirigeants
219 Demande au tribunal

Modifications de structure

Modifications

220 Acte constitutif
221 Lettres patentes modificatives
222 Règlements administratifs
223 Vote par catégorie
224 Résolutions distinctes
225 Annulation
226 Proposition de modification
227 Maintien des droits

Fusion

228 Demande de fusion
229 Convention de fusion
230 Approbation du surintendant
231 Approbation des actionnaires
232 Fusion verticale simplifiée

Current to May 29, 2023
Last amended on June 23, 2022
x
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

233	Joint application to Minister	**233**	Approbation de la convention par le ministre
234	Issue of letters patent	**234**	Lettres patentes de fusion
234.1	Court enforcement	**234.1**	Ordonnance
235	Effect of letters patent	**235**	Effet des lettres patentes
236	Transitional	**236**	Disposition transitoire
	Transfer of Business		Ventes d'éléments d'actif
237	Sale by company	**237**	Vente par la société
238	Agreement to Superintendent	**238**	Envoi de convention au surintendant
239	Shareholder approval	**239**	Approbation des actionnaires
240	Abandoning sale	**240**	Annulation
241	Application to Minister	**241**	Demande au ministre
	Corporate Records		Livres et registres
	Head Office and Corporate Records		Siège et livres
242	Head office	**242**	Siège
243	Company records	**243**	Livres
244	Place of records	**244**	Lieu de conservation
245	Shareholder lists	**245**	Liste des actionnaires
246	Option holders	**246**	Détenteurs d'options
247	Use of shareholder list	**247**	Utilisation de la liste des actionnaires
248	Form of records	**248**	Forme des registres
249	Protection of records	**249**	Précautions
250	Requirement to maintain copies and process information in Canada	**250**	Lieu de conservation et de traitement des données
251	Retention of records	**251**	Conservation des livres et registres
252	Regulations	**252**	Règlements
	Securities Registers		Registres des valeurs mobilières
253	Central securities register	**253**	Registre central des valeurs mobilières
254	Branch registers	**254**	Registres locaux
255	Agents	**255**	Mandataires
256	Location of central securities register	**256**	Lieu de conservation
257	Effect of registration	**257**	Effet de l'enregistrement
258	Particulars in branch register	**258**	Conditions
259	Destruction of certificates	**259**	Destruction des certificats
	Corporate Name and Seal		Dénomination sociale et sceau
260	Publication of name	**260**	Publicité de la dénomination sociale
261	Corporate seal	**261**	Sceau
	Insiders		Initiés
270	Definitions	**270**	Définitions

Current to May 29, 2023
Last amended on June 23, 2022

xi

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

Insider Reporting

271 Insider report

272 Exemption by Superintendent

273 Regulations

Insider Trading

275 Meaning of insider

Civil Remedies

276 Extended meaning of insider

276.1 Tipping — compensation to sellers and purchasers

277 Measure of damages

Prospectus

278 Distribution

279 Order of exemption

Going-private Transactions and Squeeze-out Transactions

280 Going-private transactions

281 Squeeze-out transactions

282 Right to dissent

Compulsory Acquisitions

288 Definitions

289 Right to acquire shares

290 Offeror's notice to dissenters

291 Share certificates and election

291.1 Deemed election

292 Payment to offeree company

292.1 Fiduciary capacity of company

293 Duty of offeree company

294 Court may fix fair value

295 Parties and notice

296 Powers of court

297 Status of dissenter

298 Payment of unclaimed money

298.1 Obligation to acquire shares

Trust Indentures

299 Definitions

300 Application

301 Exemption

302 Conflict of interest

303 Validity despite conflict

Rapport d'initié

271 Rapport d'initié

272 Ordonnance de dispense

273 Règlements

Opérations d'initiés

275 Définition de initié

Recours

276 Définition de initié

276.1 Responsabilité : divulgation par l'initié

277 Évaluation des dommages

Prospectus

278 Mise en circulation

279 Dispense

Transactions de fermeture et transactions d'éviction

280 Transactions de fermeture

281 Transactions d'éviction

282 Droit de s'opposer

Offres publiques d'achat

288 Définitions

289 Droit d'acquérir des actions

290 Avis du pollicitant aux opposants

291 Certificat d'action

291.1 Choix réputé

292 Paiement à la société pollicitée

292.1 Contrepartie

293 Obligation de la société pollicitée

294 Fixation de la juste valeur par le tribunal

295 Parties et avis

296 Pouvoirs du tribunal

297 Cas du pollicité opposant

298 Paiement des sommes non réclamées

298.1 Acquisition forcée à la demande d'un actionnaire

Acte de fiducie

299 Définitions

300 Champ d'application

301 Dispense

302 Conflits d'intérêts

303 Validité

Current to May 29, 2023
Last amended on June 23, 2022

xii

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

304 Removal of trustee
305 Trustee qualifications
306 List of security holders
307 Compliance with trust indentures
308 Trustee may require evidence
309 Notice of default
310 Duty of care
311 No exculpation

Financial Statements and Auditors

Annual Financial Statement

312 Financial year
313 Annual financial statement
314 Annual statement — approval
315 Statements: subsidiaries
316 Annual statement — distribution
317 Copy to Superintendent

Auditor

318 Definitions
319 Appointment of auditor
320 Qualification of auditor
321 Duty to resign
322 Revocation of appointment
323 Ceasing to hold office
324 Filling vacancy
325 Right to attend meetings
326 Statement of auditor
327 Duty of replacement auditor
328 Auditor's examination
329 Right to information
330 Auditor's report and extended examination
331 Auditor's report
332 Report on directors' statement
333 Report to officers
334 Auditor of subsidiaries
335 Auditor's attendance
336 Calling meeting
337 Notice of errors
338 Qualified privilege for statements

304 Révocation du fiduciaire
305 Qualités requises pour être fiduciaire
306 Liste des détenteurs de valeurs mobilières
307 Preuve de l'observation
308 Présentation de la preuve au fiduciaire
309 Avis de défaut
310 Obligations du fiduciaire
311 Caractère impératif des obligations

États financiers et vérificateurs

Rapport financier annuel

312 Exercice
313 Rapport annuel
314 Approbation
315 États financiers
316 Exemplaire au surintendant
317 Envoi au surintendant

Vérificateur

318 Définitions
319 Nomination du vérificateur
320 Conditions à remplir
321 Obligation de démissionner
322 Révocation
323 Fin du mandat
324 Poste vacant comblé
325 Droit d'assister à l'assemblée
326 Déclaration du vérificateur
327 Remplaçant
328 Examen
329 Droit à l'information
330 Rapport du vérificateur au surintendant
331 Rapport du vérificateur
332 Rapport aux actionnaires
333 Rapport aux dirigeants
334 Vérification des filiales
335 Présence du vérificateur
336 Convocation d'une réunion
337 Avis des erreurs
338 Immunité (diffamation)

Current to May 29, 2023
Last amended on June 23, 2022
xiii
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Remedial Actions

339 Derivative action
340 Powers of court
341 Status of shareholder approval
342 No security for costs
343 Application to rectify records

Liquidation and Dissolution

344 Definition of "court"
345 Application of subsection (2) and sections 346 to 373
346 Returns to Superintendent

Simple Liquidation

347 No property and no liabilities
348 Proposing liquidation
349 Shareholders' resolution
350 Approval of Minister required
351 Dissolution instrument

Court-supervised Liquidation

352 Application for court supervision
353 Court supervision thereafter
354 Powers of court
355 Cessation of business and powers
356 Appointment of liquidator
357 Vacancy in liquidator's office
358 Duties of liquidator
359 Due diligence
360 Examination of others
361 Costs of liquidation
362 Final accounts
363 Final order
364 Right to distribution of money
365 Dissolution by letters patent

General

366 Definition of shareholder and incorporator
367 Continuation of actions
368 Limitations on liability
369 Where creditor cannot be found
370 Vesting in Crown
371 Unclaimed money on winding-up
372 Liability of Bank of Canada

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

Recours judiciaires

339 Recours similaire à l'action oblique
340 Pouvoirs du tribunal
341 Preuve de l'approbation des actionnaires non décisive
342 Absence de cautionnement
343 Demande de rectification

Liquidation et dissolution

344 Définition de tribunal
345 Application du paragraphe (2) et des articles 346 à 373
346 Relevés fournis au surintendant

Liquidation simple

347 Dissolution en l'absence de biens et de dettes
348 Proposition de liquidation et dissolution
349 Résolution des actionnaires
350 Approbation préalable du ministre
351 Lettres patentes de dissolution

Surveillance judiciaire

352 Surveillance judiciaire
353 Surveillance
354 Pouvoirs du tribunal
355 Cessation d'activité et perte de pouvoirs
356 Nomination du liquidateur
357 Vacance
358 Obligations du liquidateur
359 Défense de diligence raisonnable
360 Demande d'interrogatoire
361 Frais de liquidation
362 Comptes définitifs
363 Ordonnance définitive
364 Droit à la répartition en numéraire
365 Dissolution au moyen de lettres patentes

Dispositions générales

366 Définitions de actionnaire et de fondateur
367 Continuation des actions
368 Remboursement
369 Créanciers inconnus
370 Dévolution à la Couronne
371 Fonds non réclamés
372 Obligation de la Banque du Canada

Current to May 29, 2023
Last amended on June 23, 2022
xiv
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

373 Custody of records after dissolution

374 Insolvency

PART VII

Ownership

DIVISION I

Interpretation

374.1 Definitions

374.2 Associates

DIVISION II

Constraints on Ownership

375 Constraining acquisition

375.1 No acquisition of control without approval

376 Constraining registration

376.1 Exception — small holdings

377 Where approval not required

378 Where approval not required

379 Public holding requirement

380 Limit on assets

381 Increase of capital

382 Exemption by Minister

382.1 Continuation of exemption

383 Exception

384 Acquisition of control permitted

385 Application of section 379

386 Restriction on voting rights

Approval Process

387 Application for approval

388 Matters for consideration

389 Terms and conditions

390 Certifying receipt of application

391 Notice of decision to applicant

392 Reasonable opportunity to make representations

393 Notice of decision

394 Deemed approval

396 Constraining registration: Crown and foreign governments

373 Garde des documents

374 Collocation

PARTIE VII

Propriété

SECTION I

Définition

374.1 Définitions

374.2 Personnes liées

SECTION II

Restrictions à la propriété

375 Restrictions à l’acquisition

375.1 Interdiction d’acquérir sans l’agrément du ministre

376 Restrictions en matière d’inscription

376.1 Exception

377 Agrément non requis

378 Agrément non requis

379 Obligation en matière de détention publique

380 Limites relatives à l’actif

381 Augmentation du capital

382 Demandes d’exemption

382.1 Exception

383 Exception

384 Prise de contrôle

385 Application de l’article 379

386 Limites au droit de vote

Procédure d’agrément

387 Demande d’agrément

388 Facteurs à considérer

389 Conditions d’agrément

390 Accusé de réception

391 Avis au demandeur

392 Délai pour la présentation d’observations

393 Avis de la décision

394 Présomption

396 Restriction : Couronne et États étrangers

Current to May 29, 2023
Last amended on June 23, 2022

xv

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS
Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

DIVISION III

Directions

401 Disposition of shareholdings
402 Application to court

General Provisions

403 Interest of securities underwriter
404 Arrangements to effect compliance
405 Reliance on information
407 Exemption regulations
408 Competition Act

PART VIII

Business and Powers

General Business

409 Main business
410 Additional activities
411 Networking
412 Restriction on fiduciary activities
413 Restriction on deposit taking
413.1 Notice before opening account or providing prescribed product
413.2 Deposits less than $150,000
413.3 Shared premises
414 Restriction on guarantees
415 Restriction on securities activities
415.1 Prohibition
416 Restriction on insurance business
417 Restriction on leasing
418 Restriction on residential mortgages
418.1 Restriction on charges to borrowers
419 Policies re security interests
419.1 Regulations and guidelines
419.2 Exception
420 Restriction on receivers
421 Restriction on partnerships

Fiduciary Activities

422 Separate and distinct

SECTION III

Arrêtés et ordonnances

401 Disposition des actions
402 Demande d’ordonnance judiciaire

Dispositions d’ordre général

403 Titres acquis par un souscripteur
404 Application
405 Crédit accordé aux renseignements
407 Règlement d’exemption
408 Loi sur la concurrence

PARTIE VIII

Activité et pouvoirs

Activités générales

409 Activité principale
410 Activités supplémentaires
411 Prestation de service
412 Restrictions : activités fiduciaires
413 Conditions pour accepter des dépôts
413.1 Avis de la société
413.2 Restriction
413.3 Interdiction de partager des locaux
414 Restrictions : garanties
415 Restriction : valeurs mobilières
415.1 Restriction : obligations sécurisées
416 Restriction : assurances
417 Restrictions : crédit-bail
418 Restrictions : hypothèques
418.1 Restriction touchant les sommes exigées des emprunteurs
419 Principes en matière de sûretés
419.1 Règlements et lignes directrices
419.2 Exception
420 Restrictions : séquestres
421 Restrictions relatives aux sociétés de personnes

Activités fiduciaires

422 Séparation des fonds en fiducie

Current to May 29, 2023
Last amended on June 23, 2022
xvi
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

	Deposit Acceptance		**Dépôts**
423	Deposit acceptance	423	Dépôts
	Unclaimed Balances		**Soldes non réclamés**
424	Unclaimed balances	424	Versement à la Banque du Canada
425	Notice of unpaid amount	425	Avis de non-paiement
	Accounts		**Comptes**
425.1	Definitions	425.1	Définitions
426	Account charges	426	Frais de tenue de compte
427	Disclosure on opening account	427	Déclaration à l'ouverture d'un compte
428	Disclosure in advertisements	428	Divulgation dans la publicité
429	Disclosure regulations	429	Règlements — Divulgation
431	Disclosure required on opening a deposit account	431	Déclaration à l'ouverture d'un compte de dépôt
432	Disclosure of charges	432	Communication des frais
433	No increase or new charges without disclosure	433	Augmentations interdites
434	Application	434	Application
	Registered Products		**Produits enregistrés**
434.1	Disclosure required concerning registered products	434.1	Déclaration concernant un produit enregistré
	Borrowing Costs		**Coût d'emprunt**
435	Definition of cost of borrowing	435	Définition de coût d'emprunt
435.1	Rebate of borrowing costs	435.1	Diminution d'une partie du coût d'emprunt
436	Disclosing borrowing costs	436	Communication du coût d'emprunt
437	Calculating borrowing costs	437	Calcul du coût d'emprunt
438	Additional disclosure	438	Autres renseignements à déclarer
438.1	Renewal statement	438.1	Renseignements concernant le renouvellement
439	Disclosure in advertising	439	Communication dans la publicité
440	Regulations re borrowing costs	440	Règlements relatifs au coût d'emprunt
	Complaints		**Réclamations**
441	Procedures for dealing with complaints	441	Procédure d'examen des réclamations
441.1	Obligation to be member of complaints body	441.1	Obligation d'adhésion
442	Information on contacting Agency	442	Renseignements
	Miscellaneous		**Divers**
442.1	Charges for prescribed products or services	442.1	Frais : fourniture de produits et services
443	Prepayment protected	443	Remboursement anticipé de prêts
443.1	Regulations respecting the holding of funds	443.1	Règlements : retenue des fonds
443.2	Regulations — activities	443.2	Règlements : portée des activités de la société
444	Regulations re customer information	444	Règlements
444.1	Notice of branch closure	444.1	Avis de fermeture de bureau
444.2	Public accountability statements	444.2	Déclaration annuelle
444.3	Regulations re disclosure	444.3	Communication de renseignements

Current to May 29, 2023
Last amended on June 23, 2022

xvii

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

445 Bank Act security
446 Transmission in case of death
447 Branch of account with respect to deposits
448 Effect of writ, etc.

PART IX

Investments

Definitions and Application

449 Definitions

General Constraints on Investments

450 Investment standards
450.1 Limit — business growth fund
451 Restriction on control and substantial investments
452 Regulations

Subsidiaries and Equity Investments

453 Permitted investments
454 Approval for indirect investments
455 Undertakings

Exceptions and Exclusions

456 Temporary investments in entity
457 Loan workouts
458 Realizations
459 Regulations restricting ownership

Portfolio Limits

460 Exclusion from portfolio limits

Commercial Loans

461 Lending limit: companies with regulatory capital of $25 million or less
462 Lending limit: regulatory capital over $25 million
463 Meaning of total assets

Real Property

464 Limit on total property interest

Equities

465 Limits on equity acquisitions

Aggregate Limit

466 Aggregate limit

Miscellaneous

467 Regulations

445 Sûreté au titre de la Loi sur les banques
446 Cession pour cause de décès
447 Bureau de tenue de compte
448 Effet d’un bref

PARTIE IX

Placements

Définitions et champ d’application

449 Définitions

Restrictions générales relatives aux placements

450 Normes en matière de placements
450.1 Limite : fonds de croissance des entreprises
451 Intérêt de groupe financier et contrôle
452 Règlements

Filiales et placements

453 Placements autorisés
454 Agrément des intérêts indirects
455 Engagement

Exceptions et exclusions

456 Placements provisoires dans des entités
457 Défaut
458 Réalisation d’une sûreté
459 Règlements limitant le droit de détenir des actions

Limites relatives aux placements

460 Restriction

Prêts commerciaux

461 Capital réglementaire de vingt-cinq millions ou moins
462 Capital réglementaire supérieur à vingt-cinq millions
463 Sens de actif total

Placements immobiliers

464 Limite relative aux intérêts immobiliers

Capitaux propres

465 Limites relatives à l’acquisition d’actions

Limite globale

466 Limite globale

Divers

467 Règlements

Current to May 29, 2023
Last amended on June 23, 2022
xviii
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

468 Divestment order
469 Deemed temporary investment
470 Asset transactions
471 Transitional
472 Saving

PART X

Adequacy of Capital and Liquidity

473 Adequacy of capital and liquidity

PART XI

Self-dealing

Interpretation and Application

473.1 Definition of senior officer
474 Related party of company
475 Non-application of Part
476 Meaning of “transaction”

Prohibited Related Party Transactions

477 Prohibited transactions

Permitted Related Party Transactions

478 Nominal value transactions
479 Secured loans
480 Deposits
481 Borrowing, etc., from related party
482 Acquisition of assets
483 Services
483.1 Transactions with holding companies
483.2 Restriction
483.3 Assets transactions
484 Directors and officers and their interests
485 Board approval required
486 Margin loans
487 Exemption by order
488 Prescribed transactions

Restrictions on Permitted Transactions

489 Market terms and conditions

Disclosure

492 Company obligation

468 Ordonnance de dessaisissement
469 Placements réputés provisoires
470 Opérations sur l’actif
471 Dispositions transitoires
472 Non-interdiction

PARTIE X

Capital et liquidités

473 Capital et liquidités suffisants

PARTIE XI

Opérations avec apparentés

Interprétation et application

473.1 Définition de cadre dirigeant
474 Apparentés
475 Cas de non-application
476 Sens de opération

Opérations interdites

477 Opérations interdites

Opérations permises

478 Opérations à valeur peu importante
479 Prêts garantis
480 Dépôts
481 Emprunt auprès d’un apparenté
482 Acquisition d’éléments d’actif
483 Services
483.1 Opérations avec société de portefeuille
483.2 Restrictions
483.3 Opérations sur l’actif
484 Intérêts des administrateurs et des dirigeants
485 Approbation du conseil
486 Prêts sur marge
487 Ordonnance d’exemption
488 Opérations réglementaires

Restrictions applicables aux opérations permises

489 Conditions du marché

Obligation d’information

492 Divulgation par l’apparenté

Current to May 29, 2023
Last amended on June 23, 2022
xix
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

493 Notice to Superintendent

Remedial Actions

494 Order to void contract or to grant other remedy

PART XII

Regulation of Companies — Superintendent

Supervision

Returns

495 Required information

499 Names of directors and auditors

500 Copy of by-laws

501 Register of companies

502 Production of information and documents

503 Confidential information

503.1 Regulations

504 Evidentiary privilege

504.01 No waiver

504.1 Disclosure by Superintendent

504.2 Disclosure by a company

504.3 Exceptions to disclosure

504.4 Report respecting disclosure

Inspection of Companies

505 Examination of companies

506 Power of Superintendent on inquiry

Remedial Powers

Prudential Agreements

506.1 Prudential agreement

Directions of Compliance

507 Superintendent's directions to company

509 Court enforcement

Disqualification and Removal of Directors or Senior Officers

509.01 Meaning of senior officer

509.1 Application

509.2 Removal of directors or senior officers

Supervisory Intervention

510 Superintendent may take control

514 Powers of directors and officers suspended

493 Avis au surintendant

Recours

494 Annulation de contrats ou autres mesures

PARTIE XII

Réglementation des sociétés : surintendant

Surveillance

Relevés

495 Demande de renseignements

499 Relevé des noms des administrateurs

500 Exemplaire des règlements administratifs

501 Registre des sociétés

502 Fourniture de renseignements

503 Caractère confidentiel des renseignements

503.1 Règlements

504 Privilège relatif à la preuve

504.01 Non-renonciation

504.1 Divulgation du surintendant

504.2 Divulgation de la société

504.3 Exception

504.4 Rapport

Enquête sur les sociétés

505 Examen

506 Pouvoirs du surintendant

Réparation

Accords prudentiels

506.1 Accord prudentiel

Décisions

507 Décisions du surintendant

509 Exécution judiciaire

Rejet des candidatures et destitution

509.01 Définition de cadre dirigeant

509.1 Application

509.2 Destitution des administrateurs et des cadres dirigeants

Surveillance et intervention

510 Prise de contrôle

514 Suspension des pouvoirs et fonctions

Current to May 29, 2023
Last amended on June 23, 2022

xx

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

515 Expiration of control
515.1 Superintendent may request winding-up
516 Requirement to relinquish control
517 Advisory committee
518 Expenses payable by company
519 Priority of claim in liquidation
520 Application of assessment

PART XII.1

Regulation of Companies — Commissioner

520.1 Required information
520.2 Confidential information
520.3 Examination
520.4 Power of Commissioner on inquiry
520.5 Compliance agreement

PART XIII

Administration

Notices and Other Documents

520.6 Execution of documents
521 Notice to directors and shareholders
522 Presumption from return
523 Presumption of receipt
524 Service on a company
525 Certificate of company
526 Entry in securities register
527 Verification of documents or fact
527.1 Alternative means of publication

Approvals

527.2 Definition of approval
527.3 Matters to take into account — Minister
527.4 Minister — terms, conditions and undertakings
527.5 Revocation, suspension or amendment of approval — Minister
527.6 Effect of non-compliance on approval
527.7 Multiple approval — other approvals
527.8 Exemption in relation to notices of intention

515 Fin du contrôle
515.1 Liquidation
516 Abandon du contrôle ou demande de mise en liquidation
517 Comité consultatif
518 Frais à la charge de la société
519 Priorité de réclamation en cas de liquidation
520 Réduction

PARTIE XII.1

Réglementation des sociétés : commissaire

520.1 Demande de renseignements
520.2 Caractère confidentiel des renseignements
520.3 Examen
520.4 Pouvoirs du commissaire
520.5 Accord de conformité

PARTIE XIII

Application

Avis et autres documents

520.6 Présomption relative à la signature des documents
521 Avis aux administrateurs et aux actionnaires
522 Présomption
523 Idem
524 Avis et signification à une société
525 Certificat
526 Mentions au registre des valeurs mobilières
527 Vérification d'un document ou d'un fait
527.1 Autres modes de publicité

Agréments

527.2 Définition de agrément
527.3 Facteurs : ministre
527.4 Ministre : conditions et engagements
527.5 Révocation, suspension ou modification de l'agrément du ministre
527.6 Effet de la non-réalisation des conditions ou engagements
527.7 Autres agréments
527.8 Pouvoirs du surintendant à l'égard des avis d'intention

Current to May 29, 2023
Last amended on June 23, 2022
xxi
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
TABLE OF PROVISIONS

Sociétés de fiducie et de prêt
TABLE ANALYTIQUE

Exceptions to Generally Accepted Accounting Principles

527.81 Calculations — generally accepted accounting principles

Orders to Exempt or Adapt

527.9 Order

Orders and Directives

528 Not statutory instruments

529 Form

Applications to Superintendent

529.1 Content of applications

Applications for Certain Approvals

529.2 Application for certain approvals

Appeals

530 Appeal to Federal Court

Regulations

531 Power to make regulations

Delegation

532 Delegation

PART XIV

Sanctions

533 Offence

534 Punishment

535 Liability of officers, directors, etc.

535.1 Limitation period

536 Effect of offence on contracts

537 Restraining or compliance order

538 Appeal of final order

539 Recovery and application of fines

PART XIV.1

Documents in Electronic or Other Form

539.01 Definitions

539.02 Application

539.03 Use not mandatory

539.04 Consent and other requirements

539.05 Creation or provision of information

539.06 Creation of information in writing

Exception aux principes comptables généralement reconnus

527.81 Calculs — principes comptables généralement reconnus

Exemption ou adaptation par décret

527.9 Décret

Arrêts, ordonnances et décisions

528 Caractère non réglementaire

529 Forme

Demandes au surintendant

529.1 Demande d'approbation

Demandes relatives à certains agréments

529.2 Demandes relatives à certains agréments

Appels

530 Appel

Règlements

531 Règlements

Délégation

532 Délégation

PARTIE XIV

Peines

533 Infraction

534 Infractions générales à la loi

535 Responsabilité pénale

535.1 Prescription

536 Contrats

537 Ordonnance

538 Appel

539 Recouvrement et affectation des amendes

PARTIE XIV.1

Documents sous forme électronique ou autre

539.01 Définitions

539.02 Application

539.03 Utilisation non obligatoire

539.04 Consentement et autres exigences

539.05 Création et fourniture d'information

539.06 Création d'information écrite

Current to May 29, 2023
Last amended on June 23, 2022

xxii

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies Sociétés de fiducie et de prêt TABLE OF PROVISIONS TABLE ANALYTIQUE Current to May 29, 2023 Last amended on June 23, 2022 xxiii À jour au 29 mai 2023 Dernière modification le 23 juin 2022 539.07 Provision of information in writing 539.07 Fourniture d’information sous forme écrite 539.08 Multiple copies 539.08 Exemplaires 539.09 Registered mail 539.09 Courrier recommandé 539.1 Statutory declarations and affidavits 539.1 Déclaration solennelle ou sous serment 539.11 Signatures 539.11 Signatures 539.12 Regulations — provision and receipt of documents 539.12 Règlements 539.13 Content and form of notices and documents 539.13 Mode de présentation des avis et documents 539.14 Exemption 539.14 Dispense PART XV General PARTIE XV Dispositions générales Transitional Dispositions transitoires Consequential Amendments Modifications corrélatives Repeals Abrogations Coming into Force Entrée en vigueur *563 Coming into force *563 Entrée en vigueur

S.C. 1991, c. 45

An Act to revise and amend the law governing federal trust and loan companies and to provide for related and consequential matters

[*Assented to 13th December 1991*]

Her Majesty, by and with the advice and consent of the Senate and House of Commons of Canada, enacts as follows:

Short Title

Short title

1 This Act may be cited as the *Trust and Loan Companies Act*.

PART I

Interpretation and Application

Definitions

Definitions

2 In this Act,

affairs, with respect to a company, means the relationships among the company and its affiliates and the shareholders, directors and officers of the company and its affiliates, but does not include the business of the company or any of its affiliates; (*affaires internes*)

affiliate means an entity that is affiliated with another entity within the meaning of section 6; (*groupe*)

Agency means the Financial Consumer Agency of Canada established under section 3 of the *Financial Consumer Agency of Canada Act*; (*Agence*)

L.C. 1991, ch. 45

Loi remaniant et modifiant la législation régissant les sociétés de fiducie et de prêt fédérales et comportant des mesures connexes et corrélatives

[*Sanctionnée le 13 décembre 1991*]

Sa Majesté, sur l'avis et avec le consentement du Sénat et de la Chambre des communes du Canada, édicte :

Titre abrégé

Titre abrégé

1 *Loi sur les sociétés de fiducie et de prêt*.

PARTIE I

Définitions et application

Définitions

Définitions

2 Les définitions qui suivent s'appliquent à la présente loi.

acte constitutif Loi spéciale, lettres patentes, acte de prorogation ou tout autre acte — avec ses modifications ou mises à jour éventuelles — constituant ou prorogeant une personne morale. (*incorporating instrument*)

actif Dans le cas d'une société de fiducie au sens du paragraphe 57(2), en font partie les éléments d'actif détenus par elle à l'égard des fonds en fiducie garantie. (*assets*)

action avec droit de vote Action d'une personne morale comportant — quelle qu'en soit la catégorie — un droit de vote en tout état de cause ou en raison soit de la

Current to May 29, 2023
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À jour au 29 mai 2023
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Dernière modification le 23 juin 2022

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Definitions
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PARTIE I Définitions et application
Définitions
Article 2

annual statement means the annual financial statement of a company within the meaning of paragraph 313(1)(a); (*rapport annuel*)

assets, in respect of a company that is a trust company pursuant to subsection 57(2), includes assets held by the company in respect of guaranteed trust money; (*actif*)

auditor includes a firm of accountants; (*vérificateur*)

bank holding company means a body corporate that is incorporated or formed under Part XV of the *Bank Act*; (*société de portefeuille bancaire*)

bearer, in relation to a security, means the person in possession of a security payable to bearer or endorsed in blank; (*porteur*)

bearer form, in respect of a security, means a security in bearer form as determined in accordance with subsection 86(2); (*titre au porteur*)

beneficial ownership includes ownership through one or more trustees, legal representatives, agents or other intermediaries; (*véritable propriétaire* et *propriété effective*)

body corporate means an incorporated body wherever or however incorporated; (*personne morale*)

branch, in respect of a company, means an agency, the head office and any other office of the company; (*bureau*)

Canadian financial institution means a financial institution that is incorporated or formed by or under an Act of Parliament or of the legislature of a province; (*institution financière canadienne*)

central securities register or ***securities register*** means the register referred to in section 253; (*registre central des valeurs mobilières* ou *registre des valeurs mobilières*)

Commissioner means the Commissioner of the Financial Consumer Agency of Canada appointed under section 4 of the *Financial Consumer Agency of Canada Act*; (*commissaire*)

common-law partner, in relation to an individual, means a person who is cohabiting with the individual in a conjugal relationship, having so cohabited for a period of at least one year; (*conjoint de fait*)

company means a body corporate to which this Act applies; (*société*)

survenance d'un fait qui demeure, soit de la réalisation d'une condition. (*voting share*)

administrateur Indépendamment de son titre, la personne physique qui fait fonction d'administrateur d'une personne morale; ***conseil d'administration*** ou ***conseil*** s'entend de l'ensemble des administrateurs d'une personne morale. (*director*, *board of directors* or *directors*)

adresse enregistrée Dernière adresse postale selon le registre central des valeurs mobilières de la société, dans le cas d'un actionnaire, ou selon les livres du bureau en cause, dans le cas de toute autre personne. (*recorded address*)

affaires internes Les relations entre une société, les entités de son groupe et leurs actionnaires, administrateurs et dirigeants, à l'exclusion de leur activité commerciale. (*affairs*)

Agence L'Agence de la consommation en matière financière du Canada constituée en application de l'article 3 de la *Loi sur l'Agence de la consommation en matière financière du Canada*. (*Agency*)

biens Dans le cas d'une société de fiducie au sens du paragraphe 57(2), en font partie les biens détenus par elle à l'égard des fonds en fiducie garantie. (*property*)

biens immeubles Sont assimilés aux biens immeubles les droits découlant des baux immobiliers. (*real property*)

bureau Tout bureau d'une société, y compris son siège et ses agences. (*branch*)

capital réglementaire Dans le cas d'une société, s'entend au sens des règlements. (*regulatory capital*)

capitaux propres En ce qui concerne une société, ses capitaux propres déterminés de la façon prévue par règlement. (*equity*)

commissaire Le commissaire de l'Agence nommé en application de l'article 4 de la *Loi sur l'Agence de la consommation en matière financière du Canada*. (*Commissioner*)

conjoint de fait La personne qui vit avec la personne en cause dans une relation conjugale depuis au moins un an. (*common-law partner*)

constitué en personne morale Sont assimilées aux personnes morales constituées sous le régime d'une loi

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Article 2

complainant, in relation to a company or any matter concerning a company, means

(a) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a company or any of its affiliates,

(b) a director or an officer, or a former director or officer, of a company or any of its affiliates, or

(c) any other person who, in the discretion of a court, is a proper person to make an application under section 339, 343 or 537; (*plaignant*)

consumer provision means a provision referred to in paragraph (d) or (d.1) of the definition *consumer provision* in section 2 of the *Financial Consumer Agency of Canada Act*; (*disposition visant les consommateurs*)

court means

(a) in the Province of Ontario, the Superior Court of Justice,

(b) in the Province of Quebec, the Superior Court of the Province,

(c) in the Provinces of Nova Scotia, British Columbia and Prince Edward Island, the Supreme Court of the Province,

(d) in the Provinces of New Brunswick, Manitoba, Saskatchewan and Alberta, the Court of Queen's Bench for the Province,

(e) in the Province of Newfoundland and Labrador, the Trial Division of the Supreme Court of the Province, and

(f) in Yukon and the Northwest Territories, the Supreme Court, and in Nunavut, the Nunavut Court of Justice; (*tribunal*)

court of appeal means the court to which an appeal lies from a decision or order of a court; (*cour d'appel*)

creditor, in respect of a company that is a trust company pursuant to subsection 57(2), includes a person who has money deposited with the company as guaranteed trust money; (*créancier*)

debt obligation means a bond, debenture, note or other evidence of indebtedness of an entity, whether secured or unsecured; (*titre de créance*)

fédérale ou provinciale les personnes morales prorogées sous le même régime. (*incorporated*)

coopérative de crédit fédérale S'entend au sens de l'article 2 de la *Loi sur les banques*. (*federal credit union*)

cour d'appel La juridiction compétente pour juger les appels interjetés contre les décisions et ordonnances des tribunaux. (*court of appeal*)

créancier Dans le cas d'une société de fiducie au sens du paragraphe 57(2), est assimilée à un créancier la personne qui a des fonds déposés chez celle-ci en fiducie garantie. (*creditor*)

dépôt Dans le cas d'une société de fiducie au sens du paragraphe 57(2), les fonds reçus par elle en fiducie garantie. (*deposit*)

détenteur Soit l'actionnaire au sens de l'article 7, soit toute personne détenant un certificat de valeur mobilière délivré au porteur ou à son nom, ou endossé à son profit, ou encore en blanc. (*holder*)

dette Dans le cas d'une société de fiducie au sens du paragraphe 57(2), sont considérés comme une dette les fonds qu'elle a reçus en fiducie garantie. (*deposit liabilities*)

dirigeant Toute personne physique désignée à ce titre par règlement administratif ou résolution du conseil d'administration ou des membres d'une entité, notamment, dans le cas d'une personne morale, le premier dirigeant, le président, le vice-président, le secrétaire, le contrôleur financier ou le trésorier. (*officer*)

disposition visant les consommateurs S'entend d'une disposition visée aux alinéas d) ou d.1) de la définition de *disposition visant les consommateurs* à l'article 2 de la *Loi sur l'Agence de la consommation en matière financière du Canada*. (*consumer provision*)

émetteur L'entité qui émet ou a émis des valeurs mobilières. (*issuer*)

entité Personne morale, fiducie, société de personnes, fonds, toute organisation ou association non dotée de la personnalité morale, Sa Majesté du chef du Canada ou d'une province et ses organismes et le gouvernement d'un pays étranger ou de l'une de ses subdivisions politiques et ses organismes. (*entity*)

entité étrangère réglementée Entité qui, à la fois :

Current to May 29, 2023
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PARTIE I Définitions et application
Définitions
Article 2

deposit, in respect of money received by a company that is a trust company pursuant to subsection 57(2), means money received as guaranteed trust money; (*dépôt*)

deposit liabilities, in respect of a company that is a trust company pursuant to subsection 57(2), means liabilities of the company in respect of guaranteed trust money; (*dette*)

director means a natural person occupying the position of director, by whatever name called, of a body corporate, and ***board of directors*** or ***directors*** refers to the directors of a body corporate as a body; (*administrateur*, *conseil d'administration* ou *conseil*)

entity means a body corporate, trust, partnership, fund, an unincorporated association or organization, Her Majesty in right of Canada or of a province, an agency of Her Majesty in either of such rights and the government of a foreign country or any political subdivision thereof and any agency thereof; (*entité*)

equity, in respect of a company, means its equity as determined in accordance with the regulations; (*capitaux propres*)

federal credit union has the same meaning as in section 2 of the *Bank Act*; (*coopérative de crédit fédérale*)

federal financial institution means

(a) a company,

(b) a bank,

(c) an association to which the *Cooperative Credit Associations Act* applies, or

(d) an insurance company or a fraternal benefit society incorporated or formed under the *Insurance Companies Act*; (*institution financière fédérale*)

fiduciary means any person acting in a fiduciary capacity and includes a personal representative of a deceased person; (*représentant*)

financial institution means

(a) a company,

(b) a bank or an authorized foreign bank within the meaning of section 2 of the *Bank Act*,

(c) an association to which the *Cooperative Credit Associations Act* applies,

a) est constituée ou formée autrement dans un pays ou territoire — autre que le Canada — auquel un traité commercial figurant à l'annexe IV de la *Loi sur les banques* s'applique;

b) est assujettie à une réglementation dans ce pays ou ce territoire en ce qui a trait à ses services financiers. (*regulated foreign entity*)

envoyer A également le sens de remettre. (*send*)

filiale Entité se trouvant dans la situation décrite à l'article 5. (*subsidiary*)

fondateur Toute personne qui a demandé la constitution de la société par lettres patentes. (*incorporator*)

fondé de pouvoir Personne nommée par procuration pour représenter l'actionnaire aux assemblées des actionnaires. (*proxyholder*)

fonds en fiducie garantie Fonds reçus en fiducie par une société de fiducie au sens du paragraphe 57(2) à des fins de placement contre la garantie du versement des intérêts ou du remboursement du principal, ou des deux. (*guaranteed trust money*)

formulaire de procuration Formulaire manuscrit, dactylographié ou imprimé qui, une fois rempli et signé par l'actionnaire ou pour son compte, constitue une procuration. (*form of proxy*)

garantie S'entend notamment d'une lettre de crédit. (*guarantee*)

groupe L'ensemble des entités visées à l'article 6. (*affiliate*)

immeuble résidentiel Bien immeuble consistant en bâtiments dont au moins la moitié de la superficie habitable sert ou doit servir à des fins privées d'habitation. (*residential property*)

institution étrangère Toute entité qui, n'étant pas constituée — avec ou sans la personnalité morale — sous le régime d'une loi fédérale ou provinciale, se livre à des activités bancaires, fiduciaires, de prêt ou d'assurance, ou fait office de société coopérative de crédit ou fait le commerce des valeurs mobilières, ou encore, de toute autre manière, a pour activité principale la prestation de services financiers. (*foreign institution*)

institution étrangère d'un non-membre de l'OMC Institution étrangère qui n'est pas contrôlée par un résident d'un membre de l'OMC. (*non-WTO Member foreign institution*)

Current to May 29, 2023
Last amended on June 23, 2022
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Section 2

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PARTIE I Définitions et application
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Article 2

(d) an insurance company or a fraternal benefit society incorporated or formed under the *Insurance Companies Act*,

(e) a trust, loan or insurance corporation incorporated by or under an Act of the legislature of a province,

(f) a cooperative credit society incorporated and regulated by or under an Act of the legislature of a province,

(g) an entity that is incorporated or formed by or under an Act of Parliament or of the legislature of a province and that is primarily engaged in dealing in securities, including portfolio management and investment counselling, and

(h) a foreign institution; (*institution financière*)

foreign institution means an entity that is

(a) engaged in the business of banking, the trust, loan or insurance business, the business of a cooperative credit society or the business of dealing in securities or is otherwise engaged primarily in the business of providing financial services, and

(b) incorporated or formed otherwise than by or under an Act of Parliament or of the legislature of a province; (*institution étrangère*)

former Act means the *Trust Companies Act* or the *Loan Companies Act*; (*loi antérieure*)

former-Act company means a body corporate referred to in paragraph 12(b) or (c); (*société antérieure*)

form of proxy means a written or printed form that, when completed and executed by or on behalf of a shareholder, constitutes a proxy; (*formulaire de procuration*)

going-private transaction means a going-private transaction as defined in the regulations; (*transaction de fermeture*)

guarantee includes a letter of credit; (*garantie*)

guaranteed trust money means money that is received in trust for investment by a company that is a trust company pursuant to subsection 57(2) and that is subject to a guarantee by the company in respect of the payment of interest or repayment of the principal or both; (*fonds en fiducie garantie*)

head office means the office required to be maintained by a company pursuant to section 242; (*siège*)

institution financière Selon le cas :

a) une société;

b) une banque ou une banque étrangère autorisée, au sens de l'article 2 de la *Loi sur les banques*;

c) une association régie par la *Loi sur les associations coopératives de crédit*;

d) une société d'assurances ou une société de secours mutuel constituée ou formée sous le régime de la *Loi sur les sociétés d'assurances*;

e) une société de fiducie, de prêt ou d'assurance constituée en personne morale par une loi provinciale;

f) une société coopérative de crédit constituée en personne morale et régie par une loi provinciale;

g) une entité constituée en personne morale ou formée sous le régime d'une loi fédérale ou provinciale et dont l'activité est principalement le commerce des valeurs mobilières, y compris la gestion de portefeuille et la fourniture de conseils en placement;

h) une institution étrangère. (*financial institution*)

institution financière canadienne Institution financière constituée en personne morale ou formée sous le régime d'une loi fédérale ou provinciale. (*Canadian financial institution*)

institution financière fédérale Selon le cas :

a) société;

b) banque;

c) association régie par la *Loi sur les associations coopératives de crédit*;

d) société d'assurances ou société de secours mutuel constituée ou formée sous le régime de la *Loi sur les sociétés d'assurances*. (*federal financial institution*)

intérêt de groupe financier Intérêt déterminé conformément à l'article 10. (*substantial investment*)

intérêt substantiel Intérêt déterminé conformément à l'article 8. (*significant interest*)

lettres patentes Lettres patentes en la forme agréée par le surintendant et dont la présente loi autorise la délivrance. (*letters patent*)

Current to May 29, 2023
Last amended on June 23, 2022
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PART I Interpretation and Application
Definitions
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Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Définitions
Article 2

holder means

(a) in respect of a security certificate, the person in possession of the certificate issued or endorsed to that person or to bearer or in blank, and

(b) in respect of the ownership of a share, the shareholder of the share within the meaning of section 7; (*détenteur*)

holding body corporate means a holding body corporate within the meaning of section 4; (*société mère*)

incorporated, when used with reference to a body corporate that is incorporated by or under an Act of Parliament or of the legislature of a province, also refers to a body corporate that is continued by or under any such Act; (*constitué en personne morale*)

incorporating instrument means the special Act, letters patent, instrument of continuance or other constating instrument by which a body corporate was incorporated or continued and includes any amendment to or restatement of the constating instrument; (*acte constitutif*)

incorporator, in relation to a company, means a person who applied for letters patent to incorporate the company; (*fondateur*)

insurance holding company means a body corporate that is incorporated or formed under Part XVII of the *Insurance Companies Act*; (*société de portefeuille d'assurances*)

issuer, in respect of a security, means the entity that issues or issued the security; (*émetteur*)

letters patent, in respect of an instrument authorized to be issued under this Act, means letters patent in a form approved by the Superintendent; (*lettres patentes*)

Minister means the Minister of Finance; (*ministre*)

minor has the same meaning as in the applicable provincial law and in the absence of any such law has the same meaning as the word "child" in the United Nations Convention on the Rights of the Child adopted in the United Nations General Assembly on November 20, 1989; (*mineur*)

non-WTO Member foreign institution means a foreign institution that is not controlled by a WTO Member resident; (*institution étrangère d'un non-membre de l'OMC*)

officer means

loi antérieure La *Loi sur les sociétés de prêt* ou la *Loi sur les sociétés de fiducie*. (*former Act*)

mineur S'entend au sens des règles du droit provincial applicables ou, à défaut, au sens donné au mot « enfant » dans la Convention relative aux droits de l'enfant, adoptée par l'Assemblée générale des Nations Unies le 20 novembre 1989. (*minor*)

ministre Le ministre des Finances. (*Minister*)

opération En matière de valeurs mobilières, toute aliénation à titre onéreux. (*trade*)

personne Personne physique, entité ou représentant personnel. (*person*)

personne morale Toute personne morale, indépendamment de son lieu ou mode de constitution. (*body corporate*)

plaignant En ce qui a trait à une société ou à toute question la concernant :

a) soit le détenteur inscrit ou le véritable propriétaire, ancien ou actuel, de valeurs mobilières de la société ou d'entités du même groupe;

b) soit tout administrateur ou dirigeant, ancien ou actuel, de la société ou d'entités du même groupe;

c) soit toute autre personne qui, d'après le tribunal, a qualité pour présenter les demandes visées aux articles 339, 343 ou 538. (*complainant*)

porteur La personne en possession d'un titre au porteur ou endossé en blanc. (*bearer*)

procuration Le formulaire de procuration rempli et signé par un actionnaire par lequel il nomme un fondé de pouvoir pour le représenter aux assemblées des actionnaires. (*proxy*)

rapport annuel Le rapport financier annuel d'une société visé à l'alinéa 313(1)a). (*annual statement*)

registre central des valeurs mobilières ou ***registre des valeurs mobilières*** Le registre visé à l'article 253. (*central securities register* or *securities register*)

représentant Toute personne agissant à ce titre, notamment le représentant personnel d'une personne décédée. (*fiduciary*)

représentant personnel Personne agissant en lieu et place d'une autre, notamment un fiduciaire, un exécuteur

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Definitions
Section 2

(a) in relation to a body corporate, a chief executive officer, president, vice-president, secretary, controller, treasurer and any other natural person designated as an officer of the body corporate by by-law or by resolution of the directors of the body corporate, and

(b) in relation to any other entity, any natural person designated as an officer of the entity by by-law, by resolution of the members thereof or otherwise; (*dirigeant*)

order form, in respect of a security, means a security in order form as determined in accordance with subsection 86(3); (*titre à ordre*)

ordinary resolution means a resolution passed by a majority of the votes cast by or on behalf of the shareholders who voted in respect of that resolution; (*résolution ordinaire*)

person means a natural person, an entity or a personal representative; (*personne*)

personal representative means a person who stands in place of and represents another person and, without limiting the generality of the foregoing, includes, as the circumstances require, a trustee, an executor, an administrator, a committee, a guardian, a tutor, a curator, an assignee, a receiver, an agent or an attorney of any person; (*représentant personnel*)

prescribed means prescribed by regulation; (*Version anglaise seulement*)

property, in respect of a company that is a trust company pursuant to subsection 57(2), includes property held by the company in respect of guaranteed trust money; (*biens*)

proxy means a completed and executed form of proxy by means of which a shareholder appoints a proxyholder to attend and act on the shareholder's behalf at a meeting of shareholders; (*procuration*)

proxyholder means the person appointed by proxy to attend and act on behalf of a shareholder at a meeting of shareholders; (*fondé de pouvoir*)

real property includes a leasehold interest in real property; (*biens immeubles*)

recorded address means

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Définitions
Article 2

testamentaire, un administrateur, un comité, un tuteur, un curateur, un cessionnaire, un séquestre ou un mandataire. (*personal representative*)

résident canadien Selon le cas :

a) le citoyen canadien résidant habituellement au Canada;

b) le citoyen canadien qui ne réside pas habituellement au Canada, mais fait partie d'une catégorie de personnes prévue par règlement;

c) le résident permanent au sens du paragraphe 2(1) de la *Loi sur l'immigration et la protection des réfugiés* qui réside habituellement au Canada, à l'exclusion de celui qui y a résidé habituellement pour plus d'un an après la date à laquelle il est devenu admissible à la demande de la citoyenneté canadienne. (*resident Canadian*)

résident d'un membre de l'OMC Résident d'un membre de l'OMC au sens de l'article 11.1. (*WTO Member resident*)

résolution extraordinaire Résolution adoptée aux deux tiers au moins des voix exprimées ou signée de tous les actionnaires habiles à voter en l'occurrence. (*special resolution*)

résolution ordinaire Résolution adoptée à la majorité des voix exprimées. (*ordinary resolution*)

série Subdivision d'une catégorie d'actions. (*series*)

siège Bureau maintenu par la société en application de l'article 242. (*head office*)

société Toute personne morale régie par la présente loi. (*company*)

société antérieure Personne morale qui, avant l'entrée en vigueur de l'article 12, était régie par la *Loi sur les sociétés de fiducie* ou la *Loi sur les sociétés de prêt*. (*former-Act company*)

société de portefeuille bancaire Personne morale constituée ou formée sous le régime de la partie XV de la *Loi sur les banques*. (*bank holding company*)

société de portefeuille d'assurances Personne morale constituée ou formée sous le régime de la partie XVII de la *Loi sur les sociétés d'assurances*. (*insurance holding company*)

Current to May 29, 2023
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Article 2

(a) in relation to a person who is a shareholder of a company, the latest postal address of the person according to the central securities register of the company, and

(b) in relation to a person in any other respect, the latest postal address of the person according to the records of the branch concerned; (*adresse enregistrée*)

registered form, in respect of a security, means a security in registered form as determined in accordance with subsection 86(4); (*titre nominatif*)

regulated foreign entity means an entity that is

(a) incorporated or formed otherwise in a country or territory, other than Canada, in which a trade agreement listed in Schedule IV of the *Bank Act* is applicable, and

(b) subject to financial services regulation in that country or territory; (*entité étrangère réglementée*)

regulatory capital, in respect of a company, has the meaning given that expression by the regulations; (*capital réglementaire*)

resident Canadian means a natural person who is

(a) a Canadian citizen ordinarily resident in Canada,

(b) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or

(c) a permanent resident within the meaning of subsection 2(1) of the *Immigration and Refugee Protection Act* and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which the individual first became eligible to apply for Canadian citizenship; (*résident canadien*)

residential property means real property consisting of buildings that are used, or are to be used, to the extent of at least one half of the floor space thereof, as one or more private dwellings; (*immeuble résidentiel*)

securities underwriter means a person who, as principal, agrees to purchase securities with a view to the distribution of the securities or who, as agent for a body corporate or other person, offers for sale or sells securities in connection with a distribution of the securities, and includes a person who participates, directly or indirectly, in a distribution of securities, other than a person whose interest in the distribution of securities is limited to société mère S'entend au sens de l'article 4. (*holding body corporate*)

société n'ayant pas fait appel au public S'entend d'une société autre qu'une société ayant fait appel au public.

souscripteur à forfait La personne qui, pour son propre compte, accepte d'acheter des valeurs mobilières en vue d'une mise en circulation ou qui, à titre de mandataire d'une personne ou d'une personne morale, offre en vente ou vend des valeurs mobilières dans le cadre d'une mise en circulation. La présente définition vise aussi les personnes qui participent, directement ou indirectement, à une telle mise en circulation, à l'exception de celles dont les intérêts se limitent à recevoir une commission de souscription ou de vente payable par le souscripteur à forfait. (*securities underwriter*)

sûreté Droit ou charge — notamment hypothèque, privilège ou nantissement — grevant des biens pour garantir au créancier ou à la caution soit le paiement de dettes soit l'exécution d'obligations. (*security interest*)

surintendant Le surintendant des institutions financières nommé en application de la *Loi sur le Bureau du surintendant des institutions financières*. (*Superintendent*)

titre ou ***valeur mobilière*** Dans le cas d'une personne morale, action de toute catégorie ou titre de créance sur cette dernière, ainsi que le bon de souscription correspondant, mais à l'exclusion des dépôts effectués auprès d'une institution financière ou des documents les attestant; dans le cas de toute autre entité, les titres de participation ou titres de créance y afférents. (*security*)

titre à ordre Titre de la nature précisée au paragraphe 86(3). (*order form*)

titre au porteur Titre de la nature précisée au paragraphe 86(2). (*bearer form*)

titre de créance Tout document attestant l'existence d'une créance sur une entité, avec ou sans sûreté, et notamment une obligation, une débenture ou un billet. (*debt obligation*)

titre nominatif Titre de la nature précisée au paragraphe 86(4). (*registered form*)

titre secondaire Titre de créance délivré par la société et prévoyant qu'en cas d'insolvabilité ou de liquidation de celle-ci, le paiement de la créance prend rang après celui de tous les dépôts effectués auprès de la société et celui de tous ses autres titres de créance, à l'exception de ceux

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

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PART I Interpretation and Application
Definitions
Section 2

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Définitions
Article 2

receiving a distributor's or seller's commission payable by a securities underwriter; (*souscripteur à forfait*)

security means

(a) in relation to a body corporate, a share of any class of shares of the body corporate or a debt obligation of the body corporate, and includes a warrant of the body corporate, but does not include a deposit with a financial institution or any instrument evidencing such a deposit, and

(b) in relation to any other entity, any ownership interest in or debt obligation of the entity; (*titre* ou *valeur mobilière*)

security interest means an interest in or charge on property by way of mortgage, lien, pledge or otherwise taken by a creditor or guarantor to secure the payment or performance of an obligation; (*sûreté*)

send includes deliver; (*envoyer*)

series, in respect of shares, means a division of a class of shares; (*série*)

significant interest means a significant interest determined in accordance with section 8; (*intérêt substantiel*)

special resolution means a resolution passed by a majority of not less than two thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution; (*résolution extraordinaire*)

squeeze-out transaction means a transaction by a company that is not a distributing company that requires an amendment to a by-law referred to in subsection 222(1) and that would directly or indirectly result in the interest of a holder of shares of a class of shares being terminated without their consent and without substituting an interest of equivalent value in shares issued by the company that have rights and privileges equal to or greater than those of the shares of the affected class; (*transaction d'éviction*)

subordinated indebtedness means an instrument evidencing an indebtedness of a company that by its terms provides that the indebtedness will, in the event of the insolvency or winding-up of the company, be subordinate in right of payment to all deposit liabilities of the company and all other liabilities of the company except those that, by their terms, rank equally with or are subordinate to such indebtedness; (*titre secondaire*)

dont le paiement, selon leurs propres termes, est de rang égal ou inférieur. (*subordinated indebtedness*)

transaction de fermeture S'entend au sens des règlements. (*going-private transaction*)

transaction d'éviction De la part d'une société n'ayant pas fait appel au public, transaction qui nécessite la modification des règlements administratifs visés au paragraphe 222(1) et qui a pour résultat direct ou indirect la suppression de l'intérêt d'un détenteur d'actions d'une catégorie, sans le consentement de celui-ci et sans substitution d'un intérêt de valeur équivalente dans des actions émises par la société et conférant des droits et privilèges égaux ou supérieurs à ceux attachés aux actions de cette catégorie. (*squeeze-out transaction*)

transfert Tout transfert de valeurs mobilières, y compris par effet de la loi. (*transfer*)

tribunal

a) La Cour supérieure de justice de l'Ontario;

b) la Cour supérieure du Québec;

c) la Cour suprême de la Nouvelle-Écosse, de la Colombie-Britannique ou de l'Île-du-Prince-Édouard;

d) la Cour du Banc de la Reine du Nouveau-Brunswick, du Manitoba, de la Saskatchewan ou de l'Alberta;

e) la Section de première instance de la Cour suprême de Terre-Neuve-et-Labrador;

f) la Cour suprême du Yukon, la Cour suprême des Territoires du Nord-Ouest ou la Cour de justice du Nunavut. (*court*)

vérificateur S'entend notamment d'un cabinet de comptables. (*auditor*)

véritable propriétaire Est considéré comme tel le propriétaire de valeurs mobilières inscrites au nom d'un ou de plusieurs intermédiaires, notamment d'un fiduciaire ou d'un mandataire; ***propriété effective*** s'entend du droit du véritable propriétaire. (*beneficial ownership*)

1991, ch. 45, art. 2, ch. 47, art. 753, ch. 48, art. 493; 1992, ch. 51, art. 66; 1998, ch. 30, art. 13(F) et 15(A); 1999, ch. 3, art. 84, ch. 28, art. 136; 2000, ch. 12, art. 298; 2001, ch. 9, art. 478, ch. 27, art. 272; 2002, ch. 7, art. 248(A); 2005, ch. 54, art. 368; 2010, ch. 12, art. 2123; 2012, ch. 5, art. 162; 2014, ch. 39, art. 301; 2015, ch. 3, art. 157; 2020, ch. 1, art. 153.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

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PART I Interpretation and Application
Definitions
Sections 2-2.1

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Définitions
Articles 2-2.1

subsidiary means an entity that is a subsidiary of another entity within the meaning of section 5; (*filiale*)

substantial investment means a substantial investment determined in accordance with section 10; (*intérêt de groupe financier*)

Superintendent means the Superintendent of Financial Institutions appointed pursuant to the *Office of the Superintendent of Financial Institutions Act*; (*surintendant*)

trade, in respect of securities, means any sale or disposition of securities for valuable consideration; (*opération*)

transfer, in respect of securities, includes a transmission by operation of law; (*transfert*)

voting share means a share of any class of shares of a body corporate carrying voting rights under all circumstances or by reason of an event that has occurred and is continuing or by reason of a condition that has been fulfilled; (*action avec droit de vote*)

WTO Member resident means a WTO Member resident within the meaning of section 11.1. (*résident d'un membre de l'OMC*)

1991, c. 45, s. 2, c. 47, s. 753, c. 48, s. 493; 1992, c. 51, s. 66; 1998, c. 30, ss. 13(F), 15(E); 1999, c. 3, s. 84, c. 28, s. 136; 2000, c. 12, s. 298; 2001, c. 9, s. 478, c. 27, s. 272; 2002, c. 7, s. 248(E); 2005, c. 54, s. 368; 2010, c. 12, s. 2123; 2012, c. 5, s. 162; 2014, c. 39, s. 301; 2015, c. 3, s. 157; 2020, c. 1, s. 153.

Interpretation

Major shareholder

2.1 For the purposes of this Act, a person is a major shareholder of a body corporate if

(a) the aggregate of the shares of any class of voting shares of the body corporate that are beneficially owned by the person and that are beneficially owned by any entities controlled by the person is more than 20 per cent of the outstanding shares of that class of voting shares of the body corporate; or

(b) the aggregate of the shares of any class of non-voting shares of the body corporate that are beneficially owned by the person and that are beneficially owned by any entities controlled by the person is more than 30 per cent of the outstanding shares of that class of non-voting shares of the body corporate.

2001, c. 9, s. 479.

Interprétation

Actionnaire important

2.1 Pour l'application de la présente loi, une personne est un actionnaire important d'une personne morale dans l'un ou l'autre des cas suivants :

a) le total des actions avec droit de vote d'une catégorie quelconque de la personne morale dont elle a la propriété effective et de celles dont les entités qu'elle contrôle ont la propriété effective représente plus de vingt pour cent des actions en circulation de cette catégorie;

b) le total des actions sans droit de vote d'une catégorie quelconque de la personne morale dont elle a la propriété effective et de celles dont les entités qu'elle contrôle ont la propriété effective représente plus de trente pour cent des actions en circulation de cette catégorie.

2001, ch. 9, art. 479.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

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PART I Interpretation and Application
Interpretation
Sections 2.2-3

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Articles 2.2-3

Widely held

2.2 For the purposes of this Act, a body corporate is widely held if it has no major shareholder.

2001, c. 9, s. 479.

Regulations — distributing company

2.3 (1) The Governor in Council may make regulations respecting the determination of what constitutes a distributing company for the purposes of this Act.

Exemption — company

(2) On the application of a company, the Superintendent may determine that it is not or was not a distributing company if the Superintendent is satisfied that the determination would not prejudice any of its security holders.

Exemption — class of companies

(3) The Superintendent may determine that members of a class of companies are not or were not distributing companies if the Superintendent is satisfied that the determination would not prejudice any security holder of a member of the class.

2005, c. 54, s. 369.

Control

3 (1) For the purposes of this Act,

(a) a person controls a body corporate if securities of the body corporate to which are attached more than 50 per cent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b) a person controls an unincorporated entity, other than a limited partnership, if more than 50 per cent of the ownership interests, however designated, into which the entity is divided are beneficially owned by that person and the person is able to direct the business and affairs of the entity;

(c) the general partner of a limited partnership controls the limited partnership; and

(d) a person controls an entity if the person has any direct or indirect influence that, if exercised, would result in control in fact of the entity.

Participation multiple

2.2 Pour l'application de la présente loi, est à participation multiple la personne morale qui n'a aucun actionnaire important.

2001, ch. 9, art. 479.

Règlements — société ayant fait appel au public

2.3 (1) Le gouverneur en conseil peut prendre des règlements concernant la détermination, pour l'application de la présente loi, de ce que constitue une société ayant fait appel au public.

Exemption

(2) Le surintendant peut, à la demande d'une société, établir que celle-ci n'est ou n'était pas une société ayant fait appel au public, s'il est convaincu que cela ne causera aucun préjudice aux détenteurs de ses valeurs mobilières.

Exemption par catégorie

(3) Le surintendant peut établir les catégories de sociétés qui ne sont ou n'étaient pas des sociétés ayant fait appel au public, s'il est convaincu que cela ne causera aucun préjudice aux détenteurs des valeurs mobilières des sociétés faisant partie des catégories en question.

2005, ch. 54, art. 369.

Contrôle

3 (1) Pour l'application de la présente loi, a le contrôle d'une entité :

a) dans le cas d'une personne morale, la personne qui a la propriété effective de titres de celle-ci lui conférant plus de cinquante pour cent des droits de vote dont l'exercice lui permet d'élire la majorité des administrateurs de la personne morale;

b) dans le cas d'une entité non constituée en personne morale, à l'exception d'une société en commandite, la personne qui en détient, à titre de véritable propriétaire, plus de cinquante pour cent des titres de participation — quelle qu'en soit la désignation — et qui a la capacité d'en diriger tant l'activité commerciale que les affaires internes;

c) dans le cas d'une société en commandite, le commandité;

d) dans tous les cas, la personne dont l'influence directe ou indirecte auprès de l'entité est telle que son exercice aurait pour résultat le contrôle de fait de celle-ci.

Current to May 29, 2023
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À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

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PART I Interpretation and Application
Interpretation
Sections 3-6
Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Articles 3-6

Deemed control

(2) A person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

Deemed control

(3) A person is deemed to control, within the meaning of paragraph (1)(a) or (b), an entity if the aggregate of

(a) any securities of the entity that are beneficially owned by that person, and

(b) any securities of the entity that are beneficially owned by any entity controlled by that person is such that, if that person and all of the entities referred to in paragraph (b) that beneficially own securities of the entity were one person, that person would control the entity.

Guidelines

(4) The Minister may, for any purpose of any provision of this Act that refers to control within the meaning of paragraph (1)(d), make guidelines respecting what constitutes such control, including guidelines describing the policy objectives that the guidelines and the relevant provisions of the Act are intended to achieve and, if any such guidelines are made, the reference to paragraph (1)(d) in that provision shall be interpreted in accordance with the guidelines.

1991, c. 45, s. 3; 2001, c. 9, s. 480.

Holding body corporate

4 A body corporate is the holding body corporate of any entity that is its subsidiary.

1991, c. 45, s. 4; 2001, c. 9, s. 481.

Subsidiary

5 An entity is a subsidiary of another entity if it is controlled by the other entity.

1991, c. 45, s. 5; 2001, c. 9, s. 481.

Affiliated entities

6 (1) One entity is affiliated with another entity if one of them is controlled by the other or both are controlled by the same person.

Affiliated entities

(2) Despite subsection (1), for the purposes of subsections 270(1) and 288(1), one entity is affiliated with another entity if one of them is controlled, determined without regard to paragraph 3(1)(d), by the other or both

Présomption de contrôle

(2) La personne qui contrôle une entité est réputée contrôler toute autre entité contrôlée ou réputée contrôlée par celle-ci.

Présomption de contrôle

(3) Pour l’application des alinéas (1)a) ou b), une personne est réputée avoir le contrôle d’une entité quand elle-même et les entités qu’elle contrôle détiennent la propriété effective d’un nombre de titres de la première tel que, si elle-même et les entités contrôlées étaient une seule personne, elle contrôlerait l’entité en question au sens de ces alinéas.

Lignes directrices

(4) Le ministre peut, pour l’application de toute disposition de la présente loi qui mentionne le contrôle au sens de l’alinéa (1)d), donner des lignes directrices précisant en quoi consiste ce contrôle, notamment par la description des objectifs de politique que les lignes directrices et la disposition en cause visent; le cas échéant, la mention de l’alinéa (1)d) dans la disposition s’interprète selon les lignes directrices.

1991, ch. 45, art. 3; 2001, ch. 9, art. 480.

Société mère

4 Est la société mère d’une entité la personne morale dont celle-ci est la filiale.

1991, ch. 45, art. 4; 2001, ch. 9, art. 481.

Filiale

5 Toute entité qui est contrôlée par une autre entité en est la filiale.

1991, ch. 45, art. 5; 2001, ch. 9, art. 481.

Groupe

6 (1) Sont du même groupe les entités dont l’une est contrôlée par l’autre ou les entités qui sont contrôlées par la même personne.

Groupe

(2) Par dérogation au paragraphe (1) et pour l’application des paragraphes 270(1) et 288(1), sont du même groupe les entités dont l’une est contrôlée par l’autre ou les entités qui sont contrôlées par la même personne, abstraction faite de l’alinéa 3(1)d).

1991, ch. 45, art. 6; 2001, ch. 9, art. 482.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

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Sections 6-9

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Articles 6-9

are controlled, determined without regard to paragraph 3(1)(d), by the same person.

1991, c. 45, s. 6; 2001, c. 9, s. 482.

Shareholder

7 (1) For the purposes of this Act, a person is a shareholder of a body corporate when, according to the securities register of the body corporate, the person is the owner of one or more shares of the body corporate or is entitled to be entered in the securities register or like record of the body corporate as the owner of the share or shares.

Holder of a share

(2) A reference in this Act to the holding of a share by or in the name of any person is a reference to the fact that the person is registered or is entitled to be registered in the securities register or like record of the body corporate as the holder of that share.

Significant interest

8 (1) A person has a significant interest in a class of shares of a company where the aggregate of

(a) any shares of that class beneficially owned by the person, and

(b) any shares of that class beneficially owned by entities controlled by the person exceeds 10 per cent of all of the outstanding shares of that class of shares of the company.

Increasing significant interest

(2) A person who has a significant interest in a class of shares of a company increases that significant interest in the class of shares where the person or any entity controlled by the person

(a) acquires beneficial ownership of additional shares of that class, or

(b) acquires control of any entity that beneficially owns shares of that class,

in such number as to increase the percentage of shares of that class that are beneficially owned by the person and by any entities controlled by the person.

Acting in concert

9 (1) For the purposes of Part VII, if two or more persons have agreed, under any agreement, commitment or understanding, whether formal or informal, verbal or written, to act jointly or in concert in respect of

(a) shares of a company that they beneficially own,

Actionnaire

7 (1) Pour l'application de la présente loi, est actionnaire d'une personne morale toute personne qui, selon le registre des valeurs mobilières de celle-ci, est propriétaire d'une ou de plusieurs actions ou qui a le droit d'être inscrite dans ce registre, ou un autre document semblable de la personne morale, à titre de propriétaire de ces actions.

Détenteurs d'actions

(2) Dans la présente loi, la mention qu'une action est détenue par une personne ou en son nom signifie que cette personne est inscrite ou a le droit d'être inscrite à titre d'actionnaire dans le registre des valeurs mobilières ou tout autre document semblable de la personne morale.

Intérêt substantiel

8 (1) Une personne a un intérêt substantiel dans une catégorie d'actions d'une société quand elle-même et les entités qu'elle contrôle détiennent la propriété effective de plus de dix pour cent de l'ensemble des actions en circulation de cette catégorie.

Augmentation de l'intérêt substantiel

(2) La personne qui a un intérêt substantiel dans une catégorie d'actions d'une société augmente cet intérêt quand le pourcentage de telles actions dont elle-même et les entités qu'elle contrôle détiennent la propriété effective augmente du fait de l'acquisition par elle-même ou toute entité qu'elle contrôle :

a) soit d'actions de cette catégorie à titre de véritable propriétaire;

b) soit du contrôle d'une entité qui détient à titre de véritable propriétaire des actions de cette catégorie.

Action concertée

9 (1) Pour l'application de la partie VII, sont réputées être une seule personne qui acquiert à titre de véritable propriétaire le nombre total des actions d'une société ou des actions ou titres de participation d'une entité dont elles ont la propriété effective les personnes qui, en vertu d'une entente, d'un accord ou d'un engagement — formel

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

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PART I Interpretation and Application
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Section 9

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Article 9

(b) shares or ownership interests that they beneficially own of any entity that beneficially owns shares of a company, or

(c) shares or ownership interests that they beneficially own of any entity that controls any entity that beneficially owns shares of a company,

those persons shall be deemed to be a single person who is acquiring beneficial ownership of the aggregate number of shares of the company or shares or ownership interests of the entity that are beneficially owned by them.

ou informel, oral ou écrit — conviennent d'agir ensemble ou de concert à l'égard :

a) soit d'actions de la société dont elles sont les véritables propriétaires;

b) soit d'actions ou de titres de participation — dans le cas de l'entité qui détient la propriété effective d'actions de la société — dont elles sont les véritables propriétaires;

c) soit d'actions ou de titres de participation — dans le cas d'une entité qui contrôle une entité qui détient la propriété effective d'actions de la société — dont elles sont les véritables propriétaires.

Idem

(2) Without limiting the generality of subsection (1), any agreement, commitment or understanding by or between two or more persons who beneficially own shares of a company or shares or ownership interests of any entity referred to in paragraph (1)(b) or (c),

(a) whereby any of them or their nominees may veto any proposal put before the board of directors of the company, or

(b) pursuant to which no proposal put before the board of directors of the company may be approved except with the consent of any of them or their nominees,

shall be deemed to be an agreement, commitment or understanding referred to in subsection (1).

Idem

(2) Sans que soit limitée la portée générale du paragraphe (1), est réputé être un accord, une entente ou un engagement au sens de ce paragraphe tout accord, entente ou engagement permettant à chacune des personnes qui sont les véritables propriétaires d'actions d'une société ou d'actions ou titres de participation de l'entité visée aux alinéas (1)b) ou c) :

a) soit d'opposer — personnellement ou par délégué — son veto à une proposition soumise au conseil d'administration de la société;

b) soit d'empêcher l'approbation de toute proposition soumise au conseil d'administration de la société en l'absence de son consentement ou de celui de son délégué.

Exceptions

(3) For the purposes of this section, persons shall be presumed not to have agreed to act jointly or in concert solely by reason of the fact that

(a) one is the proxyholder of one or more of the others in respect of shares or ownership interests referred to in subsection (1); or

(b) they vote the voting rights attached to shares or ownership interests referred to in subsection (1) in the same manner.

Exceptions

(3) Pour l'application du présent article, les personnes sont présumées ne pas s'être entendues pour agir ensemble ou de concert uniquement du fait :

a) qu'une est le fondé de pouvoir d'une ou de plusieurs autres de ces personnes à l'égard des actions ou titres de participation visés au paragraphe (1);

b) qu'elles exercent les droits de vote attachés aux actions ou titres de participation visés au paragraphe (1) de la même façon.

Designation

(4) Where in the opinion of the Superintendent it is reasonable to conclude that an agreement, commitment or understanding referred to in subsections (1) and (2) exists by or among two or more persons, the Superintendent may designate those persons as persons who have agreed to act jointly or in concert.

Désignation

(4) Si, à son avis, il est raisonnable de conclure à l'existence d'une entente, d'un accord ou d'un engagement au sens des paragraphes (1) ou (2), le surintendant peut décider que les personnes en cause se sont entendues pour agir ensemble ou de concert.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

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PART I Interpretation and Application
Interpretation
Sections 9-10

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Articles 9-10

Contravention

(5) A person contravenes a provision of Part VII if the person agrees to act jointly or in concert with one or more other persons in such a manner that a deemed single person contravenes the provision.

1991, c. 45, s. 9; 2001, c. 9, s. 483; 2007, c. 6, s. 337.

Substantial investment in body corporate

10 (1) A person has a substantial investment in a body corporate where

(a) the voting rights attached to the aggregate of any voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person exceed 10 per cent of the voting rights attached to all of the outstanding voting shares of the body corporate; or

(b) the aggregate of any shares of the body corporate beneficially owned by the person and by any entities controlled by the person represents ownership of greater than 25 per cent of the shareholders' equity of the body corporate.

Increasing substantial investment in body corporate

(2) A person who has a substantial investment in a body corporate pursuant to paragraph (1)(a) increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional voting shares of the body corporate in such number as to increase the percentage of voting rights attached to the aggregate of the voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns any voting shares of the body corporate in such number as to increase the percentage of voting rights attached to the aggregate of the voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person.

Idem

(3) A person who has a substantial investment in a body corporate pursuant to paragraph (1)(b) increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional shares of the body corporate in such number as to increase the percentage of the shareholders' equity of the body corporate represented by the aggregate of the shares

Contravention

(5) Toute personne contrevient à une disposition de la partie VII si elle convient d'agir avec d'autres personnes — ou de concert avec celles-ci — de sorte qu'une seule personne réputée telle contrevient à la disposition.

1991, ch. 45, art. 9; 2001, ch. 9, art. 483; 2007, ch. 6, art. 337.

Intérêt de groupe financier dans une personne morale

10 (1) Une personne a un intérêt de groupe financier dans une personne morale quand elle-même et les entités qu'elle contrôle détiennent la propriété effective :

a) soit d'un nombre total d'actions comportant plus de dix pour cent des droits de vote attachés à l'ensemble des actions en circulation de celle-ci;

b) soit d'un nombre total d'actions représentant plus de vingt-cinq pour cent de l'avoir des actionnaires de celle-ci.

Augmentation de l'intérêt de groupe financier — personne morale

(2) La personne qui détient le type d'intérêt de groupe financier visé à l'alinéa (1)a) l'augmente quand elle-même ou toute entité qu'elle contrôle :

a) soit acquiert à titre de véritable propriétaire un nombre d'actions de la personne morale qui augmente le pourcentage des droits de vote attachés à l'ensemble des actions qu'elles détiennent à titre de véritable propriétaire;

b) soit acquiert le contrôle d'une entité qui détient à titre de véritable propriétaire un nombre d'actions de la personne morale qui augmente le pourcentage des droits de vote attachés à l'ensemble des actions qu'elles détiennent à titre de véritable propriétaire.

Idem

(3) La personne qui détient le type d'intérêt de groupe financier visé à l'alinéa (1)b) l'augmente quand elle-même ou toute entité qu'elle contrôle :

a) soit acquiert à titre de véritable propriétaire un nombre d'actions de la personne morale qui augmente le pourcentage de l'avoir des actionnaires que représente le total des actions de celle-ci qu'elles détiennent à titre de véritable propriétaire;

Current to May 29, 2023
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Dernière modification le 23 juin 2022

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PART I Interpretation and Application
Interpretation
Section 10

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Article 10

of the body corporate beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns any shares of the body corporate in such number as to increase the percentage of the shareholders' equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person.

b) soit acquiert le contrôle d'une entité qui détient à titre de véritable propriétaire un nombre d'actions de la personne morale qui augmente le pourcentage de l'avoir des actionnaires que représente le total des actions de celle-ci qu'elles détiennent à titre de véritable propriétaire.

New substantial investment

(4) For greater certainty,

(a) where a person has a substantial investment in a body corporate pursuant to paragraph (1)(a) and the person, or any entity controlled by the person,

(i) purchases or otherwise acquires beneficial ownership of shares of the body corporate, or

(ii) acquires control of any entity that beneficially owns shares of the body corporate,

in such number as to cause the shareholders' equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person to exceed 25 per cent of the shareholders' equity of the body corporate, or

(b) where a person has a substantial investment in a body corporate pursuant to paragraph (1)(b) and the person or any entity controlled by the person

(i) purchases or otherwise acquires beneficial ownership of voting shares of the body corporate, or

(ii) acquires control of any entity that beneficially owns voting shares of the body corporate,

in such number as to cause the voting rights attached to the aggregate of the voting shares beneficially owned by the person and by any entities controlled by the person to exceed 10 per cent of the voting rights attached to all of the outstanding voting shares of the body corporate, the acquisition is deemed to cause the person to increase a substantial investment in the body corporate.

Nouvel intérêt de groupe financier

(4) Il est entendu que les acquisitions suivantes sont réputées augmenter l'intérêt de groupe financier d'une personne dans une personne morale :

a) dans le cas où la personne a un intérêt de groupe financier dans la personne morale en vertu de l'alinéa (1)a), l'acquisition par cette personne, ou par une entité qu'elle contrôle, soit d'un nombre d'actions de la personne morale à titre de véritable propriétaire, soit du contrôle d'une entité détenant à ce titre de telles actions, qui augmente l'avoir des actionnaires que représente l'ensemble de ces actions détenues à titre de véritable propriétaire par cette personne et les entités qu'elle contrôle, à plus de vingt-cinq pour cent de l'avoir des actionnaires de la personne morale;

b) dans le cas où la personne a un intérêt de groupe financier dans la personne morale en vertu de l'alinéa (1)b), l'acquisition par cette personne, ou par une entité qu'elle contrôle, soit d'un nombre d'actions avec droit de vote de la personne morale à titre de véritable propriétaire, soit du contrôle d'une entité détenant à ce titre de telles actions, qui augmente les droits de vote attachés à l'ensemble de ces actions détenues en propriété effective par cette personne et les entités qu'elle contrôle, à plus de dix pour cent des droits de vote attachés à l'ensemble des actions en circulation de la personne morale.

Substantial investment in unincorporated entity

(5) A person has a substantial investment in an unincorporated entity where the aggregate of any ownership interests, however designated, into which the entity is divided, beneficially owned by the person and by any

Intérêt de groupe financier dans une entité non constituée en personne morale

(5) Une personne a un intérêt de groupe financier dans une entité non constituée en personne morale quand elle-même et les entités qu'elle contrôle détiennent la propriété effective de plus de vingt-cinq pour cent de

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Interpretation
Sections 10-11.1

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Articles 10-11.1

entities controlled by the person exceeds 25 per cent of all of the ownership interests into which the entity is divided.

Increasing substantial investment in unincorporated entities

(6) A person who has a substantial investment in an unincorporated entity increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional ownership interests in the unincorporated entity in such number as to increase the percentage of ownership interests in the unincorporated entity beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns ownership interests in the unincorporated entity in such number as to increase the percentage of ownership interests beneficially owned by the person and by any entities controlled by the person.

11 [Repealed, 2005, c. 54, s. 370]

WTO Member resident

11.1 (1) For the purposes of this Act, a WTO Member resident is

(a) a natural person who is ordinarily resident in a country or territory that is a WTO Member as defined in subsection 2(1) of the *World Trade Organization Agreement Implementation Act*, other than Canada;

(b) a body corporate, association, partnership or other organization that is incorporated, formed or otherwise organized in a country or territory that is a WTO Member, as defined in subsection 2(1) of the *World Trade Organization Agreement Implementation Act*, other than Canada, and that is controlled,

(i) directly or indirectly, by one or more persons referred to in paragraph (a), or

(ii) by a government of a WTO Member, whether federal, state or local, or an agency of one of those governments;

(c) a trust established by one or more persons referred to in paragraph (a) or (b) or a trust in which one or more of those persons have more than 50 per cent of the beneficial interest; or

(d) a body corporate, association, partnership or other organization that is controlled, directly or indirectly, by a trust referred to in paragraph (c).

l'ensemble des titres de participation de cette entité, quelle qu'en soit la désignation.

Augmentation de l'intérêt de groupe financier dans une entité non constituée en personne morale

(6) La personne qui détient un intérêt de groupe financier dans une entité non constituée en personne morale l'augmente quand elle-même ou toute entité qu'elle contrôle :

a) soit acquiert à titre de véritable propriétaire un nombre de titres de participation de l'entité qui augmente le pourcentage des titres de participation de celle-ci qu'elles détiennent à titre de véritable propriétaire;

b) soit acquiert le contrôle d'une autre entité détenant à titre de véritable propriétaire un nombre de titres de participation de la première qui augmente le pourcentage des titres de participation de celle-ci qu'elles détiennent à titre de véritable propriétaire.

11 [Abrogé, 2005, ch. 54, art. 370]

Définition de *résident d'un membre de l'OMC*

11.1 (1) Pour l'application de la présente loi, ***résident d'un membre de l'OMC*** s'entend de :

a) toute personne physique qui réside habituellement dans un pays ou territoire — autre que le Canada — membre de l'OMC, au sens du paragraphe 2(1) de la *Loi de mise en œuvre de l'Accord sur l'Organisation mondiale du commerce*;

b) toute personne morale, association, société de personnes ou tout autre organisme qui est constitué, formé ou autrement organisé dans un pays ou territoire — autre que le Canada — , membre de l'OMC, au sens du paragraphe 2(1) de la *Loi de mise en œuvre de l'Accord sur l'Organisation mondiale du commerce*, et qui est contrôlé, directement ou indirectement, par une ou plusieurs personnes visées à l'alinéa a) ou contrôlée par le gouvernement d'un membre de l'OMC ou par celui d'un de ses États ou d'une de ses administrations locales, ou par tout organisme d'un tel gouvernement;

c) toute fiducie soit établie par une ou plusieurs personnes visées aux alinéas a) ou b), soit dans laquelle celles-ci détiennent plus de la moitié de la propriété effective;

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Dernière modification le 23 juin 2022

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Interpretation
Sections 11.1-12

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Interprétation
Articles 11.1-12

d) toute personne morale, association, société de personnes ou tout autre organisme qui est contrôlé, directement ou indirectement, par une fiducie visée à l'alinéa c).

Interpretation

(2) For the purposes of subsection (1),

(a) a body corporate is controlled by one or more persons if

(i) securities of the body corporate to which are attached more than 50 per cent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person or persons, and

(ii) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(b) an association, partnership or other organization is controlled by one or more persons if

(i) more than 50 per cent of the ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the person or persons, and

(ii) the person or persons are able to direct the business and affairs of the association, partnership or other organization;

(c) a body corporate, association, partnership or other organization is controlled by one or more persons if the person or persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; and

(d) a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization.

1999, c. 28, s. 137.

Application

(2) Pour l'application du paragraphe (1) :

a) ont le contrôle d'une personne morale les personnes qui ont la propriété effective de titres de celle-ci leur conférant plus de cinquante pour cent des droits de vote dont l'exercice leur permet d'élire la majorité des administrateurs de la personne morale;

b) ont le contrôle d'une association, d'une société de personnes ou d'un autre organisme les personnes qui en détiennent, à titre de véritables propriétaires, plus de cinquante pour cent des titres de participation — quelle qu'en soit la désignation — et qui ont la capacité d'en diriger tant l'activité commerciale que les affaires internes;

c) ont le contrôle d'une personne morale, d'une association, d'une société de personnes ou d'un autre organisme les personnes qui ont, directement ou indirectement, le contrôle de fait de la personne morale, de l'association, de la société de personnes ou de l'autre organisme;

d) toute personne morale, association, société de personnes ou tout autre organisme qui en contrôle un autre est censé contrôler toutes les personnes morales, associations, sociétés de personnes ou tous les autres organismes contrôlés ou censés contrôlés par cette autre personne morale, association, société ou cet autre organisme.

1999, ch. 28, art. 137.

Application

Application of Act

12 This Act applies to every body corporate

(a) that is incorporated or continued under this Act,

Application

Champ d'application

12 La présente loi s'applique aux personnes morales qui sont constituées ou prorogées sous son régime, ainsi qu'aux sociétés antérieures, auxquelles elle ne met pas fin.

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Last amended on June 23, 2022
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PART I Interpretation and Application
Application
Sections 12-16

Sociétés de fiducie et de prêt
PARTIE I Définitions et application
Application
Articles 12-16

(b) to which the *Trust Companies Act* applied immediately before the coming into force of this section, or

(c) to which the *Loan Companies Act* applied immediately before the coming into force of this section,

and that is not discontinued under this Act.

Conflicting provisions

13 Where there is a conflict or inconsistency between a provision of this Act and a provision of the incorporating instrument of a former-Act company, the provision of this Act prevails.

Conflit

13 En cas de conflit ou d'incompatibilité avec l'acte constitutif d'une société antérieure, les dispositions de la présente loi prévalent.

PART II

Status and Powers

PARTIE II

Pouvoirs

Corporate powers

14 (1) A company has the capacity of a natural person and, subject to this Act, the rights, powers and privileges of a natural person.

Pouvoirs

14 (1) La société a, sous réserve des autres dispositions de la présente loi, la capacité d'une personne physique.

Powers restricted

(2) A company shall not carry on any business or exercise any power that it is restricted by this Act from carrying on or exercising, or exercise any of its powers in a manner contrary to this Act.

Réserve

(2) La société ne peut exercer ses pouvoirs ou son activité commerciale en violation de la présente loi.

Business in Canada

(3) A company may carry on business throughout Canada.

Activité au Canada

(3) La société peut exercer son activité commerciale sur l'ensemble du territoire canadien.

Powers outside Canada

(4) Subject to this Act, a company has the capacity to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside Canada to the extent and in the manner that the laws of that jurisdiction permit.

Capacité extra-territoriale

(4) Sous réserve de la présente loi, la société jouit de la capacité extra-territoriale — tant pour ses affaires internes que pour ses pouvoirs et son activité commerciale — dans les limites des règles de droit applicables en l'espèce.

No invalidity

15 No act of a company, including any transfer of property to or by a company, is invalid by reason only that the act or transfer is contrary to the company's incorporating instrument or this Act.

Survie des droits

15 Les faits de la société, notamment en matière de transfert de biens, ne sont pas nuls du seul motif qu'ils sont contraires à son acte constitutif ou à la présente loi.

By-law not necessary

16 It is not necessary for a company to pass a by-law in order to confer any particular power on the company or its directors.

Pouvoirs particuliers

16 Il n'est pas nécessaire de prendre un règlement administratif pour conférer un pouvoir particulier à la société ou à ses administrateurs.

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Last amended on June 23, 2022
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PART II Status and Powers
Sections 17-20

Sociétés de fiducie et de prêt
PARTIE II Pouvoirs
Articles 17-20

No personal liability

17 The shareholders of a company are not, as shareholders, liable for any liability, act or default of the company except as otherwise provided by this Act.

No constructive notice

18 No person is affected by or is deemed to have notice or knowledge of the contents of a document concerning a company by reason only that the document has been filed with the Superintendent or the Minister or is available for inspection at a branch of the company.

Authority of directors and officers

19 (1) No company and no guarantor of an obligation of a company may assert against a person dealing with the company or against a person who has acquired rights from the company that

(a) the company's incorporating instrument or any by-laws of the company have not been complied with;

(b) the persons named as directors of the company in the most recent return sent to the Superintendent under section 499 are not the directors of the company;

(c) the place named in the incorporating instrument or by-laws of the company is not the place where the head office of the company is situated;

(d) a person held out by the company as a director, officer or representative of the company has not been duly appointed or has no authority to exercise the powers and perform the duties that are customary in the business of the company or usual for a director, officer or representative; or

(e) a document issued by any director, officer or representative of the company with actual or usual authority to issue the document is not valid or not genuine.

Exception — knowledge

(2) Subsection (1) does not apply in respect of a person who has or ought to have knowledge of a situation described in that subsection by virtue of their relationship to the company.

1991, c. 45, s. 19; 2005, c. 54, s. 371.

Sunset provision

20 (1) Subject to subsections (2) and (4), companies shall not carry on business after June 30, 2025.

Absence de responsabilité personnelle

17 Les actionnaires de la société ne sont pas responsables, en tant que tels, des dettes, actes ou défauts de celle-ci, sauf dans les cas prévus par la présente loi.

Absence de présomption de connaissance

18 Le seul fait qu'un document relatif à une société a été déposé auprès du surintendant ou du ministre, ou qu'il peut être consulté à un bureau de la société, est sans conséquence pour quiconque et n'implique pas qu'il y a connaissance de sa teneur.

Prétentions interdites

19 (1) La société, ou ses cautions, ne peuvent opposer aux personnes qui ont traité avec elle ou à ses ayants droit ou ayants cause les prétentions suivantes :

a) son acte constitutif ou ses règlements administratifs n'ont pas été observés;

b) les personnes qui figurent comme administrateurs de la société dans le dernier relevé envoyé au surintendant aux termes de l'article 499 ne sont pas ses administrateurs;

c) son siège ne se trouve pas au lieu indiqué dans son acte constitutif ou ses règlements administratifs;

d) une personne qu'elle a présentée comme l'un de ses administrateurs, dirigeants ou mandataires n'a pas été régulièrement nommée ou n'est pas habilitée à exercer les attributions qui découlent normalement du poste ou de son activité commerciale;

e) un document émanant régulièrement de l'un de ses administrateurs, dirigeants ou mandataires n'est pas valable ou authentique.

Exception

(2) Le paragraphe (1) ne s'applique pas aux personnes qui connaissent ou devraient connaître une situation visée à ce paragraphe en raison de leur relation avec la société.

1991, ch. 45, art. 19; 2005, ch. 54, art. 371.

Temporarisation

20 (1) Sous réserve des paragraphes (2) et (4), les sociétés ne peuvent exercer leurs activités après le 30 juin 2025.

Current to May 29, 2023
Last amended on June 23, 2022
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PART II Status and Powers
Sections 20-22

Sociétés de fiducie et de prêt
PARTIE II Pouvoirs
Articles 20-22

Extension

(2) The Governor in Council may, by order, extend by up to six months the time during which companies may continue to carry on business. No more than one order may be made under this subsection.

Order not a regulation

(3) The order is not a regulation for the purposes of the *Statutory Instruments Act*. However, it shall be published in Part II of the *Canada Gazette*.

Exception — dissolution

(4) If Parliament dissolves on the day set out in subsection (1) or on any day within the six-month period before that day or on any day within an extension ordered under subsection (2), companies may continue to carry on business until the end of the 180th day after the first day of the first session of the next Parliament.

1991, c. 45, s. 20; 1997, c. 15, s. 341; 2001, c. 9, s. 484; 2006, c. 4, s. 202; 2007, c. 6, s. 338; 2012, c. 5, s. 163; 2016, c. 7, s. 117; 2018, c. 12, s. 354; 2021, c. 23, s. 153.

Prorogation

(2) Le gouverneur en conseil peut, par décret, proroger jusqu'à concurrence de six mois la période au cours de laquelle les sociétés peuvent exercer leurs activités. Un seul décret peut être pris aux termes du présent paragraphe.

Loi sur les textes réglementaires

(3) Le décret n'est pas un règlement pour l'application de la *Loi sur les textes réglementaires*. Toutefois, il doit être publié dans la partie II de la *Gazette du Canada*.

Exception : dissolution

(4) En cas de dissolution du Parlement à la date prévue au paragraphe (1), au cours des six mois qui précèdent cette date ou au cours de la période prévue au paragraphe (2), les sociétés peuvent exercer leurs activités jusqu'au cent quatre-vingtième jour suivant le premier jour de la première session de la législature suivante.

1991, ch. 45, art. 20; 1997, ch. 15, art. 341; 2001, ch. 9, art. 484; 2006, ch. 4, art. 202; 2007, ch. 6, art. 338; 2012, ch. 5, art. 163; 2016, ch. 7, art. 117; 2018, ch. 12, art. 354; 2021, ch. 23, art. 153.

PART III

Incorporation, Continuance and Discontinuance

Formalities of Incorporation

Incorporation of company

21 On the application of one or more persons made in accordance with this Act, the Minister may, subject to this Part, issue letters patent incorporating a company.

Restrictions on incorporation

22 Letters patent incorporating a company may not be issued if the application therefor is made by or on behalf of

(a) Her Majesty in right of Canada or in right of a province, an agency of Her Majesty in either of those rights, or an entity controlled by Her Majesty in either of those rights;

(b) the government of a foreign country or any political subdivision thereof;

(c) an agency of the government of a foreign country or any political subdivision thereof; or

(d) an entity, other than a foreign institution or any subsidiary of a foreign institution, that is controlled by

PARTIE III

Constitution, prorogation et cessation

Formalités constitutives

Constitution

21 Sous réserve des autres dispositions de la présente partie, le ministre peut délivrer aux personnes qui lui en font la demande des lettres patentes pour la constitution d'une société.

Restrictions

22 Est obligatoirement rejetée toute demande de constitution par lettres patentes lorsqu'elle est présentée par ou pour, selon le cas :

a) Sa Majesté du chef du Canada ou d'une province, un de ses organismes ou une entité contrôlée par elle;

b) le gouvernement d'un pays étranger ou d'une de ses subdivisions politiques;

c) un organisme du gouvernement d'un pays étranger ou d'une de ses subdivisions politiques;

d) une entité contrôlée par le gouvernement d'un pays étranger ou d'une de ses subdivisions politiques, à l'exception d'une institution étrangère ou d'une filiale d'une telle institution.

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Last amended on June 23, 2022
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PART III Incorporation, Continuance and Discontinuance
Formalities of Incorporation
Sections 22-25

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Formalités constitutives
Articles 22-25

the government of a foreign country or any political subdivision thereof.

Subsidiary of foreign institution

23 If a proposed company would be a subsidiary of a foreign institution that is engaged in trust or loan business and the application for letters patent to incorporate the company is made by a non-WTO Member foreign institution, letters patent to incorporate the company may not be issued unless the Minister is satisfied that treatment as favourable for companies to which this Act applies exists or will be provided in the jurisdiction in which the foreign institution principally carries on business, either directly or through a subsidiary.

1991, c. 45, s. 23; 1999, c. 28, s. 138; 2001, c. 9, s. 485.

Filiale d'institution étrangère

23 Il ne peut y avoir délivrance de lettres patentes dans le cas où la société ainsi constituée serait la filiale d'une institution étrangère qui exploite une entreprise de fiducie ou de prêt, sauf si le ministre est convaincu que, dans les cas où la demande est faite par une institution étrangère d'un non-membre de l'OMC, les sociétés régies par la présente loi bénéficient ou bénéficieront d'un traitement aussi favorable sur le territoire où l'institution étrangère exerce principalement son activité, directement ou par l'intermédiaire d'une filiale.

1991, ch. 45, art. 23; 1999, ch. 28, art. 138; 2001, ch. 9, art. 485.

Application for incorporation

24 (1) An application for letters patent to incorporate a company setting out the names of the first directors of the company shall be filed with the Superintendent, together with such other information, material and evidence as the Superintendent may require.

Demande

24 (1) La demande de lettres patentes, qui doit indiquer les noms des premiers administrateurs de la société, est déposée au bureau du surintendant avec les autres renseignements, documents ou pièces justificatives que celui-ci peut exiger.

Publishing notice of intent

(2) Before filing an application referred to in subsection (1), the applicant or one of the applicants, as the case may be, shall, at least once a week for a period of four consecutive weeks, publish, in a form satisfactory to the Superintendent, a notice of intention to make the application in the *Canada Gazette* and in a newspaper in general circulation at or near the place where the head office of the company is to be situated.

Publicité

(2) Préalablement au dépôt de sa demande et au moins une fois par semaine pendant quatre semaines consécutives, l'intéressé publie, en la forme que le surintendant estime satisfaisante, un avis de son intention dans la *Gazette du Canada* et dans un journal à grand tirage paraissant au lieu prévu pour le siège de la société ou dans les environs.

Objections to incorporation

25 (1) Any person who objects to the proposed incorporation of a company may, within thirty days after the date of the last publication under subsection 24(2) in respect of the proposed company, submit the objection in writing to the Superintendent.

Avis d'opposition

25 (1) Toute personne qui s'oppose au projet de constitution peut, dans les trente jours suivant la dernière publication de l'avis d'intention, notifier par écrit son opposition au surintendant.

Minister to be informed

(2) On receipt of an objection under subsection (1), the Superintendent shall inform the Minister of the objection.

Information du ministre

(2) Dès réception, le surintendant porte à la connaissance du ministre l'opposition.

Inquiry into objection and report

(3) On receipt of an objection under subsection (1), and if the application for the issuance of the letters patent to which the objection relates has been received, the Superintendent shall, if satisfied that it is necessary and in the public interest to do so, hold or cause to be held a public inquiry into the objection as it relates to the application and, on completion of the inquiry, the Superintendent shall report the findings of the inquiry to the Minister.

Enquête et rapport

(3) Dès réception également et à condition qu'il ait aussi reçu la demande de lettres patentes, le surintendant, s'il est convaincu que cela est nécessaire et dans l'intérêt public, fait procéder à une enquête publique sur l'opposition dont il communique ensuite les conclusions au ministre.

Current to May 29, 2023
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PART III Incorporation, Continuance and Discontinuance
Formalities of Incorporation
Sections 25-27

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Formalités constitutives
Articles 25-27

Report to be made available

(4) Within thirty days after receiving a report under subsection (3), the Minister shall make the report available to the public.

Rules governing proceedings

(5) Subject to the approval of the Governor in Council, the Superintendent may make rules governing the proceedings at public inquiries held under this section.

Matters for consideration

26 Before issuing letters patent to incorporate a company, the Minister shall take into account all matters that the Minister considers relevant to the application, including

(a) the nature and sufficiency of the financial resources of the applicant or applicants as a source of continuing financial support for the company;

(b) the soundness and feasibility of the plans of the applicant or applicants for the future conduct and development of the business of the company;

(c) the business record and experience of the applicant or applicants;

(d) the character and integrity of the applicant or applicants or, if the applicant or any of the applicants is a body corporate, its reputation for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the businesses and operations of the applicant or applicants with those of the company on the conduct of those businesses and operations; and

(g) the best interests of the financial system in Canada.

1991, c. 45, s. 26; 2001, c. 9, s. 486.

Contents of letters patent

27 (1) There shall be set out in the letters patent incorporating a company

(a) the name of the company;

Publicité du rapport

(4) Le ministre rend public le rapport du surintendant dans les trente jours de sa réception.

Procédure d'enquête

(5) Sous réserve de l'agrément du gouverneur en conseil, le surintendant peut établir des règles concernant la procédure à suivre pour les enquêtes publiques prévues au présent article.

Facteurs à prendre en compte

26 Avant de délivrer des lettres patentes, le ministre prend en compte tous les facteurs qu'il estime se rapporter à la demande, notamment :

a) la nature et l'importance des moyens financiers du ou des demandeurs pour le soutien financier continu de la société;

b) le sérieux et la faisabilité de leurs plans pour la conduite et l'expansion futures de l'activité de la société;

c) leur expérience et leur dossier professionnel;

d) leur moralité et leur intégrité et, s'agissant de personnes morales, leur réputation pour ce qui est de leur exploitation selon des normes élevées de moralité et d'intégrité;

e) la compétence et l'expérience des personnes devant exploiter la société, afin de déterminer si elles sont aptes à participer à l'exploitation d'une institution financière et à exploiter la société de manière responsable;

f) les conséquences de toute intégration des activités et des entreprises du ou des demandeurs et de celles de la société sur la conduite de ces activités et entreprises;

g) l'intérêt du système financier canadien.

1991, ch. 45, art. 26; 2001, ch. 9, art. 486.

Teneur

27 (1) Les lettres patentes d'une société doivent mentionner les éléments d'information suivants :

a) la dénomination sociale;

b) la province où se trouvera son siège;

Current to May 29, 2023
Last amended on June 23, 2022
23
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Formalities of Incorporation
Sections 27-31

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Formalités constitutives
Articles 27-31

(b) the province in which the head office of the company is to be situated; and

(c) the date that the company came, or is to come, into existence.

c) la date de la constitution.

Provisions in letters patent

(2) The Minister may set out in the letters patent incorporating a company any provision not contrary to this Act that the Minister considers advisable in order to take into account the particular circumstances of the proposed company.

Dispositions particulières

(2) Les lettres patentes peuvent contenir toute disposition conforme à la présente loi que le ministre estime indiquée pour tenir compte de la situation particulière à la société projetée.

Terms and conditions

(3) The Minister may impose such terms and conditions in respect of the issuance of letters patent incorporating a company as the Minister considers necessary or appropriate.

1991, c. 45, s. 27; 2005, c. 54, s. 372.

Conditions

(3) Le ministre peut assujettir la délivrance des lettres patentes de la société aux conditions qu'il estime indiquées.

1991, ch. 45, art. 27; 2005, ch. 54, art. 372.

Notice of issue of letters patent

28 The Superintendent shall cause to be published in the *Canada Gazette* a notice of the issuance of letters patent incorporating a company.

Avis de délivrance

28 Le surintendant fait publier les avis de délivrance de lettres patentes dans la *Gazette du Canada*.

First directors

29 The first directors of a company are the directors named in the application for letters patent to incorporate the company.

Premiers administrateurs

29 Les premiers administrateurs d'une société sont ceux dont les noms figurent dans la demande de lettres patentes.

Effect of letters patent

30 A company comes into existence on the date provided therefor in its letters patent.

Effet des lettres patentes

30 La société est constituée à la date indiquée dans ses lettres patentes.

Continuance

Federal corporations

31 (1) A body corporate incorporated under the *Canada Business Corporations Act* or any other Act of Parliament, other than a federal credit union, may apply to the Minister for letters patent continuing the body corporate as a company under this Act.

Other corporations

(2) A body corporate incorporated otherwise than by or under an Act of Parliament may, if so authorized by the laws of the jurisdiction where it is incorporated, apply to the Minister for letters patent continuing the body corporate as a company under this Act.

1991, c. 45, s. 31; 1994, c. 24, s. 34(F); 2010, c. 12, s. 2124.

Prorogation

Personnes morales fédérales

31 (1) Les personnes morales constituées aux termes de la *Loi canadienne sur les sociétés par actions* ou d'une autre loi fédérale, à l'exception d'une coopérative de crédit fédérale, peuvent demander au ministre des lettres patentes de prorogation sous le régime de la présente loi.

Autres personnes morales

(2) Les personnes morales non constituées sous le régime d'une loi fédérale peuvent, si les règles de droit en vigueur sur le territoire de leur constitution les y autorisent, demander au ministre des lettres patentes de prorogation sous le régime de la présente loi.

1991, ch. 45, art. 31; 1994, ch. 24, art. 34(F); 2010, ch. 12, art. 2124.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Continuance
Sections 32-35
Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Prorogation
Articles 32-35

Application for continuance

32 (1) Where a body corporate applies for letters patent under subsection 31(1) or (2), sections 22 to 26 apply in respect of the application, with such modifications as the circumstances require.

Special resolution approval

(2) Where a body corporate applies for letters patent under subsection 31(1) or (2), the application must be duly authorized by a special resolution.

Copy of special resolution

(3) A copy of the special resolution referred to in subsection (2) shall be filed with the application.

Power to issue letters patent

33 (1) On the application of a body corporate under subsection 31(1) or (2), the Minister may, subject to this Part, issue letters patent continuing the body corporate as a company under this Act.

Issue of letters patent

(2) Where letters patent are issued to a body corporate under subsection (1), section 27 applies in respect of the issue of letters patent, with such modifications as the circumstances require.

Effect of letters patent

34 On the day set out in the letters patent continuing a body corporate as a company under subsection 33(1),

(a) the body corporate becomes a company as if it had been incorporated under this Act; and

(b) the letters patent are deemed to be the incorporating instrument of the continued company.

Copy of letters patent

35 (1) Where a body corporate is continued as a company under this Part, the Superintendent shall forthwith send a copy of the letters patent to the appropriate official or public body in the jurisdiction in which the body corporate was authorized to apply to be continued under this Act.

Notice of issuance of letters patent

(2) The Superintendent shall cause to be published in the *Canada Gazette* a notice of the issuance of letters patent continuing a body corporate as a company under this Act.

Demande de prorogation

32 (1) La demande de prorogation est, dans les deux cas, assujettie aux articles 22 à 26, compte tenu des modifications nécessaires.

Autorisation par résolution extraordinaire

(2) La demande de prorogation doit être auparavant dûment autorisée par résolution extraordinaire.

Copie de la résolution

(3) Une copie de la résolution extraordinaire doit être jointe à la demande.

Pouvoir de délivrance

33 (1) Le ministre peut, sous réserve des autres dispositions de la présente partie, délivrer des lettres patentes prorogeant comme société sous le régime de la présente loi la personne morale qui lui en fait la demande aux termes de l'article 31.

Lettres patentes de prorogation

(2) L'article 27 s'applique, avec les adaptations de circonstance, lors de la délivrance de lettres patentes de prorogation.

Effet

34 À la date indiquée dans les lettres patentes de prorogation :

a) la personne morale devient une société comme si elle avait été constituée sous le régime de la présente loi;

b) les lettres patentes sont réputées être l'acte constitutif de la société prorogée.

Transmission des lettres patentes

35 (1) Après toute prorogation accordée sous le régime de la présente partie, le surintendant adresse sans délai copie des lettres patentes au fonctionnaire ou à l'organisme public compétent du ressort dans lequel la demande a été autorisée.

Avis

(2) Le surintendant fait publier dans la *Gazette du Canada* un avis de délivrance de lettres patentes de prorogation.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Continuance
Sections 36-37

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Prorogation
Articles 36-37

Effects of continuance

36 Where a body corporate is continued as a company under this Part,

(a) the property of the body corporate continues to be the property of the company;

(b) the company continues to be liable for the obligations of the body corporate;

(c) an existing cause of action or claim by or against the body corporate or any liability of the body corporate to prosecution is unaffected;

(d) a civil, criminal or administrative action or proceeding pending by or against the body corporate may continue to be prosecuted by or against the company;

(e) a conviction against, or any ruling, order or judgment in favour of or against the body corporate may be enforced by or against the company;

(f) a person who, on the day the body corporate becomes a company, was the holder of a security issued by the body corporate is not deprived of any right or privilege available to the person at that time in respect of the security or relieved of any liability in respect thereof, but any such right or privilege may be exercised only in accordance with this Act; and

(g) the by-laws of the body corporate, except those that are in conflict with this Act, continue as the by-laws of the company.

Effets de la prorogation

36 Les règles suivantes s'appliquent à toute personne morale prorogée comme société sous le régime de la présente partie :

a) les biens de la personne morale lui appartiennent;

b) elle assume les obligations de la personne morale;

c) aucune atteinte n'est portée aux causes d'action déjà nées à l'égard de la personne morale;

d) les procédures civiles, criminelles ou administratives engagées par ou contre la personne morale peuvent être continuées par ou contre la société;

e) toute décision judiciaire ou quasi judiciaire rendue en faveur de la personne morale ou contre elle est exécutoire à l'égard de la société;

f) les personnes qui, à la date de prorogation, détenaient des valeurs de la personne morale conservent tous les droits et privilèges qu'elles avaient à cette date — leur exercice étant dès lors assujetti à la présente loi — et continuent d'assumer les obligations qui en découlent;

g) les règlements administratifs de la personne morale deviennent, sous réserve de leur compatibilité avec la présente loi, ceux de la société.

Transitional

37 (1) Notwithstanding any other provision of this Act or the regulations, the Minister may, on the recommendation of the Superintendent, by order, grant to a company in respect of which letters patent were issued under subsection 33(1) permission to

(a) engage in a business activity specified in the order that a company is not otherwise permitted by this Act to engage in and that the body corporate continued as the company was engaging in at the time the application for the letters patent was made;

(b) continue to have issued and outstanding debt obligations the issue of which is not authorized by this Act if the debt obligations were outstanding at the time the application for the letters patent was made;

(c) [Repealed, 1994, c. 47, s. 202]

(d) hold assets that a company is not otherwise permitted by this Act to hold if the assets were held by the

Disposition transitoire

37 (1) Par dérogation à toute autre disposition de la présente loi ou de ses règlements, le ministre peut, par arrêté pris sur recommandation du surintendant, autoriser la société à laquelle ont été délivrées des lettres patentes en vertu du paragraphe 33(1) à :

a) exercer toute activité précisée dans l'arrêté et interdite par ailleurs par la présente loi mais à laquelle la personne morale prorogée se livrait à la date du dépôt de la demande de lettres patentes;

b) maintenir en circulation des titres de créance dont la présente loi n'autorise pas l'émission, dans la mesure où ils étaient déjà en circulation à la date de la demande;

c) [Abrogé, 1994, ch. 47, art. 202]

d) détenir des éléments d'actif prohibés par la présente loi mais qui, à la date de la demande, appartenaient à la personne morale prorogée comme société;

Current to May 29, 2023
Last amended on June 23, 2022
26
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Continuance
Section 37

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Prorogation
Article 37

body corporate continued as the company at the time the application for the letters patent was made;

(e) acquire and hold assets that a company is not otherwise permitted by this Act to acquire or hold if the body corporate continued as the company was obliged, at the time the application for the letters patent was made, to acquire those assets; and

(f) maintain outside Canada any records or registers required by this Act to be maintained in Canada.

Duration

(2) The permission granted under subsection (1) shall be expressed to be granted for a period specified in the order not exceeding

(a) with respect to any activity described in paragraph (1)(a), thirty days after the date of issue of the letters patent or, where the activity is conducted pursuant to an agreement existing on the date of issue of the letters patent, the expiration of the agreement;

(b) with respect to any matter described in paragraph (1)(b), ten years; and

(c) with respect to any matter described in any of paragraph (1)(d) to (f), two years.

Non-application

(2.1) Paragraph (2)(a) does not apply to a company if the body corporate continued as the company was, at any time before the coming into force of this subsection, engaged in any personal property leasing activity in which a financial leasing entity, as defined in subsection 449(1), is not permitted to engage.

Renewal

(3) Subject to subsection (4), the Minister may, on the recommendation of the Superintendent, by order, renew a permission granted by order under subsection (1) with respect to any matter described in paragraphs (1)(b) to (e) for such further period or periods as the Minister considers necessary.

Limitation

(4) The Minister shall not grant to a company any permission

(a) with respect to matters described in paragraph (1)(b), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business, unless the Minister is satisfied on the basis of evidence on oath provided by an officer of the company that the company will not

e) acquérir et détenir des éléments d'actif prohibés par la présente loi, dans le cas où la personne morale prorogée comme société était obligée, à la date de la demande, de les acquérir;

f) tenir à l'étranger les livres et registres dont la présente loi exige la tenue au Canada.

Durée des exceptions

(2) L'arrêté précise la période de validité de l'autorisation, qui ne peut excéder :

a) dans les cas visés à l'alinéa (1)a), trente jours à partir de la date de délivrance des lettres patentes ou, lorsque l'activité découle d'accords existant à cette date, la date d'expiration de ces accords;

b) dans les cas visés à l'alinéa (1)b), dix ans;

c) deux ans dans les autres cas.

Non-application

(2.1) L'alinéa (2)a) ne s'applique pas à la société si la personne morale qui a été prorogée en cette société a exercé, avant l'entrée en vigueur du présent paragraphe, toute activité de crédit-bail mobilier qu'une entité s'occupant de crédit-bail, au sens du paragraphe 449(1), n'est pas elle-même autorisée à exercer.

Renouvellement

(3) Sous réserve du paragraphe (4), le ministre peut sur recommandation du surintendant, dans les cas visés aux alinéas (1)b) à e), accorder, par arrêté, les renouvellements d'autorisation qu'il estime nécessaires.

Restriction

(4) Le ministre ne peut pas délivrer d'autorisation qui serait encore valable plus de dix ans après la date d'obtention par la société de l'agrément de fonctionnement dans les cas visés aux alinéas (1)d) et e); dans les cas visés à l'alinéa (1)b), il ne peut le faire que s'il est convaincu, sur la foi de la déposition sous serment d'un dirigeant de la société, que celle-ci sera dans l'incapacité juridique

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Continuance
Sections 37-38

be able at law to redeem at the end of the ten years the outstanding debt obligations to which the permission relates; and

(b) with respect to matters referred to in paragraphs (1)(d) and (e), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business.

1991, c. 45, s. 37; 1994, c. 47, s. 202; 1997, c. 15, s. 342; 1999, c. 31, s. 213(F); 2007, c. 6, s. 339; 2009, c. 2, s. 288.

Discontinuance

Transferring to other federal Acts

38 (1) A company may

(a) apply, under the *Bank Act*, for letters patent continuing the company as a bank or a bank holding company under that Act, or amalgamating and continuing the company as a bank or a bank holding company under that Act;

(b) apply, with the approval in writing of the Minister, under the *Canada Business Corporations Act*, for a certificate of continuance as a corporation under that Act;

(c) apply, with the approval in writing of the Minister, under the *Canada Cooperatives Act*, for a certificate of continuance, or a certificate of continuance and a certificate of amalgamation, as a cooperative under that Act;

(d) apply, under the *Cooperative Credit Associations Act*, for letters patent continuing the company as an association under that Act, or amalgamating and continuing the company as an association under that Act; or

(e) apply, under the *Insurance Companies Act*, for letters patent continuing the company as a company (other than a mutual company) or an insurance holding company under that Act, or amalgamating and continuing the company as a company (other than a mutual company) or an insurance holding company under that Act.

Conditions for approval

(2) The approval referred to in paragraph (1)(b) or (c) may be given only if the Minister is satisfied that

(a) the company has published, once a week for four consecutive weeks in the *Canada Gazette* and in a newspaper in general circulation at or near the place where the head office of the company is situated, a notice of its intention to apply for the approval;

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Prorogation
Articles 37-38

de racheter les titres de créance visés par l'autorisation encore en circulation à l'expiration de ce délai.

1991, ch. 45, art. 37; 1994, ch. 47, art. 202; 1997, ch. 15, art. 342; 1999, ch. 31, art. 213(F); 2007, ch. 6, art. 339; 2009, ch. 2, art. 288.

Cessation

Prorogation sous le régime d'autres lois fédérales

38 (1) La société peut demander :

a) la délivrance de lettres patentes de prorogation en banque ou en société de portefeuille bancaire en vertu de la *Loi sur les banques* ou de lettres patentes de fusion et prorogation en banque ou en société de portefeuille bancaire en vertu de cette loi;

b) avec l'agrément écrit du ministre, la délivrance d'un certificat de prorogation en société en vertu de la *Loi canadienne sur les sociétés par actions*;

c) avec l'agrément écrit du ministre, la délivrance d'un certificat de prorogation en coopérative en vertu de la *Loi canadienne sur les coopératives* ou d'un certificat de prorogation et d'un certificat de fusion en coopérative en vertu de cette loi;

d) la délivrance de lettres patentes de prorogation en association en vertu de la *Loi sur les associations coopératives de crédit* ou de lettres patentes de fusion et prorogation en association en vertu de cette loi;

e) la délivrance de lettres patentes de prorogation en société — exception faite d'une société mutuelle — ou en société de portefeuille d'assurances aux termes de la *Loi sur les sociétés d'assurances* ou de lettres patentes de fusion et prorogation en société — exception faite d'une société mutuelle — ou en société de portefeuille d'assurances en vertu de cette loi.

Conditions préalables à l'agrément

(2) L'agrément visé aux alinéas (1)b) ou c) ne peut être donné que si le ministre est convaincu :

Current to May 29, 2023
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Last amended on June 23, 2022
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Discontinuance
Sections 38-40

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Cessation
Articles 38-40

(b) the company is not carrying on any of the fiduciary activities referred to in section 412;

(c) unless the company is a subsidiary of another company and it uses the name of the other company in its name as permitted by section 48, the company will not use the word “fiduciaire”, “fiduciary”, “fiducie”, “loan”, “loanco”, “prêt”, “trust” or “trustco” in its name after the certificate referred to in that paragraph is issued;

(d) the company does not hold deposits, other than deposits that are made by a person who controls the company or by a person who has a significant interest in a class of shares of the company and that are not insured by the Canada Deposit Insurance Corporation; and

(e) the application has been authorized by a special resolution.

a) que la société a fait publier une fois par semaine pendant quatre semaines consécutives, dans la *Gazette du Canada* et dans un journal à grand tirage paraissant au lieu du siège de la société ou dans les environs, un préavis de son intention de faire la demande d’agrément;

b) qu’elle n’exerce pas les activités fiduciaires visées à l’article 412;

c) sauf si elle est une filiale d’une autre société et qu’elle utilise dans sa dénomination sociale celle de l’autre société en conformité avec l’article 48, qu’elle s’est engagée à ne pas utiliser les mots « fiduciaire », « fiduciary », « fiducie », « loan », « loanco », « prêt », « trust » ou « trustco » dans sa dénomination sociale après la délivrance du certificat visé à cet alinéa;

d) qu’elle ne détient pas de dépôts, à l’exception des dépôts qui sont faits par une personne qui la contrôle ou qui détient un intérêt substantiel dans une catégorie d’actions de la société et qui ne sont pas assurés par la Société d’assurance-dépôts du Canada;

e) que la demande a été autorisée par résolution extraordinaire.

Withdrawing application

(3) If a special resolution authorizing the application for the certificate or letters patent so states, the directors of the company may, without further approval of the shareholders, withdraw the application before it is acted on.

Retrait de la demande

(3) Les administrateurs de la société peuvent, si cette faculté leur est accordée par les actionnaires dans la résolution extraordinaire autorisant la demande de certificat ou de lettres patentes, retirer celle-ci avant qu’il n’y soit donné suite.

Restriction on other transfers

(4) A company may not apply to be continued, or to be amalgamated and continued, as the case may be, as a body corporate other than one referred to in subsection (1).

1991, c. 45, ss. 38, 559; 1994, c. 24, s. 34(F); 1997, c. 15, s. 343; 2001, c. 9, s. 487; 2007, c. 6, s. 340.

Restriction : prorogation en vertu d’autres régimes

(4) La société ne peut demander la prorogation ou la fusion et la prorogation, selon le cas, si ce n’est en conformité avec le paragraphe (1).

1991, ch. 45, art. 38 et 559; 1994, ch. 24, art. 34(F); 1997, ch. 15, art. 343; 2001, ch. 9, art. 487; 2007, ch. 6, art. 340.

Act ceases to apply

39 If a company applies for a certificate or letters patent referred to in section 38 in accordance with that section and the certificate is given or the letters patent are issued, this Act ceases to apply to the company as of the day the certificate or the letters patent take effect.

1991, c. 45, s. 39; 1994, c. 24, s. 34(F); 2007, c. 6, s. 340.

Cessation

39 En cas de délivrance d’un certificat ou de lettres patentes par suite d’une demande faite par la société en vertu de l’article 38, la présente loi cesse de s’appliquer à celle-ci à la date de prise d’effet du certificat ou des lettres patentes.

1991, ch. 45, art. 39; 1994, ch. 24, art. 34(F); 2007, ch. 6, art. 340.

40 [Repealed, 2007, c. 6, s. 340]

40 [Abrogé, 2007, ch. 6, art. 340]

Current to May 29, 2023
Last amended on June 23, 2022
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Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Corporate Name
Sections 41-43

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Dénomination sociale
Articles 41-43

Corporate Name

Prohibited names

41 (1) A company may not be incorporated under this Act with a name

(a) that is prohibited by an Act of Parliament;

(b) that is, in the opinion of the Superintendent, deceptively misdescriptive;

(c) that is the same as or, in the opinion of the Superintendent, substantially the same as or confusingly similar to, any existing

(i) trademark or trade name, or

(ii) corporate name of a body corporate,

except where the trademark or trade name is being changed or the body corporate is being dissolved or is changing its corporate name and consent to the use of the trademark, trade name or corporate name is signified to the Superintendent in such manner as the Superintendent may require;

(d) that is the same as or, in the opinion of the Superintendent, substantially the same as or confusingly similar to, the known name under or by which any entity carries on business or is identified; or

(e) that is reserved under section 45 for another company or a proposed company.

Exception

(2) Paragraph (1)(a) does not apply with respect to any former-Act company incorporated by or under an Act of Parliament that expressly authorizes the use of any name that would otherwise be prohibited.

1991, c. 45, s. 41; 1996, c. 6, s. 112; 1997, c. 15, s. 344; 2014, c. 20, s. 366(E).

Trust company

42 A company that is a trust company pursuant to subsection 57(2) must have the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trustco” included in its name.

Affiliated company

43 Despite section 41, a company that is affiliated with another entity may, with the consent of that entity, be incorporated with, or change its name to, substantially the same name as that of the affiliated entity.

1991, c. 45, s. 43; 1996, c. 6, s. 113; 2001, c. 9, s. 488; 2007, c. 6, s. 341.

Dénomination sociale

Dénominations prohibées

41 (1) La société ne peut être constituée aux termes de la présente loi sous une dénomination sociale :

a) dont une loi fédérale interdit l’utilisation;

b) qui, selon le surintendant, est fausse ou trompeuse;

c) qui est identique à la marque de commerce, au nom commercial ou à la dénomination sociale d’une personne morale existant ou qui, selon le surintendant, est à peu près identique à ceux-ci ou leur est similaire au point de prêter à confusion, sauf si, d’une part, la dénomination, la marque ou le nom est en voie d’être changé ou la personne morale est en cours de dissolution et, d’autre part, le consentement de celle-ci à cet égard est signifié au surintendant selon les modalités qu’il peut exiger;

d) qui est identique au nom sous lequel une entité exerce son activité ou est connue, ou qui, selon le surintendant, est à peu près identique à celui-ci ou lui est similaire au point de prêter à confusion avec lui;

e) qui est réservée, en application de l’article 45, à une autre société existante ou projetée.

Exception

(2) L’alinéa (1)a) ne s’applique pas à la société antérieure constituée en personne morale sous le régime d’une loi fédérale qui autorise expressément l’utilisation d’une dénomination qui serait autrement interdite.

1991, ch. 45, art. 41; 1996, ch. 6, art. 112; 1997, ch. 15, art. 344; 2014, ch. 20, art. 366(A).

Société de fiducie

42 La dénomination sociale d’une société de fiducie au sens du paragraphe 57(2) doit comporter l’un des mots suivants : « fiduciaire », « fiduciary », « fiducie », « trust » ou « trustco ».

Société faisant partie d’un groupe

43 Par dérogation à l’article 41, la société qui est du même groupe qu’une autre entité peut, une fois obtenu son consentement, adopter une dénomination sociale à peu près identique à celle de l’entité ou être constituée en personne morale sous une telle dénomination.

1991, ch. 45, art. 43; 1996, ch. 6, art. 113; 2001, ch. 9, art. 488; 2007, ch. 6, art. 341.

Current to May 29, 2023
Last amended on June 23, 2022
30
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Corporate Name
Sections 44-46
Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Dénomination sociale
Articles 44-46

French or English form of name

44 (1) The name of a company may be set out in its letters patent in an English form, a French form, an English form and a French form or in a combined English and French form, and the company may use and be legally designated by any such form.

Alternate name

(2) A company may identify itself outside Canada by its name in any language and the company may use and be legally designated by any such form of its name outside Canada.

Other name

(3) Subject to subsection (4) and section 260, a company may carry on business under or identify itself by a name other than its corporate name.

Directions

(4) Where a company is carrying on business under or identifying itself by a name other than its corporate name, the Superintendent may, by order, direct the company not to use that other name if the Superintendent is of the opinion that that other name is a name referred to in any of paragraphs 41(1)(a) to (e).

1991, c. 45, s. 44; 1996, c. 6, s. 114.

Reserved name

45 The Superintendent may, on request, reserve for ninety days a name for a proposed company or for a company that intends to change its name.

Directing change of name

46 (1) If through inadvertence or otherwise a company

(a) comes into existence or is continued with a name, or

(b) on an application to change its name, is granted a name

that is prohibited by section 41, the Superintendent may, by order, direct the company to change its name and the company shall comply with that direction.

Revoking name

(2) If a company has been directed under subsection (1) to change its name and has not, within sixty days after the service of the direction, changed its name to a name that is not prohibited by this Act, the Superintendent may revoke the name of the company and assign to it a name and, until changed in accordance with section 220

Français ou anglais

44 (1) Dans les lettres patentes, la dénomination sociale peut être énoncée sous l'une des formes suivantes, qui peut légalement désigner la société : français seul, anglais seul, français et anglais, ou combinaison de ces deux langues.

Dénomination pour l'étranger

(2) La société peut, à l'étranger, énoncer sa dénomination sociale sous n'importe quelle forme linguistique, laquelle peut dès lors légalement désigner la société en dehors du Canada.

Autre nom

(3) Sous réserve du paragraphe (4) et de l'article 260, la société peut exercer son activité commerciale ou s'identifier sous un nom autre que sa dénomination sociale.

Interdiction

(4) Dans le cas où la société exerce son activité commerciale ou s'identifie sous un autre nom que sa dénomination sociale, le surintendant peut, par ordonnance, lui interdire d'utiliser cet autre nom s'il est d'avis que celui-ci est visé à l'un des alinéas 41(1)a) à e).

1991, ch. 45, art. 44; 1996, ch. 6, art. 114.

Réservation de la dénomination

45 Le surintendant peut, sur demande, réserver pendant quatre-vingt-dix jours une dénomination sociale à l'intention d'une société sur le point de se constituer ou de changer sa dénomination sociale.

Changement obligatoire

46 (1) Le surintendant peut, par ordonnance, forcer la société qui, notamment par inadvertance, a reçu une dénomination sociale interdite par l'article 41 à la changer sans délai.

Invalidation

(2) Le surintendant peut invalider la dénomination sociale de la société qui ne se conforme pas à l'ordonnance dans les soixante jours qui suivent sa signification et lui attribuer une dénomination qui constituera, tant qu'elle ne sera pas changée conformément aux articles 220 ou 222, sa dénomination officielle.

1991, ch. 45, art. 46; 1996, ch. 6, art. 115; 2001, ch. 9, art. 489.

Current to May 29, 2023
31
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Corporate Name
Sections 46-48.1

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Dénomination sociale
Articles 46-48.1

or 222, the name of the company is thereafter the name so assigned.

1991, c. 45, s. 46; 1996, c. 6, s. 115; 2001, c. 9, s. 489.

Restriction re trust company name

47 (1) No entity incorporated or formed by or under an Act of Parliament other than this Act shall use the word "fiduciaire", "fiduciary", "fiducie", "trust" or "trustco" or any word or words of import equivalent to any of those words in its name.

Restriction re loan company name

(2) No entity incorporated or formed by or under any Act of Parliament other than this Act shall use the word "loan", "loanco" or "prêt" or any word or words of import equivalent to any of those words in its name.

Exception

(3) Subsections (1) and (2) do not apply to

(a) an entity the business of which is not financial activities; or

(b) an entity that was, on the day immediately preceding the day on which

(i) subsection (1) comes into force, using the word "fiduciaire", "fiduciary", "fiducie", "trust" or "trustco" or any word or words of import equivalent to any of those words in its name, or

(ii) subsection (2) comes into force, using the word "loan", "loanco" or "prêt" or any word or words of import equivalent to any of those words in its name.

1991, c. 45, s. 47; 1996, c. 6, s. 115.

Subsidiaries

48 Despite subsections 47(1) and (2), a subsidiary of a company may use the company's name in its name.

1991, c. 45, s. 48; 1996, c. 6, s. 115; 2001, c. 9, s. 490.

Definition of *reserved name*

48.1 (1) In this section, ***reserved name*** means a name that includes as part thereof the word "assurance", "assurances", "insurance", "lifeco", "fiduciaire", "fiduciary", "fiducie", "trust", "trustco", "loan", "loanco" or "prêt" or any word or words of import equivalent to any of those words.

Restrictions

47 (1) L'emploi, dans la dénomination sociale, des mots « fiduciaire », « fiduciary », « fiducie », « trust » ou « trustco » ou de tout autre mot ayant un sens équivalent est interdit à toute entité constituée en personne morale ou formée aux termes d'une autre loi fédérale.

Autres restrictions

(2) L'emploi, dans la dénomination sociale, des mots « loan », « loanco » ou « prêt » ou de tout autre mot ayant un sens équivalent est interdit à toute entité constituée en personne morale ou formée aux termes d'une autre loi fédérale.

Exception

(3) Les paragraphes (1) et (2) ne visent pas les entités :

a) soit qui n'ont pas pour objet une activité financière;

b) soit qui, à l'entrée en vigueur du paragraphe (1), utilisaient les mots « fiduciaire », « fiduciary », « fiducie », « trust » ou « trustco » ou tout autre mot ayant un sens équivalent, ou, à l'entrée en vigueur du paragraphe (2), utilisaient les mots « loan », « loanco » ou « prêt » ou tout autre mot ayant un sens équivalent.

1991, ch. 45, art. 47; 1996, ch. 6, art. 115.

Filiales

48 Par dérogation aux paragraphes 47(1) et (2), la filiale d'une société peut utiliser dans sa dénomination sociale celle de la société.

1991, ch. 45, art. 48; 1996, ch. 6, art. 115; 2001, ch. 9, art. 490.

Définition de *raison sociale prohibée*

48.1 (1) Pour l'application du présent article, sont prohibées les raisons sociales qui utilisent les mots « assurance », « assurances », « insurance », « lifeco », « fiduciaire », « fiduciary », « fiducie », « trust », « trustco », « loan », « loanco » ou « prêt » ou tout autre mot ayant un sens équivalent.

Current to May 29, 2023
32
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART III Incorporation, Continuance and Discontinuance
Corporate Name
Section 48.1

Sociétés de fiducie et de prêt
PARTIE III Constitution, prorogation et cessation
Dénomination sociale
Article 48.1

Termination of control required in certain cases

(2) No person, other than a financial institution, who

(a) is carrying on business in Canada under a reserved name, and

(b) has control or acquires control of a company,

shall control the company on the later of

(c) one year after this section comes into force, and

(d) one year after the date of acquisition of the control.

Fin du contrôle

(2) Quiconque exploite son entreprise au Canada sous une raison sociale prohibée, à l'exception d'une institution financière, doit cesser d'exercer le contrôle sur une société après l'année qui suit soit la prise de contrôle soit la date d'entrée en vigueur du présent article, la dernière en date étant retenue.

Prohibition

(3) No person, other than a financial institution, who

(a) controls an entity that is not a financial institution that carries on business in Canada under a reserved name, and

(b) has control or acquires control of a company,

shall control the company on the later of

(c) one year after this section comes into force, and

(d) one year after the date of the acquisition of the control.

Fin du contrôle

(3) Quiconque, à l'exception d'une institution financière, contrôle une entité — autre qu'une institution financière — qui exploite une entreprise au Canada sous une raison sociale prohibée doit cesser d'exercer le contrôle sur une société après l'année qui suit soit la prise de contrôle de la société soit la date d'entrée en vigueur du présent article, la dernière en date étant retenue.

Continuing control prohibited

(4) Notwithstanding subsection (3), where a financial institution controls an entity that

(a) is not a financial institution,

(b) carries on business in Canada under a reserved name, and

(c) has control or acquires control of a company,

the entity shall not control the company on the later of

(d) one year after this section comes into force, and

(e) one year after the date on which the entity acquires control of the company.

Fin du contrôle

(4) Malgré le paragraphe (3), si une institution financière contrôle une entité qui, sans être une institution financière, exploite une entreprise au Canada sous une raison sociale prohibée et contrôle une société ou en acquiert le contrôle, l'entité doit cesser d'exercer le contrôle sur la société après l'année qui suit soit la prise de contrôle de la société soit l'entrée en vigueur du présent article, la dernière en date étant retenue.

Exceptions

(5) Subsections (2) to (4) do not apply with respect to a person or entity that was carrying on business in Canada under a reserved name on the day immediately preceding the day on which those subsections come into force.

1996, c. 6, s. 115.

Exceptions

(5) Les paragraphes (2) à (4) ne s'appliquent pas à une personne ou entité qui, à leur entrée en vigueur, exploite une entreprise au Canada sous une raison sociale prohibée.

1996, ch. 6, art. 115.

Current to May 29, 2023
Last amended on June 23, 2022
33
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IV Organization and Commencement
Sections 49-50

Sociétés de fiducie et de prêt
PARTIE IV Organisation et fonctionnement
Articles 49-50

PART IV

Organization and Commencement

Organization Meetings

First directors' meeting

49 (1) After letters patent incorporating a company are issued, a meeting of the directors of the company shall be held at which the directors may, subject to this Part,

(a) make by-laws;

(b) adopt forms of share certificates and corporate records;

(c) authorize the issue of shares of the company;

(d) appoint officers;

(e) appoint an auditor to hold office until the first meeting of shareholders;

(f) make banking arrangements; and

(g) deal with any other matters necessary to organize the company.

Calling directors' meeting

(2) An incorporator or a director named in the application for letters patent may call the meeting referred to in subsection (1) by giving, subject to subsection 185(2), no fewer than five days notice of the purpose, time and place of the meeting to each director of the company.

Calling shareholders' meeting

50 (1) If at least five million dollars, or any greater amount that the Minister may specify, has been received by a company in respect of which letters patent were issued under section 21 from the issue of its shares, the directors of the company shall without delay call a meeting of the shareholders of the company.

Meeting of shareholders

(2) The shareholders of a company shall, by resolution at the meeting of shareholders called pursuant to subsection (1),

(a) approve, amend or reject any by-law made by the directors of the company;

PARTIE IV

Organisation et fonctionnement

Réunions

Réunion constitutive

49 (1) Après la délivrance des lettres patentes constituant la société, le conseil d'administration tient une réunion au cours de laquelle il peut, sous réserve de la présente partie :

a) prendre des règlements administratifs;

b) adopter les modèles des certificats d'actions et des livres ou registres sociaux;

c) autoriser l'émission d'actions;

d) nommer les dirigeants;

e) nommer un vérificateur dont le mandat expirera à la première assemblée des actionnaires;

f) conclure des conventions bancaires;

g) traiter de toute autre question d'organisation.

Convocation de la réunion

(2) Le fondateur de la société — ou l'administrateur nommé dans la demande de lettres patentes — peut, sous réserve du paragraphe 185(2), convoquer la réunion prévue au paragraphe (1) en avisant chaque administrateur, au moins cinq jours à l'avance, des date, heure et lieu de celle-ci ainsi que de son objet.

Convocation d'une assemblée des actionnaires

50 (1) Dès que le produit de l'émission d'actions atteint cinq millions de dollars ou le montant supérieur que le ministre peut exiger, les administrateurs de toute société ayant obtenu des lettres patentes en vertu de l'article 21 convoquent une assemblée des actionnaires.

Assemblée des actionnaires

(2) Les actionnaires doivent, par résolution adoptée lors de leur première assemblée :

a) approuver, modifier ou rejeter tout règlement administratif pris par les administrateurs;

Current to May 29, 2023
Last amended on June 23, 2022
34
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IV Organization and Commencement
Organization Meetings
Sections 50-52

Sociétés de fiducie et de prêt
PARTIE IV Organisation et fonctionnement
Réunions
Articles 50-52

(b) subject to section 172, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election; and

(c) appoint an auditor to hold office until the close of the first annual meeting of shareholders.

1991, c. 45, s. 50; 2001, c. 9, s. 491.

b) sous réserve de l'article 172, élire des administrateurs dont le mandat expirera au plus tard à la clôture de la troisième assemblée annuelle suivante;

c) nommer un vérificateur jusqu'à la clôture de la première assemblée annuelle.

1991, ch. 45, art. 50; 2001, ch. 9, art. 491.

Term of first directors

51 A director named in the application for letters patent to incorporate a company holds office until the election of directors at the meeting of shareholders called pursuant to subsection 50(1).

Mandat des premiers administrateurs

51 Le mandat des administrateurs désignés dans la demande de constitution expire à l'élection des administrateurs lors de la première assemblée des actionnaires.

Commencement and Carrying on of Business

Fonctionnement initial

Order to commence and carry on business

52 (1) A company shall not carry on any business until the Superintendent has, by order, approved the commencement and carrying on of business by the company.

Autorisation de fonctionnement

52 (1) La société ne peut commencer à fonctionner sans l'agrément du surintendant.

Former-Act companies — *Loan Companies Act*

(2) A licence that was issued to a company under section 76 of the *Loan Companies Act* and that is in effect immediately before the coming into force of this Part is deemed to be an order of the Superintendent of indeterminate duration under subsection 53(1) and the company remains subject to any and all other restrictions and conditions in the licence.

Sociétés antérieures *Loi sur les sociétés de prêt*

(2) Est assimilé à un agrément de durée indéterminée le permis qui a été délivré aux termes de l'article 76 de la *Loi sur les sociétés de prêt* et qui est encore valide à la date d'entrée en vigueur de la présente partie; les conditions et restrictions qui y sont énoncées demeurent en vigueur.

Former-Act companies

(3) A licence that was issued to a company under section 87 of the *Trust Companies Act* or under section 112 of the *Loan Companies Act* and that is in effect immediately before the coming into force of this Part is deemed to be an order of the Superintendent of indeterminate duration under subsection 53(1) containing the authorization referred to in subsection 57(1) or the designation referred to in subsection 57(3), as the case may be, and the company remains subject to any and all other restrictions and conditions contained in the licence.

Sociétés antérieures *Loi sur les sociétés de fiducie*

(3) Est assimilé à un agrément de durée indéterminée et assorti de l'autorisation prévue au paragraphe 57(1) ou de la désignation prévue au paragraphe 57(3) le permis qui a été délivré aux termes de l'article 87 de la *Loi sur les sociétés de fiducie* ou de l'article 112 de la *Loi sur les sociétés de prêt* et qui est encore valide à la date d'entrée en vigueur de la présente partie; les conditions et restrictions qui y sont énoncées demeurent en vigueur.

Continued company

(4) Except in respect of a body corporate that is continued as a company under this Act for the purposes of forthwith amalgamating with one or more bodies corporate and continuing as a company under this Act, where letters patent continuing a body corporate as a company under this Act are issued, the Superintendent shall make an order approving the commencement and carrying on of business by the company.

Sociétés prorogées

(4) Le surintendant délivre un agrément à toute personne morale prorogée comme société sous le régime de la présente loi, sauf dans le cas de celle qui est prorogée uniquement en vue d'une fusion immédiate avec une ou plusieurs autres.

Current to May 29, 2023
Last amended on June 23, 2022
35
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IV Organization and Commencement
Commencement and Carrying on of Business
Sections 52-55

Sociétés de fiducie et de prêt
PARTIE IV Organisation et fonctionnement
Fonctionnement initial
Articles 52-55

Amalgamated company

(5) Where letters patent amalgamating and continuing two or more bodies corporate as a company under this Act are issued, the Superintendent shall make an order approving the commencement and carrying on of business by the company.

Subsection 53(2) and section 56 do not apply

(6) For greater certainty, subsection 53(2) and section 56 do not apply in respect of a company referred to in subsections (4) and (5).

Authority to make order

53 (1) On application by a company, the Superintendent may make an order approving the commencement and carrying on of business by the company.

Statement of payments

(2) An application by a company for an order under subsection (1) must contain a statement setting out the amounts paid or to be paid by the company in connection with its incorporation and organization.

No payments before order

54 Until an order approving the commencement and carrying on of business is made for a company, the company shall not make any payment on account of incorporation or organization expenses out of moneys received from the issue of the shares of the company and interest thereon, except reasonable sums

(a) for the remuneration of not more than two officers;

(b) for the payment of costs related to the issue of shares of the company; and

(c) for the payment of clerical assistance, legal services, accounting services, office accommodation at one location, office expenses, advertising, stationery, postage and travel expenses.

Deposits and investments before order

55 Where a company comes into existence but no order approving the commencement and carrying on of business is made for the company, the company may only

(a) deposit, in Canada, paid-in capital of the company in another deposit-taking Canadian financial institution; or

(b) invest paid-in capital of the company in unencumbered securities of the Government of Canada or the government of any province.

Société issue d'une fusion

(5) De même, il délivre un agrément à la société issue de la fusion et de la prorogation de personnes morales sous le régime de la présente loi.

Non-application du paragraphe 53(2) et de l'article 56

(6) Il est entendu que le paragraphe 53(2) et l'article 56 ne s'appliquent pas aux sociétés visées aux paragraphes (4) et (5).

Ordonnance

53 (1) Sur demande de la société, le surintendant peut, par ordonnance, délivrer l'agrément.

État des dépenses

(2) La demande doit comporter un état des dépenses entraînées pour la société par sa constitution et son organisation.

Interdiction de payer les frais avant l'agrément

54 Tant qu'elle n'a pas reçu l'agrément, il est interdit à la société de payer ses dépenses de constitution et d'organisation sur les fonds procurés par l'émission d'actions et les intérêts y afférents, sauf en ce qui concerne, et ce pour un montant raisonnable :

a) la rémunération de deux dirigeants au plus;

b) les frais d'émission d'actions;

c) les dépenses de secrétariat, de services juridiques, de comptabilité et d'aménagement — en un seul endroit — de bureaux, ainsi que les frais de bureau, de publicité, de papeterie, d'affranchissement et de déplacement.

Dépôts ou placements préalables

55 La société créée mais non encore agréée peut seulement soit déposer, au Canada, son capital versé dans une autre institution financière canadienne acceptant des dépôts, soit le placer dans des titres non grevés du gouvernement du Canada ou du gouvernement d'une province.

Current to May 29, 2023
36
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IV Organization and Commencement
Commencement and Carrying on of Business
Sections 56-57

Sociétés de fiducie et de prêt
PARTIE IV Organisation et fonctionnement
Fonctionnement initial
Articles 56-57

Conditions for order

56 (1) The Superintendent shall not make an order approving the commencement and carrying on of business by a company until it has been shown to the satisfaction of the Superintendent that

(a) the meeting of shareholders of the company referred to in subsection 50(1) has been duly held;

(b) the company has paid-in capital of at least five million dollars or any greater amount that is specified by the Minister under subsection 50(1);

(c) the expenses of incorporation and organization to be borne by the company are reasonable; and

(d) all other relevant requirements of this Act have been complied with.

Time limit

(2) The Superintendent shall not make an order approving the commencement and carrying on of business by a company more than one year after the day on which the company comes into existence.

1991, c. 45, s. 56; 2001, c. 9, s. 492.

Authorization in order

57 (1) An order approving the commencement and carrying on of business by a company may, at the discretion of the Superintendent, contain the authorization for the company to carry on the activities referred to in section 412.

Trust company

(2) Where an order approving the commencement and carrying on of business by a company contains the authorization referred to in subsection (1), subsection 52(3) or paragraph 58(1)(a), the company is a trust company under this Act.

Mortgage investment company

(3) An order approving the commencement and carrying on of business by a company, other than a company that is a trust company pursuant to subsection (2), may, at the discretion of the Superintendent, contain a designation that the company is a mortgage investment company under this Act.

Conditions of order

(4) An order approving the commencement and carrying on of business by a company may contain such conditions or limitations that are consistent with this Act and relate to the business of the company as the Superintendent deems expedient and necessary.

Conditions

56 (1) Le surintendant ne délivre l'agrément à la société que si celle-ci a établi, à sa satisfaction, que :

a) l'assemblée des actionnaires prévue au paragraphe 50(1) s'est tenue en bonne et due forme;

b) le capital versé est égal à au moins cinq millions de dollars ou au montant supérieur précisé par le ministre en application du paragraphe 50(1);

c) ses dépenses de constitution et d'organisation ne sont pas excessives;

d) les autres conditions pertinentes imposées par la présente loi ont été remplies.

Délai de délivrance de l'agrément

(2) L'agrément ne peut être délivré que dans la première année d'existence de la société.

1991, ch. 45, art. 56; 2001, ch. 9, art. 492.

Autorisation spéciale

57 (1) Le surintendant peut, à sa discrétion, assortir l'ordonnance d'agrément d'une autorisation d'exercer les activités mentionnées à l'article 412.

Effet de l'autorisation

(2) Lorsque le surintendant lui délivre l'autorisation visée aux paragraphes (1) ou 52(3) ou à l'alinéa 58(1)a), la société est par le fait même réputée être une société de fiducie régie par la présente loi.

Société de crédit immobilier

(3) L'agrément peut, à l'appréciation du surintendant, désigner la société comme société de crédit immobilier au titre de la présente loi, sauf s'il s'agit d'une société de fiducie au titre du paragraphe (2).

Conditions

(4) L'agrément peut aussi être assorti des conditions ou restrictions compatibles avec la présente loi que le surintendant juge utiles en ce qui a trait à l'activité commerciale de la société.

Current to May 29, 2023
Last amended on June 23, 2022
37
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IV Organization and Commencement
Commencement and Carrying on of Business
Sections 58-60

Sociétés de fiducie et de prêt
PARTIE IV Organisation et fonctionnement
Fonctionnement initial
Articles 58-60

Variations

58 (1) In respect of the order approving the commencement and carrying on of business by a company, the Superintendent may at any time, by further order,

- **(a)** add to the order the authorization for the company to carry on the activities referred to in section 412, or the designation referred to in subsection 57(3),

- **(b)** make the order subject to such conditions or limitations that are consistent with this Act and that relate to the business of the company as the Superintendent deems expedient and necessary,

- **(c)** amend or revoke any authorization contained in the order or any condition or limitation to which the order is subject, or

- **(d)** revoke any designation contained in the order,

but before making any such further order the Superintendent shall provide the company with an opportunity to make representations regarding that further order.

(2) to (6) [Repealed, 1996, c. 6, s. 116]

1991, c. 45, s. 58; 1996, c. 6, s. 116.

Modification

58 (1) Le surintendant peut à tout moment, toujours par ordonnance, modifier l'agrément :

- **a)** en y ajoutant l'autorisation d'exercer les activités mentionnées à l'article 412 ou la désignation visée au paragraphe 57(3);

- **b)** en l'assortissant des conditions ou restrictions compatibles avec la présente loi qu'il estime nécessaires en ce qui a trait à l'activité commerciale de la société;

- **c)** en modifiant ou annulant toute autorisation particulière qui y est prévue ou toute condition ou restriction y figurant;

- **d)** en y annulant la désignation.

Il doit cependant auparavant donner à la société la possibilité de lui présenter ses observations à cet égard.

(2) à (6) [Abrogés, 1996, ch. 6, art. 116]

1991, ch. 45, art. 58; 1996, ch. 6, art. 116.

Public notice

59 (1) On the making of an order approving the commencement and carrying on of business by a company, the company shall publish a notice of the making of the order in a newspaper in general circulation at or near the place where the head office of the company is located.

Avis public

59 (1) La société est tenue de faire paraître un avis de l'ordonnance d'agrément dans un journal à grand tirage publié au lieu de son siège ou dans les environs.

Notice in *Canada Gazette*

(2) The Superintendent shall cause to be published in the *Canada Gazette* a notice of the making of an order approving the commencement and carrying on of business by a company.

Avis dans la *Gazette du Canada*

(2) Le surintendant fait publier un avis de l'ordonnance d'agrément dans la *Gazette du Canada*.

Non-application to former-Act company

(3) For greater certainty, this section does not apply to a company referred to in subsections 52(2) and (3).

Non-application aux sociétés antérieures

(3) Il est entendu que le présent article ne s'applique pas aux sociétés visées aux paragraphes 52(2) et (3).

Cessation of existence

60 Except for the sole purpose of winding up the company's affairs, a company ceases to exist one year after the day on which its incorporating instrument became effective if it does not obtain an order approving the commencement and carrying on of business within that year.

Cessation d'existence

60 La société qui n'a pas reçu l'agrément dans l'année qui suit la date de prise d'effet de son acte constitutif n'a plus d'existence légale, sauf pour la liquidation de ses affaires internes.

Current to May 29, 2023
Last amended on June 23, 2022
38
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IV Organization and Commencement
Commencement and Carrying on of Business
Section 61

Sociétés de fiducie et de prêt
PARTIE IV Organisation et fonctionnement
Fonctionnement initial
Article 61

Allowed disbursements

61 (1) Where an order approving the commencement and carrying on of business is not made for a company, no part of the moneys of the company shall be used for the payment of incorporation and organization expenses, other than remuneration and costs referred to in section 54, unless the payment has been approved by a special resolution.

Paiements autorisés

61 (1) À défaut d'agrément, les fonds de la société ne peuvent servir à régler les frais de constitution et d'organisation, autres que ceux visés à l'article 54, sauf résolution extraordinaire adoptée à cette fin.

Application to court to settle disbursements

(2) If the amount allowed by a special resolution for the payment of any incorporation and organization expenses referred to in subsection (1) is considered insufficient by the directors or if no special resolution for the payment of such expenses is passed, the directors may apply to any court having jurisdiction in the place where the head office of the company is situated to settle and determine the amounts to be paid out of any moneys of the company before distribution of the balance to the shareholders or, where there are no shareholders, to the incorporators.

Saisine de juridiction

(2) Faute d'une telle résolution ou s'ils jugent insuffisant le montant alloué par celle-ci, les administrateurs peuvent demander à tout tribunal compétent au lieu du siège de statuer sur les montants à prélever sur les fonds de la société avant toute répartition aux actionnaires du solde disponible ou, à défaut d'actionnaires, aux fondateurs.

Notice of application to court

(3) The directors shall, at least twenty-one days prior to the date fixed for the hearing of the application referred to in subsection (2), send to the shareholders or incorporators, as the case may be, a notice of the application, which notice shall contain a statement of the amounts that are proposed to be settled and determined by the court.

Préavis

(3) Les administrateurs envoient aux actionnaires ou aux fondateurs, selon le cas, un préavis de la demande au moins vingt et un jours avant la date d'audition de celle-ci, auquel ils joignent un état des frais sur lesquels le tribunal aura à statuer.

Ratio payable

(4) In order that the amounts paid and payable under this section may be equitably borne by the shareholders or incorporators, as the case may be, the directors shall, after the amounts of the payments have been approved by special resolution or settled and determined by a court, fix the proportionate part thereof chargeable to each shareholder or incorporator as the ratio of the amount paid in by the shareholder or incorporator to the aggregate of all the amounts paid in by the shareholders or incorporators.

Quote-part

(4) Après que les montants ont été approuvés par résolution extraordinaire ou fixés par le tribunal, les administrateurs, pour assurer une répartition équitable entre les actionnaires ou les fondateurs, selon le cas, des frais payables aux termes du présent article, déterminent la contribution de chacun d'eux au prorata de son apport.

Return of excess

(5) After the amounts referred to in this section have been paid, the directors shall pay, with any interest earned thereon, to the shareholders or incorporators, the respective balances of the moneys paid in by them, less the amount chargeable to each shareholder or incorporator under subsection (4).

Répartition du solde disponible

(5) Après le paiement des frais à acquitter aux termes du présent article, les administrateurs remboursent à chaque actionnaire ou fondateur le montant de son apport, intérêts créditeurs compris, moins sa contribution aux frais calculée conformément au paragraphe (4).

Current to May 29, 2023
39
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Sections 62-63

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Articles 62-63

PART V

Capital Structure

Share Capital

Power to issue shares

62 (1) Subject to this Act and the by-laws of the company, shares of a company may be issued at such times and to such persons and for such consideration as the directors of the company may determine.

Shares

(2) Shares of a company shall be in registered form and shall be without nominal or par value.

Shares of former-Act company

(3) Shares with nominal or par value of a former-Act company are deemed to be shares without nominal or par value.

Shares of continued company

(4) Where a body corporate is continued as a company under this Act, shares with nominal or par value issued by the body corporate before it was so continued are deemed to be shares without nominal or par value.

Deemed share conditions

(5) Where any right of a holder of a share with nominal or par value of a former-Act company or a body corporate continued as a company under this Act, other than a voting right, was stated or expressed in terms of the nominal or par value of the share immediately before the coming into force of this Part or the continuance under this Act, as the case may be, that right is thereafter deemed to be the same right stated or expressed without reference to the nominal or par value of the share.

Common shares

63 (1) A company shall have one class of shares, to be designated as “common shares”, which are non-redeemable and in which the rights of the holders thereof are equal in all respects, and those rights include

(a) the right to vote at all meetings of shareholders except where only holders of a specified class of shares are entitled to vote;

(b) the right to receive dividends declared on those shares; and

(c) the right to receive the remaining property of the company on dissolution.

PARTIE V

Structure du capital

Capital-actions

Pouvoir d’émission

62 (1) Sous réserve de la présente loi et de ses propres règlements administratifs, la société peut émettre des actions aux dates, à l’intention des personnes et pour la contrepartie que les administrateurs déterminent.

Actions

(2) Les actions sont nominatives sans valeur nominale.

Société antérieure

(3) Les actions à valeur nominale émises par une société antérieure sont réputées ne plus avoir de valeur nominale.

Actions d’une société prorogée

(4) Les actions à valeur nominale émises par des personnes morales avant leur prorogation sous le régime de la présente loi sont réputées ne plus avoir de valeur nominale.

Expression des droits des actionnaires

(5) Les droits de détenteurs d’actions à valeur nominale d’une société antérieure ou d’une personne morale prorogée sous le régime de la présente loi, à l’exception des droits de vote, sont réputés, après l’entrée en vigueur de la présente partie ou la prorogation, selon le cas, être inchangés, sauf en ce qui touche la valeur nominale.

Actions ordinaires

63 (1) La société doit avoir une catégorie d’actions non rachetables, dites « ordinaires », dont les détenteurs ont des droits égaux, notamment les suivants :

a) voter à toutes les assemblées, sauf celles auxquelles sont seuls habilités à voter les détenteurs d’actions d’une catégorie particulière;

b) recevoir les dividendes déclarés;

c) se partager le reliquat des biens de la société lors de sa dissolution.

Current to May 29, 2023
Last amended on June 23, 2022
40
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Share Capital
Sections 63-65

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 63-65

Designations of shares

(2) No company shall designate more than one class of its shares as “common shares” or any variation of that term.

(3) [Repealed, 2012, c. 5, s. 164]

Continued company

(4) A body corporate continued as a company under this Act that is not in compliance with subsection (2) on the date letters patent continuing it as a company are issued shall, within twelve months after that date, redesignate its shares to comply with that subsection.

Exception

(5) Subsections (1) and (2) do not apply in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

1991, c. 45, s. 63; 2012, c. 5, s. 164.

Classes of shares

64 (1) The by-laws of a company may provide for more than one class of shares and, if they so provide, shall set out

(a) the rights, privileges, restrictions and conditions attaching to the shares of each class; and

(b) the maximum number, if any, of shares of any class that the company is authorized to issue.

Shareholder approval

(2) Where a by-law referred to in subsection (1) is made, the directors of the company shall submit the by-law to the shareholders at the next meeting of shareholders.

Effective date

(3) A by-law referred to in subsection (1) is not effective until it is confirmed or confirmed with amendments by special resolution of the shareholders at the meeting referred to in subsection (2).

1991, c. 45, s. 64; 2001, c. 9, s. 493.

Shares issued in series

65 (1) The by-laws of a company may, subject to any limitations set out in them, authorize the issue of any class of shares in one or more series and may

(a) fix the maximum number of shares in each series and determine the designation, rights, privileges, restrictions and conditions attaching to them; and

Désignation par « ordinaire »

(2) La société ne peut désigner les actions de plus d’une catégorie comme « ordinaires » ou par une variante de ce terme.

(3) [Abrogé, 2012, ch. 5, art. 164]

Non-conformité : société prorogée

(4) Les personnes morales prorogées comme sociétés en vertu de la présente loi disposent d’un délai de douze mois après la date de délivrance de leurs lettres patentes de prorogation pour se conformer au paragraphe (2).

Exception

(5) Les paragraphes (1) et (2) ne s’appliquent pas à la société antérieure dont les seuls actionnaires sont des entités constituées en personne morale ou formées sous le régime d’une loi fédérale ou provinciale et qui sont, de l’avis du conseil d’administration, exploitées à titre de caisses populaires ou d’associations coopératives.

1991, ch. 45, art. 63; 2012, ch. 5, art. 164.

Catégories d’actions et leurs droits

64 (1) Les règlements administratifs peuvent prévoir plusieurs catégories d’actions; le cas échéant, ils doivent préciser :

a) les droits, privilèges, conditions et restrictions qui s’y rattachent;

b) s’il y a lieu, le nombre maximal d’actions de toute catégorie que la société est autorisée à émettre.

Approbation des actionnaires

(2) Les règlements visés au paragraphe (1) font l’objet d’un vote à l’assemblée générale suivante.

Date d’entrée en vigueur

(3) La prise d’effet des règlements est subordonnée à leur confirmation, avec ou sans modifications, par résolution extraordinaire des actionnaires à l’assemblée visée au paragraphe (2).

1991, ch. 45, art. 64; 2001, ch. 9, art. 493.

Émission d’actions en série

65 (1) Les règlements administratifs peuvent autoriser, avec ou sans réserve, l’émission d’une catégorie d’actions en une ou plusieurs séries et peuvent :

a) fixer le nombre maximal des actions de chaque série, établir leur désignation et déterminer les droits,

Current to May 29, 2023
Last amended on June 23, 2022
41
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Share Capital
Sections 65-66

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 65-66

(b) authorize the directors to do anything referred to in paragraph (a).

privilèges, conditions et restrictions dont elles sont assorties;

b) permettre aux administrateurs de le faire.

Series participation

(2) If any cumulative dividend or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series of the same class participate rateably in respect of accumulated dividends and return of capital.

Participation des séries

(2) Si les montants payables au titre des dividendes cumulatifs ou du remboursement du capital n'ont pas été intégralement versés à l'égard d'une série donnée, les actions de toutes les séries de la même catégorie participent proportionnellement à leur distribution.

Voting rights

(3) Where voting rights are attached to any series of a class of shares, the shares of every other series of that class shall have the same voting rights.

Actions avec droit de vote

(3) Les actions de toutes les séries d'une même catégorie possèdent des droits de vote identiques.

Restriction on series

(4) No rights, privileges, restrictions or conditions attached to a series of shares authorized under this section confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Égalité de traitement

(4) Les droits, privilèges, conditions ou restrictions attachés à une série d'actions autorisée en vertu du présent article ne peuvent lui conférer, en matière de dividendes ou de remboursement de capital, un traitement préférentiel par rapport aux séries de la même catégorie déjà en circulation.

Material to Superintendent

(5) If the directors exercise their authority under paragraph (1)(b), the directors shall, before the issue of shares of the series, send to the Superintendent particulars of the series of shares and a copy of the by-law that granted the authority to the directors.

1991, c. 45, s. 65; 2005, c. 54, s. 373; 2007, c. 6, s. 342(E).

Documents à envoyer au surintendant

(5) Lorsqu'ils prennent les mesures autorisées en vertu de l'alinéa (1)b), les administrateurs doivent, avant d'émettre des actions d'une série, envoyer au surintendant un exemplaire du règlement administratif afférent et lui communiquer tous détails sur les séries qui seront émises.

1991, ch. 45, art. 65; 2005, ch. 54, art. 373; 2007, ch. 6, art. 342(A).

One share, one vote

66 (1) Where voting rights are attached to a share of a company, the voting rights may confer only one vote in respect of that share.

Droits de vote

66 (1) L'action avec droit de vote ne peut conférer qu'un vote et un seul à son détenteur.

Exception

(2) Subsection (1) does not apply in respect of

(a) a share of a former-Act company issued on or before September 27, 1990 that entitled the holder to more than one vote, or to a fraction of a vote, in respect of that share; and

(b) any share of a former-Act company that is issued after September 27, 1990 pursuant to the conversion of a security of the former-Act company that was issued with such a conversion privilege prior to that date.

Exception

(2) La règle énoncée au paragraphe (1) ne s'applique pas :

a) aux actions de sociétés antérieures émises avant le 28 septembre 1990, et conférant soit plus d'un vote, soit une fraction de vote, à leurs détenteurs;

b) aux actions de sociétés antérieures émises après le 27 septembre 1990 à la suite de la conversion de valeurs mobilières de celles-ci émises avec ce droit de conversion avant cette date.

Current to May 29, 2023
Last amended on June 23, 2022
42
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Share Capital
Sections 67-69

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 67-69

Shares non-assessable

67 Shares issued by a company after the coming into force of this section are non-assessable and the shareholders are not liable to the company or to its creditors in respect thereof.

Limite de responsabilité

67 L'émission d'une action après l'entrée en vigueur du présent article est libératoire quant à l'apport exigible de son détenteur.

Consideration for share

68 (1) No share of any class of shares of a company shall be issued until it is fully paid for in money or, with the approval of the Superintendent, in property.

Contrepartie des actions

68 (1) L'émission par la société d'actions d'une catégorie quelconque est subordonnée à leur libération totale en argent ou, avec l'approbation du surintendant, en biens.

Transitional

(2) Where any share of a company is not fully paid for on the day this Part comes into force, the provisions of the *Trust Companies Act* or the *Loan Companies Act* that applied to the company immediately prior to that day and that relate to

- **(a)** the liability of holders of shares of a company that are not fully paid for and the enforcement of that liability,
- **(b)** the forfeiture of the share, and
- **(c)** the forfeiture of the right to vote the share

continue to apply in respect of that share.

Disposition transitoire

(2) Les dispositions de la *Loi sur les sociétés de fiducie* ou de la *Loi sur les sociétés de prêt* qui régissaient à la date d'entrée en vigueur de la présente partie la responsabilité des détenteurs d'actions non libérées et l'exécution des obligations correspondantes, ainsi que la confiscation de telles actions et la déchéance des droits de vote afférents, continuent de s'appliquer à l'égard des actions qui ne sont pas entièrement libérées à cette date.

Other currencies

(3) When issuing shares, a company may provide that any aspect of the shares relating to money or involving the payment of or the liability to pay money be in a currency other than the currency of Canada.

Monnaie étrangère

(3) La société peut prévoir, lors de l'émission de ses actions, que toute disposition de celles-ci relative à une somme d'argent ou prévoyant soit le paiement d'une somme d'argent, soit l'obligation d'en payer une est exprimée en monnaie étrangère.

Stated capital account

69 (1) A company shall maintain a separate stated capital account for each class and series of shares it issues.

Compte capital déclaré

69 (1) La société tient un compte capital déclaré distinct pour chaque catégorie et chaque série d'actions.

Addition to stated capital account

(2) A company shall record in the appropriate stated capital account the full amount of any consideration it receives for any shares it issues.

Versements au compte capital déclaré

(2) La société verse au compte capital déclaré correspondant le montant total de l'apport reçu en contrepartie des actions qu'elle émet.

Exception

(2.1) Despite subsection (2), a company may, subject to subsection (2.2), record in the stated capital account maintained for the shares of a class or series any part of the consideration it receives in an exchange if it issues shares

- **(a)** in exchange for

Exception

(2.1) Malgré le paragraphe (2), la société peut, sous réserve du paragraphe (2.2), verser au compte capital déclaré afférent à la catégorie ou à la série d'actions concernée une partie du montant de l'apport reçu en contrepartie d'actions émises :

- **a)** en échange, selon le cas :

Current to May 29, 2023
Last amended on June 23, 2022
43
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Share Capital
Section 69

(i) property of a person who immediately before the exchange did not deal with the company at arm's length within the meaning of that expression in the *Income Tax Act*,

(ii) shares of or another interest in a body corporate that immediately before the exchange or because of it did not deal with the company at arm's length within the meaning of that expression in the *Income Tax Act*, or

(iii) property of a person who immediately before the exchange dealt with the company at arm's length within the meaning of that expression in the *Income Tax Act* if the person, the company and all of the holders of shares in the class or series of shares so issued consent to the exchange;

(b) under an agreement referred to in subsection 229(1); or

(c) to shareholders of an amalgamating body corporate who receive the shares in addition to or instead of securities of the amalgamated company.

Limit on addition to a stated capital account

(2.2) On the issuance of a share, a company shall not add to the stated capital account in respect of the share an amount greater than the amount of the consideration it receives for the share.

Constraint on addition to a stated capital account

(2.3) Where a company that has issued any outstanding shares of more than one class or series proposes to add to a stated capital account that it maintains in respect of a class or series of shares an amount that was not received by the company as consideration for the issue of shares, the addition must be approved by special resolution unless all the issued and outstanding shares are of not more than two classes of convertible shares referred to in subsection 80(4).

Stated capital of former-Act company

(3) On the coming into force of this Part, a former-Act company shall record in the stated capital account maintained for each class and series of shares then outstanding an amount that is equal to the aggregate of

(a) the aggregate amount paid up on the shares of each class and series of shares immediately before the coming into force of this Part, and

(b) the amount of the contributed surplus of the company that is attributable to those shares.

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Article 69

(i) de biens d'une personne avec laquelle elle avait, au moment de l'échange, un lien de dépendance au sens de la *Loi de l'impôt sur le revenu*,

(ii) d'actions d'une personne morale ou de droits ou d'intérêts sur celle-ci, lorsque la société avait avec elle, soit au moment de l'échange, soit en raison de celui-ci, un tel lien,

(iii) de biens d'une personne avec laquelle elle n'avait pas, au moment de l'échange, un tel lien, si la personne, la société et tous les détenteurs des actions de la catégorie ou de la série d'actions ainsi émises consentent à l'échange;

b) aux termes d'une convention visée au paragraphe 229(1);

c) en faveur des actionnaires d'une personne morale fusionnante qui reçoivent les actions en plus ou à la place des valeurs mobilières de la société issue de la fusion.

Limite

(2.2) Au moment de l'émission d'une action, la société ne peut porter au compte capital déclaré correspondant à l'action un montant supérieur à celui qu'elle a reçu en contrepartie de celle-ci.

Restriction

(2.3) Dans les cas où elle a en circulation plus d'une catégorie ou série d'actions, la société ne peut ajouter au compte capital déclaré pour une catégorie ou série d'actions donnée un montant qu'elle n'a pas reçu en contrepartie de l'émission d'actions que si cette mesure est approuvée par une résolution extraordinaire. La présente disposition ne s'applique pas si toutes les actions en circulation de la société appartiennent à au plus deux catégories d'actions convertibles visées au paragraphe 80(4).

Capital déclaré : société antérieure

(3) À l'entrée en vigueur de la présente partie, la société antérieure porte au compte capital déclaré pour chacune des catégories et séries d'actions alors en circulation un montant égal à la somme des éléments suivants :

a) le montant total versé à ce moment-là pour les actions de chaque catégorie ou série;

b) la part du surplus d'apport correspondant à ces actions.

Current to May 29, 2023
Last amended on June 23, 2022
44
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Share Capital
Sections 69-71

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 69-71

Contributed surplus entry

(4) The amount of any contributed surplus recorded in the stated capital account pursuant to paragraph (3)(b) shall be deducted from the contributed surplus account of the company.

Share issued before coming into force

(5) Any amount unpaid in respect of a share issued by a former-Act company before the coming into force of this Part and paid after the coming into force of this Part shall be recorded in the stated capital account maintained by the company for the shares of that class or series.

1991, c. 45, s. 69; 1997, c. 15, s. 345; 2005, c. 54, s. 374.

Stated capital of continued company

70 (1) Where a body corporate is continued as a company under this Act, the company shall record in the stated capital account maintained for each class and series of shares then outstanding an amount that is equal to the aggregate of

(a) the aggregate amount paid up on the shares of each class and series of shares immediately before the body corporate was so continued, and

(b) the amount of the contributed surplus of the company that is attributable to those shares.

Contributed surplus entry

(2) The amount of any contributed surplus recorded in the stated capital account pursuant to paragraph (1)(b) shall be deducted from the contributed surplus account of the company.

Shares issued before continuance

(3) Any amount unpaid in respect of a share issued by a body corporate before it was continued as a company under this Act and paid after it was so continued shall be recorded in the stated capital account maintained by the company for the shares of that class or series.

Pre-emptive right

71 (1) Where the by-laws of a company so provide, no shares of any class shall be issued unless the shares have first been offered to the shareholders holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class, at such price and on such terms as those shares are to be offered to others.

Exception

(2) Notwithstanding the existence of a pre-emptive right, a shareholder of a company has no pre-emptive right in respect of shares of a class to be issued

Débit correspondant

(4) Le compte surplus d'apport de la société est débité des sommes visées à l'alinéa (3)b).

Émission antérieure d'actions

(5) Les sommes qui sont payées seulement après l'entrée en vigueur de la présente partie à l'égard d'actions émises auparavant par une société antérieure sont portées au crédit du compte capital déclaré correspondant.

1991, ch. 45, art. 69; 1997, ch. 15, art. 345; 2005, ch. 54, art. 374.

Capital déclaré : société prorogée

70 (1) La personne morale prorogée comme société sous le régime de la présente loi porte au compte capital déclaré pour chacune des catégories et séries d'actions en circulation un montant égal à la somme des éléments suivants :

a) le montant total versé pour les actions de chaque catégorie ou série au moment de la prorogation;

b) la part du surplus d'apport correspondant à ces actions.

Débit correspondant

(2) Le compte surplus d'apport de la société est débité des sommes visées à l'alinéa (1)b).

Émission antérieure

(3) Les sommes qui sont payées seulement après la prorogation à l'égard d'actions émises antérieurement sont portées au crédit du compte capital déclaré correspondant.

Droit de préemption

71 (1) Si les règlements administratifs le prévoient, les actionnaires détenant des actions d'une catégorie ont, au prorata du nombre de celles-ci, un droit de préemption pour souscrire, lors de toute nouvelle émission, des actions de cette catégorie, aux modalités et au prix auxquels elles sont offertes aux tiers.

Exception

(2) Le droit de préemption ne s'applique pas aux actions d'une catégorie émises :

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Dernière modification le 23 juin 2022

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PART V Capital Structure
Share Capital
Sections 71-73

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 71-73

(a) for a consideration other than money;

(b) as a share dividend; or

(c) pursuant to the exercise of conversion privileges, options or rights previously granted by the company.

Idem

(3) Notwithstanding the existence of a pre-emptive right, a shareholder of a company has no pre-emptive right in respect of shares to be issued

(a) where the issue of shares to the shareholder is prohibited by this Act; or

(b) where, to the knowledge of the directors of the company, the offer of shares to a shareholder whose recorded address is in a country other than Canada ought not to be made unless the appropriate authority in that country is provided with information in addition to that submitted to the shareholders at the last annual meeting.

Conversion privileges

72 (1) A company may issue conversion privileges, options or rights to acquire securities of the company, and shall set out the conditions thereof

(a) in the documents that evidence the conversion privileges, options or rights; or

(b) in the securities to which the conversion privileges, options or rights are attached.

Transferable rights

(2) Conversion privileges, options and rights to acquire securities of a company may be made transferable or non-transferable, and options and rights to acquire such securities may be made separable or inseparable from any securities to which they are attached.

Reserved shares

(3) Where a company has granted privileges to convert any securities issued by the company into shares, or into shares of another class or series, or has issued or granted options or rights to acquire shares, if the by-laws limit the number of authorized shares, the company shall reserve and continue to reserve sufficient authorized shares to meet the exercise of such conversion privileges, options and rights.

Holding of own shares

73 Except as provided in sections 74 to 77, or unless permitted by the regulations, a company shall not

a) moyennant un apport autre qu'en numéraire;

b) à titre de dividende;

c) pour l'exercice de privilèges de conversion, d'options ou de droits accordés antérieurement par la société.

Idem

(3) Le droit de préemption ne s'applique pas, non plus, aux actions :

a) dont l'émission est interdite par la présente loi;

b) qui, à la connaissance des administrateurs, ne devraient pas être offertes à un actionnaire dont l'adresse enregistrée est dans un pays étranger, sauf s'il est fourni aux autorités compétentes de ce pays des renseignements autres que ceux présentés aux actionnaires à la dernière assemblée annuelle.

Privilèges de conversion

72 (1) La société peut octroyer des privilèges de conversion ainsi que des options ou droits d'acquérir ses valeurs mobilières; le cas échéant, elle en énonce les conditions soit dans le document qui en atteste l'existence soit sur les titres auxquels sont attachés ces privilèges, options ou droits.

Transmissibilité

(2) Ces privilèges, options ou droits peuvent être transmissibles ou non, les options ou droits pouvant en outre être séparés ou non des valeurs mobilières auxquelles ils sont attachés.

Réserve d'actions

(3) La société dont les règlements administratifs limitent le nombre d'actions qu'elle est autorisée à émettre doit conserver un nombre suffisant d'actions pour assurer l'exercice des privilèges, options ou droits qu'elle octroie.

Détention par la société de ses propres actions

73 Sauf dans les cas prévus aux articles 74 à 77 ou sauf autorisation par les règlements, la société ne peut :

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PART V Capital Structure
Share Capital
Sections 73-75

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PARTIE V Structure du capital
Capital-actions
Articles 73-75

(a) hold shares of the company or of any body corporate that controls the company;

(b) hold any ownership interests of any unincorporated entity that controls the company;

(c) permit any of its subsidiaries to hold any shares of the company or of any body corporate that controls the company; or

(d) permit any of its subsidiaries to hold any ownership interests of any unincorporated entity that controls the company.

a) détenir ses actions ou les actions d'une personne morale qui la contrôle;

b) détenir des titres de participation dans une entité non constituée en personne morale qui la contrôle;

c) permettre à ses filiales de détenir de ses actions ou des actions d'une personne morale qui la contrôle;

d) permettre à ses filiales de détenir des titres de participation dans une entité non constituée en personne morale qui la contrôle.

Purchase and redemption of shares

74 (1) Subject to subsection (2) and to its by-laws, a company may, with the consent of the Superintendent, purchase, for the purpose of cancellation, any shares issued by it, or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof calculated according to a formula stated in its by-laws or the conditions attaching to the shares.

Rachat d'actions

74 (1) Sous réserve du paragraphe (2) et de ses propres règlements administratifs, la société peut, avec l'accord du surintendant, soit acheter, pour les annuler, les actions qu'elle a émises, soit les racheter à un prix n'excédant pas le prix calculé selon la formule prévue dans les règlements en question ou aux conditions qui y sont attachées.

Restrictions on purchase and redemption

(2) A company shall not make any payment to purchase or redeem any shares issued by it if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

Restriction

(2) La société ne peut toutefois faire aucun versement en vue d'acheter ou de racheter les actions qu'elle a émises, s'il existe des motifs valables de croire que ce faisant elle contrevient, ou contreviendra, aux règlements ou aux instructions visés à l'article 473.

Donated shares

(3) A company may accept from any shareholder a share of the company surrendered to it as a gift, but may not extinguish or reduce a liability in respect of an amount unpaid on any such share except in accordance with section 78.

Donation d'actions

(3) La société peut accepter toute donation d'actions, mais ne peut limiter ni supprimer l'obligation de les libérer autrement qu'en conformité avec l'article 78.

Holding as personal representative

75 (1) A company may, and may permit its subsidiaries to, hold, in the capacity of a personal representative, shares of the company or of any body corporate that controls the company or ownership interests in any unincorporated entity that controls the company, but only where the company or the subsidiary does not have a beneficial interest in the shares or ownership interests.

Exception — représentant personnel

75 (1) La société — ainsi que ses filiales si elle le leur permet — peut, en qualité de représentant personnel, mais à condition de ne pas en avoir la propriété effective, détenir soit des actions de la société ou d'une personne morale qui la contrôle, soit des titres de participation d'une entité non constituée en personne morale qui la contrôle.

Security interest

(2) A company may, and may permit its subsidiaries to, by way of a security interest

(a) hold shares of the company or of any body corporate that controls the company, or

Sûreté

(2) La société et ses filiales — si elle le leur permet — peuvent, à titre de sûreté, détenir soit des actions de la société ou d'une personne morale qui la contrôle, soit des titres de participation d'une entité qui la contrôle, pourvu

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PART V Capital Structure
Share Capital
Sections 75-76

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 75-76

(b) hold any ownership interests of any entity that controls the company,

where the security interest is nominal or immaterial when measured by criteria established by the company that have been approved in writing by the Superintendent.

que la sûreté ait une valeur peu importante selon les critères établis par la société et approuvés par écrit par le surintendant.

Saving

(3) Nothing in subsection (2) precludes a former-Act company or any of its subsidiaries from holding any security interest held immediately prior to the coming into force of this Part.

1991, c. 45, s. 75; 2005, c. 54, s. 375(F).

Précision

(3) Le paragraphe (2) n'a pas pour effet d'empêcher une société antérieure ou l'une de ses filiales de continuer à détenir une sûreté qu'elle détenait à l'entrée en vigueur de la présente partie.

1991, ch. 45, art. 75; 2005, ch. 54, art. 375(F).

Exception — conditions before acquisition

75.1 (1) A company may permit any of its subsidiaries to acquire shares of the company through the issuance of those shares by the company to the subsidiary if the conditions prescribed for the purposes of this subsection are met before the subsidiary acquires the shares.

Exception — conditions préalables

75.1 (1) La société peut permettre à ses filiales d'acquérir ses actions par l'entremise d'une émission de celles-ci en leur faveur si, préalablement à l'acquisition, les conditions prévues par les règlements pour l'application du présent paragraphe sont remplies.

Conditions after acquisition

(2) After a subsidiary has acquired shares under the purported authority of subsection (1), the conditions prescribed for the purposes of this subsection must be met.

Conditions ultérieures

(2) Après l'acquisition d'actions effectivement ou censément autorisée par le paragraphe (1), les conditions prévues par les règlements pour l'application du présent paragraphe doivent être remplies.

Non-compliance with conditions

(3) If a company permits any of its subsidiaries to acquire shares of the company under the purported authority of subsection (1) and one or more of the conditions prescribed for the purposes of subsections (1) and (2) were not met, are not met or cease to be met, as the case may be, then, despite section 15 and subsection 69(2), the company must comply with the prescribed requirements.

2007, c. 6, s. 343.

Inobservation des conditions

(3) Malgré l'article 15 et le paragraphe 69(2), la société est tenue de se conformer aux obligations réglementaires si, d'une part, l'acquisition était effectivement ou censément autorisée par le paragraphe (1) et, d'autre part, une des conditions prévues par les règlements pour l'application des paragraphes (1) ou (2) n'est pas remplie ou cesse de l'être.

2007, ch. 6, art. 343.

Cancellation of shares

76 (1) Subject to subsection (2), where a company purchases shares of the company or fractions thereof or redeems or otherwise acquires shares of the company, the company shall cancel those shares.

Annulation des actions

76 (1) Sous réserve du paragraphe (2), la société est tenue, lorsqu'elle les acquiert — notamment par achat ou rachat — d'annuler les actions ou fractions d'actions émises par elle.

Requirement to sell

(2) Where a company or any of its subsidiaries, through the realization of security, acquires any shares of the company or of any body corporate that controls the company or any ownership interests in an unincorporated entity that controls the company, the company shall, or shall cause its subsidiaries to, as the case may be, within six months after the day of the realization, sell or otherwise dispose of the shares or ownership interests.

Obligation de vendre

(2) En cas d'acquisition par la société ou ses filiales — à la suite de la réalisation d'une sûreté — d'actions émises par elle ou par une personne morale qui la contrôle, ou de titres de participation d'une entité non constituée en personne morale qui la contrôle, la société doit s'en départir dans les six mois suivant la réalisation et veiller à ce que ses filiales fassent de même.

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PART V Capital Structure
Share Capital
Sections 77-78

Subsidiary holding shares

77 Subject to the regulations, a former-Act company shall cause any subsidiary of the company that holds shares of the company, or of any body corporate that controls the company, or any ownership interests of any unincorporated entity that controls the company to sell or otherwise dispose of those shares or ownership interests within six months after the day this section comes into force.

Reduction of capital

78 (1) The stated capital of a company may be reduced by special resolution.

Limitation

(2) A company shall not reduce its stated capital by special resolution if there are reasonable grounds for believing that the company is, or the reduction would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

Contents of special resolution

(3) A special resolution to reduce the stated capital of a company shall specify the stated capital account or accounts from which the reduction of stated capital effected by the special resolution will be deducted.

Approval by Superintendent

(4) A special resolution to reduce the stated capital of a company has no effect until it is approved in writing by the Superintendent.

Exception

(4.1) Subsection (4) does not apply if

(a) the reduction in the stated capital is made solely as a result of changes made to the accounting principles referred to in subsection 313(4); and

(b) there is to be no return of capital to shareholders as a result of the reduction.

Conditions for approval

(5) No approval to reduce the stated capital of a company may be given by the Superintendent unless application therefor is made within three months after the time of the passing of the special resolution and a copy of the special resolution, together with a notice of intention to apply for approval, has been published in the *Canada Gazette*.

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 77-78

Filiale détentrice d’actions

77 Sous réserve des règlements, la société antérieure doit veiller à ce que sa filiale qui détient de ses actions, des actions d’une personne morale qui la contrôle ou des titres de participation d’une entité non constituée en personne morale qui la contrôle s’en départisse dans les six mois suivant l’entrée en vigueur du présent article.

Réduction de capital

78 (1) La société peut, par résolution extraordinaire, réduire son capital déclaré.

Limite

(2) La réduction est toutefois interdite s’il y a des motifs valables de croire que la société contrevient, ou contreviendra de ce fait, aux règlements ou aux instructions visés à l’article 473.

Teneur de la résolution extraordinaire

(3) La résolution extraordinaire doit préciser les comptes capital déclaré faisant l’objet de la réduction.

Agrément

(4) La prise d’effet de la résolution extraordinaire est subordonnée à l’agrément écrit du surintendant.

Exception

(4.1) Un tel agrément n’est pas nécessaire si, à la fois :

a) la réduction du capital déclaré est due uniquement à des changements apportés aux principes comptables visés au paragraphe 313(4);

b) aucun remboursement du capital n’est versé aux actionnaires du fait de la réduction.

Condition préalable

(5) Le surintendant ne peut approuver la résolution extraordinaire que si, d’une part, celle-ci lui a été présentée dans les trois mois qui suivent son adoption et, d’autre part, un exemplaire de la résolution et un avis d’intention de la demande d’agrément ont été publiés dans la *Gazette du Canada*.

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PART V Capital Structure
Share Capital
Sections 78-80

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 78-80

Statements to be submitted

(6) In addition to evidence of the passing of a special resolution to reduce the stated capital of a company and of the publication thereof, statements showing

(a) the number of the company's shares issued and outstanding,

(b) the results of the voting by class of shares of the company,

(c) the company's assets and liabilities, and

(d) the reason why the company seeks the reduction of capital shall be submitted to the Superintendent at the time of the application for approval of the special resolution.

1991, c. 45, s. 78; 2007, c. 6, s. 344.

Pièces justificatives

(6) La demande d'agrément est accompagnée des pièces prouvant l'adoption et la publication de la résolution extraordinaire et précisant :

a) le nombre d'actions émises et en circulation de la société;

b) le résultat du vote par catégories d'actions;

c) l'actif et le passif de la société;

d) les motifs de la réduction projetée.

1991, ch. 45, art. 78; 2007, ch. 6, art. 344.

Recovery by action

79 (1) Where any money or property was paid or distributed to a shareholder or other person as a consequence of a reduction of capital made contrary to section 78, a creditor of the company may apply to a court for an order compelling the shareholder or other person to pay the money or deliver the property to the company.

Action en recouvrement

79 (1) Tout créancier de la société peut demander au tribunal d'ordonner à un actionnaire ou une autre personne de restituer à la société les sommes ou biens reçus à la suite d'une réduction de capital non conforme à l'article 78.

Shares held by personal representative

(2) No person holding shares in the capacity of a personal representative and registered on the records of the company as a shareholder and therein described as the personal representative of a named person is personally liable under subsection (1), but the named person is subject to all the liabilities imposed by that subsection.

Responsabilité en tant que représentant personnel

(2) La personne qui détient des actions en qualité de représentant personnel et qui est enregistrée dans les livres de la société à la fois comme représentant personnel d'une personne désignée et comme actionnaire n'encourt aucune responsabilité personnelle du fait du paragraphe (1), celle-ci incombant intégralement à la personne désignée.

Limitation

(3) An action to enforce a liability imposed by subsection (1) may not be commenced more than two years after the date of the act complained of.

Prescription

(3) L'action en recouvrement se prescrit par deux ans à compter de l'acte en cause.

Remedy preserved

(4) This section does not affect any liability that arises under section 212.

Maintien des recours

(4) Le présent article ne limite en rien la responsabilité découlant de l'article 212.

Adjustment of stated capital account

80 (1) On a purchase, redemption or other acquisition by a company of shares or fractions thereof issued by it, other than shares acquired pursuant to section 75 or acquired through the realization of security and sold pursuant to subsection 76(2), the company shall deduct from the stated capital account maintained for the class or series of shares so purchased, redeemed or otherwise acquired an amount equal to the result obtained by

Régularisation du compte capital déclaré

80 (1) La société qui acquiert, notamment par achat ou rachat, des actions ou fractions d'actions qu'elle a émises, à l'exception d'actions acquises conformément à l'article 75 ou à la suite de la réalisation d'une sûreté et vendues conformément au paragraphe 76(2), débite le compte capital déclaré afférent à la catégorie ou série concernée du produit de la somme moyenne reçue pour chacune d'elles

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Share Capital
Section 80

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Article 80

multiplying the stated capital in respect of the shares of that class or series by the number of shares of that class or series so purchased, redeemed or otherwise acquired and dividing by the number of shares of that class or series outstanding immediately before the purchase, redemption or other acquisition.

lors de leur émission par le nombre d'actions ainsi acquises.

Idem

(2) A company shall adjust its stated capital account or accounts in accordance with any special resolution referred to in section 78.

Idem

(2) De même, la société régularise ses comptes capital déclaré, conformément à la résolution extraordinaire visée à l'article 78.

Shares converted to another class

(3) On a conversion of outstanding shares of a company into shares of another class or series, or on a change of outstanding shares of the company into shares of another class or series, the company shall

(a) deduct from the stated capital account maintained for the class or series of shares converted or changed an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series converted or changed, and dividing by the number of outstanding shares of that class or series immediately before the conversion or change; and

(b) record the result obtained under paragraph (a) and any additional consideration received pursuant to the conversion or change in the stated capital account maintained or to be maintained for the class or series of shares into which the shares have been converted or changed.

Conversion d'actions

(3) La société doit, dès le passage d'actions déjà en circulation dans une catégorie ou série à la suite d'une conversion ou d'un changement :

a) débiter le compte capital déclaré tenu pour la catégorie ou série initiale du produit de la somme moyenne reçue pour chacune d'elles lors de leur émission par le nombre d'actions ayant fait l'objet de la conversion ou du changement;

b) inscrire au compte capital déclaré de la catégorie ou série des actions converties ou changées le produit visé à l'alinéa a) ainsi que tout apport supplémentaire reçu au titre de la conversion ou du changement.

Stated capital of convertible shares

(4) For the purposes of subsection (3) and subject to the company's by-laws, where a company issues two classes of shares and there is attached to each class a right to convert a share of one class into a share of the other class and a share is so converted, the amount of stated capital attributable to a share in either class is the aggregate of the stated capital of both classes divided by the number of outstanding shares of both classes immediately before the conversion.

Capital déclaré d'actions réciproquement convertibles

(4) Pour l'application du paragraphe (3) et sous réserve des règlements administratifs, lorsqu'est exercé le droit de conversion réciproque dont sont assorties deux catégories d'actions émises par la société, le montant du capital déclaré attribuable à une action de l'une ou l'autre catégorie est égal au quotient du total du capital déclaré correspondant aux deux catégories par le nombre d'actions en circulation dans ces deux catégories avant la conversion.

Conversion or change of shares

(5) Shares issued by a company and converted into shares of another class or series, or changed under subsection 222(1) into shares of another class or series, become issued shares of the class or series of shares into which the shares have been converted or changed.

Effet de la conversion ou du changement

(5) Les actions ayant fait l'objet d'une conversion ou d'un changement effectué aux termes du paragraphe 222(1) sont réputées avoir été émises dans la nouvelle catégorie ou série.

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PART V Capital Structure
Share Capital
Sections 81-82

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Capital-actions
Articles 81-82

Addition to stated capital account

81 On a conversion of any debt obligation of a company into shares of a class or series of shares, the company shall

(a) deduct from the liabilities of the company the nominal value of the debt obligation being converted; and

(b) record the result obtained under paragraph (a) and any additional consideration received for the conversion in the stated capital account maintained or to be maintained for the class or series of shares into which the debt obligation has been converted.

Inscription

81 La société doit, dès la conversion de ses titres de créance en actions d'une catégorie ou d'une série :

a) débiter son passif de la valeur nominale des titres de créance ainsi convertis;

b) inscrire au compte capital déclaré de la catégorie ou série d'actions pertinente la somme visée à l'alinéa a) ainsi que tout apport supplémentaire reçu au titre de la conversion.

Declaration of dividend

82 (1) The directors of a company may declare and a company may pay a dividend by issuing fully paid shares of the company or options or rights to acquire fully paid shares of the company and, subject to subsection (4), the directors of a company may declare and a company may pay a dividend in money or property, and where a dividend is to be paid in money, the dividend may be paid in a currency other than the currency of Canada.

Déclaration de dividende

82 (1) Les administrateurs de la société peuvent déclarer un dividende, qui peut être payé soit par l'émission d'actions entièrement libérées ou par l'octroi d'options ou de droits d'acquérir de telles actions, soit, sous réserve du paragraphe (4), en argent ou en biens; le dividende payable en argent peut être payé en monnaie étrangère.

Notice to Superintendent

(2) The directors of a company shall notify the Superintendent of the declaration of a dividend at least 15 days before the day fixed for its payment.

Avis au surintendant

(2) Les administrateurs notifient au surintendant la déclaration de dividendes au moins quinze jours avant la date fixée pour leur versement.

Share dividend

(3) If shares of a company are issued in payment of a dividend, the company shall record in the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend the declared amount of the dividend stated as an amount of money.

Dividendes-actions

(3) La société inscrit — en numéraire — au compte capital déclaré correspondant le montant déclaré des dividendes qu'elle verse sous forme d'actions.

When dividend not to be declared

(4) The directors of a company shall not declare and a company shall not pay a dividend if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

(5) [Repealed, 2007, c. 6, s. 345]

1991, c. 45, s. 82; 2001, c. 9, s. 494; 2007, c. 6, s. 345.

Non-versement de dividendes

(4) Toute déclaration ou tout versement de dividendes est prohibé s'il existe des motifs valables de croire que, ce faisant, la société contrevient, ou contreviendra, aux règlements ou aux instructions visés à l'article 473.

(5) [Abrogé, 2007, ch. 6, art. 345]

1991, ch. 45, art. 82; 2001, ch. 9, art. 494; 2007, ch. 6, art. 345.

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PART V Capital Structure
Subordinated Indebtedness
Sections 83-84

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Titres secondaires
Articles 83-84

Subordinated Indebtedness

Restriction on subordinated indebtedness

83 (1) A company shall not issue subordinated indebtedness unless the subordinated indebtedness is fully paid for in money or, with the approval of the Superintendent, in property.

References to subordinated indebtedness

(2) A person shall not in any prospectus, advertisement, correspondence or literature relating to any subordinated indebtedness issued or to be issued by a company refer to the subordinated indebtedness otherwise than as subordinated indebtedness.

Deemed not to be a deposit

(3) Subordinated indebtedness issued by a company is deemed not to be a deposit.

Other currencies

(4) When issuing subordinated indebtedness, a company may provide that any aspect of the subordinated indebtedness relating to money or involving the payment of or the liability to pay money in relation thereto be in a currency other than that of Canada including, without restricting the generality of the foregoing, the payment of any interest thereon.

Security Certificates and Transfers

Definitions

84 In this section and sections 85 to 138,

adverse claim includes a claim that a transfer was or would be wrongful or that a particular adverse person is the owner of or has an interest in a security; (*opposition*)

bona fide purchaser means a purchaser for value in good faith and without notice of any adverse claim who takes delivery of a security in bearer form or order form or of a security in registered form issued to the purchaser or endorsed to the purchaser or endorsed in blank; (*acheteur de bonne foi*)

clearing agency means a person designated as a recognized clearing agency by the Superintendent; (*agence de compensation et de dépôt*)

delivery means voluntary transfer of possession; (*livraison* ou *remise*)

Titres secondaires

Restriction : titre secondaire

83 (1) Il est interdit à la société d'émettre un titre secondaire qui ne soit entièrement libéré en argent ou, avec l'approbation du surintendant, en biens.

Mention d'un titre secondaire

(2) Dans tout prospectus, annonce ou autre document relatif à un titre secondaire de la société, il ne peut en être fait mention sous une autre désignation.

Présomption

(3) Un titre secondaire est réputé ne pas être un dépôt.

Monnaie étrangère

(4) La société peut prévoir, lors de l'émission de titres secondaires, que toute disposition de ceux-ci relative à une somme d'argent ou prévoyant soit le paiement d'une somme d'argent, soit l'obligation d'en payer une est exprimée en monnaie étrangère et que les intérêts afférents sont payables en une telle monnaie.

Certificats de valeurs mobilières et transferts

Définitions

84 Les définitions qui suivent s'appliquent au présent article et aux articles 85 à 138.

acheteur de bonne foi L'acquéreur contre valeur qui, non avisé de l'existence d'une opposition, prend livraison d'un titre au porteur ou à ordre ou d'un titre nominatif émis à son nom, endossé à son profit ou en blanc. (*bona fide purchaser*)

acquéreur La personne qui acquiert des droits sur une valeur mobilière, par voie d'achat, d'hypothèque, de gage, d'émission, de réémission, de don ou de toute autre opération consensuelle. (*purchaser*)

acte de fiducie S'entend au sens de l'article 299. (*trust indenture*)

agence de compensation et de dépôt La personne agréée à ce titre par le surintendant. (*clearing agency*)

authentique Ni falsifié ni contrefait. (*genuine*)

Current to May 29, 2023
Last amended on June 23, 2022
53
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Section 84

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Article 84

fungible, in respect of securities, means securities of which any unit is, by nature or usage of trade, the equivalent of any other like unit; (*fongibles*)

genuine means free of forgery or counterfeit; (*authentique*)

good faith means honesty in fact in the conduct of the transaction concerned; (*bonne foi*)

over-issue means the issue of securities in excess of any maximum number of securities that the issuer is authorized to issue; (*émission excédentaire*)

purchaser means a person who takes an interest in a security by sale, mortgage, pledge, issue, reissue, gift or any other voluntary transaction; (*acquéreur*)

securities broker means a person who is engaged for all or part of the person's time in the business of buying and selling securities and who, in the transaction concerned, acts for, or buys a security from, or sells a security to, a customer; (*courtier*)

security or ***security certificate*** means an instrument issued by a company that is

(a) in bearer, order or registered form,

(b) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment,

(c) one of a class or series or by its terms divisible into a class or series of instruments, and

(d) evidence of a share, participation or other interest in or obligation of a company,

but does not include an instrument evidencing a deposit; (*valeur mobilière* ou *certificat de valeur mobilière*)

trust indenture has the meaning given that expression by section 299; (*acte de fiducie*)

unauthorized, in relation to a signature or an endorsement, means a signature or an endorsement made without actual, implied or apparent authority, and includes a forgery; (*non autorisé*)

uncertificated security means a security, not evidenced by a security certificate, the issue and any transfer of which is registered or recorded in records maintained for that purpose by or on behalf of a company; (*valeur mobilière sans certificat*)

bonne foi Honnêteté de fait dans l'exécution d'une opération. (*good faith*)

courtier La personne qui se livre, exclusivement ou non, au commerce des valeurs mobilières et qui, entre autres, dans les opérations en cause, agit pour un client. (*securities broker*)

émission excédentaire Toute émission de valeurs mobilières dépassant le plafond autorisé. (*over-issue*)

fongibles Celles des valeurs mobilières qui ont cette qualité par nature ou en vertu des usages du commerce. (*fungible*)

livraison ou ***remise*** Le transfert volontaire de la possession. (*delivery*)

non autorisé Pour une signature ou un endossement, le fait d'être apposé ou effectué sans autorisation réelle, implicite ou apparente; s'entend également des faux. (*unauthorized*)

opposition Entre autres, le fait d'invoquer qu'un transfert est ou serait illégal ou qu'un opposant déterminé détient la propriété de valeurs mobilières ou un droit sur celles-ci. (*adverse claim*)

valeur mobilière ou ***certificat de valeur mobilière*** Tout titre émis par une société, qui, à la fois :

a) est au porteur, à ordre ou nominatif;

b) est d'un genre habituellement négocié aux bourses ou sur les marchés de valeurs mobilières ou reconnu comme placement dans tout endroit où il est émis ou négocié;

c) fait partie d'une catégorie ou série de titres ou est divisible selon ses propres modalités;

d) atteste l'existence soit d'une action ou d'une obligation de la société, soit de droits ou intérêts, notamment d'une participation, sur celle-ci.

Est exclu de la présente définition le document attestant un dépôt. (*security* or *security certificate*)

valeur mobilière sans certificat Valeur mobilière dont aucun certificat ne constate l'existence et dont l'émission ou le transfert est inscrit ou mentionné dans les registres tenus à cette fin par la société ou en son nom. (*uncertificated security*)

valide Soit émis légalement, soit validé en vertu de l'article 100. (*valid*)

Current to May 29, 2023
54
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 84-88

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 84-88

valid means issued in accordance with the applicable law or validated under section 100. (*valide*)

Provisions governing transfers of securities

85 The transfer of a security is governed by sections 86 to 138.

Transferts

85 Les articles 86 à 138 régissent les transferts de valeurs mobilières.

Security a negotiable instrument

86 (1) A security is a negotiable instrument but, in the case of any inconsistency between the provisions of the *Bills of Exchange Act* and this Act, this Act prevails to the extent of the inconsistency.

Effets négociables

86 (1) Les valeurs mobilières sont des effets négociables; à cet égard, la présente loi l'emporte sur les dispositions incompatibles de la *Loi sur les lettres de change*.

Bearer form

(2) A security is in bearer form if it is payable to bearer according to its terms and not by reason of any endorsement.

Titre au porteur

(2) Est au porteur le titre payable au porteur selon ses propres modalités et non du fait d'un endossement.

Order form

(3) A security is in order form where the security is not a share and, by its terms, it is payable to the order or assigns of any person therein specified with reasonable certainty or to the person or the person's order.

Titre à ordre

(3) Est à ordre le titre, à l'exception de l'action, qui est soit payable à l'ordre d'une personne qui y est désignée d'une manière suffisamment identifiable, soit cédé à une telle personne.

Registered form

(4) A security is in registered form if

- **(a)** it specifies a person entitled to the security or to the rights it evidences, and its transfer is capable of being recorded in a securities register; or
- **(b)** it bears a statement that it is in registered form.

Titre nominatif

(4) Est nominatif le titre qui :

- **a)** soit désigne nommément son titulaire — ou celui qui bénéficie des droits dont il atteste l'existence — et peut faire l'objet d'un transfert sur le registre des valeurs mobilières;
- **b)** soit porte une mention à cet effet.

Status of guarantor

87 A guarantor for an issuer of a security is deemed to be an issuer to the extent of the guarantee, whether or not the guarantor's obligation is noted on the security.

Caution d'un émetteur

87 La caution de l'émetteur d'une valeur mobilière est réputée, dans les limites de sa garantie, avoir la qualité d'émetteur, indépendamment de la mention de son obligation sur la valeur mobilière.

Rights of holder

88 (1) Subject to Part VII, every security holder is entitled at the holder's option to a security certificate that complies with this Act or to a non-transferable written acknowledgement of the holder's right to obtain a security certificate that complies with this Act from a company in respect of the securities of that company held by the security holder.

Droits du détenteur

88 (1) Sous réserve de la partie VII, les détenteurs de valeurs mobilières peuvent, à leur choix, exiger de la société soit des certificats de valeurs mobilières conformes à la présente loi, soit une reconnaissance écrite et incessible de ce droit.

Fee for security certificate

(2) A company may charge a fee, not exceeding a prescribed amount, for a security certificate issued in respect of a transfer.

Frais pour un certificat

(2) La société peut, pour un certificat de valeurs mobilières émis à l'occasion d'un transfert, imposer des droits n'excédant pas le montant réglementaire.

Current to May 29, 2023
55
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 88-91

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 88-91

Joint holders

(3) A company is not required to issue more than one security certificate in respect of securities held jointly by several persons, and delivery of a security certificate to one of several joint holders is sufficient delivery to all joint holders of the security.

1991, c. 45, s. 88; 1999, c. 31, s. 214.

Codétenteurs

(3) En cas de détention conjointe d'une valeur mobilière, la remise du certificat à l'un des codétenteurs constitue délivrance suffisante pour tous.

1991, ch. 45, art. 88; 1999, ch. 31, art. 214.

Signatures

89 (1) A security certificate shall be signed by or bear the printed or otherwise mechanically reproduced signature of at least one of the following:

(a) a director or officer of the company;

(b) a registrar or transfer agent of the company or a branch transfer agent or a natural person on their behalf; or

(c) a trustee who certifies it in accordance with a trust indenture.

Signatures

89 (1) Les certificats de valeurs mobilières portent la signature — laquelle peut notamment être reproduite mécaniquement ou imprimée — d'au moins une des personnes suivantes :

a) tout administrateur ou dirigeant de la société;

b) tout agent d'inscription ou de transfert de la société, tout agent local des transferts ou une personne physique agissant pour leur compte;

c) tout fiduciaire qui les certifie conformes à l'acte de fiducie.

Continuation of validity of signature

(2) If a security certificate contains a person's printed or mechanically reproduced signature, the company may issue the security certificate even if the person has ceased to be a director or officer of the company. The security certificate is as valid as if the person were a director or officer at the date of its issue.

1991, c. 45, s. 89; 2005, c. 54, s. 377.

Permanence de la validité de la signature

(2) La société peut valablement émettre des certificats de valeurs mobilières portant la signature, qui peut notamment être reproduite mécaniquement ou imprimée, d'administrateurs ou de dirigeants qui ont cessé d'occuper leur poste.

1991, ch. 45, art. 89; 2005, ch. 54, art. 377.

Contents of share certificate

90 There shall be stated on the face of each share certificate issued by a company after the coming into force of this section

(a) the name of the company;

(b) a statement that the company is subject to the *Trust and Loan Companies Act*;

(c) the name of the person to whom the share certificate is issued; and

(d) the number and class of shares and the designation of any series that the certificate represents.

Contenu du certificat d'action

90 Doivent figurer au recto de chaque certificat d'action émis après l'entrée en vigueur du présent article les éléments suivants :

a) le nom de la société émettrice;

b) la mention qu'elle est régie par la *Loi sur les sociétés de fiducie et de prêt*;

c) le nom du titulaire;

d) le nombre, la catégorie et la série d'actions représentés.

Restrictions and charges

91 (1) No charge in favour of a company and no restriction on transfer other than a constraint under Part VII is effective against a transferee of a security issued by the company if the transferee has no actual knowledge of the charge or restriction unless it or a reference to it is noted conspicuously on the security certificate.

Restrictions et charges

91 (1) Les restrictions en matière de transfert — autres que celles prévues à la partie VII — auxquelles sont assujetties les valeurs mobilières émises par une société, ainsi que les charges dont elles sont grevées en faveur de celle-ci, sont inopposables aux cessionnaires qui n'en ont pas eu effectivement connaissance, à moins qu'elles ne soient

Current to May 29, 2023
Last amended on June 23, 2022
56
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 91-92

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 91-92

énoncées ou qu'il n'y soit fait référence de manière visible sur le certificat de valeurs mobilières.

No restriction

(2) If any of the issued shares of a distributing company remain outstanding and are held by more than one person, the company may not restrict the transfer or ownership of its shares except by way of a constraint under Part VII.

Restrictions interdites

(2) La société ayant fait appel au public dont des actions sont en circulation et détenues par plus d'une personne ne peut, sauf dans les cas prévus à la partie VII, soumettre à des restrictions le transfert ou le droit de propriété de ses actions.

Continuance

(3) If a body corporate that is continued as a company under this Act has outstanding security certificates and the words "private company" or "private corporation" appear on the certificates, those words are deemed to be a notice of a charge or restriction for the purposes of subsection (1).

1991, c. 45, s. 91; 2005, c. 54, s. 378.

Prorogation

(3) L'expression « compagnie privée » ou « société privée » figurant sur les certificats de valeurs mobilières émis par une personne morale prorogée sous le régime de la présente loi vaut avis des restrictions et charges prévues au paragraphe (1).

1991, ch. 45, art. 91; 2005, ch. 54, art. 378.

Particulars of class

92 (1) There shall be stated legibly on a share certificate issued after the coming into force of this section by a company that is authorized to issue shares of more than one class or series

(a) the rights, privileges, restrictions and conditions attached to the shares of each class and series existing when the share certificate is issued; or

(b) that the class or series of shares that the certificate represents has rights, privileges, restrictions or conditions attached thereto and that the company will furnish a shareholder, on demand and without charge, with a full copy of

(i) the text of the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as those rights, privileges, restrictions and conditions have been fixed by the directors, and

(ii) the text of the authority of the directors, if the directors are so authorized, to fix the rights, privileges, restrictions and conditions of subsequent series of shares.

Détails

92 (1) Les certificats émis, après l'entrée en vigueur du présent article, par une société autorisée à émettre des actions de plusieurs catégories ou séries font état, de manière lisible :

a) soit des droits, privilèges, restrictions et conditions attachés aux actions de toutes les catégories et séries existantes au moment de leur émission;

b) soit du fait que la catégorie ou série d'actions qu'ils représentent comporte des droits, privilèges, restrictions ou conditions et que la société remettra à tout actionnaire, à sa demande et gratuitement, copie intégrale du texte :

(i) des droits, privilèges, restrictions et conditions attachés à chaque catégorie dont l'émission est autorisée et, dans la mesure fixée par les administrateurs, à chaque série,

(ii) de l'autorisation donnée aux administrateurs de fixer les droits, privilèges, restrictions et conditions des séries suivantes.

Duty

(2) Where a share certificate issued by a company contains the statement mentioned in paragraph (1)(b), the company shall provide a shareholder, on demand and without charge, with a full copy of the texts referred to in subparagraphs (1)(b)(i) and (ii).

Obligation

(2) La société qui émet les certificats visés à l'alinéa (1)b) doit, sur demande, fournir gratuitement aux actionnaires le texte prévu aux sous-alinéas (1)b)(i) et (ii).

Current to May 29, 2023
Last amended on June 23, 2022
57
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 93-96

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 93-96

Fractional share

93 A company may issue a certificate for a fractional share or may issue in place thereof a scrip certificate in bearer form that entitles the holder to receive a certificate for a full share by exchanging scrip certificates aggregating a full share.

Scrip certificates

94 The directors of a company may attach conditions to any scrip certificate issued by the company, including conditions that

(a) the scrip certificate becomes void if not exchanged for a share certificate representing a full share before a specified date; and

(b) any shares for which the scrip certificate is exchangeable may, notwithstanding any pre-emptive right, be issued by the company to any person and the proceeds thereof may be distributed rateably to the holders of all the scrip certificates.

Holders of fractional shares

95 (1) A holder of a fractional share issued by a company is not entitled to exercise voting rights or to receive a dividend in respect of the fractional share.

Holders of scrip certificates

(2) A holder of a scrip certificate is not entitled to exercise voting rights or to receive a dividend in respect of the scrip certificate.

Dealings with registered owner

96 (1) A company or a trustee within the meaning of section 299 may, subject to subsections 140(5) to (7) and sections 141 to 144 and 148, treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payment in respect of the security and to exercise all of the rights and powers of an owner of the security.

Constructive registered holder

(2) Notwithstanding subsection (1), a company may treat a person as a registered security holder entitled to exercise all of the rights of the security holder that the person represents, if that person provides the company with evidence as described in subsection 130(4) that the person is

(a) the heir or personal representative of a deceased security holder or the personal representative of the heirs of the deceased security holder;

Fraction d’action

93 La société peut émettre, pour chaque fraction d’action, soit un certificat, soit un certificat provisoire au porteur donnant droit à une action entière en échange de tous les certificats provisoires correspondants.

Certificat provisoire

94 Les administrateurs peuvent assortir les certificats provisoires de conditions prévoyant notamment :

a) que ceux-ci seront frappés de nullité s’ils ne sont pas échangés avant une date déterminée contre des certificats d’actions entières;

b) que les actions contre lesquelles ils sont échangeables peuvent, malgré tout droit de préemption, faire l’objet, au profit d’une personne donnée, d’une émission dont le produit est distribué, au prorata, aux détenteurs de tous les certificats provisoires.

Détenteurs de fractions d’actions

95 (1) Les fractions d’actions émises par la société ne confèrent pas à leur détenteur le droit de voter ou de recevoir des dividendes.

Détenteurs de certificats provisoires

(2) Les certificats provisoires émis par la société ne confèrent pas à leur détenteur le droit de voter ou de recevoir des dividendes.

Relations avec le propriétaire inscrit

96 (1) La société ou le fiduciaire visé à l’article 299 peut, sous réserve des paragraphes 140(5) à (7) et des articles 141 à 144 et 148, considérer le propriétaire inscrit d’une valeur mobilière comme étant la seule personne ayant qualité pour voter, recevoir des avis ainsi que des intérêts, dividendes ou autres paiements et exercer tous les droits et pouvoirs du propriétaire de la valeur mobilière.

Présomption

(2) Malgré le paragraphe (1), la société peut considérer une personne comme habilitée à exercer les droits du détenteur inscrit d’une valeur mobilière qu’elle représente, dans la mesure où celle-ci peut lui fournir, conformément au paragraphe 130(4), la preuve qu’elle est :

a) l’héritier ou le représentant personnel d’un détenteur de valeurs mobilières décédé ou le représentant personnel des héritiers de ce dernier;

b) le représentant personnel d’un détenteur inscrit de valeurs mobilières mineur, incapable ou absent;

Current to May 29, 2023
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À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 96-99

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 96-99

(b) the personal representative of a registered security holder who is a minor, an incompetent person or a missing person; or

(c) a liquidator of, or a trustee in bankruptcy for, a registered security holder.

Permissible registered holder

(3) If a person on whom the ownership of a security of a company devolves by operation of law, other than a person described in subsection (2), provides proof of that person's authority to exercise rights or privileges in respect of a security of the company that is not registered in the person's name, the company shall, subject to this Act, treat that person as entitled to exercise those rights or privileges.

Immunity of company

(4) A company is not required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by a registered holder of any of its securities or by anyone whom it treats, as permitted or required by this Part, as the owner or registered holder thereof.

1991, c. 45, s. 96; 2005, c. 54, s. 379.

Minors

97 If a minor exercises any rights of ownership in the securities of a company, no subsequent repudiation or avoidance is effective against the company.

1991, c. 45, s. 97; 2005, c. 54, s. 380(E).

Joint shareholders

98 A company may treat as owners of a security the survivors of persons to whom the security was issued as joint holders, if the company receives proof satisfactory to it of the death of any of the joint holders.

Transmission of securities

99 (1) Subject to the provisions of Part VII and any applicable law relating to the collection of taxes, a person referred to in paragraph 96(2)(a) is entitled to become registered as the owner of a security, or to designate another person to be registered as the owner of a security, if the person referred to in paragraph 96(2)(a) delivers to the company or its transfer agent

(a) the original grant of probate or of letters of administration, or a copy thereof certified to be a true copy by

(i) the court that granted the probate or letters of administration,

c) le liquidateur ou le syndic de faillite agissant pour un détenteur inscrit de valeurs mobilières.

Idem

(3) La société doit, sous réserve des autres dispositions de la présente loi, considérer toute personne non visée au paragraphe (2) et à laquelle la propriété de valeurs mobilières est dévolue par l'effet de la loi comme habilitée à exercer, à l'égard des valeurs mobilières non inscrites à son nom, les droits ou privilèges y afférents dans la mesure où la personne établit qu'elle a qualité pour les exercer.

Immunité de la société

(4) La société n'est pas tenue de vérifier si des obligations envers des tiers incombent au détenteur inscrit de l'une de ses valeurs mobilières ou à la personne considérée en vertu de la présente partie comme tel ou comme propriétaire, ni de veiller à leur exécution.

1991, ch. 45, art. 96; 2005, ch. 54, art. 379.

Mineurs

97 En cas d'exercice par un mineur de droits attachés à la propriété des valeurs mobilières de la société, aucun désaveu ultérieur n'a d'effet contre celle-ci.

1991, ch. 45, art. 97; 2005, ch. 54, art. 380(A).

Codétenteurs

98 La société peut, sur preuve satisfaisante du décès de l'un des codétenteurs de l'une de ses valeurs mobilières, considérer les autres codétenteurs comme propriétaires de celle-ci.

Transmission de valeurs mobilières

99 (1) Sous réserve de la partie VII et de toute loi fiscale applicable, la personne visée à l'alinéa 96(2)a) est habilitée à devenir détenteur inscrit, ou à désigner la personne qui le deviendra, sur remise à la société ou à son agent de transfert — avec les assurances que celle-ci peut exiger en vertu de l'article 130 — des documents suivants :

a) en cas de transmission par testament notarié dans la province de Québec, une copie certifiée authentique de ce testament conformément aux lois de cette province ou, dans les autres cas, l'original du jugement, soit d'homologation du testament, soit de nomination d'un exécuteur testamentaire ou d'un administrateur, ou d'une copie certifiée conforme par :

Current to May 29, 2023
Last amended on June 23, 2022
59
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Section 99

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Article 99

(ii) a company that is a trust company pursuant to subsection 57(2) or a trust company incorporated by or under the laws of a province, or

(iii) a lawyer or notary acting on behalf of the person referred to in paragraph 96(2)(a), or

(b) in the case of transmission by notarial will in the Province of Quebec, a copy thereof authenticated pursuant to the laws of that Province,

together with

(c) an affidavit or declaration of transmission made by the person referred to in paragraph 96(2)(a) that states the particulars of the transmission, and

(d) the security certificate that was owned by the deceased holder

(i) in the case of a transfer to the person referred to in paragraph 96(2)(a), with or without the endorsement of that person, and

(ii) in the case of a transfer to any other person, endorsed in accordance with section 114,

and accompanied by any assurance the company may require under section 130.

(i) le tribunal qui a prononcé le jugement d'homologation ou la nomination de l'exécuteur testamentaire ou de l'administrateur,

(ii) une société de fiducie au sens du paragraphe 57(2) ou une société de fiducie constituée sous le régime d'une loi provinciale,

(iii) un avocat ou un notaire agissant pour le compte de la personne visée à l'alinéa 96(2)a);

b) un affidavit ou une déclaration établi par elle et énonçant les conditions de la transmission;

c) le certificat de valeurs mobilières du détenteur décédé :

(i) dans le cas d'un transfert à elle-même, endossé ou non,

(ii) dans le cas d'un transfert à une autre personne, endossé en conformité de l'article 114.

Excepted transmissions

(2) Notwithstanding subsection (1), if the laws of the jurisdiction governing the transmission of a security of a deceased holder do not require a grant of probate or of letters of administration in respect of the transmission, a personal representative of the deceased holder is entitled, subject to Part VII and any applicable law relating to the collection of taxes, to become registered as the owner or to designate a person to be registered as the owner, if the personal representative delivers to the company or its transfer agent the following documents, namely,

(a) the security certificate that was owned by the deceased holder; and

(b) reasonable proof of the governing laws, of the deceased holder's interest in the security and of the right of the personal representative or the designated person to become the registered shareholder.

Transmissions

(2) Malgré le paragraphe (1), le représentant personnel du détenteur décédé de valeurs mobilières dont la transmission est régie par une loi n'exigeant pas de jugement d'homologation du testament, ni de nomination d'un exécuteur testamentaire ou d'un administrateur, est habilité, sous réserve de la partie VII et de toute loi fiscale applicable, à en devenir le détenteur inscrit, ou à désigner celui-ci, sur remise à la société ou à son agent de transfert des pièces suivantes :

a) les certificats de valeurs mobilières du détenteur décédé;

b) une attestation suffisante des lois applicables, des droits du détenteur décédé sur ces valeurs mobilières et de son droit, ou de celui de la personne qu'il désigne, d'en devenir le détenteur inscrit.

Right of company to treat as owner

(3) Subject to Part VII, delivery of the documents referred to in this section empowers a company or its transfer agent to record in a securities register the transmission of a security from the deceased holder to a person referred to in paragraph 96(2)(a) or to such person as the person referred to in that paragraph may designate

Droit de la société

(3) Sous réserve de la partie VII, la remise des documents visés au présent article donne à la société ou à son agent de transfert le pouvoir de consigner au registre des valeurs mobilières la transmission de valeurs mobilières du détenteur décédé à la personne visée à l'alinéa 96(2)a), ou à la personne qu'elle peut désigner, et par la suite de

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Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 99-101

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 99-101

and, thereafter, to treat the person who becomes so registered as the owner of that security.

Over-issue

100 (1) The provisions of this Part that validate a security or compel its issue or reissue do not apply to the extent that a validation, issue or reissue would result in over-issue, but

(a) if a valid security similar in all respects to the security involved in the over-issue is reasonably available for purchase, the person entitled to the validation or issue may compel the issuer to purchase and deliver such a security to that person against surrender of the security that the person holds; or

(b) if a valid security similar in all respects to the security involved in the over-issue is not reasonably available for purchase, the person entitled to the validation or issue may recover from the issuer an amount equal to the price the last purchaser for value paid for the invalid security.

Retroactive validation

(2) Where an issuer is subsequently authorized to issue securities of a number equal to or exceeding the number of securities previously authorized plus the amount of the securities over-issued, the securities so over-issued are valid from the date of their issue.

Payment not a purchase or redemption

(3) A purchase or payment by an issuer under subsection (1) is not a purchase or payment in respect of which section 74 or 80 applies.

Burden of proof

101 In any action on a security,

(a) unless specifically denied in the pleadings, each signature on the security or in a necessary endorsement is admitted;

(b) a signature on the security is presumed to be genuine and authorized but, if the effectiveness of the signature is put in issue, the burden of establishing that it is genuine and authorized is on the party claiming under the signature;

(c) if a signature is admitted or established, production of the instrument entitles a holder to recover on it unless the defendant establishes a defence or a defect going to the validity of the security; and

(d) if the defendant establishes that a defence or defect exists, the plaintiff has the burden of establishing considérer la personne qui en devient détenteur inscrit comme leur propriétaire.

Émission excédentaire

100 (1) L'application des dispositions de la présente partie validant des valeurs mobilières ou en imposant l'émission ou la réémission ne saurait entraîner une émission excédentaire; toutefois, les personnes habilitées à réclamer cette application peuvent, selon qu'il est ou non possible d'acquérir des valeurs mobilières identiques à celles qui sont en cause dans l'émission excédentaire, respectivement :

a) contraindre l'émetteur à les acquérir et à les leur livrer en échange de celles qu'elles détiennent;

b) recouvrer de l'émetteur une somme égale au prix payé par le dernier acquéreur des valeurs mobilières non valides.

Validation rétroactive

(2) Les valeurs mobilières que l'émetteur est autorisé par la suite à émettre en excédent sont valides à compter de leur date d'émission.

Absence d'achat ou de rachat

(3) Les articles 74 ou 80 ne s'appliquent ni à l'acquisition ni au paiement qu'effectue l'émetteur aux termes du paragraphe (1).

Charge de la preuve

101 Dans tout procès portant sur des valeurs mobilières :

a) à défaut de contestation expresse dans les actes de procédure, les signatures figurant sur ces valeurs ou sur les endossements obligatoires sont admises sans autre preuve;

b) les signatures figurant sur ces valeurs mobilières sont présumées être authentiques et autorisées, à charge pour la partie qui s'en prévaut de l'établir en cas de contestation;

c) sur production des titres dont la signature est admise ou prouvée, leur détenteur obtient gain de cause, sauf si le défendeur soulève un moyen de défense ou l'existence d'un vice mettant en cause la validité de ces valeurs;

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PART V Capital Structure
Security Certificates and Transfers
Sections 101-103

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 101-103

that the defence or defect is ineffective against the plaintiff or any person under whom the plaintiff claims.

Securities fungible

102 Unless otherwise agreed, and subject to any applicable law, regulation or stock exchange rule, a person required to deliver securities may deliver any security of the specified issue in bearer form or registered in the name of the transferee or endorsed to the transferee or in blank.

Notice of defect

103 (1) Even against a purchaser for value and without notice of a defect going to the validity of a security, the terms of the security include those stated on the security and those incorporated therein by reference to another instrument, statute, rule, regulation or order to the extent that the terms so referred to do not conflict with the stated terms, but such a reference is not of itself notice to a purchaser for value of a defect going to the validity of the security, notwithstanding that the security expressly states that a person accepting it admits the notice.

Purchaser for value

(2) A security is valid in the hands of a purchaser for value without notice of any defect going to its validity.

Lack of genuineness

(3) Except as provided in section 104, the fact that a security is not genuine is a complete defence even against a purchaser for value and without notice.

Ineffective defences

(4) All defences of an issuer, including non-delivery and conditional delivery of a security but not including lack of genuineness, are ineffective against a purchaser for value without notice of the particular defence.

Staleness as defect notice

(5) After an event that creates a right to immediate performance of the principal obligation evidenced by a security, or that sets a date on or after which a security is to be presented or surrendered for redemption or exchange, a purchaser is deemed to have notice of any defect in its issue or of any defence of the issuer

(a) if the event requires the payment of money or the delivery of securities, or both, on presentation or surrender of the security, and the funds or securities are available on the date set for payment or exchange, and

d) il incombe au demandeur de prouver l’inopposabilité, à lui-même ou aux personnes dont il invoque les droits, des moyens de défense ou du vice dont le défendeur établit l’existence.

Valeurs mobilières fongibles

102 Sauf convention à l’effet contraire et sous réserve de toute loi, de tout règlement ou de toute règle boursière applicable, la personne tenue de livrer des valeurs mobilières peut livrer n’importe quelles valeurs de l’émission spécifiée au porteur, enregistrées au nom du cessionnaire, endossées à son nom ou laissées en blanc.

Avis du vice

103 (1) Les modalités d’une valeur mobilière comprennent celles qui y sont énoncées et celles qui, dans la mesure où elles sont compatibles avec les précédentes, y sont incorporées par renvoi à tout autre acte, loi, règle, règlement, décret, arrêté ou ordonnance, ce renvoi ne constituant pas en lui-même pour l’acquéreur contre valeur l’avis de l’existence d’un vice mettant en cause la validité de la valeur, même si celle-ci énonce expressément que la personne qui l’accepte admet l’existence de cet avis.

Acheteur

(2) La valeur mobilière est valide entre les mains de tout acquéreur contre valeur qui ignore l’existence d’un vice mettant en cause sa validité.

Défaut d’authenticité

(3) Sous réserve de l’article 104, le défaut d’authenticité d’une valeur mobilière constitue un moyen de défense péremptoire, même envers l’acquéreur contre valeur qui l’ignore.

Défense irrecevable

(4) L’émetteur ne peut opposer aucun autre moyen de défense, y compris la non-livraison ou la livraison sous condition d’une valeur mobilière, à l’acquéreur contre valeur qui n’en a pas connaissance.

Présomption de connaissance d’un vice

(5) À la survenance de tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de valeurs mobilières pour rachat ou échange, sont présumés connaître tout défaut relatif à leur émission, ou tout moyen de défense opposé par l’émetteur, les acquéreurs qui les prennent, selon le cas :

a) plus d’un an après la date où, sur présentation ou remise des valeurs, les fonds à verser ou les valeurs à

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PART V Capital Structure
Security Certificates and Transfers
Sections 103-106

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 103-106

the purchaser takes the security more than one year after that date; or

(b) if the purchaser takes the security more than two years after the date set for presentation or surrender or the date on which the performance became due.

Unauthorized signature

104 An unauthorized signature on a security before or in the course of issue is ineffective, except that the signature is effective in favour of a purchaser for value and without notice of the lack of authority, if the signing has been done by

(a) an authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, or of similar securities, or their immediate preparation for signing; or

(b) an employee of the issuer or of a person referred to in paragraph (a) who, in the ordinary course of the employee's duties, handles the security.

Completion or alteration

105 (1) Where a security contains the signatures necessary to its issue or transfer but is incomplete in any other respect,

(a) any person may complete it by filling in the blanks in accordance with the person's authority; and

(b) notwithstanding that the blanks are incorrectly filled in, the security as completed is enforceable by a purchaser who took it for value and without notice of the incorrectness.

Enforceability

(2) A completed security that has been improperly altered, even if fraudulently altered, remains enforceable, but only according to its original terms.

Warranties of agents

106 (1) A person signing a security, as authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, warrants to a purchaser for value without notice that

(a) the security is genuine;

(b) the person's acts in connection with the issue of the security are within the person's authority; and

(c) the person has reasonable grounds for believing that the security is in the form and within the amount the issuer is authorized to issue.

livrer en raison de la survenance de l'événement étaient disponibles;

b) plus de deux ans après la date de présentation, de livraison ou d'exécution prévue pour l'obligation principale.

Signature non autorisée

104 Les signatures non autorisées apposées sur les valeurs mobilières avant ou pendant une émission sont sans effet, sauf à l'égard de l'acquéreur contre valeur ignorant ce défaut et à condition que leur auteur soit :

a) une personne chargée soit, par l'émetteur, de signer ces valeurs ou des valeurs analogues ou d'en préparer directement la signature, soit d'en certifier l'authenticité, notamment un fiduciaire ou un agent d'inscription ou de transfert;

b) un agent de l'émetteur ou d'une personne visée à l'alinéa a) qui, dans le cadre normal de ses fonctions, a eu ou a ces valeurs en main.

Valeur mobilière à compléter

105 (1) Toute personne habilitée à cet effet peut remplir les blancs de valeurs mobilières revêtues des signatures requises pour leur émission ou leur transfert mais incomplètes par ailleurs; les titres ainsi complétés — même incorrectement — produisent leurs effets en faveur des acquéreurs contre valeur ignorant ce défaut.

Force exécutoire

(2) Les valeurs mobilières qui sont irrégulièrement, voire frauduleusement, modifiées continuent à produire les effets prévus dans leurs modalités initiales.

Garanties des mandataires

106 (1) Les personnes chargées soit, par l'émetteur, de signer un titre, soit d'en certifier l'authenticité, notamment les fiduciaires ou les agents d'inscription ou de transfert, garantissent par leur signature à l'acquéreur contre valeur non avisé d'irrégularités en l'occurrence :

a) l'authenticité du titre;

b) leur pouvoir d'agir dans le cadre de l'émission du titre;

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PART V Capital Structure
Security Certificates and Transfers
Sections 106-109

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 106-109

c) l'existence de raisons valables de croire que l'émetteur était autorisé à émettre sous cette forme un titre de ce montant.

Limitation of liability

(2) Unless otherwise agreed, a person referred to in subsection (1) does not assume any further liability for the validity of a security.

Limite de responsabilité

(2) Sauf convention à l'effet contraire, les personnes visées au paragraphe (1) n'assument aucune autre responsabilité quant à la validité d'une valeur mobilière.

Title of purchaser

107 (1) Subject to Part VII, on delivery of a security the purchaser acquires the rights in the security that the purchaser's transferor had or had authority to convey, except that the position of a purchaser who has been a party to any fraud or illegality affecting the security or who as a prior holder had notice of an adverse claim is not improved by taking from a later *bona fide* purchaser.

Titre de l'acquéreur

107 (1) Sous réserve de la partie VII, dès livraison d'une valeur mobilière, les droits transmissibles du cédant passent à l'acquéreur, mais le fait de détenir une valeur d'un acheteur de bonne foi ne saurait modifier la situation du cessionnaire qui a participé à une fraude ou à un acte illégal mettant en cause la validité de cette valeur ou qui, en tant qu'ancien détenteur, connaissait l'existence d'une opposition.

Title of *bona fide* purchaser

(2) A *bona fide* purchaser, in addition to acquiring the rights of a purchaser, also acquires the security free from any adverse claim.

Titre de l'acheteur de bonne foi

(2) L'acheteur de bonne foi acquiert, outre les droits de l'acquéreur, la valeur mobilière libre de toute opposition.

Limited interest purchaser

(3) A purchaser of a limited interest acquires rights only to the extent of the interest purchased.

Droits limités

(3) L'acquéreur n'acquiert de droits que dans les limites de son acquisition.

Deemed notice of adverse claim

108 A purchaser of a security, or any securities broker for a seller or purchaser, is deemed to have notice of an adverse claim if

(a) the security, whether in bearer form or registered form, has been endorsed "for collection" or "for surrender" or for some other purpose not involving transfer; or

(b) the security is in bearer form and has on it a statement that it is the property of a person other than the transferor, except that the mere writing of a name on a security is not such a statement.

Présomption d'opposition

108 Sont réputés connaître l'existence d'oppositions les courtiers de valeurs mobilières ou les acquéreurs de titres :

a) endossés « pour recouvrement », « pour remise » ou à toute fin n'emportant pas transfert;

b) au porteur revêtus d'une mention, autre que la simple inscription d'un nom, selon laquelle l'auteur du transfert n'en est pas propriétaire.

Notice of fiduciary duty

109 Notwithstanding that a purchaser, or any securities broker for a seller or purchaser, has notice that a security is held for a third person by, or is registered in the name of or endorsed by, a fiduciary, neither the purchaser nor the securities broker has any duty to inquire into the rightfulness of the transfer or any notice of an adverse claim, except that if the purchaser or securities broker for the seller or purchaser knows that the consideration is to be used for, or that the transaction is for, the personal benefit of the fiduciary or is otherwise in breach of the

Avis du mandat d'un fiduciaire

109 L'acquéreur ou tout courtier de valeurs mobilières qui est avisé de la détention d'une valeur mobilière pour le compte d'un tiers, de son inscription au nom d'un représentant ou de son endossement par ce dernier n'est ni tenu de s'enquérir de la régularité du transfert, ni réputé connaître l'existence d'une opposition; cependant, l'acquéreur ou le courtier qui sait que le représentant contrevient à son mandat, notamment en utilisant la contrepartie ou en effectuant l'opération à des fins personnelles, est réputé avisé de l'existence de l'opposition.

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PART V Capital Structure
Security Certificates and Transfers
Sections 109-111

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 109-111

fiduciary's duty, the purchaser or securities broker is deemed to have notice of an adverse claim.

Staleness as notice

110 An event that creates a right to immediate performance of the principal obligation evidenced by a security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange is not of itself notice of an adverse claim, except in the case of a purchase

(a) made more than one year after any date set for such a presentation or surrender; or

(b) made more than six months after any date set for payment of money against such a presentation or surrender if funds are available for payment on that date.

Warranties to issuer

111 (1) A person who presents a security for registration of transfer or for payment or exchange warrants to the issuer that the person is entitled to the registration, payment or exchange, except that a purchaser for value without notice of an adverse claim who receives a new, reissued or re-registered security on registration of transfer warrants only that the purchaser has no knowledge of any unauthorized signature in a necessary endorsement.

Warranties to purchaser

(2) A person by transferring a security to a purchaser for value warrants only that

(a) the transfer is effective and rightful;

(b) the security is genuine and has not been materially altered; and

(c) the person knows of nothing that might impair the validity of the security.

Warranties of intermediary

(3) Where a security is delivered by an intermediary known by the purchaser to be entrusted with delivery of the security on behalf of another or with collection of a draft or other claim to be collected against that delivery, the intermediary by that delivery warrants only the intermediary's own good faith and authority even if the intermediary has purchased or made advances against the draft or other claim to be collected against the delivery.

Warranties of pledgee

(4) A pledgee or other holder for purposes of security who redelivers a security received, or after payment and on order of the debtor delivers that security to a third

Péremption valant avis d'opposition

110 Tout événement ouvrant droit à l'exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de ces valeurs pour rachat ou échange ne constitue pas en lui-même un avis de l'existence d'une opposition, sauf dans le cas d'une acquisition effectuée :

a) soit plus d'un an après cette date;

b) soit plus de six mois après la date où les fonds, s'ils étaient disponibles, devaient être versés sur présentation ou remise des valeurs.

Garanties à l'émetteur

111 (1) La personne qui présente un titre pour inscription de son transfert, pour paiement ou pour échange garantit à l'émetteur le bien-fondé de sa demande; toutefois, l'acquéreur contre valeur qui ignore l'existence d'une opposition et qui reçoit un titre soit nouveau, soit réémis ou réinscrit, garantit seulement, dès l'inscription du transfert, l'inexistence, à sa connaissance, de signatures non autorisées lors d'endossements obligatoires.

Garanties à l'acquéreur

(2) La personne qui transfère le titre à l'acquéreur contre valeur garantit seulement :

a) la régularité et le caractère effectif de ce transfert;

b) l'authenticité du titre et l'absence de modifications importantes;

c) l'inexistence, à sa connaissance, de vices mettant en cause la validité du titre.

Garanties de l'intermédiaire

(3) L'intermédiaire qui, au su de l'acquéreur, est chargé de livrer une valeur mobilière pour le compte d'une autre personne ou de recouvrer une créance, notamment une traite, garantit, par la livraison, seulement sa propre bonne foi et sa qualité pour agir, même s'il a consenti ou souscrit des avances sur cette créance.

Garanties du créancier gagiste

(4) Le créancier gagiste ou tout autre détenteur pour sûreté qui, après paiement et sur ordre du débiteur, livre à un tiers la valeur mobilière qu'il a reçue ne donne que

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PART V Capital Structure
Security Certificates and Transfers
Sections 111-113

person, gives only the warranties of an intermediary under subsection (3).

Warranties of securities broker

(5) A securities broker gives to the broker's customer, to the issuer and to a purchaser, as the case may be, the warranties provided in subsections (1) to (4) and has the rights and privileges of a purchaser under those subsections, and those warranties of and in favour of the broker acting as an agent are in addition to warranties given by the broker's customer and warranties given in favour of the broker's customer.

Right to compel endorsement

112 Where a security in registered form is delivered to a purchaser without a necessary endorsement, the purchaser may become a *bona fide* purchaser only as of the time the endorsement is supplied, but against the transferor the transfer is complete on delivery and the purchaser has a specifically enforceable right to have any necessary endorsement supplied.

Definition of *appropriate person*

113 (1) In this section, section 114, subsections 121(1), 124(4) and 129(1) and section 133, ***appropriate person*** means

(a) the person specified by the security or by special endorsement to be entitled to the security;

(b) if a person described in paragraph (a) is described as a fiduciary but is no longer serving in the described capacity, either that person or that person's successor;

(c) if the security or endorsement mentioned in paragraph (a) specifies more than one person as fiduciaries and one or more of those persons are no longer serving in the described capacity, the remaining fiduciary or fiduciaries, whether or not a successor has been appointed;

(d) if a person described in paragraph (a) is a natural person and is without capacity to act by reason of death, incompetence, minority or other reason, the person's fiduciary;

(e) if the security or endorsement mentioned in paragraph (a) specifies more than one person with right of survivorship and by reason of death not all of the persons can sign, the survivor or survivors;

(f) a person having power to sign under any applicable law or a power of attorney; or

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 111-113

les garanties de l'intermédiaire prévues au paragraphe (3).

Garanties du courtier

(5) Le courtier de valeurs mobilières donne à son client, à l'émetteur ou à l'acquéreur les garanties prévues aux paragraphes (1) à (4) et jouit des droits et privilèges que ces paragraphes confèrent à l'acquéreur; les garanties que donne ou dont bénéficie le courtier agissant comme mandataire s'ajoutent aux garanties que donne ou dont bénéficie son client.

Droit d'exiger l'endossement

112 Le transfert d'un titre nominatif livré sans l'endossement obligatoire est parfait à l'égard du cédant dès la livraison, mais l'acquéreur ne devient acheteur de bonne foi qu'après l'endossement, qu'il peut formellement exiger.

Définition de *personne compétente*

113 (1) Pour l'application du présent article, de l'article 114, des paragraphes 121(1), 124(4) et 129(1) et de l'article 133, la ***personne compétente*** est, selon le cas :

a) le titulaire de la valeur mobilière, mentionné sur celle-ci ou dans un endossement nominatif;

b) la personne visée à l'alinéa a) désignée en qualité de représentant, mais qui n'agit plus en cette qualité, ou son successeur;

c) tout représentant dont le nom figure parmi ceux qui sont mentionnés sur la valeur mobilière ou l'endossement visés à l'alinéa a), indépendamment de la présence d'un successeur nommé ou agissant à la place de ceux qui n'ont plus qualité;

d) le représentant de la personne visée à l'alinéa a) si cette dernière est une personne physique décédée ou incapable, notamment parce qu'elle est mineure;

e) tout survivant parmi les bénéficiaires d'un gain de survie nommés sur la valeur mobilière ou l'endossement mentionnés à l'alinéa a);

f) la personne qui a le pouvoir de signer en vertu d'une loi applicable ou d'une procuration;

g) le mandataire autorisé des personnes visées aux alinéas a) à f) dans la mesure où elles peuvent agir par un mandataire.

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PART V Capital Structure
Security Certificates and Transfers
Sections 113-117

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 113-117

(g) to the extent that a person described in any of paragraphs (a) to (f) may act through an agent, the person's authorized agent.

Determining an *appropriate person*

(2) Whether the person signing is an appropriate person is determined as of the time of signing, and an endorsement by such a person does not become unauthorized for the purposes of this Part by reason of any subsequent change of circumstances.

Endorsement

114 (1) An endorsement of a security in registered form is made when an appropriate person signs, either on the security or on a separate document, an assignment or transfer of the security or a power to assign or transfer it, or when the signature of an appropriate person is written without more on the back of the security.

Special or blank

(2) An endorsement may be special or in blank.

Blank endorsement

(3) An endorsement in blank includes an endorsement to bearer.

Special endorsement

(4) A special endorsement specifies the person to whom the security is to be transferred, or who has power to transfer it.

Right of holder

(5) A holder may convert an endorsement in blank into a special endorsement.

Immunity of endorser

115 Unless otherwise agreed, the endorser by the endorsement assumes no obligation that the security will be honoured by the issuer.

Partial endorsement

116 An endorsement purporting to be an endorsement of only part of a security representing units intended by the issuer to be separately transferable is effective to the extent of the endorsement.

Effect of failure by fiduciary to comply

117 Failure of a fiduciary to comply with a controlling instrument or with the law of the jurisdiction governing the fiduciary relationship, including any law requiring the fiduciary to obtain court approval of a transfer, does not render the fiduciary's endorsement unauthorized for the purposes of this Part.

Appréciation de l'état de *personne compétente*

(2) La question de la compétence des signataires se détermine au moment de la signature et aucun endossement par eux ne cesse d'être autorisé au sens de la présente partie du fait d'une quelconque modification ultérieure des circonstances.

Endossement

114 (1) L'endossement d'un titre nominatif aux fins de cession ou de transfert se fait par l'apposition, soit à l'endos sans autre formalité, soit sur un document distinct ou sur une procuration à cet effet, de la signature d'une personne compétente.

Endossement nominatif ou en blanc

(2) L'endossement peut être nominatif ou en blanc.

Endossement en blanc

(3) L'endossement au porteur est assimilé à l'endossement en blanc.

Endossement nominatif

(4) L'endossement nominatif désigne soit le cessionnaire, soit la personne qui a le pouvoir de transférer la valeur mobilière.

Droit du détenteur

(5) Le détenteur peut convertir l'endossement en blanc en endossement nominatif.

Absence de responsabilité de l'endosseur

115 Sauf convention à l'effet contraire, l'endosseur ne garantit pas que l'émetteur honorera la valeur mobilière.

Endossement partiel

116 L'endossement apparemment effectué pour une partie d'une valeur mobilière représentant des unités que l'émetteur avait l'intention de rendre transférables séparément n'a d'effet que dans cette mesure.

Manquements du représentant

117 L'endossement effectué par le représentant ne devient pas non autorisé au sens de la présente partie du fait d'un manquement par celui-ci à l'acte qui l'habilite ou aux lois régissant son statut, notamment la loi qui lui impose de faire approuver judiciairement le transfert.

Current to May 29, 2023
67
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 118-121

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 118-121

Effect of endorsement without delivery

118 An endorsement of a security, whether special or in blank, does not constitute a transfer until delivery of the security on which it appears or, if the endorsement is on a separate document, until delivery of both the security and that document.

Endorsement in bearer form

119 An endorsement of a security in bearer form may give notice of an adverse claim under section 108 but does not otherwise affect any of the holder's rights.

Effect of unauthorized endorsement

120 (1) The owner of a security may assert the ineffectiveness of an endorsement against the issuer or any purchaser, other than a purchaser for value and without notice of an adverse claim, who has in good faith received a new, reissued or re-registered security on registration of transfer, unless the owner

(a) has ratified an unauthorized endorsement of the security; or

(b) is otherwise precluded from impugning the effectiveness of an unauthorized endorsement.

Liability of issuer

(2) An issuer who registers the transfer of a security on an unauthorized endorsement is liable for improper registration.

Warranties of guarantor of signature

121 (1) A person who guarantees the signature of an endorser of a security warrants that, at the time of signing,

(a) the signature was genuine;

(b) the signer was an appropriate person to endorse; and

(c) the signer had legal capacity to sign.

Limitation of liability

(2) A person who guarantees the signature of an endorser does not otherwise warrant the rightfulness of the transfer to which the signature relates.

Warranties of guarantor of endorsement

(3) A person who guarantees the endorsement of a security warrants both the signature and the rightfulness, in all respects, of the transfer to which the signature relates,

Effet de l'endossement sans livraison

118 L'endossement d'une valeur mobilière n'emporte transfert que lors de la livraison de la valeur et, le cas échéant, du document distinct le constituant.

Endossement au porteur

119 L'endossement au porteur d'une valeur mobilière peut constituer l'avis de l'opposition prévue à l'article 108, mais ne porte pas autrement atteinte aux droits du détenteur.

Effet d'un endossement non autorisé

120 (1) Le propriétaire d'un titre peut opposer l'invalidité d'un endossement à l'émetteur ou à tout acquéreur — à l'exception de l'acquéreur contre valeur qui ignore l'existence d'oppositions et a reçu de bonne foi, lors d'un transfert, un titre soit nouveau, soit réémis ou réinscrit — sauf dans l'un des cas suivants :

a) il a ratifié un endossement non autorisé du titre en question;

b) il est par ailleurs privé du droit de contester la validité d'un endossement non autorisé.

Responsabilité de l'émetteur

(2) L'émetteur engage sa responsabilité en procédant à l'inscription du transfert d'une valeur mobilière à la suite d'un endossement non autorisé.

Garantie de la signature

121 (1) La personne qui garantit la signature de l'endosseur d'une valeur mobilière atteste, au moment où elle a été donnée :

a) son authenticité;

b) la qualité de « personne compétente » de l'endosseur;

c) la capacité juridique de l'endosseur.

Limite de responsabilité

(2) Le fait d'attester la signature de l'endosseur ne garantit pas la régularité du transfert.

Garant de l'endossement

(3) La personne qui garantit l'endossement d'une valeur mobilière atteste la régularité tant de la signature que du

Current to May 29, 2023
68
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 121-123

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 121-123

but an issuer may not require a guarantee of endorsement as a condition to registration of transfer.

Extent of warrantor's liability

(4) The warranties referred to in subsections (1) to (3) are made to any person who, relying on the guarantee, takes or deals with the security, and the guarantor is liable to such a person for any loss resulting from breach of warranty.

Constructive delivery of a security

122 Delivery to a purchaser occurs when

(a) the purchaser or a person designated by the purchaser acquires possession of a security;

(b) the purchaser's securities broker acquires possession of a security specially endorsed to or issued in the name of the purchaser;

(c) the purchaser's securities broker sends the purchaser confirmation of the purchase and the broker in the broker's records identifies a specific security as belonging to the purchaser; or

(d) in respect of an identified security to be delivered while still in the possession of a third person, that person acknowledges that it is held for the purchaser.

Constructive ownership of security

123 (1) A purchaser is the owner of a security held for the purchaser by a securities broker, but a purchaser is not a holder except in the cases referred to in paragraphs 122(b) and (c).

Ownership of part of fungible bulk

(2) If a security is part of a fungible bulk, a purchaser of the security is the owner of the proportionate interest in the fungible bulk.

Notice to securities broker of adverse claim

(3) Notice of an adverse claim received by a securities broker or by a purchaser after the broker takes delivery as a holder for value is not effective against the broker or the purchaser, except that, as between the broker and the purchaser, the purchaser may demand delivery of an equivalent security in respect of which no notice of an adverse claim has been received.

transfert; toutefois, l'émetteur ne peut exiger une garantie d'endossement comme condition de l'inscription du transfert.

Étendue de la responsabilité

(4) Les garanties visées aux paragraphes (1) à (3) sont données aux personnes qui négocient des valeurs mobilières sur la foi de telles garanties, le garant étant responsable des dommages causés par tout manquement en ce domaine.

Présomption de livraison

122 Il y a livraison des valeurs mobilières à l'acquéreur dès que, selon le cas :

a) lui-même ou la personne qu'il désigne en prend possession;

b) son courtier de valeurs mobilières en prend possession, qu'elles soient émises à son nom ou endossées nominativement à son profit;

c) son courtier de valeurs mobilières lui envoie confirmation de l'acquisition et les inscrit dans ses registres comme lui appartenant;

d) un tiers reconnaît qu'il détient pour livraison à l'acquéreur de telles valeurs.

Présomption de propriété

123 (1) L'acquéreur est propriétaire des valeurs mobilières que détient pour lui son courtier de valeurs mobilières, mais n'en est détenteur que dans les cas prévus aux alinéas 122b) et c).

Propriété d'une partie d'un ensemble fongible

(2) L'acquéreur d'une valeur mobilière faisant partie d'un ensemble fongible possède une participation proportionnelle dans cet ensemble.

Avis au courtier

(3) L'avis d'opposition n'est pas opposable au courtier de valeurs mobilières ou à l'acquéreur qui le reçoit après que le courtier a pris livraison de la valeur mobilière à titre onéreux; toutefois, l'acquéreur peut exiger du courtier la livraison d'une valeur mobilière équivalente n'ayant fait l'objet d'aucun avis d'opposition.

Current to May 29, 2023
Last amended on June 23, 2022
69
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Section 124

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Article 124

Delivery of security

124 (1) Unless otherwise agreed, if a sale of a security is made on a stock exchange or otherwise through securities brokers,

(a) the selling customer fulfils the customer's duty to deliver when the customer delivers the security to the selling securities broker or to a person designated by the selling securities broker or causes an acknowledgement to be made to the selling securities broker that it is held for the selling securities broker; and

(b) the selling securities broker, including a correspondent broker, acting for a selling customer fulfils the securities broker's duty to deliver by delivering the security or a like security to the buying securities broker or to a person designated by the buying securities broker or by effecting clearance of the sale in accordance with the rules of the exchange on which the transaction took place.

Duty to deliver

(2) Except as otherwise provided in this section and unless otherwise agreed, a transferor's duty to deliver a security under a contract of purchase is not fulfilled until the transferor delivers the security in negotiable form to the purchaser or to a person designated by the purchaser, or causes an acknowledgement to be made to the purchaser that the security is held for the purchaser.

Delivery to securities broker

(3) A sale to a securities broker purchasing for the securities broker's own account is subject to subsection (2) and not subsection (1), unless the sale is made on a stock exchange.

Transfer through clearing agency

(4) If a security shown in the records of a clearing agency is evidenced by

(a) a security certificate in the custody of the clearing agency or a custodian, or a nominee of either, subject to the instructions of the clearing agency, and is in bearer form or endorsed in blank by an appropriate person or registered in the name of the clearing agency or a custodian, or of a nominee of either, or

(b) an uncertificated security registered or recorded in records maintained by or on behalf of the company in the name of the clearing agency or a custodian, or of a nominee of either, subject to the instructions of the clearing agency,

Livraison d'une valeur mobilière

124 (1) Sauf convention à l'effet contraire, en cas de vente d'une valeur mobilière par l'intermédiaire de courtiers de valeurs mobilières et notamment sur un marché boursier :

a) le vendeur satisfait à son obligation de livrer soit en livrant cette valeur au courtier vendeur ou à la personne qu'il désigne, soit en l'informant qu'elle est détenue pour son compte;

b) le courtier vendeur, y compris son correspondant, agissant pour le compte du vendeur, satisfait à son obligation de livrer soit en livrant cette valeur ou une valeur semblable au courtier acheteur ou à la personne que celui-ci désigne, soit en effectuant la compensation de la vente en conformité avec les règles du marché boursier en question.

Obligation de livrer

(2) Sauf disposition du présent article ou convention à l'effet contraire, le cédant ne satisfait à l'obligation de livrer qui découle d'un contrat d'acquisition que soit en livrant la valeur sous forme négociable à l'acquéreur, ou à la personne qu'il désigne, soit en notifiant à celui-ci la détention de cette valeur pour son compte.

Livraison au courtier

(3) La vente à un courtier de valeurs mobilières pour son propre compte est assujettie au paragraphe (2) et non au paragraphe (1), sauf si elle est effectuée à une bourse de valeurs mobilières.

Transfert par l'entremise d'une société de compensation et de dépôt

(4) Le transfert ou le nantissement de la valeur mobilière figurant aux registres d'une agence de compensation et de dépôt, ou d'un droit s'y rattachant, peut notamment être effectué en procédant à l'inscription requise dans les registres de l'agence, à condition que l'existence de la valeur mobilière soit confirmée :

a) dans le cas d'une valeur mobilière au porteur ou endossée en blanc par une personne compétente, ou inscrite au nom de l'agence ou d'un dépositaire, ou de leur intermédiaire, par un certificat confié à l'agence, au dépositaire ou à l'intermédiaire, conformément aux directives de l'agence;

b) dans le cas d'une valeur mobilière sans certificat, par une inscription ou mention dans les registres tenus par la société ou pour son compte au nom de

Current to May 29, 2023
Last amended on June 23, 2022
70
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Section 124

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Article 124

then, in addition to other methods, a transfer or pledge of the security or any interest therein may be effected by the making of an appropriate entry in the records of the clearing agency.

Interest in fungible bulk

(5) Under subsections (4) to (10), entries may be in respect of like securities or interests therein as part of a fungible bulk and may refer merely to a quantity of a particular security without reference to the name of the registered owner, certificate or bond number or the like and, in appropriate cases, may be on a net basis taking into account other transfers or pledges of the same security.

Constructive endorsement and delivery

(6) A transfer or pledge under subsections (4) to (10) has the effect of a delivery of a security in bearer form or duly endorsed in blank representing the amount of the obligation or the number of shares or rights transferred or pledged.

Idem

(7) If a pledge or the creation of a security interest is intended, the making of entries has the effect of a taking of delivery by the pledgee or a secured party and the pledgee or secured party shall be deemed to have taken possession for all purposes.

Holder

(8) A person depositing a security certificate or an uncertificated security with a clearing agency, or a transferee or pledgee of a security under subsections (4) to (10), is a holder of the security and shall be deemed to have possession of the security so deposited, transferred or pledged, as the case may be, for all purposes.

Not registration

(9) A transfer or pledge under subsections (4) to (10) does not constitute a registration of transfer under sections 129 to 136.

Error in records

(10) That entries made in the records of the clearing agency as provided in subsection (4) are not appropriate does not affect the validity or effect of the entries nor the liabilities or obligations of the clearing agency to any person adversely affected thereby.

l'agence ou d'un dépositaire, ou de leur intermédiaire, conformément aux directives de l'agence.

Droits dans un ensemble fongible

(5) Aux termes des paragraphes (4) à (10), il peut être procédé à l'inscription de valeurs mobilières semblables ou de droits s'y rattachant qui font partie d'un ensemble fongible. Cette inscription peut être simplement une mention d'une quantité d'une valeur mobilière donnée sans que le nom du propriétaire inscrit, le numéro du certificat ou de l'obligation ou une autre mention y figurent. Dans les cas indiqués, il peut s'agir d'un chiffre net tenant compte des autres transferts ou nantissements de la même valeur mobilière.

Endossement et livraison imputés

(6) Le transfert ou le nantissement prévu aux paragraphes (4) à (10) équivaut à la livraison d'une valeur mobilière au porteur ou dûment endossée en blanc et représente soit le montant de l'obligation, soit le nombre d'actions ou de droits transférés ou nantis.

Idem

(7) Si le nantissement ou la création d'une sûreté est envisagé, l'inscription équivaut à une acceptation de la livraison par le créancier gagiste ou le créancier garanti et ces derniers sont réputés, à toutes fins, en avoir pris possession.

Détenteur

(8) La personne qui dépose le certificat de valeur mobilière, ou qui procède à l'inscription d'une valeur mobilière sans certificat, auprès d'une agence de compensation et de dépôt, ainsi que le cessionnaire et le créancier gagiste de la valeur mobilière visés aux paragraphes (4) à (10) sont des détenteurs de la valeur mobilière et sont réputés, à toutes fins, en avoir la possession.

Non-inscription

(9) Le transfert ou le nantissement effectué en vertu des paragraphes (4) à (10) ne constitue pas une inscription de transfert au sens des articles 129 à 136.

Erreur au registre

(10) Les inscriptions erronées effectuées aux registres de l'agence de compensation et de dépôt aux termes du paragraphe (4) n'affectent en rien la validité ou l'effet de ces inscriptions non plus que la responsabilité et les obligations de l'agence à l'égard des personnes lésées.

Current to May 29, 2023
Last amended on June 23, 2022
71
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 125-128

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 125-128

Right to reclaim possession

125 (1) A person against whom the transfer of a security is wrongful for any reason, including the person's incapacity, may, against anyone except a *bona fide* purchaser,

(a) reclaim possession of the security or obtain possession of any new security evidencing all or part of the same rights; or

(b) claim damages.

Recovery where unauthorized endorsement

(2) If the transfer of a security is wrongful by reason of an unauthorized endorsement, the owner may reclaim possession of the security or a new security even from a *bona fide* purchaser if the ineffectiveness of the purported endorsement is asserted against the purchaser under section 120.

Remedies

(3) The right to reclaim possession of a security may be specially enforced, its transfer may be restrained and the security may be impounded pending litigation.

Right to requisites for registration

126 (1) Unless otherwise agreed, a transferor shall, on demand, supply a purchaser with proof of the transferor's authority to transfer a security or with any other requisite that is necessary to obtain registration of the transfer of a security, but if the transfer is not for value, it is not necessary for a transferor to prove authority to transfer unless the purchaser pays the reasonable and necessary costs of the proof and transfer.

Rescission of transfer

(2) If a transferor fails to comply with a demand under subsection (1) within a reasonable time, the purchaser may reject or rescind the transfer.

Seizure of security

127 No seizure of a security or other interest evidenced thereby is effective until the person making the seizure obtains possession of the security.

No conversion if good faith delivery

128 An agent or bailee who in good faith, including observance of reasonable commercial standards if the agent or bailee is in the business of buying, selling or otherwise dealing with securities of a company, has received securities and sold, pledged or delivered them according to the

Droit de demander la remise en possession

125 (1) La personne à laquelle le transfert d'une valeur mobilière cause un préjudice, notamment en raison de son incapacité, peut réclamer, sauf à l'acheteur de bonne foi, soit des dommages-intérêts, soit la possession de cette valeur ou d'une nouvelle valeur attestant tout ou partie des mêmes droits.

Remise en possession en cas d'endossement non autorisé

(2) Le propriétaire d'une valeur mobilière à qui le transfert cause un préjudice, par suite d'un endossement non autorisé, peut réclamer la possession de cette valeur ou d'une nouvelle valeur, même à l'acheteur de bonne foi, si l'invalidité de l'endossement est opposée à ce dernier en vertu de l'article 120.

Recours

(3) Il est possible de demander l'exécution forcée du droit de mise en possession d'une valeur mobilière, de mettre obstacle à son transfert et de la mettre sous séquestre au cours d'un litige.

Droit d'obtenir les pièces nécessaires à l'inscription

126 (1) Sauf convention à l'effet contraire, le cédant est obligé, sur demande de l'acquéreur, de fournir à celui-ci la preuve qu'il a le pouvoir d'effectuer le transfert ou toute autre pièce nécessaire à l'inscription; si le transfert est à titre gratuit, le cédant est déchargé de cette obligation à moins que l'acquéreur n'en acquitte les frais nécessaires.

Rescision d'un transfert

(2) L'acquéreur peut refuser le transfert ou en demander la rescision si le cédant ne se conforme pas, dans un délai raisonnable, à toute demande faite en vertu du paragraphe (1).

Saisie d'une valeur mobilière

127 La saisie portant sur une valeur mobilière ou sur un droit qu'elle constate n'a d'effet que lorsque le saisissant en a obtenu la possession.

Non-responsabilité du mandataire ou dépositaire de bonne foi

128 Le mandataire ou dépositaire qui, de bonne foi — notamment en ayant respecté les normes commerciales raisonnables si, de par sa profession, il négocie les valeurs mobilières d'une société — a reçu, vendu, donné en gage ou livré ces valeurs mobilières conformément aux

Current to May 29, 2023
72
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 128-130

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 128-130

instructions of the agent's or bailee's principal is not liable for conversion or for participation in breach of fiduciary duty even though the principal has no right to dispose of the securities.

instructions de son mandant ne peut être tenu responsable de détournement ni de violation d'une obligation de représentant, même si le mandant n'avait pas le droit d'aliéner les valeurs mobilières en question.

Duty to register transfer

129 (1) Subject to Part VII, where a security in registered form is presented for transfer, the issuer shall register the transfer if

(a) the security is endorsed by an appropriate person;

(b) reasonable assurance is given that the endorsement is genuine and effective;

(c) the issuer has no duty to inquire into adverse claims or has discharged any such duty;

(d) all applicable laws relating to the collection of taxes have been complied with;

(e) the transfer is rightful or is to a *bona fide* purchaser; and

(f) the fee, if any, referred to in subsection 88(2) has been paid.

Inscription obligatoire du transfert

129 (1) Sous réserve de la partie VII, l'émetteur doit procéder à l'inscription du transfert d'un titre nominatif si, à la fois :

a) le titre est endossé par une personne compétente;

b) des assurances suffisantes sur l'authenticité et la validité de cet endossement sont données;

c) il n'est pas tenu de s'enquérir de l'existence d'oppositions ou il s'est déjà acquitté de cette obligation;

d) les lois fiscales applicables ont été respectées;

e) le transfert est régulier ou est effectué au profit d'un acheteur de bonne foi;

f) les droits prévus au paragraphe 88(2) ont été acquittés.

Liability for delay

(2) Where an issuer has a duty to register a transfer of a security, the issuer is liable to the person presenting it for registration for any loss resulting from any unreasonable delay in registration or from the failure or refusal to register the transfer.

Responsabilité en cas de retard

(2) L'émetteur tenu de procéder à l'inscription du transfert d'une valeur mobilière est responsable, envers la personne qui la présente à cet effet, du préjudice causé par tout retard indu ou par tout défaut ou refus.

Assurance of endorsements

130 (1) An issuer may require an assurance that each necessary endorsement on a security is genuine and effective by requiring a guarantee of the signature of the person endorsing the security and by requiring

(a) if the endorsement is by an agent, reasonable assurance of authority to sign;

(b) if the endorsement is by a fiduciary, evidence of appointment or incumbency;

(c) if there is more than one fiduciary, reasonable assurance that all who are required to sign have done so; and

(d) in any other case, assurance that corresponds as closely as practicable to the foregoing.

Garantie de l'effet juridique de l'endossement

130 (1) L'émetteur peut demander que lui soient données des assurances sur l'authenticité et la validité de chaque endossement obligatoire en exigeant la garantie de la signature de l'endosseur et, le cas échéant :

a) des assurances suffisantes sur l'autorisation de signature des mandataires;

b) la preuve de la nomination ou du mandat du représentant;

c) des assurances suffisantes que tous les représentants dont la signature est requise ont signé;

d) dans les autres cas, des assurances analogues à celles qui précèdent.

Definition of *guarantee of the signature*

(2) For the purposes of subsection (1), ***guarantee of the signature*** means a guarantee signed by or on behalf of a

Définition de *garantie de la signature*

(2) Pour l'application du paragraphe (1), la ***garantie de la signature*** s'entend de la garantie signée par toute

Current to May 29, 2023
Last amended on June 23, 2022
73
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 130-132

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 130-132

person whom the issuer believes, on reasonable grounds, to be a responsible person.

Standards

(3) An issuer may adopt reasonable standards to determine responsible persons for the purposes of subsection (2).

Definition of *evidence of appointment or incumbency*

(4) For the purposes of paragraph (1)(b), ***evidence of appointment or incumbency*** means

(a) in the case of a fiduciary appointed by a court and referred to in subsection 99(1), a copy of the certified court order referred to in subsection 99(1) and dated not earlier than sixty days before the day a security is presented for transfer; or

(b) in the case of any other fiduciary, a copy of a document showing the appointment or other evidence believed by the issuer to be appropriate.

Standards

(5) An issuer may adopt reasonable standards with respect to evidence referred to in paragraph (4)(b).

No notice to issuer

(6) An issuer is deemed not to have notice of the contents of any document referred to in subsection (4) that is obtained by the issuer except to the extent that the contents relate directly to appointment or incumbency.

Notice from additional documentation

131 If an issuer, in relation to a transfer, demands assurance other than an assurance specified in subsection 130(1) and obtains a copy of a will, trust or partnership agreement or a by-law or similar document, the issuer is deemed to have notice of all matters contained therein affecting the transfer.

Limited duty of inquiry

132 (1) An issuer to whom a security is presented for registration has a duty to inquire into adverse claims if

(a) the issuer receives written notice of an adverse claim at a time and in a manner that provides the issuer with a reasonable opportunity to act on it before the issue of a new, reissued or re-registered security and the notice discloses the name and address of the claimant, the registered owner and the issue of which the security is a part; or

personne que l'émetteur a de bonnes raisons de croire digne de confiance ou au nom d'une telle personne.

Normes

(3) L'émetteur peut adopter des normes raisonnables pour déterminer les personnes dignes de confiance au sens du paragraphe (2).

Définition de *preuve de la nomination ou du mandat*

(4) Pour l'application de l'alinéa (1)b), la ***preuve de la nomination ou du mandat*** s'entend :

a) dans le cas du représentant nommé judiciairement et mentionné au paragraphe 99(1), de la copie certifiée du jugement mentionné à ce paragraphe et rendu dans les soixante jours avant la présentation pour transfert de la valeur mobilière;

b) dans le cas de tout autre représentant, de la copie de tout document prouvant la nomination ou de toute autre preuve que l'émetteur estime suffisante.

Normes

(5) L'émetteur peut adopter des normes raisonnables en matière de preuve visée à l'alinéa (4)b).

Absence d'avis

(6) L'émetteur n'est réputé connaître le contenu des documents obtenus en application du paragraphe (4) que s'il se rattache directement à une nomination ou à un mandat.

Assurances supplémentaires

131 L'émetteur qui, à l'occasion d'un transfert, exige des assurances non prévues au paragraphe 130(1) et qui obtient copie de documents, tels que testaments, contrats de fiducie ou de société de personnes ou règlements administratifs, est réputé être avisé de tout ce qui, dans ces documents, concerne le transfert.

Obligation de s'informer

132 (1) L'émetteur auquel est présentée une valeur mobilière pour inscription est tenu, selon le cas, de s'informer de toute opposition :

a) dont il est avisé par écrit, à une date et d'une façon qui lui permettent normalement d'agir avant une émission, une réémission ou une réinscription, lorsque l'avis lui révèle le nom et l'adresse de l'opposant, l'identité du propriétaire inscrit et l'émission dont cette valeur fait partie;

b) dont il est réputé avoir eu connaissance par un document obtenu en vertu de l'article 131.

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Last amended on June 23, 2022
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Trust and Loan Companies
PART V Capital Structure
Security Certificates and Transfers
Sections 132-133

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 132-133

(b) the issuer is deemed to have notice of an adverse claim from a document that it obtained under section 131.

Discharge of duty

(2) An issuer may discharge a duty of inquiry by any reasonable means, including notifying an adverse claimant by registered mail sent to the address provided by the adverse claimant or, if no such address has been provided, to the adverse claimant's residence or regular place of business, that a security has been presented for registration of transfer by a named person and that the transfer will be registered unless, within thirty days after the date of mailing of the notice, either

(a) the issuer is served with a restraining order or other order of a court, or

(b) the issuer is provided with an indemnity bond sufficient in the issuer's judgment to protect the issuer and any registrar, transfer agent or other agent of the issuer from any loss that may be incurred by any of them as a result of complying with the adverse claim.

Inquiry into adverse claims

133 Unless an issuer is deemed to have notice of an adverse claim from a document that it obtained under section 131 or has received notice of an adverse claim under subsection 132(1), if a security presented for registration is endorsed by the appropriate person, the issuer has no duty to inquire into adverse claims and, in particular,

(a) an issuer registering a security in the name of a person who is a fiduciary or who is described as a fiduciary is not bound to inquire into the existence, extent or correct description of the fiduciary relationship and thereafter the issuer may assume without inquiry that the newly registered owner continues to be the fiduciary until the issuer receives written notice that the fiduciary is no longer acting as such with respect to the particular security;

(b) an issuer registering a transfer on an endorsement by a fiduciary has no duty to inquire into whether the transfer is made in compliance with the document or with the law of the jurisdiction governing the fiduciary relationship; and

(c) an issuer is deemed not to have notice of the contents of any court record or any registered document even if the record or document is in the issuer's possession and even if the transfer is made on the endorsement of a fiduciary to the fiduciary specifically or to the fiduciary's nominee.

Exécution de l'obligation

(2) L'émetteur peut s'acquitter par tout moyen raisonnable de l'obligation de s'informer, notamment en avisant l'opposant, par courrier recommandé envoyé à l'adresse qu'il a donnée ou, à défaut, à sa résidence ou à tout lieu où il exerce normalement son activité, qu'il donnera suite à la demande d'inscription du transfert d'une valeur mobilière présentée par une personne nommément désignée, sauf si, dans les trente jours de l'envoi de cet avis :

a) soit une ordonnance judiciaire lui est signifiée;

b) soit il reçoit un cautionnement qu'il estime suffisant pour le protéger, ainsi que ses mandataires — notamment les agents d'inscription ou de transfert — , du préjudice qu'ils pourraient subir pour avoir tenu compte de cette opposition.

Recherche des oppositions

133 L'émetteur qui n'est pas réputé avoir eu connaissance de l'existence d'une opposition soit par un document obtenu en vertu de l'article 131, soit sous le régime du paragraphe 132(1), et auquel est présentée pour inscription une valeur mobilière endossée par une personne compétente, n'est pas tenu de s'enquérir de l'existence d'oppositions; plus particulièrement l'émetteur :

a) qui procède à l'inscription d'une valeur au nom d'un représentant ou d'une personne désignée comme tel n'est pas tenu de s'informer de l'existence, de l'étendue ni de la nature exacte du statut de représentant et peut estimer que le détenteur nouvellement inscrit demeure représentant, tant qu'il n'a pas reçu d'avis écrit à l'effet contraire;

b) qui procède à l'inscription d'un transfert après endossement par un représentant n'est pas tenu de s'informer pour savoir si ce transfert a été effectué conformément au document ou à la loi régissant le statut du représentant;

c) est réputé ignorer le contenu d'un dossier judiciaire ou d'un document enregistré, même dans les cas où ceux-ci se trouvent en sa possession et où le transfert est effectué après endossement par un représentant, au profit de ce dernier ou à la personne qu'il désigne.

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PART V Capital Structure
Security Certificates and Transfers
Sections 134-136

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 134-136

Duration of notice of adverse claim

134 A written notice of adverse claim received by an issuer is effective for twelve months after the day it was received unless the notice is renewed in writing.

Limitation on issuer's liability

135 (1) Except as otherwise provided in any applicable law relating to the collection of taxes, an issuer is not liable to the owner or any other person who incurs a loss as a result of the registration of a transfer of a security if

(a) the necessary endorsements were on or with the security; and

(b) the issuer had no duty to inquire into adverse claims or had discharged any such duty.

Duty of issuer on default

(2) If an issuer has registered a transfer of a security to a person not entitled to it, the issuer shall on demand deliver a like security to the owner unless

(a) the issuer is not liable by virtue of subsection (1);

(b) the owner is precluded by subsection 136(1) from asserting any claim; or

(c) the delivery would result in over-issue in respect of which section 100 applies.

Lost or stolen security

136 (1) Where a security has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the issuer of that fact by giving the issuer written notice of the owner's adverse claim within a reasonable time after the owner knows of the loss, destruction or taking, then, if the issuer has registered a transfer of the security before receiving the notice, the owner is precluded from asserting against the issuer any claim to a new security.

Duty to issue new security

(2) Where the owner of a security claims that the security has been lost, destroyed or wrongfully taken, the issuer shall issue a new security in place of the original security if the owner

(a) so requests before the issuer has notice that the security has been acquired by a *bona fide* purchaser;

(b) provides the issuer with a sufficient indemnity bond; and

(c) satisfies any other reasonable requirements imposed by the issuer.

Durée de validité de l'avis

134 Sauf renouvellement par écrit, l'avis écrit d'une opposition n'est valide que pendant douze mois à compter de sa date de réception par l'émetteur.

Limites de responsabilité

135 (1) Sauf disposition contraire de toute loi fiscale applicable, l'émetteur n'est pas responsable du préjudice que cause, notamment au propriétaire de la valeur mobilière, l'inscription du transfert, si, à la fois :

a) la valeur est assortie des endossements requis;

b) il n'est pas tenu de s'enquérir de l'existence d'oppositions ou s'est acquitté de cette obligation.

Faute de l'émetteur

(2) L'émetteur qui fait inscrire à tort le transfert d'une valeur mobilière doit, sur demande, livrer une valeur mobilière semblable au propriétaire, sauf si, selon le cas :

a) le paragraphe (1) s'applique;

b) le paragraphe 136(1) empêche le propriétaire de faire valoir ses droits;

c) la livraison entraîne une émission excédentaire régie par l'article 100.

Avis de perte ou vol

136 (1) Le propriétaire d'un titre qui omet d'aviser par écrit l'émetteur de son opposition dans un délai raisonnable après avoir pris connaissance de la perte, de la destruction apparente ou du vol du titre ne peut faire valoir contre l'émetteur, si celui-ci a déjà procédé à l'inscription du transfert, son droit d'obtenir un nouveau titre.

Émission d'un nouveau titre

(2) L'émetteur doit émettre un nouveau titre au profit du propriétaire qui fait une déclaration de perte, destruction ou vol dès lors que ce dernier :

a) lui en fait la demande avant qu'il n'ait eu connaissance de l'acquisition de cette valeur par un acheteur de bonne foi;

b) lui fournit un cautionnement suffisant;

c) satisfait aux autres exigences raisonnables qu'il lui impose.

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PART V Capital Structure
Security Certificates and Transfers
Sections 136-139

Duty to register transfer

(3) If, after the issue of a new security under subsection (2), a *bona fide* purchaser of the original security presents the original security for registration of transfer, the issuer shall register the transfer unless registration would result in over-issue in respect of which section 100 applies.

Right of issuer to recover

(4) In addition to the rights that an issuer has by reason of an indemnity bond, the issuer may recover the new security issued under subsection (2) from the person to whom it was issued or any person taking under that person other than a *bona fide* purchaser.

Authenticating agent's duty

137 An authenticating trustee, registrar, transfer agent or other agent of an issuer has, in respect of the issue, registration of transfer and cancellation of a security of the issuer,

> **(a)** a duty to the issuer to exercise good faith and reasonable diligence; and
>
> **(b)** the same obligations to the holder or owner of a security and the same rights, privileges and immunities as the issuer.

Notice to agent

138 Notice to an authenticating trustee, registrar, transfer agent or other agent of an issuer is notice to the issuer in respect of the functions performed by the agent.

PART VI

Corporate Governance

Shareholders

Place of meetings

139 (1) Meetings of shareholders of a company shall be held at the place within Canada provided for in the by-laws of the company or, in the absence of any such provision, at the place within Canada that the directors determine.

Participation by electronic means

(2) Unless the by-laws provide otherwise, any person who is entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic,

Sociétés de fiducie et de prêt
PARTIE V Structure du capital
Certificats de valeurs mobilières et transferts
Articles 136-139

Inscription du transfert

(3) Si après l'émission du nouveau titre, l'acheteur de bonne foi de la valeur initiale la présente pour inscription du transfert, l'émetteur doit y procéder, sauf s'il en résulte une émission excédentaire à laquelle s'appliquent les dispositions de l'article 100.

Droit de recouvrement

(4) Outre les droits résultant d'un cautionnement, l'émetteur peut recouvrer le nouveau titre des mains de la personne au profit de laquelle il a été émis ou de toute personne qui l'a reçu de celle-ci, à l'exception d'un acheteur de bonne foi.

Droits et obligations des mandataires

137 Les personnes chargées par l'émetteur de certifier l'authenticité des valeurs mobilières, notamment les fiduciaires et les agents d'inscription ou de transfert, ont, lors de l'émission, de l'inscription du transfert ou de l'annulation d'une valeur mobilière de l'émetteur :

> **a)** l'obligation envers lui d'agir de bonne foi et avec une diligence raisonnable;
>
> **b)** les mêmes obligations envers le détenteur ou le propriétaire de la valeur et les mêmes droits, privilèges et immunités que l'émetteur.

Avis au mandataire

138 L'avis adressé à l'une des personnes visées à l'article 137 vaut dans la même mesure pour l'émetteur.

PARTIE VI

Administration de la société

Actionnaires

Lieu des assemblées

139 (1) Les assemblées d'actionnaires se tiennent au Canada, au lieu que prévoient les règlements administratifs ou, à défaut, que choisissent les administrateurs.

Participation aux assemblées par moyen de communication électronique

(2) Sauf disposition contraire des règlements administratifs, toute personne qui a le droit d'assister à une assemblée d'actionnaires peut y participer par moyen de

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PART VI Corporate Governance
Shareholders
Sections 139-140

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 139-140

electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting if the company makes one available. A person who is participating in a meeting by one of those means is deemed for the purposes of this Act to be present at the meeting.

communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux et mis à leur disposition par la société. Elle est alors réputée, pour l'application de la présente loi, avoir assisté à l'assemblée.

Regulations

(3) The Governor in Council may make regulations respecting the manner of and conditions for participating in a meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

1991, c. 45, s. 139; 2005, c. 54, s. 381.

Règlements

(3) Le gouverneur en conseil peut prendre des règlements concernant la façon de participer aux assemblées par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer entre eux ainsi que les exigences à respecter dans le cadre de cette participation.

1991, ch. 45, art. 139; 2005, ch. 54, art. 381.

Calling meetings

140 (1) The directors of a company

(a) shall, after the meeting called pursuant to subsection 50(1), call the first annual meeting of shareholders of the company, which meeting must be held not later than six months after the end of the first financial year of the company, and subsequently call an annual meeting of shareholders, which meeting must be held not later than six months after the end of each financial year; and

(b) may at any time call a special meeting of shareholders.

Convocation des assemblées

140 (1) Le conseil d'administration convoque les assemblées annuelles, lesquelles doivent se tenir dans les six mois qui suivent la fin de chaque exercice; il peut aussi à tout moment convoquer une assemblée extraordinaire.

Order to delay calling annual meeting

(2) Despite subsection (1), the company may apply to the court for an order extending the time for calling an annual meeting.

Prorogation de délai

(2) Malgré le paragraphe (1), la société peut demander au tribunal d'ordonner la prorogation du délai prévu pour convoquer l'assemblée annuelle.

Obligation to notify Superintendent

(3) The company shall give notice of the application to the Superintendent before any hearing concerning the application and shall provide the Superintendent with a copy of any order that is issued.

Avis au surintendant

(3) Elle en avise le surintendant par écrit avant l'audition de la demande et, s'il y a lieu, lui envoie une copie de l'ordonnance du tribunal.

Superintendent's right to appear

(4) The Superintendent is entitled to appear and be heard in person or by counsel at any hearing concerning the application.

Comparution du surintendant

(4) Le surintendant peut comparaître en personne ou par ministère d'avocat lors de l'audition de la demande.

Authority to fix record date

(5) The directors may in advance fix a record date, that is within the prescribed period, for the determination of shareholders for any purpose, including for a determination of which shareholders are entitled to

(a) receive payment of a dividend;

Date de référence

(5) Les administrateurs peuvent fixer d'avance une date ultime d'inscription, ci-après appelée « date de référence », laquelle est comprise dans le délai réglementaire, pour déterminer les actionnaires ayant tout droit ou ayant qualité à toute fin, notamment ceux qui, selon le cas :

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PART VI Corporate Governance
Shareholders
Sections 140-141

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 140-141

(b) participate in a liquidation distribution;

(c) receive notice of a meeting of shareholders; or

(d) vote at a meeting of shareholders.

a) ont le droit de recevoir les dividendes;

b) ont le droit de participer au partage consécutif à la liquidation;

c) ont le droit de recevoir avis d'une assemblée;

d) sont habiles à voter lors d'une assemblée.

Determination of record date

(6) If no record date is fixed,

(a) the record date for the determination of shareholders who are entitled to receive notice of a meeting of shareholders is

(i) at the close of business on the day immediately preceding the day on which the notice is given, or

(ii) if no notice is given, the day on which the meeting is held; and

(b) the record date for the determination of shareholders for any other purpose, other than to establish a shareholder's right to vote, is at the close of business on the day on which the directors pass a resolution in respect of that purpose.

Absence de fixation de date de référence

(6) Faute d'avoir été ainsi fixée, la date de référence correspond, selon le cas :

a) en ce qui concerne les actionnaires ayant le droit de recevoir avis d'une assemblée :

(i) au jour précédant celui où cet avis est donné, à l'heure de fermeture des bureaux,

(ii) en l'absence d'avis, au jour de l'assemblée;

b) en ce qui concerne les actionnaires ayant qualité à toute autre fin, sauf en ce qui concerne le droit de vote, à la date d'adoption de la résolution à ce sujet par les administrateurs, à l'heure de fermeture des bureaux.

Notice of record date

(7) If a record date is fixed and unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day on which the directors fix the record date, notice of the record date shall be given within the prescribed period by

(a) advertisement in a newspaper in general circulation in the place where the company's head office is situated and in each place in Canada where the company has a transfer agent or where a transfer of its shares may be recorded; and

(b) written notice to each stock exchange in Canada on which the company's shares are listed for trading.

1991, c. 45, s. 140; 2005, c. 54, s. 382.

Cas où la date de référence est fixée

(7) Avis qu'une date de référence a été fixée est donné dans le délai réglementaire et de la manière prévue ci-après à moins que chacun des détenteurs d'actions de la catégorie ou série en cause dont le nom figure au registre des valeurs mobilières au moment de la fermeture des bureaux de la société le jour où la date de référence est fixée par les administrateurs renonce par écrit à cet avis :

a) d'une part, par insertion dans un journal à grand tirage paraissant au lieu du siège de la société et en chaque lieu au Canada où la société a un agent de transfert ou où il est possible d'inscrire tout transfert de ses actions;

b) d'autre part, par écrit, à chaque bourse de valeurs mobilières du Canada où les actions de la société sont cotées.

1991, ch. 45, art. 140; 2005, ch. 54, art. 382.

Notice of meeting

141 (1) Notice of the time and place of a meeting of shareholders of a company shall be sent within the prescribed period to

(a) each shareholder entitled to vote at the meeting;

(b) each director;

Avis des assemblées

141 (1) Avis des date, heure et lieu de l'assemblée doit être envoyé dans le délai réglementaire :

a) à chaque actionnaire habile à y voter;

b) à chaque administrateur;

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PART VI Corporate Governance
Shareholders
Sections 141-144

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 141-144

(c) the auditor of the company; and

(d) the Superintendent.

Exception

(1.01) In the case of a company that is not a distributing company, notice may be sent within any shorter period specified in its by-laws.

Publication in newspaper

(2) In addition to the notice required under subsection (1), where any class of shares of a company is publicly traded on a recognized stock exchange in Canada, notice of the time and place of a meeting of shareholders shall be published once a week for at least four consecutive weeks before the date of the meeting in a newspaper in general circulation in the place where the head office of the company is situated and in each place in Canada where the company has a transfer agent or where a transfer of the company's shares may be recorded.

1991, c. 45, s. 141; 2005, c. 54, s. 383.

Notice not required

142 (1) Notice of a meeting is not required to be sent to shareholders who are not registered on the records of the company or the company's transfer agent on the record date fixed under paragraph 140(5)(c) or determined under paragraph 140(6)(a).

Effect of default

(2) Failure to receive a notice of a meeting of shareholders does not deprive a shareholder of the right to vote at the meeting.

1991, c. 45, s. 142; 2005, c. 54, s. 384.

Notice of adjourned meeting

143 (1) If a meeting of shareholders is adjourned for less than thirty days, it is not necessary, unless the by-laws otherwise provide, to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

Notice of continuation of meeting

(2) If a meeting of shareholders is adjourned by one or more adjournments for a total of thirty days or more, notice of the continuation of the meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for a total of more than ninety days, subsection 160.04(1) does not apply.

1991, c. 45, s. 143; 1997, c. 15, s. 346.

Special business

144 (1) All matters dealt with at a special meeting of shareholders and all matters dealt with at an annual

c) au vérificateur;

d) au surintendant.

Exception

(1.01) Toutefois, dans le cas d'une société n'ayant pas fait appel au public, l'avis peut être envoyé dans le délai plus court prévu par ses règlements administratifs.

Publication dans un journal

(2) Dans le cas où une catégorie quelconque d'actions de la société est cotée dans une bourse de valeurs mobilières reconnue au Canada, avis des date, heure et lieu de l'assemblée doit également être publié une fois par semaine pendant au moins quatre semaines consécutives avant sa tenue dans un journal à grand tirage au lieu du siège de la société et en chaque lieu au Canada où soit elle a un agent de transfert, soit il est possible d'inscrire tout transfert de ses actions.

1991, ch. 45, art. 141; 2005, ch. 54, art. 383.

Exception

142 (1) Il n'est pas nécessaire d'envoyer l'avis aux actionnaires non inscrits sur les registres de la société ou de son agent de transfert à la date de référence fixée au titre de l'alinéa 140(5)c) ou prévue à l'alinéa 140(6)a).

Conséquence du défaut

(2) Le défaut d'avis ne prive pas l'actionnaire de son droit de vote.

1991, ch. 45, art. 142; 2005, ch. 54, art. 384.

Ajournement

143 (1) Sauf disposition contraire des règlements administratifs, il suffit, pour donner avis de tout ajournement de moins de trente jours d'une assemblée, d'en faire l'annonce lors de l'assemblée en question.

Avis

(2) En cas d'ajournement, en une ou plusieurs fois, pour au moins trente jours, avis de la reprise de l'assemblée doit être donné comme pour une nouvelle assemblée; cependant le paragraphe 160.04(1) ne s'applique que lorsque l'ajournement excède quatre-vingt-dix jours.

1991, ch. 45, art. 143; 1997, ch. 15, art. 346.

Questions particulières

144 (1) Tous les points de l'ordre du jour des assemblées extraordinaires et annuelles sont réputés être des

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PART VI Corporate Governance
Shareholders
Sections 144-146

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 144-146

meeting of shareholders, except consideration of the financial statements, auditor's report, election of directors, remuneration of directors and reappointment of the incumbent auditor, are deemed to be special business.

questions particulières; font exception à cette règle l'examen des états financiers et du rapport du vérificateur, le renouvellement de son mandat et l'élection et la rémunération des administrateurs, lors des assemblées annuelles.

Notice of special business

(2) Notice of a meeting of shareholders at which special business is to be transacted must

(a) state the nature of the special business in sufficient detail to permit a shareholder to form a reasoned judgment thereon; and

(b) contain the text of any special resolution to be submitted to the meeting.

Avis

(2) L'avis de l'assemblée à l'ordre du jour de laquelle figurent des questions particulières, doit, d'une part, préciser leur nature, avec suffisamment de détails pour permettre aux actionnaires de se former un jugement éclairé, d'autre part, reproduire le texte de toute résolution extraordinaire présentée à l'assemblée.

Waiver of notice

145 (1) A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders.

Renonciation à l'avis

145 (1) Les personnes habiles à assister à une assemblée, notamment les actionnaires, peuvent toujours, de quelque façon que ce soit, renoncer à l'avis de convocation.

Idem

(2) Attendance at a meeting of shareholders is a waiver of notice of the meeting, except when a person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

1991, c. 45, s. 145; 2001, c. 9, s. 495(F).

Renonciation à l'avis

(2) La présence à l'assemblée équivaut à une renonciation de l'avis de convocation, sauf lorsque la personne y assiste spécialement pour s'opposer aux délibérations au motif que l'assemblée n'est pas régulièrement convoquée.

1991, ch. 45, art. 145; 2001, ch. 9, art. 495(F).

Proposals

146 (1) Subject to subsections (1.1) and (1.2), a registered holder or beneficial owner of shares that may be voted at an annual meeting of shareholders may

(a) submit to the company notice of any matter that they propose to raise at the meeting (in this section and section 147 referred to as a "proposal"); and

(b) discuss at the meeting any matter in respect of which they would have been entitled to submit a proposal.

Propositions

146 (1) Sous réserve des paragraphes (1.1) et (1.2), le détenteur inscrit ou le véritable propriétaire d'actions qui confèrent le droit de vote à une assemblée annuelle peut :

a) donner avis à la société des questions qu'il se propose de soulever à l'assemblée, cet avis étant appelé « proposition » au présent article et à l'article 147;

b) discuter, au cours de l'assemblée, de toute question qui aurait pu faire l'objet d'une proposition de sa part.

Eligibility to submit proposal

(1.1) To be eligible to submit a proposal a person shall

(a) for at least the prescribed period be the registered holder or beneficial owner of at least the prescribed number of the company's outstanding shares; or

(b) have the support of persons who, in the aggregate and including or not including the person who submits the proposal, have for at least the prescribed period been the registered holders or beneficial owners of

Soumission des propositions

(1.1) Pour soumettre une proposition, une personne doit :

a) soit avoir été, pendant au moins la durée réglementaire, le détenteur inscrit ou le véritable propriétaire d'au moins le nombre réglementaire d'actions en circulation de la société;

b) soit avoir l'appui de personnes qui, pendant au moins la durée réglementaire, collectivement et avec

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PART VI Corporate Governance
Shareholders
Section 146

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Article 146

at least the prescribed number of the company's outstanding shares.

Information to be provided

(1.2) A proposal is to be accompanied by the following information:

(a) the name and address of the person submitting the proposal and the names and addresses of their supporters, if any; and

(b) the number of shares held or owned by the person and their supporters, if any, and the date that the shares were acquired.

Information not part of proposal

(1.3) The information provided under subsection (1.2) does not form part of a proposal or of the supporting statement referred to in subsection (3) and is not to be included for the purpose of the prescribed maximum number of words referred to in subsection (3).

Proof may be required

(1.4) If the company requests within the prescribed period that a person provide proof that they are eligible to submit a proposal, the person shall within the prescribed period provide proof that they meet the requirements of subsection (1.1).

Management proxy

(2) A company that solicits proxies shall, in the management proxy circular required by subsection 160.05(1), set out any proposal of a shareholder submitted for consideration at a meeting of shareholders or attach the proposal to the management proxy circular.

Supporting statement

(3) At the request of the person who submits a proposal, the company shall set out in the management proxy circular or attach to it the person's statement in support of the proposal and their name and address. The statement and proposal together are not to exceed the prescribed maximum number of words.

Nomination of directors

(4) A proposal may include nominations for the election of directors if it is signed by one or more registered holders or beneficial owners of shares representing in the aggregate not less than 5% of the shares of the company or 5% of the shares of a class of its shares entitled to vote at the meeting at which the proposal is to be presented.

ou sans elle, ont été les détenteurs inscrits ou les véritables propriétaires d'au moins le nombre réglementaire d'actions en circulation de la société.

Renseignements à fournir

(1.2) La proposition est accompagnée des renseignements suivants :

a) les nom et adresse de son auteur et des personnes qui l'appuient, s'il y a lieu;

b) le nombre d'actions dont celui-ci et les personnes qui l'appuient, s'il y a lieu, sont les détenteurs inscrits ou les véritables propriétaires ainsi que leur date d'acquisition.

Renseignements non comptés

(1.3) Les renseignements prévus au paragraphe (1.2) ne font pas partie de la proposition ni de l'exposé visé au paragraphe (3) et n'entrent pas dans le calcul du nombre maximal réglementaire de mots dont il est question à ce paragraphe.

Charge de la preuve

(1.4) Sur demande de la société, présentée dans le délai réglementaire, l'auteur de la proposition est tenu d'établir, dans le délai réglementaire, que les conditions prévues au paragraphe (1.1) sont remplies.

Circulaire de la direction

(2) La société qui sollicite des procurations doit faire figurer les propositions des actionnaires à soumettre à l'assemblée dans la circulaire de la direction exigée au paragraphe 160.05(1) ou les y annexer.

Déclaration à l'appui de la proposition

(3) À la demande de l'auteur de la proposition, la société doit faire figurer, dans la circulaire de la direction sollicitant des procurations ou en annexe, l'exposé établi par celui-ci à l'appui de sa proposition, ainsi que ses nom et adresse. L'exposé et la proposition, combinés, ne comportent pas plus de mots que le nombre maximal prévu par règlement.

Présentation de candidatures d'administrateurs

(4) La proposition peut faire état de candidatures en vue de l'élection des administrateurs si elle est signée par une ou plusieurs personnes détenant — à titre de détenteurs inscrits ou de véritables propriétaires — au moins cinq pour cent des actions de la société ou des actions d'une de ses catégories d'actions permettant de voter à l'assemblée à laquelle la proposition sera présentée.

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Last amended on June 23, 2022
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PART VI Corporate Governance
Shareholders
Section 146

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Article 146

Exemption

(5) A company is not required to comply with subsections (2) and (3) if

(a) the proposal is not submitted to the company at least the prescribed number of days before the anniversary date of the notice of meeting that was sent to shareholders in respect of the previous annual meeting of shareholders;

(b) it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the company or its directors, officers or security holders;

(b.1) it clearly appears that the proposal does not relate in a significant way to the business or affairs of the company;

(c) the person submitting the proposal failed within the prescribed period before the company receives their proposal to present, in person or by proxy, at a meeting of shareholders a proposal that at their request had been set out in or attached to a management proxy circular;

(d) substantially the same proposal was set out in or attached to a management proxy circular or dissident's proxy circular relating to, and presented to shareholders at, a meeting of shareholders held within the prescribed period before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting; or

(e) the rights conferred by subsections (1) to (4) are being abused to secure publicity.

Company may refuse to include proposal

(5.1) If a person who submits a proposal fails to continue to hold or own shares in accordance with paragraph (1.1)(a) or, as the case may be, does not continue to have the support of persons who are in the aggregate the registered holders or beneficial owners of the prescribed number of shares in accordance with paragraph (1.1)(b) until the end of the meeting, the company is not required to set out any proposal submitted by that person in or attach it to a management proxy circular for any meeting held within the prescribed period after the day of the meeting.

Exemptions

(5) La société n'est pas tenue de se conformer aux paragraphes (2) et (3) dans les cas suivants :

a) la proposition ne lui a pas été soumise avant le délai réglementaire précédant l'expiration d'un délai d'un an à compter de la date de l'avis de convocation de la dernière assemblée annuelle qui a été envoyé aux actionnaires;

b) il apparaît nettement que la proposition a pour objet principal de faire valoir contre la société ou ses administrateurs, ses dirigeants ou les détenteurs de ses valeurs mobilières une réclamation personnelle ou d'obtenir d'eux la réparation d'un grief personnel;

b.1) il apparaît nettement que la proposition n'est pas liée de façon importante à l'activité commerciale ou aux affaires internes de la société;

c) au cours du délai réglementaire précédant la réception de sa proposition par la société, l'auteur de celle-ci ou son fondé de pouvoir a omis de présenter, à une assemblée, une proposition que la société avait fait figurer, à sa demande, dans une circulaire de la direction ou en annexe d'une telle circulaire;

d) une proposition à peu près identique figurant dans une circulaire de la direction ou d'un opposant sollicitant des procurations ou en annexe d'une telle circulaire a été présentée aux actionnaires à une assemblée tenue dans le délai réglementaire précédant la réception de la proposition et n'a pas reçu l'appui minimal prévu par les règlements;

e) il y a abus à des fins publicitaires des droits que confèrent les paragraphes (1) à (4).

Refus de prendre en compte la proposition

(5.1) Dans le cas où l'auteur de la proposition ne demeure pas le détenteur inscrit ou le véritable propriétaire des actions conformément à l'alinéa (1.1)a) ou, selon le cas, ne conserve pas le support de personnes qui sont collectivement les détenteurs inscrits ou les véritables propriétaires du nombre réglementaire d'actions conformément à l'alinéa (1.1)b), jusqu'à la fin de l'assemblée, la société peut, pendant le délai réglementaire qui suit la tenue de l'assemblée, refuser de faire figurer dans une circulaire de la direction ou en annexe toute proposition soumise par l'auteur.

Current to May 29, 2023
Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Shareholders
Sections 146-148

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 146-148

Immunity for proposal and statement

(6) No company or person acting on behalf of a company incurs any liability by reason only of circulating a proposal or statement in compliance with subsections (2) and (3).

1991, c. 45, s. 146; 1997, c. 15, s. 347; 2005, c. 54, s. 385.

Immunité

(6) La société ou ses mandataires n'engagent pas leur responsabilité en diffusant une proposition ou une déclaration en exécution des paragraphes (2) et (3).

1991, ch. 45, art. 146; 1997, ch. 15, art. 347; 2005, ch. 54, art. 385.

Notice of refusal

147 (1) If a company refuses to include a proposal in a management proxy circular, it shall in writing notify the person submitting the proposal of its intention to omit the proposal from the management proxy circular and of the reasons for the refusal. It shall notify the person within the prescribed period after either the day on which it receives the proposal or, if it has requested proof under subsection 146(1.4), the day on which it receives the proof.

Avis de refus

147 (1) La société qui a l'intention de refuser de faire figurer une proposition dans la circulaire de la direction sollicitant des procurations ou en annexe en donne un avis écrit et motivé à son auteur avant l'expiration du délai réglementaire qui suit, selon le cas :

a) la réception par la société de la proposition;

b) la réception par la société, le cas échéant, de la preuve exigée en vertu du paragraphe 146(1.4).

Application to court

(2) On the application of a person submitting a proposal who claims to be aggrieved by a company's refusal under subsection (1), a court may restrain the holding of the meeting at which the proposal is sought to be presented and make any further order that it thinks fit.

Demande au tribunal

(2) Sur demande de l'auteur de la proposition qui prétend avoir subi un préjudice par suite du refus de la société, le tribunal peut, par ordonnance, prendre toute mesure qu'il estime indiquée et notamment empêcher la tenue de l'assemblée à laquelle la proposition devait être présentée.

Idem

(3) A company or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting the company to omit the proposal from the management proxy circular, and the court, if it is satisfied that subsection 146(5) applies, may make such order as it thinks fit.

Demande de la société

(3) La société ou toute personne qui prétend qu'une proposition lui cause un préjudice peut demander au tribunal une ordonnance autorisant la société à ne pas la faire figurer à la circulaire de la direction sollicitant des procurations ou en annexe; le tribunal, s'il est convaincu que le paragraphe 146(5) s'applique, peut rendre en l'espèce la décision qu'il estime pertinente.

Notice to Superintendent

(4) An applicant under subsection (2) or (3) shall give the Superintendent written notice of the application and the Superintendent may appear and be heard at the hearing of the application in person or by counsel.

1991, c. 45, s. 147; 2005, c. 54, s. 386.

Avis au surintendant

(4) Dans les deux cas visés aux paragraphes (2) et (3), l'auteur de la demande doit en donner avis écrit au surintendant; celui-ci peut comparaître en personne ou par ministère d'avocat lors de l'audition de la demande.

1991, ch. 45, art. 147; 2005, ch. 54, art. 386.

List of shareholders entitled to notice

148 (1) A company shall prepare an alphabetical list of shareholders entitled to receive notice of a meeting showing the number of shares held by each shareholder

(a) if a record date is fixed under paragraph 140(5)(c), no later than 10 days after that date; and

(b) if no record date is fixed, on the record date determined under paragraph 140(6)(a).

Liste des actionnaires

148 (1) La société dresse la liste alphabétique des actionnaires qui ont le droit de recevoir avis d'une assemblée en y mentionnant le nombre d'actions détenues par chacun :

a) si la date de référence a été fixée en vertu de l'alinéa 140(5)c), dans les dix jours suivant cette date;

b) à défaut d'une telle fixation, à la date de référence prévue à l'alinéa 140(6)a).

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PART VI Corporate Governance
Shareholders
Sections 148-150

Voting list

(2) The company shall prepare an alphabetical list of shareholders entitled to vote as of the record date showing the number of shares held by each shareholder

(a) if a record date is fixed under paragraph 140(5)(d), no later than 10 days after that date; and

(b) if no record date is fixed under paragraph 140(5)(d), no later than 10 days after a record date is fixed under paragraph 140(5)(c) or no later than the record date determined under paragraph 140(6)(a), as the case may be.

Entitlement to vote

(3) A shareholder whose name appears on a list prepared under subsection (2) is entitled to vote the shares shown opposite their name.

Examination of list

(4) A shareholder may examine the list of shareholders

(a) during usual business hours at the head office of the company or at the place where its central securities register is maintained; and

(b) at the meeting of shareholders for which the list was prepared.

1991, c. 45, s. 148; 2001, c. 9, s. 496; 2005, c. 54, s. 387.

Quorum

149 (1) Unless the by-laws otherwise provide, a quorum of shareholders is present at a meeting of shareholders if the holders of a majority of the shares who are entitled to vote at the meeting are present in person or represented by proxyholders.

Idem

(2) If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Idem

(3) If a quorum is not present at the opening of a meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

One shareholder meeting

150 If a company has only one shareholder, or only one holder of any class or series of shares, the shareholder

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 148-150

Liste des actionnaires habiles à voter

(2) La société dresse la liste alphabétique des actionnaires habiles à voter à la date de référence en y mentionnant le nombre d'actions détenues par chacun :

a) si la date de référence a été fixée en vertu de l'alinéa 140(5)d), dans les dix jours suivant cette date;

b) si la date de référence n'a pas été fixée en vertu de l'alinéa 140(5)d), dans les dix jours suivant la date de référence fixée en vertu de l'alinéa 140(5)c) ou au plus tard à celle prévue à l'alinéa 140(6)a), selon le cas.

Habilité à voter

(3) Les actionnaires dont le nom figure sur la liste dressée en vertu du paragraphe (2) sont habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Examen de la liste

(4) Les actionnaires peuvent prendre connaissance de la liste :

a) au siège de la société ou au lieu où est tenu son registre central des valeurs mobilières, pendant les heures normales d'ouverture;

b) lors de l'assemblée pour laquelle elle a été dressée.

1991, ch. 45, art. 148; 2001, ch. 9, art. 496; 2005, ch. 54, art. 387.

Quorum

149 (1) Sauf disposition contraire des règlements administratifs, le quorum est atteint lorsque les détenteurs d'actions disposant de plus de cinquante pour cent des voix sont présents ou représentés.

Existence du quorum à l'ouverture

(2) Sauf disposition contraire des règlements administratifs, il suffit que le quorum soit atteint à l'ouverture de l'assemblée pour que les actionnaires puissent délibérer.

Ajournement

(3) À défaut de quorum à l'ouverture de l'assemblée, les actionnaires présents ne peuvent délibérer que sur son ajournement aux date, heure et lieu qu'ils fixent.

Assemblée à actionnaire unique

150 Une assemblée peut être tenue par la personne qui détient toutes les actions de la société, ou toutes les

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PART VI Corporate Governance
Shareholders
Sections 150-154

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 150-154

present in person or represented by a proxyholder constitutes a meeting of shareholders or a meeting of shareholders of that class or series.

One share — one vote

151 (1) Where a share of a company entitles the holder thereof to vote at a meeting of shareholders, that share entitles the shareholder to one vote at the meeting.

Exception

(2) Notwithstanding subsection (1), a share of a former-Act company issued

> **(a)** on or before September 27, 1990 that entitled the holder to more than one vote, or to a fraction of a vote, at a meeting of shareholders in respect of that share, or
>
> **(b)** after September 27, 1990 pursuant to the conversion of a security of the former-Act company that was issued with such conversion privilege prior to that date continues to entitle that holder or any subsequent holder of the share to exercise such voting rights.

Representative shareholder

152 (1) If an entity is a shareholder of a company, the company shall recognize any natural person authorized by a resolution of the directors or governing body or similar authority of the entity to represent it at meetings of shareholders of the company.

Idem

(2) A natural person authorized under subsection (1) to represent an entity may exercise on behalf of the entity all the powers the entity could exercise if it were a natural person as well as a shareholder.

Joint shareholders

153 Unless the by-laws otherwise provide, if two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons who are present in person or represented by proxyholder vote, they shall vote as one on the shares jointly held by them.

Voting by hands or ballot

154 (1) Unless the by-laws otherwise provide, voting at a meeting of shareholders shall take place by show of hands except when a ballot is demanded by either a shareholder or proxyholder entitled to vote at the meeting.

actions d’une seule catégorie ou série, ou par son fondé de pouvoir.

Une voix par action

151 (1) L’actionnaire dispose, lors de l’assemblée, d’une voix par action avec droit de vote.

Exception

(2) Par dérogation au paragraphe (1), les actions d’une société antérieure émises, soit avant le 28 septembre 1990 et qui conféraient chacune à leur détenteur plus d’une voix, ou une fraction de voix seulement, à une assemblée des actionnaires, soit après le 27 septembre 1990 à la suite de la conversion d’un titre de la société antérieure émis avec ce droit de conversion avant cette date, continuent de conférer à ce détenteur et à tout détenteur subséquent les mêmes droits de vote.

Représentant

152 (1) La société doit permettre à toute personne physique accréditée par résolution du conseil d’administration, ou de la direction d’une entité faisant partie de ses actionnaires, de représenter l’entité à ses assemblées.

Pouvoirs du représentant

(2) La personne physique accréditée en vertu du paragraphe (1) peut exercer, pour le compte de l’entité qu’elle représente, tous les pouvoirs d’une personne physique et d’un actionnaire.

Coactionnaires

153 Sauf disposition contraire des règlements administratifs, si plusieurs personnes détiennent des actions conjointement, le codétenteur présent à une assemblée peut, en l’absence des autres, exercer le droit de vote attaché aux actions; au cas où plusieurs codétenteurs sont présents ou représentés par fondé de pouvoir, ils votent comme un seul actionnaire.

Vote au scrutin secret ou à main levée

154 (1) Sauf disposition contraire des règlements administratifs, le vote lors d’une assemblée se fait à main levée ou, sur demande de tout actionnaire ou fondé de pouvoir habile à voter, au scrutin secret.

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Trust and Loan Companies
PART VI Corporate Governance
Shareholders
Sections 154-155

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 154-155

Ballot

(2) A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands.

Electronic voting

(3) Despite subsection (1) and unless the by-laws provide otherwise, any vote referred to in that subsection may be held entirely by means of a telephonic, electronic or other communication facility if the company makes one available.

Voting while participating electronically

(4) Unless the by-laws provide otherwise, any person who is participating in a meeting of shareholders under subsection 139(2) and entitled to vote at that meeting may vote by means of the telephonic, electronic or other communication facility that the company has made available for that purpose.

Regulations

(5) The Governor in Council may make regulations respecting the manner of and conditions for voting at a meeting of shareholders by means of a telephonic, electronic or other communication facility.

1991, c. 45, s. 154; 2005, c. 54, s. 388.

Resolution in lieu of meeting

155 (1) Except where a written statement is submitted by a director under section 178 or by an auditor under subsection 326(1),

(a) a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b) a resolution in writing dealing with all matters required by this Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of this Act relating to meetings of shareholders.

Filing resolution

(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the meetings of shareholders.

Evidence

(3) Unless a ballot is demanded, an entry in the minutes of a meeting that the chairperson declared a resolution to be carried or defeated is in the absence of evidence to the

Scrutin secret

(2) Les actionnaires ou les fondés de pouvoir peuvent demander un vote au scrutin secret avant ou après tout vote à main levée.

Vote par moyen de communication électronique

(3) Malgré le paragraphe (1) et sauf disposition contraire des règlements administratifs, le vote mentionné à ce paragraphe peut être tenu entièrement par un moyen de communication téléphonique, électronique ou autre offert par la société.

Vote en cas de participation par moyen de communication électronique

(4) Sauf disposition contraire des règlements administratifs, toute personne participant à une assemblée des actionnaires de la manière prévue au paragraphe 139(2) et habile à y voter peut le faire par le moyen de communication téléphonique, électronique ou autre mis à sa disposition par la société à cette fin.

Règlements

(5) Le gouverneur en conseil peut prendre des règlements concernant la façon de voter par tout moyen de communication — téléphonique, électronique ou autre — lors d'une assemblée des actionnaires ainsi que les exigences à respecter dans le cadre du vote.

1991, ch. 45, art. 154; 2005, ch. 54, art. 388.

Résolution tenant lieu d'assemblée

155 (1) À l'exception de la déclaration écrite visée à l'article 178 ou au paragraphe 326(1), la résolution écrite, signée de tous les actionnaires habiles à voter en l'occurrence :

a) a la même valeur que si elle avait été adoptée lors d'une assemblée;

b) satisfait aux exigences de la présente loi concernant les assemblées, si elle porte sur toutes les questions devant légalement être examinées par celles-ci.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) doit être conservé avec les procès-verbaux des assemblées.

Preuve

(3) Sauf si un vote par scrutin est demandé, l'inscription au procès-verbal de l'assemblée précisant que le président a déclaré une résolution adoptée ou rejetée fait foi,

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PART VI Corporate Governance
Shareholders
Sections 155-156

contrary proof of that fact without proof of the number or proportion of votes recorded in favour of or against the resolution.

1991, c. 45, s. 155; 2005, c. 54, s. 389.

Requisitioned meeting

156 (1) Shareholders who together hold not less than 5 per cent of the issued and outstanding shares of a company that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Form

(2) A requisition referred to in subsection (1)

(a) must state the business to be transacted at the meeting and must be sent to each director and to the head office of the company; and

(b) may consist of several documents of like form, each signed by one or more shareholders.

Directors calling meeting

(3) On receipt of a requisition referred to in subsection (1), the directors shall call a meeting of shareholders to transact the business stated in the requisition, unless

(a) a record date has been fixed under paragraph 140(5)(c) and notice of it has been given under subsection 140(7);

(b) the directors have called a meeting of shareholders and have given notice thereof under section 141; or

(c) the business of the meeting as stated in the requisition includes matters described in paragraphs 146(5)(b) to (e).

Shareholders' power

(4) If the directors do not call a meeting within twenty-one days after receiving the requisition referred to in subsection (1), any shareholder who signed the requisition may call the meeting.

Procedure

(5) A meeting called under this section shall be called as nearly as possible in the manner in which meetings are to be called pursuant to the by-laws and this Act.

Reimbursement

(6) Unless the shareholders otherwise resolve at a meeting called under subsection (4), the company shall reimburse the shareholders for any expenses reasonably

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 155-156

sauf preuve contraire, de ce fait, sans qu'il soit nécessaire de prouver le nombre ou la proportion des voix en faveur de cette résolution ou contre elle.

1991, ch. 45, art. 155; 2005, ch. 54, art. 389.

Demande de convocation

156 (1) Les détenteurs de cinq pour cent au moins des actions en circulation émises par la société et conférant le droit de vote à l'assemblée dont la tenue est demandée peuvent exiger des administrateurs la convocation d'une assemblée aux fins qu'ils précisent dans leur requête.

Forme

(2) La requête, qui doit énoncer les points à inscrire à l'ordre du jour de la future assemblée et être envoyée à chaque administrateur ainsi qu'au siège de la société, peut consister en plusieurs documents de forme analogue signés par au moins un des actionnaires.

Convocation de l'assemblée par les administrateurs

(3) Dès réception de la requête, les administrateurs convoquent une assemblée pour délibérer des questions qui y sont énoncées, sauf dans l'un ou l'autre des cas suivants :

a) l'avis de la fixation d'une date de référence au titre de l'alinéa 140(5)c) a été donné conformément au paragraphe 140(7);

b) ils ont déjà convoqué une assemblée et envoyé l'avis prévu à l'article 141;

c) les questions énoncées dans la requête relèvent des cas visés aux alinéas 146(5)b) à e).

Convocation de l'assemblée par les actionnaires

(4) Faute par les administrateurs de convoquer l'assemblée dans les vingt et un jours suivant la réception de la requête, tout signataire de celle-ci peut le faire.

Procédure

(5) La procédure de convocation de l'assemblée prévue au présent article doit être, autant que possible, conforme aux règlements administratifs et à la présente loi.

Remboursement

(6) Sauf adoption par les actionnaires d'une résolution à l'effet contraire lors d'une assemblée convoquée conformément au paragraphe (4), la société rembourse aux

Current to May 29, 2023
Last amended on June 23, 2022
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PART VI Corporate Governance
Shareholders
Sections 156-158

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 156-158

incurred by them in requisitioning, calling and holding the meeting.

1991, c. 45, s. 156; 2005, c. 54, s. 390.

actionnaires les dépenses entraînées par la requête, la convocation et la tenue de l'assemblée.

1991, ch. 45, art. 156; 2005, ch. 54, art. 390.

Court may order meeting to be called

157 (1) A court may, on the application of a director, a shareholder who is entitled to vote at a meeting of shareholders or the Superintendent, order a meeting to be called, held or conducted in the manner that the court directs if

(a) it is impracticable to call the meeting within the time or in the manner in which it is to be called;

(b) it is impracticable to conduct the meeting in the manner required by this Act or the by-laws; or

(c) the court thinks that the meeting ought to be called, held or conducted within the time or in the manner that it directs for any other reason.

Convocation de l'assemblée par le tribunal

157 (1) S'il l'estime à propos, notamment lorsque la convocation régulière d'une assemblée ou la tenue de celle-ci conformément aux règlements administratifs et à la présente loi est pratiquement impossible, le tribunal peut, par ordonnance, à la demande d'un administrateur, d'un actionnaire habile à voter ou du surintendant, prévoir la convocation ou la tenue d'une assemblée conformément à ses directives.

Varying quorum

(2) Without restricting the generality of subsection (1), a court may order that the quorum required by the by-laws or this Act be varied or dispensed with at a meeting called, held and conducted pursuant to this section.

Modification du quorum

(2) Sans que soit limitée la portée générale du paragraphe (1), le tribunal peut, à l'occasion d'une assemblée convoquée et tenue en application du présent article, ordonner la modification ou la dispense du quorum exigé par les règlements administratifs ou la présente loi.

Valid meeting

(3) A meeting called, held and conducted pursuant to this section is for all purposes a meeting of shareholders of the company duly called, held and conducted.

1991, c. 45, s. 157; 2005, c. 54, s. 391.

Validité de l'assemblée

(3) L'assemblée convoquée et tenue en application du présent article est, à toutes fins, régulière.

1991, ch. 45, art. 157; 2005, ch. 54, art. 391.

Court review of election

158 (1) A company or a shareholder or director of a company may apply to a court to resolve any dispute in respect of the election or appointment of a director or an auditor of the company.

Révision d'une élection

158 (1) La société, ainsi que tout actionnaire ou administrateur, peut demander au tribunal de trancher tout différend relatif à l'élection ou nomination d'un administrateur ou à la nomination d'un vérificateur.

Powers of court

(2) On an application under subsection (1), a court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a director or auditor whose election or appointment is challenged from acting pending determination of the dispute;

(b) an order declaring the result of the disputed election or appointment;

(c) an order requiring a new election or appointment, and including in the order directions for the management of the business and affairs of the company until

Pouvoirs du tribunal

(2) Saisi d'une telle demande, le tribunal peut, par ordonnance, prendre toute mesure qu'il estime indiquée, notamment :

a) enjoindre à l'administrateur ou au vérificateur dont l'élection ou la nomination est contestée, de s'abstenir d'agir jusqu'au règlement du litige;

b) proclamer le résultat de l'élection ou de la nomination litigieuse;

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Shareholders
Sections 158-160.01

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Actionnaires
Articles 158-160.01

a new election is held or the new appointment is made; and

(d) an order determining the voting rights of shareholders and of persons claiming to own shares.

c) ordonner une nouvelle élection ou nomination en donnant des instructions pour la conduite, dans l'intervalle, de l'activité commerciale et des affaires internes de la société;

d) préciser les droits de vote des actionnaires et des personnes prétendant être propriétaires d'actions.

Notice to Superintendent

159 (1) A person who makes an application under subsection 157(1) or 158(1) shall give notice of the application to the Superintendent before the hearing and shall deliver a copy of the order of the court, if any, to the Superintendent.

Avis au surintendant

159 (1) L'auteur de la demande prévue aux paragraphes 157(1) ou 158(1) en avise le surintendant avant l'audition de celle-ci et, s'il y a lieu, lui envoie une copie de l'ordonnance du tribunal.

Superintendent representation

(2) The Superintendent may appear and be heard in person or by counsel at the hearing of an application referred to in subsection (1).

Comparution

(2) Le surintendant peut comparaître en personne ou par ministère d'avocat à l'audition de la demande en question.

Pooling agreement

160 A written agreement between two or more shareholders may provide that in exercising voting rights the shares held by them will be voted as provided in the agreement.

Convention de vote

160 Des actionnaires peuvent conclure entre eux une convention écrite régissant l'exercice de leur droit de vote.

Proxies

Definitions

160.01 The definitions in this section apply in this section and in sections 160.02 to 160.08.

intermediary means a person who holds a security on behalf of another person who is not the registered holder of the security, and includes

(a) a securities broker or dealer required to be registered to trade or deal in securities under the laws of any jurisdiction;

(b) a securities depositary;

(c) a financial institution;

(d) in respect of a clearing agency, a securities dealer, trust company, association within the meaning of section 2 of the *Cooperative Credit Associations Act*, bank or other person, including another clearing agency, on whose behalf the clearing agency or its nominee holds securities of an issuer;

(e) a trustee or administrator of a self-administered retirement savings plan, retirement income fund or

Procurations

Définitions

160.01 Les définitions qui suivent s'appliquent au présent article et aux articles 160.02 à 160.08.

courtier agréé [Abrogée, 2005, ch. 54, art. 392]

intermédiaire Personne détenant des valeurs mobilières pour le compte d'une autre qui n'en est pas le détenteur inscrit, notamment :

a) le courtier ou le négociant en valeurs mobilières tenu d'être enregistré pour faire le commerce des valeurs mobilières en vertu de toute loi applicable;

b) le dépositaire de valeurs mobilières;

c) toute institution financière;

d) en ce qui concerne une agence de compensation et de dépôt, le négociant en valeurs mobilières, la société de fiducie, l'association au sens de l'article 2 de la *Loi sur les associations coopératives de crédit*, la banque ou toute autre personne — notamment une autre agence de compensation ou de dépôt — au nom duquel ou de laquelle l'agence ou la personne qu'elle désigne détient les titres d'un émetteur;

Current to May 29, 2023
Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Proxies
Section 160.01

education savings plan or another similar self-administered savings or investment plan that is registered under the *Income Tax Act*;

(f) a nominee of a person referred to in any of paragraphs (a) to (e); and

(g) a person who performs functions similar to those performed by a person referred to in any of paragraphs (a) to (e) and holds a security registered in their name, or in the name of their nominee, on behalf of another person who is not the registered holder of the security. (*intermédiaire*)

registrant [Repealed, 2005, c. 54, s. 392]

solicit or ***solicitation*** includes

(a) a request for a proxy, whether or not accompanied by or included in a form of proxy,

(b) a request to execute or not to execute a form of proxy or to revoke a proxy,

(c) the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

(d) the sending of a form of proxy to a shareholder under section 160.04,

but does not include

(e) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

(f) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

(g) the sending by a registrant of the documents referred to in section 160.07, or

(h) a solicitation by a person in respect of shares of which that person is the beneficial owner. (*sollicitation*)

solicitation by or on behalf of the management of a company means a solicitation by any person pursuant to a resolution or instruction of, or with the acquiescence of, the directors or a committee of the directors of the company. (*sollicitation effectuée par la direction d'une société ou pour son compte*)

1997, c. 15, s. 348; 2005, c. 54, s. 392.

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Article 160.01

e) le fiduciaire ou l'administrateur d'un régime enregistré d'épargne-retraite, d'un fonds de revenu de retraite ou d'un régime d'épargne-études autogérés, ou de tout autre régime d'épargne ou de placement autogéré comparable, enregistré en vertu de la *Loi de l'impôt sur le revenu*;

f) toute personne désignée par la personne visée à l'un des alinéas a) à e);

g) toute personne qui exerce des fonctions comparables à celles exercées par la personne visée à l'un des alinéas a) à e) et qui détient une valeur mobilière nominative, à son nom ou à celui de la personne qu'elle désigne, pour le compte d'une autre personne qui n'est pas le détenteur inscrit de cette valeur mobilière. (*intermediary*)

sollicitation Sont assimilés à la sollicitation :

a) la demande de procuration assortie ou non d'un formulaire de procuration;

b) la demande de signature ou de non-signature du formulaire de procuration ou de révocation de procuration;

c) l'envoi d'un formulaire de procuration ou de toute communication aux actionnaires, concerté en vue de l'obtention, du refus ou de la révocation d'une procuration;

d) l'envoi d'un formulaire de procuration aux actionnaires conformément à l'article 160.04.

Ne constituent pas une sollicitation :

e) l'envoi d'un formulaire de procuration en réponse à la demande spontanément faite par un actionnaire ou pour son compte;

f) l'accomplissement d'actes d'administration ou de services professionnels pour le compte d'une personne sollicitant une procuration;

g) l'envoi par un courtier agréé des documents visés à l'article 160.07;

h) la sollicitation faite par une personne pour des actions dont elle est le véritable propriétaire. (*solicit* or *solicitation*)

sollicitation effectuée par la direction d'une société ou pour son compte Sollicitation faite par toute personne, à la suite d'une résolution ou d'instructions ou avec l'approbation du conseil d'administration ou d'un

Current to May 29, 2023
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Trust and Loan Companies
PART VI Corporate Governance
Proxies
Sections 160.01-160.02

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Articles 160.01-160.02

comité de celui-ci. (*solicitation by or on behalf of the management of a company*)

1997, ch. 15, art. 348; 2005, ch. 54, art. 392.

Appointing proxyholder

160.02 (1) A shareholder who is entitled to vote at a meeting of shareholders may, by executing a form of proxy, appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

Nomination d'un fondé de pouvoir

160.02 (1) L'actionnaire habile à voter lors d'une assemblée peut, en remplissant un formulaire de procuration, nommer, parmi des personnes qui peuvent ne pas être actionnaires, un fondé de pouvoir, ainsi que plusieurs suppléants, aux fins d'assister à l'assemblée et d'y agir dans les limites prévues à la procuration.

Execution of proxy

(2) A form of proxy shall be executed by a shareholder or by a shareholder's attorney authorized in writing to do so.

Signature du formulaire de procuration

(2) Le formulaire de procuration doit être rempli et signé par l'actionnaire ou son mandataire autorisé par écrit à cet effet.

Limit on authority

(3) No appointment of a proxyholder provides authority for the proxyholder to act in respect of the appointment of an auditor or the election of a director unless a nominee proposed in good faith for the appointment or election is named in the form of proxy, a management proxy circular, a dissident's proxy circular or a proposal under subsection 146(1).

Limitation

(3) La nomination du fondé de pouvoir ne l'autorise pas à participer à la nomination d'un vérificateur ni à l'élection d'un administrateur sauf si un candidat sérieux à ces postes est proposé dans le formulaire de procuration ou dans une circulaire émanant de la direction ou d'un opposant ou dans une proposition visée au paragraphe 146(1).

Required information

(4) A form of proxy must indicate, in bold-face type, that the shareholder by whom or on whose behalf it is executed may appoint a proxyholder, other than a person designated in the form of proxy, to attend and act on the shareholder's behalf at a meeting to which the proxy relates, and must contain instructions as to the manner in which the shareholder may do so.

Renseignements à inclure

(4) Le formulaire de procuration doit préciser, en caractère gras, que l'actionnaire par lequel ou pour le compte duquel il est signé peut nommer un fondé de pouvoir autre que celui qui est désigné dans le formulaire pour assister et agir en son nom à l'assemblée visée par la procuration; il doit en outre préciser la façon dont cela se fait.

Validity of proxy

(5) A proxy is valid only at the meeting in respect of which it is given or at a continuation of the meeting after an adjournment.

Validité de la procuration

(5) La procuration n'est valable que pour l'assemblée visée et toute reprise de celle-ci en cas d'ajournement.

Revocation of proxy

(6) A shareholder may revoke a proxy

- **(a)** by depositing an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing to do so
  - **(i)** at the head office of the company at any time up to and including the last business day before the day of a meeting, or a continuation of the meeting after an adjournment, at which the proxy is to be used, or

Révocation de la procuration

(6) L'actionnaire peut révoquer la procuration :

- **a)** en déposant un écrit signé par lui ou par son mandataire autorisé par écrit à cet effet :
  - **(i)** soit au siège de la société au plus tard le dernier jour ouvrable précédant l'assemblée en cause ou la date de reprise en cas d'ajournement,
  - **(ii)** soit auprès du président de l'assemblée à la date de son ouverture ou de sa reprise en cas d'ajournement;

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Proxies
Sections 160.02-160.05

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Articles 160.02-160.05

(ii) with the chairperson of the meeting on the day of the meeting or a continuation of the meeting after an adjournment; or

(b) in any other manner permitted by law.

1997, c. 15, s. 348.

Deposit of proxies

160.03 The directors may specify, in a notice calling a meeting of shareholders or a continuation of a meeting of shareholders after an adjournment, a time before which executed forms of proxy to be used at the meeting or the continued meeting must be deposited with the company or its transfer agent. The time specified must not be more than forty-eight hours, excluding Saturdays and holidays, before the meeting or the continued meeting.

1997, c. 15, s. 348.

Mandatory solicitation

160.04 (1) Subject to subsections (2) and 143(2), the management of a company shall, concurrently with sending notice of a meeting of shareholders, send a form of proxy that is in accordance with the regulations to each shareholder entitled to receive notice of the meeting.

Exception

(2) The management of a company is not required to send a form of proxy under subsection (1) if the company

(a) is not a distributing company; and

(b) has 50 or fewer shareholders who are entitled to vote at a meeting, two or more joint holders of a share being counted as one shareholder.

1997, c. 15, s. 348; 2005, c. 54, s. 393; 2022, c. 10, s. 220.

Soliciting proxies

160.05 (1) A person shall not solicit proxies unless a proxy circular that is in accordance with the regulations is sent to the auditor of the company, to each shareholder whose proxy is solicited and, in the case set out in paragraph (b), to the company as follows:

(a) in the case of solicitation by or on behalf of the management of a company, a management proxy circular, either as an appendix to or as a separate document accompanying the notice of the meeting; and

(b) in the case of any other solicitation, a dissident's proxy circular stating the purposes of the solicitation.

Exception — solicitation to 15 or fewer shareholders

(1.1) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the

b) de toute autre manière autorisée par la loi.

1997, ch. 15, art. 348.

Remise des procurations

160.03 Le conseil d'administration peut, dans l'avis de convocation d'une assemblée ou de la reprise d'une assemblée en cas d'ajournement, préciser une date limite pour la remise des procurations à la société ou à son agent de transfert. La date limite ne peut être antérieure à la date de l'assemblée ou de sa reprise de plus de quarante-huit heures, non compris les samedis et les jours fériés.

1997, ch. 15, art. 348.

Sollicitation obligatoire

160.04 (1) Sous réserve des paragraphes (2) et 143(2), la direction de la société envoie, avec l'avis de l'assemblée des actionnaires, un formulaire de procuration conforme aux règlements aux actionnaires qui ont le droit de recevoir l'avis.

Exception

(2) La direction de la société n'ayant pas fait appel au public et qui compte au plus cinquante actionnaires habiles à voter lors d'une assemblée, les codétenteurs d'une action étant comptés comme un seul actionnaire, n'est pas tenue d'envoyer le formulaire de procuration prévu au paragraphe (1).

1997, ch. 15, art. 348; 2005, ch. 54, art. 393; 2022, ch. 10, art. 220.

Sollicitation de procuration

160.05 (1) Les procurations ne peuvent être sollicitées qu'à l'aide de circulaires, conformes aux règlements, envoyées au vérificateur, aux actionnaires faisant l'objet de la sollicitation et, en cas d'application de l'alinéa b), à la société ainsi :

a) dans le cas d'une sollicitation effectuée par la direction de la société ou pour son compte, sous forme d'annexe ou de document distinct de l'avis de l'assemblée;

b) dans les autres cas, dans une circulaire de procuration d'opposant qui mentionne l'objet de la sollicitation.

Exception : sollicitation restreinte

(1.1) Malgré le paragraphe (1), il n'est pas nécessaire, sauf lorsque la sollicitation est effectuée par la direction

Current to May 29, 2023
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Trust and Loan Companies
PART VI Corporate Governance
Proxies
Sections 160.05-160.06

company, without sending a dissident's proxy circular, if the total number of shareholders whose proxies are solicited is 15 or fewer, two or more joint holders being counted as one shareholder.

Exception — solicitation by public broadcast

(1.2) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the company, without sending a dissident's proxy circular if the solicitation is, in the prescribed circumstances, conveyed by public broadcast, speech or publication.

Copy to Superintendent

(2) A person who sends a management proxy circular or dissident's proxy circular shall concurrently send to the Superintendent a copy of it together with the form of proxy, any other documents for use in connection with the meeting and, in the case of a management proxy circular, a copy of the notice of meeting.

Exemption by Superintendent

(3) On the application of an interested person, the Superintendent may, on any terms that the Superintendent thinks fit, exempt the person from any of the requirements of subsection (1) and section 160.04, and the exemption may be given retroactive effect.

Publication

(4) The Superintendent shall publish in a publication generally available to the public, a notice of a decision made by the Superintendent granting an exemption under subsection (3).

1997, c. 15, s. 348; 2022, c. 10, s. 221.

Attendance at meeting

160.06 (1) A person who solicits a proxy and is appointed proxyholder shall attend in person or cause an alternate proxyholder to attend every meeting in respect of which the proxy is valid, and the proxyholder or alternate proxyholder shall comply with the directions of the shareholder who executed the form of proxy.

Rights of proxyholder

(2) A proxyholder or an alternate proxyholder has the same rights as the appointing shareholder to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at the meeting in respect of any matter by way of a show of hands.

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Articles 160.05-160.06

ou pour son compte, d'envoyer des circulaires aux actionnaires dont les procurations sont sollicitées lorsque leur nombre ne dépasse pas quinze, les codétenteurs d'une action étant comptés comme un seul actionnaire.

Exception : sollicitation par diffusion publique

(1.2) Malgré le paragraphe (1), il n'est pas nécessaire, sauf lorsque la sollicitation est effectuée par la direction ou pour son compte, d'envoyer des circulaires pour effectuer une sollicitation lorsque celle-ci est, dans les circonstances réglementaires, transmise par diffusion publique, discours ou publication.

Copie au surintendant

(2) La personne qui envoie une circulaire de sollicitation émanant de la direction ou d'un opposant doit, en même temps, en envoyer un exemplaire au surintendant accompagné du formulaire de procuration, de tout autre document utile à l'assemblée et, dans le cas où elle émane de la direction, d'une copie de l'avis d'assemblée.

Dispense par le surintendant

(3) Le surintendant peut, selon les modalités qu'il estime utiles, dispenser, même rétroactivement, toute personne intéressée qui en fait la demande des conditions imposées par le paragraphe (1) et l'article 160.04.

Publication des dispenses

(4) Le surintendant publie, dans une publication destinée au grand public, un avis de chaque décision où il accorde une dispense en vertu du paragraphe (3).

1997, ch. 15, art. 348; 2022, ch. 10, art. 221.

Présence à l'assemblée

160.06 (1) La personne nommée fondé de pouvoir après avoir sollicité une procuration doit assister personnellement à chaque assemblée visée, ou s'y faire représenter par son suppléant, et se conformer aux instructions de l'actionnaire qui l'a nommée.

Droits du fondé de pouvoir

(2) Au cours d'une assemblée, le fondé de pouvoir ou son suppléant a, en ce qui concerne la participation aux délibérations et le vote par voie de scrutin, les mêmes droits que l'actionnaire qui l'a nommé; cependant, s'il a reçu des instructions contradictoires de ses mandants, il ne peut prendre part à un vote à main levée.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Proxies
Sections 160.06-160.07

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Articles 160.06-160.07

Vote by show of hands

(3) Despite subsections (1) and (2) and unless a shareholder or proxyholder demands a ballot, if the chairperson of a meeting of shareholders declares to the meeting that, if a ballot were conducted, the total number of votes attached to shares represented at the meeting by proxy required to be voted against what, to the knowledge of the chairperson, would be the decision of the meeting on a matter or group of matters is less than 5% of all the votes that might be cast by shareholders in person or by proxy,

(a) the chairperson may conduct the vote in respect of that matter or group of matters by way of a show of hands; and

(b) a proxyholder or alternate proxyholder may vote in respect of that matter or group of matters by way of a show of hands.

1997, c. 15, s. 348; 2005, c. 54, s. 395.

Vote à main levée

(3) Malgré les paragraphes (1) et (2), à moins qu'un actionnaire ou un fondé de pouvoir n'exige la tenue d'un scrutin, lorsque le président d'une assemblée déclare qu'en cas de scrutin, l'ensemble des voix exprimées par des fondés de pouvoir ayant reçu instruction de voter contre la solution qui, à sa connaissance, sera prise par l'assemblée sur une question ou un groupe de questions sera inférieur à cinq pour cent des voix qui peuvent être exprimées au cours de ce scrutin :

a) le vote peut avoir lieu à main levée;

b) les fondés de pouvoir et les suppléants peuvent y participer.

1997, ch. 15, art. 348; 2005, ch. 54, art. 395.

Duty of intermediary

160.07 (1) Shares of a company that are registered in the name of an intermediary or an intermediary's nominee and not beneficially owned by the intermediary may not be voted unless the intermediary sends to the beneficial owner

(a) a copy of the notice of the meeting, annual statement, management proxy circular and dissident's proxy circular and any other documents, other than the form of proxy, that were sent to shareholders by or on behalf of any person for use in connection with the meeting; and

(b) a written request for voting instructions except if the intermediary has already received written voting instructions from the beneficial owner.

Devoir de l'intermédiaire

160.07 (1) L'intermédiaire qui n'est pas le véritable propriétaire des actions inscrites à son nom ou à celui d'une personne désignée par lui ne peut exercer les droits de vote dont elles sont assorties que sur envoi au véritable propriétaire :

a) d'un exemplaire de l'avis de l'assemblée, du rapport annuel, des circulaires de procuration émanant de la direction ou d'un opposant et de tous les autres documents, à l'exception du formulaire de procuration, envoyés par toute personne ou pour son compte, aux actionnaires en vue de l'assemblée;

b) d'une demande écrite d'instructions de vote s'il n'en a pas déjà reçu du véritable propriétaire.

When documents to be sent

(2) The intermediary shall send the documents referred to in subsection (1) without delay after they receive the documents referred to in paragraph (1)(a).

Moment où les documents doivent être envoyés

(2) L'intermédiaire envoie sans délai les documents visés au paragraphe (1) après avoir reçu ceux visés à l'alinéa (1)a).

Restriction on voting

(3) An intermediary or a proxyholder appointed by them may not vote shares that the intermediary does not beneficially own and that are registered in the name of the intermediary or their nominee unless the intermediary or proxyholder, as the case may be, receives written voting instructions from the beneficial owner.

Restrictions relatives au vote

(3) L'intermédiaire, ou le fondé de pouvoir qu'il nomme, qui n'est pas le véritable propriétaire des actions inscrites à son nom ou à celui de la personne qu'il désigne ne peut exercer les droits de vote dont elles sont assorties s'il n'a pas reçu du véritable propriétaire des instructions écrites relatives au vote.

Current to May 29, 2023
95
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Proxies
Sections 160.07-160.08

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Articles 160.07-160.08

Copies

(4) A person by or on behalf of whom a solicitation is made shall on request and without delay provide the intermediary, at the person's expense, with the necessary number of copies of the documents referred to in paragraph (1)(a).

Instructions to intermediary

(5) The intermediary shall vote or appoint a proxyholder to vote in accordance with any written voting instructions received from the beneficial owner.

Beneficial owner as proxyholder

(6) If a beneficial owner so requests and provides an intermediary with the appropriate documentation, the intermediary shall appoint the beneficial owner or a nominee of the beneficial owner as proxyholder.

Effect of intermediary's failure to comply

(7) The failure of an intermediary to comply with any of subsections (1) to (6) does not render void any meeting of shareholders or any action taken at the meeting.

Intermediary may not vote

(8) Nothing in this Part gives an intermediary the right to vote shares that they are otherwise prohibited from voting.

1997, c. 15, s. 348; 2005, c. 54, s. 396.

Regulations

160.071 The Governor in Council may make regulations

(a) respecting the powers that may be granted by a shareholder in a form of proxy;

(b) respecting proxy circulars and forms of proxy, including the form and content of those documents; and

(c) respecting the conditions under which a company is exempt from any of the requirements of sections 160.02 to 160.07.

2005, c. 54, s. 396; 2022, c. 10, s. 222.

Restraining order

160.08 (1) If a form of proxy, management proxy circular or dissident's proxy circular contains an untrue statement of a material fact or omits to state a material fact that is required to be contained in it or that is necessary to make a statement contained in it not misleading in light of the circumstances in which the statement is made, an interested person or the Superintendent may

Exemplaires

(4) Le sollicitant ou la personne mandatée à cet effet fournit dans les meilleurs délais et à ses propres frais à l'intermédiaire, sur demande, le nombre nécessaire d'exemplaires des documents visés à l'alinéa (1)a).

Instructions à l'intermédiaire

(5) Les droits de vote sont exercés par l'intermédiaire ou le fondé de pouvoir qu'il nomme à cette fin selon les instructions écrites du véritable propriétaire.

Véritable propriétaire nommé fondé de pouvoir

(6) Sur demande du véritable propriétaire accompagnée des documents appropriés, l'intermédiaire choisit ce dernier — ou la personne désignée par lui — à titre de fondé de pouvoir.

Validité

(7) L'inobservation de l'un des paragraphes (1) à (6) par l'intermédiaire n'annule ni l'assemblée ni les mesures qui y sont prises.

Limitation

(8) La présente partie ne confère nullement à l'intermédiaire les droits de vote qui lui sont par ailleurs refusés.

1997, ch. 15, art. 348; 2005, ch. 54, art. 396.

Règlement

160.071 Le gouverneur en conseil peut prendre des règlements concernant :

a) les pouvoirs que peut accorder un actionnaire dans un formulaire de procuration;

b) le formulaire de procuration et la circulaire de procuration, notamment la forme et le contenu de ces documents;

c) les conditions que doit remplir une société afin de se soustraire à l'application des exigences énoncées aux articles 160.02 à 160.07.

2005, ch. 54, art. 396; 2022, ch. 10, art. 222.

Ordonnance

160.08 (1) En cas de faux renseignements sur un fait important — ou d'omission d'un tel fait dont la divulgation était requise ou nécessaire pour éviter que la déclaration ne soit trompeuse eu égard aux circonstances — dans un formulaire de procuration ou dans une circulaire émanant de la direction ou d'un opposant, le tribunal peut, à la demande de tout intéressé ou du surintendant,

Current to May 29, 2023
Last amended on June 23, 2022
96
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Proxies
Sections 160.08-161

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Procurations
Articles 160.08-161

apply to a court and the court may make any order it thinks fit, including

(a) an order restraining the solicitation or the holding of the meeting, or restraining any person from implementing or acting on a resolution passed at the meeting, to which the form of proxy, management proxy circular or dissident's proxy circular relates;

(b) an order requiring correction of any form of proxy or proxy circular and a further solicitation; and

(c) an order adjourning the meeting.

Notice of application

(2) Where a person other than the Superintendent is an applicant under subsection (1), the applicant shall give notice of the application to the Superintendent and the Superintendent is entitled to appear and to be heard in person or by counsel.

1997, c. 15, s. 348.

Directors and Officers

Duties

Duty to manage

161 (1) Subject to this Act, the directors of a company shall manage or supervise the management of the business and affairs of the company.

Specific duties

(2) Without limiting the generality of subsection (1), the directors of a company shall

(a) establish an audit committee to perform the duties referred to in subsections 198(3) and (4);

(b) establish a conduct review committee to perform the duties referred to in subsection 199(3);

(c) establish procedures to resolve conflicts of interest, including techniques for the identification of potential conflict situations and for restricting the use of confidential information;

(d) designate a committee of the board of directors to monitor the procedures referred to in paragraph (c);

(e) establish procedures to provide disclosure of information to customers of the company that is required to be disclosed by this Act and for dealing with complaints as required by subsection 441(1);

prendre par ordonnance toute mesure qu'il juge utile, notamment pour :

a) interdire la sollicitation ou la tenue de l'assemblée ou empêcher qui que ce soit de donner suite aux résolutions adoptées à l'assemblée en cause;

b) exiger la correction des documents en cause et prévoir une nouvelle sollicitation;

c) ajourner l'assemblée.

Avis au surintendant

(2) L'intéressé auteur de la demande doit en aviser le surintendant; celui-ci peut comparaître en personne ou par ministère d'avocat.

1997, ch. 15, art. 348.

Administrateurs et dirigeants

Obligations

Obligation de gérer

161 (1) Sous réserve des autres dispositions de la présente loi, les administrateurs dirigent l'activité commerciale et les affaires internes de la société ou en surveillent la gestion.

Obligations précises

(2) Les administrateurs doivent en particulier :

a) constituer un comité de vérification chargé des fonctions décrites aux paragraphes 198(3) et (4);

b) constituer un comité de révision chargé des fonctions décrites au paragraphe 199(3);

c) instituer des mécanismes de résolution des conflits d'intérêt, notamment des mesures pour dépister les sources potentielles de tels conflits et restreindre l'utilisation de renseignements confidentiels;

d) désigner l'un des comités du conseil d'administration pour surveiller l'application des mécanismes visés à l'alinéa c);

e) instaurer des mécanismes de communication aux clients de la société des renseignements qui doivent être divulgués aux termes de la présente loi ainsi que des procédures d'examen des réclamations de ses

Current to May 29, 2023
Last amended on June 23, 2022
97
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Duties
Sections 161-162

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Obligations
Articles 161-162

(f) designate a committee of the board of directors to monitor the procedures referred to in paragraph (e) and satisfy itself that they are being adhered to by the company; and

(g) establish investment and lending policies, standards and procedures in accordance with section 450.

Exception

(3) Paragraphs (2)(a) and (b) do not apply to the directors of a company if

(a) all the voting shares of the company, other than directors' qualifying shares, if any, are beneficially owned by a Canadian financial institution described by any of paragraphs (a) to (d) of the definition "financial institution" in section 2; and

(b) the audit committee or the conduct review committee of the Canadian financial institution performs for and on behalf of the company all the functions that would otherwise be required to be performed by the audit committee or conduct review committee of the company under this Act.

1991, c. 45, s. 161; 1997, c. 15, s. 349; 2001, c. 9, s. 497(F).

Duty of care

162 (1) Every director and officer of a company in exercising any of the powers of a director or an officer and discharging any of the duties of a director or an officer shall

(a) act honestly and in good faith with a view to the best interests of the company; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Duty to comply

(2) Every director, officer and employee of a company shall comply with this Act, the regulations, the company's incorporating instrument and the by-laws of the company.

No exculpation

(3) No provision in any contract, in any resolution or in the by-laws of a company relieves any director, officer or clients qui doivent être instituées aux termes du paragraphe 441(1);

f) désigner l'un des comités du conseil d'administration pour surveiller l'application des mécanismes et procédures visés à l'alinéa e) et s'assurer que ces mécanismes et procédures soient respectés par la société;

g) élaborer, conformément à l'article 450, les politiques de placement et de prêt et les normes, mesures et formalités y afférentes.

Exceptions

(3) Les alinéas (2)a) et b) ne s'appliquent pas aux administrateurs de la société lorsque les conditions suivantes sont réunies :

a) toutes les actions avec droit de vote, à l'exception des actions d'éligibilité au conseil, sont la propriété effective d'une institution financière canadienne visée à l'un ou l'autre des alinéas a) à d) de la définition du terme « institution financière » à l'article 2;

b) le comité de vérification ou de révision de l'institution, selon le cas, exerce pour la société et en son nom, toutes les attributions qui incombent par ailleurs aux termes de la présente loi à celui de la société.

1991, ch. 45, art. 161; 1997, ch. 15, art. 349; 2001, ch. 9, art. 497(F).

Diligence

162 (1) Les administrateurs et les dirigeants doivent, dans l'exercice de leurs fonctions, agir :

a) avec intégrité et de bonne foi au mieux des intérêts de la société;

b) avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente.

Observation

(2) Les administrateurs, les dirigeants et les employés sont tenus d'observer la présente loi, ses règlements, les dispositions de l'acte constitutif et les règlements administratifs de la société.

Obligation d'observer la loi

(3) Aucune disposition d'un contrat, d'une résolution ou d'un règlement administratif ne peut libérer les administrateurs, les dirigeants ou les employés de l'obligation d'observer la présente loi et ses règlements ni des responsabilités en découlant.

Current to May 29, 2023
Last amended on June 23, 2022
98
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Duties
Sections 162-164

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Obligations
Articles 162-164

employee of the company from the duty to act in accordance with this Act and the regulations or relieves a director, officer or employee from liability for a breach thereof.

Qualification and Number — Directors

Minimum number of directors

163 (1) A company shall have at least seven directors.

Residency requirement

(2) At least one half of the directors of a company that is a subsidiary of a foreign institution or of a prescribed holding body corporate of a foreign institution and a majority of the directors of any other company must be, at the time of each director's election or appointment, resident Canadians.

1991, c. 45, s. 163; 2001, c. 9, s. 498; 2007, c. 6, s. 346.

Disqualified persons

164 The following persons are disqualified from being directors of a company:

(a) a person who is less than eighteen years of age;

(b) a person who is of unsound mind and has been so found by a court in Canada or elsewhere;

(c) a person who has the status of a bankrupt;

(d) a person who is not a natural person;

(e) a person who is prohibited by section 386 or 399 from exercising voting rights attached to shares of the company;

(f) a person who is an officer, director or full time employee of an entity that is prohibited by section 386 or 399 from exercising voting rights attached to shares of the company;

(f.1) a person who is an officer, director, employee or agent of — or any other person acting on behalf of — an eligible agent within the meaning of section 374.1;

(g) [Repealed, 2013, c. 40, s. 160]

(h) a minister of Her Majesty in right of Canada or in right of a province; and

Administrateurs — Nombre et qualités requises

Nombre d'administrateurs

163 (1) Le nombre minimal d'administrateurs est de sept.

Résidence

(2) Au moins la moitié des administrateurs de la société qui est la filiale soit d'une institution étrangère, soit de la société mère — visée par règlement — d'une institution étrangère et la majorité des administrateurs de toute autre société doivent, au moment de leur élection ou nomination, être des résidents canadiens.

1991, ch. 45, art. 163; 2001, ch. 9, art. 498; 2007, ch. 6, art. 346.

Incapacité d'exercice

164 Ne peuvent être administrateurs les personnes :

a) âgées de moins de dix-huit ans;

b) dont les facultés mentales ont été jugées altérées par un tribunal, même étranger;

c) qui ont le statut de failli;

d) autres que les personnes physiques;

e) à qui les articles 386 ou 399 interdisent d'exercer des droits de vote attachés à des actions de la société;

f) qui sont des administrateurs, dirigeants ou employés à temps plein d'une entité à laquelle les articles 386 ou 399 interdisent d'exercer des droits de vote attachés à des actions de la société;

f.1) qui sont des administrateurs, dirigeants, employés ou mandataires d'un mandataire admissible au sens de l'article 374.1 ou qui agissent au nom d'un tel mandataire;

g) [Abrogé, 2013, ch. 40, art. 160]

h) qui sont des ministres fédéraux ou provinciaux;

i) qui travaillent pour le gouvernement d'un pays étranger ou de l'une de ses subdivisions politiques ou en sont les mandataires.

1991, ch. 45, art. 164; 1994, ch. 47, art. 203; 1997, ch. 15, art. 350; 2012, ch. 19, art. 326, ch. 31, art. 99; 2013, ch. 40, art. 160.

Current to May 29, 2023
Last amended on June 23, 2022
99
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Qualification and Number — Directors
Sections 164-167

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Administrateurs — Nombre et qualités requises
Articles 164-167

(i) a person who is an agent or employee of the government of a foreign country or any political subdivision thereof.

1991, c. 45, s. 164; 1994, c. 47, s. 203; 1997, c. 15, s. 350; 2012, c. 19, s. 326, c. 31, s. 99; 2013, c. 40, s. 160.

No shareholder requirement

165 A director of a company is not required to hold shares of the company.

Affiliated person

166 The Governor in Council may make regulations specifying the circumstances under which a natural person is affiliated with a company for the purposes of this Act.

Affiliated director determination

166.1 (1) Notwithstanding section 166, the Superintendent may determine that a particular director is affiliated with a company for the purposes of this Act if, in the opinion of the Superintendent, the director has a significant or sufficient commercial, business or financial relationship with the company or with an affiliate of the company to the extent that the relationship can be construed as being material to the director and can reasonably be expected to affect the exercise of the director's best judgment.

Notification by Superintendent

(2) A determination by the Superintendent under subsection (1)

(a) becomes effective on the day of the next annual meeting of the shareholders unless a notice in writing by the Superintendent revoking the determination is received by the company prior to that day; and

(b) ceases to be in effect on the day of the next annual meeting of the shareholders after a notice in writing by the Superintendent revoking the determination is received by the company.

1996, c. 6, s. 117.

Unaffiliated directors

167 (1) At the election of directors at each annual meeting of a company and at all times until the day of the next annual meeting, no more than two thirds of the directors may be persons affiliated with the company.

Qualité d'actionnaire non requise

165 La qualité d'actionnaire n'est pas requise pour être administrateur d'une société.

Groupe

166 Le gouverneur en conseil peut, par règlement, prévoir les cas où une personne physique fait partie du groupe d'une société pour l'application de la présente loi.

Même groupe

166.1 (1) Malgré l'article 166, le surintendant peut, lorsqu'il est d'avis qu'un certain administrateur a avec la société ou avec une entité du même groupe des liens d'affaires, commerciaux ou financiers, tels qu'ils peuvent être qualifiés d'importants pour lui et qu'ils sont probablement susceptibles d'influer sur son jugement, statuer qu'il fait partie du groupe de la société pour l'application de la présente loi.

Prise d'effet et révocation

(2) La décision du surintendant prend effet à la date de l'assemblée annuelle des actionnaires suivante à moins d'être révoquée par écrit avant cette date. Il peut également révoquer par un avis écrit la décision qui a déjà pris effet, auquel cas la révocation prend effet à la date de l'assemblée suivante.

1996, ch. 6, art. 117.

Restriction

167 (1) Ne peuvent être du groupe de la société, lors de leur élection à chaque assemblée annuelle et en tout temps jusqu'à la prochaine assemblée annuelle, plus des deux tiers des administrateurs.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Qualification and Number — Directors
Sections 167-169.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Administrateurs — Nombre et qualités requises
Articles 167-169.1

Exception

(2) Subsection (1) does not apply where all the voting shares of a company, other than directors' qualifying shares, if any, are beneficially owned by a Canadian financial institution incorporated by or under an Act of Parliament.

Determination of affiliation

(3) For the purposes of subsection (1), whether or not a person is affiliated with a company shall be determined as at the day the notice of the annual meeting is sent to shareholders pursuant to section 141 and that determination becomes effective on the day of that meeting, and a person shall be deemed to continue to be affiliated or unaffiliated, as the case may be, until the next annual meeting of the shareholders.

Limit on directors

168 No more than 15 per cent of the directors of a company may, at each director's election or appointment, be employees of the company or a subsidiary of the company, except that up to four persons who are employees of the company or a subsidiary of the company may be directors of the company if those directors constitute not more than one half of the directors of the company.

Election and Tenure — Directors

Number of directors

169 (1) Subject to subsection 163(1) and sections 172 and 222, the directors of a company shall, by by-law, determine the number of directors or the minimum and maximum number of directors, but no by-law that decreases the number of directors shortens the term of an incumbent director.

Election at annual meeting

(2) A by-law made pursuant to subsection (1) that provides for a minimum and maximum number of directors may provide that the number of directors to be elected at any annual meeting of the shareholders be such number as is fixed by the directors prior to the annual meeting.

Election or appointment as director

169.1 The election or appointment of a person as a director is subject to the following:

(a) the person was present at the meeting when the election or appointment took place and did not refuse to hold office as a director; or

Exception

(2) Le paragraphe (1) ne s'applique pas dans le cas d'une institution financière canadienne constituée sous le régime d'une loi fédérale lorsqu'elle détient la propriété effective de toutes les actions avec droit de vote de la société, à l'exception des actions d'éligibilité au conseil.

Appartenance au groupe

(3) Pour l'application du paragraphe (1), l'appartenance ou la non-appartenance d'une personne au groupe de la société est déterminée à la date d'envoi aux actionnaires de l'avis prévu à l'article 141; la personne est réputée appartenir ou non au groupe, selon le cas, jusqu'à la prochaine assemblée annuelle des actionnaires.

Restriction

168 Au plus quinze pour cent des administrateurs peuvent, au moment de leur élection ou nomination, être des employés de la société ou d'une de ses filiales; le nombre de ceux-ci peut toutefois atteindre quatre s'ils ne constituent pas ainsi plus de la moitié du nombre des administrateurs de la société.

Administrateurs — Élections et fonctions

Nombre

169 (1) Sous réserve du paragraphe 163(1) et des articles 172 et 222, les administrateurs doivent, par règlement administratif, déterminer leur nombre fixe ou leur nombre minimal et maximal; toutefois, le règlement administratif qui réduit le nombre des administrateurs n'a pas pour effet de réduire la durée du mandat des administrateurs en fonction.

Élection à l'assemblée annuelle

(2) Le règlement administratif pris conformément au paragraphe (1) et déterminant le nombre minimal et maximal d'administrateurs peut prévoir que le nombre d'administrateurs à élire à l'assemblée annuelle est fixé au préalable par les administrateurs.

Consentement à l'élection ou à la nomination

169.1 L'élection ou la nomination d'une personne au poste d'administrateur n'a d'effet qu'aux conditions suivantes :

a) si la personne est présente à l'assemblée qui l'élit ou la nomme, elle ne refuse pas d'occuper ce poste;

Current to May 29, 2023
Last amended on June 23, 2022
101
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Election and Tenure — Directors
Sections 169.1-170

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Administrateurs — Élections et fonctions
Articles 169.1-170

(b) the person was not present at the meeting when the election or appointment took place but

(i) consented in writing to hold office as a director before the election or appointment or within 10 days after it, or

(ii) acted as a director after the election or appointment.

2005, c. 54, s. 397.

b) si elle est absente, soit elle a donné par écrit son consentement à occuper ce poste avant son élection ou sa nomination ou dans les dix jours suivant l'assemblée, soit elle remplit les fonctions de ce poste après son élection ou sa nomination.

2005, ch. 54, art. 397.

Term of directors

170 (1) Except where this Act or the by-laws of a company provide for cumulative voting, a company may, by by-law, provide that the directors be elected for terms of one, two or three years.

Durée du mandat

170 (1) Sauf dans le cas où la présente loi ou les règlements administratifs prévoient le vote cumulatif, la société peut, par règlement administratif, prévoir que les administrateurs sont élus pour un mandat de un, deux ou trois ans.

Term of one, two or three years

(2) A director elected for a term of one, two or three years holds office until the close of the first, second or third annual meeting of shareholders, as the case may be, following the election of the director.

Mandat d'un, deux ou trois ans

(2) Les administrateurs élus pour un mandat d'un, deux ou trois ans occupent respectivement leur poste jusqu'à la clôture de la première, deuxième ou troisième assemblée annuelle suivant leur élection.

No stated term

(3) A director who is not elected for an expressly stated term of office ceases to hold office at the close of the next annual meeting of shareholders following the election of the director.

Durée non déterminée

(3) Le mandat d'un administrateur élu pour une durée non expressément déterminée prend fin à la clôture de l'assemblée annuelle suivante.

Tenure of office

(4) It is not necessary that all directors elected at a meeting of shareholders hold office for the same term.

Nomination des administrateurs

(4) La durée du mandat des administrateurs élus lors de la même assemblée peut varier.

Idem

(5) If a by-law of a company provides that the directors be elected for a term of two or three years, it may also provide that the term of office of each director be for the whole of that term, or that, as nearly as may be, one half of the directors retire each year if the term is two years, and that one third of the directors retire each year if the term is three years.

Idem

(5) Lorsqu'il prévoit un mandat de deux ou trois ans, le règlement administratif peut également prévoir soit que les administrateurs occupent leur poste pour toute la durée du mandat, soit que, dans toute la mesure du possible, la moitié ou un tiers d'entre eux quitteront leur poste chaque année selon que le mandat est de deux ou trois ans.

Composition requirements

(6) Where a director of a company is elected or appointed for a term of more than one year, the company shall comply with subsections 163(2) and 167(1) and section 168 at each annual meeting of shareholders during the director's term of office as if that director were elected or appointed on that date.

Exigences relatives au mandat

(6) Dans le cas où un administrateur est élu ou nommé pour un mandat de plus d'un an, la société doit se conformer aux paragraphes 163(2) et 167(1) et à l'article 168 à chaque assemblée annuelle des actionnaires pendant le mandat de l'administrateur comme s'il s'agissait de la date de son élection ou de sa nomination.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Election and Tenure — Directors
Sections 170-172

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Administrateurs — Élections et fonctions
Articles 170-172

Transitional

(7) Subsection (6) does not apply in respect of a former-Act company until the day of the third annual meeting of shareholders after the coming into force of this section.

Determining election of directors

171 (1) Except where this Act or the by-laws of a company provide for cumulative voting, the persons, to the number authorized to be elected, who receive the greatest number of votes at an election of directors of a company shall be the directors thereof.

Idem

(2) If, at any election of directors referred to in subsection (1), two or more persons receive an equal number of votes and there are not sufficient vacancies remaining to enable all the persons receiving an equal number of votes to be elected, the directors who receive a greater number of votes or the majority of them shall, in order to complete the full number of directors, determine which of the persons so receiving an equal number of votes are to be elected.

Cumulative voting

172 (1) Where this Act or the by-laws provide for cumulative voting,

(a) there shall be a stated number of directors fixed by by-law and not a minimum and maximum number of directors;

(b) each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in any manner;

(c) a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single vote;

(d) if a shareholder has voted for more than one candidate without specifying the distribution of the votes among the candidates, the shareholder is deemed to have distributed the votes equally among the candidates for whom the shareholder voted;

(e) if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be

Disposition transitoire

(7) Le paragraphe (6) ne s'applique à l'égard d'une société antérieure qu'à compter de la date de la troisième assemblée annuelle de la société tenue après l'entrée en vigueur du présent article.

Élection des administrateurs

171 (1) Sauf si la présente loi ou les règlements administratifs de la société prévoient le vote cumulatif, les personnes qui reçoivent le plus grand nombre de voix lors de l'élection des administrateurs, sont élues administrateurs, jusqu'à concurrence du nombre autorisé.

Nombre égal de voix

(2) Si, lors de l'élection des administrateurs visés au paragraphe (1), deux personnes ou plus reçoivent un nombre de voix égal et qu'il n'y a pas un nombre de postes vacants suffisant pour que toutes ces personnes soient élues, les administrateurs qui ont reçu un plus grand nombre de voix ou la majorité de ceux-ci doivent, pour combler les postes vacants, déterminer lesquelles de ces personnes doivent être élues.

Vote cumulatif

172 (1) Dans le cas où la présente loi ou les règlements administratifs prévoient le vote cumulatif :

a) le nombre d'administrateurs prévu doit être fixe et précisé;

b) les actionnaires habiles à élire les administrateurs disposent d'un nombre de voix, égal à celui dont sont assorties leurs actions, multiplié par le nombre d'administrateurs à élire; ils peuvent les porter sur un ou plusieurs candidats;

c) chaque poste d'administrateur fait l'objet d'un vote distinct, sauf adoption à l'unanimité d'une résolution permettant à plusieurs personnes d'être élues par un seul vote;

d) l'actionnaire qui a voté pour plus d'un candidat, sans autres précisions, est réputé avoir réparti ses voix également entre les candidats;

e) si le nombre de candidats en nomination est supérieur au nombre de postes à pourvoir, les candidats qui recueillent le plus petit nombre de voix sont éliminés jusqu'à ce que le nombre de candidats restants soit égal au nombre de postes à pourvoir;

f) le mandat de chaque administrateur prend fin à la clôture de l'assemblée annuelle suivant son élection;

Current to May 29, 2023
Last amended on June 23, 2022
103
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Election and Tenure — Directors
Section 172

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Administrateurs — Élections et fonctions
Article 172

eliminated until the number of candidates remaining equals the number of positions to be filled;

(f) each director ceases to hold office at the close of the next annual meeting of shareholders following the director's election;

(g) a director may be removed from office only if the number of votes cast in favour of a motion to remove the director is greater than the product of the number of directors required by the by-laws and the number of votes cast against the motion; and

(h) the number of directors required by the by-laws may be decreased only if the number of votes cast in favour of a motion to decrease the number of directors is greater than the product of the number of directors required by the by-laws and the number of votes cast against the motion.

g) la révocation d'un administrateur ne peut intervenir que si le nombre de voix en faveur de la motion visant la révocation dépasse le nombre de voix exprimées contre elle multiplié par le nombre fixe d'administrateurs prévu par les règlements administratifs;

h) la réduction, par motion, du nombre fixe d'administrateurs prévu par les règlements administratifs ne peut intervenir que si le nombre de voix en faveur de cette motion dépasse le nombre de voix exprimées contre elle multiplié par le nombre fixe d'administrateurs prévu par les règlements administratifs.

Mandatory cumulative voting

(2) Where the aggregate of the voting shares beneficially owned by a person and any entities controlled by the person carries more than 10 per cent of the voting rights attached to all the outstanding voting shares of a company, the directors shall be elected by cumulative voting.

Vote cumulatif obligatoire

(2) Les administrateurs doivent être élus par vote cumulatif lorsqu'une personne et les entités qu'elle contrôle détiennent la propriété effective de plus de dix pour cent de toutes les actions avec droit de vote en circulation de la société.

Exception

(3) Subsection (2) does not apply

(a) where all the voting shares of the company that are outstanding, other than directors' qualifying shares, if any, are beneficially owned by

(i) one person,

(ii) one person and one or more entities controlled by that person,

(iii) one or more entities controlled by the same person; or

(b) in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

Exception

(3) Le paragraphe (2) ne s'applique pas :

a) dans les cas où toutes les actions avec droit de vote en circulation de la société, à l'exception des actions d'éligibilité au conseil, sont détenues en propriété effective par :

(i) une personne,

(ii) une personne et une ou plusieurs entités qu'elle contrôle,

(iii) une ou plusieurs entités contrôlées par la même personne;

b) à la société antérieure dont les seuls actionnaires sont des entités constituées en personne morale ou formées sous le régime d'une loi fédérale ou provinciale et qui sont, de l'avis du conseil d'administration, exploitées à titre de caisses populaires ou d'associations coopératives.

Transitional election

(4) Where this Act or the by-laws of a company provide for cumulative voting, the shareholders of the company shall,

Élection transitoire

(4) Lorsque la présente loi ou les règlements administratifs prévoient le vote cumulatif, les actionnaires doivent élire le nombre requis d'administrateurs dont le mandat expire à la clôture de l'assemblée annuelle suivante :

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Election and Tenure — Directors
Sections 172-174

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Administrateurs — Élections et fonctions
Articles 172-174

(a) at the first annual meeting of shareholders held not earlier than ninety days following the date that cumulative voting is required under subsection (2) or provided for in the by-laws, and

(b) at each succeeding annual meeting,

elect the stated number of directors to hold office until the close of the next annual meeting of shareholders following their election.

a) d'une part, à la première assemblée annuelle tenue au plus tôt quatre-vingt-dix jours après la date à laquelle le vote cumulatif est prévu par le règlement administratif ou requis conformément au paragraphe (2);

b) d'autre part, à chaque assemblée annuelle subséquente.

Exception

(5) Nothing in this Act precludes the holders of any class or series of shares of a company from having an exclusive right to elect one or more directors.

1991, c. 45, s. 172; 1997, c. 15, s. 352; 2005, c. 54, s. 398.

Exception

(5) La présente loi n'a pas pour effet d'empêcher les détenteurs d'actions d'une catégorie ou série d'avoir le droit exclusif d'élire un ou plusieurs administrateurs.

1991, ch. 45, art. 172; 1997, ch. 15, art. 352; 2005, ch. 54, art. 398.

Re-election of directors

173 A director who has completed a term of office is, if otherwise qualified, eligible for re-election.

Renouvellement de mandat

173 L'administrateur qui a terminé son mandat peut, s'il a par ailleurs les qualités requises, recevoir un nouveau mandat.

Incomplete Elections and Director Vacancies

Élections incomplètes et vacances d'administrateurs

Void election or appointment

174 (1) If, immediately after the time of any purported election or appointment of directors, the board of directors would fail to comply with subsection 163(2) or 167(1) or section 168, the purported election or appointment of all persons purported to be elected or appointed at that time is void unless the directors, within forty-five days after the discovery of the non-compliance, develop a plan, approved by the Superintendent, to rectify the non-compliance.

Nullité de l'élection ou de la nomination

174 (1) Est nulle toute élection ou nomination d'administrateurs après laquelle la composition du conseil ne satisfait pas aux exigences des paragraphes 163(2) ou 167(1) ou de l'article 168 sauf si, dans les quarante-cinq jours qui suivent la découverte de l'inobservation, les administrateurs présentent un plan, approuvé par le surintendant, en vue de remédier au manquement.

Failure to elect minimum

(2) Where, at the close of a meeting of shareholders of a company, the shareholders have failed to elect the number or minimum number of directors required by this Act or the by-laws of a company, the purported election of directors at the meeting

(a) is valid if the directors purported to be elected and those incumbent directors, if any, whose terms did not expire at the close of the meeting, together constitute a quorum; or

(b) is void if the directors purported to be elected and those incumbent directors, if any, whose terms did not expire at the close of the meeting, together do not constitute a quorum.

Élection incomplète

(2) Si, à la clôture d'une assemblée des actionnaires, ceux-ci n'ont pas élu le nombre fixe ou minimal d'administrateurs requis par la présente loi ou les règlements administratifs de la société, l'élection des administrateurs est :

a) valide, si le nombre de ceux-ci et de ceux encore en fonction est suffisant pour former quorum;

b) nulle, dans le cas contraire.

(3) and (4) [Repealed, 1997, c. 15, s. 353]

1991, c. 45, s. 174; 1997, c. 15, s. 353.

(3) et (4) [Abrogés, 1997, ch. 15, art. 353]

1991, ch. 45, art. 174; 1997, ch. 15, art. 353.

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Incomplete Elections and Director Vacancies
Sections 175-176

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Élections incomplètes et vacances d'administrateurs
Articles 175-176

Directors where elections incomplete or void

175 (1) Notwithstanding subsections 170(2) and (3) and paragraphs 172(1)(f) and 176(1)(a), where subsection 174(1) or (2) applies at the close of any meeting of shareholders of a company, the board of directors shall, until their successors are elected or appointed, consist solely of

(a) where paragraph 174(2)(a) applies, the directors referred to in that paragraph; or

(b) where subsection 174(1) or paragraph 174(2)(b) applies, the persons who were the incumbent directors immediately before the meeting.

Where there is no approved rectification plan

(2) Notwithstanding subsections 170(2) and (3) and paragraphs 172(1)(f) and 176(1)(a), where a plan to rectify the non-compliance referred to in subsection 174(1) has not been approved by the Superintendent by the end of the forty-five day period referred to in that subsection, the board of directors shall, until their successors are elected or appointed, consist solely of the persons who were the incumbent directors immediately before the meeting at which the purported election or appointment referred to in that subsection occurred.

Directors to call meeting

(3) Where subsection (1) or (2) applies, the board of directors referred to in that subsection shall without delay call a special meeting of shareholders to fill the vacancies, where paragraph 174(2)(a) applies, or elect a new board of directors, where subsection 174(1) or paragraph 174(2)(b) applies.

Shareholder may call meeting

(4) Where the directors fail to call a special meeting required by subsection (3), the meeting may be called by any shareholder.

1991, c. 45, s. 175; 1997, c. 15, s. 354.

Ceasing to hold office

176 (1) A director ceases to hold office

(a) at the close of the annual meeting at which the director's term of office expires;

(b) when the director dies or resigns;

(c) when the director becomes disqualified under section 164 or ineligible to hold office pursuant to subsection 208(2);

(d) when the director is removed under section 177; or

Administrateurs en cas d'élection incomplète ou nulle

175 (1) Si, à la clôture d'une assemblée quelconque des actionnaires, les paragraphes 174(1) ou (2) s'appliquent, par dérogation aux paragraphes 170(2) et (3) et aux alinéas 172(1)f) et 176(1)a), le conseil d'administration se compose, jusqu'à l'élection ou la nomination des remplaçants :

a) dans les cas d'application de l'alinéa 174(2)a), des administrateurs mentionnés à cet alinéa;

b) dans les cas d'application du paragraphe 174(1) ou de l'alinéa 174(2)b), des administrateurs qui étaient en fonction avant l'assemblée.

Administrateurs en cas d'élection incomplète ou nulle

(2) Dans le cas où, à l'expiration du délai de quarante-cinq jours visé au paragraphe 174(1), le surintendant n'a approuvé aucun plan visant à remédier au manquement aux dispositions mentionnées à ce paragraphe, le conseil d'administration, par dérogation aux paragraphes 170(2) et (3) et aux alinéas 172(1)f) et 176(1)a), jusqu'à l'élection ou à la nomination des nouveaux administrateurs, est formé uniquement des administrateurs en fonction avant l'assemblée.

Convocation de l'assemblée par les administrateurs

(3) Le cas échéant, le conseil d'administration convoque sans délai une assemblée extraordinaire des actionnaires afin soit de pourvoir aux postes encore vacants dans les cas d'application de l'alinéa 174(2)a), soit d'élire un nouveau conseil d'administration dans les cas d'application du paragraphe 174(1) ou de l'alinéa 174(2)b).

Convocation de l'assemblée par les actionnaires

(4) Les actionnaires peuvent convoquer l'assemblée extraordinaire prévue par le paragraphe (3) si les administrateurs négligent de le faire.

1991, ch. 45, art. 175; 1997, ch. 15, art. 354.

Fin du mandat

176 (1) L'administrateur cesse d'occuper son poste dans les situations suivantes :

a) à la clôture de l'assemblée annuelle à laquelle son mandat prend fin;

b) à son décès ou à sa démission;

c) dans les cas d'incapacité ou d'inéligibilité prévus respectivement à l'article 164 ou au paragraphe 208(2);

d) dans le cas de révocation prévu par l'article 177;

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Incomplete Elections and Director Vacancies
Sections 176-178

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Élections incomplètes et vacances d'administrateurs
Articles 176-178

(e) when the director is removed from office under section 509.1 or 509.2.

Date of resignation

(2) The resignation of a director of a company becomes effective at the time a written resignation is sent to the company by the director or at the time specified in the resignation, whichever is later.

1991, c. 45, s. 176; 2001, c. 9, s. 500.

Removal of director

177 (1) Subject to paragraph 172(1)(g), the shareholders of a company may by resolution at a special meeting remove any director or all the directors from office.

Exception

(2) Where the holders of any class or series of shares of a company have the exclusive right to elect one or more directors, a director so elected may be removed only by a resolution at a meeting of the shareholders of that class or series.

Vacancy by removal

(3) Subject to paragraphs 172(1)(b) to (e), a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled under section 181 or 182.

Statement of director

178 (1) A director who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the director from office, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed or elected to fill the office of director, whether because of the director's resignation or removal or because the director's term of office has expired or is about to expire, is entitled to submit to the company a written statement giving the reasons for the resignation or the reasons why the director opposes any proposed action or resolution.

Statement re disagreement

(2) Where a director resigns as a result of a disagreement with the other directors or the officers of a company, the

e) dans les cas de destitution prévus aux articles 509.1 ou 509.2.

Date de la démission

(2) La démission d'un administrateur prend effet à la date de son envoi par écrit à la société ou à la date postérieure qui y est indiquée.

1991, ch. 45, art. 176; 2001, ch. 9, art. 500.

Révocation des administrateurs

177 (1) Sous réserve de l'alinéa 172(1)g), les actionnaires peuvent, par résolution votée à une assemblée extraordinaire, révoquer un, plusieurs ou tous les administrateurs.

Exception

(2) La résolution de révocation d'un administrateur ne peut toutefois être votée, s'il y a lieu, que par les actionnaires ayant le droit exclusif de l'élire.

Vacances

(3) Sous réserve des alinéas 172(1)b) à e), toute vacance découlant d'une révocation peut être comblée lors de l'assemblée qui a prononcé celle-ci ou, à défaut, conformément aux articles 181 ou 182.

Déclaration de l'administrateur

178 (1) Peut, dans une déclaration écrite, exposer à la société les raisons de sa démission ou de son opposition aux mesures ou résolutions proposées l'administrateur qui :

a) soit démissionne;

b) soit apprend, notamment par avis, qu'une assemblée a été convoquée en vue de le révoquer;

c) soit apprend, notamment par avis, qu'une réunion du conseil d'administration ou une assemblée d'actionnaires ont été convoquées en vue de nommer ou d'élire son remplaçant, par suite de sa démission, de sa révocation ou de l'expiration de son mandat.

Déclaration en cas de désaccord

(2) L'administrateur qui démissionne en raison d'un désaccord avec les autres administrateurs ou avec les dirigeants de la société doit, dans une déclaration écrite,

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Incomplete Elections and Director Vacancies
Sections 178-181

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Élections incomplètes et vacances d'administrateurs
Articles 178-181

director shall submit to the company and the Superintendent a written statement setting out the nature of the disagreement.

exposer à la société et au surintendant la nature du désaccord.

Circulation of statement

179 (1) A company shall without delay on receipt of a director's statement referred to in subsection 178(1) relating to a matter referred to in paragraph 178(1)(b) or (c), or a director's statement referred to in subsection 178(2), send a copy of it to each shareholder entitled to receive a notice of meetings and to the Superintendent, unless the statement is included in or attached to a management proxy circular required by subsection 160.05(1).

Diffusion de la déclaration

179 (1) La société envoie sans délai, au surintendant et aux actionnaires qui doivent recevoir avis des assemblées, copie de la déclaration visée au paragraphe 178(1) concernant une question mentionnée aux alinéas 178(1)b) ou c) ou de la déclaration visée au paragraphe 178(2), sauf si elle figure dans une circulaire de sollicitation de procurations envoyée par la direction conformément au paragraphe 160.05(1).

Immunity for statement

(2) No company or person acting on its behalf incurs any liability by reason only of circulating a director's statement in compliance with subsection (1).

1991, c. 45, s. 179; 1997, c. 15, s. 355.

Immunité

(2) La société ou ses mandataires n'engagent pas leur responsabilité en diffusant, conformément au paragraphe (1), la déclaration faite par un administrateur.

1991, ch. 45, art. 179; 1997, ch. 15, art. 355.

Shareholders filling vacancy

180 The by-laws of a company may provide that a vacancy among the directors is to be filled only

(a) by a vote of the shareholders; or

(b) by a vote of the holders of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by the holders of that class or series.

Élection par actionnaires

180 Les règlements administratifs peuvent prévoir que les vacances au sein du conseil d'administration seront comblées uniquement à la suite d'un vote :

a) soit de tous les actionnaires;

b) soit de ceux ayant le droit exclusif de le faire.

Directors filling vacancy

181 (1) Despite section 187 but subject to subsection (2) and sections 180 and 182, a quorum of directors may fill a vacancy among the directors except a vacancy resulting from a change in the by-laws by which the number or the minimum or maximum number of directors is increased or from a failure to elect the number or minimum number of directors provided for in the by-laws.

Manière de combler les vacances

181 (1) Malgré l'article 187, mais sous réserve du paragraphe (2) et des articles 180 et 182, les administrateurs peuvent, s'il y a quorum, combler les vacances survenues au sein du conseil, à l'exception de celles qui résultent soit de l'omission d'élire le nombre fixe ou minimal d'administrateurs prévu par les règlements administratifs, soit d'une augmentation du nombre fixe, minimal ou maximal d'administrateurs prévu par les règlements administratifs.

Where composition fails

(2) Notwithstanding sections 180 and 187, where by reason of a vacancy the number of directors or the composition of the board of directors fails to meet any of the requirements of section 163, subsection 167(1) and section 168, the directors who, in the absence of any by-law, would be empowered to fill that vacancy shall do so forthwith.

1991, c. 45, s. 181; 2005, c. 54, s. 399.

Composition du conseil contraire à la loi

(2) Par dérogation aux articles 180 et 187 lorsque, par suite d'une vacance, le nombre des administrateurs ou la composition du conseil n'est pas conforme à l'article 163, au paragraphe 167(1) ou à l'article 168, la vacance doit être comblée sans délai par les administrateurs qui, à défaut d'un règlement administratif spécifique, seraient habilités à le faire.

1991, ch. 45, art. 181; 2005, ch. 54, art. 399.

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Incomplete Elections and Director Vacancies
Sections 182-183.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Élections incomplètes et vacances d'administrateurs
Articles 182-183.1

Class vacancy

182 Notwithstanding section 187, where the holders of any class or series of shares of a company have an exclusive right to elect one or more directors and a vacancy occurs among those directors, then, subject to section 180,

(a) the remaining directors elected by the holders of that class or series of shares may fill the vacancy except one resulting from an increase in the number or the minimum or maximum number of directors for that class or series or from a failure to elect the number or minimum number of directors provided for in the by-laws for that class or series;

(b) if there are no such remaining directors and, by reason of the vacancy, the number of directors or the composition of the board of directors fails to meet any of the requirements of section 163, subsection 167(1) and section 168, the other directors may fill that vacancy; and

(c) if there are no such remaining directors and paragraph (b) does not apply, any holder of shares of that class or series may call a meeting of the holders thereof for the purpose of filling the vacancy.

1991, c. 45, s. 182; 2005, c. 54, s. 400.

Unexpired term

183 (1) Unless the by-laws otherwise provide, a director elected or appointed to fill a vacancy holds office for the unexpired term of the director's predecessor in office.

Affiliation

(2) Notwithstanding subsection 167(3), the affiliation of a person to be elected or appointed to fill a vacancy shall be determined as at the date of the person's election or appointment and that person shall be deemed to continue to be affiliated or unaffiliated, as the case may be, until the next annual meeting of the shareholders.

Additional directors

183.1 (1) The directors may appoint one or more additional directors where the by-laws of the company allow them to do so and the by-laws determine the minimum and maximum numbers of directors.

Term of office

(2) A director appointed under subsection (1) holds office for a term expiring not later than the close of the next annual meeting of shareholders of the company.

Administrateurs élus pour une catégorie d'actions

182 Par dérogation à l'article 187, les vacances survenues parmi les administrateurs que les détenteurs d'une série ou d'une catégorie déterminée d'actions ont le droit exclusif d'élire peuvent, sous réserve de l'article 180, être comblées :

a) soit par les administrateurs en fonction élus par les détenteurs d'actions de cette catégorie ou série, à l'exception des vacances résultant de l'omission d'élire le nombre fixe ou minimal d'administrateurs prévu par les règlements administratifs ou résultant d'une augmentation du nombre fixe, minimal ou maximal d'administrateurs prévu par les règlements administratifs;

b) soit, si aucun de ces administrateurs n'est en fonctions et si, en raison de la vacance, le nombre d'administrateurs ou la composition du conseil d'administration n'est pas conforme à l'article 163, au paragraphe 167(1) ou à l'article 168, par les autres administrateurs en fonctions;

c) soit, si aucun de ces administrateurs n'est en fonctions et si l'alinéa b) ne s'applique pas, lors de l'assemblée que les détenteurs d'actions de cette catégorie ou série peuvent convoquer pour combler les vacances.

1991, ch. 45, art. 182; 2005, ch. 54, art. 400.

Exercice du mandat

183 (1) Sauf disposition contraire des règlements administratifs, l'administrateur élu ou nommé pour combler une vacance reste en fonctions pendant la durée qui reste à courir du mandat de son prédécesseur.

Groupe

(2) Par dérogation au paragraphe 167(3), l'appartenance au groupe de la société d'une personne à élire ou nommer pour combler une vacance est déterminée à la date de son élection ou de sa nomination et la personne est réputée appartenir ou non au groupe, selon le cas, jusqu'à la prochaine réunion annuelle des actionnaires.

Nominations entre les assemblées annuelles

183.1 (1) Les administrateurs peuvent nommer des administrateurs supplémentaires si les règlements administratifs en prévoient la possibilité et prévoient également un nombre minimal et maximal d'administrateurs.

Mandat

(2) Le mandat d'un administrateur ainsi nommé expire au plus tard à la clôture de l'assemblée annuelle qui suit.

Current to May 29, 2023
Last amended on June 23, 2022
109
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Incomplete Elections and Director Vacancies
Sections 183.1-186

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Élections incomplètes et vacances d'administrateurs
Articles 183.1-186

Limit on number appointed

(3) The total number of directors appointed under subsection (1) may not exceed one third of the number of directors elected at the previous annual meeting of shareholders of the company.

1997, c. 15, s. 356.

Limite quant au nombre

(3) Le nombre total des administrateurs ainsi nommés ne peut dépasser le tiers du nombre des administrateurs en fonction à la clôture de la dernière assemblée annuelle.

1997, ch. 15, art. 356.

Meetings of the Board

Réunions du conseil d'administration

Meetings required

184 (1) The directors shall meet at least four times during each financial year.

Nombre minimal de réunions

184 (1) Les administrateurs doivent se réunir au moins quatre fois par exercice.

Place for meetings

(2) The directors may meet at any place unless the bylaws provide otherwise.

Lieu

(2) Les administrateurs peuvent, sauf disposition contraire des règlements administratifs, se réunir dans le lieu de leur choix.

Notice for meetings

(3) The notice for the meetings must be given as required by the by-laws.

1991, c. 45, s. 184; 1997, c. 15, s. 357.

Avis

(3) L'avis de convocation se donne conformément aux règlements administratifs.

1991, ch. 45, art. 184; 1997, ch. 15, art. 357.

Notice of meeting

185 (1) A notice of a meeting of directors shall specify each matter referred to in section 202 that is to be dealt with at the meeting but, unless the by-laws otherwise provide, need not otherwise specify the purpose of or the business to be transacted at the meeting.

Avis de la réunion

185 (1) L'avis de convocation mentionne obligatoirement les questions tombant sous le coup de l'article 202 qui seront discutées à la réunion, mais, sauf disposition contraire des règlements administratifs, n'a besoin de préciser ni l'objet ni l'ordre du jour de la réunion.

Waiver of notice

(2) A director may in any manner waive notice of a meeting of directors and the attendance of a director at a meeting of directors is a waiver of notice of that meeting except where the director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Renonciation

(2) Les administrateurs peuvent renoncer à l'avis de convocation; leur présence à la réunion équivaut à une telle renonciation, sauf lorsqu'ils y assistent spécialement pour s'opposer aux délibérations au motif que la réunion n'est pas régulièrement convoquée.

Adjourned meeting

(3) Notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting was announced at the original meeting.

Ajournement

(3) Il n'est pas nécessaire de donner avis de l'ajournement d'une réunion si les date, heure et lieu de la reprise sont annoncés lors de la réunion initiale.

Quorum

186 (1) Subject to section 187, the number of directors referred to in subsection (2) constitutes a quorum at any meeting of directors or a committee of directors and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Quorum

186 (1) Sous réserve de l'article 187, le nombre d'administrateurs prévu au paragraphe (2) constitue le quorum pour les réunions du conseil d'administration ou d'un comité d'administrateurs; lorsque celui-ci est atteint, les administrateurs peuvent exercer leurs pouvoirs, malgré toute vacance en leur sein.

Current to May 29, 2023
Last amended on June 23, 2022
110
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Meetings of the Board
Sections 186-187.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Réunions du conseil d'administration
Articles 186-187.1

Idem

(2) The number of directors constituting a quorum at any meeting of directors or a committee of directors shall be

(a) a majority of the minimum number of directors required by this Act for the board of directors or a committee of directors; or

(b) such greater number of directors than the number calculated pursuant to paragraph (a) as may be established by the by-laws of the company.

Idem

(2) La majorité du nombre minimal d'administrateurs prévu par la présente loi pour le conseil d'administration, ou un comité d'administrateurs, ou le nombre supérieur fixé par règlement administratif, constitue le quorum.

Director continues to be present

(3) A director who is present at a meeting of directors or of a committee of directors but is not, in accordance with subsection 208(1), present at any particular time during the meeting is considered to be present for the purposes of this section.

1991, c. 45, s. 186; 2005, c. 54, s. 401.

Présence continue

(3) L'administrateur qui s'absente temporairement d'une réunion du conseil d'administration ou d'un de ses comités en conformité avec le paragraphe 208(1) est réputé être présent pour l'application du présent article.

1991, ch. 45, art. 186; 2005, ch. 54, art. 401.

Resident Canadian majority

187 (1) The directors of a company shall not transact business at a meeting of directors unless

(a) in the case of a company that is the subsidiary of a foreign institution, at least one half of the directors present are resident Canadians; and

(b) in the case of any other company, a majority of the directors present are resident Canadians.

Majorité de résidents canadiens

187 (1) Les administrateurs ne peuvent délibérer en conseil que si :

a) dans le cas de la filiale d'une institution étrangère, au moins la moitié des présents sont des résidents canadiens;

b) dans les autres cas, la majorité des présents sont des résidents canadiens.

Exception

(2) Despite subsection (1), the directors of a company may transact business at a meeting of directors without the required proportion of directors who are resident Canadians if

(a) a director who is a resident Canadian unable to be present approves, in writing or by telephonic, electronic or other communications facilities, the business transacted at the meeting; and

(b) there would have been present the required proportion of directors who are resident Canadians had that director been present at the meeting.

1991, c. 45, s. 187; 2013, c. 33, s. 104.

Exception

(2) Il peut cependant y avoir dérogation au paragraphe (1), lorsque les deux conditions suivantes sont réunies :

a) parmi les administrateurs absents, un résident canadien approuve les délibérations par écrit, par communication téléphonique ou électronique ou par tout autre moyen de communication;

b) la présence de cet administrateur aurait permis d'atteindre le nombre d'administrateurs requis.

1991, ch. 45, art. 187; 2013, ch. 33, art. 104.

Presence of unaffiliated director

187.1 (1) The directors of a company shall not transact business at a meeting of directors unless at least one of the directors who is not affiliated with the company is present.

Présence d'un administrateur qui n'est pas du groupe

187.1 (1) Les administrateurs ne peuvent délibérer en conseil que si au moins un administrateur qui n'est pas du groupe de la société est présent.

Current to May 29, 2023
Last amended on June 23, 2022
111
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Meetings of the Board
Sections 187.1-188.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Réunions du conseil d'administration
Articles 187.1-188.1

Exception

(2) Despite subsection (1), the directors of a company may transact business at a meeting of directors if a director who is not affiliated with the company and who is not able to be present approves, in writing or by telephonic, electronic or other communications facilities, the business transacted at the meeting.

Exception

(2) Il peut cependant y avoir dérogation au paragraphe (1) si un administrateur absent qui n'est pas du groupe de la société approuve les délibérations par écrit, par communication téléphonique ou électronique ou par tout autre moyen de communication.

Exception

(3) Subsection (1) does not apply if all the voting shares of the company, other than directors' qualifying shares, if any, are beneficially owned by a Canadian financial institution incorporated by or under an Act of Parliament.

2001, c. 9, s. 501.

Exception

(3) Le paragraphe (1) ne s'applique pas dans le cas où une institution financière canadienne constituée sous le régime d'une loi fédérale détient la propriété effective de toutes les actions avec droit de vote de la société, à l'exception des actions d'éligibilité au conseil.

2001, ch. 9, art. 501.

Electronic meeting

188 (1) Subject to the by-laws of a company, a meeting of directors or of a committee of directors may be held by means of such telephonic, electronic or other communications facilities as permit all persons participating in the meeting to communicate adequately with each other during the meeting.

Participation par téléphone

188 (1) Sous réserve des règlements administratifs, une réunion du conseil ou d'un de ses comités peut se tenir par tout moyen de communication téléphonique ou électronique ou par tout autre moyen permettant à tous les participants de communiquer adéquatement entre eux.

Deemed present

(2) A director participating in a meeting by any means referred to in subsection (1) is deemed for the purposes of this Act to be present at that meeting.

Présomption de présence

(2) Les administrateurs qui participent à une réunion selon les modes prévus au paragraphe (1) sont réputés, pour l'application de la présente loi, y être présents.

Resolution outside board meeting

188.1 (1) A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors is as valid as if it had been passed at a meeting of directors.

Résolution tenant lieu de réunion

188.1 (1) La résolution écrite, signée de tous les administrateurs habiles à voter en l'occurrence lors de la réunion, a la même valeur que si elle avait été adoptée lors de la réunion.

Filing directors' resolution

(2) A copy of the resolution referred to in subsection (1) shall be kept with the minutes of the proceedings of the directors.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) doit être conservé avec les procès-verbaux des réunions des administrateurs.

Resolution outside committee meeting

(3) A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of a committee of directors, other than a resolution of the audit committee in carrying out its duties under subsection 198(3) or a resolution of the conduct review committee in carrying out its duties under subsection 199(3), is as valid as if it had been passed at a meeting of that committee.

Résolution tenant lieu de réunion d'un comité

(3) La résolution écrite, signée de tous les administrateurs habiles à voter en l'occurrence lors de la réunion d'un comité du conseil d'administration — à l'exception d'une résolution du comité de vérification ou du comité de révision dans le cadre des paragraphes 198(3) ou 199(3) — , a la même valeur que si elle avait été adoptée lors de la réunion.

Filing committee resolution

(4) A copy of the resolution referred to in subsection (3) shall be kept with the minutes of the proceedings of that committee.

Dépôt de la résolution

(4) Un exemplaire des résolutions visées au paragraphe (3) doit être conservé avec les procès-verbaux des réunions du comité du conseil d'administration.

Current to May 29, 2023
Last amended on June 23, 2022
112
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Meetings of the Board
Sections 188.1-190

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Réunions du conseil d'administration
Articles 188.1-190

Evidence

(5) Unless a ballot is demanded, an entry in the minutes of a meeting that the chairperson declared a resolution to be carried or defeated is in the absence of evidence to the contrary proof of that fact without proof of the number or proportion of votes recorded in favour of or against the resolution.

1997, c. 15, s. 358; 2005, c. 54, s. 402.

Dissent of director

189 (1) A director of a company who is present at a meeting of directors or a committee of directors is deemed to have consented to any resolution passed or action taken at that meeting unless

(a) the director requests that the director's dissent be entered or the director's dissent is entered in the minutes of the meeting;

(b) the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(c) the director sends the director's dissent by registered mail or delivers it to the head office of the company immediately after the meeting is adjourned.

Loss of right to dissent

(2) A director of a company who votes for or consents to a resolution is not entitled to dissent under subsection (1).

Dissent of absent director

(3) A director of a company who is not present at a meeting at which a resolution is passed or action taken is deemed to have consented thereto unless, within seven days after the director becomes aware of the resolution, the director

(a) causes the director's dissent to be placed with the minutes of the meeting; or

(b) sends the director's dissent by registered mail or delivers it to the head office of the company.

Record of attendance

190 (1) A company shall keep a record of the attendance at each meeting of directors and each committee meeting of directors.

Statement to shareholders

(2) A company shall attach to the notice of each annual meeting it sends to its shareholders a statement showing,

Preuve

(5) Sauf si un vote par scrutin est demandé, l'inscription au procès-verbal de la réunion précisant que le président a déclaré une résolution adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu'il soit nécessaire de prouver le nombre ou la proportion des voix en faveur de cette résolution ou contre elle.

1997, ch. 15, art. 358; 2005, ch. 54, art. 402.

Désaccord

189 (1) L'administrateur présent à une réunion du conseil ou d'un comité de celui-ci est réputé avoir acquiescé à toutes les résolutions adoptées ou à toutes les mesures prises, sauf si, selon le cas :

a) son désaccord est consigné au procès-verbal ou il demande qu'il y soit consigné;

b) il a exprimé son désaccord dans un document envoyé au secrétaire de la réunion avant l'ajournement de celle-ci;

c) il exprime son désaccord dans un document qu'il remet ou envoie — par courrier recommandé — , au siège de la société, immédiatement après l'ajournement de la réunion.

Perte du droit au désaccord

(2) Le paragraphe (1) ne s'applique toutefois pas dans le cas où l'administrateur a approuvé — par vote ou acquiescement — l'adoption d'une résolution.

Désaccord d'un administrateur absent

(3) L'administrateur absent d'une réunion est réputé avoir acquiescé à toute résolution ou mesure adoptée à l'occasion de celle-ci, sauf si, dans les sept jours suivant la date où il a pris connaissance de cette résolution, il fait :

a) soit consigner son désaccord au procès-verbal de la réunion;

b) soit remettre ou envoyer — par courrier recommandé — au siège de la société le document dans lequel il exprime son désaccord.

Registre de présence

190 (1) La société doit tenir un registre de présence des administrateurs qui participent aux réunions du conseil d'administration ou de ses comités.

Envoi aux actionnaires

(2) La société joint à l'avis d'assemblée annuelle envoyé à chaque actionnaire un extrait du registre indiquant le

Current to May 29, 2023
Last amended on June 23, 2022
113
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Meetings of the Board
Sections 190-192

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Réunions du conseil d'administration
Articles 190-192

in respect of the financial year immediately preceding the meeting, the total number of directors' meetings and directors' committee meetings held during the financial year and the number of those meetings attended by each director.

1991, c. 45, s. 190; 1997, c. 15, s. 359.

nombre total des réunions du conseil d'administration ou de ses comités et le nombre auquel chaque administrateur a assisté au cours de l'exercice précédent.

1991, ch. 45, art. 190; 1997, ch. 15, art. 359.

Meeting required by Superintendent

191 (1) Where in the opinion of the Superintendent it is necessary, the Superintendent may, by notice in writing, require a company to hold a meeting of directors of the company to consider the matters set out in the notice.

Réunion convoquée par le surintendant

191 (1) Le surintendant peut, s'il l'estime nécessaire, exiger, par avis écrit, qu'une société tienne une réunion du conseil pour étudier les questions précisées dans l'avis.

Attendance of Superintendent

(2) The Superintendent may attend and be heard at a meeting referred to in subsection (1).

Présence du surintendant

(2) Le surintendant a le droit d'assister à une telle réunion et d'y prendre la parole.

By-laws

Règlements administratifs

By-laws

192 (1) Unless this Act otherwise provides, the directors of a company may by resolution make, amend or repeal any by-law that regulates the business or affairs of the company.

Règlements administratifs

192 (1) Sauf disposition contraire de la présente loi, les administrateurs peuvent, par résolution, prendre, modifier ou révoquer tout règlement administratif régissant tant l'activité commerciale que les affaires internes de la société.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment to or a repeal of a by-law, that is made under subsection (1) to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the by-law, amendment or repeal.

Approbation des actionnaires

(2) Le cas échéant, les administrateurs soumettent les mesures prises, dès l'assemblée suivante, aux actionnaires, qui peuvent, par résolution, les confirmer ou les modifier.

Effective date of by-law

(3) Unless this Act otherwise provides, a by-law, or an amendment to or a repeal of a by-law, is effective from the date of the resolution of the directors under subsection (1) until it is confirmed, confirmed as amended or rejected by the shareholders under subsection (2) or until it ceases to be effective under subsection (4) and, where the by-law is confirmed, or confirmed as amended, it continues in effect in the form in which it was so confirmed.

Date d'effet

(3) Sauf disposition contraire de la présente loi, les mesures prennent effet à compter de la date de la résolution des administrateurs. Après confirmation ou modification par les actionnaires, elles demeurent en vigueur dans leur version initiale ou modifiée, selon le cas; elles cessent d'avoir effet en cas d'application du paragraphe (4).

Effect where no shareholder approval

(4) If a by-law, or an amendment to or a repeal of a by-law, is rejected by the shareholders, or is not submitted to the shareholders by the directors as required under subsection (2), the by-law, amendment or repeal ceases to be effective from the date of its rejection or the date of the next meeting of shareholders, as the case may be, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same

Idem

(4) Les mesures cessent d'avoir effet après leur rejet par les actionnaires ou, en cas d'inobservation du paragraphe (2) par les administrateurs, à compter de la date de l'assemblée des actionnaires suivante; toute résolution ultérieure des administrateurs, visant essentiellement le même but, ne peut entrer en vigueur qu'après sa confirmation ou sa modification par les actionnaires.

Current to May 29, 2023
Last amended on June 23, 2022
114
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
By-laws
Sections 192-195

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Règlements administratifs
Articles 192-195

purpose or effect is effective until it is confirmed, or confirmed as amended, by the shareholders.

Shareholder proposal of by-law

193 A shareholder entitled to vote at an annual meeting of shareholders may, in accordance with sections 146 and 147, make a proposal to make, amend or repeal a by-law.

By-laws of former-Act company

194 Subject to section 195, where a by-law of a former-Act company is in effect on the coming into force of this section, the by-law continues in effect until amended or repealed, unless it is contrary to a provision of this Act.

By-laws re remuneration

195 (1) A by-law of a company respecting the remuneration of the directors of the company, as directors, that is in effect on the coming into force of this section ceases to have effect on the day on which the first annual meeting is held following the coming into force of this section.

Existing by-laws

(2) A by-law made by the directors of a company under section 29 of the *Trust Companies Act* or section 29 of the *Loan Companies Act* as that section read immediately before the coming into force of this section, and not confirmed by the shareholders of the company in accordance with that section on or before the coming into force of this section, continues to have effect, unless it is contrary to the provisions of this Act, until the first meeting of the shareholders following the coming into force of this section.

Shareholder approval

(3) A by-law referred to in subsection (2) shall be submitted to the shareholders at the first meeting of shareholders following the coming into force of this section.

Existing resolutions

(4) Where the remuneration of directors of a former-Act company was, immediately prior to the coming into force of this section, fixed by a resolution of the directors, that resolution continues to have effect, unless it is contrary to the provisions of this Act, until the first meeting of the shareholders following the coming into force of this section.

Proposition d'un actionnaire

193 Tout actionnaire habile à voter à une assemblée annuelle peut, conformément aux articles 146 et 147, proposer la prise, la modification ou la révocation d'un règlement administratif.

Règlements administratifs des sociétés antérieures

194 Sous réserve de l'article 195, tout règlement administratif d'une société antérieure applicable à l'entrée en vigueur du présent article continue de s'appliquer, dans la mesure où il est compatible avec la présente loi, tant qu'il n'est pas modifié ou révoqué.

Rémunération

195 (1) Tout règlement administratif relatif à la rémunération des administrateurs en tant que tels cesse d'avoir effet à compter de la date de la première assemblée annuelle qui suit l'entrée en vigueur du présent article.

Règlement administratif existant

(2) Tout règlement administratif pris par les administrateurs aux termes de l'article 29 de la *Loi sur les sociétés de fiducie* ou de l'article 29 de la *Loi sur les sociétés de prêt*, dans sa version précédant l'entrée en vigueur du présent article, et non encore confirmé par les actionnaires conformément à l'article 29 de l'une ou l'autre de ces lois à l'entrée en vigueur du présent article, demeure en vigueur, sauf incompatibilité avec la présente loi, jusqu'à la première assemblée des actionnaires qui suit.

Approbation des actionnaires

(3) Les règlements administratifs visés au paragraphe (2) doivent être soumis à l'approbation des actionnaires à leur première assemblée suivant l'entrée en vigueur du présent article.

Résolutions existantes

(4) En cas de fixation, avant l'entrée en vigueur du présent article, de la rémunération des administrateurs d'une société antérieure par résolution du conseil, celle-ci demeure en vigueur, sauf incompatibilité avec la présente loi, jusqu'à la première assemblée des actionnaires qui suit.

Current to May 29, 2023
Last amended on June 23, 2022
115
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
By-laws
Sections 195-198

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Règlements administratifs
Articles 195-198

Application of ss. 192(3) and (4) and 193

(5) Subsections 192(3) and (4) and section 193 apply in respect of a by-law referred to in this section as if it were a by-law made under section 192.

Deemed by-laws

196 (1) Any matter provided for in the incorporating instrument of a former-Act company on the coming into force of this section or of a body corporate continued as a company under this Act at the time of continuance that, under this Act, would be provided for in the by-laws of a company is deemed to be provided for in the by-laws of the company.

By-law prevails

(2) Where a by-law of the company made in accordance with sections 192 and 193 amends or repeals any matter referred to in subsection (1), the by-law prevails.

Committees of the Board

Committees

197 The directors of a company may appoint from their number, in addition to the committees referred to in subsection 161(2), such other committees as they deem necessary and, subject to section 202, delegate to those committees such powers of the directors, and assign to those committees such duties, as the directors consider appropriate.

Audit committee

198 (1) The audit committee of a company shall consist of at least three directors.

Membership

(2) A majority of the members of the audit committee must consist of directors who are not persons affiliated with the company and none of the members of the audit committee may be officers or employees of the company or a subsidiary of the company.

Duties of audit committee

(3) The audit committee of a company shall

(a) review the annual statement of the company before the annual statement is approved by the directors;

Application des paragraphes 192(3) et (4) et de l'article 193

(5) Les paragraphes 192(3) et (4) et l'article 193 s'appliquent aux règlements administratifs visés au présent article comme s'il s'agissait de règlements administratifs pris aux termes de l'article 192.

Présomption

196 (1) Les règlements administratifs de la société sont réputés prévoir les questions que, aux termes de la présente loi, ils devraient traiter et qui étaient prévues dans l'acte constitutif d'une société antérieure, à l'entrée en vigueur du présent article, ou d'une personne morale prorogée comme société en vertu de la présente loi, à la date de prorogation.

Abrogation ou modification

(2) En cas de modification ou d'abrogation de ces questions, par un règlement administratif de la société pris conformément aux articles 192 et 193, c'est ce dernier qui prévaut.

Comités du conseil d'administration

Comités

197 Outre les comités visés au paragraphe 161(2), les administrateurs peuvent, en tant que de besoin, constituer d'autres comités et, sous réserve de l'article 202, leur déléguer les pouvoirs ou fonctions qu'ils estiment appropriés.

Comité de vérification

198 (1) Le comité de vérification se compose d'au moins trois administrateurs.

Composition

(2) La majorité des membres du comité de vérification doit être constituée d'administrateurs qui n'appartiennent pas au groupe de la société; aucun employé ou dirigeant de la société ou d'une filiale de celle-ci ne peut être membre du comité de vérification.

Fonctions du comité

(3) Le comité de vérification a pour tâche de :

a) passer en revue le rapport annuel de la société avant son approbation par les administrateurs;

b) revoir tout relevé de la société précisé par le surintendant;

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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Committees of the Board
Sections 198-199

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Comités du conseil d'administration
Articles 198-199

(b) review such returns of the company as the Superintendent may specify;

(c) require the management of the company to implement and maintain appropriate internal control procedures;

(c.1) review, evaluate and approve those procedures;

(d) review such investments and transactions that could adversely affect the well-being of the company as the auditor or any officer of the company may bring to the attention of the committee;

(e) meet with the auditor to discuss the annual statement and the returns and transactions referred to in this subsection; and

(f) meet with the chief internal auditor of the company, or the officer or employee of the company acting in a similar capacity, and with management of the company, to discuss the effectiveness of the internal control procedures established for the company.

c) requérir la direction de mettre en place des mécanismes appropriés de contrôle interne;

c.1) revoir, évaluer et approuver ces mécanismes;

d) vérifier tous placements et opérations susceptibles de nuire à la bonne situation financière de la société et portés à son attention par le vérificateur ou un dirigeant;

e) rencontrer le vérificateur pour discuter du rapport annuel, des relevés ou des opérations visés au présent paragraphe;

f) rencontrer le vérificateur en chef interne ou un dirigeant ou employé de la société exerçant des fonctions analogues, ainsi que la direction de la société, pour discuter de l'efficacité des mécanismes de contrôle interne mis en place par celle-ci.

Report

(4) In the case of the annual statement and returns of a company that under this Act must be approved by the directors of the company, the audit committee of the company shall report thereon to the directors before the approval is given.

Rapport

(4) Le comité fait son rapport sur le rapport annuel et les relevés avant que ceux-ci ne soient approuvés par les administrateurs conformément à la présente loi.

Required meeting of directors

(5) The audit committee of a company may call a meeting of the directors of the company to consider any matter of concern to the committee.

1991, c. 45, s. 198; 1997, c. 15, s. 360.

Réunion des administrateurs

(5) Le comité de vérification peut convoquer une réunion des administrateurs afin d'étudier les questions qui l'intéressent.

1991, ch. 45, art. 198; 1997, ch. 15, art. 360.

Conduct review committee

199 (1) The conduct review committee of a company shall consist of at least three directors.

Comité de révision

199 (1) Le comité de révision se compose d'au moins trois administrateurs.

Membership

(2) A majority of the members of the conduct review committee of a company must consist of directors who are not persons affiliated with the company and none of the members of the conduct review committee may be officers or employees of the company or a subsidiary of the company.

Composition

(2) La majorité des membres du comité de révision doit être constituée d'administrateurs qui n'appartiennent pas au groupe de la société; aucun employé ou dirigeant de la société ou d'une filiale de celle-ci ne peut être membre du comité de révision.

Duties of conduct review committee

(3) The conduct review committee of a company shall

(a) require the management of the company to establish procedures for complying with Part XI;

Fonctions du comité

(3) Le comité de révision a pour tâche de :

a) requérir la direction de mettre en place des mécanismes visant à l'observation de la partie XI;

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PART VI Corporate Governance
Directors and Officers
Committees of the Board
Sections 199-200

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Comités du conseil d'administration
Articles 199-200

(b) review those procedures and their effectiveness in ensuring that the company is complying with Part XI;

(b.1) if a widely held bank holding company or a widely held insurance holding company has a significant interest in any class of shares of the company,

(i) establish policies for entering into transactions referred to in subsection 483.1(1), and

(ii) review transactions referred to in subsection 483.3(1); and

(c) review the practices of the company to ensure that any transactions with related parties of the company that may have a material effect on the stability or solvency of the company are identified.

b) revoir ces mécanismes et leur efficacité pour le suivi de l'observation de la partie XI;

b.1) si une société de portefeuille bancaire ou une société de portefeuille d'assurances à participation multiple a un intérêt substantiel dans une catégorie d'actions de la société :

(i) établir des principes pour les opérations visées au paragraphe 483.1(1),

(ii) examiner les opérations visées au paragraphe 483.3(1);

c) revoir les pratiques de la société afin de s'assurer que les opérations effectuées avec des apparentés et susceptibles de porter atteinte à la solvabilité ou à la stabilité de cette dernière soient identifiées.

Company report to Superintendent

(4) A company shall report to the Superintendent on the mandate and responsibilities of the conduct review committee and the procedures referred to in paragraph (3)(a).

Rapport au surintendant

(4) La société fait rapport au surintendant du mandat et des responsabilités du comité de révision, ainsi que des mécanismes visés à l'alinéa (3)a).

Committee report to directors

(5) After each meeting of the conduct review committee of a company, the committee shall report to the directors of the company on matters reviewed by the committee.

Rapport aux administrateurs

(5) Après chaque réunion, le comité de révision fait rapport aux administrateurs des questions étudiées par ce dernier.

Directors' report to Superintendent

(6) Within ninety days after the end of each financial year, the directors of a company shall report to the Superintendent on what the conduct review committee did during the year in carrying out its responsibilities under subsection (3).

1991, c. 45, s. 199; 1997, c. 15, s. 361; 2001, c. 9, s. 502.

Rapport des administrateurs au surintendant

(6) Dans les quatre-vingt-dix jours qui suivent la fin de chaque exercice, les administrateurs de la société font rapport au surintendant des activités du comité de révision au cours de l'exercice dans le cadre des tâches prévues au paragraphe (3).

1991, ch. 45, art. 199; 1997, ch. 15, art. 361; 2001, ch. 9, art. 502.

Directors and Officers — Authority

Mandat des administrateurs et dirigeants

Chief executive officer

200 (1) The directors of a company shall appoint from their number a chief executive officer who must be ordinarily resident in Canada and, subject to section 202, may delegate to that officer any of the powers of the directors.

Premier dirigeant

200 (1) Le conseil d'administration choisit en son sein un premier dirigeant, qui doit résider habituellement au Canada et à qui, sous réserve de l'article 202, il peut déléguer ses pouvoirs.

Exception

(2) Subsection (1) does not apply in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

Exception

(2) Le paragraphe (1) ne s'applique pas à la société antérieure dont les seuls actionnaires sont des personnes morales ou des entités constituées en personne morale ou formées sous le régime d'une loi fédérale ou provinciale

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PART VI Corporate Governance
Directors and Officers
Directors and Officers — Authority
Sections 200-202

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Mandat des administrateurs et dirigeants
Articles 200-202

et qui sont de l'avis du conseil d'administration, exploitées à titre de caisses populaires ou d'associations coopératives.

Appointment of officers

201 (1) The directors of a company may, subject to the by-laws, designate the offices of the company, appoint officers thereto, specify the duties of those officers and delegate to them powers, subject to section 202, to manage the business and affairs of the company.

Nomination des dirigeants

201 (1) Les administrateurs d'une société peuvent, sous réserve des règlements administratifs, créer les postes de direction, en nommer les titulaires, préciser les fonctions de ceux-ci et leur déléguer les pouvoirs nécessaires, sous réserve de l'article 202, pour gérer l'activité commerciale et les affaires internes de la société.

Directors as officers

(2) Subject to section 168, a director of a company may be appointed to any office of the company.

Administrateurs et dirigeants

(2) Sous réserve de l'article 168, un administrateur peut être nommé à n'importe quel poste de direction.

Two or more offices

(3) Two or more offices of a company may be held by the same person.

Cumul de postes

(3) La même personne peut occuper plusieurs postes de direction.

Limits on power to delegate

202 The directors of a company may not delegate any of the following powers, namely, the power to

(a) submit to the shareholders a question or matter requiring the approval of the shareholders;

(b) fill a vacancy among the directors, on a committee of directors or in the office of auditor, or appoint additional directors;

(c) issue or cause to be issued securities, including an issue of shares of a series that is authorized in accordance with section 65, except in accordance with any authorization made by the directors;

(d) declare a dividend;

(e) authorize the redemption or other acquisition by the company pursuant to section 74 of shares issued by the company;

(f) authorize the payment of a commission on a share issue;

(g) approve a management proxy circular;

(h) except as provided in this Act, approve the annual statement of the company and any other financial statements issued by the company; or

(i) adopt, amend or repeal by-laws.

1991, c. 45, s. 202; 1997, c. 15, s. 362; 2005, c. 54, s. 403.

Interdictions

202 Les administrateurs ne peuvent déléguer aucun des pouvoirs suivants :

a) soumettre à l'examen des actionnaires des questions qui requièrent l'approbation de ces derniers;

b) combler les vacances au sein du conseil d'administration ou d'un de ses comités, pourvoir le poste vacant de vérificateur ou nommer des administrateurs supplémentaires;

c) émettre ou faire émettre des valeurs mobilières, notamment des actions d'une série visée à l'article 65, sauf en conformité avec l'autorisation des administrateurs;

d) déclarer des dividendes;

e) autoriser l'acquisition par la société en vertu de l'article 74, notamment par rachat, des actions émises par elle;

f) autoriser le versement d'une commission sur une émission d'actions;

g) approuver les circulaires de la direction sollicitant des procurations;

h) sauf disposition contraire de la présente loi, approuver le rapport annuel ou les autres états financiers de la société;

i) prendre, modifier ou révoquer des règlements administratifs.

1991, ch. 45, art. 202; 1997, ch. 15, art. 362; 2005, ch. 54, art. 403.

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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Directors and Officers — Authority
Sections 203-207

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Mandat des administrateurs et dirigeants
Articles 203-207

Exercise of trustee powers

203 (1) Where authorized to do so by a special resolution, the directors of a company that is a trust company pursuant to subsection 57(2) may delegate, with or without the power of sub-delegation, to the chief executive officer of the company, the exercise of all or any of the powers or authorities of the company, whether discretionary or otherwise, arising out of any will, trust, deed, contract or other instrument creating a trust.

Performance by company

(2) The exercise of any power or authority referred to in subsection (1) by the chief executive officer or that officer's delegate, if any, constitutes an exercise of the power or authority by the company.

Remuneration of directors, officers and employees

204 (1) Subject to this section and the by-laws, the directors of a company may fix the remuneration of the directors, officers and employees of the company.

By-law required

(2) No remuneration shall be paid to a director as director until a by-law fixing the aggregate of all amounts that may be paid to all directors in respect of directors' remuneration during a fixed period of time has been confirmed by special resolution.

1991, c. 45, s. 204; 1994, c. 26, s. 74.

Validity of acts

205 (1) An act of a director or an officer of a company is valid notwithstanding a defect in the director's qualification or an irregularity in the director's election or in the appointment of the director or officer.

Idem

(2) An act of the board of directors of a company is valid notwithstanding a defect in the composition of the board or an irregularity in the election of the board or in the appointment of a member of the board.

Right to attend meetings

206 A director of a company is entitled to attend and to be heard at every meeting of shareholders.

Conflicts of Interest

Disclosure of interest

207 (1) A director or officer of a company shall disclose to the company, in writing or by requesting to have it entered in the minutes of a meeting of directors or a meeting of a committee of directors, the nature and extent of

Exercice des pouvoirs de fiduciaire

203 (1) Lorsqu'une résolution extraordinaire les y autorise, les administrateurs d'une société de fiducie au sens du paragraphe 57(2) peuvent déléguer au premier dirigeant de la société, avec ou sans pouvoir de sous-délégation, l'exercice total ou partiel des pouvoirs discrétionnaires ou autres de la société pouvant découler d'un testament, d'une fiducie, d'un contrat ou de tout autre acte juridique créant une fiducie.

Exécution

(2) L'exercice de ces pouvoirs par le premier dirigeant ou son délégué s'assimile à leur exercice par la société.

Rémunération

204 (1) Sous réserve des autres dispositions du présent article et des règlements administratifs, les administrateurs peuvent fixer leur propre rémunération ainsi que celle des dirigeants et des employés de la société.

Règlement administratif obligatoire

(2) Les administrateurs ne peuvent, en tant que tels, toucher aucune rémunération tant qu'un règlement administratif, fixant le montant global qui peut leur être versé à ce titre pour une période déterminée, n'a pas été approuvé par résolution extraordinaire.

1991, ch. 45, art. 204; 1994, ch. 26, art. 74.

Validité des actes

205 (1) Les actes des administrateurs ou des dirigeants sont valides malgré l'irrégularité de leur élection ou nomination, ou leur inhabilité.

Idem

(2) Les actes du conseil d'administration sont valides malgré l'irrégularité de sa composition ou de son élection ou de la nomination d'un de ses membres.

Présence aux assemblées

206 Les administrateurs ont le droit d'assister à toutes les assemblées des actionnaires et d'y prendre la parole.

Conflits d'intérêts

Communication des intérêts

207 (1) L'administrateur ou le dirigeant communique par écrit à la société ou demande que soient consignées au procès-verbal d'une réunion du conseil d'administration ou d'un de ses comités la nature et l'étendue de son

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PART VI Corporate Governance
Directors and Officers
Conflicts of Interest
Section 207

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Conflits d'intérêts
Article 207

any interest they have in a material contract or material transaction with the company, whether entered into or proposed, if they

(a) are a party to the contract or transaction;

(b) are a director or officer of a party to the contract or transaction or a person acting in a similar capacity; or

(c) have a material interest in a party to the contract or transaction.

intérêt dans tout contrat ou opération d'importance avec elle, en cours ou projeté, dans l'un ou l'autre des cas suivants :

a) il est partie à ce contrat ou à cette opération;

b) il est l'administrateur ou le dirigeant — ou une personne qui agit en cette qualité — d'une partie à un tel contrat ou à une telle opération;

c) il possède un intérêt important dans une partie à un tel contrat ou à une telle opération.

Time of disclosure — director

(2) The disclosure shall be made in the case of a director

(a) at the meeting of directors, or of a committee of directors, at which the proposed contract or transaction is first considered;

(b) if at the time of the meeting referred to in paragraph (a) the director was not interested in the proposed contract or transaction, at the first one after they become interested in it;

(c) if the director becomes interested after a contract or transaction is entered into, at the first one after they become interested; or

(d) if a person who is interested in a contract or transaction becomes a director, at the first one after they become a director.

Moment de la communication : administrateur

(2) L'administrateur effectue la communication lors de la première réunion du conseil d'administration ou d'un de ses comités :

a) au cours de laquelle le projet de contrat ou d'opération est étudié;

b) qui suit le moment où il acquiert un intérêt dans le projet de contrat ou d'opération, s'il n'en avait pas lors de la réunion visée à l'alinéa a);

c) qui suit le moment où il acquiert un intérêt dans un contrat déjà conclu ou une opération déjà effectuée;

d) qui suit le moment où il devient administrateur, s'il le devient après l'acquisition de l'intérêt.

Time of disclosure — officer

(3) The disclosure shall be made in the case of an officer who is not a director

(a) immediately after they become aware that the contract, transaction, proposed contract or proposed transaction is to be considered or has been considered at a meeting of directors or of a committee of directors;

(b) if they become interested after the contract or transaction is entered into, immediately after they become interested; or

(c) if a person who is interested in a contract or transaction becomes an officer, immediately after they become an officer.

Moment de la communication : dirigeant

(3) Le dirigeant qui n'est pas administrateur effectue la communication immédiatement après qu'un des événements suivants se produit :

a) il apprend que le contrat ou l'opération, en cours ou projeté, a été ou sera examiné lors d'une réunion du conseil d'administration ou d'un de ses comités;

b) il acquiert un intérêt dans un contrat déjà conclu ou une opération déjà effectuée;

c) il devient dirigeant après avoir acquis l'intérêt.

Time of disclosure — contract not requiring approval

(4) If the material contract or material transaction, whether entered into or proposed, is one that in the ordinary course of the company's business would not require approval by the directors or shareholders, the director or

Moment de la communication

(4) L'administrateur ou le dirigeant doit, dès qu'il a connaissance d'un contrat ou d'une opération d'importance, en cours ou projeté, qui, dans le cadre de l'activité commerciale normale de la société ne requiert

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PART VI Corporate Governance
Directors and Officers
Conflicts of Interest
Sections 207-209

officer shall disclose to the company, in writing or by requesting to have it entered in the minutes of a meeting of directors or of a committee of directors, the nature and extent of their interest immediately after they become aware of the contract or transaction.

1991, c. 45, s. 207; 2005, c. 54, s. 404.

Director to abstain

208 (1) A director who is required to make a disclosure under subsection 207(1) shall not be present at any meeting of directors, or of a committee of directors, while the contract or transaction is being considered or vote on any resolution to approve it unless the contract or transaction

(a) relates primarily to their remuneration as a director, officer, employee or agent of the company, an entity controlled by the company or an entity in which the company has a substantial investment;

(b) is for indemnity under section 217 or insurance under section 218; or

(c) is with an affiliate of the company.

Ineligibility

(2) Any director who knowingly contravenes subsection (1) ceases to hold office as director and is not eligible, for a period of five years after the date on which the contravention occurred, for election or appointment as a director of any financial institution that is incorporated or formed by or under an Act of Parliament.

Validity of acts

(3) An act of the board of directors of a company or of a committee of the board of directors is not invalid because a person acting as a director had ceased under subsection (2) to hold office as a director.

1991, c. 45, s. 208; 1997, c. 15, s. 363; 2005, c. 54, s. 405.

General notice

209 (1) For the purposes of subsection 207(1), a general notice to the directors declaring that a director or officer is to be regarded as interested for any of the following reasons in a contract or transaction entered into with a party is a sufficient declaration of interest in relation to any contract or transaction with that party:

(a) the director or officer is a director or officer of a party referred to in paragraph 207(1)(b) or (c) or a person acting in a similar capacity;

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Conflits d'intérêts
Articles 207-209

l'approbation ni des administrateurs ni des actionnaires, communiquer par écrit à la société ou demander que soient consignées au procès-verbal d'une réunion du conseil d'administration ou d'un de ses comités la nature et l'étendue de son intérêt dans le contrat ou l'opération.

1991, ch. 45, art. 207; 2005, ch. 54, art. 404.

Vote

208 (1) L'administrateur visé au paragraphe 207(1) s'absente de la réunion du conseil d'administration ou d'un de ses comités pendant que le contrat ou l'opération est étudié et s'abstient de voter sur la résolution présentée pour les faire approuver, sauf s'il s'agit d'un contrat ou d'une opération :

a) portant essentiellement sur sa rémunération en qualité d'administrateur, de dirigeant, d'employé ou de mandataire de la société ou d'une entité contrôlée par la société ou dans laquelle elle détient un intérêt de groupe financier;

b) portant sur l'indemnité prévue à l'article 217 ou l'assurance prévue à l'article 218;

c) conclu avec une entité du groupe de la société.

Inéligibilité

(2) L'administrateur qui, sciemment, contrevient au paragraphe (1) cesse d'occuper son poste et devient inéligible à la charge d'administrateur d'une institution financière constituée en personne morale ou formée sous le régime d'une loi fédérale pendant les cinq ans qui suivent.

Validité des actes de la société

(3) Les actes du conseil d'administration d'une société ou d'un comité de celui-ci ne sont pas nuls au seul motif que l'une des personnes agissant à titre d'administrateur a cessé, aux termes du paragraphe (2), d'occuper son poste.

1991, ch. 45, art. 208; 1997, ch. 15, art. 363; 2005, ch. 54, art. 405.

Avis général d'intérêt

209 (1) Pour l'application du paragraphe 207(1), constitue une communication suffisante de son intérêt dans un contrat ou une opération l'avis général que donne l'administrateur ou le dirigeant d'une société aux autres administrateurs et portant qu'il est administrateur ou dirigeant — ou qu'il agit en cette qualité — d'une partie visée aux alinéas 207(1)b) ou c), qu'il y possède un intérêt important ou qu'il y a eu un changement important de son intérêt dans celle-ci et qu'il doit être considéré comme ayant un intérêt dans tout contrat conclu avec elle ou opération effectuée avec elle.

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PART VI Corporate Governance
Directors and Officers
Conflicts of Interest
Sections 209-210

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Conflits d'intérêts
Articles 209-210

(b) the director or officer has a material interest in the party; or

(c) there has been a material change in the nature of the director's or officer's interest in the party.

Access to disclosures

(2) The shareholders of the company may examine the portions of any minutes of meetings of directors or committees of directors that contain disclosures under subsection 207(1), or the portions of any other documents that contain those disclosures, during the usual business hours of the company.

1991, c. 45, s. 209; 2005, c. 54, s. 406.

Consultation

(2) Les actionnaires de la société peuvent consulter, pendant les heures normales d'ouverture de celle-ci, toute partie des procès-verbaux des réunions du conseil d'administration ou de ses comités ou de tout autre document dans lequel les intérêts d'un administrateur ou d'un dirigeant dans un contrat ou une opération sont communiqués en vertu du présent article.

1991, ch. 45, art. 209; 2005, ch. 54, art. 406.

Avoidance standards

210 (1) A contract or transaction for which disclosure is required under subsection 207(1) is not invalid and a director or officer is not accountable to the company or its shareholders for any profit realized from it by reason only of the director's or officer's interest in the contract or transaction or the fact that the director was present or was counted to determine whether a quorum existed at the meeting of directors, or of a committee of directors, that considered it if

(a) the director or officer disclosed their interest in accordance with section 207 and subsection 209(1);

(b) the directors approved the contract or transaction; and

(c) the contract or transaction was reasonable and fair to the company at the time that it was approved.

Effet de la communication

210 (1) Le contrat ou l'opération assujetti à l'obligation de communication prévue au paragraphe 207(1) n'est pas entaché de nullité, et l'administrateur ou le dirigeant n'est pas tenu de rendre compte à la société ou ses actionnaires des bénéfices qu'il en a tirés, pour la seule raison qu'il a un intérêt dans le contrat ou l'opération ou que l'administrateur était présent à la réunion au cours de laquelle le contrat ou l'opération a été étudié ou que sa présence a permis d'en atteindre le quorum, si les conditions suivantes sont réunies :

a) l'administrateur ou le dirigeant a communiqué son intérêt conformément à l'article 207 et au paragraphe 209(1);

b) les administrateurs de la société ont approuvé le contrat ou l'opération;

c) au moment de son approbation, le contrat ou l'opération était équitable pour la société.

Confirmation by shareholders

(2) Even if the conditions set out in subsection (1) are not met, a director or officer acting honestly and in good faith is not accountable to the company or its shareholders for any profit realized from a contract or transaction for which disclosure was required and the contract or transaction is not invalid by reason only of the director's or officer's interest in it if

(a) the contract or transaction is approved or confirmed by special resolution at a meeting of shareholders;

(b) disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

Confirmation par les actionnaires

(2) Même si les conditions visées au paragraphe (1) ne sont pas réunies, le contrat ou l'opération n'est pas entaché de nullité, et l'administrateur ou le dirigeant qui agit avec intégrité et bonne foi n'est pas tenu de rendre compte à la société ou ses actionnaires des bénéfices qu'il en a tirés, au seul motif qu'il a un intérêt dans le contrat ou l'opération, si les conditions suivantes sont réunies :

a) le contrat ou l'opération a été approuvé ou confirmé par résolution extraordinaire adoptée à une assemblée des actionnaires;

b) l'intérêt a été communiqué aux actionnaires de façon suffisamment claire pour en indiquer la nature et l'étendue avant l'approbation ou la confirmation du contrat ou de l'opération;

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Conflicts of Interest
Sections 210-213

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Conflits d'intérêts
Articles 210-213

(c) the contract or transaction was reasonable and fair to the company at the time that it was approved or confirmed.

1991, c. 45, s. 210; 2005, c. 54, s. 406.

Court may set aside or require accounting

211 If a director or officer of a company fails to comply with any of sections 207 to 210, a court, on application of the company or any of its shareholders, may set aside the contract or transaction on any terms that the court thinks fit and may require the director or officer to account to the company for any profit or gain realized on it.

1991, c. 45, s. 211; 2005, c. 54, s. 406.

Liability, Exculpation and Indemnification

Director liability

212 (1) Directors of a company who vote for or consent to a resolution of the directors authorizing the issue of a share contrary to subsection 68(1) or the issue of subordinated indebtedness contrary to section 83 for a consideration other than money are jointly and severally, or solidarily, liable to the company to make good any amount by which the consideration received is less than the fair equivalent of the money that the company would have received if the share or subordinated indebtedness had been issued for money on the date of the resolution.

Further liability

(2) Directors of a company who vote for or consent to a resolution of the directors authorizing any of the following are jointly and severally, or solidarily, liable to restore to the company any amounts so distributed or paid and not otherwise recovered by the company and any amounts in relation to any loss suffered by the company:

(a) a redemption or purchase of shares contrary to section 74;

(b) a reduction of capital contrary to section 78;

(c) a payment of a dividend contrary to section 82;

(d) a payment of an indemnity contrary to section 217; or

(e) any transaction contrary to Part XI.

1991, c. 45, s. 212; 2005, c. 54, s. 407(E).

Contribution

213 (1) A director who has satisfied a judgment in relation to the director's liability under section 212 is entitled to contribution from the other directors who voted for or

c) au moment de son approbation ou de sa confirmation, le contrat ou l'opération était équitable pour la société.

1991, ch. 45, art. 210; 2005, ch. 54, art. 406.

Ordonnance du tribunal

211 Le tribunal peut par ordonnance, sur demande de la société — ou d'un actionnaire de celle-ci — dont l'un des administrateurs ou dirigeants ne se conforme pas aux articles 207 à 210, annuler le contrat ou l'opération selon les modalités qu'il estime indiquées et enjoindre à l'administrateur ou au dirigeant de rendre compte à la société de tout bénéfice qu'il en a tiré.

1991, ch. 45, art. 211; 2005, ch. 54, art. 406.

Responsabilité, exonération et indemnisation

Responsabilité des administrateurs

212 (1) Les administrateurs qui, par vote ou acquiescement, approuvent l'adoption d'une résolution autorisant une émission d'actions contraire au paragraphe 68(1) ou une émission de titres secondaires contraire à l'article 83, en contrepartie d'un apport autre qu'en numéraire, sont solidairement tenus de verser à la société la différence entre la juste valeur de cet apport et celle de l'apport en numéraire qu'elle aurait dû recevoir à la date de la résolution.

Responsabilités supplémentaires

(2) Sont solidairement tenus de restituer à la société les sommes en cause non encore recouvrées et les sommes perdues par elle les administrateurs qui ont, par vote ou acquiescement, approuvé l'adoption d'une résolution autorisant, selon le cas :

a) l'achat ou le rachat d'actions en violation de l'article 74;

b) la réduction du capital en violation de l'article 78;

c) le versement d'un dividende en violation de l'article 82;

d) le versement d'une indemnité en violation de l'article 217;

e) une opération contraire à la partie XI.

1991, ch. 45, art. 212; 2005, ch. 54, art. 407(A).

Répétition

213 (1) L'administrateur qui a satisfait au jugement rendu aux termes de l'article 212 peut répéter les parts des autres administrateurs qui ont, par vote ou

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Liability, Exculpation and Indemnification
Sections 213-215

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Responsabilité, exonération et indemnisation
Articles 213-215

consented to the unlawful act on which the judgment was founded.

acquiescement, approuvé l'adoption de la mesure illégale en cause.

Recovery

(2) A director who is liable under section 212 is entitled to apply to a court for an order compelling a shareholder or other person to pay or deliver to the director

(a) any money or property that was paid or distributed to the shareholder or other person contrary to section 74, 78, 82 or 217; or

(b) an amount equal to the value of the loss suffered by the company as a result of any transaction contrary to Part XI.

Recours

(2) L'administrateur tenu responsable aux termes de l'article 212 a le droit de demander au tribunal une ordonnance obligeant toute personne, notamment un actionnaire, à lui remettre :

a) soit les fonds ou biens reçus en violation des articles 74, 78, 82 ou 217;

b) soit un montant égal à la valeur de la perte subie par la société et résultant de l'opération contraire à la partie XI.

Court order

(3) Where an application is made to a court under subsection (2), the court may, where it is satisfied that it is equitable to do so,

(a) order a shareholder or other person to pay or deliver to a director any money or property that was paid or distributed to the shareholder or other person contrary to section 74, 78, 82 or 217 or any amount referred to in paragraph (2)(b);

(b) order a company to return or issue shares to a person from whom the company has purchased, redeemed or otherwise acquired shares; or

(c) make any further order it thinks fit.

Ordonnance judiciaire

(3) Le tribunal peut, s'il est convaincu que cela est équitable :

a) ordonner aux personnes de remettre à l'administrateur les fonds ou biens reçus contrairement aux articles 74, 78, 82 ou 217 ou le montant visé à l'alinéa (2)b);

b) ordonner à la société de rétrocéder les actions à la personne de qui elle les a acquises, notamment par achat ou rachat, ou d'en émettre en sa faveur;

c) rendre toute autre ordonnance qu'il estime pertinente.

Limitation

214 An action to enforce a liability imposed by section 212 may not be commenced after two years from the date of the resolution authorizing the action complained of.

Prescription

214 Les actions exercées relativement à la responsabilité prévue à l'article 212 se prescrivent par deux ans à compter de la date de la résolution autorisant l'acte incriminé.

Directors liable for wages

215 (1) Subject to subsections (2) and (3), the directors of a company are jointly and severally, or solidarily, liable to each employee of the company for all debts not exceeding six months wages payable to the employee for services performed for the company while they are directors.

Responsabilité des administrateurs envers les employés

215 (1) Sous réserve des paragraphes (2) et (3), les administrateurs sont solidairement responsables, envers chacun des employés de la société, des dettes liées aux services exécutés pour le compte de cette dernière pendant leur mandat, et ce jusqu'à concurrence de six mois de salaire.

Conditions precedent

(2) A director is not liable under subsection (1) unless

(a) the company has been sued for the debt within six months after it has become due and execution has been returned unsatisfied in whole or in part;

Conditions préalables

(2) La responsabilité définie au paragraphe (1) n'est toutefois engagée que dans l'un ou l'autre des cas suivants :

a) l'exécution n'a pu satisfaire au montant accordé par jugement, à la suite d'une action en recouvrement de la créance intentée contre la société dans les six mois de l'échéance;

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Liability, Exculpation and Indemnification
Sections 215-216

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Responsabilité, exonération et indemnisation
Articles 215-216

(b) the company has commenced liquidation and dissolution proceedings or has been dissolved and a claim for the debt has been proven within six months after the earlier of the date of commencement of the liquidation and dissolution proceedings and the date of dissolution; or

(c) a winding-up order has been issued in respect of the company under the *Winding-up and Restructuring Act* and a claim for the debt has been allowed or proven within six months after the issue of the winding-up order.

b) l'existence de la créance est établie dans les six mois de la première des dates suivantes : celle du début des procédures de liquidation ou de dissolution de la société ou celle de sa dissolution;

c) l'existence de la créance est reconnue ou établie dans les six mois d'une ordonnance de liquidation frappant la société conformément à la *Loi sur les liquidations et les restructurations*.

Limitations

(3) A director is not liable under subsection (1) unless the director is sued for a debt referred to in that subsection while a director or within two years after the director has ceased to be a director.

Limite

(3) La responsabilité des administrateurs n'est engagée aux termes du paragraphe (1) que si l'action est intentée durant leur mandat ou dans les deux ans suivant la cessation de celui-ci.

Amount due after execution

(4) Where execution referred to in paragraph (2)(a) has issued, the amount recoverable from a director is the amount remaining unsatisfied after execution.

Obligation après exécution

(4) Les administrateurs ne sont tenus que des sommes restant à recouvrer après l'exécution visée à l'alinéa (2)a).

Subrogation of director

(5) Where a director of a company pays a debt referred to in subsection (1) that is proven in liquidation and dissolution or winding-up proceedings, the director is entitled to any preference that the employee would have been entitled to and, where a judgment has been obtained, the director is entitled to an assignment of the judgment.

Subrogation de l'administrateur

(5) L'administrateur qui acquitte les créances visées au paragraphe (1), dont l'existence est établie au cours d'une procédure de liquidation ou de dissolution, est subrogé aux titres de préférence de l'employé et, le cas échéant, aux droits constatés dans le jugement.

Contribution entitlement

(6) A director of a company who has satisfied a claim under this section is entitled to a contribution from the other directors of the company who are liable for the claim.

1991, c. 45, s. 215; 1996, c. 6, s. 167; 2005, c. 54, s. 408(E).

Répétition

(6) L'administrateur qui acquitte une créance conformément au présent article peut répéter les parts des administrateurs tenus également responsables.

1991, ch. 45, art. 215; 1996, ch. 6, art. 167; 2005, ch. 54, art. 408(A).

Defence — due diligence

216 (1) A director, officer or employee of a company is not liable under section 212 or 215 or subsection 494(1) and has fulfilled their duty under subsection 162(2) if they exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the company that were represented to them by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of a person whose profession lends credibility to a statement made by them.

Défense de diligence raisonnable

216 (1) L'administrateur, le dirigeant ou l'employé n'engage pas sa responsabilité au titre des articles 212 ou 215 ou du paragraphe 494(1) et il s'est acquitté des devoirs imposés au paragraphe 162(2), s'il a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment en s'appuyant de bonne foi sur :

a) les états financiers de la société qui, d'après l'un de ses dirigeants ou d'après le rapport écrit du vérificateur, reflètent fidèlement sa situation;

b) les rapports des personnes dont la profession permet d'accorder foi à leurs déclarations.

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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Liability, Exculpation and Indemnification
Sections 216-217

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Responsabilité, exonération et indemnisation
Articles 216-217

Defence — good faith

(2) A director or officer of a company has fulfilled their duty under subsection 162(1) if they relied in good faith on

(a) financial statements of the company that were represented to them by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of a person whose profession lends credibility to a statement made by them.

1991, c. 45, s. 216; 2001, c. 9, s. 503; 2005, c. 54, s. 409.

Indemnification

217 (1) A company may indemnify a director or officer of the company, a former director or officer of the company or another person who acts or acted, at the company's request, as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of that association with the company or other entity.

Advances

(2) A company may advance amounts to the director, officer or other person for the costs, charges and expenses of a proceeding referred to in subsection (1). They shall repay the amounts if they do not fulfil the conditions set out in subsection (3).

No indemnification

(3) A company may not indemnify a person under subsection (1) unless

(a) the person acted honestly and in good faith with a view to the best interests of, as the case may be, the company or the other entity for which they acted at the company's request as a director or officer or in a similar capacity; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful.

Indemnification — derivative actions

(4) A company may with the approval of a court indemnify a person referred to in subsection (1) or advance amounts to them under subsection (2) — in respect of an

Défense de bonne foi

(2) L'administrateur ou le dirigeant s'est acquitté des devoirs imposés au paragraphe 162(1), s'il s'appuie de bonne foi sur :

a) les états financiers de la société qui, d'après l'un de ses dirigeants ou d'après le rapport écrit du vérificateur, reflètent fidèlement sa situation;

b) les rapports des personnes dont la profession permet d'accorder foi à leurs déclarations.

1991, ch. 45, art. 216; 2001, ch. 9, art. 503; 2005, ch. 54, art. 409.

Indemnisation

217 (1) La société peut indemniser ses administrateurs, ses dirigeants ou leurs prédécesseurs ainsi que les autres personnes qui, à sa demande, agissent ou ont agi à titre d'administrateur ou de dirigeant, ou en une qualité similaire, pour une autre entité, de tous leurs frais et dépenses raisonnables — y compris les sommes versées pour le règlement à l'amiable d'un procès ou l'exécution d'un jugement — entraînés par la tenue d'une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles ils étaient impliqués à ce titre.

Frais anticipés

(2) La société peut avancer des fonds pour permettre à toute personne visée au paragraphe (1) d'assumer les frais de sa participation à une procédure visée à ce paragraphe et les dépenses connexes, à charge de remboursement si les conditions énoncées au paragraphe (3) ne sont pas remplies.

Limites

(3) La société ne peut indemniser une personne en vertu du paragraphe (1) que si celle-ci :

a) d'une part, a agi avec intégrité et bonne foi au mieux des intérêts de la société ou, selon le cas, de l'entité au sein de laquelle elle occupait les fonctions d'administrateur ou de dirigeant ou pour laquelle elle agissait en une qualité similaire à la demande de la société;

b) d'autre part, avait, dans le cas de poursuites pénales ou administratives aboutissant au paiement d'une amende, de bonnes raisons de croire que sa conduite était conforme à la loi.

Indemnisation lors d'actions indirectes

(4) Avec l'approbation du tribunal, la société peut, à l'égard des actions intentées par elle ou par l'entité ou pour leur compte en vue d'obtenir un jugement

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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Liability, Exculpation and Indemnification
Sections 217-219

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Responsabilité, exonération et indemnisation
Articles 217-219

action by or on behalf of the company or other entity to procure a judgment in its favour to which the person is made a party because of the association referred to in subsection (1) with the company or other entity — against all costs, charges and expenses reasonably incurred by them in connection with that action if they fulfil the conditions set out in subsection (3).

Right to indemnity

(5) Despite subsection (1), a person referred to in that subsection is entitled to be indemnified by the company in respect of all costs, charges and expenses reasonably incurred by them in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of the association referred to in subsection (1) with the company or other entity described in that subsection if the person

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that they ought to have done; and

(b) fulfils the conditions set out in subsection (3).

Heirs and personal representatives

(6) A company may, to the extent referred to in subsections (1) to (5) in respect of the person, indemnify the heirs or personal representatives of any person whom the company may indemnify under those subsections.

1991, c. 45, s. 217; 2001, c. 9, s. 504(F); 2005, c. 54, s. 409.

Directors' and officers' insurance

218 A company may purchase and maintain insurance for the benefit of any person referred to in section 217 against any liability incurred by the person

(a) in the capacity of a director or an officer of the company, except where the liability relates to a failure to act honestly and in good faith with a view to the best interests of the company; or

(b) in the capacity of a director or officer of another entity or while acting in a similar capacity for another entity, if they act or acted in that capacity at the company's request, except if the liability relates to a failure to act honestly and in good faith with a view to the best interests of the entity.

1991, c. 45, s. 218; 2005, c. 54, s. 410.

Application to court for indemnification

219 (1) A company or a person referred to in section 217 may apply to a court for an order approving an indemnity under that section and the court may so order and make any further order it thinks fit.

favorable, avancer à toute personne visée au paragraphe (1) les fonds visés au paragraphe (2) ou l'indemniser des frais et dépenses raisonnables entraînés par son implication dans ces actions en raison de ses fonctions auprès de la société ou l'entité, si elle remplit les conditions énoncées au paragraphe (3).

Droit à indemnisation

(5) Malgré le paragraphe (1), les personnes visées à ce paragraphe ont le droit d'être indemnisées par la société de leurs frais et dépenses raisonnables entraînés par la tenue d'une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles elles sont impliquées en raison de leurs fonctions auprès de la société ou l'entité, si :

a) d'une part, le tribunal ou toute autre autorité compétente n'a conclu à aucune faute de leur part, par acte ou omission;

b) d'autre part, elles remplissent les conditions énoncées au paragraphe (3).

Héritiers et représentants personnels

(6) La société peut, dans la mesure prévue aux paragraphes (1) à (5), indemniser les héritiers ou les représentants personnels de toute personne qu'elle peut indemniser en application de ces paragraphes.

1991, ch. 45, art. 217; 2001, ch. 9, art. 504(F); 2005, ch. 54, art. 409.

Assurance des administrateurs et dirigeants

218 La société peut souscrire au profit des personnes visées à l'article 217 une assurance couvrant la responsabilité qu'elles encourent :

a) soit pour avoir agi en qualité d'administrateur ou de dirigeant, à l'exception de la responsabilité découlant du défaut d'agir avec intégrité et de bonne foi au mieux de ses intérêts;

b) soit pour avoir, à sa demande, agi à titre d'administrateur ou de dirigeant — ou en une qualité similaire — pour une autre entité, à l'exception de la responsabilité découlant de l'omission d'agir avec intégrité et bonne foi au mieux des intérêts de celle-ci.

1991, ch. 45, art. 218; 2005, ch. 54, art. 410.

Demande au tribunal

219 (1) À la demande de la société ou de l'une des personnes visées à l'article 217, le tribunal peut, par ordonnance, approuver toute indemnisation prévue à cet article et prendre toute autre mesure qu'il estime indiquée.

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Directors and Officers
Liability, Exculpation and Indemnification
Sections 219-222

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Administrateurs et dirigeants
Responsabilité, exonération et indemnisation
Articles 219-222

Notice to Superintendent

(2) An applicant under subsection (1) shall give the Superintendent written notice of the application and the Superintendent is entitled to appear and to be heard at the hearing of the application in person or by counsel.

Other notice

(3) On an application under subsection (1), the court may order notice to be given to any interested person and that person is entitled to appear and to be heard in person or by counsel at the hearing of the application.

Fundamental Changes

Amendments

Incorporating instrument

220 On the application of a company duly authorized by special resolution, the Minister may approve a proposal to add, change or remove any provision that is permitted by this Act to be set out in the incorporating instrument of the company.

1991, c. 45, s. 220; 2001, c. 9, s. 505.

Letters patent to amend

221 (1) On receipt of an application referred to in section 220, the Minister may issue letters patent to effect the proposal.

Effect of letters patent

(2) Letters patent issued pursuant to subsection (1) become effective on the day stated in the letters patent.

1991, c. 45, s. 221; 2001, c. 9, s. 506.

By-laws

222 (1) The directors of a company may make, amend or repeal any by-laws, in the manner set out in subsections (2) and (3) and sections 223 to 227, to

(a) change the maximum number, if any, of shares of any class that the company is authorized to issue;

(b) create new classes of shares;

(c) change the designation of any or all of the company's shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of any or all of the company's shares, whether issued or unissued;

(d) change the shares of any class or series, whether issued or unissued, into a different number of shares

Avis au surintendant

(2) L'auteur de la demande visée au paragraphe (1) doit en informer par écrit le surintendant; celui-ci peut comparaître en personne ou par ministère d'avocat lors de l'audition de la demande.

Autre avis

(3) Le tribunal saisi peut ordonner qu'avis soit donné à tout intéressé; celui-ci peut comparaître en personne ou par ministère d'avocat lors de l'audition de la demande.

Modifications de structure

Modifications

Acte constitutif

220 Le ministre peut, sur demande de la société dûment autorisée par résolution extraordinaire, approuver toute proposition visant à ajouter, modifier ou supprimer dans l'acte constitutif, toute disposition pouvant y figurer aux termes de la présente loi.

1991, ch. 45, art. 220; 2001, ch. 9, art. 505.

Lettres patentes modificatives

221 (1) Sur réception de la demande visée à l'article 220, le ministre peut délivrer des lettres patentes mettant en œuvre la proposition.

Effet des lettres patentes

(2) Les lettres patentes prennent effet à la date indiquée.

1991, ch. 45, art. 221; 2001, ch. 9, art. 506.

Règlements administratifs

222 (1) Le conseil d'administration peut prendre, modifier ou révoquer les règlements administratifs de la façon prévue aux paragraphes (2) et (3) et aux articles 223 à 227 afin :

a) de modifier le nombre maximal, s'il en est, d'actions de toute catégorie que la société est autorisée à émettre;

b) de créer des catégories d'actions;

c) de modifier la désignation de tout ou partie de ses actions, et d'ajouter, de modifier ou de supprimer tous droits, privilèges, restrictions et conditions, y compris le droit à des dividendes accumulés, concernant tout ou partie de ses actions, émises ou non;

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amendments
Section 222

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Modifications
Article 222

of the same class or series or into the same or a different number of shares of other classes or series;

(e) divide a class of shares, whether issued or unissued, into series and fix the maximum number of shares, if any, in each series and the rights, privileges, restrictions and conditions attached thereto;

(f) authorize the directors to divide any class of unissued shares into series and fix the maximum number of shares, if any, in each series and the rights, privileges, restrictions and conditions attached thereto;

(g) authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(h) revoke, diminish or enlarge any authority conferred under paragraphs (f) and (g);

(i) increase or decrease the number of directors or the minimum or maximum number of directors, subject to subsection 163(1) and section 172;

(i.1) change the name of the company; or

(j) change the province in which the head office of the company is situated.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment to or a repeal of a by-law, that is made under subsection (1) to the shareholders, and the shareholders may, by special resolution, confirm, amend or reject the by-law, amendment or repeal.

Effective date of by-law

(3) A by-law, or an amendment to or a repeal of a by-law, made under subsection (1) is not effective until it is confirmed or confirmed as amended by the shareholders under subsection (2) and, in the case of by-laws respecting a change to the name of the company, approved by the Superintendent.

Letters patent

(4) If the name of a company or the province in Canada in which the head office of the company is situated is changed under this section, the Superintendent may issue letters patent to amend the company's incorporating instrument accordingly.

d) de modifier le nombre d'actions, émises ou non, d'une catégorie ou d'une série ou de les changer de catégorie ou de série;

e) de diviser en séries une catégorie d'actions, émises ou non, en indiquant le nombre maximal, s'il en est, d'actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

f) d'autoriser le conseil d'administration à diviser en séries une catégorie d'actions non émises, en indiquant le nombre maximal, s'il en est, d'actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

g) d'autoriser le conseil d'administration à modifier les droits, privilèges, restrictions et conditions dont sont assorties les actions non émises d'une série;

h) de révoquer, de limiter ou d'étendre les autorisations conférées en vertu des alinéas f) et g);

i) d'augmenter ou de diminuer le nombre fixe, minimal ou maximal d'administrateurs, sous réserve du paragraphe 163(1) et de l'article 172;

i.1) de changer la dénomination sociale de la société;

j) de changer la province où se trouve le siège de la société.

Approbation des actionnaires

(2) Le conseil d'administration doit soumettre les règlements administratifs et leurs modifications ou révocations prévus au paragraphe (1) aux actionnaires, qui peuvent, par résolution extraordinaire, les confirmer, modifier ou rejeter.

Date d'entrée en vigueur

(3) L'entrée en vigueur des règlements administratifs ou de leurs modifications ou révocations est subordonnée à leur confirmation préalable par les actionnaires conformément au paragraphe (2) et, dans le cas d'un règlement administratif concernant le changement de la dénomination sociale de la société, à l'approbation du surintendant.

Lettres patentes

(4) En cas de changement de la dénomination sociale de la société, ou de la province, au Canada, où se trouve son siège, le surintendant peut délivrer des lettres patentes pour que l'acte constitutif soit modifié en conséquence.

Current to May 29, 2023
Last amended on June 23, 2022
130
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amendments
Sections 222-223

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Modifications
Articles 222-223

Effect of letters patent

(5) Letters patent issued under subsection (4) become effective on the day stated in the letters patent.

1991, c. 45, s. 222; 2001, c. 9, s. 507; 2005, c. 54, s. 411; 2007, c. 6, s. 347.

Class vote

223 (1) The holders of shares of a class or, subject to subsection (2), of a series are, unless the by-laws otherwise provide in the case of an amendment to the by-laws referred to in paragraph (a), (b) or (e), entitled to vote separately as a class or series on a proposal to amend the by-laws to

(a) increase or decrease any maximum number of authorized shares of that class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of that class;

(b) effect an exchange, reclassification or cancellation of all or part of the shares of that class;

(c) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class and, without limiting the generality of the foregoing,

(i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

(ii) add, remove or change prejudicially redemption rights,

(iii) reduce or remove a dividend preference or a liquidation preference, or

(iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of the company, or sinking fund provisions;

(d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class;

(e) create a new class of shares equal or superior to the shares of that class;

(f) make any class of shares having rights or privileges inferior to the shares of that class equal or superior to the shares of that class; or

(g) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class.

Effet des lettres patentes

(5) Les lettres patentes prennent effet à la date indiquée.

1991, ch. 45, art. 222; 2001, ch. 9, art. 507; 2005, ch. 54, art. 411; 2007, ch. 6, art. 347.

Vote par catégorie

223 (1) Sauf disposition contraire des règlements administratifs relative aux modifications visées aux alinéas a), b) ou e), les détenteurs d'actions d'une catégorie ou, sous réserve du paragraphe (2), d'une série, ont le droit de voter séparément sur les propositions de modification des règlements administratifs visant à :

a) changer le nombre maximal autorisé d'actions de cette catégorie ou à augmenter le nombre maximal d'actions autorisées d'une autre catégorie conférant des droits ou des privilèges égaux ou supérieurs;

b) faire échanger, reclasser ou annuler tout ou partie des actions de cette catégorie;

c) étendre, modifier ou supprimer les droits, privilèges, restrictions ou conditions dont sont assorties les actions de cette catégorie, notamment :

(i) en supprimant ou modifiant, de manière préjudiciable, le droit aux dividendes accumulés ou cumulatifs,

(ii) en étendant, supprimant ou modifiant, de manière préjudiciable, les droits de rachat,

(iii) en réduisant ou supprimant une préférence en matière de dividende ou de liquidation,

(iv) en étendant, supprimant ou modifiant, de manière préjudiciable, les privilèges de conversion, options, droits de vote, de transfert, de préemption ou d'acquisition de valeurs mobilières ou les dispositions relatives aux fonds d'amortissement;

d) accroître les droits ou privilèges des actions d'une autre catégorie, conférant des droits ou des privilèges égaux ou supérieurs à ceux de cette catégorie;

e) créer une catégorie d'actions égales ou supérieures à celles de cette catégorie;

f) rendre égales ou supérieures aux actions de cette catégorie, les actions d'une catégorie conférant des droits ou des privilèges inférieurs;

g) faire échanger, contre celles de cette catégorie, tout ou partie des actions d'une autre catégorie ou créer un droit à cette fin.

Current to May 29, 2023
Last amended on June 23, 2022
131
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amendments
Sections 223-228

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Modifications
Articles 223-228

Right limited

(2) The holders of a series of shares of a class are entitled to vote separately as a series under subsection (1) if that series is affected by an addition or amendment to the by-laws in a manner different from other shares of the same class.

Limitation

(2) Les détenteurs d'actions d'une série n'ont toutefois le droit de voter séparément que sur les adjonctions ou les modifications visant la série et non l'ensemble de la catégorie.

Right to vote

(3) Subsections (1) and (2) apply whether or not the shares of a class otherwise carry the right to vote.

Droit de vote

(3) Les paragraphes (1) et (2) s'appliquent même si les actions d'une catégorie ne confèrent aucun droit de vote par ailleurs.

Separate resolutions

224 A proposed addition or amendment to the by-laws referred to in subsection 223(1) is adopted when the holders of the shares of each class or series entitled to vote separately thereon as a class or series have approved the addition or amendment by a special resolution.

Résolutions distinctes

224 L'adoption de toute proposition de modification ou d'adjonction visée au paragraphe 223(1) est subordonnée à l'approbation par voie de résolution extraordinaire votée séparément par les actionnaires de chaque catégorie ou série intéressée.

Revoking resolution

225 Where a special resolution referred to in subsection 222(2) so states, the directors may, without further approval of the shareholders, revoke the special resolution.

Annulation

225 Le conseil d'administration peut, si les actionnaires les y autorisent dans la résolution extraordinaire prévue au paragraphe 222(2), annuler la résolution.

Proposal to amend

226 (1) Subject to subsection (2), a director or a shareholder who is entitled to vote at an annual meeting of shareholders of a company may, in accordance with sections 146 and 147, make a proposal to make an application referred to in section 220 or to make, amend or repeal the by-laws referred to in subsection 222(1) of the company.

Proposition de modification

226 (1) Sous réserve du paragraphe (2), tout administrateur ou tout actionnaire ayant le droit de voter à une assemblée annuelle peut, conformément aux articles 146 et 147, présenter une proposition de prise, de modification ou de révocation des règlements administratifs de la société visés au paragraphe 222(1) ou de la demande visée à l'article 220.

Notice of amendment

(2) Notice of a meeting of shareholders at which a proposal to amend the incorporating instrument or to make, amend or repeal the by-laws of a company is to be considered must set out the proposal.

1991, c. 45, s. 226; 2001, c. 9, s. 508.

Avis de modification

(2) La proposition de modification de l'acte constitutif ou de la prise, modification ou révocation d'un règlement administratif de la société doit figurer dans l'avis de convocation de l'assemblée où elle sera examinée.

1991, ch. 45, art. 226; 2001, ch. 9, art. 508.

Rights preserved

227 No amendment to the incorporating instrument or by-laws of a company affects an existing cause of action or claim or liability to prosecution in favour of or against the company or its directors or officers, or any civil, criminal or administrative action or proceeding to which the company or any of its directors or officers are a party.

Maintien des droits

227 Les modifications de l'acte constitutif ou des règlements administratifs ne portent pas atteinte aux causes d'actions déjà nées pouvant engager la société, ses administrateurs ou ses dirigeants, ni aux procédures civiles, pénales ou administratives auxquelles ils sont parties.

Amalgamation

Application to amalgamate

228 On the joint application of

Fusion

Demande de fusion

228 Sur requête conjointe, soit de plusieurs sociétés, soit d'une ou plusieurs sociétés et d'une ou plusieurs

Current to May 29, 2023
Last amended on June 23, 2022
132
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 228-229

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 228-229

(a) two or more companies,

(b) one or more companies and one or more bodies corporate that are incorporated by or under an Act of Parliament, other than a federal credit union, or

(c) two or more bodies corporate incorporated by or under an Act of Parliament, other than a federal credit union,

the Minister may issue letters patent amalgamating and continuing the applicants as one company.

1991, c. 45, s. 228; 2010, c. 12, s. 2125.

personnes morales qui sont constituées sous le régime d'une loi fédérale, soit de plusieurs personnes morales ainsi constituées, à l'exclusion des coopératives de crédit fédérales, le ministre peut délivrer des lettres patentes les fusionnant et les prorogeant en une seule société.

1991, ch. 45, art. 228; 2010, ch. 12, art. 2125.

Amalgamation agreement

229 (1) Each applicant proposing to amalgamate shall enter into an amalgamation agreement.

Contents of agreement

(2) Every amalgamation agreement shall set out the terms and means of effecting the amalgamation and, in particular,

(a) the name of the amalgamated company and the province in which its head office is to be situated;

(b) the name and place of ordinary residence of each proposed director of the amalgamated company;

(c) the manner in which the shares of each applicant are to be converted into shares or other securities of the amalgamated company;

(d) if any shares of an applicant are not to be converted into shares or other securities of the amalgamated company, the amount of money or securities that the holders of those shares are to receive in addition to or in lieu of shares or other securities of the amalgamated company;

(e) the manner of payment of money in lieu of the issue of fractional shares of the amalgamated company or of any other body corporate that are to be issued in the amalgamation;

(f) the proposed by-laws of the amalgamated company;

(g) details of any other matter necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated company; and

(h) the proposed effective date of the amalgamation.

Convention de fusion

229 (1) Les requérants qui se proposent de fusionner doivent conclure une convention de fusion.

Contenu de la convention

(2) La convention énonce les modalités de la fusion et notamment :

a) la dénomination sociale et la province envisagée pour le siège de la société issue de la fusion;

b) le nom, le lieu de résidence habituelle des futurs administrateurs de la société issue de la fusion;

c) les modalités d'échange des actions de chaque requérant contre les actions ou autres valeurs mobilières de la société issue de la fusion;

d) au cas où des actions de l'un de ces requérants ne doivent pas être échangées contre des actions ou autres valeurs mobilières de la société issue de la fusion, la somme en numéraire ou les valeurs mobilières que les détenteurs de ces actions doivent recevoir en plus ou à la place des actions ou autres valeurs mobilières de la société issue de la fusion;

e) le mode de paiement en numéraire remplaçant l'émission de fractions d'actions de la société issue de la fusion ou de toute autre personne morale;

f) les futurs règlements administratifs de la société issue de la fusion;

g) les détails des autres dispositions nécessaires pour parfaire la fusion et pour assurer la gestion et l'exploitation de la société issue de la fusion;

h) la date à laquelle la fusion doit prendre effet.

Current to May 29, 2023
Last amended on June 23, 2022
133
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 229-231

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 229-231

Cross ownership of shares

(3) If shares of one of the applicants are held by or on behalf of another of the applicants, other than shares held in the capacity of a personal representative or by way of security, the amalgamation agreement must provide for the cancellation of those shares when the amalgamation becomes effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of those shares into shares of the amalgamated company.

1991, c. 45, s. 229; 2005, c. 54, s. 412.

Annulation des actions sans remboursement

(3) La convention de fusion doit prévoir, au moment de la fusion, l'annulation, sans remboursement du capital qu'elles représentent, des actions de l'un des requérants, détenues par un autre de ces requérants ou pour son compte, mais ne peut prévoir l'échange de ces actions contre celles de la société issue de la fusion. Sont exclues de l'application du présent article les actions détenues à titre de représentant personnel ou de sûreté.

1991, ch. 45, art. 229; 2005, ch. 54, art. 412.

Approval of agreement by Superintendent

230 An amalgamation agreement must be submitted to the Superintendent for approval and any approval of the agreement under subsection 231(4) by the holders of any class or series of shares of an applicant is invalid unless, before the date of the approval, the Superintendent has approved the agreement in writing.

1991, c. 45, s. 230; 2007, c. 6, s. 348.

Approbation du surintendant

230 L'approbation prévue au paragraphe 231(4) est sans effet si, au préalable, le surintendant n'a pas approuvé la convention de fusion par écrit.

1991, ch. 45, art. 230; 2007, ch. 6, art. 348.

Shareholder approval

231 (1) The directors of each applicant shall submit an amalgamation agreement for approval to a meeting of the holders of shares of the applicant company or body corporate of which they are directors and, subject to subsection (3), to the holders of each class or series of such shares.

Approbation des actionnaires

231 (1) Le conseil d'administration de chacune des sociétés ou personnes morales requérantes doit respectivement soumettre la convention de fusion, pour approbation, à l'assemblée des actionnaires de celle-ci et, sous réserve du paragraphe (3), aux détenteurs d'actions de chaque catégorie ou série.

Right to vote

(2) Each share of an applicant carries the right to vote in respect of an amalgamation agreement whether or not it otherwise carries the right to vote.

Droit de vote

(2) Chaque action des sociétés ou des personnes morales requérantes, assortie ou non du droit de vote, comporte par ailleurs un droit de vote quant à la convention de fusion.

Separate vote for class or series

(3) The holders of shares of a class or series of shares of each applicant are entitled to vote separately as a class or series in respect of an amalgamation agreement if the agreement contains a provision that, if it were contained in a proposed amendment to the by-laws or incorporating instrument of the applicant, would entitle those holders to vote separately as a class or series.

Vote par catégorie

(3) Les détenteurs d'actions d'une catégorie ou d'une série de chaque requérant ont le droit de voter séparément sur la convention de fusion si celle-ci contient une clause qui, dans une proposition de modification des règlements administratifs ou de l'acte constitutif du requérant, leur aurait conféré ce droit.

Special resolution

(4) Subject to subsection (3), an amalgamation agreement is approved when the shareholders of each applicant company or body corporate have approved the amalgamation by special resolution.

Résolution extraordinaire

(4) Sous réserve du paragraphe (3), l'adoption de la convention de fusion intervient lors de l'approbation par résolution extraordinaire des actionnaires de chaque société ou personne morale requérante.

Termination

(5) An amalgamation agreement may provide that, at any time before the issue of letters patent of

Annulation

(5) Le conseil d'administration de l'une des sociétés ou personnes morales requérantes peut annuler la

Current to May 29, 2023
Last amended on June 23, 2022
134
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 231-232

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 231-232

amalgamation, the agreement may be terminated by the directors of an applicant notwithstanding that the agreement has been approved by the shareholders of all or any of the applicant companies or bodies corporate.

1991, c. 45, s. 231; 2005, c. 54, s. 413.

convention de fusion, si elle comporte une disposition à cet effet, avant la délivrance des lettres patentes de fusion, malgré son approbation par les actionnaires de toutes les sociétés ou personnes morales requérantes ou de certaines d'entre elles.

1991, ch. 45, art. 231; 2005, ch. 54, art. 413.

Vertical short-form amalgamation

232 (1) A company may, without complying with sections 229 to 231, amalgamate with one or more bodies corporate that are incorporated by or under an Act of Parliament if the body or bodies corporate, as the case may be, are wholly-owned subsidiaries of the company and

(a) the amalgamation is approved by a resolution of the directors of the company and of each amalgamating subsidiary; and

(b) the resolutions provide that

(i) the shares of each amalgamating subsidiary will be cancelled without any repayment of capital in respect thereof,

(ii) the letters patent of amalgamation and the by-laws of the amalgamated company will be the same as the incorporating instrument and the by-laws of the amalgamating company that is the holding body corporate, and

(iii) no securities will be issued by the amalgamated company in connection with the amalgamation.

Fusion verticale simplifiée

232 (1) La société peut, sans se conformer aux articles 229 à 231, fusionner avec une ou plusieurs personnes morales constituées sous le régime d'une loi fédérale, si ces personnes morales sont des filiales en propriété exclusive de la société et que les conditions suivantes sont réunies :

a) leur conseil d'administration respectif approuve la fusion par voie de résolution;

b) ces résolutions prévoient à la fois que :

(i) les actions des filiales fusionnantes seront annulées sans remboursement de capital,

(ii) les lettres patentes de fusion et les règlements administratifs de la société issue de la fusion seront identiques à l'acte constitutif et aux règlements administratifs de la société mère,

(iii) la société issue de la fusion n'émettra aucune valeur mobilière à cette occasion.

Horizontal short-form amalgamation

(2) Two or more bodies corporate incorporated by or under an Act of Parliament may amalgamate and continue as one company without complying with sections 229 to 231 if

(a) at least one of the applicants is a company;

(b) the applicants are all wholly-owned subsidiaries of the same holding body corporate;

(c) the amalgamation is approved by a resolution of the directors of each of the applicants; and

(d) the resolutions provide that

(i) the shares of all applicants, except those of one of the applicants that is a company, will be cancelled without any repayment of capital in respect thereof,

Fusion horizontale simplifiée

(2) Plusieurs personnes morales constituées sous le régime d'une loi fédérale peuvent fusionner en une seule et même société sans se conformer aux articles 229 à 231 lorsque les conditions suivantes sont réunies :

a) au moins une des personnes morales requérantes est une société;

b) elles sont toutes des filiales en propriété exclusive d'une même société mère;

c) leur conseil d'administration respectif approuve la fusion par voie de résolution;

d) ces résolutions prévoient à la fois que :

(i) les actions de toutes les personnes morales requérantes, sauf celles de l'une d'entre elles qui est une société, seront annulées sans remboursement de capital,

Current to May 29, 2023
Last amended on June 23, 2022
135
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 232-233

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 232-233

(ii) the letters patent of amalgamation and the by-laws of the amalgamated company will be the same as the incorporating instrument and the by-laws of the amalgamating company whose shares are not cancelled, and

(iii) the stated capital of the amalgamating companies and bodies corporate whose shares are cancelled will be added to the stated capital of the amalgamating company whose shares are not cancelled.

Joint application to Minister

233 (1) Subject to subsection (2), unless an amalgamation agreement is terminated in accordance with subsection 231(5), the applicants shall, within three months after the approval of the agreement in accordance with subsection 231(4) or the approval of the directors in accordance with subsection 232(1) or (2), jointly apply to the Minister for letters patent of amalgamation continuing the applicants as one company.

Conditions precedent to application

(2) No application for the issue of letters patent under subsection (1) may be made unless

(a) notice of intention to make such an application has been published at least once a week for a period of four consecutive weeks in the *Canada Gazette* and in a newspaper in general circulation at or near the place where the head office of each applicant is situated; and

(b) the application is supported by satisfactory evidence that the applicants have complied with the requirements of this Part relating to amalgamations.

Application of sections 22 to 25

(3) If two or more bodies corporate, none of which is a company, apply for letters patent under subsection (1), sections 22 to 25 apply in respect of the application with any modifications that the circumstances require.

Matters for consideration

(4) Before issuing letters patent of amalgamation continuing the applicants as one company, the Minister shall take into account all matters that the Minister considers relevant to the application, including

(a) the sources of continuing financial support for the amalgamated company;

(b) the soundness and feasibility of the plans of the applicants for the future conduct and development of the business of the amalgamated company;

(ii) les lettres patentes de fusion et les règlements administratifs de la société issue de la fusion seront identiques à l'acte constitutif et aux règlements administratifs de la société fusionnante dont les actions ne sont pas annulées,

(iii) le capital déclaré de toutes les filiales fusionnantes dont les actions sont annulées sera ajouté à celui de la société fusionnante dont les actions ne sont pas annulées.

Approbation de la convention par le ministre

233 (1) Sous réserve du paragraphe (2), sauf s'il y a annulation de la convention de fusion conformément au paragraphe 231(5), les requérants doivent, dans les trois mois suivant soit l'approbation de la convention prévue au paragraphe 231(4) soit l'approbation des conseils d'administration prévue à l'article 232, demander conjointement au ministre des lettres patentes fusionnant et prorogeant les requérants en une seule et même société.

Conditions préalables

(2) La demande de lettres patentes ne peut être présentée que si :

a) d'une part, au moins une fois par semaine pendant quatre semaines consécutives, un avis d'intention a été publié dans la *Gazette du Canada* et dans un journal à grand tirage au lieu ou près du lieu du siège de chaque requérant;

b) d'autre part, les requérants peuvent démontrer de façon satisfaisante qu'ils se sont conformés aux exigences de la présente partie relatives à la fusion.

Application des articles 22 à 25

(3) Lorsque plusieurs personnes morales dont aucune n'est une société demandent l'émission de lettres patentes en vertu du paragraphe (1), les articles 22 à 25 s'appliquent, avec les adaptations nécessaires.

Facteurs à prendre en compte

(4) Avant de délivrer des lettres patentes de fusion, le ministre prend en compte tous les facteurs qu'il estime se rapporter à la demande, notamment :

a) les moyens financiers des requérants pour le soutien financier continu de la société issue de la fusion;

b) le sérieux et la faisabilité de leurs plans pour la conduite et l'expansion futures de l'activité de la société issue de la fusion;

Current to May 29, 2023
Last amended on June 23, 2022
136
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 233-234.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 233-234.1

(c) the business record and experience of the applicants;

(d) the reputation of the applicants for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the amalgamated company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the operations and businesses of the applicants on the conduct of those operations and businesses; and

(g) the best interests of the financial system in Canada.

1991, c. 45, s. 233; 2001, c. 9, s. 509.

c) leur expérience et leur dossier professionnel;

d) leur réputation pour ce qui est de leur exploitation selon des normes élevées de moralité et d'intégrité;

e) la compétence et l'expérience des personnes devant exploiter la société issue de la fusion, afin de déterminer si elles sont aptes à participer à l'exploitation d'une institution financière et à exploiter la société de manière responsable;

f) les conséquences de l'intégration des activités et des entreprises des requérants sur la conduite de ces activités et entreprises;

g) l'intérêt du système financier canadien.

1991, ch. 45, art. 233; 2001, ch. 9, art. 509.

Issue of letters patent

234 (1) Where an application has been made to the Minister in accordance with section 233, the Minister may issue letters patent of amalgamation continuing the applicants as one company.

Lettres patentes de fusion

234 (1) Le ministre peut, sur demande présentée conformément à l'article 233, délivrer des lettres patentes fusionnant et prorogeant les requérants en une seule et même société.

Letters patent

(2) Where letters patent are issued pursuant to this section, section 27 applies with such modifications as the circumstances require in respect of the issue of the letters patent.

Lettres patentes

(2) L'article 27 s'applique, compte tenu des adaptations de circonstance, à la délivrance de lettres patentes de fusion visée au présent article.

Publication of notice

(3) The Superintendent shall cause to be published in the *Canada Gazette* notice of the issuance of letters patent pursuant to subsection (1).

Publication d'un avis

(3) Le surintendant fait publier dans la *Gazette du Canada* un avis de délivrance des lettres patentes.

Court enforcement

234.1 (1) If a company or any director, officer, employee or agent of a company is contravening or has failed to comply with any term or condition made in respect of the issuance of letters patent of amalgamation, the Minister may, in addition to any other action that may be taken under this Act, apply to a court for an order directing the company or the director, officer, employee or agent to comply with the term or condition, cease the contravention or do any thing that is required to be done, and on the application the court may so order and make any other order it thinks fit.

Ordonnance

234.1 (1) En cas de manquement aux conditions afférentes à la délivrance de lettres patentes de fusion, le ministre peut, en plus de toute autre mesure qu'il est déjà habilité à prendre sous le régime de la présente loi, demander à un tribunal de rendre une ordonnance obligeant la société ou ses administrateurs, dirigeants, employés ou mandataires en faute à mettre fin ou remédier au manquement, ou toute autre ordonnance qu'il juge indiquée en l'espèce. Le tribunal peut acquiescer à la demande et rendre toute autre ordonnance qu'il juge indiquée.

Appeal

(2) An appeal from an order of a court under this section lies in the same manner as, and to the same court to

Appel

(2) L'ordonnance peut être portée en appel de la même manière et devant la même juridiction que toute autre ordonnance rendue par le tribunal.

2001, ch. 9, art. 510.

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PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 234.1-236

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 234.1-236

which, an appeal may be taken from any other order of the court.

2001, c. 9, s. 510.

Effect of letters patent

235 (1) On the day provided for in the letters patent issued under section 234

(a) the amalgamation of the applicants and their continuance as one company becomes effective;

(b) the property of each applicant continues to be the property of the amalgamated company;

(c) the amalgamated company continues to be liable for the obligations of each applicant;

(d) any existing cause of action, claim or liability to prosecution is unaffected;

(e) any civil, criminal or administrative action or proceeding pending by or against an applicant may be continued to be prosecuted by or against the amalgamated company;

(f) any conviction against, or ruling, order or judgment in favour of or against, an applicant may be enforced by or against the amalgamated company;

(g) if any director or officer of an applicant continues as a director or officer of the amalgamated company, any disclosure by that director or officer of a material interest in any contract made to the applicant shall be deemed to be disclosure to the amalgamated company; and

(h) the letters patent of amalgamation are the incorporating instrument of the amalgamated company.

Minutes

(2) Any deemed disclosure under paragraph (1)(g) shall be recorded in the minutes of the first meeting of directors of the amalgamated company.

Transitional

236 (1) Notwithstanding any other provision of this Act or the regulations, the Minister may, by order, on the recommendation of the Superintendent, grant to a company in respect of which letters patent were issued under subsection 234(1) permission to

(a) engage in a business activity specified in the order that a company is not otherwise permitted by this Act to engage in and that one or more of the amalgamating bodies corporate was engaging in at the time application for the letters patent was made;

Effet des lettres patentes

235 (1) À la date figurant sur les lettres patentes :

a) la fusion et prorogation des requérants en une seule et même société prend effet;

b) les biens de chaque requérant appartiennent à la société issue de la fusion;

c) la société issue de la fusion est responsable des obligations de chaque requérant;

d) aucune atteinte n'est portée aux causes d'actions déjà nées;

e) la société issue de la fusion remplace tout requérant dans les procédures civiles, pénales ou administratives engagées par ou contre celle-ci;

f) toute décision, judiciaire ou quasi judiciaire, rendue en faveur d'un requérant ou contre lui est exécutoire à l'égard de la société issue de la fusion;

g) dans le cas où un administrateur ou un dirigeant d'un requérant devient administrateur ou dirigeant de la société issue de la fusion, la déclaration d'intérêt important dans un contrat faite à un requérant, est réputée avoir été faite à la société issue de la fusion;

h) les lettres patentes de fusion deviennent l'acte constitutif de la société issue de la fusion.

Procès-verbal

(2) La déclaration prévue à l'alinéa (1)g) doit être inscrite au procès-verbal de la première réunion du conseil d'administration de la société issue de la fusion.

Disposition transitoire

236 (1) Malgré toute disposition contraire de la présente loi ou des règlements, le ministre peut, par arrêté pris sur recommandation du surintendant, autoriser la société ayant reçu les lettres patentes à :

a) exercer une activité commerciale précisée dans l'arrêté interdite par ailleurs par la présente loi mais qu'exerçaient à la date du dépôt de la demande de lettres patentes une ou plusieurs des personnes morales fusionnantes;

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PART VI Corporate Governance
Fundamental Changes
Amalgamation
Section 236

(b) continue to have issued and outstanding debt obligations the issue of which is not authorized by this Act if the debt obligations were outstanding at the time the application for the letters patent was made;

(c) [Repealed, 1994, c. 47, s. 204]

(d) hold assets that a company is not otherwise permitted by this Act to hold if the assets were held by one or more of the amalgamating bodies corporate at the time the application for the letters patent was made;

(e) acquire and hold assets that a company is not otherwise permitted by this Act to acquire or hold if one or more of the amalgamating bodies corporate were obliged, at the time the application for the letters patent was made, to acquire those assets;

(f) maintain outside Canada any records or registers required by this Act to be maintained in Canada; and

(g) where one or more of the applicants that applied for the letters patent was a trust company pursuant to subsection 57(2) and the amalgamated company is not a trust company pursuant to subsection 57(2), hold guaranteed trust money that was held by the trust company or companies immediately prior to the amalgamation on condition that the amalgamated company

(i) repay, or transfer to deposit accounts with the amalgamated company, each deposit of guaranteed trust money that is payable on demand or after notice within such period after the amalgamation as may be specified in the order of the Governor in Council, and

(ii) not renew or extend the term of any guaranteed investment certificate for which the amalgamated company has assumed liability under this section.

Duration of exceptions

(2) The permission granted under any of paragraphs (1)(a) to (f) shall be expressed to be granted for a period specified in the order not exceeding

(a) with respect to any matter described in paragraph (1)(a), thirty days after the date of issue of the letters patent or, where the activity is conducted pursuant to an agreement existing on the date of issue of the letters patent, the expiration of the agreement;

(b) with respect to any matter described in paragraph (1)(b), ten years; and

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Article 236

b) maintenir en circulation les titres de créance que la présente loi n'autorise pas la société à émettre, dans la mesure où ils étaient déjà en circulation à la date du dépôt de la demande de lettres patentes;

c) [Abrogé, 1994, ch. 47, art. 204]

d) détenir des éléments d'actif prohibés par la présente loi mais que détenaient, à la date du dépôt de la demande de lettres patentes, une ou plusieurs des personnes morales fusionnantes;

e) acquérir et détenir des éléments d'actif dont l'acquisition et la détention sont interdites à une société par la présente loi, si une ou plusieurs des personnes morales fusionnantes se trouvaient dans l'obligation, à la date du dépôt de la demande de lettres patentes, de les acquérir;

f) tenir à l'étranger les livres et registres dont la présente loi exige la tenue au Canada;

g) lorsqu'un ou plusieurs requérants étaient une société de fiducie au sens du paragraphe 57(2) et que la société issue de la fusion n'en est pas une, détenir des fonds en fiducie garantie détenus par cette ou ces sociétés de fiducie avant la fusion à condition que la société issue de la fusion :

(i) d'une part, rembourse ou verse à un compte de dépôts tous les fonds en fiducie garantie payables sur demande ou, après avis, dans le délai spécifié par décret du gouverneur en conseil après la fusion,

(ii) d'autre part, ne renouvelle ni ne prolonge la période de validité de tout certificat de placement garanti dont elle a assumé le paiement aux termes du présent article.

Durée des exceptions

(2) L'autorisation accordée en vertu de l'un des alinéas (1)a) à f) doit préciser la période de validité, laquelle ne peut excéder :

a) dans les cas visés à l'alinéa (1)a), trente jours à partir de la date de délivrance des lettres patentes ou, lorsque les activités découlent d'ententes existant à la date de délivrance des lettres patentes, la date d'expiration des ententes;

b) dans les cas visés à l'alinéa (1)b), dix ans;

c) deux ans dans les autres cas.

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PART VI Corporate Governance
Fundamental Changes
Amalgamation
Sections 236-237

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Fusion
Articles 236-237

(c) with respect to any matter described in any of paragraphs (1)(d) to (f), two years.

Renewal

(3) Subject to subsection (4), the Minister may, by order, on the recommendation of the Superintendent, renew a permission granted by order under subsection (1) with respect to any matter described in any of paragraphs (1)(b) to (e) for any further period or periods that the Minister considers necessary.

Limitation

(4) The Minister shall not grant to a company any permission

(a) with respect to matters described in paragraph (1)(b), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business, unless the Minister is satisfied on the basis of evidence on oath provided by an officer of the company that the company will not be able at law to redeem at the end of the ten years the outstanding debt obligations to which the permission relates; and

(b) with respect to matters described in paragraphs (1)(d) and (e), that purports to be effective more than ten years after the date of issue of the letters patent.

1991, c. 45, s. 236; 1994, c. 47, s. 204; 1997, c. 15, s. 364; 2007, c. 6, s. 349.

Renouvellement

(3) Sous réserve du paragraphe (4), le ministre peut, par arrêté pris sur recommandation du surintendant, accorder les renouvellements d'autorisation qu'il estime nécessaires en ce qui a trait aux questions visées aux alinéas (1)b) à e).

Réserve

(4) Le ministre ne peut accorder d'autorisation qui serait encore valable plus de dix ans :

a) après la date d'obtention par la société de l'agrément de fonctionnement dans les cas visés à l'alinéa (1)b), à moins qu'il n'estime, sur la foi d'une déposition sous serment d'un dirigeant de celle-ci, qu'il sera juridiquement impossible à la société de racheter les titres de créance encore en circulation à l'expiration de ce délai et qui font l'objet de l'autorisation;

b) après la date de délivrance des lettres patentes dans les cas visés aux alinéas (1)d) et e).

1991, ch. 45, art. 236; 1994, ch. 47, art. 204; 1997, ch. 15, art. 364; 2007, ch. 6, art. 349.

Transfer of Business

Sale by company

237 (1) A company may sell all or substantially all of its assets to a financial institution incorporated by or under an Act of Parliament or to an authorized foreign bank in respect of its business in Canada if the purchasing financial institution or authorized foreign bank assumes all or substantially all of the liabilities of the company.

Sale agreement

(2) An agreement of purchase and sale (in subsection (3), section 238, subsections 239(1) and (4) and section 241 referred to as a "sale agreement") shall set out the terms of, and means of effecting, the sale of assets referred to in subsection (1).

Consideration

(3) Notwithstanding anything in this Act, the consideration for a sale referred to in subsection (1) may be cash or fully paid securities of the purchasing financial institution or authorized foreign bank or in part cash and in part fully paid securities of the purchasing financial

Ventes d'éléments d'actif

Vente par la société

237 (1) La société peut vendre la totalité ou quasi-totalité de ses éléments d'actif à une institution financière constituée en personne morale sous le régime d'une loi fédérale ou à une banque étrangère autorisée dans le cadre des activités que celle-ci exerce au Canada à condition que l'institution ou la banque acheteuse assume la totalité ou quasi-totalité des dettes de la société.

Convention de vente

(2) Les modalités de la vente des éléments d'actif doivent être énoncées dans une convention d'achat et de vente (appelée au paragraphe (3), à l'article 238, aux paragraphes 239(1) et (4) et à l'article 241 « convention de vente »).

Contrepartie

(3) Par dérogation aux autres dispositions de la présente loi, la contrepartie de la vente des éléments d'actif peut être versée en numéraire ou en titres entièrement libérés de l'institution financière ou de la banque étrangère autorisée acheteuse, ou à la fois en numéraire et en de tels

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PART VI Corporate Governance
Fundamental Changes
Transfer of Business
Sections 237-240

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Ventes d'éléments d'actif
Articles 237-240

institution or authorized foreign bank or any other consideration that is provided for in the sale agreement.

Meaning of *authorized foreign bank*

(4) In this section, ***authorized foreign bank*** has the meaning assigned to that expression by section 2 of the *Bank Act*.

1991, c. 45, s. 237; 1999, c. 28, s. 139.

Agreement to Superintendent

238 A sale agreement must be submitted to the Superintendent before it is sent to shareholders of the selling company under subsection 239(1).

1991, c. 45, s. 238; 2007, c. 6, s. 350.

Shareholder approval

239 (1) The directors of a selling company shall submit a sale agreement for approval to a meeting of the holders of shares of the company and, subject to subsection (3), to the holders of each class or series of shares of the company.

Right to vote

(2) Each share of a selling company carries the right to vote in respect of a sale referred to in subsection 237(1) whether or not the share otherwise carries the right to vote.

Class vote

(3) The holders of shares of a class or series of shares of a selling company are entitled to vote separately as a class or series in respect of a sale referred to in subsection 237(1) only if the shares of the class or series are affected by the sale in a manner different from the shares of another class or series.

Special resolution

(4) A sale agreement is approved when the shareholders, and the holders of each class or series of shares entitled to vote separately as a class or series pursuant to subsection (3), of the selling company have approved the sale by special resolution.

Abandoning sale

240 Where a special resolution approving a sale under subsection 239(4) so states, the directors of a selling company may, subject to the rights of third parties, abandon the sale without further approval of the shareholders.

titres ou encore de toute autre manière prévue dans la convention de vente.

Définition de *banque étrangère autorisée*

(4) Au présent article, ***banque étrangère autorisée*** s'entend au sens de l'article 2 de la *Loi sur les banques*.

1991, ch. 45, art. 237; 1999, ch. 28, art. 139..

Envoi de convention au surintendant

238 La convention de vente doit être communiquée au surintendant avant d'être soumise aux actionnaires de la société vendeuse conformément au paragraphe 239(1).

1991, ch. 45, art. 238; 2007, ch. 6, art. 350.

Approbation des actionnaires

239 (1) Le conseil d'administration de la société vendeuse doit soumettre la convention de vente, pour approbation, à l'assemblée des actionnaires et, sous réserve du paragraphe (3), aux détenteurs d'actions de chaque catégorie ou série.

Droit de vote

(2) Chaque action de la société vendeuse, assortie ou non du droit de vote, emporte droit de vote quant à la vente visée au paragraphe 237(1).

Vote par catégorie

(3) Les détenteurs d'actions d'une catégorie ou d'une série ne sont habiles à voter séparément concernant la vente que si celle-ci a un effet particulier sur la catégorie ou série.

Résolution extraordinaire

(4) La convention de vente est effectivement adoptée lorsque la vente est approuvée par résolution extraordinaire des actionnaires de la société vendeuse et des détenteurs d'actions de chaque catégorie ou série de celle-ci habiles à voter séparément conformément au paragraphe (3).

Annulation

240 Sous réserve des droits des tiers, le conseil d'administration de la société vendeuse peut, après approbation de la vente par les actionnaires, y renoncer si ceux-ci l'y autorisent expressément dans la résolution extraordinaire visée au paragraphe 239(4).

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PART VI Corporate Governance
Fundamental Changes
Transfer of Business
Section 241

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Modifications de structure
Ventes d'éléments d'actif
Article 241

Application to Minister

241 (1) Subject to subsection (2), unless a sale agreement is abandoned in accordance with section 240, the selling company shall, within three months after the approval of the sale agreement in accordance with subsection 239(4), apply to the Minister for approval of the sale agreement.

Conditions precedent to application

(2) No application for approval under subsection (1) may be made unless

(a) notice of intention to make such an application has been published at least once a week for a period of four consecutive weeks in the *Canada Gazette* and in a newspaper in general circulation at or near the place where the head office of the selling company is situated;

(b) the application is supported by satisfactory evidence that the selling company has complied with the requirements of sections 237 to 240 and this section; and

(c) where the selling company is a trust company pursuant to subsection 57(2), the application is supported by satisfactory evidence that the selling company has made such arrangements as may be necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the selling company, other than assets held in respect of guaranteed trust money.

Approval by Minister

(3) A sale agreement has no force or effect until it has been approved by the Minister.

Idem

(4) Where an application has been made to the Minister in accordance with subsections (1) and (2), the Minister may approve the sale agreement to which the application relates.

Idem

(5) Where a selling company is a trust company pursuant to subsection 57(2), the Minister shall not approve the sale agreement until the Minister is satisfied that the selling company has made satisfactory arrangements for the protection of persons in relation to whom the selling company was acting in a fiduciary capacity.

Demande au ministre

241 (1) Sous réserve du paragraphe (2), la société venderesse doit, dans les trois mois suivant l'adoption prévue au paragraphe 239(4), soumettre la convention de vente à l'approbation du ministre sauf en cas d'annulation prévue par l'article 240.

Conditions préalables

(2) La demande d'approbation visée au paragraphe (1) ne peut être présentée que si, à la fois :

a) au moins une fois par semaine pendant quatre semaines consécutives, un avis d'intention a été publié dans la *Gazette du Canada* et dans un journal à grand tirage au lieu ou près du lieu du siège de la société vendeuse;

b) les auteurs de la demande peuvent démontrer de façon satisfaisante que la société vendeuse s'est conformée aux exigences des articles 237 à 240 et du présent article;

c) dans le cas où la société vendeuse est une société de fiducie au sens du paragraphe 57(2), la demande est appuyée par une preuve établissant de manière satisfaisante que la société a conclu les ententes nécessaires pour effectuer le transfert, à une autre société de fiducie au sens du paragraphe 57(2), des fonds et autres éléments d'actif détenus en fiducie par elle, à l'exception des éléments d'actif détenus à l'égard des fonds en fiducie garantie.

Agrément du ministre

(3) La convention de vente ne prend effet que si elle est agréée par le ministre.

Idem

(4) Le ministre peut agréer la convention de vente si la demande lui en est faite conformément aux paragraphes (1) et (2).

Idem

(5) Dans le cas d'une société de fiducie au sens du paragraphe 57(2), le ministre ne peut agréer la convention de vente que s'il est convaincu que la société a conclu des ententes satisfaisantes pour assurer la protection des personnes pour lesquelles elle a agi en qualité de fiduciaire.

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Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Sections 242-243

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Articles 242-243

Corporate Records

Head Office and Corporate Records

Head office

242 (1) A company shall at all times have a head office in the province specified in its incorporating instrument or by-laws.

Change of head office

(2) The directors of a company may change the address of the head office within the province specified in the incorporating instrument or by-laws.

Notice of change of address

(3) A company shall send to the Superintendent, within fifteen days after any change of address of its head office, a notice of the change of address.

1991, c. 45, s. 242; 2005, c. 54, s. 414.

Company records

243 (1) A company shall prepare and maintain records containing

(a) its incorporating instrument and the by-laws of the company and all amendments thereto;

(b) minutes of meetings and resolutions of shareholders;

(c) the information referred to in paragraphs 499(1)(a), (c) and (e) to (h) contained in all returns provided to the Superintendent pursuant to section 499;

(d) particulars of any authorizations, designations, conditions and limitations established by the Superintendent under subsection 57(1), (3) or (4) or 58(1) that are from time to time applicable to the company; and

(e) particulars of exceptions granted under section 37 or 236 that are from time to time applicable to the company.

Additional records

(2) In addition to the records described in subsection (1), a company shall prepare and maintain adequate

(a) corporate accounting records;

(b) records containing minutes of meetings and resolutions of the directors and any committee thereof;

Livres et registres

Siège et livres

Siège

242 (1) La société maintient en permanence un siège dans la province indiquée dans son acte constitutif ou ses règlements administratifs.

Changement d'adresse

(2) Le conseil d'administration peut changer l'adresse du siège dans les limites de la province indiquée dans l'acte constitutif ou les règlements administratifs.

Avis de changement

(3) La société envoie dans les quinze jours un avis du changement d'adresse au surintendant.

1991, ch. 45, art. 242; 2005, ch. 54, art. 414.

Livres

243 (1) La société tient des livres où figurent :

a) l'acte constitutif, les règlements administratifs et leurs modifications;

b) les procès-verbaux des assemblées et les résolutions des actionnaires;

c) les renseignements visés aux alinéas 499(1)a), c) et e) à h) et figurant dans l'ensemble des relevés envoyés au surintendant conformément à l'article 499;

d) le détail des autorisations, désignations, restrictions et conditions visées aux paragraphes 57(1), (3), (4) ou 58(1) qui lui sont applicables;

e) le détail des dérogations dont elle bénéficie au titre des articles 37 ou 236.

Autres livres

(2) Outre les livres mentionnés au paragraphe (1), la société tient de façon adéquate :

a) des livres comptables;

b) des livres contenant les procès-verbaux des réunions de son conseil d'administration et de ses comités ainsi que les résolutions qui y sont adoptées;

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PART VI Corporate Governance
Corporate Records
Head Office and Corporate Records
Sections 243-244

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Siège et livres
Articles 243-244

(c) records relating to fiduciary activities of the company; and

(d) records showing, for each customer of the company, on a daily basis, particulars of the transactions between the company and that customer and the balance owing to or by the company in respect of that customer.

c) des livres concernant ses activités fiduciaires;

d) des livres où figurent, pour chaque client sur une base journalière, les renseignements relatifs aux opérations entre elle et celui-ci, ainsi que le solde créditeur ou débiteur du client.

Former-Act and continued companies

(3) For the purposes of paragraph (1)(b) and subsection (2),

(a) in the case of a body corporate continued as a company under this Act, "records" includes similar records required by law to be maintained by the body corporate before it was so continued;

(b) in the case of a body corporate amalgamated and continued as a company under this Act, "records" includes similar records required by law to be maintained by the body corporate before it was so amalgamated; and

(c) in the case of a former-Act company, "records" includes similar records required by law to be maintained by the company before the coming into force of this section.

1991, c. 45, s. 243; 1997, c. 15, s. 365(E); 2007, c. 6, s. 351(E).

Livre des sociétés prorogées et antérieures

(3) Pour l'application de l'alinéa (1)b) et du paragraphe (2), « livre » s'entend :

a) dans le cas des personnes morales prorogées comme société en vertu de la présente loi, des documents similaires qu'elles devaient légalement tenir avant leur prorogation;

b) dans le cas des personnes morales fusionnées et prorogées comme société en vertu de la présente loi, des documents similaires qu'elles devaient légalement tenir avant leur fusion;

c) dans le cas des sociétés antérieures, des documents similaires qu'elles devaient légalement tenir avant l'entrée en vigueur du présent article.

1991, ch. 45, art. 243; 1997, ch. 15, art. 365(A); 2007, ch. 6, art. 351(A).

Place of records

244 (1) The records described in section 243 shall be kept at the head office of the company or at such other place in Canada as the directors think fit.

Lieu de conservation

244 (1) Les livres sont conservés au siège de la société ou en tout lieu au Canada convenant au conseil.

Notice of place of records

(2) Where any of the records described in section 243 are not kept at the head office of a company, the company shall notify the Superintendent of the place where the records are kept.

Avis

(2) Lorsque certains livres ne se trouvent pas au siège, la société envoie au surintendant un avis du lieu où ils sont conservés.

Exception

(3) Subsection (1) does not apply in respect of records of a branch of the company outside Canada or in respect of customers of such a branch.

Exception

(3) Le paragraphe (1) ne s'applique pas aux livres d'un bureau situé à l'étranger ou à l'égard de ses clients.

Exception

(3.1) Subject to subsection 250(1.1), subsection (1) does not apply to a company that is a subsidiary of a regulated foreign entity.

Exception

(3.1) Sous réserve du paragraphe 250(1.1), le paragraphe (1) ne s'applique pas à la société qui est une filiale d'une entité étrangère réglementée.

Current to May 29, 2023
Last amended on June 23, 2022
144
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Head Office and Corporate Records
Sections 244-245

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Siège et livres
Articles 244-245

Inspection

(4) The records described in section 243, other than those described in paragraph 243(2)(d), shall at all reasonable times be open to inspection by the directors.

Access to company records

(5) Shareholders and creditors of a company and their personal representatives may examine the records referred to in subsection 243(1) during the usual business hours of the company and may take extracts from them free of charge or have copies of them made on payment of a reasonable fee. If the company is a distributing company, any other person may on payment of a reasonable fee examine those records during the usual business hours of the company and take extracts from them or have copies of them made.

Electronic access

(5.1) A company may make the information contained in records referred to in subsection 243(1) available to persons by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing the records in intelligible written form within a reasonable time.

Copies of by-laws

(6) Every shareholder of a company is entitled, on request made not more frequently than once in each calendar year, to receive, free of charge, one copy of the by-laws of the company.

1991, c. 45, s. 244; 2001, c. 9, s. 511; 2005, c. 54, s. 415; 2020, c. 1, s. 154.

Shareholder lists

245 (1) A person who is entitled to a basic list of shareholders of a company (in this section referred to as the "applicant") may request the company to furnish the applicant with a basic list within ten days after receipt by the company of the affidavit referred to in subsection (2) and, on payment of a reasonable fee by the applicant, the company shall comply with the request.

Affidavit and contents

(2) A request under subsection (1) must be accompanied by an affidavit containing

(a) the name and address of the applicant,

(b) the name and address for service of the entity, if the applicant is an entity, and

(c) an undertaking that the basic list and any supplemental lists obtained pursuant to subsections (5) and

Consultation

(4) Les administrateurs doivent pouvoir consulter à tout moment opportun les livres visés à l'article 243, à l'exception de ceux mentionnés à l'alinéa 243(2)d).

Consultation

(5) Les actionnaires et les créanciers de la société, ainsi que leurs représentants personnels, peuvent consulter les livres visés au paragraphe 243(1) pendant les heures normales d'ouverture des bureaux de la société et en reproduire gratuitement des extraits ou en obtenir des copies sur paiement de droits raisonnables; dans le cas d'une société ayant fait appel au public, cette faculté doit être accordée à toute autre personne, sur paiement d'un droit raisonnable.

Accès par voie électronique

(5.1) L'accès aux renseignements figurant dans les livres visés au paragraphe 243(1) peut être donné à l'aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l'information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Exemplaires

(6) Les actionnaires peuvent sur demande et sans frais, une fois par année civile, obtenir un exemplaire des règlements administratifs de la société.

1991, ch. 45, art. 244; 2001, ch. 9, art. 511; 2005, ch. 54, art. 415; 2020, ch. 1, art. 154.

Liste des actionnaires

245 (1) La personne qui a droit d'obtenir la liste principale des actionnaires (appelée « requérant » au présent article) peut demander à la société de la lui fournir dans les dix jours suivant la réception de la déclaration sous serment visée au paragraphe (2); sur paiement d'un droit raisonnable, la société doit satisfaire à la demande.

Teneur de la déclaration

(2) La demande doit être accompagnée d'une déclaration sous serment énonçant :

a) les nom et adresse du requérant;

b) les nom et adresse, aux fins de signification, de l'entité éventuellement requérante;

c) l'engagement de n'utiliser que conformément à l'article 247 la liste principale des actionnaires et les

Current to May 29, 2023
Last amended on June 23, 2022
145
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Head Office and Corporate Records
Section 245

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Siège et livres
Article 245

(6) will not be used except as permitted under section 247,

and, if the applicant is an entity, the affidavit shall be made by a director or an officer of the entity, or any person acting in a similar capacity.

Entitlement

(3) A shareholder or creditor of a company or their personal representative — or if the company is a distributing company, any person — is entitled to a basic list of shareholders of the company.

Basic list

(4) A basic list of shareholders of a company consists of a list of shareholders that is made up to a date not more than ten days before the receipt of the affidavit referred to in subsection (2) and that sets out

(a) the names of the shareholders of the company;

(b) the number of shares owned by each shareholder; and

(c) the address of each shareholder as shown in the records of the company.

Supplemental lists

(5) A person requiring a company to supply a basic list of shareholders may, if the person states in the accompanying affidavit that supplemental lists are required, request the company or its agent, on payment of a reasonable fee, to provide supplemental lists of shareholders setting out any changes from the basic list in the names and addresses of the shareholders and the number of shares owned by each shareholder for each business day following the date to which the basic list is made up.

When supplemental lists to be furnished

(6) A company or its agent shall provide a supplemental list of shareholders required under subsection (5)

(a) within ten days following the date the basic list is provided, where the information relates to changes that took place prior to that date; and

(b) within ten days following the day to which the supplemental list relates, where the information relates to changes that took place on or after the date the basic list was provided.

1991, c. 45, s. 245; 2005, c. 54, s. 416; 2007, c. 6, ss. 352(E), 451(E).

listes supplétives obtenues en vertu des paragraphes (5) et (6).

Dans le cas où le requérant est une entité, celle-ci fait établir la déclaration sous serment par un de ses administrateurs ou dirigeants ou par une personne exerçant des fonctions similaires.

Liste des actionnaires

(3) Les actionnaires et les créanciers de la société, ainsi que leurs représentants personnels — et toute autre personne dans le cas d'une société ayant fait appel au public — peuvent obtenir la liste principale des actionnaires.

Liste principale

(4) La liste principale des actionnaires mise à jour au moins dix jours avant la réception de la déclaration sous serment énonce :

a) les noms des actionnaires;

b) le nombre d'actions détenues par chaque actionnaire;

c) l'adresse de chaque actionnaire telle qu'elle figure dans les livres.

Listes supplétives

(5) La personne qui affirme dans la déclaration sous serment avoir besoin, outre la liste principale, de listes supplétives quotidiennes indiquant les modifications apportées à la liste principale peut, sur paiement d'un droit raisonnable, en demander la remise à la société ou à son mandataire.

Remise des listes supplétives

(6) La société ou son mandataire remet les listes supplétives :

a) dans les dix jours suivant la remise de la liste principale, si les modifications sont antérieures à la date de la remise;

b) sinon, dans les dix jours suivant la date indiquée dans la dernière liste supplétive.

1991, ch. 45, art. 245; 2005, ch. 54, art. 416; 2007, ch. 6, art. 352(A) et 451(A).

Current to May 29, 2023
Last amended on June 23, 2022
146
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Head Office and Corporate Records
Sections 246-249

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Siège et livres
Articles 246-249

Option holders

246 A person requiring a company to supply a basic list or a supplemental list of shareholders may also require the company to include in that list the name and address of any known holder of an option or right to acquire shares of the company.

Use of shareholder list

247 A list of shareholders obtained under section 245 shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the company;

(b) an offer to acquire shares of the company; or

(c) any other matter relating to the affairs of the company.

Form of records

248 (1) A register or other record required or authorized by this Act to be prepared and maintained by a company

(a) may be in a bound or loose-leaf form or in a photographic film form; or

(b) may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

Conversion of records

(2) Registers and records maintained in one form may be converted to any other form.

Destruction of converted records

(3) Notwithstanding section 251, a company may destroy any register or other record referred to in subsection (1) at any time after the register or other record has been converted to another form.

Protection of records

249 A company and its agents shall take reasonable precautions to

(a) prevent loss or destruction of,

(b) prevent falsification of entries in,

(c) facilitate detection and correction of inaccuracies in, and

Détenteurs d’options

246 Il est possible de demander à la société de faire figurer sur la liste principale ou supplétive les nom et adresse des détenteurs connus d’option ou de droits d’acquérir des actions de cette société.

Utilisation de la liste des actionnaires

247 La liste des actionnaires obtenue en vertu de l’article 245 ne peut être utilisée que dans le cadre :

a) soit de tentatives en vue d’influencer le vote des actionnaires de la société;

b) soit de l’offre d’acquérir des actions de la société;

c) soit de toute autre question concernant les affaires internes de la société.

Forme des registres

248 (1) Les livres et registres exigés et autorisés par la présente loi peuvent être tenus :

a) soit dans une reliure, en feuillets mobiles ou sous forme de film;

b) soit à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Conversion

(2) La société peut changer la forme de ses livres et registres.

Destruction

(3) Par dérogation à l’article 251, la société peut, lorsqu’elle change la forme de ses registres ou livres, détruire les précédents.

Précautions

249 La société et ses mandataires prennent, à l’égard des registres et des autres livres exigés et autorisés par la présente loi, les mesures suffisantes pour :

a) en empêcher la perte ou la destruction;

b) empêcher la falsification des écritures;

c) faciliter la découverte et la rectification des erreurs;

Current to May 29, 2023
Last amended on June 23, 2022
147
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Head Office and Corporate Records
Sections 249-251

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Siège et livres
Articles 249-251

(d) ensure that unauthorized persons do not have access to or use of information in the registers and records required or authorized by this Act to be prepared and maintained.

d) faire en sorte qu'aucune personne non autorisée n'ait accès aux renseignements qui y sont contenus ou ne les utilise.

Requirement to maintain copies and process information in Canada

250 (1) If the Superintendent is of the opinion that it is incompatible with the fulfilment of the Superintendent's responsibilities under this Act for a company to maintain, in another country, copies of records referred to in section 243 or of its central securities register or for a company to process, in another country, information or data relating to the preparation and maintenance of those records or of its central securities register — or if the Superintendent is advised by the Minister that, in the opinion of the Minister, it is not in the national interest for a company to do any of those activities in another country — the Superintendent shall direct the company to not maintain those copies, or to not process the information or data, as the case may be, in that other country or to maintain those copies or to process the information or data only in Canada.

Lieu de conservation et de traitement des données

250 (1) S'il estime que la conservation dans un pays étranger des exemplaires de livres visés à l'article 243 ou du registre central des valeurs mobilières de la société ou le fait de traiter dans un pays étranger les renseignements et données se rapportant à la tenue et à la conservation des livres ou du registre constitue un obstacle à l'exécution des fonctions qui lui sont conférées en vertu de la présente loi, ou s'il est avisé que cela n'est pas, selon le ministre, dans l'intérêt national, le surintendant ordonne à la société de s'abstenir de se livrer à ces activités dans ce pays ou de ne s'y livrer qu'au Canada.

Direction — immediate, direct, complete and ongoing access

(1.1) Where a company referred to in subsection 244(3.1) or 256(3) maintains records referred to in section 243 or the central securities register at a place outside Canada, the Superintendent may, in the case referred to in paragraph (a), and shall, in the case referred to in paragraph (b), by order, direct the company to maintain a copy of those records or register at any place in Canada as the directors think fit

(a) if the Superintendent is of the opinion that he or she does not have immediate, direct, complete and ongoing access to those records or register; or

(b) if the Superintendent is advised by the Minister that the Minister is of the opinion that it is not in the national interest for the company not to maintain a copy of those records or register at any place in Canada.

Ordonnance — accès immédiat, direct, complet et continu

(1.1) Lorsque la société visée aux paragraphes 244(3.1) ou 256(3) conserve dans un lieu à l'étranger les livres visés à l'article 243 ou le registre central des valeurs mobilières, le surintendant peut, dans le cas prévu à l'alinéa a), et doit, dans celui prévu à l'alinéa b), par ordonnance, exiger qu'elle en conserve des copies en tout lieu au Canada que le conseil juge indiqué :

a) le surintendant estime qu'il n'a pas d'accès immédiat, direct, complet et continu à ces livres ou à ce registre;

b) le ministre l'avise que, selon lui, il n'est pas dans l'intérêt national de ne pas en conserver des copies au Canada.

Company to comply

(2) A company shall without delay comply with any order issued under subsection (1) or (1.1).

1991, c. 45, s. 250; 2001, c. 9, s. 512; 2005, c. 54, s. 417; 2007, c. 6, s. 353; 2020, c. 1, s. 155.

Obligation de se conformer

(2) La société doit exécuter sans délai l'ordonnance visée aux paragraphes (1) ou (1.1).

1991, ch. 45, art. 250; 2001, ch. 9, art. 512; 2005, ch. 54, art. 417; 2007, ch. 6, art. 353; 2020, ch. 1, art. 155.

Retention of records

251 (1) A company shall retain

Conservation des livres et registres

251 (1) La société est tenue de conserver :

a) les livres visés au paragraphe 243(1);

Current to May 29, 2023
Last amended on June 23, 2022
148
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Head Office and Corporate Records
Sections 251-253

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Siège et livres
Articles 251-253

(a) the records of the company referred to in subsection 243(1);

(b) any record of the company referred to in paragraph 243(2)(a) or (b); and

(c) the central securities register referred to in subsection 253(1).

b) les livres visés aux alinéas 243(2)a) et b);

c) le registre central des valeurs mobilières visé au paragraphe 253(1).

Idem

(2) A company shall retain all signature cards and signing authorities or copies thereof relating to any deposit or instrument in respect of which the company has paid an amount to the Bank of Canada pursuant to section 424 until the Bank of Canada notifies the company that they need no longer be retained.

Autres documents

(2) La société doit également conserver toutes les cartes et délégations de signature afférentes aux dépôts ou effets à l'égard desquels elle a versé des sommes à la Banque du Canada en application de l'article 424, ou leurs copies, jusqu'à ce que la Banque du Canada l'avise qu'elle ne sont plus requises.

Evidence

(3) Copies of the signature cards and signing authorities referred to in subsection (2) may be kept in any manner or form referred to in paragraphs 248(1)(a) and (b) and any such copies, or prints therefrom, are admissible in evidence in the same manner and to the same extent as the original signature cards and signing authorities.

Preuve

(3) Les copies visées au paragraphe (2) peuvent être conservées en la forme prévue aux alinéas 248(1)a) et b) et celles-ci et les imprimés qui en sont tirés sont admissibles en preuve et ont la même force probante que les originaux en l'occurence.

Relief

(4) Nothing in this section affects the operation of any statute of limitation or prescription or relieves the company from any obligation to the Bank of Canada in respect of any deposit or instrument in respect of which section 424 applies.

Obligation

(4) Le présent article ne fait pas obstacle à l'application des dispositions relatives aux délais et à la prescription ni ne libère la société de son obligation envers la Banque du Canada à l'égard des dépôts et effets visés par l'article 424.

Regulations

252 The Governor in Council may make regulations respecting the records, papers and documents to be retained by a company, including the length of time those records, papers and documents are to be retained, and what constitutes immediate, direct, complete and ongoing access, for the purpose of paragraph 250(1.1)(a).

1991, c. 45, s. 252; 2020, c. 1, s. 156.

Règlements

252 Le gouverneur en conseil peut prendre des règlements concernant les livres, registres ou autres documents à conserver par la société, notamment sur la durée de leur conservation et sur ce qui constitue un accès immédiat, direct, complet et continu pour l'application de l'alinéa 250(1.1)a).

1991, ch. 45, art. 252; 2020, ch. 1, art. 156.

Securities Registers

Central securities register

253 (1) A company shall maintain a central securities register in which it shall record the securities, within the meaning of section 84, issued by it in registered form, showing in respect of each class or series of securities

(a) the names, alphabetically arranged, and latest known addresses of the persons who are security holders, and the names and latest known addresses of the persons who have been security holders;

Registres des valeurs mobilières

Registre central des valeurs mobilières

253 (1) La société tient un registre central des valeurs mobilières, au sens de l'article 84, qu'elle a émises à titre nominatif, indiquant pour chaque catégorie ou série :

a) les noms, par ordre alphabétique, et la dernière adresse connue de leurs détenteurs et de leurs prédécesseurs;

b) le nombre des valeurs détenues par chacun des détenteurs;

Current to May 29, 2023
Last amended on June 23, 2022
149
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Securities Registers
Section 253

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Registres des valeurs mobilières
Article 253

(b) the number of securities held by each security holder; and

(c) the date and particulars of the issue and transfer of each security.

Former-Act and continued companies

(2) For the purposes of subsection (1), "central securities register" includes similar registers required by law to be maintained by a former-Act company or by a body corporate continued, or amalgamated and continued, as a company under this Act before the continuance, amalgamation or coming into force of this section, as the case may be.

Access to central securities register

(3) Shareholders and creditors of a company and their personal representatives may examine the central securities register during the usual business hours of the company and may take extracts from it free of charge or have copies of it made on payment of a reasonable fee. If the company is a distributing company, any other person may on payment of a reasonable fee examine the central securities register during the usual business hours of the company and take extracts from it or have copies of it made.

Electronic access

(4) The company may make the information contained in the central securities register available by any mechanical or electronic data processing system or other information storage device that is capable of reproducing it in intelligible written form within a reasonable time.

Affidavit and undertaking

(5) A person who wishes to examine the central securities register, take extracts from it or have copies of it made shall provide the company with an affidavit containing their name and address — or if they are an entity, the name and address for service of the entity — and with an undertaking that the information contained in the register will not be used except in the same way as a list of shareholders may be used under section 247. In the case of an entity, the affidavit is to be sworn by a director or officer of the entity or a person acting in a similar capacity.

c) la date et les conditions de l'émission et du transfert de chaque valeur.

Assimilation

(2) Pour l'application du paragraphe (1), sont assimilés au registre central des valeurs mobilières les registres similaires que devaient légalement tenir les sociétés antérieures et les personnes morales prorogées, ou fusionnées et prorogées, comme sociétés sous le régime de la présente loi avant leur prorogation ou fusion ou l'entrée en vigueur du présent article, selon le cas.

Consultation

(3) Les actionnaires et les créanciers de la société, ainsi que leurs représentants personnels, peuvent consulter le registre des valeurs mobilières pendant les heures normales d'ouverture des bureaux de la société et en reproduire gratuitement des extraits ou en obtenir des copies sur paiement de droits raisonnables; dans le cas d'une société ayant fait appel au public, cette faculté doit être accordée à toute autre personne, sur paiement d'un droit raisonnable.

Accès par voie électronique

(4) L'accès aux renseignements figurant dans le registre des valeurs mobilières peut être donné à l'aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l'information susceptible de produire, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Déclaration

(5) La personne désireuse de consulter le registre des valeurs mobilières et d'en reproduire ou d'en obtenir des extraits transmet à la société une déclaration sous serment énonçant :

a) ses nom et adresse;

b) l'engagement d'utiliser les renseignements figurant au registre des valeurs mobilières conformément au cadre relatif à la liste des actionnaires qui est décrit à l'article 247;

c) si la demande émane d'une entité, ses nom et adresse aux fins de signification ainsi que la déclaration sous serment d'un de ses administrateurs ou dirigeants ou d'une personne qui agit en une qualité similaire selon laquelle elle souscrit à l'engagement prévu à l'alinéa b).

Current to May 29, 2023
Last amended on June 23, 2022
150
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Securities Registers
Sections 253-256

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Registres des valeurs mobilières
Articles 253-256

Supplementary information

(6) A person who wishes to examine a central securities register, take extracts from it or have copies of it made may on payment of a reasonable fee, if they state in the accompanying affidavit that supplementary information is required, request the company or its agent to provide supplementary information setting out any changes made to the register.

When supplementary information to be provided

(7) A company or its agent shall provide the supplementary information within

(a) 10 days after the day on which the central securities register is examined if the changes take place before that day; and

(b) 10 days after the day to which the supplementary information relates if the changes take place on or after the day on which the central securities register is examined.

1991, c. 45, s. 253; 2001, c. 9, s. 513; 2005, c. 54, s. 418.

Branch registers

254 A company may establish as many branch securities registers as it considers necessary.

Agents

255 A company may appoint an agent to maintain its central securities register and each of its branch securities registers.

Location of central securities register

256 (1) The central securities register of a company shall be maintained by the company at its head office or at any other place in Canada designated by the directors of the company.

Location of branch securities register

(2) A branch securities register of a company may be kept at any place in or outside Canada designated by the directors of the company.

Exception

(3) Subject to subsection 250(1.1), subsection (1) does not apply to a company that is a subsidiary of a regulated foreign entity.

1991, c. 45, s. 256; 2020, c. 1, s. 157.

Renseignements supplémentaires

(6) La personne désireuse de consulter le registre des valeurs mobilières et d’en reproduire ou d’en obtenir des extraits qui affirme dans la déclaration sous serment avoir aussi besoin des renseignements supplémentaires indiquant les modifications apportées au registre des valeurs mobilières peut, sur paiement d’un droit raisonnable, en demander la remise à la société ou à son mandataire.

Remise

(7) La société ou son mandataire remet les renseignements supplémentaires :

a) dans les dix jours suivant le jour où la personne a consulté le registre des valeurs mobilières, si les modifications sont antérieures à ce jour;

b) sinon, dans les dix jours suivant la date des derniers renseignements supplémentaires.

1991, ch. 45, art. 253; 2001, ch. 9, art. 513; 2005, ch. 54, art. 418.

Registres locaux

254 La société peut créer autant de registres locaux qu’elle estime nécessaire.

Mandataires

255 La société peut charger un mandataire de tenir le registre central des valeurs mobilières et chacun des registres locaux.

Lieu de conservation

256 (1) La société tient le registre central des valeurs mobilières à son siège ou en tout autre lieu au Canada fixé par le conseil d’administration.

Idem

(2) Le conseil d’administration fixe également le lieu, au Canada ou à l’étranger, où les registres locaux peuvent être tenus.

Exception

(3) Sous réserve du paragraphe 250(1.1), le paragraphe (1) ne s’applique pas à la société qui est une filiale d’une entité étrangère réglementée.

1991, ch. 45, art. 256; 2020, ch. 1, art. 157.

Current to May 29, 2023
Last amended on June 23, 2022
151
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Securities Registers
Sections 257-261

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Registres des valeurs mobilières
Articles 257-261

Effect of registration

257 Registration of the issue or transfer of a security in the central securities register or in a branch securities register is complete and valid registration for all purposes.

Particulars in branch register

258 (1) A branch securities register shall only contain particulars of the securities issued or transferred at the branch for which that register is established.

Particulars in central register

(2) Particulars of each issue or transfer of a security registered in a branch securities register of a company shall also be kept in the central securities register of the company.

Destruction of certificates

259 A company, its agent or a trustee within the meaning of section 299 is not required to produce

(a) a cancelled security certificate in registered form or an instrument referred to in subsection 72(1) that is cancelled or a like cancelled instrument in registered form after six years from the date of its cancellation;

(b) a cancelled security certificate in bearer form or an instrument referred to in subsection 72(1) that is cancelled or a like cancelled instrument in bearer form after the date of its cancellation; or

(c) an instrument referred to in subsection 72(1) or a like instrument, irrespective of its form, after the date of its expiration.

Corporate Name and Seal

Publication of name

260 A company shall set out its name in legible characters in all contracts, invoices, negotiable instruments and other documents evidencing rights or obligations with respect to other parties that are issued or made by or on behalf of the company.

Corporate seal

261 (1) A company may adopt a corporate seal and change one that it adopted.

Validity of unsealed documents

(2) A document executed on behalf of a company is not invalid merely because a corporate seal is not affixed to it.

1991, c. 45, s. 261; 2005, c. 54, s. 419.

Effet de l’enregistrement

257 Toute mention de l’émission ou du transfert d’une valeur mobilière sur l’un des registres en constitue un enregistrement complet et valide.

Conditions

258 (1) Les conditions mentionnées dans les registres locaux ne concernent que les valeurs mobilières émises ou transférées au bureau concerné.

Idem

(2) Les conditions des émissions ou transferts de valeurs mobilières mentionnées dans un registre local sont également portées au registre central.

Destruction des certificats

259 La société, ses mandataires, ou le fiduciaire, au sens de l’article 299, ne sont pas tenus de produire :

a) plus de six ans après leur annulation, les certificats de valeurs mobilières nominatives, les titres visés au paragraphe 72(1) ou les titres nominatifs semblables;

b) après leur annulation, les certificats de valeurs mobilières au porteur, les titres visés au paragraphe 72(1) ou les titres au porteur semblables;

c) après l’expiration de leur délai de validité, les titres visés au paragraphe 72(1) ou les titres semblables quelle que soit leur forme.

Dénomination sociale et sceau

Publicité de la dénomination sociale

260 Le nom de la société doit figurer lisiblement sur tous les contrats, factures, effets négociables et autres documents, établis par elle ou en son nom, qui constatent des droits ou obligations à l’égard des tiers.

Sceau

261 (1) La société peut adopter un sceau et le modifier par la suite.

Absence de sceau

(2) L’absence du sceau de la société sur tout document signé en son nom ne le rend pas nul.

1991, ch. 45, art. 261; 2005, ch. 54, art. 419.

Current to May 29, 2023
Last amended on June 23, 2022
152
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Corporate Name and Seal
Sections 262 to 269-270

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Dénomination sociale et sceau
Articles 262 à 269-270

262 to 269 [Repealed, 1997, c. 15, s. 366]

Insiders

Definitions

270 (1) In this section and sections 271 to 277,

affiliate means a body corporate that is affiliated with another body corporate within the meaning of subsection 6(2); (*groupe*)

business combination means an acquisition of all or substantially all of the assets of one body corporate by another, an amalgamation of two or more bodies corporate or any similar reorganization between two or more bodies corporate; (*regroupement d'entreprises*)

call means an option, transferable by delivery, to demand delivery of a specified number or amount of shares at a fixed price within a specified time but does not include an option or right to acquire shares of the body corporate that granted the option or right to acquire; (*option d'achat*)

distributing company [Repealed, 2005, c. 54, s. 420]

insider [Repealed, 2005, c. 54, s. 420]

officer, in relation to a company, means

(a) an officer as defined in paragraph (a) of the definition "officer" in section 2, or

(b) any natural person who performs functions for the company similar to those performed by a person referred to in paragraph (a) of the definition "officer" in section 2; (*dirigeant d'une société*)

put means an option, transferable by delivery, to deliver a specified number or amount of shares at a fixed price within a specified time; (*option de vente*)

share means a voting share and includes

(a) a security currently convertible into a voting share, and

(b) a currently exercisable option or a right to acquire a voting share or a security referred to in paragraph (a). (*action*)

262 à 269 [Abrogés, 1997, ch. 15, art. 366]

Initiés

Définitions

270 (1) Les définitions qui suivent s'appliquent au présent article et aux articles 271 à 277.

action Action avec droit de vote, y compris :

a) la valeur mobilière immédiatement convertible en une telle action;

b) les options et droits susceptibles d'exercice immédiat permettant d'acquérir une telle action ou la valeur mobilière visée à l'alinéa a). (*share*)

dirigeant d'une société Selon le cas :

a) la personne désignée à ce titre par règlement administratif ou résolution du conseil d'administration de la société, notamment le premier dirigeant, le président, le vice-président, le secrétaire, le contrôleur financier ou le trésorier;

b) la personne physique qui exécute pour la société des fonctions semblables à celles remplies par la personne visée à l'alinéa a). (*officer*)

groupe Sont du même groupe les personnes morales qui le sont au sens du paragraphe 6(2). (*affiliate*)

initié [Abrogée, 2005, ch. 54, art. 420]

option d'achat Option négociable par tradition ou transfert qui permet d'exiger la livraison d'un nombre précis d'actions à un prix et dans un délai déterminés. Est exclu de la présente définition l'option ou le droit d'acquérir des actions de la personne morale qui l'accorde. (*call*)

option de vente Option négociable par tradition ou transfert qui permet de livrer un nombre précis d'actions à un prix et dans un délai déterminés. (*put*)

regroupement d'entreprises Acquisition de la totalité ou de la quasi-totalité des éléments d'actif d'une personne morale par une autre ou fusion de personnes morales ou réorganisation semblable mettant en cause de telles personnes. (*business combination*)

société ayant fait appel au public [Abrogée, 2005, ch. 54, art. 420]

Current to May 29, 2023
Last amended on June 23, 2022
153
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Insiders
Sections 270-275

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Initiés
Articles 270-275

Control

(2) For the purposes of this section and sections 271 to 277, a person controls a body corporate when the person controls the body corporate within the meaning of section 3, determined without regard to paragraph 3(1)(d).

(3) and (4) [Repealed, 2005, c. 54, s. 420]

1991, c. 45, s. 270; 2005, c. 54, s. 420.

Insider Reporting

Insider report

271 An insider shall submit an insider report in accordance with the regulations.

1991, c. 45, s. 271; 1997, c. 15, s. 367; 2005, c. 54, s. 421.

Exemption by Superintendent

272 On application by an insider, the Superintendent may in writing and on any terms that the Superintendent thinks fit exempt the insider from any of the requirements of section 271. The exemption may be given retroactive effect and the Superintendent shall publish the particulars of the exemption and the reasons for it in a periodical available to the public.

1991, c. 45, s. 272; 2005, c. 54, s. 421.

272.1 [Repealed, 2005, c. 54, s. 421]

Regulations

273 The Governor in Council may make regulations for carrying out the purposes of sections 271 and 272, including

(a) defining “insider” for the purposes of sections 271 and section 272;

(b) respecting the form and content of an insider report; and

(c) respecting the submission or publication of an insider report.

1991, c. 45, s. 273; 2005, c. 54, s. 421.

274 [Repealed, 2005, c. 54, s. 421]

Insider Trading

Meaning of *insider*

275 (1) In this section, ***insider*** means with respect to a distributing company

(a) a director or officer of the company;

Contrôle

(2) Pour l’application du présent article et des articles 271 à 277, une personne contrôle une personne morale si elle la contrôle au sens de l’article 3, abstraction faite de l’alinéa 3(1)d).

(3) et (4) [Abrogés, 2005, ch. 54, art. 420]

1991, ch. 45, art. 270; 2005, ch. 54, art. 420.

Rapport d’initié

Rapport d’initié

271 Un initié doit présenter un rapport d’initié conformément aux règlements.

1991, ch. 45, art. 271; 1997, ch. 15, art. 367; 2005, ch. 54, art. 421.

Ordonnance de dispense

272 À la demande d’un initié, le surintendant peut, par écrit et aux conditions qu’il juge utiles, le dispenser, même rétroactivement, de toute exigence visée à l’article 271. Il fait alors publier dans un périodique accessible au public les modalités et raisons de la dispense.

1991, ch. 45, art. 272; 2005, ch. 54, art. 421.

272.1 [Abrogé, 2005, ch. 54, art. 421]

Règlements

273 Le gouverneur en conseil peut, par règlement, prendre toute mesure d’application des articles 271 et 272, notamment :

a) définir le terme « initié » pour l’application des articles 271 et 272;

b) fixer le contenu et la forme des rapports d’initié;

c) établir les règles à suivre concernant la présentation des rapports d’initié et la publicité dont ils font l’objet.

1991, ch. 45, art. 273; 2005, ch. 54, art. 421.

274 [Abrogé, 2005, ch. 54, art. 421]

Opérations d’initiés

Définition de *initié*

275 (1) Au présent article, ***initié*** désigne, relativement à une société ayant fait appel au public, l’une des personnes suivantes :

a) tout administrateur ou dirigeant de celle-ci;

Current to May 29, 2023
Last amended on June 23, 2022
154
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Insider Trading
Sections 275-276

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Opérations d'initiés
Articles 275-276

(b) a director or officer of a subsidiary of the company;

(c) a director or officer of a body corporate that enters into a business combination with the company; or

(d) a person employed or retained by the company.

Prohibition — short sale

(2) No insider may knowingly sell, directly or indirectly, a security of a distributing company or of any of the distributing company's affiliates if the insider does not own or has not fully paid for the security.

Exception

(3) Despite subsection (2), an insider may sell a security that they do not own if they own another security that is convertible into the security that was sold or they own an option or right to acquire the security that was sold, and if within 10 days after the sale they

(a) exercise the conversion privilege, option or right and deliver the security so acquired to the purchaser; or

(b) transfer the convertible security, option or right to the purchaser.

Prohibition — calls and puts

(4) No insider may knowingly, directly or indirectly, buy or sell a call or put in respect of a security of a company or of any of the company's affiliates.

1991, c. 45, s. 275; 2005, c. 54, s. 422.

Civil Remedies

Extended meaning of *insider*

276 (1) In this section and sections 276.1 and 277, ***insider*** with respect to a company means

(a) the company;

(b) an affiliate of the company;

(c) a director or officer of the company or of any person described in paragraph (b), (d) or (f);

(d) a person who beneficially owns directly or indirectly, or who exercises control or direction over or has a combination of ownership, control and direction

b) tout administrateur ou dirigeant d'une filiale de celle-ci;

c) tout administrateur ou dirigeant d'une personne morale qui participe à un regroupement d'entreprises avec celle-ci;

d) toute personne à son emploi ou dont elle retient les services.

Interdiction de vente à découvert

(2) Les initiés ne peuvent sciemment vendre, même indirectement, les valeurs mobilières d'une société ayant fait appel au public ou d'une personne morale de son groupe, dont ils ne sont pas propriétaires ou qu'ils n'ont pas entièrement libérées.

Exception

(3) Par dérogation au paragraphe (2), les initiés peuvent vendre les valeurs mobilières dont ils ne sont pas propriétaires qui résultent de la conversion de valeurs mobilières dont ils sont propriétaires ou vendre celles dont ils ne sont pas propriétaires qu'ils ont l'option ou le droit d'acquérir, si, dans les dix jours suivant la vente :

a) soit ils exercent leur privilège de conversion, leur option ou leur droit et livrent les valeurs mobilières à l'acheteur;

b) soit ils transfèrent à l'acheteur leurs valeurs mobilières convertibles, leur option ou leur droit.

Options d'achat ou de vente

(4) Les initiés ne peuvent sciemment, même indirectement, acheter ou vendre des options d'achat ou de vente portant sur les valeurs mobilières de la société ou des personnes morales de son groupe.

1991, ch. 45, art. 275; 2005, ch. 54, art. 422.

Recours

Définition de *initié*

276 (1) Au présent article et aux articles 276.1 et 277, ***initié*** désigne, relativement à une société, les personnes suivantes :

a) la société elle-même;

b) les personnes morales de son groupe;

c) ses administrateurs et dirigeants ou ceux d'une personne visée aux alinéas b), d) ou f);

d) toute personne qui a la propriété effective — directement ou indirectement — d'actions émises par elle

Current to May 29, 2023
Last amended on June 23, 2022
155
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Civil Remedies
Section 276

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Recours
Article 276

in respect of, shares of the company carrying more than the prescribed percentage of the voting rights attached to all of the company's outstanding shares not including shares held by the person as underwriter while those shares are in the course of a distribution to the public;

(e) a person, other than a person described in paragraph (f), who is employed or retained by the company or by a person described in paragraph (f);

(f) a person who engages in or proposes to engage in any business or professional activity with or on behalf of the company;

(g) a person who received material confidential information concerning the company while they were a person described in any of paragraphs (a) to (f);

(h) a person who receives material confidential information from a person who is and who they know or ought reasonably to have known is a person described in this subsection, including in this paragraph, or subsection (3) or (4); or

(i) a prescribed person.

ou qui exerce le contrôle ou a la haute main sur de telles actions, ou qui possède une combinaison de ces éléments, ces actions comportant un pourcentage des voix attachées à l'ensemble des actions en circulation de la société supérieur au pourcentage réglementaire, à l'exclusion des actions que cette personne détient en qualité de placeur pendant qu'elles font l'objet d'une souscription publique;

e) toute personne — à l'exclusion de celle visée à l'alinéa f) — dont les services sont retenus ou qui est employée par elle ou par une personne visée à l'alinéa f);

f) toute personne qui exerce ou se propose d'exercer une activité commerciale ou professionnelle avec elle ou pour son compte;

g) toute personne qui, pendant qu'elle était visée par un des alinéas a) à f), a reçu des renseignements confidentiels importants la concernant;

h) toute personne qui reçoit des renseignements confidentiels importants d'une personne visée par le présent paragraphe — notamment par le présent alinéa — ou par les paragraphes (3) ou (4) qu'elle sait ou aurait raisonnablement dû savoir qu'ils étaient donnés par une telle personne;

i) toute autre personne visée par les règlements.

Extended meaning of *security*

(2) For the purposes of this section, each of the following is deemed to be a security of a company:

(a) a put, call, option or other right or obligation to purchase or sell a security of the company; and

(b) a security of another entity, the market price of which varies materially with the market price of the securities of the company.

Présomption relative aux valeurs mobilières

(2) Pour l'application du présent article, sont réputées des valeurs mobilières de la société :

a) les options de vente ou d'achat, ainsi que les autres droits ou obligations visant l'achat ou la vente de ces valeurs mobilières;

b) les valeurs mobilières d'une autre entité dont le cours suit sensiblement celui des valeurs mobilières de la société.

Deemed insider — take-over bid or business combination

(3) For the purposes of this section and subsection 276.1(1), a person who proposes to make a take-over bid as defined in the regulations for securities of a company or to enter into a business combination with a company is an insider of the company with respect to material confidential information obtained from the company.

Présomption — offre d'achat visant à la mainmise

(3) Toute personne qui se propose de faire une offre d'achat visant à la mainmise — au sens des règlements — des valeurs mobilières d'une société ou qui se propose de participer à un regroupement d'entreprises avec une société est un initié de la société en ce qui a trait aux renseignements confidentiels importants obtenus de celle-ci, pour l'application du présent article et du paragraphe 276.1(1).

Deemed insider — affiliate or associate

(4) An insider of a person referred to in subsection (3), or the person's affiliate or associate, is an insider of the

Présomption — personne de même groupe et associé

(4) L'initié — au sens des alinéas (1)b) à i), la mention de « société » y valant mention d'une « personne visée au

Current to May 29, 2023
Last amended on June 23, 2022
156
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Civil Remedies
Section 276

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Recours
Article 276

company referred to in that subsection. Paragraphs (1)(b) to (i) apply in making this determination except that references to “company” are to be read as references to “person described in subsection (3)”.

Meaning of *associate*

(5) In subsection (4), ***associate*** means with respect to a person

(a) a body corporate that the person directly or indirectly controls, determined without regard to paragraph 3(1)(d), or of which they beneficially own shares or securities currently convertible into shares carrying more than 10% of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing or a currently exercisable option or right to purchase the shares or convertible securities;

(b) a partner of the person acting on behalf of the partnership of which they are partners;

(c) a trust or estate in which the person has a substantial beneficial interest or in respect of which they serve as a trustee or a liquidator of the succession or in a similar capacity;

(d) a spouse or common-law partner of the person;

(e) a child of the person or of their spouse or common-law partner; or

(f) if that relative has the same residence as the person, a relative of the person or of their spouse or common-law partner.

Insider trading — compensation to sellers and purchasers

(6) An insider of a company who purchases or sells a security of the company with knowledge of confidential information that if it were generally known might reasonably be expected to materially affect the value of any of the securities of the company is liable to compensate the seller or purchaser of the security, as the case may be, for any loss suffered by them as a result of the purchase or sale unless the insider establishes that

(a) the insider reasonably believed that the information had been generally disclosed;

(b) the information was known or ought reasonably to have been known by the seller or purchaser; or

(c) the purchase or sale of the security took place in the prescribed circumstances.

paragraphe (3) » — d’une personne visée au paragraphe (3), ainsi que la personne du même groupe que celle-ci ou son associé, est un initié de la société visée à ce paragraphe.

Associé

(5) Au paragraphe (4), « associé » désigne, relativement à une personne :

a) la personne morale qu’elle contrôle, directement ou indirectement — abstraction faite de l’alinéa 3(1)d) —, ou dans laquelle elle a la propriété effective soit d’un certain nombre d’actions, ou de valeurs mobilières immédiatement convertibles en actions, conférant plus de dix pour cent des droits de vote en tout état de cause ou en raison de la survenance d’un fait qui demeure, soit d’une option ou d’un droit susceptibles d’exercice immédiat et permettant d’acquérir de telles actions ou valeurs mobilières;

b) son associé dans une société de personnes qui agit pour le compte de celle-ci;

c) la fiducie ou la succession dans lesquelles elle a un intérêt substantiel à titre de véritable propriétaire ou à l’égard desquelles elle remplit des fonctions de fiduciaire, d’exécuteur testamentaire ou des fonctions analogues;

d) son époux ou conjoint de fait;

e) ses enfants ou ceux de son époux ou conjoint de fait;

f) ses autres parents — ou ceux de son époux ou conjoint de fait — qui partagent sa résidence.

Responsabilité : opération effectuée par l’initié

(6) L’initié d’une société qui achète ou vend une valeur mobilière de la société tout en ayant connaissance d’un renseignement confidentiel qui, s’il était généralement connu, provoquerait vraisemblablement une modification sensible du prix des valeurs mobilières de la société est tenu d’indemniser le vendeur ou l’acheteur des dommages résultant de cette opération, sauf s’il établit l’un ou l’autre des éléments suivants :

a) il avait des motifs raisonnables de croire que le renseignement avait été préalablement diffusé;

b) le vendeur ou l’acheteur avait connaissance ou aurait raisonnablement dû avoir connaissance de ce renseignement;

Current to May 29, 2023
Last amended on June 23, 2022
157
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Civil Remedies
Sections 276-277

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Recours
Articles 276-277

c) l'achat ou la vente de la valeur mobilière a eu lieu dans les circonstances réglementaires.

Insider trading — compensation to company

(7) The insider is accountable to the company for any benefit or advantage received or receivable by the insider as a result of a purchase or sale described in subsection (6) unless they establish the circumstances described in paragraph (6)(a).

1991, c. 45, s. 276; 2005, c. 54, s. 422.

Responsabilité : opération effectuée par l'initié

(7) Il est également redevable envers la société des profits ou avantages qu'il tire ou a tirés de cette opération, sauf s'il établit l'élément visé à l'alinéa (6)a).

1991, ch. 45, art. 276; 2005, ch. 54, art. 422.

Tipping — compensation to sellers and purchasers

276.1 (1) An insider of a company who discloses confidential information with respect to the company that has not been generally disclosed and that if it were generally known might reasonably be expected to materially affect the value of any of the securities of the company is liable to compensate any person who subsequently sells securities of the company to or purchases them from any person who received the information unless the insider establishes that

(a) the insider reasonably believed that the information had been generally disclosed;

(b) the information was known or ought reasonably to have been known by the person who alleges that they suffered the loss;

(c) if the insider is not a person described in subsection 276(3) or (4), the disclosure of the information was necessary in the course of their business; or

(d) if the insider is a person described in subsection 276(3) or (4), the disclosure of the information was necessary to effect the take-over bid or business combination.

Responsabilité : divulgation par l'initié

276.1 (1) L'initié d'une société qui divulgue à quiconque un renseignement confidentiel relatif à la société qui n'a pas été préalablement diffusé et qui, s'il était généralement connu, provoquerait vraisemblablement une modification sensible du prix des valeurs mobilières de la société est tenu d'indemniser le vendeur ou l'acheteur de ces valeurs mobilières des dommages qu'il subit en raison d'une opération qu'il effectue avec une personne à qui le renseignement a été communiqué, sauf si l'initié établit l'un ou l'autre des éléments suivants :

a) il avait des motifs raisonnables de croire que le renseignement avait été préalablement diffusé;

b) la personne qui prétend avoir subi les dommages avait connaissance ou aurait raisonnablement dû avoir connaissance de ce renseignement;

c) il n'est pas un initié visé aux paragraphes 276(3) ou (4) et la divulgation du renseignement était nécessaire dans le cadre de ses activités commerciales;

d) il est un initié visé aux paragraphes 276(3) ou (4) et la divulgation du renseignement était nécessaire pour effectuer une offre d'achat visant à la mainmise ou un regroupement d'entreprises.

Tipping — compensation to company

(2) The insider is accountable to the company for any benefit or advantage received or receivable by them as a result of a disclosure of information as described in subsection (1) unless they establish the circumstances described in paragraph (1)(a), (c) or (d).

2005, c. 54, s. 422.

Avantages et profits

(2) Il est également redevable envers la société des profits ou avantages qu'il tire ou a tirés à la suite de cette divulgation, sauf s'il établit un des éléments visés aux alinéas (1)a), c) ou d).

2005, ch. 54, art. 422.

Measure of damages

277 (1) The court may assess damages under subsection 276(6) or 276.1(1) in accordance with any measure of damages that it considers relevant in the circumstances. However, in assessing damages in respect of a security of a distributing company, the court shall consider the following:

Évaluation des dommages

277 (1) Le tribunal évalue les dommages visés aux paragraphes 276(6) ou 276.1(1) en utilisant les critères qu'il juge indiqués dans les circonstances. Toutefois, dans le cas où il s'agit d'une valeur mobilière d'une société ayant fait appel au public, il tient compte de ce qui suit :

Current to May 29, 2023
158
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Civil Remedies
Sections 277-279

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Recours
Articles 277-279

(a) if the plaintiff is a purchaser, the price that they paid for the security less the average market price of the security over the 20 trading days immediately following general disclosure of the information; and

(b) if the plaintiff is a seller, the average market price of the security over the 20 trading days immediately following general disclosure of the information, less the price that they received for the security.

Liability — more than one insider

(2) If more than one insider is liable under subsection 276(6) or 276.1(1) with respect to the same transaction or series of transactions, their liability is joint and several, or solidary.

Limitation

(3) An action to enforce a right created by subsection 276(6) or (7) or section 276.1 may be commenced only within two years after discovery of the facts that gave rise to the cause of action.

1991, c. 45, s. 277; 2005, c. 54, s. 422.

Prospectus

Distribution

278 (1) No person including a company shall distribute securities of a company except in accordance with the regulations made under subsection (2).

Regulations

(2) The Governor in Council may make regulations respecting the distribution of securities of a company, including

(a) respecting the information that is to be disclosed by a company before the distribution of any of its securities, including the information that is to be included in a prospectus;

(b) respecting the manner of disclosure and the form of the information that is to be disclosed; and

(c) exempting any class of distribution of securities from the application of subsection (1).

1991, c. 45, s. 278; 2005, c. 54, s. 422.

Order of exemption

279 (1) On application by a company or any person proposing to make a distribution, the Superintendent

a) si le demandeur en est l'acheteur, le prix de son acquisition, duquel est soustrait le cours moyen de celle-ci durant les vingt jours d'activité à la bourse de valeurs mobilières qui suivent la diffusion du renseignement;

b) si le demandeur en est le vendeur, le cours moyen de la valeur mobilière durant les vingt jours d'activité à la bourse de valeurs mobilières qui suivent la diffusion du renseignement, duquel est soustrait le prix reçu pour cette valeur mobilière.

Responsabilité solidaire

(2) Lorsqu'elle est partagée entre plusieurs initiés responsables au titre des paragraphes 276(6) ou 276.1(1) à l'égard d'une même opération ou série d'opérations, la responsabilité est solidaire.

Prescription

(3) Toute action tendant à faire valoir un droit découlant des paragraphes 276(6) ou (7) ou de l'article 276.1 se prescrit par deux ans à compter de la découverte des faits qui y donnent lieu.

1991, ch. 45, art. 277; 2005, ch. 54, art. 422.

Prospectus

Mise en circulation

278 (1) Quiconque, y compris une société, met les valeurs mobilières d'une société en circulation doit le faire conformément aux règlements pris en vertu du paragraphe (2).

Règlements

(2) Le gouverneur en conseil peut prendre des règlements concernant la mise en circulation de valeurs mobilières d'une société, notamment des règlements :

a) concernant l'information qui doit être communiquée par une société avant la mise en circulation de ses valeurs mobilières, notamment l'information que doit contenir le prospectus;

b) concernant la communication et la forme de l'information qui doit être communiquée;

c) soustrayant toute catégorie de mise en circulation de valeurs mobilières à l'application du paragraphe (1).

1991, ch. 45, art. 278; 2005, ch. 54, art. 422.

Dispense

279 (1) Le surintendant peut, sur demande et par ordonnance, dispenser de l'application des règlements pris

Current to May 29, 2023
Last amended on June 23, 2022
159
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Prospectus
Sections 279-282

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Prospectus
Articles 279-282

may, by order, exempt that distribution from the application of any regulations made under subsection 278(2) if the Superintendent is satisfied that the company has disclosed or is about to disclose, in compliance with the laws of the relevant jurisdiction, information relating to the distribution that in form and content substantially complies with the requirements of those regulations.

Conditions

(2) An order under subsection (1) may contain any conditions or limitations that the Superintendent deems appropriate.

1991, c. 45, s. 279; 2005, c. 54, s. 422.

Going-private Transactions and Squeeze-out Transactions

Going-private transactions

280 A company may carry out a going-private transaction if it complies with any applicable provincial securities laws.

1991, c. 45, s. 280; 1994, c. 26, s. 75(F); 1999, c. 31, s. 215; 2005, c. 54, s. 422.

Squeeze-out transactions

281 No company may carry out a squeeze-out transaction unless, in addition to any approval by holders of shares required by or under this Act or the company's bylaws, the transaction is approved by ordinary resolution of the holders of each class of shares affected by the transaction, voting separately, whether or not the shares otherwise carry the right to vote. However, the following do not have the right to vote on the resolution:

(a) affiliates of the company; and

(b) holders of shares that following the squeeze-out transaction would be entitled to consideration of greater value or to superior rights or privileges than those available to other holders of shares of the same class.

1991, c. 45, s. 281; 1999, c. 31, s. 216; 2005, c. 54, s. 422.

Right to dissent

282 (1) A holder of shares of a company may dissent if the company resolves to carry out a going-private transaction or squeeze-out transaction that affects those shares.

Payment for shares

(2) In addition to any other right that the shareholder may have, but subject to subsection (25), a shareholder who complies with this section is, when the action approved by the resolution from which the shareholder en vertu du paragraphe 278(2) la société ou toute personne qui entend procéder à une mise en circulation et qui le convainc que la société a communiqué ou est sur le point de communiquer, conformément aux lois applicables, de l'information visant la mise en circulation dont la forme et le fond répondent pour l'essentiel aux exigences des règlements.

Conditions

(2) L'ordonnance peut énoncer les conditions et les restrictions que le surintendant juge utiles.

1991, ch. 45, art. 279; 2005, ch. 54, art. 422.

Transactions de fermeture et transactions d'éviction

Transactions de fermeture

280 Une société peut effectuer une transaction de fermeture si elle se conforme à la législation provinciale applicable en matière de valeurs mobilières.

1991, ch. 45, art. 280; 1994, ch. 26, art. 75(F); 1999, ch. 31, art. 215; 2005, ch. 54, art. 422.

Transactions d'éviction

281 Une société ne peut effectuer une transaction d'éviction que si elle reçoit, en plus de toute approbation exigée des détenteurs d'actions de la société par la présente loi ou les règlements administratifs, l'approbation des détenteurs d'actions de chaque catégorie visée, exprimée par résolution ordinaire votée séparément, même si les actions de cette catégorie ne confèrent aucun droit de vote, à l'exception des détenteurs suivants :

a) les personnes morales du même groupe que la société;

b) ceux qui, à la suite de la transaction d'éviction, auraient droit à une contrepartie ou à des droits ou privilèges supérieurs à ceux que pourraient recevoir les détenteurs des autres actions de la même catégorie.

1991, ch. 45, art. 281; 1999, ch. 31, art. 216; 2005, ch. 54, art. 422.

Droit de s'opposer

282 (1) Le détenteur d'actions d'une société visées par une transaction de fermeture ou une transaction d'éviction peut faire valoir son opposition.

Remboursement des actions

(2) Outre les autres droits qu'il peut avoir, mais sous réserve du paragraphe (25), l'actionnaire qui se conforme au présent article a le droit, à la prise d'effet des mesures approuvées par la résolution à l'égard de laquelle il a fait

Current to May 29, 2023
Last amended on June 23, 2022
160
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Going-private Transactions and Squeeze-out Transactions
Section 282

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Transactions de fermeture et transactions d'éviction
Article 282

dissents becomes effective, entitled to be paid by the company the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted by the shareholders.

No partial dissent

(3) A dissenting shareholder may claim under this section only with respect to all of the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(4) A dissenting shareholder shall send to the company, at or before any meeting of shareholders at which a resolution referred to in subsection (2) is to be voted on by the shareholders, a written objection to the resolution unless the company did not give notice to the shareholder of the purpose of the meeting and their right to dissent.

Notice that resolution was adopted

(5) The company shall within 10 days after the day on which the shareholders adopt the resolution send to each shareholder who sent an objection under subsection (4) notice that the resolution was adopted. If it is necessary for the Minister or Superintendent to approve the transaction within the meaning of subsection 527.2(1) before it becomes effective, the company shall send notice within 10 days after the approval. Notice is not required to be sent to a shareholder who voted for the resolution or one who has withdrawn their objection.

Demand for payment

(6) A dissenting shareholder shall within 20 days after receiving the notice referred to in subsection (5) — or, if they do not receive it, within 20 days after learning that the resolution was adopted by the shareholders — send to the company a written notice containing

(a) their name and address;

(b) the number and class of shares in respect of which they dissent; and

(c) a demand for payment of the fair value of those shares.

Share certificates

(7) A dissenting shareholder shall within 30 days after sending a notice under subsection (6) send the certificates representing the shares in respect of which they dissent to the company or its transfer agent.

valoir son opposition, de se faire verser par la société la juste valeur des actions en cause fixée à l'heure de fermeture des bureaux la veille de l'adoption par les actionnaires de la résolution.

Opposition partielle interdite

(3) L'actionnaire opposant ne peut se prévaloir du présent article que pour la totalité des actions d'une catégorie qui sont inscrites à son nom mais détenues pour le compte d'un véritable propriétaire.

Opposition

(4) L'actionnaire opposant envoie par écrit à la société, avant ou pendant l'assemblée d'actionnaires convoquée pour l'adoption par les actionnaires de la résolution visée au paragraphe (2), son opposition à celle-ci, sauf si la société ne lui a donné avis ni de l'objet de cette assemblée ni de son droit de s'opposer.

Avis de résolution

(5) La société, dans les dix jours suivant l'adoption par les actionnaires de la résolution visée au paragraphe (2) ou, le cas échéant, l'agrément, au sens du paragraphe 527.2(1), par le ministre ou le surintendant de la transaction concernée, en avise les actionnaires qui ont envoyé leur opposition conformément au paragraphe (4) et ont voté contre la résolution.

Demande de paiement

(6) L'actionnaire opposant, dans les vingt jours suivant la réception de l'avis prévu au paragraphe (5) ou, à défaut, suivant la date où il prend connaissance de l'adoption par les actionnaires de la résolution, envoie un avis écrit à la société indiquant :

a) ses nom et adresse;

b) le nombre et la catégorie des actions sur lesquelles porte son opposition;

c) une demande de versement de la juste valeur de ces actions.

Certificat d'actions

(7) L'actionnaire opposant, dans les trente jours suivant l'envoi de l'avis prévu au paragraphe (6), envoie à la société ou à son agent de transfert les certificats des actions sur lesquelles porte son opposition.

Current to May 29, 2023
Last amended on June 23, 2022
161
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Going-private Transactions and Squeeze-out Transactions
Section 282

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Transactions de fermeture et transactions d'éviction
Article 282

Forfeiture

(8) A dissenting shareholder who fails to comply with subsection (7) has no right to make a claim under this section.

Endorsing certificate

(9) A company or its transfer agent shall endorse on any share certificate received in accordance with subsection (7) a notice that the holder is a dissenting shareholder under this section and shall without delay return the share certificates to the dissenting shareholder.

Suspension of rights

(10) On sending a notice under subsection (6), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section. However, the shareholder's rights are reinstated as of the date the notice was sent if

(a) the shareholder withdraws the notice before the company makes an offer under subsection (11);

(b) the company fails to make an offer in accordance with subsection (11) and the shareholder withdraws the notice; or

(c) the directors revoke under section 225 the special resolution that was made in respect of the going-private transaction or squeeze-out transaction.

Offer to pay

(11) A company shall, no later than seven days after the later of the day on which the action approved by the resolution from which the shareholder dissents becomes effective and the day on which the company received the notice referred to in subsection (6), send to each dissenting shareholder who sent a notice

(a) a written offer to pay for their shares in an amount considered by the directors of the company to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (25) applies, a notice that it is unable to lawfully pay dissenting shareholders for their shares.

Same terms

(12) Every offer made under subsection (11) for shares of the same class or series is to be on the same terms.

Déchéance

(8) L'actionnaire opposant qui ne se conforme pas au paragraphe (7) ne peut faire valoir le droit de s'opposer prévu au présent article.

Endossement du certificat

(9) La société ou son agent de transfert renvoie immédiatement à l'actionnaire opposant les certificats reçus en application du paragraphe (7) après y avoir inscrit une mention à l'endos attestant que l'actionnaire est un opposant au titre du présent article.

Suspension des droits

(10) Dès l'envoi de l'avis prévu au paragraphe (6), l'actionnaire opposant perd tous ses droits sauf celui de se faire rembourser la juste valeur de ses actions déterminée conformément au présent article; cependant, il recouvre ses droits rétroactivement à compter de la date d'envoi de l'avis si, selon le cas :

a) il retire l'avis avant que la société ne fasse l'offre visée au paragraphe (11);

b) la société n'ayant pas fait l'offre conformément au paragraphe (11), il retire son avis;

c) les administrateurs annulent aux termes de l'article 225 la résolution extraordinaire visant la transaction de fermeture ou la transaction d'éviction.

Offre de versement

(11) La société, dans les sept jours suivant la date de prise d'effet des mesures approuvées dans la résolution à l'égard de laquelle l'actionnaire fait valoir son opposition ou, si elle est postérieure, celle de la réception de l'avis prévu au paragraphe (6), envoie aux actionnaires opposants qui ont fait parvenir leur avis :

a) une offre écrite de remboursement de leurs actions à leur juste valeur, telle que déterminée par les administrateurs, avec une déclaration précisant le mode de calcul retenu;

b) en cas d'application du paragraphe (25), un avis les informant qu'il lui est légalement impossible d'effectuer le remboursement.

Modalités identiques

(12) Les offres prévues au paragraphe (11) sont faites selon les mêmes modalités si elles visent des actions de la même catégorie ou série.

Current to May 29, 2023
Last amended on June 23, 2022
162
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Going-private Transactions and Squeeze-out Transactions
Section 282

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Transactions de fermeture et transactions d'éviction
Article 282

Payment

(13) Subject to subsection (25), a company shall pay for the shares of a dissenting shareholder within 10 days after the day on which an offer made under subsection (11) is accepted, but the offer lapses if the company does not receive an acceptance within 30 days after the day on which the offer is made.

Remboursement

(13) Sous réserve du paragraphe (25), la société procède au remboursement dans les dix jours suivant l'acceptation de l'offre faite en vertu du paragraphe (11); si l'acceptation ne lui parvient pas dans les trente jours suivant le jour où l'offre est faite, celle-ci devient caduque.

Court may fix fair value

(14) If a company fails to make an offer under subsection (11) or if a dissenting shareholder fails to accept an offer, the company may, within 50 days after the day on which the action approved by the resolution from which the shareholder dissents becomes effective or within any further period that a court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Demande de la société au tribunal

(14) Faute par la société de faire l'offre prévue au paragraphe (11), ou par l'actionnaire opposant de l'accepter, la société peut, dans les cinquante jours suivant la date de prise d'effet des mesures approuvées dans la résolution à l'égard de laquelle l'actionnaire fait valoir son opposition ou dans tout délai supplémentaire accordé par le tribunal, demander à celui-ci de fixer la juste valeur des actions.

Shareholder application

(15) If a company fails to apply to a court under subsection (14), a dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within any further period that the court may allow.

Demande de l'actionnaire au tribunal

(15) Faute par la société de saisir le tribunal en vertu du paragraphe (14), celui-ci peut être saisi par l'actionnaire opposant qui bénéficie alors d'un délai supplémentaire de vingt jours ou de tout délai supplémentaire accordé par le tribunal.

Venue

(16) An application under subsection (14) or (15) is to be made to a court having jurisdiction where the company's head office is situated or, if the company carries on business in the province in which the dissenting shareholder resides, in that province.

Compétence territoriale

(16) La demande prévue aux paragraphes (14) ou (15) doit être présentée au tribunal du ressort du siège de la société ou de la résidence de l'actionnaire opposant, si celle-ci est située dans une province où la société exerce son activité commerciale.

No security for costs

(17) A dissenting shareholder is not required to give security for costs in an application made under subsection (14) or (15).

Absence de cautionnement

(17) Dans le cadre d'une demande présentée en vertu des paragraphes (14) ou (15), l'actionnaire opposant n'est pas tenu de fournir de cautionnement pour les frais.

Parties

(18) On an application to a court under subsection (14) or (15),

(a) all dissenting shareholders whose shares have not been purchased by the company are to be joined as parties and are bound by the decision of the court;

(b) the company shall notify each of them of the date, place and consequences of the application and their right to appear and be heard in person or by counsel; and

(c) the company shall notify the Superintendent of the date and place of the application and the Superintendent may appear and be heard in person or by counsel.

Parties et surintendant

(18) Sur demande présentée en vertu des paragraphes (14) ou (15) :

a) tous les actionnaires opposants dont la société n'a pas acheté les actions sont mis en cause et sont liés par la décision du tribunal;

b) la société avise chacun d'eux de la date et du lieu de l'audition de la demande, des conséquences de celle-ci ainsi que de son droit de comparaître en personne ou par ministère d'avocat;

c) elle avise également le surintendant de la date et du lieu de l'audition de la demande et celui-ci peut comparaître en personne ou par ministère d'avocat.

Current to May 29, 2023
Last amended on June 23, 2022
163
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Going-private Transactions and Squeeze-out Transactions
Section 282

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Transactions de fermeture et transactions d'éviction
Article 282

Powers of court

(19) On an application to a court under subsection (14) or (15), the court may determine whether any other person is a dissenting shareholder and is to be joined as a party and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(20) The court may appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(21) The final order of the court is to be rendered against the company in favour of each dissenting shareholder for the value of the shares as fixed by the court.

Interest

(22) The court may allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution from which the shareholder dissents becomes effective until the date of payment.

Notice that s. (25) applies

(23) If subsection (25) applies, the company shall within 10 days after an order is made under subsection (21) notify each dissenting shareholder that it is unable to lawfully pay dissenting shareholders for their shares.

Effect of s. (25)

(24) If subsection (25) applies, a dissenting shareholder may by written notice delivered to the company within 30 days after receiving notice under subsection (23)

(a) withdraw their notice of dissent, in which case the company is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain their status as a claimant against the company, to be paid as soon as the company is able to lawfully pay them or, in a liquidation, to be ranked subordinate to the rights of the company's creditors but in priority to its shareholders.

Limitation

(25) A company may not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that the company is or the payment

Pouvoirs du tribunal

(19) Sur demande présentée en vertu des paragraphes (14) ou (15), le tribunal peut décider qu'il existe d'autres actionnaires opposants à mettre en cause et doit fixer la juste valeur des actions en question.

Experts

(20) Le tribunal peut charger des experts-estimateurs de l'aider à calculer la juste valeur des actions des actionnaires opposants.

Ordonnance définitive

(21) L'ordonnance définitive est rendue contre la société en faveur de chaque actionnaire opposant et indique la valeur des actions fixée par le tribunal.

Intérêts

(22) Le tribunal peut accorder sur la somme versée à chaque actionnaire opposant des intérêts à un taux raisonnable pour la période comprise entre la date de prise d'effet des mesures approuvées dans la résolution à l'égard de laquelle l'actionnaire fait valoir son opposition et celle du versement.

Avis d'application du par. (25)

(23) Dans les cas prévus au paragraphe (25), la société, dans les dix jours suivant le prononcé de l'ordonnance prévue au paragraphe (21), avise chaque actionnaire opposant qu'il lui est légalement impossible d'effectuer le remboursement.

Effet de l'application du par. (25)

(24) En cas d'application du paragraphe (25), l'actionnaire opposant peut, par avis écrit remis à la société dans les trente jours suivant la réception de l'avis prévu au paragraphe (23) :

a) soit retirer son avis d'opposition et recouvrer ses droits, la société étant réputée consentir à ce retrait;

b) soit conserver la qualité de créancier pour être remboursé par la société dès qu'elle sera légalement en mesure de le faire ou, en cas de liquidation, pour être colloqué après les autres créanciers mais par préférence aux actionnaires.

Limitation

(25) La société ne peut effectuer aucun paiement aux actionnaires opposants en vertu du présent article s'il existe des motifs raisonnables de croire que, ce faisant, elle contrevient ou contreviendra aux règlements visés aux

Current to May 29, 2023
Last amended on June 23, 2022
164
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Going-private Transactions and Squeeze-out Transactions
Sections 282-288

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Transactions de fermeture et transactions d'éviction
Articles 282-288

would cause the company to be in contravention of a regulation referred to in subsection 473(1) or (2) or of an order made under subsection 473(3).

1991, c. 45, s. 282; 2005, c. 54, s. 422.

283 [Repealed, 2005, c. 54, s. 422]

284 [Repealed, 2005, c. 54, s. 422]

285 [Repealed, 2005, c. 54, s. 422]

286 [Repealed, 2005, c. 54, s. 422]

287 [Repealed, 2005, c. 54, s. 422]

Compulsory Acquisitions

Definitions

288 (1) In this section and sections 289 to 298,

affiliate means a body corporate that is affiliated with another body corporate within the meaning of subsection 6(2); (*groupe*)

associate of the offeror means

(a) a body corporate that an offeror, directly or indirectly, controls, determined without regard to paragraph 3(1)(d), or of which an offeror beneficially owns shares or securities currently convertible into shares carrying more than 10 per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase the shares or the convertible securities,

(b) a partner of the offeror acting on behalf of the partnership of which they are partners,

(c) a trust or estate in which the offeror has a substantial beneficial interest or in respect of which they serve as a trustee or a liquidator of the succession or in a similar capacity,

(d) a spouse or common-law partner of the offeror,

(e) a child of the offeror or of the offeror's spouse or common-law partner, or

(f) a relative of the offeror or of the offeror's spouse or common-law partner, if that relative has the same residence as the offeror; (*associé du pollicitant*)

dissenting offeree means a holder of a share who does not accept a take-over bid or a subsequent holder of the share who acquires it from the first-mentioned holder; (*pollicité opposant*)

paragraphes 473(1) ou (2) ou aux ordonnances visées au paragraphe 473(3).

1991, ch. 45, art. 282; 2005, ch. 54, art. 422.

283 [Abrogé, 2005, ch. 54, art. 422]

284 [Abrogé, 2005, ch. 54, art. 422]

285 [Abrogé, 2005, ch. 54, art. 422]

286 [Abrogé, 2005, ch. 54, art. 422]

287 [Abrogé, 2005, ch. 54, art. 422]

Offres publiques d'achat

Définitions

288 (1) Les définitions qui suivent s'appliquent au présent article et aux articles 289 à 298.

action Action conférant ou non un droit de vote. Y sont assimilés la valeur mobilière immédiatement convertible en une telle action et l'option ou le droit, susceptibles d'exercice immédiat, d'acquérir une telle action ou valeur mobilière. (*share*)

associé du pollicitant

a) La personne morale que le pollicitant contrôle, directement ou indirectement, — abstraction faite de l'alinéa 3(1)d) — ou dans laquelle il a la propriété effective soit d'un certain nombre d'actions, ou de valeurs mobilières immédiatement convertibles en actions, conférant plus de dix pour cent des droits de vote en tout état de cause ou en raison de la survenance d'un fait qui demeure, soit d'une option ou d'un droit susceptibles d'exercice immédiat et permettant d'acquérir de telles actions ou valeurs mobilières;

b) l'associé du pollicitant dans une société de personnes agissant pour le compte de celle-ci;

c) la fiducie ou la succession dans lesquelles le pollicitant a un intérêt substantiel à titre de véritable propriétaire ou à l'égard desquelles il remplit des fonctions de fiduciaire, d'exécuteur testamentaire ou des fonctions analogues;

d) l'époux ou conjoint de fait du pollicitant;

e) ses enfants ou ceux de son époux ou conjoint de fait;

Current to May 29, 2023
Last amended on June 23, 2022
165
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Section 288

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Article 288

exempt offer [Repealed, 2005, c. 54, s. 423]

offeree means a person to whom a take-over bid is made; (*pollicité*)

offeree company means a company the shares of which are the object of a take-over bid; (*société pollicitée*)

offeror means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a) make take-over bids jointly or in concert, or

(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made; (*pollicitant*)

share means a share with or without voting rights and includes

(a) a security that is currently convertible into a share, and

(b) a currently exercisable option or right to acquire a share or a security referred to in paragraph (a); (*action*)

take-over bid means an offer made by an offeror at approximately the same time to all of the shareholders of a distributing company to acquire all of the shares of a class of issued shares, and includes an offer by a distributing company to repurchase all of the shares of a class. (*offre d'achat visant à la mainmise*)

f) ses autres parents — ou ceux de son époux ou conjoint de fait — qui partagent sa résidence. (*associate of the offeror*)

groupe Sont du même groupe les personnes morales qui le sont au sens du paragraphe 6(2). (*affiliate*)

offre d'achat visant à la mainmise L'offre qu'un pollicitant adresse à peu près au même moment à tous les actionnaires d'une société ayant fait appel au public pour acquérir toutes les actions d'une catégorie d'actions émises. Y est assimilée la pollicitation d'une telle société visant le rachat de toutes les actions d'une catégorie de ses actions. (*take-over bid*)

offre franche [Abrogée, 2005, ch. 54, art. 423]

offre publique d'achat [Abrogée, 2005, ch. 54, art. 423]

pollicitant Toute personne, à l'exception du mandataire, qui fait une offre d'achat visant à la mainmise et, en outre, les personnes qui conjointement ou de concert, même indirectement :

a) soit font une telle offre;

b) soit ont l'intention d'exercer les droits de vote dont sont assorties les actions faisant l'objet d'une telle offre. (*offeror*)

pollicité Toute personne à laquelle est faite une offre dans le cadre d'une offre d'achat visant à la mainmise. (*offeree*)

pollicité opposant Actionnaire pollicité qui refuse l'offre qui lui est faite dans le cadre de l'offre d'achat visant à la mainmise, ainsi que le détenteur subséquent des actions. (*dissenting offeree*)

société pollicitée Société dont les actions font l'objet d'une offre d'achat visant à la mainmise. (*offeree company*)

Control

(2) For the purposes of this section and sections 289 to 298, a person controls a body corporate when the person controls the body corporate within the meaning of section 3, determined without regard to paragraph 3(1)(d).

Contrôle

(2) Pour l'application du présent article et des articles 289 à 298, une personne contrôle une personne morale si elle la contrôle au sens de l'article 3, abstraction faite de l'alinéa 3(1)d).

Date of bid

(3) A take-over bid is deemed to be dated as of the date on which it is sent.

1991, c. 45, s. 288; 2000, c. 12, s. 299; 2005, c. 54, s. 423.

Date de l'offre

(3) L'offre d'achat visant à la mainmise est réputée être datée du jour de son envoi.

1991, ch. 45, art. 288; 2000, ch. 12, art. 299; 2005, ch. 54, art. 423.

Current to May 29, 2023
Last amended on June 23, 2022
166
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Sections 289-290

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Articles 289-290

Right to acquire shares

289 If, within one hundred and twenty days after the date of a take-over bid, the bid is accepted by the holders of not less than 90 per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with sections 290 to 295, subsections 296(1) and (2) and section 297, to acquire the shares held by the dissenting offerees.

1991, c. 45, s. 289; 2005, c. 54, s. 424(F).

Droit d'acquérir des actions

289 Le pollicitant peut, en se conformant aux articles 290 à 295, aux paragraphes 296(1) et (2) et à l'article 297, acquérir les actions des pollicités opposants lorsque l'offre d'achat visant à la mainmise est, dans les cent vingt jours suivant la date où elle est faite, acceptée par les détenteurs d'au moins quatre-vingt-dix pour cent des actions de la catégorie en cause, sans qu'il soit tenu compte des actions détenues à la date de l'offre d'achat visant à la mainmise, même indirectement, par lui-même, les personnes morales de son groupe ou ses associés.

1991, ch. 45, art. 289; 2005, ch. 54, art. 424(F).

Offeror's notice to dissenters

290 (1) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror's notice to each dissenting offeree and to the Superintendent stating that

(a) offerees holding not less than 90 per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, have accepted the take-over bid;

(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c) a dissenting offeree is required to elect

(i) to transfer the dissenting offeree's shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the dissenting offeree's shares in accordance with sections 294 to 297 by notifying the offeror within twenty days after receipt of the offeror's notice;

(d) a dissenting offeree who does not notify the offeror in accordance with paragraph 291(b) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e) a dissenting offeree must send the dissenting offeree's shares to which the take-over bid relates to the offeree company within twenty days after the dissenting offeree receives the offeror's notice.

Avis du pollicitant aux opposants

290 (1) Le pollicitant peut acquérir les actions des pollicités opposants en leur faisant parvenir ainsi qu'au surintendant, par courrier recommandé, dans les soixante jours suivant la date d'expiration de l'offre d'achat visant à la mainmise et, en tout état de cause, dans les cent quatre-vingts jours suivant la date de l'offre d'achat visant à la mainmise, un avis précisant à la fois :

a) que les pollicités détenant quatre-vingt-dix pour cent au moins d'actions de la catégorie en cause, sans qu'il soit tenu compte des actions détenues à la date de l'offre, même indirectement, par lui-même, les personnes morales de son groupe ou ses associés, ont accepté l'offre;

b) qu'il est tenu de prendre livraison, contre paiement, des actions des pollicités acceptants, ou qu'il l'a déjà fait;

c) que les pollicités opposants doivent décider :

(i) soit de lui céder leurs actions selon les conditions offertes aux pollicités acceptants,

(ii) soit d'exiger, par notification faite dans les vingt jours qui suivent la réception de l'avis, le paiement de la juste valeur de leurs actions en conformité avec les articles 294 à 297;

d) que faute de donner avis conformément à l'alinéa 291b), ils sont réputés avoir choisi de lui céder leurs actions aux conditions faites aux pollicités acceptants;

e) qu'ils doivent envoyer les actions en cause à la société pollicitée dans les vingt jours de la réception de l'avis.

Current to May 29, 2023
167
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Sections 290-292

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Articles 290-292

Notice of adverse claim

(2) Concurrently with sending the offeror's notice under subsection (1), the offeror shall send to the offeree company a notice of adverse claim in accordance with subsection 132(1) with respect to each share held by a dissenting offeree.

1991, c. 45, s. 290; 2005, c. 54, s. 425.

Avis d'opposition

(2) Le pollicitant fait parvenir à la société pollicitée, simultanément, l'avis mentionné au paragraphe (1) et, pour chaque action détenue par un pollicité opposant, l'avis d'opposition visé au paragraphe 132(1).

1991, ch. 45, art. 290; 2005, ch. 54, art. 425.

Share certificates and election

291 A dissenting offeree to whom a notice is sent under subsection 290(1) shall within 20 days after receiving the notice

(a) send to the offeree company the share certificates representing the shares to which the take-over bid relates; and

(b) elect to transfer the shares to the offeror on the same terms as those on which the offeror acquired shares from the offerees who accepted the take-over bid or to demand payment of the fair value of the shares in accordance with sections 294 to 297 by notifying the offeror.

1991, c. 45, s. 291; 2005, c. 54, s. 426.

Certificat d'action

291 Les pollicités opposants doivent, dans les vingt jours suivant la réception de l'avis visé au paragraphe 290(1) :

a) envoyer à la société pollicitée les certificats des actions en cause dans l'offre d'achat visant à la mainmise;

b) soit céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants, soit exiger, en donnant avis au pollicitant, le paiement de la juste valeur de leurs actions en conformité avec les articles 294 à 297.

1991, ch. 45, art. 291; 2005, ch. 54, art. 426.

Deemed election

291.1 A dissenting offeree who does not notify the offeror in accordance with paragraph 291(b) is deemed to have elected to transfer the shares to the offeror on the same terms as those on which the offeror acquired shares from the offerees who accepted the take-over bid.

2005, c. 54, s. 426.

Choix réputé

291.1 Faute par les pollicités opposants de donner avis conformément à l'alinéa 291b), ils sont réputés avoir choisi de céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants.

2005, ch. 54, art. 426.

Payment to offeree company

292 (1) Within 20 days after the offeror sends a notice under subsection 290(1), the offeror shall pay the money, or transfer the other consideration, to the offeree company that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to transfer their shares in accordance with paragraph 291(b).

Paiement à la société pollicitée

292 (1) Dans les vingt jours suivant l'envoi de l'avis visé au paragraphe 290(1), le pollicitant remet à la société pollicitée les fonds ou toute autre contrepartie qu'il aurait eu à remettre aux pollicités opposants s'ils avaient accepté de céder leurs actions conformément à l'alinéa 291b).

Consideration in trust

(2) An offeree company is deemed to hold in a fiduciary capacity for the dissenting offerees the money or other consideration it receives under subsection (1).

Contrepartie détenue en fiducie

(2) La société pollicitée est réputée détenir à titre de représentant, pour le compte des pollicités opposants, les fonds ou autre contrepartie reçus.

Deposit or custody

(3) An offeree company shall deposit the money received under subsection (1) in a separate account in another deposit-taking financial institution in Canada and the offeree company shall place any other consideration in the

Dépôt ou garde

(3) La société pollicitée dépose les fonds reçus dans un compte distinct ouvert auprès d'une autre institution financière acceptant des dépôts au Canada et confie toute autre contrepartie à la garde d'une telle institution au Canada.

1991, ch. 45, art. 292; 2005, ch. 54, art. 427.

Current to May 29, 2023
Last amended on June 23, 2022
168
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Sections 292-293

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Articles 292-293

custody of another deposit-taking financial institution in Canada.

1991, c. 45, s. 292; 2005, c. 54, s. 427.

Fiduciary capacity of company

292.1 A company that is making a take-over bid to repurchase all of the shares of a class is deemed to hold in a fiduciary capacity for the dissenting shareholders the money that it would have had to pay, and the other consideration that it would have had to transfer, to a dissenting offeree if the dissenting offeree had elected to transfer their shares in accordance with paragraph 291(b). The company shall within 20 days after a notice is sent under subsection 290(1) deposit the money in a separate account in another deposit-taking financial institution in Canada and place any other consideration in the custody of another deposit-taking financial institution in Canada.

2005, c. 54, s. 428.

Duty of offeree company

293 Within thirty days after an offeror sends an offeror's notice under subsection 290(1), the offeree company shall

(a) if the payment or transfer required by subsection 292(1) is made, issue to the offeror a share certificate in respect of the shares that were held by the dissenting offerees;

(b) give to each dissenting offeree who elects to transfer shares under paragraph 291(b) and who sends the share certificates as required under paragraph 291(a) the money or other consideration to which they are entitled, disregarding fractional shares, which may be paid for in money; and

(c) if the payment or transfer required by subsection 292(1) is made and the money or other consideration is deposited as required by subsections 292(2) and (3) or section 292.1, send to each dissenting offeree who has not sent share certificates as required under paragraph 291(a) a notice stating that

(i) their shares have been cancelled,

(ii) the offeree company or its designated person holds in a fiduciary capacity for that offeree the money or other consideration to which they are entitled as payment for or in exchange for the shares, and

(iii) the offeree company will, subject to sections 294 to 297, send that money or other consideration to that offeree without delay after receiving the share certificates.

1991, c. 45, s. 293; 2005, c. 54, s. 429.

Contrepartie

292.1 Dans le cas où le pollicitant est une société qui vise à racheter toutes les actions d'une catégorie quelconque, il est réputé détenir à titre de représentant, pour le compte des pollicités opposants, les fonds ou toute autre contrepartie qu'il aurait eu à leur remettre s'ils avaient accepté de lui céder leurs actions conformément à l'alinéa 291b). Il doit, dans les vingt jours suivant l'envoi de l'avis visé au paragraphe 290(1), déposer les fonds dans un compte distinct ouvert auprès d'une autre institution financière acceptant des dépôts au Canada et confier l'autre contrepartie à la garde d'une telle institution au Canada.

2005, ch. 54, art. 428.

Obligation de la société pollicitée

293 Dans les trente jours de l'envoi de l'avis, la société pollicitée doit :

a) remettre au pollicitant les certificats des actions que détenaient les pollicités opposants s'il s'est conformé au paragraphe 292(1);

b) remettre à chaque pollicité opposant qui accepte de céder ses actions conformément à l'alinéa 291b) et envoie ses certificats d'actions en application de l'alinéa 291a) les fonds ou toute autre contrepartie auxquels il a droit, sans tenir compte des fractions d'actions, dont le règlement peut toujours se faire en numéraire;

c) si les fonds ou l'autre contrepartie exigés par le paragraphe 292(1) sont remis et, selon le cas, déposés ou confiés en application des paragraphes 292(2) et (3) ou de l'article 292.1, envoyer à chaque pollicité opposant qui ne s'est pas conformé à l'alinéa 291a) un avis l'informant que :

(i) ses actions ont été annulées,

(ii) elle-même ou toute autre personne désignée détient pour lui à titre de représentant les fonds ou l'autre contrepartie auxquels il a droit,

(iii) elle lui enverra, sous réserve des articles 294 à 297, les fonds ou l'autre contrepartie dès réception des certificats d'actions.

1991, ch. 45, art. 293; 2005, ch. 54, art. 429.

Current to May 29, 2023
Last amended on June 23, 2022
169
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Sections 294-296

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Articles 294-296

Court may fix fair value

294 (1) If a dissenting offeree has elected to demand payment of the fair value of their shares under paragraph 291(b), the offeror may, within 20 days after it has paid the money or transferred the other consideration under subsection 292(1), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem

(2) If an offeror fails to apply to a court under subsection (1), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

Venue

(3) An application under subsection (1) or (2) shall be made to a court having jurisdiction in the place at which the head office of the company is situated or in the province in which the dissenting offeree resides if the company carries on business in that province.

No security for costs

(4) A dissenting offeree is not required to give security for costs in an application made under subsection (1) or (2).

1991, c. 45, s. 294; 2005, c. 54, s. 430.

Parties and notice

295 On an application under subsection 294(1) or (2),

(a) all dissenting offerees who have made elections to demand payment under paragraph 291(b) and whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of the dissenting offeree's right to appear and be heard in person or by counsel at the hearing of the application.

1991, c. 45, s. 295; 2005, c. 54, s. 431.

Powers of court

296 (1) On an application to a court under subsection 294(1) or (2), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Appraisers

(2) A court may in its discretion appoint one or more appraisers to assist the court in fixing a fair value for the shares of a dissenting offeree.

Fixation de la juste valeur par le tribunal

294 (1) Le pollicitant peut, dans les vingt jours suivant la remise prévue au paragraphe 292(1), demander au tribunal de fixer la juste valeur des actions des pollicités opposants qui ont choisi de se la faire payer conformément à l'alinéa 291b).

Idem

(2) Faute par le pollicitant de saisir le tribunal, les pollicités opposants bénéficient d'un délai supplémentaire de vingt jours pour le faire.

Compétence territoriale

(3) La demande prévue aux paragraphes (1) et (2) est présentée au tribunal compétent du lieu du siège de la société ou de la résidence du pollicité opposant, si celle-ci est fixée dans une province où la société exerce son activité commerciale.

Absence de caution pour frais

(4) Dans le cadre d'une demande visée aux paragraphes (1) et (2), les pollicités opposants ne sont pas tenus de fournir caution pour les frais.

1991, ch. 45, art. 294; 2005, ch. 54, art. 430.

Parties et avis

295 Sur saisine du tribunal :

a) tous les pollicités opposants qui ont choisi d'exiger le paiement de la juste valeur de leurs actions en conformité avec l'alinéa 291b) et dont les actions n'ont pas été acquises par le pollicitant sont mis en cause et liés par la décision du tribunal;

b) le pollicitant avise chaque pollicité opposant concerné de la date, du lieu et des conséquences de la demande, ainsi que de son droit de comparaître en personne ou par ministère d'avocat lors de l'audition de celle-ci.

1991, ch. 45, art. 295; 2005, ch. 54, art. 431.

Pouvoirs du tribunal

296 (1) Avant de fixer la juste valeur des actions de tous les pollicités opposants, le tribunal peut, sur demande présentée conformément aux paragraphes 294(1) ou (2), décider s'il existe d'autres pollicités opposants à mettre en cause.

Experts

(2) Le tribunal peut charger des estimateurs experts de l'aider à fixer la juste valeur des actions des pollicités opposants.

Current to May 29, 2023
Last amended on June 23, 2022
170
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Sections 296-298.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Articles 296-298.1

Final order

(3) The final order of a court shall be made against the offeror in favour of each dissenting offeree and for the amount for each dissenting offeree's shares as fixed by the court.

Additional powers of court

(4) In connection with proceedings under subsection 294(1) or (2), a court may make any order it thinks fit and, without limiting the generality of the foregoing, may

(a) fix the amount of money or other consideration that is deemed to be held in a fiduciary capacity under subsection 292(2) or section 292.1;

(b) order that the money or other consideration is to be held in trust by a person other than the offeree company;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date the dissenting offeree sends the share certificates required under section 291 until the date of payment; or

(d) order that any money payable to a shareholder who cannot be found is to be paid to the Minister.

1991, c. 45, s. 296; 2005, c. 54, s. 432.

Status of dissenter

297 Where no application is made to a court under subsection 294(2) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer the dissenting offeree's shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Payment of unclaimed money

298 The Minister shall pay to the Bank of Canada any amounts paid to the Minister under subsection 296(4), and section 372 applies in respect thereof as if the amounts paid under subsection 296(4) had been paid under subsection 371(3).

Obligation to acquire shares

298.1 (1) If a shareholder who holds shares of an offeree company does not receive the notice referred to in subsection 290(1), the shareholder may require the offeror to acquire the shares

(a) within 90 days after the date of termination of the take-over bid; or

(b) if the shareholder did not receive an offer under the take-over bid, within 90 days after the later of

Ordonnance définitive

(3) L'ordonnance définitive du tribunal est rendue contre le pollicitant, en faveur de chaque pollicité opposant, et indique la valeur des actions fixée par le tribunal.

Pouvoirs supplémentaires

(4) À l'occasion de sa saisine, le tribunal peut rendre toute ordonnance qu'il estime indiquée, notamment pour :

a) fixer le montant en numéraire ou toute autre contrepartie réputés être détenus par la société à titre de représentant conformément au paragraphe 292(2) ou à l'article 292.1;

b) faire détenir en fiducie le montant en numéraire ou toute autre contrepartie par une personne autre que la société pollicitée;

c) allouer, sur la somme à payer à chaque pollicité opposant, des intérêts à un taux acceptable pour la période comprise entre la date d'envoi des certificats d'actions et celle du paiement;

d) prévoir le versement, au ministre, des fonds payables aux actionnaires introuvables.

1991, ch. 45, art. 296; 2005, ch. 54, art. 432.

Cas du pollicité opposant

297 Le pollicité opposant qui ne saisit pas le tribunal ou ne le fait pas dans le délai fixé est réputé avoir transféré ses actions au pollicitant aux mêmes conditions que celui-ci a acquis celles des pollicités acceptants.

Paiement des sommes non réclamées

298 Le ministre verse à la Banque du Canada les sommes qui lui sont payées au titre du paragraphe 296(4), et l'article 372 s'applique à cet égard comme s'il s'agissait de sommes versées en vertu du paragraphe 371(3).

Acquisition forcée à la demande d'un actionnaire

298.1 (1) L'actionnaire qui détient des actions d'une société pollicitée et qui n'a pas reçu l'avis prévu au paragraphe 290(1) peut obliger le pollicitant à acquérir ses actions :

a) soit dans les quatre-vingt-dix jours suivant la date d'expiration de l'offre d'achat visant à la mainmise;

b) soit, s'il n'a pas reçu d'offre dans le cadre de l'offre d'achat visant à la mainmise, dans le délai visé à

Current to May 29, 2023
Last amended on June 23, 2022
171
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Compulsory Acquisitions
Sections 298.1-301

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Offres publiques d'achat
Articles 298.1-301

(i) the date of termination of the take-over bid, and

(ii) the day on which the shareholder learned of the take-over bid.

l'alinéa a) ou dans les quatre-vingt-dix jours suivant la date où il a pris connaissance de l'offre d'achat visant à la mainmise, si ce délai est plus long.

Acquisition on same terms

(2) If the shareholder requires the offeror to acquire shares, the offeror shall acquire them on the same terms as those on which the offeror acquires shares from offerees who accept the take-over bid.

2005, c. 54, s. 433.

Conditions

(2) Le pollicitant est alors tenu d'acquérir les actions aux mêmes conditions que celles faites aux pollicités acceptants.

2005, ch. 54, art. 433.

Trust Indentures

Definitions

299 In this section and sections 300 to 311,

event of default means, in relation to a trust indenture, an event specified in the trust indenture on the occurrence of which the principal, interest and other moneys payable thereunder become or may be declared to be payable before maturity, but the event is not an event of default until all the conditions set out in the trust indenture in connection with the giving of notice of the event have been satisfied or the period of time for giving the notice has elapsed; (*cas de défaut*)

issuer means a company that has issued, is about to issue or is in the process of issuing subordinated indebtedness; (*émetteur*)

trustee means any person appointed as trustee under the terms of a trust indenture to which a company is a party, and includes any successor trustee; (*fiduciaire*)

trust indenture means any deed, indenture or other instrument, including any supplement or amendment thereto, made by a company under which the company issues subordinated indebtedness and in which a person is appointed as trustee for the holders of the subordinated indebtedness issued thereunder. (*acte de fiducie*)

Acte de fiducie

Définitions

299 Les définitions qui suivent s'appliquent au présent article et aux articles 300 à 311.

acte de fiducie Instrument, ainsi que tout acte additif ou modificatif, établi par une société, en vertu duquel elle émet des titres secondaires et dans lequel est désigné un fiduciaire pour les détenteurs de ces titres. (*trust indenture*)

cas de défaut Événement précisé dans l'acte de fiducie, à la survenance duquel les sommes payables aux termes de cet acte, notamment le principal et l'intérêt, deviennent ou peuvent être déclarées exigibles avant l'échéance. L'événement ne constitue toutefois un cas de défaut que si se réalisent les conditions que prévoit l'acte en matière d'envoi d'avis ou de délai. (*event of default*)

émetteur La société qui a émis, s'apprête à émettre ou est en train d'émettre des titres secondaires. (*issuer*)

fiduciaire Toute personne, ainsi que ses remplaçants, nommée à ce titre dans un acte de fiducie auquel la société est partie. (*trustee*)

Application

300 Sections 301 to 311 apply in respect of a trust indenture if the subordinated indebtedness issued or to be issued under the trust indenture is part of a distribution to the public.

Champ d'application

300 Les articles 301 à 311 s'appliquent aux actes de fiducie prévoyant une émission de titres secondaires par voie de souscription publique.

Exemption

301 The Superintendent may, in writing, exempt a trust indenture from the application of sections 302 to 311 if, in the Superintendent's opinion, the trust indenture and the subordinated indebtedness are subject to a law of a province or other jurisdiction, other than Canada, that is

Dispense

301 Le surintendant peut, par écrit, dispenser les actes de fiducie de l'application des articles 302 à 311 s'il est d'avis que ces actes et les titres secondaires sont régis par

Current to May 29, 2023
Last amended on June 23, 2022
172
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Trust Indentures
Sections 301-306

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Acte de fiducie
Articles 301-306

substantially equivalent to the provisions of this Act relating to trust indentures.

Conflict of interest

302 (1) No person shall be appointed as trustee if at the time of the appointment there is a material conflict of interest between the person's role as trustee and any other role of the person.

Eliminating conflict of interest

(2) A trustee shall, within ninety days after the trustee becomes aware that a material conflict of interest exists,

> **(a)** eliminate the conflict of interest; or
>
> **(b)** resign from office.

Validity despite conflict

303 A trust indenture and any subordinated indebtedness issued thereunder are valid notwithstanding a material conflict of interest of the trustee.

Removal of trustee

304 If a trustee is appointed in contravention of subsection 302(1) or if a trustee contravenes subsection 302(2), any interested person may apply to a court for an order that the trustee be replaced, and the court may make an order on such terms as it thinks fit.

Trustee qualifications

305 A trustee, or at least one of the trustees if more than one is appointed, must be

> **(a)** a company that is a trust company pursuant to subsection 57(2); or
>
> **(b)** a body corporate that is incorporated by or under an Act of the legislature of a province and authorized to carry on business as a trustee.

List of security holders

306 (1) A holder of subordinated indebtedness issued under a trust indenture may, on payment to the trustee of a reasonable fee and on delivery of a statutory declaration to the trustee, require the trustee to provide, within fifteen days after the delivery to the trustee of the statutory declaration, a list setting out

> **(a)** the names and addresses of the registered holders of the outstanding subordinated indebtedness,
>
> **(b)** the principal amount of outstanding subordinated indebtedness owned by each such holder, and une loi provinciale ou étrangère fondamentalement semblable aux dispositions de la présente loi relatives aux actes de fiducie.

Conflits d'intérêts

302 (1) Nul ne peut être nommé fiduciaire quand la nomination crée un conflit d'intérêts sérieux.

Suppression du conflit d'intérêts

(2) Le fiduciaire qui découvre l'existence d'un conflit d'intérêts sérieux doit, dans les quatre-vingt-dix jours :

> **a)** soit y mettre fin;
>
> **b)** soit se démettre de ses fonctions.

Validité

303 Les actes de fiducie et les titres secondaires émis restent valides malgré l'existence d'un conflit d'intérêts sérieux mettant en cause le fiduciaire.

Révocation du fiduciaire

304 Le tribunal peut, à la demande de tout intéressé, ordonner, selon les modalités qu'il estime indiquées, le remplacement du fiduciaire qui a été nommé en contravention du paragraphe 302(1) ou qui contrevient au paragraphe 302(2).

Qualités requises pour être fiduciaire

305 Au moins un des fiduciaires nommés doit être :

> **a)** soit une société de fiducie au sens du paragraphe 57(2);
>
> **b)** soit une personne morale constituée sous le régime d'une loi provinciale et autorisée à exercer l'activité d'un fiduciaire.

Liste des détenteurs de valeurs mobilières

306 (1) Les détenteurs de titres secondaires émis peuvent demander au fiduciaire, sur paiement d'honoraires acceptables, de leur fournir, dans les quinze jours de la remise au fiduciaire d'une déclaration solennelle, une liste énonçant, à la date de la remise, pour les titres secondaires en circulation :

> **a)** les noms et adresses des détenteurs inscrits;
>
> **b)** le montant en principal des titres de chaque détenteur;
>
> **c)** le montant total en principal de ces titres.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Trust Indentures
Sections 306-307

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Acte de fiducie
Articles 306-307

(c) the aggregate principal amount of subordinated indebtedness outstanding as shown on the records maintained by the trustee on the day the statutory declaration is delivered to that trustee.

Duty of issuer

(2) On the demand of a trustee, the issuer of subordinated indebtedness shall provide the trustee with the information required to enable the trustee to comply with subsection (1).

Obligation de l'émetteur

(2) L'émetteur d'un titre secondaire fournit au fiduciaire, sur demande, les renseignements lui permettant de se conformer au paragraphe (1).

Where applicant is entity

(3) Where the person requiring the trustee to provide a list under subsection (1) is an entity, the statutory declaration required under that subsection shall be made by a director or an officer of the entity or a person acting in a similar capacity.

Entité demanderesse

(3) L'un des administrateurs ou dirigeants de l'entité qui demande au fiduciaire de lui fournir la liste prévue au paragraphe (1), ou une personne exerçant des fonctions similaires, établit la déclaration visée à ce paragraphe.

Contents of statutory declaration

(4) The statutory declaration required under subsection (1) must state

(a) the name and address of the person requiring the trustee to provide the list and, if the person is an entity, the address for service thereof; and

(b) that the list will not be used except as permitted by subsection (5).

Teneur de la déclaration

(4) La déclaration solennelle exigée au paragraphe (1) énonce :

a) les nom et adresse de la personne qui demande la liste et, s'il s'agit d'une entité, l'adresse aux fins de signification;

b) l'engagement de n'utiliser cette liste que conformément au paragraphe (5).

Use of list

(5) No person shall use a list obtained under this section except in connection with

(a) an effort to influence the voting of the holders of subordinated indebtedness;

(b) an offer to acquire subordinated indebtedness; or

(c) any other matter relating to the subordinated indebtedness or the affairs of the issuer or guarantor thereof.

Utilisation de la liste

(5) La liste obtenue aux termes du présent article ne peut être utilisée que dans le cadre :

a) soit de tentatives en vue d'influencer le vote des détenteurs de titres secondaires;

b) soit de l'offre d'acquérir des titres secondaires;

c) soit d'une question concernant les titres secondaires ou les affaires internes de l'émetteur ou de la caution.

Compliance with trust indentures

307 (1) An issuer or a guarantor of subordinated indebtedness issued or to be issued under a trust indenture shall, before undertaking

(a) the issue, certification and delivery of subordinated indebtedness under the trust indenture, or

(b) the satisfaction and discharge of the trust indenture,

provide the trustee with evidence of compliance with the conditions in the trust indenture in respect thereof.

Preuve de l'observation

307 (1) L'émetteur ou la caution de titres secondaires émis ou à émettre en vertu d'un acte de fiducie doivent, avant d'entreprendre toute activité prévue aux alinéas a) ou b), prouver au fiduciaire qu'ils ont rempli les conditions imposées par l'acte de fiducie à l'égard :

a) soit de l'émission, de la certification ou de la livraison des titres;

b) soit de l'exécution de l'acte.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Trust Indentures
Sections 307-308

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Acte de fiducie
Articles 307-308

Compliance by issuer or guarantor

(2) On the demand of a trustee, the issuer or guarantor of subordinated indebtedness issued or to be issued under a trust indenture shall provide the trustee with evidence of compliance with the conditions in the trust indenture by the issuer or guarantor in respect of any act to be done by the trustee at the request of the issuer or guarantor.

Evidence of compliance

(3) The following documents constitute evidence of compliance for the purposes of subsections (1) and (2):

(a) a statutory declaration or certificate made by a director or an officer of the issuer or guarantor stating that the conditions referred to in subsections (1) and (2) have been complied with;

(b) an opinion of legal counsel that the conditions of the trust indenture requiring review by legal counsel have been complied with, if the trust indenture requires compliance with conditions that are subject to review by legal counsel; and

(c) an opinion or report of the auditors of the issuer or guarantor, or such other accountant as the trustee selects, that the conditions of the trust indenture have been complied with, if the trust indenture requires compliance with conditions that are subject to review by auditors.

Further evidence of compliance

(4) The evidence of compliance referred to in subsection (3) shall include a statement by the person giving the evidence

(a) declaring that the person has read and understands the conditions of the trust indenture referred to in subsections (1) and (2);

(b) describing the nature and scope of the examination or investigation on which the person based the certificate, statement or opinion; and

(c) declaring that the person has made such examination or investigation as the person believes necessary to enable the statements to be made or the opinions contained or expressed therein to be given.

Trustee may require evidence

308 (1) On the request of a trustee, the issuer or guarantor of subordinated indebtedness issued under a trust indenture shall provide the trustee with evidence in such form as the trustee requires of compliance with any condition thereof relating to any action required or

Obligation de l’émetteur ou de la caution

(2) Sur demande du fiduciaire, l’émetteur ou la caution de titres secondaires émis ou à émettre doivent prouver au fiduciaire qu’ils ont rempli les conditions prévues à l’acte de fiducie avant de lui demander d’agir.

Preuve de l’observation

(3) La preuve exigée aux paragraphes (1) et (2) consiste :

a) en une déclaration solennelle ou un certificat, établis par l’un des dirigeants ou administrateurs de l’émetteur ou de la caution et attestant l’observation des conditions prévues à ces paragraphes;

b) si l’acte de fiducie impose l’observation de conditions soumises à l’examen d’un conseiller juridique, en un avis juridique qui en atteste l’observation;

c) si l’acte de fiducie impose l’observation de conditions soumises à l’examen d’un vérificateur, en un avis ou un rapport du vérificateur de l’émetteur ou de la caution ou de tout comptable — que le fiduciaire peut choisir — qui en atteste l’observation.

Preuve supplémentaire

(4) Toute preuve présentée sous la forme prévue au paragraphe (3) doit être assortie d’une déclaration de son auteur :

a) faisant état de sa connaissance des conditions de l’acte de fiducie mentionnées aux paragraphes (1) et (2);

b) précisant la nature et l’étendue de l’examen ou des recherches effectués à l’appui du certificat, de la déclaration ou de l’avis;

c) certifiant qu’il a apporté à cet examen et à ces recherches toute l’attention qu’il a estimé nécessaire.

Présentation de la preuve au fiduciaire

308 (1) Sur demande du fiduciaire et en la forme qu’il exige, l’émetteur ou la caution de titres secondaires doivent prouver au fiduciaire qu’ils ont rempli les conditions requises avant d’agir en application de l’acte de fiducie.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Corporate Records
Trust Indentures
Sections 308-311

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
Livres et registres
Acte de fiducie
Articles 308-311

permitted to be taken by the issuer or guarantor under the trust indenture.

Certificate of compliance

(2) At least once in each twelve month period beginning on the date of the trust indenture and at any other time on the demand of a trustee, the issuer or guarantor of subordinated indebtedness issued under a trust indenture shall provide the trustee with a certificate stating that the issuer or guarantor has complied with all requirements contained in the trust indenture that, if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an event of default, or, if there has been failure to so comply, giving particulars thereof.

Notice of default

309 A trustee shall, within thirty days after the trustee becomes aware of the occurrence thereof, give to the holders of subordinated indebtedness issued under a trust indenture notice of every event of default arising under the trust indenture and continuing at the time the notice is given, unless the trustee believes on reasonable grounds that it is in the best interests of the holders of the subordinated indebtedness to withhold the notice and so informs the issuer and guarantor in writing.

Duty of care

310 (1) In exercising a trustee's powers and discharging a trustee's duties, the trustee shall

(a) act honestly and in good faith with a view to the best interests of the holders of the subordinated indebtedness issued under the trust indenture; and

(b) exercise the care, diligence and skill of a reasonably prudent trustee.

Reliance on statements

(2) Notwithstanding subsection (1), a trustee is not liable if the trustee relies in good faith on statements contained in a statutory declaration, certificate, opinion or report that complies with this Act or the trust indenture.

No exculpation

311 No term of a trust indenture or of any agreement between a trustee and the holders of subordinated indebtedness issued thereunder or between the trustee and the issuer or guarantor operates to relieve a trustee from the duties imposed on the trustee by sections 302, 306 and 309 and subsection 310(1).

Certificat de conformité

(2) L'émetteur ou la caution de titres secondaires fournissent au fiduciaire, sur demande et au moins une fois tous les douze mois à compter de la date de l'acte de fiducie, soit un certificat attestant qu'ils ont rempli toutes les conditions dont l'inobservation constituerait un cas de défaut, notamment après remise d'un avis ou expiration d'un certain délai, soit, en cas d'inobservation de ces conditions, un certificat détaillé à ce sujet.

Avis de défaut

309 Le fiduciaire donne aux détenteurs de titres secondaires avis de tous les cas de défaut existants, dans les trente jours après avoir pris connaissance de leur survenance, sauf s'il a de bonnes raisons de croire que l'absence d'avis sert au mieux les intérêts des détenteurs de ces titres secondaires et informe en conséquence par écrit l'émetteur et la caution.

Obligations du fiduciaire

310 (1) Le fiduciaire remplit son mandat :

a) avec intégrité et de bonne foi, au mieux des intérêts des détenteurs de titres secondaires émis;

b) avec le soin, la diligence et la compétence d'un fiduciaire prudent.

Foi accordée aux déclarations

(2) Par dérogation au paragraphe (1), n'encourt aucune responsabilité le fiduciaire qui, de bonne foi, s'appuie sur des déclarations solennelles, des certificats, des avis ou des rapports conformes à la présente loi ou à l'acte de fiducie.

Caractère impératif des obligations

311 Aucune disposition d'un acte de fiducie ou de tout accord intervenu entre le fiduciaire et soit les détenteurs de titres secondaires émis en vertu de cet acte, soit l'émetteur ou la caution, ne peut relever ce fiduciaire des obligations découlant des articles 302, 306 et 309 et du paragraphe 310(1).

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Sections 312-313

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Articles 312-313

Financial Statements and Auditors

Annual Financial Statement

Financial year

312 (1) The financial year of a company ends, at the election of the company in its by-laws, on the expiration of the thirty-first day of October or the thirty-first day of December in each year.

First financial year

(2) Where a company has, after the first day of July in any year, obtained an order approving the commencement and carrying on of business, the first financial year of the company ends, at the election of the company in its by-laws, on the expiration of the thirty-first day of October or the thirty-first day of December in the next calendar year.

Annual financial statement

313 (1) The directors of a company shall place before the shareholders at every annual meeting

(a) a comparative annual financial statement (in this Act referred to as an “annual statement”) relating separately to

(i) the financial year immediately preceding the meeting, and

(ii) the financial year, if any, immediately preceding the financial year referred to in subparagraph (i);

(b) the report of the auditor of the company; and

(c) any further information respecting the financial position of the company and the results of its operations required by the by-laws of the company to be placed before the shareholders at the annual meeting.

Annual statement — contents

(2) With respect to each of the financial years to which it relates, the annual statement of a company must contain the prescribed statements and any information that is in the opinion of the directors necessary to present fairly, in accordance with the accounting principles referred to in subsection (4), the financial position of the company as at the end of the financial year to which it relates and the results of the operations and changes in the financial position of the company for that financial year.

Additional information

(3) A company shall include with its annual statement

États financiers et vérificateurs

Rapport financier annuel

Exercice

312 (1) L’exercice d’une société se termine, selon la date choisie par cette dernière dans ses règlements administratifs, soit le 31 octobre, soit le 31 décembre de chaque année.

Premier exercice

(2) Dans le cas où une société fait l’objet d’un agrément de fonctionnement après le premier juillet d’une année donnée, son premier exercice se termine, selon la date choisie par cette dernière dans ses règlements administratifs, soit le 31 octobre, soit le 31 décembre de l’année civile suivante.

Rapport annuel

313 (1) Le conseil d’administration doit, à l’assemblée annuelle, présenter aux actionnaires :

a) un rapport financier annuel comparatif désigné dans la présente loi sous le nom de « rapport annuel », et couvrant séparément :

(i) l’exercice précédant l’assemblée,

(ii) le cas échéant, l’exercice précédant l’exercice visé au sous-alinéa (i);

b) le rapport du vérificateur de la société;

c) tous les autres renseignements sur la situation financière de la société et les résultats de ses opérations à présenter, selon ses règlements administratifs, aux actionnaires à l’assemblée annuelle.

Teneur du rapport annuel

(2) Le rapport annuel de la société pour chaque exercice contient les rapports prévus par règlement ainsi que les renseignements que le conseil d’administration juge nécessaires pour présenter fidèlement, selon les principes comptables visés au paragraphe (4), la situation financière de la société à la clôture de l’exercice ainsi que les résultats de ses opérations et les modifications survenues dans sa situation financière au cours de l’exercice.

Renseignements additionnels

(3) La société joint à son rapport annuel :

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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Annual Financial Statement
Sections 313-314

(a) a list of the subsidiaries of the company, other than subsidiaries that are not required to be listed by the regulations and subsidiaries acquired pursuant to section 457 or pursuant to a realization of security in accordance with section 458 and which the company would not otherwise be permitted to hold, showing, with respect to each subsidiary,

(i) its name and the address of its head or principal office,

(ii) the book value of the aggregate of any shares of the subsidiary beneficially owned by the company and by other subsidiaries of the company, and

(iii) the percentage of the voting rights attached to all the outstanding voting shares of the subsidiary that is carried by the aggregate of any voting shares of the subsidiary beneficially owned by the company and by other subsidiaries of the company; and

(b) such other information as the Governor in Council may, by order, require in such form as may be prescribed.

Accounting principles

(4) The financial statements referred to in subsection (1), paragraph (3)(b) and subsection 315(1) shall, except as otherwise specified by the Superintendent, be prepared in accordance with generally accepted accounting principles, the primary source of which is the Handbook of the Chartered Professional Accountants of Canada. A reference in any provision of this Act to the accounting principles referred to in this subsection shall be construed as a reference to those generally accepted accounting principles with any specifications so made.

Regulations

(5) The Governor in Council may make regulations respecting subsidiaries that are not required to be listed for the purposes of paragraph (3)(a).

1991, c. 45, s. 313; 1997, c. 15, s. 369; 2001, c. 9, s. 514; 2005, c. 54, s. 434; 2017, c. 26, s. 62.

Annual statement — approval

314 (1) The directors of a company shall approve the annual statement and their approval shall be evidenced by the signature or a printed or otherwise mechanically reproduced facsimile of the signature of

(a) the chief executive officer or, in the event of that officer's absence or inability to act, any other officer of the company authorized by the directors to sign in the stead of the chief executive officer; and

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Rapport financier annuel
Articles 313-314

a) la liste de ses filiales — autres que celles qui peuvent ne pas y figurer aux termes des règlements ou que celles qu'elle a acquises en vertu de l'article 457 ou en réalisant une sûreté conformément à l'article 458 et qu'elle ne serait pas par ailleurs autorisée à détenir —, avec indication, pour chacune d'elles, des renseignements suivants :

(i) sa dénomination sociale et l'adresse de son siège ou bureau principal,

(ii) la valeur comptable de celles de ses actions, dont elle-même et ses autres filiales ont la propriété effective,

(iii) la part — exprimée en pourcentage — des droits de vote propres à l'ensemble des actions en circulation avec droit de vote de la filiale qui se rattache à celles de ses actions avec droit de vote dont la société et ses autres filiales ont la propriété effective;

b) les autres renseignements, en la forme réglementaire, que le gouverneur en conseil peut exiger par décret.

Principes comptables

(4) Sauf spécification contraire du surintendant, les rapports et états financiers visés au paragraphe (1), à l'alinéa (3)b) et au paragraphe 315(1) sont établis selon les principes comptables généralement reconnus et principalement ceux qui sont énoncés dans le Manuel de Comptables professionnels agréés du Canada. La mention, dans les autres dispositions de la présente loi, des principes comptables visés au présent paragraphe vaut mention de ces principes, compte tenu de toute spécification faite par le surintendant.

Règlements

(5) Le gouverneur en conseil peut prendre des règlements concernant les filiales qui peuvent ne pas figurer sur la liste visée à l'alinéa (3)a).

1991, ch. 45, art. 313; 1997, ch. 15, art. 369; 2001, ch. 9, art. 514; 2005, ch. 54, art. 434; 2017, ch. 26, art. 62.

Approbation

314 (1) Les administrateurs doivent approuver le rapport annuel; l'approbation est attestée par la signature — laquelle peut notamment être reproduite mécaniquement ou imprimée — des personnes suivantes :

a) d'une part, du premier dirigeant ou, en cas d'absence ou d'empêchement, d'un dirigeant de la société commis à cette fin par le conseil d'administration;

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Annual Financial Statement
Sections 314-316

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Rapport financier annuel
Articles 314-316

(b) one director, if the signature required by paragraph (a) is that of a director, or two directors if the signature required by that paragraph is that of an officer who is not a director.

Condition precedent to publication

(2) A company shall not publish copies of an annual statement unless it is approved and signed in accordance with subsection (1).

1991, c. 45, s. 314; 2005, c. 54, s. 435.

Statements: subsidiaries

315 (1) A company shall keep at its head office a copy of the current financial statements of each subsidiary of the company.

Examination

(2) Subject to this section, the shareholders of a company and their personal representatives may, on request therefor, examine the statements referred to in subsection (1) during the usual business hours of the company and may take extracts therefrom free of charge.

Barring examination

(3) A company may refuse to permit an examination under subsection (2) by any person.

Application for order

(4) Within fifteen days after a refusal under subsection (3), the company shall apply to a court for an order barring the right of the person concerned to make an examination under subsection (2) and the court shall either order the company to permit the examination or, if it is satisfied that the examination would be detrimental to the company or to any other body corporate the financial statements of which would be subject to examination, bar the right and make any further order it thinks fit.

Notice to Superintendent

(5) A company shall give the Superintendent and the person seeking to examine the statements referred to in subsection (1) notice of an application to a court under subsection (4), and the Superintendent and the person may appear and be heard in person or by counsel at the hearing of the application.

Annual statement — distribution

316 (1) A company shall, no later than 21 days before the date of each annual meeting or before the signing of a resolution under paragraph 155(1)(b) in lieu of the annual meeting, send to each shareholder a copy of the

b) d’autre part, d’un administrateur, si la signature exigée en vertu de l’alinéa a) est celle d’un administrateur, ou de deux administrateurs, si la signature exigée en vertu de cet alinéa est celle d’un dirigeant qui n’est pas administrateur.

Condition préalable à la publication

(2) La société ne peut publier le rapport annuel que s’il a été approuvé et signé conformément au paragraphe (1).

1991, ch. 45, art. 314; 2005, ch. 54, art. 435.

États financiers

315 (1) La société conserve à son siège un exemplaire des derniers états financiers de chacune de ses filiales.

Examen

(2) Sous réserve des autres dispositions du présent article, les actionnaires de la société, ainsi que leurs représentants personnels, peuvent, sur demande, examiner les états mentionnés au paragraphe (1) et en reproduire, gratuitement, des extraits pendant les heures normales d’ouverture des bureaux de la société.

Interdiction

(3) La société peut toutefois refuser l’examen prévu au paragraphe (2).

Demande à un tribunal

(4) Le cas échéant, la société doit, dans les quinze jours qui suivent, demander à un tribunal de refuser le droit d’examen à la personne en cause; le tribunal peut lui enjoindre de permettre l’examen ou, s’il est convaincu que celui-ci serait préjudiciable à la société ou à toute autre personne morale dont les états financiers en feraient l’objet, l’interdire et rendre toute autre ordonnance qu’il juge utile.

Avis au surintendant

(5) La société donne avis de la demande d’interdiction au surintendant et à la personne désirant examiner les états visés au paragraphe (1); ils peuvent comparaître en personne ou par ministère d’avocat lors de l’audition de la demande.

Exemplaire au surintendant

316 (1) Au moins vingt et un jours avant la date de chaque assemblée annuelle ou avant la signature de la résolution visée à l’alinéa 155(1)b), la société fait parvenir à tous les actionnaires qui n’ont pas renoncé à ce délai un

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PART VI Corporate Governance
Financial Statements and Auditors
Annual Financial Statement
Sections 316-318

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Rapport financier annuel
Articles 316-318

documents referred to in subsections 313(1) and (3) unless that time period is waived by the shareholder.

exemplaire des documents visés aux paragraphes 313(1) et (3).

Exception

(2) A company is not required to comply with subsection (1) with respect to a shareholder who has informed the company, in writing, that the shareholder does not wish to receive the annual statement.

Exception

(2) La société n'est pas tenue de se conformer au paragraphe (1) à l'égard d'un actionnaire qui l'informe par écrit qu'il ne souhaite pas recevoir le rapport annuel.

Effect of default

(3) Where a company is required to comply with subsection (1) and the company does not comply with that subsection, the annual meeting at which the documents referred to in that subsection are to be considered shall be adjourned until that subsection has been complied with.

1991, c. 45, s. 316; 1997, c. 15, s. 370; 2005, c. 54, s. 436.

Ajournement de l'assemblée annuelle

(3) En cas d'inobservation de l'obligation prévue au paragraphe (1), l'assemblée est ajournée à une date postérieure à l'exécution de cette obligation.

1991, ch. 45, art. 316; 1997, ch. 15, art. 370; 2005, ch. 54, art. 436.

Copy to Superintendent

317 (1) Subject to subsection (2), a company shall send to the Superintendent a copy of the documents referred to in subsections 313(1) and (3) not later than twenty-one days before the date of each annual meeting of shareholders of the company.

Envoi au surintendant

317 (1) Sous réserve du paragraphe (2), la société fait parvenir au surintendant un exemplaire des documents visés aux paragraphes 313(1) et (3) au moins vingt et un jours avant la date de chaque assemblée annuelle.

Later filing

(2) If a company's shareholders sign a resolution under paragraph 155(1)(b) in lieu of an annual meeting, the company shall send a copy of the documents referred to in subsections 313(1) and (3) to the Superintendent not later than thirty days after the signing of the resolution.

1991, c. 45, s. 317; 1997, c. 15, s. 371; 2001, c. 9, s. 515.

Envoi à une date postérieure

(2) Dans les cas où les actionnaires ont signé la résolution, visée à l'alinéa 155(1)b), qui tient lieu d'assemblée annuelle, la société envoie les documents dans les trente jours suivant la signature de la résolution.

1991, ch. 45, art. 317; 1997, ch. 15, art. 371; 2001, ch. 9, art. 515.

Auditor

Definitions

318 For the purposes of this section and sections 319 to 338,

firm of accountants means a partnership, the members of which are accountants engaged in the practice of accounting, or a body corporate that is incorporated by or under an Act of the legislature of a province and engaged in the practice of accounting; (*cabinet de comptables*)

member, in relation to a firm of accountants, means

(a) an accountant who is a partner in a partnership, the members of which are accountants engaged in the practice of accounting, or

(b) an accountant who is an employee of a firm of accountants. (*membre*)

Vérificateur

Définitions

318 Les définitions qui suivent s'appliquent au présent article et aux articles 319 à 338.

cabinet de comptables Société de personnes dont les membres sont des comptables exerçant leur profession ou personne morale constituée sous le régime d'une loi provinciale et qui fournit des services de comptabilité. (*firm of accountants*)

membre Par rapport à un cabinet de comptables :

a) le comptable associé d'une société de personnes dont les membres sont des comptables exerçant leur profession;

b) le comptable employé par un cabinet de comptables. (*member*)

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PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 319-320

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 319-320

Appointment of auditor

319 (1) The shareholders of a company shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting, appoint an auditor to hold office until the close of the next annual meeting.

Remuneration of auditor

(2) The remuneration of an auditor may be fixed by ordinary resolution of the shareholders but, if not so fixed, shall be fixed by the directors.

Qualification of auditor

320 (1) A natural person or firm of accountants is qualified to be an auditor of a company if

(a) in the case of a natural person, the person is an accountant who

(i) is a member in good standing of an institute or association of accountants incorporated by or under an Act of the legislature of a province,

(ii) has at least five years experience at a senior level in performing audits of a financial institution,

(iii) is ordinarily resident in Canada, and

(iv) is independent of the company; and

(b) in the case of a firm of accountants, the member of the firm jointly designated by the firm and the company to conduct the audit of the company on behalf of the firm is qualified in accordance with paragraph (a).

Independence

(2) For the purposes of subsection (1),

(a) independence is a question of fact; and

(b) a person is deemed not to be independent of a company if that person, a business partner of that person or a firm of accountants of which that person is a member

(i) is a business partner, director, officer or employee of the company or of any affiliate of the company or is a business partner of any director, officer or employee of the company or of any affiliate of the company,

(ii) beneficially owns or controls, directly or indirectly, a material interest in the shares of the company or of any affiliate of the company, or

Nomination du vérificateur

319 (1) Les actionnaires de la société doivent, par résolution ordinaire, à leur première assemblée et à chaque assemblée annuelle subséquente, nommer un vérificateur dont le mandat expire à la clôture de l’assemblée annuelle suivante.

Rémunération du vérificateur

(2) La rémunération du vérificateur est fixée par résolution ordinaire des actionnaires ou, à défaut, par le conseil d’administration.

Conditions à remplir

320 (1) Peut être nommée vérificateur la personne physique qui est un comptable :

a) membre en règle d’un institut ou d’une association de comptables constitués en personne morale sous le régime d’une loi provinciale;

b) possédant cinq ans d’expérience au niveau supérieur dans l’exécution de la vérification d’institutions financières;

c) résidant habituellement au Canada;

d) indépendant de la société.

Remplit également les conditions de nomination le cabinet de comptables qui désigne pour la vérification, conjointement avec la société, un membre qui satisfait par ailleurs aux critères énumérés aux alinéas a) à d).

Indépendance

(2) Pour l’application du paragraphe (1) :

a) l’indépendance est une question de fait;

b) la personne est réputée ne pas être indépendante de la société si elle-même, son associé ou le cabinet de comptables dont elle est membre :

(i) soit est l’associé, l’administrateur, le dirigeant ou l’employé de la société ou d’une entité de son groupe ou est l’associé d’un des administrateurs, dirigeants ou employés de la société ou d’une entité de son groupe,

(ii) soit possède à titre de véritable propriétaire ou contrôle, directement ou indirectement, un intérêt important dans des actions de la société ou d’une entité de son groupe,

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PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 320-321

(iii) has been a liquidator, trustee in bankruptcy, receiver or receiver and manager of any affiliate of the company within the two years immediately preceding the person's proposed appointment as auditor of the company, other than an affiliate that is a subsidiary of the company acquired pursuant to section 457 or through a realization of security pursuant to section 458.

Business partners

(2.1) For the purposes of subsection (2),

(a) in the case of the appointment of a natural person as the auditor of a company, a business partner of the person includes a shareholder of the business partner; and

(b) in the case of the appointment of a firm of accountants as the auditor of a company, a business partner of a member of the firm includes another member of the firm and a shareholder of the firm or of a business partner of the member.

Notice of designation

(3) Within fifteen days after the appointment of a firm of accountants as auditor of a company, the company and the firm of accountants shall jointly designate a member of the firm who meets the qualifications described in subsection (1) to conduct the audit of the company on behalf of the firm and the company shall forthwith notify the Superintendent in writing of the designation.

New designation

(4) Where for any reason a member of a firm of accountants designated pursuant to subsection (3) ceases to conduct the audit of the company, the company and the firm of accountants may jointly designate another member of the same firm of accountants who meets the qualifications described in subsection (1) to conduct the audit of the company and the company shall forthwith notify the Superintendent in writing of the designation.

Deemed vacancy

(5) In any case where subsection (4) applies and a designation is not made pursuant to that subsection within thirty days after the designated member ceases to conduct the audit of the company, there shall be deemed to be a vacancy in the office of auditor of the company.

1991, c. 45, s. 320; 2001, c. 9, s. 516; 2005, c. 54, s. 437.

Duty to resign

321 (1) An auditor who ceases to be qualified under section 320 shall resign forthwith after the auditor, where the auditor is a natural person, or any member of the

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 320-321

(iii) soit a été séquestre, séquestre-gérant, liquidateur ou syndic de faillite de toute entité du groupe dont fait partie la société dans les deux ans précédant la date de la proposition de sa nomination au poste de vérificateur, sauf si l'entité est une filiale de la société acquise conformément à l'article 457 ou dont l'acquisition découle de la réalisation d'une sûreté en vertu de l'article 458.

Associé

(2.1) Pour l'application du paragraphe (2), est assimilé à l'associé de la personne :

a) dans le cas d'une personne physique qui est nommée vérificateur, l'actionnaire de l'associé;

b) dans le cas d'un cabinet de comptables qui est nommé vérificateur, l'autre membre ou l'actionnaire du cabinet de comptables ou l'actionnaire de l'associé du membre du cabinet de comptables.

Avis au surintendant

(3) Dans les quinze jours suivant la nomination d'un cabinet de comptables, la société et le cabinet désignent conjointement un membre qui remplit les conditions du paragraphe (1) pour effectuer la vérification au nom du cabinet; la société en avise sans délai par écrit le surintendant.

Remplacement d'un membre désigné

(4) Si, pour une raison quelconque, le membre désigné cesse de remplir ses fonctions, la société et le cabinet de comptables peuvent désigner conjointement un autre membre qui remplit les conditions du paragraphe (1); la société en avise sans délai par écrit le surintendant.

Poste déclaré vacant

(5) Dans le cas visé au paragraphe (4), faute de désignation dans les trente jours de la cessation des fonctions du membre, le poste de vérificateur est déclaré vacant.

1991, ch. 45, art. 320; 2001, ch. 9, art. 516; 2005, ch. 54, art. 437.

Obligation de démissionner

321 (1) Le vérificateur doit se démettre dès qu'à sa connaissance, s'il s'agit d'une personne physique, ou à

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PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 321-324

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 321-324

firm of accountants, where the auditor is a firm of accountants, becomes aware that the auditor or the firm has ceased to be so qualified.

Disqualification order

(2) Any interested person may apply to a court for an order declaring that an auditor of a company has ceased to be qualified under section 320 and declaring the office of auditor to be vacant.

Revocation of appointment

322 (1) The shareholders of a company may, by ordinary resolution at a special meeting, revoke the appointment of an auditor.

Idem

(2) The Superintendent may at any time revoke the appointment of an auditor made under subsection (3) or 319(1) or section 324 by notice in writing signed by the Superintendent and sent by registered mail to the auditor and to the company addressed to the usual place of business of the auditor and the company.

Filling vacancy

(3) A vacancy created by the revocation of the appointment of an auditor under subsection (1) may be filled at the meeting at which the appointment was revoked and, if not so filled, shall be filled by the directors under section 324.

Ceasing to hold office

323 (1) An auditor of a company ceases to hold office when

(a) the auditor resigns;

(b) the auditor, where the auditor is a natural person, dies; or

(c) the appointment of the auditor is revoked by the shareholders or the Superintendent.

Effective date of resignation

(2) The resignation of an auditor becomes effective at the time a written resignation is sent to the company or at the time specified in the resignation, whichever is later.

Filling vacancy

324 (1) Subject to subsection 322(3), where a vacancy occurs in the office of auditor of a company, the directors shall forthwith fill the vacancy, and the auditor so appointed holds office for the unexpired term of office of the predecessor of that auditor.

celle d'un de ses membres, s'il s'agit d'un cabinet, il ne remplit plus les conditions prévues à l'article 320.

Destitution judiciaire

(2) Tout intéressé peut demander au tribunal de déclarer, par ordonnance, que le vérificateur de la société ne remplit plus les conditions prévues à l'article 320 et que son poste est vacant.

Révocation

322 (1) Les actionnaires peuvent, par résolution ordinaire adoptée lors d'une assemblée extraordinaire, révoquer le vérificateur.

Idem

(2) Le surintendant peut à tout moment révoquer le vérificateur nommé conformément aux paragraphes (3) ou 319(1) ou à l'article 324 par avis écrit portant sa signature et envoyé par courrier recommandé à l'établissement habituel d'affaires du vérificateur et de la société.

Vacance

(3) La vacance créée par la révocation du vérificateur conformément au paragraphe (1) peut être comblée lors de l'assemblée où celle-ci a eu lieu; à défaut, elle est comblée par le conseil d'administration en application de l'article 324.

Fin du mandat

323 (1) Le mandat du vérificateur prend fin à, selon le cas :

a) sa démission;

b) son décès;

c) sa révocation par les actionnaires ou le surintendant.

Date d'effet de la démission

(2) La démission du vérificateur prend effet à la date de son envoi par écrit à la société ou, si elle est postérieure, à la date qui y est précisée.

Poste vacant comblé

324 (1) Sous réserve du paragraphe 322(3), le conseil d'administration pourvoit sans délai à toute vacance; le nouveau vérificateur est en poste jusqu'à l'expiration du mandat de son prédécesseur.

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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 324-326

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 324-326

Where Superintendent may fill vacancy

(2) Where the directors fail to fill a vacancy in accordance with subsection (1), the Superintendent may fill the vacancy and the auditor so appointed holds office for the unexpired term of office of the predecessor of that auditor.

Designation of member of firm

(3) Where the Superintendent has, pursuant to subsection (2), appointed a firm of accountants to fill a vacancy, the Superintendent shall designate the member of the firm who is to conduct the audit of the company on behalf of the firm.

Right to attend meetings

325 (1) The auditor of a company is entitled to receive notice of every meeting of shareholders and, at the expense of the company, to attend and be heard thereat on matters relating to the duties of the auditor.

Duty to attend meeting

(2) If a director or shareholder of a company, whether or not the shareholder is entitled to vote at the meeting, gives written notice, not less than ten days before a meeting of shareholders, to an auditor or former auditor of the company that the director or shareholder wishes the auditor's attendance at the meeting, the auditor or former auditor shall attend the meeting at the expense of the company and answer questions relating to the auditor's or former auditor's duties as auditor.

Notice to company

(3) A director or shareholder who gives notice under subsection (2) shall send concurrently a copy of the notice to the company and the company shall forthwith send a copy thereof to the Superintendent.

Superintendent may attend

(4) The Superintendent may attend and be heard at any meeting referred to in subsection (2).

Statement of auditor

326 (1) An auditor of a company who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of revoking the appointment of the auditor, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed in the auditor's stead, whether because of the auditor's resignation or revocation of

Vacance comblée par le surintendant

(2) À défaut de nomination par le conseil d'administration, le surintendant peut y procéder; le nouveau vérificateur reste en poste jusqu'à l'expiration du mandat de son prédécesseur.

Désignation du membre du cabinet

(3) Le cas échéant, le surintendant, s'il a nommé un cabinet de comptables, désigne le membre du cabinet chargé d'effectuer la vérification au nom de celui-ci.

Droit d'assister à l'assemblée

325 (1) Le vérificateur de la société a le droit de recevoir avis de toute assemblée des actionnaires, d'y assister aux frais de la société et d'y être entendu sur toute question relevant de ses fonctions.

Obligation d'assister à l'assemblée

(2) Le vérificateur — ancien ou en exercice — à qui l'un des administrateurs ou un actionnaire habile ou non à voter donne avis écrit, au moins dix jours à l'avance, de la tenue d'une assemblée des actionnaires et de son désir de l'y voir présent, doit y assister aux frais de la société et répondre à toute question relevant de ses fonctions.

Avis à la société

(3) L'administrateur ou l'actionnaire qui donne l'avis en fait parvenir simultanément un exemplaire à la société, laquelle en adresse sans délai copie au surintendant.

Droit d'assister à l'assemblée

(4) Le surintendant peut assister à l'assemblée et y être entendu.

Déclaration du vérificateur

326 (1) Est tenu de soumettre à la société et au surintendant une déclaration écrite exposant les motifs de sa démission ou de son opposition aux mesures envisagées le vérificateur de la société qui, selon le cas :

a) démissionne;

b) est informé, notamment par voie d'avis, de la convocation d'une assemblée des actionnaires ayant pour but de le révoquer;

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 326-328

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 326-328

appointment or because the auditor's term of office has expired or is about to expire,

shall submit to the company and the Superintendent a written statement giving the reasons for the resignation or the reasons why the auditor opposes any proposed action.

Other statements

(1.1) In the case of a proposed replacement of an auditor whether because of removal or the expiry of their term, the company shall make a statement of the reasons for the proposed replacement and the proposed replacement auditor may make a statement in which they comment on those reasons.

Statements to be sent

(2) The company shall send a copy of the statements referred to in subsections (1) and (1.1) without delay to every shareholder entitled to vote at the annual meeting of shareholders and to the Superintendent.

1991, c. 45, s. 326; 2005, c. 54, s. 438.

Duty of replacement auditor

327 (1) Where an auditor of a company has resigned or the appointment of an auditor has been revoked, no person or firm shall accept an appointment as auditor of the company or consent to be the auditor of the company until the person or firm has requested and received from the other auditor a written statement of the circumstances and reasons why the other auditor resigned or why, in the other auditor's opinion, the other auditor's appointment was revoked.

Exception

(2) Notwithstanding subsection (1), a person or firm may accept an appointment or consent to be appointed as auditor of a company if, within fifteen days after a request under that subsection is made, no reply from the other auditor is received.

Effect of non-compliance

(3) Unless subsection (2) applies, an appointment as auditor of a company is void if subsection (1) has not been complied with.

Auditor's examination

328 (1) The auditor of a company shall make such examination as the auditor considers necessary to enable the auditor to report on the annual statement and on other financial statements required by this Act to be placed before the shareholders, except such annual statements or parts thereof as relate to the period referred to in subparagraph 313(1)(a)(ii).

c) est informé, notamment par voie d'avis, de la tenue d'une réunion du conseil d'administration ou d'une assemblée des actionnaires destinée à pourvoir le poste de vérificateur par suite de sa démission, de sa révocation ou de l'expiration effective ou prochaine de son mandat.

Autres déclarations

(1.1) Dans le cas où la société se propose de remplacer le vérificateur pour cause de révocation ou d'expiration de son mandat, elle doit présenter une déclaration motivée et le nouveau vérificateur peut présenter une déclaration commentant ces motifs.

Diffusion des motifs

(2) La société envoie sans délai au surintendant et à tout actionnaire habile à voter à l'assemblée annuelle copie des déclarations visées aux paragraphes (1) et (1.1).

1991, ch. 45, art. 326; 2005, ch. 54, art. 438.

Remplaçant

327 (1) Nul ne peut accepter de remplacer le vérificateur qui a démissionné ou a été révoqué sans auparavant avoir demandé et obtenu de celui-ci une déclaration écrite exposant les circonstances justifiant sa démission, ou expliquant, selon lui, sa révocation.

Exception

(2) Par dérogation au paragraphe (1), toute personne ou tout cabinet peut accepter d'être nommé vérificateur en l'absence de réponse dans les quinze jours à la demande de déclaration écrite.

Effet de l'inobservation

(3) Sauf dans le cas prévu au paragraphe (2), l'inobservation du paragraphe (1) entraîne la nullité de la nomination.

Examen

328 (1) Le vérificateur de la société procède à l'examen qu'il estime nécessaire pour faire rapport sur le rapport annuel et sur les autres états financiers qui doivent, aux termes de la présente loi, être présentés aux actionnaires, à l'exception des états financiers ou des parties d'états financiers se rapportant à la période visée au sous-alinéa 313(1)a)(ii).

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PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 328-330

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 328-330

Auditing standards

(2) The auditor's examination referred to in subsection (1) shall, except as otherwise specified by the Superintendent, be conducted in accordance with generally accepted auditing standards, the primary source of which is the Handbook of the Chartered Professional Accountants of Canada.

1991, c. 45, s. 328; 2017, c. 26, s. 62.

Right to information

329 (1) On the request of the auditor of a company, the present or former directors, officers, employees or agents of the company shall, to the extent that such persons are reasonably able to do so,

(a) permit access to such records, assets and security held by the company or any entity in which the company has a substantial investment, and

(b) provide such information and explanations

as are, in the opinion of the auditor, necessary to enable the auditor to perform the duties of auditor of the company.

Directors to provide information

(2) On the request of the auditor of a company, the directors of the company shall, to the extent that they are reasonably able to do so,

(a) obtain from the present or former directors, officers, employees and agents of any entity in which the company has a substantial investment the information and explanations that such persons are reasonably able to provide and that are, in the opinion of the auditor, necessary to enable the auditor to perform the duties of auditor of the company; and

(b) provide the auditor with the information and explanations so obtained.

No civil liability

(3) A person who in good faith makes an oral or written communication under subsection (1) or (2) shall not be liable in any civil action arising from having made the communication.

Auditor's report and extended examination

330 (1) The Superintendent may, in writing, require that the auditor of a company report to the Superintendent on the extent of the auditor's procedures in the examination of the annual statement and may, in writing, require that the auditor enlarge or extend the scope of that examination or direct that any other particular procedure be performed in any particular case, and the

Normes applicables

(2) Sauf spécification contraire du surintendant, le vérificateur applique les normes de vérification généralement reconnues et principalement celles qui sont énoncées dans le Manuel de Comptables professionnels agréés du Canada.

1991, ch. 45, art. 328; 2017, ch. 26, art. 62.

Droit à l'information

329 (1) Les administrateurs, dirigeants, employés ou mandataires de la société, ou leurs prédécesseurs, doivent, à la demande du vérificateur et dans la mesure où, d'une part, ils peuvent le faire et, d'autre part, ce dernier l'estime nécessaire à l'exercice de ses fonctions :

a) lui donner accès aux registres, éléments d'actif et sûretés détenus par la société ou par toute entité dans laquelle elle détient un intérêt de groupe financier;

b) lui fournir des renseignements ou éclaircissements.

Obligation du conseil d'administration : information

(2) À la demande du vérificateur, le conseil d'administration de la société doit, dans la mesure du possible :

a) obtenir des administrateurs, dirigeants, employés et mandataires de toute entité dans laquelle la société détient un intérêt de groupe financier, ou de leurs prédécesseurs, les renseignements et éclaircissements que ces personnes sont en mesure de fournir et que le vérificateur estime nécessaires à l'exercice de ses fonctions;

b) lui fournir les renseignements et éclaircissements ainsi obtenus.

Non-responsabilité civile

(3) Nul n'encourt de responsabilité civile pour avoir fait, de bonne foi, une déclaration orale ou écrite en vertu des paragraphes (1) ou (2).

Rapport du vérificateur au surintendant

330 (1) Le surintendant peut exiger, par écrit, que le vérificateur de la société lui fasse rapport sur le type de procédure utilisé lors de sa vérification du rapport annuel; il peut en outre lui demander, par écrit, d'étendre la portée de sa vérification et lui ordonner de mettre en œuvre,

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 330-331

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 330-331

auditor shall comply with any such requirement of the Superintendent and report to the Superintendent thereon.

Special examination

(2) The Superintendent may, in writing, require that the auditor of a company make a particular examination relating to the adequacy of the procedures adopted by the company for the safety of its creditors and shareholders, or any other examination as, in the Superintendent's opinion, the public interest may require, and report to the Superintendent thereon.

Idem

(3) The Superintendent may direct that a special audit of a company be made if, in the opinion of the Superintendent, it is so required and may appoint for that purpose an accountant or a firm of accountants qualified pursuant to subsection 320(1) to be an auditor of the company.

Expenses payable by company

(4) The expenses entailed by any examination or audit referred to in any of subsections (1) to (3) are payable by the company on being approved in writing by the Superintendent.

1991, c. 45, s. 330; 1999, c. 31, s. 217(F).

Auditor's report

331 (1) The auditor shall, not less than twenty-one days before the date of the annual meeting of the shareholders of the company, make a report in writing to the shareholders on the annual statement referred to in subsection 313(1).

Audit for shareholders

(2) In each report required under subsection (1), the auditor shall state whether, in the auditor's opinion, the annual statement presents fairly, in accordance with the accounting principles referred to in subsection 313(4), the financial position of the company as at the end of the financial year to which it relates and the results of the operations and changes in the financial position of the company for that financial year.

Auditor's remarks

(3) In each report referred to in subsection (2), the auditor shall include such remarks as the auditor considers necessary when

(a) the examination has not been made in accordance with the auditing standards referred to in subsection 328(2);

dans certains cas, d'autres types de procédure. Le vérificateur est tenu de se conformer aux demandes du surintendant et de lui faire rapport à ce sujet.

Vérification spéciale

(2) Le surintendant peut exiger, par écrit, que le vérificateur de la société procède à une vérification spéciale visant à déterminer si la méthode utilisée par la société pour sauvegarder les intérêts de ses créanciers et de ses actionnaires est adéquate, ainsi qu'à toute autre vérification rendue nécessaire, à son avis, par l'intérêt public, et lui fasse rapport à ce sujet.

Idem

(3) Le surintendant peut, s'il l'estime nécessaire, faire procéder à une vérification spéciale et nommer à cette fin un comptable ou un cabinet de comptables répondant aux exigences du paragraphe 320(1).

Dépenses

(4) Les dépenses engagées en application des paragraphes (1) à (3) sont, si elles sont autorisées par écrit par le surintendant, à la charge de la société.

1991, ch. 45, art. 330; 1999, ch. 31, art. 217(F).

Rapport du vérificateur

331 (1) Au moins vingt et un jours avant la date de l'assemblée annuelle, le vérificateur établit un rapport écrit à l'intention des actionnaires concernant le rapport annuel prévu au paragraphe 313(1).

Teneur du rapport

(2) Dans chacun des rapports prévus au paragraphe (1), le vérificateur déclare si, à son avis, le rapport annuel présente fidèlement, selon les principes comptables visés au paragraphe 313(4), la situation financière de la société à la clôture de l'exercice auquel il se rapporte ainsi que le résultat de ses opérations et les modifications survenues dans sa situation financière au cours de cet exercice.

Observations

(3) Dans chacun des rapports, le vérificateur inclut les observations qu'il estime nécessaires dans les cas où :

a) l'examen n'a pas été effectué selon les normes de vérification visées au paragraphe 328(2);

b) le rapport annuel en question et celui de l'exercice précédent n'ont pas été établis sur la même base;

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 331-333

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 331-333

(b) the annual statement has not been prepared on a basis consistent with that of the preceding financial year; or

(c) the annual statement does not present fairly, in accordance with the accounting principles referred to in subsection 313(4), the financial position of the company as at the end of the financial year to which it relates or the results of the operations or changes in the financial position of the company for that financial year.

c) le rapport annuel, compte tenu des principes comptables visés au paragraphe 313(4), ne reflète pas fidèlement soit la situation financière de la société à la clôture de l'exercice auquel il se rapporte, soit le résultat de ses opérations, soit les modifications survenues dans sa situation financière au cours de cet exercice.

Report on directors' statement

332 (1) The auditor of a company shall, if required by the shareholders, audit and report to the shareholders on any financial statement submitted by the directors to the shareholders, and the report shall state whether, in the auditor's opinion, the financial statement presents fairly the information required by the shareholders.

Rapport aux actionnaires

332 (1) Si les actionnaires l'exigent, le vérificateur de la société vérifie tout état financier qui leur est soumis par le conseil d'administration; le rapport qu'il leur fait doit indiquer si, de l'avis du vérificateur, l'état financier présente fidèlement les renseignements demandés.

Making of report

(2) A report of the auditor made under subsection (1) shall be attached to the financial statement to which it relates and a copy of the statement and report shall be sent by the directors to every shareholder and to the Superintendent.

Idem

(2) Le rapport en question est annexé à l'état financier auquel il se rapporte; le conseil d'administration en fait parvenir un exemplaire, ainsi que de l'état, à chaque actionnaire et au surintendant.

Report to officers

333 (1) It is the duty of the auditor of a company to report in writing to the chief executive officer and chief financial officer of the company any transactions or conditions that have come to the auditor's attention affecting the well-being of the company that in the auditor's opinion are not satisfactory and require rectification and, without restricting the generality of the foregoing, the auditor shall, as occasion requires, make a report to those officers in respect of

(a) transactions of the company that have come to the auditor's attention and that in the auditor's opinion have not been within the powers of the company, and

(b) loans owing to the company by any person the aggregate amount of which exceeds one half of one per cent of the regulatory capital of the company and in respect of which, in the auditor's opinion, loss to the company is likely to occur, but when a report required under paragraph (b) has been made in respect of loans to any person, it is not necessary to report again in respect of loans to that person unless, in the opinion of the auditor, the amount of the loss likely to occur has increased.

Rapport aux dirigeants

333 (1) Le vérificateur de la société établit, à l'intention du premier dirigeant et du directeur financier, un rapport portant sur les opérations ou conditions portées à son attention et qui sont dommageables pour la bonne santé de la société et, selon lui, nécessitent redressement, notamment :

a) les opérations portées à son attention et qui, à son avis, outrepassent les pouvoirs de la société;

b) les prêts avancés par la société à une personne pour un total dépassant un demi de un pour cent du capital réglementaire de la société, s'il estime que ces prêts risquent de causer une perte à la société.

Toutefois, si un rapport a déjà été établi à l'égard des prêts avancés à une personne, il n'est pas nécessaire d'en faire un autre à l'égard des prêts avancés à cette même personne, à moins que, de l'avis du vérificateur, le montant de la perte ne soit susceptible de s'accroître.

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 333-335

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 333-335

Transmission of report

(2) Where the auditor of a company makes a report under subsection (1),

(a) the auditor shall transmit the report, in writing, to the chief executive officer and chief financial officer of the company;

(b) the report shall be presented to the first meeting of the directors following its receipt;

(c) the report shall be incorporated in the minutes of that meeting; and

(d) the auditor shall, at the time of transmitting the report to the chief executive officer and chief financial officer, provide the audit committee of the company and the Superintendent with a copy.

1991, c. 45, s. 333; 2005, c. 54, s. 439.

Distribution du rapport

(2) Le vérificateur transmet son rapport au premier dirigeant et au directeur financier de la société et en fournit simultanément un exemplaire au comité de vérification et au surintendant; le rapport est en outre présenté à la réunion suivante du conseil d'administration et il fait partie du procès-verbal de cette réunion.

1991, ch. 45, art. 333; 2005, ch. 54, art. 439.

Auditor of subsidiaries

334 (1) A company shall take all necessary steps to ensure that its auditor is duly appointed as the auditor of each of its subsidiaries.

Vérification des filiales

334 (1) La société prend toutes les dispositions nécessaires pour que son vérificateur soit nommé vérificateur de ses filiales.

Subsidiary outside Canada

(2) Subsection (1) applies in the case of a subsidiary that carries on its operations in a country other than Canada unless the laws of that country do not permit the appointment of the auditor of the company as the auditor of that subsidiary.

Filiale à l'étranger

(2) Le paragraphe (1) s'applique dans le cas d'une filiale qui exerce son activité dans un pays étranger sauf si les lois de ce pays ne le permettent pas.

Exception

(3) Subsection (1) does not apply in respect of any particular subsidiary where the company, after having consulted its auditor, is of the opinion that the total assets of the subsidiary are not a material part of the total assets of the company.

Exception

(3) Dans le cas où la société, après consultation de son vérificateur, estime que l'actif total d'une de ses filiales ne représente pas une partie importante de son actif total, le paragraphe (1) ne s'applique pas à cette filiale.

Auditor's attendance

335 (1) The auditor of a company is entitled to receive notice of every meeting of the audit committee and the conduct review committee of the company and, at the expense of the company, to attend and be heard at that meeting.

Présence du vérificateur

335 (1) Le vérificateur a droit aux avis des réunions des comités de vérification et de révision de la société et peut y assister aux frais de celle-ci et y être entendu.

Attendance

(2) If so requested by a member of the audit committee, the auditor shall attend every meeting of the audit committee held during the member's term of office.

1991, c. 45, s. 335; 1993, c. 34, s. 125(F).

Idem

(2) À la demande de tout membre du comité de vérification, le vérificateur assiste à toutes réunions de ce comité tenues au cours du mandat de ce membre.

1991, ch. 45, art. 335; 1993, ch. 34, art. 125(F).

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Auditor
Sections 336-339

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Vérificateur
Articles 336-339

Calling meeting

336 (1) The auditor of a company or a member of the audit committee may call a meeting of the audit committee.

Right to interview

(2) The chief internal auditor of a company or any officer or employee of the company acting in a similar capacity shall, at the request of the auditor of the company and on receipt of reasonable notice, meet with the auditor.

Notice of errors

337 (1) A director or an officer of a company shall forthwith notify the audit committee and the auditor of the company of any error or misstatement of which the director or officer becomes aware in an annual statement or other financial statement on which the auditor or any former auditor has reported.

Error noted by auditor

(2) If the auditor or a former auditor of a company is notified or becomes aware of an error or misstatement in an annual statement or other financial statement on which the auditor reported and in the auditor's opinion the error or misstatement is material, the auditor or former auditor shall inform each director of the company accordingly.

Duty of directors

(3) When under subsection (2) the auditor or a former auditor of a company informs the directors of an error or misstatement in an annual statement or other financial statement, the directors shall

(a) prepare and issue a revised annual statement or financial statement; or

(b) otherwise inform the shareholders and the Superintendent of the error or misstatement.

Qualified privilege for statements

338 Any oral or written statement or report made under this Act by the auditor or a former auditor of a company has qualified privilege.

Remedial Actions

Derivative action

339 (1) Subject to subsection (2), a complainant or the Superintendent may apply to a court for leave to bring an action under this Act in the name and on behalf of a company or any of its subsidiaries, or to intervene in an

Convocation d'une réunion

336 (1) Le comité de vérification peut être convoqué par l'un de ses membres ou par le vérificateur.

Rencontre demandée

(2) Le vérificateur en chef interne ou tout dirigeant ou employé de la société occupant des fonctions analogues doit rencontrer le vérificateur de la société si celui-ci lui en fait la demande et l'en avise en temps utile.

Avis des erreurs

337 (1) Tout administrateur ou dirigeant doit sans délai aviser le comité de vérification ainsi que le vérificateur des erreurs ou renseignements inexacts qu'il relève dans un rapport annuel ou tout autre état financier ayant fait l'objet d'un rapport de ce dernier ou de ses prédécesseurs.

Erreur dans les états financiers

(2) Le vérificateur ou celui de ses prédécesseurs qui prend connaissance d'une erreur ou d'un renseignement inexact et, à son avis, important dans le rapport annuel ou tout autre état financier sur lequel il a fait rapport doit en informer chaque administrateur.

Obligation du conseil d'administration

(3) Une fois mis au courant, le conseil d'administration fait établir et publier un rapport ou état révisé ou informe par tous autres moyens les actionnaires et le surintendant des erreurs ou renseignements inexacts qui lui ont été révélés.

Immunité (diffamation)

338 Le vérificateur et ses prédécesseurs jouissent d'une immunité relative en ce qui concerne les déclarations orales ou écrites et les rapports faits par eux aux termes de la présente loi.

Recours judiciaires

Recours similaire à l'action oblique

339 (1) Sous réserve du paragraphe (2), le plaignant ou le surintendant peut demander au tribunal l'autorisation soit d'intenter, aux termes de la présente loi, une action au nom et pour le compte d'une société ou de l'une de ses

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Remedial Actions
Sections 339-340

action under this Act to which the company or a subsidiary of the company is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company or the subsidiary.

Conditions precedent

(2) No action may be brought and no intervention in an action may be made under subsection (1) by a complainant unless the court is satisfied that

(a) the complainant has, not less than 14 days before bringing the application or as otherwise ordered by the court, given notice to the directors of the company or the company's subsidiary of the complainant's intention to apply to the court under subsection (1) if the directors of the company or the company's subsidiary do not bring, diligently prosecute or defend or discontinue the action;

(b) the complainant is acting in good faith; and

(c) it appears to be in the interests of the company or the subsidiary that the action be brought, prosecuted, defended or discontinued.

Notice to Superintendent

(3) A complainant under subsection (1) shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

1991, c. 45, s. 339; 2005, c. 54, s. 440.

Powers of court

340 (1) In connection with an action brought or intervened in under subsection 339(1), the court may at any time make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order authorizing the Superintendent, the complainant or any other person to control the conduct of the action;

(b) an order giving directions for the conduct of the action;

(c) an order directing that any amount adjudged payable by a defendant in the action be paid, in whole or in part, directly to former and present security holders of the company or of the subsidiary instead of to the company or to the subsidiary; and

(d) an order requiring the company or the subsidiary to pay reasonable legal fees incurred by the Superintendent or the complainant in connection with the action.

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Recours judiciaires
Articles 339-340

filiales, soit d'intervenir dans une action intentée aux termes de la présente loi et à laquelle est partie une telle société ou filiale, afin d'y mettre fin, de la poursuivre ou d'y présenter une défense pour le compte de cette société ou de sa filiale.

Conditions préalables

(2) L'action ou l'intervention ne sont recevables que si le tribunal est convaincu à la fois :

a) que le plaignant a donné avis de son intention de présenter la demande, au moins quatorze jours avant la présentation ou dans le délai que le tribunal estime indiqué, aux administrateurs de la société ou de sa filiale au cas où ils n'ont pas intenté l'action, n'ont pas agi avec diligence dans le cadre de celle-ci ou n'y ont pas mis fin;

b) que le plaignant agit de bonne foi;

c) qu'il semble être de l'intérêt de la société ou de sa filiale d'intenter l'action, de la poursuivre, d'y présenter une défense ou d'y mettre fin.

Avis au surintendant

(3) Le plaignant donne avis de sa demande au surintendant; celui-ci peut comparaître en personne ou par ministère d'avocat lors de l'audition de celle-ci.

1991, ch. 45, art. 339; 2005, ch. 54, art. 440.

Pouvoirs du tribunal

340 (1) Le tribunal saisi peut rendre l'ordonnance qu'il estime indiquée et, notamment :

a) autoriser le plaignant, le surintendant ou toute autre personne à assurer la conduite de l'action;

b) donner des instructions sur la conduite de l'action;

c) faire payer directement aux anciens ou actuels détenteurs de valeurs mobilières, et non à la société ou à sa filiale, en tout ou en partie, les sommes mises à la charge d'un défendeur;

d) obliger la société ou sa filiale à payer les frais de justice raisonnables supportés par le plaignant ou le surintendant dans le cadre de l'action.

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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Remedial Actions
Sections 340-343

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Recours judiciaires
Articles 340-343

Jurisdiction

(2) Notwithstanding subsection (1), the court may not make any order in relation to any matter that would, under this Act, require the approval of the Minister or the Superintendent.

Status of shareholder approval

341 (1) An application made or an action brought or intervened in under subsection 339(1) or section 343 need not be stayed or dismissed by reason only that it is shown that an alleged breach of a right or duty owed to the company or its subsidiary has been or might be approved by the shareholders of the company or subsidiary or both, but evidence of approval by the shareholders may be taken into account by the court in making an order under section 340.

Court approval to discontinue

(2) An application made or an action brought or intervened in under subsection 339(1) or section 343 shall not be stayed, discontinued, settled or dismissed for want of prosecution without the approval of the court given on such terms as the court thinks fit and, if the court determines that the interests of any complainant might be substantially affected by any stay, discontinuance, settlement or dismissal, the court may order any party to the application or action to give notice to the complainant.

No security for costs

342 (1) A complainant is not required to give security for costs in any application made or any action brought or intervened in under subsection 339(1) or section 343.

Interim costs

(2) In an application made or an action brought or intervened in under subsection 339(1) or section 343, the court may at any time order the company or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable by the court for those interim costs on final disposition of the application or action.

1991, c. 45, s. 342; 2005, c. 54, s. 441(F).

Application to rectify records

343 (1) If the name of a person is alleged to be or to have been wrongly entered or retained in, or wrongly deleted or omitted from, the securities register or any other record of a company, the company, a security holder of the company or any aggrieved person may apply to a court for an order that the securities register or record be rectified.

Compétence

(2) Le tribunal ne peut rendre l’ordonnance nécessitant, aux termes de la présente loi, l’agrément du ministre ou du surintendant.

Preuve de l’approbation des actionnaires non décisive

341 (1) Le fait qu’il est prouvé que les actionnaires ont approuvé, ou pourraient approuver, la prétendue inexécution d’obligations envers la société et sa filiale, ou l’une d’elles, ne constitue pas un motif suffisant pour suspendre ou rejeter les demandes, actions ou interventions visées au paragraphe 339(1) ou à l’article 343; le tribunal peut toutefois tenir compte de cette preuve en rendant son ordonnance.

Approbation de l’abandon des poursuites

(2) La suspension, l’abandon, le règlement ou le rejet des demandes, actions ou interventions visées au paragraphe 339(1) ou à l’article 343 pour cause de défaut de procédure utile est subordonné à son approbation par le tribunal selon les modalités qu’il estime indiquées; le tribunal peut également ordonner à toute partie d’en donner avis aux plaignants s’il conclut que leurs droits pourraient être sérieusement atteints.

Absence de cautionnement

342 (1) Les plaignants ne sont pas tenus de fournir de cautionnement pour les frais.

Frais provisoires

(2) En donnant suite au recours, le tribunal peut ordonner à la société ou à sa filiale de verser au plaignant des frais et dépens provisoires, y compris les frais de justice et les débours, dont ils pourront être comptables devant le tribunal lors de l’adjudication définitive.

1991, ch. 45, art. 342; 2005, ch. 54, art. 441(F).

Demande de rectification

343 (1) La société — ainsi que tout détenteur de ses valeurs mobilières ou toute personne qui subit un préjudice — peut demander au tribunal de rectifier, par ordonnance, son registre des valeurs mobilières ou ses autres livres, si le nom d’une personne y a été inscrit, maintenu, supprimé ou omis prétendument à tort.

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Remedial Actions
Sections 343-346

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Recours judiciaires
Articles 343-346

Notice to Superintendent

(2) An applicant under this section shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Powers of court

(3) In connection with an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order requiring the securities register or other record of the company to be rectified;

(b) an order restraining a company from calling or holding a meeting of shareholders or paying a dividend before the rectification;

(c) an order determining the right of a party to the proceedings to have the party's name entered or retained in, or deleted or omitted from, the securities register or records of the company, whether the issue arises between two or more security holders or alleged security holders, or between the company and any security holder or alleged security holder; and

(d) an order compensating a party who has incurred a loss.

Liquidation and Dissolution

Definition of "court"

344 For the purposes of subsections 351(1) and 352(1) and (2), sections 353 to 357, subsection 358(1), sections 360 and 362 to 364, subsections 368(3) and (4) and section 373, ***court*** means a court having jurisdiction in the place where the company has its head office.

Application of subsection (2) and sections 346 to 373

345 (1) Subsection (2) and sections 346 to 373 do not apply to a company that is insolvent within the meaning of the *Winding-up and Restructuring Act*.

Staying proceedings on insolvency

(2) Any proceedings taken under this Part to dissolve or to liquidate and dissolve a company shall be stayed if the company is at any time found to be insolvent within the meaning of the *Winding-up and Restructuring Act*.

1991, c. 45, s. 345; 1996, c. 6, s. 167.

Returns to Superintendent

346 A liquidator appointed under this Part to wind up the business of a company shall provide the

Avis au surintendant

(2) Le demandeur doit donner avis de sa demande au surintendant, lequel peut comparaître en personne ou par ministère d'avocat lors de l'audition de celle-ci.

Pouvoirs du tribunal

(3) En donnant suite aux demandes visées au présent article, le tribunal peut rendre les ordonnances qu'il estime indiquées, notamment pour :

a) ordonner la rectification du registre des valeurs mobilières ou des autres livres de la société;

b) enjoindre à la société de ne pas convoquer ou tenir d'assemblée ni de verser de dividende avant la rectification;

c) déterminer le droit d'une partie à l'inscription, au maintien, à la suppression ou à l'omission de son nom dans le registre des valeurs mobilières ou autres livres de la société, que le litige survienne entre plusieurs détenteurs ou prétendus détenteurs de valeurs mobilières ou entre eux et la société;

d) indemniser toute partie qui a subi une perte.

Liquidation et dissolution

Définition de *tribunal*

344 Pour l'application des paragraphes 351(1) et 352(1) et (2), des articles 353 à 357, du paragraphe 358(1), des articles 360 et 362 à 364, des paragraphes 368(3) et (4) et de l'article 373, le tribunal est la juridiction compétente du ressort du siège de la société.

Application du paragraphe (2) et des articles 346 à 373

345 (1) Le paragraphe (2) et les articles 346 à 373 ne s'appliquent pas aux sociétés insolvables au sens de la *Loi sur les liquidations et les restructurations*.

Suspension des procédures

(2) Toute procédure soit de dissolution, soit de liquidation et de dissolution, engagée aux termes de la présente partie est suspendue dès la constatation de l'insolvabilité de la société, au sens de la *Loi sur les liquidations et les restructurations*.

1991, ch. 45, art. 345; 1996, ch. 6, art. 167.

Relevés fournis au surintendant

346 Le liquidateur nommé conformément à la présente partie pour procéder à la liquidation des activités de la

Current to May 29, 2023
193
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Liquidation and Dissolution
Sections 346-349

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Liquidation et dissolution
Articles 346-349

Superintendent with such information relating to the business and affairs of the company in such form as the Superintendent requires.

Simple Liquidation

No property and no liabilities

347 (1) A company that has no property and no liabilities may, if authorized by a special resolution of the shareholders or, if there are no shareholders, by a resolution of all the directors, apply to the Minister for letters patent dissolving the company.

Dissolution by letters patent

(2) Where the Minister has received an application under subsection (1) and is satisfied that all the circumstances so warrant, the Minister may issue letters patent dissolving the company.

Effect of letters patent

(3) A company in respect of which letters patent are issued under subsection (2) ceases to exist on the day stated in the letters patent.

Proposing liquidation

348 (1) The voluntary liquidation and dissolution of a company, other than a company referred to in subsection 347(1),

(a) may be proposed by its directors; or

(b) may be initiated by way of a proposal made by a shareholder who is entitled to vote at an annual meeting of shareholders in accordance with sections 146 and 147.

Terms must be set out

(2) A notice of any meeting of shareholders at which the voluntary liquidation and dissolution of a company is to be proposed shall set out the terms of the proposal.

Shareholders' resolution

349 Where the voluntary liquidation and dissolution of a company is proposed, the company may apply to the Minister for letters patent dissolving the company if authorized by a special resolution of the shareholders or, where the company has issued more than one class of shares, by special resolution of each class of shareholders whether or not those shareholders are otherwise entitled to vote.

société doit fournir au surintendant, en la forme requise, les renseignements pertinents que celui-ci exige.

Liquidation simple

Dissolution en l'absence de biens et de dettes

347 (1) La société qui n'a ni biens ni dettes peut, avec l'autorisation soit par résolution extraordinaire des actionnaires, soit — si elle n'a pas d'actionnaires — par résolution de tous les administrateurs, demander au ministre de lui délivrer des lettres patentes de dissolution.

Dissolution par lettres patentes

(2) Après réception de la demande, le ministre peut délivrer des lettres patentes de dissolution, s'il est convaincu que les circonstances le justifient.

Date de dissolution

(3) La société cesse d'exister à la date figurant sur les lettres patentes de dissolution.

Proposition de liquidation et dissolution

348 (1) La liquidation et la dissolution volontaires d'une société autre que celle mentionnée au paragraphe 347(1) peuvent être proposées :

a) soit par son conseil d'administration;

b) soit par tout actionnaire ayant droit de vote à l'assemblée annuelle des actionnaires aux termes des articles 146 et 147.

Avis d'assemblée

(2) L'avis de convocation de l'assemblée qui doit statuer sur la proposition de liquidation et de dissolution volontaires de la société doit en exposer les modalités.

Résolution des actionnaires

349 La société visée à l'article 348 peut, si elle y est autorisée par résolution extraordinaire des actionnaires ou, lorsqu'elle a émis plusieurs catégories d'actions — assorties ou non du droit de vote — , par résolution extraordinaire des détenteurs de chacune d'elle, demander au ministre de lui délivrer des lettres patentes de dissolution.

Current to May 29, 2023
Last amended on June 23, 2022
194
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Simple Liquidation
Section 350

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Liquidation simple
Article 350

Approval of Minister required

350 (1) No action directed toward the voluntary liquidation and dissolution of a company shall be taken by a company, other than as provided in sections 348 and 349, until an application made by the company pursuant to section 349 has been approved by the Minister.

Conditional approval

(2) Where the Minister is satisfied on the basis of an application made pursuant to section 349 that the circumstances warrant the voluntary liquidation and dissolution of a company, the Minister may, by order, approve the application.

Effect of approval

(3) Where the Minister has approved an application made pursuant to section 349 with respect to a company, the company shall not carry on business except to the extent necessary to complete its voluntary liquidation.

Liquidation process

(4) Where the Minister has approved an application made pursuant to section 349 with respect to a company, the company shall

(a) cause notice of the approval to be sent to each known claimant against and creditor of the company;

(b) publish notice of the approval once a week for four consecutive weeks in the *Canada Gazette* and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company transacted any business within the preceding twelve months;

(c) proceed to collect its property, dispose of property that is not to be distributed in kind to its shareholders, discharge all its obligations and do all other acts required to liquidate its business;

(d) where the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money; and

(e) after giving the notice required under paragraphs (a) and (b) and adequately providing for the payment or discharge of all its obligations, distribute its remaining property, either in money or in kind, among its shareholders according to their respective rights.

Approbation préalable du ministre

350 (1) La société en question ne peut prendre aucune mesure tendant à sa liquidation et à sa dissolution volontaires tant que la demande visée à l’article 349 n’a pas été agréée par le ministre.

Cas où le ministre approuve

(2) Le ministre peut, par arrêté, agréer la demande s’il est convaincu, en se fondant sur sa teneur, que les circonstances le justifient.

Effets de l’approbation

(3) Une fois la demande agréée, la société ne peut poursuivre son activité que dans la mesure nécessaire pour mener à bonne fin sa liquidation volontaire.

Liquidation

(4) La société dont la demande est agréée doit :

a) faire parvenir un avis de l’agrément à chaque réclamant et chaque créancier connus;

b) faire insérer cet avis, une fois par semaine pendant quatre semaines consécutives, dans la *Gazette du Canada* et une fois par semaine pendant deux semaines consécutives dans un ou plusieurs journaux à grand tirage publiés dans chaque province où elle a exercé son activité au cours des douze derniers mois;

c) accomplir tous actes utiles à la dissolution, notamment recouvrer ses biens, disposer des biens non destinés à être répartis en nature entre les actionnaires et honorer ses obligations;

d) si elle est une société de fiducie au sens du paragraphe 57(2), faire tous les arrangements nécessaires pour transférer à une autre société de fiducie au sens de ce paragraphe tous les fonds ou autres éléments d’actif qu’elle détient en fiducie, à l’exception des éléments d’actif détenus à l’égard des fonds en fiducie garantie;

e) après avoir accompli les formalités imposées par les alinéas a) et b) et constitué une provision suffisante pour honorer ses obligations, répartir le reliquat de l’actif, en numéraire ou en nature, entre les actionnaires selon leurs droits respectifs.

Current to May 29, 2023
Last amended on June 23, 2022
195
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Simple Liquidation
Sections 351-354

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Liquidation simple
Articles 351-354

Dissolution instrument

351 (1) Unless a court has made an order in accordance with subsection 352(1), the Minister may, if satisfied that the company has complied with subsection 350(4) and that all the circumstances so warrant, issue letters patent dissolving the company.

Company dissolved

(2) A company in respect of which letters patent are issued under subsection (1) is dissolved and ceases to exist on the day stated in the letters patent.

Court-supervised Liquidation

Application for court supervision

352 (1) The Superintendent or any interested person may, at any time during the liquidation of a company, apply to a court for an order for the continuance of the voluntary liquidation under the supervision of the court in accordance with this section and sections 353 to 365 and on such application the court may so order and make any further order it thinks fit.

Idem

(2) An application under subsection (1) to a court to supervise a voluntary liquidation shall state the reasons, verified by an affidavit of the applicant, why the court should supervise the liquidation.

Notice to Superintendent

(3) Where a person, other than the Superintendent, makes an application under subsection (1), the person shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Court supervision thereafter

353 (1) When a court makes an order under subsection 352(1), the liquidation of the company shall continue under the supervision of the court.

Commencement of liquidation

(2) The supervision of the liquidation of a company by the court pursuant to an order made under subsection 352(1) commences on the day the order is made.

Powers of court

354 In connection with the liquidation and dissolution of a company, the court may, where it is satisfied

(a) that the company is able to pay or adequately provide for the discharge of all its obligations, and

Lettres patentes de dissolution

351 (1) Sauf dans les cas où le tribunal a rendu l'ordonnance visée au paragraphe 352(1), le ministre peut, s'il estime que la société satisfait à toutes les obligations énoncées au paragraphe 350(4) et que les circonstances le justifient, délivrer des lettres patentes de dissolution.

Dissolution de la société

(2) La société est dissoute et cesse d'exister à la date figurant sur les lettres patentes.

Surveillance judiciaire

Surveillance judiciaire

352 (1) Sur demande présentée à cette fin au cours de la liquidation par le surintendant ou par tout intéressé, le tribunal peut, par ordonnance, décider que la liquidation sera poursuivie sous sa surveillance conformément au présent article et aux articles 353 à 365 et prendre toute autre mesure indiquée.

Idem

(2) La demande de surveillance doit être motivée, avec la déclaration sous serment du demandeur à l'appui.

Avis au surintendant

(3) Le demandeur donne avis de sa demande au surintendant, lequel peut comparaître en personne ou par ministère d'avocat lors de l'audition de celle-ci.

Surveillance

353 (1) La liquidation se poursuit sous la surveillance du tribunal une fois rendue l'ordonnance prévue au paragraphe 352(1).

Début de la liquidation

(2) La surveillance judiciaire de la liquidation commence à la date du prononcé de l'ordonnance.

Pouvoirs du tribunal

354 Dans le cadre de la dissolution et de la liquidation, le tribunal peut, s'il est convaincu de la capacité de la société d'acquitter ses obligations ou de constituer une provision pour les honorer et, dans le cas d'une société de fiducie au sens du paragraphe 57(2), de sa capacité de conclure des ententes satisfaisantes pour assurer la

Current to May 29, 2023
Last amended on June 23, 2022
196
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Section 354

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Article 354

(b) in the case of a company that is a trust company pursuant to subsection 57(2), that the company is able to make satisfactory arrangements for the protection of persons in relation to whom the company is acting in a fiduciary capacity, make any order it thinks fit including, without limiting the generality of the foregoing,

(c) an order to liquidate,

(d) an order appointing a liquidator, with or without security, fixing a liquidator's remuneration and replacing a liquidator,

(e) an order appointing inspectors or referees, specifying their powers, fixing their remuneration and replacing inspectors or referees,

(f) an order determining the notice to be given to any interested person, or dispensing with notice to any person,

(g) an order determining the validity of any claims made against the company,

(h) an order, at any stage of the proceedings, restraining the directors and officers of the company from

(i) exercising any of their powers, or

(ii) collecting or receiving any debt or other property of the company, and from paying out or transferring any property of the company, except as permitted by the court,

(i) an order determining and enforcing the duty or liability of any present or former director, officer or shareholder

(i) to the company, or

(ii) for an obligation of the company,

(j) an order approving the payment, satisfaction or compromise of claims against the company and the retention of assets for that purpose, and determining the adequacy of provisions for the payment, discharge or transfer of any trust obligation or other obligation of the company, whether liquidated, unliquidated, future or contingent,

(k) with the concurrence of the Superintendent, an order providing for the disposal or destruction of the documents, records or registers of the company,

protection des personnes pour lesquelles elle agit à titre de représentant, prendre, par ordonnance, les mesures qu'il estime indiquées et, notamment :

a) ordonner la liquidation;

b) nommer un liquidateur en exigeant ou non un cautionnement, fixer sa rémunération et le remplacer;

c) nommer des inspecteurs ou des arbitres, préciser leurs pouvoirs, fixer leur rémunération et les remplacer;

d) fixer l'avis à donner aux intéressés ou accorder une dispense d'avis;

e) juger de la validité des réclamations faites contre la société;

f) interdire, à tout stade de la procédure, aux administrateurs et aux dirigeants :

(i) soit d'exercer tout ou partie de leurs pouvoirs,

(ii) soit de recouvrer ou de recevoir toute créance ou autre bien de la société ou de payer ou céder tout bien de celle-ci, sauf de la manière autorisée par le tribunal;

g) préciser et engager la responsabilité des administrateurs, dirigeants ou actionnaires ou de leurs prédécesseurs :

(i) soit envers la société,

(ii) soit envers les tiers pour les obligations de la société;

h) approuver, en ce qui concerne les dettes de la société, tout paiement, règlement, transaction ou rétention d'éléments d'actif, et juger si les provisions constituées suffisent à acquitter ou à céder les obligations — fiduciaires ou autres — de la société, qu'elles soient ou non liquidées, futures ou éventuelles;

i) fixer, en accord avec le surintendant, l'usage qui sera fait des documents, livres et registres de la société ou ordonner de les détruire;

j) sur demande d'un créancier, d'un inspecteur ou du liquidateur, donner des instructions sur toute question touchant à la liquidation;

k) sur avis à tous les intéressés, décharger le liquidateur de ses manquements, selon les modalités que le tribunal estime indiquées, et confirmer ses actes;

Current to May 29, 2023
Last amended on June 23, 2022
197
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Sections 354-355

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Articles 354-355

(l) on the application of a creditor, an inspector or the liquidator, an order giving directions on any matter arising in the liquidation,

(m) after notice has been given to all interested parties, an order relieving the liquidator from any omission or default on such terms as the court thinks fit and confirming any act of the liquidator,

(n) subject to sections 361 to 363, an order approving any proposed, interim or final distribution to shareholders, if any, or incorporators, in money or in property,

(o) an order disposing of any property belonging to creditors, shareholders and incorporators who cannot be found,

(p) on the application of any director, officer, shareholder, incorporator, creditor or the liquidator,

(i) an order staying the liquidation proceedings on such terms and conditions as the court thinks fit,

(ii) an order continuing or discontinuing the liquidation proceedings, or

(iii) an order to the liquidator to restore to the company all of its remaining property, and

(q) after the liquidator has rendered the liquidator's final account to the court, an order directing the company to apply to the Minister for letters patent dissolving the company.

1991, c. 45, s. 354; 2005, c. 54, s. 442(F).

l) sous réserve des articles 361 à 363, approuver tout projet de répartition provisoire ou définitive entre les actionnaires ou les fondateurs, en numéraire ou en biens;

m) fixer la destination des biens appartenant aux créanciers, actionnaires ou fondateurs introuvables;

n) sur demande de tout administrateur, dirigeant, actionnaire, fondateur, créancier ou liquidateur :

(i) surseoir à la liquidation, selon les modalités que le tribunal estime convenir,

(ii) poursuivre ou interrompre la procédure de liquidation,

(iii) enjoindre au liquidateur de restituer à la société le reliquat des biens de celle-ci;

o) après la reddition de compte définitive du liquidateur devant le tribunal, obliger la société à demander au ministre de lui délivrer des lettres patentes de dissolution.

1991, ch. 45, art. 354; 2005, ch. 54, art. 442(F).

Cessation of business and powers

355 (1) Where a court makes an order for the liquidation of a company,

(a) the company continues in existence but shall cease to carry on business, except the business that is, in the opinion of the liquidator, required for an orderly liquidation; and

(b) the powers of the directors and shareholders, if any, are vested in the liquidator and cease to be vested in the directors or shareholders, except as specifically authorized by the court.

Cessation d'activité et perte de pouvoirs

355 (1) Toute ordonnance de liquidation a pour la société les effets suivants :

a) tout en continuant à exister, elle cesse d'exercer son activité commerciale, à l'exception de celle que le liquidateur estime nécessaire au déroulement des opérations de la liquidation;

b) les pouvoirs de ses administrateurs et actionnaires sont dévolus au liquidateur, sauf indication contraire et expresse du tribunal.

Delegation by liquidator

(2) A liquidator may delegate any of the powers vested by paragraph (1)(b) to the directors or shareholders, if any.

Délégation par le liquidateur

(2) Le liquidateur peut déléguer aux administrateurs ou aux actionnaires la totalité ou une partie des pouvoirs qui lui sont dévolus en vertu de l'alinéa (1)b).

Current to May 29, 2023
Last amended on June 23, 2022
198
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Sections 356-358

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Articles 356-358

Appointment of liquidator

356 When making an order for the liquidation of a company or at any time thereafter, the court may appoint any person, including a director, an officer or a shareholder of the company or any other company, as liquidator of the company.

Vacancy in liquidator's office

357 Where an order for the liquidation of a company has been made and the office of liquidator is or becomes vacant, the property of the company is under the control of the court until the office of liquidator is filled.

Duties of liquidator

358 (1) A liquidator shall

(a) forthwith after appointment give notice thereof to the Superintendent and to each claimant and creditor of the company known to the liquidator;

(b) forthwith after appointment publish notice thereof once a week for four consecutive weeks in the *Canada Gazette* and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company has transacted any business within the preceding twelve months, requiring

(i) any person indebted to the company to render an account and pay to the liquidator at the time and place specified in the notice any amount owing,

(ii) any person possessing property of the company to deliver it to the liquidator at the time and place specified in the notice, and

(iii) any person having a claim against the company, whether liquidated, unliquidated, future or contingent, to present particulars thereof in writing to the liquidator not later than sixty days after the first publication of the notice;

(c) take into custody and control the property of the company;

(d) if the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money;

(e) open and maintain a trust account for the moneys received by the liquidator in the course of the liquidation of the company;

Nomination du liquidateur

356 Le tribunal peut nommer dans l'ordonnance, ou par la suite, en qualité de liquidateur toute personne et, notamment, l'un des administrateurs, dirigeants ou actionnaires de la société ou d'une autre société.

Vacance

357 Les biens de la société sont placés sous la garde du tribunal durant toute vacance du poste de liquidateur survenant après le prononcé de l'ordonnance.

Obligations du liquidateur

358 (1) Les obligations à remplir par le liquidateur sont les suivantes :

a) donner avis, sans délai, de sa nomination au surintendant et aux réclamants et créanciers connus de lui;

b) insérer dès sa nomination, dans la *Gazette du Canada*, une fois par semaine pendant quatre semaines consécutives et une fois par semaine pendant deux semaines consécutives, dans un ou plusieurs journaux à grand tirage publiés dans chaque province où la société a exercé son activité pendant les douze mois précédents, un avis obligeant :

(i) les débiteurs de la société à lui rendre compte et à lui payer leurs dettes, aux date, heure et lieu précisés,

(ii) les personnes possédant des biens de la société à les lui remettre aux date, heure et lieu précisés,

(iii) les créanciers de la société à lui fournir par écrit un relevé détaillé de leur créance, qu'elle soit ou non liquidée, future ou éventuelle, dans les soixante jours de la première publication de l'avis;

c) prendre sous sa garde et sous son contrôle tous les biens de la société;

d) dans le cas d'une société de fiducie au sens du paragraphe 57(2), faire tous les arrangements nécessaires pour transférer à une autre société de fiducie au sens de ce paragraphe tous les fonds ou autres éléments d'actif qu'elle détient en fiducie, à l'exception des éléments d'actif détenus à l'égard des fonds en fiducie garantie;

e) ouvrir un compte de fiducie pour les fonds reçus dans le cadre de la liquidation de la société;

f) tenir une comptabilité des recettes et dépenses liées à la liquidation de la société;

Current to May 29, 2023
199
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Section 358

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Article 358

(f) keep accounts of the moneys received and paid out by the liquidator in the course of the liquidation of the company;

(g) maintain separate lists of each class of creditors, shareholders and other persons having claims against the company;

(h) if at any time the liquidator determines that the company is unable to pay or adequately provide for the discharge of its obligations, apply to the court for directions;

(i) deliver to the court and to the Superintendent, at least once in every twelve month period after the liquidator's appointment or more often as the court requires, the annual statement of the company prepared in accordance with subsection 313(1) or prepared in such manner as the liquidator thinks proper or as the court requires; and

(j) after the final accounts are approved by the court, distribute any remaining property of the company among the shareholders, if any, or incorporators, according to their respective rights.

g) tenir des listes distinctes de chaque catégorie de créanciers, actionnaires et autres réclamants;

h) demander des instructions au tribunal après constatation de l'incapacité de la société d'honorer ses obligations ou de constituer une provision suffisante à cette fin;

i) remettre au tribunal ainsi qu'au surintendant, au moins une fois par douze mois à compter de sa nomination et chaque fois que le tribunal l'ordonne, le rapport annuel de la société établi conformément au paragraphe 313(1) ou de toute autre façon qu'il juge appropriée ou que le tribunal exige;

j) après l'approbation par le tribunal de ses comptes définitifs, répartir le reliquat des biens de la société entre les actionnaires, ou entre les fondateurs, selon leurs droits respectifs.

Powers of liquidator

(2) A liquidator may

(a) retain lawyers, notaries, accountants, appraisers and other professional advisers;

(b) bring, defend or take part in any civil, criminal or administrative action or proceeding in the name and on behalf of the company;

(c) carry on the business of the company as required for an orderly liquidation;

(d) sell by public auction or private sale any property of the company;

(e) if the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money;

(f) do all acts and execute documents in the name and on behalf of the company;

(g) borrow money on the security of the property of the company;

(h) settle or compromise any claims by or against the company; and

Pouvoirs du liquidateur

(2) Le liquidateur peut exercer les pouvoirs suivants :

a) retenir les services de conseillers professionnels, notamment d'avocats, de notaires, de comptables et d'experts-estimateurs;

b) ester en justice, dans toute procédure civile, pénale ou administrative, pour le compte de la société;

c) exercer l'activité commerciale de la société dans la mesure nécessaire à la liquidation;

d) vendre aux enchères publiques ou de gré à gré tout bien de la société;

e) dans le cas d'une société de fiducie au sens du paragraphe 57(2), faire tous les arrangements nécessaires pour transférer à une autre société de fiducie au sens de ce paragraphe tous les fonds ou autres éléments d'actif qu'elle détient en fiducie, à l'exception des éléments d'actif détenus à l'égard des fonds en fiducie garantie;

f) agir et signer des documents au nom de la société;

g) contracter des emprunts garantis par les biens de la société;

h) transiger sur toutes réclamations mettant en cause la société ou les régler;

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Sections 358-362

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Articles 358-362

(i) do all other things necessary for the liquidation of the company and distribution of its property.

i) prendre toute autre mesure nécessaire à la liquidation et à la répartition des biens de la société.

Due diligence

359 A liquidator is not liable if they exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the company represented to the liquidator by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of a person whose profession lends credibility to a statement made by them.

1991, c. 45, s. 359; 2005, c. 54, s. 443.

Défense de diligence raisonnable

359 N'est pas engagée la responsabilité du liquidateur qui a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment en s'appuyant de bonne foi sur les documents suivants :

a) les états financiers de la société qui, d'après l'un de ses dirigeants ou d'après le rapport écrit du vérificateur, reflètent fidèlement sa situation;

b) les rapports des personnes dont la profession permet d'accorder foi à leurs déclarations.

1991, ch. 45, art. 359; 2005, ch. 54, art. 443.

Examination of others

360 (1) Where a liquidator has reason to believe that any property of the company is in the possession or under the control of a person or that a person has concealed, withheld or misappropriated any such property, the liquidator may apply to the court for an order requiring that person to appear before the court at the time and place designated in the order and to be examined.

Demande d'interrogatoire

360 (1) Le liquidateur qui a de bonnes raisons de croire qu'une personne a en sa possession ou sous son contrôle ou a dissimulé, retenu ou détourné des biens de la société peut demander au tribunal d'obliger celle-ci, par ordonnance, à comparaître pour interrogatoire aux date, heure et lieu précisés.

Restoration and compensation

(2) Where an examination conducted pursuant to subsection (1) discloses that a person has concealed, withheld or misappropriated any property of the company, the court may order that person to restore the property or pay compensation to the liquidator.

Pouvoirs du tribunal

(2) Le tribunal peut ordonner à la personne dont l'interrogatoire révèle qu'elle a dissimulé, retenu ou détourné des biens de la société de les restituer au liquidateur ou de lui verser une compensation.

Costs of liquidation

361 A liquidator shall pay the costs of liquidation out of the property of the company and shall pay or make adequate provision for all claims against the company.

Frais de liquidation

361 Le liquidateur acquitte les frais de liquidation sur les biens de la société; il acquitte également toutes les dettes de la société ou constitue une provision suffisante à cette fin.

Final accounts

362 (1) Within one year after the appointment of a liquidator and after paying or making adequate provision for all claims against the company, the liquidator shall apply to the court

(a) for approval of the final accounts of the liquidator and for an order permitting the distribution, in money or in kind, of the remaining property of the company to its shareholders, if any, or to the incorporators, according to their respective rights; or

(b) for an extension of time, setting out the reasons therefor.

Comptes définitifs

362 (1) Dans l'année de sa nomination et après avoir acquitté toutes les dettes de la société ou constitué une provision suffisante à cette fin, le liquidateur demande au tribunal :

a) soit d'approuver ses comptes définitifs et de l'autoriser, par ordonnance, à répartir en numéraire ou en nature le reliquat des biens entre les actionnaires ou entre les fondateurs selon leurs droits respectifs;

b) soit, avec motifs à l'appui, de proroger son mandat.

Current to May 29, 2023
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Sections 362-364

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Articles 362-364

Shareholder application

(2) If a liquidator fails to make the application required by subsection (1), a shareholder of the company or, if there are no shareholders of the company, an incorporator may apply to the court for an order for the liquidator to show cause why a final accounting and distribution should not be made.

Notification of final accounts

(3) A liquidator shall give notice of the liquidator's intention to make an application under subsection (1) to the Superintendent, to each inspector appointed under section 354, to each shareholder of the company or, if there are no shareholders, to each incorporator and to any person who provided a security or fidelity bond for the liquidation.

Publication

(4) The liquidator shall publish the notice required under subsection (3) in the *Canada Gazette* and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company has transacted any business within the preceding twelve months or as otherwise directed by the court.

Final order

363 (1) If the court approves the final accounts rendered by a liquidator, the court shall make an order

(a) directing the company to apply to the Minister for letters patent dissolving the company;

(b) directing the custody or disposal of the documents, records and registers of the company; and

(c) discharging the liquidator except in respect of the duty of a liquidator under subsection (2).

Delivery of order

(2) The liquidator shall forthwith send a certified copy of the order referred to in subsection (1) to the Superintendent.

Right to distribution of money

364 (1) If in the course of the liquidation of a company the shareholders resolve to, or the liquidator proposes to,

(a) exchange all or substantially all of the remaining property of the company for securities of another entity that are to be distributed to the shareholders or to the incorporators, or

Demande des actionnaires

(2) Tout actionnaire ou, à défaut, tout fondateur, peut demander au tribunal d'obliger, par ordonnance, le liquidateur qui ne présente pas la demande exigée par le paragraphe (1) à justifier pourquoi son compte définitif ne peut être dressé et une répartition effectuée.

Avis

(3) Le liquidateur doit donner avis de son intention de présenter la demande prévue au paragraphe (1) au surintendant, à chaque inspecteur nommé en vertu de l'article 354, à chaque actionnaire ou, à défaut, à chaque fondateur et aux personnes ayant fourni une sûreté ou une assurance détournement et vol pour les besoins de la liquidation.

Publication

(4) Le liquidateur fait insérer l'avis visé au paragraphe (3) dans la *Gazette du Canada* et, une fois par semaine pendant deux semaines consécutives, dans un ou plusieurs journaux à grand tirage publiés dans chaque province où la société a exercé son activité pendant les douze mois précédents ou le fait connaître par tout autre moyen choisi par le tribunal.

Ordonnance définitive

363 (1) Le tribunal, s'il approuve les comptes définitifs du liquidateur, doit, par ordonnance :

a) obliger la société à demander au ministre des lettres patentes de dissolution;

b) donner des instructions quant à la garde des documents, livres et registres de la société et à l'usage qui en sera fait;

c) sous réserve du paragraphe (2), le libérer.

Copie

(2) Le liquidateur transmet sans délai au surintendant une copie certifiée de l'ordonnance.

Droit à la répartition en numéraire

364 (1) Au cours de la liquidation, les actionnaires peuvent décider, ou le liquidateur proposer :

a) soit d'échanger la totalité ou la quasi-totalité du reliquat des biens de la société contre des valeurs mobilières d'une autre entité à répartir entre les actionnaires ou les fondateurs;

Current to May 29, 2023
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
Court-supervised Liquidation
Sections 364-366

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Surveillance judiciaire
Articles 364-366

(b) distribute all or part of the remaining property of the company to the shareholders or to the incorporators in kind,

a shareholder or incorporator may apply to the court for an order requiring the distribution of the remaining property of the company to be in money.

Powers of court

(2) On an application under subsection (1), the court may order

(a) all of the remaining property of the company to be converted into and distributed in money; or

(b) the claim of any shareholder or incorporator applying under this section to be satisfied by a distribution in money.

Order by court

(3) Where an order is made by a court under paragraph (2)(b), the court

(a) shall fix a fair value on the share of the property of the company attributable to the shareholder or incorporator;

(b) may in its discretion appoint one or more appraisers to assist the court in fixing a fair value in accordance with paragraph (a); and

(c) shall render a final order against the company in favour of the shareholder or incorporator for the amount of the share of the property of the company attributable to the shareholder or incorporator.

Dissolution by letters patent

365 (1) On an application made pursuant to an order under paragraph 363(1)(a), the Minister may issue letters patent dissolving the company.

Company dissolved

(2) A company in respect of which letters patent are issued under subsection (1) is dissolved and ceases to exist on the date of the issuance of the letters patent.

General

Definition of *shareholder* and *incorporator*

366 In sections 368 and 369, ***shareholder*** and ***incorporator*** include the heirs and personal representatives of a shareholder or incorporator.

b) soit de répartir tout ou partie du reliquat des biens de la société, en nature, entre les actionnaires ou les fondateurs.

Le cas échéant, tout actionnaire ou fondateur peut demander au tribunal d’imposer, par ordonnance, la répartition en numéraire du reliquat des biens de la société.

Pouvoirs du tribunal

(2) Sur demande présentée en vertu du paragraphe (1), le tribunal peut ordonner :

a) soit la réalisation du reliquat des biens de la société et la répartition du produit;

b) soit le règlement en numéraire des réclamations des actionnaires ou des fondateurs qui en font la demande aux termes du présent article.

Ordonnance du tribunal

(3) Lorsqu’il rend l’ordonnance visée à l’alinéa (2)b), le tribunal :

a) doit fixer la juste valeur de la portion des biens de la société qui revient à l’actionnaire ou au fondateur;

b) peut, à sa discrétion, charger un ou plusieurs experts-estimateurs de l’aider à calculer la juste valeur visée à l’alinéa a);

c) doit rendre une ordonnance définitive contre la société en faveur de l’actionnaire ou du fondateur pour la valeur de la portion des biens de la société qui revient à celui-ci.

Dissolution au moyen de lettres patentes

365 (1) Sur demande présentée en application de l’alinéa 363(1)a), le ministre peut délivrer des lettres patentes de dissolution.

Date de dissolution

(2) La société est dissoute et cesse d’exister à la date de délivrance des lettres patentes de dissolution.

Dispositions générales

Définitions de *actionnaire* et de *fondateur*

366 Pour l’application des articles 368 et 369, ***actionnaire*** et ***fondateur*** s’entendent également des héritiers et des représentants personnels de l’un ou l’autre.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
General
Sections 367-368

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Dispositions générales
Articles 367-368

Continuation of actions

367 (1) Notwithstanding the dissolution of a company under this Part,

(a) a civil, criminal or administrative action or proceeding commenced by or against the company before its dissolution may be continued as if the company had not been dissolved;

(b) a civil, criminal or administrative action or proceeding may be brought against the company within two years after its dissolution as if the company had not been dissolved; and

(c) any property that would have been available to satisfy any judgment or order if the company had not been dissolved remains available for that purpose.

Service on company

(2) Service of a document on a company after its dissolution may be effected by serving the document on a person shown as a director in the incorporating instrument of the company or, if applicable, in the latest return sent to the Superintendent under section 499.

1991, c. 45, s. 367; 1999, c. 31, s. 218.

Limitations on liability

368 (1) Notwithstanding the dissolution of a company, a shareholder or incorporator to whom any of its property has been distributed is liable to any person claiming under subsection 367(1) to the extent of the amount received by that shareholder or incorporator on the distribution.

Limitation

(2) An action to enforce liability under subsection (1) may not be commenced except within two years after the date of the dissolution of the company.

Action against class

(3) A court may order an action referred to in subsections (1) and (2) to be brought against the persons who were shareholders or incorporators as a class, subject to such conditions as the court thinks fit.

Reference

(4) If the plaintiff establishes a claim in an action under subsection (3), the court may refer the proceedings to a referee or other officer of the court who may

(a) add as a party to the proceedings each person found by the plaintiff to have been a shareholder or incorporator;

Continuation des actions

367 (1) Malgré la dissolution de la société prévue à la présente partie :

a) les procédures civiles, pénales ou administratives intentées pour ou contre elle avant sa dissolution peuvent être poursuivies comme si celle-ci n'avait pas eu lieu;

b) dans les deux ans qui suivent la dissolution, des procédures civiles, pénales ou administratives peuvent être intentées contre la société comme si la dissolution n'avait pas eu lieu;

c) les biens qui auraient servi à exécuter tout jugement ou ordonnance, à défaut de la dissolution, demeurent disponibles à cette fin.

Signification

(2) Après la dissolution, la signification des documents peut se faire à toute personne figurant comme administrateur dans l'acte constitutif de la société, ou, s'il y a lieu, dans le dernier relevé envoyé au surintendant aux termes de l'article 499.

1991, ch. 45, art. 367; 1999, ch. 31, art. 218.

Remboursement

368 (1) Malgré la dissolution de la société, les actionnaires ou les fondateurs entre lesquels ont été répartis ses biens engagent leur responsabilité, à concurrence de la somme reçue, envers toute personne invoquant le paragraphe 367(1).

Prescription

(2) Les actions en responsabilité engagées aux termes du paragraphe (1) se prescrivent par deux ans à compter de la dissolution.

Action en justice collective

(3) Le tribunal peut ordonner que soit intentée collectivement, contre les anciens actionnaires ou les fondateurs, l'action visée aux paragraphes (1) ou (2), sous réserve des conditions qu'il juge indiquées.

Renvoi

(4) Si le demandeur établit le bien-fondé de sa demande, le tribunal peut renvoyer l'affaire devant un arbitre ou un autre officier de justice qui a le pouvoir :

a) de mettre en cause chaque ancien actionnaire ou fondateur retrouvé par le demandeur;

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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
General
Sections 368-371

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Dispositions générales
Articles 368-371

(b) determine, subject to subsection (1), the amount that each person who was a shareholder or incorporator must contribute towards satisfaction of the plaintiff's claim; and

(c) direct payment of the amounts so determined.

b) de déterminer, sous réserve du paragraphe (1), la part que chaque ancien actionnaire ou fondateur doit verser pour dédommager le demandeur;

c) d'ordonner le versement des sommes déterminées.

Where creditor cannot be found

369 Where a creditor, shareholder or incorporator to whom property is to be distributed on the dissolution of a company cannot be found, the portion of the property to be distributed to that creditor, shareholder or incorporator shall be converted into money and paid in accordance with section 371.

Créanciers inconnus

369 La partie des biens à remettre, par suite de la dissolution, à tout créancier, actionnaire ou fondateur introuvable doit être réalisée en numéraire et le produit versé en application de l'article 371.

Vesting in Crown

370 Subject to subsection 367(1) and sections 371 and 372, property of a company that has not been disposed of at the date of the dissolution of the company vests in Her Majesty in right of Canada.

Dévolution à la Couronne

370 Sous réserve du paragraphe 367(1) et des articles 371 et 372, les biens dont il n'a pas été disposé à la date de la dissolution d'une société sont dévolus à Sa Majesté du chef du Canada.

Unclaimed money on winding-up

371 (1) Notwithstanding the *Winding-up and Restructuring Act*, where the business of a company is being wound up, the liquidator or the company shall pay to the Minister on demand and in any event before the final winding-up of that business any amount that is payable by the liquidator or the company to a creditor, shareholder or incorporator of the company to whom payment thereof has not, for any reason, been made.

Fonds non réclamés

371 (1) Par dérogation à la *Loi sur les liquidations et les restructurations*, la société en cours de liquidation ou le liquidateur doit payer au ministre, sur demande et en tout état de cause avant la clôture de la liquidation, toute somme qui devait être payée par l'un ou l'autre à un créancier, à un actionnaire ou à un fondateur de la société et qui, pour une raison quelconque, ne l'a pas été.

Records

(2) Where a liquidator or a company makes a payment to the Minister under subsection (1) with respect to a creditor, shareholder or incorporator, the liquidator or company shall concurrently forward to the Minister all documents, records and registers in the possession of the liquidator or company that relate to the entitlement of the creditor, shareholder or incorporator.

Registres

(2) Le liquidateur ou la société qui effectue le paiement prévu au paragraphe (1) envoie en même temps au ministre tous les documents, livres et registres en leur possession concernant le droit au paiement du créancier, de l'actionnaire ou du fondateur, selon le cas.

Payment to Bank of Canada

(3) The Minister shall pay to the Bank of Canada all amounts paid to the Minister under subsection (1) and shall provide the Bank of Canada with any document, record or register received by the Minister under subsection (2).

Paiement à la Banque du Canada

(3) Le ministre verse à la Banque du Canada toutes les sommes reçues en application du paragraphe (1) et remet à celle-ci les documents, livres et registres qui lui ont été envoyés en application du paragraphe (2).

Liquidator and company discharged

(4) Payment by a liquidator or a company to the Minister under subsection (1) discharges the liquidator and the company in respect of which the payment is made from all liability for the amount so paid, and payment by the

Libération du liquidateur et de la société

(4) Le paiement fait par le liquidateur ou la société aux termes du paragraphe (1), ou par le ministre aux termes du paragraphe (3), les libère respectivement de toute responsabilité quant à la somme ainsi payée.

1991, ch. 45, art. 371; 1996, ch. 6, art. 167.

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Last amended on June 23, 2022
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Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
General
Sections 371-374

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Dispositions générales
Articles 371-374

Minister to the Bank of Canada under subsection (3) discharges the Minister from all liability for the amount so paid.

1991, c. 45, s. 371; 1996, c. 6, s. 167.

Liability of Bank of Canada

372 (1) Subject to section 22 of the *Bank of Canada Act*, where payment has been made to the Bank of Canada of an amount under subsection 371(3), the Bank of Canada, if payment is demanded by a person who, but for subsection 371(4), would be entitled to receive payment of that amount from the liquidator, the company or the Minister, is liable to pay to that person at its head office an amount equal to the amount so paid to it, with interest thereon for the period, not exceeding ten years, from the day on which the payment was received by the Bank of Canada until the date of payment to the person, at such rate and computed in such manner as the Minister determines.

Obligation de la Banque du Canada

372 (1) Sous réserve de l'article 22 de la *Loi sur la Banque du Canada*, la Banque du Canada, si une somme qui lui a été versée en application du paragraphe 371(3) est réclamée par une personne qui, abstraction faite du paragraphe 371(4), aurait droit de la recevoir du liquidateur, de la société ou du ministre, est tenue de verser à cette personne, à son siège, un montant égal, avec intérêts pour une période d'au plus dix ans commençant le jour où elle a reçu le versement et se terminant à la date du paiement à la personne, et calculés selon les modalités fixées par le ministre.

Enforcing liability

(2) The liability of the Bank of Canada under subsection (1) may be enforced by action against the Bank of Canada in the court in the province in which the debt or instrument was payable.

Exécution de l'obligation

(2) La Banque du Canada peut être actionnée en responsabilité quant à l'obligation prévue au paragraphe (1) devant le tribunal de la province où la dette ou l'effet est payable.

Custody of records after dissolution

373 A person who has been granted custody of the documents, records and registers of a dissolved company shall keep them available for production for six years following the date of the dissolution of the company or until the expiration of such shorter period as may be ordered by the court when it orders the dissolution.

Garde des documents

373 La personne qui s'est vu confier la garde des documents, livres et registres de la société dissoute doit s'assurer qu'ils puissent être produits au besoin pendant les six années qui suivent la date de la dissolution ou jusqu'à l'expiration de la période plus courte fixée par le tribunal dans son ordonnance de dissolution.

Insolvency

374 (1) In the case of the insolvency of a company,

(a) the payment of any amount due to Her Majesty in right of Canada, in trust or otherwise, except indebtedness evidenced by subordinated indebtedness, shall be a first charge on the assets of the company;

(b) the payment of any amount due to Her Majesty in right of a province, in trust or otherwise, except indebtedness evidenced by subordinated indebtedness, shall be a second charge on the assets of the company;

(c) the payment of the deposit liabilities of the company and all other liabilities of the company, except the liabilities referred to in paragraphs (d) and (e), shall be a third charge on the assets of the company;

(d) subordinated indebtedness of the company and all other liabilities that by their terms rank equally with or subordinate to such subordinated indebtedness

Collocation

374 (1) Le rang des créances qui doivent être payées en priorité sur l'actif d'une société déclarée insolvable est fixé comme suit :

a) au premier rang, les sommes dues à Sa Majesté du chef du Canada, en fiducie ou autrement, à l'exception des dettes constatées par titre secondaire;

b) au deuxième rang, les sommes dues à Sa Majesté du chef d'une province, en fiducie ou autrement, à l'exception des dettes constatées par titre secondaire;

c) au troisième rang, les dépôts de la société et les autres obligations de celle-ci, à l'exception de celles visées aux alinéas d) et e);

d) au quatrième rang, les titres secondaires de la société et toutes les autres obligations de celle-ci qui, de par leur nature, occupent un rang égal ou inférieur à ces titres;

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Last amended on June 23, 2022
206
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VI Corporate Governance
Financial Statements and Auditors
General
Sections 374-374.1

Sociétés de fiducie et de prêt
PARTIE VI Administration de la société
États financiers et vérificateurs
Dispositions générales
Articles 374-374.1

shall be a fourth charge on the assets of the company; and

(e) the payment of any fines and penalties for which the company is liable shall be a last charge on the assets of the company.

Priority not affected

(2) Nothing in subsection (1) prejudices or affects the priority of any holder of any security interest in any property of a company.

Priorities

(3) Priorities within each of paragraphs (1)(a) to (e) shall be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities referred to therein.

1991, c. 45, s. 374; 2001, c. 9, s. 517.

e) au dernier rang, les amendes ou pénalités que la société est tenue de verser.

Sans préjudice au rang

(2) Le paragraphe (1) ne porte nullement atteinte au droit de préférence du titulaire d'une sûreté sur des éléments d'actif d'une société.

Rang

(3) La priorité au sein de chacun des rangs établis est déterminée conformément au droit applicable en l'occurrence et, s'il y a lieu, aux conditions ou modalités des titres de créance et obligations qui y sont mentionnées.

1991, ch. 45, art. 374; 2001, ch. 9, art. 517.

PART VII

Ownership

DIVISION I

Interpretation

Definitions

374.1 The following definitions apply in this Part.

agent means

(a) in relation to Her Majesty in right of Canada or of a province, any agent of Her Majesty in either of those rights, and includes a municipal or public body empowered to perform a function of government in Canada or any entity empowered to perform a function or duty on behalf of Her Majesty in either of those rights, but does not include

(i) an official or entity performing a function or duty in connection with the administration or management of the estate or property of a natural person,

(ii) an official or entity performing a function or duty in connection with the administration, management or investment of a fund established to provide compensation, hospitalization, medical care, annuities, pensions or similar benefits to natural persons, or moneys derived from such a fund, or

PARTIE VII

Propriété

SECTION I

Définition

Définitions

374.1 Les définitions qui suivent s'appliquent à la présente partie.

mandataire

a) À l'égard de Sa Majesté du chef du Canada ou d'une province, tout mandataire de Sa Majesté de l'un ou l'autre chef, et notamment les corps municipaux ou publics habilités à exercer une fonction exécutive au Canada, ainsi que les entités habilitées à exercer des attributions pour le compte de Sa Majesté du chef du Canada ou d'une province, à l'exclusion :

(i) des dirigeants ou entités exerçant des fonctions touchant à l'administration ou à la gestion de la succession ou des biens d'une personne physique,

(ii) des dirigeants ou entités exerçant des fonctions touchant à l'administration, à la gestion ou au placement soit d'un fonds établi pour procurer l'indemnisation, l'hospitalisation, les soins médicaux, la retraite, la pension ou des prestations analogues à des personnes physiques, soit de sommes provenant d'un tel fonds,

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Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION I Interpretation
Sections 374.1-374.2

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION I Définition
Articles 374.1-374.2

(iii) the trustee of any trust for the administration of a fund to which Her Majesty in either of those rights contributes and of which an official or entity that is an agent of Her Majesty in either of those rights is a trustee; and

(b) in relation to the government of a foreign country or any political subdivision thereof, a person empowered to perform a function or duty on behalf of the government of the foreign country or political subdivision, other than a function or duty in connection with the administration or management of the estate or property of a natural person. (*mandataire*)

eligible agent means an agent or agency of Her Majesty in right of Canada or of a province or an agent or agency of a government of a foreign country or any political subdivision of a foreign country

(a) whose mandate is publicly available;

(b) that controls the assets of an investment fund in a manner intended to maximize long-term risk-adjusted returns and that fund is

(i) one to which, as the case may be, Her Majesty in right of Canada or of a province or the government of a foreign country or political subdivision contributes, or

(ii) established to provide compensation, hospitalization, medical care, annuities, pensions or similar benefits to natural persons; and

(c) whose decisions with respect to the assets of the fund referred to in paragraph (b) are not influenced in any significant way by, as the case may be, Her Majesty in right of Canada or of the province or the government of the foreign country or the political subdivision. (*mandataire admissible*)

1994, c. 47, s. 205; 2012, c. 19, s. 327.

(iii) des fiduciaires d'une fiducie créée pour gérer un fonds alimenté par Sa Majesté du chef du Canada ou d'une province dans le cas où l'un des fiduciaires — dirigeant ou entité — est le mandataire de Sa Majesté de l'un ou l'autre chef;

b) à l'égard du gouvernement d'un pays étranger ou d'une de ses subdivisions politiques, la personne habilitée, pour le compte de ce gouvernement, à exercer des attributions non reliées à l'administration ou à la gestion de la succession ou des biens d'une personne physique. (*agent*)

mandataire admissible Tout mandataire ou organisme de Sa Majesté du chef du Canada ou d'une province ou tout mandataire ou organisme d'un gouvernement d'un pays étranger ou d'une de ses subdivisions politiques qui remplit les critères suivants :

a) son mandat est accessible au public;

b) il contrôle les titres d'un fonds de placement de manière à maximiser le rendement corrigé du risque à long terme, si le fonds :

(i) soit bénéficie d'un apport de Sa Majesté du chef du Canada ou d'une province ou du gouvernement d'un pays étranger ou de la subdivision politique,

(ii) soit est établi pour procurer l'indemnisation, l'hospitalisation, les soins médicaux, la retraite, la pension ou des prestations analogues à des personnes physiques;

c) les décisions prises à l'égard des titres du fonds visé à l'alinéa b) ne sont influencées d'aucune façon importante par Sa Majesté du chef du Canada ou de la province ou du gouvernement du pays étranger ou de la subdivision politique. (*eligible agent*)

1994, ch. 47, art. 205; 2012, ch. 19, art. 327.

Associates

374.2 (1) For the purpose of determining ownership of a company by an eligible agent, where two persons, at least one of whom is an eligible agent, are associated with each other, those persons are deemed to be a single eligible agent who beneficially owns the aggregate number of shares of the company beneficially owned by them.

Personnes liées

374.2 (1) Lorsque deux personnes, dont au moins une est un mandataire admissible, sont liées l'une à l'autre, elles sont réputées, dans le cas où il s'agit de déterminer qui détient la propriété d'une société par un mandataire admissible, n'être qu'un seul mandataire admissible détenant à titre de véritable propriétaire le nombre total des actions ainsi détenues par elles.

Associates

(2) For the purposes of subsection (1), a person is associated with another person if

Personnes liées

(2) Pour l'application du paragraphe (1), une personne est liée à une autre personne lorsque, selon le cas :

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION I Interpretation
Sections 374.2-375

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION I Définition
Articles 374.2-375

(a) each person is an agent or agency of Her Majesty in right of Canada;

(b) each person is an agent or agency of Her Majesty in right of the same province;

(c) each person is an agent or agency of a government of the same foreign country or a political subdivision of the same foreign country;

(d) one person is Her Majesty in right of Canada and the other person is an agent or agency of Her Majesty in that right;

(e) one person is Her Majesty in right of a province and the other person is an agent or agency of Her Majesty in right of that province; or

(f) one person is a government of a foreign country or any political subdivision of a foreign country and the other person is its agent or agency.

2012, c. 19, s. 327.

a) chacune d'elles est un mandataire ou organisme de Sa Majesté du chef du Canada;

b) chacune d'elles est un mandataire ou organisme de Sa Majesté du chef de la même province;

c) chacune d'elles est un mandataire ou organisme du gouvernement du même pays étranger ou d'une subdivision politique du même pays étranger;

d) l'une d'elles est Sa Majesté du chef du Canada et l'autre est son mandataire ou organisme;

e) l'une d'elles est Sa Majesté du chef d'une province et l'autre est son mandataire ou organisme;

f) l'une d'elles est le gouvernement d'un pays étranger ou d'une subdivision politique de celui-ci et l'autre est son mandataire ou organisme.

2012, ch. 19, art. 327.

DIVISION II

Constraints on Ownership

Constraining acquisition

375 (1) No person, or entity controlled by a person, shall, without the approval of the Minister, purchase or otherwise acquire any share of a company or purchase or otherwise acquire control of any entity that holds any share of a company if

(a) the acquisition would cause the person to have a significant interest in any class of shares of the company; or

(b) where the person has a significant interest in a class of shares of the company, the acquisition would increase the significant interest of the person in that class of shares.

Amalgamation, etc., constitutes acquisition

(2) If the entity that would result from an amalgamation, a merger or a reorganization would have a significant interest in a class of shares of a company, the entity is deemed to be acquiring a significant interest in that class of shares of the company through an acquisition for which the approval of the Minister is required under subsection (1).

Exemption

(3) On application by a company, the Superintendent may exempt from the application of this section and

SECTION II

Restrictions à la propriété

Restrictions à l'acquisition

375 (1) Il est interdit à une personne — ou à l'entité qu'elle contrôle — d'acquérir, sans l'agrément du ministre, des actions d'une société ou le contrôle d'une entité qui détient de telles actions si l'acquisition, selon le cas :

a) lui confère un intérêt substantiel dans une catégorie d'actions de la société en question;

b) augmente l'intérêt substantiel qu'elle détient déjà.

Assimilation

(2) Dans le cas où l'entité issue d'une fusion, d'un regroupement ou d'une réorganisation aurait un intérêt substantiel dans une catégorie d'actions d'une société, cette entité est réputée se voir conférer, dans le cadre d'une acquisition qui requiert l'agrément prévu au paragraphe (1), un intérêt substantiel dans cette catégorie d'actions.

Exemption

(3) Sur demande d'une société, le surintendant peut soustraire à l'application du présent article et de l'article

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Sections 375-377

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Articles 375-377

section 376 any class of non-voting shares of the company if the aggregate book value of the shares of the class is not more than 30 per cent of the aggregate book value of all the outstanding shares of the company.

(4) and (5) [Repealed, 2001, c. 9, s. 518]

1991, c. 45, s. 375; 2001, c. 9, s. 518; 2007, c. 6, s. 354.

No acquisition of control without approval

375.1 (1) No person shall acquire control, within the meaning of paragraph 3(1)(d), of a company without the approval of the Minister.

Amalgamation, etc., constitutes acquisition

(2) If the entity that would result from an amalgamation, a merger or a reorganization would control, within the meaning of paragraph 3(1)(d), a company, the entity is deemed to be acquiring control, within the meaning of that paragraph, of the company through an acquisition for which the approval of the Minister is required under subsection (1).

1997, c. 15, s. 372; 2001, c. 9, s. 519; 2007, c. 6, s. 355.

Constraining registration

376 No company shall, unless the acquisition of the share has been approved by the Minister, record in its securities register a transfer or issue of any share of the company to any person or to any entity controlled by a person if

(a) the transfer or issue of the share would cause the person to have a significant interest in any class of shares of the company; or

(b) where the person has a significant interest in a class of shares of the company, the transfer or issue of the share would increase the significant interest of the person in that class of shares of the company.

Exception — small holdings

376.1 Despite section 376, if, as a result of a transfer or issue of shares of a class of shares of a company to a person, other than an eligible agent, the total number of shares of that class registered in the securities register of the company in the name of that person would not exceed 5,000 and would not exceed 0.1% of the outstanding shares of that class, the company is entitled to assume that no person is acquiring or increasing a significant interest in that class of shares of the company as a result of that issue or transfer of shares.

1994, c. 47, s. 206; 2012, c. 31, s. 100.

Where approval not required

377 (1) Notwithstanding subsections 375(1) and (2) and section 376, approval of the Minister is not required

376 toute catégorie d'actions sans droit de vote de la société dont la valeur comptable ne représente pas plus de trente pour cent de la valeur comptable des actions en circulation de la société.

(4) et (5) [Abrogés, 2001, ch. 9, art. 518]

1991, ch. 45, art. 375; 2001, ch. 9, art. 518; 2007, ch. 6, art. 354.

Interdiction d'acquérir sans l'agrément du ministre

375.1 (1) Il est interdit à une personne d'acquérir, sans l'agrément du ministre, le contrôle, au sens de l'alinéa 3(1)d), d'une société.

Assimilation

(2) Dans le cas où l'entité issue d'une fusion, d'un regroupement ou d'une réorganisation aurait le contrôle, au sens de l'alinéa 3(1)d), d'une société, cette entité est réputée en acquérir, dans le cadre d'une acquisition qui requiert l'agrément prévu au paragraphe (1), le contrôle au sens de cet alinéa.

1997, ch. 15, art. 372; 2001, ch. 9, art. 519; 2007, ch. 6, art. 355.

Restrictions en matière d'inscription

376 Il est interdit à la société, sauf si le ministre approuve l'acquisition des actions, d'inscrire dans son registre des valeurs mobilières le transfert ou l'émission d'actions — à une personne ou à une entité contrôlée par celle- ci — , qui soit confère à cette personne un intérêt substantiel dans une catégorie de ses actions, soit augmente l'intérêt substantiel qu'elle détient déjà.

Exception

376.1 Par dérogation à l'article 376, si, après transfert ou émission d'actions d'une catégorie donnée à une personne autre qu'un mandataire admissible, le nombre total d'actions de cette catégorie inscrites à son registre des valeurs mobilières au nom de cette personne n'excède pas cinq mille ni un dixième pour cent des actions en circulation de cette catégorie, la société est en droit de présumer qu'il n'y a ni acquisition ni augmentation d'intérêt substantiel dans cette catégorie d'actions du fait du transfert ou de l'émission.

1994, ch. 47, art. 206; 2012, ch. 31, art. 100.

Agrément non requis

377 (1) Par dérogation aux paragraphes 375(1) et (2) et à l'article 376, l'agrément du ministre n'est pas nécessaire

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Section 377

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Article 377

where a person with a significant interest in a class of shares of a company or an entity controlled by a person with a significant interest in a class of shares of a company

(a) purchases or otherwise acquires shares of that class, or

(b) acquires control of any entity that holds any share of that class,

and the number of shares of that class purchased or otherwise acquired, or the acquisition of control of the entity, as the case may be, would not increase the significant interest of the person in that class of shares of the company to a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever is applicable.

dans le cas où une personne qui détient un intérêt substantiel dans une catégorie d'actions d'une société — ou une entité qu'elle contrôle — , acquiert des actions de cette catégorie ou acquiert le contrôle d'une entité qui détient de telles actions et que l'acquisition de ces actions ou du contrôle de l'entité ne porte pas son intérêt à un pourcentage supérieur à celui qui est précisé aux paragraphes (2) ou (3), selon le cas applicable.

Percentage

(2) Subject to subsection (3), for the purposes of subsection (1), the percentage is 5 percentage points in excess of the significant interest of the person in that class of shares of the company on the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(a) the person, or

(b) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister.

Pourcentage

(2) Sous réserve du paragraphe (3), le pourcentage applicable est cinq pour cent de plus que l'intérêt substantiel de la personne dans la catégorie d'actions de la société à la date d'entrée en vigueur de la présente partie ou, si elle est postérieure, à la date de la dernière acquisition — par celle-ci ou par une entité qu'elle contrôle, à l'exception de l'entité visée au paragraphe (1) dont elle acquiert le contrôle — soit d'actions de cette catégorie, soit du contrôle d'une entité détenant des actions de cette catégorie, à avoir reçu l'agrément du ministre.

Idem

(3) Where a person has a significant interest in a class of shares of a company and the person's percentage of that class has decreased after the date of the most recent purchase or other acquisition by

(a) the person, or

(b) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister, the percentage for the purposes of subsection (1) is the percentage that is the lesser of

(c) 5 percentage points in excess of the significant interest of the person in that class of shares of the company on the later of the day this Part comes into force

Idem

(3) Dans le cas où une personne détient un intérêt substantiel dans une catégorie d'actions d'une société et que son pourcentage de ces actions a diminué après la date de la dernière acquisition — par elle-même ou par une entité qu'elle contrôle, à l'exception de l'entité visée au paragraphe (1) dont elle acquiert le contrôle — d'actions de la société de cette catégorie, ou du contrôle d'une entité détenant des actions de cette catégorie, à avoir reçu l'agrément du ministre, le pourcentage applicable est le moindre des pourcentages suivants :

a) cinq pour cent de plus que l'intérêt substantiel de la personne dans les actions de la société de cette catégorie à la date d'entrée en vigueur de la présente partie ou, si elle est postérieure, à la date de la dernière acquisition — par celle-ci ou par une entité qu'elle contrôle, à l'exception de l'entité visée au paragraphe (1) dont elle acquiert le contrôle — d'actions de la société de cette catégorie, ou du contrôle d'une entité

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Section 377

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Article 377

and the day of the most recent purchase or other acquisition by

(i) the person, or

(ii) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister, and

(d) 10 percentage points in excess of the lowest significant interest of the person in that class of shares of the company at any time after the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(i) the person, or

(ii) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister.

détenant des actions de cette catégorie, à avoir reçu l'agrément du ministre;

b) dix pour cent de plus que l'intérêt substantiel le moins élevé détenu par la personne dans les actions de cette catégorie après la date d'entrée en vigueur de la présente partie ou, si elle est postérieure, après la date de la dernière acquisition — par celle-ci ou par une entité qu'elle contrôle, à l'exception de l'entité visée au paragraphe (1) dont elle acquiert le contrôle — d'actions de la société de cette catégorie, ou du contrôle d'une entité détenant des actions de cette catégorie, à avoir reçu l'agrément du ministre.

Exception — eligible agent

(3.1) If the person referred to in subsection (1) is an eligible agent or an entity controlled by an eligible agent, then the Minister may reduce the percentage referred to in subsection (2) or (3).

Exception : mandataire admissible

(3.1) Dans le cas où la personne visée au paragraphe (1) est un mandataire admissible ou une entité qu'il contrôle, le ministre peut réduire le pourcentage applicable visé aux paragraphes (2) ou (3).

Exception

(4) Subsection (1) does not apply if the purchase or other acquisition of shares or the acquisition of control referred to in that subsection would

(a) result in the acquisition of control of the company by the person referred to in that subsection;

(b) where the person controls the company but the voting rights attached to the aggregate of any voting shares of the company beneficially owned by the person and by entities controlled by the person do not exceed 50 per cent of the voting rights attached to all of the outstanding voting shares of the company, cause the voting rights attached to that aggregate to exceed 50 per cent of the voting rights attached to all of the outstanding voting shares of the company;

Exception

(4) Le paragraphe (1) ne s'applique pas dans le cas où l'acquisition d'actions ou du contrôle dont il traite :

a) aurait pour effet la prise de contrôle de la société par la personne;

b) si la personne contrôle déjà la société mais que les droits de vote attachés à l'ensemble des actions de la société qu'elle-même et les entités qu'elle contrôle détiennent à titre de véritable propriétaire n'excèdent pas cinquante pour cent des droits de vote attachés à la totalité des actions en circulation, aurait pour effet de porter les droits de vote attachés à l'ensemble de ces actions détenues par la personne et les entités à plus de cinquante pour cent des droits de vote attachés à la totalité des actions en circulation;

c) aurait pour effet l'acquisition d'un intérêt substantiel dans une catégorie d'actions de la société par une entité contrôlée par la personne et que l'acquisition de

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Sections 377-378

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Articles 377-378

(c) result in the acquisition of a significant interest in a class of shares of the company by an entity controlled by the person and the acquisition of that investment is not exempted by the regulations; or

(d) result in an increase in a significant interest in a class of shares of the company by an entity controlled by the person by a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever applies, and the increase is not exempted by the regulations.

cet intérêt n'est pas soustraite, par règlement, à l'application du présent alinéa;

d) aurait pour effet l'augmentation — dans un pourcentage supérieur à celui précisé aux paragraphes (2) ou (3), selon le cas applicable — de l'intérêt substantiel d'une entité contrôlée par la personne dans une catégorie d'actions de la société et que cette augmentation n'est pas soustraite, par règlement, à l'application du présent alinéa.

Regulations

(5) The Governor in Council may make regulations

(a) exempting from the application of paragraph (4)(c) the acquisition of a significant interest in a class of shares of the company by an entity controlled by the person; and

(b) exempting from the application of paragraph (4)(d) an increase in a significant interest in a class of shares of the company by an entity controlled by the person by a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever applies.

1991, c. 45, s. 377; 1997, c. 15, s. 373; 2012, c. 31, s. 101.

Règlements

(5) Le gouverneur en conseil peut, par règlement :

a) soustraire à l'application de l'alinéa (4)c) l'acquisition d'un intérêt substantiel d'une catégorie d'actions de la société par une entité contrôlée par la personne;

b) soustraire à l'application de l'alinéa (4)d) l'augmentation — dans un pourcentage supérieur à celui précisé aux paragraphes (2) ou (3), selon le cas applicable — de l'intérêt substantiel d'une entité contrôlée par la personne dans une catégorie d'actions de la société.

1991, ch. 45, art. 377; 1997, ch. 15, art. 373; 2012, ch. 31, art. 101.

Where approval not required

378 (1) Despite sections 375 and 376, the approval of the Minister is not required if

(a) the Superintendent has, by order, directed the company to increase its capital and shares of the company are issued and acquired in accordance with such terms and conditions as may be specified in the order; or

(b) a person, other than an eligible agent, who controls, within the meaning of paragraph 3(1)(a), the company acquires additional shares of the company.

Agrément non requis

378 (1) Par dérogation aux articles 375 et 376, l'agrément du ministre n'est pas nécessaire dans les cas suivants :

a) le surintendant a, par ordonnance, imposé à la société une augmentation de capital et il y a eu émission et acquisition d'actions conformément aux modalités prévues dans l'ordonnance;

b) la personne, autre qu'un mandataire admissible, qui contrôle, au sens de l'alinéa 3(1)a), la société acquiert d'autres actions de celle-ci.

Pre-approval

(2) For the purposes of subsections 375(1) and (2) and section 376, the Minister may approve

(a) the purchase or other acquisition of such number or percentage of shares of a company as may be required in a particular transaction or series of transactions; or

(b) the purchase or other acquisition of up to a specified number or percentage of shares of a company within a specified period.

1991, c. 45, s. 378; 2001, c. 9, s. 520; 2012, c. 31, s. 102.

Agrément préalable

(2) Pour l'application des paragraphes 375(1) et (2) et de l'article 376, le ministre peut approuver l'acquisition, soit du nombre ou pourcentage d'actions d'une société nécessaire pour une opération ou série d'opérations, soit du nombre ou pourcentage — à concurrence du plafond fixé — d'actions d'une société pendant une période déterminée.

1991, ch. 45, art. 378; 2001, ch. 9, art. 520; 2012, ch. 31, art. 102.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Sections 379-380

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Articles 379-380

Public holding requirement

379 (1) Every company shall, from and after the day determined under this section in respect of that company, have, and continue to have, voting shares that carry at least 35 per cent of the voting rights attached to all of the outstanding voting shares of the company and that are

(a) shares of one or more classes of shares that are listed and posted for trading on a recognized stock exchange in Canada; and

(b) shares none of which is beneficially owned by a person who is a major shareholder of the company in respect of the voting shares of the company or by any entity that is controlled by a person who is a major shareholder of the company in respect of such shares.

Determination of day

(2) If the company has equity of two billion dollars or more on the day it comes into existence, the day referred to in subsection (1) is the day that is three years after that day and, in the case of any other company, the day referred to in subsection (1) is the day that is three years after the day of the first annual meeting of the shareholders of the company held after the equity of the company first reaches two billion dollars.

Extension

(3) If general market conditions so warrant and the Minister is satisfied that a company has used its best efforts to be in compliance with this section on the day determined under subsection (2), the Minister may specify a later day as the day from and after which the company must comply with subsection (1).

1991, c. 45, s. 379; 2001, c. 9, s. 521; 2007, c. 6, s. 356.

Limit on assets

380 (1) Unless an exemption order with respect to the company is granted under section 382, if a company fails to comply with section 379 in any month, the Minister may, by order, require the company not to have, until it complies with that section, average total assets in any three month period ending on the last day of a subsequent month exceeding the company's average total assets in the three month period ending on the last day of the month immediately before the month specified in the order.

Average total assets

(2) For the purposes of subsection (1), the average total assets of a company in a three month period shall be computed by adding the total assets of the company as calculated for the month end of each of the three months in the period and by dividing the sum by three.

Obligation en matière de détention publique

379 (1) À compter de la date fixée à son égard conformément au présent article, chaque société doit avoir un nombre d'actions conférant au moins trente-cinq pour cent des droits de vote attachés à l'ensemble de ses actions en circulation, et qui :

a) d'une part, sont des actions d'une ou plusieurs catégories cotées et négociables dans une bourse reconnue au Canada;

b) d'autre part, sont des actions dont aucune personne qui est un actionnaire important à l'égard de ses actions avec droit de vote ni aucune entité contrôlée par une telle personne n'a la propriété effective.

Détermination de la date

(2) Dans le cas d'une société dont les capitaux propres sont égaux ou supérieurs à deux milliards de dollars à la date de sa constitution, la date applicable se situe trois ans après cette date; dans les autres cas, la date applicable se situe trois ans après la première assemblée annuelle des actionnaires de la société suivant le moment où les capitaux propres de celle-ci ont atteint pour la première fois deux milliards de dollars.

Prolongation

(3) Le ministre peut, si les conditions générales du marché le justifient et s'il est convaincu que la société a fait de son mieux pour se conformer au présent article à la date fixée aux termes du paragraphe (2), reculer la date à compter de laquelle la société devra se conformer au paragraphe (1).

1991, ch. 45, art. 379; 2001, ch. 9, art. 521; 2007, ch. 6, art. 356.

Limites relatives à l'actif

380 (1) Tant qu'elle ne s'est pas conformée à l'article 379 pour un mois quelconque, sauf exemption prévue à l'article 382, le ministre peut, par arrêté, interdire à la société d'avoir un actif total moyen qui dépasse, au cours d'un trimestre dont le dernier mois est postérieur à l'arrêté, celui qu'elle avait durant le trimestre précédant le mois spécifié à l'arrêté.

Actif total moyen

(2) Pour l'application du paragraphe (1), l'actif total moyen au cours d'un trimestre est le résultat de la division par trois de la somme de l'actif total de la société à la fin de chaque mois d'un trimestre donné.

Current to May 29, 2023
214
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Sections 380-382.1

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Articles 380-382.1

Definition of *total assets*

(3) For the purposes of subsections (1) and (2), ***total assets***, in respect of a company, has the meaning given that expression by the regulations.

1991, c. 45, s. 380; 2001, c. 9, s. 522.

Increase of capital

381 Where the Superintendent has, by order, directed a company to increase its capital and shares of the company are issued and acquired in accordance with such terms and conditions as may be specified in the order, section 379 shall not apply in respect of the company until such time as the Superintendent may, by order, specify.

Exemption by Minister

382 (1) On application by a company and subject to any terms that the Minister considers appropriate, the Minister may by order exempt the company from the requirements of section 379 if the Minister considers it appropriate to do so.

Compliance with s. 379

(2) The company shall comply with section 379 as of the day on which the exemption order expires.

Limit on assets

(3) If a company fails to comply with section 379 on the day referred to in subsection (2), it shall not, until it complies with that section, have average total assets in any three month period ending on the last day of a subsequent month exceeding its average total assets in the three month period ending on the last day of the month immediately preceding the day referred to in subsection (2) or on any later day that the Minister may specify by order.

Application of ss. 380(2) and (3)

(4) Subsections 380(2) and (3) apply for the purposes of subsection (3).

1991, c. 45, s. 382, c. 47, s. 753; 2001, c. 9, s. 523; 2005, c. 54, s. 444.

Continuation of exemption

382.1 (1) Despite subsection 382(2), if an exemption order that was granted in respect of a company under subsection 382(3) as it read before the day on which this section comes into force provides that it expires if the holding body corporate ceases to comply with section 379, the company is not required to comply with that section until six months after the day on which the holding body corporate ceased to comply with that section if the failure to comply is as a result of

Calcul de l'actif total

(3) Pour l'application des paragraphes (1) et (2), ***actif total*** s'entend au sens des règlements.

1991, ch. 45, art. 380; 2001, ch. 9, art. 522.

Augmentation du capital

381 L'article 379 ne s'applique pas, pendant la période spécifiée par le surintendant, à la société à laquelle il a imposé, par ordonnance, une augmentation de capital s'il y a eu émission et acquisition d'actions selon les modalités prévues dans l'ordonnance.

Demandes d'exemption

382 (1) Le ministre peut par arrêté, s'il le juge indiqué, exempter la société qui lui en fait la demande de l'application de l'article 379, sous réserve des modalités qu'il estime indiquées.

Observation de l'art. 379

(2) La société doit se conformer à l'article 379 à compter de la date d'expiration de l'exemption prévue au présent article.

Limites relatives à l'actif

(3) Tant qu'elle ne s'est pas conformée à l'article 379, la société ne peut avoir un actif total moyen qui dépasse, au cours d'un trimestre dont le dernier mois est postérieur à la date visée au paragraphe (2), celui qu'elle avait durant les trois mois précédant cette date ou à la date ultérieure que le ministre peut fixer par arrêté.

Application des par. 380(2) et (3)

(4) Les paragraphes 380(2) et (3) s'appliquent au paragraphe (3).

1991, ch. 45, art. 382, ch. 47, art. 753; 2001, ch. 9, art. 523; 2005, ch. 54, art. 444.

Exception

382.1 (1) Malgré le paragraphe 382(2), lorsqu'une société fait l'objet d'un arrêté pris par le ministre aux termes du paragraphe 382(3), dans sa version en vigueur à la veille du jour d'entrée en vigueur du présent article, et que cet arrêté précise qu'il cesse de s'appliquer lorsque la société mère ne se conforme pas à l'article 379, la société n'a pas à se conformer à l'article 379 avant l'expiration des six mois suivant la date du manquement à l'article 379 lorsque celui-ci découle :

Current to May 29, 2023
215
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Sections 382.1-383

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Articles 382.1-383

(a) a distribution to the public of voting shares of the holding body corporate;

(b) a redemption or purchase of voting shares of the holding body corporate;

(c) the exercise of any option to acquire voting shares of the holding body corporate; or

(d) the conversion of any convertible securities into voting shares of the holding body corporate.

a) soit d'une souscription publique des actions avec droit de vote de la société mère;

b) soit de l'achat ou du rachat de telles actions;

c) soit de l'exercice du droit d'acquérir de telles actions;

d) soit de la conversion de valeurs mobilières en de telles actions.

Shares acquiring voting rights

(2) Despite subsection 382(2), if as a result of an event that has occurred and is continuing shares of a holding body corporate referred to in subsection (1) acquire voting rights in such number as to cause the holding body corporate to no longer be in compliance with section 379, the company is not required to comply with that section until six months after the day on which the holding body corporate ceased to comply with that section or any later day that the Minister may by order specify.

2005, c. 54, s. 444.

Actions avec droit de vote

(2) Malgré le paragraphe 382(2), lorsque, en raison de la survenance d'un fait qui demeure, le nombre d'actions avec droit de vote de la société mère visée au paragraphe (1) devient tel que celle-ci ne se conforme plus à l'article 379, la société n'a pas à se conformer à l'article 379 avant l'expiration des six mois suivant la date du manquement à cet article ou la date ultérieure précisée par arrêté du ministre.

2005, ch. 54, art. 444.

Exception

383 (1) Where a company fails to comply with section 379 as the result of

(a) a distribution to the public of voting shares of the company,

(b) a redemption or purchase of voting shares of the company,

(c) the exercise of any option to acquire voting shares of the company, or

(d) the conversion of any convertible securities into voting shares of the company,

section 380 shall not apply in respect of that company until the expiration of six months after the day the company failed to comply with section 379.

Exception

383 (1) L'article 380 ne s'applique à la société qu'à l'expiration des six mois suivant la date du manquement à l'article 379 lorsque celui-ci découle :

a) soit d'une souscription publique de ses actions avec droit de vote;

b) soit de l'achat ou du rachat de telles actions;

c) soit de l'exercice du droit d'acquérir de telles actions;

d) soit de la conversion de valeurs mobilières en de telles actions.

Shares acquiring voting rights

(2) Where, as the result of an event that has occurred and is continuing, shares of a company acquire voting rights in such number as to cause the company to no longer be in compliance with section 379, section 380 shall not apply in respect of that company until the expiration of six months after the day the company ceased to be in compliance with section 379 or such later day as the Minister may, by order, specify.

Actions dotées du droit de vote

(2) Dans le cas où, en raison de la survenance d'un fait qui demeure, le nombre des actions de la société à comporter le droit de vote devient tel que celle-ci ne se conforme plus à l'article 379, l'article 380 ne s'applique à elle qu'à l'expiration de six mois suivant le manquement ou qu'à la date ultérieure précisée par arrêté du ministre.

(3) and (4) [Repealed, 2005, c. 54, s. 445]

1991, c. 45, s. 383; 2005, c. 54, s. 445.

(3) et (4) [Abrogés, 2005, ch. 54, art. 445]

1991, ch. 45, art. 383; 2005, ch. 54, art. 445.

Current to May 29, 2023
216
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Sections 384-386

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Articles 384-386

Acquisition of control permitted

384 (1) Subject to subsection (2) and sections 376 and 385, section 379 does not apply in respect of the company if a person acquires control of a company with equity of two billion dollars or more through the purchase or other acquisition of all or any number of the shares of the company by the person or by any entity controlled by the person.

Undertaking required

(2) Subsection (1) applies only if the person provides the Minister with an undertaking satisfactory to the Minister to do all things necessary so that, within three years after the acquisition, or any other period that the Minister may specify, the company has voting shares that carry at least 35 per cent of the voting rights attached to all of the outstanding voting shares of the company and that are

(a) shares of one or more classes of shares that are listed and posted for trading on a recognized stock exchange in Canada; and

(b) shares none of which is beneficially owned by a person who is a major shareholder of the company in respect of the voting shares of the company or by any entity that is controlled by a person who is a major shareholder of the company in respect of such shares.

1991, c. 45, s. 384; 2001, c. 9, s. 524; 2007, c. 6, s. 357.

Application of section 379

385 At the expiration of the period for compliance with an undertaking referred to in subsection 384(2), section 379 shall apply in respect of the company to which the undertaking relates.

1991, c. 45, s. 385; 2001, c. 9, s. 524.

Restriction on voting rights

386 (1) If, with respect to any company, a particular person contravenes section 375 or 375.1 or fails to comply with an undertaking referred to in subsection 384(2) or with any term or condition imposed under section 389, no person, and no entity controlled by the particular person, shall, in person or by proxy, exercise any voting rights

(a) that are attached to shares of the company beneficially owned by the particular person or any entity controlled by the particular person; or

(b) that are subject to an agreement entered into by the particular person, or any entity controlled by the particular person, pertaining to the exercise of the voting rights.

Prise de contrôle

384 (1) Sous réserve du paragraphe (2) et des articles 376 et 385, l'article 379 ne s'applique pas à la société dont les capitaux propres sont égaux ou supérieurs à deux milliards de dollars et dont le contrôle est acquis, au moyen de l'acquisition de tout ou partie de ses actions, par une personne ou une entité que celle-ci contrôle.

Engagement préalable

(2) L'application du paragraphe (1) est toutefois subordonnée à l'engagement envers le ministre par la personne concernée de prendre toutes les mesures nécessaires pour que, dans les trois ans qui suivent l'acquisition de la société ou dans le délai fixé par le ministre, la société ait un nombre d'actions qui confèrent au moins trente-cinq pour cent des droits de vote attachés à l'ensemble de ses actions en circulation et qui :

a) d'une part, sont des actions d'une ou plusieurs catégories cotées et négociables dans une bourse reconnue au Canada;

b) d'autre part, sont des actions dont aucune personne qui est un actionnaire important à l'égard de ses actions avec droit de vote ni aucune entité contrôlée par une telle personne n'a la propriété effective.

1991, ch. 45, art. 384; 2001, ch. 9, art. 524; 2007, ch. 6, art. 357.

Application de l'article 379

385 L'article 379 s'applique à la société visée par l'engagement à compter de l'expiration du délai d'exécution de celui-ci.

1991, ch. 45, art. 385; 2001, ch. 9, art. 524.

Limites au droit de vote

386 (1) En cas de manquement aux articles 375 ou 375.1, à l'engagement visé au paragraphe 384(2) ou à des conditions ou modalités imposées dans le cadre de l'article 389, il est interdit à quiconque, et notamment à une entité contrôlée par l'auteur du manquement, d'exercer, personnellement ou par l'intermédiaire d'un fondé de pouvoir, les droits de vote :

a) soit qui sont attachés aux actions de la société détenues à titre de véritable propriétaire par l'auteur du manquement ou par l'entité qu'il contrôle;

b) soit dont l'exercice est régi aux termes d'une entente conclue par l'auteur du manquement ou par l'entité qu'il contrôle.

Current to May 29, 2023
Last amended on June 23, 2022
217
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Approval Process
Sections 386-388

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Procédure d'agrément
Articles 386-388

Subsection (1) ceases to apply

(2) Subsection (1) ceases to apply in respect of a person when, as the case may be,

(a) the shares to which the contravention relates have been disposed of;

(b) the person ceases to control the company within the meaning of paragraph 3(1)(d);

(c) if the person failed to comply with an undertaking referred to in subsection 384(2), the company complies with section 379; or

(d) if the person failed to comply with a term or condition imposed under section 389, the person complies with the term or condition.

1991, c. 45, s. 386; 1997, c. 15, s. 374; 2001, c. 9, s. 524.

Cessation d'application du paragraphe (1)

(2) Le paragraphe (1) cesse de s'appliquer si, selon le cas :

a) il y a eu aliénation des actions ayant donné lieu à la contravention;

b) l'auteur du manquement cesse de contrôler la société, au sens de l'alinéa 3(1)d);

c) dans le cas où le manquement concerne l'engagement visé au paragraphe 384(2), la société se conforme à l'article 379;

d) dans le cas où le manquement concerne les conditions ou modalités imposées dans le cadre de l'article 389, la personne se conforme à celles-ci.

1991, ch. 45, art. 386; 1997, ch. 15, art. 374; 2001, ch. 9, art. 524.

Approval Process

Application for approval

387 (1) An application for an approval of the Minister required under this Part must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

Applicant

(2) If, with respect to any particular transaction, this Part applies to more than one person, any one of those persons may make the application to the Minister for approval on behalf of all of those persons.

1991, c. 45, s. 387; 2001, c. 9, s. 525.

Matters for consideration

388 (1) Subject to subsection (2), if an application for an approval under section 375 is made, the Minister, in determining whether or not to approve the transaction, shall take into account all matters that the Minister considers relevant to the application, including

(a) the nature and sufficiency of the financial resources of the applicant or applicants as a source of continuing financial support for the company;

(b) the soundness and feasibility of the plans of the applicant or applicants for the future conduct and development of the business of the company;

(c) the business record and experience of the applicant or applicants;

(d) the character and integrity of the applicant or applicants or, if the applicant or any of the applicants is a body corporate, its reputation for being operated in a

Procédure d'agrément

Demande d'agrément

387 (1) L'agrément requis aux termes de la présente partie fait l'objet d'une demande au ministre à déposer au bureau du surintendant, accompagnée des renseignements et documents que ce dernier peut exiger.

Demandeur

(2) L'une quelconque des personnes auxquelles s'applique, à l'égard d'une opération particulière, la présente partie peut présenter au ministre la demande d'agrément au nom de toutes les personnes.

1991, ch. 45, art. 387; 2001, ch. 9, art. 525.

Facteurs à considérer

388 (1) Pour décider s'il approuve ou non une opération nécessitant l'agrément aux termes de l'article 375, le ministre, sous réserve du paragraphe (2), prend en considération tous les facteurs qu'il estime indiqués, notamment :

a) la nature et l'importance des moyens financiers du ou des demandeurs pour le soutien financier continu de la société;

b) le sérieux et la faisabilité de leurs plans pour la conduite et l'expansion futures de l'activité de la société;

c) leur expérience et leur dossier professionnel;

d) leur moralité et leur intégrité et, s'agissant de personnes morales, leur réputation pour ce qui est de leur exploitation selon des normes élevées de moralité et d'intégrité;

Current to May 29, 2023
Last amended on June 23, 2022
218
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Approval Process
Sections 388-390

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Procédure d'agrément
Articles 388-390

manner that is consistent with the standards of good character and integrity;

(e) whether the company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the businesses and operations of the applicant or applicants with those of the company on the conduct of those businesses and operations; and

(g) the best interests of the financial system in Canada.

e) la compétence et l'expérience des personnes devant exploiter la société, afin de déterminer si elles sont aptes à participer à l'exploitation d'une institution financière et à exploiter la société de manière responsable;

f) les conséquences de toute intégration des activités et des entreprises du ou des demandeurs et de celles de la société sur la conduite de ces activités et entreprises;

g) l'intérêt du système financier canadien.

National treatment

(2) Where a transaction in respect of which subsection 375(1) or (2) applies would cause a company to become a subsidiary of a foreign institution that is engaged in the trust and loan business, that does not have any other company as its subsidiary and that is a non-WTO Member foreign institution, the Minister shall not approve the transaction unless the Minister is satisfied that treatment as favourable for companies to which this Act applies exists or will be provided in the jurisdiction in which the foreign institution principally carries on business, either directly or through a subsidiary.

Traitement national

(2) Lorsque l'opération a pour effet de faire d'une société une filiale d'une institution étrangère se livrant à des activités de fiducie ou de prêt dont aucune autre société n'est la filiale et qui est une institution étrangère d'un non-membre de l'OMC, le ministre ne peut l'approuver que s'il est convaincu que les sociétés régies par la présente loi bénéficient ou bénéficieront d'un traitement aussi favorable sur le territoire où l'institution étrangère exerce principalement son activité, directement ou par l'intermédiaire d'une filiale.

Part XII of the *Bank Act*

(3) Nothing in subsection (1) or (2) affects the operation of Part XII of the *Bank Act*.

1991, c. 45, s. 388; 1999, c. 28, s. 140; 2001, c. 9, s. 526.

Partie XII de la *Loi sur les banques*

(3) Les paragraphes (1) et (2) ne portent pas atteinte à l'application de la partie XII de la *Loi sur les banques*.

1991, ch. 45, art. 388; 1999, ch. 28, art. 140; 2001, ch. 9, art. 526.

Terms and conditions

389 The Minister may impose any terms and conditions in respect of an approval given under this Part that the Minister considers necessary to ensure compliance with any provision of this Act.

1991, c. 45, s. 389; 2001, c. 9, s. 527.

Conditions d'agrément

389 Le ministre peut assortir l'agrément des conditions ou modalités qu'il juge nécessaires pour assurer l'observation de la présente loi.

1991, ch. 45, art. 389; 2001, ch. 9, art. 527.

Certifying receipt of application

390 (1) If, in the opinion of the Superintendent, an application filed under this Part contains all the required information, the Superintendent shall without delay refer the application to the Minister and send a receipt to the applicant certifying the date on which the completed application was received by the Superintendent.

Accusé de réception

390 (1) Lorsque, à son avis, la demande faite dans le cadre de la présente partie est complète, le surintendant la transmet sans délai au ministre et adresse au demandeur un accusé de réception précisant la date de celle-ci.

Current to May 29, 2023
219
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION II** Constraints on Ownership
Approval Process
**Sections** 390-391

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION II** Restrictions à la propriété
Procédure d'agrément
**Articles** 390-391

### Incomplete application

**(2)** If, in the opinion of the Superintendent, an application filed under this Part is incomplete, the Superintendent shall send a notice to the applicant specifying the information required by the Superintendent to complete the application.

1991, c. 45, s. 390; 2001, c. 9, s. 528.

### Notice of decision to applicant

**391 (1)** Subject to subsections (2) and (3) and 392(1), the Minister shall, within a period of thirty days after the certified date referred to in subsection 390(1), send to the applicant

**(a)** a notice approving the transaction to which the application relates; or

**(b)** where the Minister is not satisfied that the transaction to which the application relates should be approved, a notice to that effect, advising the applicant of the right to make representations to the Minister in respect of the matter.

### Notice of decision

**(2)** Subject to subsections (4) and 392(2), the notice referred to in paragraph (1)(a) or (b) shall be sent by the Minister within a period of 45 days after the certified date referred to in subsection 390(1) in the following cases:

**(a)** the application involves the acquisition of control of a company;

**(b)** the application is made by an eligible agent or an entity controlled by an eligible agent; or

**(c)** an application is made for the approval referred to in subsection 396(3).

### Extension of period for notice

**(3)** Where the Minister is unable to complete the consideration of an application within the period referred to in subsection (1), the Minister shall,

**(a)** within that period, send a notice to that effect to the applicant; and

**(b)** within a further period of thirty days after the date of the sending of the notice referred to in paragraph (a) or within such other further period as may be agreed on by the applicant and the Minister, send a notice referred to in paragraph (1)(a) or (b) to the applicant.

### Demande incomplète

**(2)** Dans le cas contraire, le surintendant envoie au demandeur un avis précisant les renseignements manquants à lui communiquer.

1991, ch. 45, art. 390; 2001, ch. 9, art. 528.

### Avis au demandeur

**391 (1)** Sous réserve des paragraphes (2), (3) et 392(1), le ministre envoie au demandeur, dans les trente jours suivant la date de réception :

**a)** soit un avis d'agrément de l'opération;

**b)** soit, s'il n'est pas convaincu que l'opération devrait être agréée, un avis de refus informant le demandeur de son droit de lui présenter des observations.

### Avis au demandeur

**(2)** Sous réserve des paragraphes (4) et 392(2), l'avis est à envoyer dans les quarante-cinq jours suivant la date prévue au paragraphe 390(1) dans les cas suivants :

**a)** la demande d'agrément implique l'acquisition du contrôle d'une société;

**b)** la demande d'agrément est faite par le mandataire admissible ou une entité qu'il contrôle;

**c)** une demande est présentée pour l'agrément visé au paragraphe 396(3).

### Prorogation

**(3)** Dans le cas où l'examen de la demande ne peut se faire dans le délai fixé au paragraphe (1), le ministre envoie, avant l'expiration de celui-ci, un avis informant en conséquence le demandeur, ainsi que, dans les trente jours qui suivent ou dans le délai supérieur convenu avec le demandeur, l'avis prévu aux alinéas (1)a) ou b).

Current to May 29, 2023
Last amended on June 23, 2022
220
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VII Ownership
DIVISION II Constraints on Ownership
Approval Process
Sections 391-394

Sociétés de fiducie et de prêt
PARTIE VII Propriété
SECTION II Restrictions à la propriété
Procédure d'agrément
Articles 391-394

### Idem

**(4)** Where the Minister considers it appropriate to do so, the Minister may extend the period referred to in subsection (2) for one or more periods of forty-five days.

1991, c. 45, s. 391; 2012, c. 31, s. 103.

### Idem

**(4)** Le ministre, s'il l'estime indiqué, peut proroger le délai visé au paragraphe (2) d'une ou plusieurs périodes de quarante-cinq jours.

1991, ch. 45, art. 391; 2012, ch. 31, art. 103.

### Reasonable opportunity to make representations

**392 (1)** Where, after receipt of the notice referred to in paragraph 391(1)(b), the applicant advises the Minister that the applicant wishes to make representations, the Minister shall provide the applicant with a reasonable opportunity within a period of thirty days after the date of the notice, or within such further period as may be agreed on by the applicant and the Minister, to make representations in respect of the matter.

### Délai pour la présentation d'observations

**392 (1)** Dans les trente jours qui suivent la date de l'avis prévu à l'alinéa 391(1)b) ou dans le délai supérieur convenu entre eux, le ministre donne la possibilité de présenter des observations au demandeur qui l'a informé de son désir en ce sens.

### Reasonable opportunity to make representations

**(2)** If, after receipt of the notice sent in accordance with subsection 391(2) that the Minister is not satisfied that the transaction to which the application relates should be approved, the applicant advises the Minister that the applicant wishes to make representations, the Minister shall provide the applicant with a reasonable opportunity within a period of 45 days after the date of the notice, or within any further period that may be agreed on by the applicant and the Minister, to make representations in respect of the matter.

1991, c. 45, s. 392; 2012, c. 31, s. 104(E).

### Idem

**(2)** Dans les quarante-cinq jours qui suivent la date de l'avis prévu au paragraphe 391(2) ou dans le délai supérieur convenu entre eux, le ministre donne la possibilité de présenter des observations au demandeur qui l'a informé de son désir en ce sens.

1991, ch. 45, art. 392; 2012, ch. 31, art. 104(A).

### Notice of decision

**393 (1)** Within a period of thirty days after the expiration of the period for making representations referred to in subsection 392(1), the Minister shall, in the light of any such representations and having regard to the matters to be taken into account, send a notice to the applicant indicating whether or not the Minister approves the share transaction to which the application relates.

### Avis de la décision

**393 (1)** Dans les trente jours suivant l'expiration du délai prévu au paragraphe 392(1), le ministre envoie au demandeur un avis lui faisant savoir que, à la lumière des observations présentées et eu égard aux facteurs à prendre en considération, il approuve ou non l'opération faisant l'objet de la demande.

### Idem

**(2)** Within a period of forty-five days after the expiration of the period for making representations referred to in subsection 392(2), the Minister shall, in the light of any such representations and having regard to the matters to be taken into account, send a notice to the applicant indicating whether or not the Minister approves the share transaction to which the application relates.

### Idem

**(2)** Dans les quarante-cinq jours suivant l'expiration du délai prévu au paragraphe 392(2), le ministre envoie au demandeur un avis lui faisant savoir que, à la lumière des observations présentées et eu égard aux facteurs à prendre en considération, il approuve ou non l'opération faisant l'objet de la demande.

### Deemed approval

**394** Where the Minister does not send a notice under subsection 391(1) or (3) or 393(1) within the period provided for in those subsections, the Minister is deemed to have approved the share transaction to which the application relates.

### Présomption

**394** Le défaut, dans le délai imparti, des avis prévus aux paragraphes 391(1) ou (3) ou 393(1) vaut agrément de l'opération visée par la demande.

Current to May 29, 2023
Last amended on June 23, 2022
221
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION II** Constraints on Ownership
Approval Process
**Sections** 394.1 and 395-396

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION II** Restrictions à la propriété
Procédure d'agrément
**Articles** 394.1 et 395-396

**394.1 and 395** [Repealed, 1994, c. 47, s. 207]

### Constraining registration: Crown and foreign governments

**396 (1)** No company shall record in its securities register a transfer or issue of any share of the company to

**(a)** Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights; or

**(b)** the government of a foreign country or any political subdivision thereof, or any agent or agency thereof.

### Exception

**(2)** Despite subsection (1), a company may record in its securities register a transfer or issue of any share of the company to a foreign institution that is controlled by the government of a foreign country or any political subdivision of a foreign country, or by any agent or agency of a foreign government, if the share that is transferred or issued is beneficially owned by the foreign institution or by an entity controlled by the foreign institution.

### Exception

**(3)** Despite subsection (1), a company may, with the Minister's approval, record in its securities register the issue of any share of the company to an eligible agent.

### Application made jointly

**(4)** The application for the approval referred to in subsection (3) must be made jointly by the company and the eligible agent.

### Matters for consideration

**(5)** The Minister, in determining whether to grant the approval referred to in subsection (3), shall take into account all matters that he or she considers relevant, including those set out in paragraphs 388(1)(a) to (g).

### Consequence of revocation of approval

**(6)** If an approval referred to in subsection (3) is revoked, the company shall delete any entry in its securities register in respect of the recording of the issuance of shares to the eligible agent.

### Disposition of shareholdings

**(7)** If a company or an eligible agent fails to comply with any undertaking or term or condition in relation to an approval referred to in subsection (3), or if an eligible agent ceases to be an eligible agent, the Minister may, if the Minister considers it to be in the public interest to do

**394.1 et 395** [Abrogés, 1994, ch. 47, art. 207]

### Restriction : Couronne et États étrangers

**396 (1)** Il est interdit à la société d'inscrire dans son registre des valeurs mobilières le transfert ou l'émission d'actions aux entités suivantes :

**a)** Sa Majesté du chef du Canada ou d'une province ou l'un de ses mandataires ou organismes;

**b)** tout gouvernement d'un pays étranger ou d'une de ses subdivisions politiques ou tout mandataire ou organisme d'un tel gouvernement.

### Exception

**(2)** Par dérogation au paragraphe (1), la société peut inscrire dans son registre des valeurs mobilières le transfert ou l'émission de ses actions à une institution étrangère contrôlée par le gouvernement d'un pays étranger ou d'une de ses subdivisions politiques ou un mandataire ou organisme d'un tel gouvernement si les actions sont la propriété effective de l'institution étrangère ou d'une entité contrôlée par celle-ci.

### Réserve

**(3)** Par dérogation au paragraphe (1), la société peut, avec l'agrément du ministre, inscrire dans son registre des valeurs mobilières l'émission de ses actions à un mandataire admissible.

### Demande conjointe

**(4)** La société et le mandataire admissible présentent conjointement la demande en vue d'obtenir l'agrément visé au paragraphe (3).

### Facteurs à considérer

**(5)** Pour décider s'il accorde l'agrément visé au paragraphe (3), le ministre prend en considération tous les facteurs qu'il estime indiqués, notamment ceux visés aux alinéas 388(1)a) à g).

### Conséquence de la révocation de l'agrément

**(6)** En cas de révocation de l'agrément visé au paragraphe (3), la société supprime de son registre des valeurs mobilières toute indication à l'égard de l'inscription de l'émission des actions au mandataire admissible.

### Disposition des actions

**(7)** Si le mandataire admissible ou la société contrevient à tout engagement ou à toute condition ou modalité dont l'agrément visé au paragraphe (3) est assorti, ou si le mandataire admissible cesse d'être mandataire admissible, le ministre peut, s'il l'estime dans l'intérêt du

Current to May 29, 2023
222
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION II** Constraints on Ownership
Approval Process
**Sections** 396-399

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION II** Restrictions à la propriété
Procédure d'agrément
**Articles** 396-399

so, by order, direct the eligible agent or former eligible agent and any person controlled by the eligible agent or former eligible agent to dispose of any number of shares of the company beneficially owned by the eligible agent or former eligible agent or the persons controlled by the eligible agent or former eligible agent that the Minister specifies in the order, within the time specified in the order and in the proportion, if any, as between the eligible agent or former eligible agent and the persons controlled by the eligible agent or former eligible agent that is specified in the order.

public, par arrêté, imposer l'obligation au mandataire admissible ainsi qu'à toute personne que celui-ci contrôle ou à la personne qui cesse d'être mandataire admissible ainsi qu'à toute autre personne que celle-ci contrôle de se départir du nombre d'actions — précisé dans l'arrêté — de la société dont l'un ou plusieurs d'entre eux ont la propriété effective, dans le délai et selon la répartition qu'il établit.

### Representations

**(8)** No direction shall be made under subsection (7) unless the Minister has provided each person to whom the direction relates and the company concerned with a reasonable opportunity to make representations in respect of the subject-matter of the direction.

### Observations

**(8)** Le ministre est tenu de donner à chaque personne visée par l'arrêté et à la société en cause la possibilité de présenter leurs observations sur l'objet de l'arrêté qu'il envisage de prendre.

### Appeal

**(9)** Any person with respect to whom a direction has been made under subsection (7) may, within 30 days after the date of the direction, appeal the matter in accordance with section 530.

1991, c. 45, s. 396; 2012, c. 5, s. 165, c. 19, s. 328, c. 31, s. 105.

### Appel

**(9)** La personne visée par l'arrêté peut, dans les trente jours qui suivent sa prise, en appeler conformément à l'article 530.

1991, ch. 45, art. 396; 2012, ch. 5, art. 165, ch. 19, art. 328, ch. 31, art. 105.

**397 and 398** [Repealed, 1994, c. 47, s. 208]

**397 et 398** [Abrogés, 1994, ch. 47, art. 208]

**399 (1)** [Repealed, 1994, c. 47, s. 209]

**399 (1)** [Abrogé, 1994, ch. 47, art. 209]

### Suspension of voting rights held by governments

**(2)** Notwithstanding section 151, where any voting shares of a company are beneficially owned by

**(a)** Her Majesty in right of Canada or of a province or any agency of Her Majesty in either of those rights, or

**(b)** the government of a foreign country or any political subdivision thereof, or any agency thereof,

no person shall, in person or by proxy, exercise the voting rights attached to those shares.

### Suspension des droits de vote des gouvernements

**(2)** Par dérogation à l'article 151, il est interdit, en personne ou par voie de fondé de pouvoir, d'exercer les droits de vote attachés aux actions qui sont détenues en propriété effective :

**a)** soit par Sa Majesté du chef du Canada ou d'une province ou d'un organisme de celle-ci;

**b)** soit par le gouvernement d'un pays étranger ou d'une de ses subdivisions politiques ou par un organisme d'un tel gouvernement.

### Exception

**(2.1)** Subsection (2) does not apply to a foreign institution that is controlled by the government of a foreign country or any political subdivision of a foreign country, or by any agent or agency of a foreign government, if the shares referred to in subsection (1) are beneficially owned by the foreign institution or by an entity controlled by the foreign institution.

### Exception

**(2.1)** Le paragraphe (2) ne s'applique pas à l'institution étrangère qui est contrôlée par le gouvernement d'un pays étranger ou d'une de ses subdivisions politiques ou un mandataire ou organisme d'un tel gouvernement si les actions visées à ce paragraphe sont la propriété effective de l'institution étrangère ou d'une entité contrôlée par celle-ci.

### Transitional

**(3)** Subsection (2) does not apply in respect of a government or agency referred to in that subsection that, on

### Disposition transitoire

**(3)** Le paragraphe (2) ne s'applique pas dans le cas où, le 27 septembre 1990, le gouvernement ou l'organisme

Current to May 29, 2023
Last amended on June 23, 2022
223
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION II** Constraints on Ownership
Approval Process
**Sections** 399-401

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION II** Restrictions à la propriété
Procédure d'agrément
**Articles** 399-401

September 27, 1990, beneficially owned shares of a former-Act company where the exercise of the voting rights attached to those shares was not prohibited under subsection 41(2) of the *Trust Companies Act* or subsection 48(2) of the *Loan Companies Act*, as those subsections read immediately prior to June 1, 1992.

mentionné à ce paragraphe détenait la propriété effective d'actions d'une société antérieure et que le paragraphe 36(2) de la *Loi sur les compagnies d'assurance canadiennes et britanniques*, en son état au 31 mai 1992, n'interdisait pas l'exercice des droits de vote attachés à ces actions.

### Transitional

**(4)** Subsection (3) ceases to apply where a government or agency referred to in that subsection acquires beneficial ownership of any additional voting shares of the former-Act company in such number that the percentage of the voting rights attached to all of the voting shares of the former-Act company beneficially owned by the government or agency is greater than the percentage of the voting rights attached to all of the voting shares of the former-Act company that were beneficially owned by the government or agency on September 27, 1990.

### Disposition transitoire

**(4)** Le paragraphe (3) cesse de s'appliquer dans le cas où le gouvernement ou l'organisme qui y est mentionné acquiert la propriété effective d'un nombre d'actions avec droit de vote de la société antérieure qui augmente le pourcentage des droits de vote attachés à l'ensemble des actions de la société antérieure qu'elle détenait à titre de véritable propriétaire le 27 septembre 1990.

### Exception — eligible agent

**(5)** Subsection (2) does not apply in respect of the exercise of voting rights attached to any share referred to in subsection 396(3).

### Réserve – mandataire admissible

**(5)** Le paragraphe (2) ne s'applique pas à l'égard de l'exercice de droits de vote rattachés à des actions visées au paragraphe 396(3).

### Consequence of suspension of approval

**(6)** If an approval referred to in subsection 396(3) is suspended, the eligible agent shall not exercise, in person or by proxy, any voting rights attached to any share of the company that is beneficially owned by the eligible agent.

1991, c. 45, s. 399; 1994, c. 47, s. 209; 2012, c. 5, s. 166, c. 19, s. 329, c. 31, s. 106.

### Conséquence de la suspension de l'agrément

**(6)** En cas de suspension de l'agrément visé au paragraphe 396(3), le mandataire admissible ne peut, ni en personne ni par voie de fondé de pouvoir, exercer les droits de vote attachés aux actions de la société qu'il détient en propriété effective.

1991, ch. 45, art. 399; 1994, ch. 47, art. 209; 2012, ch. 5, art. 166, ch. 19, art. 329, ch. 31, art. 106.

**400 and 400.1** [Repealed, 1994, c. 47, s. 210]

**400 et 400.1** [Abrogés, 1994, ch. 47, art. 210]

## DIVISION III

# Directions

## SECTION III

# Arrêtés et ordonnances

### Disposition of shareholdings

**401 (1)** If, with respect to any company, a person contravenes section 375 or 375.1 or fails to comply with an undertaking referred to in subsection 384(2) or with any terms and conditions imposed under section 389, the Minister may, if the Minister deems it in the public interest to do so, by order, direct that person and any person controlled by that person to dispose of any number of shares of the company beneficially owned by any of those persons that the Minister specifies in the order, within the time specified in the order and in the proportion, if any, as between the person and the persons controlled by that person that is specified in the order.

### Disposition des actions

**401 (1)** S'il l'estime dans l'intérêt public, le ministre peut, par arrêté, imposer à la personne qui, relativement à une société, contrevient aux articles 375 ou 375.1, à l'engagement visé au paragraphe 384(2) ou à des conditions ou modalités imposées dans le cadre de l'article 389 ainsi qu'à toute autre personne qu'elle contrôle l'obligation de se départir du nombre d'actions — précisé dans l'arrêté — de la société dont elles ont la propriété effective, dans le délai qu'il fixe et selon la répartition entre elles qu'il précise.

Current to May 29, 2023
Last amended on June 23, 2022
224
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION III** Directions
General Provisions
**Sections** 401-404

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION III** Arrêtés et ordonnances
Dispositions d'ordre général
**Articles** 401-404

### Representations

**(2)** No direction shall be made under subsection (1) unless the Minister has provided each person to whom the direction relates and the company concerned with a reasonable opportunity to make representations in respect of the subject-matter of the direction.

### Appeal

**(3)** Any person with respect to whom a direction has been made under subsection (1) may, within thirty days after the date of the direction, appeal the matter in accordance with section 530.

**(4)** [Repealed, 2001, c. 9, s. 529]

1991, c. 45, s. 401; 1996, c. 6, s. 119; 2001, c. 9, s. 529.

### Application to court

**402 (1)** If a person fails to comply with a direction made under subsection 396(7) or 401(1), an application on behalf of the Minister may be made to a court for an order to enforce the direction.

### Court order

**(2)** A court may, on an application under subsection (1), make such order as the circumstances require to give effect to the terms of the direction and may, without limiting the generality of the foregoing, require the company concerned to sell the shares that are the subject-matter of the direction.

### Appeal

**(3)** An appeal from an order of a court under this section lies in the same manner as, and to the same court to which, an appeal may be taken from any other order of the court.

1991, c. 45, s. 402; 2012, c. 31, s. 107.

## General Provisions

### Interest of securities underwriter

**403** This Part does not apply to a securities underwriter in respect of shares of a body corporate or ownership interests in an unincorporated entity that are acquired by the underwriter in the course of a distribution to the public of those shares or ownership interests and that are held by the underwriter for a period of not more than six months.

### Arrangements to effect compliance

**404 (1)** The directors of a company may make such arrangements as they deem necessary to carry out the intent of this Part and, in particular, but without limiting the generality of the foregoing, may

### Observations

**(2)** Le ministre est tenu auparavant de donner à chaque personne visée et à la société concernée la possibilité de présenter ses observations sur l'objet de l'arrêté qu'il envisage de prendre.

### Appel

**(3)** Les personnes visées par l'arrêté peuvent, dans les trente jours qui suivent sa prise, en appeler conformément à l'article 530.

**(4)** [Abrogé, 2001, ch. 9, art. 529]

1991, ch. 45, art. 401; 1996, ch. 6, art. 119; 2001, ch. 9, art. 529.

### Demande d'ordonnance judiciaire

**402 (1)** En cas d'inobservation de l'arrêté prévu aux paragraphes 396(7) ou 401(1), une ordonnance d'exécution peut, au nom du ministre, être requise d'un tribunal.

### Ordonnance

**(2)** Le tribunal saisi de la requête peut rendre l'ordonnance nécessaire en l'espèce pour donner effet aux modalités de l'arrêté et enjoindre, notamment, à la société concernée de vendre les actions en cause.

### Appel

**(3)** L'ordonnance peut être portée en appel de la même manière et devant la même juridiction que toute autre ordonnance rendue par le tribunal.

1991, ch. 45, art. 402; 2012, ch. 31, art. 107.

## Dispositions d'ordre général

### Titres acquis par un souscripteur

**403** La présente partie ne s'applique pas au souscripteur à forfait dans le cas d'actions d'une personne morale ou de titres de participation d'une entité non constituée en personne morale acquis par ce dernier dans le cadre de leur souscription publique et détenus par lui pendant au plus six mois.

### Application

**404 (1)** Le conseil d'administration peut prendre toute mesure qu'il juge nécessaire pour réaliser l'objet de la présente partie et notamment :

Current to May 29, 2023
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION III** Directions
General Provisions
**Sections** 404-405

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION III** Arrêtés et ordonnances
Dispositions d'ordre général
**Articles** 404-405

**(a)** require any person in whose name a share of the company is held to submit a declaration setting out

**(i)** the beneficial ownership of the share, and

**(ii)** such other information as the directors deem relevant for the purposes of this Part;

**(b)** require any person who wishes to have a transfer of a share registered in the name of, or to have a share issued to, that person to submit a declaration referred to in paragraph (a) as though the person were the holder of that share; and

**(c)** determine the circumstances in which a declaration referred to in paragraph (a) is to be required, the form of the declaration and the times at which it is to be submitted.

**a)** exiger des personnes au nom desquelles sont détenues des actions de la société une déclaration mentionnant :

**(i)** le véritable propriétaire des actions,

**(ii)** tout autre renseignement qu'il juge utile pour l'application de la présente partie;

**b)** exiger de toute personne sollicitant l'inscription d'un transfert d'actions ou une émission d'actions la déclaration visée à l'alinéa a) comme s'il s'agissait du détenteur des actions;

**c)** fixer les cas où la déclaration visée à l'alinéa a) est obligatoire, ainsi que la forme et les délais dans lesquels elle doit être produite.

### Order of Superintendent

**(2)** The Superintendent may, by order, direct a company to obtain from any person in whose name a share of the company is held a declaration setting out the name of every entity controlled by that person and containing information concerning

**(a)** the ownership or beneficial ownership of the share; and

**(b)** such other related matters as are specified by the Superintendent.

### Ordonnance du surintendant

**(2)** Le surintendant peut, par ordonnance, enjoindre à la société d'obtenir de la personne au nom de laquelle est détenue une de ses actions une déclaration indiquant le nom de toutes les entités que contrôle cette dernière et contenant des renseignements sur la propriété ou la propriété effective de l'action, ainsi que sur toutes les autres questions connexes qu'il précise.

### Compliance required

**(3)** As soon as possible after receipt by a company of a direction under subsection (2),

**(a)** the company shall comply with the direction; and

**(b)** every person who is requested by the company to provide a declaration containing information referred to in subsection (1) or (2) shall comply with the request.

### Exécution

**(3)** La société exécute l'ordonnance dans les meilleurs délais après sa réception, de même que toutes les personnes à qui elle a demandé de produire la déclaration visée aux paragraphes (1) ou (2).

### Outstanding declaration: effect

**(4)** Where, pursuant to this section, a declaration is required to be submitted by a shareholder or other person in respect of the issue or transfer of any share, a company may refuse to issue the share or register the transfer unless the required declaration is submitted.

### Défaut de déclaration

**(4)** Dans tous les cas où la déclaration est obligatoire, la société peut subordonner l'émission d'une action ou l'inscription du transfert d'une action à sa production par l'actionnaire ou une autre personne.

### Reliance on information

**405** A company and any person who is a director or an officer, employee or agent of the company may rely on any information contained in a declaration required by the directors pursuant to section 404 or on any

### Crédit accordé aux renseignements

**405** La société, ses administrateurs, dirigeants, employés ou mandataires peuvent se fonder sur tout renseignement soit contenu dans la déclaration prévue à l'article 404, soit obtenu de toute autre façon, concernant un

Current to May 29, 2023
Last amended on June 23, 2022
226
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VII** Ownership
**DIVISION III** Directions
General Provisions
**Sections** 405-409

*Sociétés de fiducie et de prêt*
**PARTIE VII** Propriété
**SECTION III** Arrêtés et ordonnances
Dispositions d'ordre général
**Articles** 405-409

information otherwise acquired in respect of any matter that might be the subject of such a declaration, and no action lies against the company or any such person for anything done or omitted to be done in good faith in reliance on any such information.

point pouvant faire l'objet d'une telle déclaration, et sont en conséquence soustraits aux poursuites pour tout acte ou omission de bonne foi en résultant.

**406** [Repealed, 1994, c. 47, s. 211]

**406** [Abrogé, 1994, ch. 47, art. 211]

#### Exemption regulations

**407** The Governor in Council may, by regulation, exempt from any of the provisions of this Part any share transaction or any class of share transactions involving the transfer of shares on the death of the beneficial owner thereof, or any arrangement made in contemplation of the death of the beneficial owner, to one or more members of the beneficial owner's family, or to one or more trustees on their behalf.

#### Règlement d'exemption

**407** Le gouverneur en conseil peut, par règlement, soustraire à l'application de la présente partie toute opération sur des actions ou catégories d'actions prévoyant leur transfert au décès de la personne qui en a la propriété effective ou conformément à une entente conclue en prévision du décès de cette personne, à un ou plusieurs membres de sa famille ou à un ou plusieurs fiduciaires pour leur compte.

#### *Competition Act*

**408** Nothing in, or done under the authority of, this Act affects the operation of the *Competition Act*.

#### *Loi sur la concurrence*

**408** La présente loi et les actes accomplis sous son régime ne portent pas atteinte à l'application de la *Loi sur la concurrence*.

## PART VIII

# Business and Powers

## General Business

## PARTIE VIII

# Activité et pouvoirs

## Activités générales

#### Main business

**409 (1)** Subject to this Act, a company shall not engage in or carry on any business other than such business generally as appertains to the business of providing financial services.

#### Activité principale

**409 (1)** Sous réserve des autres dispositions de la présente loi, l'activité de la société doit se rattacher à la prestation de services financiers.

#### Idem

**(2)** For greater certainty, a company may

- **(a)** subject to section 412, act as a trustee;
- **(b)** act as a financial agent, receiver, liquidator or sequestrator;
- **(c)** provide investment counselling services and portfolio management services; and
- **(d)** issue payment, credit or charge cards and, in cooperation with others including other financial institutions, operate a payment, credit or charge card plan.

1991, c. 45, s. 409; 2009, c. 2, s. 289(F).

#### Idem

**(2)** Il est entendu que la société peut :

- **a)** sous réserve de l'article 412, agir à titre de fiduciaire;
- **b)** agir à titre d'agent financier, séquestre ou liquidateur;
- **c)** fournir des services de conseil en placement et de gestion de portefeuille;
- **d)** émettre des cartes de paiement, de crédit ou de débit et, conjointement avec d'autres établissements, y compris les institutions financières, exploiter un système de telles cartes.

1991, ch. 45, art. 409; 2009, ch. 2, art. 289(F).

Current to May 29, 2023
Last amended on June 23, 2022
227
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
**Section** 410

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
**Article** 410

### Additional activities

**410 (1)** In addition, a company may

**(a)** act as an agent for vendors, purchasers, mortgagors, mortgagees, lessors or lessees of real property and provide consulting or appraisal services in respect of real property;

**(b)** hold, manage and otherwise deal with real property;

**(c)** outside Canada, or with the prior written approval of the Minister, in Canada, engage in any of the following activities, namely,

**(i)** collecting, manipulating and transmitting

**(A)** information that is primarily financial or economic in nature,

**(B)** information that relates to the business of a permitted entity, as defined in subsection 449(1), or

**(C)** any other information that the Minister may, by order, specify,

**(ii)** providing advisory or other services in the design, development or implementation of information management systems,

**(iii)** designing, developing or marketing computer software, and

**(iv)** designing, developing, manufacturing or selling, as an ancillary activity to any activity referred to in any of subparagraphs (i) to (iii) that the company is engaging in, computer equipment integral to the provision of information services related to the business of financial institutions or to the provision of financial services;

**(c.1)** with the prior written approval of the Minister, develop, design, hold, manage, manufacture, sell or otherwise deal with data transmission systems, information sites, communication devices or information platforms or portals that are used

**(i)** to provide information that is primarily financial or economic in nature,

**(ii)** to provide information that relates to the business of a permitted entity, as defined in subsection 449(1), or

**(iii)** for a prescribed purpose or in prescribed circumstances;

### Activités supplémentaires

**410 (1)** La société peut en outre :

**a)** agir en qualité de mandataire pour des acheteurs, des vendeurs, des créanciers ou débiteurs hypothécaires, des locataires ou des bailleurs de biens immeubles et fournir des services de consultation et d'évaluation en matière de biens immeubles;

**b)** détenir ou gérer des biens immeubles ou effectuer toutes opérations à leur égard;

**c)** à l'étranger ou, à la condition d'obtenir au préalable l'agrément écrit du ministre, au Canada, exercer les activités suivantes :

**(i)** la collecte, la manipulation et la transmission d'information principalement de nature financière ou économique ou relative à l'activité commerciale des entités admissibles, au sens du paragraphe 449(1), ou encore précisée par arrêté du ministre,

**(ii)** la prestation de services consultatifs ou autres en matière de conception, de développement ou de mise sur pied de systèmes de gestion de l'information,

**(iii)** la conception, le développement ou la commercialisation de logiciels,

**(iv)** accessoirement à toute activité visée aux sous-alinéas (i) à (iii) qu'elle exerce, la conception, le développement, la fabrication ou la vente de matériel informatique indispensable à la prestation de services d'information liés à l'activité commerciale des institutions financières ou de services financiers;

**c.1)** à la condition d'obtenir au préalable l'agrément écrit du ministre, s'occuper, notamment en les concevant, les développant, les détenant, les gérant, les fabriquant ou les vendant, de systèmes de transmission de données, de sites d'information, de moyens de communication ou de plateformes informatiques ou portails d'information qui sont utilisés :

**(i)** soit pour la fourniture d'information principalement de nature financière ou économique,

**(ii)** soit pour la fourniture d'information relative à l'activité commerciale des entités admissibles, au sens du paragraphe 449(1),

**(iii)** soit à une fin réglementaire ou dans des circonstances réglementaires;

**d)** exercer au Canada toute activité visée à l'alinéa c) qu'elle exerçait avant le 1er juin 1992;

Current to May 29, 2023
Last amended on June 23, 2022
228
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Section 410

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Article 410

**(d)** in Canada, engage in such activities referred to in paragraph (c) that the company was engaged in prior to June 1, 1992;

**(d.1)** engage, under prescribed terms and conditions, if any are prescribed, in specialized business management or advisory services;

**(e)** promote merchandise and services to the holders of any payment, credit or charge card issued by the company;

**(f)** engage in the sale of

**(i)** tickets, including lottery tickets, on a non-profit public service basis in connection with special, temporary and infrequent non-commercial celebrations or projects that are of local, municipal, provincial or national interest,

**(ii)** urban transit tickets, and

**(iii)** tickets in respect of a lottery sponsored by the federal government or a provincial or municipal government or an agency of any such government or governments;

**(g)** act as a custodian of property; and

**(h)** provide identification, authentication or verification services.

### Restriction

**(2)** Except as authorized by or under this Act, a company shall not deal in goods, wares or merchandise or engage in any trade or other business.

### Regulations

**(3)** The Governor in Council may make regulations

**(a)** respecting what a company may or may not do with respect to the carrying on of the activities referred to in paragraphs (1)(c), (c.1) and (d.1);

**(b)** imposing terms and conditions in respect of the provision of the services referred to in paragraphs (1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(c), (c.1) and (d.1); and

**(c)** respecting the circumstances in which companies may be exempted from the requirement to obtain the approval of the Minister before carrying on a particular activity referred to in paragraph (1)(c) or (c.1).

1991, c. 45, s. 410; 1993, c. 34, s. 126(F); 1997, c. 15, s. 375; 2001, c. 9, s. 530; 2018, c. 12, s. 310.

**d.1)** fournir, aux conditions éventuellement fixées par règlement, des services spéciaux de gestion commerciale ou des services de consultation;

**e)** faire la promotion d'articles et de services auprès des titulaires de cartes de paiement, de crédit ou de débit délivrées par elle;

**f)** vendre des billets :

**(i)** y compris de loterie, à titre de service public non lucratif pour des fêtes ou activités spéciales, temporaires, à caractère non commercial et d'intérêt local, municipal, provincial ou national,

**(ii)** de transport en commun urbain,

**(iii)** d'une loterie parrainée par le gouvernement fédéral, un gouvernement provincial ou une administration municipale, ou encore par tout organisme de l'un ou l'autre;

**g)** faire fonction de gardien de biens;

**h)** fournir des services d'identification, d'authentification ou de vérification.

### Interdiction

**(2)** Sauf autorisation prévue sous le régime de la présente loi, il est interdit à la société d'exercer quelque activité commerciale que ce soit et notamment de faire le commerce d'articles ou de marchandises.

### Règlements

**(3)** Le gouverneur en conseil peut, par règlement :

**a)** prévoir ce que la société peut ou ne peut pas faire dans le cadre de l'exercice des activités visées aux alinéas (1)c), c.1) ou d.1);

**b)** assortir de conditions cet exercice et la prestation des services financiers visés aux alinéas (1)a) et 409(2)c);

**c)** prévoir les circonstances dans lesquelles la société peut être exemptée de l'obligation d'obtenir au préalable l'agrément du ministre pour exercer une activité visée aux alinéas (1)c) ou c.1).

1991, ch. 45, art. 410; 1993, ch. 34, art. 126(F); 1997, ch. 15, art. 375; 2001, ch. 9, art. 530; 2018, ch. 12, art. 310.

Current to May 29, 2023
229
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Sections 411-413

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Articles 411-413

### Networking

**411** Subject to section 416, a company may

**(a)** act as agent for any person in respect of the provision of any service that is provided by a financial institution, a permitted entity as defined in subsection 449(1) or a prescribed entity and may enter into an arrangement with any person in respect of the provision of that service; or

**(b)** refer any person to any such financial institution or entity.

1991, c. 45, s. 411; 2001, c. 9, s. 531.

### Prestation de service

**411** Sous réserve de l'article 416, la société peut :

**a)** soit faire fonction de mandataire pour la prestation de tout service offert par une institution financière, par une entité admissible, au sens du paragraphe 449(1), ou par une entité visée par règlement et conclure une entente en vue de sa prestation;

**b)** soit renvoyer toute personne à une telle institution financière ou entité.

1991, ch. 45, art. 411; 2001, ch. 9, art. 531.

### Restriction on fiduciary activities

**412** No company, other than a company that is a trust company pursuant to subsection 57(2), shall act in Canada as

**(a)** an executor, administrator or official guardian or a guardian, tutor, curator, judicial adviser or committee of a mentally incompetent person; or

**(b)** a trustee for a trust.

### Restrictions : activités fiduciaires

**412** Il est interdit à la société, à l'exception de la société de fiducie au sens du paragraphe 57(2), d'agir au Canada soit comme fiduciaire, soit comme exécuteur testamentaire, administrateur, gardien officiel, gardien, tuteur, curateur ou conseil judiciaire d'un incapable.

### Restriction on deposit taking

**413 (1)** A company shall not accept deposits in Canada unless

**(a)** it is a member institution, as defined in section 2 of the *Canada Deposit Insurance Corporation Act*;

**(b)** it has been authorized under subsection 26.03(1) of that Act to accept deposits without being a member institution, as defined in section 2 of that Act; or

**(c)** the order approving the commencement and carrying on of business in Canada by the company authorizes it to accept deposits solely in accordance with subsection (2).

### Deposits that fall below $150,000

**(2)** A company referred to in paragraph (1)(b) or (c) shall ensure that, on each day that is at least 30 days after the company receives the authorization referred to in that paragraph,

$$A/B \leq 0.01$$

where

**A** is the sum of all amounts each of which is the sum of all the deposits held by the company at the end of a day in the preceding 30 days each of which deposits is less than $150,000 and payable in Canada; and

### Conditions pour accepter des dépôts

**413 (1)** Il est interdit à la société d'accepter des dépôts au Canada, sauf :

**a)** si elle est une institution membre au sens de l'article 2 de la *Loi sur la Société d'assurance-dépôts du Canada*;

**b)** si, n'étant pas une institution membre au sens de cet article, elle est autorisée à le faire au titre du paragraphe 26.03(1) de cette loi;

**c)** si elle est autorisée, au titre de son agrément de fonctionnement, à accepter des dépôts uniquement en conformité avec le paragraphe (2).

### Obligation de la société

**(2)** La société visée aux alinéas (1)b) ou c) doit s'assurer que les dépôts payables au Canada qu'elle détient satisfont en tout temps, après le trentième jour suivant l'autorisation visée à cet alinéa, à l'équation suivante :

$$A/B \leq 0,01$$

où :

**A** représente le total de la somme de tous les dépôts de moins de 150 000 $, calculée sur une base quotidienne, détenus par cette société durant les trente derniers jours;

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Sections 413-413.1

**B** is the sum of all amounts each of which is the sum of all deposits held by the company at the end of a day in those preceding 30 days and payable in Canada.

### Exchange rate

**(3)** For the purpose of subsection (2), the rate of exchange to be applied on any day in determining the amount in Canadian dollars of a deposit in a currency of a country other than Canada is to be determined in accordance with rules prescribed under subsection 26.03(2) of the *Canada Deposit Insurance Corporation Act*.

### Definition of *deposit*

**(4)** For the purpose of subsection (2), ***deposit*** has the meaning that would be given to that term by the schedule to the *Canada Deposit Insurance Corporation Act* for the purposes of deposit insurance if that schedule were read without reference to subsections 2(2), (5) and (6) of that schedule, but does not include prescribed deposits.

### Regulations

**(5)** The Governor in Council may make regulations

**(a)** prescribing the deposits referred to in subsection (4); and

**(b)** prescribing terms and conditions with respect to the acceptance of those deposits.

1991, c. 45, s. 413; 2007, c. 6, s. 358.

### Notice before opening account or providing prescribed product

**413.1 (1)** Before a company referred to in paragraph 413(1)(b) or (c) opens a deposit account in Canada or provides in Canada any prescribed product that relates to a deposit, the company shall, in the prescribed manner, give the person requesting the opening of the account or the provision of the product

**(a)** a notice in writing that deposits to the deposit account, or that the deposit that relates to the prescribed product, as the case may be, will not be insured by the Canada Deposit Insurance Corporation or, if the request is made by telephone, a verbal notice to that effect; and

**(b)** any other information that may be prescribed.

### Other notice

**(2)** A company referred to in paragraph 413(1)(b) or (c) shall, in accordance with any regulations that may be made,

**(a)** post notices at all of its branches, and at prescribed points of service, in Canada where deposits are

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Articles 413-413.1

**B** le total de la somme de tous les dépôts détenus par cette société, calculée sur une base quotidienne, pour chacun de ces trente jours.

### Taux de change

**(3)** Pour l'application du paragraphe (2), le taux de change applicable pour la détermination du montant en dollars canadiens d'un dépôt fait en devises étrangères est déterminé conformément aux règles visées au paragraphe 26.03(2) de la *Loi sur la Société d'assurance-dépôts du Canada*.

### Définition de *dépôt*

**(4)** Pour l'application du paragraphe (2), ***dépôt*** s'entend au sens que lui donne, dans le cadre de l'assurance-dépôts, l'annexe de la *Loi sur la Société d'assurance-dépôts du Canada*, exception faite des paragraphes 2(2), (5) et (6) de cette annexe. Ne sont toutefois pas considérés comme des dépôts les dépôts prévus par les règlements.

### Règlements

**(5)** Le gouverneur en conseil peut, par règlement :

**a)** prévoir les dépôts visés au paragraphe (4);

**b)** prévoir les modalités et conditions relatives à l'acceptation de ces dépôts.

1991, ch. 45, art. 413; 2007, ch. 6, art. 358.

### Avis de la société

**413.1 (1)** La société visée aux alinéas 413(1)b) ou c) doit, avant d'ouvrir un compte de dépôt — ou de fournir relativement à un dépôt un produit réglementaire — au Canada et selon les modalités réglementaires :

**a)** aviser par écrit la personne qui en fait la demande du fait que ses dépôts dans le compte ou le dépôt relatif au produit réglementaire ne seront pas assurés par la Société d'assurance-dépôts du Canada ou, dans le cas où la demande est faite par téléphone, l'en aviser oralement;

**b)** lui communiquer toute l'information réglementaire.

### Avis publics

**(2)** Elle doit également, afin d'informer le public, afficher, de la façon prévue par règlement, dans ses bureaux et dans ses points de service réglementaires au Canada où des dépôts sont acceptés et sur ceux de ses sites Web où des dépôts sont acceptés au Canada, des avis indiquant que les dépôts qu'elle détient ne sont pas assurés

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
**Sections** 413.1-413.3

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
**Articles** 413.1-413.3

accepted, and on all of its websites at which deposits are accepted in Canada, to inform the public that deposits with the company are not insured by the Canada Deposit Insurance Corporation; and

**(b)** include in its advertisements notices to inform the public that deposits with the company are not insured by the Canada Deposit Insurance Corporation.

par la Société d'assurance-dépôts du Canada et faire paraître la même information dans sa publicité.

### Regulations

**(3)** The Governor in Council may make regulations

**(a)** prescribing the manner in which notices referred to in subsection (1) are to be given and the additional information to be contained in the notices; and

**(b)** respecting notices for the purpose of subsection (2).

2007, c. 6, s. 358.

### Règlements

**(3)** Le gouverneur en conseil peut, par règlement :

**a)** prévoir la façon de donner les avis prévus au paragraphe (1) et préciser les renseignements supplémentaires qu'ils doivent contenir;

**b)** régir les avis prévus au paragraphe (2).

2007, ch. 6, art. 358.

### Deposits less than $150,000

**413.2 (1)** Subject to the regulations, a company referred to in paragraph 413(1)(b) or (c) may not, in respect of its business in Canada, act as agent for any person in the taking of a deposit that is less than $150,000 and payable in Canada.

### Restriction

**413.2 (1)** Sous réserve des règlements, la société visée aux alinéas 413(1)b) ou c) ne peut, dans le cadre de l'exercice de ses activités au Canada, faire fonction de mandataire pour l'acceptation d'un dépôt de moins de 150 000 $ payable au Canada.

### Definition of *deposit*

**(2)** In this section, ***deposit*** has the meaning assigned by subsection 413(4).

### Définition de *dépôt*

**(2)** Pour l'application du présent article, ***dépôt*** s'entend au sens du paragraphe 413(4).

### Regulations

**(3)** The Governor in Council may make regulations respecting the circumstances in which, and the conditions under which, a company referred to in subsection (1) may act as agent for any person in the taking of a deposit that is less than $150,000 and payable in Canada.

2007, c. 6, s. 358.

### Règlements

**(3)** Le gouverneur en conseil peut, par règlement, régir les circonstances dans lesquelles une société visée par le paragraphe (1) peut faire fonction de mandataire pour l'acceptation d'un dépôt de moins de 150 000 $ payable au Canada et les modalités afférentes.

2007, ch. 6, art. 358.

### Shared premises

**413.3 (1)** Subject to the regulations, no company referred to in paragraph 413(1)(b) or (c) shall carry on business in Canada on premises that are shared with those of a member institution, within the meaning of section 2 of the *Canada Deposit Insurance Corporation Act*, that is affiliated with the company.

### Interdiction de partager des locaux

**413.3 (1)** Sous réserve des règlements, la société visée aux alinéas 413(1)b) ou c) ne peut exercer ses activités au Canada dans les mêmes locaux qu'une institution membre, au sens de l'article 2 de la *Loi sur la Société d'assurance-dépôts du Canada*, qui fait partie de son groupe.

### Limitation

**(2)** Subsection (1) only applies in respect of premises or any portion of premises on which both the company and the member institution carry on business with the public and to which the public has access.

### Exception

**(2)** Le paragraphe (1) ne s'applique qu'aux locaux ou parties de local dans lesquels la société et l'institution membre traitent avec le public et auxquels le public a accès.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
**Sections** 413.3-414

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
**Articles** 413.3-414

### Adjacent premises

**(3)** Subject to the regulations, no company referred to in paragraph 413(1)(b) or (c) shall carry on business in Canada on premises that are adjacent to a branch or office of a member institution, within the meaning of section 2 of the *Canada Deposit Insurance Corporation Act*, that is affiliated with the company, unless the company clearly indicates to its customers that its business and the premises on which it is carried on are separate and distinct from the business and premises of the affiliated member institution.

### Regulations

**(4)** The Governor in Council may make regulations

**(a)** respecting the circumstances in which, and the conditions under which, a company referred to in paragraph 413(1)(b) or (c) may carry on business in Canada on premises that are shared with those of a member institution referred to in subsection (1); and

**(b)** respecting the circumstances in which, and the conditions under which, a company referred to in paragraph 413(1)(b) or (c) may carry on business in Canada on premises that are adjacent to a branch or office of a member institution referred to in subsection (3).

2007, c. 6, s. 358.

### Restriction on guarantees

**414 (1)** A company shall not guarantee on behalf of any person the payment or repayment of any sum of money unless

**(a)** the sum of money is a fixed sum of money with or without interest thereon; and

**(b)** the person on whose behalf the company has undertaken to guarantee the payment or repayment has an unqualified obligation to reimburse the company for the full amount of the payment or repayment to be guaranteed.

### Exception

**(2)** Paragraph (1)(a) does not apply where the person on whose behalf the company has undertaken to guarantee a payment or repayment is a subsidiary of the company.

### Idem

**(3)** Notwithstanding subsection (1), a company may guarantee repayment of the principal or payment of the interest, or both, of any moneys entrusted to the company for investment, on such terms and conditions as are agreed on.

### Interdiction relative aux locaux adjacents

**(3)** Sous réserve des règlements, la société visée aux alinéas 413(1)b) ou c) ne peut exercer ses activités au Canada dans des locaux adjacents à ceux d'un bureau ou d'une succursale d'une institution membre, au sens de l'article 2 de la *Loi sur la Société d'assurance-dépôts du Canada*, qui fait partie de son groupe que si elle indique clairement à ses clients que ses activités et les locaux où elle les exerce sont distincts de ceux de l'institution membre.

### Règlements

**(4)** Le gouverneur en conseil peut, par règlement :

**a)** régir les circonstances dans lesquelles une société visée aux alinéas 413(1)b) ou c) peut exercer ses activités au Canada dans les mêmes locaux qu'une institution membre visée par le paragraphe (1) ainsi que les modalités afférentes;

**b)** régir les circonstances dans lesquelles une société visée aux alinéas 413(1)b) ou c) peut exercer ses activités au Canada dans des locaux adjacents à ceux d'un bureau ou d'une succursale d'une institution membre visée par le paragraphe (3) ainsi que les modalités afférentes.

2007, ch. 6, art. 358.

### Restrictions : garanties

**414 (1)** Il est interdit à la société de garantir le paiement ou le remboursement d'une somme d'argent, sauf si, d'une part, il s'agit d'une somme fixe avec ou sans intérêts et, d'autre part, la personne au nom de qui elle fournit la garantie s'est engagée inconditionnellement envers elle à lui en remettre le plein montant.

### Exception

**(2)** Dans les cas où la personne visée au paragraphe (1) est une filiale de la société garante, celle-ci peut garantir une somme qui n'est pas fixe.

### Idem

**(3)** Par dérogation au paragraphe (1), la société peut garantir, selon les modalités convenues, le remboursement du principal ou le versement d'intérêts, ou les deux, à l'égard des fonds qui lui sont remis en fiducie pour placement.

Current to May 29, 2023
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
**Sections** 414-416

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
**Articles** 414-416

### Regulations

**(4)** The Governor in Council may make regulations imposing terms and conditions in respect of guarantees permitted by this section.

1991, c. 45, s. 414; 1997, c. 15, s. 376; 2001, c. 9, s. 532.

### Restriction on securities activities

**415** A company shall not deal in Canada in securities to the extent prohibited or restricted by such regulations as the Governor in Council may make for the purposes of this section.

### Prohibition

**415.1 (1)** It is prohibited for a company to issue a debt obligation in relation to which the amounts of principal and interest owing are guaranteed to be paid from loans or other assets held by an entity that is created and organized for the principal purpose of holding those loans or other assets and with the intention of legally isolating those loans or other assets from the company, unless

**(a)** the debt obligation is a covered bond as defined in section 21.5 of the *National Housing Act*;

**(b)** the company is a registered issuer as defined in section 21.5 of that Act other than one whose right to issue covered bonds has been suspended; and

**(c)** the debt obligation is issued under a registered program as defined in section 21.5 of that Act.

### Exception

**(2)** The Governor in Council may make regulations exempting any type of debt obligation from the application of subsection (1).

2012, c. 19, s. 361.

### Restriction on insurance business

**416 (1)** A company shall not undertake the business of insurance except to the extent permitted by this Act or the regulations.

### Restriction on acting as agent

**(2)** A company shall not act in Canada as agent for any person in the placing of insurance and shall not lease or provide space in any branch in Canada of the company to any person engaged in the placing of insurance.

### Règlements

**(4)** Le gouverneur en conseil peut, par règlement, imposer des conditions à l'égard des garanties autorisées au titre du paragraphe (1).

1991, ch. 45, art. 414; 1997, ch. 15, art. 376; 2001, ch. 9, art. 532.

### Restriction : valeurs mobilières

**415** Il est interdit à la société, dans la mesure prévue par les règlements pris par le gouverneur en conseil pour l'application du présent article, de faire, au Canada, le commerce des valeurs mobilières.

### Restriction : obligations sécurisées

**415.1 (1)** Il est interdit à la société d'émettre tout titre de créance dont le remboursement — en principal et en intérêts — est garanti par des prêts ou autres actifs détenus par une entité qui a été constituée principalement en vue de les détenir, et ce, dans le but de les isoler juridiquement de la société, sauf si les conditions ci-après sont réunies :

**a)** le titre de créance est une obligation sécurisée au sens de l'article 21.5 de la *Loi nationale sur l'habitation*;

**b)** la société est un émetteur inscrit au sens de l'article 21.5 de cette loi et son droit d'émettre des obligations sécurisées ne fait pas l'objet d'une suspension;

**c)** l'émission est faite dans le cadre d'un programme inscrit au sens de l'article 21.5 de cette loi.

### Exception

**(2)** Le gouverneur en conseil peut prendre des règlements exemptant tout type de titre de créance de l'application du paragraphe (1).

2012, ch. 19, art. 361.

### Restriction : assurances

**416 (1)** Il est interdit à la société de se livrer au commerce de l'assurance, sauf dans la mesure permise par la présente loi ou les règlements.

### Restriction : mandataire

**(2)** Il est interdit à la société d'agir au Canada à titre d'agent pour la souscription d'assurance et de louer ou fournir des locaux dans ses bureaux au Canada à une personne se livrant au commerce de l'assurance.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Sections 416-418

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Articles 416-418

#### Regulations

**(3)** The Governor in Council may make regulations respecting the matters referred to in subsection (1) and regulations respecting relations between companies and

**(a)** entities that undertake the business of insurance; or

**(b)** insurance agents or insurance brokers.

#### Saving

**(4)** Nothing in this section precludes a company from

**(a)** requiring insurance to be placed by a borrower for the security of the company; or

**(b)** obtaining group insurance for its employees or the employees of any bodies corporate in which it has a substantial investment pursuant to section 453.

#### No pressure

**(5)** No company shall exercise pressure on a borrower to place insurance for the security of the company in any particular insurance company, but a company may require that an insurance company chosen by a borrower meet with its approval, which shall not be unreasonably withheld.

#### Definition of *business of insurance*

**(6)** In this section, ***business of insurance*** includes

**(a)** the issuance of any annuity if the liability in respect of the annuity is contingent on the death of a person; and

**(b)** the issuance of any debt obligation, any of whose terms and conditions are established on the basis of mortality considerations, under which the issuer is obliged to make periodic payments.

1991, c. 45, s. 416; 2012, c. 19, s. 205.

#### Restriction on leasing

**417** A company shall not engage in Canada in any personal property leasing activity in which a financial leasing entity, within the meaning of subsection 449(1), is not permitted to engage.

1991, c. 45, s. 417; 2001, c. 9, s. 533.

#### Restriction on residential mortgages

**418 (1)** A company shall not make a loan in Canada on the security of residential property in Canada for the purpose of purchasing, renovating or improving that property, or refinance such a loan, if the amount of the loan,

#### Règlements afférents

**(3)** Le gouverneur en conseil peut, par règlement, régir les interdictions visées au paragraphe (1) ainsi que les relations des sociétés avec les entités se livrant au commerce de l'assurance ou avec les agents ou courtiers d'assurances.

#### Précision

**(4)** Le présent article n'empêche toutefois pas la société de faire souscrire par un emprunteur une assurance à son profit, ni d'obtenir une assurance collective pour ses employés ou ceux des personnes morales dans lesquelles elle a un intérêt de groupe financier en vertu de l'article 453.

#### Interdiction d'exercer des pressions

**(5)** La société ne peut exercer de pression sur un emprunteur pour lui faire souscrire, auprès d'une compagnie d'assurance donnée, une assurance à son profit; toutefois le présent paragraphe n'empêche pas la société d'exiger que l'assurance soit contractée auprès d'une compagnie d'assurance agréée par elle, la société ne pouvant refuser son agrément sans motif valable.

#### Définition de *commerce de l'assurance*

**(6)** Pour l'application du présent article, le ***commerce de l'assurance*** vise notamment :

**a)** la constitution d'une rente viagère;

**b)** l'émission d'un titre de créance qui est assorti de conditions établies en fonction de considérations liées à la mortalité et qui prévoit des versements périodiques de la part de l'émetteur.

1991, ch. 45, art. 416; 2012, ch. 19, art. 205.

#### Restrictions : crédit-bail

**417** Il est interdit à la société d'exercer au Canada toute activité de crédit-bail mobilier qu'une entité s'occupant de crédit-bail, au sens du paragraphe 449(1), n'est pas elle-même autorisée à exercer.

1991, ch. 45, art. 417; 2001, ch. 9, art. 533.

#### Restrictions : hypothèques

**418 (1)** Il est interdit à la société de faire garantir par un immeuble résidentiel situé au Canada un prêt consenti au Canada pour l'achat, la rénovation ou l'amélioration de cet immeuble, ou de renouveler un tel prêt, si la

Current to May 29, 2023
Last amended on June 23, 2022
235
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
**Sections** 418-418.1

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
**Articles** 418-418.1

together with the amount then outstanding of any mortgage having an equal or prior claim against the property, would exceed 80 per cent of the value of the property at the time of the loan.

#### Exception

**(2)** Subsection (1) does not apply in respect of

**(a)** a loan made or guaranteed under the *National Housing Act* or any other Act of Parliament by or pursuant to which a different limit on the value of property on the security of which the company may make a loan is established;

**(b)** a loan if repayment of the amount of the loan that exceeds the maximum amount set out in subsection (1) is guaranteed or insured by a government agency or a private insurer approved by the Superintendent;

**(c)** the acquisition by the company from an entity of securities issued or guaranteed by the entity that are secured on any residential property, whether in favour of a trustee or otherwise, or the making of a loan by the company to the entity against the issue of such securities; or

**(d)** a loan secured by a mortgage where

**(i)** the mortgage is taken back by the company on a property disposed of by the company, including where the disposition is by way of a realization of a security interest, and

**(ii)** the mortgage secures payment of an amount payable to the company for the property.

1991, c. 45, s. 418; 1997, c. 15, s. 377; 2007, c. 6, s. 359.

somme de celui-ci et du solde impayé de toute hypothèque de rang égal ou supérieur excède quatre-vingts pour cent de la valeur de l'immeuble au moment du prêt.

#### Exception

**(2)** Le paragraphe (1) ne s'applique pas :

**a)** au prêt consenti ou garanti en vertu de la *Loi nationale sur l'habitation* ou de toute autre loi fédérale aux termes de laquelle est fixée une limite différente sur la valeur de l'immeuble qui constitue l'objet de la garantie;

**b)** au prêt dont le remboursement, en ce qui touche le montant excédant le plafond fixé au paragraphe (1), est garanti ou assuré par un organisme gouvernemental ou par un assureur privé agréé par le surintendant;

**c)** à l'acquisition par la société, d'une entité, de valeurs mobilières émises ou garanties par celle-ci et qui confèrent une sûreté sur un immeuble résidentiel soit en faveur d'un fiduciaire soit de toute autre manière, ou aux prêts consentis par la société à l'entité en contrepartie de l'émission des valeurs mobilières en question;

**d)** au prêt garanti par une hypothèque consentie à la société en garantie du paiement du prix de vente d'un bien qu'elle aliène, y compris par suite de l'exercice d'un droit hypothécaire.

1991, ch. 45, art. 418; 1997, ch. 15, art. 377; 2007, ch. 6, art. 359.

#### Restriction on charges to borrowers

**418.1 (1)** Subject to any regulations made under subsection (2), a company that has obtained insurance or a guarantee against default on a loan made in Canada on the security of residential property shall not charge a borrower an amount for the insurance or guarantee that exceeds the actual cost to the company of the insurance or guarantee.

#### Regulations

**(2)** The Governor in Council may make regulations

**(a)** respecting the determination of the actual cost to a company for the purposes of subsection (1);

**(b)** respecting the circumstances in which a company is exempt from the application of subsection (1);

#### Restriction touchant les sommes exigées des emprunteurs

**418.1 (1)** Sous réserve des règlements pris en vertu du paragraphe (2), la société qui obtient une assurance ou une garantie pour se protéger contre le non-paiement d'un prêt consenti au Canada et garanti par un immeuble résidentiel ne peut exiger de l'emprunteur, pour cette assurance ou cette garantie, une somme supérieure à leur coût réel pour elle.

#### Règlements

**(2)** Le gouverneur en conseil peut, par règlement :

**a)** prévoir, pour l'application du paragraphe (1), la détermination du coût réel pour la société;

**b)** prévoir les circonstances dans lesquelles la société est soustraite à l'application du paragraphe (1);

Current to May 29, 2023
Last amended on June 23, 2022
236
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Sections 418.1-419

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Articles 418.1-419

**(c)** respecting, in relation to insurance or a guarantee against default on a loan made by a company in Canada on the security of residential property,

**(i)** the arrangements into which the company, its representatives and its employees may or may not enter, and

**(ii)** the payments or benefits that the company, its representatives and its employees may or may not accept from an insurer or the insurer's affiliates; and

**(d)** respecting any other matters necessary to carry out the purposes of subsection (1).

### Regulations — disclosure

**(3)** The Governor in Council may make regulations respecting the disclosure by a company of information relating to insurance or a guarantee against default on a loan made by the company in Canada on the security of residential property, including regulations respecting

**(a)** the information that must be disclosed, including information relating to

**(i)** the person who benefits from the insurance or guarantee,

**(ii)** the arrangements between the company, its representatives or its employees and the insurer or the insurer's affiliates, and

**(iii)** the payments and benefits that the company, its representatives and its employees accept from an insurer or the insurer's affiliates;

**(b)** the time and place at which, the form and manner in which and the persons to whom information is to be disclosed; and

**(c)** the circumstances under which a company is not required to disclose information.

2009, c. 2, s. 290; 2012, c. 5, s. 167(E).

### Policies re security interests

**419 (1)** The directors of a company shall establish and the company shall adhere to policies regarding the creation of security interests in property of the company to secure obligations of the company and the acquisition by the company of beneficial interests in property that is subject to security interests.

**c)** relativement à une assurance ou à une garantie contre le non-paiement d'un prêt consenti par une société au Canada et garanti par un immeuble résidentiel :

**(i)** prévoir les arrangements que peut ou ne peut pas conclure la société, ses employés ou ses représentants,

**(ii)** prévoir les paiements ou avantages que la société, ses employés ou ses représentants peuvent ou ne peuvent pas accepter de la part d'un assureur ou d'un membre du groupe de ce dernier;

**d)** prendre toute autre mesure nécessaire à l'application du paragraphe (1).

### Règlements : communication de renseignements

**(3)** Le gouverneur en conseil peut prendre des règlements portant sur la communication de renseignements, par une société, relativement à une assurance ou à une garantie contre le non-paiement d'un prêt qu'elle consent au Canada et qui est garanti par un immeuble résidentiel, notamment des règlements concernant :

**a)** les renseignements à communiquer, ayant trait notamment :

**(i)** à la personne bénéficiant de l'assurance ou de la garantie,

**(ii)** aux arrangements entre la société, ses employés ou ses représentants et l'assureur ou un membre du groupe de ce dernier,

**(iii)** aux paiements et aux avantages que la société, ses employés ou ses représentants acceptent de l'assureur ou d'un membre du groupe de ce dernier;

**b)** les modalités — de temps, lieu et forme — de la communication, ainsi que les destinataires de celle-ci;

**c)** les circonstances dans lesquelles la société n'est pas tenue de fournir les renseignements.

2009, ch. 2, art. 290; 2012, ch. 5, art. 167(A).

### Principes en matière de sûretés

**419 (1)** La société est tenue de se conformer aux principes que son conseil d'administration a le devoir d'établir en ce qui concerne la constitution de sûretés pour garantir l'exécution de ses obligations et l'acquisition d'un droit de propriété effective sur des biens grevés d'une sûreté.

Current to May 29, 2023
Last amended on June 23, 2022
237
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Fiduciary Activities
**Sections** 419-422

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Activités fiduciaires
**Articles** 419-422

### Order to amend policies

**(2)** The Superintendent may, by order, direct a company to amend its policies as specified in the order.

### Compliance

**(3)** A company shall comply with an order made under subsection (2) within the time specified in the order.

1991, c. 45, s. 419; 1999, c. 31, s. 219(E); 2001, c. 9, s. 534; 2007, c. 6, s. 360(F).

### Regulations and guidelines

**419.1** The Governor in Council may make regulations and the Superintendent may make guidelines respecting the creation by a company of security interests in its property to secure obligations of the company and the acquisition by the company of beneficial interests in property that is subject to security interests.

2001, c. 9, s. 534.

### Exception

**419.2** Sections 419 and 419.1 do not apply in respect of a security interest created by a company to secure an obligation of the company to the Bank of Canada or the Canada Deposit Insurance Corporation.

2001, c. 9, s. 534.

### Restriction on receivers

**420** A company shall not grant to a person the right to appoint a receiver or a receiver and manager of the property or business of the company.

### Restriction on partnerships

**421 (1)** Except with the approval of the Superintendent, a company may not be a general partner in a limited partnership or a partner in a general partnership.

### Meaning of *general partnership*

**(2)** For the purposes of subsection (1), ***general partnership*** means any partnership other than a limited partnership.

1991, c. 45, s. 421; 2001, c. 9, s. 535.

## Fiduciary Activities

### Separate and distinct

**422 (1)** A company shall keep money and other assets acquired or held in trust by the company separate and distinct from its own assets and shall keep a separate account for each trust.

### Ordonnance de modification

**(2)** Le surintendant peut, par ordonnance, enjoindre à la société de modifier ces principes selon les modalités qu'il précise dans l'ordonnance.

### Obligation de se conformer

**(3)** La société est tenue de se conformer à l'ordonnance visée au paragraphe (2) dans le délai que lui fixe le surintendant.

1991, ch. 45, art. 419; 1999, ch. 31, art. 219(A); 2001, ch. 9, art. 534; 2007, ch. 6, art. 360(F).

### Règlements et lignes directrices

**419.1** Le gouverneur en conseil peut prendre des règlements et le surintendant donner des lignes directrices concernant l'exigence formulée au paragraphe 419(1).

2001, ch. 9, art. 534.

### Exception

**419.2** Les articles 419 et 419.1 ne s'appliquent pas aux sûretés constituées par la société pour garantir l'exécution de ses obligations envers la Banque du Canada ou la Société d'assurance-dépôts du Canada.

2001, ch. 9, art. 534.

### Restrictions : séquestres

**420** La société ne peut accorder à quelque personne que ce soit le droit de nommer un séquestre ou un séquestre-gérant en ce qui touche ses biens ou son activité.

### Restrictions relatives aux sociétés de personnes

**421 (1)** La société ne peut être le commandité d'une société en commandite ou l'associé d'une société de personnes que si le surintendant l'y autorise.

### Sens de *société de personnes*

**(2)** Pour l'application du paragraphe (1), ***société de personnes*** s'entend de toute société de personnes autre qu'une société en commandite.

1991, ch. 45, art. 421; 2001, ch. 9, art. 535.

## Activités fiduciaires

### Séparation des fonds en fiducie

**422 (1)** La société sépare de son propre actif tous les fonds et autres éléments d'actif qu'elle acquiert ou détient en fiducie et tient un compte distinct pour chaque fiducie.

Current to May 29, 2023
Last amended on June 23, 2022
238
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Fiduciary Activities
Sections 422-423

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Activités fiduciaires
Articles 422-423

**Common trust fund**

**(2)** Unless the instrument creating a trust otherwise provides, a company may invest money it holds in trust in one or more common trust funds.

**Fonds collectif**

**(2)** Sauf disposition contraire de l'acte créant une fiducie, la société peut placer l'argent qu'elle détient en fiducie dans un ou plusieurs fonds collectifs.

## Deposit Acceptance

**Deposit acceptance**

**423 (1)** A company may, without the intervention of any other person,

**(a)** accept a deposit from any person whether or not the person is qualified by law to enter into contracts; and

**(b)** pay all or part of the principal of the deposit and all or part of the interest thereon to or to the order of that person.

**Exception**

**(2)** Paragraph (1)(b) does not apply if, before payment, the money deposited in the company pursuant to paragraph (1)(a) is claimed by some other person

**(a)** in any action or proceeding to which the company is a party and in respect of which service of a writ or other process originating that action or proceeding has been made on the company, or

**(b)** in any other action or proceeding pursuant to which an injunction or order made by the court requiring the company not to make payment of that money or make payment thereof to some person other than the depositor has been served on the company, and, in the case of any such claim so made, the money so deposited may be paid to the depositor with the consent of the claimant or to the claimant with the consent of the depositor.

**Guaranteed trust money**

**(3)** A company that is a trust company pursuant to subsection 57(2) shall accept deposits only as guaranteed trust money.

**Profit**

**(4)** Notwithstanding subsection (3), a company that is a trust company pursuant to subsection 57(2) that accepts deposits may retain the interest and profit resulting from the investment thereof in excess of the amount of interest payable to its depositors in respect thereof.

## Dépôts

**Dépôts**

**423 (1)** La société peut, sans aucune intervention extérieure, accepter un dépôt d'une personne ayant ou non la capacité juridique de contracter de même que payer, en tout ou en partie, le principal et les intérêts correspondants à cette personne ou à son ordre.

**Exception**

**(2)** Le paragraphe (1) ne s'applique pas en ce qui concerne le paiement qui y est prévu si, avant le paiement, les fonds déposés auprès de la société conformément à ce paragraphe sont réclamés par une autre personne :

**a)** soit dans le cadre d'une action ou autre procédure à laquelle la société est partie et à l'égard de laquelle un bref ou autre acte introductif d'instance lui a été signifié;

**b)** soit dans le cadre de toute autre action ou procédure en vertu de laquelle une injonction ou ordonnance du tribunal enjoignant à la société de ne pas verser ces fonds ou de les verser à une autre personne que le déposant a été signifiée à la société.

Dans le cas d'une telle réclamation, les fonds ainsi déposés peuvent être versés soit au déposant avec le consentement du réclamant, soit au réclamant avec le consentement du déposant.

**Fonds en fiducie garantie**

**(3)** La société de fiducie au sens du paragraphe 57(2) ne peut accepter de dépôts qu'à titre de fonds en fiducie garantie.

**Gains**

**(4)** Par dérogation au paragraphe (3), la société de fiducie au sens du paragraphe 57(2) qui reçoit des dépôts peut conserver la part des intérêts et des gains résultant de leur placement qui excède le montant des intérêts payables aux déposants.

Current to May 29, 2023
Last amended on June 23, 2022
239
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Deposit Acceptance
Sections 423-424

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Dépôts
Articles 423-424

#### Assets to be identified

**(5)** Where a company that is a trust company pursuant to subsection 57(2) accepts deposits, the company shall identify on its books assets to be held in respect thereof equal to the aggregate amount of the deposits.

#### Execution of trust

**(6)** A company is not bound to see to the execution of any trust to which any deposit made under the authority of this Act is subject, other than a trust of which the company is a trustee.

#### Payment when company has notice of trust

**(7)** Subsection (6) applies regardless of whether the trust is express or arises by the operation of law, and it applies even when the company has notice of the trust if it acts on the order of or under the authority of the holder or holders of the account into which the deposit is made.

1991, c. 45, s. 423; 2001, c. 9, s. 536.

## Unclaimed Balances

#### Unclaimed balances

**424 (1)** Where

**(a)** a deposit has been made in Canada that is payable in Canada in Canadian currency and in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor during a period of ten years

**(i)** in the case of a deposit made for a fixed period, from the day on which the fixed period terminated, and

**(ii)** in the case of any other deposit, from the day on which the last transaction took place or a statement of account was last requested or acknowledged by the creditor, whichever is later, or

**(b)** a cheque, draft or bill of exchange (including any such instrument drawn by one branch of a company on another branch of the company but not including such an instrument issued in payment of a dividend on the capital of a company) payable in Canada in Canadian currency has been issued, certified or accepted by a company in Canada and no payment has been made in respect thereof for a period of ten years after the date of issue, certification, acceptance or maturity, whichever is later, the company shall pay to the Bank of Canada not later than December 31 in each year an amount equal to the principal amount of the deposit or instrument, plus interest, if any, calculated in accordance with the terms of

#### Éléments d’actif à conserver

**(5)** La société de fiducie au sens du paragraphe 57(2) qui reçoit des dépôts doit indiquer dans ses livres les éléments d’actif de valeur égale au total de ces dépôts à détenir à leur égard.

#### Exécution d’une fiducie

**(6)** La société n’est pas tenue de veiller à l’exécution d’une fiducie à laquelle est assujetti un dépôt effectué sous le régime de la présente loi, sauf quand elle en est fiduciaire.

#### Application du paragraphe (6)

**(7)** Le paragraphe (6) s’applique que la fiducie soit explicite ou d’origine juridique et s’applique même si la société en a été avisée si elle agit sur l’ordre ou sous l’autorité du ou des titulaires du compte dans lequel le dépôt est effectué.

1991, ch. 45, art. 423; 2001, ch. 9, art. 536.

## Soldes non réclamés

#### Versement à la Banque du Canada

**424 (1)** Au plus tard le 31 décembre de chaque année, la société verse à la Banque du Canada le montant du dépôt ou de l’effet en cause, plus éventuellement les intérêts calculés conformément aux modalités y afférentes, dans les situations suivantes :

**a)** un dépôt a été fait au Canada, est payable au Canada en monnaie canadienne et n’a fait l’objet, pendant une période de dix ans d’aucun mouvement — opération, demande ou accusé de réception d’un état de compte par le déposant — , et ce depuis l’échéance du terme dans le cas d’un dépôt à terme ou, dans le cas de tout autre dépôt, depuis la date de la dernière opération ou, si elle est postérieure, celle de la dernière demande ou du dernier accusé de réception d’un état de compte;

**b)** un chèque, une traite ou une lettre de change — y compris un tel effet tiré par un de ses bureaux sur un autre de ses bureaux mais à l’exclusion de l’effet émis en paiement d’un dividende sur son capital — payable au Canada en monnaie canadienne a été émis, visé ou accepté par elle au Canada et aucun paiement n’a été fait à cet égard pendant une période de dix ans depuis la dernière des dates suivantes : émission, visa, acceptation ou échéance.

Le versement libère la société de toute responsabilité à l’égard du dépôt ou de l’effet.

Current to May 29, 2023
Last amended on June 23, 2022
240
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Unclaimed Balances
**Section** 424

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Soldes non réclamés
**Article** 424

the deposit or instrument, and payment accordingly discharges the company from all liability in respect of the deposit or instrument.

### Provision of information

**(2)** A company shall, on making a payment under subsection (1), provide the Bank of Canada, for each deposit or instrument in respect of which the payment is made, with the following information current as of the day the payment is made, in so far as it is known to the company:

**(a)** in the case of a deposit,

**(i)** the name of the depositor in whose name the deposit is held,

**(ii)** the recorded address of the depositor,

**(iii)** the outstanding amount of the deposit, and

**(iv)** the branch of the company at which the last transaction took place in respect of the deposit, and the date of that last transaction; and

**(b)** in the case of an instrument,

**(i)** the name of the person to whom or at whose request the instrument was issued, certified or accepted,

**(ii)** the recorded address of that person,

**(iii)** the name of the payee of the instrument,

**(iv)** the amount and date of the instrument,

**(v)** the name of the place where the instrument was payable, and

**(vi)** the branch of the company at which the instrument was issued, certified or accepted.

### Copies of signature cards and signing authorities

**(2.1)** A company shall, on written request by the Bank of Canada, provide the Bank of Canada with copies of signature cards and signing authorities relating to any deposit or instrument in respect of which it has made a payment under subsection (1). If it does not have any with respect to a deposit or instrument to which the request relates, it shall so inform the Bank of Canada.

### Payment to claimant

**(3)** Subject to section 22 of the *Bank of Canada Act*, where payment has been made to the Bank of Canada under subsection (1) in respect of any deposit or instrument, and if payment is demanded or the instrument is

### Détails à fournir

**(2)** Lors du versement, la société est tenue, pour chaque dépôt ou effet, de fournir à la Banque du Canada, dans la mesure où elle en a connaissance, les renseignements mis à jour suivants :

**a)** dans le cas d’un dépôt :

**(i)** le nom du titulaire du dépôt,

**(ii)** son adresse enregistrée,

**(iii)** le solde du dépôt,

**(iv)** le bureau de la société dans lequel la dernière opération concernant le dépôt a eu lieu et la date de celle-ci;

**b)** dans le cas d’un effet :

**(i)** le nom de la personne à qui ou à la demande de qui l’effet a été émis, visé ou accepté,

**(ii)** son adresse enregistrée,

**(iii)** le nom du bénéficiaire de l’effet,

**(iv)** le montant et la date de l’effet,

**(v)** le nom du lieu où l’effet était à payer,

**(vi)** le bureau de la société où l’effet a été émis, visé ou accepté.

### Cartes et délégations de signature

**(2.1)** La société lui fournit, sur demande écrite de la Banque du Canada, des copies des cartes et délégations de signature afférentes pour chaque dépôt ou effet à l’égard duquel le versement a été fait. Si elle n’en possède pas pour un dépôt ou un effet relatif à la demande, elle en informe la Banque du Canada.

### Paiement au réclamant

**(3)** Sous réserve de l’article 22 de la *Loi sur la Banque du Canada*, quand elle a reçu un versement et si le dépôt lui est réclamé ou l’effet lui est présenté par la personne qui, abstraction faite de cet article, aurait droit au paiement

Current to May 29, 2023
Last amended on June 23, 2022
241
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Unclaimed Balances
**Sections** 424-425

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Soldes non réclamés
**Articles** 424-425

presented at the Bank of Canada by the person who, but for that section, would be entitled to receive payment of the deposit or instrument, the Bank of Canada is liable to pay, at its agency in the province in which the deposit or instrument was payable, an amount equal to the amount so paid to it together with interest, if interest was payable under the terms of the deposit or instrument,

**(a)** for a period not exceeding ten years from the day on which the payment was received by the Bank of Canada until the date of payment to the claimant; and

**(b)** at such rate and computed in such manner as the Minister determines.

correspondant, la Banque du Canada est tenue de lui payer, à son agence de la province dans laquelle le dépôt ou l'effet était payable, un montant égal à celui qui lui a été versé, avec les intérêts éventuellement payables, aux taux et selon le mode de calcul fixés par le ministre, pour la période — d'au plus dix ans — comprise entre le jour où elle a reçu le versement et la date du paiement.

### Enforcing liability

**(4)** The liability of the Bank of Canada under subsection (3) may be enforced by action against the Bank of Canada in the court in the province in which the deposit or instrument was payable.

### Exécution de l'obligation

**(4)** L'exécution de l'obligation imposée par le paragraphe (3) à la Banque du Canada peut être poursuivie par voie d'action intentée contre celle-ci devant un tribunal de la province dans laquelle le dépôt ou l'effet était payable.

### Application of subsection (1)

**(5)** Subsection (1) applies only in respect of deposits made, and cheques, drafts and bills of exchange issued, certified or accepted after May 31, 1990.

### Application du paragraphe (1)

**(5)** Le paragraphe (1) ne s'applique qu'aux dépôts faits, et aux chèques, traites et lettres de change émis, visés ou acceptés après le 31 mai 1990.

### Application

**(6)** This section shall not apply until the day that is eight years after the day on which this section comes into force.

1991, c. 45, s. 424; 1993, c. 34, s. 127; 2007, c. 6, s. 361.

### Application

**(6)** Le présent article ne s'applique qu'après huit ans suivant son entrée en vigueur.

1991, ch. 45, art. 424; 1993, ch. 34, art. 127; 2007, ch. 6, art. 361.

### Notice of unpaid amount

**425 (1)** A company shall mail to each person, in so far as is known to the company,

**(a)** to whom a deposit referred to in paragraph 424(1)(a) is payable, or

**(b)** to whom or at whose request an instrument referred to in paragraph 424(1)(b) was issued, certified or accepted,

at the person's recorded address, a notice stating that the deposit or instrument remains unpaid.

### Avis de non-paiement

**425 (1)** Dans la mesure où elle en a connaissance, la société expédie par la poste un avis de non-paiement, à leur adresse enregistrée, aux personnes soit auxquelles le dépôt est payable, soit pour lesquelles ou à la demande desquelles l'effet a été émis, visé ou accepté.

### When notice to be given

**(2)** A notice required by subsection (1) shall be given during the month of January next following the end of the first two year period, and also during the month of January next following the end of the first five year period,

**(a)** in the case of a deposit made for a fixed period, after the fixed period has terminated;

### Date d'exigibilité de l'avis

**(2)** L'avis doit être donné au cours du mois de janvier qui suit la fin de la première période de deux ans, puis de cinq ans :

**a)** postérieure à l'échéance, dans le cas d'un dépôt à terme fixe;

Current to May 29, 2023
Last amended on June 23, 2022
242
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Unclaimed Balances
**Sections** 425-426

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Soldes non réclamés
**Articles** 425-426

**(b)** in the case of any other deposit, in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor; and

**(c)** in the case of a cheque, draft or bill of exchange, in respect of which the instrument has remained unpaid.

**b)** pendant laquelle il n'y a eu aucune opération ni demande ou accusé de réception d'un état de compte par le déposant, dans le cas des autres dépôts;

**c)** pendant laquelle l'effet est resté impayé, dans le cas d'un chèque, d'une traite ou d'une lettre de change.

#### When notice to be sent

**(3)** The notice must be sent during the month of January next following the end of the first two-year period, during the month of January next following the end of the first five-year period and also during the month of January next following the end of the first nine-year period

**(a)** [Repealed before coming into force, 2008, c. 20, s. 3]

**(b)** in the case of any other deposit, in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor; and

**(c)** [Repealed before coming into force, 2008, c. 20, s. 3]

1991, c. 45, s. 425; 2007, c. 6, s. 362; 2008, c. 20, s. 3.

#### Date d'exigibilité de l'avis

**(3)** L'avis doit être envoyé au cours du mois de janvier qui suit la fin de la première période de deux ans, de cinq ans, puis de neuf ans :

**a)** [Abrogé avant d'entrer en vigueur, 2008, ch. 20, art. 3]

**b)** pendant laquelle il n'y a eu aucune opération ni demande ou accusé de réception d'un état de compte par le déposant, dans le cas des autres dépôts.

**c)** [Abrogé avant d'entrer en vigueur, 2008, ch. 20, art. 3]

1991, ch. 45, art. 425; 2007, ch. 6, art. 362; 2008, ch. 20, art. 3.

## Accounts

#### Definitions

**425.1** The following definitions apply in this section and in sections 431 to 434, 444.1 and 444.3.

***member company*** means a company that is a member institution as defined in section 2 of the *Canada Deposit Insurance Corporation Act*. (*société membre*)

***personal deposit account*** means a deposit account in the name of one or more natural persons that is kept by that person or those persons for a purpose other than that of carrying on business. (*compte de dépôt personnel*)

***retail deposit account*** means a personal deposit account that is opened with a deposit of less than $150,000 or any greater amount that may be prescribed. (*compte de dépôt de détail*)

2001, c. 9, s. 538.

## Comptes

#### Définitions

**425.1** Les définitions qui suivent s'appliquent au présent article et aux articles 431 à 434, 444.1 et 444.3.

***compte de dépôt de détail*** Compte de dépôt personnel ouvert avec un dépôt inférieur à 150 000 $ ou au montant supérieur fixé par règlement. (*retail deposit account*)

***compte de dépôt personnel*** Compte tenu au nom d'une ou de plusieurs personnes physiques à des fins non commerciales. (*personal deposit account*)

***société membre*** Société qui est une institution membre au sens de l'article 2 de la *Loi sur la Société d'assurance-dépôts du Canada*. (*member company*)

2001, ch. 9, art. 538.

#### Account charges

**426** A company shall not, directly or indirectly, charge or receive any sum for the keeping of an account unless the charge is made by express agreement between the company and a customer or by order of a court.

#### Frais de tenue de compte

**426** Pour la tenue d'un compte au Canada, la société ne peut prélever ou recevoir, directement ou indirectement, que les frais fixés soit par entente expresse entre elle et le client, soit par ordonnance judiciaire.

Current to May 29, 2023
Last amended on June 23, 2022
243
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Accounts
**Sections** 427-431

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Comptes
**Articles** 427-431

### Disclosure on opening account

**427 (1)** A company shall not, after the day that is six months after the coming into force of this Part, open or maintain an interest-bearing deposit account in Canada in the name of any natural person unless the company discloses, in accordance with the regulations, to the person who requests the company to open the account, the rate of interest applicable to the account and how the amount of interest to be paid is to be calculated.

### Exception

**(2)** Subsection (1) does not apply in respect of an interest-bearing deposit account that is opened with a deposit in excess of $150,000 or any greater amount that may be prescribed.

1991, c. 45, s. 427; 2001, c. 9, s. 539.

### Disclosure in advertisements

**428** No person shall authorize the publication, issue or appearance of any advertisement in Canada that indicates the rate of interest offered by a company on an interest-bearing deposit or a debt obligation unless the advertisement discloses, in accordance with the regulations, how the amount of interest is to be calculated.

### Disclosure regulations

**429** The Governor in Council may make regulations respecting

**(a)** the time and place at which and the form and manner in which disclosure is to be made by a company of

**(i)** interest rates applicable to debts of the company and deposits with the company, and

**(ii)** the manner in which the amount of interest paid is to be calculated;

**(b)** the manner in which any charges for the keeping of an account are to be disclosed by a company to its customers and when the disclosure is to be made; and

**(c)** such other matters or things as may be necessary to carry out the requirements of sections 426 to 428.

1991, c. 45, s. 429; 2012, c. 5, s. 168.

**430** [Repealed, 2001, c. 9, s. 540]

### Disclosure required on opening a deposit account

**431 (1)** Subject to subsections (2) to (4), a company shall not open a deposit account in the name of a customer unless, at or before the time the account is opened, the company provides in writing to the individual who requests the opening of the account

### Déclaration à l'ouverture d'un compte

**427 (1)** Après l'expiration d'un délai de six mois suivant l'entrée en vigueur de la présente partie, la société ne peut ouvrir et maintenir, au Canada, un compte de dépôt portant intérêt au nom d'une personne physique sans faire savoir à la personne qui a demandé l'ouverture du compte, et conformément aux règlements, le taux d'intérêt applicable de même que son mode de calcul.

### Exception

**(2)** Le paragraphe (1) ne s'applique pas aux comptes qui sont ouverts avec un dépôt excédant 150 000 $ ou le montant supérieur fixé par règlement.

1991, ch. 45, art. 427; 2001, ch. 9, art. 539.

### Divulgation dans la publicité

**428** Nul ne peut autoriser la publication, la diffusion ou la parution au Canada d'une annonce publicitaire indiquant le taux d'intérêt offert par une société sur les dépôts portant intérêt ou les titres de créance sans qu'y soit divulgué, en conformité avec les règlements, le mode de calcul des intérêts.

### Règlements — Divulgation

**429** Le gouverneur en conseil peut prendre des règlements concernant :

**a)** les modalités — notamment de temps, lieu et forme — de la communication :

**(i)** du taux d'intérêt applicable aux dettes de la société, notamment les dépôts qu'elle reçoit,

**(ii)** du mode de calcul du montant des intérêts payés;

**b)** la date et les modalités d'information des clients par la société au sujet des frais de tenue de leur compte;

**c)** toute autre mesure d'application des articles 426 à 428.

1991, ch. 45, art. 429; 2012, ch. 5, art. 168.

**430** [Abrogé, 2001, ch. 9, art. 540]

### Déclaration à l'ouverture d'un compte de dépôt

**431 (1)** Sous réserve des paragraphes (2) à (4), la société ne peut ouvrir un compte de dépôt au nom d'un client sauf si, avant l'ouverture du compte ou lors de celle-ci, elle fournit par écrit à la personne qui en demande l'ouverture :

Current to May 29, 2023
Last amended on June 23, 2022
244
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Accounts
**Section** 431

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Comptes
**Article** 431

**(a)** a copy of the account agreement with the company;

**(b)** information about all charges applicable to the account;

**(c)** information about how the customer will be notified of any increase in those charges and of any new charges applicable to the account;

**(d)** information about the company's procedures relating to complaints about the application of any charge applicable to the account; and

**(e)** such other information as may be prescribed.

**a)** une copie de l'entente relative au compte;

**b)** les renseignements sur tous les frais liés au compte;

**c)** les renseignements sur la notification de l'augmentation des frais ou de l'introduction de nouveaux frais;

**d)** les renseignements sur la procédure d'examen des réclamations relatives au traitement des frais à payer pour le compte;

**e)** tous autres renseignements prévus par règlement.

### Exception

**(2)** If a deposit account is not a personal deposit account and the amount of a charge applicable to the account cannot be established at or before the time the account is opened, the company shall, as soon as is practicable after the amount is established, provide the customer in whose name the account is kept with a notice in writing of the amount of the charge.

### Exception

**(2)** Si le montant des frais liés à un compte de dépôt, autre qu'un compte de dépôt personnel, ne peut être déterminé avant son ouverture ou lors de celle-ci, la société avise par écrit le titulaire du compte dès que possible après que ce montant a été déterminé.

### Exception

**(3)** If a company has a deposit account in the name of a customer and the customer by telephone requests the opening of another deposit account in the name of the customer and the company has not complied with subsection (1) in respect of the opening of that other account, the company shall not open the account unless it provides the customer orally with any information prescribed at or before the time the account is opened.

### Exception

**(3)** Dans le cas où le client ayant déjà un compte de dépôt à la société à son nom demande par téléphone l'ouverture d'un autre compte de dépôt à son nom, la société ne peut, si elle ne se conforme pas au paragraphe (1) pour cet autre compte, l'ouvrir sans fournir au client verbalement, avant son ouverture ou lors de celle-ci, les renseignements prévus par règlement.

### Disclosure in writing

**(4)** If a company opens an account under subsection (3), it shall, not later than seven business days after the account is opened, provide to the customer in writing the agreement and information referred to in subsection (1).

### Communication écrite

**(4)** Dans les sept jours ouvrables suivant l'ouverture d'un compte au titre du paragraphe (3), la société fournit par écrit au client l'entente et les renseignements visés au paragraphe (1).

### Right to close account

**(5)** A customer may, within 14 business days after a deposit account is opened under subsection (3), close the account without charge and in such case is entitled to a refund of any charges related to the operation of the account, other than interest charges, incurred while the account was open.

### Droit de fermer le compte

**(5)** Le client peut fermer sans frais le compte ouvert au titre du paragraphe (3) dans les quatorze jours ouvrables suivant l'ouverture et peut être remboursé des frais relatifs au fonctionnement du compte — autres que ceux relatifs aux intérêts — entraînés pendant que le compte était ouvert.

### Regulations

**(6)** For the purposes of subsection (4), the Governor in Council may make regulations prescribing circumstances

### Règlements

**(6)** Pour l'application du paragraphe (4), le gouverneur en conseil peut prendre des règlements prévoyant dans quels cas l'entente et les renseignements sont réputés

Current to May 29, 2023
Last amended on June 23, 2022
245
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Accounts
**Sections** 431-434.1

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Comptes
**Articles** 431-434.1

in which, and the time when, the agreement and information will be deemed to have been provided to the customer.

1991, c. 45, s. 431; 1997, c. 15, s. 378; 2001, c. 9, s. 541.

avoir été fournis au client et quand ils sont réputés l'avoir été.

1991, ch. 45, art. 431; 1997, ch. 15, art. 378; 2001, ch. 9, art. 541.

### Disclosure of charges

**432** A company shall disclose to its customers and to the public, at the prescribed time and place and in the prescribed form and manner, the charges applicable to deposit accounts with the company and the usual amount, if any, charged by the company for services normally provided by the company to its customers and to the public.

1991, c. 45, s. 432; 2012, c. 5, s. 169.

### Communication des frais

**432** La société est tenue de communiquer à ses clients et au public, selon les modalités — notamment de temps, lieu et forme — réglementaires, les frais liés aux comptes de dépôt et, le cas échéant, les frais habituels liés aux services qu'elle leur offre normalement.

1991, ch. 45, art. 432; 2012, ch. 5, art. 169.

### No increase or new charges without disclosure

**433 (1)** A company shall not increase any charge applicable to a personal deposit account with the company or introduce any new charge applicable to a personal deposit account with the company unless the company discloses the charge at the prescribed time and place and in the prescribed form and manner to the customer in whose name the account is kept.

### Augmentations interdites

**433 (1)** La société ne peut augmenter les frais liés aux comptes de dépôt personnels ou en introduire de nouveaux que si elle les communique, selon les modalités — notamment de temps, lieu et forme — réglementaires, à chaque titulaire d'un tel compte.

### Mandatory disclosure

**(2)** With respect to prescribed services in relation to deposit accounts, other than personal deposit accounts, a company shall not increase any charge for any such service in relation to a deposit account with the company or introduce any new charge for any such service in relation to a deposit account with the company unless the company discloses the charge at the prescribed time and place and in the prescribed form and manner to the customer in whose name the account is kept.

1991, c. 45, s. 433; 2012, c. 5, s. 169.

### Communication des frais

**(2)** La société ne peut augmenter les frais pour les services — fixés par règlement — liés aux autres comptes de dépôt ou en introduire de nouveaux que si elle les communique, selon les modalités — notamment de temps, lieu et forme — réglementaires, à chaque titulaire d'un tel compte.

1991, ch. 45, art. 433; 2012, ch. 5, art. 169.

### Application

**434** Sections 431 to 433 apply only in respect of charges applicable to deposit accounts with the company in Canada and services provided by the company in Canada.

1991, c. 45, s. 434; 2001, c. 9, s. 542.

### Application

**434** Les articles 431 à 433 ne s'appliquent qu'aux frais afférents aux comptes de dépôt auprès d'une société au Canada et aux services fournis par celle-ci au Canada.

1991, ch. 45, art. 434; 2001, ch. 9, art. 542.

## Registered Products

### Disclosure required concerning registered products

**434.1 (1)** Subject to subsection (2), a company shall not open an account that is or forms part of a registered product in the name of a customer, or enter into an agreement with a customer for a prescribed product or service that is or forms part of a registered product, unless the company provides, in the prescribed manner, to the individual requesting the account or the prescribed product or service

## Produits enregistrés

### Déclaration concernant un produit enregistré

**434.1 (1)** Sous réserve du paragraphe (2), la société ne peut ouvrir un compte qui est un produit enregistré au nom d'un client ou en fait partie, ou conclure avec un client une entente relative à un produit ou service réglementaires qui est un produit enregistré ou en fait partie, sauf si elle fournit selon les modalités réglementaires au particulier qui demande l'ouverture du compte ou le produit ou service :

Current to May 29, 2023
Last amended on June 23, 2022

246

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Registered Products
**Sections** 434.1-435.1

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Produits enregistrés
**Articles** 434.1-435.1

**(a)** information about all charges applicable to the registered product;

**(b)** information about how the customer will be notified of any increase in those charges and of any new charges applicable to the registered product;

**(c)** information about the company's procedures relating to complaints about the application of any charge applicable to the registered product; and

**(d)** any other information that may be prescribed.

**Regulations**

**(2)** The Governor in Council may make regulations specifying the circumstances under which a company need not provide the information.

**Definition of *registered product***

**(3)** In this section, ***registered product*** means a product that is defined to be a registered product by the regulations.

2007, c. 6, s. 363.

## Borrowing Costs

**Definition of *cost of borrowing***

**435** For the purposes of this section and sections 435.1 to 442, ***cost of borrowing*** means, in respect of a loan made by a company,

**(a)** the interest or discount applicable to the loan;

**(b)** any amount charged in connection with the loan that is payable by the borrower to the company; and

**(c)** any charge prescribed to be included in the cost of borrowing.

For those purposes, however, ***cost of borrowing*** does not include any charge prescribed to be excluded from the cost of borrowing.

1991, c. 45, s. 435; 1997, c. 15, s. 379; 2001, c. 9, s. 543.

**Rebate of borrowing costs**

**435.1 (1)** Where a company makes a loan in respect of which the disclosure requirements of section 436 apply and the loan is not secured by a mortgage on real property and is required to be repaid either on a fixed future date or by instalments, the company shall, if there is a prepayment of the loan, rebate to the borrower a portion of the charges included in the cost of borrowing in respect of the loan.

**a)** les renseignements sur tous les frais liés au produit enregistré;

**b)** les renseignements sur la notification de l'augmentation de ces frais ou de l'introduction de nouveaux frais;

**c)** les renseignements sur la procédure d'examen des réclamations relatives au traitement des frais à payer pour le produit enregistré;

**d)** tout autre renseignement prévu par règlement.

**Règlements**

**(2)** Le gouverneur en conseil peut prendre des règlements précisant les circonstances où la société n'est pas tenue de fournir les renseignements.

**Définition de *produit enregistré***

**(3)** Dans le présent article, ***produit enregistré*** s'entend au sens des règlements.

2007, ch. 6, art. 363.

## Coût d'emprunt

**Définition de *coût d'emprunt***

**435** Pour l'application du présent article et des articles 435.1 à 442, ***coût d'emprunt*** s'entend, à l'égard d'un prêt consenti par la société :

**a)** des intérêts ou de l'escompte applicables;

**b)** des frais payables par l'emprunteur à la société;

**c)** des frais qui en font partie selon les règlements.

Sont toutefois exclus du coût d'emprunt les frais qui en sont exclus selon les règlements.

1991, ch. 45, art. 435; 1997, ch. 15, art. 379; 2001, ch. 9, art. 543.

**Diminution d'une partie du coût d'emprunt**

**435.1 (1)** La société qui consent un prêt à l'égard duquel l'article 436 s'applique, qui n'est pas garanti par une hypothèque immobilière et qui est remboursable à une date fixe ou en plusieurs versements doit, si le prêt est remboursé avant échéance, consentir une remise d'une partie des frais compris dans le coût d'emprunt.

Current to May 29, 2023
Last amended on June 23, 2022
247
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Borrowing Costs
**Sections** 435.1-438

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Coût d'emprunt
**Articles** 435.1-438

### Exception

**(2)** The charges to be rebated do not include the interest or discount applicable to the loan.

### Regulations

**(3)** The Governor in Council may make regulations governing the rebate of charges under subsection (1). The rebate shall be made in accordance with those regulations.

1997, c. 15, s. 379.

### Disclosing borrowing costs

**436 (1)** A company shall not make a loan to a natural person that is repayable in Canada unless the cost of borrowing, as calculated and expressed in accordance with section 437, and other prescribed information have been disclosed by the company to the borrower at the prescribed time and place and in the prescribed form and manner.

### Non-application

**(2)** Subsection (1) does not apply in respect of a loan that is of a prescribed class of loans.

1991, c. 45, s. 436; 1997, c. 15, s. 379; 2012, c. 5, s. 170.

### Calculating borrowing costs

**437** The cost of borrowing shall be calculated, in the prescribed manner, on the basis that all obligations of the borrower are duly fulfilled and shall be expressed as a rate per annum and, in prescribed circumstances, as an amount in dollars and cents.

### Additional disclosure

**438 (1)** Where a company makes a loan in respect of which the disclosure requirements of section 436 are applicable and the loan is required to be repaid either on a fixed future date or by instalments, the company shall disclose to the borrower, in accordance with the regulations,

**(a)** whether the borrower has the right to repay the amount borrowed before the maturity of the loan and, if applicable,

**(i)** any terms and conditions relating to that right, including the particulars of the circumstances in which the borrower may exercise that right, and

**(ii)** whether, in the event that the borrower exercises the right, any portion of the cost of borrowing is to be rebated, the manner in which any such rebate is to be calculated or, if a charge or penalty will be

### Exception

**(2)** Ne sont pas compris parmi les frais qui doivent faire l'objet d'une remise les intérêts et l'escompte applicables au prêt.

### Règlements

**(3)** Le gouverneur en conseil peut, par règlement, régir les remises prévues au paragraphe (1). Le cas échéant, les remises doivent être consenties conformément aux règlements.

1997, ch. 15, art. 379.

### Communication du coût d'emprunt

**436 (1)** La société ne peut accorder à une personne physique de prêt remboursable au Canada sans lui communiquer, selon les modalités — notamment de temps, lieu et forme — réglementaires, le coût d'emprunt, calculé et exprimé en conformité avec l'article 437, et sans lui communiquer les autres renseignements prévus par règlement.

### Exceptions

**(2)** Le paragraphe (1) ne s'applique pas aux catégories de prêts prévues par règlement.

1991, ch. 45, art. 436; 1997, ch. 15, art. 379; 2012, ch. 5, art. 170.

### Calcul du coût d'emprunt

**437** Le coût d'emprunt est calculé de la manière réglementaire, comme si l'emprunteur respectait scrupuleusement tous ses engagements, et exprimé sous forme d'un taux annuel avec indication, dans les circonstances prévues par règlement, d'un montant en dollars et en cents.

### Autres renseignements à déclarer

**438 (1)** La société qui consent à une personne physique un prêt visé à l'article 436 remboursable à date fixe ou en plusieurs versements doit lui faire savoir, conformément aux règlements :

**a)** si elle peut rembourser le prêt avant échéance et, le cas échéant :

**(i)** les conditions d'exercice de ce droit, y compris des précisions sur les cas où peut se faire cet exercice,

**(ii)** dans le cas d'un remboursement anticipé, la partie du coût d'emprunt qui peut être remise et le mode de calcul applicable, ou les frais ou la pénalité éventuellement imposés et le mode de calcul applicable;

Current to May 29, 2023
Last amended on June 23, 2022
248
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART VIII Business and Powers
General Business
Borrowing Costs
Section 438

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Activités générales
Coût d'emprunt
Article 438

imposed on the borrower, the manner in which the charge or penalty is to be calculated;

**(b)** in the event that an amount borrowed is not repaid at maturity or, if applicable, an instalment is not paid on the day the instalment is due to be paid, particulars of the charges or penalties to be paid by the borrower because of the failure to repay or pay in accordance with the contract governing the loan;

**(c)** at the prescribed time and place and in the prescribed form and manner, any prescribed changes respecting the cost of borrowing or the loan agreement;

**(d)** particulars of any other rights and obligations of the borrower; and

**(e)** any other prescribed information, at the prescribed time and place and in the prescribed form and manner.

**b)** les renseignements sur les frais ou pénalités imposés lorsque le prêt n'est pas remboursé à l'échéance ou un versement n'est pas fait à la date fixée;

**c)** selon les modalités — notamment de temps, lieu et forme — réglementaires, les changements — dont la nature est prévue par règlement — apportés au coût d'emprunt ou à l'accord relatif au prêt;

**d)** des précisions sur tous autres droits ou obligations de l'emprunteur;

**e)** selon les modalités — notamment de temps, lieu et forme — réglementaires, les autres renseignements prévus par règlement.

### Disclosure in credit card applications

**(1.1)** A company shall, in accordance with the regulations, at the prescribed time and place and in the prescribed form and manner, provide prescribed information in any application forms or related documents that it prepares for the issuance of credit, payment or charge cards and provide prescribed information to any person applying to it for a credit, payment or charge card.

### Communication dans les demandes de carte de crédit

**(1.1)** La société fournit, conformément aux règlements et selon les modalités — notamment de temps, lieu et forme — réglementaires, les renseignements réglementaires dans les formulaires de demande et autres documents relatifs à l'émission de cartes de paiement, de crédit ou de débit et les renseignements réglementaires à toute personne qui lui demande une carte de paiement, de crédit ou de débit.

### Disclosure re credit cards

**(2)** Where a company issues or has issued a credit, payment or charge card to a natural person, the company shall, in addition to disclosing the costs of borrowing in respect of any loan obtained through the use of the card, disclose to the person, in accordance with the regulations,

**(a)** any charges or penalties described in paragraph (1)(b);

**(b)** particulars of the person's rights and obligations;

**(c)** any charges for which the person becomes responsible by accepting or using the card;

**(d)** at the prescribed time and place and in the prescribed form and manner, any prescribed changes respecting the cost of borrowing or the loan agreement; and

**(e)** any other prescribed information, at the prescribed time and place and in the prescribed form and manner.

### Communication concernant les cartes de crédit

**(2)** La société qui délivre ou a délivré une carte de paiement, de crédit ou de débit à une personne physique doit lui communiquer, outre le coût d'emprunt en ce qui concerne tout emprunt obtenu par elle au moyen de cette carte, l'information suivante, conformément aux règlements :

**a)** les frais et pénalités visés à l'alinéa (1)b);

**b)** les droits et obligations de l'emprunteur;

**c)** les frais qui lui incombent pour l'acceptation ou l'utilisation de la carte;

**d)** selon les modalités — notamment de temps, lieu et forme — réglementaires, les changements — dont la nature est prévue par règlement — apportés au coût d'emprunt ou à l'accord relatif au prêt;

**e)** selon les modalités — notamment de temps, lieu et forme — réglementaires, les autres renseignements prévus par règlement.

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*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Borrowing Costs
**Sections** 438-440

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Coût d'emprunt
**Articles** 438-440

### Additional disclosure re other loans

**(3)** Where a company enters into or has entered into an arrangement, including a line of credit, for the making of a loan in respect of which the disclosure requirements of section 436 apply and the loan is not a loan in respect of which subsection (1) or (2) applies, the company shall, in addition to disclosing the costs of borrowing, disclose to the person to whom the loan is made, in accordance with the regulations,

**(a)** any charges or penalties described in paragraph (1)(b);

**(b)** particulars of the person's rights and obligations;

**(c)** any charges for which the person is responsible under the arrangement;

**(d)** at the prescribed time and place and in the prescribed form and manner, any prescribed changes respecting the cost of borrowing under the arrangement; and

**(e)** any other prescribed information, at the prescribed time and place and in the prescribed form and manner.

1991, c. 45, s. 438; 1997, c. 15, s. 380; 2012, c. 5, s. 171.

### Autres formes de prêts

**(3)** La société qui conclut ou a conclu un arrangement, y compris l'ouverture d'une ligne de crédit, pour l'octroi d'un prêt à l'égard duquel l'article 436, mais non les paragraphes (1) et (2) du présent article, s'applique, doit communiquer à l'emprunteur, outre le coût d'emprunt, l'information suivante, conformément aux règlements :

**a)** les frais ou pénalités visés à l'alinéa (1)b);

**b)** les droits et obligations de l'emprunteur;

**c)** les frais qui incombent à l'emprunteur;

**d)** selon les modalités — notamment de temps, lieu et forme — réglementaires, les changements — dont la nature est prévue par règlement — apportés au coût d'emprunt;

**e)** selon les modalités — notamment de temps, lieu et forme — réglementaires, les autres renseignements prévus par règlement.

1991, ch. 45, art. 438; 1997, ch. 15, art. 380; 2012, ch. 5, art. 171.

### Renewal statement

**438.1** If a company makes a loan in respect of which the disclosure requirements of section 436 apply and the loan is secured by a mortgage on real property, the company shall disclose to the borrower, at the prescribed time and place and in the prescribed form and manner, any information that is prescribed respecting the renewal of the loan.

1997, c. 15, s. 381; 2012, c. 5, s. 172.

### Renseignements concernant le renouvellement

**438.1** La société doit, dans les cas où elle consent un prêt à l'égard duquel l'article 436 s'applique et qui est garanti par une hypothèque immobilière, communiquer à l'emprunteur, selon les modalités — notamment de temps, lieu et forme — réglementaires, les renseignements réglementaires concernant le renouvellement du prêt.

1997, ch. 15, art. 381; 2012, ch. 5, art. 172.

### Disclosure in advertising

**439** No person shall authorize the publication, issue or appearance of any advertisement in Canada relating to arrangements referred to in subsection 438(3), loans, credit cards, payment cards or charge cards, offered to natural persons by a company, and purporting to disclose prescribed information about the cost of borrowing or about any other matter unless the advertisement discloses prescribed information at the prescribed time and place and in the prescribed form and manner.

1991, c. 45, s. 439; 1997, c. 15, s. 381; 2012, c. 5, s. 172.

### Communication dans la publicité

**439** Nul ne peut autoriser la publication, la diffusion ou la parution au Canada d'une annonce publicitaire concernant les arrangements visés au paragraphe 438(3), les prêts ou les cartes de paiement, de crédit ou de débit offerts par la société aux personnes physiques et censée donner des renseignements réglementaires sur le coût d'emprunt ou sur d'autres sujets si cette annonce ne donne pas les renseignements prévus par règlement selon les modalités — notamment de temps, lieu et forme — réglementaires.

1991, ch. 45, art. 439; 1997, ch. 15, art. 381; 2012, ch. 5, art. 172.

### Regulations re borrowing costs

**440** The Governor in Council may make regulations

### Règlements relatifs au coût d'emprunt

**440** Le gouverneur en conseil peut, par règlement :

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*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Borrowing Costs
**Section** 440

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Coût d'emprunt
**Article** 440

**(a)** respecting the time and place at which, and the form and manner in which, a company is to disclose to a borrower

**(i)** the cost of borrowing,

**(ii)** any rebate of the cost of borrowing, and

**(iii)** any other information relating to a loan, arrangement, credit card, payment card or charge card referred to in section 438;

**(b)** respecting the contents of any statement disclosing the cost of borrowing and other information required to be disclosed by a company to a borrower;

**(c)** respecting the manner of calculating the cost of borrowing;

**(d)** respecting the circumstances under which the cost of borrowing is to be expressed as an amount in dollars and cents;

**(e)** specifying any class of loans that are not to be subject to section 435.1, subsection 436(1) or 438(1) or (3) or section 438.1 or 439 or the regulations or any specified provisions of the regulations;

**(f)** respecting the time and place at which, and the form and manner in which, any rights, obligations, charges or penalties referred to in sections 435.1 to 439 are to be disclosed;

**(g)** prohibiting the imposition of any charge or penalty referred to in section 438 or providing that the charge or penalty, if imposed, will not exceed a prescribed amount;

**(h)** respecting the nature or amount of any charge or penalty referred to in paragraph 438(1)(b), (2)(a) or (3)(a) and the costs of the company that may be included or excluded in the determination of the charge or penalty;

**(i)** respecting the method of calculating the amount of rebate of the cost of borrowing, or the portion of the cost of borrowing referred to in subparagraph 438(1)(a)(ii);

**(j)** respecting advertisements made by a company regarding arrangements referred to in subsection 438(3), loans, credit cards, payment cards or charge cards;

**(k)** respecting the renewal of loans; and

**a)** régir les modalités — notamment de temps, lieu et forme — applicables à la communication que doit faire une société à l'emprunteur :

**(i)** du coût d'emprunt,

**(ii)** de toute remise éventuelle sur celui-ci,

**(iii)** de tout autre renseignement relatif aux prêts, arrangements ou cartes de paiement, de crédit ou de débit visés à l'article 438;

**b)** régir la teneur de toute déclaration destinée à communiquer le coût d'emprunt et les autres renseignements que la société est tenue de communiquer;

**c)** régir le mode de calcul du coût d'emprunt;

**d)** prévoir les cas où le coût d'emprunt doit être exprimé sous forme d'un montant en dollars et en cents;

**e)** prévoir les catégories de prêts soustraites à l'application de l'article 435.1, des paragraphes 436(1) ou 438(1) ou (3), des articles 438.1 ou 439 ou de tout ou partie des règlements;

**f)** régir les modalités — notamment de temps, lieu et forme — applicables à la communication des droits, obligations, frais ou pénalités visés aux articles 435.1 à 439;

**g)** interdire les frais ou pénalités visés à l'article 438 ou en fixer le plafond;

**h)** régir la nature ou le montant des frais ou pénalités visés aux alinéas 438(1)b), (2)a) ou (3)a) et du coût supporté par la société qui peuvent être inclus ou exclus du calcul des frais ou pénalités;

**i)** régir le mode de calcul de la remise mentionnée au sous-alinéa 438(1)a)(ii);

**j)** régir les annonces que font les sociétés concernant les arrangements visés au paragraphe 438(3), les prêts ou les cartes de paiement, de crédit ou de débit;

**k)** régir le renouvellement des prêts;

**l)** prévoir toute autre mesure d'application des articles 435.1 à 439.

1991, ch. 45, art. 440; 1997, ch. 15, art. 381; 2012, ch. 5, art. 173.

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Borrowing Costs
**Sections** 440-441.1

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Coût d'emprunt
**Articles** 440-441.1

**(l)** respecting such other matters or things as are necessary to carry out the purposes of sections 435.1 to 439.

1991, c. 45, s. 440; 1997, c. 15, s. 381; 2012, c. 5, s. 173.

## Complaints

### Procedures for dealing with complaints

**441 (1)** A company shall

**(a)** establish procedures for dealing with complaints made by persons having requested or received products or services in Canada from the company;

**(b)** designate an officer or employee of the company to be responsible for implementing those procedures; and

**(c)** designate one or more officers or employees of the company to receive and deal with those complaints.

### Procedures to be filed with Commissioner

**(2)** A company shall file with the Commissioner a copy of its procedures established under paragraph (1)(a).

### How procedures to be made available

**(3)** A company shall make its procedures established under paragraph (1)(a) available

**(a)** in the form of a brochure, at its branches where products or services are offered in Canada;

**(b)** on its websites through which products or services are offered in Canada; and

**(c)** in written format to be sent to any person who requests them.

### Information on contacting Agency

**(4)** A company shall also make prescribed information on how to contact the Agency available whenever it makes its procedures established under paragraph (1)(a) available under subsection (3).

1991, c. 45, s. 441; 1997, c. 15, s. 382; 2001, c. 9, s. 545; 2007, c. 6, s. 364.

### Obligation to be member of complaints body

**441.1** In any province, if there is no law of the province that makes a company subject to the jurisdiction of an organization that deals with complaints made by persons having requested or received products or services in the province from a company, the company shall be a member of an organization that is not controlled by it and that deals with those complaints that have not been resolved

## Réclamations

### Procédure d'examen des réclamations

**441 (1)** La société est tenue :

**a)** d'établir une procédure d'examen des réclamations de personnes qui lui ont demandé ou qui ont obtenu d'elle des produits ou services au Canada;

**b)** de désigner un préposé — dirigeant ou autre agent — à la mise en œuvre de la procédure;

**c)** de désigner un ou plusieurs autres préposés — dirigeant ou autre agent — aux réclamations.

### Dépôt

**(2)** La société dépose auprès du commissaire un double de la procédure.

### Mise à la disposition du public de la procédure

**(3)** La société met à la disposition du public la procédure à la fois :

**a)** dans ses bureaux où sont offerts des produits ou services au Canada, sous forme de brochure;

**b)** sur ceux de ses sites Web où sont offerts des produits ou services au Canada;

**c)** dans un document écrit à envoyer à quiconque lui en fait la demande.

### Renseignements

**(4)** La société doit accompagner la procédure qu'elle met à la disposition du public des renseignements — fixés par règlement — sur la façon de communiquer avec l'Agence.

1991, ch. 45, art. 441; 1997, ch. 15, art. 382; 2001, ch. 9, art. 545; 2007, ch. 6, art. 364.

### Obligation d'adhésion

**441.1** Si, dans une province, aucune règle de droit de cette province n'assujettit une société à l'autorité d'une organisation qui examine les réclamations de personnes qui ont demandé ou obtenu des produits ou services de sociétés dans cette province, elle est tenue de devenir membre d'une organisation qu'elle ne contrôle pas et qui examine de telles réclamations lorsque les personnes

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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART VIII** Business and Powers
General Business
Complaints
**Sections** 441.1-443

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Activités générales
Réclamations
**Articles** 441.1-443

to the satisfaction of the persons under procedures established by companies under paragraph 441(1)(a).

2001, c. 9, s. 546.

#### Information on contacting Agency

**442 (1)** A company shall, in accordance with the regulations, at the prescribed time and place and in the prescribed form and manner, provide a person requesting or receiving a product or service from it with prescribed information on how to contact the Agency if the person has a complaint about a deposit account, an arrangement referred to in subsection 438(3), a payment, credit or charge card, the disclosure of or manner of calculating the cost of borrowing in respect of a loan or about any other obligation of the company under a consumer provision.

#### Report

**(2)** The Commissioner shall prepare a report, to be included in the report referred to in section 34 of the *Financial Consumer Agency of Canada Act*, respecting

**(a)** procedures for dealing with complaints established by companies pursuant to paragraph 441(1)(a); and

**(b)** the number and nature of complaints that have been brought to the attention of the Agency by persons who have requested or received a product or service from a company.

1991, c. 45, s. 442; 1997, c. 15, s. 383; 2001, c. 9, s. 547; 2012, c. 5, s. 174.

## Miscellaneous

#### Charges for prescribed products or services

**442.1** A company shall not, directly or indirectly, charge or receive any sum for the provision of any prescribed products or services unless the charge is made by express agreement between it and a customer or by order of a court.

2007, c. 6, s. 365.

#### Prepayment protected

**443 (1)** A company shall not make a loan to a natural person that is repayable in Canada, the terms of which prohibit prepayment of the money advanced or any instalment thereon before its due date.

#### Minimum balance

**(2)** Except by express agreement between the company and the borrower, the making in Canada of a loan or advance by a company to a borrower shall not be subject to sont insatisfaites des conclusions de la procédure d'examen établie en application de l'alinéa 441(1)a).

2001, ch. 9, art. 546.

#### Renseignements

**442 (1)** La société est tenue de remettre, conformément aux règlements et selon les modalités — notamment de temps, lieu et forme — réglementaires, aux personnes qui lui demandent des produits ou services ou à qui elle en fournit, les renseignements — fixés par règlement — sur la façon de communiquer avec l'Agence lorsqu'elles présentent des réclamations portant sur les comptes de dépôt, les arrangements visés au paragraphe 438(3), les cartes de crédit, de débit ou de paiement, la communication ou le mode de calcul du coût d'emprunt à l'égard d'un prêt ou sur les autres obligations de la société découlant d'une disposition visant les consommateurs.

#### Rapport

**(2)** Le commissaire prépare un rapport, à inclure dans celui qui est prévu à l'article 34 de la *Loi sur l'Agence de la consommation en matière financière du Canada*, concernant :

**a)** les procédures d'examen des réclamations établies par les sociétés en application de l'alinéa 441(1)a);

**b)** le nombre et la nature des réclamations qui ont été présentées à l'Agence par des personnes qui ont soit demandé des produits ou services à une société, soit obtenu des produits ou services d'une société.

1991, ch. 45, art. 442; 1997, ch. 15, art. 383; 2001, ch. 9, art. 547; 2012, ch. 5, art. 174.

## Divers

#### Frais : fourniture de produits et services

**442.1** La société ne peut prélever ou recevoir, directement ou indirectement, pour la fourniture des produits et services prévus par règlement que les frais fixés soit par entente expresse entre elle et le client, soit par ordonnance judiciaire.

2007, ch. 6, art. 365.

#### Remboursement anticipé de prêts

**443 (1)** Il est interdit à la société de consentir aux personnes physiques des prêts remboursables au Canada qui seraient assortis de l'interdiction de faire quelque versement que ce soit, régulièrement ou non, avant la date d'échéance.

#### Solde minimum

**(2)** Sauf entente expresse entre la société et l'emprunteur, la société ne peut subordonner l'octroi, au Canada,

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PART VIII Business and Powers
Miscellaneous
Sections 443-443.1

Sociétés de fiducie et de prêt
PARTIE VIII Activité et pouvoirs
Divers
Articles 443-443.1

a condition that the borrower maintain a minimum credit balance with the company.

#### Non-application of subsection (1)

**(3)** Subsection (1) does not apply in respect of a loan

**(a)** that is secured by a mortgage on real property; or

**(b)** that is made for business purposes and the principal amount of which is more than $100,000 or such other amount as may be prescribed.

#### Government cheques

**(4)** A company shall not make a charge

**(a)** for cashing a cheque or other instrument drawn on the Receiver General or on the Receiver General's account in the Bank of Canada, in a company or in any other deposit-taking Canadian financial institution incorporated by or under an Act of Parliament;

**(b)** for cashing any other instrument issued as authority for the payment of money out of the Consolidated Revenue Fund; or

**(c)** in respect of any cheque or other instrument that is

**(i)** drawn in favour of the Receiver General, the Government of Canada or any department thereof or any public officer acting in the capacity of a public officer, and

**(ii)** tendered for deposit to the credit of the Receiver General.

#### Deposits of Government of Canada

**(5)** Nothing in subsection (4) precludes any arrangement between the Government of Canada and a company concerning

**(a)** compensation for services performed by the company for the Government of Canada; or

**(b)** interest to be paid on any or all deposits of the Government of Canada with the company.

1991, c. 45, s. 443; 1997, c. 15, s. 384.

#### Regulations respecting the holding of funds

**443.1** The Governor in Council may make regulations respecting the maximum period during which a company may hold funds in respect of specified classes of cheques or other instruments that are deposited into an account

d'un prêt ou d'une avance au maintien par l'emprunteur d'un solde créditeur minimum à la société.

#### Non-application du paragraphe (1)

**(3)** Le paragraphe (1) ne s'applique pas aux prêts :

**a)** garantis par une hypothèque immobilière;

**b)** consentis à des fins commerciales et dont le capital excède cent mille dollars ou tout autre montant fixé par règlement.

#### Absence de frais sur les chèques du gouvernement

**(4)** La société ne peut réclamer de frais :

**a)** pour l'encaissement d'un chèque ou autre effet tiré sur le receveur général ou sur son compte à la Banque du Canada, à une société ou à toute autre institution financière canadienne acceptant des dépôts constituée en personne morale sous le régime d'une loi fédérale;

**b)** pour l'encaissement de tout autre effet émis à titre d'autorisation de paiement de fonds sur le Trésor public;

**c)** pour les chèques ou autres effets tirés en faveur du receveur général, du gouvernement du Canada ou de l'un de ses ministères, ou d'un fonctionnaire en sa qualité officielle, et présentés pour dépôt au crédit du receveur général.

#### Dépôts du gouvernement du Canada

**(5)** Le paragraphe (4) n'interdit pas les arrangements entre le gouvernement du Canada et la société concernant :

**a)** la rémunération à verser pour services fournis par celle-ci à celui-là;

**b)** les intérêts à payer sur tout ou partie des dépôts du gouvernement du Canada auprès de la société.

1991, ch. 45, art. 443; 1997, ch. 15, art. 384.

#### Règlements : retenue des fonds

**443.1** Le gouverneur en conseil peut prendre des règlements concernant la période maximale pendant laquelle la société peut, avant de permettre au titulaire du compte d'y avoir accès, retenir les fonds à l'égard des chèques ou

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**PART VIII** Business and Powers
Miscellaneous
**Sections** 443.1-444

at a branch or prescribed point of service in Canada before permitting the customer in whose name the account is kept to access the funds.

2007, c. 6, s. 366.

### Regulations — activities

**443.2** The Governor in Council may make regulations respecting any matters involving a company's dealings, or its employees' or representatives' dealings, with customers or the public, including

**(a)** what a company may or may not do in carrying out any of the activities in which it is permitted to engage, or in providing any of the services that it may provide, under section 409 and any ancillary, related or incidental activities or services; and

**(b)** the time and place at which and the form and manner in which any of those activities are to be carried out or any of those services are to be provided.

2009, c. 2, s. 291; 2012, c. 5, s. 175.

### Regulations re customer information

**444** The Governor in Council may make regulations

**(a)** requiring a company to establish procedures regarding the collection, retention, use and disclosure of any information about its customers or any class of customers;

**(b)** requiring a company to establish procedures for dealing with complaints made by a customer about the collection, retention, use or disclosure of information about the customer;

**(c)** respecting the disclosure by a company of information relating to the procedures referred to in paragraphs (a) and (b);

**(d)** requiring a company to designate the officers and employees of the company who are responsible for

**(i)** implementing the procedures referred to in paragraph (b), and

**(ii)** receiving and dealing with complaints made by a customer of the company about the collection, retention, use or disclosure of information about the customer;

**(e)** requiring a company to report information relating to

**(i)** complaints made by customers of the company about the collection, retention, use or disclosure of information, and

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Divers
**Articles** 443.1-444

autres effets qui appartiennent à des catégories qu'il précise et qui sont déposés à tout bureau ou point de service réglementaire au Canada.

2007, ch. 6, art. 366.

### Règlements : portée des activités de la société

**443.2** Le gouverneur en conseil peut, par règlement, régir toute question relative aux relations d'une société ou à celles de ses employés ou représentants avec les clients ou le public, notamment :

**a)** prévoir ce que la société peut ou ne peut pas faire dans le cadre de l'exercice des activités visées à l'article 409 ou de la prestation des services visés à cet article et des activités et services accessoires, liés ou connexes;

**b)** fixer les modalités — notamment de temps, lieu et forme — d'exercice de ces activités ou de prestation de ces services.

2009, ch. 2, art. 291; 2012, ch. 5, art. 175.

### Règlements

**444** Le gouverneur en conseil peut, par règlement :

**a)** obliger les sociétés à établir des règles concernant la collecte, la conservation, l'usage et la communication des renseignements sur leurs clients ou catégories de clients;

**b)** obliger les sociétés à établir des règles sur la façon de traiter les plaintes d'un client quant à la collecte, la conservation, l'usage et la communication des renseignements le concernant;

**c)** régir la communication par les sociétés des renseignements sur les règles mentionnées aux alinéas a) et b);

**d)** obliger les sociétés à désigner au sein de son personnel les responsables de la mise en œuvre des règles mentionnées à l'alinéa b), ainsi que de la réception et du traitement des plaintes mentionnées à cet alinéa;

**e)** obliger les sociétés à faire rapport des plaintes visées à l'alinéa b) et des mesures prises à leur égard;

**f)** définir, pour l'application des alinéas a) à e) et de leurs règlements d'application, les termes « collecte », « conservation » et « renseignements ».

1991, ch. 45, art. 444; 1997, ch. 15, art. 385.

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*Trust and Loan Companies*
**PART VIII** Business and Powers
Miscellaneous
**Sections** 444-444.1

*Sociétés de fiducie et de prêt*
**PARTIE VIII** Activité et pouvoirs
Divers
**Articles** 444-444.1

**(ii)** the actions taken by the company to deal with the complaints; and

**(f)** defining “information”, “collection” and “retention” for the purposes of paragraphs (a) to (e) and the regulations made under those paragraphs.

1991, c. 45, s. 444; 1997, c. 15, s. 385.

**Notice of branch closure**

**444.1 (1)** Subject to regulations made under subsection (5), a member company with a branch in Canada at which it, through a natural person, opens retail deposit accounts and disburses cash to customers, shall give notice in accordance with those regulations before closing that branch or having it cease to carry on either of those activities.

**Pre-closure meeting**

**(2)** After notice is given but before the branch is closed or ceases to carry on the activities, the Commissioner shall, in prescribed situations, require the company to convene and hold a meeting between representatives of the company, representatives of the Agency and interested parties in the vicinity of the branch in order to exchange views about the closing or cessation of activities, including, but not limited to, alternative service delivery by the company and measures to help the branch's customers adjust to the closing or cessation of activities.

**Meeting details**

**(3)** The Commissioner may establish rules for convening a meeting referred to in subsection (2) and for its conduct.

**Not statutory instruments**

**(4)** The *Statutory Instruments Act* does not apply in respect of rules established under subsection (3).

**Regulations**

**(5)** The Governor in Council may make regulations prescribing

**(a)** the time and place at which and the form and manner in which notice shall be given under subsection (1), the persons to whom it shall be given and the information to be included, the time, place, form and manner being permitted to vary according to circumstances specified in the regulations;

**(b)** circumstances in which a member company is not required to give notice under subsection (1), circumstances in which the Commissioner may exempt a

**Avis de fermeture de bureau**

**444.1 (1)** Sous réserve des règlements pris en vertu du paragraphe (5), la société membre qui a au Canada un bureau dans lequel elle ouvre des comptes de dépôt de détail et procède à la sortie de fonds pour ses clients par l'intermédiaire d'une personne physique donne un préavis — conforme à ces règlements — de la fermeture du bureau ou de la cessation de l'une ou l'autre de ces activités.

**Réunion**

**(2)** Après la remise du préavis, mais avant la fermeture du bureau ou la cessation d'activités, le commissaire doit, dans les cas prévus par règlement, exiger de la société qu'elle convoque et tienne une réunion de ses représentants et de ceux de l'Agence ainsi que de tout autre intéressé faisant partie de la collectivité locale en vue de discuter de la fermeture ou de la cessation d'activités visée, notamment des autres modes de prestation des services offerts par la société et des mesures visant à aider les clients du bureau à faire face à la fermeture ou à la cessation d'activités.

**Règles de convocation**

**(3)** Le commissaire peut établir des règles en matière de convocation et de tenue d'une réunion visée au paragraphe (2).

**Statut des règles**

**(4)** La *Loi sur les textes réglementaires* ne s'applique pas aux règles établies en vertu du paragraphe (3).

**Règlements**

**(5)** Le gouverneur en conseil peut, par règlement :

**a)** désigner le destinataire du préavis mentionné au paragraphe (1) et prévoir les renseignements qui doivent y figurer, ainsi que les modalités — notamment de temps, lieu et forme — de la communication de cet avis, lesquelles peuvent varier dans les cas précisés par règlement;

**b)** prévoir les cas où la société membre n'est pas tenue de donner le préavis visé au paragraphe (1) et les cas où le commissaire peut l'exempter de le donner, ainsi que ceux où le commissaire peut modifier les

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member company from the requirement to give notice under that subsection, and circumstances in which the Commissioner may vary the time and place at which and the form and manner in which notice is required to be given under any regulation made under paragraph (a); and

**(c)** circumstances in which a meeting may be convened under subsection (2).

2001, c. 9, s. 548; 2007, c. 6, s. 367; 2012, c. 5, s. 176.

### Public accountability statements

**444.2 (1)** A company with equity of $1 billion or more shall, in accordance with regulations made under subsection (4), annually publish a statement describing the contribution of the company and its prescribed affiliates to the Canadian economy and society.

### Filing

**(2)** A company shall, at the prescribed time and place and in the prescribed form and manner, file a copy of the statement with the Commissioner.

### Provision of statement to public

**(3)** A company shall, at the prescribed time and place and in the prescribed form and manner, disclose the statement to its customers and to the public.

### Regulations

**(4)** The Governor in Council may make regulations prescribing

**(a)** the name, contents and form of a statement referred to in subsection (1) and the time within which, the place at which and the manner in which it must be prepared;

**(b)** affiliates of a company referred to in subsection (1);

**(c)** the time and place at which and the form and manner in which a statement must be filed under subsection (2); and

**(d)** the time and place at which and the form and manner in which a statement mentioned in subsection (3) is to be disclosed, respectively, to a company's customers and to the public.

2001, c. 9, s. 548; 2012, c. 5, s. 177.

### Regulations re disclosure

**444.3** The Governor in Council may, subject to any other provisions of this Act relating to the disclosure of

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modalités — notamment de temps, lieu et forme — de la communication de l'avis prévues par règlement pris en vertu de l'alinéa a);

**c)** prévoir, pour l'application du paragraphe (2), les cas où une réunion peut être convoquée.

2001, ch. 9, art. 548; 2007, ch. 6, art. 367; 2012, ch. 5, art. 176.

### Déclaration annuelle

**444.2 (1)** La société dont les capitaux propres sont égaux ou supérieurs à un milliard de dollars publie annuellement une déclaration, établie en conformité avec les règlements pris en vertu du paragraphe (4), faisant état de sa contribution et de celle des entités de son groupe précisées par règlement à l'économie et à la société canadiennes.

### Dépôt

**(2)** La société dépose auprès du commissaire, selon les modalités — notamment de temps, lieu et forme — réglementaires, une copie de la déclaration.

### Communication de la déclaration

**(3)** La société communique la déclaration à ses clients et au public, selon les modalités — notamment de temps, lieu et forme — réglementaires.

### Règlements

**(4)** Le gouverneur en conseil peut, par règlement :

**a)** établir la désignation de la déclaration visée au paragraphe (1), son contenu et sa forme, ainsi que les modalités — notamment de temps, lieu et forme — relatives à son élaboration;

**b)** préciser les entités visées au paragraphe (1);

**c)** fixer les modalités — notamment de temps, lieu et forme — du dépôt visé au paragraphe (2);

**d)** fixer les modalités — notamment de temps, lieu et forme — de la communication de la déclaration visée au paragraphe (3), faite respectivement aux clients et au public.

2001, ch. 9, art. 548; 2012, ch. 5, art. 177.

### Communication de renseignements

**444.3** Le gouverneur en conseil peut, sous réserve des autres dispositions de la présente loi ayant trait à la

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information, make regulations respecting the disclosure of information by companies or any prescribed class of companies, including regulations respecting

**(a)** the information that must be disclosed, including information relating to

**(i)** any product or service or prescribed class of products or services offered by them,

**(ii)** any of their policies, procedures or practices relating to the offer by them of any product or service or prescribed class of products or services,

**(iii)** anything they are required to do or to refrain from doing under a consumer provision, and

**(iv)** any other matter that may affect their dealings, or their employees' or representatives' dealings, with customers or the public;

**(b)** the time and place at which, the form and manner in which and the persons to whom information is to be disclosed; and

**(c)** the content and form of any advertisement by companies or any prescribed class of companies relating to any matter referred to in paragraph (a).

2001, c. 9, s. 548; 2007, c. 6, s. 368; 2012, c. 5, s. 178.

communication de renseignements, prendre des règlements portant sur la communication de renseignements par les sociétés ou par des catégories réglementaires de celles-ci, notamment des règlements concernant :

**a)** les renseignements à communiquer, ayant trait notamment :

**(i)** à leurs produits ou services, ou catégories réglementaires de ceux-ci,

**(ii)** à leurs règles de conduite, procédures et pratiques ayant trait à la fourniture de ces produits ou services, ou catégories réglementaires de ceux-ci,

**(iii)** aux interdictions ou obligations qui leur sont imposées aux termes d'une disposition visant les consommateurs,

**(iv)** à toute autre question en ce qui touche leurs relations ou celles de leurs employés ou représentants avec leurs clients ou le public;

**b)** les modalités — notamment de temps, lieu et forme — de la communication, ainsi que le destinataire de celle-ci;

**c)** le contenu et la forme de la publicité relative aux questions visées à l'alinéa a).

2001, ch. 9, art. 548; 2007, ch. 6, art. 368; 2012, ch. 5, art. 178.

### *Bank Act* security

**445** A bank that is continued as a company under this Act that, immediately before that continuance, held any outstanding security pursuant to section 426 or 427 of the *Bank Act* may continue to hold the security for the life of the loan to which the security relates and all the provisions of the *Bank Act* relating to the security and its enforcement continue to apply to the company as though it were a bank.

1991, c. 45, ss. 445, 559.

### Sûreté au titre de la *Loi sur les banques*

**445** La banque prorogée comme société en vertu de la présente loi et qui, avant la prorogation, détenait une sûreté au titre des articles 426 ou 427 de la *Loi sur les banques* peut continuer de la détenir pendant toute la durée du prêt, et les dispositions de cette loi concernant la sûreté et sa réalisation continuent de s'appliquer à la société comme s'il s'agissait d'une banque.

1991, ch. 45, art. 445 et 559.

### Transmission in case of death

**446 (1)** Where the transmission of a debt owing by a company by reason of a deposit, of property held by a company as security or for safe-keeping or of rights with respect to a safety deposit box and property deposited therein takes place because of the death of a person, the delivery to the company of

**(a)** an affidavit or declaration in writing in form satisfactory to the company signed by or on behalf of a person claiming by virtue of the transmission stating the nature and effect of the transmission, and

**(b)** one of the following documents, namely,

### Cession pour cause de décès

**446 (1)** En cas de transmission pour cause de décès soit d'une somme que la société a reçue à titre de dépôt, soit de biens qu'elle détient à titre de garantie ou pour en assurer la garde, soit de droits afférents à un coffre et aux biens qui y sont déposés, la remise à la société :

**a)** d'une part, d'un affidavit ou d'une déclaration écrite, en une forme satisfaisante pour la société, signée par un bénéficiaire de la transmission ou en son nom, et indiquant la nature et l'effet de celle-ci;

**b)** d'autre part, d'un des documents suivants :

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**(i)** when the claim is based on a will or other testamentary instrument or on a grant of probate thereof or on such a grant and letters testamentary or other document of like import or on a grant of letters of administration or other document of like import, purporting to be issued by any court of authority in Canada or elsewhere, an authenticated copy or certificate thereof under the seal of the court or authority without proof of the authenticity of the seal or other proof, or

**(ii)** when the claim is based on a notarial will, an authenticated copy thereof,

is sufficient justification and authority for giving effect to the transmission in accordance with the claim.

**(i)** si la réclamation est fondée sur un testament ou autre instrument testamentaire ou sur un acte d'homologation de ceux-ci ou sur un acte et l'ordonnance de nomination d'un exécuteur testamentaire ou autre document de portée semblable ou sur une ordonnance de nomination d'un administrateur ou autre document de portée semblable, présentés comme émanant d'un tribunal ou d'une autorité canadiens ou étrangers, une copie authentique ou un certificat authentique des documents en question sous le sceau du tribunal ou de l'autorité, sans autre preuve, notamment de l'authenticité du sceau,

**(ii)** si la réclamation est fondée sur un testament notarié, une copie authentique de ce testament,

constitue une justification et une autorisation suffisantes pour donner effet à la transmission conformément à la réclamation.

#### Idem

**(2)** Nothing in subsection (1) shall be construed to prevent a company from refusing to give effect to a transmission until there has been delivered to the company such documentary or other evidence of or in connection with the transmission as it may deem requisite.

#### Idem

**(2)** Le paragraphe (1) n'a pas pour effet d'interdire à une société de refuser de donner effet à la transmission tant qu'elle n'a pas reçu les preuves écrites ou autres qu'elle juge nécessaires.

#### Branch of account with respect to deposits

**447 (1)** For the purposes of this Act, the branch of account with respect to a deposit account is

**(a)** the branch the address or name of which appears on the specimen signature card or other signing authority signed by a depositor with respect to the deposit account or that is designated by agreement between the company and the depositor at the time of opening of the deposit account; or

**(b)** if no branch has been identified or agreed on as provided in paragraph (a), the branch that is designated as the branch of account with respect thereto by the company by notice in writing to the depositor.

#### Bureau de tenue de compte

**447 (1)** Pour l'application de la présente loi, le bureau de tenue du compte en matière de compte de dépôt est :

**a)** celui dont le nom et l'adresse apparaissent sur un exemplaire de la fiche spécimen de signature ou d'une délégation de signature, portant la signature du titulaire du compte ou celui convenu d'un commun accord entre la société et le déposant lors de l'ouverture du compte;

**b)** à défaut d'indication du bureau ou de l'accord prévus à l'alinéa a), celui désigné dans l'avis écrit envoyé par la société au déposant.

#### Where debt payable

**(2)** The amount of any debt owing by a company by reason of a deposit in a deposit account in the company is payable to the person entitled thereto only at the branch of account and the person entitled thereto is not entitled to demand payment or to be paid at any other branch of the company.

#### Lieu du paiement de la dette

**(2)** La dette de la société résultant du dépôt effectué à un compte de dépôt est payable à la personne qui y a droit, uniquement au bureau de tenue du compte; la personne n'a le droit ni d'exiger ni de recevoir le paiement à un autre bureau.

#### Idem

**(3)** Notwithstanding subsection (2), a company may permit, either occasionally or as a regular practice, the person to whom the company is indebted by reason of a

#### Idem

**(3)** Nonobstant le paragraphe (2), la société peut autoriser, d'une manière occasionnelle ou régulière, le déposant à effectuer des retraits ou à tirer des chèques et

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deposit in a deposit account in the company to withdraw moneys owing by reason of that deposit at a branch of the company other than the branch of account or to draw cheques or other orders for the payment of such moneys at a branch other than the branch of account.

### Situs of indebtedness

**(4)** The indebtedness of a company by reason of a deposit in a deposit account in the company shall be deemed for all purposes to be situated at the place where the branch of account is situated.

### Effect of writ, etc.

**448 (1)** Subject to subsections (3) and (4), the following documents are binding on property belonging to a person and in the possession of a company, or on money owing to a person by reason of a deposit account in a company, only if the document or a notice of it is served at the branch of the company that has possession of the property or that is the branch of account in respect of the deposit account, as the case may be:

**(a)** a writ or process originating a legal proceeding or issued in or pursuant to a legal proceeding;

**(b)** an order or injunction made by a court;

**(c)** an instrument purporting to assign, perfect or otherwise dispose of an interest in the property or the deposit account; or

**(d)** an enforcement notice in respect of a support order or support provision.

### Notices

**(2)** Any notification sent to a company with respect to a customer of the company, other than a document referred to in subsection (1) or (3), constitutes notice to the company and fixes the company with knowledge of its contents only if sent to and received at the branch of the company that is the branch of account of an account held in the name of that customer.

### Notices: Minister of National Revenue

**(2.1)** Despite subsections (1) and (2), a notice, demand, order or other document issued with respect to a customer of a company constitutes notice to the company and fixes the company with knowledge of its contents and, where applicable, is binding on property belonging to the customer and in the possession of the company or on money owing to the customer by reason of an account in the company, if it is sent to the branch of the company referred to in subsection (1) or (2), an office of the company referred to in paragraph (3)(a) or any other office

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autres ordres de paiement à un bureau autre que celui de tenue du compte.

### Lieu où la dette est contractée

**(4)** La dette de la société résultant du dépôt effectué à un compte de dépôt est réputée avoir été contractée au lieu où est situé le bureau de tenue du compte.

### Effet d’un bref

**448 (1)** Sous réserve des paragraphes (3) et (4), les documents ci-après ne produisent leurs effets sur les biens appartenant à une personne ou sur les sommes dues en raison d’un compte de dépôt que si ceux-ci ou avis de ceux-ci sont signifiés, selon le cas, au bureau de la société ayant la possession des biens ou à celui de tenue du compte :

**a)** le bref ou l’acte qui introduit une instance ou qui est délivré dans le cadre d’une instance;

**b)** l’ordonnance ou l’injonction du tribunal;

**c)** le document ayant pour effet de céder ou de régulariser un droit sur un bien ou sur un compte de dépôt ou d’en disposer autrement;

**d)** l’avis d’exécution relatif à l’ordonnance alimentaire ou à la disposition alimentaire.

### Avis

**(2)** À l’exception des documents visés aux paragraphes (1) ou (3), les avis envoyés à la société concernant un de ses clients ne constituent un avis valable dont le contenu est porté à la connaissance de la société que s’ils ont été envoyés au bureau où se trouve le compte du client et que si le bureau les a reçus.

### Documents : ministre du Revenu national

**(2.1)** Toutefois, le simple envoi au bureau visé aux paragraphes (1) ou (2) ou à l’alinéa (3)a) ou à celui convenu entre la société et le ministre du Revenu national suffit, pour l’application de ces paragraphes, dans le cas de tout document — avis, demande formelle, ordonnance ou autre — délivré à l’égard du client dans le cadre de l’application :

**a)** par ce ministre, d’une loi fédérale;

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agreed to by the company and the Minister of National Revenue and it relates to

**(a)** the administration of an Act of Parliament by the Minister of National Revenue; or

**(b)** the administration of an Act of the legislature of a province or legislation made by an aboriginal government, where the Minister or the Minister of National Revenue has entered into a tax collection agreement under an Act of Parliament with the government of the province or the aboriginal government.

**Exception**

**(3)** Subsections (1) and (2) do not apply in respect of an enforcement notice in respect of a support order or support provision if

**(a)** the enforcement notice, accompanied by a written statement containing the information required by the regulations, is served at an office of a company designated in accordance with the regulations in respect of a province; and

**(b)** the order or provision can be enforced under the laws of that province.

**Time of application**

**(4)** Subsection (3) does not apply in respect of an enforcement notice in respect of a support order or support provision until the second business day following the day of service referred to in that subsection.

**Regulations**

**(5)** The Governor in Council may make regulations

**(a)** respecting the designation by a company of a place, for the purpose of subsection (3), in any province for the service of enforcement notices in respect of support orders and support provisions;

**(b)** prescribing the manner in which a company shall publicize the locations of designated offices of the company; and

**(c)** respecting the information that must accompany enforcement notices in respect of support orders and support provisions.

**Definitions**

**(6)** The following definitions apply in this section.

**b)** d'une loi d'une province ou d'un texte législatif d'un gouvernement autochtone avec qui ce ministre, ou le ministre, a conclu, sous le régime d'une loi fédérale, un accord de perception fiscale.

**Ordonnance alimentaire et disposition alimentaire**

**(3)** Les paragraphes (1) et (2) ne s'appliquent pas à l'avis d'exécution relatif à l'ordonnance alimentaire ou à la disposition alimentaire si les conditions suivantes sont réunies :

**a)** l'avis, accompagné d'une déclaration écrite contenant les renseignements réglementaires, est signifié au bureau d'une société désigné conformément aux règlements pour une province;

**b)** l'ordonnance ou la disposition est exécutoire sous le régime du droit de la province.

**Effet de la signification**

**(4)** Le paragraphe (3) ne s'applique à l'avis d'exécution relatif à l'ordonnance alimentaire ou à la disposition alimentaire qu'à compter du deuxième jour ouvrable suivant celui de sa signification.

**Règlements**

**(5)** Le gouverneur en conseil peut, par règlement :

**a)** régir, pour l'application du paragraphe (3), la désignation, par une société, du lieu de signification, dans la province en cause, des avis d'exécution relatifs aux ordonnances alimentaires et aux dispositions alimentaires;

**b)** prévoir les modalités selon lesquelles la société doit faire connaître au public les lieux où sont situés ses bureaux désignés;

**c)** régir les renseignements devant accompagner les avis d'exécution relatifs aux ordonnances alimentaires et aux dispositions alimentaires.

**Définitions**

**(6)** Les définitions qui suivent s'appliquent au présent article.

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***designated office*** means a place designated in accordance with regulations made for the purpose of subsection (3). (*bureau désigné*)

***enforcement notice***, in respect of a support order or support provision, means a garnishee summons or other instrument issued under the laws of a province for the enforcement of the support order or support provision. (*avis d'exécution*)

***support order*** means an order or judgment or interim order or judgment for family financial support. (*ordonnance alimentaire*)

***support provision*** means a provision of an agreement relating to the payment of maintenance or family financial support. (*disposition alimentaire*)

1991, c. 45, s. 448; 2001, c. 9, s. 549; 2005, c. 19, s. 64.

***avis d'exécution*** Bref de saisie-arrêt ou autre document délivré sous le régime des lois d'une province pour l'exécution d'une ordonnance alimentaire ou d'une disposition alimentaire. (*enforcement notice*)

***bureau désigné*** Bureau désigné conformément aux règlements d'application du paragraphe (3). (*designated office*)

***disposition alimentaire*** Disposition d'une entente relative aux aliments. (*support provision*)

***ordonnance alimentaire*** Ordonnance ou autre décision, définitive ou provisoire, en matière alimentaire. (*support order*)

1991, ch. 45, art. 448; 2001, ch. 9, art. 549; 2005, ch. 19, art. 64.

## PART IX

# Investments

## Definitions and Application

### Definitions

**449 (1)** The following definitions apply in this Part.

***business growth fund*** means Canadian Business Growth Fund (GP) Inc., a corporation incorporated under the *Canada Business Corporations Act*. (*fonds de croissance des entreprises*)

***closed-end fund*** means an entity whose activities are limited to investing the funds of the entity so as to provide investment diversification and professional investment management to the holders of its securities, and whose securities are

**(a)** fixed in number and distributed to the public in an offering under a preliminary prospectus, prospectus, short-form prospectus or similar document in accordance with the laws of a province or a foreign jurisdiction;

**(b)** traded on an exchange or an over-the-counter market; and

**(c)** liquidated on a fixed future termination date, the proceeds of which are allocated to the holders of the securities on a proportional basis. (*fonds d'investissement à capital fixe*)

***commercial loan*** means

## PARTIE IX

# Placements

## Définitions et champ d'application

### Définitions

**449 (1)** Les définitions qui suivent s'appliquent à la présente partie.

***action participante*** Action d'une personne morale qui donne le droit de participer sans limite à ses bénéfices et à la répartition du reliquat de ses biens en cas de dissolution. (*participating share*)

***courtier de fonds mutuels*** Entité dont la principale activité est celle d'un agent intermédiaire dans la vente de parts, d'actions ou d'autres intérêts d'un fonds mutuel et dans la perception des paiements y afférents, à condition que :

**a)** le produit de la vente soit versé au fonds, déduction faite de la commission de vente et des frais de service;

**b)** le fait que la vente comporte une commission et des frais de service soit porté à la connaissance de l'acquéreur avant l'achat. (*mutual fund distribution entity*)

***entité admissible*** Entité dans laquelle la société est autorisée à acquérir un intérêt de groupe financier dans le cadre de l'article 453. (*permitted entity*)

***entité s'occupant d'affacturage*** S'entend au sens des règlements. (*factoring entity*)

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Définitions et champ d'application
**Article** 449

**(a)** any loan made or acquired by a company, other than

**(i)** a loan to a natural person in an amount of two hundred and fifty thousand dollars or less,

**(ii)** a loan to the Government of Canada, the government of a province, a municipality, or to any agency thereof, or to the government of a foreign country or any political subdivision thereof, or any agency thereof, or to a prescribed international agency,

**(iii)** a loan that is guaranteed by, or fully secured by securities issued by, a government, a municipality or an agency referred to in subparagraph (ii),

**(iv)** a loan that is secured by a mortgage on real property, if

**(A)** the mortgage is on residential property and the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, does not exceed 80% of the value of the property at the time the loan is made or acquired, or

**(B)** the mortgage is on real property other than residential property and

**(I)** the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, does not exceed 80% of the value of the property at the time the loan is made or acquired, and

**(II)** at the time the loan is made or acquired, the property provides an annual income sufficient to pay all annual expenses related to the property, including the payments owing under the mortgage and the mortgages having an equal or prior claim against the property,

**(v)** a loan that is secured by a mortgage on real property, if

**(A)** the mortgage is on residential property and

**(I)** the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, exceeds 80% of the value of the property at the time the loan is made or acquired, and

***entité s'occupant de crédit-bail*** Entité dont l'activité est limitée au crédit-bail de biens meubles et aux activités connexes prévues aux règlements et est conforme à ceux-ci et qui, dans l'exercice de son activité au Canada, s'abstient :

**a)** de diriger ses clients, présents ou potentiels, vers des marchands donnés de tels biens;

**b)** de conclure des contrats de location portant sur des véhicules à moteur dont le poids brut, au sens des règlements, est inférieur à vingt et une tonnes;

**c)** de conclure avec des personnes physiques des contrats de location portant sur des meubles meublants, au sens des règlements. (*financial leasing entity*)

***entité s'occupant de financement*** S'entend au sens des règlements. (*finance entity*)

***entité s'occupant de financement spécial*** S'entend au sens des règlements. (*specialized financing entity*)

***entité s'occupant de fonds mutuels*** Entité qui réunit les conditions suivantes :

**a)** son activité se limite au placement de ses fonds de façon à offrir des services de diversification de placements et de gestion professionnelle aux détenteurs de ses titres;

**b)** ses titres autorisent leurs détenteurs à recevoir, sur demande ou dans le délai spécifié après la demande, un montant calculé sur la base d'un droit proportionnel à tout ou partie des capitaux propres de l'émetteur, y compris tout fonds distinct ou compte en fiducie. (*mutual fund entity*)

***filiale réglementaire*** La filiale qui fait partie d'une catégorie de filiales prévue par règlement. (*prescribed subsidiary*)

***fonds de croissance des entreprises*** Canadian Business Growth Fund (GP) Inc., société constituée en personne morale sous le régime de la *Loi canadienne sur les sociétés par actions*. (*business growth fund*)

***fonds d'investissement à capital fixe*** Entité dont l'activité se limite au placement de ses fonds de façon à offrir des services de diversification de placements et de gestion professionnelle aux détenteurs de ses titres et dont les titres :

**a)** sont diffusés au public en nombre fixe dans le cadre d'une émission faite en vertu d'un prospectus provisoire, d'un prospectus, d'un prospectus simplifié

Current to May 29, 2023
Last amended on June 23, 2022
263
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
Definitions and Application
**Section** 449

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Définitions et champ d'application
**Article** 449

**(II)** repayment of the amount of the loan that exceeds 80% of the value of the property is guaranteed or insured by a government agency or private insurer approved by the Superintendent,

**(B)** the mortgage is on real property other than residential property and

**(I)** the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, exceeds 80% of the value of the property at the time the loan is made or acquired,

**(II)** repayment of the amount of the loan that exceeds 80% of the value of the property is guaranteed or insured by a government agency or private insurer approved by the Superintendent, and

**(III)** at the time the loan is made or acquired, the property provides an annual income sufficient to pay all annual expenses related to the property, including the payments owing under the mortgage and the mortgages having an equal or prior claim against the property, or

**(C)** the loan is one referred to in paragraph 418(2)(d),

**(vi)** a loan that

**(A)** consists of a deposit made by the company with another financial institution,

**(B)** is fully secured by a deposit with any financial institution, including the company,

**(C)** is fully secured by debt obligations guaranteed by any financial institution other than the company, or

**(D)** is fully secured by a guarantee of a financial institution other than the company, or

**(vii)** a loan to an entity controlled by the company;

**(b)** an investment in debt obligations, other than

**(i)** debt obligations that are

**(A)** guaranteed by any financial institution other than the company,

ou d'un document de même nature, conformément aux lois d'une province ou d'un pays étranger;

**b)** sont négociés en bourse ou sur les marchés hors cote;

**c)** font l'objet, à une date d'échéance fixe, d'une liquidation dont le produit est réparti proportionnellement entre les détenteurs de titres. (*closed-end fund*)

***prêt*** ou ***emprunt*** Tout arrangement pour obtenir des fonds ou du crédit, à l'exception des placements dans les valeurs mobilières; y sont assimilés notamment l'acceptation et l'endossement ou autre garantie ainsi que le dépôt, le crédit-bail, le contrat de vente conditionnelle et la convention de rachat. (*loan*)

***prêt commercial*** Selon le cas :

**a)** prêt consenti ou acquis par une société, à l'exception du prêt :

**(i)** de deux cent cinquante mille dollars ou moins à une personne physique,

**(ii)** fait soit au gouvernement du Canada ou d'une province ou à une municipalité — ou à un de leurs organismes — , soit au gouvernement d'un pays étranger ou d'une de ses subdivisions politiques — ou à un de leurs organismes — , soit à un organisme international prévu par règlement,

**(iii)** soit garanti par un gouvernement, une municipalité ou un organisme visé au sous-alinéa (ii), soit pleinement garanti par des titres émis par eux,

**(iv)** garanti par une hypothèque immobilière :

**(A)** si la garantie consiste en une hypothèque sur un immeuble résidentiel et que la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l'immeuble ne dépasse pas quatre-vingts pour cent de la valeur de l'immeuble à la date de l'octroi ou de l'acquisition du prêt,

**(B)** si la garantie consiste en une hypothèque sur un immeuble autre que résidentiel et que :

**(I)** d'une part, la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l'immeuble ne dépasse pas quatre-vingts pour cent de la valeur de l'immeuble à la date de l'octroi ou de l'acquisition du prêt,

Current to May 29, 2023
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
Definitions and Application
**Section** 449

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Définitions et champ d'application
**Article** 449

**(B)** fully secured by deposits with any financial institution, including the company, or

**(C)** fully secured by debt obligations that are guaranteed by any financial institution other than the company,

**(ii)** debt obligations issued by the Government of Canada, the government of a province, a municipality, or by any agency thereof, or by the government of a foreign country or any political subdivision thereof, or by any agency thereof, or by a prescribed international agency,

**(iii)** debt obligations that are guaranteed by, or fully secured by securities issued by, a government, a municipality or an agency referred to in subparagraph (ii),

**(iv)** debt obligations that are widely distributed, as that expression is defined by the regulations, or

**(v)** debt obligations of an entity controlled by the company; and

**(c)** an investment in shares of a body corporate or ownership interests in an unincorporated entity, other than

**(i)** shares or ownership interests that are widely distributed, as that expression is defined by the regulations,

**(ii)** shares or ownership interests of an entity controlled by the company, or

**(iii)** participating shares. (*prêt commercial*)

***factoring entity*** means a factoring entity as defined in the regulations. (*entité s'occupant d'affacturage*)

***finance entity*** means a finance entity as defined in the regulations. (*entité s'occupant de financement*)

***financial leasing entity*** means an entity

**(a)** the activities of which are limited to the financial leasing of personal property and such related activities as are prescribed and whose activities conform to such restrictions and limitations thereon as are prescribed; and

**(b)** that, in conducting the activities referred to in paragraph (a) in Canada, does not

**(II)** d'autre part, à la date de l'octroi ou de l'acquisition du prêt, l'immeuble rapporte des revenus suffisants pour couvrir les dépenses annuelles y afférentes, notamment les paiements relatifs à l'hypothèque ou à toute autre hypothèque de rang égal ou supérieur,

**(v)** garanti par une hypothèque immobilière :

**(A)** si la garantie consiste en une hypothèque sur un immeuble résidentiel et que, d'une part, la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l'immeuble dépasse quatre-vingts pour cent de la valeur de l'immeuble à la date de l'octroi ou de l'acquisition du prêt et, d'autre part, le remboursement de la portion qui excède quatre-vingts pour cent est garanti ou assuré par un organisme gouvernemental ou un assureur privé agréés par le surintendant,

**(B)** si la garantie consiste en une hypothèque sur un immeuble autre que résidentiel et si les conditions suivantes sont réunies :

**(I)** la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l'immeuble dépasse quatre-vingts pour cent de la valeur de l'immeuble à la date de l'octroi ou de l'acquisition du prêt,

**(II)** le remboursement de la portion qui excède quatre-vingts pour cent est garanti ou assuré par un organisme gouvernemental ou un assureur privé agréés par le surintendant,

**(III)** l'immeuble rapporte, à la date de l'octroi ou de l'acquisition du prêt, des revenus suffisants pour couvrir les dépenses annuelles y afférentes, notamment les paiements relatifs à l'hypothèque ou à toute autre hypothèque de rang égal ou supérieur,

**(C)** si le prêt est visé à l'alinéa 418(2)d),

**(vi)** qui soit consiste en un dépôt par la société auprès d'une autre institution financière, soit est pleinement garanti par des dépôts auprès d'une institution financière, y compris la société, ou par des titres de créance garantis par une institution financière, sauf la société, ou par une garantie d'une institution financière autre que la société,

**(vii)** consenti à une entité que la société contrôle;

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
Definitions and Application
**Section** 449

(i) direct its customers or potential customers to particular dealers in the leased property or the property to be leased,

(ii) enter into lease agreements with persons in respect of any motor vehicle having a gross vehicle weight, as that expression is defined by the regulations, of less than twenty-one tonnes, or

(iii) enter into lease agreements with natural persons in respect of personal household property, as that expression is defined by the regulations. (*entité s'occupant de crédit-bail*)

***loan*** includes an acceptance, endorsement or other guarantee, a deposit, a financial lease, a conditional sales contract, a repurchase agreement and any other similar arrangement for obtaining funds or credit but does not include investments in securities. (*prêt* ou *emprunt*)

***motor vehicle*** means a motorized vehicle designed to be used primarily on a public highway for the transportation of persons or things, but does not include

**(a)** a fire-engine, bus, ambulance or utility truck; or

**(b)** any other special purpose motorized vehicle that contains significant special features that make it suitable for a specific purpose. (*véhicule à moteur*)

***mutual fund distribution entity*** means an entity whose principal activity is acting as a selling agent of units, shares or other interests in a mutual fund and acting as a collecting agent in the collection of payments for any such interests if

**(a)** the proceeds of the sales of any such interests, less any sales commissions and service fees, are paid to the mutual fund; and

**(b)** the existence of a sales commission and service fee in respect of the sale of any such interest is disclosed to the purchaser of the interest before the purchase of the interest. (*courtier de fonds mutuels*)

***mutual fund entity*** means an entity

**(a)** whose activities are limited to the investing of the funds of the entity so as to provide investment diversification and professional investment management to the holders of its securities; and

**(b)** whose securities entitle their holders to receive, on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of its net

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Définitions et champ d'application
**Article** 449

**b)** placement dans des titres de créance, à l'exception :

**(i)** des titres de créance garantis par une institution financière, sauf la société, ou pleinement garantis par des dépôts auprès d'une institution financière, y compris la société, ou par des titres de créance garantis par une institution financière, sauf la société,

**(ii)** des titres de créance émis par le gouvernement du Canada ou d'une province, une municipalité, un de leurs organismes, le gouvernement d'un pays étranger ou d'une de ses subdivisions politiques, un organisme d'un tel gouvernement ou un organisme international prévu par règlement,

**(iii)** des titres de créance garantis par un gouvernement, une municipalité ou un organisme visé au sous-alinéa (ii) ou pleinement garantis par des titres émis par eux,

**(iv)** des titres de créance qui sont largement distribués, au sens des règlements,

**(v)** des titres de créance d'une entité que la société contrôle;

**c)** placement dans des actions d'une personne morale ou des titres de participation d'une entité non constituée en personne morale, à l'exception :

**(i)** des actions et titres qui sont largement distribués au sens des règlements,

**(ii)** des actions ou titres de participation d'une entité contrôlée par la société,

**(iii)** des actions participantes. (*commercial loan*)

***véhicule à moteur*** Véhicule motorisé conçu pour être utilisé principalement sur la voie publique pour le transport de personnes ou de choses, à l'exclusion des :

**a)** autobus, ambulances, camions utilitaires ou voitures de pompiers;

**b)** véhicules motorisés destinés à un usage particulier, qui comportent d'importants éléments spéciaux de nature à les rendre propres à un usage spécifique. (*motor vehicle*)

Current to May 29, 2023
Last amended on June 23, 2022
266
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IX Investments
Definitions and Application
Section 449

Sociétés de fiducie et de prêt
PARTIE IX Placements
Définitions et champ d'application
Article 449

assets, including a separate fund or trust account of the entity. (*entité s'occupant de fonds mutuels*)

***participating share*** means a share of a body corporate that carries the right to participate in the earnings of the body corporate to an unlimited degree and to participate in a distribution of the remaining property of the body corporate on dissolution. (*action participante*)

***permitted entity*** means an entity in which a company is permitted to acquire a substantial investment under section 453. (*entité admissible*)

***prescribed subsidiary*** means a subsidiary that is one of a prescribed class of subsidiaries. (*filiale réglementaire*)

***specialized financing entity*** means a specialized financing entity as defined in the regulations. (*entité s'occupant de financement spécial*)

**Members of a company's group**

**(2)** For the purpose of this Part, a member of a company's group is any of the following:

**(a)** an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company;

**(b)** a subsidiary of the company or of an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company;

**(c)** an entity in which the company, or an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company, has a substantial investment; or

**(d)** a prescribed entity in relation to the company.

**Membre du groupe d'une société**

**(2)** Pour l'application de la présente partie, est membre du groupe d'une société :

**a)** toute entité visée aux alinéas 453(1)a) à f) qui contrôle la société;

**b)** une filiale de la société ou de toute entité visée à l'un ou l'autre des alinéas 453(1)a) à f) qui contrôle la société;

**c)** une entité dans laquelle la société ou toute entité visée à l'un ou l'autre des alinéas 453(1)a) à f) qui contrôle la société ont un intérêt de groupe financier;

**d)** une entité visée par règlement.

**Non-application of Part**

**(3)** This Part does not apply in respect of

**(a)** money or other assets held in trust by a company, other than guaranteed trust money and assets held in respect thereof;

**(b)** the holding of a security interest in real property, unless the security interest is prescribed pursuant to paragraph 467(a) to be an interest in real property; or

**(c)** the holding of a security interest in securities of an entity.

1991, c. 45, ss. 449, 560; 1993, c. 34, s. 128(F); 1997, c. 15, s. 386; 2001, c. 9, s. 550; 2007, c. 6, s. 369; 2008, c. 28, s. 163; 2018, c. 27, s. 135.

**Non-application**

**(3)** La présente partie ne s'applique pas :

**a)** à l'argent ou aux autres éléments d'actif détenus par la société à titre de fiduciaire, à l'exception des fonds en fiducie garantie et des éléments d'actif détenus à leur égard;

**b)** à la détention d'une sûreté sur un bien immeuble, sauf si celle-ci est considérée comme un intérêt immobilier au titre de l'alinéa 467a);

**c)** à la détention d'une sûreté sur les titres d'une entité.

1991, ch. 45, art. 449 et 560; 1993, ch. 34, art. 128(F); 1997, ch. 15, art. 386; 2001, ch. 9, art. 550; 2007, ch. 6, art. 369; 2008, ch. 28, art. 163; 2018, ch. 27, art. 135.

Current to May 29, 2023
Last amended on June 23, 2022
267
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
General Constraints on Investments
**Sections** 450-451

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Restrictions générales relatives aux placements
**Articles** 450-451

# General Constraints on Investments

### Investment standards

**450** The directors of a company shall establish and the company shall adhere to investment and lending policies, standards and procedures that a reasonable and prudent person would apply in respect of a portfolio of investments and loans to avoid undue risk of loss and obtain a reasonable return.

1991, c. 45, s. 450; 2001, c. 9, s. 550.

### Limit — business growth fund

**450.1 (1)** The aggregate value of all ownership interests in the business growth fund and the entities that the business growth fund controls that a company and its subsidiaries hold must not exceed $200,000,000.

### Application

**(2)** For the purposes of subsection (1), the value of an ownership interest is determined by the amount paid for it at the time of its issuance.

2018, c. 27, s. 136.

### Restriction on control and substantial investments

**451 (1)** Subject to subsections (2) to (4.4), no company shall acquire control of, or hold, acquire or increase a substantial investment in, any entity other than a permitted entity.

### Exception: indirect investments

**(2)** A company may, subject to Part XI, acquire control of, or acquire or increase a substantial investment in, an entity other than a permitted entity by way of

**(a)** an acquisition of control of an entity referred to in any of paragraphs 453(1)(a) to (j), or of a prescribed entity, that controls or has a substantial investment in the entity; or

**(b)** an acquisition of shares or ownership interests in the entity by

**(i)** an entity referred to in any of paragraphs 453(1)(a) to (j), or a prescribed entity, that is controlled by the company, or

**(ii)** an entity controlled by an entity referred to in any of paragraphs 453(1)(a) to (j), or a prescribed entity, that is controlled by the company.

# Restrictions générales relatives aux placements

### Normes en matière de placements

**450** La société est tenue de se conformer aux principes, normes et procédures que son conseil d'administration a le devoir d'établir sur le modèle de ceux qu'une personne prudente mettrait en œuvre dans la gestion d'un portefeuille de placements et de prêts afin, d'une part, d'éviter des risques de perte indus et, d'autre part, d'assurer un juste rendement.

1991, ch. 45, art. 450; 2001, ch. 9, art. 550.

### Limite : fonds de croissance des entreprises

**450.1 (1)** La valeur totale des titres de participation dans le fonds de croissance des entreprises et dans les entités que ce fonds contrôle détenus par la société et ses filiales ne peut excéder deux cents millions de dollars.

### Application

**(2)** Pour l'application du paragraphe (1), la valeur d'un titre de participation correspond à la somme payée pour ce titre au moment de son émission.

2018, ch. 27, art. 136.

### Intérêt de groupe financier et contrôle

**451 (1)** Sous réserve des paragraphes (2) à (4.4), il est interdit à la société d'acquérir le contrôle d'une entité autre qu'une entité admissible ou de détenir, d'acquérir ou d'augmenter un intérêt de groupe financier dans une telle entité.

### Exception : placements indirects

**(2)** La société peut, sous réserve de la partie XI, acquérir le contrôle d'une entité autre qu'une entité admissible, ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, par l'acquisition :

**a)** soit du contrôle d'une entité visée à l'un ou l'autre des alinéas 453(1)a) à j), ou d'une entité visée par règlement, qui contrôle l'entité ou a un intérêt de groupe financier dans celle-ci;

**b)** soit d'actions ou de titres de participation de l'entité par :

**(i)** soit une entité visée à l'un ou l'autre des alinéas 453(1)a) à j), ou une entité visée par règlement, que contrôle la société,

**(ii)** soit une entité que contrôle une entité visée à l'un ou l'autre des alinéas 453(1)a) à j), ou une entité visée par règlement, que contrôle la société.

Current to May 29, 2023
Last amended on June 23, 2022
268
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IX Investments
General Constraints on Investments
Section 451

Sociétés de fiducie et de prêt
PARTIE IX Placements
Restrictions générales relatives aux placements
Article 451

### Exception: temporary investments, realizations and loan workouts

**(3)** A company may, subject to Part XI, acquire control of, or acquire or increase a substantial investment in, an entity by way of

**(a)** a temporary investment permitted by section 456;

**(b)** an acquisition of shares of a body corporate or of ownership interests in an unincorporated entity permitted by section 457; or

**(c)** a realization of security permitted by section 458.

### Exception: specialized financing regulations

**(4)** A company may, subject to Part XI, acquire control of, or hold, acquire or increase a substantial investment in, an entity other than a permitted entity if it does so in accordance with regulations made under paragraph 452(d) concerning specialized financing.

### Business growth fund

**(4.1)** Subject to section 450.1, subsections (4.2) to (4.4) and Part XI, a company may hold, acquire or increase a substantial investment in the business growth fund or any entity that the business growth fund controls.

### For greater certainty

**(4.2)** For greater certainty, a company is prohibited from acquiring control of the business growth fund or any entity that the business growth fund controls.

### Prohibition — entity

**(4.3)** A company is prohibited from holding or acquiring a substantial investment in the business growth fund or any entity that the business growth fund controls if the business growth fund or any entity that the business growth fund controls holds or acquires shares of, or other ownership interests in, any of the following entities, or in any entity that controls any of the following entities:

**(a)** an entity referred to in any of paragraphs 453(1)(a) to (j);

**(b)** an entity that is primarily engaged in the leasing of motor vehicles in Canada for the purpose of extending credit to a customer or financing a customer's acquisition of a motor vehicle;

### Exception : placements temporaires

**(3)** La société peut, sous réserve de la partie XI, acquérir le contrôle d'une entité ou acquérir ou augmenter un intérêt de groupe financier dans une entité :

**a)** soit en raison d'un placement temporaire prévu à l'article 456;

**b)** soit par l'acquisition d'actions d'une personne morale, ou de titres de participation d'une entité non constituée en personne morale, aux termes de l'article 457;

**c)** soit par la réalisation d'une sûreté aux termes de l'article 458.

### Exception : règlements

**(4)** La société peut, sous réserve de la partie XI, acquérir le contrôle d'une entité autre qu'une entité admissible ou détenir, acquérir ou augmenter un intérêt de groupe financier dans une telle entité à condition de le faire conformément aux règlements, pris en vertu de l'alinéa 452d), relatifs au financement spécial.

### Fonds de croissance des entreprises

**(4.1)** La société peut, sous réserve de l'article 450.1, des paragraphes (4.2) à (4.4) et de la partie XI, détenir, acquérir ou augmenter un intérêt de groupe financier dans le fonds de croissance des entreprises ou dans toute entité que ce fonds contrôle.

### Précision

**(4.2)** Il est entendu que la société ne peut acquérir le contrôle du fonds de croissance des entreprises ou de toute entité que ce fonds contrôle.

### Interdiction : entités

**(4.3)** Il est interdit à la société de détenir ou d'acquérir un intérêt de groupe financier dans le fonds de croissance des entreprises ou dans toute entité que ce fonds contrôle si le fonds ou toute entité que ce fonds contrôle détient ou acquière des actions ou d'autres titres de participation dans une des entités ci-après ou dans toute entité qui contrôle une des entités suivantes :

**a)** une entité qui est visée à l'un ou l'autre des alinéas 453(1)a) à j);

**b)** une entité dont l'activité principale est le crédit-bail de véhicules à moteur au Canada dans le but de faire crédit à un client ou de financer l'acquisition d'un véhicule à moteur par un client;

Current to May 29, 2023
Last amended on June 23, 2022
269
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
General Constraints on Investments
**Section** 451

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Restrictions générales relatives aux placements
**Article** 451

**(c)** an entity that is primarily engaged in providing temporary possession of personal property, including motor vehicles, to customers in Canada for a purpose other than to finance the customer's acquisition of the property;

**(d)** an entity that acts as an insurance broker or agent in Canada; or

**(e)** an entity that is engaged in any prescribed activity.

#### Prohibition — capital and loans

**(4.4)** A company is prohibited from holding or acquiring a substantial investment in the business growth fund or any entity that the business growth fund controls if the business growth fund or any entity that the business growth fund controls holds shares of, or other ownership interests in, an entity or holds a loan made to an entity and, in respect of that entity and its affiliates, the aggregate value of the following exceeds $100,000,000:

**(a)** all ownership interests that are held by the company, the company's subsidiaries, the business growth fund or the entities that the business growth fund controls, the value of those ownership interests as determined by the amount paid for them at the time each was first acquired by any of those entities; and

**(b)** the outstanding principal of all loans held by the business growth fund or the entities that the business growth fund controls.

#### Exception: uncontrolled event

**(5)** A company is deemed not to contravene subsection (1) if the company acquires control of, or acquires or increases a substantial investment in, an entity solely as the result of an event not within the control of the company.

#### Non-application of subsection (2)

**(5.1)** No company shall, under subsection (2), acquire control of, or acquire or increase a substantial investment in, an entity referred to in paragraph 453(1)(j).

#### Holding

**(5.2)** If a company holds a substantial investment in an entity referred to in paragraph 453(1)(j) that it acquired or increased under subsection (2) before the coming into force of subsection (5.1), the company may continue to hold that substantial investment.

**c)** une entité dont l'activité principale consiste à accorder provisoirement la possession de biens meubles, notamment des véhicules à moteur, à des clients au Canada dans un but autre que celui de financer l'acquisition par ceux-ci de ces biens;

**d)** une entité qui agit à titre de courtier ou d'agent d'assurances au Canada;

**e)** une entité qui exerce les activités prévues par règlement.

#### Interdiction : capitaux et prêts

**(4.4)** Il est interdit à la société de détenir ou d'acquérir un intérêt de groupe financier dans le fonds de croissance des entreprises ou dans toute entité que ce fonds contrôle si ce fonds ou toute entité que ce fonds contrôle détient des actions ou d'autres titres de participation dans une entité, ou détient un prêt fait à une entité, et, qu'à l'égard de cette entité et des entités de son groupe, le total des éléments ci-après excède cent millions de dollars :

**a)** les sommes payées pour l'acquisition des titres de participation détenus par la société, par ses affiliés, par le fonds de croissance des entreprises ou par toute entité que ce fonds contrôle au moment où chacun de ces titres a été acquis pour la première fois par l'un de ceux-ci;

**b)** le principal impayé de tous les prêts détenus par le fonds de croissance ou par toute entité que ce fonds contrôle.

#### Exception : fait involontaire

**(5)** La société est réputée ne pas contrevenir au paragraphe (1) quand elle acquiert le contrôle d'une entité ou acquiert ou augmente un intérêt de groupe financier dans une entité en raison uniquement d'un événement dont elle n'est pas maître.

#### Non-application du paragraphe (2)

**(5.1)** Il est interdit à la société de se prévaloir du paragraphe (2) pour acquérir le contrôle d'une entité visée à l'alinéa 453(1)j) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

#### Détention

**(5.2)** La société qui détient un intérêt de groupe financier dans une entité visée à l'alinéa 453(1)j) et qui s'est prévalue du paragraphe (2) pour acquérir ou augmenter cet intérêt avant l'entrée en vigueur du paragraphe (5.1) peut continuer à le détenir.

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*Trust and Loan Companies*
**PART IX** Investments
General Constraints on Investments
**Sections** 451-453

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Restrictions générales relatives aux placements
**Articles** 451-453

### Application of other provision

**(6)** Despite having acquired control of, or a substantial investment in, an entity under a particular provision of this Part, a company may continue to control the entity or hold the substantial investment in the entity as though it had made the acquisition under another provision of this Part so long as the conditions of that other provision are met.

### Timing of deemed acquisition

**(7)** If a company decides to exercise its right under subsection (6), the company is deemed to be acquiring the control or the substantial investment under the other provision.

1991, c. 45, s. 451; 1997, c. 15, s. 387; 2001, c. 9, s. 550; 2007, c. 6, s. 370; 2013, c. 40, s. 167; 2018, c. 27, s. 137.

### Regulations

**452** The Governor in Council may make regulations

**(a)** respecting the determination of the amount or value of loans, investments and interests for the purposes of this Part;

**(b)** respecting the loans and investments, and the maximum aggregate amount of all loans and investments, that may be made or acquired by a company and its prescribed subsidiaries to or in a person and any persons connected with that person;

**(c)** specifying the classes of persons who are connected with any person for the purposes of paragraph (b); and

**(d)** concerning specialized financing for the purposes of subsection 451(4).

1991, c. 45, s. 452; 2001, c. 9, s. 550.

## Subsidiaries and Equity Investments

### Permitted investments

**453 (1)** Subject to subsections (4) to (6) and Part XI, a company may acquire control of, or acquire or increase a substantial investment in

**(a)** a company;

**(b)** a bank;

**(c)** a bank holding company;

**(d)** an association to which the *Cooperative Credit Associations Act* applies;

### Application d'une autre disposition

**(6)** Malgré l'acquisition par elle du contrôle d'une entité ou d'un intérêt de groupe financier dans une entité au titre d'une disposition de la présente partie, la société peut continuer à contrôler l'entité ou à détenir l'intérêt de groupe financier comme si elle avait procédé à l'acquisition au titre d'une autre disposition de la présente partie, pourvu que les conditions prévues par cette autre disposition soient respectées.

### Assimilation

**(7)** Si elle décide d'exercer le pouvoir prévu au paragraphe (6), la société est réputée acquérir le contrôle ou l'intérêt de groupe financier au titre de l'autre disposition.

1991, ch. 45, art. 451; 1997, ch. 15, art. 387; 2001, ch. 9, art. 550; 2007, ch. 6, art. 370; 2013, ch. 40, art. 167; 2018, ch. 27, art. 137.

### Règlements

**452** Le gouverneur en conseil peut, par règlement :

**a)** régir la détermination du montant ou de la valeur des prêts, placements ou intérêts pour l'application de la présente partie;

**b)** régir les prêts et placements, ainsi que le montant total maximal de tous les prêts à une personne et aux autres personnes qui y sont liées que la société et ses filiales réglementaires peuvent consentir ou acquérir et tous les placements qu'elles peuvent y effectuer;

**c)** préciser les catégories de personnes qui sont liées à une personne pour l'application de l'alinéa b);

**d)** régir le financement spécial pour l'application du paragraphe 451(4).

1991, ch. 45, art. 452; 2001, ch. 9, art. 550.

## Filiales et placements

### Placements autorisés

**453 (1)** Sous réserve des paragraphes (4) à (6) et de la partie XI, la société peut acquérir le contrôle des entités ci-après ou acquérir ou augmenter un intérêt de groupe financier dans ces entités :

**a)** une société;

**b)** une banque;

**c)** une société de portefeuille bancaire;

**d)** une association régie par la *Loi sur les associations coopératives de crédit*;

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**(e)** an insurance company or a fraternal benefit society incorporated or formed under the *Insurance Companies Act*;

**(f)** an insurance holding company;

**(g)** a trust, loan or insurance corporation incorporated or formed by or under an Act of the legislature of a province;

**(h)** a cooperative credit society incorporated or formed, and regulated, by or under an Act of the legislature of a province;

**(i)** an entity that is incorporated or formed by or under an Act of Parliament or of the legislature of a province and that is primarily engaged in dealing in securities; or

**(j)** an entity that is incorporated or formed, and regulated, otherwise than by or under an Act of Parliament or of the legislature of a province and that is primarily engaged outside Canada in a business that, if carried on in Canada, would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities.

**Permitted investments**

**(2)** Subject to subsections (3) to (6) and Part XI, a company may acquire control of, or acquire or increase a substantial investment in, an entity, other than an entity referred to in any of paragraphs (1)(a) to (j), whose business is limited to one or more of the following:

**(a)** engaging in any financial service activity or in any other activity that a company is permitted to engage in under any of paragraphs 409(2)(b) to (d) or section 410 or 411;

**(b)** acquiring or holding shares of, or ownership interests in, entities in which a company is permitted under this Part to hold or acquire;

**(c)** engaging in the provision of any services exclusively to any or all of the following, so long as the entity is providing those services to the company or any member of the company's group:

**(i)** the company,

**(ii)** any member of the company's group,

**(iii)** any entity that is primarily engaged in the business of providing financial services,

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**PARTIE IX** Placements
Filiales et placements
**Article** 453

**e)** une société d'assurances ou une société de secours mutuel constituée ou formée sous le régime de la *Loi sur les sociétés d'assurances*;

**f)** une société de portefeuille d'assurances;

**g)** une société de fiducie, de prêt ou d'assurances constituée en personne morale ou formée sous le régime d'une loi provinciale;

**h)** une société coopérative de crédit constituée en personne morale ou formée et réglementée sous le régime d'une loi provinciale;

**i)** une entité constituée en personne morale ou formée sous le régime d'une loi fédérale ou provinciale et dont l'activité principale est le commerce des valeurs mobilières;

**j)** une entité qui est constituée en personne morale ou formée et réglementée autrement que sous le régime d'une loi fédérale ou provinciale et qui exerce principalement, à l'étranger, des activités commerciales qui, au Canada, seraient des opérations bancaires, l'activité d'une société coopérative de crédit, des opérations d'assurance, la prestation de services fiduciaires ou le commerce de valeurs mobilières.

**Placements autorisés**

**(2)** Sous réserve des paragraphes (3) à (6) et de la partie XI, la société peut acquérir le contrôle d'une entité, autre qu'une entité visée aux alinéas (1)a) à j), dont l'activité commerciale se limite à une ou plusieurs des activités suivantes ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité :

**a)** la prestation de services financiers ou toute autre activité qu'une société est autorisée à exercer dans le cadre de l'un ou l'autre des alinéas 409(2)b) à d) ou des articles 410 ou 411;

**b)** la détention et l'acquisition d'actions ou d'autres titres de participation dans des entités dans lesquelles une société est autorisée, dans le cadre de la présente partie, à acquérir ou détenir de tels actions ou titres;

**c)** la prestation de services aux seules entités suivantes — à la condition qu'ils soient aussi fournis à la société elle-même ou à un membre de son groupe :

**(i)** la société elle-même,

**(ii)** un membre de son groupe,

**(iii)** une entité dont l'activité commerciale principale consiste en la prestation de services financiers,

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**(iv)** any permitted entity in which an entity referred to in subparagraph (iii) has a substantial investment, or

**(v)** any prescribed person, if it is doing so under prescribed terms and conditions, if any are prescribed;

**(d)** engaging in any activity that a company is permitted to engage in, other than an activity referred to in paragraph (a) or (e), that relates to

**(i)** the promotion, sale, delivery or distribution of a financial product or financial service that is provided by the company or any member of the company's group, or

**(ii)** if a significant portion of the business of the entity involves an activity referred to in subparagraph (i), the promotion, sale, delivery or distribution of a financial product or financial service that is provided by any other entity that is primarily engaged in the business of providing financial services;

**(e)** engaging in the activities referred to in the definition ***closed-end fund***, ***mutual fund distribution entity*** or ***mutual fund entity*** in subsection 449(1); and

**(f)** engaging in prescribed activities, under prescribed terms and conditions, if any are prescribed.

**(iv)** une entité admissible dans laquelle une entité visée au sous-alinéa (iii) a un intérêt de groupe financier,

**(v)** une personne visée par règlement — pourvu que la prestation se fasse selon les modalités éventuellement fixées par règlement;

**d)** toute activité qu'une société peut exercer, autre qu'une activité visée aux alinéas a) ou e), se rapportant :

**(i)** soit à la vente, la promotion, la livraison ou la distribution d'un service ou d'un produit financiers fournis par la société ou un membre de son groupe,

**(ii)** soit, si l'activité commerciale de l'entité consiste, en grande partie, en une activité visée au sous-alinéa (i), à la vente, la promotion, la livraison ou la distribution d'un service ou d'un produit financiers d'une entité dont l'activité commerciale principale consiste en la prestation de services financiers;

**e)** les activités visées aux définitions de ***courtier de fonds mutuels***, ***entité s'occupant de fonds mutuels*** ou ***fonds d'investissement à capital fixe*** au paragraphe 449(1);

**f)** les activités prévues par règlement, pourvu qu'elles s'exercent selon les modalités éventuellement fixées par règlement.

### Restriction

**(3)** A company may not acquire control of, or acquire or increase a substantial investment in, an entity whose business includes any activity referred to in any of paragraphs (2)(a) to (e) if the entity engages in the business of accepting deposit liabilities or if the activities of the entity include

**(a)** activities that a company is not permitted to engage in under any of sections 417 and 418;

**(b)** dealing in securities, except as may be permitted under paragraph (2)(e) or as may be permitted to a company under paragraph 409(2)(c);

**(c)** acting as an executor, administrator or official guardian or as a guardian, tutor, curator, judicial adviser or committee of a mentally incompetent person;

**(d)** being a trustee for a trust;

**(e)** activities that a company is not permitted to engage in under any regulation made under section 416

### Restriction

**(3)** La société ne peut acquérir le contrôle d'une entité dont l'activité commerciale comporte une activité visée aux alinéas (2)a) à e), ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, si l'entité accepte des dépôts dans le cadre de son activité commerciale ou si les activités de l'entité comportent :

**a)** des activités qu'une société est empêchée d'exercer par les articles 417 et 418;

**b)** le commerce des valeurs mobilières, sauf dans la mesure où elle peut le faire dans le cadre de l'alinéa (2)e) ou une société peut le faire dans le cadre de l'alinéa 409(2)c);

**c)** le fait d'agir comme exécuteur testamentaire, administrateur, gardien officiel, gardien, tuteur, curateur ou conseil judiciaire d'un incapable;

**d)** le fait d'agir comme fiduciaire;

**e)** dans les cas où l'entité exerce les activités d'une entité s'occupant de financement ou d'une autre entité

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if the entity engages in the activities of a finance entity or of any other entity as may be prescribed;

**(f)** acquiring control of or acquiring or holding a substantial investment in another entity unless

**(i)** in the case of an entity that is controlled by the company, the company itself would be permitted under this Part to acquire a substantial investment in the other entity, or

**(ii)** in the case of an entity that is not controlled by the company, the company itself would be permitted to acquire a substantial investment in the other entity under subsection (1) or (2) or 451(2), paragraph 451(3)(b) or (c) or subsection 451(4); or

**(g)** any prescribed activity.

visée par règlement, des activités qu'une société est empêchée d'exercer par tout règlement pris en vertu de l'article 416;

**f)** l'acquisition du contrôle d'une autre entité, ou l'acquisition ou la détention d'un intérêt de groupe financier dans celle-ci, sauf si :

**(i)** dans le cas où l'entité est contrôlée par la société, l'acquisition par la société elle-même d'un intérêt de groupe financier dans l'autre entité serait permise aux termes de la présente partie,

**(ii)** dans le cas où l'entité n'est pas contrôlée par la société, l'acquisition par la société elle-même d'un intérêt de groupe financier dans l'autre entité serait permise aux termes des paragraphes (1) ou (2) ou 451(2), des alinéas 451(3)b) ou c) ou du paragraphe 451(4);

**g)** des activités prévues par règlement.

### Exception

**(3.1)** Despite paragraph (3)(d), a company may acquire control of, or acquire or increase a substantial investment in, any entity that acts as a trustee for a trust if the entity has been permitted under the laws of a province to act as a trustee for a trust and the following conditions are satisfied:

**(a)** the entity acts as a trustee only with respect to a closed-end fund or mutual fund entity; and

**(b)** if the entity engages in other business, that business is limited to engaging in one or more of the following:

**(i)** the activities of a mutual fund distribution entity,

**(ii)** any activity that a company is permitted to engage in under paragraph 410(1)(d.1), and

**(iii)** the provision of investment counselling services and portfolio management services.

### Exception

**(3.1)** Malgré l'alinéa (3)d), la société peut acquérir le contrôle d'une entité qui exerce des activités de fiduciaire ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, si les lois provinciales applicables permettent à l'entité d'exercer de telles activités et que les conditions suivantes sont réunies :

**a)** l'entité exerce les activités de fiduciaire uniquement pour un fonds d'investissement à capital fixe ou pour une entité s'occupant de fonds mutuels;

**b)** dans le cas où elle exerce d'autres activités commerciales, celles-ci sont limitées aux activités suivantes :

**(i)** les activités d'un courtier de fonds mutuels,

**(ii)** les services qu'une société est autorisée à fournir dans le cadre de l'alinéa 410(1)d.1),

**(iii)** la prestation de services de conseil en placement et de gestion de portefeuille.

### Control

**(4)** Subject to subsection (8) and the regulations, a company may not acquire control of, or acquire or increase a substantial investment in,

**(a)** an entity referred to in any of paragraphs (1)(a) to (j), unless

**(i)** the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby

### Contrôle

**(4)** Sous réserve du paragraphe (8) et des règlements, les règles suivantes s'appliquent à l'acquisition par la société du contrôle des entités suivantes et à l'acquisition ou à l'augmentation par elle d'un intérêt de groupe financier dans ces entités :

**a)** s'agissant d'une entité visée aux alinéas (1)a) à j), elle ne peut le faire que si :

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acquire control, within the meaning of that paragraph, of the entity, or

**(ii)** the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment;

**(b)** an entity whose business includes one or more of the activities referred to in paragraph (2)(a) and that engages, as part of its business, in any financial intermediary activity that exposes the entity to material market or credit risk, including a finance entity, a factoring entity and a financial leasing entity, unless

**(i)** the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity, or

**(ii)** the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment; or

**(c)** an entity whose business includes an activity referred to in paragraph (2)(b), including a specialized financing entity, unless

**(i)** the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity,

**(ii)** the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment, or

**(iii)** subject to prescribed terms and conditions, if any are prescribed, the activities of the entity do not include the acquisition or holding of control of, or the acquisition or holding of shares or other ownership interests in, an entity referred to in paragraph (a) or (b) or an entity that is not a permitted entity.

### Minister's approval

**(5)** Subject to the regulations, a company may not, without the prior written approval of the Minister,

**(a)** acquire control of an entity referred to in paragraphs (1)(g) to (i) from a person who is not a member of the company's group;

**(b)** acquire control of an entity referred to in paragraph (1)(j) or (4)(b), other than an entity whose activities are limited to the activities of one or more of the following entities, if the control is acquired from an entity referred to in any of paragraphs (1)(a) to (f) that is not a member of the company's group:

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**(i)** soit elle la contrôle ou en acquiert de la sorte le contrôle, au sens de l'alinéa 3(1)d),

**(ii)** soit elle est autorisée par règlement pris en vertu de l'alinéa 459a) à acquérir ou augmenter l'intérêt;

**b)** s'agissant d'une entité dont l'activité commerciale comporte une activité visée à l'alinéa (2)a) et qui exerce, dans le cadre de son activité commerciale, des activités d'intermédiaire financier comportant des risques importants de crédit ou de marché, notamment une entité s'occupant d'affacturage, une entité s'occupant de crédit-bail ou une entité s'occupant de financement, elle ne peut le faire que si :

**(i)** soit elle la contrôle ou en acquiert de la sorte le contrôle, au sens de l'alinéa 3(1)d),

**(ii)** soit elle est autorisée par règlement pris en vertu de l'alinéa 459a) à acquérir ou à augmenter l'intérêt;

**c)** s'agissant d'une entité dont l'activité commerciale comporte une activité visée à l'alinéa (2)b), y compris une entité s'occupant de financement spécial, elle ne peut le faire que si :

**(i)** soit elle la contrôle ou en acquiert de la sorte le contrôle, au sens de l'alinéa 3(1)d),

**(ii)** soit elle est autorisée par règlement pris en vertu de l'alinéa 459a) à acquérir ou à augmenter l'intérêt,

**(iii)** soit, sous réserve des modalités éventuellement fixées par règlement, les activités de l'entité ne comportent pas l'acquisition ou la détention du contrôle d'une entité visée aux alinéas a) ou b) ou d'une entité qui n'est pas une entité admissible, ni d'actions ou de titres de participation dans celle-ci.

### Agrément du ministre

**(5)** Sous réserve des règlements, la société ne peut, sans avoir obtenu au préalable l'agrément écrit du ministre :

**a)** acquérir auprès d'une personne qui n'est pas un membre de son groupe le contrôle d'une entité visée aux alinéas (1)g) à i);

**b)** acquérir, auprès d'une entité visée aux alinéas (1)a) à f) qui n'est pas un membre de son groupe, le contrôle d'une entité visée à l'alinéa (1)j) ou (4)b), autre qu'une entité dont les activités se limitent aux activités qu'exercent les entités suivantes :

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(i) a factoring entity, or

(ii) a financial leasing entity;

**(b.1)** acquire control of an entity referred to in paragraph (1)(j) if the company is a company with equity of two billion dollars or more and

$$A + B > C$$

where

**A** is the value of the entity's consolidated assets, as it would have been reported in the entity's annual financial statements if those statements had been prepared immediately before the acquisition,

**B** is the aggregate of the values of the consolidated assets of all other entities referred to in paragraph (1)(j) that the company has acquired control of within the preceding 12 months, as the value for each entity would have been reported in its annual financial statements if those statements had been prepared immediately before the acquisition of control of that entity, and

**C** is 10% of the value of the company's consolidated assets, as shown in the company's last annual statement that was prepared before its first acquisition of control of an entity referred to in paragraph (1)(j) within the preceding 12 months;

**(c)** acquire control of, or acquire or increase a substantial investment in, an entity whose business includes one or more of the activities referred to in paragraph (2)(d);

**(d)** acquire control of, or acquire or increase a substantial investment in, an entity that engages in Canada in an activity described in paragraph 410(1)(c);

**(d.1)** acquire control of, or acquire or increase a substantial investment in, an entity that engages in an activity described in paragraph 410(1)(c.1); or

**(e)** acquire control of, or acquire or increase a substantial investment in, an entity engaging in an activity prescribed for the purposes of paragraph (2)(f).

### Matters for consideration

**(5.1)** In addition to any matters or conditions provided for in this Act that are relevant to the granting of an approval, the Minister may, in considering whether to grant the approval under paragraph (5)(b.1), take into account all matters that he or she considers relevant in the circumstances, including

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(i) une entité s'occupant d'affacturage,

(ii) une entité s'occupant de crédit-bail;

**b.1)** acquérir le contrôle d'une entité visée à l'alinéa (1)j), si, d'une part, la société est dotée de capitaux propres égaux ou supérieurs à deux milliards de dollars et, d'autre part :

$$A + B > C$$

où :

**A** représente la valeur de l'actif consolidé de l'entité qui aurait été déclarée dans ses états financiers annuels s'ils avaient été établis à la date précédant l'acquisition,

**B** la valeur totale de l'actif consolidé des autres entités visées à l'alinéa (1)j) dont la société a acquis le contrôle au cours des douze mois précédents qui aurait été déclarée dans leurs états financiers s'ils avaient été établis à la date précédant l'acquisition du contrôle de chacune d'elles,

**C** dix pour cent de la valeur de l'actif consolidé de la société figurant dans le dernier rapport annuel établi avant la première date où elle a acquis le contrôle d'une des entités visées à l'alinéa (1)j) au cours des douze mois précédents;

**c)** acquérir le contrôle d'une entité dont l'activité commerciale comporte des activités visées à l'alinéa (2)d) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

**d)** acquérir le contrôle d'une entité qui exerce au Canada des activités visées à l'alinéa 410(1)c) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

**d.1)** acquérir le contrôle d'une entité qui exerce des activités visées à l'alinéa 410(1)c.1) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

**e)** acquérir le contrôle d'une entité qui exerce des activités prévues par règlement d'application de l'alinéa (2)f) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

### Facteurs à prendre en compte

**(5.1)** Outre les facteurs et conditions prévus par la présente loi qui sont liés à l'octroi d'un agrément, le ministre peut prendre en compte tous les facteurs qu'il estime pertinents dans les circonstances avant d'octroyer son agrément en vertu de l'alinéa (5)b.1), notamment :

**a)** la stabilité du système financier canadien;

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
Subsidiaries and Equity Investments
**Section** 453

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Filiales et placements
**Article** 453

**(a)** the stability of the financial system in Canada; and

**(b)** the best interests of the financial system in Canada.

**b)** l'intérêt du système financier canadien.

### Superintendent's approval

**(6)** Subject to subsection (7) and the regulations, a company may not acquire control of, or acquire or increase a substantial investment in, an entity referred to in any of paragraphs (1)(g) to (j) and (4)(b) and (c) unless the company obtains the approval of the Superintendent.

### Agrément du surintendant

**(6)** Sous réserve du paragraphe (7) et des règlements, la société ne peut acquérir le contrôle d'une entité visée à l'un ou l'autre des alinéas (1)g) à j) et (4)b) et c) ni acquérir ou augmenter un intérêt de groupe financier dans une telle entité sans avoir obtenu l'agrément du surintendant.

### Exception

**(7)** Subsection (6) does not apply in respect of a particular transaction if

**(a)** the company is acquiring control of an entity, other than a specialized financing entity, and the only reason for which the company would, but for this subsection, require approval for the acquisition is that the entity carries on activities referred to in paragraph (2)(b);

**(b)** the company is acquiring control of an entity whose activities are limited to the activities of a factoring entity or a financial leasing entity;

**(c)** the Minister has approved the transaction under subsection (5) or is deemed to have approved it under subsection 454(1);

**(d)** subject to subsection (7.1), the company is acquiring control of an entity (referred to in this paragraph as the "target entity") referred to in paragraph (4)(b) or (c) and

$$A/B < C$$

where

**A** is the aggregate of the values, as they would have been reported in the company's annual financial statements if those statements were prepared on the day of the acquisition of control of the target entity, of

**(i)** the target entity's consolidated assets,

**(ii)** the assets of the company and of any subsidiary of the company that were acquired, at any time within the 12 months preceding the acquisition of control of the target entity, from any entity that, at that time, held any of the assets referred to in subparagraph (i), and

**(iii)** the consolidated assets of any entity referred to in paragraph (4)(b) or (c) the control of which is acquired by the company at the same time as the acquisition of control of the

### Exception

**(7)** Le paragraphe (6) ne s'applique pas à une opération dans l'un ou l'autre des cas suivants :

**a)** l'entité dont le contrôle est acquis n'est pas une entité s'occupant de financement spécial et le seul motif pour lequel l'agrément serait exigé, n'eût été le présent paragraphe, est l'exercice par elle d'une activité visée à l'alinéa (2)b);

**b)** les activités de l'entité dont le contrôle est acquis se limitent aux activités qu'exercent une entité s'occupant d'affacturage ou une entité s'occupant de crédit-bail;

**c)** le ministre a agréé l'opération dans le cadre du paragraphe (5) ou il est réputé l'avoir agréée dans le cadre du paragraphe 454(1);

**d)** sous réserve du paragraphe (7.1), l'entité dont le contrôle est acquis (appelée « entité cible » au présent alinéa) est une entité visée à l'un ou l'autre des alinéas (4)b) et c) et :

$$A/B < C$$

où :

**A** représente la somme de la valeur des éléments ci-après qui aurait été déclarée dans les états financiers annuels de la société s'ils avaient été établis à la date d'acquisition du contrôle de l'entité cible :

**(i)** l'actif consolidé de l'entité cible,

**(ii)** les actifs de la société et de toute filiale de celle-ci qui ont été acquis, au cours des douze mois précédant l'acquisition du contrôle de l'entité cible, auprès d'une entité qui, au même moment, détenait des actifs visés au sous-alinéa (i),

**(iii)** l'actif consolidé de toute entité visée à l'un ou l'autre des alinéas (4)b) et c) dont le contrôle est acquis par la société en même temps qu'est acquis le contrôle de l'entité cible, ou au cours des douze mois précédant l'acquisition du

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*Trust and Loan Companies*
**PART IX** Investments
Subsidiaries and Equity Investments
**Section** 453

target entity — or within the 12 months preceding the acquisition of control of the target entity if, at any time within those 12 months, that entity and the target entity were affiliates — excluding any assets referred to in subparagraph (i) or (ii) and the consolidated assets of an entity in respect of which no approval of the Superintendent is required under any of paragraphs (a) to (c),

**B** is the value of the company's consolidated assets, as shown in its last annual statement prepared before the acquisition of control of the target entity, and

**C** is

**(i)** 0.01, in the case of a company with equity of 12 billion dollars or more, or

**(ii)** 0.02, in the case of any other company; or

**(e)** the company is acquiring or increasing a substantial investment in an entity (referred to in this paragraph as the "target entity") without acquiring control of it, and

$$A/B < C$$

where

**A** is the aggregate of the values, as they would have been reported in the company's annual financial statements if those statements were prepared on the day of the acquisition or increase of the substantial investment in the target entity, of

**(i)** the shares of, or other ownership interests in, the target entity that the company or a subsidiary of the company is acquiring in the transaction that results in the acquisition or increase of a substantial investment in the target entity, and the shares of, or other ownership interests in, the target entity that are held by an entity the control of which the company is acquiring in the transaction that results in the acquisition or increase of a substantial investment in the target entity,

**(ii)** the shares of, or other ownership interests in, the target entity that are held by the company or a subsidiary of the company and that were acquired by the company or the subsidiary within the 12 months preceding the transaction referred to in subparagraph (i), and

**(iii)** the shares of, or other ownership interests in, the target entity that are held by a subsidiary of the company the control of which was acquired by the company within the 12 months preceding the transaction referred to in

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Filiales et placements
**Article** 453

contrôle de l'entité cible, si, au cours de cette période, l'entité était du même groupe que l'entité cible, à l'exception des actifs visés aux sous-alinéas (i) ou (ii) et de l'actif consolidé d'une entité à l'égard de laquelle la société n'a pas à obtenir l'agrément du surintendant aux termes de l'un ou l'autre des alinéas a) à c),

**B** la valeur de l'actif consolidé de la société figurant dans le dernier rapport annuel établi avant la date d'acquisition du contrôle de l'entité cible,

**C** est égal :

**(i)** à 0,01, dans le cas où la société est dotée de capitaux propres égaux ou supérieurs à douze milliards de dollars,

**(ii)** à 0,02, dans les autres cas;

**e)** l'acquisition ou l'augmentation d'un intérêt de groupe financier dans l'entité (appelée « entité cible » au présent alinéa), sans acquérir le contrôle de celle-ci, et :

$$A/B < C$$

où :

**A** représente la somme de la valeur des éléments ci-après qui aurait été déclarée dans les états financiers annuels de la société s'ils avaient été établis à la date d'acquisition ou d'augmentation de l'intérêt de groupe financier dans l'entité cible :

**(i)** les actions ou les autres titres de participation de l'entité cible acquis par la société ou sa filiale, et les actions ou les autres titres de participation de l'entité cible détenus par une entité dont le contrôle est acquis par la société, dans le cadre de l'opération qui résulte en l'acquisition ou l'augmentation de l'intérêt de groupe financier dans l'entité cible,

**(ii)** les actions ou les autres titres de participation de l'entité cible détenus par la société ou sa filiale et acquis par la société ou sa filiale au cours des douze mois précédant l'opération visée au sous-alinéa (i),

**(iii)** les actions ou les autres titres de participation de l'entité cible détenus par une filiale de la société dont le contrôle a été acquis par celle-ci au cours des douze mois précédant l'opération visée au sous-alinéa (i), à l'exception des actions ou des autres titres de participation visés au sous-alinéa (ii),

**B** la valeur de l'actif consolidé de la société figurant dans le dernier rapport annuel établi avant la date

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*Trust and Loan Companies*
**PART IX** Investments
Subsidiaries and Equity Investments
**Section** 453

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Filiales et placements
**Article** 453

subparagraph (i), excluding any shares or other ownership interests referred to in subparagraph (ii),

**B** is the value of the company's consolidated assets, as shown in its last annual statement prepared before the transaction that results in the acquisition or increase of the substantial investment in the target entity, and

**C** is

**(i)** 0.005, in the case of a company with equity of 12 billion dollars or more, or

**(ii)** 0.01, in the case of any other company.

de l'opération qui résulte en l'acquisition ou l'augmentation de l'intérêt de groupe financier dans l'entité cible,

**C** est égal :

**(i)** à 0,005, dans le cas où la société est dotée de capitaux propres égaux ou supérieurs à douze milliards de dollars,

**(ii)** à 0,01, dans les autres cas.

#### No exception for deemed acquisition

**(7.1)** The exception in paragraph (7)(d) does not apply with respect to a deemed acquisition of control under subsection 451(7).

#### Aucune exception pour les acquisitions réputées

**(7.1)** L'exception prévue à l'alinéa (7)d) ne s'applique pas à l'égard de l'acquisition du contrôle réputée qui est visée au paragraphe 451(7).

#### Control not required

**(8)** A company need not control an entity referred to in paragraph (1)(j), or an entity that is incorporated or formed otherwise than by or under an Act of Parliament or of the legislature of a province, if the laws or customary business practices of the country under the laws of which the entity was incorporated or formed do not permit the company to control the entity.

#### Contrôle non requis

**(8)** Il n'est pas nécessaire que la société contrôle l'entité visée à l'alinéa (1)j) ou toute autre entité constituée à l'étranger si les lois ou les pratiques commerciales du pays sous le régime des lois duquel l'entité a été constituée lui interdisent d'en détenir le contrôle.

#### Prohibition on giving up control in fact

**(9)** A company that, under subsection (4), controls an entity may not, without the prior written approval of the Minister, give up control, within the meaning of paragraph 3(1)(d), of the entity while it continues to control the entity.

#### Abandon du contrôle de fait

**(9)** La société qui contrôle une entité en vertu du paragraphe (4) ne peut, sans l'agrément écrit du ministre, se départir du contrôle au sens de l'alinéa 3(1)d) tout en continuant de la contrôler d'une autre façon.

#### Giving up control

**(10)** A company that, under subsection (4), controls an entity may, with the prior written approval of the Superintendent, give up control of the entity while keeping a substantial investment in the entity if

**(a)** the company is permitted to do so by regulations made under paragraph 459(c); or

**(b)** the entity meets the conditions referred to in subparagraph (4)(c)(iii).

#### Aliénation d'actions

**(10)** La société qui contrôle une entité en vertu du paragraphe (4) peut, avec l'agrément préalable du surintendant donné par écrit, se départir du contrôle tout en maintenant dans celle-ci un intérêt de groupe financier si :

**a)** soit elle-même y est autorisée par règlement pris en vertu de l'alinéa 459c);

**b)** soit l'entité remplit les conditions visées au sous-alinéa (4)c)(iii).

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART IX** Investments
Subsidiaries and Equity Investments
**Sections** 453-455

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Filiales et placements
**Articles** 453-455

### Subsections do not apply

**(11)** If a company controls, within the meaning of paragraph 3(1)(a), (b) or (c), an entity, subsections (5) and (6) do not apply in respect of any subsequent increases by the company of its substantial investment in the entity so long as the company continues to control the entity.

1991, c. 45, s. 453; 1997, c. 15, s. 388; 1999, c. 28, s. 141; 2001, c. 9, s. 550; 2007, c. 6, s. 371; 2012, c. 5, s. 179; 2018, c. 27, s. 130.

### Présomption d'agrément

**(11)** Si la société contrôle, au sens des alinéas 3(1)a), b) ou c), une entité, les paragraphes (5) et (6) ne s'appliquent pas aux augmentations postérieures par la société de son intérêt de groupe financier dans l'entité tant qu'elle continue de la contrôler.

1991, ch. 45, art. 453; 1997, ch. 15, art. 388; 1999, ch. 28, art. 141; 2001, ch. 9, art. 550; 2007, ch. 6, art. 371; 2012, ch. 5, art. 179; 2018, ch. 27, art. 130.

### Approval for indirect investments

**454 (1)** If a company obtains the approval of the Minister under subsection 453(5) to acquire control of, or to acquire or increase a substantial investment in, an entity and, through that acquisition or increase, the company indirectly acquires control of, or acquires or increases a substantial investment in, another entity that would require the approval of the Minister under subsection 453(5) or the Superintendent under subsection 453(6) and that indirect acquisition or increase is disclosed to the Minister in writing before the approval is obtained, the company is deemed to have obtained the approval of the Minister or the Superintendent for that indirect acquisition or increase.

### Agrément des intérêts indirects

**454 (1)** La société qui reçoit l'agrément du ministre dans le cadre du paragraphe 453(5) pour l'acquisition du contrôle d'une entité ou pour l'acquisition ou l'augmentation d'un intérêt de groupe financier dans une entité est réputée avoir reçu cet agrément pour l'acquisition du contrôle ou l'acquisition ou l'augmentation d'un intérêt de groupe financier qu'elle se trouve de ce fait à faire indirectement dans une autre entité pour laquelle l'agrément du ministre ou du surintendant serait requis dans le cadre des paragraphes 453(5) ou (6), à la condition d'avoir informé le ministre par écrit de cette acquisition ou augmentation indirecte avant d'obtenir l'agrément.

### Approval for indirect investments

**(2)** If a company obtains the approval of the Superintendent under subsection 453(6) to acquire control of, or to acquire or increase a substantial investment in, an entity and, through that acquisition or increase the company indirectly acquires control of, or acquires or increases a substantial investment in, another entity that would require the approval of the Superintendent under that subsection and that indirect acquisition or increase is disclosed to the Superintendent in writing before the approval is obtained, the company is deemed to have obtained the approval of the Superintendent for that indirect acquisition or increase.

1991, c. 45, s. 454; 2001, c. 9, s. 550.

### Agrément des intérêts indirects

**(2)** La société qui reçoit l'agrément du surintendant dans le cadre du paragraphe 453(6) pour l'acquisition du contrôle d'une entité ou l'acquisition ou l'augmentation d'un intérêt de groupe financier dans une entité est réputée avoir reçu cet agrément pour l'acquisition du contrôle ou l'acquisition ou l'augmentation d'un intérêt de groupe financier qu'elle se trouve de ce fait à faire indirectement dans une autre entité pour laquelle l'agrément du surintendant serait requis dans le cadre du paragraphe 453(6), à la condition d'avoir informé le surintendant par écrit de cette acquisition ou augmentation indirecte avant d'obtenir l'agrément.

1991, ch. 45, art. 454; 2001, ch. 9, art. 550.

### Undertakings

**455 (1)** If a company controls a permitted entity, other than an entity referred to in any of paragraphs 453(1)(a) to (f), the company shall provide the Superintendent with any undertakings that the Superintendent may require regarding

- **(a)** the activities of the entity; and
- **(b)** access to information about the entity.

### Engagement

**455 (1)** La société qui contrôle une entité admissible, autre qu'une entité visée aux alinéas 453(1)a) à f), prend auprès du surintendant les engagements que celui-ci peut exiger relativement :

- **a)** à l'activité de l'entité;
- **b)** à l'accès à l'information la concernant.

### Undertakings

**(2)** If a company acquires control of an entity referred to in any of paragraphs 453(1)(g) to (j), the company shall provide the Superintendent with any undertakings concerning the entity that the Superintendent may require.

### Engagement

**(2)** La société qui acquiert le contrôle d'une entité visée à l'un ou l'autre des alinéas 453(1)g) à j) prend auprès du surintendant les engagements relatifs à l'entité qu'il peut exiger.

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*Trust and Loan Companies*
**PART IX** Investments
Subsidiaries and Equity Investments
**Sections** 455-456

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Filiales et placements
**Articles** 455-456

### Agreements with other jurisdictions

**(3)** The Superintendent may enter into an agreement with the appropriate official or public body responsible for the supervision of an entity referred to in any of paragraphs 453(1)(g) to (j) in each province or in any other jurisdiction concerning any matters referred to in paragraphs (1)(a) and (b) or any other matter the Superintendent considers appropriate.

### Access to records

**(4)** Despite any other provision of this Part, a company shall not control a permitted entity, other than an entity referred to in any of paragraphs 453(1)(a) to (f), unless, in the course of the acquisition of control or within a reasonable time after the control is acquired, the company obtains from the permitted entity an undertaking to provide the Superintendent with reasonable access to the records of the permitted entity.

1991, c. 45, s. 455; 2001, c. 9, s. 550.

## Exceptions and Exclusions

### Temporary investments in entity

**456 (1)** Subject to subsection (4), a company may, by way of a temporary investment, acquire control of, or acquire or increase a substantial investment in, an entity but, within two years, or any other period that may be specified or approved by the Superintendent, after acquiring control or after acquiring or increasing the substantial investment, as the case may be, it shall do all things necessary to ensure that it no longer controls the entity or has a substantial investment in the entity.

### Transitional

**(2)** Despite subsection (1), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company subsequently increases that substantial investment by way of a temporary investment, the company shall, within two years, or any other period that is specified or approved by the Superintendent, after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

### Extension

**(3)** The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of two years, or the other period specified or approved by the Superintendent, that is referred to in subsection (1) or (2) for any further period

### Entente

**(3)** Le surintendant peut conclure une entente avec la personne ou l'organisme chargé de la supervision des entités visées aux alinéas 453(1)g) à j) dans chaque province ou autre territoire concernant toute question visée aux alinéas (1)a) et b) ou toute autre question qu'il juge utile.

### Droit d'accès

**(4)** Par dérogation à toute autre disposition de la présente partie, la société ne peut contrôler une entité admissible, autre qu'une entité visée aux alinéas 453(1)a) à f), que si elle obtient de celle-ci, durant l'acquisition même ou dans un délai acceptable après celle-ci, l'engagement de donner au surintendant un accès suffisant à ses livres.

1991, ch. 45, art. 455; 2001, ch. 9, art. 550.

## Exceptions et exclusions

### Placements provisoires dans des entités

**456 (1)** Sous réserve du paragraphe (4), la société peut, au moyen d'un placement provisoire, acquérir le contrôle d'une entité ou acquérir ou augmenter un intérêt de groupe financier dans une entité; elle doit toutefois prendre les mesures nécessaires pour assurer l'élimination du contrôle ou de cet intérêt dans les deux ans qui suivent l'acquisition du contrôle ou l'acquisition ou l'augmentation de l'intérêt, selon le cas, ou tout autre délai agréé ou spécifié par le surintendant.

### Disposition transitoire

**(2)** Par dérogation au paragraphe (1), la société qui existait le 1er juin 1992 et détenait le 27 septembre 1990 un intérêt dans une entité constituant un intérêt de groupe financier au sens de l'article 10 et qui augmente par la suite cet intérêt au moyen d'un placement provisoire doit prendre les mesures nécessaires pour annuler l'augmentation dans les deux ans qui suivent cette date ou tout autre délai agréé ou spécifié par le surintendant.

### Prolongation

**(3)** Le surintendant peut, sur demande, accorder à une société une ou plusieurs prolongations des délais prévus aux paragraphes (1) ou (2) de la durée et aux conditions qu'il estime indiquées.

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Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IX Investments
Exceptions and Exclusions
Sections 456-457

Sociétés de fiducie et de prêt
PARTIE IX Placements
Exceptions et exclusions
Articles 456-457

or periods, and on any terms and conditions, that the Superintendent considers necessary.

#### Temporary investment

**(4)** If a company, by way of temporary investment, acquires control of, or acquires or increases a substantial investment in, an entity for which the approval of the Minister would have been required under subsection 453(5) if the company had acquired the control, or acquired or increased the substantial investment, under section 453, the company must, within 90 days after acquiring control or after acquiring or increasing the substantial investment,

> **(a)** apply to the Minister for approval to retain control of the entity or to continue to hold the substantial investment in the entity for a period specified by the Minister or for an indeterminate period on any terms and conditions that the Minister considers appropriate; or
>
> **(b)** do all things necessary to ensure that, on the expiry of the 90 days, it no longer controls the entity or does not have a substantial investment in the entity.

#### Placement provisoire

**(4)** La société qui, au moyen d'un placement provisoire, acquiert le contrôle ou acquiert ou augmente un intérêt de groupe financier dans un cas où l'agrément du ministre aurait été requis dans le cadre du paragraphe 453(5) si le contrôle avait été acquis ou l'intérêt de groupe financier acquis ou augmenté au titre de l'article 453 doit, dans les quatre-vingt-dix jours qui suivent l'acquisition :

> **a)** soit demander l'agrément du ministre pour continuer à détenir le contrôle ou l'intérêt pour la période précisée par le ministre ou pour une période indéterminée, aux conditions que celui-ci estime appropriées;
>
> **b)** soit prendre les mesures nécessaires pour éliminer le contrôle ou ne plus détenir un intérêt de groupe financier à l'expiration des quatre-vingt-dix jours.

#### Indeterminate extension

**(5)** If a company, by way of temporary investment, acquires control of, or acquires or increases a substantial investment in, an entity for which the approval of the Superintendent would have been required under subsection 453(6) if the company had acquired the control, or acquired or increased the substantial investment, under section 453, the Superintendent may, on application, permit the company to retain control of the entity or to continue to hold the substantial investment in the entity for an indeterminate period, on any terms and conditions that the Superintendent considers appropriate.

1991, c. 45, s. 456; 2001, c. 9, s. 550; 2007, c. 6, s. 372.

#### Placement provisoire

**(5)** Si la société, au moyen d'un placement provisoire, acquiert le contrôle ou acquiert ou augmente un intérêt de groupe financier dans un cas où l'agrément du surintendant aurait été requis dans le cadre du paragraphe 453(6) si le contrôle avait été acquis ou l'intérêt de groupe financier acquis ou augmenté au titre de l'article 453, le surintendant peut, sur demande, autoriser la société à conserver le contrôle de l'entité ou l'intérêt de groupe financier pour une période indéterminée, aux conditions qu'il estime appropriées.

1991, ch. 45, art. 456; 2001, ch. 9, art. 550; 2007, ch. 6, art. 372.

#### Loan workouts

**457 (1)** Despite anything in this Part, if a company or any of its subsidiaries has made a loan to an entity and, under the terms of the agreement between the company, or any of its subsidiaries, and the entity with respect to the loan and any other documents governing the terms of the loan, a default has occurred, the company may acquire

> **(a)** if the entity is a body corporate, all or any of the shares of the body corporate;
>
> **(b)** if the entity is an unincorporated entity, all or any of the ownership interests in the entity;

#### Défaut

**457 (1)** Par dérogation aux autres dispositions de la présente partie, lorsqu'elle ou une de ses filiales ont consenti un prêt à une entité et que s'est produit un défaut prévu dans l'accord conclu entre la société ou sa filiale et l'entité relativement au prêt et aux autres documents en fixant les modalités, la société peut acquérir, selon le cas :

> **a)** si l'entité est une personne morale, tout ou partie de ses actions;
>
> **b)** si elle est une entité non constituée en personne morale, tout ou partie de ses titres de participation;

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART IX Investments
Exceptions and Exclusions
Section 457

Sociétés de fiducie et de prêt
PARTIE IX Placements
Exceptions et exclusions
Article 457

**(c)** all or any of the shares or all or any of the ownership interests in any entity that is an affiliate of the entity;

**(d)** all or any of the shares of a body corporate that is primarily engaged in holding shares of, ownership interests in or assets acquired from the entity or any of its affiliates; or

**(e)** all or any of the ownership interests in any entity that is primarily engaged in holding shares of, ownership interests in or assets acquired from the entity or any of its affiliates.

### Obligation of company

**(2)** If a company acquires shares or ownership interests in an entity under subsection (1), the company shall, within five years after acquiring them do all things necessary to ensure that the company does not control the entity or have a substantial investment in the entity.

### Transitional

**(3)** Despite subsection (1), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company later increases that substantial investment by way of an investment made under subsection (1), the company shall, within five years after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

### Extension

**(4)** The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of five years referred to in subsection (2) or (3) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

### Exception — entities controlled by foreign governments

**(5)** Despite anything in this Part, if a company has made a loan to, or holds a debt obligation of, the government of a foreign country or an entity controlled by the government of a foreign country and, under the terms of the agreement between the company and that government or the entity, as the case may be, and any other documents governing the terms of the loan or debt obligation, a default has occurred, the company may acquire all or any of the shares of, or ownership interests in, that entity or in any other entity designated by that government, if the

**c)** tout ou partie des actions ou des titres de participation des entités qui sont du même groupe — au sens de l'article 2 — que l'entité en question;

**d)** tout ou partie des actions de la personne morale dont l'activité principale est de détenir des actions ou des titres de participation de l'entité ou des entités de son groupe — au sens de l'article 2 — , ou des éléments d'actif acquis de ces dernières;

**e)** tout ou partie des titres de participation d'une entité dont l'activité principale consiste à détenir des actions ou des titres de participation de l'entité ou des entités de son groupe ou des éléments d'actif acquis de ces dernières.

### Obligation d'éliminer l'intérêt

**(2)** La société doit cependant prendre les mesures nécessaires pour assurer l'élimination du contrôle ou de tout intérêt de groupe financier dans les entités visées au paragraphe (1) dans les cinq ans suivant l'acquisition des actions ou des titres de participation.

### Disposition transitoire

**(3)** Par dérogation au paragraphe (1), la société qui existait le 1er juin 1992 et détenait le 27 septembre 1990 un intérêt dans une entité constituant un intérêt de groupe financier au sens de l'article 10 et qui augmente par la suite cet intérêt au moyen d'un placement visé au paragraphe (1) doit prendre les mesures nécessaires pour annuler l'augmentation dans les cinq ans suivant cette date.

### Prolongation

**(4)** Le surintendant peut, sur demande, accorder à une société une ou plusieurs prolongations du délai prévu aux paragraphes (2) ou (3) de la durée et aux conditions qu'il estime indiquées.

### Exception : entités contrôlées par un gouvernement étranger

**(5)** Par dérogation aux autres dispositions de la présente partie, lorsqu'elle a consenti un prêt à un gouvernement d'un pays étranger ou à une entité contrôlée par celui-ci, ou qu'elle détient un titre de créance d'un tel gouvernement ou d'une telle entité, et que s'est produit un défaut prévu dans l'accord conclu entre eux relativement au prêt ou au titre de créance et aux autres documents en fixant les modalités, la société peut acquérir tout ou partie des actions ou titres de participation de l'entité ou de toute autre entité désignée par ce gouvernement si l'acquisition

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**PART IX** Investments
Exceptions and Exclusions
**Sections** 457-458

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Exceptions et exclusions
**Articles** 457-458

acquisition is part of a debt restructuring program of that government.

fait partie d'un programme de réaménagement de la dette publique du même gouvernement.

### Time for holding shares

**(6)** If a company acquires any shares or ownership interests under subsection (5), the company may, on any terms and conditions that the Superintendent considers appropriate, hold those shares or ownership interests for an indeterminate period or for any other period that the Superintendent may specify.

### Période de détention

**(6)** La société peut, conformément aux modalités que le surintendant estime indiquées, détenir les actions ou titres de participation acquis en vertu du paragraphe (5) pendant une période indéterminée ou la période précisée par le surintendant.

### Exception

**(7)** If, under subsection (1), a company acquires control of, or acquires or increases a substantial investment in, an entity that it would otherwise be permitted to acquire or increase under section 453, the company may retain control of the entity or continue to hold the substantial investment for an indeterminate period if the approval in writing of the Minister is obtained before the end of the period referred to in subsection (2) or (3), including any extension of it granted under subsection (4).

1991, c. 45, s. 457; 1997, c. 15, s. 389; 2001, c. 9, s. 550; 2007, c. 6, s. 373.

### Exception

**(7)** La société qui, dans le cadre du paragraphe (1), acquiert le contrôle d'une entité qu'elle serait par ailleurs autorisée à acquérir en vertu de l'article 453 ou acquiert ou augmente un intérêt de groupe financier qu'elle serait par ailleurs autorisée à acquérir ou augmenter en vertu de cet article peut continuer à détenir le contrôle ou l'intérêt pour une période indéterminée si elle obtient l'agrément écrit du ministre avant l'expiration du délai prévu aux paragraphes (2) ou (3) et prolongé, le cas échéant, aux termes du paragraphe (4).

1991, ch. 45, art. 457; 1997, ch. 15, art. 389; 2001, ch. 9, art. 550; 2007, ch. 6, art. 373.

### Realizations

**458 (1)** Despite anything in this Act, a company may acquire

- **(a)** an investment in a body corporate,
- **(b)** an interest in an unincorporated entity, or
- **(c)** an interest in real property,

if the investment or interest is acquired through the realization of a security interest held by the company or any of its subsidiaries.

### Réalisation d'une sûreté

**458 (1)** Par dérogation aux autres dispositions de la présente loi, la société peut, s'ils découlent de la réalisation d'une sûreté détenue par elle ou une de ses filiales :

- **a)** effectuer un placement dans une personne morale;
- **b)** acquérir un intérêt dans une entité non constituée en personne morale;
- **c)** acquérir un intérêt immobilier.

### Disposition

**(2)** Subject to subsection 76(2), if a company acquires control of, or acquires a substantial investment in, an entity by way of the realization of a security interest held by the company or any of its subsidiaries, the company shall, within five years after the day on which control or the substantial investment is acquired, do all things necessary, or cause its subsidiary to do all things necessary, as the case may be, to ensure that the company no longer controls the entity or has a substantial investment in the entity.

### Aliénation

**(2)** Sous réserve du paragraphe 76(2), la société qui acquiert, du fait de la réalisation d'une sûreté qu'elle ou une de ses filiales détient, le contrôle d'une entité ou un intérêt de groupe financier dans une entité doit prendre, ou faire prendre par sa filiale, selon le cas, les mesures nécessaires pour assurer l'élimination du contrôle ou de l'intérêt dans les cinq ans suivant son acquisition.

### Transitional

**(3)** Despite subsection (2), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the

### Disposition transitoire

**(3)** Par dérogation au paragraphe (2), la société qui existait le 1er juin 1992 et détenait le 27 septembre 1990 un intérêt dans une entité constituant un intérêt de groupe financier au sens de l'article 10 et qui augmente par la

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*Trust and Loan Companies*
**PART IX** Investments
Exceptions and Exclusions
**Sections** 458-459

company later increases that substantial investment by way of a realization of a security interest under subsection (1), the company shall, within five years after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

### Extension

**(4)** The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of five years referred to in subsection (2) or (3) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

### Exception

**(5)** If, under subsection (1), a company acquires control of, or acquires or increases a substantial investment in, an entity that it would otherwise be permitted to acquire or increase under section 453, the company may retain control of the entity or continue to hold the substantial investment for an indeterminate period if the approval in writing of the Minister is obtained before the end of the period referred to in subsection (2) or (3), including any extension of it granted under subsection (4).

1991, c. 45, s. 458; 1997, c. 15, s. 390; 2001, c. 9, s. 550.

### Regulations restricting ownership

**459** The Governor in Council may make regulations

**(a)** for the purposes of subsection 453(4), permitting the acquisition of control or the acquisition or increase of substantial investments, or prescribing the circumstances under which that subsection does not apply or the companies or other entities in respect of which that subsection does not apply, including prescribing companies or other entities on the basis of the activities they engage in;

**(b)** for the purposes of subsection 453(5) or (6), permitting the acquisition of control or the acquisition or increase of substantial investments, or prescribing the circumstances under which either of those subsections does not apply or the companies or other entities in respect of which either of those subsections does not apply, including prescribing companies or other entities on the basis of the activities they engage in;

**(c)** for the purposes of subsection 453(10), permitting a company to give up control of an entity; and

**(d)** restricting the ownership by a company of shares of a body corporate or of ownership interests in an unincorporated entity under sections 453 to 458 and

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Exceptions et exclusions
**Articles** 458-459

suite cet intérêt du fait de la réalisation d'une sûreté doit prendre les mesures nécessaires pour annuler l'augmentation dans les cinq ans suivant cette date.

### Prolongation

**(4)** Le surintendant peut, sur demande, accorder à une société une ou plusieurs prolongations du délai de cinq ans visé aux paragraphes (2) ou (3) de la durée et aux conditions qu'il estime indiquées.

### Exception

**(5)** La société qui, dans le cadre du paragraphe (1), acquiert le contrôle d'une entité qu'elle serait par ailleurs autorisée à acquérir en vertu de l'article 453 ou acquiert ou augmente un intérêt de groupe financier qu'elle serait par ailleurs autorisée à acquérir ou augmenter en vertu de cet article peut continuer à détenir le contrôle ou l'intérêt pour une période indéterminée si elle obtient l'agrément écrit du ministre avant l'expiration du délai prévu aux paragraphes (2) ou (3) et prolongé, le cas échéant, aux termes du paragraphe (4).

1991, ch. 45, art. 458; 1997, ch. 15, art. 390; 2001, ch. 9, art. 550.

### Règlements limitant le droit de détenir des actions

**459** Le gouverneur en conseil peut, par règlement :

**a)** pour l'application du paragraphe 453(4), autoriser l'acquisition du contrôle ou l'acquisition ou l'augmentation des intérêts de groupe financier, ou préciser les circonstances dans lesquelles ce paragraphe ne s'applique pas ou préciser les sociétés ou autres entités, notamment selon les activités qu'elles exercent, auxquelles ce paragraphe ne s'applique pas;

**b)** pour l'application des paragraphes 453(5) ou (6), autoriser l'acquisition du contrôle ou l'acquisition ou l'augmentation des intérêts de groupe financier, ou préciser les circonstances dans lesquelles l'un ou l'autre de ces paragraphes ne s'applique pas ou préciser les sociétés ou autres entités, notamment selon les activités qu'elles exercent, auxquelles l'un ou l'autre de ces paragraphes ne s'applique pas;

**c)** autoriser une société à renoncer au contrôle pour l'application du paragraphe 453(10);

**d)** limiter, en application des articles 453 à 458, le droit de la société de posséder des actions d'une personne morale ou des titres de participation d'entités

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**PART IX** Investments
Exceptions and Exclusions
**Sections** 459-460

imposing terms and conditions applicable to companies that own such shares or interests.

1991, c. 45, s. 459; 1997, c. 15, s. 391; 2001, c. 9, s. 550.

## Portfolio Limits

### Exclusion from portfolio limits

**460 (1)** Subject to subsection (3), the value of all loans, investments and interests acquired by a company and any of its prescribed subsidiaries under section 457 or as a result of a realization of a security interest is not to be included in calculating the value of loans, investments and interests of the company and its prescribed subsidiaries under sections 461 to 466

**(a)** for a period of twelve years following the day on which the interest was acquired, in the case of an interest in real property; and

**(b)** for a period of five years after the day on which the loan, investment or interest was acquired, in the case of a loan, investment or interest, other than an interest in real property.

### Extension

**(2)** The Superintendent may, in the case of any particular company, extend any period referred to in subsection (1) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

### Exception

**(3)** Subsection (1) does not apply to an investment or interest described in that subsection if the investment or interest is defined by a regulation made under section 467 to be an interest in real property and

**(a)** the company or the subsidiary acquired the investment or interest as a result of the realization of a security interest securing a loan that was defined by a regulation made under section 467 to be an interest in real property; or

**(b)** the company or the subsidiary acquired the investment or interest under section 457 as a result of a default referred to in that section in respect of a loan that was defined by a regulation made under section 467 to be an interest in real property.

1991, c. 45, s. 460; 1997, c. 15, s. 392; 2001, c. 9, s. 550.

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Exceptions et exclusions
**Articles** 459-460

non constituées en personne morale et imposer des conditions à la société qui en possède.

1991, ch. 45, art. 459; 1997, ch. 15, art. 391; 2001, ch. 9, art. 550.

## Limites relatives aux placements

### Restriction

**460 (1)** Sous réserve du paragraphe (3), la valeur de l’ensemble des prêts et placements faits et des intérêts acquis par la société et ses filiales réglementaires soit par la réalisation d’une sûreté, soit en vertu de l’article 457, n’est pas prise en compte dans le calcul de la valeur des prêts, placements et intérêts de la société et de ses filiales réglementaires visés aux articles 461 à 466 :

**a)** dans le cas d’un intérêt immobilier, pendant douze ans suivant la date de son acquisition;

**b)** dans le cas d’un prêt, d’un placement ou d’un autre intérêt, pendant cinq ans suivant la date où il a été fait ou acquis.

### Prolongation

**(2)** Le surintendant peut accorder à une société une ou plusieurs prolongations du délai visé au paragraphe (1) de la durée et aux conditions qu’il estime indiquées.

### Exceptions

**(3)** Le paragraphe (1) ne s’applique pas aux placements et intérêts qui, aux termes des règlements pris en vertu de l’article 467, sont considérés comme des intérêts immobiliers et que la société ou filiale :

**a)** soit a acquis du fait de la réalisation d’une sûreté garantissant des prêts qui, aux termes des règlements pris en vertu de l’article 467, sont considérés comme des intérêts immobiliers;

**b)** soit a acquis, dans le cadre de l’article 457, du fait de défauts visés à cet article à l’égard de prêts qui, aux termes des règlements pris en vertu de l’article 467, sont considérés comme des intérêts immobiliers.

1991, ch. 45, art. 460; 1997, ch. 15, art. 392; 2001, ch. 9, art. 550.

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*Trust and Loan Companies*
**PART IX** Investments
Commercial Loans
**Sections** 461-464

# Commercial Loans

### Lending limit: companies with regulatory capital of $25 million or less

**461** Subject to section 462, a company that has twenty-five million dollars or less of regulatory capital shall not, and shall not permit its prescribed subsidiaries to, make or acquire a commercial loan or acquire control of a permitted entity that holds commercial loans if the aggregate value of all commercial loans held by the company and its prescribed subsidiaries exceeds, or the making or acquisition of the commercial loan or acquisition of control of the entity would cause the aggregate value of all commercial loans held by the company and its prescribed subsidiaries to exceed, 5 per cent of the total assets of the company.

1991, c. 45, s. 461; 1999, c. 28, s. 142; 2001, c. 9, s. 550.

### Lending limit: regulatory capital over $25 million

**462** A company that has twenty-five million dollars or less of regulatory capital that is controlled by a financial institution that has the equivalent of more than twenty-five million dollars of regulatory capital or a company that has more than twenty-five million dollars of regulatory capital may make or acquire commercial loans or acquire control of a permitted entity that holds commercial loans if the aggregate value of all commercial loans held by the company and its prescribed subsidiaries would thereby exceed the limit set out in section 461 only with the prior approval in writing of the Superintendent and in accordance with any terms and conditions that the Superintendent may specify.

1991, c. 45, s. 462; 1999, c. 28, s. 143; 2001, c. 9, s. 550.

### Meaning of *total assets*

**463** For the purposes of sections 461 and 462, ***total assets***, in respect of a company, has the meaning given to that expression by the regulations.

1991, c. 45, s. 463; 2001, c. 9, s. 550.

# Real Property

### Limit on total property interest

**464** A company shall not, and shall not permit its prescribed subsidiaries to, purchase or otherwise acquire an interest in real property or make an improvement to any real property in which the company or any of its prescribed subsidiaries has an interest if the aggregate value of all interests of the company in real property exceeds, or the acquisition of the interest or the making of the improvement would cause that aggregate value to exceed

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Prêts commerciaux
**Articles** 461-464

# Prêts commerciaux

### Capital réglementaire de vingt-cinq millions ou moins

**461** Sous réserve de l'article 462, il est interdit à la société dont le capital réglementaire est de vingt-cinq millions de dollars ou moins — et celle-ci doit l'interdire à ses filiales réglementaires — de consentir ou d'acquérir des prêts commerciaux ou d'acquérir le contrôle d'une entité admissible qui détient de tels prêts lorsque le total de la valeur des prêts commerciaux détenus par elle et ses filiales réglementaires excède — ou excéderait de ce fait — cinq pour cent de son actif total.

1991, ch. 45, art. 461; 1999, ch. 28, art. 142; 2001, ch. 9, art. 550.

### Capital réglementaire supérieur à vingt-cinq millions

**462** La société dont le capital réglementaire est de vingt-cinq millions de dollars ou moins et qui est contrôlée par une institution financière dont le capital réglementaire est équivalent à plus de vingt-cinq millions de dollars ou la société dont le capital réglementaire est supérieur à vingt-cinq millions de dollars peut consentir ou acquérir des prêts commerciaux ou acquérir le contrôle d'une entité admissible qui détient de tels prêts lorsque le total de la valeur des prêts commerciaux détenus par elle et ses filiales réglementaires excéderait de ce fait cinq pour cent de son actif total pourvu qu'elle obtienne l'autorisation préalable écrite du surintendant et se conforme aux conditions que celui-ci peut fixer.

1991, ch. 45, art. 462; 1999, ch. 28, art. 143; 2001, ch. 9, art. 550.

### Sens de *actif total*

**463** Pour l'application des articles 461 et 462, ***actif total*** s'entend, en ce qui a trait à une société, au sens prévu par les règlements.

1991, ch. 45, art. 463; 2001, ch. 9, art. 550.

# Placements immobiliers

### Limite relative aux intérêts immobiliers

**464** Il est interdit à la société — et celle-ci doit l'interdire à ses filiales réglementaires — soit d'acquérir un intérêt immobilier, soit de faire des améliorations à un bien immeuble dans lequel elle-même ou l'une de ses filiales réglementaires a un intérêt, si la valeur globale de l'ensemble des intérêts immobiliers qu'elle détient excède — ou excéderait de ce fait — le pourcentage réglementaire du capital réglementaire de la société.

1991, ch. 45, art. 464; 2001, ch. 9, art. 550.

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*Trust and Loan Companies*
**PART IX** Investments
Real Property
**Sections** 464-466

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Placements immobiliers
**Articles** 464-466

the prescribed percentage of the regulatory capital of the company.

1991, c. 45, s. 464; 2001, c. 9, s. 550.

# Equities

### Limits on equity acquisitions

**465** A company shall not, and shall not permit its prescribed subsidiaries to,

**(a)** purchase or otherwise acquire any participating shares of any body corporate or any ownership interests in any unincorporated entity, other than those of a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment, or

**(b)** acquire control of an entity that holds shares or ownership interests referred to in paragraph (a),

if the aggregate value of

**(c)** all participating shares, excluding participating shares of permitted entities in which the company has a substantial investment, and

**(d)** all ownership interests in unincorporated entities, other than ownership interests in permitted entities in which the company has a substantial investment,

beneficially owned by the company and its prescribed subsidiaries exceeds, or the purchase or acquisition would cause that aggregate value to exceed, the prescribed percentage of the regulatory capital of the company.

1991, c. 45, s. 465; 2001, c. 9, s. 550.

# Capitaux propres

### Limites relatives à l'acquisition d'actions

**465** Il est interdit à la société — et celle-ci doit l'interdire à ses filiales réglementaires — de procéder aux opérations suivantes si la valeur globale des actions participantes, à l'exception des actions participantes des entités admissibles dans lesquelles elle détient un intérêt de groupe financier, et des titres de participation dans des entités non constituées en personne morale, à l'exception des titres de participation dans des entités admissibles dans lesquelles la société détient un intérêt de groupe financier, détenus par celle-ci et ses filiales réglementaires à titre de véritable propriétaire excède — ou excéderait de ce fait — le pourcentage réglementaire du capital réglementaire de la société :

**a)** acquisition des actions participantes d'une personne morale ou des titres de participation d'une entité non constituée en personne morale, à l'exception de l'entité admissible dans laquelle elle détient — ou détiendrait de ce fait — un intérêt de groupe financier;

**b)** prise de contrôle d'une entité qui détient des actions ou des titres de participation visés à l'alinéa a).

1991, ch. 45, art. 465; 2001, ch. 9, art. 550.

# Aggregate Limit

### Aggregate limit

**466** A company shall not, and shall not permit its prescribed subsidiaries to,

**(a)** purchase or otherwise acquire

**(i)** participating shares of a body corporate, other than those of a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment,

**(ii)** ownership interests in an unincorporated entity, other than ownership interests in a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment, or

# Limite globale

### Limite globale

**466** Il est interdit à la société — et celle-ci doit l'interdire à ses filiales réglementaires — de procéder aux opérations suivantes si la valeur globale de l'ensemble des actions participantes et des titres de participation visés aux sous-alinéas a)(i) et (ii) que détiennent à titre de véritable propriétaire la société et ses filiales réglementaires ainsi que des intérêts immobiliers de la société visés au sous-alinéa a)(iii) excède — ou excéderait de ce fait — le pourcentage réglementaire du capital réglementaire de la société :

**a)** acquisition :

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*Trust and Loan Companies*
**PART IX** Investments
Aggregate Limit
**Sections** 466-468

**(iii)** interests in real property, or

**(b)** make an improvement to real property in which the company or any of its prescribed subsidiaries has an interest if the aggregate value of

**(c)** all participating shares and ownership interests referred to in subparagraphs (a)(i) and (ii) that are beneficially owned by the company and its prescribed subsidiaries,

and

**(d)** all interests of the company in real property referred to in subparagraph (a)(iii)

exceeds, or the acquisition or the making of the improvement would cause that aggregate value to exceed, the prescribed percentage of the regulatory capital of the company.

1991, c. 45, s. 466; 1997, c. 15, s. 393; 2001, c. 9, s. 550.

# Miscellaneous

### Regulations

**467** For the purposes of this Part, the Governor in Council may make regulations

**(a)** defining the interests of a company in real property;

**(b)** determining the method of valuing those interests; or

**(c)** exempting classes of companies from the application of sections 464, 465 and 466.

1991, c. 45, s. 467; 1997, c. 15, s. 394; 2001, c. 9, s. 550.

### Divestment order

**468 (1)** The Superintendent may, by order, direct a company to dispose of, within any period that the Superintendent considers reasonable, any loan, investment or interest made or acquired in contravention of this Part.

### Divestment order

**(2)** If, in the opinion of the Superintendent,

**(a)** an investment by a company or any entity it controls in shares of a body corporate or in ownership interests in an unincorporated entity enables the company to control the body corporate or the unincorporated entity, or

*Sociétés de fiducie et de prêt*
**PARTIE IX** Placements
Limite globale
**Articles** 466-468

**(i)** des actions participantes d’une personne morale, à l’exception de l’entité admissible dans laquelle elle détient — ou détiendrait de ce fait — un intérêt de groupe financier,

**(ii)** des titres de participation dans une entité non constituée en personne morale, à l’exception des titres de participation dans une entité admissible dans laquelle elle détient — ou détiendrait de ce fait — un intérêt de groupe financier,

**(iii)** des intérêts immobiliers;

**b)** améliorations d’un immeuble dans lequel elle-même ou l’une de ses filiales réglementaires a un intérêt.

1991, ch. 45, art. 466; 1997, ch. 15, art. 393; 2001, ch. 9, art. 550.

# Divers

### Règlements

**467** Pour l’application de la présente partie, le gouverneur en conseil peut, par règlement :

**a)** définir les intérêts immobiliers de la société;

**b)** déterminer le mode de calcul de la valeur de ces intérêts;

**c)** exempter certaines catégories de sociétés de l’application des articles 464, 465 et 466.

1991, ch. 45, art. 467; 1997, ch. 15, art. 394; 2001, ch. 9, art. 550.

### Ordonnance de dessaisissement

**468 (1)** Le surintendant peut, par ordonnance, exiger que la société se départisse, dans le délai qu’il estime convenable, de tout prêt ou placement effectué, ou intérêt acquis, en contravention avec la présente partie.

### Ordonnance de dessaisissement

**(2)** Le surintendant peut, par ordonnance, obliger la société à prendre, dans le délai qu’il juge acceptable, les mesures nécessaires pour qu’elle se départisse du contrôle d’une personne morale ou d’une entité non constituée en personne morale ou du droit de veto ou d’obstruction selon qu’il estime que, selon le cas :

**a)** le placement effectué par la société, ou une entité qu’elle contrôle, dans les actions d’une personne morale ou dans les titres de participation d’une entité non

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**Sections** 468-469

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**(b)** the company or any entity it controls has entered into an arrangement whereby it or its nominee may veto any proposal put before

**(i)** the board of directors of a body corporate, or

**(ii)** a similar group or committee of an unincorporated entity,

or whereby no proposal may be approved except with the consent of the company, the entity it controls or the nominee,

the Superintendent may, by order, require the company, within any period that the Superintendent considers reasonable, to do all things necessary to ensure that the company no longer controls the body corporate or unincorporated entity or has the ability to veto or otherwise defeat any proposal referred to in paragraph (b).

constituée en personne morale lui en confère le contrôle;

**b)** la société ou une entité qu'elle contrôle est partie à une entente permettant à elle ou à son délégué soit d'opposer son veto à toute proposition soumise au conseil d'administration d'une personne morale ou à un groupe similaire ou comité d'une entité non constituée en personne morale, soit d'en subordonner l'approbation à son propre consentement ou à celui de l'entité ou du délégué.

### Divestment order

**(3)** If

**(a)** a company

**(i)** fails to provide or obtain within a reasonable time the undertakings referred to in subsection 455(1), (2) or (4), or

**(ii)** is in default of an undertaking referred to in subsection 455(1) or (2) and the default is not remedied within ninety days after the day of receipt by the company of a notice from the Superintendent of the default, or

**(b)** a permitted entity referred to in subsection 455(4) is in default of an undertaking referred to in that subsection and the default is not remedied within ninety days after the day of receipt by the company of a notice from the Superintendent of the default, the Superintendent may, by order, require the company, within any period that the Superintendent considers reasonable, to do all things necessary to ensure that the company no longer has a substantial investment in the entity to which the undertaking relates.

### Ordonnance de dessaisissement

**(3)** Le surintendant peut, par ordonnance, obliger la société à prendre, dans le délai qu'il juge acceptable, les mesures nécessaires pour qu'elle se départisse de l'intérêt de groupe financier qu'elle détient dans une entité dans les cas suivants :

**a)** elle omet de donner ou d'obtenir dans un délai acceptable les engagements visés aux paragraphes 455(1), (2) ou (4);

**b)** elle ne se conforme pas aux engagements visés aux paragraphes 455(1) ou (2) et ne remédie pas à l'inobservation dans les quatre-vingt-dix jours de la date de réception de l'avis du surintendant relatif à l'inobservation;

**c)** une entité admissible visée au paragraphe 455(4) ne se conforme pas à l'engagement visé à ce paragraphe et ne remédie pas à l'inobservation dans les quatre-vingt-dix jours de la date de réception de l'avis du surintendant relatif à l'inobservation.

### Exception

**(4)** Subsection (2) does not apply in respect of an entity in which a company has a substantial investment permitted by this Part.

1991, c. 45, s. 468; 2001, c. 9, s. 550.

### Exception

**(4)** Le paragraphe (2) ne s'applique pas à l'entité dans laquelle la société détient un intérêt de groupe financier autorisé au titre de la présente partie.

1991, ch. 45, art. 468; 2001, ch. 9, art. 550.

### Deemed temporary investment

**469** If a company controls or has a substantial investment in an entity as permitted by this Part and the company becomes aware of a change in the business or

### Placements réputés provisoires

**469** Dans le cas où elle contrôle une entité ou détient un intérêt de groupe financier dans celle-ci en conformité avec la présente partie et qu'elle constate dans l'activité

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Miscellaneous
Sections 469-470

affairs of the entity that, if the change had taken place before the acquisition of control or of the substantial investment, would have caused the entity not to be a permitted entity or would have been such that approval for the acquisition would have been required under subsection 453(5) or (6), the company is deemed to have acquired, on the day the company becomes aware of the change, a temporary investment in respect of which section 456 applies.

1991, c. 45, s. 469; 1997, c. 15, s. 395; 2001, c. 9, s. 550.

### Asset transactions

**470 (1)** A company shall not, and shall not permit its subsidiaries to, without the approval of the Superintendent, acquire assets from a person or transfer assets to a person if

$$A + B > C$$

where

**A** is the value of the assets;

**B** is the total value of all assets that the company and its subsidiaries acquired from or transferred to that person in the twelve months ending immediately before the acquisition or transfer; and

**C** is ten per cent of the total value of the assets of the company, as shown in the last annual statement of the company prepared before the acquisition or transfer.

### Approval of series of transactions

**(1.1)** The Superintendent may, for the purposes of subsection (1), approve a transaction or series of transactions relating to the acquisition or transfer of assets that may be entered into with a person, or with persons of any class of persons, regardless of whether those persons are known at the time of the granting of the approval or not.

### Exceptions

**(2)** Subsection (1) does not apply in respect of

**(a)** an asset that is a debt obligation referred to in subparagraphs (b)(i) to (v) of the definition ***commercial loan*** in subsection 449(1);

**(b)** assets acquired or transferred under a transaction or series of transactions by the company with another financial institution as a result of the company's participation in one or more syndicated loans with that financial institution;

**(c)** assets purchased or sold under a sale agreement that is approved by the Minister under section 241;

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commerciale ou les affaires internes de l'entité un changement qui, s'il était survenu antérieurement à l'acquisition du contrôle ou de l'intérêt, aurait fait en sorte qu'un agrément aurait été nécessaire pour l'acquisition du contrôle ou de l'intérêt en vertu des paragraphes 453(5) ou (6) ou que l'entité aurait cessé d'être admissible, la société est réputée avoir effectué le placement provisoire auquel l'article 456 s'applique le jour même où elle apprend le changement.

1991, ch. 45, art. 469; 1997, ch. 15, art. 395; 2001, ch. 9, art. 550.

### Opérations sur l'actif

**470 (1)** Il est interdit à la société — et celle-ci doit l'interdire à ses filiales — sans l'agrément du surintendant, d'acquérir des éléments d'actif auprès d'une personne ou de céder des éléments d'actif à une personne si :

$$A + B > C$$

où :

**A** représente la valeur des éléments d'actif;

**B** la valeur de tous les éléments d'actif que la société et ses filiales ont acquis auprès de cette personne ou cédés à celle-ci pendant la période de douze mois précédant la date d'acquisition ou de cession;

**C** dix pour cent de la valeur totale de l'actif de la société figurant dans le dernier rapport annuel établi avant la date d'acquisition ou de cession.

### Agrément dans le cadre d'une ou de plusieurs opérations

**(1.1)** Le surintendant peut, pour l'application du paragraphe (1), agréer une opération ou une série d'opérations liée à l'acquisition ou à la cession d'éléments d'actif pouvant être conclue avec une personne ou avec plusieurs personnes faisant partie d'une catégorie déterminée, qu'elles soient connues ou non au moment de l'octroi de l'agrément.

### Exceptions

**(2)** Le paragraphe (1) ne s'applique pas :

**a)** aux éléments d'actif qui consistent en titres de créance visés aux sous-alinéas b)(i) à (v) de la définition de ***prêt commercial*** au paragraphe 449(1);

**b)** aux éléments d'actif acquis ou cédés dans le cadre d'une opération ou d'une série d'opérations intervenue entre la société et une autre institution financière à la suite de la participation de la société et de l'institution à la syndication de prêts;

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**(d)** shares of, or ownership interests in, an entity for which the approval of the Minister under Part VII or subsection 453(5) is required or the approval of the Superintendent under subsection 453(6) is required;

**(e)** assets that are acquired or transferred under a transaction that has been approved by the Minister under subsection 678(1) of the *Bank Act* or subsection 715(1) of the *Insurance Companies Act*;

**(f)** assets, other than real property, acquired or disposed of under an arrangement that has been approved by the Superintendent under subsection 482(3); or

**(g)** assets acquired or disposed of with the approval of the Superintendent under subsection 482(4).

**(3)** [Repealed, 2007, c. 6, s. 374]

**Value of assets**

**(4)** For the purposes of "A" in subsection (1), the value of the assets is

**(a)** in the case of assets that are acquired, the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which will be included in the annual statement of the company after the acquisition, the fair market value of the assets; and

**(b)** in the case of assets that are transferred, the value of the assets as reported in the last annual statement of the company prepared before the transfer or, if the value of the assets is not reported in that annual statement, the value of the assets as it would be reported in the annual statement of the company if the annual statement had been prepared, in accordance with the accounting principles referred to in subsection 313(4), immediately before the transfer.

**Total value of all assets**

**(5)** For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has acquired during the period of twelve months referred to in subsection (1) is the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which immediately after the acquisition were included in the annual statement of the company,

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**c)** aux éléments d'actif achetés ou vendus dans le cadre d'une convention de vente approuvée par le ministre en vertu de l'article 241;

**d)** aux actions ou aux titres de participation d'une entité dans un cas où l'agrément du ministre est requis dans le cadre de la partie VII ou du paragraphe 453(5) ou dans un cas où l'agrément du surintendant est requis dans le cadre du paragraphe 453(6);

**e)** aux éléments d'actif acquis ou cédés dans le cadre d'une opération approuvée par le ministre en vertu du paragraphe 678(1) de la *Loi sur les banques* ou du paragraphe 715(1) de la *Loi sur les sociétés d'assurances*;

**f)** aux éléments d'actif, autres que des biens immeubles, acquis ou aliénés conformément à des arrangements approuvés par le surintendant dans le cadre du paragraphe 482(3);

**g)** aux éléments d'actif acquis ou aliénés avec l'agrément du surintendant dans le cadre du paragraphe 482(4).

**(3)** [Abrogé, 2007, ch. 6, art. 374]

**Calcul de la valeur des éléments d'actif**

**(4)** Pour le calcul de l'élément A de la formule figurant au paragraphe (1), la valeur des éléments d'actif est :

**a)** dans le cas où les éléments sont acquis, leur prix d'achat ou, s'il s'agit d'actions ou de titres de participation d'une entité dont les éléments d'actif figureront au rapport annuel de la société après l'acquisition, la juste valeur marchande de ces éléments d'actif;

**b)** dans le cas où les éléments sont cédés, la valeur des éléments qui est visée au dernier rapport annuel de la société établi avant la cession ou, si la valeur n'est pas visée à ce rapport, la valeur qui serait visée au dernier rapport si celui-ci avait été établi avant la cession selon les principes comptables visés au paragraphe 313(4).

**Sens de *valeur de tous les éléments d'actif***

**(5)** Pour l'application du paragraphe (1), la valeur de tous les éléments d'actif acquis par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est leur prix d'achat ou, s'il s'agit d'actions ou de titres de participation d'une entité dont les éléments d'actif figureront au rapport annuel de la société après l'acquisition, la juste valeur marchande de ces éléments d'actif à la date d'acquisition.

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the fair market value of the assets of the entity at the date of the acquisition.

#### Total value of all assets

**(6)** For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has transferred during the 12-month period referred to in subsection (1) is the total of the value of each of those assets as reported in the last annual statement of the company prepared before the transfer of the asset or, if the value of any of those assets is not reported in that annual statement, as it would be reported in the annual statement of the company if the annual statement had been prepared, in accordance with the accounting principles referred to in subsection 313(4), immediately before the transfer of the asset.

1991, c. 45, s. 470; 1997, c. 15, s. 396; 2001, c. 9, s. 550; 2007, c. 6, s. 374.

#### Transitional

**471** Nothing in this Part requires

> **(a)** the termination of a loan made before February 7, 2001;
>
> **(b)** the termination of a loan made after that date as a result of a commitment made before that date;
>
> **(c)** the disposal of an investment made before that date; or
>
> **(d)** the disposal of an investment made after that date as a result of a commitment made before that date.

But if the loan or investment would be precluded or limited by this Part, the amount of the loan or investment may not, except as provided in subsections 456(2), 457(3) and 458(3), be increased after that date.

1991, c. 45, s. 471; 2001, c. 9, s. 550.

#### Saving

**472** A loan or investment referred to in section 471 is deemed not to be prohibited by the provisions of this Part.

### PART X

## Adequacy of Capital and Liquidity

#### Adequacy of capital and liquidity

**473 (1)** A company shall, in relation to its operations, maintain

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#### Valeur de tous les éléments d’actif

**(6)** Pour l’application du paragraphe (1), la valeur de tous les éléments d’actif cédés par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est le total de la valeur de chacun de ces éléments qui est visée au dernier rapport annuel de la société établi avant la cession de l’élément ou, si elle n’est pas visée à ce rapport, qui serait visée au dernier rapport si celui-ci avait été établi avant la cession selon les principes comptables visés au paragraphe 313(4).

1991, ch. 45, art. 470; 1997, ch. 15, art. 396; 2001, ch. 9, art. 550; 2007, ch. 6, art. 374.

#### Dispositions transitoires

**471** La présente partie n’a pas pour effet d’entraîner :

> **a)** l’annulation d’un prêt consenti avant le 7 février 2001;
>
> **b)** l’annulation d’un prêt consenti après cette date mais résultant d’un engagement de prêt pris avant cette date;
>
> **c)** l’obligation de disposer d’un placement fait avant cette date;
>
> **d)** l’obligation de disposer d’un placement fait après cette date mais résultant d’un engagement pris avant cette date;

cependant, après cette date, le montant du prêt ou du placement qui se trouve être interdit ou limité par la présente partie ne peut être augmenté, sauf disposition contraire des paragraphes 456(2), 457(3) et 458(3).

1991, ch. 45, art. 471; 2001, ch. 9, art. 550.

#### Non-interdiction

**472** Le prêt ou placement visé à l’article 471 est réputé ne pas être interdit par la présente partie.

### PARTIE X

## Capital et liquidités

#### Capital et liquidités suffisants

**473 (1)** La société est tenue de maintenir, pour son fonctionnement, un capital suffisant ainsi que des formes

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Articles 473-473.1

**(a)** adequate capital, and

**(b)** adequate and appropriate forms of liquidity,

and shall comply with any regulations in relation thereto.

de liquidité suffisantes et appropriées, et de se conformer à tous les règlements relatifs à cette exigence.

#### Regulations and guidelines

**(2)** The Governor in Council may make regulations and the Superintendent may make guidelines respecting the maintenance by companies of adequate capital and adequate and appropriate forms of liquidity.

#### Règlements et lignes directrices

**(2)** Le gouverneur en conseil peut prendre des règlements et le surintendant donner des lignes directrices concernant l'exigence formulée au paragraphe (1).

#### Directives

**(3)** Notwithstanding that a company is complying with regulations or guidelines made under subsection (2), the Superintendent may, by order, direct the company

**(a)** to increase its capital; or

**(b)** to provide additional liquidity in such forms and amounts as the Superintendent may require.

#### Ordonnance du surintendant

**(3)** Même si la société se conforme aux règlements et aux lignes directrices visés au paragraphe (2), le surintendant peut, par ordonnance, lui enjoindre d'augmenter son capital ou de prévoir les formes et montants supplémentaires de liquidité qu'il estime indiqués.

#### Compliance

**(4)** A company shall comply with an order made under subsection (3) within such time as the Superintendent specifies therein.

#### Idem

**(4)** La société est tenue de se conformer à l'ordonnance visée au paragraphe (3) dans le délai que lui fixe le surintendant.

#### Notice of value

**(5)** Where an appraisal of any asset held by a company or any of its subsidiaries has been made by the Superintendent and the value determined by the Superintendent to be the appropriate value of the asset varies materially from the value placed by the company or subsidiary on the asset, the Superintendent shall send to the company, the auditor of the company and the audit committee of the company a written notice of the appropriate value of the asset as determined by the Superintendent.

1991, c. 45, s. 473; 1996, c. 6, s. 120.

#### Avis de la juste valeur

**(5)** Lorsque la valeur qu'il a déterminée pour un élément de l'actif de la société ou de l'une de ses filiales comme étant sa juste valeur diffère de façon marquée de celle attribuée par la société ou la filiale, le surintendant la notifie par écrit à la société, à son vérificateur et à son comité de vérification.

1991, ch. 45, art. 473; 1996, ch. 6, art. 120.

## PART XI

# Self-dealing

## Interpretation and Application

#### Definition of *senior officer*

**473.1** For the purposes of this Part, a ***senior officer*** of a body corporate is a person who is

**(a)** a director of the body corporate who is a full-time employee of the body corporate;

**(b)** the chief executive officer, chief operating officer, president, secretary, treasurer, controller, chief

## PARTIE XI

# Opérations avec apparentés

## Interprétation et application

#### Définition de *cadre dirigeant*

**473.1** Pour l'application de la présente partie, ***cadre dirigeant*** d'une personne morale s'entend :

**a)** de l'administrateur de la personne morale qui est un employé de celle-ci;

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**Sections** 473.1-474

financial officer, chief accountant, chief auditor or chief actuary of the body corporate;

**(c)** a natural person who performs functions for the body corporate similar to those performed by a person referred to in paragraph (b);

**(d)** the head of the strategic planning unit of the body corporate;

**(e)** the head of the unit of the body corporate that provides legal services or human resources services to the body corporate; or

**(f)** any other officer reporting directly to the body corporate's board of directors, chief executive officer or chief operating officer.

1997, c. 15, s. 397.

### Related party of company

**474 (1)** For the purposes of this Part, a person is a related party of a company where the person

**(a)** is a person who has a significant interest in a class of shares of the company;

**(b)** is a director or senior officer of the company or of a body corporate that controls the company or is acting in a similar capacity in respect of an unincorporated entity that controls the company;

**(c)** is the spouse or common-law partner, or a child who is less than eighteen years of age, of a person described in paragraph (a) or (b);

**(d)** is an entity that is controlled by a person referred to in any of paragraphs (a) to (c);

**(e)** is an entity in which a person who controls the company has a substantial investment;

**(f)** is an entity in which the spouse or common-law partner, or a child who is less than eighteen years of age, of a person who controls the company has a substantial investment; or

**(g)** is a person, or a member of a class of persons, designated under subsection (3) or (4) as, or deemed under subsection (5) to be, a related party of the company.

**(h)** [Repealed, 1997, c. 15, s. 398]

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**Articles** 473.1-474

**b)** de la personne exerçant les fonctions de premier dirigeant, de directeur de l'exploitation, de président, de secrétaire, de trésorier, de contrôleur, de directeur financier, de comptable en chef, de vérificateur en chef ou d'actuaire en chef de la personne morale;

**c)** de toute personne physique exerçant pour la personne morale des fonctions semblables à celles qui sont visées à l'alinéa b);

**d)** du chef du groupe de planification stratégique de la personne morale;

**e)** du chef du service juridique ou du service des ressources humaines de la personne morale;

**f)** de tout autre dirigeant relevant directement du conseil d'administration, du premier dirigeant ou du directeur de l'exploitation de la personne morale.

1997, ch. 15, art. 397.

### Apparentés

**474 (1)** Pour l'application de la présente partie, est apparentée à la société la personne qui, selon le cas :

**a)** a un intérêt substantiel dans une catégorie d'actions de celle-ci;

**b)** est un administrateur ou un cadre dirigeant de la société, ou d'une personne morale qui la contrôle, ou exerce des fonctions similaires à l'égard d'une entité non constituée en personne morale qui contrôle la société;

**c)** est l'époux ou conjoint de fait — ou un enfant de moins de dix-huit ans — d'une des personnes visées aux alinéas a) et b);

**d)** est une entité contrôlée par une personne visée à l'un des alinéas a) à c);

**e)** est une entité dans laquelle une personne qui contrôle la société a un intérêt de groupe financier;

**f)** est une entité dans laquelle l'époux ou conjoint de fait — ou un enfant de moins de dix-huit ans — d'une personne qui contrôle la société a un intérêt de groupe financier;

**g)** est une personne, ou appartient à une catégorie de personnes, désignée — au titre des paragraphes (3) ou (4) — ou considérée — au titre du paragraphe (5) — comme telle.

**h)** [Abrogé, 1997, ch. 15, art. 398]

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### Exception — subsidiaries and substantial investments of companies

**(2)** If an entity in which a company has a substantial investment would, but for this subsection, be a related party of the company only because a person who controls the company controls the entity or has a substantial investment in the entity, and the person does not control the entity or have a substantial investment in the entity otherwise than through the person's controlling interest in the company, the entity is not a related party of the company.

### Designated related party

**(3)** For the purposes of this Part, the Superintendent may, with respect to a particular company, designate as a related party of the company

**(a)** any person or class of persons whose direct or indirect interest in or relationship with the company or a related party of the company might reasonably be expected to affect the exercise of the best judgment of the company in respect of a transaction; or

**(b)** any person who is a party to any agreement, commitment or understanding referred to in section 9 if the company referred to in that section is the particular company.

### Idem

**(4)** Where a person is designated as a related party of a company pursuant to subsection (3), the Superintendent may also designate any entity in which the person has a substantial investment and any entity controlled by such an entity to be a related party of the company.

### Deemed related party

**(5)** Where, in contemplation of a person becoming a related party of a company, the company enters into a transaction with the person, the person is deemed for the purposes of this Part to be a related party of the company in respect of that transaction.

### Holders of exempted shares

**(6)** The Superintendent may, by order, designate a class of non-voting shares of a company for the purpose of this subsection. If a class of non-voting shares of a company is so designated, a person is deemed, notwithstanding paragraph (1)(a), not to be a related party of the company if the person would otherwise be a related party of the company only because the person has a significant interest in that class.

### Exception — filiales et sociétés avec intérêt de groupe financier

**(2)** L'entité dans laquelle une société a un intérêt de groupe financier n'est toutefois pas apparentée à la société du seul fait qu'une personne qui contrôle la société contrôle également l'entité ou a dans l'entité un intérêt de groupe financier, pourvu que cette personne n'exerce de contrôle ou n'ait un intérêt de groupe financier que parce qu'elle contrôle la société.

### Désignation d'apparentés

**(3)** Pour l'application de la présente partie, le surintendant peut, à l'égard d'une société donnée, désigner comme apparentée :

**a)** toute personne ou catégorie de personnes dont l'intérêt direct ou indirect dans la société ou une partie qui lui est apparentée, ou la relation avec elles, est vraisemblablement de nature à influencer l'exercice du jugement de la société concernant une opération;

**b)** toute personne partie à l'entente, l'accord ou l'engagement prévu à l'article 9 si la société mentionnée à cet article est la société en question.

### Idem

**(4)** Le surintendant peut aussi désigner comme apparentées toutes les entités dans lesquelles la personne qu'il a désignée comme apparentée a un intérêt de groupe financier, ainsi que toutes les entités qu'elles contrôlent.

### Présomption

**(5)** La personne avec laquelle la société effectue une opération par laquelle elle lui deviendra apparentée est réputée, pour l'application de la présente partie, lui être apparentée en ce qui touche l'opération.

### Exemption

**(6)** Le surintendant peut, par ordonnance, désigner une catégorie d'actions sans droit de vote pour l'application du présent paragraphe. Le cas échéant, une personne est réputée, par dérogation à l'alinéa (1)a), ne pas être apparentée à la société si elle lui est par ailleurs apparentée en raison uniquement du fait qu'elle détient un intérêt substantiel dans cette catégorie d'actions.

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Trust and Loan Companies
PART XI Self-dealing
Interpretation and Application
Sections 474-475

Sociétés de fiducie et de prêt
PARTIE XI Opérations avec apparentés
Interprétation et application
Articles 474-475

### Determination of substantial investment

**(7)** For the purpose of determining whether an entity or a person has a substantial investment for the purposes of paragraph (1)(e) or (f), the references to "control" and "controlled" in section 10 shall be construed as references to "control, within the meaning of section 3, determined without regard to paragraph 3(1)(d)" and "controlled, within the meaning of section 3, determined without regard to paragraph 3(1)(d)", respectively.

### Intérêt de groupe financier

**(7)** Lorsqu'il s'agit de déterminer si une personne ou une entité détient un intérêt de groupe financier pour l'application des alinéas (1)e) ou f), la mention de « contrôle » à l'article 10 vaut mention de « contrôle », au sens de l'article 3, abstraction faite de l'alinéa 3(1)d).

### Determination of control

**(8)** For the purposes of paragraph (1)(d), "controlled" means "controlled, within the meaning of section 3, determined without regard to paragraph 3(1)(d)".

1991, c. 45, s. 474; 1997, c. 15, s. 398; 2000, c. 12, s. 302.

### Contrôle

**(8)** Pour l'application de l'alinéa (1)d), « contrôlée » s'entend au sens de l'article 3, abstraction faite de l'alinéa 3(1)d).

1991, ch. 45, art. 474; 1997, ch. 15, art. 398; 2000, ch. 12, art. 302.

### Non-application of Part

**475 (1)** This Part does not apply in respect of any transaction entered into prior to the coming into force of this Part but, after the coming into force of this Part, any modification of, addition to, or renewal or extension of a prior transaction is subject to this Part.

### Cas de non-application

**475 (1)** La présente partie ne vise pas les opérations antérieures à son entrée en vigueur; elle s'applique toutefois à leurs modifications, adjonctions, renouvellements ou prorogations postérieures à celle-ci.

### Idem

**(2)** This Part does not apply in respect of

**(a)** money or other assets held in trust, other than guaranteed trust money and assets held in respect thereof;

**(b)** the issue of shares of any class of shares of a company when fully paid for in money or when issued

**(i)** in accordance with any provisions for the conversion of other issued and outstanding securities of the company into shares of that class of shares,

**(ii)** as a share dividend,

**(iii)** in exchange for shares of a body corporate that has been continued as a company under Part III,

**(iv)** in accordance with the terms of an amalgamation under Part VI,

**(v)** by way of consideration in accordance with the terms of a sale agreement under Part VI, or

**(vi)** with the approval in writing of the Superintendent, in exchange for shares of another body corporate;

**(c)** the payment of dividends by a company;

**(d)** transactions that consist of the payment or provision by a company to persons who are related parties

### Idem

**(2)** La présente partie ne s'applique pas :

**a)** aux fonds ou autres éléments d'actif détenus en fiducie, à l'exception des fonds en fiducie garantie ou éléments d'actif détenus à leur égard;

**b)** à l'émission par la société d'actions de toute catégorie si celles-ci ont été totalement libérées en numéraire ou si l'émission a été effectuée, selon le cas :

**(i)** conformément aux dispositions prévoyant la conversion d'autres valeurs mobilières émises et en circulation en actions de cette catégorie,

**(ii)** à titre de dividende,

**(iii)** en échange d'actions d'une personne morale prorogée comme société sous le régime de la partie III,

**(iv)** conformément aux modalités d'une fusion réalisée dans le cadre de la partie VI,

**(v)** à titre de contrepartie, conformément aux conditions énoncées dans un contrat de vente conclu aux termes de la partie VI,

**(vi)** avec l'agrément écrit du surintendant, en échange d'actions d'une autre personne morale;

**c)** au paiement de dividendes par la société;

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*Trust and Loan Companies*
**PART XI** Self-dealing
Interpretation and Application
**Sections** 475-476

of the company of salaries, fees, stock options, pension benefits, incentive benefits or other benefits or remuneration in their capacity as directors, officers or employees of the company;

**(e)** transactions approved by the Minister under subsection 678(1) of the *Bank Act* or subsection 715(1) of the *Insurance Companies Act*; or

**(f)** if a company is controlled by a widely held bank holding company or a widely held insurance holding company, transactions approved by the Superintendent that are entered as part of, or in the course of, a restructuring of the holding company or of any entity controlled by it.

### Exception

**(3)** Nothing in paragraph (2)(d) exempts from the application of this Part the payment by a company of fees or other remuneration to a person for

**(a)** the provision of services referred to in paragraph 483(1)(a); or

**(b)** duties outside the ordinary course of business of the company.

### Exception for holding body corporate

**(4)** A holding body corporate of a company is not a related party of a company if the holding body corporate is a Canadian financial institution that is referred to in any of paragraphs (a) to (d) of the definition “financial institution” in section 2.

### Substantial investment — related party exception

**(5)** Where a holding body corporate of a company is, because of subsection (4), not a related party of the company, any entity in which the holding body corporate has a substantial investment is not a related party of the company if no related party of the company has a substantial investment in the entity otherwise than through the control of the holding body corporate.

1991, c. 45, s. 475, c. 48, s. 493; 1997, c. 15, s. 399; 2001, c. 9, s. 551.

### Meaning of “transaction”

**476 (1)** For the purposes of this Part, entering into a transaction with a related party of a company includes

**(a)** making a guarantee on behalf of the related party;

**(b)** making an investment in any securities of the related party;

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Interprétation et application
**Articles** 475-476

**d)** aux opérations consistant en le paiement ou la remise par la société à des apparentés de salaires, d’honoraires, de prestations de retraite, d’options de souscription à des actions, de primes d’encouragement ou de tout autre avantage ou rémunération à titre d’administrateurs, de dirigeants ou d’employés de la société;

**e)** aux opérations approuvées par le ministre dans le cadre du paragraphe 678(1) de la *Loi sur les banques* ou du paragraphe 715(1) de la *Loi sur les sociétés d’assurances*;

**f)** si la société est contrôlée par une société de portefeuille bancaire ou une société de portefeuille d’assurances à participation multiple, aux opérations approuvées par le surintendant qui sont conclues dans le cadre d’une restructuration de la société de portefeuille ou d’une entité qu’elle contrôle.

### Exception

**(3)** L’alinéa (2)d) n’a pas pour effet de soustraire à l’application de la présente partie la rémunération :

**a)** pour la prestation de services dans le cas visé à l’alinéa 483(1)a);

**b)** pour les fonctions accomplies en dehors du cadre normal de l’activité commerciale de la société.

### Société mère — exception

**(4)** La société mère de la société n’est pas apparentée à celle-ci si la société mère est une institution financière canadienne visée aux alinéas a) à d) de la définition de « institution financière » à l’article 2.

### Exception

**(5)** Dans les cas où, en raison du paragraphe (4), une société mère n’est pas apparentée à la société, l’entité dans laquelle une société mère a un intérêt de groupe financier n’est pas apparentée à la société si aucun apparenté de la société n’a un intérêt de groupe financier dans l’entité autrement que par l’effet du contrôle de la société mère.

1991, ch. 45, art. 475, ch. 48, art. 493; 1997, ch. 15, art. 399; 2001, ch. 9, art. 551.

### Sens de *opération*

**476 (1)** Pour l’application de la présente partie, sont assimilés à une opération avec un apparenté :

**a)** la garantie consentie en son nom;

**b)** le placement effectué dans ses valeurs mobilières;

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*Trust and Loan Companies*
**PART XI** Self-dealing
Interpretation and Application
**Sections** 476-477

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Interprétation et application
**Articles** 476-477

**(c)** taking an assignment of or otherwise acquiring a loan made by a third party to the related party; and

**(d)** taking a security interest in the securities of the related party.

**c)** l'acquisition, notamment par cession, d'un prêt consenti à celui-ci par un tiers;

**d)** la constitution d'une sûreté sur ses valeurs mobilières.

#### Interpretation

**(2)** For the purposes of this Part, the fulfilment of an obligation under the terms of any transaction, including the payment of interest on a loan or deposit, is part of the transaction, and not a separate transaction.

#### Interprétation

**(2)** Pour l'application de la présente partie, l'exécution d'une obligation liée à une opération, y compris le paiement d'intérêts sur un prêt ou un dépôt, fait partie de celle-ci et ne constitue pas une opération distincte.

#### Meaning of *loan*

**(3)** For the purposes of this Part, ***loan*** includes a deposit, a financial lease, a conditional sales contract, a repurchase agreement and any other similar arrangement for obtaining funds or credit, but does not include investments in securities or the making of an acceptance, endorsement or other guarantee.

#### Sens de *prêt*

**(3)** Pour l'application de la présente partie, sont assimilés à un prêt, le dépôt, le crédit-bail, le contrat de vente conditionnelle, la convention de rachat et toute autre entente similaire en vue d'obtenir des fonds ou du crédit, à l'exception du placement dans des valeurs mobilières et de la signature d'une acceptation, d'un endossement ou d'une autre garantie.

#### Security of a related party

**(4)** For the purposes of this Part, ***security*** of a related party includes an option, transferable by delivery, to demand delivery of a specified number or amount of shares of the related party at a fixed price within a specified time.

1991, c. 45, s. 476; 2007, c. 6, s. 375.

#### Titre ou valeur mobilière d'un apparenté

**(4)** Pour l'application de la présente partie, est assimilée à un titre ou à une valeur mobilière d'un apparenté une option négociable par tradition ou transfert qui permet d'exiger la livraison d'un nombre précis d'actions à un prix et dans un délai déterminés.

1991, ch. 45, art. 476; 2007, ch. 6, art. 375.

## Prohibited Related Party Transactions

## Opérations interdites

#### Prohibited transactions

**477 (1)** Except as provided in this Part, a company shall not, directly or indirectly, enter into any transaction with a related party of the company.

#### Opérations interdites

**477 (1)** Sauf disposition contraire de la présente partie, il est interdit à la société d'effectuer une opération avec un apparenté, que ce soit directement ou indirectement.

#### Transaction of entity

**(2)** Without limiting the generality of subsection (1), a company is deemed to have indirectly entered into a transaction in respect of which this Part applies where the transaction is entered into by an entity that is controlled by the company.

#### Présomption

**(2)** Il est entendu que la société est réputée avoir indirectement effectué une opération régie par la présente partie si l'opération a été effectuée par une entité contrôlée par elle.

#### Exception

**(3)** Subsection (2) does not apply where an entity that is controlled by a company is a financial institution incorporated or formed under the laws of a province and is subject to regulation and supervision, satisfactory to the Minister, regarding transactions with related parties of the company.

#### Exception

**(3)** Le paragraphe (2) ne s'applique pas à l'entité, contrôlée par la société, qui est une institution financière constituée en personne morale ou formée sous le régime d'une loi provinciale et qui est assujettie à une réglementation et à une supervision, en matière d'opérations avec les apparentés, que le ministre juge satisfaisantes.

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*Trust and Loan Companies*
**PART XI** Self-dealing
Prohibited Related Party Transactions
**Sections** 477-482

### Idem

**(4)** Subsection (2) does not apply in respect of transactions entered into by an entity that is controlled by a company if the transaction is a prescribed transaction or is one of a class of prescribed transactions.

## Permitted Related Party Transactions

### Nominal value transactions

**478** Notwithstanding anything in this Part, a company may enter into a transaction with a related party of the company if the value of the transaction is nominal or immaterial to the company when measured by criteria that have been established by the conduct review committee of the company and approved in writing by the Superintendent.

### Secured loans

**479** A company may make a loan to or a guarantee on behalf of a related party of the company or take an assignment of or otherwise acquire a loan to a related party of the company if

**(a)** the loan or guarantee is fully secured by securities of or guaranteed by the Government of Canada or the government of a province; or

**(b)** the loan is a loan permitted by section 418 made to a related party who is a natural person on the security of a mortgage of the principal residence of that related party.

### Deposits

**480** A company may enter into a transaction with a related party of the company if the transaction consists of a deposit by the company with a financial institution that is a direct clearer or a member of a clearing group under the by-laws of the Canadian Payments Association and the deposit is made for clearing purposes.

### Borrowing, etc., from related party

**481** A company may borrow money from, take deposits from, or issue debt obligations to, a related party of the company.

### Acquisition of assets

**482 (1)** A company may purchase or otherwise acquire from a related party of the company

**(a)** securities of, or securities guaranteed by, the Government of Canada or the government of a province;

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations interdites
**Articles** 477-482

### Idem

**(4)** Le paragraphe (2) ne s'applique pas aux opérations qui sont prévues par règlement ou appartiennent à une catégorie réglementaire.

## Opérations permises

### Opérations à valeur peu importante

**478** Par dérogation aux autres dispositions de la présente partie, est permise toute opération ayant une valeur peu importante selon les critères d'évaluation établis par le comité de révision de la société et agréés par écrit par le surintendant.

### Prêts garantis

**479** La société peut consentir un prêt à un apparenté ou acquérir un prêt, notamment par cession, consenti à ce dernier ou consentir une garantie en son nom, si :

**a)** le prêt ou la garantie est entièrement garanti par soit des titres du gouvernement du Canada ou d'une province, soit des titres garantis par lui;

**b)** le prêt est autorisé au titre de l'article 418 et est consenti à un apparenté qui est une personne physique contre la garantie d'une hypothèque sur sa résidence principale.

### Dépôts

**480** Est également permise l'opération consistant en un dépôt effectué, pour compensation, par la société auprès d'une institution financière qui est un adhérent ou un membre d'un groupe de compensation aux termes des règlements administratifs de l'Association canadienne des paiements.

### Emprunt auprès d'un apparenté

**481** La société peut emprunter de l'argent à un apparenté, en recevoir des dépôts ou lui émettre des titres de créance.

### Acquisition d'éléments d'actif

**482 (1)** La société peut acquérir d'un apparenté des titres du gouvernement du Canada ou d'une province ou des titres garantis par lui, ou des éléments d'actif entièrement garantis par de tels titres, ou encore des produits utilisés dans le cadre normal de son activité commerciale.

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*Trust and Loan Companies*
**PART XI** Self-dealing
Permitted Related Party Transactions
**Sections** 482-483

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations permises
**Articles** 482-483

**(b)** assets fully secured by securities of, or securities guaranteed by, the Government of Canada or the government of a province; or

**(c)** goods for use in the ordinary course of business.

### Sale of assets

**(2)** Subject to section 470, a company may sell any assets of the company to a related party of the company if

**(a)** the consideration for the assets is fully paid in money; and

**(b)** there is an active market for those assets.

### Vente d'éléments d'actif

**(2)** Sous réserve de l'article 470, la société peut vendre des éléments d'actif à un apparenté dans les cas suivants :

**a)** la contrepartie est entièrement payée en argent;

**b)** il existe pour ces éléments d'actif un marché actif.

### Asset transactions with financial institutions

**(3)** Notwithstanding any of the provisions of subsections (1) and (2), a company may, in the normal course of business and pursuant to arrangements that have been approved by the Superintendent in writing, acquire or dispose of any assets, other than real property, from or to a related party of the company that is a financial institution.

### Opérations effectuées avec des institutions financières

**(3)** La société peut, par dérogation aux paragraphes (1) et (2), dans le cadre normal de son activité commerciale et conformément à des arrangements approuvés par écrit par le surintendant, acquérir des éléments d'actif, autres que des biens immeubles, d'un apparenté qui est une institution financière ou les aliéner en sa faveur.

### Asset transactions in restructuring

**(4)** Notwithstanding any of the provisions of subsections (1) and (2), a company may acquire any assets from, or dispose of any assets to, a related party of the company as part of, or in the course of, a restructuring, if the acquisition or disposition has been approved in writing by the Superintendent.

### Opérations dans le cadre d'une restructuration

**(4)** Par dérogation aux paragraphes (1) et (2), dans le cadre d'une restructuration, la société peut, avec l'agrément écrit du surintendant, acquérir des éléments d'actif d'un apparenté ou les aliéner en sa faveur.

### Goods or space for use in business

**(5)** A company may lease assets

**(a)** from a related party of the company for use in the ordinary course of business of the company, or

**(b)** to a related party of the company,

if the lease payments are made in money.

### Location de produits ou locaux

**(5)** Si la contrepartie est payée en argent, la société peut :

**a)** soit prendre à bail d'un apparenté des éléments d'actif qu'elle utilise dans le cadre normal de son activité commerciale;

**b)** soit lui donner à bail des éléments d'actif.

### Approval under section 241

**(6)** A company may acquire any assets from, or dispose of any assets to, a related party of the company under a sale agreement that is approved by the Minister under section 241.

1991, c. 45, s. 482; 2007, c. 6, s. 376.

### Approbation : article 241

**(6)** Une société peut acquérir des éléments d'actif d'un apparenté ou les aliéner en sa faveur dans le cadre d'une convention de vente approuvée par le ministre en vertu de l'article 241.

1991, ch. 45, art. 482; 2007, ch. 6, art. 376.

### Services

**483 (1)** A company may enter into a transaction with a related party of the company if the transaction

### Services

**483 (1)** Est également permise toute opération entre la société et un apparenté qui consiste en :

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**PART XI** Self-dealing
Permitted Related Party Transactions
**Section** 483

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations permises
**Article** 483

**(a)** subject to subsection (2), consists of a written contract for the purchase by the company of services used in the ordinary course of business;

**(b)** subject to subsection (4), involves the provision by the company of services, other than loans or guarantees, normally offered to the public by the company in the ordinary course of business;

**(c)** consists of a written contract with a financial institution or an entity in which the company is permitted to have a substantial investment pursuant to section 453 that is a related party of the company

**(i)** for the networking of any services provided by the company or the financial institution or entity, or

**(ii)** for the referral of any person by the company to the financial institution or entity, or for the referral of any person by the financial institution or entity to the company;

**(d)** consists of a written contract for such pension or benefit plans or their management or administration as are incidental to directorships or to the employment of officers or employees of the company or its subsidiaries; or

**(e)** involves the provision by the company of management, advisory, accounting, information processing or other services in relation to any business of the related party.

**a)** un contrat écrit pour l'achat par elle de services utilisés dans le cadre normal de son activité commerciale, sous réserve du paragraphe (2);

**b)** sous réserve du paragraphe (4), la prestation par elle de services, à l'exception des prêts ou garanties, habituellement offerts au public par la société dans le cadre normal de son activité commerciale;

**c)** un contrat écrit avec une institution financière ou une entité dans laquelle elle est autorisée à détenir un intérêt de groupe financier en vertu de l'article 453 en vue :

**(i)** d'offrir le réseau des services fournis par la société ou l'institution financière ou l'entité,

**(ii)** du renvoi d'une personne soit par la société à l'institution financière ou à l'entité, soit par l'institution financière ou l'entité à la société;

**d)** un contrat écrit en vue de régimes de retraite ou d'autres avantages liés aux fonctions d'administrateur ou à l'emploi des dirigeants et employés de la société et de ses filiales, ainsi que leur gestion ou mise en œuvre;

**e)** la prestation de services par la société à l'égard de l'activité de l'apparenté, notamment de services de gestion, de conseil, de comptabilité ou de traitement des données.

### Order concerning management by employees

**(2)** Where a company has entered into a contract pursuant to paragraph (1)(a) and the contract, when taken together with all other such contracts entered into by the company, results in all or substantially all of the management functions of the company being exercised by persons who are not employees of the company, the Superintendent may, by order, if the Superintendent considers that result to be inappropriate, require the company, within such time as may be specified in the order, to take all steps necessary to ensure that management functions that are integral to the carrying on of business by the company are exercised by employees of the company to the extent specified in the order.

### Ordonnance du surintendant concernant la gestion par les employés

**(2)** Si la société a conclu un contrat conformément à l'alinéa (1)a) et que le contrat a pour effet, compte tenu de tous les autres contrats conclus par elle, de confier la totalité ou quasi-totalité des responsabilités de gestion de la société à des personnes qui n'en sont pas des employés, le surintendant peut, par ordonnance, s'il juge la situation inacceptable, enjoindre à la société de prendre, dans le délai et selon les modalités qui y sont prévus, toutes les mesures nécessaires pour que les responsabilités de gestion essentielles au fonctionnement de la société soient assumées par des employés de celle-ci.

### Exception

**(3)** Despite subsection 477(2), a company is deemed not to have indirectly entered into a transaction in respect of which this Part applies if the transaction is entered into by an entity that is controlled by the company and the business of which is limited to the activity referred to in

### Exception

**(3)** Par dérogation au paragraphe 477(2), la société est réputée ne pas avoir effectué indirectement une opération visée par la présente partie si l'opération est effectuée par une entité qui est contrôlée par la société et dont l'activité commerciale se limite à l'activité visée à l'alinéa

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**PART XI** Self-dealing
Permitted Related Party Transactions
**Sections** 483-483.2

453(2)(c) and the transaction is on terms and conditions at least as favourable to the company as market terms and conditions, as defined in subsection 489(2).

### Loans or guarantees not included

**(4)** The provision of services, for the purposes of paragraph (1)(b), does not include the making of loans or guarantees.

1991, c. 45, s. 483; 1997, c. 15, s. 400; 2007, c. 6, s. 377.

### Transactions with holding companies

**483.1 (1)** Subject to subsection (2) and sections 483.2 and 483.3, if a widely held insurance holding company or a widely held bank holding company has a significant interest in any class of shares of a company, the company may enter into any transaction with the holding company or with any other related party of the company that is an entity in which the holding company has a substantial investment.

### Policies and procedures

**(2)** The company shall adhere to policies and procedures established under subsection 199(3) when entering into the transaction.

2001, c. 9, s. 552.

### Restriction

**483.2 (1)** If a company enters into a transaction with a related party of the company with whom the company may enter into transactions under subsection 483.1(1) and that is not a federal financial institution, the company shall not directly or indirectly make, take an assignment of or otherwise acquire a loan to the related party, make an acceptance, endorsement or other guarantee on behalf of the related party or make an investment in the securities of the related party if, immediately following the transaction, the aggregate financial exposure, as that expression is defined by the regulations, of the company would exceed

**(a)** in respect of all transactions of the company with the related party, the prescribed percentage of the company's regulatory capital or, if no percentage is prescribed, five per cent of the company's regulatory capital; or

**(b)** in respect of all transactions of the company with such related parties of the company, the prescribed percentage of the company's regulatory capital or, if no percentage is prescribed, ten per cent of the company's regulatory capital.

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations permises
**Articles** 483-483.2

453(2)c), et que l'opération a été effectuée à des conditions au moins aussi favorables pour la société que les conditions du marché, au sens du paragraphe 489(2).

### Exceptions

**(4)** Pour l'application de l'alinéa (1)b), sont exclues de la prestation de services les opérations de prêt ou de garantie.

1991, ch. 45, art. 483; 1997, ch. 15, art. 400; 2007, ch. 6, art. 377.

### Opérations avec société de portefeuille

**483.1 (1)** Sous réserve du paragraphe (2) et des articles 483.2 et 483.3, la société dans les actions de laquelle une société de portefeuille d'assurances ou une société de portefeuille bancaire à participation multiple a un intérêt substantiel peut effectuer toute opération avec la société de portefeuille ou toute autre entité avec laquelle elle est apparentée et dans laquelle la société de portefeuille a un intérêt de groupe financier.

### Principes et mécanismes

**(2)** La société est tenue de se conformer aux principes et mécanismes établis conformément au paragraphe 199(3) en effectuant l'opération.

2001, ch. 9, art. 552.

### Restrictions

**483.2 (1)** Si l'apparenté avec lequel le paragraphe 483.1(1) l'autorise à effectuer une opération n'est pas une institution financière fédérale, la société ne peut, que ce soit directement ou indirectement, lui consentir ou en acquérir un prêt, notamment par cession, consentir une garantie en son nom, notamment une acceptation ou un endossement, ni effectuer un placement dans ses titres si l'opération a pour effet de porter le total des risques financiers, au sens des règlements, en ce qui la concerne :

**a)** pour ce qui est de toutes les opérations avec cet apparenté, à plus du pourcentage réglementaire, ou si aucun pourcentage n'est fixé par règlement, à plus de cinq pour cent, de son capital réglementaire;

**b)** pour ce qui est de toutes les opérations avec de tels apparentés, à plus du pourcentage réglementaire, ou si aucun pourcentage n'est fixé par règlement, à plus de dix pour cent, de son capital réglementaire.

Current to May 29, 2023
Last amended on June 23, 2022
303
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART XI Self-dealing
Permitted Related Party Transactions
Sections 483.2-483.3

Sociétés de fiducie et de prêt
PARTIE XI Opérations avec apparentés
Opérations permises
Articles 483.2-483.3

### Order

**(2)** If the Superintendent is of the opinion that it is necessary for the protection of the interests of the depositors and creditors of a company, the Superintendent may, by order,

**(a)** reduce the limit in paragraph (1)(a) or (b) that would otherwise apply to the company; and

**(b)** impose limits on transactions by the company with related parties with whom the company may enter into transactions under subsection 483.1(1) that are federal financial institutions.

### Order

**(3)** The Superintendent may, by order, increase the limit in paragraph (1)(a) or (b) that would otherwise apply to a company on transactions by the company with related parties that are financial institutions that are regulated in a manner acceptable to the Superintendent.

2001, c. 9, s. 552.

### Assets transactions

**483.3 (1)** Despite subsection 482(3), a company shall not, without the approval of the Superintendent and its conduct review committee, directly or indirectly acquire assets from a related party of the company with whom the company may enter into transactions under subsection 483.1(1) that is not a federal financial institution, or directly or indirectly transfer assets to such a related party if

$$A + B > C$$

where

**A** is the value of the assets;

**B** is the total value of all assets that the company directly or indirectly acquired from, or directly or indirectly transferred to, that related party in the 12 months ending immediately before the acquisition or transfer, other than assets acquired by or transferred to the company under transactions permitted by section 478; and

**C** is five per cent, or the percentage that may be prescribed, of the total value of the assets of the company, as shown in the last annual statement of the company prepared before the acquisition or transfer.

### Exception

**(2)** The prohibition in subsection (1) does not apply in respect of assets purchased or otherwise acquired under subsection 482(1), assets sold under subsection 482(2) or any other assets as may be prescribed.

### Ordonnance du surintendant

**(2)** S'il l'estime nécessaire à la protection des intérêts des déposants et créanciers de la société, le surintendant peut, par ordonnance :

**a)** réduire les limites qui s'appliqueraient par ailleurs à la société dans le cadre des alinéas (1)a) et b);

**b)** imposer des limites pour les opérations effectuées par la société avec des apparentés avec lesquels le paragraphe 483.1(1) l'autorise à effectuer des opérations et qui sont des institutions financières fédérales.

### Ordonnance du surintendant

**(3)** Le surintendant peut, par ordonnance, augmenter les limites par ailleurs applicables dans le cadre des alinéas (1)a) et b) en ce qui concerne les opérations effectuées avec des apparentés qui sont des institutions financières réglementées d'une façon qu'il juge acceptable.

2001, ch. 9, art. 552.

### Opérations sur l'actif

**483.3 (1)** Malgré le paragraphe 482(3), il est interdit à la société, sans l'autorisation du surintendant et de son comité de révision, d'acquérir directement ou indirectement des éléments d'actif auprès d'un apparenté avec lequel le paragraphe 483.1(1) l'autorise à effectuer une opération mais qui n'est pas une institution financière fédérale ou de céder directement ou indirectement des éléments d'actif à cet apparenté si :

$$A + B > C$$

où :

**A** représente la valeur des éléments d'actif;

**B** la valeur de tous les éléments d'actif que la société a acquis auprès de cet apparenté ou cédés à celui-ci pendant la période de douze mois précédant la date d'acquisition ou de cession, sauf ceux qu'elle a acquis ou qui lui ont été transférés dans le cadre de toute opération visée à l'article 478;

**C** cinq pour cent — ou si un autre pourcentage est fixé par règlement, le pourcentage fixé par règlement — de la valeur totale de l'actif de la société figurant dans le dernier rapport annuel établi avant la date d'acquisition ou de cession.

### Exception

**(2)** Cette interdiction ne s'applique toutefois pas aux éléments d'actif acquis dans le cadre du paragraphe 482(1) ou vendus dans le cadre du paragraphe 482(2) ou tous autres éléments d'actif prévus par règlement.

Current to May 29, 2023
Last amended on June 23, 2022
304
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XI** Self-dealing
Permitted Related Party Transactions
**Section** 483.3

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations permises
**Article** 483.3

### Exception

**(3)** The approval of the Superintendent is not required if

**(a)** the company purchases or sells assets under a sale agreement that is approved by the Minister under section 241; or

**(b)** the company or its subsidiary acquires shares of, or ownership interests in, an entity for which the approval of the Minister under Part VII or subsection 453(5) is required or the approval of the Superintendent under subsection 453(6) is required.

### Value of assets

**(4)** For the purposes of "A" in subsection (1), the value of the assets is

**(a)** in the case of assets that are acquired, the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which will be included in the annual statement of the company after the acquisition, the fair market value of the assets; and

**(b)** in the case of assets that are transferred, the book value of the assets as stated in the last annual statement of the company prepared before the transfer or, if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets as stated in the annual statement.

### Total value of all assets

**(5)** For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has acquired during the period of twelve months referred to in subsection (1) is the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which immediately after the acquisition were included in the annual statement of the company, the fair market value of the assets of the entity at the date of the acquisition.

### Total value of all assets

**(6)** For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has transferred during the period of twelve months referred to in subsection (1) is the book value of the assets as stated in the last annual statement of the company prepared

### Exception

**(3)** L'agrément du surintendant n'est pas nécessaire dans l'un ou l'autre des cas suivants :

**a)** l'achat ou la vente des éléments d'actif se fait dans le cadre d'une convention de vente approuvée par le ministre en vertu de l'article 241;

**b)** la société ou l'une de ses filiales acquiert les actions ou des titres de participation d'une entité dans un cas où l'agrément du ministre est requis dans le cadre de la partie VII ou du paragraphe 453(5) ou dans un cas où l'agrément du surintendant est requis dans le cadre du paragraphe 453(6).

### Calcul de la valeur des éléments d'actif

**(4)** Pour le calcul de l'élément A de la formule figurant au paragraphe (1), la valeur des éléments d'actif est :

**a)** dans le cas où les éléments sont acquis, leur prix d'achat ou, s'il s'agit d'actions ou de titres de participation d'une entité dont les éléments d'actif figureront au rapport annuel de la société après l'acquisition, la juste valeur marchande de ces éléments d'actif;

**b)** dans le cas où les éléments sont cédés, la valeur comptable des éléments figurant au dernier rapport annuel de la société établi avant la date de cession ou, s'il s'agit d'actions ou de titres de participation d'une entité dont les éléments d'actif figuraient au dernier rapport annuel établi avant la date de cession, la valeur des éléments figurant dans le rapport annuel.

### Sens de *valeur de tous les éléments d'actif*

**(5)** Pour l'application du paragraphe (1), la valeur de tous les éléments d'actif acquis par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est leur prix d'achat ou, s'il s'agit d'actions ou de titres de participation d'une entité dont les éléments d'actif figureront au rapport annuel de la société après l'acquisition, la juste valeur marchande de ces éléments d'actif à la date d'acquisition.

### Sens de *valeur de tous les éléments d'actif*

**(6)** Pour l'application du paragraphe (1), la valeur de tous les éléments d'actif cédés par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est la valeur comptable des éléments figurant au dernier rapport annuel de la société établi avant la date de cession ou, s'il s'agit d'actions ou de titres de participation d'une entité dont les éléments d'actif figuraient au dernier rapport annuel établi avant la date de cession,

Current to May 29, 2023
Last amended on June 23, 2022
305
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART XI Self-dealing
Permitted Related Party Transactions
Sections 483.3-484

Sociétés de fiducie et de prêt
PARTIE XI Opérations avec apparentés
Opérations permises
Articles 483.3-484

before the transfer or, if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets of the entity as stated in the annual statement.

2001, c. 9, s. 552; 2007, c. 6, s. 378.

### Directors and officers and their interests

**484 (1)** Subject to subsection (2) and sections 485 and 486, a company may enter into any transaction with a related party of the company if the related party is

- **(a)** a natural person who is a related party of the company only because the person is
  - **(i)** a director or senior officer of the company or of an entity that controls the company, or
  - **(ii)** the spouse or common-law partner, or a child who is less than eighteen years of age, of a director or senior officer of the company or of an entity that controls the company; or
- **(b)** an entity that is a related party of the company only because the entity is controlled by
  - **(i)** a director or senior officer of the company or of an entity that controls the company, or
  - **(ii)** the spouse or common-law partner, or a child who is less than eighteen years of age, of a director or senior officer referred to in subparagraph (i).

### Loans to full-time senior officers

**(2)** A company may, with respect to a related party of the company referred to in subsection (1) who is a full-time senior officer of the company, make, take an assignment of or otherwise acquire a loan to the related party only if the aggregate principal amount of all outstanding loans to the related party that are held by the company and its subsidiaries, together with the principal amount of the proposed loan, does not exceed the greater of twice the annual salary of the related party and $100,000.

### Exception

**(3)** Subsection (2) does not apply in respect of

- **(a)** loans referred to in paragraph 479(b), and
- **(b)** margin loans referred to in section 486,

and the amount of any such loans to a related party of a company shall not be included in determining, for the purposes of subsection (2), the aggregate principal amount of all outstanding loans made by the company to the related party.

la valeur des éléments de l'entité figurant dans le rapport annuel.

2001, ch. 9, art. 552; 2007, ch. 6, art. 378.

### Intérêts des administrateurs et des dirigeants

**484 (1)** Sous réserve du paragraphe (2) et des articles 485 et 486, est permise l'opération entre la société et un apparenté dans le cas où l'apparentement résulte uniquement du fait que :

- **a)** soit la personne physique en cause est :
  - **(i)** un administrateur ou un cadre dirigeant de la société ou d'une entité qui la contrôle,
  - **(ii)** l'époux ou conjoint de fait, ou un enfant de moins de dix-huit ans, d'un administrateur ou d'un cadre dirigeant de la société ou d'une entité qui la contrôle;
- **b)** soit l'entité en cause est contrôlée par :
  - **(i)** un administrateur ou un cadre dirigeant de la société ou d'une entité qui la contrôle,
  - **(ii)** l'époux ou conjoint de fait, ou un enfant de moins de dix-huit ans, de cet administrateur ou de ce cadre dirigeant.

### Prêt au cadre dirigeant

**(2)** Dans le cas où l'apparenté visé au paragraphe (1) est un cadre dirigeant à temps plein de la société, celle-ci ne peut lui consentir ou en acquérir un prêt, notamment par cession, que si le total du principal de tous les prêts qu'elle-même et ses filiales lui ont déjà consentis et du principal du prêt envisagé n'excède pas cent mille dollars ou, s'il est supérieur, le double du traitement annuel du cadre dirigeant.

### Non-application

**(3)** Le paragraphe (2) ne s'applique pas aux prêts visés à l'alinéa 479b) ni aux prêts sur marge visés à l'article 486 et le montant de ces prêts consentis par la société à des apparentés n'est pas pris en compte dans le calcul prévu au paragraphe (2) du total du principal de tous les prêts dont bénéficie déjà le dirigeant.

Current to May 29, 2023
306
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XI** Self-dealing
Permitted Related Party Transactions
**Sections** 484-485

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations permises
**Articles** 484-485

### Preferred terms — loan to senior officer

**(4)** Notwithstanding section 489, a company may make a loan, other than a margin loan, to a senior officer of the company on terms and conditions more favourable to the officer than those offered to the public by the company if those terms and conditions have been approved by the conduct review committee of the company.

### Preferred terms — loan to spouse or common-law partner

**(5)** Notwithstanding section 489, a company may make a loan referred to in paragraph 479(b) to the spouse or common-law partner of a senior officer of the company on terms and conditions more favourable than those offered to the public by the company if those terms and conditions have been approved by the conduct review committee of the company.

### Preferred terms — other financial services

**(6)** Notwithstanding section 489, a company may offer financial services, other than loans or guarantees, to a senior officer of the company, or to the spouse or common-law partner, or a child who is less than eighteen years of age, of a senior officer of the company, on terms and conditions more favourable than those offered to the public by the company if

**(a)** the financial services are offered by the company to employees of the company on those favourable terms and conditions; and

**(b)** the conduct review committee of the company has approved the practice of making those financial services available on those favourable terms and conditions to senior officers of the company or to the spouses or common-law partners, or the children under eighteen years of age, of senior officers of the company.

1991, c. 45, s. 484; 1997, c. 15, s. 401; 2000, c. 12, ss. 300, 302.

### Board approval required

**485 (1)** Except with the concurrence of at least two thirds of the directors present at a meeting of the board of directors of the company, a company shall not, with respect to a related party of the company referred to in subsection 484(1),

**(a)** make, take an assignment of or otherwise acquire a loan to the related party, including a margin loan referred to in section 486,

**(b)** make a guarantee on behalf of the related party, or

### Conditions plus favorables — prêt à un cadre dirigeant

**(4)** Par dérogation à l'article 489, la société peut consentir un prêt — à l'exception du prêt sur marge — à un cadre dirigeant à des conditions plus favorables que celles du marché, pourvu qu'elles soient approuvées par son comité de révision.

### Conditions plus favorables — prêt à l'époux ou conjoint de fait

**(5)** Par dérogation à l'article 489, la société peut consentir à l'époux ou conjoint de fait de l'un de ses cadres dirigeants le prêt visé à l'alinéa 479b) à des conditions plus favorables que celles du marché, pourvu qu'elles soient approuvées par son comité de révision.

### Conditions plus favorables — autres services financiers

**(6)** Par dérogation à l'article 489, la société peut offrir des services financiers, à l'exception de prêts ou de garanties, à l'un de ses cadres dirigeants, ou à son époux ou conjoint de fait ou à son enfant de moins de dix-huit ans, à des conditions plus favorables que celles du marché si :

**a)** d'une part, elle offre ces services à ses employés aux mêmes conditions;

**b)** d'autre part, son comité de révision a approuvé, de façon générale, la prestation de ces services à des cadres dirigeants, ou à leurs époux ou conjoints de fait ou à leurs enfants âgés de moins de dix-huit ans, à ces conditions.

1991, ch. 45, art. 484; 1997, ch. 15, art. 401; 2000, ch. 12, art. 300 et 302.

### Approbation du conseil

**485 (1)** Dans le cas d'un apparenté visé au paragraphe 484(1), la société ne peut, sauf approbation d'au moins les deux tiers des administrateurs présents à la réunion du conseil :

**a)** lui consentir ou en acquérir un prêt, notamment par cession, y compris le prêt sur marge visé à l'article 486,

**b)** consentir une garantie en son nom,

**c)** effectuer un placement dans ses titres,

Current to May 29, 2023
Last amended on June 23, 2022
307
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XI** Self-dealing
Permitted Related Party Transactions
**Section** 485

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Opérations permises
**Article** 485

**(c)** make an investment in the securities of the related party if, immediately following the transaction, the aggregate of

**(d)** the principal amount of all outstanding loans to the related party that are held by the company and its subsidiaries, other than

**(i)** loans referred to in paragraph 479(b), and

**(ii)** if the related party is a full-time senior officer of the company, loans to the related party that are permitted by subsection 484(2),

**(e)** the sum of all outstanding amounts guaranteed by the company and its subsidiaries on behalf of the related party, and

**(f)** where the related party is an entity, the book value of all investments by the company and its subsidiaries in the securities of the entity would exceed 2 per cent of the regulatory capital of the company.

si l'opération avait pour effet de porter à plus de deux pour cent de son capital réglementaire la somme des éléments suivants :

**d)** le principal de tous les prêts en cours qu'elle-même et ses filiales détiennent à l'égard de la personne concernée, à l'exception des prêts visés à l'alinéa 479b) et, dans le cas d'un cadre dirigeant à temps plein, au paragraphe 484(2);

**e)** l'ensemble des montants dus garantis par elle-même et ses filiales pour le compte de la personne;

**f)** dans le cas où la personne est une entité, la valeur comptable de tous les placements effectués par elle-même et ses filiales dans les titres de celle-ci.

### Limit on transactions with directors, officers and their interests

**(2)** A company shall not, with respect to a related party of the company referred to in subsection 484(1),

**(a)** make, take an assignment of or otherwise acquire a loan to the related party, including a margin loan referred to in section 486,

**(b)** make a guarantee on behalf of the related party, or

**(c)** make an investment in the securities of the related party if, immediately following the transaction, the aggregate of

**(d)** the principal amount of all outstanding loans to all related parties of the company referred to in subsection 484(1) that are held by the company and its subsidiaries, other than

**(i)** loans referred to in section 479, and

**(ii)** loans permitted by subsection 484(2),

**(e)** the sum of all outstanding amounts guaranteed by the company and its subsidiaries on behalf of all related parties of the company referred to in subsection 484(1), and

### Restrictions applicables aux opérations

**(2)** Dans le cas d'un apparenté visé au paragraphe 484(1), la société ne peut :

**a)** lui consentir ou en acquérir un prêt, notamment par cession, y compris le prêt sur marge visé à l'article 486,

**b)** consentir une garantie en son nom,

**c)** effectuer un placement dans ses titres,

si l'opération avait pour effet de porter à plus de cinquante pour cent de son capital réglementaire la somme des éléments suivants :

**d)** le principal de tous les prêts en cours qu'elle-même et ses filiales détiennent à l'égard de ces personnes, à l'exception des prêts visés à l'article 479 et au paragraphe 484(2);

**e)** l'ensemble des montants dus garantis par elle-même et ses filiales pour le compte de toutes les personnes visées au paragraphe 484(1);

**f)** la valeur comptable de tous les placements effectués par elle-même et ses filiales dans les titres d'entités qui sont des apparentés mentionnés au paragraphe 484(1).

Current to May 29, 2023
Last amended on June 23, 2022
308
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART XI Self-dealing
Permitted Related Party Transactions
Sections 485-489

Sociétés de fiducie et de prêt
PARTIE XI Opérations avec apparentés
Opérations permises
Articles 485-489

**(f)** the book value of all investments by the company and its subsidiaries in the securities of all entities that are related parties of the company referred to in subsection 484(1)

would exceed 50 per cent of the regulatory capital of the company.

### Exclusion of *de minimis* transactions

**(3)** Loans, guarantees and investments that are referred to in section 478 shall not be included in calculating the aggregate of loans, guarantees and investments referred to in subsections (1) and (2).

1991, c. 45, s. 485; 1997, c. 15, s. 402.

### Exclusion

**(3)** Les prêts, garanties et placements visés à l'article 478 sont exclus du calcul du total de ceux qui sont visés aux paragraphes (1) et (2).

1991, ch. 45, art. 485; 1997, ch. 15, art. 402.

### Margin loans

**486** The Superintendent may establish terms and conditions with respect to the making by a company of margin loans to a director or senior officer of the company.

1991, c. 45, s. 486; 1997, c. 15, s. 403.

### Prêts sur marge

**486** Le surintendant peut fixer des conditions relativement aux prêts sur marge consentis par la société à ses administrateurs ou cadres dirigeants.

1991, ch. 45, art. 486; 1997, ch. 15, art. 403.

### Exemption by order

**487 (1)** A company may enter into a transaction with a related party of the company if the Superintendent, by order, has exempted the transaction from the provisions of section 477.

### Ordonnance d'exemption

**487 (1)** Est permise toute opération avec un apparenté si le surintendant a, par ordonnance, soustrait cette dernière à l'application de l'article 477.

### Conditions for order

**(2)** The Superintendent shall not make an order referred to in subsection (1) unless the Superintendent is satisfied that the decision of the company to enter into the transaction has not been and is not likely to be influenced in any significant way by a related party of the company and does not involve in any significant way the interests of a related party of the company.

1991, c. 45, s. 487; 1996, c. 6, s. 121.

### Conditions

**(2)** Pour prendre l'ordonnance, le surintendant doit être convaincu que l'opération n'aura pas d'effet important sur les intérêts de l'apparenté et que celui-ci n'a pas influé grandement sur la décision de la société d'y procéder et ne le fera sans doute pas.

1991, ch. 45, art. 487; 1996, ch. 6, art. 121.

### Prescribed transactions

**488** A company may enter into a transaction with a related party of the company if the transaction is a prescribed transaction or one of a class of prescribed transactions.

### Opérations réglementaires

**488** Est permise l'opération avec un apparenté si celle-ci est réglementaire ou appartient à une catégorie réglementaire.

## Restrictions on Permitted Transactions

## Restrictions applicables aux opérations permises

### Market terms and conditions

**489 (1)** Except as provided in subsections 484(4) to (6), any transaction entered into with a related party of the company shall be on terms and conditions that are at least as favourable to the company as market terms and conditions.

### Conditions du marché

**489 (1)** Sauf dans la mesure prévue aux paragraphes 484(4) à (6), les conditions des opérations permises doivent être au moins aussi favorables pour la société que celles du marché.

Current to May 29, 2023
Last amended on June 23, 2022
309
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XI** Self-dealing
Restrictions on Permitted Transactions
**Sections** 489-492

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Restrictions applicables aux opérations permises
**Articles** 489-492

### Meaning of *market terms and conditions*

**(2)** For the purposes of subsection (1), ***market terms and conditions*** means

**(a)** in respect of a service or a loan facility or a deposit facility offered to the public by the company in the ordinary course of business, terms and conditions that are no more or less favourable than those offered to the public by the company in the ordinary course of business; and

**(b)** in respect of any other transaction,

**(i)** terms and conditions, including those relating to price, rent or interest rate, that might reasonably be expected to apply in a similar transaction in an open market under conditions requisite to a fair transaction between parties who are at arm's length and who are acting prudently, knowledgeably and willingly, or

**(ii)** if the transaction is one that would not reasonably be expected to occur in an open market between parties who are at arm's length, terms and conditions, including those relating to price, rent or interest rate, that would reasonably be expected to provide the company with fair value, having regard to all the circumstances of the transaction, and that would be consistent with the parties to the transaction acting prudently, knowledgeably and willingly.

1991, c. 45, s. 489; 2001, c. 9, s. 553.

**490 and 491** [Repealed, 1997, c. 15, s. 404]

## Disclosure

### Company obligation

**492 (1)** Where, in respect of any proposed transaction permitted by this Part, other than those referred to in section 478, a company has reason to believe that the other party to the transaction is a related party of the company, the company shall take all reasonable steps to obtain from the other party full disclosure, in writing, of any interest or relationship, direct or indirect, that would make the other party a related party of the company.

### Reliance on information

**(2)** A company and any person who is a director or an officer, employee or agent of the company may rely on any information contained in any disclosure received by the company pursuant to subsection (1) or any information otherwise acquired in respect of any matter that might be the subject of such a disclosure and no action lies against the company or any such person for anything done or

### Définition de *conditions du marché*

**(2)** Pour l'application du paragraphe (1), ***conditions du marché*** s'entend :

**a)** concernant un service, un prêt ou un dépôt, de conditions aussi favorables que celles offertes au public par la société dans le cadre normal de son activité commerciale;

**b)** concernant toute autre opération :

**(i)** des conditions — notamment en matière de prix, loyer ou taux d'intérêt — qui sont vraisemblablement de nature à s'appliquer à une opération semblable sur un marché libre dans les conditions nécessaires à une opération équitable entre des parties indépendantes qui traitent librement, prudemment et en toute connaissance de cause,

**(ii)** si l'opération n'est vraisemblablement pas de nature à s'effectuer sur un marché libre entre des parties indépendantes, des conditions — notamment en matière de prix, loyer ou taux d'intérêt — qui permettraient vraisemblablement à la société d'en tirer une juste valeur, compte tenu des circonstances, et que des personnes qui traitent librement, prudemment et en toute connaissance de cause pourraient fixer.

1991, ch. 45, art. 489; 2001, ch. 9, art. 553.

**490 et 491** [Abrogés, 1997, ch. 15, art. 404]

## Obligation d'information

### Divulgation par l'apparenté

**492 (1)** Dans le cas où elle a des raisons de croire que l'autre partie à un projet d'opération permise — autre que celle visée à l'article 478 — est apparentée, la société prend toutes les mesures utiles pour obtenir d'elle la communication entière, par écrit, de tous intérêts ou relations, directs ou indirects, qui feraient d'elle un apparenté.

### Fiabilité de l'information

**(2)** La société ou l'un de ses administrateurs, dirigeants, employés ou mandataires peut tenir pour avérés les renseignements contenus dans toute communication reçue en application du paragraphe (1) — ou obtenus sur toute question pouvant en faire l'objet — et n'encourt aucune responsabilité pour tout acte ou omission accompli de bonne foi sur le fondement de ces renseignements.

Current to May 29, 2023
310
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XI** Self-dealing
Disclosure
**Sections** 492-494

*Sociétés de fiducie et de prêt*
**PARTIE XI** Opérations avec apparentés
Obligation d'information
**Articles** 492-494

omitted in good faith in reliance on any such information.

#### Notice to Superintendent

**493** Where a company has entered into a transaction that the company is prohibited by this Part from entering into, or where a company has entered into a transaction for which approval is required under subsection 485(1) without having obtained the approval, the company shall, on becoming aware of that fact, notify the Superintendent without delay.

1991, c. 45, s. 493; 1997, c. 15, s. 405.

#### Avis au surintendant

**493** La société qui effectue une opération interdite aux termes de la présente partie, ou qui n'a pas obtenu l'approbation prévue au paragraphe 485(1), est tenue, dès qu'elle prend connaissance de l'interdiction ou du défaut d'approbation, d'en aviser le surintendant.

1991, ch. 45, art. 493; 1997, ch. 15, art. 405.

## Remedial Actions

#### Order to void contract or to grant other remedy

**494 (1)** If a company enters into a transaction that it is prohibited from entering into by this Part, the company or the Superintendent may apply to a court for an order setting aside the transaction or for any other appropriate remedy, including an order directing that the related party of the company involved in the transaction account to the company for any profit or gain realized or that any director or senior officer of the company who authorized the transaction compensate the company for any loss or damage incurred by the company.

#### Time limit

**(2)** An application under subsection (1) in respect of a particular transaction may only be made within the period of three months following the day the notice referred to in section 493 in respect of the transaction is given to the Superintendent or, if no such notice is given, the day the Superintendent becomes aware of the transaction.

#### Certificate

**(3)** For the purposes of subsection (2), a document purporting to have been issued by the Superintendent, certifying the day on which the Superintendent became aware of the transaction, shall, in the absence of evidence to the contrary, be received in evidence as conclusive proof of that fact without proof of the signature or of the official character of the person appearing to have signed the document and without further proof.

1991, c. 45, s. 494; 2001, c. 9, s. 554.

## Recours

#### Annulation de contrats ou autres mesures

**494 (1)** Si la société a effectué une opération interdite par la présente partie, elle-même ou le surintendant peuvent demander au tribunal de rendre une ordonnance annulant l'opération ou prévoyant toute autre mesure indiquée, notamment l'obligation pour l'apparenté de rembourser à la société tout gain ou profit réalisé ou pour tout administrateur ou cadre dirigeant qui a autorisé l'opération d'indemniser la société des pertes ou dommages subis.

#### Délai de présentation

**(2)** La demande visée au paragraphe (1) doit être présentée dans les trois mois suivant la date d'envoi au surintendant de l'avis prévu à l'article 493 à l'égard de l'opération en cause ou, à défaut d'avis, suivant la date où le surintendant a pris connaissance de l'opération.

#### Certificat

**(3)** Pour l'application du paragraphe (2), le document apparemment délivré par le surintendant et attestant la date où il a pris connaissance de l'opération fait foi de façon concluante, sauf preuve contraire, de ce fait, sans qu'il soit nécessaire de prouver l'authenticité de la signature qui y est apposée ou la qualité officielle du signataire.

1991, ch. 45, art. 494; 2001, ch. 9, art. 554.

Current to May 29, 2023
Last amended on June 23, 2022
311
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
**Sections** 495-499

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
**Articles** 495-499

**PART XII**

# Regulation of Companies — Superintendent

## Supervision

### Returns

#### Required information

**495** A company shall provide the Superintendent with such information, at such times and in such form as the Superintendent may require.

**496** [Repealed, 2007, c. 6, s. 379]

**497** [Repealed, 2007, c. 6, s. 379]

**498** [Repealed, 2007, c. 6, s. 379]

#### Names of directors and auditors

**499 (1)** A company shall, within thirty days after each annual meeting of the company, provide the Superintendent with a return showing

**(a)** the name, residence and citizenship of each director holding office immediately following the meeting;

**(b)** the mailing address of each director holding office immediately following the meeting;

**(c)** the bodies corporate of which each director referred to in paragraph (a) is an officer or director and the firms of which each director is a member;

**(d)** the affiliation, within the meaning of section 166, with the company of each director referred to in paragraph (a);

**(e)** the names of the directors referred to in paragraph (a) who are officers or employees of the company or any affiliate of the company, and the positions they occupy;

**(f)** the name of each committee of the company on which each director referred to in paragraph (a) serves;

**(g)** the date of expiration of the term of each director referred to in paragraph (a); and

**(h)** the name, address and date of appointment of the auditor of the company.

**PARTIE XII**

# Réglementation des sociétés : surintendant

## Surveillance

### Relevés

#### Demande de renseignements

**495** La société fournit au surintendant, aux dates et en la forme précisées, les renseignements qu'il exige.

**496** [Abrogé, 2007, ch. 6, art. 379]

**497** [Abrogé, 2007, ch. 6, art. 379]

**498** [Abrogé, 2007, ch. 6, art. 379]

#### Relevé des noms des administrateurs

**499 (1)** Dans les trente jours suivant chaque assemblée annuelle, la société fournit au surintendant un relevé indiquant :

**a)** les noms, domicile et citoyenneté de chaque administrateur en fonction à la clôture de l'assemblée;

**b)** l'adresse postale de chaque administrateur en fonction à la clôture de l'assemblée;

**c)** les personnes morales dont chacun des administrateurs visés à l'alinéa a) est un dirigeant ou administrateur et les entreprises dont chacun d'entre eux est membre;

**d)** l'appartenance au même groupe qu'elle, au sens de l'article 166, de chaque administrateur visé à l'alinéa a);

**e)** le nom des administrateurs visés à l'alinéa a) qui sont des dirigeants ou employés de la société ou des entités de son groupe et le poste qu'ils occupent;

**f)** le nom de chaque comité de la société dont fait partie un administrateur visé à l'alinéa a);

**g)** la date d'expiration du mandat de chaque administrateur visé à l'alinéa a);

**h)** les nom, adresse et date de nomination du vérificateur de la société.

Current to May 29, 2023
Last amended on June 23, 2022
312
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Supervision
Returns
**Sections** 499-501

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Surveillance
Relevés
**Articles** 499-501

### Changes

**(2)** Where

**(a)** any information relating to a director or auditor of a company shown in the latest return made to the Superintendent under subsection (1), other than information referred to in paragraph (1)(c) or (d), becomes inaccurate or incomplete,

**(b)** a vacancy in the position of auditor of the company occurs or is filled by another person, or

**(c)** a vacancy on the board of directors of the company occurs or is filled,

the company shall forthwith provide the Superintendent with such information as is required to maintain the return in a complete and accurate form.

### Avis des changements

**(2)** Au cas où les renseignements concernant un administrateur ou le vérificateur, sauf en ce qui a trait aux alinéas (1)c) ou d), deviennent inexacts ou incomplets ou en cas de vacance ou de nomination soit au poste de vérificateur soit au sein du conseil d'administration, la société fournit sans délai au surintendant les renseignements nécessaires pour compléter le relevé ou en rétablir l'exactitude.

### Copy of by-laws

**500** A company shall send to the Superintendent, within thirty days after the coming into effect of a by-law or an amendment to a by-law, a copy of the by-law or amendment.

1991, c. 45, s. 500; 2001, c. 9, s. 556.

### Exemplaire des règlements administratifs

**500** La société transmet au surintendant, dans les trente jours de leur entrée en vigueur, un exemplaire de chaque règlement administratif ou de sa modification.

1991, ch. 45, art. 500; 2001, ch. 9, art. 556.

### Register of companies

**501 (1)** The Superintendent shall, in respect of each company for which an order approving the commencement and carrying on of business has been made, cause a register to be maintained containing a copy of

**(a)** the incorporating instrument of the company; and

**(b)** the information referred to in paragraphs 499(1)(a), (c) and (e) to (h) contained in the latest return sent to the Superintendent under section 499.

### Registre des sociétés

**501 (1)** Pour toute société à qui a été délivré un agrément de fonctionnement, le surintendant fait tenir un registre contenant :

**a)** un exemplaire de l'acte constitutif de la société;

**b)** les renseignements visés aux alinéas 499(1)a), c) et e) à h) du dernier relevé reçu au titre de l'article 499.

### Form

**(2)** The register may be maintained in

**(a)** a bound or loose-leaf form or in a photographic film form; or

**(b)** a system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

### Forme du registre

**(2)** Le registre peut être tenu :

**a)** soit dans une reliure, en feuillets mobiles ou sous forme de film;

**b)** soit à l'aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l'information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

### Access

**(3)** Persons are entitled to reasonable access to the register and may make copies of or take extracts from the information in it.

### Accès

**(3)** Toute personne a un droit d'accès raisonnable au registre et peut le reproduire en tout ou en partie.

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Supervision
Returns
**Sections** 501-503

### Evidence

**(4)** A statement containing information in the register and purporting to be certified by the Superintendent is admissible in evidence in all courts as proof, in the absence of evidence to the contrary, of the facts stated in the statement without proof of the appointment or signature of the Superintendent.

1991, c. 45, s. 501; 2001, c. 9, s. 556.

### Production of information and documents

**502 (1)** The Superintendent may, by order, direct a person who controls a company or any entity that is affiliated with a company to provide the Superintendent with such information or documents as may be specified in the order where the Superintendent believes that the production of the information or documents is necessary in order to be satisfied that the provisions of this Act are being duly observed and that the company is in a sound financial condition.

### Time

**(2)** Any person to whom a direction has been issued under subsection (1) shall provide the information or documents specified in the order within the time specified in the order and, where the order does not specify a time, the person shall provide the information or documents within a reasonable time.

### Exemption

**(3)** Subsection (1) does not apply in respect of an entity that controls a company or is affiliated with a company where that entity is a financial institution regulated

**(a)** by or under an Act of Parliament; or

**(b)** by or under an Act of the legislature of a province where the Superintendent has entered into an agreement with the appropriate official or public body responsible for the supervision of financial institutions in that province concerning the sharing of information on such financial institutions.

### Confidential information

**503 (1)** Subject to section 504.1, all information regarding the business or affairs of a company, or regarding a person dealing with a company, that is obtained by the Superintendent, or by any person acting under the direction of the Superintendent, as a result of the administration or enforcement of any Act of Parliament, and all information prepared from that information, is confidential and shall be treated accordingly.

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Surveillance
Relevés
**Articles** 501-503

### Preuve

**(4)** Le document censé signé par le surintendant, où il est fait état de renseignements figurant dans le registre, est admissible en preuve devant les tribunaux sans qu'il soit nécessaire de prouver l'authenticité de la signature qui y est apposée ou la qualité officielle du signataire et, sauf preuve contraire, il fait foi de son contenu.

1991, ch. 45, art. 501; 2001, ch. 9, art. 556.

### Fourniture de renseignements

**502 (1)** Le surintendant peut, par ordonnance, enjoindre à une personne qui contrôle la société ou à une entité qui appartient au groupe de celle-ci de lui fournir certains renseignements ou documents s'il croit en avoir besoin pour s'assurer que la présente loi est effectivement respectée et que la situation financière de la société est bien saine.

### Délai

**(2)** La personne visée fournit les renseignements ou documents dans le délai prévu dans l'ordonnance ou, à défaut, dans un délai raisonnable.

### Exception

**(3)** Le paragraphe (1) ne s'applique pas à l'entité qui contrôle une société ou qui fait partie de son groupe s'il s'agit d'une institution financière réglementée sous le régime :

**a)** soit d'une loi fédérale;

**b)** soit d'une loi provinciale, dans le cas où le surintendant a conclu une entente avec l'autorité ou l'organisme public responsable de la supervision des institutions financières dans la province en ce qui a trait au partage de l'information les concernant.

### Caractère confidentiel des renseignements

**503 (1)** Sous réserve de l'article 504.1, sont confidentiels et doivent être traités comme tels les renseignements concernant l'activité commerciale et les affaires internes de la société ou concernant une personne faisant affaire avec elle et obtenus par le surintendant ou par toute autre personne agissant sous ses ordres, dans le cadre de l'application d'une loi fédérale, de même que ceux qui sont tirés de tels renseignements.

Current to May 29, 2023
314
Last amended on June 23, 2022
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Supervision
Returns
**Sections** 503-504

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Surveillance
Relevés
**Articles** 503-504

#### Disclosure permitted

**(2)** Nothing in subsection (1) prevents the Superintendent from disclosing any information

**(a)** to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision,

**(a.01)** to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision,

**(a.1)** to the Canada Deposit Insurance Corporation for purposes related to its operation; and

**(b)** to the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance or to the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions, if the Superintendent is satisfied that the information will be treated as confidential by the agency, body or person to whom it is disclosed.

1991, c. 45, s. 503; 1996, c. 6, s. 122; 1997, c. 15, s. 406; 2001, c. 9, s. 557; 2007, c. 6, s. 380.

#### Communication autorisée

**(2)** S'il est convaincu que les renseignements seront considérés comme confidentiels par leur destinataire, le surintendant peut toutefois les communiquer :

**a)** à une agence ou à un organisme gouvernemental qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

**a.01)** à une autre agence ou à un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

**a.1)** à la Société d'assurance-dépôts du Canada pour l'accomplissement de ses fonctions;

**b)** au sous-ministre des Finances, ou à tout fonctionnaire du ministère des Finances que celui-ci a délégué par écrit pour l'analyse de la politique en matière de la réglementation des institutions financières ou au gouverneur de la Banque du Canada, ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit pour cette même analyse.

1991, ch. 45, art. 503; 1996, ch. 6, art. 122; 1997, ch. 15, art. 406; 2001, ch. 9, art. 557; 2007, ch. 6, art. 380.

#### Regulations

**503.1** The Governor in Council may make regulations prohibiting, limiting or restricting the disclosure by companies of prescribed supervisory information.

1999, c. 28, s. 144.

#### Règlements

**503.1** Le gouverneur en conseil peut, par règlement, interdire ou restreindre la communication par les sociétés des renseignements relatifs à la supervision exercée par le surintendant qui sont précisés par règlement.

1999, ch. 28, art. 144.

#### Evidentiary privilege

**504 (1)** Prescribed supervisory information shall not be used as evidence in any civil proceedings and is privileged for that purpose.

#### Privilège relatif à la preuve

**504 (1)** Les renseignements relatifs à la supervision exercée par le surintendant qui sont précisés par règlement ne peuvent servir de preuve dans aucune procédure civile et sont protégés à cette fin.

#### No testimony or production

**(2)** No person shall by an order of any court, tribunal or other body be required in any civil proceedings to give oral testimony or to produce any document relating to any prescribed supervisory information.

#### Témoignage ou production

**(2)** Nul ne peut être tenu, par ordonnance d'un tribunal ou d'un autre organisme, dans quelque procédure civile que ce soit, de faire une déposition orale ou de produire un document ayant trait aux renseignements visés au paragraphe (1).

#### Exceptions to subsection (1)

**(3)** Despite subsection (1),

**(a)** the Minister, the Superintendent or the Attorney General of Canada may, in accordance with the regulations, if any, use prescribed supervisory information as evidence in any proceedings; and

#### Exceptions au paragraphe (1)

**(3)** Malgré le paragraphe (1) :

**a)** le ministre, le surintendant ou le procureur général du Canada peut, conformément aux éventuels règlements, utiliser comme preuve les renseignements visés à ce paragraphe dans toute procédure;

Current to May 29, 2023
Last amended on June 23, 2022
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À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Supervision
Returns
**Sections** 504-504.01

**(b)** a company may, in accordance with the regulations, if any, use prescribed supervisory information as evidence in any proceedings in relation to the administration or enforcement of this Act or the *Winding-up and Restructuring Act* that are commenced by the company, the Minister, the Superintendent or the Attorney General of Canada.

### Exceptions to subsections (1) and (2)

**(4)** Despite subsections (1) and (2) and section 39.1 of the *Office of the Superintendent of Financial Institutions Act*, a court, tribunal or other body may, by order, require the Minister, the Superintendent or a company to give oral testimony or to produce any document relating to any prescribed supervisory information in any civil proceedings in relation to the administration or enforcement of this Act that are commenced by the Minister, the Superintendent, the Attorney General of Canada or the company.

### No waiver

**(5)** The disclosure of any prescribed supervisory information, other than under subsection (3) or (4), does not constitute a waiver of the privilege referred to in subsection (1).

### Regulations

**(6)** The Governor in Council may, for the purposes of subsection (3), make regulations respecting the circumstances in which prescribed supervisory information may be used as evidence.

1991, c. 45, s. 504; 1996, c. 6, s. 123; 2007, c. 6, s. 381; 2015, c. 36, s. 232.

### No waiver

**504.01 (1)** For greater certainty, the disclosure by a company — or by a person who controls a company or by an entity that is affiliated with a company — to the Superintendent of any information that is subject to a privilege under the law of evidence, solicitor-client privilege or the professional secrecy of advocates and notaries or to litigation privilege does not constitute a waiver of any of those privileges or that secrecy.

### No disclosure

**(2)** The Superintendent shall not disclose any information referred to in subsection (1) to any person whose powers, duties or functions include

**(a)** the investigation or prosecution of an offence under any Act of Parliament or of the legislature of a province; or

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Surveillance
Relevés
**Articles** 504-504.01

**b)** la société peut, conformément aux éventuels règlements, les utiliser comme preuve dans toute procédure concernant l'application de la présente loi ou de la *Loi sur les liquidations et les restructurations* intentée par elle, le ministre, le surintendant ou le procureur général du Canada.

### Exceptions aux paragraphes (1) et (2)

**(4)** Malgré les paragraphes (1) et (2) et l'article 39.1 de la *Loi sur le Bureau du surintendant des institutions financières*, le ministre, le surintendant ou la société peut être tenu, par ordonnance d'un tribunal ou d'un autre organisme, dans quelque procédure civile que ce soit concernant l'application de la présente loi intentée par le ministre, le surintendant, le procureur général du Canada ou la société, de faire une déposition orale ou de produire un document ayant trait aux renseignements visés au paragraphe (1).

### Non-renonciation

**(5)** La communication, autrement que dans le cadre des paragraphes (3) ou (4), de renseignements visés au paragraphe (1) ne constitue pas une renonciation à la protection visée à ce paragraphe.

### Règlement

**(6)** Pour l'application du paragraphe (3), le gouverneur en conseil peut prendre des règlements concernant les circonstances dans lesquelles les renseignements visés au paragraphe (1) peuvent servir de preuve.

1991, ch. 45, art. 504; 1996, ch. 6, art. 123; 2007, ch. 6, art. 381; 2015, ch. 36, art. 232.

### Non-renonciation

**504.01 (1)** Il est entendu que la communication au surintendant par la société — ou par une personne qui contrôle la société ou par une entité qui appartient au groupe de celle-ci — de renseignements protégés par toute immunité reconnue par le droit de la preuve, par le secret professionnel de l'avocat ou du notaire ou par le privilège relatif au litige ne constitue pas une renonciation à l'immunité, au secret professionnel ou au privilège.

### Aucune divulgation

**(2)** Il est interdit au surintendant de communiquer un renseignement visé au paragraphe (1) à quiconque dont les attributions comprennent l'enquête et la poursuite relatives à une infraction ou à une violation sous le régime de toute loi fédérale ou provinciale.

2018, ch. 27, art. 168.

Current to May 29, 2023
Last amended on June 23, 2022
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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Supervision
Returns
**Sections** 504.01-504.3

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Surveillance
Relevés
**Articles** 504.01-504.3

**(b)** the investigation of, or conduct of proceedings in respect of, a violation under an Act referred to in paragraph (a).

2018, c. 27, s. 168.

### Disclosure by Superintendent

**504.1 (1)** The Superintendent shall disclose at such times and in such manner as the Minister may determine, such information obtained by the Superintendent under this Act as the Minister considers ought to be disclosed for the purposes of the analysis of the financial condition of a company and that

**(a)** is contained in returns filed pursuant to the Superintendent's financial regulatory reporting requirements in respect of companies; or

**(b)** has been obtained as a result of an industry-wide or sectoral survey conducted by the Superintendent in relation to an issue or circumstances that could have an impact on the financial condition of companies.

### Divulgation du surintendant

**504.1 (1)** Le surintendant rend publics, selon les modalités de forme et de temps fixées par le ministre, les renseignements recueillis en vertu de la présente loi que le ministre juge nécessaire de rendre publics pour l'analyse de l'état financier d'une société et qui sont contenus dans les déclarations que cette dernière doit fournir au surintendant ou qui ont été obtenus par ce dernier au moyen d'une enquête sur le milieu des services financiers ou sur un secteur d'activités en particulier motivée par une question ou des circonstances qui pourraient avoir une incidence sur l'état financier des sociétés.

### Prior consultation required

**(2)** The Minister shall consult with the Superintendent before making any determination under subsection (1).

1996, c. 6, s. 124.

### Consultation préalable

**(2)** Le ministre consulte le surintendant avant de prendre une décision au titre du paragraphe (1).

1996, ch. 6, art. 124.

### Disclosure by a company

**504.2 (1)** A company shall make available to the public such information concerning

**(a)** the compensation of its executives, as that expression is defined by the regulations, and

**(b)** its business and affairs for the purpose of the analysis of its financial condition,

in such form and manner and at such times as may be required by or pursuant to such regulations as the Governor in Council may make for the purpose.

### Divulgation de la société

**504.2 (1)** La société rend publiques les données concernant le traitement de ses dirigeants — au sens des règlements — ainsi que celles concernant ses activités commerciales et ses affaires internes qui sont nécessaires à l'analyse de son état financier, selon les modalités de forme et de temps fixées par règlement du gouverneur en conseil.

### Exemption by regulation

**(2)** Paragraph (1)(a) does not apply to a company that is within such class or classes of companies as may be prescribed.

1996, c. 6, s. 124.

### Exemption par règlement

**(2)** L'obligation relative au traitement des dirigeants ne s'applique pas à la société qui fait partie d'une ou de plusieurs catégories prévues par règlement.

1996, ch. 6, art. 124.

### Exceptions to disclosure

**504.3** Subject to any regulations made under section 444, no information obtained by a company regarding any of its customers shall be disclosed or made available under subsection 504.1(1) or section 504.2.

1996, c. 6, s. 124.

### Exception

**504.3** Sous réserve des règlements pris en vertu de l'article 444, les renseignements que possède la société sur un client ne tombent pas sous le coup du paragraphe 504.1(1) ou de l'article 504.2.

1996, ch. 6, art. 124.

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*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Supervision
Returns
**Sections** 504.4-506.1

### Report respecting disclosure

**504.4** The Superintendent shall prepare a report, to be included in the report referred to in section 40 of the *Office of the Superintendent of Financial Institutions Act*, respecting the disclosure of information by companies and describing the state of progress made in enhancing the disclosure of information in the financial services industry.

1996, c. 6, s. 124; 2001, c. 9, s. 558.

## Inspection of Companies

### Examination of companies

**505 (1)** The Superintendent, from time to time, but at least once in each calendar year, shall make or cause to be made any examination and inquiry into the business and affairs of each company that the Superintendent considers to be necessary or expedient to determine whether the company is complying with the provisions of this Act and whether the company is in a sound financial condition and, after the conclusion of each examination and inquiry, shall report on it to the Minister.

### Access to records of company

**(2)** The Superintendent or a person acting under the Superintendent's direction

**(a)** has a right of access to any records, cash, assets and security held by or on behalf of a company; and

**(b)** may require the directors, officers and auditor of a company to provide information and explanations, to the extent that they are reasonably able to do so, in respect of the condition and affairs of the company or any entity in which the company has a substantial investment.

1991, c. 45, s. 505; 2001, c. 9, s. 559; 2012, c. 5, s. 180.

### Power of Superintendent on inquiry

**506** The Superintendent has all the powers of a person appointed as a commissioner under Part II of the *Inquiries Act* for the purpose of obtaining evidence under oath, and may delegate those powers to any person acting under the Superintendent's direction.

# Remedial Powers

## Prudential Agreements

### Prudential agreement

**506.1** The Superintendent may enter into an agreement, called a "prudential agreement", with a company for the

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Surveillance
Relevés
**Articles** 504.4-506.1

### Rapport

**504.4** Le surintendant joint au rapport visé à l'article 40 de la *Loi sur le Bureau du surintendant des institutions financières* un rapport sur la divulgation des renseignements par les sociétés et faisant état du progrès accompli pour améliorer la divulgation des renseignements sur le milieu des services financiers.

1996, ch. 6, art. 124; 2001, ch. 9, art. 558.

## Enquête sur les sociétés

### Examen

**505 (1)** Afin de vérifier si la société se conforme à la présente loi et si elle est en bonne situation financière, le surintendant, au moins une fois par an, procède ou fait procéder à un examen et à une enquête portant sur l'activité commerciale et les affaires internes de la société et dont il fait rapport au ministre.

### Droit d'obtenir communication des pièces

**(2)** Le surintendant ou toute personne agissant sous ses ordres :

**a)** a accès aux livres, à la caisse, aux autres éléments d'actif et aux titres détenus par la société ou pour son compte;

**b)** peut exiger des administrateurs, dirigeants ou vérificateur qu'ils lui fournissent, dans la mesure du possible, les renseignements et éclaircissements qu'il réclame sur la situation et les affaires internes de la société ou de toute entité dans laquelle elle détient un intérêt de groupe financier.

1991, ch. 45, art. 505; 2001, ch. 9, art. 559; 2012, ch. 5, art. 180.

### Pouvoirs du surintendant

**506** Le surintendant jouit des pouvoirs conférés aux commissaires en vertu de la partie II de la *Loi sur les enquêtes* pour la réception des dépositions sous serment; il peut les déléguer à une personne agissant sous ses ordres.

# Réparation

## Accords prudentiels

### Accord prudentiel

**506.1** Le surintendant peut conclure un accord, appelé « accord prudentiel », avec une société afin de mettre en

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Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Prudential Agreements
**Sections** 506.1-509

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Accords prudentiels
**Articles** 506.1-509

purposes of implementing any measure designed to maintain or improve its safety and soundness.

2001, c. 9, s. 560.

## Directions of Compliance

### Superintendent's directions to company

**507 (1)** Where, in the opinion of the Superintendent, a company, or a person with respect to a company, is committing, or is about to commit, an act that is an unsafe or unsound practice in conducting the business of the company, or is pursuing or is about to pursue any course of conduct that is an unsafe or unsound practice in conducting the business of the company, the Superintendent may direct the company or person to

**(a)** cease or refrain from committing the act or pursuing the course of conduct; and

**(b)** perform such acts as in the opinion of the Superintendent are necessary to remedy the situation.

### Opportunity for representations

**(2)** Subject to subsection (3), no direction shall be issued to a company or person under subsection (1) unless the company or person is provided with a reasonable opportunity to make representations in respect of the matter.

### Temporary direction

**(3)** Where, in the opinion of the Superintendent, the length of time required for representations to be made under subsection (2) might be prejudicial to the public interest, the Superintendent may make a temporary direction with respect to the matters referred to in paragraphs (1)(a) and (b) having effect for a period of not more than fifteen days.

### Idem

**(4)** Subject to section 508, a temporary direction under subsection (3) continues to have effect after the expiration of the fifteen day period referred to in that subsection if no representations are made to the Superintendent within that period or, if representations have been made, the Superintendent notifies the company or person that the Superintendent is not satisfied that there are sufficient grounds for revoking the direction.

**508** [Repealed, 1996, c. 6, s. 125]

### Court enforcement

**509 (1)** Where a company or person

**(a)** is contravening or has failed to comply with a prudential agreement entered into under section 506.1 or

œuvre des mesures visant à maintenir ou à améliorer sa santé financière.

2001, ch. 9, art. 560.

## Décisions

### Décisions du surintendant

**507 (1)** S'il est d'avis qu'une société ou une personne est en train ou sur le point, dans le cadre de la gestion de l'activité commerciale de la société, de commettre un acte ou d'adopter une attitude, contraires aux bonnes pratiques du commerce, le surintendant peut lui enjoindre de prendre les mesures suivantes ou l'une d'elles :

**a)** y mettre un terme ou s'en abstenir;

**b)** prendre les mesures qui, selon lui, s'imposent pour remédier à la situation.

### Observations

**(2)** Sous réserve du paragraphe (3), le surintendant ne peut imposer l'obligation visée au paragraphe (1) sans donner la possibilité à la société ou à la personne de présenter ses observations à cet égard.

### Décision

**(3)** Lorsqu'à son avis, le délai pour la présentation des observations pourrait être préjudiciable à l'intérêt public, le surintendant peut imposer les obligations visées aux alinéas (1)a) et b) pour une période d'au plus quinze jours.

### Idem

**(4)** Sous réserve de l'article 508, la décision ainsi prise reste en vigueur après l'expiration des quinze jours si aucune observation n'a été présentée dans ce délai ou si le surintendant avise la société ou la personne qu'il n'est pas convaincu que les observations présentées justifient la révocation de la décision.

**508** [Abrogé, 1996, ch. 6, art. 125]

### Exécution judiciaire

**509 (1)** En cas de manquement soit à un accord prudentiel conclu en vertu de l'article 506.1, soit à une décision prise aux termes des paragraphes 507(1) ou (3), soit à une disposition de la présente loi — notamment une

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*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Directions of Compliance
**Sections** 509-509.1

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Décisions
**Articles** 509-509.1

a direction of the Superintendent issued to the company or person pursuant to subsection 507(1) or (3),

**(b)** is contravening this Act, or

**(c)** has omitted to do any thing under this Act that is required to be done by or on the part of the company or person,

the Superintendent may, in addition to any other action that may be taken under this Act, apply to a court for an order requiring the company or person to comply with the prudential agreement or direction, cease the contravention or do any thing that is required to be done, and on such application the court may so order and make any other order it thinks fit.

obligation — , le surintendant peut, en plus de toute autre mesure qu'il est déjà habilité à prendre sous le régime de celle-ci, demander à un tribunal de rendre une ordonnance obligeant la société ou personne en faute à mettre fin ou remédier au manquement, ou toute autre ordonnance qu'il juge indiquée en l'espèce.

#### Appeal

**(2)** An appeal from a decision of a court under subsection (1) lies in the same manner, and to the same court, as an appeal from any other order of the court.

1991, c. 45, s. 509; 2001, c. 9, s. 561.

#### Appel

**(2)** L'ordonnance ainsi rendue peut être portée en appel, de la même façon, devant la juridiction compétente pour juger en appel toute autre ordonnance du tribunal.

1991, ch. 45, art. 509; 2001, ch. 9, art. 561.

## Disqualification and Removal of Directors or Senior Officers

#### Meaning of *senior officer*

**509.01** In sections 509.1 and 509.2, ***senior officer*** means the chief executive officer, secretary, treasurer or controller of a company or any other officer reporting directly to the company's board of directors or chief executive officer.

2001, c. 9, s. 562.

#### Application

**509.1 (1)** This section applies only in respect of a company

**(a)** that has been notified by the Superintendent that this section applies to it where the company is subject to measures designed to maintain or improve its safety and soundness, which measures

**(i)** have been specified by the Superintendent by way of conditions or limitations in respect of the order approving the commencement and carrying on of the company's business, or

**(ii)** are contained in a prudential agreement entered into under section 506.1 or an undertaking given by the company to the Superintendent; or

**(b)** that is the subject of a direction made under section 507 or an order made under subsection 473(3).

## Rejet des candidatures et destitution

#### Définition de *cadre dirigeant*

**509.01** Pour l'application des articles 509.1 et 509.2, ***cadre dirigeant*** s'entend du premier dirigeant, du secrétaire, du trésorier ou du contrôleur d'une société ou de tout autre dirigeant relevant directement de son conseil d'administration ou de son premier dirigeant.

2001, ch. 9, art. 562.

#### Application

**509.1 (1)** Le présent article s'applique à la société :

**a)** soit avisée par le surintendant de son assujettissement au présent article dans les cas où elle est visée par des mesures prises pour maintenir ou améliorer sa santé financière, lesquelles mesures figurent dans un accord prudentiel conclu en vertu de l'article 506.1 ou dans un engagement qu'elle a donné au surintendant, ou prennent la forme de conditions ou restrictions accessoires à l'ordonnance d'agrément lui permettant de commencer à fonctionner;

**b)** soit visée par une décision prise aux termes de l'article 507 ou par une ordonnance prise en application du paragraphe 473(3).

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Last amended on June 23, 2022
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*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Disqualification and Removal of Directors or Senior Officers
**Section** 509.1

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Rejet des candidatures et destitution
**Article** 509.1

### Information to be provided

**(2)** A company shall provide the Superintendent with the name of

**(a)** each person who has been nominated for election or appointment as a member of its board of directors,

**(b)** each person who has been selected by the company for appointment as a senior officer, and

**(c)** each person who is newly elected as a director of the company at a meeting of shareholders and who was not proposed for election by anyone involved in the management of the company,

together with such other information about the background, business record and experience of the person as the Superintendent may require.

### When information to be provided

**(3)** The information required by subsection (2) shall be provided to the Superintendent

**(a)** at least thirty days prior to the date or proposed date of the election or appointment or within such shorter period as the Superintendent may allow; or

**(b)** in the case of a person referred to in paragraph (2)(c), within fifteen days after the date of the election of the person.

### Disqualification or removal

**(4)** If the Superintendent is of the opinion that, on the basis of the competence, business record, experience, conduct or character of a person, he or she is not suitable to hold that position, the Superintendent may, by order

**(a)** in the case of a person referred to in paragraph (2)(a) or (b), disqualify the person from being elected or appointed as a director of a company or from being appointed as a senior officer; or

**(b)** in the case of a person referred to in paragraph (2)(c), remove the person from office as a director of the company.

### Risk of prejudice

**(4.1)** In forming an opinion under subsection (4), the Superintendent must consider whether the interests of the depositors and creditors of the company would likely be prejudiced if the person were to take office or continue to hold office, as the case may be.

### Renseignements à communiquer

**(2)** La société communique au surintendant le nom :

**a)** des candidats à une élection ou à une nomination au conseil d'administration;

**b)** des personnes qu'elle a choisies pour être nommées à un poste de cadre dirigeant;

**c)** de toute personne nouvellement élue au poste d'administrateur à une assemblée des actionnaires et dont la candidature n'avait pas été proposée par une personne occupant un poste de gestion.

Elle lui communique également les renseignements personnels qui les concernent et les renseignements sur leur expérience et leur dossier professionnel qu'il peut exiger.

### Préavis

**(3)** Les renseignements doivent parvenir au surintendant :

**a)** dans le cas d'une personne visée aux alinéas (2)a) ou b), au moins trente jours avant la date prévue pour l'élection ou la nomination ou dans le délai plus court fixé par le surintendant;

**b)** dans le cas d'une personne visée à l'alinéa (2)c), dans les quinze jours suivant la date de l'élection de celle-ci.

### Absence de qualification

**(4)** Le surintendant peut par ordonnance, en se fondant sur la compétence, l'expérience, le dossier professionnel, la conduite, la personnalité ou la moralité des personnes en cause :

**a)** dans les cas visés aux alinéas (2)a) ou b), écarter le nom de celles qui, à son avis, ne sont pas qualifiées pour occuper un poste d'administrateur ou de cadre dirigeant;

**b)** dans le cas visé à l'alinéa (2)c), destituer du poste d'administrateur celles qu'il n'estime pas qualifiées.

### Risque de préjudice

**(4.1)** Dans l'exercice du pouvoir visé au paragraphe (4), le surintendant doit prendre en considération la question de savoir si l'entrée en fonctions de la personne ou le fait qu'elle continue d'occuper son poste nuira vraisemblablement aux intérêts des déposants et créanciers de la société.

Current to May 29, 2023
321
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Disqualification and Removal of Directors or Senior Officers
**Sections** 509.1-509.2

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Rejet des candidatures et destitution
**Articles** 509.1-509.2

### Representations may be made

**(5)** The Superintendent must in writing notify the person concerned and the company of any action that the Superintendent proposes to take under subsection (4) and must afford them an opportunity within 15 days after the date of the notice, or within any longer period that the Superintendent allows, to make representations to the Superintendent in relation to the matter.

### Prohibition

**(6)** Where an order has been made under subsection (4)

**(a)** disqualifying a person from being elected or appointed to a position, the person shall not be, and the company shall not permit the person to be, elected or appointed to the position; or

**(b)** removing a director from office, the person shall not continue to hold, and the company shall not permit the person to continue to hold, office as a director.

1996, c. 6, s. 126; 2001, c. 9, s. 563.

### Removal of directors or senior officers

**509.2 (1)** The Superintendent may, by order, remove a person from office as a director or senior officer of a company if the Superintendent is of the opinion that the person is not suitable to hold that office

**(a)** on the basis of the competence, business record, experience, conduct or character of the person; or

**(b)** because the person has contravened or, by action or negligence, has contributed to the contravention of

**(i)** this Act or the regulations made under it,

**(ii)** a direction made under section 507,

**(iii)** an order made under subsection 473(3),

**(iv)** a condition or limitation in respect of the order approving the commencement and carrying on the company's business, or

**(v)** a prudential agreement entered into under section 506.1 or an undertaking given by the company to the Superintendent.

### Observations

**(5)** Le surintendant donne un préavis écrit à la personne concernée et à la société relativement à toute mesure qu'il entend prendre aux termes du paragraphe (4) et leur donne l'occasion de présenter leurs observations dans les quinze jours suivant la date de ce préavis ou dans le délai supérieur qu'il peut fixer.

### Interdiction

**(6)** Il est interdit :

**a)** aux personnes assujetties à une ordonnance prise en vertu de l'alinéa (4)a) de se faire élire ou nommer au poste pour lequel elles n'ont pas été jugées qualifiées et à la société de permettre qu'elles se fassent élire ou nommer;

**b)** aux personnes assujetties à une ordonnance prise en vertu de l'alinéa (4)b) de continuer à occuper le poste d'administrateur et à la société de les laisser continuer d'occuper le poste.

1996, ch. 6, art. 126; 2001, ch. 9, art. 563.

### Destitution des administrateurs et des cadres dirigeants

**509.2 (1)** Le surintendant peut, par ordonnance, destituer une personne de son poste d'administrateur ou de cadre dirigeant d'une société s'il est d'avis, en se fondant sur un ou plusieurs des éléments ci-après, qu'elle n'est pas qualifiée pour occuper ce poste :

**a)** sa compétence, son expérience, son dossier professionnel, sa conduite, sa personnalité ou sa moralité;

**b)** le fait qu'elle a contrevenu ou a contribué par son action ou sa négligence à contrevenir :

**(i)** à la présente loi ou à ses règlements,

**(ii)** à une décision prise aux termes de l'article 507,

**(iii)** à une ordonnance prise en vertu du paragraphe 473(3),

**(iv)** aux conditions ou restrictions accessoires à l'ordonnance d'agrément permettant à la société de commencer à fonctionner,

**(v)** à un accord prudentiel conclu en vertu de l'article 506.1 ou à un engagement que la société a donné au surintendant.

Current to May 29, 2023
Last amended on June 23, 2022
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*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Disqualification and Removal of Directors or Senior Officers
**Section** 509.2

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Rejet des candidatures et destitution
**Article** 509.2

### Risk of prejudice

**(2)** In forming an opinion under subsection (1), the Superintendent must consider whether the interests of the depositors and creditors of the company have been or are likely to be prejudiced by the person's holding office as a director or senior officer.

### Representations may be made

**(3)** The Superintendent must in writing notify the person concerned and the company of any removal order that the Superintendent proposes to make under subsection (1) and must afford them an opportunity within 15 days after the date of the notice, or within any longer period that the Superintendent allows, to make representations to the Superintendent in relation to the matter.

### Suspension

**(4)** If the Superintendent is of the opinion that the public interest may be prejudiced by the director or senior officer continuing to exercise the powers or carry out the duties and functions of that office during the period for making representations, the Superintendent may make an order suspending the director or senior officer. The suspension may not extend beyond 10 days after the expiration of that period.

### Notice of order

**(5)** The Superintendent shall, without delay, notify the director or senior officer, as the case may be, and the company of a removal order or suspension order.

### Consequences of removal order

**(6)** The director or senior officer, as the case may be, ceases to hold that office as of the date the removal order is made or any later date specified in the order.

### Appeal

**(7)** The director or senior officer, as the case may be, or the company may, within 30 days after the date of receipt of notice of the removal order under subsection (5), or within any longer period that the Court allows, appeal the matter to the Federal Court.

### Powers of Federal Court

**(8)** The Federal Court, in the case of an appeal, may dismiss the appeal or set aside the removal order.

### Order not stayed by appeal

**(9)** A removal order is not stayed by an appeal.

2001, c. 9, s. 564.

### Risque de préjudice

**(2)** Dans l'exercice du pouvoir visé au paragraphe (1), le surintendant doit prendre en considération la question de savoir si le fait que la personne occupe le poste a nui aux intérêts des déposants et créanciers de la société ou y nuira vraisemblablement.

### Observations

**(3)** Le surintendant donne un préavis écrit à la personne concernée et à la société relativement à l'ordonnance de destitution qu'il entend prendre en vertu du paragraphe (1) et leur donne l'occasion de présenter leurs observations dans les quinze jours suivant la date de ce préavis ou dans le délai supérieur qu'il peut fixer.

### Suspension

**(4)** Lorsque, à son avis, le fait pour l'administrateur ou le cadre dirigeant d'exercer les attributions de son poste pendant le délai prévu pour la présentation des observations nuira vraisemblablement à l'intérêt public, le surintendant peut prendre une ordonnance ayant pour effet de suspendre celui-ci pour une période qui ne peut dépasser de plus de dix jours le délai prévu.

### Avis

**(5)** Le surintendant avise sans délai l'administrateur ou le cadre dirigeant, selon le cas, et la société de l'ordonnance de destitution ou de suspension.

### Effet de l'ordonnance de destitution

**(6)** L'administrateur ou le cadre dirigeant, selon le cas, cesse d'occuper son poste dès la prise de l'ordonnance de destitution ou à la date postérieure qui y est précisée.

### Appel

**(7)** L'administrateur ou le cadre dirigeant, selon le cas, ou la société peuvent interjeter appel à la Cour fédérale de l'ordonnance de destitution, dans les trente jours suivant la date de réception de l'avis donné au titre du paragraphe (5) ou dans le délai supérieur que la Cour peut accorder.

### Pouvoirs de la Cour fédérale

**(8)** La Cour fédérale statue sur l'appel soit par le rejet pur et simple de celui-ci, soit par l'annulation de l'ordonnance de destitution.

### Appel non suspensif

**(9)** L'appel n'est pas suspensif.

2001, ch. 9, art. 564.

Current to May 29, 2023
Last amended on June 23, 2022
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*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Supervisory Intervention
**Section** 510

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Surveillance et intervention
**Article** 510

## Supervisory Intervention

### Superintendent may take control

**510 (1)** Subject to this Act, where any of the circumstances described in subsection (1.1) exist in respect of a company, the Superintendent may

**(a)** take control, for a period not exceeding sixteen days, of the assets of the company and the assets held in trust by or under the administration of the company; or

**(b)** unless the Minister advises the Superintendent that the Minister is of the opinion that it is not in the public interest to do so,

**(i)** take control, for a period exceeding sixteen days, of the assets of the company and the assets held in trust by or under the administration of the company,

**(ii)** where control of assets has been taken under paragraph (a), continue the control beyond the sixteen days referred to in that paragraph, or

**(iii)** take control of the company.

### Circumstances for taking control

**(1.1)** Control by the Superintendent under subsection (1) may be taken in respect of a company where

**(a)** the company has failed to pay its liabilities or, in the opinion of the Superintendent, will not be able to pay its liabilities as they become due and payable;

**(b)** [Repealed, 2001, c. 9, s. 565]

**(c)** the assets of the company are not, in the opinion of the Superintendent, sufficient to give adequate protection to the company's depositors and creditors;

**(d)** any asset appearing on the books or records of the company or held in trust by or under the administration of the company is not, in the opinion of the Superintendent, satisfactorily accounted for;

**(e)** the regulatory capital of the company has, in the opinion of the Superintendent, reached a level or is eroding in a manner that may detrimentally affect the company's depositors or creditors;

**(f)** the company has failed to comply with an order of the Superintendent under paragraph 473(3)(a);

## Surveillance et intervention

### Prise de contrôle

**510 (1)** Sous réserve des autres dispositions de la présente loi, le surintendant peut, dans les circonstances visées au paragraphe (1.1) :

**a)** prendre le contrôle pendant au plus seize jours de l'actif d'une société ainsi que de l'actif qu'elle détient en fiducie ou qu'elle administre;

**b)** sauf avis contraire du ministre fondé sur l'intérêt public, en prendre le contrôle pour plus de seize jours, continuer d'en assumer le contrôle au-delà de ce terme ou prendre le contrôle de la société.

### Circonstances permettant la prise de contrôle

**(1.1)** Le surintendant peut prendre le contrôle visé au paragraphe (1) à l'égard de la société :

**a)** qui a omis de payer une dette exigible ou qui, à son avis, ne pourra payer ses dettes au fur et à mesure qu'elles deviendront exigibles;

**b)** [Abrogé, 2001, ch. 9, art. 565]

**c)** qui n'a pas un actif suffisant, à son avis, pour assurer une protection adéquate à ses déposants et créanciers;

**d)** dont un élément d'actif figurant dans ses livres, détenu en fiducie ou qu'elle administre n'est pas, à son avis, correctement pris en compte;

**e)** dont le capital réglementaire a, à son avis, atteint un seuil ou se dégrade au point où ses déposants ou ses créanciers risquent d'être lésés;

**f)** qui n'a pas suivi l'ordonnance qu'il a prise en vertu du paragraphe 473(3) lui enjoignant d'augmenter son capital;

**g)** dont la police d'assurance-dépôts a été résiliée par la Société d'assurance-dépôts du Canada;

Current to May 29, 2023
324
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Supervisory Intervention
**Section** 510

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Surveillance et intervention
**Article** 510

**(g)** the company's deposit insurance has been terminated by the Canada Deposit Insurance Corporation; or

**(h)** in the opinion of the Superintendent, any other state of affairs exists in respect of the company that may be materially prejudicial to the interests of the company's depositors or creditors or the beneficiaries of any trust under the company's administration, including where proceedings under a law relating to bankruptcy or insolvency have been commenced in Canada or elsewhere in respect of the holding body corporate of the company.

**h)** où, à son avis, il existe une autre situation qui risque de porter un préjudice réel aux intérêts de ses déposants ou créanciers, ou aux bénéficiaires d'une fiducie qu'elle administre, y compris l'existence de procédures engagées, au Canada ou à l'étranger, à l'égard de sa société mère au titre du droit relatif à la faillite ou à l'insolvabilité.

### Notice of proposed action

**(1.2)** The Superintendent must notify a company of any action proposed to be taken in respect of it under paragraph (1)(b) and of its right to make written representations to the Superintendent within the time specified in the notice not exceeding ten days after it receives the notice.

### Avis

**(1.2)** Le surintendant avise la société avant de prendre la mesure visée à l'alinéa (1)b) et lui fait part de son droit de faire valoir ses observations par écrit dans le délai qu'il fixe ou, au plus tard, dix jours après réception de l'avis.

### Objectives of Superintendent

**(2)** Where, pursuant to subsection (1), the Superintendent has control of the assets of a company referred to in that subsection, the Superintendent may do all things necessary or expedient to protect the rights and interests of the depositors and creditors of the company or the beneficiaries of any trust under the administration of the company.

### Objectifs du surintendant

**(2)** Après avoir pris le contrôle de l'actif d'une société en vertu du paragraphe (1), le surintendant peut prendre toutes les mesures utiles pour protéger les droits et intérêts des déposants et créanciers de celle-ci ou des bénéficiaires des fiducies dont elle a l'administration.

### Powers of Superintendent

**(3)** Where, pursuant to subsection (1), the Superintendent has control of the assets of a company referred to in that subsection,

**(a)** the company shall not make, acquire or transfer any loan or make any purchase, sale or exchange of securities or any disbursement or transfer of cash of any kind without the prior approval of the Superintendent or a representative designated by the Superintendent; and

**(b)** no director, officer or employee of the company shall have access to any cash or securities held by or under the administration of the company unless

**(i)** a representative of the Superintendent accompanies the director, officer or employee, or

**(ii)** the access is previously authorized by the Superintendent or the Superintendent's representative.

1991, c. 45, s. 510; 1996, c. 6, s. 127; 2001, c. 9, s. 565.

### Pouvoirs du surintendant

**(3)** Lorsque le surintendant a le contrôle de l'actif de la société visé au paragraphe (1) :

**a)** celle-ci ne peut consentir, acquérir ou céder de prêt, ni faire d'achat, de vente ou d'échange de valeurs mobilières, ni procéder à des sorties ou virements de fonds de quelque sorte que ce soit, sans l'approbation préalable du surintendant ou de son délégué;

**b)** aucun administrateur, dirigeant ou employé de la société n'a accès à l'encaisse ou aux valeurs mobilières détenues par la société ou dont elle a l'administration, à moins d'être accompagné d'un délégué du surintendant, ou d'y avoir été préalablement autorisé par le surintendant ou son délégué.

1991, ch. 45, art. 510; 1996, ch. 6, art. 127; 2001, ch. 9, art. 565.

Current to May 29, 2023
Last amended on June 23, 2022
325
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Supervisory Intervention
**Sections** 511 to 513-515.1

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Surveillance et intervention
**Articles** 511 à 513-515.1

**511 to 513** [Repealed, 1996, c. 6, s. 128]

#### Powers of directors and officers suspended

**514 (1)** Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the powers, duties, functions, rights and privileges of the directors of the company and of the officers of the company responsible for its management are suspended.

#### Superintendent to manage company

**(2)** Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the Superintendent shall manage the business and affairs of the company and in so doing the Superintendent

**(a)** may perform any of the duties and functions that the persons referred to in subsection (1) were performing prior to the taking of control; and

**(b)** has and may exercise any power, right or privilege that any such person had or could have exercised prior to the taking of control.

#### Persons to assist

**(3)** Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the Superintendent may appoint one or more persons to assist in the management of the company.

1991, c. 45, s. 514; 1996, c. 6, s. 129.

#### Expiration of control

**515** Control by the Superintendent under subsection 510(1) of a company or of the assets of a company and the assets held in trust by or under the administration of the company expires on the day on which a notice by the Superintendent is sent to the directors and officers who conducted the business and affairs of the company stating that the Superintendent is of the opinion that the circumstances leading to the taking of control by the Superintendent have been substantially rectified and that the company can resume control of its business and affairs.

1991, c. 45, s. 515; 1996, c. 6, s. 129.

#### Superintendent may request winding-up

**515.1** The Superintendent may, at any time before the receipt of a request under section 516 to relinquish control of a company or of the assets of a company and the assets held in trust by or under the administration of the company, request the Attorney General of Canada to apply for a winding-up order under section 10.1 of the *Winding-up and Restructuring Act* in respect of the company where

**(a)** the assets of the company and the assets held in trust by or under the administration of the company

**511 à 513** [Abrogés, 1996, ch. 6, art. 128]

#### Suspension des pouvoirs et fonctions

**514 (1)** Lorsque le surintendant prend le contrôle de la société, les pouvoirs, fonctions, droits et privilèges des administrateurs et dirigeants responsables de sa gestion sont suspendus.

#### Gestion par le surintendant

**(2)** Le surintendant doit gérer les activités commerciales et les affaires internes de la société dont il a pris le contrôle; à cette fin, il est chargé des attributions antérieurement exercées par les personnes mentionnées au paragraphe (1) et se voit attribuer tous les droits et privilèges qui leur étaient alors dévolus.

#### Aide

**(3)** Le cas échéant, le surintendant peut nommer une ou plusieurs personnes pour l'aider à la gérer.

1991, ch. 45, art. 514; 1996, ch. 6, art. 129.

#### Fin du contrôle

**515** Le contrôle pris en vertu du paragraphe 510(1) se termine à la date d'expédition d'un avis du surintendant aux administrateurs et dirigeants en poste avant la prise de contrôle indiquant qu'il est d'avis que la situation motivant la prise de contrôle a été en grande partie corrigée et que la société peut reprendre le contrôle de ses activités commerciales et de ses affaires internes.

1991, ch. 45, art. 515; 1996, ch. 6, art. 129.

#### Liquidation

**515.1** Le surintendant peut demander au procureur général du Canada de requérir l'ordonnance de mise en liquidation prévue à l'article 10.1 de la *Loi sur les liquidations et les restructurations* à l'égard :

**a)** soit d'une société dont l'actif ainsi que l'actif qu'elle détient en fiducie ou qu'elle administre sont sous son contrôle en vertu de l'alinéa 510(1)b);

Current to May 29, 2023
Last amended on June 23, 2022
326
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Supervisory Intervention
**Sections** 515.1-518

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Surveillance et intervention
**Articles** 515.1-518

are under the control of the Superintendent pursuant to subparagraph 510(1)(b)(i) or (ii); or

**(b)** the company is under the control of the Superintendent pursuant to subparagraph 510(1)(b)(iii).

1996, c. 6, s. 129.

**b)** soit d'une société sous son contrôle en vertu de cet alinéa.

1996, ch. 6, art. 129.

#### Requirement to relinquish control

**516** Where no action has been taken by the Superintendent under section 515.1 and, after thirty days following the taking of control by the Superintendent under subsection 510(1) of a company or of the assets of a company and the assets held in trust by or under the administration of the company, the Superintendent receives from its board of directors a notice in writing requesting the Superintendent to relinquish control, the Superintendent must, not later than twelve days after receipt of the notice,

**(a)** comply with the request; or

**(b)** request the Attorney General of Canada to apply for a winding-up order under section 10.1 of the *Winding-up and Restructuring Act* in respect of the company.

1991, c. 45, s. 516; 1996, c. 6, s. 129.

#### Abandon du contrôle ou demande de mise en liquidation

**516** S'il n'a pris aucune des mesures prévues à l'article 515.1, le surintendant doit, douze jours après réception de la requête écrite du conseil d'administration demandant la fin du contrôle et présentée au plus tôt trente jours après la prise de contrôle de la société ou de son actif ainsi que de l'actif qu'elle détient en fiducie ou qu'elle administre, soit abandonner le contrôle, soit demander au procureur général du Canada de requérir, à l'endroit de la société, l'ordonnance de mise en liquidation prévue à l'article 10.1 de la *Loi sur les liquidations et les restructurations*.

1991, ch. 45, art. 516; 1996, ch. 6, art. 129.

#### Advisory committee

**517** The Superintendent may, from among the companies that are subject to an assessment under section 23 of the *Office of the Superintendent of Financial Institutions Act* and required to share in the expenses resulting from the taking of control of a company pursuant to subsection 510(1), appoint a committee of not more than six members to advise the Superintendent in respect of assets, management and all other matters pertinent to the duties and responsibilities of the Superintendent in exercising control of the company.

1991, c. 45, s. 517; 1996, c. 6, s. 129.

#### Comité consultatif

**517** Le surintendant peut, parmi les sociétés qui sont assujetties à la cotisation prévue à l'article 23 de la *Loi sur le Bureau du surintendant des institutions financières* et doivent contribuer aux frais résultant de la prise de contrôle d'une société, former un comité d'au plus six membres pour le conseiller en ce qui concerne l'actif, la gestion ou toute autre question afférente à ses devoirs et responsabilités dans l'exercice d'un tel contrôle.

1991, ch. 45, art. 517; 1996, ch. 6, art. 129.

#### Expenses payable by company

**518 (1)** Where the Superintendent has taken control of a company pursuant to subparagraph 510(1)(b)(iii) and the control expires or is relinquished pursuant to section 515 or paragraph 516(a), the Superintendent may direct that the company be liable for repayment of all or part of the expenses resulting from the taking of control of the company and assessed against and paid by other companies pursuant to section 23 of the *Office of the Superintendent of Financial Institutions Act*, together with such interest in respect thereof at such rate as is specified by the Superintendent.

#### Frais à la charge de la société

**518 (1)** S'il abandonne le contrôle d'une société ou que celui-ci prend fin aux termes de l'article 515 ou conformément à la requête du conseil d'administration, le surintendant peut ordonner que la société soit tenue de rembourser, en tout ou en partie, les frais résultant de la prise de contrôle qui ont fait l'objet de la cotisation et ont déjà été payés par d'autres sociétés en vertu de l'article 23 de la *Loi sur le Bureau du surintendant des institutions financières*, ainsi que l'intérêt afférent au taux fixé par lui.

Current to May 29, 2023
Last amended on June 23, 2022
327
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII** Regulation of Companies — Superintendent
Remedial Powers
Supervisory Intervention
**Sections** 518-520.2

*Sociétés de fiducie et de prêt*
**PARTIE XII** Réglementation des sociétés : surintendant
Réparation
Surveillance et intervention
**Articles** 518-520.2

### Debt due to Her Majesty

**(2)** Where any direction is made under subsection (1), the amount for which the company is liable is a debt due to Her Majesty in right of Canada payable on demand and is recoverable in the Federal Court or any other court of competent jurisdiction.

1991, c. 45, s. 518; 1996, c. 6, s. 130.

### Créance de Sa Majesté

**(2)** Le montant que la société est tenue de rembourser en vertu du paragraphe (1) constitue une créance de Sa Majesté du chef du Canada payable sur demande et est recouvrable à ce titre devant la Cour fédérale ou tout autre tribunal compétent.

1991, ch. 45, art. 518; 1996, ch. 6, art. 130.

### Priority of claim in liquidation

**519** In the case of the winding-up of a company, the expenses resulting from the taking of control of the company under subsection 510(1) and assessed against and paid by other companies pursuant to section 23 of the *Office of the Superintendent of Financial Institutions Act*, and interest in respect thereof at such rate as is specified by the Superintendent, constitute a claim of Her Majesty in right of Canada against the assets of the company that ranks after all other claims but prior to any claim in respect of the shares of the company.

1991, c. 45, s. 519; 1996, c. 6, s. 131(E).

### Priorité de réclamation en cas de liquidation

**519** En cas de liquidation de la société, les frais visés au paragraphe 518(1), ainsi que l'intérêt afférent au taux fixé par le surintendant, constituent, sur l'actif de la société, une créance de Sa Majesté du chef du Canada venant au dernier rang mais avant toute créance sur les actions de la société.

1991, ch. 45, art. 519; 1996, ch. 6, art. 131(A).

### Application of assessment

**520** Any amount recovered pursuant to section 518 or 519 shall be applied to reduce the total amount of expenses incurred for or in connection with the administration of this Act.

### Réduction

**520** Les montants recouvrés conformément aux articles 518 ou 519 sont défalqués du montant total des frais exposés dans le cadre de l'application de la présente loi.

## PART XII.1

# Regulation of Companies — Commissioner

## PARTIE XII.1

# Réglementation des sociétés : commissaire

### Required information

**520.1** A company shall provide the Commissioner with the information at the times and in the form that the Commissioner may require for the purposes of the administration of the *Financial Consumer Agency of Canada Act* and the consumer provisions.

2001, c. 9, s. 566.

### Demande de renseignements

**520.1** La société fournit au commissaire, aux dates et en la forme précisées, les renseignements qu'il exige pour l'application de la *Loi sur l'Agence de la consommation en matière financière du Canada* et des dispositions visant les consommateurs.

2001, ch. 9, art. 566.

### Confidential information

**520.2 (1)** Subject to subsection (2), information regarding the business or affairs of a company or regarding persons dealing with one that is obtained by the Commissioner or by any person acting under the direction of the Commissioner, in the course of the exercise or performance of powers, duties and functions referred to in subsection 5(1) of the *Financial Consumer Agency of Canada Act*, and any information prepared from that information, is confidential and shall be treated accordingly.

### Caractère confidentiel des renseignements

**520.2 (1)** Sous réserve du paragraphe (2), sont confidentiels et doivent être traités comme tels les renseignements concernant l'activité commerciale et les affaires internes de la société ou concernant une personne faisant affaire avec elle — ainsi que les renseignements qui sont tirés de ceux-ci — , obtenus par le commissaire ou par toute autre personne exécutant ses directives, dans le cadre de l'exercice des attributions visées au paragraphe 5(1) de la *Loi sur l'Agence de la consommation en matière financière du Canada*.

Current to May 29, 2023
Last amended on June 23, 2022
328
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII.1** Regulation of Companies — Commissioner
**Sections** 520.2-520.4

*Sociétés de fiducie et de prêt*
**PARTIE XII.1** Réglementation des sociétés : commissaire
**Articles** 520.2-520.4

### Disclosure permitted

**(2)** If the Commissioner is satisfied that the information will be treated as confidential by the agency, body or person to whom it is disclosed, subsection (1) does not prevent the Commissioner from disclosing it

**(a)** to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

**(b)** to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

**(c)** to the Canada Deposit Insurance Corporation for purposes related to its operation; and

**(d)** to the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance or to the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions.

2001, c. 9, s. 566.

### Communication autorisée

**(2)** S'il est convaincu que les renseignements seront traités comme confidentiels par leur destinataire, le commissaire peut les communiquer :

**a)** à une agence ou à un organisme gouvernemental qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

**b)** à une autre agence ou à un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

**c)** à la Société d'assurance-dépôts du Canada pour l'accomplissement de ses fonctions;

**d)** au sous-ministre des Finances, ou à tout fonctionnaire du ministère des Finances que celui-ci a délégué par écrit, ou au gouverneur de la Banque du Canada, ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit, pour l'analyse de la politique en matière de réglementation des institutions financières.

2001, ch. 9, art. 566.

### Examination

**520.3 (1)** The Commissioner, from time to time, but at least once in each calendar year, shall make or cause to be made any examination and inquiry that the Commissioner considers necessary for the purposes of satisfying the Commissioner that the applicable consumer provisions are being complied with and, after the conclusion of each examination and inquiry, shall report on it to the Minister.

### Examen

**520.3 (1)** Afin de s'assurer que la société se conforme aux dispositions visant les consommateurs applicables, le commissaire, à l'occasion, mais au moins une fois par an, procède ou fait procéder à un examen et à une enquête dont il fait rapport au ministre.

### Access to records of company

**(2)** The Commissioner or a person acting under the Commissioner's direction in carrying out his or her duties under subsection (1)

**(a)** has a right of access to any records, including electronic records, of a company; and

**(b)** may require the directors or officers of a company to provide information and explanations, to the extent that they are reasonably able to do so, in respect of any matter subject to examination or inquiry under subsection (1).

2001, c. 9, s. 566.

### Droit d'obtenir communication des pièces

**(2)** Pour l'application du paragraphe (1), le commissaire ou toute personne agissant sous ses ordres :

**a)** a accès aux documents, notamment sous forme électronique, de la société;

**b)** peut exiger des administrateurs ou des dirigeants qu'ils lui fournissent, dans la mesure du possible, les renseignements et éclaircissements qu'il réclame pour examen ou enquête pour l'application du paragraphe (1).

2001, ch. 9, art. 566.

### Power of Commissioner on inquiry

**520.4** The Commissioner, in carrying out his or her duties in relation to consumer provisions, has all the powers of a person appointed as a commissioner under Part II of

### Pouvoirs du commissaire

**520.4** Le commissaire jouit, pour l'application des dispositions visant les consommateurs, des pouvoirs conférés aux commissaires en vertu de la partie II de la *Loi sur*

Current to May 29, 2023
Last amended on June 23, 2022
329
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XII.1** Regulation of Companies — Commissioner
**Sections** 520.4-522

*Sociétés de fiducie et de prêt*
**PARTIE XII.1** Réglementation des sociétés : commissaire
**Articles** 520.4-522

the *Inquiries Act* for the purpose of obtaining evidence under oath, and may delegate those powers to any person acting under the Commissioner's direction.

2001, c. 9, s. 566.

*les enquêtes* pour la réception des dépositions sous serment; il peut les déléguer à une personne agissant sous ses ordres.

2001, ch. 9, art. 566.

### Compliance agreement

**520.5** The Commissioner may enter into an agreement, called a "compliance agreement", with a company for the purposes of implementing any measure designed to further compliance by it with the consumer provisions.

2001, c. 9, s. 566.

### Accord de conformité

**520.5** Le commissaire peut conclure un accord, appelé « accord de conformité », avec une société afin de mettre en œuvre des mesures visant à favoriser le respect par celle-ci des dispositions visant les consommateurs.

2001, ch. 9, art. 566.

## PART XIII

# Administration

## Notices and Other Documents

### Execution of documents

**520.6** Any by-law, notice, resolution, requisition, statement or other document required or permitted to be executed or signed by more than one person for the purposes of this Act may be executed or signed in several documents of like form, each of which is executed or signed by one or more of the persons. The documents if duly executed or signed by all persons required or permitted to sign them are deemed to constitute one document for the purposes of this Act.

2005, c. 54, s. 446.

## PARTIE XIII

# Application

## Avis et autres documents

### Présomption relative à la signature des documents

**520.6** Les règlements administratifs, avis, résolutions, demandes, déclarations et autres documents qui doivent ou peuvent être signés par plusieurs personnes pour l'application de la présente loi peuvent être rédigés en plusieurs exemplaires de même forme, dont chacun est signé par une ou plusieurs de ces personnes. Ces exemplaires dûment signés sont réputés constituer un seul document pour l'application de la présente loi.

2005, ch. 54, art. 446.

### Notice to directors and shareholders

**521** A notice or document required by this Act or the regulations or by the incorporating instrument or by-laws of a company to be sent to a shareholder or director of a company may be sent by prepaid mail addressed to, or may be delivered personally to,

**(a)** the shareholder at the shareholder's latest address as shown in the records of the company or its transfer agent; and

**(b)** the director at the director's latest address as shown in the records of the company or in the latest return made under section 499.

### Avis aux administrateurs et aux actionnaires

**521** Les avis ou documents dont la présente loi, ses règlements d'application, l'acte constitutif ou les règlements administratifs de la société exigent l'envoi aux actionnaires ou aux administrateurs peuvent être adressés sous pli pré-affranchi ou remis en personne :

**a)** aux actionnaires, à la dernière adresse figurant dans les livres de la société ou de son agent de transfert;

**b)** aux administrateurs, à la dernière adresse figurant dans les livres de la société ou dans le plus récent des relevés visés à l'article 499.

### Presumption from return

**522** A director named in the latest return sent by a company to the Superintendent under section 499 is presumed for the purposes of this Act to be a director of the company referred to in the return.

### Présomption

**522** Les administrateurs nommés dans le dernier relevé reçu par le surintendant sont présumés, pour l'application de la présente loi, être administrateurs de la société qui y est mentionnée.

Current to May 29, 2023
Last amended on June 23, 2022
330
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIII** Administration
Notices and Other Documents
**Sections** 523-525

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Avis et autres documents
**Articles** 523-525

### Presumption of receipt

**523 (1)** A notice or document sent by mail in accordance with section 521 to a shareholder or director is deemed to be received by the shareholder or director at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

### Undelivered notices

**(2)** If a company sends a notice or document to a shareholder in accordance with section 521 and it is returned on two consecutive occasions because the shareholder cannot be found, the company is not required to send any further notices or documents to the shareholder until it is informed in writing of their new address.

1991, c. 45, s. 523; 2005, c. 54, s. 447.

### Service on a company

**524** A notice or document required by this Act to be sent to or served on a company may be sent by registered mail to the head office of the company and, if so sent, is deemed to be received or served at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the company did not receive the notice or document at that time or at all.

### Certificate of company

**525 (1)** A certificate issued on behalf of a company stating any fact that is set out in the incorporating instrument, the by-laws, the minutes of the meetings of the directors, a committee of directors or the shareholders, or in a contract to which the company is a party, may be signed by a director or an officer of the company.

### Proof of certain cases

**(2)** When introduced as evidence in any civil, criminal or administrative action or proceeding,

- **(a)** a fact stated in a certificate referred to in subsection (1),
- **(b)** a certified extract from a securities register of a company, or
- **(c)** a certified copy of, or an extract from, minutes of a meeting of shareholders, directors or a committee of directors of a company is, in the absence of evidence to the contrary, proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate.

### Idem

**523 (1)** Les actionnaires ou administrateurs auxquels sont expédiés les avis ou documents obligatoires sont réputés, sauf s'il existe des motifs valables à l'effet contraire, les avoir reçus à la date normale de livraison par la poste.

### Retours

**(2)** La société n'est pas tenue d'envoyer les avis ou documents qui lui sont retournés deux fois de suite parce que l'actionnaire est introuvable, sauf si elle est informée par écrit de sa nouvelle adresse.

1991, ch. 45, art. 523; 2005, ch. 54, art. 447.

### Avis et signification à une société

**524** Les avis ou documents à envoyer ou signifier à une société en vertu de la présente loi peuvent l'être par courrier recommandé à son siège; leur réception ou signification est alors réputée, sauf s'il existe des motifs valables à l'effet contraire, avoir eu lieu à la date normale de livraison par la poste.

### Certificat

**525 (1)** Le certificat délivré pour le compte d'une société et énonçant un fait figurant dans l'acte constitutif, les règlements administratifs, le procès-verbal d'une assemblée ou d'une réunion ainsi que dans les contrats auxquels la société est partie peut être signé par tout administrateur ou dirigeant de celle-ci.

### Preuve

**(2)** Dans les poursuites ou procédures civiles, pénales ou administratives, font foi de leur contenu sans qu'il soit nécessaire de prouver la signature ni la qualité officielle du signataire :

- **a)** les faits énoncés dans le certificat visé au paragraphe (1);
- **b)** les extraits certifiés conformes du registre des valeurs mobilières;
- **c)** les copies ou extraits certifiés conformes des procès-verbaux des assemblées ou réunions.

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*Trust and Loan Companies*
**PART XIII** Administration
Notices and Other Documents
**Sections** 526-527.1

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Avis et autres documents
**Articles** 526-527.1

### Entry in securities register

**526** An entry in the securities register of, or on a security certificate issued by, a company is evidence that the person in whose name the security is registered is the owner of the securities described in the register or in the certificate.

1991, c. 45, s. 526; 2005, c. 54, s. 448(F).

### Verification of documents or fact

**527 (1)** The Superintendent may require that a document or a fact stated in a document that is required by or under this Act to be sent to the Superintendent or to the Minister be verified in accordance with subsection (2).

### Form of proof

**(2)** A document or fact required by this Act or by the Superintendent to be verified may be verified by affidavit made under oath or by statutory declaration under the *Canada Evidence Act* before any commissioner for oaths or for taking affidavits.

### Alternative means of publication

**527.1 (1)** Anything that is required by a provision of this Act to be published in the *Canada Gazette* or to be published in any other way may, instead of being published in that way, be published in any manner that may be prescribed for the purpose of that provision.

### Alternative means of publishing summaries

**(2)** Anything that is required by a provision of this Act to be summarized in a publication may instead be summarized and published in any manner that may be prescribed for the purpose of that provision.

### Publication conditions

**(3)** Any condition under a provision of this Act that something be published in the *Canada Gazette* or in any other way is satisfied if that thing is published instead in any manner that may be prescribed for the purpose of that provision.

### Other consequences

**(4)** Where a provision of this Act provides for consequences to follow the publication of something in the *Canada Gazette* or in any other manner, the same consequences follow the publication of that thing in any other manner that may be prescribed for the purpose of that provision.

1997, c. 15, s. 407.

### Mentions au registre des valeurs mobilières

**526** Les mentions au registre des valeurs mobilières et sur les certificats de valeurs mobilières émis par la société établissent que les personnes au nom desquelles les valeurs mobilières sont inscrites sont propriétaires des valeurs mentionnées dans le registre ou sur les certificats.

1991, ch. 45, art. 526; 2005, ch. 54, art. 448(F).

### Vérification d'un document ou d'un fait

**527 (1)** Le surintendant peut exiger que soit vérifiée l'authenticité de tout document à lui adresser — ou au ministre — sous le régime de la présente loi, ainsi que de l'exactitude de tout fait qui y est énoncé.

### Forme de preuve

**(2)** La vérification peut s'effectuer devant tout commissaire compétent, par voie d'affidavit ou de déclaration solennelle faite aux termes de la *Loi sur la preuve au Canada*.

### Autres modes de publicité

**527.1 (1)** Tout document dont une disposition de la présente loi prévoit la publication, notamment dans la *Gazette du Canada*, peut être publié selon tout autre mode prévu par règlement pour l'application de cette disposition.

### Autres modes de publication des résumés

**(2)** Les renseignements qui, aux termes d'une disposition de la présente loi, doivent faire l'objet de résumés à publier dans le cadre d'une publication peuvent être résumés, et le résumé publié, selon le mode prévu par règlement pour l'application de cette disposition.

### Exigences de publication

**(3)** Toute exigence de publication, notamment dans la *Gazette du Canada*, prévue par une disposition de la présente loi est satisfaite par la publication selon le mode prévu par règlement pour l'application de cette disposition.

### Autres conséquences

**(4)** Toute conséquence, prévue par une disposition de la présente loi, découlant de la publication, notamment dans la *Gazette du Canada*, découle de la même façon du mode de publication prévu par règlement pour l'application de cette disposition.

1997, ch. 15, art. 407.

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Trust and Loan Companies
PART XIII Administration
Approvals
Sections 527.2-527.4

Sociétés de fiducie et de prêt
PARTIE XIII Application
Agréments
Articles 527.2-527.4

## Approvals

### Definition of *approval*

**527.2** In sections 527.3 to 527.8, ***approval*** includes any consent, designation, order, exemption, extension or other permission granted by the Minister or the Superintendent under this Act, and includes the issuance of letters patent.

2001, c. 9, s. 567; 2007, c. 6, s. 382.

### Matters to take into account — Minister

**527.3 (1)** In addition to any matters or conditions provided for in this Act that are relevant to the granting of an approval, the Minister may, in considering whether to grant the approval, take into account all matters that he or she considers relevant in the circumstances, including

**(a)** national security; and

**(b)** Canada's international relations and its international legal obligations.

### Matters to take into account — Superintendent

**(2)** In addition to any matters or conditions provided for in this Act that are relevant to the granting of an approval and to any prudential considerations that the Superintendent considers relevant in the circumstances, the Superintendent may, in considering whether to grant the approval, take into account

**(a)** national security; and

**(b)** Canada's international relations and its international legal obligations.

2007, c. 6, s. 382.

### Minister — terms, conditions and undertakings

**527.4 (1)** In addition to any other action that may be taken under this Act, the Minister may, in granting an approval, impose any terms and conditions or require any undertaking that the Minister considers appropriate, including any terms, conditions or undertakings specified by the Superintendent to maintain or improve the safety and soundness of any financial institution regulated under an Act of Parliament to which the approval relates or that might be affected by it.

### Commissioner — supervision of terms, conditions and undertakings

**(1.1)** If the Minister specifies that the Commissioner is to supervise a company to determine if it is complying with any terms and conditions that are imposed, or

## Agréments

### Définition de *agrément*

**527.2** Aux articles 527.3 à 527.8, ***agrément*** s'entend notamment de toute approbation, désignation, consentement, accord, arrêté, ordonnance, exemption, dispense, prorogation ou prolongation ou autre autorisation accordée sous le régime de la présente loi, par le ministre ou le surintendant, selon le cas; y est assimilée la délivrance de lettres patentes.

2001, ch. 9, art. 567; 2007, ch. 6, art. 382.

### Facteurs : ministre

**527.3 (1)** Outre les facteurs et conditions prévus par la présente loi qui sont liés à l'octroi d'un agrément, le ministre peut prendre en compte tous les facteurs qu'il estime pertinents dans les circonstances avant d'octroyer son agrément, notamment :

**a)** la sécurité nationale;

**b)** les relations internationales du Canada et ses obligations juridiques internationales.

### Facteurs : surintendant

**(2)** Outre les facteurs et conditions prévus par la présente loi qui sont liés à l'octroi d'un agrément et les considérations de prudence qu'il estime pertinentes dans les circonstances, le surintendant peut, avant d'octroyer son agrément, prendre en compte :

**a)** la sécurité nationale;

**b)** les relations internationales du Canada et ses obligations juridiques internationales.

2007, ch. 6, art. 382.

### Ministre : conditions et engagements

**527.4 (1)** Sans préjudice de toute autre mesure fondée sur la présente loi, le ministre peut subordonner l'octroi de son agrément à la réalisation des conditions et engagements qu'il estime appropriés, notamment ceux que précise le surintendant afin de mettre en œuvre des mesures visant à maintenir ou à améliorer la santé financière de toute institution financière régie par une loi fédérale et visée par l'agrément ou susceptible d'être touchée par celui-ci.

### Commissaire : conditions et engagements

**(1.1)** Lorsque le commissaire est tenu par le ministre de superviser une société pour s'assurer qu'elle se conforme à toute condition imposée par celui-ci ou à tout

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PART XIII Administration
Approvals
Sections 527.4-527.6

Sociétés de fiducie et de prêt
PARTIE XIII Application
Agréments
Articles 527.4-527.6

undertakings that are required, by the Minister for the protection of the company's customers, the Commissioner may take the same measures that the Commissioner could take if the terms and conditions or undertaking were a consumer provision.

#### Superintendent — terms, conditions and undertakings

**(2)** In addition to any other action that may be taken under this Act, the Superintendent may, in granting an approval, impose any terms and conditions or require any undertaking that the Superintendent considers appropriate.

2007, c. 6, s. 382; 2010, c. 12, s. 1861.

#### Revocation, suspension or amendment of approval — Minister

**527.5 (1)** The Minister may revoke, suspend or amend any approval granted by the Minister if he or she considers it appropriate to do so. In deciding whether to take any of those actions, the Minister may take into account all matters that he or she considers relevant in the circumstances, including

**(a)** national security; and

**(b)** Canada's international relations and its international legal obligations.

#### Revocation, suspension or amendment of approval — Superintendent

**(2)** The Superintendent may revoke, suspend or amend any approval granted by the Superintendent if he or she considers it appropriate to do so. In deciding whether to take any of those actions, the Superintendent may take into account any prudential considerations that he or she considers relevant in the circumstances and

**(a)** national security; and

**(b)** Canada's international relations and its international legal obligations.

#### Representations

**(3)** Before taking any action under this section, the Minister or the Superintendent, as the case may be, shall give the person concerned a reasonable opportunity to make representations.

2007, c. 6, s. 382.

#### Effect of non-compliance on approval

**527.6 (1)** Unless otherwise expressly provided in this Act, a failure to comply with a term, condition or undertaking imposed or required under any provision of this engagement exigé de sa part pour la protection de ses clients, il peut prendre les mêmes mesures que si la condition ou l'engagement était une disposition visant les consommateurs.

#### Surintendant : conditions et engagements

**(2)** Sans préjudice de toute autre mesure fondée sur la présente loi, le surintendant peut subordonner l'octroi de son agrément à la réalisation des conditions et engagements qu'il estime appropriés.

2007, ch. 6, art. 382; 2010, ch. 12, art. 1861.

#### Révocation, suspension ou modification de l'agrément du ministre

**527.5 (1)** Le ministre peut révoquer, suspendre ou modifier son agrément s'il l'estime indiqué. Pour ce faire, il peut prendre en compte tous les facteurs qu'il estime pertinents dans les circonstances, notamment :

**a)** la sécurité nationale;

**b)** les relations internationales du Canada et ses obligations juridiques internationales.

#### Révocation, suspension ou modification de l'agrément du surintendant

**(2)** Le surintendant peut révoquer, suspendre ou modifier son agrément s'il l'estime indiqué. Pour ce faire, il peut prendre en compte les considérations de prudence qu'il estime pertinentes dans les circonstances et les éléments suivants :

**a)** la sécurité nationale;

**b)** les relations internationales du Canada et ses obligations juridiques internationales.

#### Observations

**(3)** Avant de prendre une mesure en application du présent article, le ministre ou le surintendant, selon le cas, accorde aux intéressés la possibilité de présenter des observations.

2007, ch. 6, art. 382.

#### Effet de la non-réalisation des conditions ou engagements

**527.6 (1)** Sauf disposition contraire expresse de la présente loi, la non-réalisation des conditions ou engagements auxquels l'agrément est subordonné aux termes

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PART XIII Administration
Approvals
Sections 527.6-527.8

Act does not invalidate the approval to which the term, condition or undertaking relates.

### Non-compliance

**(2)** In addition to any other action that may be taken under this Act, in the case of non-compliance by a person with a term, condition or undertaking imposed or required under any provision of this Act, the Minister or the Superintendent, as the case may be, may

**(a)** revoke, suspend or amend the approval to which the term, condition or undertaking relates; or

**(b)** apply to a court for an order directing the person to comply with the term, condition or undertaking, and on such an application the court may make the order and any other order that it thinks fit.

### Representations

**(3)** Before taking any action under subsection (2), the Minister or the Superintendent, as the case may be, shall give the person concerned a reasonable opportunity to make representations.

### Revocation, suspension or amendment

**(4)** At the request of the person concerned, the Minister or the Superintendent, as the case may be, may revoke, suspend or amend any terms or conditions imposed by him or her and may revoke or suspend an undertaking given to him or her or approve its amendment.

2007, c. 6, s. 382.

### Multiple approval — other approvals

**527.7** The Minister or the Superintendent may grant more than one approval, other than letters patent, in a single instrument if he or she considers it appropriate to do so, and if the Minister or Superintendent does so, he or she may specify different effective dates for each of the approvals.

2007, c. 6, s. 382.

### Exemption in relation to notices of intention

**527.8** The Superintendent may, on application, exempt an applicant or applicants from the provisions of this Act respecting the publication of a notice of intention in respect of applications for approvals and impose any terms and conditions respecting the publication of the notice of intention that he or she considers appropriate.

2007, c. 6, s. 382.

Sociétés de fiducie et de prêt
PARTIE XIII Application
Agréments
Articles 527.6-527.8

d'une disposition quelconque de la présente loi ne rend pas celui-ci nul pour autant.

### Non-réalisation

**(2)** Sans préjudice de toute autre mesure fondée sur la présente loi, en cas de non-réalisation par une personne des conditions ou engagements auxquels l'agrément est subordonné aux termes d'une disposition quelconque de la présente loi, le ministre ou le surintendant, selon le cas, peut :

**a)** révoquer, suspendre ou modifier l'agrément;

**b)** demander au tribunal une ordonnance enjoignant à cette personne de se conformer aux conditions ou engagements, le tribunal pouvant alors acquiescer à la demande et rendre toute autre ordonnance qu'il juge opportune.

### Observations

**(3)** Avant de prendre une mesure en application du paragraphe (2), le ministre ou le surintendant, selon le cas, accorde aux intéressés la possibilité de présenter des observations.

### Révocation, suspension ou modification

**(4)** Sur demande des intéressés, le ministre ou le surintendant, selon le cas, peut révoquer, suspendre ou modifier les conditions qu'il a imposées, ou révoquer ou suspendre les engagements qu'il a exigés ou en approuver la modification.

2007, ch. 6, art. 382.

### Autres agréments

**527.7** Le ministre ou le surintendant peut, s'il l'estime indiqué, accorder en un seul acte plusieurs agréments, à l'exception des lettres patentes. Le cas échéant, il peut préciser une date distincte pour la prise d'effet de chacun des agréments.

2007, ch. 6, art. 382.

### Pouvoirs du surintendant à l'égard des avis d'intention

**527.8** Le surintendant peut, sur demande, soustraire l'auteur ou les auteurs d'une demande d'agrément aux dispositions de la présente loi relatives à la publication d'un avis d'intention concernant les demandes d'agrément et y substituer toute condition qu'il juge appropriée.

2007, ch. 6, art. 382.

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Trust and Loan Companies
PART XIII Administration
Exceptions to Generally Accepted Accounting Principles
Sections 527.81-527.9

Sociétés de fiducie et de prêt
PARTIE XIII Application
Exception aux principes comptables généralement reconnus
Articles 527.81-527.9

## Exceptions to Generally Accepted Accounting Principles

### Calculations — generally accepted accounting principles

**527.81 (1)** If, as a result of a change to the accounting principles referred to in subsection 313(4) — whether the change is made before or after this section comes into force — the Superintendent considers, given any prudential considerations that he or she considers relevant, that any amount, calculation or valuation under this Act or the regulations is not appropriate, the Superintendent may specify the amount that is to be used or the calculation or valuation that is to be performed instead.

### *Canada Gazette*

**(2)** The Superintendent shall cause a notice of the specification to be published in the *Canada Gazette* within 60 days after the day on which the specification has effect.

### Five-year limit

**(3)** The specification ceases to have effect on the day indicated in the notice, which may be no later than five years after the day on which the specification is made.

2012, c. 5, s. 181.

## Orders to Exempt or Adapt

### Order

**527.9 (1)** On the recommendation of the Minister, the Governor in Council may, by order,

**(a)** provide that any provision of this Act or the regulations shall not apply to a company, to Her Majesty in right of Canada or an agent or agency of Her Majesty or to any other person otherwise subject to the provision; and

**(b)** provide that any provision of this Act or the regulations applies to a company, to Her Majesty in right of Canada or Her Majesty's agent or agency or to any other person subject to the provision only in the manner and to the extent provided for in the order, and adapt the provision for the purposes of that application.

### Minister's recommendation

**(2)** The Minister may make a recommendation under subsection (1) only if the Minister

**(a)** is of the opinion that the order would relate to

## Exception aux principes comptables généralement reconnus

### Calculs — principes comptables généralement reconnus

**527.81 (1)** Si, par suite d'un changement apporté avant ou après l'entrée en vigueur du présent article aux principes comptables mentionnés au paragraphe 313(4), il est d'avis, compte tenu des considérations de prudence qu'il estime pertinentes, qu'une somme, un calcul ou une évaluation visé par une disposition de la présente loi ou des règlements n'est pas approprié, le surintendant peut déterminer la somme à utiliser ou le calcul ou l'évaluation à effectuer.

### Publication

**(2)** Le surintendant fait publier dans la *Gazette du Canada* un avis de la détermination visée au paragraphe (1) dans les soixante jours suivant la date où elle prend effet.

### Période de validité

**(3)** Les effets de la détermination cessent à la date précisée dans l'avis, qui ne peut être postérieure de plus de cinq ans à la date où elle a été faite.

2012, ch. 5, art. 181.

## Exemption ou adaptation par décret

### Décret

**527.9 (1)** Sur recommandation du ministre, le gouverneur en conseil peut, par décret :

**a)** prévoir que telle disposition de la présente loi ou de ses règlements ne s'applique pas à une société, à Sa Majesté du chef du Canada ou à l'un de ses mandataires ou organismes ou à toute autre personne autrement assujettie à cette disposition;

**b)** prévoir que telle disposition de la présente loi ou de ses règlements ne s'applique à une société, à Sa Majesté du chef du Canada ou à l'un de ses mandataires ou organismes ou à toute autre personne assujettie à cette disposition que selon les modalités et dans la mesure prévues par le décret et adapter la disposition à cette application.

### Recommandation du ministre

**(2)** Le ministre ne peut faire de recommandation en application du paragraphe (1) que s'il est d'avis :

**a)** que le décret sera lié :

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*Trust and Loan Companies*
**PART XIII** Administration
Orders to Exempt or Adapt
**Section** 527.9

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Exemption ou adaptation par décret
**Article** 527.9

**(i)** the acquisition, holding, sale or other disposition of, or other dealing with, shares of a company by, or the transfer or issue of shares of a company to, Her Majesty in right of Canada or Her Majesty's agent or agency, or

**(ii)** the management of the business and affairs or the regulation and supervision of a company during the time that Her Majesty or Her Majesty's agent or agency is acquiring, holding, selling or otherwise disposing of, or otherwise dealing with, shares of the company, or during the time that shares of the company are transferred or issued to Her Majesty or Her Majesty's agent or agency; and

**(b)** is of the opinion — after considering measures other than an order under that subsection and after consulting with the Superintendent, the Governor of the Bank of Canada and the Chief Executive Officer of the Canada Deposit Insurance Corporation — that the order will promote the stability of the financial system in Canada.

**Terms and conditions**

**(3)** On the recommendation of the Minister, the Governor in Council may, by order, impose any terms and conditions relating to the acquisition of shares of a company by, or transfer or issue of shares of a company to, Her Majesty in right of Canada or Her Majesty's agent or agency.

**Repeal of order under subsection (1)**

**(4)** The Minister may recommend the repeal of an order made under subsection (1) without regard to subsection (2).

**Terms, conditions and undertakings**

**(5)** From the time that Her Majesty in right of Canada or an agent or agency of Her Majesty acquires shares of a company to the time that the shares are sold or otherwise disposed of, the Minister may, by order, impose any terms and conditions on — or require any undertaking from — the company that the Minister considers appropriate, including any terms and conditions or undertakings relating to

**(a)** the remuneration of the company's senior officers, as defined in section 509.01, and directors;

**(b)** the appointment or removal of the company's senior officers, as defined in section 509.01, and directors;

**(i)** soit à l'acquisition, à la détention ou à la vente ou toute autre forme de disposition d'actions d'une société par Sa Majesté du chef du Canada ou par l'un de ses mandataires ou organismes, à toute autre forme de commerce par l'un de ceux-ci relativement à de telles actions ou au transfert ou à l'émission de telles actions à l'un de ceux-ci,

**(ii)** soit à la conduite de l'activité commerciale et des affaires internes ou à la réglementation et à la supervision d'une société alors que Sa Majesté du chef du Canada ou l'un de ses mandataires ou organismes acquiert, détient ou vend des actions de cette société, en dispose autrement, en fait autrement le commerce ou en obtient le transfert ou l'émission;

**b)** après avoir envisagé de prendre d'autres mesures que celles prévues à ce paragraphe et consulté le surintendant, le gouverneur de la Banque du Canada et le premier dirigeant de la Société d'assurance-dépôts du Canada, que le décret favorisera la stabilité du système financier au Canada.

**Conditions**

**(3)** Sur recommandation du ministre, le gouverneur en conseil peut, par décret, prévoir les conditions relatives à l'acquisition des actions d'une société par Sa Majesté du chef du Canada ou par l'un de ses mandataires ou organismes ou au transfert ou à l'émission de telles actions à l'un de ceux-ci.

**Abrogation d'un décret pris en application du paragraphe (1)**

**(4)** Le ministre peut recommander l'abrogation d'un décret pris en application du paragraphe (1) sans égard au paragraphe (2).

**Conditions et engagements**

**(5)** Lorsque Sa Majesté du chef du Canada ou l'un de ses mandataires ou organismes fait l'acquisition d'actions d'une société, le ministre peut, par arrêté, imposer à la société les conditions et les engagements qu'il estime indiqués, et ce, à compter du moment de l'acquisition et jusqu'à celui de la vente ou autre disposition des actions, notamment à l'égard de ce qui suit :

**a)** la rémunération de ses cadres dirigeants, au sens de l'article 509.01, et de ses administrateurs;

**b)** la nomination ou la destitution de ses cadres dirigeants, au sens de l'article 509.01, et de ses administrateurs;

**c)** le versement de dividendes par la société;

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Orders to Exempt or Adapt
**Section** 527.9

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Exemption ou adaptation par décret
**Article** 527.9

**(c)** the payment of dividends by the company; and

**(d)** the company's lending policies and practices.

### Acquisition

**(6)** Despite Part X of the *Financial Administration Act*, the Minister or an agent or agency of Her Majesty in right of Canada may, on any terms and conditions imposed under subsection (3), acquire and hold shares of a company on behalf of or in trust for Her Majesty if, as a result of an order under subsection (1), the company may record in its securities register the transfer or issue of shares to Her Majesty or an agent or agency of Her Majesty.

### Payment out of C.R.F.

**(7)** On the requisition of the Minister, there may be paid out of the Consolidated Revenue Fund the amount that the Minister or an agent or agency of Her Majesty in right of Canada is required to pay for the acquisition of shares under subsection (6) and any costs and expenses incurred in connection with the acquisition, holding, sale or other disposition of, or other dealing with, the shares.

### Registration of shares

**(8)** Shares acquired under subsection (6) by the Minister or an agent or agency of Her Majesty in right of Canada shall be registered in the name of the Minister, agent or agency, as the case may be, in the company's securities register if they are capable of being registered in it, and the shares shall be held by the Minister, agent or agency, as the case may be, on behalf of or in trust for Her Majesty.

### Disposition by Minister

**(9)** The Minister may, at any time, sell or otherwise dispose of shares acquired under subsection (6). The *Surplus Crown Assets Act* and section 61 of the *Financial Administration Act* do not apply to the sale or disposition.

### Disposition by agent or agency

**(10)** An agent or agency of Her Majesty in right of Canada — at the request of the Minister, which may be made at any time — shall sell or otherwise dispose of shares acquired under subsection (6). The *Surplus Crown Assets Act* and section 61 of the *Financial Administration Act* do not apply to the sale or disposition.

**d)** les politiques et pratiques de la société relatives aux prêts.

### Acquisition

**(6)** Malgré la partie X de la *Loi sur la gestion des finances publiques*, le ministre ou l'un des mandataires ou organismes de Sa Majesté du chef du Canada peut, selon les conditions fixées en application du paragraphe (3), acquérir et détenir au nom de Sa Majesté, ou en fiducie pour celle-ci, des actions d'une société si, en raison d'un décret pris en application du paragraphe (1), la société peut inscrire à son registre des valeurs mobilières le transfert ou l'émission d'actions à Sa Majesté ou à l'un de ses mandataires ou organismes.

### Prélèvement sur le Trésor

**(7)** Sur demande du ministre, peuvent être prélevés sur le Trésor les sommes que le ministre ou que l'un des mandataires ou organismes de Sa Majesté du chef du Canada est tenu de payer pour l'acquisition d'actions conformément au paragraphe (6) et les frais entraînés par leur acquisition, détention, vente ou autre disposition ou commerce.

### Inscription des actions

**(8)** Les actions acquises conformément au paragraphe (6) par le ministre ou par l'un des mandataires ou organismes de Sa Majesté du chef du Canada sont inscrites au registre des valeurs mobilières de la société au nom de l'acquéreur si elles peuvent faire l'objet d'une inscription sur ce registre et sont détenues par lui au nom de Sa Majesté, ou en fiducie pour celle-ci.

### Disposition par le ministre

**(9)** Le ministre peut, en tout temps, vendre des actions acquises conformément au paragraphe (6) ou en disposer autrement. La *Loi sur les biens de surplus de la Couronne* ainsi que l'article 61 de la *Loi sur la gestion des finances publiques* ne s'appliquent pas à une telle vente ou disposition.

### Disposition par l'un des mandataires ou organismes de Sa Majesté

**(10)** À la demande du ministre, laquelle peut être faite en tout temps, l'un des mandataires ou organismes de Sa Majesté du chef du Canada vend des actions acquises conformément au paragraphe (6) ou en dispose autrement. La *Loi sur les biens de surplus de la Couronne* ainsi que l'article 61 de la *Loi sur la gestion des finances publiques* ne s'appliquent pas à une telle vente ou disposition.

Current to May 29, 2023
Last amended on June 23, 2022
338
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIII** Administration
Orders to Exempt or Adapt
**Sections** 527.9-529

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Exemption ou adaptation par décret
**Articles** 527.9-529

#### Consideration by Minister

**(11)** If the Minister or an agent or agency of Her Majesty in right of Canada is holding shares of a company on behalf of or in trust for Her Majesty on the day that is two years after the day on which the shares were acquired, the Minister shall consider whether holding the shares continues to promote the stability of the financial system in Canada.

#### Effet de la détention d'actions

**(11)** Lorsque le ministre ou l'un des mandataires ou organismes de Sa Majesté du chef du Canada détient des actions d'une société au nom de Sa Majesté, ou en fiducie pour celle-ci, deux ans après leur acquisition, le ministre se penche sur la question de savoir si leur détention continue de favoriser la stabilité du système financier au Canada.

#### Mandatory disposition

**(12)** If the Minister, under subsection (11), considers that holding shares acquired under subsection (6) no longer continues to promote the stability of the financial system in Canada, the Minister — or, at the request of the Minister, the agent or agency of Her Majesty in right of Canada — shall take the measures that the Minister considers practicable in the circumstances to sell or otherwise dispose of the shares. The *Surplus Crown Assets Act* and section 61 of the *Financial Administration Act* do not apply to the sale or disposition.

#### Disposition obligatoire

**(12)** S'il estime, aux termes du paragraphe (11), que la détention d'actions acquises conformément au paragraphe (6) ne favorise plus la stabilité du système financier au Canada, le ministre — ou, à sa demande, l'un des mandataires ou organismes de Sa Majesté du chef du Canada — prend les mesures qu'il juge indiquées dans les circonstances pour vendre les actions ou en disposer autrement. La *Loi sur les biens de surplus de la Couronne* ainsi que l'article 61 de la *Loi sur la gestion des finances publiques* ne s'appliquent pas à une telle vente ou disposition.

#### Not a Crown corporation

**(13)** Even if the acquisition of a company's shares under subsection (6) would otherwise cause the company to be a Crown corporation, as defined in subsection 83(1) of the *Financial Administration Act*, the company is not a Crown corporation for the purposes of that Act.

#### Pas une société d'État

**(13)** Si l'acquisition des actions d'une société conformément au paragraphe (6) en ferait par ailleurs une société d'État, au sens du paragraphe 83(1) de la *Loi sur la gestion des finances publiques*, cette société n'est pas une telle société pour l'application de cette loi.

#### *Statutory Instruments Act*

**(14)** The *Statutory Instruments Act* does not apply to an order made under this section.

#### *Loi sur les textes réglementaires*

**(14)** La *Loi sur les textes réglementaires* ne s'applique pas aux décrets ou aux arrêtés pris en application du présent article.

#### Definition of *shares*

**(15)** For the purposes of this section, ***shares*** includes any conversion or exchange privilege, option or right to acquire shares.

2009, c. 2, s. 292; 2016, c. 7, s. 174.

#### Précision

**(15)** Pour l'application du présent article, sont assimilés aux actions les privilèges de conversion ou d'échange et les options ou droits d'achat d'actions.

2009, ch. 2, art. 292; 2016, ch. 7, art. 174.

## Orders and Directives

#### Not statutory instruments

**528** An instrument issued or made under this Act and directed to a single company or person, other than an order referred to in section 487, is not a statutory instrument for the purposes of the *Statutory Instruments Act*.

## Arrêts, ordonnances et décisions

#### Caractère non réglementaire

**528** À l'exclusion de l'arrêté prévu à l'article 487, les actes pris sous le régime de la présente loi à l'endroit d'une seule société ou personne ne sont pas des textes réglementaires au sens de la *Loi sur les textes réglementaires*.

#### Form

**529** The Superintendent may, by order, establish the form of any application to be made to the Minister or the Superintendent under this Act.

#### Forme

**529** Le surintendant peut, par ordonnance, fixer la forme des demandes présentées au ministre ou à lui-même en vertu de la présente loi.

Current to May 29, 2023
Last amended on June 23, 2022
339
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIII** Administration
Applications to Superintendent
**Section** 529.1

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Demandes au surintendant
**Article** 529.1

# Applications to Superintendent

### Content of applications

**529.1 (1)** The following applications to the Superintendent must contain the information, material and evidence that the Superintendent may require:

**(a)** applications for approval under subsection 68(1), 75(2), 78(4), 82(5), 83(1), 174(1), 222(3), 421(1), 453(6) or (10), 456(1) or (2) or 470(1), subparagraph 475(2)(b)(vi), section 478 or subsection 482(3) or (4) or 483.3(1);

**(b)** applications for consent under subsection 74(1);

**(c)** applications for exemptions under subsection 160.05(3); and

**(d)** applications for extensions of time under subsection 456(3) or (5), 457(4) or 458(4).

### Receipt

**(2)** Without delay after receiving the application, the Superintendent shall send a receipt to the applicant certifying the date on which it was received.

### Notice of decision to applicant

**(3)** Subject to subsection (4), the Superintendent shall, within a period of thirty days after the receipt of the application, send to the applicant

**(a)** a notice approving the application, subject to any terms and conditions that the Superintendent considers appropriate; or

**(b)** if the Superintendent is not satisfied that it should be approved, a notice to that effect.

### Extension of period

**(4)** If the Superintendent is unable to complete the consideration of the application within the period referred to in subsection (3), the Superintendent shall, within that period, send a notice to the applicant informing the applicant that the Superintendent has extended the period for a further period set out in the notice.

### Deemed approval

**(5)** If the applicant does not receive the notice required by subsection (3) and, where applicable, subsection (4), within the required period, the Superintendent is deemed to have approved the application and granted the approval, consent, extension or exemption to which the application relates, regardless of whether the

# Demandes au surintendant

### Demande d’approbation

**529.1 (1)** Doivent être accompagnées des renseignements et documents que peut exiger le surintendant les demandes suivantes qui lui sont présentées :

**a)** les demandes d’agrément, d’approbation ou d’autorisation visées aux paragraphes 68(1), 75(2), 78(4), 82(5), 83(1), 174(1), 222(3), 421(1), 453(6) ou (10), 456(1) ou (2) ou 470(1), au sous-alinéa 475(2)b)(vi), à l’article 478 ou aux paragraphes 482(3) ou (4) ou 483.3(1);

**b)** les demandes d’accord visées au paragraphe 74(1);

**c)** les demandes de dispense visées au paragraphe 160.05(3);

**d)** les demandes de prorogation visées aux paragraphes 456(3) ou (5), 457(4) ou 458(4).

### Accusé de réception

**(2)** Le surintendant adresse sans délai au demandeur un accusé de réception précisant la date de celle-ci.

### Avis au demandeur

**(3)** Sous réserve du paragraphe (4), le surintendant envoie au demandeur, dans les trente jours suivant la date de réception :

**a)** soit un avis d’agrément de la demande, assorti éventuellement des conditions ou modalités qu’il juge utiles;

**b)** soit, s’il n’est pas convaincu que la demande devrait être agréée, un avis en ce sens.

### Prorogation

**(4)** Dans le cas où l’examen de la demande ne peut se faire dans le délai fixé au paragraphe (3), le surintendant envoie, avant l’expiration de celui-ci, un avis en informant le demandeur et mentionne le nouveau délai.

### Présomption

**(5)** Le défaut d’envoyer l’avis prévu au paragraphe (3) et, s’il y a lieu, celui prévu au paragraphe (4) dans le délai imparti vaut agrément de la demande et octroi de l’agrément, de l’approbation, de l’autorisation, de l’accord, de l’exemption, de la dispense ou de la prorogation de délai

Current to May 29, 2023
Last amended on June 23, 2022
340
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIII** Administration
Applications to Superintendent
**Sections** 529.1-529.2

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Demandes au surintendant
**Articles** 529.1-529.2

approval, consent, extension or exemption is to be in writing or not.

2001, c. 9, s. 568; 2007, c. 6, s. 383.

visés par la demande, même si ceux-ci doivent être donnés par écrit.

2001, ch. 9, art. 568; 2007, ch. 6, art. 383.

## Applications for Certain Approvals

## Demandes relatives à certains agréments

### Application for certain approvals

**529.2 (1)** An application for the prior written approval of the Minister in respect of paragraph 410(1)(c) or (c.1) or 453(5)(b.1), (c), (d) or (d.1) must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

### Demandes relatives à certains agréments

**529.2 (1)** Toute demande visant l'obtention de l'agrément écrit préalable du ministre faite dans le cadre de l'un ou l'autre des alinéas 410(1)c) et c.1) et 453(5)b.1), c), d) et d.1) est présentée au surintendant et contient les renseignements, documents et éléments de preuve pouvant être exigés par lui.

### Certification of receipt of application

**(2)** If, in the opinion of the Superintendent, the application contains all the required information, the Superintendent must refer it to the Minister, together with his or her analysis in relation to the application, and send a receipt to the applicant certifying the date on which the application was referred to the Minister.

### Accusé de réception

**(2)** S'il estime que la demande est complète, le surintendant la transmet, accompagnée de son analyse, au ministre et adresse au demandeur un accusé de réception précisant la date où elle a été transmise au ministre.

### Incomplete application

**(3)** If, in the opinion of the Superintendent, the application is incomplete, the Superintendent must send a notice to the applicant specifying the information required by the Superintendent to complete it.

### Demande incomplète

**(3)** Dans le cas contraire, le surintendant envoie au demandeur un avis précisant les renseignements manquants à lui communiquer.

### Notice of decision

**(4)** Subject to subsection (5), the Minister must, within 30 days after the certified date referred to in subsection (2), send to the applicant

**(a)** a notice approving the application; or

**(b)** if the Minister is not satisfied that the application should be approved, a notice to that effect.

### Avis au demandeur

**(4)** Sous réserve du paragraphe (5), le ministre envoie au demandeur, dans les trente jours suivant la date visée au paragraphe (2) :

**a)** soit un avis d'agrément de la demande;

**b)** soit, s'il n'est pas convaincu que la demande devrait être agréée, un avis de refus.

### Extension of period

**(5)** If the Minister is unable to complete the consideration of an application within the 30-day period, the Minister must, within that period, send a notice to the applicant informing the applicant that the Minister has extended the period for a further period set out in the notice.

### Prorogation

**(5)** Dans le cas où l'examen de la demande ne peut se faire dans le délai fixé au paragraphe (4), le ministre envoie, avant l'expiration de celui-ci, un avis en informant le demandeur et précisant le nouveau délai.

### Deemed approval

**(6)** If the Minister does not send the notice referred to in subsection (4) or, where applicable, subsection (5), within the required period, the Minister is deemed to have approved the application.

2007, c. 6, s. 384; 2012, c. 5, s. 182.

### Présomption

**(6)** Le ministre est réputé avoir agréé la demande s'il omet d'envoyer l'avis prévu au paragraphe (4) et, s'il y a lieu, celui prévu au paragraphe (5) dans le délai imparti.

2007, ch. 6, art. 384; 2012, ch. 5, art. 182.

Current to May 29, 2023
Last amended on June 23, 2022
341
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIII** Administration
Appeals
**Sections** 530-531

# Appeals

### Appeal to Federal Court

**530 (1)** An appeal lies to the Federal Court from any direction of the Minister made under subsection 396(7) or 401(1).

### Powers

**(2)** The Federal Court may, in an appeal under subsection (1),

**(a)** dismiss the appeal;

**(b)** set aside the direction or decision; or

**(c)** set aside the direction or decision and refer the matter back for re-determination.

### Certificate

**(3)** For the purposes of an appeal under subsection (1), the Minister shall, at the request of the company or person making the appeal, provide the company or person with a certificate in writing setting out the direction or decision appealed from and the reasons why the direction or decision was made.

1991, c. 45, ss. 530, 540; 1996, c. 6, s. 132; 2012, c. 31, s. 108.

# Regulations

### Power to make regulations

**531 (1)** The Governor in Council may make regulations

**(a)** prescribing anything that is required or authorized by this Act to be prescribed;

**(a.1)** prescribing the way in which anything that is required or authorized by this Act to be prescribed shall be determined;

**(b)** defining words and expressions to be defined for the purposes of this Act;

**(c)** requiring the payment of a fee in respect of the filing, examining or issuing of any document or in respect of any action that the Superintendent is required or authorized to take under this Act, and fixing the amount thereof or the manner of determining the amount thereof;

**(d)** respecting the regulatory capital and total assets of a company;

**(e)** respecting the retention, in Canada, of assets of a company;

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Appels
**Articles** 530-531

# Appels

### Appel

**530 (1)** Est susceptible d'appel devant la Cour fédérale la décision du ministre prise aux termes des paragraphes 396(7) ou 401(1).

### Pouvoirs

**(2)** La Cour fédérale statue sur l'appel en prenant au choix l'une des décisions suivantes :

**a)** rejet pur et simple;

**b)** annulation des mesures ou décisions en cause;

**c)** annulation des mesures ou décisions et renvoi de l'affaire pour réexamen.

### Certificat

**(3)** Sur demande, le ministre remet à la société ou à la personne qui interjette appel un certificat exposant les mesures ou la décision portées en appel ainsi que les raisons justifiant leur prise.

1991, ch. 45, art. 530 et 540; 1996, ch. 6, art. 132; 2012, ch. 31, art. 108.

# Règlements

### Règlements

**531 (1)** Le gouverneur en conseil peut, par règlement :

**a)** prendre toute mesure d'ordre réglementaire prévue par la présente loi;

**a.1)** préciser la façon de déterminer ce qui peut ou doit l'objet d'une mesure réglementaire;

**b)** définir certains termes pour l'application de la présente loi;

**c)** exiger le paiement de droits pour le dépôt, l'examen ou la délivrance de documents, ou pour les mesures que peut ou doit prendre le surintendant aux termes de la présente loi, et en fixer soit le montant, soit les modalités de sa détermination;

**d)** régir le capital réglementaire et l'actif total de la société;

**e)** régir la rétention, au Canada, de l'actif de la société;

Current to May 29, 2023
Last amended on June 23, 2022
342
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIII** Administration
Regulations
**Sections** 531-533

**(f)** respecting the value of assets of a company to be held in Canada and the manner in which those assets are to be held;

**(f.1)** respecting, for any purpose of any provision of the Act, the determination of the equity of a company;

**(g)** respecting the protection and maintenance of assets of a company and assets held in trust by a company, including regulations respecting the bonding of directors, officers and employees of a company;

**(h)** respecting the holding of shares and ownership interests for the purposes of sections 73 and 77;

**(i)** respecting information, in addition to the information required by section 501, to be maintained in the register referred to in that section; and

**(j)** generally for carrying out the purposes and provisions of this Act.

#### Incorporation by reference

**(2)** The regulations may incorporate any material by reference regardless of its source and either as it exists on a particular date or as amended from time to time.

#### Incorporated material is not a regulation

**(3)** Material does not become a regulation for the purposes of the *Statutory Instruments Act* because it is incorporated by reference.

1991, c. 45, s. 531; 1997, c. 15, s. 408; 1999, c. 31, s. 220(F); 2001, c. 9, s. 569; 2005, c. 54, s. 449.

## Delegation

#### Delegation

**532** The Minister may delegate any of the Minister's powers, duties and functions under this Act to any Minister of State appointed pursuant to the *Ministries and Ministers of State Act* to assist the Minister.

### PART XIV

## Sanctions

#### Offence

**533 (1)** Every person who, without reasonable cause, contravenes any provision of this Act or the regulations is guilty of an offence.

*Sociétés de fiducie et de prêt*
**PARTIE XIII** Application
Règlements
**Articles** 531-533

**f)** prévoir la valeur de l'actif qui doit être détenu au Canada et les modalités de la détention;

**f.1)** régir, pour l'application de toute disposition de la présente loi, la détermination des capitaux propres d'une société;

**g)** régir la protection et le maintien de l'actif de la société et de celui qu'elle détient en fiducie, y compris en ce qui touche le cautionnement de ses administrateurs, dirigeants et employés;

**h)** régir la détention d'actions et de titres de participation pour l'application des articles 73 et 77;

**i)** prévoir l'information, en plus des documents visés à l'article 501, à conserver dans le registre mentionné à cet article;

**j)** prendre toute autre mesure d'application de la présente loi.

#### Incorporation par renvoi

**(2)** Peut être incorporé par renvoi dans un règlement tout document — quelle que soit sa provenance —, soit dans sa version à une date donnée, soit avec ses modifications successives.

#### Nature du document incorporé

**(3)** L'incorporation par renvoi d'un document dans un règlement ne lui confère pas, pour l'application de la *Loi sur les textes réglementaires*, valeur de règlement.

1991, ch. 45, art. 531; 1997, ch. 15, art. 408; 1999, ch. 31, art. 220(F); 2001, ch. 9, art. 569; 2005, ch. 54, art. 449.

## Délégation

#### Délégation

**532** Le ministre peut déléguer les attributions que lui confère la présente loi à tout ministre d'État nommé en application de la *Loi sur les départements et ministres d'État*.

### PARTIE XIV

## Peines

#### Infraction

**533 (1)** Commet une infraction quiconque contrevient sans motif valable à la présente loi ou à ses règlements.

Current to May 29, 2023
Last amended on June 23, 2022
343
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART XIV Sanctions
Sections 533-534

Sociétés de fiducie et de prêt
PARTIE XIV Peines
Articles 533-534

### False or misleading information

**(1.1)** Every person who knowingly provides false or misleading information in relation to any matter under this Act or the regulations is guilty of an offence.

### Undue preference to creditor

**(2)** Every director, officer or employee of a company who wilfully gives or concurs in giving to any creditor of the company any fraudulent, undue or unfair preference over other creditors, by giving security to the creditor, by changing the nature of the creditor's claim or otherwise, is guilty of an offence.

### Failure to provide information

**(3)** Every person who, without reasonable cause, refuses or fails to comply with a requirement made under paragraph 505(2)(b) is guilty of an offence.

### Use of name

**(4)** Except to the extent permitted by the regulations, every person who uses the name of a company in a prospectus, offering memorandum, takeover bid circular, advertisement for a transaction related to securities or in any other document in connection with a transaction related to securities is guilty of an offence.

1991, c. 45, s. 533; 2007, c. 6, s. 385.

### Punishment

**534 (1)** Every person who is guilty of an offence under any of subsections 533(1) to (4) is

**(a)** in the case of a natural person, liable

**(i)** on summary conviction, to a fine not exceeding $100,000 or to imprisonment for a term not exceeding twelve months, or to both, or

**(ii)** on conviction on indictment, to a fine not exceeding $1,000,000 or to imprisonment for a term not exceeding five years, or to both; and

**(b)** in the case of an entity, liable

**(i)** on summary conviction, to a fine not exceeding $500,000, or

**(ii)** on conviction on indictment, to a fine not exceeding $5,000,000.

### Renseignements faux ou trompeurs

**(1.1)** Commet une infraction quiconque, relativement à toute question visée par la présente loi ou ses règlements, communique sciemment des renseignements faux ou trompeurs.

### Préférence donnée à un créancier

**(2)** Commet une infraction tout administrateur, dirigeant ou employé d'une société qui volontairement accorde, ou consent d'accorder, de manière frauduleuse, irrégulière ou injuste, à un créancier de la société une préférence sur d'autres créanciers, en lui donnant des garanties ou en changeant la nature de sa créance, ou de toute autre manière.

### Défaut de fournir des renseignements

**(3)** Commet une infraction quiconque refuse ou omet, sans motif valable, de se conformer aux exigences prévues à l'alinéa 505(2)b).

### Utilisation du nom

**(4)** Sauf dans la mesure permise par les règlements, commet une infraction quiconque utilise le nom d'une société dans un prospectus, une offre, une circulaire d'offre publique d'achat, une annonce d'opération sur des valeurs mobilières ou tout autre document portant sur une telle opération.

1991, ch. 45, art. 533; 2007, ch. 6, art. 385.

### Infractions générales à la loi

**534 (1)** Quiconque commet une infraction prévue à l'article 533 est passible :

**a)** s'il s'agit d'une personne physique :

**(i)** sur déclaration de culpabilité par procédure sommaire, d'une amende maximale de 100 000 $ et d'un emprisonnement maximal de un an, ou de l'une de ces peines,

**(ii)** sur déclaration de culpabilité par mise en accusation, d'une amende maximale de 1 000 000 $ et d'un emprisonnement maximal de cinq ans, ou de l'une de ces peines;

**b)** s'il s'agit d'une entité :

**(i)** sur déclaration de culpabilité par procédure sommaire, d'une amende maximale de 500 000 $,

**(ii)** par mise en accusation, d'une amende maximale de 5 000 000 $.

Current to May 29, 2023
Last amended on June 23, 2022
344
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART XIV Sanctions
Sections 534-535.1

Sociétés de fiducie et de prêt
PARTIE XIV Peines
Articles 534-535.1

### Order to comply

**(2)** Where a person has been convicted of an offence under this Act, the court may, in addition to any punishment it may otherwise impose, order the person to comply with the provisions of this Act or the regulations in respect of which the person was convicted.

### Additional fine

**(3)** If a person has been convicted of an offence under this Act, the court may, if it is satisfied that as a result of the commission of the offence the convicted person acquired any monetary benefits or that monetary benefits accrued to the convicted person or their spouse, common-law partner or other dependant, order the convicted person to pay, despite the maximum amount of any fine that may otherwise be imposed under this Act, an additional fine in an amount equal to three times the court's estimation of the amount of those monetary benefits.

1991, c. 45, s. 534; 1997, c. 15, s. 409; 2000, c. 12, s. 301; 2005, c. 54, s. 450.

### Liability of officers, directors, etc.

**535** Where an entity commits an offence under this Act, any officer, director or agent of the entity who directed, authorized, assented to, acquiesced in or participated in the commission of the offence is a party to and guilty of the offence and liable on summary conviction or on conviction on indictment to the punishment provided under paragraph 534(1)(a) for the offence whether or not the entity has been prosecuted or convicted.

1991, c. 45, s. 535; 1997, c. 15, s. 410.

### Limitation period

**535.1 (1)** Proceedings by way of summary conviction in respect of an offence under a provision of this Act may be commenced at any time within, but not later than, two years after the day on which the subject-matter of the proceedings became known, in the case of an offence under a consumer provision, to the Commissioner and, in any other case, to the Superintendent.

### Certificate of Superintendent or Commissioner

**(2)** A document appearing to have been issued by the Superintendent or Commissioner, as the case may be, certifying the day on which the subject-matter of any proceedings became known to the Superintendent or Commissioner is admissible in evidence without proof of the signature or official character of the person appearing to have signed it and is, in the absence of evidence to the contrary, proof of the matter asserted in it.

2001, c. 9, s. 570.

### Ordonnance visant au respect de la loi

**(2)** Le tribunal peut, en sus de toute autre peine qu'il a le pouvoir d'infliger, ordonner à l'auteur d'une infraction à la présente loi de se conformer aux dispositions enfreintes.

### Amende supplémentaire

**(3)** Le tribunal peut également, s'il est convaincu que le coupable, son époux, son conjoint de fait ou une autre personne à sa charge a tiré des avantages financiers de l'infraction, infliger au contrevenant malgré le plafond fixé pour l'infraction une amende supplémentaire équivalente à ce qu'il juge être le triple du montant de l'avantage tiré.

1991, ch. 45, art. 534; 1997, ch. 15, art. 409; 2000, ch. 12, art. 301; 2005, ch. 54, art. 450.

### Responsabilité pénale

**535** En cas de perpétration par une entité d'une infraction à la présente loi, ceux de ses administrateurs, dirigeants ou mandataires qui l'ont ordonnée ou autorisée, ou qui y ont consenti ou participé, sont considérés comme des coauteurs de l'infraction et encourent, sur déclaration de culpabilité par procédure sommaire ou par mise en accusation, la peine prévue à l'alinéa 534(1)a), que l'entité ait été ou non poursuivie ou déclarée coupable.

1991, ch. 45, art. 535; 1997, ch. 15, art. 410.

### Prescription

**535.1 (1)** Les poursuites visant une infraction à la présente loi punissable sur déclaration de culpabilité par procédure sommaire se prescrivent par deux ans à compter de la date où le surintendant ou, dans le cas de dispositions visant les consommateurs, le commissaire, a eu connaissance des éléments constitutifs de l'infraction.

### Certificat du surintendant ou du commissaire

**(2)** Tout document apparemment délivré par le surintendant ou le commissaire et attestant la date où ces éléments sont parvenus à sa connaissance fait foi de cette date, en l'absence de preuve contraire, sans qu'il soit nécessaire de prouver l'authenticité de la signature qui y est apposée ou la qualité officielle du signataire.

2001, ch. 9, art. 570.

Current to May 29, 2023
Last amended on June 23, 2022
345
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIV** Sanctions
**Sections** 536-539

*Sociétés de fiducie et de prêt*
**PARTIE XIV** Peines
**Articles** 536-539

### Effect of offence on contracts

**536** Unless otherwise expressly provided in this Act, a contravention of any provision of this Act or the regulations does not invalidate any contract entered into in contravention of the provision.

### Restraining or compliance order

**537 (1)** If a company or any director, officer, employee or agent of a company does not comply with any provision of this Act or the regulations other than a consumer provision, or of the incorporating instrument or any bylaw of the company, the Superintendent, any complainant or any creditor of the company may, in addition to any other right that person has, apply to a court for an order directing the company, director, officer, employee or agent to comply with — or restraining the company, director, officer, employee or agent from acting in breach of — the provision and, on the application, the court may so order and make any further order it thinks fit.

### Compliance or restraining order — consumer provisions

**(2)** If a company or any director, officer, employee or agent of a company does not comply with any applicable consumer provision, the Commissioner or any complainant may, in addition to any other right that person has, apply to a court for an order directing the company, director, officer, employee or agent to comply with — or restraining the company, director, officer, employee or agent from acting in breach of — the consumer provision and, on the application, the court may so order and make any further order it thinks fit.

1991, c. 45, s. 537; 2001, c. 9, s. 571.

### Appeal of final order

**538 (1)** An appeal lies to the court of appeal of a province from any final order made by a court of that province under this Act.

### Appeal with leave

**(2)** An appeal lies to the court of appeal of a province from any order, other than a final order made by a court of that province, only with leave of the court of appeal in accordance with the rules applicable to that court.

1991, c. 45, s. 538; 2005, c. 54, s. 451.

### Recovery and application of fines

**539** All fines payable under this Act are recoverable and enforceable, with costs, at the suit of Her Majesty in right of Canada, instituted by the Attorney General of Canada, and, when recovered, belong to Her Majesty in right of Canada.

### Contrats

**536** Sauf disposition contraire expresse de la présente loi, le contrat conclu en contravention d'une disposition de celle-ci ou de ses règlements n'est pas nul pour autant.

### Ordonnance

**537 (1)** Le surintendant, le plaignant ou le créancier de la société peut, en plus de tous ses autres droits, demander au tribunal une ordonnance enjoignant à celle-ci ou à ceux de ses administrateurs, dirigeants, employés ou mandataires qui ne respectent pas la présente loi ou ses règlements d'application — sauf les dispositions visant les consommateurs — , l'acte constitutif ou les règlements administratifs de s'y conformer, ou leur interdisant d'y contrevenir; le tribunal peut acquiescer à la demande et rendre toute autre ordonnance qu'il juge indiquée.

### Dispositions visant les consommateurs

**(2)** Le commissaire ou un plaignant peut, en plus de tous ses autres droits, demander au tribunal une ordonnance enjoignant à la société ou à ceux de ses administrateurs, dirigeants, employés ou mandataires qui ne respectent pas les dispositions visant les consommateurs applicables de s'y conformer, ou leur interdisant d'y contrevenir; le tribunal peut acquiescer à la demande et rendre toute autre ordonnance qu'il juge indiquée.

1991, ch. 45, art. 537; 2001, ch. 9, art. 571.

### Appel

**538 (1)** Toute ordonnance définitive d'un tribunal rendue en vertu de la présente loi est susceptible d'appel devant la cour d'appel de la province.

### Permission d'en appeler

**(2)** Toute autre ordonnance d'un tribunal n'est susceptible d'appel que sur permission de la cour d'appel de la province conformément aux règles applicables à celle-ci.

1991, ch. 45, art. 538; 2005, ch. 54, art. 451.

### Recouvrement et affectation des amendes

**539** Toutes les amendes payables sous la présente loi sont imposables et recouvrables avec dépens, à la diligence de Sa Majesté du chef du Canada, par le procureur général du Canada; une fois recouvrées, elles deviennent la propriété de Sa Majesté du chef du Canada.

Current to May 29, 2023
Last amended on June 23, 2022
346
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIV.1** Documents in Electronic or Other Form
**Sections** 539.01-539.04

## PART XIV.1

# Documents in Electronic or Other Form

### Definitions

**539.01** The following definitions apply in this Part.

***electronic document*** means, except in section 539.1, any form of representation of information or concepts that is fixed in any medium in or by electronic, optical or other similar means and that can be read or perceived by a person or by any means. (*document électronique*)

***information system*** means a system used to generate, send, receive, store or otherwise process an electronic document. (*système de traitement de l'information*)

2005, c. 54, s. 452.

### Application

**539.02** This Part other than sections 539.13 and 539.14 does not apply in respect of any notice, document or other information that under this Act or the regulations is sent to or issued by the Minister, the Superintendent, the Commissioner or the Bank of Canada or any prescribed notice, document or information.

2005, c. 54, s. 452.

### Use not mandatory

**539.03** Nothing in this Act or the regulations requires a person to create or provide an electronic document.

2005, c. 54, s. 452.

### Consent and other requirements

**539.04 (1)** Despite anything in this Part, a requirement under this Act or the regulations to provide a notice, document or other information is not satisfied by providing an electronic document unless

**(a)** the addressee consents and designates an information system for the receipt of the electronic document;

**(b)** the electronic document is, unless otherwise prescribed, provided to the designated information system; and

**(c)** the prescribed requirements are complied with.

## PARTIE XIV.1

# Documents sous forme électronique ou autre

### Définitions

**539.01** Les définitions qui suivent s'appliquent à la présente partie.

***document électronique*** Sauf à l'article 539.1, s'entend de toute forme de représentation d'information ou de notions fixée sur quelque support que ce soit par des moyens électroniques ou optiques ou d'autres moyens semblables et qui peut être lue ou perçue par une personne ou par tout moyen. (*electronic document*)

***système de traitement de l'information*** Système utilisé pour créer, transmettre, recevoir, mettre en mémoire ou traiter de toute autre manière des documents électroniques. (*information system*)

2005, ch. 54, art. 452.

### Application

**539.02** La présente partie, à l'exception des articles 539.13 et 539.14, ne s'applique pas aux avis, documents et autre information que le ministre, le surintendant, le commissaire ou la Banque du Canada envoie ou reçoit en vertu de la présente loi ou de ses règlements, ni à ceux exemptés par règlement.

2005, ch. 54, art. 452.

### Utilisation non obligatoire

**539.03** La présente loi et ses règlements n'obligent personne à créer ou transmettre un document électronique.

2005, ch. 54, art. 452.

### Consentement et autres exigences

**539.04 (1)** Malgré toute autre disposition de la présente partie, dans les cas où une disposition de la présente loi ou de ses règlements exige la fourniture d'un avis, document ou autre information, la transmission d'un document électronique ne satisfait à l'obligation que si :

**a)** le destinataire a donné son consentement et désigné un système de traitement de l'information pour sa réception;

**b)** le document électronique est transmis au système de traitement de l'information ainsi désigné, sauf disposition réglementaire à l'effet contraire;

**c)** les exigences réglementaires sont observées.

*Sociétés de fiducie et de prêt*
**PARTIE XIV.1** Documents sous forme électronique ou autre
**Articles** 539.01-539.04

Current to May 29, 2023
Last amended on June 23, 2022
347
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIV.1** Documents in Electronic or Other Form
**Sections** 539.04-539.07

*Sociétés de fiducie et de prêt*
**PARTIE XIV.1** Documents sous forme électronique ou autre
**Articles** 539.04-539.07

### Consent and notice in electronic form

**(1.1)** Despite subsection (1), the requirements referred to in paragraph (1)(c) may provide that the consent referred to in paragraph (1)(a) and any notice related to that consent may be provided in electronic form.

### Regulations — revocation of consent

**(2)** The Governor in Council may make regulations respecting the revocation of the consent referred to in paragraph (1)(a).

2005, c. 54, s. 452; 2018, c. 27, s. 152.

### Creation or provision of information

**539.05** A requirement under this Act or the regulations to create or provide a notice, document or other information is satisfied by creating or providing an electronic document if

**(a)** the incorporating instrument or by-laws of the company do not provide otherwise; and

**(b)** the prescribed requirements are complied with.

2005, c. 54, s. 452.

### Creation of information in writing

**539.06** A requirement under this Act or the regulations to create a notice, document or other information in writing is satisfied by creating an electronic document if in addition to the conditions set out in section 539.05

**(a)** the information in the electronic document is accessible so as to be usable for subsequent reference; and

**(b)** the prescribed requirements are complied with.

2005, c. 54, s. 452.

### Provision of information in writing

**539.07** A requirement under this Act or the regulations to provide a notice, document or other information in writing is satisfied by providing an electronic document if in addition to the conditions set out in section 539.05

**(a)** the information in the electronic document is accessible by the addressee and capable of being retained by them so as to be usable for subsequent reference; and

**(b)** the prescribed requirements are complied with.

2005, c. 54, s. 452.

### Consentement et avis par voie électronique

**(1.1)** Malgré le paragraphe (1), les exigences réglementaires visées à l'alinéa (1)c) peuvent prévoir que le consentement visé à l'alinéa (1)a) et tout avis relatif à ce consentement peuvent être donnés par voie électronique.

### Règlements — révocation du consentement

**(2)** Le gouverneur en conseil peut prendre des règlements concernant la révocation du consentement.

2005, ch. 54, art. 452; 2018, ch. 27, art. 152.

### Création et fourniture d'information

**539.05** Dans les cas où une disposition de la présente loi ou de ses règlements exige la création ou la fourniture d'un avis, document ou autre information, la création ou la transmission d'un document électronique satisfait à l'obligation si :

**a)** l'acte constitutif ou les règlements administratifs de la société qui doit créer ou à qui doit être fourni l'avis, le document ou l'autre information ne s'y opposent pas;

**b)** les exigences réglementaires sont observées.

2005, ch. 54, art. 452.

### Création d'information écrite

**539.06** Dans le cas où une disposition de la présente loi ou de ses règlements exige qu'un avis, document ou autre information soit créé par écrit, la création d'un document électronique satisfait à l'obligation si, outre celles prévues à l'article 539.05, les conditions suivantes sont réunies :

**a)** l'information qu'il contient est accessible pour consultation ultérieure;

**b)** les exigences réglementaires sont observées.

2005, ch. 54, art. 452.

### Fourniture d'information sous forme écrite

**539.07** Dans le cas où une disposition de la présente loi ou de ses règlements exige qu'un avis, document ou autre information soit fourni par écrit, la transmission d'un document électronique satisfait à l'obligation si, outre celles prévues à l'article 539.05, les conditions suivantes sont réunies :

**a)** l'information qu'il contient peut être conservée par le destinataire et lui est accessible pour consultation ultérieure;

**b)** les exigences réglementaires sont observées.

2005, ch. 54, art. 452.

Current to May 29, 2023
348
À jour au 29 mai 2023
Last amended on June 23, 2022
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIV.1** Documents in Electronic or Other Form
**Sections** 539.08-539.11

*Sociétés de fiducie et de prêt*
**PARTIE XIV.1** Documents sous forme électronique ou autre
**Articles** 539.08-539.11

### Multiple copies

**539.08** A requirement under this Act or the regulations to provide two or more copies of a document at the same time to one addressee is satisfied by providing one copy of the electronic document.

2005, c. 54, s. 452.

### Registered mail

**539.09** A requirement under this Act or the regulations to provide a document by registered mail is not satisfied by providing an electronic document except in the prescribed circumstances.

2005, c. 54, s. 452.

### Statutory declarations and affidavits

**539.1 (1)** A statutory declaration or affidavit required under this Act or the regulations may be created or provided in an electronic document if

**(a)** the person who makes the statutory declaration or affidavit signs it with their secure electronic signature;

**(b)** the authorized person before whom the statutory declaration or affidavit is made signs it with their secure electronic signature; and

**(c)** the requirements of sections 539.03 to 539.09 are complied with.

### Definitions

**(2)** For the purposes of this section, ***electronic document*** and ***secure electronic signature*** have the same meaning as in subsection 31(1) of the *Personal Information Protection and Electronic Documents Act*.

### References to “electronic document”

**(3)** For the purpose of complying with paragraph (1)(c), references to “electronic document” in sections 539.03 to 539.09 are to be read as references to “electronic document within the meaning of subsection 31(1) of the *Personal Information Protection and Electronic Documents Act*”.

2005, c. 54, s. 452.

### Signatures

**539.11** A requirement under this Act or the regulations for a signature or for a document to be executed, except in respect of a statutory declaration or affidavit, is satisfied in respect of an electronic document if the prescribed requirements are complied with and the signature results

### Exemplaires

**539.08** Dans le cas où une disposition de la présente loi ou de ses règlements exige la fourniture de plusieurs exemplaires d’un document au destinataire dans le même envoi, la transmission d’un seul exemplaire du document électronique satisfait à l’obligation.

2005, ch. 54, art. 452.

### Courrier recommandé

**539.09** Dans le cas où une disposition de la présente loi ou de ses règlements exige la transmission d’un document par courrier recommandé, l’obligation ne peut être satisfaite par la transmission d’un document électronique que dans les circonstances prévues par règlement.

2005, ch. 54, art. 452.

### Déclaration solennelle ou sous serment

**539.1 (1)** Dans le cas où une disposition de la présente loi ou de ses règlements exige une déclaration solennelle ou sous serment, celle-ci peut être créée ou fournie dans un document électronique si les conditions suivantes sont réunies :

**a)** son auteur y appose sa signature électronique sécurisée;

**b)** la personne autorisée devant qui elle a été faite y appose sa signature électronique sécurisée;

**c)** les conditions visées aux articles 539.03 à 539.09 ont été observées.

### Définitions

**(2)** Pour l’application du présent article, ***document électronique*** et ***signature électronique sécurisée*** s’entendent au sens du paragraphe 31(1) de la *Loi sur la protection des renseignements personnels et les documents électroniques*.

### Précision

**(3)** Pour l’application de l’alinéa (1)c), « document électronique », aux articles 539.03 à 539.09, vaut mention d’un document électronique au sens du paragraphe 31(1) de la *Loi sur la protection des renseignements personnels et les documents électroniques*.

2005, ch. 54, art. 452.

### Signatures

**539.11** Dans le cas où une disposition de la présente loi ou de ses règlements exige une signature, autre que celle exigée pour la déclaration visée à l’article 539.1, la signature qui résulte de l’utilisation d’une technologie ou d’un procédé satisfait à l’obligation en ce qui concerne un

Current to May 29, 2023
Last amended on June 23, 2022
349
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**PART XIV.1** Documents in Electronic or Other Form
**Sections** 539.11-539.14

*Sociétés de fiducie et de prêt*
**PARTIE XIV.1** Documents sous forme électronique ou autre
**Articles** 539.11-539.14

from the application by the person of a technology or process that permits the following to be proved:

**(a)** the signature resulting from the use by the person of the technology or process is unique to the person;

**(b)** the technology or process is used by the person to incorporate their signature into, attach it to or associate it with the electronic document; and

**(c)** the technology or process can be used to identify the person using the technology or process.

2005, c. 54, s. 452.

### Regulations — provision and receipt of documents

**539.12** The Governor in Council may make regulations respecting the time and place at which and the circumstances under which an electronic document is considered to be provided or received.

2005, c. 54, s. 452.

### Content and form of notices and documents

**539.13** The Minister, Superintendent, Commissioner or Bank of Canada may establish the requirements for the content and fix the form, including electronic and other forms, of notices and documents sent to or issued by each of them under this Act or the regulations, including

**(a)** the notices and documents that may be sent in electronic or other form;

**(b)** the persons or classes of persons who may send notices and documents;

**(c)** their signature in electronic or other form or their execution, adoption or authorization in a manner that is to have the same effect for the purposes of this Act as their signature;

**(d)** the time and place at which and the circumstances under which electronic documents are considered to be sent or received; and

**(e)** any matter necessary for the purposes of the application of this section.

2005, c. 54, s. 452.

### Exemption

**539.14** In the prescribed circumstances, the Minister, the Superintendent, the Commissioner or the Bank of Canada may, on any conditions that they consider appropriate, exempt from the application of any provision of this Act requiring a notice or document to be sent to them any notice or document, or class of notice or document électronique si les exigences réglementaires visant l’application du présent article sont observées et que la technologie ou le procédé permet d’établir ce qui suit :

**a)** la signature est propre à l’utilisateur;

**b)** la technologie ou le procédé est utilisé pour l’incorporation, l’adjonction ou l’association de la signature de cet utilisateur au document électronique;

**c)** la technologie ou le procédé permet d’identifier l’utilisateur.

2005, ch. 54, art. 452.

### Règlements

**539.12** Le gouverneur en conseil peut prendre des règlements concernant les délais et les circonstances dans lesquels un document électronique est présumé avoir été transmis ou reçu, ainsi que le lieu où il est présumé l’avoir été.

2005, ch. 54, art. 452.

### Mode de présentation des avis et documents

**539.13** Le ministre, le surintendant, le commissaire et la Banque du Canada peuvent établir le mode de présentation — sous forme électronique ou autre — et la teneur des avis et documents qu’ils envoient ou reçoivent en vertu de la présente loi ou de ses règlements, et notamment déterminer :

**a)** les avis et documents qui peuvent être envoyés sous forme électronique ou autre;

**b)** les personnes ou catégories de personnes qui peuvent en effectuer l’envoi;

**c)** les modalités de signature, sous forme électronique ou autre, de ceux-ci, y compris ce qui peut tenir lieu de signature;

**d)** les délais et les circonstances dans lesquels les documents électroniques sont présumés avoir été envoyés ou reçus, ainsi que le lieu où ils sont présumés avoir été envoyés ou reçus;

**e)** tout ce qui est utile à l’application du présent article.

2005, ch. 54, art. 452.

### Dispense

**539.14** Par dérogation aux autres dispositions de la présente loi, dans les circonstances réglementaires, le ministre, le surintendant, le commissaire et la Banque du Canada peuvent, selon les modalités qu’ils estiment appropriées, prévoir qu’il n’est pas nécessaire de leur envoyer tels avis ou documents ou catégories d’avis ou de

Current to May 29, 2023
Last amended on June 23, 2022
350
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
PART XIV.1 Documents in Electronic or Other Form
Sections 539.14-563

Sociétés de fiducie et de prêt
PARTIE XIV.1 Documents sous forme électronique ou autre
Articles 539.14-563

document, containing information similar to that contained in a notice or document required to be made public under any other Act of Parliament or any Act of the legislature of a province.

2005, c. 54, s. 452.

documents si l'information y figurant est semblable à celle qui figure dans des avis ou documents devant être rendus publics aux termes d'une autre loi fédérale ou d'une loi provinciale.

2005, ch. 54, art. 452.

## PART XV

# General

## Transitional

**540** [Amendments]

## Consequential Amendments

**541 to 560** [Amendments]

## Repeals

**561 and 562** [Repeals]

## Coming into Force

### Coming into force

***563 (1)** **Subject to subsection (2), this Act or any provision thereof shall come into force on a day or days to be fixed by order of the Governor in Council.**

* **[Note: Act, except subsections 250(1) and (2), in force June 1, 1992, *see* SI/92-89.]**

### Idem

**(2) Subsections 250(1) and (2) shall come into force on the day that is six months after the coming into force of subsections 243(1) and (2).**

## PARTIE XV

# Dispositions générales

## Dispositions transitoires

**540** [Modifications]

## Modifications corrélatives

**541 à 560** [Modifications]

## Abrogations

**561 et 562** [Abrogations]

## Entrée en vigueur

### Entrée en vigueur

***563 (1)** **Sous réserve du paragraphe (2), la présente loi ou telle de ses dispositions entre en vigueur à la date ou aux dates fixées par décret du gouverneur en conseil.**

* **[Note : Loi, sauf paragraphes 250(1) et (2), en vigueur le 1er juin 1992, *voir* TR/92-89.]**

### Idem

**(2) Les paragraphes 250(1) et (2) entrent en vigueur six mois après la date d'entrée en vigueur des paragraphes 243(1) et (2).**

Current to May 29, 2023
Last amended on June 23, 2022
351
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
RELATED PROVISIONS

# RELATED PROVISIONS

— 2015, c. 36, s. 239

### Retroactivity — section 504 of *Trust and Loan Companies Act*

**239** Section 504 of the *Trust and Loan Companies Act* applies to information referred to in that section that has been used or in relation to which oral testimony has been given or a document has been produced, before the day on which this Division comes into force, in any civil proceedings in respect of which a final decision has not been made before that day.

— 2015, c. 36, s. 246

### Regulations apply — section 504 of *Trust and Loan Companies Act*

**246** The regulations made under paragraph 531(1)(a) of the *Trust and Loan Companies Act* that prescribe supervisory information for the purposes of section 503.1 of that Act apply for the purposes of section 504 of that Act until regulations made under that paragraph for the purposes of that section 504 are in force.

*Sociétés de fiducie et de prêt*
DISPOSITIONS CONNEXES

# DISPOSITIONS CONNEXES

— 2015, ch. 36, art. 239

### Rétroactivité : article 504 de la *Loi sur les sociétés de fiducie et de prêt*

**239** L’article 504 de la *Loi sur les sociétés de fiducie et de prêt* s’applique aux renseignements visés à cet article qui ont été utilisés ou à l’égard desquels une déposition orale a été faite ou un document a été produit, avant la date d’entrée en vigueur de la présente section, dans une procédure civile à l’égard de laquelle aucune décision finale n’a été rendue avant cette date.

— 2015, ch. 36, art. 246

### Application des règlements : article 504 de la *Loi sur les sociétés de fiducie et de prêt*

**246** Les règlements précisant les renseignements relatifs à la supervision exercée par le surintendant qui sont pris en vertu de l’alinéa 531(1)a) de la *Loi sur les sociétés de fiducie et de prêt* pour l’application de l’article 503.1 de cette loi s’appliquent à l’article 504 de cette loi jusqu’à ce que des règlements pris en vertu de cet alinéa pour l’application de cet article 504 soient en vigueur.

Current to May 29, 2023
Last amended on June 23, 2022
352
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
AMENDMENTS NOT IN FORCE

Sociétés de fiducie et de prêt
MODIFICATIONS NON EN VIGUEUR

# AMENDMENTS NOT IN FORCE

— 2005, c. 54, s. 392(2), as amended by 2022, c. 10, s. 231(E)

1997, c. 15, s. 348.

**392 (2) The definition *solicit* or *solicitation* in section 160.01 of the Act is replaced by the following:**

***solicitation***

**(a)** includes

**(i)** a request for a proxy whether or not accompanied by or included in a form of proxy,

**(ii)** a request to execute or not to execute or, in Quebec, to sign or not to sign a form of proxy or to revoke a proxy,

**(iii)** the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

**(iv)** the sending of a form of proxy to a shareholder under subsection 160.04(1); but

**(b)** does not include

**(i)** the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

**(ii)** the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

**(iii)** the sending by an intermediary of the documents referred to in subsection 160.07(1),

**(iv)** a solicitation by a person in respect of shares of which they are the beneficial owner,

**(v)** a prescribed public announcement by a shareholder of how they intend to vote and the reasons for that decision,

**(vi)** a communication for the purpose of obtaining the support of persons in accordance with paragraph 146(1.1)(b), or

**(vii)** a communication, other than a solicitation by or on behalf of the management of a company, that

# MODIFICATIONS NON EN VIGUEUR

— 2005, ch. 54, par. 392(2), modifié par 2022, ch. 10, art. 231(E)

1997, ch. 15, art. 348.

**392 (2) La définition de *sollicitation*, à l'article 160.01 de la même loi, est remplacée par ce qui suit :**

***sollicitation***

**a)** Sont considérés comme de la sollicitation :

**(i)** la demande de procuration assortie ou non d'un formulaire de procuration,

**(ii)** la demande de signature ou de non-signature du formulaire de procuration ou de révocation de procuration,

**(iii)** l'envoi d'un formulaire de procuration ou de toute communication aux actionnaires, concerté en vue de l'obtention, du refus ou de la révocation d'une procuration,

**(iv)** l'envoi d'un formulaire de procuration aux actionnaires conformément au paragraphe 160.04(1);

**b)** sont toutefois exclus :

**(i)** l'envoi d'un formulaire de procuration en réponse à la demande spontanément faite par un actionnaire ou pour son compte,

**(ii)** l'accomplissement d'actes d'administration ou de services professionnels pour le compte d'une personne sollicitant une procuration,

**(iii)** l'envoi par un intermédiaire des documents visés au paragraphe 160.07(1),

**(iv)** la sollicitation faite par une personne pour des actions dont elle est le véritable propriétaire,

**(v)** l'annonce publique — au sens des règlements — par l'actionnaire de ses intentions de vote, motifs à l'appui,

**(vi)** toute communication en vue d'obtenir l'appui de personnes conformément à l'alinéa 146(1.1)b),

**(vii)** toute communication, autre qu'une sollicitation effectuée par la direction d'une société ou pour

Current to May 29, 2023
Last amended on June 23, 2022
353
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**AMENDMENTS NOT IN FORCE**

is made to shareholders in the prescribed circumstances. (*sollicitation*)

— 2018, c. 12, s. 310(1)

**310 (1) Paragraphs 410(1)(c) and (c.1) of the *Trust and Loan Companies Act* are replaced by the following:**

**(b.1)** subject to sections 416 and 417 and the regulations, engage in any activity that relates to the provision of financial services by the company or any of its affiliates;

**(c)** subject to the regulations, engage in any of the following activities:

**(i)** collecting, manipulating and transmitting information, and

**(ii)** designing, developing, manufacturing, selling and otherwise dealing with technology, if those activities relate to

**(A)** an activity referred to in this subsection that is engaged in by the company or any of its affiliates, or

**(B)** the provision of financial services by any other entity,

— 2018, c. 12, ss. 310(3) to (5)

**310 (3) Paragraph 410(3)(a) of the Act is replaced by the following:**

**(a)** respecting what a company may or may not do with respect to the carrying on of the activities referred to in paragraphs (1)(b.1), (c) and (d.1);

**(4) Paragraph 410(3)(b) of the English version of the Act is replaced by the following:**

**(b)** imposing terms and conditions in respect of the provision of the services referred to in paragraphs (1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(b.1), (c) and (d.1); and

**(5) Paragraph 410(3)(c) of the Act is replaced by the following:**

**(c)** respecting the circumstances in which a company may engage in an activity referred to in paragraphs (1)(b.1) and (c), including the circumstances in which it may collect, manipulate and transmit information under subparagraph (1)(c)(i).

*Sociétés de fiducie et de prêt*
**MODIFICATIONS NON EN VIGUEUR**

son compte, faite aux actionnaires dans les circonstances réglementaires. (*solicitation*)

— 2018, ch. 12, par. 310(1)

**310 (1) Les alinéas 410(1)c) et c.1) de la *Loi sur les sociétés de fiducie et de prêt* sont remplacés par ce qui suit :**

**b.1)** sous réserve des articles 416 et 417 et des règlements, exercer toute activité relative aux services financiers qu'elle-même ou toute entité de son groupe offre;

**c)** exercer, sous réserve des règlements, les activités suivantes :

**(i)** la collecte, la manipulation et la transmission d'information,

**(ii)** la conception, le développement, la fabrication et la vente de technologies, ou toute autre manière de s'occuper de technologies, si ces activités sont relatives à toute autre activité prévue au présent paragraphe qui est exercée par la société ou toute entité de son groupe ou lorsque ces activités sont relatives à la prestation de services financiers par toute autre entité;

— 2018, ch. 12, par. 310(3) à (5)

**310 (3) L'alinéa 410(3)a) de la même loi est remplacé par ce qui suit :**

**a)** prévoir ce que la société peut ou ne peut pas faire dans le cadre de l'exercice des activités visées aux alinéas (1)b.1), c) ou d.1);

**(4) L'alinéa 410(3)b) de la version anglaise de la même loi est remplacé par ce qui suit :**

**(b)** imposing terms and conditions in respect of the provision of the services referred to in paragraphs (1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(b.1), (c) and (d.1); and

**(5) L'alinéa 410(3)c) de la même loi est remplacé par ce qui suit :**

**c)** prévoir les circonstances dans lesquelles la société peut exercer les activités visées aux alinéas (1)b.1) et c), notamment en ce qui a trait à la collecte, la manipulation et la transmission d'information en vertu du sous-alinéa (1)c)(i).

Current to May 29, 2023
Last amended on June 23, 2022
354
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**AMENDMENTS NOT IN FORCE**
*Sociétés de fiducie et de prêt*
**MODIFICATIONS NON EN VIGUEUR**

— 2018, c. 12, s. 311

**311 Section 411 of the Act is replaced by the following:**

**Networking**

**411 (1)** Subject to section 416 and the regulations, a company may

**(a)** act as agent for any person in respect of

**(i)** the carrying on of any activity referred to in subsection 410(1) that is engaged in by a financial institution, by a *permitted entity* as defined in subsection 449(1), if that definition were read without reference to the requirements of subsections 453(4) to (6), or by a prescribed entity, and

**(ii)** the provision of any service that relates to financial services and that is provided by an institution or entity referred to in subparagraph (i);

**(a.1)** enter into an arrangement with any person in respect of the carrying on of an activity referred to in subparagraph (a)(i) or the provision of a service referred to in subparagraph (a)(ii); and

**(b)** refer any person to another person.

**Regulations**

**(2)** The Governor in Council may make regulations

**(a)** respecting the circumstances in which a company may act as an agent, enter into an arrangement or refer a person under subsection (1); and

**(b)** imposing terms and conditions in respect of the carrying on of activities under that subsection.

**Regulations**

**411.1** The Governor in Council may, for the purposes of section 409 and subsection 411(1), make regulations respecting what a company is prohibited from doing when acting as an agent or when making referrals.

— 2018, c. 12, s. 312

**312 (1) Section 453 of the Act is amended by adding the following after subsection (2):**

— 2018, ch. 12, art. 311

**311 L’article 411 de la même loi est remplacé par ce qui suit :**

**Prestation de service**

**411 (1)** Sous réserve de l’article 416 et des règlements, la société peut :

**a)** faire fonction de mandataire en ce qui a trait :

**(i)** à l’exercice de toute activité visée au paragraphe 410(1) qui est exercée par une institution financière, par une *entité admissible*, au sens du paragraphe 449(1), sans tenir compte des exigences prévues aux paragraphes 453(4) à (6), ou par une entité visée par règlement,

**(ii)** à la prestation de tout service qui est relatif aux services financiers et qui est offert par une telle institution financière, entité admissible ou entité visée par règlement;

**a.1)** conclure une entente en vue de l’exercice d’une activité visée au sous-alinéa a)(i) ou de la prestation d’un service visé au sous-alinéa a)(ii);

**b)** renvoyer ou recommander toute personne à toute autre personne.

**Règlements**

**(2)** Le gouverneur en conseil peut, par règlement :

**a)** prévoir les circonstances dans lesquelles la société peut faire fonction de mandataire, conclure une entente ou renvoyer ou recommander une personne à une autre personne en vertu du paragraphe (1);

**b)** fixer les conditions d’exercice de toute activité qu’une société peut exercer en vertu de ce paragraphe.

**Règlements**

**411.1** Pour l’application de l’article 409 et du paragraphe 411(1), le gouverneur en conseil peut, par règlement, prévoir ce qu’il est interdit à une société de faire lorsqu’elle agit comme mandataire ou effectue un renvoi ou une recommandation.

— 2018, ch. 12, art. 312

**312 (1) L’article 453 de la même loi est modifié par adjonction, après le paragraphe (2), de ce qui suit :**

Current to May 29, 2023
Last amended on June 23, 2022
355
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies
AMENDMENTS NOT IN FORCE

Sociétés de fiducie et de prêt
MODIFICATIONS NON EN VIGUEUR

**Permitted investments**

**(2.1)** Subject to subsections (3) to (6), Part XI and the regulations made under paragraphs (2.2)(b) and (c), a company may acquire control of, or acquire or increase a substantial investment in, an entity, other than an entity referred to in any of paragraphs (1)(a) to (j), if a majority, as defined in the regulations, of the entity's business consists of financial service activities or any other activity that a company is permitted to engage in under paragraphs 409(2)(b) to (d).

**Regulations**

**(2.2)** The Governor in Council may make regulations

**(a)** defining, for the purposes of subsection (2.1), the word "majority";

**(b)** imposing terms and conditions in respect of the acquisition of control of, or acquisition or increase of a substantial investment in, an entity that a company may acquire control of, or acquire or increase a substantial investment in, under subsection (2.1); and

**(c)** respecting the circumstances in which a company may acquire control of, or acquire or increase a substantial investment in, an entity under subsection (2.1).

**(2) Subparagraph 453(3)(f)(ii) of the Act is replaced by the following:**

**(ii)** in the case of an entity that is not controlled by the company, the company itself would be permitted to acquire a substantial investment in the other entity under subsection (1), (2) or (2.1) or 451(2), paragraph 451(3)(b) or (c) or subsection 451(4); or

**(3) Subsection 453(5) of the Act is amended by adding "or" at the end of paragraph (c) and by repealing paragraphs (5)(d) and (d.1).**

**(4) Paragraph 453(7)(a) of the Act is replaced by the following:**

**(a)** the company is acquiring control of an entity, other than a specialized financing entity, under subsection (2) or (2.1) and the only reason for which the company would, but for this subsection, require approval for the acquisition is that the entity carries on activities referred to in paragraph (2)(b);

— 2018, c. 12, s. 313

**313 The Act is amended by adding the following after section 453:**

**Placements autorisés**

**(2.1)** Sous réserve des paragraphes (3) à (6), de la partie XI et des règlements pris en vertu des alinéas (2.2)b) et c), la société peut acquérir le contrôle d'une entité, autre qu'une entité visée aux alinéas (1)a) à j), ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité si la majeure partie, au sens des règlements, de l'activité commerciale de l'entité comporte des services financiers ou toute autre activité qu'une société est autorisée à exercer dans le cadre des alinéas 409(2)b) à d).

**Règlements**

**(2.2)** Le gouverneur en conseil peut, par règlement :

**a)** définir, pour l'application du paragraphe (2.1), le terme « majeure partie »;

**b)** fixer les conditions selon lesquelles la société peut, en vertu du paragraphe (2.1), acquérir le contrôle d'une entité ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

**c)** prévoir les circonstances dans lesquelles la société peut, en vertu du paragraphe (2.1), acquérir le contrôle d'une entité ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

**(2) Le sous-alinéa 453(3)f)(ii) de la même loi est remplacé par ce qui suit :**

**(ii)** dans le cas où l'entité n'est pas contrôlée par la société, l'acquisition par la société elle-même d'un intérêt de groupe financier dans l'autre entité serait permise aux termes des paragraphes (1), (2) ou (2.1) ou 451(2), des alinéas 451(3)b) ou c) ou du paragraphe 451(4);

**(3) Les alinéas 453(5)d) et d.1) de la même loi sont abrogés.**

**(4) L'alinéa 453(7)a) de la même loi est remplacé par ce qui suit :**

**a)** l'entité dont le contrôle est acquis en vertu des paragraphes (2) ou (2.1) n'est pas une entité s'occupant de financement spécial et le seul motif pour lequel l'agrément serait exigé, n'eût été le présent paragraphe, est l'exercice par elle d'une activité visée à l'alinéa (2)b);

— 2018, ch. 12, art. 313

**313 La même loi est modifiée par adjonction, après l'article 453, de ce qui suit :**

Current to May 29, 2023
Last amended on June 23, 2022
356
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**AMENDMENTS NOT IN FORCE**

*Sociétés de fiducie et de prêt*
**MODIFICATIONS NON EN VIGUEUR**

**Regulations**

**453.1** The Governor in Council may make regulations

**(a)** respecting the circumstances in which a company may acquire control of, or acquire or increase a substantial investment in, an entity that engages in activities that a company is permitted to engage in under paragraph 410(1)(b.1) or (c), including the circumstances in which a company is prohibited from doing so; and

**(b)** imposing terms and conditions in respect of the acquisition of control of, or acquisition or increase of a substantial investment in, an entity referred to in paragraph (a).

**Règlements**

**453.1** Le gouverneur en conseil peut, par règlement :

**a)** prévoir les circonstances dans lesquelles la société peut acquérir le contrôle d'une entité qui exerce des activités qu'une société est autorisée à exercer dans le cadre des alinéas 410(1)b.1) et c) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, notamment dans quelles circonstances une telle acquisition ou augmentation est interdite;

**b)** fixer les conditions selon lesquelles la société peut acquérir le contrôle d'une entité visée à l'alinéa a) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

— 2018, c. 12, s. 314

**314 Paragraph 483(1)(c) of the Act is replaced by the following:**

**(c)** consists of a written contract with the related party for the purpose of having either one of them act as an agent or make referrals;

— 2018, ch. 12, art. 314

**314 L'alinéa 483(1)c) de la même loi est remplacé par ce qui suit :**

**c)** un contrat écrit avec l'apparenté dans le but que l'un ou l'autre de ceux-ci agisse comme mandataire ou effectue des renvois d'affaires ou des recommandations;

— 2018, c. 12, s. 315

**315 Subsection 529.2(1) of the Act is replaced by the following:**

**Application for certain approvals**

**529.2 (1)** An application for the prior written approval of the Minister in respect of paragraph 453(5)(b.1) or (c) must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

— 2018, ch. 12, art. 315

**315 Le paragraphe 529.2(1) de la même loi est remplacé par ce qui suit :**

**Demandes relatives à certains agréments**

**529.2 (1)** Toute demande visant l'obtention de l'agrément écrit préalable du ministre faite dans le cadre de l'alinéa 453(5)b.1) ou c) est déposée auprès du surintendant et contient les renseignements, documents et éléments de preuve que celui-ci peut exiger.

— 2021, c. 23, s. 143

**143 (1) The portion of paragraph 424(1)(a) of the *Trust and Loan Companies Act* before subparagraph (i) is replaced by the following:**

**(a)** a deposit has been made in Canada that is payable in Canada and in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor during a period of 10 years

**(2) Paragraph 424(1)(b) of the Act is replaced by the following:**

— 2021, ch. 23, art. 143

**143 (1) L'alinéa 424(1)a) de la *Loi sur les sociétés de fiducie et de prêt* est remplacé par ce qui suit :**

**a)** un dépôt payable au Canada y a été fait et, pendant une période de dix ans, il n'a fait l'objet d'aucun mouvement — opération, demande ou accusé de réception d'un état de compte par le déposant —, le point de départ de cette période étant l'échéance du terme, dans le cas d'un dépôt à terme, ou, dans le cas de tout autre dépôt, la date de la dernière opération ou, si elle est postérieure, celle de la dernière demande ou du dernier accusé de réception d'un état de compte;

**(2) L'alinéa 424(1)b) de la même loi est remplacé par ce qui suit :**

Current to May 29, 2023
Last amended on June 23, 2022

357

À jour au 29 mai 2023
Dernière modification le 23 juin 2022

*Trust and Loan Companies*
**AMENDMENTS NOT IN FORCE**
*Sociétés de fiducie et de prêt*
**MODIFICATIONS NON EN VIGUEUR**

**(b)** a cheque, draft or bill of exchange (including any of those instruments drawn by one branch of a company on another of its branches but not including an instrument issued in payment of a dividend on the capital of a company) payable in Canada has been issued, certified or accepted by a company in Canada and no payment has been made in respect of it for a period of 10 years after the date of issue, certification, acceptance or maturity, whichever is later,

**(3) Section 424 of the Act is amended by adding the following after subsection (1):**

**Exchange rate**

**(1.1)** If a deposit referred to in paragraph (1)(a) or an instrument referred to in paragraph (1)(b) is not in Canadian currency, then, before paying to the Bank of Canada the amount required by subsection (1), the company shall convert the amount of the deposit or instrument to Canadian currency at a rate of exchange determined in accordance with rules prescribed under subsection 26.03(2) of the *Canada Deposit Insurance Corporation Act*.

**(4) Subparagraph 424(2)(a)(i) of the Act is replaced by the following:**

**(i)** the name of the depositor in whose name the deposit is held, as well as their date of birth and Social Insurance Number, if they are a natural person,

**(5) Subparagraph 424(2)(b)(i) of the Act is replaced by the following:**

**(i)** the name of the person to whom or at whose request the instrument was issued, certified or accepted, as well as their date of birth and Social Insurance Number, if they are a natural person,

**(6) Subsection 424(2.1) of the Act is replaced by the following:**

**Copies of signature cards and signing authorities**

**(2.1)** A company shall provide the Bank of Canada with copies of signature cards and signing authorities relating to any deposit or instrument in respect of which it has made a payment under subsection (1). If it does not have any with respect to a deposit or instrument to which the request relates, it shall so inform the Bank of Canada.

— 2021, c. 23, s. 144

**144 Subsection 425(1) of the Act is replaced by the following:**

**b)** un chèque, une traite ou une lettre de change — y compris un tel effet tiré par un de ses bureaux sur un autre de ses bureaux mais à l'exclusion de l'effet émis en paiement d'un dividende sur son capital — payable au Canada a été émis, visé ou accepté par elle au Canada et aucun paiement n'a été fait à cet égard pendant une période de dix ans depuis celui des événements ci-après qui se produit le dernier : émission, visa, acceptation ou échéance.

**(3) L'article 424 de la même loi est modifié par adjonction, après le paragraphe (1), de ce qui suit :**

**Taux de change**

**(1.1)** Avant de procéder au versement, la société convertit en dollars canadiens tout montant, en devise étrangère, d'un dépôt ou d'un effet visé au paragraphe (1), selon un taux de change déterminé conformément aux règles visées au paragraphe 26.03(2) de la *Loi sur la Société d'assurance-dépôts du Canada*.

**(4) Le sous-alinéa 424(2)a)(i) de la même loi est remplacé par ce qui suit :**

**(i)** le nom du titulaire du dépôt et, s'il s'agit d'une personne physique, sa date de naissance et son numéro d'assurance sociale,

**(5) Le sous-alinéa 424(2)b)(i) de la même loi est remplacé par ce qui suit :**

**(i)** le nom de la personne à qui ou à la demande de qui l'effet a été émis, visé ou accepté et, s'il s'agit d'une personne physique, sa date de naissance et son numéro d'assurance sociale,

**(6) Le paragraphe 424(2.1) de la même loi est remplacé par ce qui suit :**

**Cartes et délégations de signature**

**(2.1)** La société fournit à la Banque du Canada des copies des cartes et délégations de signature afférentes pour chaque dépôt ou effet à l'égard duquel le versement a été fait. Si elle n'en possède pas pour un tel dépôt ou effet, elle en informe la Banque du Canada.

— 2021, ch. 23, art. 144

**144 Le paragraphe 425(1) de la même loi est remplacé par ce qui suit :**

Current to May 29, 2023
Last amended on June 23, 2022
358
À jour au 29 mai 2023
Dernière modification le 23 juin 2022

Trust and Loan Companies Sociétés de fiducie et de prêt AMENDMENTS NOT IN FORCE MODIFICATIONS NON EN VIGUEUR Current to May 29, 2023 Last amended on June 23, 2022 359 À jour au 29 mai 2023 Dernière modification le 23 juin 2022 Notice of unpaid amount Avis de non-paiement 425 (1) A company shall send, by mail and by electronic means, to each person to whom a deposit referred to in paragraph 424(1)(a) is payable, or to each person to whom or at whose request an instrument referred to in paragraph 424(1)(b) was issued, certified or accepted, at their recorded address and electronic address in so far as they are known to the company, a notice stating that the deposit or instrument remains unpaid. 425 (1) Dans la mesure où elle en a connaissance, la so-ciété expédie par voie électronique et par la poste, aux adresses enregistrées, un avis de non-paiement aux per-sonnes soit auxquelles le dépôt est à payer, soit pour les-quelles ou à la demande desquelles l’effet a été émis, visé ou accepté.

Exhibit 8.2

CANADA

CONSOLIDATION	CODIFICATION

Canada Deposit Insurance Corporation Act	Loi sur la Société d’assurancedépôts du Canada

R.S.C., 1985, c. C-3	L.R.C. (1985), ch. C-3

Current to May 29, 2023	À jour au 29 mai 2023
Last amended on April 1, 2023	Dernière modification le 1 avril 2023

Published by the Minister of Justice at the following address:	Publié par le ministre de la Justice à l’adresse suivante :
http://laws-lois.justice.gc.ca	http://lois-laws.justice.gc.ca

OFFICIAL STATUS	CARACTÈRE OFFICIEL
OF CONSOLIDATIONS	DES CODIFICATIONS

Subsections 31(1) and (2) of the Legislation Revision and Consolidation Act, in force on June 1, 2009, provide as follows:	Les paragraphes 31(1) et (2) de la Loi sur la révision et la codification des textes législatifs, en vigueur le 1er juin 2009, prévoient ce qui suit :

Published consolidation is evidence	Codifications comme élément de preuve

31 (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.	31 (1) Tout exemplaire d'une loi codifiée ou d'un règlement codifié, publié par le ministre en vertu de la présente loi sur support papier ou sur support électronique, fait foi de cette loi ou de ce règlement et de son contenu. Tout exemplaire donné comme publié par le ministre est réputé avoir été ainsi publié, sauf preuve contraire.

Inconsistencies in Acts	Incompatibilité – lois

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of the Parliaments under the Publication of Statutes Act, the original statute or amendment prevails to the extent of the inconsistency.	(2) Les dispositions de la loi d'origine avec ses modifications subséquentes par le greffier des Parlements en vertu de la Loi sur la publication des lois l'emportent sur les dispositions incompatibles de la loi codifiée publiée par le ministre en vertu de la présente loi.

LAYOUT	MISE EN PAGE

The notes that appeared in the left or right margins are now in boldface text directly above the provisions to which they relate. They form no part of the enactment, but are inserted for convenience of reference only.	Les notes apparaissant auparavant dans les marges de droite ou de gauche se retrouvent maintenant en caractères gras juste au-dessus de la disposition à laquelle elles se rattachent. Elles ne font pas partie du texte, n’y figurant qu’à titre de repère ou d’information.

NOTE	NOTE

This consolidation is current to May 29, 2023. The last amendments came into force on April 1, 2023. Any amendments that were not in force as of May 29, 2023 are set out at the end of this document under the heading “Amendments Not in Force”.	Cette codification est à jour au 29 mai 2023. Les dernières modifications sont entrées en vigueur le 1 avril 2023. Toutes modifications qui n'étaient pas en vigueur au 29 mai 2023 sont énoncées à la fin de ce document sous le titre « Modifications non en vigueur ».

Current to May 29, 2023	À jour au 29 mai 2023
Last amended on April 1, 2023	Dernière modification le 1 avril 2023

TABLE OF PROVISIONS	TABLE ANALYTIQUE

An Act to establish the Canada Deposit Insurance Corporation	Loi constituant la Société d’assurance-dépôts du Canada

	Short Title		Titre abrégé
1	Short title	1	Titre abrégé

	Interpretation		Définitions
2	Definitions	2	Definitions

	Her Majesty		Sa Majesté
2.1	Binding on Her Majesty	2.1	Obligation de Sa Majesté

	Powers, Etc., of Minister		Pouvoirs du ministre
2.2	Delegation	2.2	Délégation

	Constitution of the Corporation		Constitution et fonctionnement de la société

3	Corporation established	3	Constitution
4	Head office	4	Siège social
5	Board of Directors	5	Conseil d’administration
6	Chairperson	6	Président du conseil

	Objects, Powers and Duties		Mission et pouvoirs
7	Objects	7	Objet
7.1	Power of Governor in Council	7.1	Pouvoir du gouverneur en conseil
7.2	Coming into force	7.2	Entrée en vigueur
7.3	Recovery of loss	7.3	Recouvrement des pertes
8	Federal institutions	8	Institutions fédérales
9	Provincial institutions	9	Institutions provinciales
10	Powers of Corporation	10	Pouvoirs de la Société
10.01	Exemption — shares of member institution	10.01	Exemption — actions d’une institution membre
10.1	Loans to Corporation	10.1	Prêt consenti à la Société
11	Powers of directors	11	Pouvoirs des administrateurs
11.1	Minister’s direction	11.1	Instructions du ministre
11.2	Statutory Instruments Act	11.2	Non-application de la Loi sur les textes réglementaires
11.3	Recovery of loss	11.3	Recouvrement des pertes

Current to May 29, 2023	iii	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

	Deposit Insurance		Assurance-dépôts
12	Duty to insure	12	Dépôts assurables
12.1	Definitions	12.1	Définitions
13	Deposits with amalgamating institutions	13	Cas de fusion
14	Obligation regarding insured amount	14	Obligation concernant la partie assurée du dépôt
14.01	Payment to the Bank of Canada	14.01	Versement à la Banque du Canada
14.1	Sale of information to liquidator	14.1	Vente de renseignements
15	Premiums recoverable	15	Primes recouvrables
17	Insurance of federal institutions	17	Assurance des institutions fédérales
17.1	Insurance of provincial institutions	17.1	Assurance des institutions provinciales
17.2	Policy of deposit insurance	17.2	Police d’assurance-dépôts
18	Form of application for deposit insurance	18	Demande d’assurance-dépôts : forme
20	Funds	20	Fonds
21	Assessment and collection of premiums	21	Fixation et recouvrement des primes
22	Returns	22	Déclarations
23	Calculation of first premium	23	Calcul de la première prime
24	Where premiums payable	24	Primes payables au siège social de la Société
24.1	No set-off on premium payment	24.1	Pas de compensation
25	Overdue charges	25	Arrérages de frais
25.1	Premium surcharge	25.1	Augmentation de prime
25.2	Non-application to special premium	25.2	Non-application aux primes spéciales
25.3	By-laws — special premium	25.3	Règlements administratifs — primes spéciales
25.4	Interpretation	25.4	Interprétation

	Federal Institutions Without Deposit Insurance		Institutions fédérales sans assurance-dépôts
26.01	Interpretation	26.01	Sens de dépôt
26.02	Application	26.02	Demande à la Société
26.03	Granting of application	26.03	Conditions préalables à l’autorisation
26.04	Minister and Superintendent to be informed	26.04	Avis au ministre et au surintendant
26.05	Fees by-law	26.05	Frais réglementaires
26.06	Deposits not insured	26.06	Dépôts non assurés

	Inspection of Member Institutions		Inspection des institutions membres
27	Annual inspections	27	Examens annuels
28	Provincial member institutions	28	Institutions provinciales membres
28.1	Costs may be charged back	28.1	Frais d’examen
29	Examination considerations	29	Buts de l’examen
29.1	Review of returns	29.1	Vérification des déclarations

Current to May 29, 2023	iv	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

29.2	Certain reports to be provided to Corporation	29.2	Envoi de certains rapports
30	Reporting breaches	30	Indications des violations

	Termination and Cancellation of Insurance		Résiliation et annulation de l’assurance
31	Notice of termination	31	Avis de résiliation
31.1	Acceleration of termination of policy of deposit insurance	31.1	Résiliation anticipée de la police d’assurance-dépôts
32	Termination of policy by provincial member institution	32	Résiliation par une institution provinciale membre
33	Cancellation	33	Annulation
34	Effect of termination or cancellation	34	Effet de l’annulation ou de la résiliation
35	Creditor remedies available	35	Droits aux recours ouverts aux créanciers
36	Removal of references to deposit insurance	36	Suppression de toute mention d’assurance-dépôts

	Provincial Insuring Arrangements		Arrangements avec les provinces
37	Provincial deposit insurance	37	Assurance-dépôts provinciale
38	Agreements for examination of provincial institutions	38	Accords en vue de l’examen des institutions provinciales
39	Short term loans to insuring agents	39	Prêts à court terme aux mandataires assureurs

	Restructuring of Federal Member Institutions		Restructuration des institutions fédérales membres
	Resolution Plans		Plans de règlement
39.01	Submission of plan	39.01	Soumission des plans

	Vesting in Corporation and Appointing Corporation as Receiver		Dévolution à la Société et nomination de la Société comme séquestre
39.1	Report of Superintendent	39.1	Rapport du surintendant
39.11	Request of Corporation	39.11	Demande de la Société
39.12	Recommendation of Minister	39.12	Recommandation du ministre
39.13	Order	39.13	Décret
39.14	Powers of Corporation	39.14	Transfert des pouvoirs à la Société
39.15	Stay of proceedings	39.15	Suspension des procédures
39.151	Stay of proceedings — bridge institution	39.151	Suspension des procédures — institution-relais
39.152	Assignments — bridge institution or third party	39.152	Cession — institution-relais ou tiers
39.16	Exemption	39.16	Exemption
39.17	Leave of court	39.17	Autorisation judiciaire
39.18	Termination	39.18	Durée d’application

	Non-application of Certain Legislative Provisions		Non-application de certaines dispositions législatives
39.181	Not agent or Crown corporation	39.181	Ni mandataire ni société d’État
39.19	Part VII of Bank Act, etc., inapplicable	39.19	Non-application de la partie VII de la Loi sur les banques, etc.

Current to May 29, 2023	v	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

39.191	Provisions do not apply	39.191	Dispositions inapplicables
39.192	Regulation to exempt or adapt	39.192	Exemption ou adaptation par règlement
39.193	Office of Superintendent of Financial Institutions	39.193	Bureau du surintendant des institutions financières

	Restructuring Transactions		Opérations de restructuration
39.2	Restructuring transactions	39.2	Opérations de restructuration
39.201	Terms and conditions of transactions	39.201	Conditions des opérations
39.202	Deposit liabilities assumed	39.202	Dépôts
39.203	Liquidator bound	39.203	Liquidateur lié
39.21	Right transferable	39.21	Droit transférable
39.22	Winding-up	39.22	Liquidation

	Compensation		Indemnité
39.23	Amount of compensation	39.23	Montant de l’indemnité
39.24	Decision conclusive	39.24	Décisions définitives
39.25	Discharge of liability	39.25	Caractère libératoire
39.26	Appointment of assessor	39.26	Nomination d’un évaluateur
39.27	Sittings and hearings	39.27	Séances et auditions
39.28	Regulations	39.28	Règlements

	Creation and Operation of Bridge Institutions		Constitution et fonctionnement des institutions-relais
39.371	Incorporation	39.371	Constitution
39.3711	Duration	39.3711	Durée
39.3713	Financial assistance	39.3713	Aide financière
39.3714	Shares held by Corporation	39.3714	Actions détenues par la Société
39.3715	Termination of designation	39.3715	Perte du statut
39.3716	Mandatory dissolution of bridge institution	39.3716	Dissolution obligatoire de l’institution-relais
39.3717	Winding-up of federal member institution	39.3717	Liquidation de l’institution fédérale membre
39.3718	Power of the Corporation	39.3718	Pouvoir de la Société
39.3719	Remuneration and benefits	39.3719	Rémunération et avantages
39.372	Non-liability with respect to employees	39.372	Employés
39.3721	Corporation’s directions	39.3721	Instructions de la Société
39.3722	By-laws — Corporation	39.3722	Règlements administratifs — pouvoir de la Société

	Restructuring of Provincial Member Institutions		Restructuration des institutions provinciales membres
39.38	Federal-provincial agreements	39.38	Accords fédéraux-provinciaux

	Financial		Dispositions financières
40	Financial year	40	Exercice
41	Deposit accounts	41	Compte de dépôts
42	Interest may be paid	42	Versement d’intérêts

Current to May 29, 2023	vi	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

43	Auditor	43	Vérificateur

	Staff		Personnel
44	Employment of staff	44	Engagement du personnel
45	Public Service Superannuation Act	45	Loi sur la pension de la fonction publique

	No Liability		Immunité
45.1	No liability for acts in good faith	45.1	Absence de responsabilité en cas de bonne foi
45.11	Directors and officers of institutions	45.11	Administrateurs et dirigeants d’institutions
45.12	Foreign relief — no recognition or enforcement	45.12	Non-reconnaissance ou exécution de redressement étranger

	Confidentiality		Confidentialité
45.2	Confidentiality	45.2	Confidentialité
45.3	Disclosures prohibited	45.3	Communication interdite

	Winding-up		Liquidation
46	Insolvency and winding-up	46	Insolvabilité et liquidation

	Enforcement Provisions		Infractions et peines
47	False statements	47	Fausses déclarations
48	Failure to make report known	48	Omission de faire connaître le rapport
49	Failure to provide information, etc.	49	Contravention en matière de publicité
50	General offence	50	Infraction
50.1	Punishment	50.1	Sanction
51	Court may order compliance	51	Ordonnance du tribunal
52	Additional monetary punishment	52	Sanction pécuniaire additionnelle
53	Appeals	53	Appel
54	Recovery and application of fines	54	Recouvrement des amendes

	SCHEDULE		ANNEXE

Current to May 29, 2023	vii	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

R.S.C., 1985, c. C-3

An Act to establish the Canada Deposit Insurance Corporation

Short Title

Short title

1 This Act may be cited as the Canada Deposit Insurance Corporation Act.

R.S., c. C-3, s. 1.

Interpretation

Definitions

2 In this Act,

affairs, with respect to a member institution, means its business and the relationships among the member institution and its affiliates and the shareholders, directors and officers of the member institution and its affiliates; (affaires internes)

affiliate, in respect of a member institution that is

(a) a bank, means an entity that is affiliated with the bank within the meaning of the Bank Act, or

(b) other than a bank, means an entity that would be affiliated with the member institution within the meaning of the Bank Act if the member institution were a bank to which that Act applies; (groupe)

appropriate provincial minister, in relation to a provincial institution, means the minister of the Crown of the province of incorporation of the institution responsible for the supervision of the provincial institution; (ministre provincial compétent)

bank means a bank listed in Schedule I or II to the Bank Act; (banque)

Board means the Board of Directors of the Corporation; (conseil)

L.R.C., 1985, ch. C-3

Loi constituant la Société d’assurance-dépôts du Canada

Titre abrégé

Titre abrégé

1 Loi sur la Société d’assurance-dépôts du Canada.

S.R., ch. C-3, art. 1.

Définitions

Définitions

2 Les définitions qui suivent s’appliquent à la présente loi.

action Sont assimilés à une action :

a) le privilège de conversion ou d’échange, octroyé par une institution membre, convertible en tout temps en une action;

b) l’option ou le droit, octroyé par une telle institution, d’acquérir une action ou le privilège visé à l’alinéa a);

c) la part sociale au sens de l’article 2 de la Loi sur les banques. (share)

actionnaire S’entend notamment du détenteur d’une part sociale d’une coopérative de crédit fédérale. (shareholder)

affaires Les activités commerciales de l’institution membre ainsi que les relations entre celle-ci, les entités de son groupe et leurs associés, actionnaires, administrateurs et dirigeants. (affairs)

affaires internes [Abrogée, 2016, ch. 7, art. 126]

assurance-dépôts L’assurance visée à l’alinéa 7a). (deposit insurance)

Current to May 29, 2023	1	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Interpretation	Définitions
Section 2	Article 2

bridge institution means a federal institution that is designated as a bridge institution by an order made under paragraph 39.13(1)(c); (institution-relais)

by-laws means the by-laws of the Corporation; (règlements administratifs)

Chairman [Repealed, 1996, c. 6, s. 21]

Chairperson means the Chairperson of the Board; (président)

Corporation means the Canada Deposit Insurance Corporation established by section 3; (Société)

deposit and depositor mean respectively a deposit and a depositor as defined in the schedule; (dépôt et déposant)

deposit insurance means the insurance referred to in paragraph 7(a); (assurance-dépôts)

domestic systemically important bank has the same meaning as in section 2 of the Bank Act; (banque d’importance systémique nationale)

federal credit union has the same meaning as in section 2 of the Bank Act; (coopérative de crédit fédérale)

federal institution means a bank, company or association referred to in section 8; (institution fédérale)

federal member institution means a federal institution that is a member institution; (institution fédérale membre)

local cooperative credit society has the same meaning as in section 2 of the Bank Act; (société coopérative de crédit locale)

member institution means a corporation that has deposit insurance under this Act; (institution membre)

Minister means the Minister of Finance; (ministre)

nominee broker means a person who is a party to an agreement or arrangement with a member institution in order to make deposits as a nominee on behalf of another person; (courtier-fiduciaire)

nominee broker deposit means a deposit made at a member institution by a nominee broker acting as a nominee on behalf of another person; (dépôt de courtier-fiduciaire)

banque Banque figurant aux annexes I ou II de la Loi sur les banques. (bank)

banque d’importance systémique nationale S’entend au sens de l’article2 de la Loi sur les banques. (domestic systemically important bank)

conseil Le conseil d’administration de la Société. (Board)

contrôleur provincial Le fonctionnaire qui, auprès de la province sous l’autorité de laquelle une institution provinciale donnée a reçu la personnalité morale, voit à la surveillance des activités de l’institution. (provincial supervisor)

coopérative de crédit fédérale S’entend au sens de l’article 2 de la Loi sur les banques. (federal credit union)

courtier-fiduciaire Personne qui est partie à une entente ou à un arrangement avec une institution membre afin de déposer des sommes en tant que fiduciaire pour le compte d’une autre personne. (nominee broker)

déclaration Déclaration orale ou écrite. Sont assimilés à une déclaration les marques, signes ou annonces ou marques de commerce. (representation)

dépôt de courtier-fiduciaire Dépôt effectué auprès d’une institution membre par un courtier-fiduciaire qui agit en tant que fiduciaire pour le compte d’une autre personne. (nominee broker deposit)

dépôt et déposant Ont le sens que leur donne l’annexe. (deposit and depositor)

dette subordonnée Dette d’une institution membre dont le remboursement, aux termes du titre qui en fait foi, est subordonné, advenant l’insolvabilité ou la liquidation de celle-ci, au paiement de tous les dépôts auprès d’elle et de toutes ses autres dettes, à l’exception de celles qui, aux termes des titres qui en font foi, sont de rang égal ou inférieur à la dette en question. Sont inclus dans la présente définition :

a) le privilège de conversion ou d’échange, octroyé par une institution membre, convertible en tout temps en une dette subordonnée;

b) l’option ou le droit, octroyé par une telle institution, d’acquérir une dette subordonnée ou le privilège visé à l’alinéa a). (subordinated debt)

Current to May 29, 2023	2	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Interpretation	Définitions
Section 2	Article 2

policy of deposit insurance or policy means the instrument evidencing the deposit insurance of a member institution; (police d’assurance-dépôts ou police)

premium year means, in relation to the calculation and payment of premiums pursuant to this Act, the period beginning on May 1 in one year and ending on April 30 in the next year; (exercice comptable des primes)

professional trustee means any of the following who is not a nominee broker:

(a) the public trustee of a province or a similar public official whose duties involve holding moneys in trust for others;

(b) a federal, provincial or municipal government, or a department or agency of such a government;

(c) a lawyer or partnership of lawyers, a law corporation, or a notary or partnership of notaries in the province of Quebec, when they act in that capacity as a trustee of moneys for others;

(d) a person who is acting as a trustee of moneys for others in the course of business and is required by or under a statute to hold the deposit in trust;

(e) a person who is acting as a trustee of moneys for others in the course of business and is subject to the rules of a securities commission, stock exchange or other regulatory or self-regulating organization that audits compliance with those rules; or

(f) a regulated federal or provincial trust company acting in the capacity of a depositor; (fiduciaire professionnel)

provincial institution means a company referred to in section 9; (institution provinciale)

provincial member institution means a provincial institution that is a member institution; (institution provinciale membre)

provincial supervisor, in relation to a provincial institution, means the official of the province of incorporation of the provincial institution who supervises the affairs of the provincial institution; (contrôleur provincial)

receiver includes a receiver-manager and a sequestrator; (séquestre)

representation means any oral or written statement and includes any advertisement and any mark, sign, trade name or other device; (déclaration)

exercice comptable des primes La période commençant le 1er mai et se terminant le 30 avril de l’année suivante, utilisée pour le calcul et le paiement des primes. (premium year)

fiduciaire professionnel S’entend, à l’exception des courtiers-fiduciaires :

a) du curateur public d’une province ou du fonctionnaire semblable qui est chargé de détenir en fiducie ou en fidéicommis des sommes pour autrui;

b) des administrations fédérales, provinciales ou municipales, et des ministères ou organismes de ces administrations;

c) de l’avocat ou de l’étude d’avocats constituée en société de personnes ou en société, ou du notaire de la province de Québec ou de l’étude de notaires constituée en société de personnes, qui agit en cette qualité comme fiduciaire ou fidéicommissaire de sommes pour autrui;

d) de la personne qui agit comme fiduciaire ou fidéicommissaire de sommes pour autrui dans le cadre de ses activités et qui est tenue par la loi de détenir le dépôt en fiducie ou en fidéicommis;

e) de la personne qui agit comme fiduciaire ou fidéicommissaire de sommes pour autrui dans le cadre de ses activités et qui est assujettie aux règles d’une commission de valeurs mobilières, d’une bourse ou d’un autre organisme de réglementation ou d’auto-régle-mentation qui vérifie la conformité à ces règles;

f) de la société de fiducie provinciale ou fédérale réglementée qui agit au nom du déposant. (professional trustee)

groupe Ensemble des entités qui font partie du groupe d’une institution membre; dans le cas d’une banque, ce terme s’entend au sens de la Loi sur les banques, dans les autres cas, le sens donné par cette loi s’applique avec les adaptations nécessaires. (affiliate)

institution fédérale Banque, société ou association mentionnée à l’article 8. (federal institution)

institution fédérale membre Institution fédérale qui est une institution membre. (federal member institution)

institution membre Personne morale qui bénéficie de l’assurance-dépôts dans le cadre de la présente loi. (member institution)

Current to May 29, 2023	3	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Interpretation	Définitions
Section 2	Article 2

returned payment means any portion of a payment made by the Corporation under subsection 14(2) or (2.1) that is either returned to the Corporation or that otherwise remains under its control; (paiement retourné)

share includes

(a) a conversion or exchange privilege, issued by a member institution, that is convertible at any time into a share,

(b) an option or a right, issued by a member institution, to acquire a share or a privilege referred to in paragraph (a), and

(c) a membership share within the meaning of section 2 of the Bank Act; (action)

shareholder includes the holder of a membership share of a federal credit union; (actionnaire)

subordinated debt means debt of a member institution that, by the terms of any instrument evidencing the debt, will, in the event of the insolvency or winding-up of the member institution, be subordinate in right of payment to all deposit liabilities of the member institution and all other liabilities of the member institution except those that, by their terms, rank equally with or are subordinate to that debt and includes

(a) a conversion or exchange privilege that is convertible at any time into subordinated debt, and

(b) an option or a right to acquire subordinated debt or a privilege referred to in paragraph (a)

issued by a member institution; (dette subordonnée)

Superintendent means the Superintendent of Financial Institutions appointed pursuant to subsection 5(1) of the Office of the Superintendent of Financial Institutions Act. (surintendant)

R.S., 1985, c. C-3, s. 2; R.S., 1985, c. 18 (3rd Supp.), s. 47; 1992, c. 1, s. 142, c. 26, s. 1; 1996, c. 6, s. 21; 1999, c. 28, s. 98; 2001, c. 9, s. 203; 2009, c. 2, s. 233; 2010, c. 12, s. 2094; 2012, c. 5, s. 185; 2016, c. 7, s. 126; 2018, c. 12, s. 202.

institution provinciale Personne morale mentionnée à l’article 9. (provincial institution)

institution provinciale membre Institution provinciale qui est une institution membre. (provincial member institution)

institution-relais Institution fédérale qui est dotée du statut d’institution-relais par décret pris en vertu de l’alinéa 39.13(1)c). (bridge institution)

ministre Le ministre des Finances. (Minister)

ministre provincial compétent Le ministre provincial chargé, dans la province sous l’autorité de laquelle une institution provinciale donnée a obtenu la personnalité morale, de voir à la surveillance de cette institution. (appropriate provincial minister)

paiement retourné Toute partie du paiement effectué par la Société au titre des paragraphes 14(2) ou (2.1) qui lui est retournée ou demeure autrement sous son contrôle. (returned payment)

police d’assurance-dépôts ou police Le document qui fait foi de l’assurance-dépôts d’une institution membre. (policy of deposit insurance or policy)

président Le président du conseil. (Chairperson)

règlements administratifs Les règlements administratifs de la Société. (by-laws)

séquestre S’entend en outre d’un séquestre-gérant. (receiver)

Société La Société d’assurance-dépôts du Canada constituée par l’article 3. (Corporation)

société coopérative de crédit locale S’entend au sens de l’article 2 de la Loi sur les banques. (local cooperative credit society)

surintendant Le surintendant des institutions financières, nommé aux termes du paragraphe 5(1) de la Loi sur le Bureau du surintendant des institutions financières. (Superintendent)

L.R. (1985), ch. C-3, art. 2; L.R. (1985), ch. 18 (3[e] suppl.), art. 47; 1992, ch. 1, art. 142, ch. 26, art. 1; 1996, ch. 6, art. 21; 1999, ch. 28, art. 98; 2001, ch. 9, art. 203; 2009, ch. 2, art. 233; 2010, ch. 12, art. 2094; 2012, ch. 5, art. 185; 2016, ch. 7, art. 126; 2018, ch. 12, art. 202.

Current to May 29, 2023	4	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Her Majesty	Sa Majesté
Sections 2.1-5	Articles 2.1-5

Her Majesty

Binding on Her Majesty

2.1 This Act is binding on Her Majesty in right of Canada or a province.

1992, c. 26, s. 2.

Powers, Etc., of Minister

Delegation

2.2 The Minister may delegate any of the Minister’s powers, duties and functions under this Act to any Minister of State appointed pursuant to the Ministries and Ministers of State Act to assist the Minister.

1996, c. 6, s. 21.1.

Constitution of the Corporation

Corporation established

3 (1) There is hereby established a corporation, to be called the Canada Deposit Insurance Corporation.

Agent of Her Majesty

(2) The Corporation is, for all purposes of this Act, an agent of Her Majesty in right of Canada.

R.S., c. C-3, s. 3; 1984, c. 31, s. 14.

Head office

4 (1) The head office of the Corporation shall be at the city of Ottawa.

Offices and agents

(2) The Corporation may establish offices or employ agents in any part of Canada.

R.S., c. C-3, s. 4.

Board of Directors

5 (1) There shall be a Board of Directors of the Corporation consisting of

(a) the person appointed as the Chairperson under subsection 6(1);

(a.1) the person appointed as the President and Chief Executive Officer of the Corporation under subsection 105(5) of the Financial Administration Act;

(b) the persons who for the time being hold the offices of the Governor of the Bank of Canada, the Deputy Minister of Finance, the Superintendent of Financial

Sa Majesté

Obligation de Sa Majesté

2.1 La présente loi lie Sa Majesté du chef du Canada ou d’une province.

1992, ch. 26, art. 2.

Pouvoirs du ministre

Délégation

2.2 Le ministre peut déléguer des pouvoirs et fonctions que lui confère la présente loi à tout ministre d’État nommé pour lui prêter son concours aux termes de la Loi sur les départements et ministres d’État.

1996, ch. 6, art. 21.1.

Constitution et fonctionnement de la société

Constitution

3 (1) Est constituée la Société d’assurance-dépôts du Canada, dotée de la personnalité morale.

Qualité de mandataire de Sa Majesté

(2) La Société est, pour l’application de la présente loi, mandataire de Sa Majesté du chef du Canada.

S.R., ch. C-3, art. 3; 1984, ch. 31, art. 14.

Siège social

4 (1) Le siège social de la Société est fixé à Ottawa.

Bureaux et mandataires

(2) La Société peut constituer des bureaux et nommer des mandataires sur tout le territoire canadien.

S.R., ch. C-3, art. 4.

Conseil d’administration

5 (1) Le conseil d’administration de la Société se compose des personnes suivantes :

a) la personne nommée en vertu du paragraphe 6(1) à titre de président;

a.1) la personne nommée en vertu du paragraphe 105(5) de la Loi sur la gestion des finances publiques à titre de président et premier dirigeant de la Société;

Current to May 29, 2023	5	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Constitution of the Corporation	Constitution et fonctionnement de la société
Section 5	Article 5

Institutions and the Commissioner of the Financial Consumer Agency of Canada;

(b.1) a Deputy Superintendent of Financial Institutions, or an officer of the Office of the Superintendent of Financial Institutions, appointed by the Minister; and

(c) not more than six other members appointed by the Minister with the approval of the Governor in Council.

Disqualifications

(1.1) A person is not eligible to be appointed under paragraph (1)(c) or, having been appointed under that paragraph, to continue as a member of the Board, if the person is

(a) employed in any capacity in the federal public administration or holds any office or position for which any salary or other remuneration is payable out of public moneys;

(b) a member of the Senate or House of Commons of Canada or a member of a provincial legislature; or

(c) a director, officer or employee of a federal institution, a provincial institution or a local cooperative credit society.

Alternate director

(2) A director referred to in paragraph (1)(b) may, from time to time with the approval of the Minister, designate in writing an alternate to attend in the director’s absence at any meeting of the Board of Directors, and the alternate shall be deemed to be a member of the Board while so attending a meeting of the Board.

Vacancy

(3) A vacancy on the Board does not impair the right of the remaining directors to act.

Acting chairperson

(4) Where the office of Chairperson is vacant, the Minister may appoint, for a period not exceeding ninety days, an acting Chairperson who shall, while so acting, be a member of the Board and have all the powers of the Chairperson.

Expenses of directors

(5) A director shall be paid by the Corporation reasonable travel and living expenses incurred by the director while absent from his or her ordinary place of residence

b) le gouverneur de la Banque du Canada, le sous-ministre des Finances, le surintendant des institutions fi-nancières et le commissaire de l’Agence de la consommation en matière financière du Canada;

b.1) un surintendant adjoint des institutions financières, ou un fonctionnaire du Bureau du surintendant des institutions financières, nommé par le ministre;

c) au plus six autres administrateurs nommés par le ministre avec l’agrément du gouverneur en conseil.

Inhabilité

(1.1) Ne peut occuper le poste d’administrateur dans le cadre de l’alinéa (1)c) la personne qui :

a) occupe un emploi au sein de l’administration publique fédérale ou un poste rémunéré avec des fonds publics;

b) est membre du Sénat ou de la Chambre des communes, ou d’une législature provinciale;

c) est administrateur, dirigeant ou employé d’une institution fédérale ou provinciale ou d’une société coopérative de crédit locale.

Substitut

(2) L’administrateur visé à l’alinéa (1)b) peut, avec l’approbation du ministre, désigner par écrit un substitut pour assister en son absence aux réunions du conseil d’administration; ce substitut est réputé être un membre du conseil lorsqu’il assiste à ces réunions.

Vacance

(3) Une vacance au sein du conseil n’entrave pas son fonctionnement.

Président suppléant

(4) En cas de vacance du poste de président, le ministre peut nommer un intérimaire pour une période maximale de quatre-vingt-dix jours; l’intérimaire est membre du conseil et assume l’exercice de la présidence.

Indemnités

(5) Les administrateurs de la Société ont droit aux frais de déplacement et de séjour entraînés par l’accomplissement de leurs fonctions hors de leur lieu ordinaire de résidence. Les administrateurs visés à l’alinéa (1)b) n’ont

Current to May 29, 2023	6	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Constitution of the Corporation	Constitution et fonctionnement de la société
Sections 5-6	Articles 5-6

in the course of his or her duties as a director but no director referred to in paragraph (1)(b) shall receive any other remuneration for his or her services on the Board.

Remuneration of certain directors

(5.1) A director referred to in paragraph (1)(c) shall be paid by the Corporation for attendance at meetings of the Board such remuneration as may be fixed by the Governor in Council.

R.S., 1985, c. C-3, s. 5; R.S., 1985, c. 18 (2nd Supp.), s. 1, c. 18 (3rd Supp.), s. 48; 1996, c. 6, s. 47(E); 2001, c. 9, s. 204; 2003, c. 22, s. 224(E); 2010, c. 12, s. 2095; 2012, c. 5, s. 206(E); 2022, c. 10, s. 181.

Chairperson

6 (1) The Governor in Council shall appoint a person of proven financial ability to be Chairperson of the Board.

Term of office

(2) Notwithstanding subsection 105(5) of the Financial Administration Act, the Chairperson shall be appointed to hold office during good behaviour for such term as the Governor in Council deems appropriate but may be reap-pointed on the expiration of his or her term of office and may be removed at any time by the Governor in Council for cause.

Disqualification

(3) No person is eligible to be appointed or to continue as Chairperson who

(a) is not a Canadian citizen ordinarily resident in Canada;

(b) is a member of the Senate or House of Commons or a member of a provincial legislature; or

(c) is a director, officer or employee of a federal institution, a provincial institution or a local cooperative credit society.

(d) [Repealed, 2007, c. 6, s. 402]

Presiding at meetings

(4) The Chairperson shall preside at all meetings of the Board but where at any meeting the Chairperson is absent, one of the directors present thereat who is chosen so to act by the directors present shall preside and have all the powers of the Chairperson.

toutefois droit à aucune autre rémunération pour leurs services à ce titre.

Rémunération de certains administrateurs

(5.1) Les administrateurs visés à l’alinéa (1)c) reçoivent de la Société pour leur présence aux réunions du conseil d’administration la rémunération fixée par le gouverneur en conseil.

L.R. (1985), ch. C-3, art. 5; L.R. (1985), ch. 18 (2[e] suppl.), art. 1, ch. 18 (3[e] suppl.), art. 48; 1996, ch. 6, art. 47(A); 2001, ch. 9, art. 204; 2003, ch. 22, art. 224(A); 2010, ch. 12, art. 2095; 2012, ch. 5, art. 206(A); 2022, ch. 10, art. 181.

Président du conseil

6 (1) Le gouverneur en conseil nomme le président du conseil parmi les personnalités à compétence financière reconnue.

Mandat

(2) Par dérogation au paragraphe 105(5) de la Loi sur la gestion des finances publiques, le président est nommé à titre inamovible pour le mandat que fixe le gouverneur en conseil et il peut recevoir un nouveau mandat; toutefois, il peut faire l’objet d’une révocation motivée de la part du gouverneur en conseil.

Incompatibilités

(3) Pour occuper le poste de président, il faut :

a) être citoyen canadien et résider habituellement au Canada;

b) ne pas être membre du Sénat ou de la Chambre des communes, ou d’une législature provinciale;

c) ne pas être administrateur, dirigeant ou employé d’une institution fédérale ou provinciale ou d’une société coopérative de crédit locale.

d) [Abrogé, 2007, ch. 6, art. 402]

Présidence des réunions

(4) Le président préside les réunions du conseil; en cas d’absence de celui-ci, les administrateurs présents choisissent l’un d’entre eux pour présider la réunion et exercer les pouvoirs du président.

Current to May 29, 2023	7	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Constitution of the Corporation	Constitution et fonctionnement de la société
Sections 6-7.1	Articles 6-7.1

Remuneration of Chairperson

(5) The Chairperson shall be paid by the Corporation such remuneration as may be fixed by the Governor in Council.

R.S., 1985, c. C-3, s. 6; 1996, c. 6, s. 47(E); 2007, c. 6, s. 402; 2010, c. 12, s. 2096; 2012, c. 5, s. 206(E).

Objects, Powers and Duties

Objects

7 The objects of the Corporation are

(a) to provide insurance against the loss of part or all of deposits;

(b) to promote and otherwise contribute to the stability of the financial system in Canada;

(c) to pursue the objects set out in paragraphs (a) and (b) for the benefit of persons having deposits with member institutions and in such manner as will minimize the exposure of the Corporation to loss; and

(d) to act as the resolution authority for its members.

R.S., 1985, c. C-3, s. 7; R.S., 1985, c. 18 (3rd Supp.), s. 49; 1996, c. 6, s. 22; 2005, c. 30, s. 98; 2017, c. 20, s. 108.

Power of Governor in Council

7.1 (1) The Governor in Council may, by order, exempt the Corporation from the requirement that it pursue its objects in a manner that will minimize its exposure to loss when it takes any action to address a situation that is specified in the order.

Condition precedent

(2) The Governor in Council may make the order only if the Minister is of the opinion, after consultation with the Board, the Governor of the Bank of Canada and the Superintendent, that the requirement that the Corporation pursue its objects in a manner that will minimize its exposure to loss, in respect of a situation that will be specified in the order, might have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

Repeal

(3) The Governor in Council may repeal the order only if the Minister is of the opinion that the requirement that the Corporation pursue its objects in a manner that will minimize its exposure to loss, in respect of the situation specified in the order, will no longer have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

2009, c. 2, s. 234.

Rémunération du président

(5) Le président reçoit de la Société la rémunération fixée par le gouverneur en conseil.

L.R. (1985), ch. C-3, art. 6; 1996, ch. 6, art. 47(A); 2007, ch. 6, art. 402; 2010, ch. 12, art. 2096; 2012, ch. 5, art. 206(A).

Mission et pouvoirs

Objet

7 La Société a pour mission :

a) de fournir une assurance contre les risques de perte totale ou partielle de dépôts;

b) d’encourager la stabilité du système financier au Canada;

c) de poursuivre les fins visées aux alinéas a) et b) à l’avantage des personnes qui détiennent des dépôts auprès d’institutions membres et de manière à minimiser les possibilités de perte pour elle-même;

d) d’agir à titre d’autorité de règlement pour ses institutions membres.

L.R. (1985), ch. C-3, art. 7; L.R. (1985), ch. 18 (3[e] suppl.), art. 49; 1996, ch. 6, art. 22; 2005, ch. 30, art. 98; 2017, ch. 20, art. 108.

Pouvoir du gouverneur en conseil

7.1 (1) Le gouverneur en conseil peut, par décret, soustraire la Société à l’exigence d’accomplir sa mission de manière à minimiser les possibilités de perte pour ellemême lorsqu’elle prend des mesures visant à remédier à la situation précisée dans le décret.

Condition préalable

(2) Le gouverneur en conseil ne peut prendre le décret que si le ministre est d’avis, après avoir consulté le conseil, le gouverneur de la Banque du Canada et le surintendant, que l’exigence imposée à la Société d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même pourrait, en ce qui a trait à la situation qui sera précisée dans le décret, être préjudiciable à la stabilité du système financier au Canada ou à la confiance du public en cette stabilité.

Abrogation

(3) Le gouverneur en conseil ne peut abroger le décret que si le ministre est d’avis que d’assujettir à nouveau la Société à l’exigence d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même ne serait, en ce qui a trait à la situation en cause, préjudiciable ni à la stabilité du système financier au Canada ni à la confiance du public en cette stabilité.

2009, ch. 2, art. 234.

Current to May 29, 2023	8	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 7.2-9	Articles 7.2-9

Coming into force

7.2 (1) An order made under subsection 7.1(1) has effect from the time that it is made.

Statutory Instruments Act

(2) The Statutory Instruments Act does not apply to the order.

Publication

(3) The Minister shall cause a notice to be published in the Canada Gazette that the order has been made or repealed as soon as the Minister is of the opinion that the publication of the notice will not have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

2009, c. 2, s. 234.

Recovery of loss

7.3 After the publication of a notice in the Canada Gazette that an order was made under subsection 7.1(1), the Corporation shall, in accordance with its by-laws, collect a special premium from member institutions or any class of member institutions in order to recover the loss that the Corporation determines it incurred as a result of pursuing its objects without regard to the requirement that it do so in a manner that minimizes its exposure to loss.

2009, c. 2, s. 234.

Federal institutions

8 For the purposes of this Act, the following are federal institutions:

(a)   a bank;

(b)   a company to which the Trust and Loan Companies Act applies; and

(c)   a retail association within the meaning of regulations made under the Cooperative Credit Associations Act.

R.S., 1985, c. C-3, s. 8; 1991, c. 45, s. 541; 1999, c. 28, s. 99; 2001, c. 9, s. 205; 2005, c. 30, s. 99.

Provincial institutions

9 For the purposes of this Act, an incorporated company that carries on, under an Act of the legislature of a province or a constating instrument under provincial jurisdiction, a business substantially similar to the business of a company to which the Trust and Loan Companies Act applies and that is authorized by or under an Act of the legislature of a province to accept deposits from the public is a provincial institution.

R.S., 1985, c. C-3, s. 9; 1991, c. 45, s. 542.

Entrée en vigueur

7.2 (1) Le décret pris en vertu du paragraphe 7.1(1) prend effet dès sa prise.

Non-application de la Loi sur les textes réglementaires

(2) La Loi sur les textes réglementaires ne s’applique pas au décret.

Publication

(3) Le ministre fait publier un avis dans la Gazette du Canada portant que le décret a été pris ou abrogé dès qu’il estime que la publication ne sera préjudiciable ni à la stabilité du système financier au Canada ni à la confiance du public en cette stabilité.

2009, ch. 2, art. 234.

Recouvrement des pertes

7.3 Après la publication dans la Gazette du Canada de l’avis énonçant qu’un décret a été pris, la Société perçoit, conformément aux règlements administratifs, auprès d’institutions membres ou de toute catégorie d’institutions membres, une prime spéciale afin de recouvrer les pertes qu’elle a, selon ses calculs, subies, en raison de l’accomplissement de sa mission sans égard à l’exigence de minimiser les possibilités de perte pour elle-même.

2009, ch. 2, art. 234.

Institutions fédérales

8 Ont qualité d’institutions fédérales dans le cadre de la présente loi :

a)   toute banque;

b)   toute société régie par la Loi sur les sociétés de fiducie et de prêt;

c)   toute association de détail, au sens des règlements pris sous le régime de la Loi sur les associations co-opératives de crédit.

L.R. (1985), ch. C-3, art. 8; 1991, ch. 45, art. 541; 1999, ch. 28, art. 99; 2001, ch. 9, art. 205; 2005, ch. 30, art. 99.

Institutions provinciales

9 Pour l’application de la présente loi, une compagnie constituée en personne morale qui exploite, en vertu d’une loi provinciale ou d’un acte constitutif relevant de la compétence provinciale, une entreprise sensiblement comparable à l’entreprise d’une société régie par la Loi sur les sociétés de fiducie et de prêt et qui, aux termes d’une loi provinciale, est autorisée à accepter des dépôts du public est une institution provinciale.

L.R. (1985), ch. C-3, art. 9; 1991, ch. 45, art. 542.

Current to May 29, 2023	9	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 10	Article 10

Powers of Corporation

10 (1) The Corporation may do all things necessary or incidental to the objects of the Corporation and in particular, but without limiting the generality of the foregoing, the Corporation may, in furtherance of its objects,

(a) acquire assets from a member institution;

(a.1) make or guarantee loans or advances, with or without security, to a member institution;

(a.11) make or guarantee a deposit with a member institution;

(a.12) assume liabilities of a member institution;

(a.2) enter into an agreement with the government of a province, or an agent of the government of a province, respecting any matter relating to the insurance of deposits with provincial institutions in that province;

(b)   make any investment and enter into any transaction necessary or desirable for the financial management of the Corporation;

(c)   act as liquidator, receiver or inspector of a member institution or a subsidiary thereof, when duly appointed as such and appoint qualified and competent persons, whether employees of the Corporation or not, to carry out any or all of the functions of the Corporation under the appointment of the Corporation;

(d)  assume the costs of a winding-up of a member institution when the Corporation is appointed to act as a liquidator in the winding-up, or assume the costs of the receiver when the Corporation is appointed to act as such;

(e)  guarantee the payment of the fees of, and the costs incurred by any person as, the liquidator or receiver of a member institution when that person is appointed as such;

(f)  acquire assets and assume liabilities of a member institution from its liquidator or receiver;

(f.1) acquire, by way of security or otherwise, shares and subordinated debt of a member institution and to hold and dispose of those shares and subordinated debt;

(g)   make an advance for the purpose of paying a claim, against a member institution for which the Corporation is acting as receiver or liquidator, in respect of any insured deposit and of becoming subrogated as an unsecured creditor for the amount of the advance;

Pouvoirs de la Société

10 (1) La Société peut exercer les pouvoirs utiles à la réalisation de sa mission; elle peut notamment :

a) acquérir des éléments d’actif d’une institution membre;

a.1) contre la fourniture d’une sûreté ou non, octroyer des prêts ou des avances à une institution membre ou garantir des prêts ou des avances consentis à celle-ci;

a.11) verser un dépôt à une institution membre ou garantir un dépôt qui y a été effectué;

a.12) prendre en charge des éléments du passif d’une institution membre;

a.2) conclure un accord avec le gouvernement d’une province ou avec le mandataire d’un tel gouvernement sur les questions se rapportant à l’assurance des dépôts faits auprès des institutions provinciales dans la province en question;

b)   faire les investissements et les transactions nécessaires ou souhaitables pour la gestion financière de la Société;

c)   exercer, lorsqu’elles lui sont confiées, les attributions de liquidateur, séquestre ou inspecteur d’une institution membre ou d’une filiale d’une telle institution et déléguer, dans ce cadre, tout ou partie de ces attributions à des personnes qualifiées et compétentes, qu’elles fassent ou non partie de son personnel;

d)   lorsqu’elle est nommée liquidateur ou séquestre, prendre en charge les frais de liquidation ou de séquestre, selon le cas;

e)   garantir le paiement des honoraires et des frais du liquidateur ou du séquestre d’une institution membre;

f)   acquérir des éléments d’actif d’une institution membre auprès de son liquidateur ou séquestre et prendre en charge des éléments du passif de cette institution détenus par son liquidateur ou séquestre;

f.1) acquérir, notamment à titre de sûreté, les actions et les dettes subordonnées d’une institution membre, les détenir et les aliéner;

g) consentir une avance en vue du règlement d’une créance relative à un dépôt assuré contre une institution membre pour laquelle la Société agit en qualité de liquidateur ou séquestre et être subrogée à titre de créancier non garanti pour le montant de l’avance;

Current to May 29, 2023	10	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 10	Article 10

(h)   make or cause to be made such inspections of a member institution as may be authorized under this Act or a policy of deposit insurance;

(i)   acquire, hold and alienate real and personal property;

(i.1) settle or compromise any claim by or against the Corporation; and

(j)   do all such other things as may be necessary for the exercising of any power of the Corporation.

Subsidiary corporations

(2) For the purposes of facilitating the acquisition, management or disposal of real property or other assets of a member institution that the Corporation may acquire as the result of its operations, the Corporation may, when authorized by order of the Governor in Council,

(a)   procure the incorporation of a corporation, all the shares of which, on incorporation, would be held by, on behalf of or in trust for the Corporation; or

(b)   acquire all of the shares of a corporation that, on acquisition, would be held by, on behalf of or in trust for the Corporation.

Subsidiary not an agent

(3) A corporation described in paragraph (2)(a) or (b) is deemed not to be an agent of the Corporation or of Her Majesty in right of Canada.

Assets and liabilities

(3.1) A corporation described in paragraph (2)(a) or (b) may acquire assets and assume liabilities of a member institution from that institution or from its liquidator or receiver.

Conditions applicable to the exercise of certain powers

(4) The Corporation shall, in exercising its powers under paragraph (1)(b), comply with such directions of general application as the Minister may, in writing, give to the Corporation.

R.S., 1985, c. C-3, s. 10; R.S., 1985, c. 18 (3rd Supp.), s. 50; 1992, c. 26, s. 3; 1996, c. 6, s. 23; 2001, c. 9, s. 206; 2016, c. 7, s. 127; 2018, c. 27, s. 157.

h)   procéder ou faire procéder auprès d’une institution membre aux examens qui sont autorisés en vertu de la présente loi ou de la police d’assurance-dépôts applicable;

i)   acquérir, détenir et aliéner des biens meubles ou immeubles;

i.1) transiger sur toutes réclamations mettant en cause la Société ou les régler;

j)   prendre toutes les autres mesures qui sont nécessaires à l’exercice de ses pouvoirs.

Filiales

(2) Afin de favoriser l’acquisition, la gestion ou l’usage des immeubles et autres éléments d’actif d’une institution membre qu’elle acquiert dans le cours de ses activités, la Société peut, si elle y est autorisée par le gouverneur en conseil :

a)   faire constituer une personne morale dont l’ensemble des actions seront, au moment de la constitution, détenues par elle-même ou en son nom, ou par une fiducie à son bénéfice;

b)   acquérir l’ensemble des actions d’une personne morale, lesquelles seront, lors de l’acquisition, détenues par elle-même ou en son nom ou par une fiducie à son bénéfice.

Filiale n’est pas mandataire

(3) La personne morale visée aux alinéas (2)a) et b) n’est pas mandataire de la Société ni de Sa Majesté du chef du Canada.

Éléments d’actif et du passif

(3.1) La personne morale visée aux alinéas (2)a) et b) peut acquérir des éléments d’actif d’une institution membre auprès de celle-ci ou auprès de son liquidateur ou séquestre et elle peut prendre en charge des éléments du passif de l’institution membre détenus par celle-ci ou par son liquidateur ou séquestre.

Conditions d’exercice

(4) La Société doit, dans l’exercice des pouvoirs prévus à l’alinéa (1)b), se conformer aux instructions écrites d’application générale données par le ministre.

L.R. (1985), ch. C-3, art. 10; L.R. (1985), ch. 18 (3[e] suppl.), art. 50; 1992, ch. 26, art. 3; 1996, ch. 6, art. 23; 2001, ch. 9, art. 206; 2016, ch. 7, art. 127; 2018, ch. 27, art. 157.

Current to May 29, 2023	11	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 10.01-10.1	Articles 10.01-10.1

Exemption — shares of member institution

10.01 (1) To enable the Corporation to acquire, hold or dispose of shares under paragraph 10(1)(f.1), the Minister may, by order, exempt any person or share specified in the order from any of the following provisions:

(a)  sections 47.03, 47.04, 47.06, 47.09, 47.11, 47.15, 47.17, 47.18 and 60.1, subsection 79.2(1) and sections 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2 379, 382.1, 385, 401.11, 401.2 and 401.3 of the Bank Act;

(b)  sections 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 and 430 of the Insurance Companies Act; and

(c)  sections 375, 375.1, 376, 379, 396 and 399 of the Trust and Loan Companies Act.

Conditions

(2) The exemption may be subject to conditions.

Duration of exemption

(3) The exemption ceases to have effect five years after the day on which it comes into force.

Extension

(4) The Minister may, by order, extend the duration of the exemption if general market conditions so warrant.

Statutory Instruments Act

(5) The Statutory Instruments Act does not apply to an order made under this section.

2009, c. 2, s. 235; 2010, c. 12, s. 2097.

Loans to Corporation

10.1 (1) At the request of the Corporation, the Minister may, out of the Consolidated Revenue Fund, lend money to the Corporation on such terms and conditions as the Minister may establish.

Other borrowing

(2) The Corporation may borrow money otherwise than under subsection (1) and may borrow by any means, including the issuance and sale of bonds, debentures, notes or any other evidence of indebtedness.

Total indebtedness

(3) The total principal indebtedness outstanding at any time in respect of borrowings by the Corporation under

Exemption — actions d’une institution membre

10.01 (1) Afin que la Société puisse, en vertu de l’alinéa 10(1)f.1), acquérir, détenir et aliéner des actions d’une institution membre, le ministre peut, par arrêté, exempter de l’application de toute disposition ci-après toute personne ou action que l’arrêté précise :

a)  les articles 47.03, 47.04, 47.06, 47.09, 47.11, 47.15, 47.17, 47.18 et 60.1, le paragraphe 79.2(1) et les articles 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2, 379, 382.1, 385, 401.11, 401.2 et 401.3 de la Loi sur les banques;

b)  les articles 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 et 430 de la Loi sur les sociétés d’assurances;

c)  les articles 375, 375.1, 376, 379, 396 et 399 de la Loi sur les sociétés de fiducie et de prêt.

Conditions

(2) L’exemption peut être assortie de conditions.

Durée de validité

(3) Elle cesse d’avoir effet cinq ans après son entrée en vigueur.

Prorogation

(4) Le ministre peut, par arrêté, proroger la durée de l’exemption si les conditions générales du marché le justifient.

Non-application de la Loi sur les textes réglementaires

(5) La Loi sur les textes réglementaires ne s’applique pas aux arrêtés pris en vertu du présent article.

2009, ch. 2, art. 235; 2010, ch. 12, art. 2097.

Prêt consenti à la Société

10.1 (1) À la demande de la Société, le ministre peut lui consentir, aux conditions qu’il fixe, des prêts sur le Trésor.

Pouvoir d’emprunter

(2) Elle peut contracter des emprunts par tout moyen, entre autres par l’émission et la vente de ses titres de créances — obligations, débentures, billets ou tout autre document attestant l’existence d’une créance.

Plafond

(3) Le passif réel de la Société résultant des prêts qui lui ont été consentis sous le régime des paragraphes (1) et

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Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 10.1	Article 10.1

subsections (1) and (2), excluding the borrowings under paragraph 60.2(2)(c) of the Financial Administration Act and under subparagraph 60.2(2)(a)(iii) of that Act as it read on September 30, 2020, shall not exceed

(a)  $15,000,000,000 or, if it is greater, the amount determined in accordance with subsections (3.1) to (3.5); or

(b)  such greater amount as may be authorized for the purposes of this subsection by Parliament under an appropriation Act.

Increase

(3.1) Subject to subsections (3.3) and (3.4), the amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed is increased each year to the amount determined by the formula

A + (A × B)

where

A    is $15,000,000,000; and

B    is the rate determined by the formula set out in subsection (3.2).

Rate

(3.2) The rate referred to in the description of B in subsection (3.1) is determined by the formula

(C – D) / D

where

C    is the total amount of deposits insured by the Corporation on April 30 of the current year; and

D    is the total amount of deposits insured by the Corporation on April 30, 2008.

Rounding

(3.3) The amount determined under subsection (3.1) shall be rounded to the nearest billion dollars or, if the amount is equidistant from two consecutive multiples of one billion dollars, it shall be rounded to the higher of those two multiples.

No change

(3.4) The amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed does not change if the amount determined under subsection (3.1) for the current year is less than the amount published under subsection (3.6) for the previous year.

(2) — à l’exclusion des prêts qui lui ont été consentis sous le régime de l’alinéa 60.2(2)c) de la Loi sur la gestion des finances publiques ou du sous-alinéa 60.2(2)a)(iii) de cette loi dans sa version au 30 septembre 2020 — ne peut, pour le principal, dépasser 15 000 000 000 $ ou la somme supérieure calculée en application des paragraphes (3.1) à (3.5), cette somme pouvant toutefois être augmentée par une loi de crédits.

Augmentation

(3.1) Sous réserve des paragraphes (3.3) et (3.4), le montant maximal du passif réel de la Société résultant du principal des prêts qui lui ont été consentis sous le régime des paragraphes (1) et (2) augmente chaque année pour atteindre le résultat du calcul suivant :

A + (A × B)

où :

A    représente un montant de 15 000 000 000 $;

B    le taux calculé selon le paragraphe (3.2).

Taux

(3.2) Le taux est calculé selon la formule suivante :

(C – D) / D

où :

C    représente le montant total des dépôts assurés par la Société au 30 avril de l’année en cours;

D    le montant total des dépôts assurés par la Société au 30 avril 2008.

Arrondissement

(3.3) Le montant calculé selon le paragraphe (3.1) est arrondi au milliard le plus proche ou, s’il comporte un demi-milliard, au milliard supérieur.

Pas de modification

(3.4) Le montant maximal n’est pas modifié si le montant calculé selon le paragraphe (3.1) pour l’année en cours est inférieur à celui publié en application du paragraphe (3.6) pour l’année précédente.

Current to May 29, 2023	13	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 10.1-11	Articles 10.1-11

Date effective

(3.5) The new amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed comes into effect on December 31 of the current year.

Publication

(3.6) The Corporation shall publish the new amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed in its annual report following the day on which the new amount comes into effect.

Fees for borrowing

(4) The Minister may fix a fee to be paid by the Corporation to the Receiver General in respect of any borrowings by the Corporation and the Minister shall notify the Corporation in writing of any such fee.

1996, c. 6, s. 24; 1997, c. 15, s. 111(E); 2009, c. 2, s. 236; 2012, c. 5, s. 186; 2018, c. 27, s. 158; 2020, c. 5, s. 32; 2020, c. 6, s. 11.

Powers of directors

11 (1) The Board shall administer the affairs of the Corporation in all things and make, or cause to be made, for the Corporation any description of contract that the Corporation may by law enter into.

By-laws

(2)   The Board may make by-laws,

(a)   for the administration, management and control of the property and affairs of the Corporation;

(b)   governing the functions, duties and remuneration of all officers, agents and employees of the Corporation;

(b.1) concerning conflicts of interest and post-employment matters relating to conflicts of interest in respect of directors, officers and employees of the Corporation;

(c)  governing the appointment and activities of any special committees created for the purposes of the Corporation;

(d)  governing the time and place for the holding of meetings of the directors, and the quorum and procedure in all things at those meetings;

(e)   respecting the development, submission and maintenance of resolution plans by domestic systemically important banks, including specifying the contents of those plans;

Entrée en vigueur

(3.5) Le nouveau montant maximal entre en vigueur le 31 décembre de l’année en cours.

Publication

(3.6) La Société publie le nouveau montant maximal dans son rapport annuel suivant l’entrée en vigueur de celui-ci.

Droits

(4) Le ministre peut imposer à la Société des droits, payables au receveur général du Canada, pour les emprunts effectués. Il en avise la Société par écrit.

1996, ch. 6, art. 24; 1997, ch. 15, art. 111(A); 2009, ch. 2, art. 236; 2012, ch. 5, art. 186; 2018, ch. 27, art. 158; 2020, ch. 5, art. 32; 2020, ch. 6, art. 11.

Pouvoirs des administrateurs

11 (1) Le conseil administre la Société à toutes fins et est autorisé à passer ou faire passer les contrats que celleci a le droit de conclure.

Règlements administratifs

(2)   Le conseil peut, par règlement administratif :

a)   régir la gestion et le contrôle des biens et affaires de la Société;

b)   définir les tâches et responsabilités des dirigeants, mandataires et employés de la Société, et fixer leur rémunération;

b.1) régir, en ce qui concerne les administrateurs, di-rigeants et employés de la Société, la question des conflits d’intérêts pour la période de l’emploi et par la suite;

c)   régir la nomination et les fonctions des comités spéciaux créés dans le cadre des activités de la Société;

d)   fixer les dates, heures et lieux de ses réunions, ainsi que le quorum de celles-ci, et régir leur déroulement;

e)   régir l’élaboration, la soumission et la tenue à jour de plans de règlement par les banques d’importance systémique nationale, notamment prévoir le contenu de ces plans;

f)   régir les déclarations des institutions membres ou de quiconque sur ce qui constitue ou non un dépôt ou

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 11	Article 11

(f) respecting representations by member institutions and other persons with respect to

(i)  what constitutes, or does not constitute, a deposit,

(ii)  what constitutes, or does not constitute, a deposit that is insured by the Corporation, and

(iii)   who is a member institution;

(f.1) for the purpose of facilitating the Corporation’s exercise of its functions either under section 14 or in the event that an order is made under subsection 39.13(1), respecting the information that the Corporation can require from member institutions with respect to their deposit liabilities and the time within and manner in which it is to be provided to the Corporation;

(f.2) respecting the capabilities that the Corporation can require member institutions to have to facilitate the Corporation’s exercise of its functions either under section 14 or in the event that an order is made under subsection 39.13(1), including the capability to

(i)   identify their deposit liabilities, and

(ii)   temporarily prevent withdrawals of deposit liabilities;

(g)   prescribing anything that, by virtue of any provision of this Act, is to be prescribed by the by-laws;

(h)   prescribing the form and manner in which payments under this Act are to be made by the Corporation; and

(i)   governing the conduct in all other particulars of the affairs of the Corporation.

Ministerial approval

(2.01) A by-law made under paragraph (2)(e) is not effective unless it has been approved in writing by the Minister.

Deposit liabilities

(2.1) For the purposes of paragraphs (2)(f.1) and (f.2), deposit liabilities include deposits referred to in paragraphs 12(a) to (c) and liabilities referred to in subsections 2(2), (5) and (6) of the schedule.

Subsection 5(1) of the Statutory Instruments Act

(2.2) If a by-law requires approval in writing by the Minister under this Act in order to be effective, then, for the purposes of subsection 5(1) of the Statutory Instruments un dépôt qui est assuré par la Société et relativement à la qualité d’institution membre;

f.1) afin d’aider la Société à exercer ses attributions soit en vertu de l’article 14 soit advenant la prise d’un décret en vertu du paragraphe 39.13(1), régir les renseignements que celle-ci peut exiger des institutions membres relativement aux obligations sous forme de dépôts qu’elles détiennent et prévoir les modalités — de temps et autre — selon lesquelles elles doivent les lui fournir;

f.2) régir la capacité que la Société peut exiger des institutions membres afin de l’aider à exercer ses attributions soit en vertu de l’article 14 soit advenant la prise d’un décret en vertu du paragraphe 39.13(1), notamment la capacité :

(i)   d’identifier les obligations sous forme de dépôts qu’elles détiennent,

(ii)   d’empêcher temporairement le retrait de telles obligations;

g)   prendre toute mesure de l’ordre des règlements administratifs prévue par la présente loi;

h)   fixer les modalités relatives aux paiements à faire par la Société aux termes de la présente loi;

i)   régir la conduite, à tous autres égards, des affaires de la Société.

Agrément du ministre

(2.01) L’agrément écrit du ministre est un préalable à la prise d’effet du règlement administratif pris en vertu de l’alinéa (2)e).

Sens de obligations sous forme de dépôts

(2.1) Pour l’application des alinéas (2)f.1) et f.2), obligations sous forme de dépôts s’entend notamment des dépôts visés aux alinéas12a) à c) et des obligations visées aux paragraphes 2(2), (5) et (6) de l’annexe.

Paragraphe 5(1) de la Loi sur les textes réglementaires

(2.2) Lorsqu’en vertu de la présente loi l’agrément écrit du ministre est un préalable à la prise d’effet d’un règlement administratif, celui-ci est réputé avoir été pris, pour

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 11-11.2	Articles 11-11.2

Act, the by-law is deemed to be made on the day on which the Corporation receives that approval.

Inspection powers

(3) In carrying out any inspection authorized by this Act or by a policy of deposit insurance, the directors of the Corporation have all the powers conferred on commissioners appointed under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and the directors may delegate those powers as occasion requires.

R.S., 1985, c. C-3, s. 11; R.S., 1985, c. 18 (2nd Supp.), s. 2, c. 18 (3rd Supp.), s. 51; 1992, c. 26, s. 4; 2005, c. 30, s. 100; 2010, c. 12, ss. 1886, 1887; 2012, c. 5, s. 187; 2017, c. 20, s. 109.

Minister’s direction

11.1 (1) The Minister may, after consultation with the Board, the Governor of the Bank of Canada and the Superintendent, give a written direction to the Corporation if the Minister is of the opinion that not giving the direction might have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

Compliance without regard to minimizing loss

(2) The Corporation shall comply with the direction without regard to the requirement referred to in paragraph 7(c) that it pursue its objects in a manner that will minimize its exposure to loss.

Implementation

(3) The Corporation’s directors shall ensure that the direction is implemented in a prompt and efficient manner and, if in so doing they act in accordance with section 115 of the Financial Administration Act, they are not accountable for any consequences arising from the implementation of the direction.

Notification of implementation

(4) After implementing the direction, the Corporation shall notify the Minister without delay that the direction has been implemented.

Best interests

(5) The Corporation’s compliance with a direction is deemed to be in its best interests.

2009, c. 2, s. 237.

Statutory Instruments Act

11.2 (1) The Statutory Instruments Act does not apply to a direction given under subsection 11.1(1).

l’application du paragraphe 5(1) de la Loi sur les textes réglementaires, le jour où la Société obtient cet agré-ment.

Pouvoirs d’inspection

(3) Dans le cadre des inspections qu’autorisent la pré-sente loi ou les polices d’assurance-dépôts, les administrateurs de la Société sont investis, pour recueillir des dé-positions sous serment, des pouvoirs conférés aux commissaires nommés en vertu de la partie II de la Loi sur les enquêtes; ils peuvent déléguer ces pouvoirs en tant que de besoin.

L.R. (1985), ch. C-3, art. 11; L.R. (1985), ch. 18 (2[e] suppl.), art. 2, ch. 18 (3[e] suppl.), art. 51; 1992, ch. 26, art. 4; 2005, ch. 30, art. 100; 2010, ch. 12, art. 1886 et 1887; 2012, ch. 5, art. 187; 2017, ch. 20, art. 109.

Instructions du ministre

11.1 (1) Après avoir consulté le conseil, le gouverneur de la Banque du Canada et le surintendant, le ministre peut donner des instructions écrites à la Société, s’il est d’avis que l’absence d’instructions pourrait être préjudiciable à la stabilité du système financier au Canada ou à la confiance du public en cette stabilité.

Pertes pour la Société

(2) La Société se conforme aux instructions sans égard à l’exigence, prévue à l’alinéa 7c), d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même.

Mise en œuvre

(3) Les administrateurs de la Société veillent à la mise en œuvre rapide et efficace des instructions, mais ils ne peuvent être tenus pour responsables des conséquences en découlant si, ce faisant, ils observent l’article 115 de la Loi sur la gestion des finances publiques.

Avis de mise en œuvre

(4) La Société avise sans délai le ministre que les instructions ont été mises en œuvre.

Intérêts de la Société

(5) La Société est présumée agir au mieux de ses intérêts lorsqu’elle se conforme aux instructions.

2009, ch. 2, art. 237.

Non-application de la Loi sur les textes réglementaires

11.2 (1) La Loi sur les textes réglementaires ne s’applique pas aux instructions données en vertu du paragraphe 11.1(1).

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Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 11.2-12.1	Articles 11.2-12.1

Publication

(2) The Minister shall cause a notice to be published in the Canada Gazette that a direction was given under subsection 11.1(1) as soon as the Minister is of the opinion that the publication of the notice will not have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

2009, c. 2, s. 237.

Recovery of loss

11.3 After the publication of a notice in the Canada Gazette that a direction was given under subsection 11.1(1), the Corporation shall, in accordance with its by-laws, collect a special premium from member institutions or any class of member institutions in order to recover the loss that the Corporation determines it incurred as a result of complying with the direction.

2009, c. 2, s. 237.

Deposit Insurance

Duty to insure

12 The Corporation shall insure each deposit with a member institution except

(a)   a deposit that is not payable in Canada;

(b)   a deposit in respect of which Her Majesty in right of Canada would be a preferred claimant; and

(c)   so much of any one deposit as exceeds one hundred thousand dollars.

R.S., 1985, c. C-3, s. 12; 2005, c. 30, s. 101; 2018, c. 12, s. 203; 2020, c. 5, s. 12.

12.01 [Repealed, 2020, c. 5, s. 14]

Definitions

12.1 (1) The following definitions apply in this section.

continuation day, in respect of a local cooperative credit society continued as a federal credit union, means the day set out in the federal credit union’s letters patent continuing the local cooperative credit society as a federal credit union. (date de prorogation)

pre-existing deposit means a deposit that was made with a local cooperative credit society before it is continued as a federal credit union and that remains outstanding on the continuation day. (dépôt préexistant)

transition period, in respect of a pre-existing deposit, means

Publication

(2) Le ministre fait publier un avis dans la Gazette du Canada portant que les instructions ont été données dès qu’il estime que la publication ne sera préjudiciable ni à la stabilité du système financier au Canada ni à la confiance du public en cette stabilité.

2009, ch. 2, art. 237.

Recouvrement des pertes

11.3 Après la publication de l’avis dans la Gazette du Canada, la Société perçoit, conformément aux règlements administratifs, auprès d’institutions membres ou de toute catégorie d’institutions membres, une prime spéciale afin de recouvrer les pertes qu’elle a, selon ses calculs, subies parce qu’elle s’est conformée aux instructions.

2009, ch. 2, art. 237.

Assurance-dépôts

Dépôts assurables

12 La Société assure tous les dépôts faits à une institution membre, sauf :

a)   les dépôts payables à l’étranger;

b)   les dépôts dont Sa Majesté du chef du Canada serait créancier privilégié;

c)   la fraction d’un dépôt qui excède cent mille dollars.

L.R. (1985), ch. C-3, art. 12; 2005, ch. 30, art. 101; 2018, ch. 12, art. 203; 2020, ch. 5, art. 12.

12.01 [Abrogé, 2020, ch. 5, art. 14]

Définitions

12.1 (1) Les définitions qui suivent s’appliquent au présent article.

date de prorogation Date indiquée dans les lettres patentes prorogeant une société coopérative de crédit locale comme coopérative de crédit fédérale. (continuation day)

dépôt préexistant Dépôt fait à une société coopérative de crédit locale avant sa prorogation comme coopérative de crédit fédérale et qui affiche un solde positif à la date de prorogation. (pre-existing deposit)

période transitoire Dans le cas d’un dépôt préexistant à terme fixe, la période entre la date de prorogation et la

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 12.1-13	Articles 12.1-13

(a)    in the case of a pre-existing deposit that is to be repaid on a fixed day, the period that begins on the continuation day and ends on that fixed day; and

(b)   in the case of any other pre-existing deposit, the period that begins on the continuation day and ends on the day that is 180 days after the continuation day. (période transitoire)

Duty to insure certain pre-existing deposits

(2) Despite paragraph 12(c) and subsection 3(1.1) of the schedule, but subject to the other provisions of this Act, if a pre-existing deposit is held by a federal credit union that is a member institution and all or a portion of the pre-existing deposit would have been guaranteed or insured under the law of a province if the local cooperative credit society had not been continued as a federal credit union, the Corporation shall insure the pre-existing deposit during the transition period up to the amount that would have been guaranteed or insured under the law of that province.

Duty to insure certain pre-existing deposits repayable on a fixed day

(3) Despite paragraph 2(2)(a) of the schedule, the Corporation shall insure a pre-existing deposit during the transition period if the deposit is held by a federal credit union that is a member institution and

(a)   is repayable on a fixed day that is more than five years after the deposit was made with the local cooperative credit society that was continued as a federal credit union; and

(b)   would have been guaranteed or insured under the law of a province if the local cooperative credit society had not been continued as a federal credit union.

Deemed separate deposit

(4) During the transition period, a pre-existing deposit, less any withdrawals from the pre-existing deposit, is deemed, for the purposes of deposit insurance with the Corporation, to be a deposit separate from any deposit made on or after the continuation day.

Deemed withdrawal from pre-existing deposit

(5) During the transition period, any withdrawal — up to the amount of the pre-existing deposit — is deemed, for the purposes of deposit insurance with the Corporation, to be withdrawn from the pre-existing deposit.

2010, c. 12, s. 2098; 2018, c. 27, s. 159.

Deposits with amalgamating institutions

13 (1) When a person has deposits with two or more member institutions that amalgamate and continue in fin du terme, et dans le cas de tout autre dépôt préexistant, la période de 180 jours suivant la date de prorogation. (transition period)

Obligation d’assurer certains dépôts préexistants

(2) Malgré l’alinéa 12c) et le paragraphe 3(1.1) de l’annexe, mais sous réserve des autres dispositions de la présente loi, lorsque, en vertu d’une loi provinciale, des dépôts préexistants auraient fait, en tout ou en partie, l’objet d’une garantie ou auraient été assurés s’il n’y avait pas eu prorogation de la société coopérative de crédit locale en coopérative de crédit fédérale, la Société assure ces dépôts jusqu’à concurrence du montant assuré par la loi provinciale visée, pendant la période transitoire, s’ils sont détenus par une coopérative de crédit fédérale qui est une institution membre.

Obligation d’assurer certains dépôts préexistants à terme fixe

(3) Malgré l’alinéa 2(2)a) de l’annexe, les dépôts préexistants ayant un terme de plus de cinq ans avec la société coopérative de crédit locale prorogée comme coopérative de crédit fédérale qui, en vertu d’une loi provinciale, auraient fait l’objet d’une garantie ou auraient été assurés s’il n’y avait pas eu prorogation de la société coopérative de crédit locale en coopérative de crédit fédérale, sont as-surés par la Société pendant la période transitoire, s’il sont détenus par une coopérative de crédit fédérale qui est une institution membre.

Dépôt réputé distinct

(4) Pendant la période de transition, un dépôt préexistant, déduction faite des retraits, est réputé être un dépôt distinct de tout autre dépôt effectué à compter de la date de prorogation en ce qui concerne l’assurance-dépôts auprès de la Société.

Retraits réputés du dépôt pré-existant

(5) Pendant la période transitoire, toute somme retirée est, en ce qui concerne l’assurance-dépôts auprès de la Société, réputée l’être du dépôt préexistant et ce, jusqu’à concurrence du solde du dépôt préexistant.

2010, ch. 12, art. 2098; 2018, ch. 27, art. 159.

Cas de fusion

13 (1) En cas de fusion d’institutions membres, les dépôts qu’une même personne détenait au moment de la

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 13	Article 13

operation as one member institution, in this section referred to as the “amalgamated institution”, a deposit of that person with an amalgamating institution on the day on which the amalgamated institution is formed, less any withdrawals from the deposit, shall, for the purposes of deposit insurance with the Corporation, be deemed to be and continue to be separate from any deposit of that person on that day with the other amalgamating institution or institutions that become part of the amalgamated institution for a period of two years or, in the case of a term deposit with a remaining term exceeding two years, to the maturity of the term deposit.

Deposits with amalgamated institution

(2) A deposit made by a person referred to in subsection (1) with an amalgamated institution after the day on which the amalgamated institution is formed shall be insured by the Corporation only to the extent that the aggregate of that person’s deposits with the amalgamated institution, exclusive of the deposit in respect of which the calculation is made, is less than one hundred thousand dollars.

Exception

(2.1) A deposit that is insured under subsection 12.1(2) is not to be taken into account when calculating the aggregate of a person’s deposits under subsection (2).

Where assets acquired

(3) For the purpose of deposit insurance with the Corporation, if a member institution assumes deposit liabilities of another member institution, those member institutions are deemed to be amalgamating institutions and subsections (1) to (2.1) apply if a person has deposits with both institutions.

Deemed deposits

(4) Where a member institution assumes deposit liabilities of another member institution, the deposits in respect of those liabilities are, for the purposes of sections 21, 23 and 25.1, deemed to be deposited with the member institution that assumes them as of the day on which they are assumed.

Deemed withdrawal from deposit

(5) During the period referred to in subsection (1), any withdrawal by a person — up to the total amount, on the day on which the amalgamated institution is formed, of that person’s deposits with the two or more member institutions that amalgamate — shall, for the purposes of deposit insurance with the Corporation, be deemed to be withdrawn from those deposits.

R.S., 1985, c. C-3, s. 13; 1992, c. 26, s. 5; 1996, c. 6, s. 25; 2005, c. 30, s. 102; 2010, c. 12, s. 2099; 2018, c. 27, s. 160.

fusion dans deux ou plusieurs des parties à la fusion, dé-duction faite des retraits, continuent d’être réputés des dépôts distincts dans le cadre de l’assurance-dépôts, et ce pour une période de deux ans ou, s’il s’agit d’un dépôt à terme dont le terme à courir dépasse deux ans, jusqu’à son exigibilité.

Dépôts postérieurs à la fusion

(2) Tout dépôt effectué par la personne visée au paragraphe (1) dans l’institution née de la fusion, après la date de celle-ci, n’est assuré par la Société que dans la mesure où le total de ses dépôts dans cette institution, compte non tenu du dépôt qui fait l’objet du calcul, est inférieur à cent mille dollars.

Exception

(2.1) Il n’est pas tenu compte des dépôts mentionnés au paragraphe 12.1(2), lorsqu’on détermine le total des dépôts visé au paragraphe (2).

Acquisition de l’actif

(3) Les paragraphes (1) à (2.1) s’appliquent en outre aux cas où une institution membre prend en charge les dépôts d’une autre institution membre, ces institutions étant, à cette fin, réputées être parties à une fusion.

Dépôts

(4) Les dépôts ainsi pris en charge sont, pour l’application des articles 21, 23 et 25.1 réputés être les dépôts de l’institution membre à partir de la date où elle en prend charge.

Retraits des dépôts

(5) Pendant la période mentionnée au paragraphe (1), toute somme retirée est, dans le cadre de l’assurance-dépôts, réputée l’être des dépôts que la personne détenait au moment de la fusion dans deux ou plusieurs des parties à la fusion, et ce jusqu’à concurrence du solde de ces dépôts.

L.R. (1985), ch. C-3, art. 13; 1992, ch. 26, art. 5; 1996, ch. 6, art. 25; 2005, ch. 30, art. 102; 2010, ch. 12, art. 2099; 2018, ch. 27, art. 160.

Current to May 29, 2023	19	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

Obligation regarding insured amount

14 (1) As soon as possible after the Corporation is obliged to make payment in respect of a deposit insured by deposit insurance, it shall make available to the person that in its opinion appears to be entitled to be paid in respect of the deposit an amount of money equal to so much of the person’s deposit as is insured by the Corporation.

Inability to form opinion

(1.01) The Corporation shall not make any money available under subsection (1) to a nominee broker or a professional trustee in relation to a trust deposit if information that the Corporation has requested under paragraph 7(1)(b) of the schedule or paragraph 11(b) of the schedule, as the case may be, has not been provided in relation to that deposit.

How amount to be made available

(1.1) The amount is to be made available by making a monetary payment to the person or a deposit to the credit of the person at another member institution, whether or not the person has an account at that institution. The Corporation may make the amount available in more than one instalment if, in its opinion, it is appropriate to do so.

Obligatory payment

(2) The Corporation shall, in the manner described in subsection (1.1), make payment in respect of any deposit insured by deposit insurance if a winding-up order has been made in respect of the member institution that holds the deposit.

Discretionary payment

(2.1) The Corporation may, in the manner described in subsection (1.1), make payment in respect of any deposit insured by deposit insurance if

(a)   the member institution that holds the deposit is unable, by reason of an order of a court or of any action taken by a supervisory or regulatory body, to make any payment in respect of the deposit;

(b)   the policy of deposit insurance of the member institution that holds the deposit is terminated or cancelled; or

(c)   an order is made in respect of the federal member institution under subsection 39.13(1).

(2.2) [Repealed, 1996, c. 6, s. 26]

Obligation concernant la partie assurée du dépôt

14 (1) Dès que possible après la naissance de son obligation de faire un paiement relatif à un dépôt couvert par l’assurance-dépôts, la Société paie à la personne qui, selon elle, y a droit une somme égale à la partie assurée du dépôt.

Impossibilité d’estimer le droit au paiement

(1.01) La Société ne fait pas le paiement visé au paragraphe (1) à un courtier-fiduciaire ou à un fiduciaire professionnel relativement à un dépôt en fiducie si les renseignements visés à l’alinéa 7(1)b) de l’annexe ou à l’alinéa 11b) de l’annexe, selon le cas, n’ont pas été fournis relativement à ce dépôt.

Mode de paiement

(1.1) La Société s’acquitte de son obligation soit sous forme de paiement monétaire fait à la personne, soit sous forme de dépôt effectué à une autre institution membre et porté au crédit de la personne, que celle-ci ait ou non un compte dans cette institution. Si elle l’estime approprié, elle peut s’acquitter de son obligation en plusieurs versements.

Paiement obligatoire

(2) Elle est tenue d’effectuer, conformément au paragraphe (1.1), les paiements relatifs aux dépôts couverts par l’assurance-dépôts dans les cas où l’institution membre qui détient le dépôt a fait l’objet d’une ordonnance de liquidation.

Paiement discrétionnaire

(2.1) La Société peut, conformément au paragraphe (1.1), effectuer des paiements relatifs aux dépôts couverts par l’assurance-dépôts dans les cas suivants :

a)   l’institution membre qui détient le dépôt est sous le coup d’une ordonnance d’un tribunal ou d’une mesure d’un organisme de contrôle ou de réglementation l’empêchant d’effectuer un paiement au titre du dépôt;

b)   la police d’assurance-dépôts de l’institution membre qui détient le dépôt est résiliée ou annulée;

c)   l’institution fédérale membre est visée par le décret pris en application du paragraphe 39.13(1).

(2.2) [Abrogé, 1996, ch. 6, art. 26]

Current to May 29, 2023	20	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

How interest on deposit to be calculated

(2.3) For the purpose of calculating the payment of the Corporation in respect of any deposit insured by deposit insurance where a winding-up order has been made in respect of the member institution that holds the deposit, the interest accruing and payable in relation to the deposit shall be included only to the date of the commencement of the winding-up.

Corporation may pay interest

(2.4) Where the Corporation makes a payment pursuant to subsection (2), the Corporation may pay, in addition to the amount the Corporation is obliged to pay, interest on that amount at a rate determined in accordance with rules prescribed by the by-laws for the period commencing on the date of the commencement of the winding-up in respect of the member institution that holds the deposit and ending on the date of the making of the payment in respect of the deposit, but the aggregate of the payments made under this subsection and subsection (2) in relation to the deposit shall in no case exceed one hundred thousand dollars.

How interest and deposit to be calculated

(2.5) For the purpose of calculating the payment of the Corporation in respect of any deposit insured by deposit insurance where the Corporation makes a payment pursuant to subsection (2.1),

(a)   subject to paragraph (b), the interest accruing and payable in relation to the deposit shall be included only to the date of the payment by the Corporation; or

(b)   if a proceeding for the winding-up of the member institution that holds the deposit has been commenced before the date of the payment by the Corporation but a winding-up order has not yet been made, the interest accruing and payable in relation to the deposit shall be included only to the date of the commencement of the winding-up.

Interest on index-linked deposits

(2.51) The interest referred to in subsection (2.3) or (2.5) in relation to a deposit held by a member institution shall be determined in accordance with rules prescribed by the by-laws if a payment to be made by the member institution in respect of the deposit is to be determined, in whole or in part, by reference in any way to

(a)   the market price of a security, commodity or financial instrument;

(b)   the exchange rate between any two currencies;

Calcul des intérêts sur les dépôts

(2.3) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts dans les cas où l’institution membre qui détient celui-ci a fait l’objet d’une ordonnance de liquidation, ne sont pris en compte que les intérêts courus et payables à la date du commencement de la liquidation.

Paiement d’intérêts discrétionnaire

(2.4) Dans les cas où elle effectue un paiement conformément au paragraphe (2), la Société peut, en sus de toute autre somme qu’elle est tenue de payer, verser, pour la période commençant à la date du commencement de la liquidation et se terminant à la date du paiement, des intérêts à un taux fixé conformément à des règles prévues par les règlements administratifs; le total des paiements effectués conformément au présent paragraphe et au paragraphe (2) à l’égard du dépôt en question ne peut toutefois dépasser cent mille dollars.

Calcul du dépôt et des intérêts

(2.5) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts dans les cas où ce paiement s’effectue conformément au paragraphe (2.1), ne sont pris en compte :

a)   sous réserve de l’alinéa b), que les intérêts courus et payables à la date du paiement;

b)   si, avant la date de ce paiement, des procédures de mise en liquidation de l’institution membre qui détient les dépôts ont commencé, mais qu’aucune ordonnance n’a été rendue, que les intérêts courus et payables à la date du commencement de la liquidation.

Intérêts payables sur les dépôts

(2.51) Les intérêts visés aux paragraphes (2.3) et (2.5) sont déterminés, le cas échéant, en conformité avec les règles prévues par les règlements administratifs lorsque l’obligation de l’institution membre est fonction, en tout ou en partie, soit de la valeur marchande d’une valeur mobilière, d’une denrée ou d’un instrument financier, soit du taux de change applicable entre deux devises, soit d’un taux établi en fonction de cette valeur ou de ce taux de change, soit d’un indice ou d’une valeur de référence prévus par ces règles.

Current to May 29, 2023	21	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

(c)  a reference rate determined by reference to any one or more of those prices or rates; or

(d)  any other kind of variable index or reference point that may be described in rules prescribed by the by-laws.

Exception

(2.6) Where a winding-up order is made in respect of a member institution, subsection (2) does not apply to any deposit in respect of which payment was made pursuant to subsection (2.1).

Preparatory examination

(2.7) If the Corporation believes that it would be in the best interests of both the depositors with the member institution and the Corporation that preparations be made to make a payment under this Act in respect of a deposit held by a member institution, the Corporation may make or cause to be made by any person designated by the Corporation, an examination of the books, records and accounts of the member institution relating to its deposit liabilities. For the purposes of the examination, the Corporation and the person designated by it have a right of access to those books, records and accounts and are entitled to require the member institution’s directors, officers, auditors and any receiver or liquidator of the member institution to furnish any information and explanations regarding the deposits held by the member institution that the Corporation or person may require.

Costs of examination

(2.8) The costs incurred by the Corporation in carrying out an examination in respect of a member institution under subsection (2.7) shall be paid by the member institution and may be recovered by the Corporation as a debt due and payable to the Corporation.

Date of computing liability

(2.9) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit insured by deposit insurance, the amount of the deposit shall be determined, where the Corporation makes a payment pursuant to

(a)  subsection (2), as of the date of the commencement of the winding-up;

(b)  subsection (2.1) in the winding-up circumstances described in paragraph (2.5)(b), as of the date of the commencement of the winding-up; or

(c)  subsection (2.1), otherwise than in the winding-up circumstances described in paragraph (2.5)(b), as of

Exception

(2.6) Dans les cas où une ordonnance de liquidation est rendue à l’égard d’une institution membre, le paragraphe (2) ne s’applique pas aux dépôts à l’égard desquels un paiement a été effectué conformément au paragraphe (2.1).

Examen préparatoire

(2.7) Si elle est d’avis qu’elle-même et les déposants auprès d’une institution membre auraient intérêt à ce que des préparatifs soient entrepris pour qu’un paiement prévu à la présente loi à l’égard d’un dépôt détenu par l’institution soit effectué, la Société peut soit faire elle-même, soit faire faire par une personne qu’elle désigne, un examen des livres, comptes et registres de l’institution en rapport avec les obligations de cette dernière sous forme de dépôts. Dans le cadre de cet examen, la Société et la personne qu’elle désigne ont droit d’accès à ces livres, comptes et registres et peuvent exiger tant des administrateurs, des dirigeants et des vérificateurs de l’institution que d’un séquestre ou d’un liquidateur de cette dernière qu’ils leur fournissent les renseignements et explications qu’elles jugent utiles à l’égard des dépôts détenus par cette institution.

Frais

(2.8) Les dépenses engagées par la Société pour l’examen lui sont remboursées par l’institution membre concernée et peuvent être recouvrées comme une créance.

Calcul du montant

(2.9) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts, le montant du dépôt pris en compte est :

a)  si le paiement est fait en vertu du paragraphe (2), le montant à la date du commencement de la liquidation;

b)  s’il est fait en vertu du paragraphe (2.1) dans les circonstances visées à l’alinéa (2.5)b), le montant à la date du commencement de la liquidation;

c)  s’il est fait en vertu du paragraphe (2.1) dans des circonstances autres que celles visées à l’alinéa (2.5)b), le montant à la date où survient un des cas prévus à ce

Current to May 29, 2023	22	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

the date on which any of the circumstances described in subsection (2.1) first occurs in respect of the member institution concerned.

Posting requirement

(2.91) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit insured by deposit insurance, the deposit, other than accrued interest, must be posted in the member institution’s records in accordance with the member institution’s regular transaction posting process as of the applicable date referred to in subsection (2.9).

Foreign currency exchange

(2.92) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit payable in a foreign currency that is insured by deposit insurance, the amount of the deposit must be determined in Canadian currency in accordance with the Bank of Canada’s published exchange rate on the applicable date referred to in subsection (2.9) or, if there is no such published rate, the last exchange rate published by the member institution before that applicable date.

Discharge of liability

(3) Payment under this section by the Corporation in respect of any deposit insured by deposit insurance discharges the Corporation from all liability to the extent of the amount of the payment made in respect of that deposit, and in no case is the Corporation under any obligation to see to the proper application in any way of the payment so made.

Subrogation

(4) Where the Corporation makes a payment under this section in respect of any deposit with a member institution, the Corporation is subrogated, to the extent of the amount of the payment made, to all the rights and interests of the depositor and may maintain an action in respect of those rights and interests in the name of the depositor or in the name of the Corporation.

Subrogation — returned payment

(4.01) In the case of a returned payment, at the expiry of one year from the applicable date referred to in subsection (2.9), the Corporation is subrogated, to the extent of the amount of the returned payment, to all the rights and interests of the depositor and may maintain an action in respect of those rights and interests in the name of the depositor or in the name of the Corporation.

Priority

(4.1) If the Corporation is subrogated to the rights and interests of a depositor under subsection (4) or (4.01) in paragraphe à l’égard du dépôt détenu par l’institution membre.

Obligation de reporter le dépôt

(2.91) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts, le dépôt — exception faite des intérêts afférents — doit être reporté dans les registres de l’institution membre conformément au processus habituel de report des opérations à la date applicable visée au paragraphe (2.9).

Devises étrangères

(2.92) Dans le calcul du paiement de la Société à l’égard d’un dépôt payable en devises étrangères couvert par l’assurance-dépôts, le montant du dépôt est calculé en devises canadiennes conformément au taux de change publié par la Banque du Canada à la date applicable visée au paragraphe (2.9) ou, dans le cas où un taux n’est pas publié, au dernier taux publié par l’institution membre avant cette date.

Extinction de la responsabilité

(3) Tout paiement effectué par la Société en application du présent article pour un dépôt couvert par l’assurance-dépôts la dégage de toute responsabilité jusqu’à concurrence du montant de ce paiement; celleci n’est en aucun cas tenue de veiller à l’affectation du montant payé.

Subrogation

(4) En effectuant un paiement en application du présent article, la Société est subrogée, jusqu’à concurrence du montant du paiement, dans les droits du déposant; elle peut, pour faire valoir ces droits, ester en justice sous son propre nom ou celui du déposant.

Subrogation : paiement retourné

(4.01) Dans les cas d’un paiement retourné, la Société est subrogée dans les droits du déposant, à compter d’un an après la date applicable visée au paragraphe (2.9), jus-qu’à concurrence du montant du paiement retourné. Elle peut, pour faire valoir ces droits, ester en justice sous son propre nom ou celui du déposant.

Priorité

(4.1) Lorsque la Société est subrogée dans les droits du déposant en vertu des paragraphes (4) ou (4.01) à l’égard

Current to May 29, 2023	23	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14-14.01	Article 14-14.01

respect of any deposit with a member institution that is being wound up, the Corporation ranks,

(a) to the extent that the payment was made under subsection (2) or (2.1), including in the case of a returned payment, equally with the depositor in respect of their deposit; and

(b) to the extent that the payment includes any interest paid under subsection (2.4), equally with the depositor in respect of interest accruing and payable on their deposit after the date of the making of the winding-up order.

No set-off or compensation

(4.2) Despite section 73 of the Winding-up and Restructuring Act, if the Corporation makes a payment under this section in respect of any deposit with a member institution, the law of setoff or compensation does not apply to a claim by the Corporation on the estate of the member institution in respect of that payment.

Assignment

(5) Where the Corporation deems it advisable, it may withhold payment in respect of any deposit with a member institution until it has received an assignment in writing of all the rights and interests of the depositor in relation to the deposit.

Time limitation for claims

(6) No action may be taken against the Corporation in respect of the obligation of the Corporation to make a payment in relation to a deposit held by a member institution that is being wound up unless the action is commenced within ten years after the date of the commencement of the winding-up.

Interpretation

(7) In this section, commencement of the winding-up means the time a winding-up is deemed to commence pursuant to section 5 of the Winding-up and Restructuring Act.

R.S., 1985, c. C-3, s. 14; R.S., 1985, c. 18 (3rd Supp.), s. 52; 1992, c. 26, s. 6; 1996, c. 6, s. 26; 1997, c. 15, s. 112; 2005, c. 30, s. 103; 2007, c. 6, s. 403; 2009, c. 2, s. 238; 2012, c. 5, s. 188; 2018, c. 12, s. 204; 2018, c. 27, s. 161.

Payment to the Bank of Canada

14.01 (1) The Corporation shall pay to the Bank of Canada an amount equal to a returned payment within three months after the expiry of a 10-year period from the applicable date referred to in subsection 14(2.9), and payment to the Bank of Canada accordingly discharges the Corporation from all liability in respect of the returned payment.

d’un dépôt détenu par une institution membre qui fait l’objet d’une liquidation, la Société prend rang :

a) également avec le déposant à l’égard de son dépôt, si le paiement a eu lieu conformément aux paragraphes (2) ou (2.1), notamment dans le cas d’un paiement retourné;

b) également avec le déposant à l’égard des intérêts courus et à payer en rapport avec son dépôt après la date à laquelle est rendue l’ordonnance de liquidation, si le paiement comprend des intérêts payés conformément au paragraphe (2.4).

Aucune compensation

(4.2) Malgré l’article 73 de la Loi sur les liquidations et les restructurations, les règles de la compensation ne s’appliquent pas aux réclamations de la Société sur l’actif d’une institution membre mise en liquidation relatives à des paiements effectués par la Société en vertu du présent article à l’égard de dépôts détenus par cette institution membre.

Cession

(5) La Société peut, si elle le juge utile, exiger du déposant, avant de faire le paiement relatif au dépôt, la cession par écrit de tous les droits que celuici peut faire valoir relativement à ce dépôt.

Délai de réclamation

(6) Se prescrivent par dix ans après le commencement de la liquidation les recours pour forcer la Société à effectuer le paiement relatif au dépôt d’une institution membre mise en liquidation.

Définition de commencement de la liquidation

(7) Pour l’application du présent article, le commencement de la liquidation s’entend au sens de l’article 5 de la Loi sur les liquidations et les restructurations.

L.R. (1985), ch. C-3, art. 14; L.R. (1985), ch. 18 (3[e] suppl.), art. 52; 1992, ch. 26, art. 6; 1996, ch. 6, art. 26; 1997, ch. 15, art. 112; 2005, ch. 30, art. 103; 2007, ch. 6, art. 403; 2009, ch. 2, art. 238; 2012, ch. 5, art. 188; 2018, ch. 12, art. 204; 2018, ch. 27, art. 161.

Versement à la Banque du Canada

14.01 (1) La Société verse à la Banque du Canada une somme égale au paiement retourné, au plus tard trois mois après l’expiration de la période de dix ans qui suit la date applicable visée au paragraphe 14(2.9), le versement libérant la Société de toute responsabilité à cet égard.

Current to May 29, 2023	24	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14.01-14.1	Article 14.01-14.1

Notice

(2) The Corporation shall mail to each person to whom a returned payment remains payable, at the person’s address in so far as the address is known to the Corporation, a notice that the returned payment remains unpaid and that payment of an amount equal to the returned payment will be paid by the Corporation to the Bank of Canada. The notice must be sent at least six months before the date by which payment is to be made by the Corporation to the Bank of Canada and must also include the mailing address and websites where information can be obtained on how to claim the returned payment from the Corporation before payment is made by the Corporation to the Bank of Canada.

Provision of information

(3) The Corporation shall, on making a payment under subsection (1), provide to the Bank of Canada the amount of the returned payment and, in so far as it is known to the Corporation, any information that the Bank of Canada determines is necessary to verify the identity of the depositor who is entitled to the returned payment, including

(a) the depositor’s name;

(b) the depositor’s address;

(c) information relating to the depositor’s pieces of identification; and

(d) information relating to another person’s authority to act on behalf of the depositor.

Payment to claimant

(4) Subject to section 22 of the Bank of Canada Act, if payment has been made to the Bank of Canada under subsection (1) in respect of any returned payment, and if payment is demanded from the Bank of Canada by the person who, but for that subsection, would be entitled to receive the returned payment, the Bank of Canada is liable to pay an amount equal to the amount so paid to it to the claimant.

Enforcing liability

(5) The liability of the Bank of Canada under subsection (4) may be enforced by action or other civil proceeding against the Bank of Canada in any court of competent jurisdiction.

2012, c. 5, s. 189.

Sale of information to liquidator

14.1 (1) The Corporation may sell to the liquidator of a member institution appointed under the Winding-up

Avis

(2) Dans la mesure où elle connaît leur adresse, la Société expédie par la poste aux personnes auxquelles le paiement retourné demeure à payer un avis précisant qu’une somme équivalente sera versée à la Banque du Canada; l’avis est envoyé au moins six mois avant le versement à la Banque du Canada et donne l’adresse postale et les sites Web où peuvent être obtenus des renseignements concernant la procédure de demande de paiement à la Société préalablement au versement à la Banque du Canada.

Détails à fournir

(3) Lors du versement à la Banque du Canada, la Société est tenue de fournir à celleci le montant du paiement retourné et, dans la mesure où elle les connaît, les renseignements que la Banque du Canada estime nécessaires à l’identification du déposant y ayant droit, notamment :

a) le nom du déposant;

b) son adresse;

c) les renseignements concernant ses pièces d’identité;

d) ceux concernant l’habilitation en vertu de laquelle une autre personne peut agir en son nom.

Paiement au réclamant

(4) Sous réserve de l’article 22 de la Loi sur la Banque du Canada, lorsqu’elle a reçu un versement au titre du paragraphe (1) en ce qui touche un paiement retourné et qu’un paiement lui est réclamé par la personne qui, n’était ce paragraphe, aurait droit au paiement retourné, la Banque du Canada est tenue de lui payer une somme égale à celle qui lui a été versée.

Exécution de l’obligation

(5) La Banque du Canada peut être poursuivie, quant à l’obligation prévue au paragraphe (4), par voie d’action ou autre procédure civile intentée devant tout tribunal compétent.

2012, ch. 5, art. 189.

Vente de renseignements

14.1 (1) La Société peut vendre au liquidateur d’une institution membre nommé en vertu de la Loi sur les

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14.1-17	Article 14.1-17

and Restructuring Act any information that was gathered or produced at the expense of the Corporation, if that expense is not one that may be recovered by the Corporation from the member institution under subsection 14(2.8).

Payment part of winding-up costs

(2) Any amount paid by the liquidator for that information is deemed for the purpose of section 94 of the Winding-up and Restructuring Act to be a cost incurred in the winding-up of the member institution.

1997, c. 15, s. 113.

Premiums recoverable

15 A premium assessed by the Corporation against a member institution for the purposes of this Act constitutes a debt owing to Her Majesty in right of Canada and the amount thereof together with any interest levied by the Corporation as an overdue charge is recoverable by action in any court of competent jurisdiction.

R.S., 1985, c. C-3, s. 15; R.S., 1985, c. 18 (2nd Supp.), s. 3, c. 18 (3rd Supp.), s. 53.

16 [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 53]

Insurance of federal institutions

17 (1) The Corporation shall, in the manner and to the extent provided in this Act and the by-laws, insure the deposits held by a federal institution in respect of which an order approving the commencement and carrying on of business has been made by the Superintendent unless

(a) that order prohibits the institution from accepting deposits in Canada;

(b) that order authorizes the institution to accept deposits in Canada solely in accordance with subsection 413(3) of the Bank Act, subsection 378.1(2) of the Cooperative Credit Associations Act or subsection 413(2) of the Trust and Loan Companies Act;

(c) the institution has been authorized under section 26.03 to accept deposits payable in Canada while no longer being a member institution; or

(d) the institution’s policy of deposit insurance has been terminated under section 31 or cancelled under section 33.

Effect of amendment to order

(2) If the order approving the commencement and carrying on of business by a federal institution is at any time amended so as to not contain the prohibition or restriction referred to in paragraphs (1)(a) and (b), respectively, liquidations et les restructurations l’information collectée ou produite à ses frais lorsque ceuxci ne sont pas recouvrables auprès de l’institution membre au titre du paragraphe 14(2.8).

Coûts de liquidation

(2) Le montant payé par le liquidateur fait partie des frais de liquidation d’une institution membre pour l’application de l’article 94 de cette loi.

1997, ch. 15, art. 113.

Primes recouvrables

15 La prime exigible d’une institution membre aux termes de la présente loi constitue une créance de Sa Majesté du chef du Canada; son recouvrement, ainsi que celui des intérêts exigés par la Société sur les arrérages, peut être poursuivi devant tout tribunal compétent.

L.R. (1985), ch. C-3, art. 15; L.R. (1985), ch. 18 (2[e] suppl.), art. 3, ch. 18 (3[e] suppl.), art. 53.

16 [Abrogé, L.R. (1985), ch. 18 (3[e] suppl.), art. 53]

Assurance des institutions fédérales

17 (1) La Société assure, selon les modalités prévues par la présente loi et les règlements administratifs, les dépôts détenus par toute institution fédérale à l’égard de laquelle un agrément de fonctionnement a été délivré par le surintendant, sauf dans les cas suivants :

a) l’agrément de fonctionnement interdit à l’institution d’accepter des dépôts au Canada;

b) il ne l’autorise à accepter des dépôts au Canada qu’en conformité avec le paragraphe 413(3) de la Loi sur les banques, le paragraphe 378.1(2) de la Loi sur les associations coopératives de crédit ou le paragraphe 413(2) de la Loi sur les sociétés de fiducie et de prêt;

c) l’institution a été autorisée en vertu de l’article 26.03 à accepter des dépôts payables au Canada alors qu’elle n’avait plus la qualité d’institution membre;

d) la police d’assurancedépôts de l’institution a été résiliée au titre de l’article 31 ou annulée au titre de l’article 33.

Effet de la modification de l’agrément de fonctionnement

(2) Si l’agrément de fonctionnement est modifié de manière qu’il ne contienne pas l’interdiction ou la restriction visées aux alinéas (1)a) et b), la modification produit les effets suivants :

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 17-17.1	Article 17-17.1

(a) on the day on which the amendment takes effect, any authorization under section 26.03 that permits the institution to accept deposits payable in Canada while no longer being a member institution is revoked;

(b) on the day on which the amendment takes effect, any existing cancellation of the institution’s policy of deposit insurance under paragraph 33(1)(b) or (c) or subsection 33(2) is revoked; and

(c) as of the day on which the amendment takes effect, the Corporation shall insure the deposits held by the institution under subsection (1).

Exception

(3) Subsection (2) does not apply in respect of a federal institution whose policy of deposit insurance has been terminated under section 31 or cancelled under paragraph 33(1)(a).

Notice to Corporation

(4) The Superintendent shall notify the Corporation of

(a) every application to incorporate a federal institution, or to continue a corporation as a federal institution, in respect of which the Superintendent is likely to make an order approving the commencement and carrying on of business that does not contain the prohibition or restriction referred to in paragraphs (1)(a) and (b), respectively; and

(b) every application by a federal institution to have its order approving the commencement and carrying on of business amended so as to not contain the prohibition or restriction referred to in paragraphs (1)(a) and (b), respectively.

R.S., 1985, c. C-3, s. 17; R.S., 1985, c. 18 (3rd Supp.), s. 54; 1991, c. 45, s. 543; 2005, c. 30, s. 104; 2007, c. 6, s. 404; 2012, c. 5, s. 190.

Insurance of provincial institutions

17.1 On the application of a provincial institution, the Corporation may insure the deposits held by the institution in the manner and to the extent provided in this Act and the by-laws, if

(a) the Corporation approves the institution for deposit insurance;

(b) the institution is authorized by the province of its incorporation to apply for deposit insurance;

(c) the institution agrees, in carrying on its business, not to exercise powers substantially different from the powers exercisable by a company to which the Trust and Loan Companies Act applies; and

a) toute autorisation qui a été accordée à l’institution fédérale en vertu de l’article 26.03 au titre de laquelle elle peut accepter des dépôts payables au Canada sans avoir la qualité d’institution membre est révoquée à la date de prise d’effet de la modification;

b) toute annulation de la police d’assurance-dépôts de l’institution effectuée en vertu des alinéas 33(1)b) ou c) ou du paragraphe 33(2) est révoquée à la date de prise d’effet de la modification;

c) la Société est tenue d’assurer les dépôts détenus par l’institution en conformité avec le paragraphe (1) à compter de la date de prise d’effet de la modification.

Exception

(3) Le paragraphe (2) ne s’applique pas à l’institution fé-dérale dont la police d’assurance-dépôts a été résiliée au titre de l’article 31 ou annulée au titre de l’alinéa 33(1)a).

Notification

(4) Le surintendant notifie à la Société :

a) toute demande de constitution en personne morale d’une institution fédérale — ou de prorogation d’une personne morale en institution fédérale — à l’égard de laquelle il est susceptible de délivrer un agrément de fonctionnement qui ne contient pas l’interdiction ou la restriction visées aux alinéas (1)a) et b);

b) toute demande présentée par une institution fédé-rale en vue de faire modifier son agrément de fonctionnement de manière qu’il ne contienne pas l’interdiction ou la restriction visées aux alinéas (1)a) et b).

L.R. (1985), ch. C-3, art. 17; L.R. (1985), ch. 18 (3[e] suppl.), art. 54; 1991, ch. 45, art. 543; 2005, ch. 30, art. 104; 2007, ch. 6, art. 404; 2012, ch. 5, art. 190.

Assurance des institutions provinciales

17.1 À la demande d’une institution provinciale, la Société peut, selon les modalités prévues par la présente loi et les règlements administratifs, assurer les dépôts déte-nus par une telle institution, si les conditions suivantes sont réunies :

a) la Société agrée l’institution;

b) l’institution est autorisée à demander une police d’assurance-dépôts par la province où elle a été consti-tuée;

c) l’institution consent à ne pas exercer, dans l’exploitation de son entreprise, des pouvoirs notablement

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Deposit Insurance	Assurance-dépôts
Section 17.1-18	Article 17.1-18

(d) the Corporation is satisfied that at all times the Corporation will have adequate access to information regarding the institution.

2007, c. 6, s. 404.

Policy of deposit insurance

17.2 Every member institution is deemed to have obtained a policy of deposit insurance on the day on which it became a member institution.

2007, c. 6, s. 404.

Form of application for deposit insurance

18 (1) An application for deposit insurance shall be in the form, and accompanied by a fee of the amount and type, that may be prescribed by the by-laws.

(2) [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 55]

Contents of policy

(3) The policy of deposit insurance shall consist of the provisions that may be prescribed by the by-laws.

Records retained outside Canada

(3.1) Where a member institution that is authorized to do so under the by-laws retains at a place outside Canada records referred to in the policy of deposit insurance, including for the purpose of any examination by or on behalf of the Corporation, the Corporation may, in the case referred to in paragraph (a), and shall, in the case referred to in paragraph (b), direct the institution to maintain a copy of those records in Canada:

(a) if the Corporation is of the opinion that it does not have immediate, direct, complete and ongoing access to those records; or

(b) if the Corporation is advised by the Minister that the Minister is of the opinion that it is not in the national interest for the institution not to maintain a copy of those records in Canada.

by-laws

(3.2) The Board may make by-laws respecting:

(a) what constitutes immediate, direct, complete and ongoing access, for the purpose of paragraph (3.1)(a); and

(b) the time within and manner in which a member institution is required to comply with a direction under subsection (3.1).

différents de ceux que peut exercer une société régie par la Loi sur les sociétés de fiducie et de prêt;

d) la Société est convaincue qu’elle aura continuellement accès à tout renseignement se rapportant à l’institution.

2007, ch. 6, art. 404.

Police d’assurance-dépôts

17.2 L’institution membre est réputée avoir obtenu une police d’assurance-dépôts à la date où elle est devenue une telle institution.

2007, ch. 6, art. 404.

Demande d’assurance-dépôts : forme

18 (1) La demande d’assurance-dépôts se fait selon la forme prévue aux règlements administratifs et doit être accompagnée du paiement des droits dont le montant ou la nature sont fixés par ceux-ci.

(2) [Abrogé, L.R. (1985), ch. 18 (3[e] suppl.), art. 55]

Clauses de la police

(3) La police d’assurance-dépôts comporte les clauses prévues par règlement administratif.

Documents conservés à l’étranger

(3.1) Lorsque l’institution membre qui est autorisée à cette fin, en vertu des règlements administratifs, conserve, dans un lieu à l’étranger, les registres visés dans la police d’assurance-dépôts, notamment en vue d’un examen par la Société ou en son nom, celle-ci peut, dans le cas prévu à l’alinéa a), et doit, dans celui prévu à l’alinéa b), lui ordonner d’en conserver des copies au Canada :

a) la Société est d’avis qu’elle n’a pas d’accès immédiat, direct, complet et continu à ces registres;

b) le ministre l’avise que, selon lui, il n’est pas dans l’intérêt national que l’institution membre ne conserve pas de copies au Canada.

Règlements administratifs

(3.2) Le conseil peut prendre des règlements administratifs concernant :

a) ce qui constitue un accès immédiat, direct, complet et continu pour l’application de l’alinéa (3.1)a);

b) le délai dans lequel l’institution membre doit se conformer à l’ordre donné en vertu du paragraphe (3.1) et la manière de le faire.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 18-21	Article 18-21

Policies deemed to be amended

(4) If a By-law respecting the content of the policy of deposit insurance is amended, or revoked and replaced, every policy of deposit insurance is deemed to be amended or replaced accordingly.

R.S., 1985, c. C-3, s. 18; R.S., 1985, c. 18 (3rd Supp.), s. 55; 1992, c. 26, s. 7; 1999, c. 28, s. 100; 2007, c. 6, s. 405; 2020, c. 1, s. 21.

19 [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 56]

Funds

20 The Corporation shall maintain funds for the purpose of carrying out its objects.

R.S., 1985, c. C-3, s. 20; 2018, c. 27, s. 162.

Assessment and collection of premiums

21 (1) The Corporation shall, for each premium year, assess and collect from each member institution an annual premium in an amount equal to the lesser of

(a) the annual premium for that member institution determined under the by-laws, and

(b) the maximum annual premium.

by-laws re premiums

(2) The Board may make by-laws respecting the determination of annual premiums for member institutions and, without restricting the generality of the foregoing, may make by-laws

(a) for the establishment of a system of classifying member institutions in different categories;

(b) respecting the criteria or factors to be taken into account or procedures to be followed by the Corporation in determining the category in which a member institution is classified; and

(c) fixing the amount of, or providing for the manner of determining the amount of, the annual premium applicable to each category.

When By-law not effective

(3) A By-law made under subsection (2) is not effective unless it has been approved in writing by the Minister.

Maximum annual premium

(4) In this section, maximum annual premium means, in respect of a member institution, the greater of

(a) $5,000, and

(b) one third of one per cent, or such smaller proportion of one per cent as may be fixed in respect of the

Présomption

(4) En cas de modification ou de remplacement d’un règlement administratif régissant leur contenu, les polices d’assurance-dépôts sont réputées être modifiées ou remplacées en conséquence.

L.R. (1985), ch. C-3, art. 18; L.R. (1985), ch. 18 (3[e] suppl.), art. 55; 1992, ch. 26, art. 7; 1999, ch. 28, art. 100; 2007, ch. 6, art. 405; 2020, ch. 1, art. 21.

19 [Abrogé, L.R. (1985), ch. 18 (3[e] suppl.), art. 56]

Fonds

20 La Société constitue des fonds en vue de l’accomplissement de sa mission.

L.R. (1985), ch. C-3, art. 20; 2018, ch. 27, art. 162.

Fixation et recouvrement des primes

21 (1) La Société perçoit auprès de chaque institution membre la prime annuelle maximale ou, si le montant en est inférieur, la prime fixée par règlement administratif.

Règlements administratifs

(2) Le conseil peut, par règlement administratif :

a) établir un système pour regrouper les institutions membres en catégories;

b) prévoir les critères, les facteurs et la procédure à suivre par la Société pour déterminer l’appartenance à chaque catégorie;

c) fixer la prime annuelle pour chaque catégorie ou prévoir la méthode pour ce faire.

Agrément nécessaire

(3) L’agrément écrit du ministre est un préalable à la prise d’effet du règlement administratif.

Primes annuelles maximales

(4) Pour l’application du présent article, la prime annuelle maximale payable par une institution membre est de 5 000 $ ou, si le montant en est supérieur, du tiers pour cent ou toute fraction moindre fixée par le gouverneur en conseil pour l’exercice du total des dépôts ou parties de dépôt que la Société estime assurés et qui sont

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 21-23	Article 21-23

premium year by the Governor in Council, of an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of April 30 in the immediately preceding premium year.

Calculation of deposits

(5) For the purposes of this section, a member institution may use any method approved by the Corporation for that premium year to determine or estimate the aggregate amount of its deposits that are considered to be insured by the Corporation.

R.S., 1985, c. C-3, s. 21; R.S., 1985, c. 18 (3rd Supp.), s. 57; 1996, c. 6, s. 27; 2007, c. 6, s. 406; 2018, c. 27, s. 163.

Returns

22 (1) The premium payable by a member institution shall be based on returns to be certified by the institution and submitted in such form and at such time as the Corporation may require.

Payable in instalments

(2) One half of the premium payable by a member institution shall be paid to the Corporation on or before July 15 in the premium year for which the premium is payable and the remainder shall be paid to the Corporation, without interest, on or before December 15 in that premium year.

R.S., 1985, c. C-3, s. 22; 1996, c. 6, s. 28.

Calculation of first premium

23 (1) The premium payable by a member institution in respect of the premium year in which it becomes a member institution shall be the same proportion of the lesser of

(a) the annual premium for that member determined by By-law made under subsection 21(2) based on an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of the end of the month in which it becomes a member institution, and

(b) the greater of

(i) $5,000, and

(ii) one third of one per cent, or such smaller proportion of one per cent as may be fixed in respect of the premium year by the Governor in Council, of an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of the

détenus par l’institution membre le 30 avril de l’exercice comptable des primes précédent.

Calcul des dépôts

(5) Dans le cadre du calcul mentionné au paragraphe (1), l’institution membre peut déterminer ou estimer le montant total des dépôts que la Société estime assurés selon toute méthode approuvée par celleci pour l’exercice comptable des primes en cause.

L.R. (1985), ch. C-3, art. 21; L.R. (1985), ch. 18 (3[e] suppl.), art. 57; 1996, ch. 6, art. 27; 2007, ch. 6, art. 406; 2018, ch. 27, art. 163.

Déclarations

22 (1) La détermination du montant de la prime payable par l’institution membre se fait à partir des déclarations que celle-ci, après en avoir attesté l’exactitude, transmet à la Société, en la forme et au moment fixés par celle-ci.

Versements échelonnés

(2) La moitié de la prime payable par l’institution membre est versée à la Société au plus tard le 15 juillet de l’exercice comptable des primes courant et le solde est versé, sans intérêt, au plus tard le 15 décembre de cet exercice.

L.R. (1985), ch. C-3, art. 22; 1996, ch. 6, art. 28.

Calcul de la première prime

23 (1) La prime payable par l’institution membre pour l’exercice comptable des primes au cours duquel elle le devient est égale aux n/365 — où n est le nombre de jours pendant lesquels les dépôts sont assurés par la Société au cours de cet exercice — du moins élevé des montants suivants :

a) la prime fixée dans le cadre des règlements administratifs prévus au paragraphe 21(2) en fonction du total des dépôts ou parties de dépôt que la Société estime assurés et détenus par l’institution au dernier jour du mois où elle devient une institution membre;

b) le montant le plus élevé de 5 000 $ et du tiers pour cent — ou la fraction moindre fixée par le gouverneur en conseil pour l’exercice — du total des dépôts ou parties de dépôt que la Société estime assurés et détenus par l’institution au dernier jour du mois où elle devient une institution membre.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 23-25.1	Article 23-25.1

end of the month in which it becomes a member institution,

as the number of days in which any of the deposits with that member institution are insured by the Corporation in that premium year is of 365.

Payment of first premium

(2) Despite subsection 22(2), the premium payable by a member institution under subsection (1) must be paid to the Corporation, without interest, within 30 days after the end of the month in which the member institution becomes a member institution.

R.S., 1985, c. C-3, s. 23; R.S., 1985, c. 18 (3rd Supp.), s. 58; 1996, c. 6, s. 29; 2001, c. 9, s. 207; 2007, c. 6, s. 407.

Where premiums payable

24 All premiums payable shall be paid to the Corporation at its head office.

R.S., 1985, c. C-3, s. 24; R.S., 1985, c. 18 (3rd Supp.), s. 58; 2009, c. 2, s. 239.

No setoff on premium payment

24.1 No member institution shall, without the prior agreement of the Corporation, reduce or extinguish a premium payment, interest or other payment to be made to the Corporation by reason of a setoff or claim by the member institution against the Corporation.

1996, c. 6, s. 30; 2001, c. 9, s. 208.

Overdue charges

25 Notwithstanding anything in sections 21 to 23, the Corporation may charge interest at a rate equal to the rate prescribed pursuant to subsection 161(1) of the Income Tax Act plus two per cent on the unpaid amount of any premium instalment not paid on or before the due date of that instalment.

R.S., 1985, c. C-3, s. 25; R.S., 1985, c. 18 (3rd Supp.), s. 58.

Premium surcharge

25.1 (1) Notwithstanding sections 21 to 25, where, in the opinion of the Corporation, a member institution is engaging in such practice as may be prescribed in the by-laws as warranting a premium surcharge, the Corporation, after

(a) consultation with the Superintendent or the provincial supervisor, as the case may be, and

(b) giving the member institution an opportunity to make written representations,

may assess and collect from the member institution a premium surcharge in respect of the premium year or any part thereof.

Paiement de la première prime

(2) Malgré le paragraphe 22(2), la prime payable par l’institution membre conformément au paragraphe (1) est versée à la Société, sans intérêt, dans les trente jours suivant la fin du mois au cours duquel l’institution devient membre.

L.R. (1985), ch. C-3, art. 23; L.R. (1985), ch. 18 (3[e] suppl.), art. 58; 1996, ch. 6, art. 29; 2001, ch. 9, art. 207; 2007, ch. 6, art. 407.

Primes payables au siège social de la Société

24 Les primes à payer sont versées à la Société au siège social de cette dernière.

L.R. (1985), ch. C-3, art. 24; L.R. (1985), ch. 18 (3[e] suppl.), art. 58; 2009, ch. 2, art. 239.

Pas de compensation

24.1 L’institution membre ne peut, sans le consentement de la Société, invoquer la compensation ou l’existence d’une créance contre la Société pour réduire ou supprimer le paiement notamment d’une prime ou de l’intérêt.

1996, ch. 6, art. 30; 2001, ch. 9, art. 208.

Arrérages de frais

25 Malgré les articles 21 à 23, la Société peut percevoir un intérêt de retard, à un taux égal à celui qui est prescrit conformément au paragraphe 161(1) de la Loi de l’impôt sur le revenu, majoré de deux pour cent, sur le montant impayé de tout versement de prime non effectué à la date d’échéance.

L.R. (1985), ch. C-3, art. 25; L.R. (1985), ch. 18 (3[e] suppl.), art. 58.

Augmentation de prime

25.1 (1) Malgré les articles 21 à 25, la Société peut augmenter la prime d’une institution membre à l’égard de l’exercice comptable des primes en cours ou de toute partie de celuici, dans les cas où elle est d’avis que l’institution se livre à une pratique dont il est prévu aux règlements administratifs qu’elle justifie l’augmentation. Avant de ce faire, elle :

a) consulte le surintendant ou le contrôleur provincial, selon le cas;

b) donne à l’institution la possibilité de présenter ses observations par écrit.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 25.1-25.3	Article 25.1-25.3

Amount of premium surcharge

(2) The amount of the premium surcharge that may be assessed against and collected from a member institution under subsection (1) in respect of any premium year shall be such amount as the Corporation may determine to be fair in the circumstances and in no case shall exceed an amount equal to one sixth of one per cent of so much of each deposit as is considered to be insured by the Corporation and deposited with the member institution as of April 30 in the immediately preceding premium year.

Application of sections 21 to 25

(3) The provisions of sections 21 to 25 that are not inconsistent with subsections (1) and (2) apply, with such modifications as the circumstances require, in respect of any premium surcharge assessed under subsection (1).

R.S., 1985, c. 18 (2nd Supp.), s. 4, c. 18 (3rd Supp.), s. 59; 1996, c. 6, s. 31; 2007, c. 6, s. 408.

Non-application to special premium

25.2 Section 21, subsection 22(2), section 23 and subsection 37(5) do not apply to a special premium.

2009, c. 2, s. 240.

by-laws — special premium

25.3 (1) In respect of each order made under subsection 7.1(1) or each direction given under subsection 11.1(1), the Board may make by-laws respecting the recovery from member institutions or any class of member institutions of the loss referred to in section 7.3 or 11.3, as the case may be, including by-laws

(a) fixing the special premium payable by member institutions or any class of member institutions or providing for the manner of fixing the special premium;

(b) establishing a system of classifying member institutions in different classes;

(c) establishing the criteria or factors to be taken into account or procedures to be followed by the Corporation in determining the class in which a member institution is classified; or

(d) respecting the time and manner in which a special premium shall be paid.

When By-law not effective

(2) A By-law made under subsection (1) is not effective unless it has been approved in writing by the Minister.

2009, c. 2, s. 240.

Montant de l’augmentation de prime

(2) Le montant de l’augmentation à l’égard d’un exercice comptable des primes est celui que la Société estime justifié dans les circonstances; il ne peut en aucun cas dépasser un sixième pour cent de la partie de chaque dépôt que la Société estime assuré, dans le cas d’un dépôt détenu par l’institution le 30 avril de l’exercice comptable des primes précédent.

Application des articles 21 à 25

(3) Les dispositions des articles 21 à 25 qui ne sont pas incompatibles avec les paragraphes (1) et (2) s’appliquent, compte tenu des adaptations de circonstance, à l’égard de toute augmentation de prime visée au paragraphe (1).

L.R. (1985), ch. 18 (2[e] suppl.), art. 4, ch. 18 (3[e] suppl.), art. 59; 1996, ch. 6, art. 31; 2007, ch. 6, art. 408.

Non-application aux primes spéciales

25.2 L’article 21, le paragraphe 22(2), l’article 23 et le paragraphe 37(5) ne s’appliquent pas aux primes spéciales.

2009, ch. 2, art. 240.

Règlements administratifs — primes spéciales

25.3 (1) À l’égard de chacun des décrets pris en vertu du paragraphe 7.1(1) et de chacune des instructions données en vertu du paragraphe 11.1(1), le conseil peut prendre des règlements administratifs concernant le recouvrement, auprès d’institutions membres ou de toute catégorie d’institutions membres, des pertes visées aux articles 7.3 ou 11.3, notamment des règlements administratifs :

a) fixant la prime spéciale à payer par les institutions membres ou par toute catégorie d’institutions membres ou prévoyant la méthode pour la fixer;

b) établissant un système pour regrouper les institutions membres en catégories;

c) prévoyant les critères, les facteurs et la procédure à suivre par la Société pour déterminer l’appartenance à chaque catégorie;

d) régissant les modalités de paiement de la prime spéciale.

Agrément nécessaire

(2) L’agrément écrit du ministre est un préalable à la prise d’effet de ces règlements administratifs.

2009, ch. 2, art. 240.

Current to May 29, 2023	32	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 25.4-26.02	Article 25.4-26.02

Interpretation

25.4 For the purposes of sections 21 to 25.3, the deposits that are considered to be insured by the Corporation include the total amount of all deposits held in accounts that are identified as professional trustee accounts in accordance with section 9 of the schedule.

2018, c. 12, s. 205.

26 (1) [Repealed, 2018, c. 27, s. 164]

(2) [Repealed, 1996, c. 6, s. 32]

Federal Institutions Without

Deposit Insurance

Interpretation

26.01 (1) Subject to subsections (2) and (3), for the purposes of sections 26.02 to 26.06, deposit has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, if the schedule were read without reference to subsections 2(2), (5) and (6) of the schedule.

Exception

(2) For the purposes of subparagraph 26.03(1)(c)(iii) and paragraph 26.03(1)(d), deposit has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, but does not include deposits not payable in Canada.

Exception

(3) For the purposes of paragraph 26.03(1)(b) and subsection 26.03(2), deposit has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, if the schedule were read without reference to subsections 2(2), (5) and (6) of the schedule, but does not include deposits prescribed by the by-laws.

by-laws

(4) The Board may make by-laws

(a) prescribing the deposits referred to in subsection (3); and

(b) prescribing terms and conditions with respect to the acceptance of those deposits.

1997, c. 15, s. 114; 1999, c. 28, s. 101; 2018, c. 12, s. 206.

Application

26.02 If a federal member institution intends to accept deposits payable in Canada while no longer being a member institution, it must apply to the Corporation for an authorization to do so. The application must be in a form

Interprétation

25.4 Pour l’application des articles 21 à 25.3, les dépôts que la Société estime assurés comprennent le montant total des dépôts détenus dans un compte assimilé à un compte de fiduciaire professionnel en application de l’article 9 de l’annexe.

2018, ch. 12, art. 205.

26 (1) [Abrogé, 2018, ch. 27, art. 164]

(2) [Abrogé, 1996, ch. 6, art. 32]

Institutions fédérales sans assurance-dépôts

Sens de dépôt

26.01 (1) Dans les articles 26.02 à 26.06 et sous réserve des paragraphes (2) et (3), dépôt s’entend au sens que lui donne l’annexe, dans le cadre de l’assurance-dépôts, exception faite des paragraphes 2(2), (5) et (6) de celleci.

Exception

(2) Pour l’application du sousalinéa 26.03(1)c)(iii) et de l’alinéa 26.03(1)d), dépôt s’entend au sens que lui donne l’annexe, dans le cadre de l’assurancedépôts, à l’exclusion toutefois des dépôts payables à l’étranger.

Exception

(3) Pour l’application de l’alinéa 26.03(1)b) et du paragraphe 26.03(2), dépôt s’entend au sens que lui donne l’annexe, dans le cadre de l’assurance-dépôts, exception faite des paragraphes 2(2), (5) et (6) de celle-ci, à l’exclusion toutefois des dépôts prévus par les règlements administratifs.

Règlements administratifs

(4) Le conseil peut, par règlement administratif :

a) prévoir les dépôts visés au paragraphe (3);

b) prévoir les modalités et conditions relatives à l’acceptation de ces dépôts.

1997, ch. 15, art. 114; 1999, ch. 28, art. 101; 2018, ch. 12, art. 206.

Demande à la Société

26.02 L’institution fédérale membre qui envisage d’accepter des dépôts payables au Canada alors qu’elle n’a plus la qualité d’institution membre doit demander à la

Current to May 29, 2023	33	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Federal Institutions Without Deposit Insurance	Institutions fédérales sans assurance-dépôts
Section 26.02-26.03	Article 26.02-26.03

that is acceptable to the Corporation and must contain the information that the Corporation may require.

1997, c. 15, s. 114; 2007, c. 6, s. 410.

Granting of application

26.03 (1) Subject to section 26.04, the Corporation may give that authorization if

(a) [Repealed, 2001, c. 9, s. 209]

(b) the sum of all the deposits held by the federal member institution that are less than $150,000 and payable in Canada is less than one per cent of the sum of all the deposits held by the institution that are payable in Canada;

(c) the institution has informed all its depositors, in accordance with any rules that may be prescribed by the by-laws,

(i) that the institution has applied to become authorized to accept deposits while no longer being a member institution,

(ii) that after the institution receives that authorization, no deposit with the institution will be insured in whole or in part by the Corporation, and

(iii) that the institution’s obligation to repay the deposit to the depositor will be assumed by a member institution if an option referred to in subparagraph (d)(i) or (ii) is not exercised;

(d) in respect of each deposit that is held by the institution, the institution has

(i) obtained from the depositor an acknowledgement in writing that the deposit will no longer be insured in whole or in part by the Corporation after the institution receives authorization to accept deposits without being a member institution,

(ii) at the request in writing of the depositor, paid to the depositor the principal amount of the deposit and interest determined in accordance with rules prescribed by the by-laws and has not charged any fee or penalty in connection with the payment, or

(iii) obtained from a member institution an agreement in writing to assume the institution’s liability in relation to the deposit on the same terms and conditions; and

(e) the institution has paid to the Corporation a fee determined in accordance with rules prescribed by the by-laws.

Société, d’une manière qui agrée à celle-ci, l’autorisation d’accepter de tels dépôts.

1997, ch. 15, art. 114; 2007, ch. 6, art. 410.

Conditions préalables à l’autorisation

26.03 (1) Sous réserve de l’article 26.04, la Société peut donner l’autorisation si les conditions suivantes sont réunies :

a) [Abrogé, 2001, ch. 9, art. 209]

b) la somme des dépôts de moins de 150 000 $ payables au Canada représente moins de un pour cent de la somme de tous les dépôts payables au Canada détenus par l’institution fédérale membre;

c) l’institution a informé chaque déposant, en conformité avec les règles prévues par les règlements administratifs :

(i) qu’elle a présenté la demande prévue à l’article 26.02,

(ii) que les dépôts ne seront pas, une fois l’autorisation obtenue, assurés par la Société,

(iii) qu’une autre institution membre aura l’obligation de lui rembourser ses dépôts, faute par lui d’exercer une des options prévues aux sousalinéas d)(i) ou (ii);

d) l’institution a, à l’égard de tous les dépôts d’un déposant :

(i) soit obtenu une reconnaissance écrite de sa part selon laquelle ses dépôts ne seront pas, une fois l’institution autorisée, assurés par la Société,

(ii) soit payé au déposant, à la demande présentée par écrit par ce dernier, une somme représentant le principal et les intérêts afférents au dépôt calculés en conformité avec les règles prévues par les règlements administratifs sans avoir exigé de droit ou de pénalité à l’égard du paiement,

(iii) soit obtenu d’une autre institution membre l’engagement écrit de prendre en charge tous ses dépôts aux mêmes conditions;

e) l’institution a versé les droits prévus par les règlements administratifs.

Current to May 29, 2023	34	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Federal Institutions Without Deposit Insurance	Institutions fédérales sans assurance-dépôts
Section 26.03-26.06	Article 26.03-26.06

Exchange rate

(2) For the purpose of subsection (1), the rate of exchange that shall be applied on any day in determining the amount in Canadian dollars of a deposit in a currency of a country other than Canada shall be determined in accordance with rules prescribed by the by-laws.

1997, c. 15, s. 114; 1999, c. 28, s. 102; 2001, c. 9, s. 209; 2007, c. 6, s. 411.

Minister and Superintendent to be informed

26.04 (1) Before giving an authorization under subsection 26.03(1), the Corporation must inform the Minister and the Superintendent that it proposes to give the authorization.

Minister may prevent authorization

(2) If the Minister is of the opinion that giving the authorization would not be in the public interest, the Minister may, within thirty days after being informed about the proposal to give the authorization, direct the Corporation not to give the authorization.

Authorization after 30 days

(3) If the Minister does not issue that direction within those 30 days, the Corporation may then give the authorization under subsection 26.03(1). The giving of the authorization cancels the policy of deposit insurance of the federal member institution to which the authorization is given.

Amendment of order

(4) If the Corporation gives the authorization under subsection 26.03(1), the Superintendent must, under paragraph 54(1)(a) of the Bank Act, paragraph 62(1)(a) of the Cooperative Credit Associations Act or paragraph 58(1)(b) of the Trust and Loan Companies Act, as the case may be, amend the federal member institution’s order approving the commencement and carrying on of business accordingly.

1997, c. 15, s. 114; 1999, c. 28, s. 103; 2007, c. 6, s. 412.

Fees by-law

26.05 A by-law prescribing rules for the purpose of paragraph 26.03(1)(e) is not effective unless it has been approved in writing by the Minister.

1997, c. 15, s. 114.

Deposits not insured

26.06 After a federal member institution has been given authorization under subsection 26.03(1), no deposit with the institution is insured in whole or in part by the Corporation.

1997, c. 15, s. 114; 2007, c. 6, s. 413.

Taux de change

(2) Le taux de change applicable pour déterminer le montant en dollars canadiens d’un dépôt fait en devises étrangères est déterminé conformément aux règles prévues par les règlements administratifs.

1997, ch. 15, art. 114; 1999, ch. 28, art. 102; 2001, ch. 9, art. 209; 2007, ch. 6, art. 411.

Avis au ministre et au surintendant

26.04 (1) La Société doit, avant d’agréer la demande d’une institution fédérale membre, informer le ministre et le surintendant de ses intentions.

Veto du ministre

(2) S’il croit l’autorisation contraire à l’intérêt public, le ministre peut, dans les trente jours après en avoir été informé par la Société, ordonner à celle-ci de ne rien faire.

Autorisation automatique

(3) Faute par le ministre de se prononcer dans les trente jours, la Société peut procéder à l’autorisation. L’octroi de l’autorisation a pour effet d’annuler la police d’assurance-dépôts de l’institution en cause.

Modification de l’agrément de fonctionnement

(4) Si la Société donne son autorisation, le surintendant modifie en conséquence l’agrément de fonctionnement de l’institution en cause en conformité avec le paragraphe 54(1)a) de la Loi sur les banques, le paragraphe 62(1) de la Loi sur les associations coopératives de crédit ou l’alinéa 58(1)b) de la Loi sur les sociétés de fiducie et de prêt, selon le cas.

1997, ch. 15, art. 114; 1999, ch. 28, art. 103; 2007, ch. 6, art. 412.

Frais réglementaires

26.05 L’agrément écrit du ministre est un préalable à la prise d’effet de tout règlement administratif prescrivant des droits pour l’application de l’alinéa 26.03(1)e).

1997, ch. 15, art. 114.

Dépôts non assurés

26.06 Les dépôts faits auprès d’une institution fédérale membre autorisée au titre du paragraphe 26.03(1) ne sont pas assurés par la Société.

1997, ch. 15, art. 114; 2007, ch. 6, art. 413.

Current to May 29, 2023	35	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Inspection of Member Institutions	Inspection des institutions membres
Section 27-28.1	Article 27-28.1

Inspection of Member Institutions

Annual inspections

27 (1) The Superintendent shall, notwithstanding any other Act of Parliament, examine on behalf of the Corporation the affairs of each federal member institution once in each year and at the times that the Corporation may require for a specified purpose.

Costs

(2) Where an examination under subsection (1) is made for a specified purpose, such costs incurred in relation thereto as in the opinion of the Superintendent are extraordinary shall be borne by the Corporation.

R.S., 1985, c. C-3, s. 27; R.S., 1985, c. 18 (3rd Supp.), s. 60; 1991, c. 45, s. 544; 1999, c. 28, s. 104.

Provincial member institutions

28 It is a condition of the policy of deposit insurance of a provincial member institution that

(a) the Corporation or a person designated by the Corporation may, at least once in each year and at such other times as the Corporation deems appropriate, make or cause to be made such inspections of the affairs of the provincial member institution as the Corporation or that person may deem to be necessary or expedient;

(b) the Corporation and the person designated by the Corporation have, for the purposes referred to in paragraph (a), a right of access to the records of the member institution; and

(c) the member institution will cause its officers and auditors to furnish such information and explanations pertaining to its affairs as the Corporation or the person designated by the Corporation may require.

R.S., 1985, c. C-3, s. 28; R.S., 1985, c. 18 (3rd Supp.), s. 60.

Costs may be charged back

28.1 Where an examination or an inspection is carried out other than once in each year, the Corporation may

(a) pay the costs of the examination or inspection;

(b) charge the costs to the member institution in respect of which they were incurred; and

(c) recover the costs from the member institution as a debt due and payable to the Corporation.

1996, c. 6, s. 33; 1999, c. 28, s. 105.

Inspection des institutions membres

Examens annuels

27 (1) Malgré toute autre loi fédérale, le surintendant procède, au moins une fois l’an et aux moments fixés par la Société pour un motif déterminé, à l’examen, au nom de la Société, des affaires de chaque institution fédérale membre.

Frais

(2) Dans les cas où un examen a lieu pour un motif déterminé, les frais qui en découlent et que le surintendant estime être extraordinaires sont imputés à la Société.

L.R. (1985), ch. C-3, art. 27; L.R. (1985), ch. 18 (3[e] suppl.), art. 60; 1991, ch. 45, art. 544; 1999, ch. 28, art. 104.

Institutions provinciales membres

28 Font partie des conditions de la police d’assurance-dépôts d’une institution provinciale membre :

a) la possibilité pour la Société ou la personne qu’elle désigne de procéder ou faire procéder, au moins une fois par année et chaque fois que la Société l’estime indiqué, à tout examen des affaires de l’institution qu’ellemême ou cette personne estime utile;

b) le droit, pour la Société et la personne qu’elle désigne d’avoir, aux fins visées à l’alinéa a), accès aux registres de l’institution;

c) l’obligation pour l’institution de voir à ce que ses dirigeants et vérificateurs fournissent les renseignements et explications relatifs aux affaires de l’institution que la Société ou la personne désignée exige.

L.R. (1985), ch. C-3, art. 28; L.R. (1985), ch. 18 (3[e] suppl.), art. 60.

Frais d’examen

28.1 Les dépenses occasionnées par tout examen supplémentaire durant la même année peuvent être payées par la Société et recouvrées auprès de l’institution membre concernée comme une créance de la Société.

1996, ch. 6, art. 33; 1999, ch. 28, art. 105.

Current to May 29, 2023	36	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Inspection of Member Institutions	Inspection des institutions membres
Section 29	Article 29

Examination considerations

29 (1) The person who conducts an examination under section 27 or an inspection under section 28 in respect of a member institution shall make all examinations or inspections that the person considers necessary to

(a) provide, by way of a rating or any other means, an assessment of the safety and soundness of the member institution, including its financial condition;

(b) comment on the operations of the member institution;

(b.1) if the member institution is a domestic systemically important bank, provide an assessment of its capacity to absorb losses that it is required to maintain under section 485 of the Bank Act; and

(c) if the member institution is a provincial institution and the Corporation and the person agree, comment on whether the provisions of the statutes governing the provincial institution are being complied with.

Reports

(2) The person shall provide written reports to the Corporation on the matters referred to in paragraphs (1)(a) to (c) in a timely manner.

Right of Corporation to information

(3) The Corporation is entitled to all information obtained by or produced by or for the person, whether in the course of conducting the examination or inspection or otherwise, regarding the affairs of the member institution or any of its affiliates or of any person dealing with the member institution or any of its affiliates.

Obligation to provide other information

(4) Without limiting subsection (3), the person shall provide the Corporation with any information that the person considers relevant to any matter referred to in any of paragraphs (1)(a) to (c) or to any report provided under subsection (2).

Obligation to inform

(5) The person shall without delay inform the Corporation if, at any time, whether in the course of conducting an examination or inspection or otherwise, there comes to the attention of the person any change in the circumstances of the member institution that might materially affect the position of the Corporation as an insurer.

R.S., 1985, c. C-3, s. 29; R.S., 1985, c. 18 (3rd Supp.), s. 61; 1992, c. 26, s. 8(E); 1996, c. 6, s. 34; 1999, c. 28, s. 106; 2001, c. 9, s. 210; 2005, c. 30, s. 105; 2016, c. 7, s. 128.

Buts de l’examen

29 (1) Le responsable de l’examen prévu aux articles 27 et 28 doit faire tous les examens qu’il estime nécessaires :

a) pour fournir une évaluation de la fiabilité et de la solidité de l’institution, y compris sa situation financière, en lui donnant une cote ou d’une autre manière;

b) pour donner son avis sur le fonctionnement de l’institution;

b.1) s’agissant d’une institution membre qui est une banque d’importance systémique nationale, pour fournir une évaluation de la capacité de l’institution à absorber des pertes qu’elle est tenue de maintenir aux termes de l’article 485 de la Loi sur les banques;

c) s’agissant d’une institution membre qui est une institution provinciale, pour donner son avis, sous réserve de l’accord entre la Société et lui-même, sur l’observation par celle-ci des dispositions législatives qui la régissent.

Rapport

(2) Le responsable de l’examen transmet des rapports sur les questions visées aux alinéas (1)a) à c) à la Société, par écrit et dans les meilleurs délais.

Droit de la Société aux renseignements

(3) La Société a droit à tous les renseignements recueillis par le responsable d’un examen ou produits par ou pour lui, dans le cadre de l’examen ou d’une autre manière, relatifs aux affaires de l’institution membre, d’une entité de son groupe ou de toute personne traitant avec celles-ci.

Obligation de fournir les renseignements

(4) Sans que soit limitée la portée du paragraphe (3), le responsable de l’examen est tenu de fournir à la Société les renseignements qu’il estime utiles à l’examen de toute question visée aux alinéas (1)a) à c) ou à tout rapport transmis dans le cadre du paragraphe (2).

Obligation d’informer

(5) Le responsable de l’examen est tenu d’informer sans délai la Société si à un moment quelconque, au cours d’un examen ou d’une autre manière, il constate que des changements survenus dans la situation de l’institution membre peuvent avoir un effet important sur la situation de la Société, en sa qualité d’assureur.

L.R. (1985), ch. C-3, art. 29; L.R. (1985), ch. 18 (3[e] suppl.), art. 61; 1992, ch. 26, art. 8(A); 1996, ch. 6, art. 34; 1999, ch. 28, art. 106; 2001, ch. 9, art. 210; 2005, ch. 30, art. 105; 2016, ch. 7, art. 128.

Current to May 29, 2023	37	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Inspection of Member Institutions	Inspection des institutions membres
Sections 29.1-30	Article 29.1-30

Review of returns

29.1 If requested to do so by the Corporation, the person who conducts an examination under section 27 or an inspection under section 28 in respect of a member institution shall review, or cause another person to review on the person’s behalf, within the time specified by the Corporation, the correctness of the returns made by the member institution on which its premiums are based and through which its premium classification is in part determined.

2001, c. 9, s. 210.

Certain reports to be provided to Corporation

29.2 When a report is sent by the Superintendent to the Minister under section 643 of the Bank Act, section 505 of the Trust and Loan Companies Act or section 437 of the Cooperative Credit Associations Act , a copy of the report shall be sent by the Superintendent at the same time to the Corporation.

2001, c. 9, s. 210.

Reporting breaches

30 (1) If, in the Corporation’s opinion, a member institution is in breach of a provision of this Act or the regulations, a by-law of the Corporation or a condition of its policy of deposit insurance, the Corporation may send a report of the facts to the chief executive officer or chairperson of the board of directors of the member institution. The report may be sent by registered mail or delivered by hand and a copy of it must be provided to the Minister.

Presentation of report to directors

(2) The chief executive officer or chairperson of the board of directors of a member institution to whom a report has been sent or delivered under subsection (1) shall, within 15 days after the receipt of the report, cause

(a) the report to be presented to a meeting of the board of directors of the member institution and to be incorporated in the minutes of the meeting; and

(b) a certified copy of that portion of the minutes of the meeting that relates to the presentation of the report to be sent by registered mail to the chief executive officer of the Corporation at its head office.

R.S., 1985, c. C-3, s. 30; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1992, c. 26, s. 9(E); 1996, c. 6, s. 35; 2005, c. 30, s. 106; 2012, c. 5, s. 193(E); 2016, c. 7, s. 129.

Vérification des déclarations

29.1 Sur demande de la Société, le responsable de l’examen dont a fait l’objet une institution membre doit, dans le délai précisé par la Société, assurer ou faire assurer en son nom la vérification de l’exactitude des déclarations de l’institution à partir desquelles est déterminé le montant de la prime payable par elle et qui sert à déterminer, en partie, sa catégorie de prime.

2001, ch. 9, art. 210.

Envoi de certains rapports

29.2 Le surintendant fait parvenir sans délai à la Société une copie des rapports qu’il envoie au ministre en vertu de l’article 643 de la Loi sur les banques , de l’article 505 de la Loi sur les sociétés de fiducie et de prêt ou de l’article 437 de la Loi sur les associations coopératives de crédit.

2001, ch. 9, art. 210.

Indications des violations

30 (1) Si elle est d’avis qu’une institution membre contrevient à une disposition de la présente loi ou d’un règlement, à un règlement administratif ou à une condition de sa police d’assurance-dépôts, la Société peut, dans un rapport, signaler les faits en question au premier dirigeant, ou au président du conseil d’administration, de l’institution. Le rapport peut être expédié par courrier recommandé ou remis personnellement et copie de celui-ci est envoyée au ministre.

Présentation du rapport aux administrateurs

(2) Dans les quinze jours suivant la réception du rapport visé au paragraphe (1), le premier dirigeant, ou le président du conseil d’administration, de l’institution membre veille :

a) à ce que le rapport soit présenté au conseil d’administration lors d’une réunion de celui-ci et incorporé au procèsverbal de la réunion;

b) à ce qu’une copie certifiée conforme de la partie du procèsverbal de la réunion se rapportant à l’étude du rapport soit envoyée au premier dirigeant de la Société au siège social de cette dernière.

L.R. (1985), ch. C-3, art. 30; L.R. (1985), ch. 18 (3[e] suppl.), art. 62; 1992, ch. 26, art. 9(A); 1996, ch. 6, art. 35; 2005, ch. 30, art. 106; 2012, ch. 5, art. 193(A); 2016, ch. 7, art. 129.

Current to May 29, 2023	38	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 31	Article 31

Termination and Cancellation of Insurance

Notice of termination

31 (1) Where a report has been sent or delivered under subsection 30(1) and the progress made by the member institution in remedying the breach is not satisfactory to the Corporation, the Corporation shall, by notice,

(a) where the member institution is a federal member institution, so inform the institution and the Minister; and

(b) where the member institution is a provincial member institution, give the institution not less than thirty days notice of the termination of its policy of deposit insurance.

Copy to provincial Minister

(2) Where a notice of termination is given to a provincial member institution under subsection (1), the Corporation shall forthwith send a copy thereof to the appropriate provincial Minister.

Termination of policy

(3) The policy of deposit insurance of a provincial member institution shall terminate on the expiration of the period specified in the notice given under subsection (1) unless, before the expiration of that period,

(a) the Corporation is satisfied that the member institution is taking the necessary action to remedy the breach to which the notice relates; or

(b) the appropriate provincial Minister requests an extension of the period to enable the necessary remedial action to be taken, in which case the termination may be deferred by the Corporation for a further period not exceeding sixty days.

Where report on federal member institution

(4) Where a report has been sent or delivered under subsection 30(1) in respect of a federal member institution and the member institution and the Minister have been informed in accordance with subsection (1) by the Corporation that the Corporation is not satisfied with the member institution’s progress in remedying the breach to which the report relates, the Corporation may, unless the Minister advises the Corporation that the Minister is of the opinion that it is not in the public interest to do so, give the member institution not less than thirty days notice of the termination of its policy of deposit insurance.

Résiliation et annulation de l’assurance

Avis de résiliation

31 (1) Si, après avoir transmis le rapport visé au paragraphe 30(1), elle estime que les mesures prises par l’institution pour faire cesser la contravention ne sont pas satisfaisantes, la Société :

a) avise en ce sens l’institution et le ministre, s’il s’agit d’une institution fédérale membre;

b) donne un préavis d’au moins trente jours de résiliation de la police d’assurance-dépôts, dans le cas d’une institution provinciale membre.

Copie au ministre provincial compétent

(2) La Société expédie sans délai au ministre provincial compétent une copie de tout préavis de résiliation donné à une institution provinciale membre conformément au paragraphe (1).

Résiliation de la police d’assurance-dépôts

(3) La police d’assurance-dépôts d’une institution provinciale membre est résiliée dès l’expiration du délai prévu au préavis donné conformément au paragraphe (1), sauf si, entre-temps :

a) ou bien la Société est convaincue que l’institution prend les mesures nécessaires pour faire cesser la contravention;

b) ou bien le ministre provincial compétent demande une prolongation du délai afin que les mesures nécessaires soient prises, la résiliation pouvant alors être différée pour une période supplémentaire d’au plus soixante jours.

Rapport concernant une institution fédérale membre

(4) Dans les cas où le rapport prévu au paragraphe 30(1) vise une institution fédérale membre et où elle a informé celle-ci et le ministre qu’elle n’est pas satisfaite des mesures prises par l’institution pour faire cesser la contravention, la Société peut, à moins d’avis contraire du ministre fondé sur l’intérêt public, donner à l’institution un préavis d’au moins trente jours de la résiliation de sa police d’assurance-dépôts.

Current to May 29, 2023	39	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 31-31.1	Article 31-31.1

Termination of policy

(5) The policy of deposit insurance of a federal member institution shall terminate on the expiration of the period specified in the notice given under subsection (4) or such later period not exceeding sixty days as the Corporation may determine unless, before the expiration of that period, the Corporation is satisfied that the member institution is taking the necessary action to remedy the breach to which the notice relates.

Conditions of extension

(5.1) The Corporation may impose conditions on a federal member institution in connection with any extension of the period referred to in subsection (5) and failure by the federal member institution to comply with any such condition constitutes a termination of the extension.

Revoking notice

(6) Where, at any time after a notice of termination has been given to a member institution under subsection 31(1) or (4), the Corporation is satisfied that as the result of any action by the member institution, or any other person, the risk to depositors or to the Corporation has been averted or substantially reduced, the Corporation may revoke its notice of termination.

R.S., 1985, c. C-3, s. 31; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1992, c. 26, s. 10(E); 1996, c. 6, s. 36; 2005, c. 30, s. 107.

Acceleration of termination of policy of deposit insurance

31.1 (1) Despite any other provision of this Act, if, at any time after a notice of termination has been given to a provincial member institution under subsection 31(1), the Corporation concludes that

(a) the financial condition of the provincial member institution has deteriorated since the giving of the notice, and

(b) the interests of depositors will be adversely affected by any further delay in terminating the provincial member institution’s policy of deposit insurance,

the Corporation shall without delay send a notice by registered mail, or deliver a notice by hand, to the provincial member institution and to the appropriate provincial Minister, to the effect that the policy of deposit insurance of the institution will be terminated on the expiration of a period of five days after the receipt of the notice by the institution.

Revocation

(2) The Board of Directors of the Corporation or one of its committees established for the purpose may, before the expiry of the period specified in the notice, revoke the

Résiliation de la police

(5) La police d’assurance-dépôts d’une institution fédérale membre est résiliée dès l’expiration soit du délai indiqué au préavis, soit de toute prorogation d’un maximum de soixante jours que peut prévoir la Société sauf si, entre-temps, la Société est convaincue que l’institution prend les mesures nécessaires pour faire cesser la contravention.

Prorogation

(5.1) La Société peut, à l’égard de l’institution fédérale membre, assujettir la prorogation à certaines conditions. Faire défaut à ces conditions emporte résiliation de la prorogation.

Annulation du préavis

(6) La Société peut annuler le préavis donné en vertu du paragraphe 31(1) ou (4) dans tous les cas où elle est convaincue que les mesures prises par l’institution membre en cause ou par toute autre personne ont pour effet d’écarter ou de sensiblement diminuer le risque couru par les déposants ou par elle-même.

L.R. (1985), ch. C-3, art. 31; L.R. (1985), ch. 18 (3[e] suppl.), art. 62; 1992, ch. 26, art. 10(A); 1996, ch. 6, art. 36; 2005, ch. 30, art. 107.

Résiliation anticipée de la police d’assurance-dépôts

31.1 (1) Malgré les autres dispositions de la présente loi, la Société est tenue de donner à l’institution provinciale membre à qui elle a transmis le préavis de résiliation prévu au paragraphe 31(1) et au ministre provincial compétent un nouveau préavis portant que la police d’assurance-dépôts de l’institution sera résiliée à l’expiration des cinq jours suivant la réception de celui-ci par l’institution, si elle est convaincue :

a) d’une part, que la situation financière de l’institution s’est détériorée depuis le premier préavis;

b) d’autre part, que les intérêts des déposants seront lésés si la police n’est pas résiliée sans délai.

Le préavis peut être transmis par courrier recommandé ou remis personnellement.

Annulation du préavis

(2) Le conseil d’administration de la Société, ou un de ses comités établi à cette fin, peut, s’il l’estime indiqué, avant l’expiration du délai prévu dans le préavis, annuler

Current to May 29, 2023	40	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 31.1-33	Articles 31.1-33

notice if, after considering any written representations made by the provincial member institution, it is satisfied that it is appropriate to do so.

(3) [Repealed, 2007, c. 6, s. 414]

Revocation

(4) The Corporation shall revoke a notice sent or delivered under subsection (1) where the appropriate provincial Minister or provincial supervisor, as the case may be, has taken control of the provincial member institution or its assets.

Termination of policy

(5) Unless a notice sent or delivered under subsection (1) is revoked under subsection (3) or (4), the policy of deposit insurance of the provincial member institution to which the notice was sent or delivered shall terminate on the expiration of the period specified in the notice.

Effect of revocation

(6) The revocation of a notice under subsection (3) or (4) does not revoke a notice given under subsection 31(1).

R.S., 1985, c. 18 (3rd Supp.), s. 62; 1996, c. 6, s. 37; 2007, c. 6, s. 414.

Termination of policy by provincial member institution

32 (1) A provincial member institution may terminate a policy of deposit insurance by giving such notice of termination as may be required by the policy.

Effect of termination

(2) Unless the policy of deposit insurance of a provincial member institution otherwise provides, section 34 applies in respect of deposits with the institution on the termination of the policy by the institution.

R.S., 1985, c. C-3, s. 32; R.S., 1985, c. 18 (3rd Supp.), s. 62.

Cancellation

33 (1) Subject to subsection (3), the policy of deposit insurance of a member institution may be cancelled by the Corporation if, in the opinion of the Corporation, the member institution

(a) is or is about to become insolvent;

(b) has ceased to accept deposits; or

(c) has not begun to accept deposits within a period of two years beginning on the day on which it became a member institution.

celui-ci après avoir pris en considération toute observation écrite présentée par l’institution provinciale membre.

(3) [Abrogé, 2007, ch. 6, art. 414]

Annulation du préavis

(4) La Société annule le préavis prévu au paragraphe (1) dans les cas où soit le ministre provincial compétent, soit le contrôleur provincial, a pris le contrôle de l’institution provinciale membre ou des éléments d’actif de celle-ci.

Résiliation de la police

(5) Sauf cas d’annulation du préavis prévus aux paragraphes (3) ou (4), la police d’assurance-dépôts de l’institution provinciale membre à qui le préavis prévu au paragraphe (1) a été transmis est résiliée dès l’expiration du délai qui y est mentionné.

Effet de l’annulation

(6) L’annulation du préavis prévu aux paragraphes (3) ou (4) n’entraîne pas l’annulation de celui qui a été donné en application du paragraphe 31(1).

L.R. (1985), ch. 18 (3[e] suppl.), art. 62; 1996, ch. 6, art. 37; 2007, ch. 6, art. 414.

Résiliation par une institution provinciale membre

32 (1) Une institution provinciale membre peut résilier sa police d’assurance-dépôts en donnant l’avis de résiliation prévu par celle-ci.

Effet de la résiliation

(2) Sauf disposition contraire de la police d’assurance-dépôts de l’institution provinciale membre, l’article 34 s’applique aux dépôts que celle-ci détient au moment de la résiliation.

L.R. (1985), ch. C-3, art. 32; L.R. (1985), ch. 18 (3[e] suppl.), art. 62.

Annulation

33 (1) Sous réserve du paragraphe (3), la police d’assurance-dépôts d’une institution membre peut être annulée par la Société si, à son avis, l’institution :

a) soit est insolvable ou est sur le point de le devenir;

b) soit a cessé d’accepter des dépôts;

c) oit n’a pas commencé à accepter des dépôts au cours de la période de deux ans débutant le jour où elle est devenue une institution membre.

Current to May 29, 2023	41	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 33-34	Articles 33-34

Cancellation

(2) If a member institution intends to cease to accept deposits, it must notify the Corporation and the institution’s policy of deposit insurance may, subject to subsection (3), be cancelled by the Corporation.

No cancellation in certain cases

(3) The Corporation shall notify the Minister and the Superintendent of the action it is proposing to take under subsection (1) or (2) and it shall not take the action if it is advised by the Minister that in the opinion of the Minister taking the action would not be in the public interest.

R.S., 1985, c. C-3, s. 33; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1996, c. 6, s. 38; 2007, c. 6, s. 415; 2012, c. 5, s. 194.

Effect of termination or cancellation

34 (1) If the policy of deposit insurance of a member institution is terminated or cancelled by the Corporation, the deposits with the institution on the day the termination or cancellation takes effect, less any withdrawals from those deposits, continue to be insured under the terminated or cancelled policy of deposit insurance for a period of two years or, in the case of a term deposit with a remaining term exceeding two years, to the maturity of the term deposit.

Non-application of continued coverage

(2) Subsection (1) does not apply in respect of a deposit with

(a) a member institution if the deposit has been assumed by another member institution; or

(b) a former member institution that has received authorization to accept deposits payable in Canada without being a member institution and the policy of deposit insurance of which has been cancelled.

Corporations not member institutions

(3) A corporation is not considered to be a member institution by reason only that its deposits continue to be insured under subsection (1).

Continuing obligations

(4) Termination or cancellation of a policy of deposit insurance does not relieve a former member institution from obligations and liabilities to the Corporation that have accrued before the termination or cancellation.

Amendment of order

(5) If the policy of deposit insurance of a federal member institution is cancelled by the Corporation under paragraph 33(1)(b) or (c) or subsection 33(2), the

Annulation

(2) Si elle envisage de cesser d’accepter des dépôts, l’institution membre en informe la Société. Le cas échéant, la police d’assurances-dépôts peut, sous réserve du paragraphe (3), être annulée par la Société.

Annulation contraire à l’intérêt public

(3) La Société avise le ministre et le surintendant de sa décision, mais elle ne peut la mettre à exécution si, de l’avis du ministre, elle est contraire à l’intérêt public.

L.R. (1985), ch. C-3, art. 33; L.R. (1985), ch. 18 (3[e] suppl.), art. 62; 1996, ch. 6, art. 38; 2007, ch. 6, art. 415; 2012, ch. 5, art. 194.

Effet de l’annulation ou de la résiliation

34 (1) Malgré l’annulation de la police d’assurance-dépôts ou sa résiliation, les dépôts détenus par l’institution membre à la date de prise d’effet de l’annulation ou de la résiliation, défalcation faite des retraits opérés sur ces dépôts, continuent d’être couverts par la police d’assurance-dépôts pour une période de deux ans ou, s’il s’agit d’un dépôt à terme dont le terme à courir dépasse deux ans, jusqu’à son exigibilité.

Couverture interrompue

(2) Le paragraphe (1) ne s’applique pas :

a) au dépôt détenu par une institution membre qui a été pris en charge par une autre;

b) au dépôt effectué auprès d’une ancienne institution membre qui a été autorisée à accepter des dépôts payables au Canada sans avoir la qualité d’institution membre et dont la police d’assurance-dépôts a été annulée.

Précision

(3) Une personne morale ne conserve pas la qualité d’institution membre du seul fait que ses dépôts continuent d’être assurés en vertu du paragraphe (1).

Obligations ou dettes envers la Société

(4) L’annulation de l’assurance-dépôts ou la résiliation de la police n’ont pas pour effet de soustraire l’ancienne institution membre aux obligations ou aux dettes que celle-ci a contractées auprès de la Société avant qu’elles ne surviennent.

Modification de l’agrément de fonctionnement

(5) En cas d’annulation de la police d’assurance-dépôts d’une institution fédérale membre au titre des alinéas 33(1)b) ou c) ou du paragraphe 33(2), le surintendant

Current to May 29, 2023	42	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 34-36	Articles 34-36

Superintendent must, under paragraph 54(1)(a) of the Bank Act, paragraph 62(1)(a) of the Cooperative Credit Associations Act or paragraph 58(1)(b) of the Trust and Loan Companies Act, as the case may be, amend the federal member institution’s order approving the commencement and carrying on of business to prohibit the institution from accepting deposits in Canada.

R.S., 1985, c. C-3, s. 34; 1996, c. 6, s. 39; 1999, c. 28, s. 107; 2007, c. 6, s. 416; 2012, c. 5, s. 195.

Creditor remedies available

35 (1) Where in the opinion of the Corporation a member institution is or is about to become insolvent, the Corporation is deemed to be a creditor of the member institution and the Corporation may initiate and take any measures or proceedings that a creditor of the member institution may initiate or take under law to preserve the assets of the member institution or to have it wound up or liquidated.

No measures to be taken in certain cases

(1.1) The Corporation shall notify the Minister of the action it is proposing to take under subsection (1) and shall not take the action if it is advised by the Minister that in the opinion of the Minister taking the action would not be in the public interest.

Presumption

(2) For the purposes of this section, the Corporation is deemed to be a creditor of a member institution despite the termination or cancellation of the institution’s policy of deposit insurance.

R.S., 1985, c. C-3, s. 35; R.S., 1985, c. 18 (3rd Supp.), s. 63; 1992, c. 27, s. 90; 1993, c. 34, s. 14; 1996, c. 6, s. 40; 2007, c. 6, s. 417.

Removal of references to deposit insurance

36 (1) If the policy of deposit insurance of a member institution is terminated or cancelled, the member institution shall notify its depositors of that fact and shall remove all references to deposit insurance under this Act from all forms of advertising by the institution.

Public notice

(2) The Corporation may, in the manner and through any news media that it considers appropriate, give public notice of the termination or cancellation of the policy of deposit insurance of a member institution if, in the opinion of the Corporation, the public interest requires that such notice be given.

R.S., 1985, c. C-3, s. 36; 2007, c. 6, s. 418.

modifie en conséquence son agrément de fonctionnement en conformité avec l’alinéa 54(1)a) de la Loi sur les banques, le paragraphe 62(1) de la Loi sur les associations coopératives de crédit ou l’alinéa 58(1)b) de la Loi sur les sociétés de fiducie et de prêt, selon le cas, pour lui interdire d’accepter des dépôts au Canada.

L.R. (1985), ch. C-3, art. 34; 1996, ch. 6, art. 39; 1999, ch. 28, art. 107; 2007, ch. 6, art. 416; 2012, ch. 5, art. 195.

Droits aux recours ouverts aux créanciers

35 (1) Si elle estime qu’une institution membre est insolvable ou sur le point de le devenir, la Société est réputée être un créancier de cette institution et elle peut recourir aux mesures ou procédures que le droit met à la portée des créanciers de l’institution pour en protéger l’actif ou en provoquer la liquidation.

Mesures spéciales

(1.1) La Société avise le ministre des mesures qu’elle se propose de prendre aux termes du paragraphe (1). Elle ne peut exécuter celles qui, de l’avis du ministre, sont contraires à l’intérêt public.

Assimilation

(2) Pour l’application du présent article, la Société est réputée être créancière d’une institution membre malgré la résiliation ou l’annulation de la police d’assurance-dépôts de celle-ci.

L.R. (1985), ch. C-3, art. 35; L.R. (1985), ch. 18 (3[e] suppl.), art. 63; 1992, ch. 27, art. 90; 1993, ch. 34, art. 14; 1996, ch. 6, art. 40; 2007, ch. 6, art. 417.

Suppression de toute mention d’assurance-dépôts

36 (1) L’institution membre dont la police d’assurance-dépôts a été annulée ou résiliée, selon le cas, est tenue de révéler ce fait à ses déposants et de retrancher, de tous ses textes publicitaires, toute mention relative à l’assurance-dépôts prévue par la présente loi.

Avis public

(2) La Société peut, selon les modalités et par les moyens d’information qu’elle juge appropriés, donner un avis public de l’annulation ou de la résiliation de la police d’assurance-dépôts d’une institution membre, si elle estime que l’intérêt public justifie cette mesure.

L.R. (1985), ch. C-3, art. 36; 2007, ch. 6, art. 418.

Current to May 29, 2023	43	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Provincial Insuring Arrangements	Arrangements avec les provinces
Section 37	Article 37

Provincial Insuring Arrangements

Provincial deposit insurance

37 (1) If under the law of any province the government of the province or an agent of that government guarantees or insures any of the deposits with a provincial institution operating within the province, the Corporation, subject to section 17.1 and any agreement entered into under subsection (3), may

(a) insure some or all of the deposits with the institution; or

(b) amend the institution’s policy of deposit insurance, to exclude from the policy any of the deposits with the institution.

(2) [Repealed, 2007, c. 6, s. 419]

Agreement with province

(3) The Corporation may, with the approval of the Governor in Council, enter into an agreement with the government, or an agent of the government, of a province referred to in subsection (1), to provide for reciprocal arrangements relating to the administration or operation of the law of that province and of this Act.

Regulations

(4) For the purpose of enabling the Corporation to carry out an insuring arrangement referred to in subsection (1) or provided for in an agreement under subsection (3), the Governor in Council may, by regulation, make provision for any matter or thing arising from the insuring arrangement or agreement.

Refund of premiums

(5) Where the Corporation during any premium year ceases to insure any of the deposits held by a member institution that is a provincial institution, by reason of the fact that such deposits are guaranteed or insured pursuant to the law of a province, the Corporation may refund to that provincial institution the proportion of the premium paid by the provincial institution to the Corporation for that premium year in respect of those deposits that bears the same relation to the premium for the full premium year in respect of those deposits that the unexpired part of the premium year bears to the full premium year, but in no case shall a refund be made that will reduce the premium paid by the provincial institution to the Corporation for the premium year to less than five thousand dollars.

Arrangements avec les provinces

Assurance-dépôts provinciale

37 (1) Si le gouvernement d’une province ou un mandataire de celui-ci garantit ou assure, aux termes de la législation provinciale, certains dépôts détenus par une institution provinciale exerçant ses activités dans la province, la Société, sous réserve de l’article 17.1 et de tout accord conclu en vertu du paragraphe (3), peut, en ce qui concerne cette institution :

a) assurer tout ou partie des dépôts qu’elle détient;

b) modifier, pour en exclure certains dépôts, sa police d’assurance-dépôts.

(2) [Abrogé, 2007, ch. 6, art. 419]

Accords avec une province

(3) La Société peut, avec l’approbation du gouverneur en conseil, conclure avec le gouvernement ou le mandataire visés au paragraphe (1) un accord prévoyant des arrangements réciproques quant à l’application de la législation de cette province et à celle de la présente loi.

Règlements

(4) Le gouverneur en conseil peut, par règlement, prendre toute mesure utile à la mise en œuvre par la Société des arrangements ou accords prévus aux paragraphes (1) et (3).

Remboursement des primes

(5) Si elle cesse d’assurer des dépôts détenus par une institution provinciale membre du fait que ceux-ci sont garantis ou assurés aux termes de la législation provinciale, la Société peut rembourser à cette institution, sur la prime que celle-ci a versée à l’égard de ces dépôts pour l’exercice comptable des primes en cours, la partie de la prime correspondant à ces dépôts, au prorata de la fraction non écoulée de cet exercice; elle ne peut toutefois ramener à moins de cinq mille dollars le montant de la prime à verser par l’institution pour cet exercice comptable des primes.

Current to May 29, 2023	44	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Provincial Insuring Arrangements	Arrangements avec les provinces
Sections 37-39	Articles 37-39

Saving

(6) Nothing in this section shall be construed as authorizing the Corporation to insure deposits contrary to section 12.

Definition of deposits

(7) In this section, deposits includes a part of a deposit.

R.S., 1985, c. C-3, s. 37; R.S., 1985, c. 18 (3rd Supp.), s. 64; 2007, c. 6, s. 419.

Agreements for examination of provincial institutions

38 (1) Notwithstanding section 28, the Corporation may enter into an agreement with the government, or an agent of the government, of a province referred to in subsection 37(1) to provide for

(a) the exchange between the Corporation and that government or agent of information that is obtained by any examination of provincial institutions required by this Act or the law of that province; and

(b) special examinations, by representatives of both parties to the agreement and at the request of either party, of any of the provincial institutions that are member institutions operating in that province.

In lieu of examination

(2) The Corporation may accept information received from an exchange of information referred to in paragraph (1)(a) in lieu of any examination required by this Act.

R.S., c. C-3, s. 32.

Short term loans to insuring agents

39 The Corporation may, with the approval of the Governor in Council and on such terms and conditions as the Governor in Council may prescribe, enter into an agreement with an agent of the government of a province that guarantees or insures deposits with provincial institutions in that province, to extend to that agent short term loans, secured by such security as the Corporation deems adequate, to enable that agent to meet short term requirements for liquid funds arising from its operations.

R.S., c. C-3, s. 33.

Réserve

(6) Le présent article n’a pas pour effet d’autoriser la Société à assurer les dépôts visés à l’article 12.

Définition de dépôts

(7) Au présent article, dépôts s’entend en outre d’une partie d’un dépôt.

L.R. (1985), ch. C-3, art. 37; L.R. (1985), ch. 18 (3[e] suppl.), art. 64; 2007, ch. 6, art. 419.

Accords en vue de l’examen des institutions provinciales

38 (1) Malgré l’article 28, la Société peut conclure avec le gouvernement ou le mandataire visés au paragraphe 37(1) un accord prévoyant :

a) l’échange entre les parties de renseignements provenant de l’examen des institutions provinciales requis par la présente loi ou la législation provinciale;

b) le recours à des examens spéciaux d’institutions provinciales membres exerçant leur activité dans la province à effectuer par des représentants des deux parties, sur demande de l’une d’elles.

Assimilation à l’examen

(2) La Société peut considérer les renseignements reçus à la suite de l’échange visé à l’alinéa (1)a) comme tenant lieu de tout examen requis par la présente loi.

S.R., ch. C-3, art. 32.

Prêts à court terme aux mandataires assureurs

39 La Société peut, avec l’approbation du gouverneur en conseil et selon les modalités qu’il fixe, conclure, avec un mandataire du gouvernement d’une province qui garantit ou assure les dépôts détenus par des institutions provinciales dans la province, un accord en vue de lui consentir des prêts à court terme, garantis par les sûretés qu’elle estime suffisantes, afin de lui permettre de faire face à ses besoins de liquidités à court terme dans le cadre de ses activités.

S.R., ch. C-3, art. 33.

Current to May 29, 2023	45	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Sections 39.01-39.1	Articles 39.01-39.1

Restructuring of Federal Member Institutions

Resolution Plans

Submission of plan

39.01 A domestic systemically important bank shall, on the request of the Corporation, develop and maintain a resolution plan that meets the requirements referred to in paragraph 11(2)(e) and shall submit that plan to the Corporation.

2017, c. 20, s. 110.

Vesting in Corporation and Appointing Corporation as Receiver

Report of Superintendent

39.1 (1) Where the Superintendent is of the opinion that

(a) a federal member institution has ceased, or is about to cease, to be viable, and

(b) the viability of the federal member institution cannot be restored or preserved by the exercise of the Superintendent’s powers under the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act,

the Superintendent, after providing the federal member institution with a reasonable opportunity to make representations, shall, in writing, report thereon to the Corporation.

Forming opinion

(2) For the purposes of subsection (1), the Superintendent may take into account all matters the Superintendent considers relevant, but in all cases the Superintendent shall have regard to whether, in the opinion of the Superintendent,

(a) the federal member institution is dependent to an excessive extent on loans, advances, guarantees or other financial assistance to sustain its operations;

(b) the federal member institution has lost the confidence of depositors and the public;

(c) the federal member institution’s regulatory capital, within the meaning assigned to that expression by the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act, whichever is

Restructuration des institutions fédérales membres

Plans de règlement

Soumission des plans

39.01 La banque d’importance systémique nationale doit, à la demande de la Société, élaborer et tenir à jour un plan de règlement qui est conforme aux exigences visées à l’alinéa 11(2)e) et soumettre ce plan à la Société.

2017, ch. 20, art. 110.

Dévolution à la Société et nomination de la Société comme séquestre

Rapport du surintendant

39.1 (1) Le surintendant doit, après avoir donné à l’institution l’occasion de présenter ses observations, signaler dans un rapport écrit, à la Société, tout cas où, selon lui, une institution fédérale membre a cessé d’être viable ou est sur le point de ne plus l’être, d’une part, et ne peut le redevenir ou le rester même s’il exerçait les pouvoirs prévus à la Loi sur les banques, à la Loi sur les sociétés de fiducie et de prêt ou à la Loi sur les associations coopératives de crédit, d’autre part.

Facteurs à prendre en compte

(2) Pour l’application du paragraphe (1), le surintendant prend en compte tous les facteurs qu’il juge pertinents; il doit notamment déterminer si, à son avis :

a) le maintien des opérations de l’institution fédérale membre dépend dans une trop grande mesure de prêts, d’avances, de garanties ou d’une autre aide financière;

b) l’institution fédérale membre a perdu la confiance des déposants et du public;

c) son capital réglementaire, au sens de la Loi sur les banques, de la Loi sur les sociétés de fiducie et de prêt ou de la Loi sur les associations coopératives de crédit, selon le cas, est nettement insuffisant ou sur le point de l’être;

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Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.1-39.12	Articles 39.1-39.12

applicable, is or is about to become substantially deficient; or

(d) the federal member institution has failed to pay any liability that has become due and payable or will not be able to pay its liabilities as they become due and payable.

Report by Superintendent on winding-up circumstances

(3) Where the Superintendent is of the opinion that

(a) circumstances exist in respect of a federal member institution that would allow the Superintendent to take control of the federal member institution under the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act, and

(b) if such control were taken, grounds would exist for the making of a winding-up order in respect of the federal member institution,

the Superintendent, after providing the federal member institution with a reasonable opportunity to make representations, shall, in writing, report thereon to the Corporation.

Urgency

(4) Despite subsections (1) and (3), the Superintendent may report to the Corporation orally if he or she is of the opinion that the federal member institution’s circumstances must be considered without delay.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 211; 2009, c. 2, s. 242.

Request of Corporation

39.11 On receipt of a report made by the Superintendent under section 39.1, the Corporation may

(a) after determining that a transaction referred to in section 39.2 is reasonably likely to be expeditiously carried out after the making of the order, request the Minister to recommend that one or more orders be made under subsection 39.13(1); or

(b) in the case of a domestic systemically important bank, request the Minister to recommend that one or more orders be made under subsection 39.13(1) and that an order be made under subsection 39.13(1.3).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 1999, c. 31, s. 28(F); 2016, c. 7, s. 130.

Recommendation of Minister

39.12 If a request referred to in section 39.11 is made by the Corporation, the Minister may, if he or she is of the opinion that it is in the public interest to do so, recommend to the Governor in Council that one or more orders

d) elle n’a pas acquitté une créance ou ne pourra faire face à ses obligations au fur et à mesure qu’elles deviendront exigibles.

Rapport du surintendant

(3) Lorsqu’il est d’avis qu’une institution fédérale membre est dans une situation qui l’autorise, au titre de la Loi sur les banques, de la Loi sur les sociétés de fiducie et de prêt ou de la Loi sur les associations coopératives de crédit, à en prendre le contrôle et qu’il y aurait lieu, le cas échéant, de demander sa mise en liquidation, le surintendant lui donne l’occasion de présenter ses observations et fait un rapport écrit à la Société.

Urgence

(4) Malgré les paragraphes (1) et (3), le surintendant peut faire rapport verbalement si, à son avis, l’institution fédérale membre est dans une situation qui doit être étudiée sans délai.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2001, ch. 9, art. 211; 2009, ch. 2, art. 242.

Demande de la Société

39.11 Sur réception du rapport du surintendant, la Société peut :

a) après avoir déterminé qu’une opération visée à l’article 39.2 sera probablement effectuée rapidement après la prise du décret, demander au ministre de recommander la prise d’un ou de plusieurs décrets en application du paragraphe 39.13(1);

b) dans le cas d’une banque d’importance systémique nationale, demander au ministre de recommander la prise d’un ou de plusieurs décrets en application du paragraphe 39.13(1) et d’un décret en application du paragraphe 39.13(1.3).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 1999, ch. 31, art. 28(F); 2016, ch. 7, art. 130.

Recommandation du ministre

39.12 En cas de demande de la Société en ce sens et s’il est d’avis qu’il est dans l’intérêt public de le faire, le ministre peut recommander au gouverneur en conseil la prise, à l’égard de l’institution fédérale membre, d’un ou

Current to May 29, 2023	47	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.12-39.13	Articles 39.12-39.13

be made under subsection 39.13(1) in respect of the federal member institution and, in the case of a domestic systemically important bank, that an order be made under subsection 39.13(1.3) in respect of that institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 130.

Order

39.13 (1) The Governor in Council may, on the recommendation of the Minister made under section 39.12, by order,

(a) vest in the Corporation the shares and subordinated debt of the federal member institution that are specified in the order;

(b) appoint the Corporation as receiver in respect of the federal member institution;

(c) direct the Minister to incorporate a federal institution designated in the order as a bridge institution and specify the date and time as of which the federal member institution’s deposit liabilities are assumed; or

(d) direct the Corporation to carry out a conversion under subsection 39.2(2.3).

Condition precedent

(1.1) The making of an order, under paragraph (1)(b), appointing the Corporation as receiver of the federal member institution is a condition precedent to the making of an order under paragraph (1)(c) in respect of the federal member institution.

Conditions for conversion

(1.2) An order may be made under paragraph (1)(d) in respect of the federal member institution only if the institution is a domestic systemically important bank and an order has also been made under paragraph (1)(a) or (b) in respect of the institution.

Order — longer period

(1.3) The Governor in Council may, on the recommendation of the Minister made under section 39.12, by order, require the Corporation to apply for a winding-up order in respect of the federal member institution in accordance with subsection 39.22(1.1).

Effects of vesting order

(2) An order made under paragraph (1)(a)

(a) vests in the Corporation the shares and subordinated debt that are subject to the order, free from any adverse claim, including any claim that a transfer was wrongful or that a particular adverse person was the owner of or had an interest or right in respect of the de plusieurs décrets en application du paragraphe 39.13(1) et, dans le cas d’une banque d’importance systémique nationale, d’un décret en application du paragraphe 39.13(1.3).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 130.

Décret

39.13 (1) Sur recommandation du ministre, le gouverneur en conseil peut prendre un décret :

a) portant dévolution à la Société des actions et des dettes subordonnées de l’institution fédérale membre qui sont précisées dans le décret;

b) la nommant séquestre de celle-ci;

c) ordonnant au ministre de constituer une institution fédérale, conférant à celle-ci le statut d’institution-relais et précisant le moment à compter duquel les obligations sous forme de dépôts de l’institution fédérale membre sont prises en charge;

d) ordonnant à la Société d’effectuer la conversion visée au paragraphe 39.2(2.3).

Condition préalable

(1.1) La prise d’un décret qui nomme, en vertu de l’alinéa (1)b), la Société séquestre d’une institution fédérale membre constitue une condition préalable à la prise d’un décret au titre de l’alinéa (1)c) à l’égard de cette institution.

Conditions relatives à la conversion

(1.2) Un décret ne peut être pris en vertu de l’alinéa (1)d) à l’égard de l’institution fédérale membre que si elle est une banque d’importance systémique nationale et qu’un décret a aussi été pris au titre des alinéas (1)a) ou b) à son égard.

Décret : période plus longue

(1.3) Sur la recommandation du ministre faite au titre de l’article 39.12, le gouverneur en conseil peut prendre un décret exigeant que la Société demande, à l’égard de l’institution fédérale membre, une ordonnance de liquidation conformément au paragraphe 39.22(1.1).

But du décret portant dévolution

(2) Le décret pris au titre de l’alinéa (1)a) :

a) porte dévolution à la Société des actions et des dettes subordonnées visées par le décret, libres de toute opposition, notamment toute allégation soit d’illégalité du transfert, soit d’un droit ou d’un intérêt de l’opposant sur ces dernières, entre autres à titre de

Current to May 29, 2023	48	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

shares or subordinated debt, even though the Corporation knows of the adverse claim;

(b) extinguishes any such adverse claim to the extent that the claim is a claim that a person other than the Corporation is the owner of or has an interest or right in respect of the shares or subordinated debt;

(c) does not extinguish any such adverse claim to the extent that the claim is a personal claim against a person other than the Corporation or a person claiming under it;

(d) does not prevent a secured creditor or assignee or successor in interest of the person who was the holder of the shares or subordinated debt immediately before the making of the order from being entitled to receive compensation under section 39.23; and

(e) gives the Corporation the right to recover, out of the assets of the federal member institution and in priority to all other claims, all the costs, charges and expenses properly incurred by the Corporation in furtherance of the order, including those related to its operation of the institution.

Federal credit union

(2.1) In addition to subsection (2), if an order made under paragraph (1)(a) is in respect of a federal credit union, the Corporation has the powers, rights and privileges it would have if it were a member of the federal credit union and the federal credit union is exempt from any requirement to have a minimum number of members for so long as the shares are vested in the Corporation.

Effects of receivership order

(3) An order made under paragraph (1)(b)

(a) constitutes the Corporation as the exclusive receiver of the assets and undertaking of the federal member institution or of such part thereof as may be specified in the order;

(b) gives the Corporation, as receiver, in respect of the assets and undertaking of the federal member institution or such part thereof as may be specified in the order, the power to

(i) enter the federal member institution and take possession and control of the assets and require any person therein to account for and deliver up to the Corporation possession and control of the assets,

(ii) subject to subparagraph (iii), sell or otherwise dispose of the assets and undertaking by private or propriétaire, même si la Société en connaissait l’existence;

b) éteint toute opposition dans la mesure où celle-ci est fondée sur le droit ou l’intérêt d’une autre personne que la Société sur les actions ou dettes, entre autres à titre de propriétaire;

c) ne l’éteint pas dans la mesure où il s’agit d’une opposition personnelle à l’encontre d’une autre personne que la Société ou un ayant cause de celle-ci;

d) ne porte pas atteinte au droit du créancier garanti ou de l’ayant cause de la personne qui détenait des actions ou des dettes subordonnées au moment de la prise du décret de recevoir l’indemnité visée à l’article 39.23;

e) donne à la Société le droit de recouvrer, sur l’actif de l’institution fédérale membre et en priorité sur toutes les autres créances contre celle-ci, les dépenses, charges et frais légitimes qu’elle a engagés pour la réalisation de l’objet du décret, notamment ceux liés au fonctionnement de l’institution.

Coopérative de crédit fédérale

(2.1) En outre, si le décret portant dévolution est pris à l’égard d’une coopérative de crédit fédérale, la Société détient les pouvoirs, droits et privilèges conférés à un membre de la coopérative de crédit fédérale et celle-ci est soustraite à l’obligation de maintenir un nombre minimal de membres tant que ses actions sont dévolues à la Société.

Décret nommant séquestre

(3) Le décret pris en vertu de l’alinéa (1)b) fait de la Société le séquestre unique de tout ou partie de l’actif et de l’entreprise de l’institution fédérale membre, selon les termes du décret, et lui donne le pouvoir, entre autres :

a) de prendre possession de l’actif et de forcer toute personne, notamment un autre séquestre ou un créancier, à céder la possession et le contrôle de l’actif et à rendre compte;

b) sous réserve de l’alinéa c), d’aliéner les éléments d’actif et l’entreprise, notamment par vente publique ou privée de la façon et suivant les conditions jugées utiles par la Société;

c) d’aliéner les éléments d’actif visés par un accord créant une sûreté en faveur de la personne qui prend en charge l’obligation qui en est l’objet;

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Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

public sale or in such other manner and on such terms and conditions as the Corporation deems appropriate,

(iii) sell or otherwise dispose of any asset that is subject to an agreement creating a security interest to any person who agrees to assume the obligation secured by the security interest,

(iv) arrange for the assumption by any person of all or any part of the federal member institution’s liabilities,

(v) carry on the business of the federal member institution to the extent that the Corporation deems is necessary or beneficial to the receivership,

(vi) sue for, defend, compromise and settle, in the name of the federal member institution, any claim made by or against it,

(vii) in the name of the federal member institution, do all acts and execute all receipts and other documents and for that purpose, when necessary, use its seal, and

(viii) do all such other things as may be necessary or incidental to the exercise of the Corporation’s rights, powers, privileges and immunities as receiver; and

(c) gives the Corporation the right to recover, out of the assets of the federal member institution and in priority to all other claims, all the costs, charges and expenses properly incurred by the Corporation in furtherance of the order, including those related to its operation of the institution.

For greater certainty — bankruptcy

(4) For greater certainty, shares and subordinated debt that are subject to an order made under paragraph (1)(a) and that, immediately before the making of the order, are vested in a trustee in bankruptcy under the Bankruptcy and Insolvency Act are vested in the Corporation.

For greater certainty — exercising rights

(4.1) For greater certainty, an order made under paragraph (1)(a) or (b) prevents any person, other than the Corporation, who is the holder of shares or subordinated debt or other debts or liabilities of the federal member institution or who is a party to or a beneficiary of a contract with the institution, and any secured creditor or assignee or successor in interest of such a person, from exercising any voting or other rights arising from the person’s status in any manner that could defeat or interfere with the rights, powers, privileges and immunities of

d) de faire les arrangements nécessaires pour qu’une personne prenne en charge le passif de l’institution fédérale membre;

e) d’exploiter l’entreprise de l’institution fédérale membre dans la mesure où elle l’estime nécessaire ou avantageux dans le cadre de la mise sous séquestre;

f) d’intenter ou de contester, au nom d’une institution fédérale membre, toute action relative à des créances ou dettes de celle-ci et, dans le cadre de ces actions, de transiger ou de faire des compromis, en son nom;

g) de faire tous actes, passer et signer tous contrats, reçus et autres documents au nom de l’institution fédérale membre, et employer à cette fin, si nécessaire, le sceau de l’institution;

h) de faire tout acte nécessaire à l’exercice de ses attri-butions à titre de séquestre.

Le décret lui donne également le droit de recouvrer, sur l’actif de l’institution fédérale membre et en priorité sur toutes les autres créances contre celle-ci, les dépenses, charges et frais légitimes qu’elle a engagés pour la réalisation de l’objet du décret, notamment ceux liés au fonctionnement de l’institution.

Précision : faillite

(4) Il est entendu que les actions et les dettes subordonnées visées par le décret pris au titre de l’alinéa (1)a), qui, au moment de la prise du décret, étaient dévolues à un syndic de faillite en vertu de la Loi sur la faillite et l’insolvabilité, sont dévolues par le décret à la Société.

Précision : exercice de droits

(4.1) Il est entendu que le décret pris au titre des alinéas (1)a) ou b) empêche toute personne, sauf la Société, détentrice d’actions ou de dettes subordonnées ou d’autres dettes ou d’éléments du passif de l’institution fédérale membre ou partie à un contrat avec l’institution ou bénéficiaire de celui-ci, et tout créancier garanti ou ayant cause de cette personne d’exercer quelque droit, notamment un droit de vote, rattaché à son statut d’une façon

Current to May 29, 2023	50	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

the Corporation as holder of shares or subordinated debt or as receiver, as the case may be.

Receiver order dealings

(5) Where an order is made under paragraph (1)(b),

(a) the Corporation, as receiver, may exercise its powers, rights, privileges and immunities without leave, approval or other intervention of a court, but may seek the assistance of a superior court in order to give effect to those powers, rights, privileges and immunities,

(b) an asset of the federal member institution that is acquired from the Corporation, as receiver, shall, except to the extent that it is an asset referred to in subparagraph (3)(b)(iii), be acquired free of any adverse claim of the federal member institution or any other person, and

(c) the Corporation, as receiver, may cause or refrain from causing any obligation of the federal member institution to be performed and may cause the federal member institution to incur an obligation or do so on its behalf, and the Corporation shall not, by reason of its appointment as receiver or any action taken by it, be held to have assumed or incurred any obligation of the federal member institution for its own account.

Non-liability — environmental matters

(5.1) Without limiting the generality of subsection (5) and despite anything in federal or provincial law, the Corporation, as receiver, is not liable in that capacity for any environmental condition that arose or environmental damage that occurred

(a) before the Corporation’s appointment as receiver; or

(b) after the Corporation’s appointment as receiver unless it is established that the condition arose or the damage occurred as a result of the Corporation’s gross negligence or wilful misconduct or, in Quebec, the Corporation’s gross or intentional fault.

Reports, etc., still required

(5.2) Nothing in subsection (5.1) exempts the Corporation, as receiver, from any duty to report or make disclosure imposed by a law referred to in that subsection.

Non-liability — certain orders

(5.3) Without limiting the generality of subsection (5) and despite anything in federal or provincial law but qui pourrait porter préjudice aux attributions de la Société en tant que détenteur d’actions ou de dettes subordonnées ou en tant que séquestre, selon le cas.

Pouvoirs du séquestre

(5) Le décret nommant la Société séquestre n’a pas pour effet de la rendre responsable des obligations de l’institution fédérale membre ni de ses actes posés en qualité de séquestre. Il a toutefois pour effet :

a) de lui permettre, à ce titre, d’exercer ses attributions sans l’autorisation d’une cour supérieure, quoiqu’elle puisse y recourir pour faire respecter ses décisions;

b) d’immuniser les biens d’une institution fédérale membre, autres que ceux visés à l’alinéa (3)c), acquis de la Société en sa qualité de séquestre, contre les recours en réclamation, y compris ceux de l’institution fédérale membre;

c) de lui permettre soit d’empêcher l’exécution d’une obligation de l’institution fédérale membre, soit d’autoriser celle-ci à s’obliger, soit de s’obliger pour elle.

Non-responsabilité : questions environnementales

(5.1) Sans que soit limitée la portée du paragraphe (5) et par dérogation au droit fédéral et provincial, la Société, en tant que séquestre, est dégagée de toute responsabilité découlant de tout fait ou dommage affectant l’environnement survenu :

a) avant sa nomination à ce titre;

b) après sa nomination, à moins qu’il ne soit établi que le fait ou le dommage résulte de sa négligence grave ou de son inconduite volontaire ou, au Québec, de sa faute lourde ou intentionnelle.

Rapports et autres toujours requis

(5.2) Le paragraphe (5.1) ne dispense pas la Société, en tant que séquestre, de l’obligation de faire rapport ou de communiquer des renseignements prévue par le droit applicable en l’espèce.

Non-responsabilité : certains décrets

(5.3) Sans que soit limitée la portée du paragraphe (5) et par dérogation au droit fédéral et provincial mais sous

Current to May 29, 2023	51	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

subject to subsection (5.2), if an order is made that has the effect of requiring the Corporation, as receiver, to remedy any environmental condition or environmental damage affecting property involved in the receivership, the Corporation, as receiver, is not liable for failure to comply with the order, and is not liable for any costs that are or would be incurred by any person in carrying out the terms of the order,

(a) if, within the time that is specified in the order, or within 10 days after the appointment of the Corporation as receiver if the order is in effect when the Corporation is appointed as receiver, the Corporation, as receiver,

(i) complies with the order, or

(ii) on notice to the person who issued the order, abandons, disposes of or otherwise releases any interest in any real property, or any right in any immovable, affected by the condition or damage; or

(b) if the Corporation, as receiver, had, before the order was made, abandoned, disposed of or otherwise released any interest in any real property, or any right in any immovable, affected by the condition or damage.

Non-liability — employees

(5.4) Without limiting the generality of subsection (5) and despite anything in federal or provincial law, the Corporation, as receiver, is not liable in respect of a liability, including one as a successor employer,

(a) that is in respect of the employees or former employees of the federal member institution or a predecessor of the federal member institution or in respect of a pension plan for the benefit of those employees or former employees; and

(b) that existed before the Corporation is appointed as receiver or that is calculated by reference to a period before the Corporation’s appointment.

Liability of other successor employers

(5.5) Subsection (5.4) does not affect the liability of a successor employer other than the Corporation, as receiver.

Order conclusive

(6) An order made under this section and any action taken or decision made in furtherance of such an order are for all purposes final and conclusive and shall not be questioned or reviewed in any court.

1992, c. 26, ss. 11, 16; 1996, c. 6, s. 41; 2009, c. 2, s. 243; 2010, c. 12, ss. 1888, 2100; 2012, c. 5, s. 196; 2016, c. 7, s. 131.

réserve du paragraphe (5.2), lorsqu’un décret a pour effet d’obliger la Société, en tant que séquestre, à réparer le fait ou le dommage affectant l’environnement et touchant une propriété visée par une mise sous séquestre, elle est, à ce titre, dégagée de toute responsabilité découlant du non-respect du décret et de toute responsabilité relativement aux frais engagés ou pouvant l’être par toute personne lors de l’exécution des modalités du décret dans les cas suivants:

a) la Société, en tant que séquestre, dans le délai précisé dans le décret ou, si le décret est en vigueur au moment de sa nomination, dans les dix jours suivant sa nomination, selon le cas :

(i) se conforme au décret,

(ii) sur avis à la personne qui a pris le décret, abandonne tout droit sur l’immeuble en cause ou tout intérêt sur le bien réel en cause, en dispose ou s’en déssaisit;

b) la Société, en tant que séquestre, avait, avant la prise du décret, abandonné tout droit sur l’immeuble en cause ou tout intérêt sur le bien réel en cause, en avait disposé ou s’en était dessaisi.

Non responsabilité : employés

(5.4) Sans que soit limitée la portée du paragraphe (5) et par dérogation au droit fédéral et provincial, la Société, en tant que séquestre, n’est aucunement responsable des obligations, y compris celles d’employeur successeur, qui, à la fois :

a) ont trait aux employés ou aux anciens employés de l’institution fédérale membre ou d’un de ses prédécesseurs ou à un régime de retraite pour le bénéfice de ces employés ou anciens employés;

b) existaient avant sa nomination en tant que séquestre ou sont calculées en fonction d’une période antérieure à celle-ci.

Obligations d’un employeur successeur

(5.5) Le paragraphe (5.4) ne dégage de sa responsabilité aucun employeur successeur autre que la Société en tant que séquestre.

Caractère définitif

(6) Le décret pris au titre du présent article ainsi que toute action ou décision prise pour la réalisation de son objet sont, à tous égards, définitifs et ne sont susceptibles d’aucun recours judiciaire.

1992, ch. 26, art. 11 et 16; 1996, ch. 6, art. 41; 2009, ch. 2, art. 243; 2010, ch. 12, art. 1888 et 2100; 2012, ch. 5, art. 196; 2016, ch. 7, art. 131.

Current to May 29, 2023	52	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.131-39.14	Articles 39.131-39.14

39.131 [Repealed, 2016, c. 7, s. 132]

39.132 [Repealed, 2016, c. 7, s. 132]

Powers of Corporation

39.14 (1) If an order is made under paragraph 39.13(1)(a) or (b) in respect of a federal member institution, the powers, duties, functions, rights and privileges of the directors of the federal member institution and those of its officers who are responsible for its management are suspended except to the extent that is specified in writing by the Corporation. The Corporation may exercise those powers, rights and privileges and perform those duties and functions.

Suspension of powers, rights, etc.

(1.1) In addition to subsection (1), if an order made under paragraph 39.13(1)(a) or (b) is in respect of a federal credit union, the powers, rights and privileges of its members are suspended, but nothing in this subsection affects the powers, rights and privileges of the Corporation under subsection 39.13(2.1).

Shareholders

(1.2) If an order is made under paragraph 39.13(1)(a) or (b) in respect of a federal member institution, the powers, rights and privileges of its shareholders to vote or give approvals are suspended and the Corporation may exercise those powers, rights and privileges.

Persons to assist

(2) The Corporation may appoint one or more persons to assist it in the management of any federal member institution or in carrying out the Corporation’s functions as holder of shares or subordinated debt or as receiver and may delegate to those persons any of the powers, duties, functions, rights or privileges of the directors and officers of the federal member institution.

(3) [Repealed, 2016, c. 7, s. 133]

Power to appoint and remove

(4) If an order is made under paragraph 39.13(1)(b) in respect of a federal member institution, the Corporation may appoint or remove any director of the federal member institution.

Corporation’s directions

(5) If an order is made under paragraph 39.13(1)(a) or (b) in respect of a federal member institution, the Corporation may give directions to the board of directors of the federal member institution, including to make, amend or repeal any by-law of the institution.

39.131 [Abrogé, 2016, ch. 7, art. 132]

39.132 [Abrogé, 2016, ch. 7, art. 132]

Transfert des pouvoirs à la Société

39.14 (1) Le décret pris au titre des alinéas 39.13(1)a) ou b) à l’égard d’une institution fédérale membre suspend, sauf dans la mesure prévue par écrit par la Société, les attributions des administrateurs de l’institution et des dirigeants qui sont chargés de sa gestion et les confère à la Société.

Suspension des pouvoirs, droits et privilèges des membres

(1.1) En outre, lorsque le décret portant dévolution ou le décret nommant la Société séquestre est pris à l’égard d’une coopérative de crédit fédérale, il suspend les pouvoirs, droits et privilèges de ses membres. Toutefois, il ne suspend pas ceux qui sont conférés à la Société en vertu du paragraphe 39.13(2.1).

Actionnaires

(1.2) Le décret pris au titre des alinéas 39.13(1)a) ou b) à l’égard d’une institution fédérale membre suspend les pouvoirs, droits et privilèges des actionnaires de l’institution de voter ou d’accorder leur approbation et les confère à la Société.

Assistance

(2) La Société peut nommer une ou plusieurs personnes pour l’aider à gérer l’institution fédérale membre ou à exercer ses fonctions de détenteur d’actions ou de dettes subordonnées ou de séquestre et leur déléguer les attributions des administrateurs et dirigeants de l’institution fédérale membre.

(3) [Abrogé, 2016, ch. 7, art. 133]

Pouvoir de nommer et de révoquer

(4) Lorsqu’un décret est pris au titre de l’alinéa 39.13(1)b) à l’égard d’une institution fédérale membre, la Société peut nommer ou révoquer tout administrateur de l’institution.

Instructions de la Société

(5) Lorsqu’un décret est pris au titre des alinéas 39.13(1)a) ou b) à l’égard d’une institution fédérale membre, la Société peut donner des instructions au conseil d’administration de l’institution. Elle peut lui

Current to May 29, 2023	53	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.14-39.15	Articles 39.14-39.15

Implementation

(6) The board of directors of the federal member institution shall ensure that a direction given under subsection (5) is implemented in a prompt and efficient manner and shall, after implementing a direction, notify the Corporation without delay that it has been implemented.

By-laws — board of directors

(7) The board of directors of the federal member institution may, with the prior approval of the Corporation, make, amend or repeal any by-law of the institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2010, c. 12, s. 2101; 2016, c. 7, s. 133.

Stay of proceedings

39.15 (1) Where an order is made under subsection 39.13(1),

(a) no action or other civil proceeding before a judicial or quasi-judicial body and no arbitration may be commenced or continued against the federal member institution or in respect of its assets other than a proceeding under the Winding-up and Restructuring Act commenced by the Corporation or the Attorney General of Canada;

(b) no attachment, garnishment, execution or other method of enforcement of a judgment or order against the federal member institution or its assets may take place or continue;

(c) no creditor of the federal member institution has any remedy against the federal member institution or its assets;

(d) except in the normal course of clearing and settlement processes, including the consolidation of accounts in respect of those processes or the services referred to in paragraph (5)(c), no creditor has any right of set-off or compensation against the federal member institution;

(e) no person may terminate or amend any agreement with the federal member institution or claim an accelerated payment, or forfeiture of the term, under such an agreement by reason only of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of donner instruction notamment de prendre, de modifier ou d’abroger tout règlement administratif de l’institution.

Mise en œuvre

(6) Le conseil d’administration de l’institution fédérale membre veille à la mise en œuvre rapide et efficace des instructions données au titre du paragraphe (5) et avise sans délai la Société qu’elles ont été mises en œuvre.

Règlements administratifs : conseil d’administration

(7) Le conseil d’administration de l’institution fédérale membre peut, avec l’approbation préalable de la Société, prendre, modifier ou abroger tout règlement administratif de l’institution.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2010, ch. 12, art. 2101; 2016, ch. 7, art. 133.

Suspension des procédures

39.15 (1) Le décret pris en application de l’article 39.13 a pour effet de suspendre :

a) toutes les actions ou autres procédures civiles dans les instances engagées devant un organisme judiciaire ou quasi judiciaire contre l’institution visée ou son actif et toutes les procédures arbitrales, à l’exception toutefois de celles intentées par la Société ou le procureur général du Canada en vertu de la Loi sur les liquidations et les restructurations;

b) toute saisie ou autre mesure d’exécution d’un jugement ou d’une ordonnance à l’encontre de l’institution ou de son actif;

c) les recours des créanciers à son encontre ou à l’encontre de son actif;

d) sauf dans le cadre normal des processus de règlement et de compensation, notamment la consolidation des comptes à l’égard de tels processus ou de services visés à l’alinéa (5)c), le droit des créanciers d’opérer compensation à son égard;

e) la résiliation ou la modification de tout contrat conclu avec l’institution fédérale membre ou l’exercice de toute clause de déchéance du terme comprise dans un tel contrat en raison uniquement, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue au contrat,

Current to May 29, 2023	54	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

its affiliates in the performance of obligations under the agreement,

(iii) a monetary default, before the order was made, under the agreement by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made,

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(v) the assignment or assumption of the agreement to or by a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities; and

(f) no person may terminate the federal member institution’s membership in an organization by reason only of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the rules of the organization,

(iii) a monetary default, before the order was made, under the rules of the organization by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made,

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(v) the transfer of the federal member institution’s membership to a bridge institution or a third party,

(iii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue au contrat auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(iv) de la prise du décret ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(v) de la cession du contrat à une institution-relais ou à un tiers ou de la prise en charge du contrat par une institution-relais ou un tiers,

(vi) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif;

f) la perte, par l’institution fédérale membre, de sa qualité de membre d’une organisation en raison uniquement, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans les règles de l’organisation,

(iii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans les règles de l’organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(iv) de la prise du décret ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe,

(v) de la transmission par l’institution fédérale membre de sa qualité de membre d’une organisation à une institution-relais ou à un tiers,

Current to May 29, 2023	55	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

Stay of proceedings — before conversion

(1.1) If an order is made under paragraph 39.13(1)(d), no person may terminate or amend any agreement with the federal member institution that is in relation to any of that institution’s shares or liabilities that are prescribed by the regulations made under subsection 39.2(10), claim an accelerated payment or forfeiture of the term under such an agreement or demand payment of any amount under such an agreement, by reason only of a monetary default by that institution in the performance of obligations under the agreement when that default occurs after the order was made but before a conversion under subsection 39.2(2.3) in respect of that institution.

Agreements overridden

(2) Where an order is made under subsection 39.13(1), any stipulation in an agreement is of no force or effect if it

(a) has the effect of providing for or permitting anything that, in substance, is contrary to paragraph (1)(e), subsection (1.1) or paragraph 39.13(3)(b); or

(b) provides, in substance, that the federal member institution ceases to have the rights — or, in the case of a bridge institution, does not have the rights — to use or deal with assets that the federal member institution or bridge institution would otherwise have, on

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the agreement,

(iii) a monetary default, before the order was made, under the agreement by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made,

(vi) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Suspension des procédures avant la conversion

(1.1) Le décret pris en vertu de l’alinéa 39.13(1)d) a pour effet de suspendre la résiliation ou la modification de tout contrat conclu avec l’institution fédérale membre relativement à toute action ou à tout élément du passif de l’institution qui est visé par un règlement pris en vertu du paragraphe 39.2(10), le règlement de toute somme exigible au titre d’un tel contrat ou l’exercice de toute clause de déchéance du terme comprise dans un tel contrat, en raison uniquement du défaut par l’institution, après la prise du décret, mais avant que soit effectuée la conversion au titre du paragraphe 39.2(2.3) à l’égard de l’institution, de se conformer à une obligation pécuniaire prévue au contrat.

Incompatibilité

(2) Si un décret est pris aux termes du paragraphe 39.13(1), est inopérante toute disposition d’un contrat qui :

a) soit est incompatible avec l’alinéa (1)e), le paragraphe (1.1) ou l’alinéa 39.13(3)b);

b) soit prévoit, pour l’essentiel, que l’institution fédérale membre est déchue des droits ou, dans le cas de l’institution-relais, n’a pas les droits que l’une ou l’autre aurait normalement de se servir des biens visés ou de faire d’autres opérations à leur égard, si l’une ou l’autre des situations suivantes survient :

(i) l’insolvabilité ou la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue au contrat,

(iii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue au contrat auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

Current to May 29, 2023	56	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(v) the assignment or assumption of the agreement to or by a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

Organization’s rules — no force or effect

(2.1) If an order is made under subsection 39.13(1), any stipulation in the rules of an organization is of no force or effect if it

(a) has the effect of providing for or permitting anything that, in substance, is contrary to paragraph (1)(f) or 39.13(3)(b); or

(b) provides, in substance, that the federal member institution ceases to have the rights — or, in the case of the bridge institution, does not have the rights — of a member of the organization, that the federal member institution or the bridge institution would otherwise have, on

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the rules of the organization,

(iii) a monetary default, before the order was made, under the rules of the organization by the federal member institution or any of its affiliates that is remedied by the institution within 60 days after the day on which the order is made,

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(iv) la prise du décret ou un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(v) la cession du contrat à une institution-relais ou à un tiers ou la prise en charge du contrat par une institution-relais ou un tiers,

(vi) le transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Incompatibilité — règles d’une organisation

(2.1) Si un décret est pris en vertu du paragraphe 39.13(1), est inopérante toute disposition des règles d’une organisation qui :

a) soit est incompatible avec les alinéas (1)f) ou 39.13(3)b);

b) soit prévoit, pour l’essentiel, que l’institution fédérale membre est déchue des droits ou, dans le cas de l’institution-relais, n’a pas les droits que l’une ou l’autre aurait normalement en tant que membre de l’organisation, si l’une ou l’autre des situations suivantes survient :

(i) l’insolvabilité ou la détérioration de la situation financière de l’institution fédérale membre, de toute une entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans les règles de l’organisation,

(iii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans les règles de l’organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(iv) la prise du décret ou un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

Current to May 29, 2023	57	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(v) the transfer of the federal member institution’s membership to a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

Clearing arrangements

(3) Subsections (1) to (2.1) do not apply so as to prevent a member of the Canadian Payments Association from acting or ceasing to act as a clearing agent for a federal member institution in accordance with the Canadian Payments Act and the by-laws and rules of that Association.

Exception

(3.1) Despite subsection (3), if a clearing agent that is a member of the Canadian Payments Association acts in that capacity for a federal member institution at the time an order is made under subsection 39.13(1) in respect of the institution, the clearing agent shall continue to act in that capacity for the institution after the order is made, if the Corporation has given an undertaking to provide the financial assistance that the institution needs in order to discharge its obligations to the clearing agent as they become due.

Clearing house

(3.2) Subsections (1) to (2.1) do not apply so as to prevent a clearing house

(a) from acting or ceasing to act in that capacity for a federal member institution; or

(b) from exercising its rights under its settlement rules, as defined in subsection 8(5) of the Payment Clearing and Settlement Act.

Exception

(3.3) Despite subsection (3.2), a clearing house that acts in that capacity for a federal member institution at the time an order is made under subsection 39.13(1) in respect of the institution shall continue to act in that capacity for the institution and subsections (1) to (2.1) apply in

(v) la transmission par l’institution fédérale membre de sa qualité de membre de l’organisation à une institution-relais ou à un tiers,

(vi) le transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Accords de compensation

(3) Les paragraphes (1) à (2.1) n’ont pas pour effet d’empêcher un membre de l’Association canadienne des paiements d’agir ou de cesser d’agir à titre d’agent de compensation pour le compte de l’institution fédérale membre conformément à la Loi canadienne sur les paiements et aux règles et règlements administratifs de l’Association.

Exception

(3.1) Malgré le paragraphe (3), lorsqu’un agent de compensation qui est membre de l’Association canadienne des paiements agit à ce titre, au moment de la prise d’un décret au titre du paragraphe 39.13(1), pour le compte d’une institution fédérale membre à l’égard de laquelle le décret est pris, l’agent est tenu de continuer d’agir à ce titre après la prise du décret, si la Société s’est engagée à fournir à l’institution l’aide financière dont elle a besoin pour s’acquitter de ses obligations envers lui, au fur et à mesure qu’elles deviennent exigibles.

Chambre de compensation

(3.2) Les paragraphes (1) à (2.1) n’ont pas pour effet d’empêcher une chambre de compensation :

a) d’agir ou de cesser d’agir à ce titre, pour le compte de l’institution fédérale membre;

b) d’exercer ses droits en vertu des règles applicables au règlement, au sens du paragraphe 8(5) de la Loi sur la compensation et le règlement des paiements.

Exception

(3.3) Malgré le paragraphe (3.2), lorsqu’une chambre de compensation agit à ce titre, au moment de la prise d’un décret au titre du paragraphe 39.13(1), pour le compte d’une institution fédérale membre à l’égard de laquelle le décret est pris, la chambre, si la Société s’est engagée à

Current to May 29, 2023	58	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

respect of the clearing house, if the Corporation has given an undertaking to provide the financial assistance that the institution needs in order to discharge its obligations to the clearing house as they become due.

Rights subject to set-off or compensation

(4) A federal member institution in respect of which an order is made under subsection 39.13(1) may not enforce against a person a right to receive an amount against which the person, but for paragraph (1)(d), would have a right of set-off or compensation.

Further supplies and advances

(5) Nothing in subsection (1) or (2) shall be construed

(a) as prohibiting a person from requiring payments to be made in cash for goods, services, use of leased or licensed property or other valuable consideration provided after the making of the order;

(b) as requiring the advance to a federal member institution in respect of which an order is made under subsection 39.13(1) of money or credit after the making of the order; or

(c) as requiring the provision to a federal member institution in respect of which an order is made under subsection 39.13(1) of any of the following services where to do so would be likely, in the reasonable opinion of the person providing the service, to result in that person advancing money or credit to the federal member institution after the making of the order or to give rise, after the making of the order, to a claim of that person against the federal member institution, namely,

(i) cash management services,

(ii) services related to the redemption of debt instruments,

(iii) services related to the issuance of letters of credit or guarantees,

(iv) cheque certification services,

(v) currency supply services,

(vi) funds transfer services and remittance order services,

(vii) securities delivery and settlement services,

(viii) charge, credit, debit and payment card services,

fournir à l’institution l’aide financière dont elle a besoin pour s’acquitter de ses obligations envers la chambre, au fur et à mesure qu’elles deviennent exigibles, est tenue de continuer d’agir à ce titre et les paragraphes (1) à (2.1) s’appliquent à l’égard de la chambre.

Réserve

(4) L’institution fédérale membre visée par le décret pris en application de l’article 39.13 ne peut faire valoir son droit de recevoir un montant à l’encontre duquel un tiers, en l’absence de l’alinéa (1)(d), aurait un droit de compensation.

Fourniture de biens et avances

(5) Les paragraphes (1) et (2) n’ont pas pour effet :

a) d’empêcher quiconque d’exiger un paiement en argent pour la fourniture de biens ou services ou l’utili-sation de biens loués ou sous licence après la prise du décret;

b) de rendre obligatoire le versement d’une avance en argent ou sous forme de crédit après la prise du décret à l’institution fédérale membre visée par le décret;

c) de rendre obligatoire la prestation par une personne à l’institution fédérale membre visée par le décret des services suivants si cela devait vraisemblablement, selon ce que la personne peut raisonnablement en penser, entraîner après la prise du décret l’avance par celle-ci d’argent ou de crédit à l’institution ou la formation d’une réclamation à son encontre :

(i) la gestion de trésorerie,

(ii) les services afférents au remboursement des titres d’emprunt,

(iii) les services afférents à l’émission de lettres de crédit ou de garanties,

(iv) la certification de chèques,

(v) l’approvisionnement en numéraire,

(vi) les virements de fonds et les ordres de paiement,

(vii) la livraison de titres et le règlement,

(viii) les services afférents aux cartes de crédit, de débit ou de paiement,

(ix) les guichets automatiques bancaires et les services de compensation intraréseau,

Current to May 29, 2023	59	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(ix) automated banking and teller machine services,

(x) electronic funds transfer at point of sale services,

(xi) consignment cheque services,

(xii) other services similar to those referred to in subparagraphs (i) to (xi),

(xiii) any service of a kind prescribed by the regulations, and

(xiv) a guarantee of liabilities in respect of any of the services referred to in subparagraphs (i) to (xiii).

Security agreements, assignments and transfers

(6) Paragraphs (1)(b) to (e) and subsection (2) do not apply in respect of a remedy under, or a stipulation of, a security agreement creating a security interest in assets of a federal member institution or an agreement assigning or transferring the institution’s right, title or interest in any real property or immovable situated in Canada, including any mortgage or hypothec on that real property or immovable, if

(a) an obligation secured by the agreement is to the Bank of Canada or the Corporation; or

(b) the Superintendent, on the application of the federal member institution, exempted the agreement from the application of those paragraphs and that subsection before the making of an order under subsection 39.13(1) and the Corporation does not undertake

(i) to ensure that the obligations secured by the security interest or the assignment or transfer will be assumed by a bridge institution or a third party, or

(ii) to provide the federal member institution with the financial assistance that it needs to discharge the obligations secured by the security interest or the assignment or transfer as they become due.

Eligible financial contracts

(7) Nothing in subsection (1), (2) or (2.1) prevents the following actions from being taken in accordance with the provisions of an eligible financial contract:

(a) the termination or amendment of the contract;

(b) the accelerated payment or forfeiture of the term under the contract;

(x) les virements de fonds électroniques aux lieux de services de vente,

(xi) les services de chèques en consignation,

(xii) les autres services semblables à ceux visés aux sous-alinéas (i) à (xi),

(xiii) les services du type prévu par règlement,

(xiv) la garantie des obligations relatives aux services mentionnés aux sous-alinéas (i) à (xiii).

Contrats de garantie ou prévoyant la cession ou le transfert

(6) Les alinéas (1)b) à e) et le paragraphe (2) ne s’appliquent pas aux dispositions d’un contrat de garantie créant une sûreté sur les biens d’une institution fédérale membre ou à celles d’un contrat cédant ou transférant les droits, les titres ou les intérêts de l’institution relatifs à des immeubles ou biens réels situés au Canada, notamment des hypothèques sur ces immeubles ou biens réels, ni aux recours que prévoit le contrat, si :

a) soit l’obligation que garantit le contrat a été contractée à l’égard de la Banque du Canada ou de la Société;

b) soit le surintendant a, sur demande de l’institution, soustrait le contrat à l’application de ces alinéas et de ce paragraphe avant la prise d’un décret au titre du paragraphe 39.13(1) et, la Société ne s’engage :

(i) ni à veiller à ce que l’obligation garantie par la sûreté ou la cession ou le transfert soit prise en charge par une institution-relais ou un tiers,

(ii) ni à fournir à l’institution l’aide financière dont elle a besoin pour s’acquitter d’obligations garanties par la sûreté ou la cession ou le transfert au fur et à mesure qu’elles deviennent exigibles.

Contrats financiers admissibles

(7) Les paragraphes (1), (2) et (2.1) n’ont pas pour effet d’empêcher l’accomplissement, conformément au contrat financier admissible, des opérations suivantes :

a) la résiliation ou la modification du contrat;

b) l’exercice de toute clause de déchéance du terme comprise dans le contrat;

Current to May 29, 2023	60	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(c) the exercise of remedies for a failure to satisfy an obligation under or in connection with the contract, including the payment of an amount payable — or the delivery of property deliverable — under or in connection with the contract;

(d) the netting or setting off or compensation of an amount payable under or in connection with the contract;

(e) any dealing with financial collateral

(i) to satisfy an amount payable — or the delivery of property deliverable — under or in connection with the contract,

(ii) for the purpose of calculating an amount payable under or in connection with the contract by way of netting, setting off or compensation of the financial collateral or application of the proceeds or value of the financial collateral, or

(iii) as a remedy for a failure described in paragraph (c); or

(f) any dealing with financial collateral, other than a dealing set out in paragraph (e).

Interpretation

(7.01) For the purposes of paragraphs (7)(e) and (f), dealings with financial collateral include

(a) the sale or foreclosure or, in Quebec, the surrender of financial collateral; and

(b) the netting, setting off or compensation of financial collateral or the application of the proceeds or value of financial collateral.

(7.02) and (7.03) [Repealed, 2016, c. 7, s. 134]

Stay — eligible financial contracts

(7.1) If an order is made under subsection 39.13(1), the actions referred to in paragraphs (7)(a), (b) and (f) are not to be taken by reason only of

(a) the insolvency or deteriorated financial condition of the federal member institution, any of its affiliates or any of its providers of credit support or guarantors in respect of the institution’s obligations under the eligible financial contract;

(b) the assignment or assumption of the eligible financial contract to or by a bridge institution or a third party;

c) l’exercice de recours en cas de défaut d’exécution de toute obligation en vertu du contrat ou à son égard, notamment le défaut de verser toute somme due ou de livrer tout bien à livrer en vertu du contrat ou à son égard;

d) la compensation relativement à toute somme due en vertu du contrat ou à son égard;

e) toute opération, à l’égard de la garantie financière afférente qui vise :

(i) soit l’exécution de toute obligation de verser toute somme due ou de livrer tout bien à livrer en vertu du contrat ou à son égard,

(ii) soit le calcul des sommes dues en vertu du contrat ou à son égard à titre de compensation de la garantie financière ou d’affectation de son produit ou de sa valeur,

(iii) soit l’exercice d’un recours pour un défaut visé à l’alinéa c);

f) toute opération, à l’égard de la garantie financière afférente, autre que celle visée à l’alinéa e).

Application

(7.01) Pour l’application des alinéas (7)e) et f), une opération à l’égard de la garantie financière comprend no-tamment :

a) la vente, la demande en forclusion ou, au Québec, la demande en délaissement;

b) la compensation ou l’affectation de son produit ou de sa valeur.

(7.02) et (7.03) [Abrogés, 2016, ch. 7, art. 134]

Suspension : contrats financiers admissibles

(7.1) Si un décret est pris au titre du paragraphe 39.13(1), les opérations visées aux alinéas (7)a), b) et f) ne peuvent être accomplies en raison uniquement, selon le cas :

a) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe ou de quiconque lui offre un soutien au crédit à l’égard de ses obligations prévues au contrat financier admissible ou garantit ces obligations;

Current to May 29, 2023	61	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(c) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order;

(d) a conversion under subsection 39.2(2.3) in respect of the federal member institution; or

(e) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

Stay terminated — notice

(7.101) If the Corporation considers that all or substantially all of the federal member institution’s assets will be transferred to a third party and that an eligible financial contract of that institution will not be assigned to a third party, it may give notice to that effect to the parties to that contract, in which case paragraphs (7.1)(a) and (c) cease to apply in respect of that contract at the date and time the notice is issued.

Stay terminated

(7.102) Paragraph (7.1)(a) and, if the order made under subsection 39.13(1) directs the incorporation of a bridge institution, paragraph (7.1)(c) cease to apply to an eligible financial contract at 5:00 p.m. at the location of the Corporation’s head office on the second business day after the day on which the order is made under subsection 39.13(1), unless the Corporation has undertaken, before that time, to assign the contract to a bridge institution.

Interpretation

(7.103) For greater certainty, paragraph (7.1)(a) and, if applicable, paragraph (7.1)(c) cease to apply in respect of an eligible financial contract to which both subsection (7.101) and (7.102) apply on the earlier of the date and time that a notice is issued under subsection (7.101) and the date and time set out in subsection (7.102).

Insolvency or deteriorated financial condition

(7.104) Despite subsections (7.101) and (7.102), an action set out in paragraph (7)(a), (b) or (f) may only be taken by reason of the insolvency or deteriorated financial condition described in paragraph (7.1)(a) if that insolvency or deteriorated financial condition exists on the date and time paragraph (7.1)(a) ceases to apply.

b) de la cession du contrat financier admissible à une institution-relais ou à un tiers ou de la prise en charge du contrat par une institution-relais ou un tiers;

c) de la prise du décret ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret;

d) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution;

e) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Cessation de la suspension : avis

(7.101) Si elle estime que tous ou presque tous les éléments d’actif de l’institution fédérale membre seront transférés à un tiers et qu’un contrat financier admissible de l’institution ne sera pas cédé à un tiers, la Société peut envoyer un avis à cet effet aux parties à ce contrat, auquel cas les alinéas (7.1)a) et c) cessent de s’appliquer au contrat, à la date et à l’heure où l’avis est donné.

Cessation de la suspension

(7.102) L’alinéa (7.1)a) et, si un décret ordonnant la constitution d’une institution-relais est pris au titre du paragraphe 39.13(1), l’alinéa (7.1)c) cessent de s’appliquer aux contrats financiers admissibles à compter de dix-sept heures, heure du lieu où se trouve le siège social de la Société, le deuxième jour ouvrable suivant la date de la prise du décret au titre du paragraphe 39.13(1), sauf à ceux que la Société s’est engagée, avant ce moment, à céder à une institution-relais.

Précision

(7.103) Il est entendu que l’alinéa (7.1)a) et, le cas échéant, l’alinéa (7.1)c) cessent de s’appliquer aux contrats financiers admissibles auxquels s’appliquent les paragraphes (7.101) et (7.102), selon le premier des moments ci-après à arriver :

a) à la date et à l’heure où l’avis visé au paragraphe (7.101) est donné;

b) à la date et à l’heure prévues au paragraphe (7.102).

Insolvabilité ou détérioration de la situation financière

(7.104) Malgré les paragraphes (7.101) et (7.102), les opérations visées aux alinéas (7)a), b) et f) ne peuvent être accomplies en raison de l’insolvabilité ou de la détérioration de la situation financière visée à l’alinéa (7.1)a) que si cette insolvabilité ou détérioration existe au moment où l’alinéa (7.1)a) cesse de s’appliquer.

Current to May 29, 2023	62	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

Evidence

(7.105) Nothing in paragraphs (7.1)(b) to (e) prevents a person from relying on the facts that led to the making of an order under subsection 39.13(1) as evidence of the insolvency or deteriorated financial condition described in paragraph (7.1)(a).

Agreements overridden

(7.11) Any stipulation in an eligible financial contract is of no force or effect if it

(a) has the effect of providing for or permitting anything that, in substance, is contrary to subsection (7.1); or

(b) provides, in substance, that, by reason of the occurrence of any circumstance described in paragraphs (7.1)(a) to (e), the federal member institution ceases to have the rights — or, in the case of a bridge institution, does not have the rights — to use or deal with assets that the federal member institution or bridge institution would otherwise have.

Exception

(7.12) Subsection (7.1) does not apply in respect of an eligible financial contract between the federal member institution and

(a) Her Majesty in right of Canada;

(b) the government of a foreign country;

(c) a central bank; or

(d) a clearing house, unless the Corporation has given the undertaking referred to in subsection (3.3) in respect of the institution.

Assignment of eligible financial contracts

(7.2) Subject to subsection (7.21), the Corporation may assign to a bridge institution or a third party eligible financial contracts — including any claim under such contracts — that are between a federal member institution and an entity or any of the following entities if the Corporation assigns all of those eligible financial contracts to the bridge institution or the third party:

(a) another entity that is controlled — directly or indirectly — by the entity;

(b) another entity that controls — directly or indirectly — the entity; or

(c) another entity that is controlled — directly or indirectly — by the entity referred to in paragraph (b).

Preuve

(7.105) Les alinéas (7.1)b) à e) n’ont pas pour effet d’empêcher quiconque d’invoquer les faits qui ont mené à la prise d’un décret au titre du paragraphe 39.13(1) comme preuve de l’insolvabilité ou de la détérioration financière visée à l’alinéa (7.1)a).

Incompatibilité

(7.11) Est inopérante toute disposition d’un contrat financier admissible, selon le cas :

a) dont l’effet est de prévoir ou d’autoriser quoi que ce soit qui, pour l’essentiel, est incompatible avec le paragraphe (7.1);

b) qui prévoit, pour l’essentiel, que, en raison de la survenance de l’une ou l’autre des situations visées aux alinéas (7.1)a) à e), l’institution fédérale membre est déchue des droits — ou, dans le cas de l’institutionrelais, n’a pas les droits — qu’elle aurait normalement de se servir des biens visés ou de faire d’autres opérations à leur égard.

Exception

(7.12) Le paragraphe (7.1) ne s’applique pas aux contrats financiers admissibles conclus entre l’institution fédérale membre et l’une des entités suivantes :

a) Sa Majesté du chef du Canada;

b) le gouvernement d’un pays étranger;

c) une banque centrale;

d) une chambre de compensation, sauf si la Société a pris un engagement au titre du paragraphe (3.3) à l’égard de l’institution.

Cession des contrats financiers admissibles

(7.2) Sous réserve du paragraphe (7.21), s’agissant de contrats financiers admissibles, y compris les créances exigibles au titre de ceux-ci, conclus entre une institution fédérale membre et l’entité en cause ou toute autre entité ci-après, la Société ne peut les céder à une institution-relais ou à un tiers que si elle les lui cède tous :

a) toute entitée contrôlée — directement ou indirectement — par l’entité en cause;

b) toute entité contrôlant — directement ou indirectement — l’entité en cause;

c) toute autre entité contrôlée — directement ou indirectement — par l’entité visée à l’alinéa b).

Current to May 29, 2023	63	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

Eligible third parties

(7.21) The Corporation may assign eligible financial contracts to a third party under subsection (7.2) if the third party has met any condition that may be prescribed in the by-laws and has certified in writing that

(a) it maintains all material licences and registrations that are required for the continued operation of its business and, if applicable, that it is in good standing in respect of those licences and registrations;

(b) it has, on its balance sheet, assets that exceed its liabilities;

(c) it is able to discharge its obligations in respect of the assigned eligible financial contracts as they become due; and

(d) its creditworthiness, taking into account any credit support or guarantee in respect of its obligations under the assigned contracts, is at least as good as the federal member institution’s creditworthiness was immediately before the order was made under subsection 39.13(1), taking into account any credit support or guarantee in respect of the federal member institution’s obligations under those contracts.

Effects of assignment of eligible financial contracts

(7.3) If any of the eligible financial contracts are assigned to or assumed by a bridge institution or a third party,

(a) the Corporation shall assign all of the federal member institution’s obligations arising from the eligible financial contracts, and the bridge institution or the third party shall assume those obligations; and

(b) the federal member institution’s interest or right in property that secures its obligations under the eligible financial contracts is transferred to the bridge institution or the third party.

Application of this section

(7.4) A federal member institution that is part of a class prescribed by the by-laws must ensure in accordance with the by-laws that this section — or provisions that have substantially the same effect as this section — applies to any eligible financial contract to which the institution is a party and that is part of a class prescribed by the by-laws.

Tiers admissibles

(7.21) La Société ne peut céder un contrat financier admissible à un tiers au titre du paragraphe (7.2) que si celui-ci a rempli toute condition prévue par les règlements administratifs et a attesté par écrit :

a) qu’il détient tous les permis et inscriptions importants qui sont essentiels à l’exécution continue de ses affaires et, le cas échéant, qu’il est en règle à l’égard de ces permis et inscriptions;

b) qu’il possède un bilan où les actifs excèdent les passifs;

c) qu’il est en mesure de s’acquitter de ses obligations à l’égard des contrats financiers admissibles cédés, au fur et à mesure qu’elles deviennent exigibles;

d) que la qualité de son crédit — compte tenu de tout soutien au crédit ou de toute garantie à l’égard de ses obligations en vertu des contrats cédés — est au moins équivalente à celle de l’institution fédérale membre au moment de la prise du décret au titre du paragraphe 39.13(1) compte tenu de tout soutien au crédit ou de toute garantie à l’égard des obligations de l’institution en vertu de ces contrats.

Effets de la cession des contrats financiers admissibles

(7.3) Si des contrats financiers admissibles sont cédés à une institution-relais ou à un tiers ou pris en charge par une institution-relais ou un tiers :

a) la Société cède toutes les obligations de l’institution fédérale membre résultant de ces contrats et l’institution-relais ou le tiers prend en charge ces obligations;

b) les intérêts ou les droits de l’institution fédérale membre sur les biens garantissant l’exécution de ses obligations prévues à ces contrats sont transférés à l’institution-relais ou au tiers.

Application du présent article

(7.4) L’institution fédérale membre qui appartient à une catégorie prévue par règlement administratif veille, conformément aux règlements administratifs, à ce que le présent article — ou des dispositions ayant sensiblement le même effet que cet article — s’applique aux contrats financiers admissibles auxquels elle est partie qui appartiennent à une catégorie prévue par règlement administratif.

Current to May 29, 2023	64	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

By-laws

(7.5) The Board may make by-laws respecting the manner in which a federal member institution referred to in subsection (7.4) is to ensure that this section — or provisions that have substantially the same effect as this section — applies to an eligible financial contract referred to in that subsection.

Different treatment

(7.6) The by-laws made under subsection (7.5) may distinguish among classes of federal member institutions and classes of eligible financial contracts.

Regulations

(8) The Governor in Council may make regulations prescribing

(a) kinds of services for the purposes of subparagraph (5)(c)(xiii); and

(b) kinds of agreements for the purposes of the definition eligible financial contract in subsection (9).

Règlements administratifs

(7.5) Le conseil peut prendre des règlements administratifs concernant la manière dont l’institution fédérale membre visée au paragraphe (7.4) doit veiller à ce que le présent article — ou des dispositions ayant sensiblement le même effet que cet article — s’applique aux contrats financiers admissibles visés à ce paragraphe.

Traitement différent

(7.6) Les règlements administratifs pris au titre du paragraphe (7.5) peuvent traiter différemment les catégories d’institutions fédérales membres et de contrats financiers admissibles.

Règlements

(8) Le gouverneur en conseil peut, par règlement, prévoir des types de services pour l’application du sous-alinéa (5)c)(xiii) et des catégories de contrats pour l’application de la définition de contrat financier admissible au paragraphe (9).

Definitions

(9) The following definitions apply in this section.

business day means a day, other than a Saturday or a holiday at the location of the head office of the federal member institution. (jour ouvrable)

clearing agent has the same meaning as in section 1 of the Canadian Payments Association By-law No. 3 — Payment Items and Automated Clearing Settlement System. (agent de compensation)

clearing house means

(a) a clearing house, as defined in section 2 of  the Payment Clearing and Settlement Act, that provides clearing, settlement or payment message exchange services for a clearing and settlement system designated under section 4 of that Act; or

(b) a securities and derivatives clearing house, as defined in subsection 13.1(3) of the Payment Clearing and Settlement Act. (chambre de compensation)

eligible financial contract means an agreement of a prescribed kind. (contrat financier admissible)

financial collateral has the same meaning as in subsection 13(2) of the Payment Clearing and Settlement Act. (garantie financière)

Definitions

(9) Les définitions qui suivent s’appliquent au présent article.

accord de transfert de titres pour obtention de crédit Accord aux termes duquel la propriété d’un bien est transférée en vue de garantir le paiement d’une somme ou l’exécution d’une obligation relativement à un contrat financier admissible. (title transfer credit support agreement)

agent de compensation S’entend au sens de l’article 1 du Règlement administratif no 3 de l’Association canadienne des paiements — instruments de paiement et système automatisé de compensation et de règlement. (clearing agent)

chambre de compensation S’entend, selon le cas :

a) d’une chambre de compensation, au sens de l’article 2 de la Loi sur la compensation et le règlement des paiements, qui fournit des services de compensation, de règlement ou d’échange pour un système de compensation et de règlement qui, aux termes de l’article 4 de cette loi, est assujetti par désignation à la partie I de celle-ci;

b) d’une chambre spécialisée au sens du paragraphe 13.1(3) de la même loi. (clearing house)

Current to May 29, 2023	65	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.15-39.152	Articles 39.15-39.152

title transfer credit support agreement means an agreement under which title to property has been provided for the purpose of securing the payment or performance of an obligation in respect of an eligible financial contract. (accord de transfert de titres pour obtention de crédit)

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 212; 2007, c. 29, s. 103; 2009, c. 2, s. 245; 2010, c. 12, ss. 1889, 1890; 2012, c. 5, s. 198, c. 31, s. 166; 2016, c. 7, s. 134; 2017, c. 33, ss. 180, 186; 2021, c. 23, s. 126.

Stay of proceedings — bridge institution

39.151 (1) Any action or other civil proceeding before a judicial or quasi-judicial body and any arbitration, to which a bridge institution may become a party by virtue of acquiring an asset or assuming a liability of the federal member institution shall be stayed for a period of 90 days from the day on which the bridge institution acquires the asset or assumes the liability.

Waiver

(2) The bridge institution may waive the stay referred to in subsection (1).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 246; 2012, c. 5, s. 199.

Assignments — bridge institution or third party

39.152 (1) Subject to subsection (2), if an agreement with a federal member institution is assigned to or assumed by a bridge institution or a third party,

(a) a person is prohibited from terminating or amending the agreement, or claiming an accelerated payment or forfeiture of the term under the agreement, by reason only of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) the making of an order under subsection 39.13(1) or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(iii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the agreement,

contrat financier admissible Contrat d’une catégorie prévue par règlement. (eligible financial contract)

garantie financière S’entend au sens du paragraphe 13(2) de la Loi sur la compensation et le règlement des paiements. (financial collateral)

jour ouvrable Jour qui, au lieu où se trouve le siège social de l’institution fédérale membre, n’est ni un samedi ni un jour férié. (business day)

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2001, ch. 9, art. 212; 2007, ch. 29, art. 103; 2009, ch. 2, art. 245; 2010, ch. 12, art. 1889 et 1890; 2012, ch. 5, art. 198, ch. 31, art. 166; 2016, ch. 7, art. 134; 2017, ch. 33, art. 180 et 186; 2021, ch. 23, art. 126.

Suspension des procédures — institution-relais

39.151 (1) Toutes les actions ou autres procédures civiles dans les instances engagées devant un organisme judiciaire ou quasi judiciaire et toutes les procédures arbitrales, auxquelles l’institution-relais peut devenir partie du fait qu’elle acquiert tout actif de l’institution fédérale membre ou du fait qu’elle prend en charge toute dette de celle-ci sont suspendues pour une période de quatrevingt-dix jours; pour chacun des actifs ou des dettes, la période débute le jour de son acquisition ou de sa prise en charge.

Renonciation

(2) L’institution-relais peut renoncer à la suspension des actions ou procédures visées au paragraphe (1).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 246; 2012, ch. 5, art. 199.

Cession — institution-relais ou tiers

39.152 (1) Sous réserve du paragraphe (2), si un contrat conclu avec une institution fédérale membre est cédé à une institution-relais ou à un tiers ou pris en charge par une institution-relais ou un tiers :

a) il ne peut être résilié ou modifié et aucune clause de déchéance du terme comprise dans un tel contrat ne peut être exercée en raison uniquement, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) de la prise d’un décret au titre du paragraphe 39.13(1) ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(iii) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue au contrat,

Current to May 29, 2023	66	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.152	Articles 39.152

(iv) a monetary default, before the order was made, under the agreement by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the agreement is as signed or assumed,

(v) the assignment or assumption of the agreement to or by a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities; and

(b) any stipulation in the agreement that has the effect of providing for or permitting anything that, in substance, is contrary to any of subparagraphs (a)(i) to (viii) or provides, in substance, that the bridge institution or the third party does not have the rights to use or deal with assets that the bridge institution or the third party would otherwise have by reason of the occurrence of any circumstance described in those subparagraphs, is of no force or effect.

Exception

(2) Subparagraphs (1)(a)(iii) and (iv) do not apply to an eligible financial contract, as defined in subsection 39.15(9).

Membership in organization

(3) If a bridge institution or a third party becomes a member of an organization in place of a federal member institution, it is prohibited for the organization to terminate the membership of the bridge institution or of the third party by reason only of

(a) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors;

(b) the making of an order under subsection 39.13(1) or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order;

(c) a non-monetary default, before the order was made, by the federal member institution or any of its

(iv) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue au contrat auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la cession ou de la prise en charge du contrat,

(v) de la cession du contrat à une institution relais ou à un tiers ou de la prise en charge du contrat par une institution relais ou un tiers,

(vi) du transfert à un tiers de tout ou partie des élé ments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution fédérale membre,

(viii) de la conversion de toute action ou tout élément du passif de l’institution fédérale membre conformément aux termes du contrat assorti à ces actions ou éléments du passif;

b) toute disposition du contrat qui, pour l’essentiel, est contraire à l’une ou l’autre des mesures prévues aux sousalinéas a)(i) à (viii) ou prévoit que l’institution relais ou le tiers n’a pas les droits qu’il aurait nor malement de se servir des biens visés ou de faire d’autres opérations à leur égard en raison de l’une ou l’autre de ces mesures est inopérante.

Exception

(2) Les sous-alinéas (1)a)(iii) et (iv) ne s’appliquent pas au contrat financier admissible au sens du paragraphe 39.15(9).

Adhésion à une organisation

(3) Si une institution-relais ou un tiers devient membre d’une organisation à la place d’une institution fédérale membre, l’organisation ne peut mettre fin à son adhésion en raison uniquement, selon le cas :

a) de l’insolvabilité ou de la détérioration de la situa-tion financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit;

b) de la prise d’un décret au titre du paragraphe 39.13(1) ou d’un changement de contrôle ou de pro-priété de l’institution ou d’une entité de son groupe lié à la prise du décret;

c) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se

Current to May 29, 2023	67	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.152-39.17	Articles 39.152-39.17

affiliates in the performance of obligations under the rules of the organization;

(d) a monetary default, before the order was made, under the rules of the organization by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made;

(e) the transfer of the federal member institution’s membership to a bridge institution or a third party;

(f) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates;

(g) a conversion under subsection 39.2(2.3) in respect of the federal member institution; or

(h) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

2012, c. 5, s. 199; 2016, c. 7, s. 135.

Exemption

39.16 The Governor in Council may, in an order made under subsection 39.13(1), provide that subsection 39.15(1) or (2) or any portion thereof does not apply in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Leave of court

39.17 (1) A superior court may, on any terms that it considers proper, grant leave to a person to do anything that the person would otherwise be prevented from doing by section 39.15 or lift, or reduce the length of, a stay under section 39.151 if the court is satisfied

(a) that the person is likely to be materially prejudiced if leave is not granted; or

(b) that it is equitable on other grounds to grant leave.

Corporation to be made party

(2) The Corporation must be joined as a respondent in any application under subsection (1) and is entitled to such notice of the application as the court considers proper.

conformer à une obligation non pécuniaire prévue dans les règles de l’organisation;

d) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans les règles de l’organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret;

e) de la transmission par l’institution fédérale membre de sa qualité de membre de l’organisation à une institution-relais ou à un tiers;

f) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institu

g) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution fédérale membre;

h) de la conversion de toute action ou tout élément du passif de l’institution fédérale membre conformément aux termes du contrat assorti à ces actions ou éléments du passif.

2012, ch. 5, art. 199; 2016, ch. 7, art. 135.

Exemption

39.16 Le gouverneur en conseil peut prévoir dans le décret pris en vertu de l’article 39.13 que les paragraphes 39.15(1) ou (2) ou une partie de ceux-ci ne s’appliquent pas à l’institution fédérale membre qui en fait l’objet.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41.

Autorisation judiciaire

39.17 (1) Une cour supérieure peut, aux conditions qu’elle estime indiquées, soit autoriser une personne à accomplir un acte qui lui serait par ailleurs interdit aux termes de l’article 39.15, soit lever la suspension visée à l’article 39.151 ou en réduire la durée, si elle est convaincue que :

a) soit cette personne subirait un préjudice grave si l’autorisation lui était refusée;

b) soit il est juste pour d’autres raisons de lui accorder celle-ci.

Société partie à la demande

(2) La Société est partie à la demande visée au paragraphe (1) à titre de défenderesse et a droit de recevoir avis de celle-ci de la façon que la cour estime indiquée.

Current to May 29, 2023	68	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.17-39.18	Articles 39.17-39.18

Orders of national effect

(3) An order of a superior court of a province under subsection (1) may, if the order so provides, have effect in all or a part of Canada outside the province.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2012, c. 5, s. 200.

Termination

39.18 (1) Subject to subsection (2), sections 39.14 and 39.15 cease to apply in respect of a federal member institution

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution; or

(b) on the date that a winding-up order is made in respect of the federal member institution.

Exceptions

(2) If a notice referred to in paragraph (1)(a) has been published but an order described in paragraph (1)(b) has not been made,

(a) paragraph 39.15(1)(e) or (f) or subsection 39.15(2) or (2.1) continues to apply to the extent that it produced its effects by reason of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) the making of the order under subsection 39.13(1) or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(iii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under an agreement or the rules of an organization,

(iv) a monetary default, before the order was made, under an agreement or the rules of an organization by the federal member institution or any of its affiliates that was remedied within 60 days after the day on which the order was made,

(v) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(vi) a conversion of any of the federal member institution’s shares or liabilities in accordance with contractual terms of those shares or liabilities; and

(b) subsections 39.15(7.1) to (7.3) continue to apply.

Ordonnance à l’échelle nationale

(3) Si elle le prévoit, l’ordonnance de la cour supérieure s’applique, dans tout ou partie du Canada, à l’extérieur de la province concernée.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2012, ch. 5, art. 200.

Durée d’application

39.18 (1) Sous réserve du paragraphe (2), les articles 39.14 et 39.15 cessent de s’appliquer à l’institution fédérale membre :

a) soit à la date précisée à son égard dans l’avis prévu au paragraphe 39.2(3);

b) soit à la date du prononcé à son égard d’une ordonnance de liquidation.

Exceptions

(2) Si l’avis visé à l’alinéa (1)a) a été publié mais que l’ordonnance visée à l’alinéa (1)b) n’a pas été prononcée :

a) les alinéas 39.15(1)e) ou f) ou les paragraphes 39.15(2) ou (2.1) continuent de s’appliquer dans la mesure où ils ont produit leurs effets en raison, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) de la prise du décret au titre du paragraphe 39.13(1) ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(iii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans un contrat ou dans les règles d’une organisation,

(iv) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans un contrat ou dans les règles d’une organisation auquel l’insti- tution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(v) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(vi) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif;

Current to May 29, 2023	69	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.18-39.19	Articles 39.18-39.19

Stay terminated by order

(3) The Governor in Council may, by order, declare that paragraph (2)(a) ceases to apply in respect of the federal member institution if the Governor in Council considers that all or substantially all of the institution’s assets have been transferred to a bridge institution or a third party.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2012, c. 31, s. 167; 2016, c. 7, s. 136; 2017, c. 33, s. 181.

Non-application of Certain Legislative Provisions

Not agent or Crown corporation

39.181 (1) A federal member institution that is a subsidiary of the Corporation as a result of an order made under paragraph 39.13(1)(a) or (b), a bridge institution or a subsidiary of either of those institutions is not an agent of the Corporation or Her Majesty in right of Canada and, despite Part X of the Financial Administration Act, is not a parent Crown corporation, or a wholly-owned subsidiary, within the meaning of section 83 of that Act. Their respective directors, officers and employees are not part of the federal public administration.

Exception

(2) Despite subsection (1), Division V of Part X of the Financial Administration Act and the regulations made under that Division apply to the federal member institution, the bridge institution or a subsidiary of either of those institutions as if it were a Crown corporation within the meaning of section 83 of that Act.

2016, c. 7, s. 137.

Part VII of Bank Act, etc., inapplicable

39.19 (1) The following enactments do not apply in respect of shares of a federal member institution that are vested in the Corporation by an order made under paragraph 39.13(1)(a):

(a) section 12.1, paragraph 28(1)(a.1), section 35.1, paragraphs 40(f) and (g), sections 40.1, 47.03, 47.04, 47.06, 47.11, 47.12, 47.15, 47.17 and 47.18, subsection 53(2), paragraph 54(1)(b), section 60.1, subsections 79.2(1) and (2) and sections 159.1, 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2, 379, 382.1, 385, 401.11, 401.2 and 401.3 of the Bank Act;

b) les paragraphes 39.15(7.1) à (7.3) continuent de s’appliquer.

Cessation de la suspension par décret

(3) Le gouverneur en conseil peut, par décret, déclarer que l’alinéa (2)a) cesse de s’appliquer à l’institution fédérale membre s’il est d’avis que tous ou presque tous les éléments d’actif de celle-ci ont été transférés à une institution-relais ou à un tiers.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2012, ch. 31, art. 167; 2016, ch. 7, art. 136; 2017, ch. 33, art. 181.

Non-application de certaines dispositions législatives

Ni mandataire ni société d’État

39.181 (1) L’institution fédérale membre qui est une filiale de la Société en raison d’un décret pris au titre des alinéas 39.13(1)a) ou b), une institution-relais et les filiales de l’une ou l’autre de ces institutions ne sont pas mandataires de la Société ni de Sa Majesté du chef du Canada, ni d’une société d’État mère ou d’une filiale à cent pour cent d’une telle société, au sens de l’article83 de la Loi sur la gestion des finances publiques, malgré la partie X de cette loi. Leurs administrateurs, dirigeants et employés ne font pas partie de l’administration publique fédérale.

Exception

(2) Malgré le paragraphe (1), la section V de la partie X de la Loi sur la gestion des finances publiques et ses règlements d’application s’appliquent à l’institution fédérale membre, à l’institution-relais ou à toute filiale de celles-ci comme s’il s’agissait d’une société d’État, au sens de l’article 83 de cette loi.

2016, ch. 7, art. 137.

Non-application de la partie VII de la Loi sur les banques, etc.

39.19 (1) Les dispositions suivantes ne s’appliquent pas aux actions d’une institution fédérale membre qui ont été dévolues à la Société par le décret visé à l’article 39.13 :

a) l’article 12.1, l’alinéa 28(1)a.1), l’article 35.1, les alinéas 40f) et g), les articles 40.1, 47.03, 47.04, 47.06, 47.11, 47.12, 47.15, 47.17 et 47.18, le paragraphe 53(2), l’alinéa 54(1)b), l’article 60.1, les paragraphes 79.2(1) et (2) et les articles 159.1, 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2, 379, 382.1, 385, 401.11, 401.2 et 401.3 de la Loi sur les banques;

b) les articles 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 et 430 de la Loi sur les sociétés d’assurances;

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Sections 39.19-39.192	Articles 39.19-39.192

(b) sections 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 and 430 of the Insurance Companies Act; and

(c) sections 375, 375.1, 376, 379 and 396 and subsection 399(2) of the Trust and Loan Companies Act.

Public holding requirement re parent

(2) An exemption from the application of section 385 of the Bank Act, section 411 of the Insurance Companies Act or section 379 of the Trust and Loan Companies Act that is granted under section 388 of the Bank Act, section 414 of the Insurance Companies Act or section 382 of the Trust and Loan Companies Act continues in force notwithstanding that the entity that controls the bank, insurance company, trust company or loan company is a federal member institution the shares of which are vested in the Corporation by an order made under paragraph

Termination

(2) Subsection (1) ceases to apply in respect of a federal member institution on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 213; 2010, c. 12, s. 2102.

Provisions do not apply

39.191 (1) Section 12.1, paragraph 28(1)(a.1), section 35.1, paragraphs 40(f) and (g), section 40.1, 47.11, 47.12, 47.15 and 47.18, subsection 53(2), paragraph 54(1)(b) and section 159.1 of the Bank Act do not apply if the Corporation is appointed as receiver of a federal member institution that is a federal credit union by an order made under paragraph 39.13(1)(b).

Termination

(2) Subsection (1) ceases to apply in respect of a federal member institution on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution.

2010, c. 12, s. 2103.

Regulation to exempt or adapt

39.192 (1) The Governor in Council may, by regulation,

(a) exempt federal member institutions in respect of which an order is made under subsection 39.13(1), bridge institutions or affiliates of either of those institutions, or any class of those institutions or class of their affiliates, or any other person from the application of any provision of this Act or the regulations or of the following Acts or the regulations made under them:

c) les articles 375, 375.1, 376, 379 et 396 et le paragraphe 399(2) de la Loi sur les sociétés de fiducie et de prêt.

Maintien en vigueur de l’exemption

(2) L’exemption de l’application de l’article 385 de la Loi sur les banques, de l’article 411 de la Loi sur les sociétés d’assurances ou de l’article 379 de la Loi sur les sociétés de fiducie et de prêt accordée en vertu de l’article 388 de la Loi sur les banques, de l’article 414 de la Loi sur les sociétés d’assurances ou de l’article 382 de la Loi sur les sociétés de fiducie et de prêt demeure en vigueur même si l’entité qui contrôle la banque, la société d’assurances, la société de fiducie ou la société de prêt est une institution fédérale membre dont les actions ont été dévolues à la Société par le décret visé à l’article 39.13.

Cessation d’effet

(3) Les paragraphes (1) et (2) cessent de s’appliquer à l’institution fédérale membre à la date indiquée dans l’avis prévu au paragraphe 39.2(3).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2001, ch. 9, art. 213; 2010, ch. 12, art. 2102.

Dispositions inapplicables

39.191 (1) L’article 12.1, l’alinéa 28(1)a.1), l’article 35.1, les alinéas 40f) et g), les articles 40.1, 47.11, 47.12, 47.15 et 47.18, le paragraphe 53(2), l’alinéa 54(1)b) et l’article 159.1 de la Loi sur les banques ne s’appliquent pas si la Société est nommée, en vertu d’un décret visé à l’article 39.13, séquestre d’une institution fédérale membre qui est une coopérative de crédit fédérale.

Cessation d’effet

(2) Le paragraphe (1) cesse de s’appliquer à l’institution fédérale membre à la date indiquée dans l’avis prévu au paragraphe 39.2(3).

2010, ch. 12, art. 2103.

Exemption ou adaptation par règlement

39.192 (1) Le gouverneur en conseil peut, par règlement :

a) soustraire les institutions fédérales membres à l’égard desquelles un décret est pris au titre du paragraphe 39.13(1), les institutions-relais, les entités du groupe de l’une ou l’autre de ces institutions — ou toute catégorie de telles institutions ou de telles entités — ou toutes autres personnes, à l’application de toute disposition de la présente loi, de la Loi sur les

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Sections 39.192	Articles 39.192

(i) the Bank Act,

(ii) the Canadian Payments Act,

(iii) the Cooperative Credit Associations Act,

(iv) the Financial Consumer Agency of Canada Act,

(v) the Insurance Companies Act,

(vi) the Office of the Superintendent of Financial Institutions Act,

(vii) the Trust and Loan Companies Act, and

(viii) the Winding-up and Restructuring Act; or

(b) provide that any provision of this Act or the regulations or of the Acts referred to in paragraph (a) or the regulations made under them applies to federal member institutions in respect of which an order is made under subsection 39.13(1), bridge institutions or affiliates of either of those institutions, or any class of those institutions or class of their affiliates, or any other person but only in the manner and to the extent provided for in the regulation made under this subsection, and adapt that provision for the purpose of that application.

Order directed at a given federal member institution

(2) The Governor in Council or the Minister may, by order, do anything that may be done by regulation under subsection (1) in respect of a federal member institution in respect of which an order is made under subsection 39.13(1), a bridge institution, an affiliate of either of those institutions or any other person.

Scope or conditions

(3) An exemption made under paragraph (1)(a) or subsection (2) may be limited in scope or duration or subject to conditions.

Coming into force

(4) An order made by the Minister does not take effect before the later of the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution and the day on which an order made by the Governor in Council under subsection (2) expires.

banques, de la Loi canadienne sur les paiements , de la Loi sur les associations coopératives de crédit, de la Loi sur l’Agence de la consommation en matière financière du Canada, de la Loi sur les sociétés d’assu-rances, de la Loi sur le Bureau du surintendant des institutions financières, de la Loi sur les sociétés de fiducie et de prêt et de la Loi sur les liquidations et les restructurations ou de leurs règlements;

b) prévoir que toute disposition de ces lois ou de leurs règlements ne s’applique aux institutions fédérales membres à l’égard desquelles un décret est pris au titre du paragraphe 39.13(1), aux institutions-relais, aux entités du groupe de l’une ou l’autre de ces institutions — ou à toute catégorie de telles institutions ou de telles entités — ou à toutes autres personnes que selon les modalités et dans la mesure prévues par le règlement pris en vertu du présent paragraphe, et adapter ces dispositions à cette application.

Décret ou arrêté à l’égard d’une institution fédérale membre donnée

(2) Le gouverneur en conseil peut, par décret, et le ministre peut, par arrêté, prendre à l’égard d’une institution fédérale membre à l’égard de laquelle un décret est pris au titre du paragraphe 39.13(1), d’une institution-relais, de toute entité du groupe de celles-ci ou de toute autre personne toute mesure visée au paragraphe (1) qu’il peut prendre par règlement.

Portée et conditions

(3) L’exemption visée à l’alinéa (1)a) et au paragraphe (2) peut être de portée ou de durée limitées ou assortie de conditions.

Entrée en vigueur de l’arrêté

(4) L’arrêté ne peut prendre effet avant la date précisée dans l’avis prévu au paragraphe 39.2(3) à l’égard de l’institution fédérale membre ou, si elle est postérieure, la date où le décret pris au titre du paragraphe (2) cesse d’avoir effet.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Sections 39.192-39.193	Articles 39.192-39.193

Expiry

(5) An order made by the Minister expires one year after the day on which the order comes into force or any shorter period specified in the order.

Extension

(6) The Minister may, by order, grant one or more extensions of the applicable period set out in subsection (5) — of up to one year each — but the last extension must expire not later than five years after the date specified in the notice described in subsection 39.2(3).

Statutory Instruments Act

(7) The Statutory Instruments Act does not apply to an order made under subsection (2).

Publication

(8) The Minister shall cause an order made under subsection (2) to be published in the Canada Gazette as soon as he or she considers it appropriate to do so.

2016, c. 7, s. 138.

Office of Superintendent of Financial Institutions

39.193 (1) Despite subsection 4(2) of the Office of the Superintendent of Financial Institutions Act, if an order is made under subsection 39.13(1) in respect of a federal member institution, the objects of the Office of the Superintendent of Financial Institutions, in respect of the institution or, in the case of an order made under paragraph 39.13(1)(c), a bridge institution, are

(a) to monitor the institution in order to assess its financial condition and determine whether it is complying with its governing statute law and supervisory requirements under that law; and

(b) to report the Office’s findings to the Minister and the Corporation.

Application

(2) Subsection (1) applies during the period that begins on the day on which the order is made and ends

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution; or

(b) on the day on which the bridge institution ceases to be designated as such.

2016, c. 7, s. 138.

Cessation d’effet de l’arrêté

(5) L’arrêté du ministre cesse d’avoir effet un an — ou la période plus courte précisée dans l’arrêté — après la date de son entrée en vigueur.

Prorogations

(6) Le ministre peut, par arrêté, accorder une ou plusieurs prorogations — d’au plus un an chacune — du délai applicable visé au paragraphe (5), sans que la durée totale de celui-ci, y compris ses prorogations, puisse excéder cinq ans à compter de la date précisée dans l’avis prévu au paragraphe 39.2(3).

Loi sur les textes réglementaires

(7) La Loi sur les textes réglementaires ne s’applique pas au décret ni à l’arrêté.

Publication

(8) Le ministre fait publier le décret ou l’arrêté, selon le cas, dans la Gazette du Canada dès qu’il le juge opportun.

2016, ch. 7, art. 138.

Bureau du surintendant des institutions financières

39.193 (1) Malgré le paragraphe 4(2) de la Loi sur le Bureau du surintendant des institutions financières, si un décret est pris au titre du paragraphe 39.13(1) à l’égard d’une institution fédérale membre, le Bureau du surintendant des institutions financières poursuit à l’égard de l’institution ou, dans le cas d’un décret pris au titre de l’alinéa 39.13(1)c), à l’égard de l’institution-relais, les objectifs suivants :

a) surveiller l’institution afin d’évaluer la situation financière de celle-ci et de vérifier si elle se conforme aux lois qui la régissent et aux exigences découlant de l’application de ces lois;

b) communiquer ses conclusions au ministre et à la Société.

Durée d’application

(2) Le paragraphe (1) s’applique durant la période commençant à la date de la prise du décret et se terminant :

a) soit à la date précisée à l’égard de l’institution fédérale membre dans l’avis prévu au paragraphe 39.2(3);

b) soit à la date à laquelle l’institution-relais perd son statut d’institution-relais.

2016, ch. 7, art. 138.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.2	Articles 39.2

Restructuring Transactions

Restructuring transactions

39.2 (1) If an order is made under paragraph 39.13(1)(a), the Corporation may, in addition to any other of its rights and powers, carry out, or cause the federal member institution to carry out,

(a) a transaction or series of transactions that involves the sale of all or part of the shares or subordinated debt of the federal member institution;

(b) a transaction that involves the amalgamation of the federal member institution;

(c) a transaction or series of transactions that involves the sale or other disposition by the federal member institution of all or part of its assets or the assumption by another person of all or part of its liabilities, or both; and

(d) any other transaction or series of transactions the purpose of which is to restructure the business of the federal member institution.

Transactions for disposition of assets or restructuring

(2) If an order is made under paragraph 39.13(1)(b), the Corporation, as receiver, may, in addition to any other of its rights and powers, carry out

(a) a transaction or series of transactions that involves the sale or other disposition of all or part of the assets of the federal member institution or the assumption by another person of all or part of its liabilities, or both; and

(b) any other transaction or series of transactions the purpose of which is to restructure the business of the federal member institution.

No approval required — transaction with bridge institution

(2.1) If a transaction referred to in subsection (1) or (2) between the Corporation, as receiver for a federal member institution, and a bridge institution requires the approval of the Minister or the Superintendent under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act, that approval is not required despite those Acts.

Approval by Minister

(2.2) If a transaction referred to in subsection (1) or (2), other than one described in subsection (2.1), requires the

Opérations de restructuration

Opérations de restructuration

39.2 (1) En cas de prise d’un décret au titre de l’alinéa 39.13(1)a), la Société peut, en plus de ses autres attributions, effectuer ou faire effectuer par l’institution fédérale membre les opérations suivantes :

a) la vente, en bloc ou par tranches, en tout ou en partie, des actions ou des dettes subordonnées de l’institution fédérale membre;

b) la fusion de celle-ci avec une autre institution;

c) la disposition par l’institution fédérale membre, en bloc ou par tranches, notamment par vente, de tout ou partie de son actif et la prise en charge, en bloc ou par tranches, de son passif, en tout ou en partie, ou une de ces opérations;

d) toute autre opération, en bloc ou par tranches, visant la restructuration de l’activité de l’institution fédérale membre.

Opérations pour disposer de l’actif ou restructurer l’activité

(2) En cas de prise d’un décret au titre de l’alinéa 39.13(1)b), la Société, en sa qualité de séquestre, peut en outre effectuer les opérations suivantes :

a) la disposition, en bloc ou par tranches, notamment par vente, de tout ou partie de l’actif de l’institution fédérale membre et la prise en charge, en bloc ou par tranches, de son passif, en tout ou en partie, ou une de ces opérations;

b) toute autre opération, en bloc ou par tranches, visant la restructuration de l’activité de l’institution fédérale membre.

Approbation non requise : institution-relais

(2.1) L’opération visée aux paragraphes (1) ou (2) conclue entre la Société, en sa qualité de séquestre de l’institution fédérale membre, et l’institution-relais n’est pas subordonnée à l’approbation du ministre ou du surintendant sous le régime de la Loi sur les banques, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt, malgré ce que prévoient ces lois.

Approbation du ministre

(2.2) Pour toute opération visée aux paragraphes (1) ou (2), autre que celle visée au paragraphe (2.1),

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.2	Articles 39.2

approval of the Superintendent under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act, that approval is not required despite those Acts but the transaction has no force or effect until the Minister approves it after consultation with the Superintendent.

Conversion

(2.3) An order made under paragraph 39.13(1)(d) gives the Corporation the power to convert, or cause the federal member institution to convert, in whole or in part — by means of a transaction or series of transactions and in one or more steps — the institution’s shares and liabilities that are prescribed by the regulations made under subsection (10) into common shares of that institution or of any of its affiliates.

Terms and conditions

(2.4) Subject to any regulations made under subsection (10) and any by-laws made under subsection (12), the Corporation shall set the terms and conditions of the conversion, including its timing.

Publication

(2.5) As soon as feasible after the conversion, the Corporation shall cause a notice of it to be published in the Canada Gazette and on the federal member institution’s website.

Completion of transaction

(3) If the Corporation considers that a transaction or series of transactions referred to in this section has been substantially completed and that no other such transactions are expected in respect of the federal member institution, it shall cause a notice to that effect to be published in the Canada Gazetteand on the institution’s website. The notice must specify the date on which the notice is to take effect.

Negative pledges inapplicable

(4) No restriction on the rights of the federal member institution, including the right to amalgamate, to sell or otherwise dispose of any of its assets or to provide for the assumption of any of its liabilities, other than a restriction provided for in an Act of Parliament, applies so as to prevent the Corporation, the federal member institution or any other person from carrying out a transaction referred to in this section.

(5) [Repealed, 2016, c. 7, s. 139]

subordonnée à l’approbation du surintendant au titre de la Loi sur les banques, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt, l’approbation n’est pas nécessaire, malgré ce que prévoient ces lois, mais l’opération n’a d’effet qu’une fois approuvée par le ministre, après consultation du surintendant.

Conversion

(2.3) Le décret pris au titre de l’alinéa 39.13(1)d) donne à la Société le pouvoir de convertir ou de faire convertir par l’institution fédérale membre en tout ou en partie — par l’entremise d’une opération, en bloc ou par tranches et en une ou plusieurs étapes — les actions et éléments du passif de l’institution qui sont visés par un règlement pris en vertu du paragraphe (10) en actions ordinaires de l’institution ou de toute entité de son groupe.

Conditions

(2.4) Sous réserve des règlements pris en vertu du paragraphe (10) et des règlements administratifs pris en vertu du paragraphe (12), la Société fixe les conditions de la conversion, notamment l’échéance de celle-ci.

Publication

(2.5) Dès que possible après la conversion, la Société en fait publier un avis dans la Gazette du Canada et sur le site Web de l’institution fédérale membre.

Fin de l’opération

(3) Si elle estime qu’une opération, en bloc ou par tranches, visée au présent article est, pour l’essentiel, terminée et qu’aucune autre opération qui y est visée n’est prévue à l’égard de l’institution fédérale membre, la Société en fait publier un avis dans la Gazette du Canada et sur le site Web de l’institution indiquant la date de la prise d’effet de celui-ci.

Restrictions non applicables

(4) Les restrictions relatives aux droits de l’institution f-dérale membre, y compris le droit de fusionner, de disposer, notamment par la vente, des éléments de son actif ou de prévoir la prise en charge d’éléments de son passif, à l’exception des restrictions prévues par une loi fédérale, n’ont pas pour effet d’empêcher l’institution, la Société ou toute autre personne d’effectuer une opération visée au présent article.

(5) [Abrogé, 2016, ch. 7, art. 139]

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Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.2	Articles 39.2

Novation

(6) Any person who assumes a liability of the federal member institution under a transaction referred to in subsection (1) or (2) becomes liable — instead of the federal member institution — to discharge the liability, on approval of the transaction by the Minister or as soon as the person assumes the liability if the transaction does not require the Minister’s approval.

Exception

(7) Subsection (6) does not apply to the bridge institution’s assumption of any portion of the federal member institution’s liability that is not insured by the Corporation.

Novation — trust

(8) A trust company within the meaning of subsection 57(2) of the Trust and Loan Companies Act that is designated as a bridge institution may become a trustee in substitution for the federal member institution without formality or the consent of any beneficiary of the trust.

Effects of conversion

(9) The conversion of shares or liabilities under subsection (2.3)

(a) subject to paragraphs (b) and (c), extinguishes any claim, interest or right in respect of the shares or liabilities, or part of them, that were converted;

(b) does not extinguish any claim to the extent that the claim is a personal claim against a person other than the Corporation, the federal member institution or a person claiming under the Corporation or the federal member institution; and

(c) does not prevent a secured creditor or an assignee or successor in interest of the person who was the holder of the shares or liabilities immediately before the conversion from being entitled to receive compensation under section 39.23.

Regulations

(10) The Governor in Council may make regulations respecting conversion for the purposes of this section.

Regulations — application

(11) Regulations made under subsection (10) may, if they so provide, apply in respect of shares and liabilities

(a) that were issued or that originated before the day on which the first regulation made under that

Transfert des obligations

(6) La personne qui prend en charge toute obligation de l’institution fédérale membre en vertu de l’opération visée aux paragraphes (1) ou (2) devient responsable à la place de celle-ci de leur exécution dès l’approbation par le ministre de l’opération ou dès la prise en charge des obligations, dans le cas d’une opération qui ne requiert pas cette approbation.

Exception

(7) Le paragraphe (6) ne s’applique pas à la prise en charge par l’institution-relais d’une fraction d’une dette de l’institution fédérale membre qui n’est pas un dépôt assuré par la Société.

Transfert des obligations — fiducie

(8) La société de fiducie au sens du paragraphe 57(2) de la Loi sur les sociétés de fiducie et de prêt qui est dotée du statut d’institution-relais peut devenir fiduciaire, en remplacement de l’institution fédérale membre, sans le consentement du bénéficiaire ni formalité.

Effets de la conversion

(9) La conversion des actions ou des éléments du passif au titre du paragraphe (2.3) a les effets suivants :

a) sous réserve des alinéas b) et c), elle éteint les créances, droits ou intérêts qui existaient à l’égard de ces actions ou éléments du passif, ou partie de ceux-ci, qui ont été convertis;

b) elle n’éteint pas les créances dans la mesure où il s’agit de créances personnelles à l’encontre d’une personne autre que la Société, l’institution fédérale membre ou un ayant cause de la Société ou de l’institution;

c) elle ne porte pas atteinte au droit du créancier garanti ou de l’ayant cause de la personne qui détenait des actions ou des éléments du passif au moment de la conversion de recevoir l’indemnité visée à l’article

Règlements

(10) Le gouverneur en conseil peut prendre des règlements concernant la conversion pour l’application du présent article.

Règlement : application

(11) Les règlements pris en vertu du paragraphe (10) peuvent, s’ils comportent une disposition en ce sens, s’appliquer aux actions et aux éléments du passif :

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Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.2-39.202	Articles 39.2-39.202

subsection comes into force if, on or after that day, they are amended or, in the case of liabilities, their term is extended; or

(b) that are issued or that originate on or after that day.

By-laws

(12) The Corporation may make by-laws respecting conversion for the purposes of this section, including by-laws that prescribe, for the purposes of subsection (2.3), the interim instruments into which shares and liabilities may be converted before they are converted into common shares.

Inconsistency

(13) In the event of any inconsistency between the regulations made under subsection (10) and the by-laws made under subsection (12), the regulations prevail to the extent of the inconsistency.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 247; 2016, c. 7, s. 139.

Terms and conditions of transactions

39.201 (1) If the Corporation as receiver for a federal member institution carries out a transaction with a bridge institution, the Corporation shall establish the terms and conditions of the transaction, including

(a) which assets the bridge institution shall acquire and the consideration to be paid for the assets acquired; and

(b) which liabilities the bridge institution shall assume and the consideration to be paid for the liabilities assumed.

Reasonable consideration

(2) The consideration referred to in paragraph (1)(a) shall be reasonable in the circumstances.

(3) [Repealed, 2016, c. 7, s. 140]

2009, c. 2, s. 248; 2016, c. 7, s. 140.

Deposit liabilities assumed

39.202 (1) A bridge institution shall assume a federal member institution’s deposit liabilities that are both insured by the Corporation and posted in the federal member institution’s records as of the date and time specified in the order referred to in paragraph 39.13(1)(c).

a) qui ont été émis ou créés avant la date d’entrée en vigueur du premier règlement pris en vertu de ce paragraphe s’ils ont été modifiés ou, dans le cas d’éléments du passif, si la durée de leur terme a été prolongée à cette date ou postérieurement;

b) qui sont émis ou créés à cette date ou postérieurement.

Règlements administratifs

(12) La Société peut prendre des règlements administratifs concernant la conversion pour l’application du présent article, notamment des règlements administratifs fixant, pour l’application du paragraphe (2.3), dans quels titres intérimaires les actions et les éléments du passif peuvent être convertis avant d’être convertis en actions ordinaires.

Incompatibilité

(13) Les dispositions des règlements pris en vertu du paragraphe (10) l’emportent sur les dispositions incompatibles des règlements administratifs pris en vertu du paragraphe (12).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 247; 2016, ch. 7, art. 139.

Conditions des opérations

39.201 (1) Si la Société, en sa qualité de séquestre d’une institution fédérale membre, conclut toute opération avec l’institution-relais, elle fixe toutes les conditions de l’opération, notamment :

a) quels actifs l’institution-relais acquiert et la contrepartie à verser;

b) quelles dettes l’institution-relais prend en charge et la contrepartie à verser.

Contrepartie raisonnable

(2) La contrepartie visée à l’alinéa (1)a) doit être raisonnable eu égard aux circonstances.

(3) [Abrogé, 2016, ch. 7, art. 140]

2009, ch. 2, art. 248; 2016, ch. 7, art. 140.

Dépôts

39.202 (1) L’institution-relais prend en charge les dépôts auprès de l’institution fédérale membre qui, à la fois, sont assurés par la Société et, au moment prévu dans le décret pris en vertu de l’alinéa 39.13(1)c), sont reportés dans les registres de l’institution fédérale membre.

Current to May 29, 2023	77	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.202-39.203	Articles 39.202-39.203

Interest

(1.1) Any interest accrued on the deposit liabilities referred to in subsection (1) is assumed by the bridge institution.

Deeming deposits or withdrawals not entered

(1.2) Any deposit or withdrawal that is made on or before that date and time but is not posted in the records of the federal member institution as of that date and time, and any deposit or withdrawal made after that date and time, are deemed to be deposited with or withdrawn from, as the case may be, the bridge institution.

Interest

(1.3) Any interest accruing on the deposits referred to in subsection (1.2) is owed by the bridge institution.

Subrogation

(2) If the bridge institution assumes any portion of a federal member institution’s liability that is not insured by the Corporation, the bridge institution is subrogated to all the rights and interests of the creditor against the federal member institution in relation to the entire liability and may maintain an action in respect of those rights and interests in its own name or in the name of the creditor.

Creditor’s rights and interests

(3) As soon as the bridge institution receives an amount equal to the liabilities that are not insured by the Corporation that it assumed, the rights and interests in respect of the balance remaining revert to the creditor.

2009, c. 2, s. 248; 2010, c. 12, s. 1891.

Liquidator bound

39.203 (1) The liquidator of a federal member institution appointed under the Winding-up and Restructuring Act is bound by the terms and conditions of any transaction that involves the sale or other disposition of the federal member institution’s assets or the assumption by a bridge institution of any portion of the federal member institution’s liabilities and shall carry out those transactions or cause them to be carried out.

Expenses

(2) All costs, charges and expenses properly incurred by the liquidator in complying with the terms and conditions of any transaction referred to in subsection (1), including the liquidator’s remuneration, are payable by the bridge institution.

2009, c. 2, s. 248.

Intérêts

(1.1) L’institution-relais prend en charge les intérêts courus sur les dépôts visés au paragraphe (1).

Dépôts et retraits réputés

(1.2) Les dépôts et les retraits faits jusqu’au moment visé au paragraphe (1), mais non reportés dans les registres de l’institution fédérale membre, ainsi que ceux faits après ce moment, sont réputés être des dépôts et des retraits faits auprès de l’institution-relais.

Intérêts

(1.3) L’institution-relais est responsable des intérêts courus sur les dépôts visés au paragraphe (1.2).

Subrogation

(2) L’institution-relais qui prend en charge une fraction d’une dette de l’institution fédérale membre qui n’est pas un dépôt assuré par la Société est subrogée dans les droits et intérêts du créancier contre l’institution fédérale membre à l’égard de la totalité de la créance en cause. Elle peut, pour faire valoir ces droits et intérêts, ester en justice sous son propre nom ou celui du créancier.

Droits et intérêts du créancier

(3) Dès que l’institution-relais reçoit une somme égale à celle qu’elle a prise en charge en ce qui a trait aux créances qui ne sont pas des dépôts assurés par la Société, les droits et intérêts à l’égard du solde non recouvré sont rétrocédés au créancier.

2009, ch. 2, art. 248; 2010, ch. 12, art. 1891.

Liquidateur lié

39.203 (1) Le liquidateur de l’institution fédérale membre nommé en vertu de la Loi sur les liquidations et les restructurations est lié par les conditions de toute opération comportant soit la disposition d’actifs de celle-ci, soit la prise en charge de dettes de celle-ci par l’institution-relais. Il lui incombe d’effectuer ou de faire effectuer l’opération.

Dépenses

(2) L’institution-relais paie au liquidateur les dépenses, charges et frais légitimes, y compris sa rémunération, qu’il supporte afin de respecter les conditions de l’opération.

2009, ch. 2, art. 248.

Current to May 29, 2023	78	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.21-39.22	Articles 39.21-39.22

Right transferable

39.21 If the assets that are sold under a transaction described in section 39.2 or by a bank designated as a bridge institution include any outstanding security under section 426 or 427 of the Bank Act, the buyer of the assets may hold the security for the life of the loan to which the security relates and all the provisions of that Act relating to the security and its enforcement continue to apply to the buyer as though the buyer were a bank.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 249.

Winding-up

39.22 (1) The Corporation shall apply for a winding-up order in respect of a federal member institution under the Winding-up and Restructuring Act if a notice has not been published under subsection 39.2(3) in respect of the institution on or before

(a) the day that is 12 months after the day on which the order is made under subsection 39.13(1); or

(b) the day on which any extension of that period ends.

Winding-up — certain cases

(1.1) Despite subsection (1), if an order is made under paragraph 39.13(1)(d) or subsection 39.13(1.3) in respect of the institution, the Corporation shall apply for a winding-up order in respect of the institution under the Winding-up and Restructuring Act if a notice has not been published under subsection 39.2(3) in respect of the institution on or before

(a) the day that is one year after the day on which the order is made under subsection 39.13(1) or any shorter period specified in the order made under paragraph 39.13(1)(d) or subsection 39.13(1.3), as the case may be; or

(b) the day on which any extension of the applicable period ends.

Deeming

(2) For the purposes of the Winding-up and Restructuring Act , the Corporation is deemed to be a creditor of the federal member institution.

Extension

(3) The Governor in Council may, by order made on the recommendation of the Minister, grant one or more extensions of the period set out in subsection (1) but the last extension must expire not later than the day that is

Droit transférable

39.21 Dans le cas où un des éléments de l’actif vendu par la Société ou l’institution fédérale membre conformément à l’article 39.2 ou par une banque dotée du statut d’institution-relais est la sûreté visée aux articles 426 ou 427 de la Loi sur les banques, l’acheteur peut la détenir pendant toute la durée du prêt qu’elle garantit et les dispositions de cette loi relatives à cette sûreté et à sa réalisation continuent de s’appliquer à l’acheteur comme s’il était la banque.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 249.

Liquidation

39.22 (1) La Société demande l’ordonnance de liquidation prévue par la Loi sur les liquidations et les restructurations à l’égard de l’institution fédérale membre si aucun avis n’a été publié au titre du paragraphe 39.2(3) à l’égard de celle-ci au plus tard :

a) soit douze mois après la date de la prise du décret au titre du paragraphe 39.13(1);

b) soit à l’expiration de toute prorogation de ce délai.

Liquidation : cas particuliers

(1.1) Malgré le paragraphe (1), si un décret est pris au titre de l’alinéa 39.13(1)d) ou du paragraphe 39.13(1.3) à l’égard de l’institution, la Société demande l’ordonnance de liquidation prévue par la Loi sur les liquidations et les restructurations à l’égard de l’institution si aucun avis n’a été publié au titre du paragraphe 39.2(3) à l’égard de celle-ci au plus tard :

a) soit un an après la date de la prise du décret au titre du paragraphe 39.13(1) ou tout autre délai plus court précisé dans le décret pris au titre de l’alinéa 39.13(1)d) ou du paragraphe 39.13(1.3), selon le cas;

b) soit à l’expiration de toute prorogation du délai applicable.

Présomption

(2) Pour l’application de la Loi sur les liquidations et les restructurations, la Société est réputée être un créancier de l’institution fédérale membre.

Prorogations

(3) Le gouverneur en conseil peut, par décret pris sur recommandation du ministre, accorder une ou plusieurs prorogations du délai visé au paragraphe (1), sans que la durée totale de celui-ci, y compris ses prorogations, puisse excéder dix-huit mois.

Current to May 29, 2023	79	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.22-39.24	Articles 39.22-39.24

18 months after the day on which the order is made under subsection 39.13(1).

Extension — certain cases

(4) The Governor in Council may, by order made on the recommendation of the Minister, grant one or more extensions of the applicable period set out in subsection (1.1) — of up to one year each — but the last extension must expire not later than five years after the day on which the order is made under subsection 39.13(1).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 141; 2021, c. 23, s. 127.

Compensation

Amount of compensation

39.23 (1) If an order is made under subsection 39.13(1), the Corporation shall, in accordance with the regulations and the by-laws, determine the amount of compensation, if any, to be paid to a prescribed person.

Persons entitled to compensation

(2) Only a prescribed person who is, as a result of the application of the regulations, in a worse financial position than they would have been had the federal member institution been liquidated under the Winding-up and Restructuring Act is entitled to be paid compensation.

Duty to pay compensation

(3) The Corporation shall pay the compensation and shall decide whether to pay it wholly or partly in cash or wholly or partly in any other form, including shares, that the Corporation considers appropriate.

Determining amount — no comparison with others

(4) In determining the amount of compensation to which a person is entitled, the following shall not be taken into account:

(a) any shares or other interest or right received by another person as a result of an order made under subsection 39.13(1) or retained by another person; and

(b) any common shares received by another person as a result of a conversion of shares or liabilities in accordance with the contractual terms of those shares or liabilities.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142; 2021, c. 23, s. 128.

Decision conclusive

39.24 Except as otherwise provided in this Act, a decision made by the Corporation under section 39.23 or by

Prorogations : cas particuliers

(4) Le gouverneur en conseil peut, par décret pris sur recommandation du ministre, accorder une ou plusieurs prorogations — d’au plus un an chacune — du délai applicable visé au paragraphe (1.1), sans que la durée totale de celui-ci, y compris ses prorogations, puisse excéder cinq ans.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 141; 2021, ch. 23, art. 127.

Indemnité

Montant de l’indemnité

39.23 (1) Si un décret est pris au titre du paragraphe 39.13(1), la Société décide, en conformité avec les règlements et les règlements administratifs, du montant de l’indemnité à verser, le cas échéant, aux personnes visées par règlement.

Personnes qui ont droit à une indemnité

(2) Seules les personnes visées par règlement qui, en raison de l’application des règlements, se trouvent dans une situation financière plus défavorable que celle dans laquelle elles auraient été si l’institution fédérale membre avait été liquidée en vertu de la Loi sur les liquidations et les restructurations peuvent recevoir une indemnité.

Obligation de verser l’indemnité

(3) La Société verse l’indemnité et décide de le faire en argent, en tout ou en partie, ou sous toute autre forme, en tout ou en partie, notamment en actions, qu’elle estime indiquée.

Détermination du montant : aucune comparaison avec autrui

(4) Afin de déterminer le montant de l’indemnité auquel une personne a droit, il n’est pas tenu compte :

a) des actions ou d’autres droits ou intérêts qu’une autre personne reçoit en raison d’un décret pris au titre du paragraphe 39.13(1) ou conserve;

b) des actions ordinaires reçues par une autre personne en raison de la conversion d’actions ou d’éléments du passif conformément aux termes du contrat qui est assorti à ces actions ou éléments du passif.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142; 2021, ch. 23, art. 128.

Décisions définitives

39.24 Sauf disposition contraire de la présente loi, les décisions prises par la Société au titre de l’article 39.23 et

Current to May 29, 2023	80	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Compensation	Indemnité
Sections 39.24-39.27	Articles 39.24-39.27

an assessor appointed under section 39.26 is for all purposes final and conclusive and shall not be questioned or reviewed in any court.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 250; 2016, c. 7, s. 142.

39.241 [Repealed, 1996, c. 6, s. 41]

Discharge of liability

39.25 Payment of the compensation by the Corporation under section 39.23 discharges the Corporation from its obligations under that section and in no case is the Corporation under any obligation to see to the proper application in any way of any such payment.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Appointment of assessor

39.26 In the circumstances prescribed by the regulations, the Governor in Council shall, by order, appoint as assessor a judge who is in receipt of a salary under the Judges Act to review a decision made by the Corporation under subsection 39.23(1) and determine the amount of compensation, if any, to be paid to a prescribed person.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Sittings and hearings

39.27 (1) An assessor may sit at any place and shall arrange for the sittings and hearings that may be required.

Powers of assessor

(2) The assessor has all the powers conferred on a commissioner appointed under Part II of the Inquiries Act for the purpose of obtaining evidence under oath.

Persons to assist

(3) An assessor may appoint a person to assist him or her in performing his or her functions.

Payment

(4) Fees and disbursements payable to the person may be included by the assessor in an amount awarded in respect of costs under subsection (5) or (6).

Costs of prescribed person

(5) If the assessor determines that it is just and reasonable that costs in the proceeding before the assessor be awarded to a prescribed person and against the Corporation, the amount that the assessor determines to be just and reasonable to award in respect of those costs is payable by the Corporation to the prescribed person.

celles prises par l’évaluateur nommé en vertu de l’article 39.26 sont, à tous égards, définitives et ne sont susceptibles d’aucun recours judiciaire.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 250; 2016, ch. 7, art. 142.

39.241 [Abrogé, 2016, ch. 7, art. 142]

Caractère libératoire

39.25 Le versement par la Société de l’indemnité en application de l’article 39.23 dégage celle-ci de toute obligation découlant de cet article et la Société n’est en aucun cas tenue de veiller à l’affectation de la somme versée.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Nomination d’un évaluateur

39.26 Dans les circonstances prévues par règlement, le gouverneur en conseil nomme, par décret, à titre d’évaluateur un juge qui reçoit un traitement en vertu de la Loi sur les juges pour réviser la décision de la Société prise au titre du paragraphe 39.23(1) et décider du montant de l’indemnité à verser, le cas échéant, aux personnes visées par règlement.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Séances et auditions

39.27 (1) L’évaluateur peut siéger en tout lieu et prendre les mesures nécessaires à cet effet.

Pouvoirs de l’évaluateur

(2) L’évaluateur jouit des pouvoirs conférés aux commissaires en vertu de la partie II de la Loi sur les enquêtes pour la réception des dépositions sous serment.

Assistance

(3) L’évaluateur peut s’adjoindre toute personne pour l’aider à exécuter ses attributions.

Honoraires

(4) L’évaluateur peut inclure les honoraires et déboursés auxquels a droit la personne visée au paragraphe (3) dans le montant des frais déterminés conformément aux paragraphes (5) ou (6).

Frais des personnes visées

(5) Dans le cas où l’évaluateur estime justifié qu’il soit accordé à la personne visée par règlement des frais afférents à l’instance dont il est saisi, lesquels sont à verser par la Société, celle-ci est tenue de verser le montant qu’il estime justifié d’accorder à l’égard de ces frais.

Current to May 29, 2023	81	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Compensation	Indemnité
Sections 39.27-39.34	Articles 39.27-39.34

Costs of Corporation

(6) If the assessor determines that it is just and reasonable that costs in the proceeding before the assessor be awarded to the Corporation and against a prescribed person, the amount that the assessor determines to be just and reasonable to award in respect of those costs constitutes a debt payable by the prescribed person to the Corporation and may be recovered as such in any court of competent jurisdiction.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Regulations

39.28 (1) The Governor in Council may make regulations respecting compensation for the purposes of sections 39.23 to 39.27, including regulations

(a) prescribing persons referred to in subsection 39.23(1);

(b) respecting the factors that the Corporation shall or shall not consider in making a decision under subsection 39.23(1);

(c) respecting the circumstances in which an assessor must be appointed under section 39.26;

(d) respecting the factors that an assessor shall or shall not consider in making a decision; and

(e) respecting procedural requirements.

By-laws

(2) The Corporation may make by-laws respecting compensation for the purposes of section 39.23.

Inconsistency

(3) In the event of any inconsistency between the regulations made under subsection (1) and the by-laws made under subsection (2), the regulations prevail to the extent of the inconsistency.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

39.29 [Repealed, 2016, c. 7, s. 142]

39.3 [Repealed, 2016, c. 7, s. 142]

39.31 [Repealed, 2016, c. 7, s. 142]

39.32 [Repealed, 2016, c. 7, s. 142]

39.33 [Repealed, 2016, c. 7, s. 142]

39.34 [Repealed, 2016, c. 7, s. 142]

Frais de la Société

(6) Dans le cas où l’évaluateur estime justifié qu’il soit accordé à la Société des frais afférents à l’instance dont il est saisi, lesquels sont à verser par toute personne visée par règlement, le montant qu’il estime justifié d’accorder à l’égard de ces frais constitue une créance de la Société qu’elle peut recouvrer à ce titre devant tout tribunal compétent.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Règlements

39.28 (1) Le gouverneur en conseil peut prendre des règlements concernant les indemnités, pour l’application des articles 39.23 à 39.27, notamment des règlements :

a) précisant les personnes visées au paragraphe 39.23(1);

b) concernant les facteurs dont la Société doit tenir compte ou pas dans les décisions prises au titre du paragraphe 39.23(1);

c) concernant les circonstances dans lesquelles il est tenu de nommer un évaluateur pour l’application de l’article 39.26;

d) concernant les facteurs dont l’évaluateur doit tenir compte ou pas dans ses décisions;

e) concernant les exigences procédurales.

Règlements administratifs

(2) La Société peut prendre des règlements administratifs concernant les indemnités pour l’application de l’ar ticle 39.23.

Incompatibilité

(3) Les dispositions des règlements pris en vertu du paragraphe (1) l’emportent sur les dispositions incompatibles des règlements administratifs pris en vertu du paragraphe (2).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

39.29 [Abrogé, 2016, ch. 7, art. 142]

39.3 [Abrogé, 2016, ch. 7, art. 142]

39.31 [Abrogé, 2016, ch. 7, art. 142]

39.32 [Abrogé, 2016, ch. 7, art. 142]

39.33 [Abrogé, 2016, ch. 7, art. 142]

39.34 [Abrogé, 2016, ch. 7, art. 142]

Current to May 29, 2023	82	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Compensation	Indemnité
Sections 39.35-39.3711	Articles 39.35-39.3711

39.35 [Repealed, 2016, c. 7, s. 142]

39.36 [Repealed, 2016, c. 7, s. 142]

39.361 [Repealed, 2016, c. 7, s. 142]

39.37 [Repealed, 2016, c. 7, s. 142]

Creation and Operation of Bridge Institutions

Incorporation

39.371 (1) The Minister shall, without delay after an order is made under paragraph 39.13(1)(c), issue letters patent incorporating a federal institution.

Incorporating Act

(2) The letters patent are issued under whichever of the following Acts regulates the federal member institution that is the subject of the Superintendent’s report under subsection 39.1(1) or (3):

(a) the Bank Act;

(b) the Cooperative Credit Associations Act; or

(c) the Trust and Loan Companies Act.

Order to commence and carry on business

(3) The Superintendent shall, without delay after the letters patent are issued, make an order approving the commencement and carrying on of business by the federal institution referred to in subsection (1).

Content of Superintendent’s order — limitation

(4) The Superintendent’s order shall not prohibit the federal institution, during the period that it is designated as a bridge institution, from accepting deposits in Canada and shall not make the federal institution, during that period, subject to subsection 413(3) of the Bank Act, subsection 378.1(2) of the Cooperative Credit Associations Act or subsection 413(2) of the Trust and Loan Companies Act.

2009, c. 2, s. 251.

Duration

39.3711 (1) Subject to section 39.3715, the federal institution referred to in subsection 39.371(1) is designated as a bridge institution for a period of two years.

39.35 [Abrogé, 2016, ch. 7, art. 142]

39.36 [Abrogé, 2016, ch. 7, art. 142]

39.361 [Abrogé, 2016, ch. 7, art. 142]

39.37 [Abrogé, 2016, ch. 7, art. 142]

Constitution et fonctionnement des institutions-relais

Constitution

39.371 (1) Le ministre, sans délai après la prise d’un décret au titre de l’alinéa 39.13(1)c), délivre des lettres patentes pour la constitution d’une institution fédérale.

Loi constitutive

(2) Les lettres patentes sont délivrées en vertu de celle des lois ci-après qui régit l’institution fédérale membre visée par le rapport du surintendant fait en application des paragraphes 39.1(1) ou (3) :

a) la Loi sur les banques;

b) la Loi sur les associations coopératives de crédit;

c) la Loi sur les sociétés de fiducie et de prêt.

Agrément de fonctionnement

(3) Sans délai après la délivrance des lettres patentes, le surintendant délivre à l’institution fédérale nouvellement constituée un agrément de fonctionnement.

Contenu de l’agrément de fonctionnement — limitations

(4) L’agrément de fonctionnement ne peut, durant la période où l’institution fédérale est dotée du statut d’institution-relais, lui interdire d’accepter des dépôts au Canada ni l’assujettir au paragraphe 413(3) de la Loi sur les banques, au paragraphe 378.1(2) de la Loi sur les associations coopératives de crédit ou au paragraphe 413(2) de la Loi sur les sociétés de fiducie et de prêt.

2009, ch. 2, art. 251.

Durée

39.3711 (1) Sous réserve de l’article 39.3715, l’institution fédérale visée au paragraphe 39.371(1) conserve le statut d’institution-relais pour une période de deux ans.

Current to May 29, 2023	83	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.3711-39.3717	Articles 39.3711-39.3717

Extensions

(2) The Governor in Council may, by order, on the recommendation of the Minister, grant up to three extensions — of one year each — of the period referred to in subsection (1).

2009, c. 2, s. 251.

39.3712 [Repealed, 2016, c. 7, s. 143]

Financial assistance

39.3713 The Corporation shall provide the financial assistance that a bridge institution needs in order to discharge its obligations, except for its obligations to the Corporation, as they become due.

2009, c. 2, s. 251.

Shares held by Corporation

39.3714 The Corporation may hold shares in a bridge institution only if the Corporation is the sole shareholder.

2009, c. 2, s. 251.

Termination of designation

39.3715 A federal institution’s designation as a bridge institution terminates if

(a) the Corporation is no longer the sole shareholder; or

(b) the federal institution is amalgamated with a body corporate that is not a bridge institution.

2009, c. 2, s. 251.

Mandatory dissolution of bridge institution

39.3716 If a bridge institution’s designation has not terminated under section 39.3715, the federal institution’s board of directors shall take all necessary steps to dissolve the federal institution if

(a) all or substantially all of the federal institution’s assets have been sold or otherwise disposed of; and

(b) all or substantially all of its liabilities have been assumed or discharged.

2009, c. 2, s. 251.

Winding-up of federal member institution

39.3717 (1) If the Corporation considers that substantially all of the transfers of assets and liabilities of a federal member institution to a bridge institution have been substantially completed, the Corporation shall apply for a winding-up order under the Winding-up and Restructuring Act in respect of the federal member institution.

Prorogations

(2) Sur recommandation du ministre, le gouverneur en conseil peut accorder, par décret, jusqu’à trois prorogations — d’une période d’un an chacune — de ce statut.

2009, ch. 2, art. 251.

39.3712 [Abrogé, 2016, ch. 7, art. 143]

Aide financière

39.3713 La Société fournit à l’institution-relais l’aide financière dont celle-ci a besoin pour s’acquitter de ses obligations — à l’exception de ses obligations envers la Société — au fur et à mesure qu’elles deviennent exigibles.

2009, ch. 2, art. 251.

Actions détenues par la Société

39.3714 La Société ne peut détenir des actions de l’institution-relais que si elle en est l’actionnaire unique.

2009, ch. 2, art. 251.

Perte du statut

39.3715 L’institution fédérale perd le statut d’institution-relais dès que survient l’une ou l’autre des situations suivantes :

a) la Société n’est plus l’actionnaire unique;

b) l’institution fédérale fusionne avec une personne morale qui n’est pas une institution-relais.

2009, ch. 2, art. 251.

Dissolution obligatoire de l’institution-relais

39.3716 Le conseil d’administration de l’institution fédérale dotée du statut d’institution-relais qui n’a pas perdu ce statut en application de l’article 39.3715 prend les mesures utiles à sa dissolution si :

a) d’une part, celle-ci a disposé de tous ou presque tous ses éléments d’actif;

b) d’autre part, toutes ou presque toutes ses dettes ont été prises en charge ou acquittées.

2009, ch. 2, art. 251.

Liquidation de l’institution fédérale membre

39.3717 (1) La Société présente la demande d’ordonnance de mise en liquidation prévue par la Loi sur les liquidations et les restructurations à l’égard de l’institution fédérale membre si, de l’avis de la Société, presque tous les transferts des actifs et des dettes de celle-ci à l’institution-relais sont pour l’essentiel terminés.

Current to May 29, 2023	84	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.3717-39.3719	Articles 39.3717-39.3719

Creditor

(2) For the purposes of the Winding-up and Restructuring Act , the Corporation is deemed to be a creditor of the federal member institution.

Exception

(3) If the Superintendent has taken control of the federal member institution or its assets and has requested the Attorney General of Canada to apply for a winding-up order or informs the Corporation that he or she intends to request that the Attorney General of Canada apply for that order, the Corporation is not required to apply for a winding-up order.

2009, c. 2, s. 251.

Power of the Corporation

39.3718 (1) The Corporation may hold any federal institution’s shares that the Corporation acquires in the course of a sale or other disposition of its shares of the bridge institution or that a bridge institution acquires in the course of a sale or other disposition of its assets.

Maximum period

(2) The Corporation may hold the shares for a period of no more than five years from the day on which they are acquired and may dispose of them.

Extension

(3) The Minister may, by order, extend the period referred to in subsection (2) if general market conditions so warrant.

Provisions inapplicable

(4) The following provisions do not apply with respect to the shares referred to in subsection (1):

(a) sections 401.2 and 401.3 of the Bank Act;

(b) sections 428 and 430 of the Insurance Companies Act; and

(c) sections 396 and 399 of the Trust and Loan Companies Act.

2009, c. 2, s. 251.

Remuneration and benefits

39.3719 An employee or officer of the Corporation shall not receive remuneration or benefits from a bridge institution for being a director or officer of that institution.

2009, c. 2, s. 251.

Créancier

(2) Pour l’application de la Loi sur les liquidations et les restructurations, la Société est réputée être un créancier de l’institution fédérale membre.

Exception

(3) Dans le cas où le surintendant a pris le contrôle de l’institution fédérale membre ou de son actif, la Société n’est pas tenue de présenter la demande d’ordonnance de mise en liquidation si le surintendant a demandé au procureur général du Canada de le faire ou informe la Société qu’il a l’intention de demander à celui-ci de le faire.

2009, ch. 2, art. 251.

Pouvoir de la Société

39.3718 (1) La Société peut détenir des actions de toute institution fédérale qu’elle a acquises dans le cadre de la disposition de ses actions de l’institution-relais ou que l’institution-relais a acquises dans le cadre de la disposition de ses actifs.

Période maximale

(2) Elle peut les détenir pour une période maximale de cinq ans à compter de l’acquisition et en disposer.

Prorogation

(3) Le ministre peut, par arrêté, proroger ce délai si les conditions générales du marché le justifient.

Non-application

(4) Les dispositions ci-après ne s’appliquent pas à l’égard des actions visées au paragraphe (1) :

a) les articles 401.2 et 401.3 de la Loi sur les banques;

b) les articles 428 et 430 de la Loi sur les sociétés d’assurances;

c) les articles 396 et 399 de la Loi sur les sociétés de fiducie et de prêt.

2009, ch. 2, art. 251.

Rémunération et avantages

39.3719 L’employé ou le dirigeant de la Société ne reçoit aucune rémunération ni avantage de l’institution-relais pour l’exercice de ses fonctions d’administrateur ou de dirigeant de cette dernière.

2009, ch. 2, art. 251.

Current to May 29, 2023	85	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.372-39.3723	Articles 39.372-39.3723

Non-liability with respect to employees

39.372 (1) If a bridge institution becomes the employer of employees of a federal member institution, the bridge institution is not liable in respect of a liability, including one as a successor employer,

(a) that is in respect of the employees or former employees of the federal member institution or a predecessor of the federal member institution or in respect of a pension plan for the benefit of those employees or former employees; and

(b) that exists before the bridge institution becomes the employer or that is calculated by reference to a period before the bridge institution becomes the employer.

Liability of other successor employers

(2) Subsection (1) does not affect the liability of a successor employer other than the bridge institution.

2009, c. 2, s. 251; 2012, c. 5, s. 201.

Corporation’s directions

39.3721 (1) The Corporation may give directions to the board of directors of a bridge institution.

Implementation

(2) The board of directors of the bridge institution shall ensure that the directions are implemented in a prompt and efficient manner and shall, after implementing a direction, notify the Corporation without delay that it has been implemented.

2009, c. 2, s. 251; 2016, c. 7, s. 144.

By-laws — Corporation

39.3722 (1) The Corporation may give directions to the board of directors of a bridge institution to make, amend or repeal any by-law.

By-laws — board of directors

(2) The board of directors of a bridge institution may, with the prior approval of the Corporation, make, amend or repeal any by-law.

Meaning of by-law

(3) For the purposes of subsections (1) and (2), by-law means a by-law of the bridge institution.

2009, c. 2, s. 251; 2016, c. 7, s. 145.

39.3723 [Repealed, 2016, c. 7, s. 146]

Employés

39.372 (1) Du fait qu’elle devient l’employeur d’employés de l’institution fédérale membre, l’institution-relais n’est aucunement responsable des obligations, y compris des obligations d’employeur successeur, qui, à la fois :

a) ont trait aux employés ou aux anciens employés de l’institution fédérale membre ou d’un de ses prédécesseurs ou à un régime de retraite pour le bénéfice de ces employés ou anciens employés;

b) existaient avant qu’elle devienne l’employeur ou sont calculées en fonction d’une période antérieure à celle où elle l’est devenue.

Obligations d’un employeur successeur

(2) Le paragraphe (1) ne dégage de sa responsabilité aucun employeur successeur autre que l’institution-relais.

2009, ch. 2, art. 251; 2012, ch. 5, art. 201.

Instructions de la Société

39.3721 (1) La Société peut donner des instructions au conseil d’administration de l’institution-relais.

Mise en œuvre

(2) Le conseil d’administration de l’institution-relais veille à la mise en œuvre rapide et efficace des instructions de la Société et avise sans délai celle-ci qu’elles ont été mises en œuvre.

2009, ch. 2, art. 251; 2016, ch. 7, art. 144.

Règlements administratifs — pouvoir de la Société

39.3722 (1) La Société peut donner instruction au conseil d’administration de l’institution-relais de prendre, de modifier ou d’abroger tout règlement administratif.

Pouvoir du conseil d’administration

(2) Le conseil d’administration de l’institution-relais peut, avec l’approbation préalable de la Société, prendre, modifier ou abroger tout règlement administratif.

Sens de règlement administratif

(3) Aux paragraphes (1) et (2), règlement administratif s’entend de tout règlement administratif de l’institution-relais.

2009, ch. 2, art. 251; 2016, ch. 7, art. 145.

39.3723 [Abrogé, 2016, ch. 7, art. 146]

Current to May 29, 2023	86	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Sections 39.38-43	Articles 39.38-43

Restructuring of Provincial Member Institutions

Federal-provincial agreements

39.38 (1) The Minister may, with the approval of the Governor in Council, enter into an agreement with an appropriate provincial minister providing for the application of any of sections 39.1 to 39.28 to provincial member institutions incorporated under the laws of that province.

Orders

(2) If an agreement has been entered into with an appropriate provincial minister, the Governor in Council may make orders, which are to be consistent with the agreement, providing for the application of any of sections 39.1 to 39.28 to provincial member institutions incorporated under the laws of that province and adapting any of the provisions of those sections in their application to those provincial member institutions.

1996, c. 6, s. 41; 2016, c. 7, s. 147.

Financial

Financial year

40 The financial year of the Corporation shall end on December 31 in each year unless the Governor in Council otherwise directs.

R.S., c. C-3, s. 34; 1984, c. 31, s. 14.

Deposit accounts

41 The Corporation may maintain in its own name one or more accounts

(a) with the Bank of Canada;

(b) with any member institution; and

(c) with the approval of the Minister, with any financial institution outside Canada.

R.S., 1985, c. C-3, s. 41; R.S., 1985, c. 18 (3rd Supp.), s. 65.

Interest may be paid

42 The Bank of Canada may pay interest on any money that the Corporation deposits with it.

R.S., 1985, c. C-3, s. 42; 1985, c. 18 (3rd Supp.), s. 66; 1992, c. 26, s. 12; 1996, c. 6, s. 42; 2014, c. 20, s. 109.

Auditor

43 The Auditor General of Canada is the auditor of the Corporation.

R.S., c. C-3, s. 38; 1976-77, c. 34, s. 30(F); 1984, c. 31, s. 14.

Restructuration des institutions provinciales membres

Accords fédéraux-provinciaux

39.38 (1) Le ministre peut, avec l’agrément du gouverneur en conseil, conclure avec le ministre provincial compétent un accord prévoyant l’application de tout ou partie des articles 39.1 à 39.28 aux institutions provinciales membres instituées en personne morale sous le régime des lois de la province en question.

Décrets

(2) Une fois l’accord conclu, le gouverneur en conseil peut prendre les décrets d’application correspondants, dans la mesure où ils sont compatibles avec l’accord, y compris en ce qui touche l’adaptation des nouvelles dispositions à ces institutions.

1996, ch. 6, art. 41; 2016, ch. 7, art. 147.

Dispositions financières

Exercice

40 Sauf instruction contraire du gouverneur en conseil, l’exercice de la Société coïncide avec l’année civile.

S.R., ch. C-3, art. 34; 1984, ch. 31, art. 14.

Compte de dépôts

41 La Société peut, en son propre nom, détenir un ou plusieurs comptes :

a) auprès de la Banque du Canada;

b) auprès des institutions membres;

c) avec l’approbation du ministre, auprès de toute ins-titution financière établie à l’étranger.

L.R. (1985), ch. C-3, art. 41; L.R. (1985), ch. 18 (3[e] suppl.), art. 65.

Versement d’intérêts

42 La Banque du Canada peut verser des intérêts sur les fonds déposés auprès d’elle par la Société.

L.R. (1985), ch. C-3, art. 42; 1985, ch. 18 (3[e] suppl.), art. 66; 1992, ch. 26, art. 12; 1996, ch. 6, art. 42; 2014, ch. 20, art. 109.

Vérificateur

43 Le vérificateur général du Canada est le vérificateur de la Société.

S.R., ch. C-3, art. 38; 1976-77, ch. 34, art. 30(F); 1984, ch. 31, art. 14.

Current to May 29, 2023	87	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Staff	Personnel
Sections 44-45	Articles 44-45

Staff

Employment of staff

44 (1) The Corporation may, notwithstanding any other Act, employ such officers, agents and employees as are necessary for the purposes of the Corporation and, subject to section 45, the officers, agents and employees of the Corporation shall be deemed not to be employed in the federal public administration.

Oath of fidelity and secrecy

(2) Each officer, agent or employee of the Corporation shall, before entering on his or her duties with the Corporation, take an oath of fidelity and secrecy in the form prescribed by the by-laws.

Use of departmental facilities

(3) In carrying out its functions under this Act, the Corporation may, with the approval of the Minister, make use of the personnel, facilities and services of the Office of the Superintendent of Financial Institutions and the Department of Finance to any extent not incompatible, in the opinion of the Minister, with the administration of that Office or Department.

R.S., 1985, c. C-3, s. 44; R.S., 1985, c. 18 (3rd Supp.), s. 67; 2003, c. 22, s. 224(E); 2012, c. 5, s. 206(E).

Public Service Superannuation Act

45 (1) The officers and employees of the Corporation shall be deemed to be employed in the public service for the purposes of the Public Service Superannuation Act and the Corporation shall be deemed to be a Public Service corporation for the purposes of section 37 of that Act.

Application of other Acts

(2) For the purposes of the Government Employees Compensation Act and any regulation made pursuant to section 9 of the Aeronautics Act, the Chairperson and employees of the Corporation shall be deemed to be employees in the federal public administration.

Superannuation

(3) The Public Service Superannuation Act does not apply to the Chairperson, unless the Governor in Council otherwise directs, or to the director of the Corporation who holds the office of Governor of the Bank of Canada.

R.S., 1985, c. C-3, s. 45; 1996, c. 6, s. 47(E); 2003, c. 22, ss. 224(E), 225(E).

Personnel

Engagement du personnel

44 (1) La Société peut, malgré toute autre loi, engager le personnel et les mandataires nécessaires à ses activités; sous réserve de l’article 45, ce personnel et ces mandataires n’appartiennent pas à l’administration publique fédérale.

Serment de fidélité et de secret professionnel

(2) Avant d’entrer en fonctions, les membres du personnel et les mandataires de la Société doivent prêter le serment de fidélité et de secret professionnel prévu aux règlements administratifs.

Accord de prestation de services

(3) La Société peut, avec l’approbation du ministre, faire usage, dans le cadre de ses activités, du personnel, des installations et des services du Bureau du surintendant des institutions financières et du ministère des Finances dans la mesure où cet usage n’est pas, de l’avis du ministre, incompatible avec le fonctionnement du Bureau ou du ministère.

L.R. (1985), ch. C-3, art. 44; L.R. (1985), ch. 18 (3[e] suppl.), art. 67; 2003, ch. 22, art. 224(A); 2012, ch. 5, art. 206(A).

Loi sur la pension de la fonction publique

45 (1) Les membres du personnel de la Société sont réputés appartenir à la fonction publique pour l’application de la Loi sur la pension de la fonction publique et la Société est réputée être un organisme de la fonction publique pour l’application de l’article 37 de cette loi.

Application d’autres lois

(2) Pour l’application de la Loi sur l’indemnisation des agents de l’État et des règlements pris en vertu de l’article 9 de la Loi sur l’aéronautique, le président et les employés de la Société sont réputés appartenir à l’administration publique fédérale.

Pension

(3) La Loi sur la pension de la fonction publique ne s’applique au président que si le gouverneur en conseil l’ordonne et ne s’applique pas à l’administrateur de la Société qui occupe le poste de gouverneur de la Banque du Canada.

L.R. (1985), ch. C-3, art. 45; 1996, ch. 6, art. 47(A); 2003, ch. 22, art. 224(A) et 225(A).

Current to May 29, 2023	88	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
No Liability	Immunité
Sections 45.1-45.11	Articles 45.1-45.11

No Liability

No liability for acts in good faith

45.1 (1) Her Majesty in right of Canada, any servant or agent of Her Majesty, the Corporation, its directors, officers and employees and any person acting on behalf of the Corporation are not liable to any member institution, depositor with, or creditor or shareholder of, any member institution, or to any other person, for any damages, payment, compensation, contribution or indemnity that any such member institution, depositor, creditor, shareholder or other person may suffer or claim by reason of anything done or omitted to be done, in good faith, in the exercise, execution or performance — or the purported exercise, execution or performance — of any powers, duties and functions under this Act.

Obligation remains

(2) Nothing in subsection (1) shall be construed to relieve the Corporation from the obligation to make payment in respect of a deposit insured under this Act or to pay compensation under section 39.23.

R.S., 1985, c. 18 (3rd Supp.), s. 68; 2016, c. 7, s. 148.

Directors and officers of institutions

45.11 (1) Directors and officers of a federal member institution in respect of which an order is made under paragraph 39.13(1)(a) or (b) or of a bridge institution are not liable for any damages, payment, compensation, contribution or indemnity that any person may suffer or claim by reason of anything done or omitted to be done during the period set out in subsection (3), in good faith, in the exercise, execution or performance of any powers, duties and functions as directors or officers of the institution.

Indemnification

(2) Section 119 of the Financial Administration Act and the regulations made under that section apply to the directors and officers referred to in subsection (1) in respect of anything done or omitted to be done in the exercise, execution or performance of their powers, duties and functions during the period set out in subsection (3), as if the federal member institution or the bridge institution were a Crown corporation within the meaning of section 83 of that Act.

Time period

(3) The period referred to in subsections (1) and (2) begins on the day on which the order is made under subsection 39.13(1) and ends

Immunité

Absence de responsabilité en cas de bonne foi

45.1 (1) Sa Majesté du chef du Canada et ses préposés ou mandataires et la Société, ses administrateurs, dirigeants et employés, de même que toute personne qui agit en son nom, sont déchargés de toute responsabilité envers les institutions membres, leurs déposants, créanciers ou actionnaires, ou toute autre personne, pour les dommages-intérêts, paiements, dédommagements, contributions et indemnités que ceux-ci pourraient exiger en raison d’actes ou d’omissions qui se font, de bonne foi, dans l’exercice effectif ou censé tel des pouvoirs et fonctions au titre de la présente loi.

Obligation de la Société

(2) Le paragraphe (1) n’a pas pour effet de soustraire la Société à l’obligation d’effectuer un paiement se rapportant à un dépôt assuré conformément à la présente loi ou de verser l’indemnité visée à l’article 39.23.

L.R. (1985), ch. 18 (3[e] suppl.), art. 68; 2016, ch. 7, art. 148.

Administrateurs et dirigeants d’institutions

45.11 (1) Les administrateurs et les dirigeants d’une institution fédérale membre à l’égard de laquelle un décret est pris au titre des alinéas 39.13(1)a) ou b) ou d’une institution-relais sont déchargés de toute responsabilité pour les dommages-intérêts, paiements, dédommagements, contributions et indemnités que toute personne pourrait exiger en raison d’actes ou d’omissions qu’ils font, de bonne foi, durant la période visée au paragraphe (3), dans l’exercice de leurs attributions.

Indemnisation

(2) L’article 119 de la Loi sur la gestion des finances publiques et ses règlements d’application s’appliquent aux administrateurs et dirigeants visés au paragraphe (1) à l’égard d’actes ou d’omissions qu’ils font dans l’exercice de leurs attributions durant la période visée au paragraphe (3) comme si l’institution fédérale membre ou l’institution-relais était une société d’État, au sens de l’article 83 de cette loi.

Période

(3) La période visée aux paragraphes (1) et (2) commence à la date de la prise du décret au titre du paragraphe 39.13(1) et se termine :

Current to May 29, 2023	89	À jour au 29 mai 2023
Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
No Liability	Immunité
Sections 45.11-45.2	Articles 45.11-45.2

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution;

(b) on the day on which the bridge institution ceases to be designated as such; or

(c) on the day on which a winding-up order is made in respect of the federal member institution or the bridge institution.

2009, c. 2, s. 252; 2016, c. 7, s. 149.

Foreign relief — no recognition or enforcement

45.12 (1) Except with the consent of the Attorney General of Canada, no judgment, order or other relief given in a proceeding outside Canada in respect of an order made under subsection 39.13(1) shall be recognized or enforceable in any manner in Canada.

No proceedings

(2) Except with the consent of the Attorney General of Canada, no proceedings shall be commenced in any court in Canada in respect of the judgment, order or other relief given outside Canada.

2016, c. 7, s. 149.

Confidentiality

Confidentiality

45.2 (1) All information regarding the affairs of a federal institution, provincial institution or local cooperative credit society, or of any person dealing with one, that is obtained or produced by or for the Corporation is confidential and shall be treated accordingly.

Information to Governor of the Bank of Canada

(1.1) The Corporation may, if it is satisfied that the information will be treated as confidential by the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, disclose any information referred to in subsection (1) to the Governor or the designated officer for the purpose of carrying out the Bank of Canada’s objects under the Retail Payment Activities Act or, in relation to any provisions of that Act that are not in force, for the purpose of planning to carry out those objects.

Information from the Superintendent

(2) The Corporation may, if it is satisfied that the information will be treated as confidential by the recipient

a) soit à la date précisée à l’égard de l’institution fédérale membre dans l’avis prévu au paragraphe 39.2(3);

b) soit à la date à laquelle l’institution-relais perd son statut d’institution-relais;

c) soit à la date de la prise de l’ordonnance de liquidation à l’égard de l’institution fédérale membre ou de l’institution-relais.

2009, ch. 2, art. 252; 2016, ch. 7, art. 149.

Non-reconnaissance ou exécution de redressement étranger

45.12 (1) Aucun jugement ou ordonnance rendu ou autre mesure de redressement accordée lors d’une procédure engagée à l’étranger et se rapportant à un décret pris au titre du paragraphe 39.13(1) ne sera reconnu ni exécuté au Canada sans le consentement du procureur général du Canada.

Aucune procédure

(2) Aucune procédure ne peut être intentée auprès d’un tribunal au Canada à l’égard du jugement, de l’ordonnance ou de la mesure de redressement rendu ou accordée à l’étranger sans le consentement du procureur général du Canada.

2016, ch. 7, art. 149.

Confidentialité

Confidentialité

45.2 (1) Les renseignements recueillis par la Société, ou produits par ou pour elle, sur les affaires d’une institution fédérale, d’une institution provinciale ou d’une société coopérative de crédit locale, ou d’une personne effectuant des opérations avec celles-ci sont confidentiels et sont traités en conséquence.

Renseignements : Banque du Canada

(1.1) La Société peut, pour la réalisation de la mission de la Banque du Canada au titre de la Loi sur les activités associées aux paiements de détail ou, relativement à toute disposition non en vigueur de cette loi, pour la planification de cette réalisation, communiquer les renseignements visés au paragraphe (1) au gouverneur de la Banque du Canada ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit si elle est convaincue qu’ils seront traités de façon confidentielle par le destinataire.

Renseignements provenant du surintendant

(2) Après avoir consulté le surintendant, la Société peut communiquer aux entités mentionnées ci-après les

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Confidentiality	Confidentialité
Sections 45.2-45.3	Articles 45.2-45.3

and after consultation with the Superintendent, disclose any information obtained from the Superintendent regarding the affairs of a federal member institution

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(b) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision; or

(c) to any deposit insurer or any compensation association for purposes related to its operation.

Information respecting nominee brokers

(3) The Corporation may, if it is satisfied that the information will be treated as confidential by the recipient, disclose information that is obtained by it — or is produced by or for it — respecting the non-compliance of a nominee broker with section 7 of the schedule to

(a) any government agency or body that regulates or supervises nominee brokers, for purposes related to that regulation or supervision; or

(b) any other agency or body that regulates or supervises nominee brokers, for purposes related to that regulation or supervision.

Making information public

(4) Despite subsection (1), for the purpose of protecting the interests and rights of beneficiaries of nominee broker deposits, the Corporation may make information referred to in subsection (3) available to the public in a manner that it considers advisable.

R.S., 1985, c. 18 (3rd Supp.), s. 68; 1996, c. 6, s. 43; 2001, c. 9, s. 214; 2010, c. 12, s. 2104; 2012, c. 5, ss. 203, 223; 2018, c. 12, s. 207; 2021, c. 23, s. 178.

Disclosures prohibited

45.3 (1) Subject to subsection 12(1) of the Privacy Act, any information with respect to the affairs of a federal member institution in respect of which an order is made under paragraph 39.13(1)(a) or (b), a bridge institution, a subsidiary of either of those institutions or any person dealing with such an institution or subsidiary is confidential, shall be treated accordingly and shall not be disclosed.

Duration of prohibition

(2) The prohibition applies only during the period set out in subsection 45.11(3).

renseignements obtenus de celui-ci concernant les affaires d’une institution fédérale membre si elle est convaincue qu’ils seront traités de façon confidentielle par le destinataire :

a) une agence ou un organisme public qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

b) une autre agence ou un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

c) tout assureur-dépôts ou association d’indemnisation, pour l’accomplissement de leurs fonctions.

Renseignements — courtiers-fiduciaires

(3) La Société peut, si elle est convaincue qu’ils seront traités de façon confidentielle par le destinataire, communiquer aux entités mentionnées ci-après les renseignements recueillis par elle, ou produits par ou pour elle, concernant la non-conformité d’un courtier-fiduciaire à l’article 7 de l’annexe :

a) l’agence publique ou l’organisme public qui réglemente ou supervise des courtiers-fiduciaires, à des fins liées à la réglementation ou à la supervision;

b) toute autre agence ou tout autre organisme qui réglemente ou supervise des courtiers-fiduciaires, à des fins liées à la réglementation ou à la supervision.

Publication des renseignements

(4) Malgré le paragraphe (1), la Société peut rendre public les renseignements visés au paragraphe (3) de la manière qui lui paraît opportune afin de protéger les droits et les intérêts des bénéficiaires des dépôts d’un courtier-fiduciaire.

L.R. (1985), ch. 18 (3[e] suppl.), art. 68; 1996, ch. 6, art. 43; 2001, ch. 9, art. 214; 2010, ch. 12, art. 2104; 2012, ch. 5, art. 203 et 223; 2018, ch. 12, art. 207; 2021, ch. 23, art. 178.

Communication interdite

45.3 (1) Sous réserve du paragraphe 12(1) de la Loi sur la protection des renseignements personnels, les renseignements sur les affaires d’une institution fédérale membre à l’égard de laquelle un décret est pris au titre des alinéas 39.13(1)a) ou b), d’une institution-relais, d’une filiale de celles-ci ou d’une personne effectuant des opérations avec une telle institution ou filiale sont confidentiels, sont traités en conséquence et ne peuvent être communiqués.

Durée de l’interdiction

(2) L’interdiction ne s’applique que durant la période visée au paragraphe 45.11(3).

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Confidentiality	Confidentialité
Sections 45.3	Articles 45.3

Exception — entity or person

(3) The prohibition does not apply if the information is disclosed

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(b) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(c) to the Financial Transactions and Reports Analysis Centre of Canada established by section 41 of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, for the purpose of complying with that Act;

(d) to the Corporation for the purposes of fulfilling its functions under this Act or as a shareholder of the federal member institution or the bridge institution;

(e) to the Minister of Finance, the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance;

(f) to the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions, for the purpose of carrying out the Bank of Canada’s objects under the Retail Payment Activities Act or, in relation to any provisions of that Act that are not in force, for the purpose of planning to carry out those objects;

(g) to the Canada Revenue Agency solely for the purpose of the Income Tax Act or the Excise Tax Act; or

(h) to any other entity or person that is prescribed by regulation, in any circumstance or condition prescribed by regulation.

Other exceptions

(4) The prohibition does not apply if the information is disclosed

(a) in the normal conduct of the business of the federal member institution, the bridge institution or a subsidiary of either of those institutions;

(b) for the purposes of selling the shares or assets of the federal member institution, the bridge institution or a subsidiary of either of those institutions;

Exceptions — personnes et entités

(3) L’interdiction ne s’applique pas si la communication est faite :

a) à une agence ou à un organisme public qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

b) à une autre agence ou à un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

c) au Centre d’analyse des opérations et déclarations financières du Canada, constitué par l’article 41 de la

Loi sur le recyclage des produits de la criminalité et le financement des activités terroristes, dans le but d’assurer l’observation de cette loi;

d) à la Société, pour l’accomplissement de ses fonctions sous le régime de la présente loi ou parce qu’elle est actionnaire de l’institution fédérale membre ou de l’institution-relais;

e) au ministre des Finances, au sous-ministre des Finances, ou à tout fonctionnaire du ministère des Finances que celui-ci a délégué par écrit;

f) au gouverneur de la Banque du Canada ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit, pour l’analyse de la politique en matière de réglementation des institutions financières, pour la réalisation de la mission de la Banque du Canada au titre de la Loi sur les activités associées aux paiements de détail ou, relativement à toute disposition non en vigueur de cette loi, pour la planification de cette réalisation;

g) à l’Agence du revenu du Canada, uniquement pour l’administration de la Loi de l’impôt sur le revenu ou de la Loi sur la taxe d’accise;

h) à toute autre entité ou personne précisée par règlement, dans toute circonstance et selon toute condition réglementaires.

Autres exceptions

(4) L’interdiction ne s’applique pas si la communication est faite :

a) dans l’exercice des activités habituelles de l’institution fédérale membre, de l’institution-relais ou d’une filiale de celles-ci;

b) dans le but de faciliter la vente d’actions ou d’actifs de l’institution fédérale membre, de l’institution-relais ou d’une filiale de celles-ci;

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Sections 45.3-47	Articles 45.3-47

(c) for the purpose of any legal proceedings;

(d) for the purpose of preparing the Corporation’s annual report and its corporate plan or if the information is disclosed in those documents;

(e) in any circumstance that is prescribed by regulation; or

(f) in any other circumstance that the board of directors of the federal member institution, the bridge institution or a subsidiary of either of those institutions considers necessary.

Regulations

(5) The Governor in Council may make regulations

(a) specifying the circumstances in which the prohibition does not apply; or

(b) specifying, for the purpose of paragraph (3)(h), the entity to which or person to whom information may be disclosed and the circumstances and conditions under which the information may be disclosed to that entity or person.

2009, c. 2, s. 253; 2016, c. 7, s. 150; 2021, c. 23, s. 179.

Winding-up

Insolvency and winding-up

46 No statute relating to the insolvency or winding-up of any corporation applies to the Corporation and in no case shall the affairs of the Corporation be wound up unless Parliament so provides.

R.S., 1985, c. C-3, s. 46; 2007, c. 6, s. 420(E).

Enforcement Provisions

False statements

47 A person is guilty of an offence if the person prepares, signs, approves or concurs in any account, statement, return, report or other document required to be submitted to the Corporation under the provisions of this Act, the regulations or the by-laws or under an application to become a member institution or a policy of deposit insurance that

(a) contains any false or deceptive information; or

(b) fails to present fairly information required to be submitted to the Corporation.

R.S., 1985, c. C-3, s. 47; 1996, c. 6, s. 45; 2001, c. 9, s. 215; 2016, c. 7, s. 151.

c) dans le cadre de poursuites judiciaires;

d) dans le rapport annuel ou le plan d’entreprise de la Société ou dans le cadre de leur établissement;

e) dans toute circonstance prévue par règlement;

f) dans toute autre circonstance où le conseil d’administration de l’institution fédérale membre, de l’institution-relais ou d’une filiale de celles-ci juge nécessaire de la faire.

Règlements

(5) Le gouverneur en conseil peut, par règlement :

a) prévoir les circonstances où l’interdiction ne s’applique pas;

b) prévoir, pour l’application de l’alinéa (3)h), l’entité ou la personne à qui la communication peut être faite, les circonstances dans lesquelles elle peut être faite à cette entité ou cette personne et les conditions auxquelles elle est assujettie.

2009, ch. 2, art. 253; 2016, ch. 7, art. 150; 2021, ch. 23, art. 179.

Liquidation

Insolvabilité et liquidation

46 La Société est soustraite à l’application des lois concernant l’insolvabilité ou la liquidation des personnes morales, et seul le Parlement peut décider sa liquidation.

L.R. (1985), ch. C-3, art. 46; 2007, ch. 6, art. 420(A).

Infractions et peines

Fausses déclarations

47 Commet une infraction la personne qui rédige, signe, approuve ou ratifie un compte, un état, une déclaration, un rapport ou autre document exigés par la Société en application des dispositions de la présente loi, des règlements ou des règlements administratifs ou aux termes d’un formulaire pour devenir une institution membre ou une police d’assurance-dépôts contenant des renseignements faux ou trompeurs ou n’indiquant pas fidèlement les renseignements exigés par la Société.

L.R. (1985), ch. C-3, art. 47; 1996, ch. 6, art. 45; 2001, ch. 9, art. 215; 2016, ch. 7, art. 151.

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Enforcement Provisions	Infractions et peines
Sections 48-50.1	Articles 48-50.1

Failure to make report known

48 A person who, being a chief executive officer or chairperson of the board of directors of a member institution, fails or neglects to present, as required by section 30, a report of the Corporation made under that section is guilty of an offence and, if the directors fail or neglect to incorporate that report in the minutes of a meeting of the directors as required by that section, each director present at that meeting who directed, authorized, assented to, acquiesced in or participated in the failure or neglect, is guilty of an offence.

R.S., 1985, c. C-3, s. 48; R.S., 1985, c. 18 (3rd Supp.), s. 69; 1996, c. 6, s. 45.

Failure to provide information, etc.

49 A member institution is guilty of an offence if it fails or neglects

(a) within the time limited for so doing, to provide the Corporation with any account, statement, return, report or other document respecting the affairs of the member institution that is required to be submitted to the Corporation under the provisions of this Act, the regulations or the by-laws or under the policy of deposit insurance of the member institution; or

(b) to respond, within a reasonable time, to a request for information or explanations respecting the member institution made by or on behalf of the Corporation under the provisions of this Act, the regulations or the by-laws or under the policy of deposit insurance of the member institution.

R.S., 1985, c. C-3, s. 49; 1996, c. 6, s. 45; 2016, c. 7, s. 152.

General offence

50 A member institution or other person is guilty of an offence if they, without reasonable cause, contravene a provision of this Act, other than section 47, 48 or 49, or a provision of the regulations or the by-laws.

R.S., 1985, c. C-3, s. 50; R.S., 1985, c. 18 (3rd Supp.), s. 70; 1996, c. 6, s. 45; 2016, c. 7, s. 153.

Punishment

50.1 Every member institution or other person who commits an offence under this Act is liable on summary conviction

(a) in the case of a natural person, to a fine not exceeding $100,000 or to imprisonment for a term not exceeding twelve months, or to both; or

(b) in any other case, to a fine not exceeding $500,000.

1996, c. 6, s. 45.

Omission de faire connaître le rapport

48 Le premier dirigeant, ou le président du conseil d’administration, d’une institution membre qui contrevient à l’article 30 en omettant ou négligeant de présenter le rapport de la Société qui y est visé commet une infraction; si les administrateurs omettent ou négligent d’incorporer le rapport au procès-verbal de la réunion des administrateurs, chaque administrateur présent et qui a ordonné ou autorisé cette omission ou cette négligence, ou encore qui y a consenti ou participé, commet une infraction.

L.R. (1985), ch. C-3, art. 48; L.R. (1985), ch. 18 (3[e] suppl.), art. 69; 1996, ch. 6, art. 45.

Contravention en matière de publicité

49 Commet une infraction l’institution membre qui néglige ou omet :

a) dans le temps qui lui est imparti, de faire parvenir à la Société un compte, un état, une déclaration, un rapport ou autre document relatif à ses affaires et exigé par la Société aux termes des dispositions de la présente loi, des règlements ou des règlements admini-tratifs ou aux termes de sa police d’assurance-dépôts;

b) de répondre, dans un délai raisonnable, à une demande de renseignements ou d’explications de la Société ou faite en son nom en application des dispositions de la présente loi, des règlements ou des règlements administratifs ou aux termes de sa police d’assurance-dépôts.

L.R. (1985), ch. C-3, art. 49; 1996, ch. 6, art. 45; 2016, ch. 7, art. 152.

Infraction

50 Commet une infraction l’institution membre ou toute autre personne qui, sans motif raisonnable, contrevient à une disposition de la présente loi, sauf les articles 47, 48 et 49, ou à une disposition d’un règlement ou d’un règlement administratif.

L.R. (1985), ch. C-3, art. 50; L.R. (1985), ch. 18 (3[e] suppl.), art. 70; 1996, ch. 6, art. 45; 2016, ch. 7, art. 153.

Sanction

50.1 L’institution membre ou la personne qui commet une infraction à la présente loi est passible, sur déclaration de culpabilité par procédure sommaire :

a) dans le cas d’une personne physique, d’une amende maximale de 100 000 $ et d’un emprisonnement maximal de douze mois, ou de l’une de ces peines;

b) dans tous les autres cas, d’une amende maximale de 500 000 $.

1996, ch. 6, art. 45.

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Enforcement Provisions	Infractions et peines
Sections 51-54	Articles 51-54

Court may order compliance

51 If a member institution or other person has been convicted of an offence under this Act, the court may, in addition to any fine or term of imprisonment that may be imposed, order the member institution or person to rectify the contravention of a provision of this Act, the regulations or the by-laws or the policy of deposit insurance in respect of which the member institution or person was convicted.

R.S., 1985, c. C-3, s. 51; R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45; 2016, c. 7, s. 154.

Additional monetary punishment

52 (1) Where a member institution or other person has been convicted of an offence under this Act, the court may, where it is satisfied that as a result of the commission of the offence the convicted member institution or person acquired a monetary benefit or that a monetary benefit accrued to the benefit of the member institution or person, order the convicted member institution or person to pay, notwithstanding the maximum amount of any fine that may otherwise be imposed under this Act, an additional fine in an amount equal to the court’s estimation of the amount of the monetary benefit.

Restraining or compliance order

(2) If a member institution or other person does not comply with any provision of this Act, the regulations or the by-laws or the policy of deposit insurance that applies in respect of the member institution or person, the Corporation may apply to a superior court for an order directing the member institution or person to comply with or restraining the member institution or person from acting in breach of the provision or the policy and, on the application, the court may so order and make any further order that it thinks fit.

R.S., 1985, c. C-3, s. 52; R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45; 2016, c. 7, s. 155.

Appeals

53 Any decision or order of a court that tries an issue under this Act may be appealed to the court having jurisdiction to hear appeals from that trial court.

R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45.

Recovery and application of fines

54 All fines payable under this Act are recoverable and enforceable, with costs, at the suit of Her Majesty in right of Canada, instituted by the Attorney General of Canada and, when recovered, belong to Her Majesty in right of Canada.

1996, c. 6, s. 45.

Ordonnance du tribunal

51 Le tribunal peut, outre toute amende ou peine d’emprisonnement qui peut être infligée, ordonner à l’institution membre ou à la personne condamnée pour une infraction à la présente loi de remédier au manquement à une disposition de la présente loi, des règlements ou des règlements administratifs ou à la police d’assurance-dé-pôts.

L.R. (1985), ch. C-3, art. 51; L.R. (1985), ch. 18 (3[e] suppl.), art. 71; 1996, ch. 6, art. 45; 2016, ch. 7, art. 154.

Sanction pécuniaire additionnelle

52 (1) Le tribunal peut également, s’il est convaincu que l’institution membre ou la personne condamnée pour l’infraction a tiré des avantages financiers de l’infraction, lui ordonner de payer, malgré toute disposition de la présente loi établissant un plafond à cet égard, une amende supplémentaire jusqu’à concurrence de ces avantages.

Injonction

(2) La Société peut demander à une cour supérieure soit d’enjoindre à l’institution membre ou à la personne de se conformer à une disposition de la présente loi, des règlements ou des règlements administratifs ou à la police d’assurance-dépôts, soit de l’empêcher de commettre une infraction à leur égard. La cour peut rendre toute autre ordonnance qu’elle juge indiquée.

L.R. (1985), ch. C-3, art. 52; L.R. (1985), ch. 18 (3[e] suppl.), art. 71; 1996, ch. 6, art. 45; 2016, ch. 7, art. 155.

Appel

53 Il peut en être appelé des décisions rendues par le tribunal de première instance sur toute question soulevée par l’application de la présente loi à la juridiction d’appel compétente.

L.R. (1985), ch. 18 (3[e] suppl.), art. 71; 1996, ch. 6, art. 45.

Recouvrement des amendes

54 Les amendes imposées en application de la présente loi ainsi que les dépens afférents peuvent être recouvrés en justice par le procureur général du Canada au nom de Sa Majesté, à qui appartient ces sommes.

1996, ch. 6, art. 45.

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SCHEDULE	ANNEXE

SCHEDULE

(Section 2, subsections 11(2.1), 12.1(2) and (3) and 14(1.01), sections 25.4 and 26.01 and subsection 45.2(3))

Interpretation

Definitions

1 In this schedule,

date of deposit means, with respect to any moneys constituting a deposit, the day on which credit for the moneys is given to the account of the depositor or the day on which an instrument is issued for the moneys by the institution, as the case may be; (date du dépôt)

depositor means a person whose account has been or is to be credited in respect of moneys constituting a deposit or part of a deposit or a person to whom a member institution is liable in respect of an instrument issued for moneys constituting a deposit or part of a deposit; (déposant)

loan company means a member institution to which the Trust and Loan Companies Act applies and that is not a trust company pursuant to subsection 57(2) of that Act; (société de prêt)

patronage allocation has the same meaning as in section 2 of the Bank Act; (ristourne)

person includes an association of persons and a government; (personne)

registered disability savings plan has the same meaning as in subsection 146.4(1) of the Income Tax Act; (régime enregistré d’épargne-invalidité)

registered education savings plan has the same meaning as in subsection 146.1(1) of the Income Tax Act; (régime enregistré d’épargne-études)

subordinated note [Repealed, 2007, c. 6, s. 421]

subordinated shareholder loan [Repealed, 2007, c. 6, s. 421]

trust company means a member institution to which the Trust and Loan Companies Act applies and that is a trust company pursuant to subsection 57(2) of that Act. (société de fiducie)

Definition of deposit

2 (1) Subject to subsection (2), for the purposes of this Act and the by-laws of the Canada Deposit Insurance Corporation, deposit means the unpaid balance of the

ANNEXE

(article 2, paragraphes 11(2.1), 12.1(2) et (3) et 14(1.01), articles 25.4 et 26.01 et paragraphe 45.2(3))

Définitions et interprétation

Définitions

1 Les définitions qui suivent s’appliquent à la présente annexe.

date du dépôt Date à laquelle les sommes constituant le dépôt soit sont portées au crédit du compte du déposant, soit font l’objet de l’émission d’un document par l’institution. (date of deposit)

déposant La personne titulaire du compte crédité des sommes constituant un dépôt ou une partie de dépôt ou envers laquelle une institution membre engage sa responsabilité aux termes du document délivré relativement à ces sommes. (depositor)

effet de second rang [Abrogée, 2007, ch. 6, art. 421]

personne Y sont assimilés les associations de personnes et les gouvernements. (person)

prêt de dernier rang [Abrogée, 2007, ch. 6, art. 421]

régime enregistré d’épargne-études S’entend au sens du paragraphe 146.1(1) de la Loi de l’impôt sur le revenu. (registered education savings plan)

régime enregistré d’épargne-invalidité S’entend au sens du paragraphe 146.4(1) de la Loi de l’impôt sur le revenu. (registered disability savings plan)

ristourne S’entend au sens de l’article 2 de la Loi sur les banques. (patronage allocation)

société de fiducie Institution membre régie par la Loi sur les sociétés de fiducie et de prêt qui est une société de fiducie au sens du paragraphe 57(2) de cette loi. (trust company)

société de prêt Institution membre régie par la Loi sur les sociétés de fiducie et de prêt qui n’est pas une société de fiducie au sens du paragraphe 57(2) de cette loi. (loan company)

Définition de dépôt

2 (1) Pour l’application de la présente loi et des règlements administratifs de la Société d’assurance-dépôts du Canada, dépôt s’entend, sous réserve du paragraphe (2),

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SCHEDULE	ANNEXE

aggregate of moneys received or held by a federal institution, provincial institution or local cooperative credit society, from or on behalf of a person in the usual course of the deposit-taking business of the institution, for which the institution

(a) has given or is obligated to give credit to that person’s account or has issued or is obligated to issue a receipt, certificate, debenture (other than a debenture issued by a bank to which the Bank Act applies), transferable instrument, draft, certified draft or cheque, prepaid letter of credit, money order or other instrument in respect of which the institution is primarily liable, and

(b) is obligated to repay the moneys on a fixed day, on demand by that person or within a specified period of time following demand by that person,

including any interest accrued or payable to that person.

Included moneys

(1.1) For greater certainty, an unpaid balance of moneys received or held by an institution from or on behalf of a mortgagor in respect of realty taxes on mortgaged property is a deposit. The moneys are considered to be repayable on the earlier of the due date of the taxes or the date the mortgage is discharged.

Included moneys

(1.2) For greater certainty, moneys are considered to be a deposit or part of a deposit if they are paid in respect of a deposit that is held in a registered education savings plan or registered disability savings plan under or because of

(a) the Canada Education Savings Act or a designated provincial program as defined in subsection 146.1(1) of the Income Tax Act;

(b) any other program that has a similar purpose to a designated provincial program referred to in paragraph (a) and that is funded, directly or indirectly, by a province;

(c) the Canada Disability Savings Act or a designated provincial program as defined in subsection 146.4(1) of the Income Tax Act; or

(d) any other program that has a similar purpose to a designated provincial program referred to in paragraph (c) and that is funded, directly or indirectly, by a province.

du solde impayé de l’ensemble des sommes reçues d’une personne ou détenues au nom de celle-ci par une institution fédérale, par une institution provinciale ou par une société coopérative de crédit locale dans le cadre normal de ses activités en matière de prise de dépôts, celle-ci étant tenue :

a) d’une part, de le porter au crédit du compte de cette personne ou de délivrer un document — notamment reçu, certificat, débenture (à l’exclusion de celle émise par une banque régie par la Loi sur les banques), effet négociable, traite, traite ou chèque visés, lettre de crédit payée d’avance ou mandat — aux termes duquel elle est le principal obligé;

b) d’autre part, de rembourser les sommes, sur demande du déposant, à échéance ou dans un délai déterminé suivant une demande à cet effet.

Les intérêts afférents à ces sommes font partie du dépôt.

Précision

(1.1) Il est entendu que le solde impayé de sommes détenues par une institution au nom du débiteur hypothécaire à l’égard des impôts fonciers sur le bien hypothéqué constitue un dépôt. Les sommes sont considérées remboursables à la date où ces impôts sont exigibles ou, si elle est antérieure, à la date ou l’hypothèque est annulée.

Précision

(1.2) Il est entendu que sont réputées être un dépôt ou partie d’un dépôt les sommes versées au titre d’un régime enregistré d’épargne-études ou d’un régime enregistré d’épargne-invalidité en vertu ou par l’effet, selon le cas :

a) de la Loi canadienne sur l’épargneétudes ou d’un programme provincial désigné au sens du paragraphe 146.1(1) de la Loi de l’impôt sur le revenu;

b) de tout autre programme dont l’objet est semblable à celui d’un programme provincial désigné visé à l’alinéa a) et qui est financé, directement ou indirectement, par une province;

c) de la Loi canadienne sur l’épargneinvalidité ou d’un programme provincial désigné au sens du paragraphe 146.4(1) de la Loi de l’impôt sur le revenu;

d) de tout autre programme dont l’objet est semblable à celui d’un programme provincial désigné visé à l’alinéa c) et qui est financé, directement ou indirectement, par une province.

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Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
SCHEDULE	ANNEXE

Excluded moneys

(2) Moneys held by the institution that were received by it when it was not a federal institution, a provincial institution or a local cooperative credit society are excluded from the moneys referred to in subsection (1).

(2.1) [Repealed, 2018, c. 12, s. 211]

(2.2) [Repealed, 2018, c. 12, s. 211]

Obligation deemed

(3) For the purposes of subsection (1), if a trust company has deposited moneys in its own guaranteed trust fund on behalf of itself as trustee, it shall be deemed to be obligated to repay the moneys to the same extent as it would have been obligated to repay the moneys had the moneys been deposited by a trustee other than itself.

(4) [Repealed, 2001, c. 9, s. 216]

Moneys received on or after April 1, 1977

(5) Despite subsection (1), for the purposes of deposit insurance with the Corporation, if moneys are or were received by a member institution on or after April 1, 1977 for which the institution has issued or is obligated to issue an instrument evidencing a deposit, other than a draft, certified draft or cheque, prepaid letter of credit or money order,

(a) the moneys do not constitute a deposit unless the instrument and records of the institution specify the person entitled, at the date of issue of the instrument, to the repayment of the moneys evidenced thereby;

(b) the person referred to in paragraph (a) shall be deemed to be the depositor in respect of the moneys unless particulars of a transfer of the instrument are entered in the records of the institution, in which case the most recent transferee shown in the records shall be deemed to be the depositor; and

(c) the entry of a transfer in the records of a member institution is ineffective for the purposes of paragraph (b), if the entry is made subsequent to the termination or cancellation of the policy of deposit insurance of the member institution.

Moneys received on or after January 1, 1977

(6) Despite subsection (1), moneys received by a member institution on or after January 1, 1977, for which the institution has issued or is obligated to issue an instrument of indebtedness, other than a draft, certified draft or cheque, prepaid letter of credit or money order, do not

Exclusion

(2) Pour l’application du paragraphe (1), ne constituent pas des dépôts les sommes détenues par l’institution et reçues alors qu’elle n’était pas une institution fédérale, une institution provinciale ni une société coopérative de crédit locale.

(2.1) [Abrogé, 2018, ch. 12, art. 211]

(2.2) [Abrogé, 2018, ch. 12, art. 211]

Présomption

(3) Pour l’application du paragraphe (1), les sociétés de fiducie qui déposent des sommes dans leur propre fonds en fiducie garanti, en leur qualité de fiduciaire, sont réputées être obligées de les rembourser comme si elles avaient été déposées par d’autres fiduciaires.

(4) [Abrogé, 2001, ch. 9, art. 216]

Sommes reçues le 1er avril 1977 ou par la suite

(5) Malgré le paragraphe (1), les règles suivantes s’appliquent, dans le cadre de l’assurance-dépôts, aux sommes reçues par une institution membre le 1er avril 1977 ou par la suite et relativement auxquelles elle a délivré ou est obligée de délivrer un document faisant foi d’un dépôt autre qu’une traite, une traite ou un chèque visés, une lettre de crédit payée d’avance ou un mandat :

a) ces sommes ne constituent un dépôt que si le document et les registres de l’institution mentionnent expressément la personne ayant droit, à la date de délivrance de celuici, à leur remboursement;

b) la personne visée à l’alinéa a) est réputée être le déposant des sommes sauf si les détails de la cession du document ont été consignés dans les registres de l’institution; dans ce cas, c’est le dernier cessionnaire figurant sur les registres qui est réputé être le déposant;

c) toute consignation d’une cession postérieure à l’annulation de l’assurance-dépôts de l’institution ou à la résiliation de sa police est sans effet.

Sommes reçues le 1er janvier 1977 ou par la suite

(6) Malgré le paragraphe (1), ne constituent pas un dépôt les sommes reçues par une institution membre le 1er janvier 1977 ou par la suite et relativement auxquelles elle a délivré ou est obligée de délivrer un document — autre qu’une traite, une traite ou un chèque visés, une

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SCHEDULE	ANNEXE

constitute a deposit where the instrument is payable outside Canada.

Patronage allocation

(7) A patronage allocation does not constitute a deposit.

Not part of deposit

3 If a member institution is obligated to repay to a person any moneys that are received or held by the institution and the date on which the person acquires their interest or right in the moneys is a date subsequent to the date on which the policy of deposit insurance of the member institution is terminated or cancelled, the amount of the moneys is considered not to constitute part of a deposit for the purposes of deposit insurance with the Corporation.

Co-ownership of Deposits

Co-owned deposits

4 (1) If a member institution is obligated to repay moneys to a depositor who is acting as a co-owner with another person and the co-ownership is disclosed on the records of the member institution, in accordance with the by-laws, the deposit of the depositor is, for the purposes of deposit insurance with the Corporation, considered to be a deposit separate from any deposit of the depositor acting in their own right, in a trust capacity or in another co-ownership capacity with the member institution.

Co-ownership

(2) For greater certainty, if two or more persons are co-owners of two or more deposits, the aggregate of those deposits shall be insured to a maximum of one hundred thousand dollars.

Deferred or Other Special Income Arrangements

Registered retirement savings plans

5 (1) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor in accordance with a registered retirement savings plan, as defined in subsection 146(1) of the Income Tax Act, and the plan is for the benefit of an individual, then the aggregate of those moneys and any other moneys received from that lettre de crédit payée d’avance ou un mandat — qui est payable à l’étranger.

Ristournes

(7) Les ristournes ne constituent pas un dépôt.

Exclusion du dépôt

3 Les sommes qu’une institution membre a reçues ou détient et qu’elle est tenue de rembourser sont réputées ne pas faire partie d’un dépôt assurable si la date d’acquisition des droits ou intérêts sur ces sommes est postérieure à celle de l’annulation de l’assurance-dépôts ou de la résiliation de la police.

Dépôts en copropriété

Cas de copropriété

4 (1) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de copropriétaire avec une autre personne, le dépôt du déposant est, en ce qui concerne l’assurance-dépôts, réputé être un dépôt distinct de tout dépôt effectué par le déposant qui agit en son propre nom, en qualité de fiduciaire pour une autre fiducie ou en qualité de copropriétaire d’un dépôt à condition d’être inscrit dans les registres de l’institution conformément aux règlements administratifs.

Propriété conjointe

(2) Il est entendu que dans les cas où deux personnes ou plus sont copropriétaires de plusieurs dépôts, l’assurance maximale applicable au total de ces dépôts est de cent mille dollars.

Régime de participation différée et autres arrangements spéciaux

Dépôts effectués au titre d’un régime enregistré d’épargne-retraite

5 (1) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un même déposant, au titre d’un régime enregistré d’épargne-retraite au sens du paragraphe 146(1) de la Loi de l’impôt sur le revenu établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour le même particulier sont,

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depositor in accordance with any other registered retirement savings plan that constitute a deposit or part of a deposit for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Registered retirement income funds

(2) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a registered retirement income fund, as defined in subsection 146.3(1) of the Income Tax Act, and the plan is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from that depositor under any other registered retirement income fund that is for the benefit of that individual, is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Tax-free savings accounts

(3) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a tax-free savings account, within the meaning assigned by section 146.2 of the Income Tax Act, and the account is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from that depositor under any other tax-free savings account that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

First home savings account

(3.1) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a first home savings account as defined in subsection 248(1) of the Income Tax Act, and the account is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from that depositor under any other first home savings account that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre régime enregistré d’épargne-retraite établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

Fonds enregistré de revenu de retraite

(2) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un fonds enregistré de revenu de retraite, au sens du paragraphe 146.3(1) de la Loi de l’impôt sur le revenu établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un individu, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre fonds enregistré de revenu de retraite établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour cet individu, sont réputées constituer, dans le cadre de l’assurance-dépôts, un seul dépôt distinct de tout autre dépôt fait pour cet individu.

Compte d’épargne libre d’impôt

(3) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un compte d’épargne libre d’impôt — visé à l’article 146.2 de la Loi de l’impôt sur le revenu — établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un particulier, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre compte d’épargne libre d’impôt établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier conformément aux règlements administratifs.

Compte d’épargne pour l’achat d’une première propriété

(3.1) Malgré le paragraphe 6(2), dans le cadre de l’assurance-dépôt auprès de la société, si les sommes qui constituent un dépôt, ou une partie d’un dépôt, sont reçues par une institution membre d’un déposant au titre d’un compte d’épargne libre d’impôt pour l’achat d’une première propriété au sens du paragraphe 248(1) de la Loi de l’impôt sur le revenu, et que le compte est établi pour un particulier, l’ensemble de ces sommes et de toutes autres sommes qui constituent un dépôt ou une partie d’un dépôt reçues du même déposant au titre de tout autre compte d’épargne libre d’impôt pour l’achat d’une première propriété qui est établi pour ce particulier, sont réputées constituer un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

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Last amended on April 1, 2023		Dernière modification le 1 avril 2023

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
SCHEDULE	ANNEXE

Registered education savings plans

(4) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a registered education savings plan that is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit received from that depositor under any other registered education savings plan that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Registered disability savings plans

(5) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit are received by a member institution from a depositor under a registered disability savings plan that is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from the same depositor under any other registered disability savings plan that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Government moneys

(6) For the purposes of subsections (4) and (5) moneys received by a member institution from a depositor in accordance with a registered education savings plan or a registered disability savings plan are considered to include moneys received from the government of Canada or the government of a province under that plan.

Trust Deposits

General

Trust deposits

6 (1) If a member institution is obligated to repay moneys to a depositor who is acting as a trustee for another person and the trusteeship is disclosed on the records of the member institution, in accordance with the by-laws, the deposit of the depositor is, for the purposes of deposit insurance with the Corporation, considered to be a deposit separate from any deposit of the depositor acting in their own right, in a co-ownership capacity or acting in a trust capacity for another person with the member institution.

Régime enregistré d’épargne-études

(4) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un régime enregistré d’épargne-études établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un particulier, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre régime enregistré d’épargne-études établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

Régime enregistré d’épargne-invalidité

(5) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un régime enregistré d’épargne-invalidité établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un particulier, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre régime enregistré d’épargne-invalidité établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

Sommes reçues d’un gouvernement

(6) Pour l’application des paragraphes (4) et (5), les sommes qu’une institution membre reçoit d’un déposant au titre d’un régime enregistré d’épargne-études ou d’un régime enregistré d’épargne-invalidité sont réputées inclure les sommes reçues du gouvernement du Canada ou du gouvernement d’une province au titre de ce régime.

Dépôts en fiducie

Dispositions générales

Dépôts en fiducie

6 (1) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour une autre personne, et si la fiducie est inscrite dans les registres de l’institution, y compris les renseignements inscrits conformément aux règlements administratifs, le dépôt qu’il effectue en fiducie pour une autre personne est, dans le cadre de l’assurance-dépôts, réputé constituer un dépôt distinct de tout dépôt effectué par le déposant qui agit en son propre nom en qualité de fiduciaire du dépôt ou en qualité de copropriétaire d’un dépôt.

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Separate trust deposit

(2) If a member institution is obligated to repay moneys to a depositor who is acting as trustee for a beneficiary and the trusteeship is disclosed on the records of the member institution, in accordance with the by-laws, the interest or right of the beneficiary in the deposit is, for the purposes of deposit insurance with the Corporation, considered to be a deposit separate from any deposit of the beneficiary made with the member institution in their own right for their own use and separate from any interest or right of the beneficiary in respect of any other trust deposit made by another depositor of which the beneficiary is a beneficiary.

Deposit of beneficiary

(3) Subject to section 10, if a member institution is obligated to repay moneys to a depositor who is acting as trustee for two or more beneficiaries and the interest or right of a beneficiary in the deposit is disclosed on the records of the member institution, in accordance with the by-laws, the interest or right of that beneficiary in the deposit is, for the purposes of deposit insurance with the Corporation, considered to be a separate deposit.

Multiple deposits

(4) For greater certainty, if a member institution is obligated to repay moneys to a depositor who is acting as trustee for two or more trusteeships under which the same beneficiary is a beneficiary, the aggregate of the interest or right of that beneficiary in those deposits shall be insured to a maximum of one hundred thousand dollars.

Notice to trustees

(5) The Corporation may, in accordance with the by-laws, require a member institution who is obligated to repay moneys to a depositor who is acting as a trustee for another person to provide the trustee with the information specified by the Corporation.

Error or omission

(6) An error or omission that results in a failure to meet a requirement of this schedule does not prevent a deposit from being considered a separate deposit under subsection (1), (2) or (3) if

(a) the trustee is aware of the error or omission and has made their best efforts to correct it; or

(b) the trustee is not aware of the error or omission but has exercised due diligence to be in compliance with the requirements of this schedule.

Dépôt distinct

(2) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour un bénéficiaire, et si la fiducie est inscrite dans les registres de l’institution, y compris les renseignements inscrits conformément aux règlements administratifs, le droit ou l’intérêt du bénéficiaire du dépôt en cause est réputé, quant au bénéficiaire, dans le cadre de l’assurance-dépôts, constituer un dépôt distinct des dépôts qu’il effectue en son propre nom ou des dépôts en fiducie effectués par un autre déposant dont il est le bénéficiaire.

Dépôt d’un bénéficiaire

(3) Sous réserve de l’article 10, en cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour plusieurs bénéficiaires, le droit ou l’intérêt d’un bénéficiaire sur le dépôt est réputé, dans le cadre de l’assurance-dépôts, être un dépôt distinct, à condition d’être inscrit dans les registres de l’institution conformément aux règlements administratifs.

Dépôts multiples — précision

(4) Il est entendu qu’en cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit comme fiduciaire dans le cadre de deux ou de plusieurs fiducies pour un même bénéficiaire, l’assurance maximale applicable au total des droits ou intérêts de celuici dans les dépôts qu’il détient est de cent mille dollars.

Avis au fiduciaire

(5) La Société peut, conformément aux règlements administratifs, exiger d’une institution membre, si celle-ci a l’obligation de rembourser des sommes à un déposant qui agit comme fiduciaire pour une autre personne, qu’elle fournisse au fiduciaire les renseignements spéci-fiés par la Société.

Erreur ou omission

(6) Une erreur ou une omission entraînant un défaut de se conformer à une exigence de la présente annexe n’empêche pas ce dépôt d’être réputé constituer un dépôt distinct en vertu des paragraphes (1), (2) ou (3), si :

a) étant au courant de l’erreur ou de l’omission, le fiduciaire a fait de son mieux pour la corriger;

b) n’étant pas au courant de l’erreur ou de l’omission, le fiduciaire a fait preuve de diligence raisonnable pour se conformer aux exigences de cette annexe.

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Deposit considered separate

6.1 (1) A deposit that is not considered to be a separate deposit under section 6 is considered to be a separate deposit under that section if the trustee of the deposit meets the requirements of this schedule on the determination date or within 90 days after the determination date.

Definition of determination date

(2) In subsection (1), determination date has the same meaning as in subsection 1(1) of the Canada Deposit Insurance Corporation Co-owned and Trust Deposit Disclosure By-law.

Nominee Broker Deposits

Additional conditions

7 (1) The following conditions apply to nominee broker deposits in addition to those set out in section 6:

(a) at the time the deposit is made and each time a change is made to the deposit, the nominee broker must provide the following information to the member institution for it to disclose on its records

(i) the fact that the deposit is made by a nominee broker,

(ii) the unique alphanumeric code for each beneficiary of the deposit, assigned in accordance with the by-laws,

(iii) the amount or percentage of the interest or right of the beneficiary associated with that code, and

(iv) any other information specified in the by-laws; and

(b) the nominee broker must provide, in accordance with the by-laws, the following to the Corporation, within three business days after the day on which a request is made by the Corporation:

(i) each unique alphanumeric code provided under subparagraph (a)(ii),

(ii) the current name and address of the beneficiary associated with that code, and

(iii) any other information specified in the by-laws respecting the deposit.

Dépôt réputé être un dépôt distinct

6.1 (1) Le dépôt qui n’est pas réputé être un dépôt distinct en vertu de l’article 6 est tout de même réputé constituer un dépôt distinct, en vertu de cet article, si, à la date-repère ou dans les quatre-vingt-dix jours suivant la date-repère, le fiduciaire du dépôt satisfait aux exigences de la présente annexe.

Définition de date-repère

(2) Au paragraphe (1), date-repère s’entend au sens du paragraphe 1(1) du Règlement administratif de la Société d’assurance-dépôts du Canada concernant les renseignements sur les dépôts en copropriété et en fiducie.

Dépôts de courtiers-fiduciaires

Conditions supplémentaires

7 (1) Les conditions ci-après s’appliquent aux dépôts de courtiers-fiduciaires, en plus de celles qui sont visées à l’article 6 :

a) au moment du dépôt et chaque fois que ce dépôt est modifié, le courtier-fiduciaire fournit à l’institution membre les renseignements ci-après afin qu’ils soient inscrits aux registres de celle-ci :

(i) le fait que le dépôt est effectué par un courtier-fiduciaire,

(ii) le code alphanumérique distinct de chaque bénéficiaire du dépôt, attribué conformément aux règlements administratifs,

(iii) la somme ou le pourcentage représentant le droit ou l’intérêt du bénéficiaire associé à ce code,

(iv) tout autre renseignement prévu dans les règlements administratifs;

b) le courtier-fiduciaire doit, conformément aux règlements administratifs, fournir à la Société dans les trois jours ouvrables suivant la demande de celle-ci :

(i) un code alphanumérique distinct, fourni au titre du sous-alinéa a)(ii),

(ii) les nom et adresse à jour du bénéficiaire associé à ce code,

(iii) tout autre renseignement réglementaire concernant les dépôts.

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SCHEDULE	ANNEXE

Co-ownership

(2) If two or more persons are co-owners of a deposit, they are, for the purposes of assigning a unique alphanumeric code, considered to be a single beneficiary, separate from any of the persons as a beneficiary — in their own right, in a trust capacity or in another co-ownership capacity — of a deposit made by the same nominee broker with the same member institution.

Member institution requirements — agreements and arrangements

8 (1) If a member institution enters into an agreement or arrangement respecting nominee broker deposits, the member institution must ensure that the agreement or arrangement includes provisions that require the nominee broker

(a) to provide information to the Corporation in accordance with paragraph 7(1)(b);

(b) to make an initial attestation to the Corporation and updated attestations in accordance with the by-laws that state whether the nominee broker is, or is not, capable of fullfilling the obligations set out in paragraph 7(1)(b); and

(c) to provide and update contact information in accordance with the by-laws to the member institution.

Updates

(2) The member institution must ask the depositor to make an updated attestation under paragraph (1)(b) and to provide updated contact information under paragraph (1)(c) each April.

Notice

(3) If a member institution enters into an agreement or arrangement respecting nominee broker deposits, the member institution must notify the Corporation in accordance with the by-laws.

Notice — end of agreement or arrangement

(4) If a member institution that has entered into an agreement or arrangement respecting nominee broker deposits is no longer a party to that agreement or arrangement, the member institution must notify the Corporation in accordance with the by-laws.

Failure to comply with paragraph 7(1)(a)

(5) If the member institution receives moneys from or holds moneys in a nominee broker deposit and the nominee broker fails to comply with paragraph 7(1)(a), the member institution must, as soon as possible after the

Propriété conjointe

(2) Si plusieurs personnes sont copropriétaires d’un dépôt, elles sont, en ce qui concerne l’attribution du code alphanumérique distinct, réputées être un seul bénéficiaire, distinct de toute personne qui agit comme bénéficiaire — en leur propre intérêt, en qualité de fiduciaire ou en qualité de copropriétaire — d’un dépôt effectué par le même courtier-fiduciaire auprès de l’institution membre.

Exigences de l’institution membre — ententes ou arrangements

8 (1) L’institution membre inscrit des clauses imposant au courtier-fiduciaire les obligations ci-après dans toute entente ou tout arrangement visant des dépôts de courtier-fiduciaire :

a) fournir à la Société les renseignements, conformément aux règlements administratifs;

b) fournir à la Société une attestation et des mises à jour périodiques de celle-ci conformément aux règlements administratifs, indiquant s’il peut ou non s’acquitter des obligations visées à l’alinéa 7(1)b);

c) fournir à l’institution membre ses coordonnées visées aux règlements administratifs ainsi que leur mise à jour.

Mises à jour

(2) L’institution membre demande au déposant de fournir la mise à jour de l’attestation visée à l’alinéa (1)b) et de la mise à jour visée à l’alinéa (1)c), chaque mois d’avril.

Avis

(3) Si une institution membre conclut une entente ou un arrangement visant les dépôts d’un courtier-fiduciaire, l’institution membre en avise la Société conformément aux règlements administratifs.

Avis — fin de l’entente ou de l’arrangement

(4) Si une institution membre qui a conclu une entente ou un arrangement visant les dépôts d’un courtier-fiduciaire n’est plus partie à cette entente ou à cet arrangement, elle en avise la Société conformément aux règlements administratifs.

Défaut de se conformer — alinéa 7(1)a)

(5) Une institution membre qui reçoit des sommes lors d’un dépôt d’un courtier-fiduciaire au nom d’un individu ou qui détient des sommes pour le courtier-fiduciaire doit, dès que possible après le défaut de celui-ci de se conformer à l’alinéa 7(1)a), lui fournir les

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SCHEDULE	ANNEXE

failure, provide the nominee broker with the information specified in the by-laws.

Professional Trustee Accounts

Professional trustee account

9 A member institution must identify an account as a professional trustee account if the depositor

(a) makes an attestation, in accordance with the by-laws, stating that they are a professional trustee;

(b) provides contact information in accordance with the by-laws; and

(c) requests that the account to be identified as a professional trustee account.

Deposit of beneficiary

10 If a deposit referred to in subsection 6(3) is held in an account identified as a professional trustee account, the interest or right of each beneficiary in the deposit does not have to be disclosed on the records of the member institution. However, the interest or right of each beneficiary in the deposit is not, for the purposes of deposit insurance with the Corporation, considered to be a separate deposit unless the depositor meets the conditions set out in section 11.

Additional conditions

11 In respect of a deposit held in an account identified as a professional trustee account, the following conditions apply in addition to those set out in subsections 6(1) and (2):

(a) the depositor must, in accordance with the by-laws, maintain a record that sets out the current name and address of each beneficiary of a deposit in the account and the amount or percentage of the interest or right of each beneficiary;

(b) the depositor must provide, in accordance with the by-laws, information respecting deposits in the account to the Corporation if a request is made by the Corporation; and

(c) each April, the depositor must provide the member institution with

(i) an attestation, in accordance with the by-laws, stating that they continue to be a professional trustee,

(ii) confirmation that the account is to continue to be identified as a professional trustee account, and renseignements prévus dans les règlements administratifs.

Comptes de fiduciaire professionnel

Comptes de fiduciaire professionnel

9 L’institution membre considère un compte comme un compte de fiduciaire professionnel si le déposant :

a) atteste, conformément aux règlements administratifs, qu’il est un fiduciaire professionnel;

b) fournit les coordonnées conformément aux règlements administratifs;

c) demande que le compte soit considéré comme un compte de fiduciaire professionnel.

Dépôt d’un bénéficiaire

10 Dans le cas où un dépôt visé au paragraphe 6(3) est détenu dans un compte considéré comme un compte de fiduciaire professionnel, le droit ou l’intérêt de chaque bénéficiaire sur le dépôt n’a pas à être inscrit dans les registres de l’institution membre. Toutefois, le droit de chaque bénéficiaire sur le dépôt, dans le cadre de l’assurance-dépôts, n’est pas réputé être un dépôt distinct, à moins que le déposant remplisse les conditions visées à l’article 11.

Exigences supplémentaires

11 Les exigences ci-après s’appliquent au dépôt détenu dans un compte considéré comme un compte de fiduciaire professionnel, en plus de celles prévues aux paragraphes 6(1) et (2) :

a) le déposant doit, conformément aux règlements administratifs, conserver des registres dans lesquels sont inscrits les nom et adresse à jour de chaque bénéficiaire d’un dépôt effectué dans ce compte ainsi que la somme ou le pourcentage représentant le droit ou l’intérêt de chacun de ces bénéficiaires;

b) le déposant doit, conformément aux règlements administratifs, fournir les renseignements concernant les dépôts dans ce compte à la Société, à la demande de celle-ci;

c) le déposant fournit à l’institution membre, en avril de chaque année :

(i) conformément aux règlements administratifs, une attestation indiquant qu’il est encore un fiduciaire professionnel,

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SCHEDULE	ANNEXE

(iii) updated contact information in accordance with the by-laws.

Updates

12 (1) A member institution that has identified an account as a professional trustee account must ask the depositor to carry out the actions referred to in paragraph 11(c) each March.

Change of status

(2) A depositor who has requested that the account to be identified as a professional trustee account and who is no longer a professional trustee, must notify the member institution that they are no longer a professional trustee and request that the designation be removed.

Designation removed

(3) A member institution must remove the designation of an account identified as a professional trustee account if

(a) the depositor requests that the designation be removed; or

(b) the depositor fails to carry out the actions referred to in paragraph 11(c) by April 30.

Information privileged

13 For greater certainty, the provision by a depositor to the Corporation of information respecting deposits held in an account identified as a professional trustee account that is subject to solicitor-client privilege or the professional secrecy of advocates and notaries does not constitute a waiver of the privilege or secrecy.

by-laws

by-laws

14 For the purposes of the provisions of this schedule, the Board may make by-laws

(a) respecting information that is to be disclosed on the records of a member institution in respect of a co-ownership interest, a trusteeship or the interest or right of a beneficiary in a deposit;

(b)  respecting the assignment of unique alphanumeric codes for beneficiaries of nominee broker deposits;

(ii) la confirmation que le compte continue d’être considéré comme un compte d’un fiduciaire professionnel,

(iii) une mise à jour de ses coordonnées conformément aux règlements administratifs.

Mises à jour

12 (1) L’institution membre qui a considéré un compte comme un compte de fiduciaire professionnel demande au déposant, chaque mois de mars, de fournir les renseignements visés à l’alinéa 11c).

Changement de condition

(2) Un déposant — dont le compte est considéré comme un compte de fiduciaire professionnel — qui n’est plus un fiduciaire professionnel doit aviser l’institution membre qu’il n’est plus un fiduciaire professionnel et demander que sa désignation soit supprimée.

Désignation supprimée

(3) Une institution membre supprime la désignation d’un compte comme compte de fiduciaire professionnel dans les cas suivants :

a) le déposant demande que la désignation soit supprimée;

b) le déposant a omis de fournir les renseignements visés à l’alinéa 11c) au plus tard le 30 avril.

Renseignements protégés — précision

13 Il est entendu que la communication par un déposant à la Société de renseignements relativement à des dépôts dans un compte considéré comme un compte de fiduciaire professionnel qui sont protégés par le secret professionnel qui lie un avocat à son client ne constitue pas une renonciation à cette protection.

Règlements administratifs

Règlements administratifs

14 Pour l’application de la présente annexe, le conseil peut prendre des règlements administratifs :

a) concernant les renseignements qui doivent être inscrits dans les registres d’une institution membre relativement à un droit ou un intérêt dans une copropriété, à une fiducie ou au droit ou à l’intérêt d’un bénéficiaire dans un dépôt;

b) concernant l’attribution de codes alphanumériques distincts pour chaque bénéficiaire d’un dépôt de courtier-fiduciaire;

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SCHEDULE	ANNEXE

(c) specifying information that is to be disclosed on the records of a member institution in respect of a nominee broker deposit;

(d) specifying the information a nominee broker is to provide, and the form and manner in which it is to be provided, under paragraph 7(1)(b);

(e) respecting attestations by nominee brokers and professional trustees;

(f) respecting contact information referred to in paragraph 8(1)(c) and 9(b) and subparagraph 11(c)(iii);

(g) respecting notification requirements for agreements or arrangements respecting nominee broker deposits;

(h) specifying information for the purposes of subsection 8(4);

(i) respecting records to be maintained under paragraph 11(a);

(j) specifying the information a professional trustee is to provide, and the form and manner in which it is to be provided, under paragraph 11(b); and

(k) respecting the provision of information to trustees under subsection 6(5).

R.S., 1985, c. C-3, Sch.; R.S., 1985, c. 18 (3rd Supp.), ss. 72, 73; 1991, c. 45, s. 545; 1996, c. 6, ss. 45.1, 46; 1999, c. 28, ss. 108, 109; 2001, c. 9, s. 216; 2005, c. 30, s. 108; 2007, c. 6, s. 421; 2009, c. 2, s. 254; 2010, c. 12, ss. 1892, 2105 to 2107; 2012, c. 5, ss. 204(E), 205(E); 2018, c. 12, s. 208; 2018, c. 12, s. 209; 2018, c. 12, s. 210; 2018, c. 12, s. 211; 2018, c. 12, s. 212; 2021, c. 23, s. 138; 2022, c. 19, s. 59.

c) prévoyant les renseignements qui doivent être inscrits dans les registres d’une institution membre relativement à un dépôt de courtier-fiduciaire;

d) prévoyant les renseignements qu’un courtier-fiduciaire doit fournir, et les modalités selon lesquelles les renseignements sont fournis, au titre de l’alinéa 7(1)b);

e) concernant l’attestation fournie par un courtier-fiduciaire et un fiduciaire professionnel;

f) concernant les renseignements sur les coordonnées visés aux alinéas 8(1)c) et 9b) et au sous-alinéa 11c)(iii);

g) concernant les exigences en matière d’avis pour les ententes ou les arrangements visant les dépôts d’un courtier-fiduciaire;

h) prévoyant les renseignements pour l’application du paragraphe 8(4);

i) concernant les registres à conserver au titre de l’alinéa 11a);

j) prévoyant les renseignements qu’un fiduciaire professionnel doit fournir, et les modalités selon lesquelles les renseignements sont fournis, au titre de l’alinéa 11b);

k) concernant la fourniture de renseignements aux fiduciaires au titre du paragraphe 6(5).

L.R. (1985), ch. C-3, ann.; L.R. (1985), ch. 18 (3[e] suppl.), art. 72 et 73; 1991, ch. 45, art. 545; 1996, ch. 6, art. 45.1 et 46; 1999, ch. 28, art. 108 et 109; 2001, ch. 9, art. 216; 2005, ch. 30, art. 108; 2007, ch. 6, art. 421; 2009, ch. 2, art. 254; 2010, ch. 12, art. 1892 et 2105 à 2107; 2012, ch. 5, art. 204(A) et 205(A); 2018, ch. 12, art. 208; 2018, ch. 12, art. 209; 2018, ch. 12, art. 210; 2018, ch. 12, art. 211; 2018, ch. 12, art. 212; 2021, ch. 23, art. 138; 2022, ch. 19, art. 59.

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RELATED PROVISIONS	DISPOSITIONS CONNEXES

RELATED PROVISIONS

— 1992, c. 26, s. 14

Existing security interests

14 Paragraphs 39.15(1)(b) to (d) and subsection 39.15(2) of the said Act do not apply in respect of a remedy under, or a stipulation of, a security agreement creating a security interest in property of a federal member institution if the security interest

(a) was created before the later of

(i) the coming into force of subsection 419(1) of the Trust and Loan Companies Act, in the case of a federal member institution that is a company to which that Act applies, or of subsection 419(1) of the Bank Act, chapter 46 of the Statutes of Canada, 1991, in the case of a federal member institution that is a bank, and

(ii) the coming into force of section 11 of this Act; and

(b) is exempted by the Superintendent from the application of those paragraphs and that subsection.

— 1996, c. 6, s. 45. 1 (2)

(2) Subsection (1) applies only in respect of deposit moneys received by an institution after that subsection comes into force.

— 2007, c. 29, s. 118

Canada Deposit Insurance Corporation Act

118 The amendment to the Canada Deposit Insurance Corporation Act made by section 103 of this Act applies only to a federal member institution in respect of which an order under subsection 39.13(1) of that Act is made on or after the day on which the amendment comes into force.

DISPOSITIONS CONNEXES

— 1992, ch. 26, art. 14

Sûretés existantes

14 Les alinéas 39.15(1)b) à d) et le paragraphe 39.15(2) de la même loi ne s’appliquent pas aux contrats de garantie créant une sûreté sur un bien d’une institution fédérale membre ni aux recours prévus par ces derniers si, à la fois, la sûreté :

a) a été créée avant la dernière des dates suivantes :

(i) la date d’entrée en vigueur soit du paragraphe 419(1) de la Loi sur les sociétés de fiducie et de prêt, dans le cas où l’institution est une société régie par cette loi, soit du paragraphe 419(1) de la Loi sur les banques, chapitre 46 des Lois du Canada (1991), dans le cas où l’institution est une banque,

(ii) la date d’entrée en vigueur de l’article 11 de la présente loi;

b) a été exemptée par le surintendant de l’application de ces alinéas et de ce paragraphe.

— 1996, ch. 6, par. 45. 1 (2)

(2) Le paragraphe (1) ne s’applique qu’aux sommes reçues par les institutions après son entrée en vigueur.

— 2007, ch. 29, art. 118

Loi sur la Société d’assurance-dépôts du Canada

118 Toute modification apportée à la Loi sur la Société d’assurance-dépôts du Canada par l’article 103 ne s’applique qu’à l’institution fédérale membre à l’égard de laquelle est pris un décret en vertu du paragraphe 39.13(1) de cette loi à la date d’entrée en vigueur de la modification ou par la suite.

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AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

AMENDMENTS NOT IN FORCE

— 2014, c. 39, s. 268

268 Section 39 of the Canada Deposit Insurance Corporation Act is repealed.

— 2021, c. 23, s. 129

129 Section 39.24 of the English version of the Act is replaced by the following:

Determination and decision conclusive

39.24 Except as otherwise provided in this Act, a determination or decision made by the Corporation under section 39.23 or by an assessor appointed under section 39.26 is for all purposes final and conclusive and shall not be questioned or reviewed in any court.

— 2021, c. 23, s. 130

130 Section 39.26 of the Act is replaced by the following:

Appointment of assessor

39.26 (1) In the circumstances prescribed by the regulations, the Governor in Council shall, by order, appoint as assessor a judge who is in receipt of a salary under the Judges Act to review a determination made by the Corporation under subsection 39.23(1).

Review

(2) In reviewing the Corporation’s determination, the assessor shall decide whether the Corporation made its determination based on an erroneous finding of fact that it made in a perverse or capricious manner or without regard for the material before it or on an unreasonable estimate.

Confirmation of determination

(3) If the assessor decides that the Corporation did not make its determination based on such a finding of fact or on such an estimate, the assessor shall confirm the Corporation’s determination.

Determination of amount

(4) If the assessor decides that the Corporation made its determination based on such a finding of fact or on such an estimate, the assessor shall determine, in accordance with the regulations and the by-laws, the amount of compensation, if any, to be paid to the prescribed person and

MODIFICATIONS NON EN VIGUEUR

— 2014, ch. 39, art. 268

268 L’article 39 de la Loi sur la Société d’assurance-dépôts du Canada est abrogé.

— 2021, ch. 23, art. 129

129 L’article 39.24 de la version anglaise de la même loi est remplacé par ce qui suit :

Determination and decision conclusive

39.24 Except as otherwise provided in this Act, a determination or decision made by the Corporation under section 39.23 or by an assessor appointed under section 39.26 is for all purposes final and conclusive and shall not be questioned or reviewed in any court.

— 2021, ch. 23, art. 130

130 L’article 39.26 de la même loi est remplacé par ce qui suit :

Nomination d’un évaluateur

39.26 (1) Dans les circonstances prévues par règlement, le gouverneur en conseil nomme, par décret, à titre d’évaluateur un juge qui reçoit un traitement en vertu de la Loi sur les juges pour réviser la décision de la Société prise au titre du paragraphe 39.23(1).

Révision

(2) Dans le cadre de sa révision, l’évaluateur décide si la Société a pris sa décision en se fondant sur une conclusion de fait erronée, tirée de façon abusive ou arbitraire ou sans tenir compte des éléments dont la Société disposait ou sur une estimation déraisonnable.

Confirmation de la décision

(3) S’il décide que la Société n’a pas pris sa décision en se fondant sur une telle conclusion ou estimation, l’évaluateur confirme la décision de la Société.

Décision quant au montant

(4) S’il décide que la Société a pris sa décision en se fondant sur une telle conclusion ou estimation, l’évaluateur décide, en conformité avec les règlements et les règlements administratifs, du montant de l’indemnité à verser, le cas échéant, aux personnes visées par règlement et substitue sa décision à celle de la Société.

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AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

substitute the assessor’s determination for the Corporation’s determination.

— 2021, c. 23, s. 131

131 Subsection 39.28(2) of the Act is replaced by the following:

By-laws

(2) The Corporation may make by-laws respecting compensation for the purposes of sections 39.23 and 39.26.

— 2021, c. 23, s. 132

132 Section 6.1 of the schedule to the Act is repealed.

— 2021, ch. 23, art. 131

131 Le paragraphe 39.28(2) de la même loi est remplacé par ce qui suit :

Règlements administratifs

(2) La Société peut prendre des règlements administratifs concernant les indemnités pour l’application des articles 39.23 et 39.26.

— 2021, ch. 23, art. 132

132 L’article 6.1 de l’annexe de la même loi est abrogé.

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Exhibit 8.3

Copyright © King's Printer,	Licence
Victoria, British Columbia, Canada	Disclaimer

This Act is current to July 6, 2023

See the Tables of Legislative Changes for this Act's legislative history, including any changes not in force.

BUSINESS CORPORATIONS ACT

[SBC 2002] CHAPTER 57

Assented to October 31, 2002

Contents
Part 1 — Interpretation and Application
Division 1 — Interpretation
1 Definitions
2 Corporate relationships
3 When a company is recognized
Division 2 — Application
4 Special Act corporations
5 Dissolution
Division 3 — Distribution of Records
6 Mailing of records
7 Sending of records
8 Furnishing of records by registrar
9 Service of records in legal proceedings

Part 2 — Incorporation
Division 1 — Formation of Companies
10 Formation of company
11 Notice of articles
12 Articles
13 Incorporation
14 Withdrawal of application for incorporation
15 Obligations of completing party
16 Articles on incorporation
17 Effect of incorporation
18 Evidence of incorporation
19 Effect of notice of articles and articles
20 Pre-incorporation contracts
Division 2 — Corporate Names
21 Name of company
22 Reservation of name
23 Form of name of a company
24 Restrictions on use of name

25 Multilingual names
26 Assumed names
27 Name to be displayed
28 Registrar may order change of name
29 Other changes of name
Division 3 — Capacity and Powers
30 Capacity and powers of company
31 Joint tenancy in property
32 Extraterritorial capacity
33 Restricted businesses and powers
Division 4 — Company Offices
34 Registered and records offices
35 Change of registered or records office
36 Change of agent's office
37 Completion of change of address
38 Withdrawal of notice of change of address
39 Transfer of registered office by agent
40 Elimination of registered office
41 Transfer of records office by agent
Division 5 — Company Records
41.1 Transparency register
42 Records office records
43 Records may be kept at other locations
44 Maintenance of records
45 Missing records
46 Inspection of records
47 Repealed
48 Copies
49 List of shareholders
50 Remedies on denial of access or copies
51 Company to file annual report

Part 2.1 — Unlimited Liability Companies
51.1 Definition
51.11 Notice of articles of unlimited liability company must include statement
51.2 Statement on certificate
51.21 Corporate name
51.3 Liability of shareholders of unlimited liability companies
51.31 Alteration of notice of articles to become unlimited liability company
51.4 Alteration of notice of articles to become limited company
51.5 Amalgamations restricted
51.6 Amalgamation resulting in unlimited liability company
51.7 Amalgamation resulting in limited company
51.8 Continuation into British Columbia as unlimited liability company
51.9 Continuation of foreign unlimited liability corporation into British Columbia as limited company prohibited

Part 2.2 — Community Contribution Companies
51.91 Definitions
51.911 Notice of articles of community contribution company
51.92 Community purposes
51.921 Corporate name
51.93 Directors and officers
51.931 Transfer of assets prohibited
51.94 Restrictions on dividends and interest
51.941 Redemption or purchase of shares or reduction of capital
51.95 Distribution of assets on dissolution of community contribution company
51.951 No waiver of financial statements
51.96 Community contribution report
51.97 Alteration of notice of articles to become community contribution company
51.98 Amalgamation resulting in community contribution company
51.99 Amalgamation into foreign jurisdiction and continuation out of British Columbia prohibited

Part 2.3 — Benefit Companies
51.991 Definitions
51.992 Benefit statement and benefit provision
51.993 Directors and officers
51.994 Benefit report
51.995 Alteration of notice of articles to become or to cease to be a benefit company

Part 3 — Finance
Division 1 — Authorized Share Structure
52 Kinds, classes and series of shares
53 Description of authorized share structure
54 Change in authorized share structure
55 Alterations may be expressed in a single resolution
Division 2 — Share Attributes
56 Share is personal estate
57 Contents of share certificate
58 Special rights or restrictions
58.1 Replacing bearer share certificates
59 Classes of shares
60 Shares in series
61 No interference with class or series rights without consent
Division 3 — Allotment and Issue of Shares
62 Issue of shares
63 Issue price for shares
64 Payment of consideration for shares
65 Deemed receipt of payment
66 Repealed
67 Commissions and discounts
68 Validation of creation, allotment or issue of shares
69 Fractional shares

70 Dividends
71 Discharge for payment
Division 4 — Capital
72 Capital
73 Special rule
74 Reduction of capital
75 Exception to section 74
Division 5 — Conversion, Exchange or Acquisition of Shares by Company
76 Conversion or exchange
77 Company may redeem or purchase or otherwise acquire shares
78 Purchase or acquisition prohibited when insolvent
79 Redemption prohibited when insolvent
80-81 Repealed
82 Cancellation and retention of shares
83 Elimination of fractional shares
Division 6 — Purchase of Shares by Subsidiary
84 Definitions
85 Subsidiary may purchase shares of parent
86 Purchase prohibited when insolvent
Division 7 — Liability of Shareholders
87 Liability of shareholders
88 Shareholder's liability for partly paid shares of a pre-existing company
89 Liability of former and present shareholders on bankruptcy or winding up
Division 8 — Trust Indentures
90 Definitions
91 Application
92 Eligibility of trustee
93 Persons holding debentures may request information from trustee
94 Information for trustee
95 Evidence of compliance with trust indenture
96 Contents of evidence of compliance
97 Additional evidence of compliance
98 Notice of default
99 Trustee's duty of care
100 Reliance on statements
101 Trustee not relieved from duties
Division 9 — Debentures
102 Validity of perpetual debenture
103 Enforcement of contract to take debentures
104 Issue of redeemed debenture
Division 10 — Receivers and Receiver Managers
105 Powers of directors and officers
106 Duties of receiver and receiver manager

Part 4 — Shares, Registers and Transfers
106.1 Securities Transfer Act applies

107 Shares may be certificated or uncertificated
108 Shares jointly owned
109 Lost or destroyed certificates
110 Signature on share certificate
111 Securities registers
112 Index of shareholders
113- Repealed
114
115 Powers of personal representative
116- Repealed
117
118 Documents for transmission
119 Effect of documents provided

Part 4.1 — Transparency Register
119.1 Definitions
119.11 Significant individual
119.2 Transparency register
119.21 Shareholder's duty to send information
119.3 Annual review to confirm information
119.31 Duty to update information
119.4 Duties after individual ceases to be a significant individual
119.41 Duty to notify individuals
119.5 Location of transparency register
119.51 Requirements relating to transparency register
119.6 Missing records
119.61 Inspection of transparency register
119.7 Inspection for tax purposes
119.71 Inspection for law enforcement purposes
119.8 Inspection for regulatory purposes
119.81 Inspecting official — requirements and restrictions
119.9 Hours when director can inspect
119.91 Copies of transparency register

Part 5 — Management
Division 1 — Directors
120 Number of directors
121 First directors
122 Succeeding directors
123 Consent
124 Persons disqualified as directors
125 Share qualification
126 Register of directors
127 Companies to file notices as to directors
127.1 Applications respecting directors
128 When directors cease to hold office
129 Application to remove self as director or officer

130 Memorandum or articles may apply to vacancies among directors
131 Vacancies among directors
132 Vacancies among class or series directors
133 End of term of replacement director
134 Loss of quorum
135 If no directors in office
Division 2 — Powers and Duties of Directors, Officers, Attorneys, Representatives and Agents
136 Powers and functions of directors
137 Powers of directors may be transferred
138 Application of this Act to persons performing functions of a director
139 Revocation of resolutions
140 Proceedings of directors
141 Officers
142 Duties of directors and officers
143 Validity of acts of directors and officers
144 Corporations may grant power of attorney in writing
145 Corporate representatives
146 Persons may rely on authority of companies and their directors, officers and agents
Division 3 — Conflicts of Interest
147 Disclosable interests
148 Obligation to account for profits
149 Approval of contracts and transactions
150 Powers of court
151 Validity of contracts and transactions
152 Limitation of obligations of directors and senior officers
153 Disclosure of conflict of office or property
Division 4 — Liability of Directors
154 Directors' liability
155 Dissent procedure by companies
156 Legal proceedings on liability
157 Limitations on liability
158 Liability if company's name not displayed
Division 5 — Indemnification of Directors and Officers and Payment of Expenses
159 Definitions
160 Indemnification and payment permitted
161 Mandatory payment of expenses
162 Authority to advance expenses
163 Indemnification prohibited
164 Court ordered indemnification
165 Insurance
Division 6 — Meetings of Shareholders
166 Location of general meetings
167 Requisitions for general meetings
168 No liability
169 Notice of general meetings

170 Waiver of notice
171 Setting record dates
172 Quorum for shareholders' meetings
173 Voting
174 Participation at meetings of shareholders
175 Pooling agreements
176 Date of resolution
177 Subsidiary not to vote
178 Election of chair
179 Minutes
180 Consent resolutions of shareholders
181 Rules applicable to general meetings apply to other shareholders' meetings
182 Annual general meetings
183 First annual reference date for pre-existing companies
184 Pre-existing reporting company meetings
185 Information for shareholders
186 Powers of court
Division 7 — Shareholders' Proposals
187 Definitions and application
188 Requirements for valid proposals
189 Rights and obligations arising from proposal
190 No liability
191 Refusal to process proposal
Division 8 - Insiders
192 Liability of insiders
Division 9 — General
193 Form and effect of contracts
194 Authentication or certification of records
195 Financial assistance

Part 6 — Financial Records
Division 1 — Accounting Records
196 Accounting records required
Division 2 — Financial Statements
197 Exemption
198 Financial statements
199 Approval for publication
200 Waiver of financial statements
201 Financial statements for qualifying debentureholders

Part 7 — Audits
Division 1 — Definition and Application
202 Definition
203 Application of this Part
Division 2 — Appointment and Removal of Auditors
204 Appointment of auditors
205 Persons authorized to act as auditors

206 Independence of auditors
207 Remuneration of auditors
208 Capacity to act as auditor
209 Removal of auditor during term
210 Change of auditor by public company
211 Replacement auditor must receive representations
Division 3 — Duties and Rights of Auditors
212 Auditor's duty to examine and report
213 Qualifications on auditor's opinion
214 Shareholders may require auditor's attendance at general meetings
215 Auditor's information to be presented at general meetings
216 Amendment of financial statements and auditor's report
217 Access to records
218 Information as to foreign subsidiaries
219 Right and obligation of auditors to attend meetings
220 Qualified privilege
Division 4
221- Repealed
222
Division 5 — Audit Committee
223 Application
224 Appointment and procedures of audit committee
225 Duties of audit committee
226 Provision of financial statements to audit committee
Part 8 — Proceedings
Division 1 — Court Proceedings
227 Complaints by shareholder
228 Compliance or restraining orders
229 Remedying corporate mistakes
230 Applications to court to correct records
231 Enforcement of duty to file records
232 Derivative actions
233 Powers of court in relation to derivative actions
234 Relief in legal proceedings
235 Applications to court under this Act
236 Court may order security for costs

Division 2 — Dissent Proceedings
237 Definitions and application
238 Right to dissent
239 Waiver of right to dissent
240 Notice of resolution
241 Notice of court orders
242 Notice of dissent
243 Notice of intention to proceed
244 Completion of dissent

245 Payment for notice shares
246 Loss of right to dissent
247 Shareholders entitled to return of shares and rights
Division 3 — Investigations
248 Appointment of inspector by court
249 Conditions applicable to court appointed inspectors
250 Appointment of inspector by company
251 Powers of inspectors
252 Exemption from disclosure to inspectors
253 Reports of inspector
254 Inspectors' reports as evidence in legal proceedings
255 Immunities during investigations

Part 9 — Company Alterations
Division 1 — Memorandum, Notice of Articles and Articles
256 Memorandum and articles of pre-existing company not to be altered
257 Alteration to notice of articles
258 Withdrawal of notice of alteration
259 Alteration to articles
260 Shareholders may dissent
261 Alteration to Table 1 articles
262 Articles issued by company must reflect alterations
263 Change of company name
264 Exceptional resolutions and resolutions respecting unalterable provisions
265 Resolution must be passed by greatest majority
Division 2 — Conversion
266 Conversion of special Act corporations
267 Articles on conversion of special Act corporation
267.1 Interpretation for sections 267.2, 267.3, 268 and the Schedule
267.2 Conversion of member-funded societies
267.3 Articles on conversion of member-funded society
268 Effect of conversion
Division 3 — Amalgamation
269 Amalgamation permitted
270 Amalgamation agreements
271 Shareholder adoption of amalgamation agreements
272 Shareholders may dissent
273 Vertical short form amalgamations
274 Horizontal short form amalgamations
275 Formalities to amalgamation
276 Amalgamations with court approval
277 Amalgamations without court approval
278 Notice to creditors in relation to an amalgamation without court approval
279 Amalgamation
280 Withdrawal of amalgamation application
281 Registrar's duties on amalgamation

282 Effect of amalgamation
Division 4 — Amalgamation into a Foreign Jurisdiction
283 Definitions
284 Amalgamations into foreign jurisdictions
285 When amalgamation under this Division prohibited
286 After amalgamation
287 Shareholders may dissent
Division 5 — Arrangements
288 Arrangement may be proposed
289 Adoption of arrangement
290 Information regarding arrangement
291 Role of court in arrangements
292 Required filings
293 Obligations on company if memorandum altered
294 Obligations on company if articles altered
295 If arrangement includes amalgamation
296 Application of Act to arrangements
297 Binding effect of arrangements
298 Abandoning arrangements
299 Withdrawal of arrangement records
Division 6 — Compulsory Acquisitions
300 Acquisition procedures
Division 7 — Disposal of Undertaking
301 Power to dispose of undertaking
Division 8 — Transfer of Incorporation
302 Application for continuation into British Columbia
303 Continuation
304 Withdrawal of continuation application
305 Effect of continuation
306 Rights preserved
307 Articles for a continued company
308 Application for continuation out of British Columbia
309 Shareholders may dissent
310 When continuation out of British Columbia prohibited
311 After continuation

Part 10 — Liquidation, Dissolution, Restoration and Reinstatement
Division 1 — Definitions and Application
312 Definitions
313 Application of this Part
Division 2 — Voluntary Dissolution without Liquidation
314 Authorization for voluntary dissolution
315 Provision for unpaid debts and undelivered assets
316 Application for voluntary dissolution
317 Date of dissolution
318 Withdrawal of application for dissolution

Division 3 — Voluntary Liquidation
319 Authorization for liquidation
320 Limits on liquidator
321 Statement of intent to liquidate
322 Resignation and removal of liquidators in voluntary liquidations
323 Withdrawal of statement of intent to liquidate
Division 4 — Powers and Duties of the Court
324 Court may order company be liquidated and dissolved
325 Court orders respecting liquidations
326 Remuneration of liquidator appointed by court
Division 5 — Liquidators
327 Qualifications of liquidators
328 Validity of acts of liquidators
329 Filing of notices
330 Duties of liquidators
331 Notice to creditors
332 Limitations on claimants
333 Liquidation records office
334 Powers of liquidators
335 Recovery of property by liquidators
336 Right to distribution in money
337 Provision for unpaid debts and undelivered assets
338 Obligation to prepare accounts
339 Limitations on liability
Division 6 — Corporate Status before Dissolution
340 Capacity of companies in liquidation
Division 7 — Proceedings for Dissolution
341 Completion of liquidation
342 Court approval of dissolution in court ordered liquidations
343 Application for dissolution
Division 8 — Effect of Dissolution
344 Effect of dissolution
345 Certificates of dissolution
346 Dissolved companies deemed to continue for litigation purposes
347 Liabilities survive
348 Liability of shareholders of dissolved companies
349 Dissolved company's assets available to judgment creditors
Division 9 — Discharge of Liquidators of Dissolved Companies
350 Discharge of liquidator by court order
Division 10 — Records of Dissolved Companies
351 Custody of records
352 Entitlement to inspect records of dissolved companies
353 Remedies on denial of access to or copies of records of dissolved companies
Division 11 — Restoration and Reinstatement
354 Definitions and interpretation

355 Pre-requisites to application
356 Applications to the registrar for restoration
357 Contents of application to the registrar for restoration
358 Registrar must restore
359 Limited restoration by registrar
360 Applications to the court for restoration
361 Limited restoration by court
362 Filing of restoration application with the registrar
363 Restrictions on restoration
364 Effect of restoration of company
364.1 Reinstatement of registration of foreign entity as extraprovincial company
364.2 Registrar must reinstate
364.3 Limited reinstatement by registrar
364.4 Restrictions on reinstatement
365 Effect of reinstatement of extraprovincial company
366 Name on restoration
367 Registrar's duties after restoration or reinstatement
368 Corporate assets to be returned to restored company
Division 12 — Post-restoration Transition for Pre-existing Companies
369 Definition
370 Transition — restored pre-existing companies
371 Post-restoration transition application
372 Alteration to articles of restored company
373 Timing and effect of post-restoration transition

Part 11 — Extraprovincial Companies
Division 1 — Registration
374 Definitions
375 Foreign entities required to be registered
376 Application for registration
377 Registration as an extraprovincial company
378 Effect of registration
379 Amalgamation of extraprovincial company
380 Extraprovincial companies to file annual report
381 Extraprovincial companies to notify registrar of changes
382 Change of name of extraprovincial companies
383 Cancellation or change of assumed name of extraprovincial company
384 Liability if name of extraprovincial company not displayed
385 Enforcement of duty to file records
Division 2 — Attorneys for Extraprovincial Companies
386 Attorneys to be appointed
387 First attorneys
388 Authorization of attorneys
389 Appointment of attorneys
390 Withdrawal of appointment
391 Change of address of attorneys

392 Withdrawal of notice of change of address
393 Revocation of appointments of attorneys
394 Withdrawal of revocation of appointment
395 Resignations of attorneys
396 Obligation to maintain head office or attorney
Division 3 — Cancellation of Registration of Extraprovincial Companies
397 Registrar may cancel registration of defunct extraprovincial companies
398 Lieutenant Governor in Council may cancel registration of extraprovincial companies
399 Registrar's duties on cancellation of registration
Division 4 — Designated Provinces and Extraprovincial Companies from Designated Provinces
399.1 Definitions
399.2 Power to make regulations
399.3 Registrar may enter into agreement

Part 12 — Administration
Division 1 - Office of Registrar
400 Appointment of registrar and staff
401 Seal of office
402 Registrar may suspend services and functions
403 Service of records on registrar
404 Examination of registrar
405 Repealed
406 Appeal to court
406.1 Not in force
406.2 Authentication of individual
Division 2 — Records Filed with or Issued by the Registrar
407 Means of filing
408 Filing of records
409 Future dated filing of records
410 Limitation on future dated filings
411 Default of filing
412 Maintenance of records filed with the registrar
413 Deficient filings
414 Correction of registers
415 Validity of register 415.1 Beginning of date
416 Inspection and copies of records
417 Lost or destroyed records
418 Registrar may issue records
419 Effect of records issued by registrar
420 Correction of certificates and other certified records
421 No constructive notice
Division 3 — Powers of Dissolution and Cancellation
422 Dissolutions and cancellations of registration by registrar
423 Lieutenant Governor in Council may cancel incorporation of company
424 Publication of notice of dissolution

Division 4 — Offences and Penalties
425 Offence Act
426 Offences
427 Misleading statements an offence
427.1 Transparency register — incorrect entries and false information
428 Penalties
429 Additional liabilities
430 Limitation period
Division 5 — Fees and Regulations
431 Fees
432 Power to make regulations

Part 13 — Reporting Companies
433 Prescribed provisions
434 Obligations of pre-existing reporting companies
435 Lieutenant Governor in Council may make exclusions

Part 14 — Transitional, Repeals and Commencement
Division 1 — Charter Transition
436 Transition — pre-existing companies
437 Transition application
438 Alteration to articles
439 Timing and effect of transition
Division 2 — Company Transition
440 Registered and records office of pre-existing company
441 Prescribed address
442 Name of specially limited company
442.1 Pre-existing Company Provisions
Division 3 — Extraprovincial Company Transition
443 Head office of pre-existing extraprovincial company
444 Attorney for pre-existing extraprovincial company
Division 4 — General
445 Repeals
446 Portions of this Part repealed
447 Commencement
Schedule

Part 1 — Interpretation and Application

Division 1 — Interpretation

Definitions

1 (1) In this Act:

"affidavit", when used in relation to a person, means,

(a)	if the person is an individual, an affidavit or statutory declaration of the individual,

(b)	if the person is a corporation, an affidavit or statutory declaration of a director or officer of the corporation,

(c)	if the person is a partnership, an affidavit or statutory declaration of a partner of the partnership, or

(d)	if the person is a limited liability company, an affidavit or statutory declaration of

(i)	a manager of the limited liability company, or

(ii)	if the limited liability company does not have a manager, any member of the limited liability company with signing authority for it;

"affiliate" means a corporation that is affiliated with another corporation within the meaning of section 2;

"agent or employee of the government" includes an independent contractor employed by the government;

"alter" includes create, add to, vary and delete;

"amalgamated company" means the company resulting from an amalgamation of corporations contemplated by section 269 or 295;

"annual reference date" means, for an annual reference period applicable to a company,

(a)	the date in that annual reference period on which the company holds its annual general meeting, or,

(b)	if the company does not hold an annual general meeting in that annual reference period,

(i)	the date, in that annual reference period, selected by the shareholders under section 182 (3), or

(ii)	if no such date is selected, the last day of that annual reference period,

and includes, for a pre-existing company that has neither held an annual general meeting under this Act nor passed a resolution under section 182 (2) that complies with section 182 (3), the first annual reference date applicable to that company under section 183;

"annual reference period" means, in relation to a company, the period that

(a) begins on

(i)	the date of the recognition of the company, or

(ii)	if the company has had one or more annual reference dates, the day following the date of the most recent of those annual reference dates, and

(b) ends on the date by which the company is required, under section 182 (1) without reference to section 182 (2) to (5), to hold the annual general meeting that is to follow the date referred to in paragraph (a) of this definition;

"appoint", in relation to a director of a company, means appoint within the meaning of subsection (3) of this section;

"articles" means the record described in section 12, and includes

(a) the articles or articles of association of a pre-existing company,

(b) the bylaws of a company incorporated

(i)	under a former Companies Act, if that Act did not provide for articles or articles of association, or

(ii)	by a special or private Act, and

(c) any other record that under this Act constitutes the articles of a company;

"attorney", except in the first usage of the term in each of paragraphs (a) and (b) of section 444 (1), means, in relation to an extraprovincial company, a person who is an attorney for the extraprovincial company within the meaning of Division 2 of Part 11;

"auditor" includes

(a)	a partnership of auditors carrying on the business of an auditor, and

(b)	a corporation, or a partnership of corporations, carrying on the business of an auditor;

"Authority" means the BC Financial Services Authority established under section 2 of the Financial Services Authority Act;

"authorized share structure" means the kinds, classes and series of shares, and the limits, if any, on the number of shares of those kinds, classes and series of shares, that a company is authorized, by its articles, notice of articles or memorandum, to issue;

"beneficially own" includes own through any trustee, personal or other legal representative, agent or other intermediary;

"benefit company" means a company that has a benefit statement in its notice of articles;

"benefit provision", in relation to a benefit company, means the provision in the benefit company's articles that sets out certain commitments, required under section 51.992 (2);

"benefit report", in relation to a benefit company, means a report produced under section 51.994 (2);

"benefit statement", in relation to a benefit company, means the statement in the benefit company's notice of articles, required by section 51.992 (1);

"branch securities register" means a register maintained under section 111 (2);

"British Columbia corporation" means

(a)	a company, or

(b)	a corporation, other than a company or a foreign corporation, that is created in or continued into British Columbia;

"central securities register" means the register maintained under section 111 (1);

"charter", in relation to a corporation, includes

(a)	the corporation's articles, notice of articles or memorandum, regulations, bylaws or agreement or deed of settlement, and

(b)	if the corporation was incorporated, continued or converted by or under, or if the corporation resulted from an amalgamation under, an Act, statute, ordinance, letters patent, certificate, declaration or other equivalent instrument or provision of law, that record;

"class meeting" means a meeting of shareholders who hold shares of a particular class of shares;

"community contribution company" means a company that has, in its notice of articles, the statement referred to in section 51.911 (1);

"community contribution report" means a report produced under section 51.96 (2);

"company" means

(a)	a corporation, recognized as a company under this Act or a former Companies Act, that has not, since the corporation's most recent recognition or restoration as a company, ceased to be a company, or

(b)	a pre-existing trust company or a pre-existing insurance company;

"Company Act, 1996" means the Company Act, R.S.B.C. 1996, c. 62;

"completing party" means

(a)	an individual who, in respect of a record that may be submitted to the registrar for filing on a paper form, inserts in the applicable spaces on the paper form information needed to complete the form,

(b)	an individual who, in respect of a record that may be submitted to the registrar for filing by any other prescribed method, communicates to the registrar by that prescribed method information needed to complete the record, or

(c)	an individual who, in respect of a record that may be submitted to the registrar for filing by an agent or employee of the government, gives to the agent or employee of the government, information needed to complete the record but does not include an individual who, in that individual's capacity as an agent or employee of the government, inserts or communicates information needed to complete the record;

"consent resolution" means,

(a)	in the case of a resolution of shareholders that may be passed as an ordinary resolution, a resolution referred to in paragraph (b) of the definition of "ordinary resolution",

(b)	in the case of any other resolution of shareholders, a unanimous resolution, or

(c)	in the case of a resolution of directors or a committee of directors, a resolution passed in accordance with section 140 (3) (a);

"corporate register" means the information filed with or recorded by the registrar under this Act or a former Companies Act, and includes any corrections made to that information by the registrar under this Act or a former Companies Act, but does not include the memorandum and articles for a pre-existing company that has complied with section 370 (1) (a) or 436 (1) (a);

"corporation" means a company, a body corporate, a body politic and corporate, an incorporated association or a society, however and wherever incorporated, but does not include a municipality or a corporation sole;

"court", except in sections 118, 124 (2) (b), 246 (f), 277 (3) (b) (iii), 404 (1), 408 (1.01) and 429 (2), means the Supreme Court and, in sections 118, 124 (2) (b), 246 (f), 277 (3) (b) (iii), 404 (1), 408 (1.01) and 429 (2), includes the Supreme Court;

"debenture" includes an instrument, secured or unsecured, issued by a corporation if that instrument is

(a)	in bearer form or in registered form,

(b)	of a kind commonly dealt in on securities exchanges or markets, or commonly recognized in any area in which it is issued or dealt in as a medium for investment, and

(c)	evidence of an obligation or indebtedness of the corporation,

but does not include negotiable unsecured promissory notes maturing within one year after the date of issue;

"deliver", except in section 95, means physically deliver;

"delivery address" means, for an office, the location of that office identified by an address that describes a unique and identifiable location that

(a) is accessible to the public during statutory business hours for the delivery of records, and

(b) except in the case of the head office of an extraprovincial company, is in British Columbia,

but does not include a post office box;

"director" means,

(a)	in relation to a company, an individual who is a member of the board of directors of the company as a result of having been elected or appointed to that position, or

(b)	in relation to a corporation other than a company, a person who is a member of the board of directors or other governing body of the corporation regardless of the title by which that person is designated;

"electronic meeting" means a fully electronic meeting or a partially electronic meeting; "exceptional resolution" means

(a) a resolution passed at a general meeting under the following circumstances:

(i)	notice of the meeting specifying the intention to propose the resolution as an exceptional resolution is sent to all shareholders holding shares that carry the right to vote at general meetings at least the prescribed number of days before the meeting;

(ii)	the articles provide that, of the votes cast on the resolution by shareholders voting shares that carry the right to vote at general meetings, a specified majority must be cast in favour of the resolution before it can pass as an exceptional resolution;

(iii)	the majority of votes specified by the articles under subparagraph (ii) is greater than a special majority;

(iv)	not less than the majority of votes specified by the articles under subparagraph (ii) is cast in favour of the resolution by shareholders voting shares that carry the right to vote at general meetings, or

(b) a resolution passed by being consented to in writing by all of the shareholders holding shares that carry the right to vote at general meetings;

"executive director" means the executive director appointed under section 8 of the Securities Act;

"extraprovincial company" means, as the case may be,

(a)	a foreign entity registered under section 377 as an extraprovincial company or under section 379 as an amalgamated extraprovincial company, or

(b)	a foreign entity registered as an extraprovincial company or as an amalgamated extraprovincial company under regulations made in accordance with Division 4 of Part 11,

and includes a pre-existing extraprovincial company;

"federal corporation" means a corporation to which both of the following apply:

(a) the most recent of the following was effected by or under an Act of Canada:

(i)	the incorporation of the corporation;

(ii)	a continuation of the corporation or any other transfer by a similar process into the federal jurisdiction;

(iii)	an amalgamation or similar process from which the corporation resulted;

(b) the corporation has not, since that incorporation, continuation or amalgamation or similar process, been discontinued by or under an Act of Canada;

"filed", in respect of a record filed with the registrar, means filed in accordance with section 408 (1);

"financial institution" means

(a)	an insurance company, or

(b)	a trust company;

"financial statement" includes any notes to it;

"first director" means an individual designated as a director of a company on the notice of articles that applies to the company when it is recognized under this Act;

"foreign corporation" means a corporation that

(a)	is not a company,

(b)	has issued shares,

(c)	is not required under the Cooperative Association Act to be registered under that Act, and

(d)	was

(i)	incorporated otherwise than by or under an Act,

(ii)	continued under section 308 or otherwise transferred by a similar process into a jurisdiction other than British Columbia, or

(iii)	the result of an amalgamation under Division 4 of Part 9 or a similar process, or of an amalgamation or similar process in a jurisdiction other than British Columbia,

and includes an extraprovincial corporation within the meaning of the Financial Institutions Act;

"foreign corporation's jurisdiction" means, in respect of a foreign corporation,

(a)	the jurisdiction in which the corporation was incorporated,

(b)	if the corporation resulted from an amalgamation or similar process, the jurisdiction in which the most recent amalgamation or similar process occurred, or

(c)	if the corporation has, since the later of its incorporation and any amalgamation or similar process from which the corporation resulted, been continued or otherwise transferred by a process similar to continuation, the jurisdiction into which the corporation was most recently continued or transferred;

"foreign entity" means a foreign corporation or a limited liability company; "foreign entity's jurisdiction" means,

(a)	in the case of a foreign corporation, the foreign corporation's jurisdiction, or

(b)	in the case of a limited liability company, the jurisdiction in which the limited liability company is organized;

"former Companies Act" means

(a)	The Companies Act, 1862 of the Imperial Parliament, 25 and 26 Victoria, chapter 89, brought into force in British Columbia by The Companies' Ordinance, 1866 (British Columbia) and The Companies' Ordinance, 1869 (British Columbia),

(b)	the Companies Act, S.B.C. 1878, c. 5,

(c)	the Companies Act, S.B.C. 1888, c. 21,

(d)	the Companies Act, 1890, S.B.C. 1890, c. 6,

(e)	the Companies Act, 1897, S.B.C. 1897, c. 2,

(f)	the Companies Act, S.B.C. 1910, c. 7, including the Companies Act, R.S.B.C. 1911, c. 39,

(g)	the Companies Act, 1921, S.B.C. 1921, c. 10, including the Companies Act, R.S.B.C. 1924, c. 38,

(h)	the Companies Act, S.B.C. 1929, c. 11, including the Companies Act, R.S.B.C. 1936, c. 42, the Companies Act, R.S.B.C. 1948, c. 58 and the Companies Act, R.S.B.C. 1960, c. 67, or

(i)	the Companies Act, S.B.C. 1973, c. 18, including the Company Act, R.S.B.C. 1979, c. 59 and the Company Act, 1996;

"fully electronic meeting" means a meeting in which persons are entitled to participate solely by telephone or other communications medium, as set out in the notice for the meeting, if all persons attending the meeting are able to participate in it, whether by telephone or other communications medium;

"furnish", in relation to records that must or may be furnished by the registrar, means furnish in accordance with section 8;

"general meeting" means a general meeting of shareholders;

"head office" includes, in the case of a federal corporation, the federal corporation's registered office;

"holding corporation" means the first of the corporations referred to in section 2 (4);

"incorporation agreement" means an agreement referred to in section 10;

"incorporator" means each person who, before an incorporation application is submitted to the registrar for filing, signs the incorporation agreement respecting the company under section 10;

"insolvent", except in section 313,

(a)	in relation to a company other than a financial institution, means unable to pay the company's debts as they become due in the ordinary course of its business, or

(b)	in relation to a financial institution, includes unable to pay the company's debts as they become due in the ordinary course of its business;

"inspect", if used in relation to a record, means examine and take extracts from that record;

"insurance company" has the same meaning as in the Financial Institutions Act;

"kind", if used in relation to shares, means a kind of shares within the meaning of section 52 (1) (a) (i);

"legal proceeding" includes a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding;

"limited company" means a company that is not an unlimited liability company; "limited liability company" means a business entity that

(a)	was organized in a jurisdiction other than British Columbia,

(b)	is recognized as a legal entity in the jurisdiction in which it was organized,

(c)	is not a corporation, and

(d)	is not a partnership, including, without limitation, a limited partnership or a limited liability partnership;

"mail" means mail in accordance with section 6 (1);

"mailing address" includes the correct postal code or equivalent, if any;

"manager" means, in relation to a limited liability company, any person elected, appointed or otherwise designated by the members of the limited liability company to manage its business and affairs;

"meeting of shareholders" includes a general meeting, a class meeting, a series meeting and a meeting contemplated by section 271 (6) (a) (ii), 284 (4) (a) (ii) or 289 (1) (c);

"memorandum" means, in relation to a pre-existing company, the record that constituted the company's memorandum under the Company Act, 1996;

"office", when referring to premises, means premises for which a unique mailing address or delivery address exists;

"ordinary resolution" means a resolution

(a)	passed at a general meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or

(b)	passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by shareholders holding shares that carry the right to vote at general meetings who, in the aggregate, hold shares carrying at least a special majority of the votes entitled to be cast on the resolution;

"partially electronic meeting" means a meeting in which persons are entitled to participate in person or by telephone or other communications medium, as set out in the notice for the meeting, if all persons attending the meeting are able to participate in it, whether by telephone, by other communications medium or in person;

"person who maintains the records office for the company" includes a company that maintains its own records office;

"pre-existing company" means

(a)	a company that was recognized as a company under a former Companies Act, or

(b)	a pre-existing trust company or a pre-existing insurance company;

"Pre-existing Company Provisions" means the provisions prescribed by the Lieutenant Governor in Council under section 442.1 (1);

"pre-existing extraprovincial company" means a foreign entity, registered as an extraprovincial company, that was licensed or registered as an extraprovincial company under a former Companies Act;

"pre-existing insurance company" has the same meaning as in the Financial Institutions Act;

"pre-existing reporting company" means a corporation that was, immediately before the coming into force of this Act, a reporting company within the meaning of the Company Act, 1996, and includes each financial institution in existence at the time of the coming into force of section 64 of the Finance Statutes Amendment Act, 2011, but does not include

(a)	a reporting issuer,

(b)	a reporting issuer equivalent, or

(c)	a corporation within a prescribed class of corporations;

"pre-existing trust company" has the same meaning as in the Financial Institutions Act;

"proxy" means a record by which a shareholder appoints a person as the nominee of the shareholder to attend and act for and on behalf of the shareholder at a meeting of shareholders;

"public company" means a company that

(a)	is a reporting issuer,

(b)	is a reporting issuer equivalent,

(c)	has registered its securities under the Securities Exchange Act of 1934 of the United States of America,

(d)	has any of its securities, within the meaning of the Securities Act, traded on or through the facilities of a securities exchange, or

(e)	has any of its securities, within the meaning of the Securities Act, reported through the facilities of a quotation and trade reporting system;

"publish" means, in relation to a record that is a company's financial statements or an auditor's report on those financial statements,

(a)	place the record before the shareholders at an annual general meeting and deposit the record in the company's records office, or

(b)	if the company does not hold an annual general meeting within the period required by section 182 (1), deposit the record in the company's records office on or before the annual reference date that relates to that annual general meeting;

"qualifying debentureholder" means a person who holds a debenture and who was the holder of that debenture immediately before the coming into force of this Act;

"recognized", in respect of a company, means recognized under section 3;

"registered owner", in relation to a share, means the person who is registered as the owner of the share in the central securities register or a branch securities register of a company, or, for a pre-existing company that has not complied with section 370 (1) (c) or 436 (1) (c), in the register of members or a branch register of members maintained by the pre-existing company under the Company Act, 1996;

"registrar" means, except in sections 110 (1) (b) and 245 (2) (a), the person appointed as the Registrar of Companies under section 400;

"reporting issuer" has the same meaning as in the Securities Act;

"reporting issuer equivalent" means a corporation that, under the laws of any Canadian jurisdiction other than British Columbia, is a reporting issuer or an equivalent of a reporting issuer;

"Securities Commission" means the British Columbia Securities Commission continued under section 4 of the Securities Act;

"securities register" means a central securities register or a branch securities register maintained under section 111, and, for a pre-existing company that has not complied with section 370 (1) (c) or 436 (1) (c), includes the pre-existing company's register of members and branch register of members maintained by the preexisting company under the Company Act, 1996;

"security interest" means an interest in or a charge on property, rights or interests of a corporation, to secure payment of a debt or performance of an obligation;

"send" means send in accordance with section 7;

"senior officer" means, in relation to a corporation,

(a)	the chair and any vice chair of the board of directors or other governing body of the corporation, if that chair or vice chair performs the functions of the office on a full time basis,

(b)	the president of the corporation,

(c)	any vice president in charge of a principal business unit of the corporation, including sales, finance or production, and

(d)	any officer of the corporation, whether or not the officer is also a director of the corporation, who performs a policy making function in respect of the corporation and who has the capacity to influence the direction of the corporation;

"separate resolution" means a resolution on which only shareholders holding shares of a particular class or series of shares are entitled to vote;

"series meeting" means a meeting of shareholders who hold shares of a particular series of shares;

"serve", except in section 403, means serve in accordance with section 9;

"shareholder", except in section 385, means a person whose name is entered in a securities register of a company as a registered owner of a share of the company or, until such an entry is made for the company,

(a)	in the case of a company incorporated before the coming into force of this Act, a subscriber,

(b)	in the case of a company incorporated under this Act, an incorporator, or

(c)	in the case of a company that has been recognized within the meaning of section 3 (1) (b) or (d), a person who, immediately before the corporation was recognized as a company, held one or more shares of the corporation;

"sign" includes execute;

"special Act corporation" means a corporation, incorporated by an Act, that

(a)	has not been recognized as a company, and

(b)	has not been converted into a society under section 96 (2) of the Societies Act;

"special majority" means, in respect of a company,

(a)	the majority of votes that the articles specify is required for the company to pass a special resolution at a general meeting, if that specified majority is at least 2/3 and not more than 3/4 of the votes cast on the resolution, or

(b)	if the articles do not contain a provision contemplated by paragraph (a), 2/3 of the votes cast on the resolution or, if the company is a pre-existing company that has not complied with section 370 (1) (a) or 436 (1) (a) or that has a notice of articles that reflects that the Pre-existing Company Provisions apply to the company, 3/4 of the votes cast on the resolution;

"special resolution" means

(a) a resolution passed at a general meeting under the following circumstances:

(i)	notice of the meeting specifying the intention to propose the resolution as a special resolution is sent to all shareholders holding shares that carry the right to vote at general meetings at least the prescribed number of days before the meeting;

(ii)	the majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings is cast in favour of the resolution;

(iii)	the majority of votes cast in favour of the resolution constitutes at least a special majority, or

(b) a resolution passed by being consented to in writing by all of the shareholders holding shares that carry the right to vote at general meetings;

"special rights or restrictions", in relation to shares of a company, includes special rights and restrictions, whether preferred, deferred or otherwise, and whether in regard to redemption or return of capital, conversion into or exchange for the same or any other number of any other kind, class or series of securities of the company or of any other corporation, dividends, voting, nomination, election or appointment of directors or other control, or otherwise, and for the purposes of this definition the words "special rights" and the word "restrictions", when used in this Act, whether together or separately, have a corresponding meaning;

"special separate resolution" means

(a) a resolution passed at a class meeting or series meeting under the following circumstances:

(i)	notice of the meeting specifying the intention to propose the resolution as a special separate resolution is sent to all shareholders holding shares of that class or series of shares at least the prescribed number of days before the meeting;

(ii)	when voting on the resolution, shareholders voting shares of that class or series of shares vote in favour of the resolution by at least the following majority:

(A)	the majority specified by the memorandum or articles as being required to pass a special separate resolution of those shareholders, or, if no such majority is specified, to pass a separate resolution of those shareholders, if that majority is at least 2/3 and not more than 3/4 of the votes cast on the resolution;

(B)	if clause (A) does not apply and the company is a pre-existing company that has not complied with section 370 (1) (a) or 436 (1) (a) or that has a notice of articles that reflects that the Pre-existing Company Provisions apply to the company, 3/4 of the votes cast on the resolution;

(C)	if clauses (A) and (B) do not apply, 2/3 of the votes cast on the resolution, or

(b) a resolution passed by being consented to in writing by all of the shareholders holding shares of the applicable class or series of shares;

"spouse" means a person who

(a)            is married to another person, or

(b)            is living with another person in a marriage-like relationship;

"statutory business hours" means the hours between 9 o'clock in the morning and 4 o'clock in the afternoon, local time, Saturdays and holidays excepted;

"Statutory Reporting Company Provisions" means the provisions prescribed by the Lieutenant Governor in Council under section 433 (1);

"subscriber" means a subscriber within the meaning of the Company Act, 1996; "subsidiary" means a subsidiary within the meaning of section 2 (2);

"superintendent" has the same meaning as in the Financial Institutions Act; "Table A" means Table A in the First Schedule of a former Companies Act;

"Table 1" means the set of articles prescribed by the Lieutenant Governor in Council under section 261 (1);

"transparency register" means a transparency register referred to in section 119.2;

"trust company" has the same meaning as in the Financial Institutions Act;

"unanimous resolution" means a resolution passed by being consented to in writing by all of the shareholders entitled to vote on the resolution;

"unlimited liability company" means a company that has, in its notice of articles, the statement referred to in section 51.11;

"warrant" means any record issued by a company as evidence of conversion or exchange privileges or options or rights to acquire shares of the company;

"wholly owned subsidiary" means a subsidiary within the meaning of section 2 (5).

(2)	A reference in the memorandum or articles of a pre-existing company to an "extraordinary resolution" is deemed to be a reference to a special resolution.

(3)	An individual is appointed as a director of a company if the individual is

(a) appointed as a director of the company in accordance with

(i)	this Act, or

(ii)	the memorandum or articles of the company,

(b) designated as a director of the company on the notice of articles that applies to the company when it is recognized under this Act, or

(c) declared by the court to be a director of the company.

Corporate relationships

2 (1) For the purposes of this Act, one corporation is affiliated with another corporation if

(a)            one of them is a subsidiary of the other,

(b)            both of them are subsidiaries of the same corporation, or

(c)            each of them is controlled by the same person.

(2) For the purposes of this Act, a corporation is a subsidiary of another corporation if

(a) it is controlled by

(i)	that other corporation,

(ii)	that other corporation and one or more corporations controlled by that other corporation, or

(iii)	2 or more corporations controlled by that other corporation, or

(b) it is a subsidiary of a subsidiary of that other corporation.

(3) For the purposes of this section, a corporation is controlled by a person if

(a) shares of the corporation are held, other than by way of security only, by the person, or are beneficially owned, other than by way of security only, by

(i)	the person, or

(ii)	a corporation controlled by the person, and

(b) the votes carried by the shares mentioned in paragraph (a) are sufficient, if exercised, to elect or appoint a majority of the directors of the corporation.

(4)	For the purposes of this Act, a corporation is the holding corporation of a corporation that is its subsidiary.

(5)	For the purposes of this Act, a corporation is a wholly owned subsidiary of another corporation if all of the issued shares of the first corporation are held by one or both of

(a)	that other corporation, and

(b)	a wholly owned subsidiary, or wholly owned subsidiaries, of that other corporation.

When a company is recognized

3 (1) A company is recognized under this Act

(a) when it is incorporated under this Act,

(b)	if the company results from the conversion, under this or any other Act, of a corporation into a company after the coming into force of this Act, when the conversion occurs,

(c)	if the company results from an amalgamation of corporations under this Act, when the amalgamation occurs, or

(d)	if the company results from the continuation into British Columbia of a foreign corporation under this Act, when the continuation occurs.

(2) A company was recognized under a former Companies Act

(a)	when it was incorporated under that Act,

(b)	if the company resulted from the conversion, under the former Companies Act or under any other Act, of a corporation into a company before the coming into force of this Act, when the conversion occurred,

(c)	if the company resulted from the amalgamation of companies under the former Companies Act, when the amalgamation occurred, or

(d)	if the company resulted from the continuation into British Columbia of a foreign corporation under the former Companies Act, when the continuation occurred.

(3) A pre-existing trust company or pre-existing insurance company is, for the purposes of this Act, deemed to have been recognized under a former Companies Act when the company became a trust company or an insurance company.

Division 2 — Application

Special Act corporations

4 (1) Unless the Act by which a special Act corporation was incorporated provides otherwise, a special Act corporation incorporated after September 30, 1973, a prescribed special Act corporation and a special Act corporation to which the Company Clauses Act applied before its repeal is subject to the following:

(a)	the provisions of this Act other than sections 10 to 41, 52, 53, 228, 269 to 300 and 302 to 311 and Parts 11 and 14;

(b)	the regulations made under this Act other than

(i)	regulations made in respect of sections 10 to 41, 52, 53, 228, 269 to 300 and 302 to 311 and Parts 11 and 14, and

(ii)	regulations that expressly indicate that they do not apply to special Act corporations.

(2)	If there is a conflict or inconsistency between the provisions of this Act or a regulation made under this Act applicable to a special Act corporation referred to in subsection (1) of this section and a provision of its Act of incorporation, the provision of its Act prevails.

(3)	[Repealed 2011-29-3.]

Dissolution

5 (1) Part 10 applies to the dissolution of a corporation incorporated by or under an Act, unless that Act or the regulations under that Act provide otherwise.

(2) If there is a conflict or inconsistency between

(a)	a provision of Part 10 made applicable, under subsection (1) of this section, to a corporation, and

(b)	a provision of

(i)	the Act by or under which the corporation was incorporated, or

(ii)	a regulation under that Act,

the provision of that Act or regulation, as the case may be, prevails.

Division 3 — Distribution of Records

Mailing of records

6 (1) A reference in a provision of this Act to mailing a record is a reference to

(a)	mailing the record in the manner provided by the provision, or

(b)	if no manner is provided,

(i)	mailing the record by ordinary mail or registered mail, or

(ii)	providing the record in any other prescribed manner.

(2)	Unless this Act provides otherwise, a record referred to in this Act that is mailed to a person by ordinary mail to the applicable address for that person referred to in section 7 (2) or 8 (2) is deemed to be received by that person on

(a)	the day, Saturdays and holidays excepted, following the date of mailing, or

(b)	if the record is mailed by a corporation and the charter of that corporation provides a later deemed receipt date, that later date.

Sending of records

7 (1) Unless this Act provides otherwise, a record required or permitted under this Act or the memorandum or articles of a company to be sent by or to a person may be sent

(a) in the manner agreed to by the sender and the intended recipient,

(b) in any manner required by the memorandum or articles if

(i)	paragraph (a) does not apply, and

(ii)	the record is being sent by one of the following to any of the following:

(A)            the company;

(B)            a director of the company;

(C)            an officer of the company;

(D)            a shareholder of the company;

(E)            a beneficial owner of shares of the company, or

(c) if neither paragraph (a) nor paragraph (b) applies, by any one of the following methods:

(i)	mail addressed to the person at the applicable address for that person referred to in subsection (2);

(ii)	[Repealed 2003-70-4.]

(iii)	delivery;

(iv)	any other prescribed method.

(2)	If a provision of this Act requires or permits a record to be sent by mail to a person, the record is deemed to be mailed in compliance with that provision if it is addressed to that person and if it is mailed in accordance with the requirements of that provision, or, in a case to which section 6 (1) (b) (i) applies,

(a)	for a record mailed to a company, if the record is mailed to the mailing address shown for the company's registered office in the corporate register,

(b)	for a record mailed to a shareholder, if the record is mailed to the mailing address shown for the shareholder

(i)	in the company's central securities register, or

(ii)	in the case of a pre-existing company that has not complied with section 370 (1) (c) or 436 (1) (c), in the register of members maintained by the company under the Company Act, 1996,

(c)	for a record mailed to a director or officer, if the record is mailed to the prescribed address shown for the director or officer in either of the following:

(i)            the records kept by the company;

(ii)            the corporate register,

(d)	for a record mailed to an extraprovincial company, if the record is mailed to the mailing address shown for any of its attorneys in the corporate register or, if it does not have any attorneys, to the mailing address shown for its head office in the corporate register, or

(e)	in any other case, if the record is mailed to the mailing address of the intended recipient.

(3)	Despite any other provision of this Act, if, on 2 consecutive occasions, a company sends a record to one of its shareholders in accordance with subsection (1) of this section and on each of those occasions the record is returned because the shareholder cannot be located, the company is not required to send any further records to the shareholder until the shareholder informs the company in writing of the shareholder's new address.

(4)	Unless this Act, the regulations or the memorandum or articles of a company provide otherwise, any person who has a right under this Act or the memorandum or articles to receive a record may, by providing a written notice to the person from whom the record is to be received,

(a)	waive that right, or

(b)	extend the time within which the record may be sent, but no extension of time under this paragraph affects the right of the person sending the record to send the record within the time specified under this Act or the memorandum or articles, as the case may be.

Furnishing of records by registrar

8 (1) Unless this Act provides otherwise, if a provision of this Act requires or permits the registrar to furnish a record to a person, the registrar may furnish that record

(a)	by mailing the record by ordinary mail or registered mail,

(b)	by complying with a request contemplated by subsection (3), or

(c)	by any other prescribed method.

(2)	For the purposes of subsection (1), a record is furnished to a person by mail when it is addressed to that person and mailed to that person as follows:

(a)	for a record furnished to a company, if the record is mailed to the mailing address shown for the company's registered office in the corporate register;

(b)	for a record furnished to a director or officer, if the record is mailed to the prescribed address shown for that person in the corporate register;

(c)	for a record furnished to an extraprovincial company, if the record is mailed to the mailing address shown for any of its attorneys in the corporate register or, if it does not have any attorneys, to the mailing address shown for its head office in the corporate register;

(d)	in any other case, if the record is mailed to the mailing address shown for that person in the corporate register or, if no address is shown for that person in the corporate register, to the most recent address for that person known to the registrar.

(3)	If a request is made to the registrar for a record to be mailed by ordinary mail to a specified person at a specified mailing address or for a record to be made available for pick-up at the registrar's office, the registrar may furnish the record by complying with that request.

Service of records in legal proceedings

9 (1) Without limiting any other enactment, a record may be served on a company

(a)	unless the company's registered office has been eliminated under section 40, by delivering the record to the delivery address, or by mailing it by registered mail to the mailing address, shown for the registered office of the company in the corporate register,

(b)	if the company's registered office has been eliminated under section 40, in the manner ordered by the court under section 40 (4) (b), or

(c)	in any case, by serving any director, senior officer, liquidator or receiver manager of the company.

(2) Without limiting any other enactment, a record may be served on an extraprovincial company

(a)	by delivering the record to the delivery address, or by mailing it by registered mail to the mailing address, shown for the head office of the extraprovincial company in the corporate register if that head office is in British Columbia, or

(b)	by serving any attorney for the extraprovincial company or, without limiting this, by delivering the record to the delivery address, or by mailing it by registered mail to the mailing address, shown for any attorney for the extraprovincial company in the corporate register.

Part 2 — Incorporation

Division 1 — Formation of Companies

Formation of company

10 (1) One or more persons may form a company by

(a) entering into an incorporation agreement,

(b)	filing with the registrar an incorporation application, and

(c)	complying with this Part.

(2) An incorporation agreement must

(a) contain the agreement of each incorporator to take, in that incorporator's name, one or more shares of the company,

(b) for each incorporator,

(i)	have a signature line with the full name of that incorporator set out legibly under the signature line, and

(ii)	set out legibly opposite the signature line of that incorporator,

(A)	the date of signing by that incorporator, and

(B)	the number of shares of each class and series of shares being taken by that incorporator, and

(c) be signed on the applicable signature line by each incorporator.

(3) An incorporation application referred to in subsection (1) (b) must

(a) be in the form established by the registrar,

(b) contain a completing party statement referred to in section 15,

(c) set out the full names and mailing addresses of the incorporators,

(d) set out

(i)	the name reserved for the company under section 22, and the reservation number given for it, or

(ii)	if a name is not reserved, a statement that the name by which the company is to be incorporated is the name created,

(A)	in the case of a limited company, by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company, or

(B)	in the case of an unlimited liability company, by adding "B.C. Unlimited Liability Company" after the incorporation number of the company, and

(e) contain a notice of articles that reflects the information that will apply to the company on its incorporation.

Notice of articles

11 Unless this Act provides otherwise, the notice of articles of a company must

(a)	be in the form established by the registrar,

(b)	set out the name of the company,

(c)	set out the full name of, and prescribed address for, each of the directors,

(d)	identify the registered office of the company by its mailing address and its delivery address,

(e)	identify the records office of the company by its mailing address and its delivery address,

(f)	set out, in the prescribed manner, any translation of the company's name that the company intends to use outside Canada,

(g)	describe the authorized share structure of the company in accordance with section 53, and

(h)	set out, in respect of each class and series of shares, whether there are special rights or restrictions attached to the shares of that class or series of shares and, if there are or were special rights or restrictions, set out the date of each resolution altering those special rights or restrictions that was passed on or after, and the date of each court order altering those special rights or restrictions that was made on or after,

(i) if the company is a pre-existing company, the day on which this Act comes into force, or
(ii) if the company is not a pre-existing company, the date on which the company is recognized under this Act.

(i)	[Repealed 2003-71-2.]

Articles

12 (1) A company must have articles that

(a)	set rules for its conduct,

(b)	are mechanically or electronically produced, and

(c)	are divided into consecutively numbered or lettered paragraphs.

(2) The articles of a company must

(a)	set out every restriction, if any, on

(i)	the businesses that may be carried on by the company, and

(ii)	the powers that the company may exercise,

(b)	set out, for each class and series of shares, all of the special rights or restrictions that are attached to the shares of that class or series of shares,

(c)	subject to subsection (5),

(i)	set out the incorporation number of the company,

(ii)	set out the name of the company, and

(iii)	set out, in the prescribed manner, any translation of the company's name that the company intends to use outside Canada.

(3) Without limiting subsections (1) and (2), the first set of articles of a company incorporated under this Act must

(a)	have a signature line with the full name of each incorporator set out legibly under the signature line, and

(b) be signed on the applicable signature line by each incorporator.

(4)	Without limiting subsections (1) and (2), a company may, in its articles, adopt, by reference or by restatement, with or without alteration, all or any of the provisions of Table 1 and, in that case, those adopted provisions form part of the articles.

(5)	After the recognition of a company, any individual may insert in the company's articles, whether or not there has been any resolution to direct or authorize that insertion,

(a)	the incorporation number of the company, and

(b)	the name and any translation of the name of the company.

(6)	Despite any wording to the contrary in a security agreement or other record, a change to a company's articles in accordance with subsection (5) does not constitute a breach or contravention of, or a default under, the security agreement or other record, and is deemed for the purposes of the security agreement or other record not to be an alteration to the charter of the company.

Incorporation

13 (1) A company is incorporated

(a)	on the date and time that the incorporation application applicable to it is filed with the registrar, or

(b)	subject to sections 14 and 410, if the incorporation application specifies a date, or a date and time, on which the company is to be incorporated that is later than the date and time on which the incorporation application is filed with the registrar,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

(2)	After a company is incorporated under this Part, the registrar must issue a certificate of incorporation for the company and must record in that certificate the name and incorporation number of the company and the date and time of its incorporation.

(3)	After a company is incorporated under this Part, the registrar must

(a) furnish to the company

(i)	the certificate of incorporation, and

(ii)	if requested to do so, a certified copy of the incorporation application and a certified copy of the notice of articles,

(b) furnish a copy of the incorporation application to the completing party, and

(c) publish in the prescribed manner a notice of the incorporation of the company.

Withdrawal of application for incorporation

14   At any time after an incorporation application is filed with the registrar and before a company is incorporated in accordance with that incorporation application, an incorporator or any other person who appears to the registrar to be an appropriate person to do so may withdraw the incorporation application by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the incorporation application.

Obligations of completing party

15 (1) A completing party must,

(a) before an incorporation application is submitted to the registrar for filing to incorporate a company,

(i)	examine the articles and incorporation agreement to ensure that both are endorsed within the meaning of subsection (2),

(ii)	designate as incorporators, in the incorporation application, all of those persons who have endorsed both the articles and the incorporation agreement and no other persons, and

(iii)	complete the completing party statement in the incorporation application, and

(b)   after the company is incorporated, deliver to the delivery address of the company's records office, or mail by registered mail to the mailing address of the company's records office, the originally signed articles and incorporation agreement examined by the completing party.

(2) For the purposes of subsection (1), a record is endorsed if

(a)	the record contains a signature line for each signatory with the name of that signatory set out legibly under the signature line,

(b)	an original signature has been placed on each of those signature lines, and

(c)	the completing party has no reason to believe that the signature placed on a signature line is not the signature of the person whose name is set out under that signature line.

Articles on incorporation

16   On its incorporation, a company incorporated under this Act has, as its articles, the articles that are signed by the persons designated as incorporators in the incorporation application but if, despite sections 12 and 15, articles have not been signed by all of those persons when the incorporation application is filed with the registrar to incorporate the company, the company has as its articles,

(a)   if a set of articles has been signed by one or more of the persons designated as incorporators in the incorporation application, those articles, or

(b)   if none of the persons designated as incorporators in the incorporation application have signed articles for the company, Table 1.

Effect of incorporation

17   On and after the incorporation of a company, the shareholders of the company are, for so long as they remain shareholders of the company, a company with the name set out in the notice of articles, capable of exercising the functions of an incorporated company with the powers and with the liability on the part of the shareholders provided in this Act.

Evidence of incorporation

18   Whether or not the requirements precedent and incidental to incorporation have been complied with, a notation in the corporate register that a company has been incorporated is conclusive evidence for the purposes of this Act and for all other purposes that the company has been duly incorporated on the date shown and the time, if any, shown in the corporate register.

Effect of notice of articles and articles

19 (1) Subject to subsection (2), a company and its shareholders are bound by the company's articles and notice of articles in the manner contemplated by subsection (3) from the time at which the company is recognized.

(2) A pre-existing company and its shareholders are bound, in the manner contemplated by subsection (3),

(a)	by the company's notice of articles, if any,

(b)	by the company's articles, and

(c)	subject to section 373 (3) or 439 (3), as the case may be, by the company's memorandum.

(3)   A company and its shareholders are bound by the company's articles and notice of articles or by its memorandum and articles, as the case may be, and by any alterations made to those records under this Act or a former Companies Act, to the same extent as if those records

(a)	had been signed and sealed by the company and by each shareholder, and

(b)	contained covenants on the part of each shareholder and the shareholder's successors and personal or other legal representatives to observe the articles and notice of articles or memorandum and articles, as the case may be.

Pre-incorporation contracts

20 (1) In this section:

"facilitator" means a person referred to in subsection (2) who, before a company is incorporated, purports to enter into a contract in the name of or on behalf of the company;

"new company" means a company incorporated after a pre-incorporation contract is entered into in the company's name or on the company's behalf;

"pre-incorporation contract" means a purported contract referred to in subsection (2).

(2)   Subject to subsections (4) (b) and (8), if, before a company is incorporated, a person purports to enter into a contract in the name of or on behalf of the company,

(a) the person is deemed to warrant to the other parties to the purported contract that the company will

(i)	come into existence within a reasonable time, and

(ii)	adopt, under subsection (3), the purported contract within a reasonable time after the company comes into existence,

(b) the person is liable to the other parties to the purported contract for damages for any breach of that warranty, and

(c) the measure of damages for that breach of warranty is the same as if

(i)	the company existed when the purported contract was entered into,

(ii)	the person who entered into the purported contract in the name of or on behalf of the company had no authority to do so, and

(iii)	the company refused to ratify the purported contract.

(3)   If, after a pre-incorporation contract is entered into, the company in the name of which or on behalf of which the pre-incorporation contract was purportedly entered into by the facilitator is incorporated, the new company may, within a reasonable time after its incorporation, adopt that pre-incorporation contract by any act or conduct signifying its intention to be bound by it.

(4)   On the adoption of a pre-incorporation contract under subsection (3),

(a)	the new company is bound by and is entitled to the benefits of the pre-incorporation contract as if the new company had been incorporated at the date of the pre-incorporation contract and had been a party to it, and

(b)	the facilitator ceases, except as provided in subsections (6) and (7), to be liable under subsection (2) in respect of the pre-incorporation contract.

(5)   If the new company does not adopt the pre-incorporation contract under subsection (3) within a reasonable time after the new company is incorporated, the facilitator or any party to that pre-incorporation contract may apply to the court for an order directing the new company to restore to the applicant any benefit received by the new company under the pre-incorporation contract.

(6)   Whether or not the new company adopts the pre-incorporation contract under subsection (3), the new company, the facilitator or any party to the pre-incorporation contract may apply to the court for an order

(a)	setting the obligations of the new company and the facilitator under the pre-incorporation contract as joint or joint and several, or

(b)	apportioning liability between the new company and the facilitator.

(7)	On an application under subsection (6), the court may, subject to subsection (8), make any order it considers appropriate.

(8)	A facilitator is not liable under subsection (2) in respect of the pre-incorporation contract if the parties to the pre-incorporation contract have, in writing, expressly so agreed.

Division 2 — Corporate Names

Name of company

21 (1) A company recognized under this Act has as its name, on its recognition,

(a) the name shown for the company on the application filed to effect the recognition of the company if

(i)	that name has been reserved for the company, and

(ii)	that reservation remains in effect at the date of the recognition of the company, or

(b)   in any other case, the name created by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company.

(2) Subsection (1) does not apply to

(a)	an unlimited liability company, or

(b)	a company that is recognized as a result of an amalgamation to which section 273, 274 or 275 (2) (b) (i) (A) applies.

(3) The name of an unlimited liability company must comply with section 51.21.

Reservation of name

22 (1) A person wishing to reserve a name for the purposes of this Act must apply to the registrar.

(2)	After receiving an application to reserve a name under subsection (1), the registrar may reserve the name for a period of 56 days from the date of reservation or any longer period that the registrar considers appropriate.

(3)	After receiving a request for the extension of a reservation of a name, the registrar may, if that request is received before the expiry of that reservation, extend that reservation for the period that the registrar considers appropriate.

(4)	The registrar must not reserve a name for the purposes of this section unless that name complies with the prescribed requirements and with the other requirements set out in this Division.

(5) A name that the registrar for good and valid reasons disapproves contravenes the requirements set out in this Division.

Form of name of a company

23 (1)   Subject to section 51.21 (1), a company must have the word "Limited", "Limitée", "Incorporated", "Incorporée" or "Corporation" or the abbreviation "Ltd.", "Ltee", "Inc." or "Corp." as part of and at the end of its name.

(2)	For all purposes, each of the words "Limited", "Limitée", "Incorporated", "Incorporée" and "Corporation" is interchangeable with its abbreviation "Ltd.", "Ltee", "Inc." and "Corp.", respectively.

(3)	If the name of a company includes its incorporation number and if the first numeral of that incorporation number is a zero,

(a)	the name may be abbreviated by removing that zero, and

(b)	the abbreviated name is, for all purposes, interchangeable with the unabbreviated name.

Restrictions on use of name

24 (1)   A person must not use in British Columbia any name of which "limited", "limitee", "incorporated", "incorporee" or "corporation", or any abbreviation of them, is a part unless

(a)	the person is a corporation entitled or required to use the words, or

(b)	in the case of "limited" or "limitee", the person is

(i)	a limited liability company registered under section 377 as an extraprovincial company,

(ii)	a limited partnership, within the meaning of the Partnership Act, that is entitled or required to use that word, or

(iii)	a member of a class of persons prescribed for the purposes of this section.

(2) Without limiting subsection (1), a person must not use in British Columbia any name that includes "(VCC)" unless

(a)	the person is registered under the Small Business Venture Capital Act, or

(b)	the person is a federal corporation entitled or required to use that inclusion.

(3) Without limiting subsection (1), a person must not use in British Columbia any name that includes "(EVCC)" unless

(a)	the person is registered under Part 2 of the Employee Investment Act, or

(b)	the person is a federal corporation entitled or required to use that inclusion.

Multilingual names

25 (1) The name of a company must be in one or both of

(a)	an English form, and

(b)	a French form.

(2)	If the name of a company is in both an English form and a French form, the company may use, and may be legally designated by, either form or a combination of both forms for the purposes of section 27 or any other purpose.

(3)	Subject to section 256, a company may translate its name into any other language and may be designated by that translation of the name outside Canada if the translation of the name is set out in

(a)	the memorandum, or

(b)	the notice of articles in accordance with section 11 (f) and in the articles in accordance with section 12 (2) (c) (iii).

Assumed names

26 (1)   A foreign entity may only register as an extraprovincial company if the foreign entity complies with one of the following, as applicable:

(a)	the foreign entity reserves its own name under section 22;

(b)	if the foreign entity's own name cannot be reserved, the foreign entity reserves, under section 22, an assumed name that meets the requirements of that section.

(2)   If a foreign entity reserves an assumed name, the registrar may register the foreign entity as an extraprovincial company with its own name, if the foreign entity provides an undertaking to the registrar, in form and content satisfactory to the registrar, that it will carry on all of its business in British Columbia under that assumed name, and on such registration the extraprovincial company is deemed to have adopted the assumed name.

(3)   An extraprovincial company that has adopted an assumed name under this Act

(a)	must acquire all property, rights and interests in British Columbia under its assumed name,

(b)	is entitled to all property, rights and interests acquired, and is subject to all liabilities incurred, under its assumed name as if the property, rights and interests and the liabilities had been acquired and incurred under its own name, and

(c)	may sue or be sued in its own name, its assumed name or both.

(4)   No act of an extraprovincial company that has adopted an assumed name under this Act, including a transfer of property, rights or interests to or by it, is invalid merely because the act contravenes subsection (3) (a) of this section.

(5)   This section does not apply to a federal corporation.

Name to be displayed

27 (1)    A company or extraprovincial company must display its name or, in the case of an extraprovincial company that has adopted an assumed name under this Act, its assumed name, in legible English or French characters,

(a)	in a conspicuous position at each place in British Columbia at which it carries on business,

(b)	in all its notices and other official publications used in British Columbia,

(c)	on all its contracts, business letters and orders for goods, and on all its invoices, statements of account, receipts and letters of credit used in British Columbia, and

(d)	on all bills of exchange, promissory notes, endorsements, cheques and orders for money used in British Columbia and signed by it or on its behalf.

(2) If a company has a seal, the company must have its name in legible characters on that seal.

Registrar may order change of name

28 (1) If, for any reason, the name of a company contravenes

(a)	any of the prescribed requirements,

(b)	any of the other requirements set out in this Division, or

(c)	any of the following requirements:

(i)	in the case of an unlimited liability company, the requirements set out in section 51.21;

(ii)	in the case of a community contribution company, the requirements set out in section 51.921,

the registrar may, in writing and giving reasons, order the company to change its name, and section 263 applies.

(2)	If, for any reason, the name or assumed name of an extraprovincial company contravenes any of the prescribed requirements or any of the other requirements set out in this Division, the registrar may, in writing and giving reasons, order the extraprovincial company to change its name or assumed name or to adopt an assumed name, and section 382 or 383, as the case may be, applies.

(3)    This section does not apply to a federal corporation.

Other changes of name

29 (1)    If the Superintendent of Financial Institutions notifies the registrar of the superintendent's disapproval of the name of a trust company, an insurance company or a corporation that is registered as a captive insurance company under the Insurance (Captive Company) Act, the registrar may, in writing, and giving reasons, order the company to change its name to one that meets the approval of both the registrar and the superintendent.

(2)	The registrar may, in writing, and giving reasons, order a company to change its name to one that does not include the abbreviation "(VCC)" if the administrator under the Small Business Venture Capital Act informs the registrar that the company is not registered under the Small Business Venture Capital Act.

(3)	[Repealed 2004-49-71.]

(4)	The registrar may, in writing, and giving reasons, order a company to change its name to one that does not include the abbreviation "(EVCC)", if the administrator under the Employee Investment Act informs the registrar that the company is not registered under Part 2 of that Act.

(5)	If the registrar is informed by the proper officer of a self governing professional society, institute, college or association that a corporation, or an extraprovincial company, that was permitted to practise the profession has had that permission revoked by the society, institute, college or association, the registrar must, in writing, and giving reasons, order the corporation or extraprovincial company to change its name or assumed name to one that does not imply that the corporation or extraprovincial company is authorized to practise the profession.

(6)	This section does not apply to a federal corporation.

Division 3 — Capacity and Powers

Capacity and powers of company

30   A company has the capacity and the rights, powers and privileges of an individual of full capacity.

Joint tenancy in property

31 (1)    Every corporation is capable of acquiring and holding property, rights and interests in joint tenancy in the same manner as an individual, and, if a corporation and one or more individuals or other corporations become entitled to property, rights or interests under circumstances or by virtue of an instrument that would, if the corporation had been an individual, have created a joint tenancy, they are entitled to the property, rights or interests as joint tenants.

(2)	Despite subsection (1), acquiring and holding property, rights or interests by a corporation in joint tenancy is subject to the same conditions and restrictions as attach to acquiring and holding property, rights or interests by a corporation in severalty.

(3)	On the dissolution of a corporation that is a joint tenant of property, rights or interests, the property, rights or interests devolve on the other joint tenant.

Extraterritorial capacity

32   Unless restricted by its charter or by an Act, each British Columbia corporation has the capacity

(a)	to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside British Columbia, and

(b)	to accept from any lawful authority outside British Columbia powers and rights concerning the corporation's business and powers.

Restricted businesses and powers

33 (1)   A company must not

(a)	carry on any business or exercise any power that it is restricted by its memorandum or articles from carrying on or exercising, or

(b)	exercise any of its powers in a manner inconsistent with those restrictions in its memorandum or articles.

(2)   No act of a company, including a transfer of property, rights or interests to or by the company, is invalid merely because the act contravenes subsection (1).

Division 4 — Company Offices

Registered and records offices

34 (1)    Subject to section 40, a company must maintain a registered office and a records office in British Columbia.

(2)	The registered office and the records office may be located at the same place.

(3)	A company recognized under this Act has as the mailing address and delivery address of its first registered office and the mailing address and delivery address of its first records office the mailing addresses and delivery addresses respectively shown for those offices on the notice of articles that applies to the company on its recognition.

Change of registered or records office

35 (1)    Subject to section 34 (1), a company that has been authorized to do so under subsection (2) of this section may change one or both of the mailing address and delivery address of one or both of its registered office and records office by filing with the registrar a notice of change of address in the form established by the registrar.

(2)   A company is authorized to file a notice of change of address with the registrar if the change of address reflected in the notice has been authorized

(a)	in any manner required or permitted by the articles, or

(b)	if the articles are silent as to the manner in which a change of address is to be authorized, by a directors' resolution.

(3)   A change of address reflected in a notice of change of address filed with the registrar under this section takes effect under section 37 whether or not the change of address has been authorized in accordance with subsection (2).

Change of agent's office

36 (1)    A person who maintains the registered office or records office of one or more companies at the person's place of business or residence may, if there is to be a change to one or both of the mailing address and the delivery address of that place of business or residence, before that change occurs, file with the registrar a notice of change of address in the form established by the registrar.

(2)	A person referred to in subsection (1) must, if there is a change to one or both of the mailing address and the delivery address of the place of business or residence at which the person maintains the registered office or records office and if a notice of change of address reflecting that change was not filed under subsection (1) before that change occurred, promptly after that change occurs, file with the registrar a notice of change of address in the form established by the registrar.

(3)	If the person referred to in subsection (1) or (2) is not the only director of a company for which the person maintains a registered office or records office, the person must, before or promptly after filing a notice of change of address under this section, send a copy of that notice to a director of that company who is not that person.

Completion of change of address

37 (1)   A change of address reflected in a notice of change of address filed with the registrar under section 35 or 36 takes effect

(a)	subject to section 38, at the beginning of the day following the date on which the notice of change of address is filed with the registrar, or

(b)	subject to sections 38 and 410, if the notice of change of address specifies a date on which the notice of change of address is to take effect that is later than the day following the date on which the notice of change of address is filed with the registrar, at the beginning of the specified date.

(2)	At the time that a change of address under section 35 or 36 takes effect in relation to a company that has a notice of articles, the company's notice of articles is altered to reflect that change.

(3)	After a change of address under section 35 or 36 takes effect, the registrar must, if requested to do so, furnish to the company,

(a)	if the company has a notice of articles, a certified copy of the notice of articles as altered, or

(b)	in any other case, confirmation of the change of address.

Withdrawal of notice of change of address

38   At any time after a notice of change of address is filed with the registrar under section 35 or 36 and before the change of address takes effect, the company in respect of which the filing was made or any other person who appears to the registrar to be an appropriate person to do so may withdraw the notice of change of address by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the notice of change of address.

Transfer of registered office by agent

39	(1)	In this section, "applicant agent" means a person

(a)	who is not a director or officer of the company, and

(b)	who is authorized by the company to maintain the registered office of the company.

(2)	An applicant agent who maintains the registered office of a company may apply to the registrar, in an application to transfer registered office in the form established by the registrar, to transfer the location of the registered office to the British Columbia residence of a director or officer of the company.

(3)	At least 21 days before submitting an application under subsection (2) to the registrar for filing, the applicant agent must, subject to subsection (5), provide to the director or officer referred to in subsection (2) a notice in writing

(a)	advising that the applicant agent will make an application under this section unless, within 21 days after the date of the notice, the company files with the registrar a notice of change of address under section 35 to transfer the location of its registered office, and

(b)	specifying the British Columbia residence address of the director or officer as the address to which the location of the registered office is to be transferred by the application.

(4)	An applicant agent must provide to the registrar, concurrently with submitting the application to the registrar for filing, an affidavit of the applicant agent

(a)	confirming that subsection (3) has been complied with,

(b)	proposing that the registered office be located at the residence address specified, under subsection (3) (b), in the notice referred to in that subsection,

(c)	describing that residence address as a mailing address and as a delivery address,

(d)	providing the reasons for the applicant agent's belief that the proposed location, as described, is the residence of the director or officer referred to in the application, and

(e)	providing proof

(i)	that the director or officer referred to in the application received the notice referred to in subsection (3), or

(ii)	in a case to which subsection (5) applies, that the applicant agent complied with the court order made under that subsection.

(5)	An applicant agent who is unable to ensure receipt by the director or officer of the notice referred to in subsection (3) may apply to the court for an order of substituted service of that notice and may serve that notice in accordance with any order made in response to that application.

(6)	A director or officer who receives the notice referred to in subsection (3) may apply to the court for an order that the location of the registered office not be transferred to the residence of the director or officer.

(7)	The registered office of the company is transferred to the residence address specified in the application under subsection (2) at the beginning of the day following the date on which the application is filed with the registrar.

(7.1)	If a company to which subsection (7) applies has a notice of articles, the company's notice of articles is, at the time that its registered office is transferred, altered to reflect that transfer.

(8)	After the registered office of a company is transferred under this section, the registrar must

(a)	furnish to the company,

(i)	if the company has a notice of articles, a certified copy of the notice of articles as altered, or

(ii)	in any other case, confirmation of the transfer of the registered office, and

(b)	furnish a copy of the notice of articles or the confirmation, as the case may be, to the applicant agent.

Elimination of registered office

40	(1)	In this section, "applicant agent" has the same meaning as in section 39 (1).

(2)	If an applicant agent for a company is unable to locate any of the directors or officers of the company, the applicant agent may apply to the court to eliminate the registered office of the company.

(3)	An application under subsection (2) must be accompanied by an affidavit of the applicant agent as to the steps taken to locate the directors and officers of the company.

(4)	On an application under subsection (2), the court

(a)	may, if satisfied that no director or officer can, after reasonable efforts, be located, make the order it considers appropriate, including an order that the registered office of the company be eliminated on the terms and conditions that the court considers appropriate, and

(b)	must, if the court makes an order that the registered office of the company be eliminated under paragraph (a) of this subsection, set out, by order, the manner in which records may be served on, and mailed, delivered, sent, provided and furnished to, the company.

(5)	If the court orders that the registered office be eliminated under subsection (4), the applicant agent must promptly file with the registrar a notice of elimination of registered office in the form established by the registrar and a copy of the entered order.

(6)	The registered office of a company is eliminated at the beginning of the day following the date on which the notice of elimination of registered office is filed with the registrar.

(7)	If a company to which subsection (6) applies has a notice of articles, the company's notice of articles is, at the time that its registered office is eliminated, altered to reflect that elimination.

(8)	After the registered office of a company is eliminated, the registrar must furnish to the company,

(a)	if the company has a notice of articles, a certified copy of the notice of articles as altered, or

(b)	in any other case, confirmation of the elimination of the registered office.

(9)	The service of records on and the mailing, delivering, sending, providing or furnishing of records to a company that has had its registered office eliminated under this section may be effected in the manner ordered by the court under subsection (4) (b), and any reference in this Act to serving a record on, or mailing, by ordinary or registered mail, delivering, sending, providing or furnishing a record to, the registered office of a company is, if that company has had its registered office eliminated under this section, deemed to be a reference to the manner ordered by the court under subsection (4) (b).

Transfer of records office by agent

41	(1)	In this section, "applicant agent" means a person

(a)	who is not a director or officer of the company, and

(b)	who is authorized by the company to maintain the records office of the company.

(2)	An applicant agent who maintains the records office of a company may apply to the court to transfer the location of the records office to the British Columbia residence of a director or officer of the company if, at least 21 days before filing the application with the court, the applicant agent provides to that director or officer a notice in writing

(a)	advising that the applicant agent will make an application under this section unless, within 21 days after the date of the notice, the company files with the registrar a notice of change of address under section 35 to transfer the location of its records office, and

(b)	specifying the British Columbia residence address of the director or officer as the address to which the location of the records office is to be transferred by the application.

(3)	Unless, within 21 days after the date of the notice referred to in subsection (2) of this section, the company files with the registrar a notice of change of address under section 35 to transfer the location of its records office, the applicant agent may apply to the court to transfer the location of the records office to the residence of the director or officer of the company to whom the notice referred to in subsection (2) of this section was provided.

(4)	An application under subsection (3) must be accompanied by an affidavit of the applicant agent

(a)	confirming that subsection (2) has been complied with,

(b)	proposing that the records office be located at the residence address specified, under subsection (2) (b), in the notice referred to in that subsection,

(c)	describing that residence address as a mailing address and as a delivery address,

(d)	providing the reasons for the applicant agent's belief that the proposed location, as described, is the residence of the director or officer referred to in the application, and

(e)	providing proof that the director or officer referred to in the application received the notice referred to in subsection (2).

(5)	A director or officer who receives the notice referred to in subsection (2) may apply to the court for an order that the location of the records office not be transferred to the residence of the director or officer.

(6)	If, on an application under subsection (3), the court orders that the records office be transferred, the applicant agent must promptly submit to the registrar for filing,

(a)	a notice of transfer of records in the form established by the registrar to confirm that the records kept at the company's records office have been physically transferred to the new location of the records office ordered by the court, and

(b)	a copy of the entered order.

(7)	A transfer of the records office of a company under this section takes effect when the notice of transfer of records referred to in subsection (6) is filed with the registrar.

(8)	If the company to which subsection (7) applies has a notice of articles, the company's notice of articles is, at the time that the transfer of its records office takes effect, altered to reflect that transfer.

(9)	After the records office of a company is transferred under this section, the registrar must furnish to the company,

(a)	if the company has a notice of articles, a certified copy of the notice of articles as altered, or

(b)	in any other case, confirmation of the transfer of the records office.

Division 5 — Company Records

Transparency register

41.1	This Division does not apply to a transparency register except as specified in Part 4.1.

Records office records

42	(1)	Subject to section 43, a company must keep the following records at its records office:

(a)	its certificate of incorporation, certificate of conversion, certificate of amalgamation or certificate of continuation, as the case may be, any certificate of change of name and any certificate of restoration applicable to the company;

(b)	[Repealed 2006-12-5.]

(c)	a copy of each of the following:

(i)	each entered order of the court made in respect of the company under this Act;

(ii)	each order of the registrar made in respect of the company;

(iii)	each order made by the executive director or the Securities Commission under section 91;

(iv)	each affidavit deposited in the company's records office under section 277 (1), 284 (7) (a) or 316 (1) (a);

(v)	in the case of a financial institution, each order made by the superintendent or the Authority unless the superintendent or the Authority in that order or in another order, orders that that order need not be kept at the records office;

(d)	its central securities register unless, under section 111 (4), the directors designate a different location, in which case the company must

(i)	keep the central securities register at that designated location, and

(ii)	keep at its records office a notice identifying the mailing address and delivery address of the location at which that register is available for inspection and copying in accordance with section 111 (4.1) or (4.2), as the case may be;

(e)	its register of directors;

(f)	a copy of each consent to act as a director received by the company;

(g)	a copy of each written resignation referred to in section 128;

(h)	a copy of any report sent to the company under section 253 (1);

(i)	the minutes of every meeting of shareholders;

(j)	a copy of each consent resolution of shareholders and each consent under section 327 (1), and, if the consents of the shareholders are expressed on more than one record, a copy of each of those records;

(k)	unless contained in the minutes of the applicable meeting or in a consent resolution,

(i)	the complete text of any resolution passed at a meeting of shareholders, and

(ii)	a copy of each written record referred to in section 148 (3) or (4) or 153 that records a disclosure made to the shareholders under Division 3 of Part 5 by a current director or a current senior officer;

(l)	the minutes of every meeting of directors or of a committee of directors, and, unless contained in the minutes of the applicable meeting, a list of every director present at the meeting;

(m)	a copy of each consent resolution of the directors or of a committee of directors, and, if the consents of the directors are expressed on more than one record, a copy of each of those records;

(n)	unless contained in the minutes of the applicable meeting or in a consent resolution,

(i)	the complete text of any resolution passed at a meeting of directors or of a committee of directors,

(ii)	a copy of each written record referred to in section 148 (3) or (4) or 153 that records a disclosure made to the directors under Division 3 of Part 5 by a current director or a current senior officer, and

(iii)	a copy of each written record that records a disclosure under section 195 (7) (a);

(o)	a copy of each written dissent received under section 154 (5) or (8);

(p)	a copy of

(i)	each of the audited financial statements of the company and its subsidiaries, whether or not consolidated with the financial statements of the company, including the auditor's reports prepared in relation to those financial statements, and

(ii)	unless kept under subparagraph (i) of this paragraph, the financial statements referred to in section 185 (1) that were prepared in relation to the most recently completed financial year;

(q)	a copy of any representations sent to the company under section 209 (5) and any response sent to the company under section 209 (6);

(q.1)	if the company is a community contribution company, a copy of each community contribution report;

(q.2)	if the company is a benefit company, a copy of each benefit report;

(r)	if the company is an amalgamated company, copies of the records described in the following paragraphs of this subsection for each amalgamating company:

(i)	paragraphs (a) to (h);

(ii)	paragraphs (i) to (k);

(iii)	paragraphs (I) to (o);

(iv)	paragraphs (p) and (q);

(v)	paragraph (q.1);

(vi)	paragraph (q.2).

(2)	In addition to the records referred to in subsection (1), a company must keep the following records at its records office:

(a)	in relation to its articles,

(i)	subject to subparagraphs (ii) and (iii) of this paragraph,

(A)	the set of articles referred to in section 16, 267, 267.3, 282 (1) (c) or 307, as the case may be, that apply to the company on its recognition, or

(B)	in the case of a pre-existing company, a copy of the set of articles that apply to the company on its compliance with section 370 (1) (a) and (b) or 436 (1) (a) and (b), as the case may be,

(ii)	in the case of a company that has, by operation of this Act, or has adopted, by reference, any or all of Table 1 or Table A as or in its articles,

(A)	a copy of that table or, if a copy of that table is otherwise available at that office and is, in relation to the company, available there for inspection and copying in accordance with sections 46 and 48, a record confirming that that table is available at that office for inspection and copying in accordance with sections 46 and 48, and

(B)	that part, if any, of its articles that is not included in that table,

(iii)	in the case of a company that has wholly replaced its articles,

(A)	the replacement set of articles, and

(B)	a copy of the set of articles that the company has wholly replaced, and

(iv)	a copy of every resolution or other record altering or replacing the articles, which copy must, in the case of records retained under subparagraph (i), (ii) (B) or (iii) of this paragraph, as the case may be, be attached to those records;

(b)	if the company was incorporated under this Act, the signed copy of the incorporation agreement referred to in section 15 (1) (b);

(c)	if the company resulted from the continuation of a foreign corporation into British Columbia under this Act, the records, relating to the period before the continuation of the company, that the foreign corporation was required to keep by the corporate legislation of the foreign corporation's jurisdiction;

(d)	if the company resulted from an amalgamation of one or more foreign corporations with one or more companies, the records, relating to the period before the amalgamation, that each of the foreign corporations was, before the amalgamation, required to keep by the corporate legislation of the foreign corporation's jurisdiction;

(e)	if the company is a pre-existing company,

(i)	copies of the memorandum and articles that applied to the company on the coming into force of this Act, altered as necessary to reflect the information, if any, added under section 434 (1) (a),

(ii)	subject to subsection (3) of this section and unless kept elsewhere in the manner provided by section 69 or 79 of the Company Act, 1996, each of the following, if and to the extent that it relates to the period before the coming into force of this Act:

(A)	its register of allotments;

(B)	its register of transfers;

(C)	its register of members;

(D)	its register of debentures;

(E)	its register of debentureholders, and

(iii)	any records, not otherwise retained by the company under this section, that the company was required to keep under the Company Act, 1996 that relate to the period before the coming into force of this Act;

(f)	if the company is an amalgamated company, copies of the records described in the following paragraphs of this subsection for each amalgamating company:

(i)	paragraphs (a) and (b);

(ii)	paragraph (c);

(iii)	paragraph (d);

(iv)	paragraph (e) (i);

(v)	paragraph (e) (ii);

(vi)	paragraph (e) (iii).

(3)	A pre-existing company need not keep a register of allotments, a register of transfers or a register of members under subsection (2) (e) (ii) or (f) (v) of this section if the whole of the information that was, under section 65, 66 or 67 respectively of the Company Act, 1996, required to be kept in that register is included in the company's central securities register.

Records may be kept at other locations

43	(1)	Despite section 42 but without limiting subsection (2) of this section, records referred to in section 42 (1) (i), (j), (k), (I), (m), (n), (o), (p), (q), (q.1), (q.2) or (r) (ii), (iii), (iv), (v) or (vi) or (2) (c), (d), (e) (ii) or (iii) or (f) (ii), (iii), (v) or (vi) may, after 7 years from the date on which they were received for deposit at the records office, be kept by the company at a location other than the records office so long as those records can be produced from that other location by the person who maintains the records office for the company on 48 hours' notice, not including Saturdays and holidays.

(2)	Despite section 42 but subject to section 111 (4) to (4.2), a company may keep all or any of the records referred to in section 42 (1) and (2) at a location other than the records office so long as those records are available for inspection and copying in accordance with sections 46 and 48 at the records office by means of a computer terminal or other electronic technology.

Maintenance of records

44	(1)	Any record that a company is required to keep at its records office under section 42 must be deposited in that office promptly after the company's preparation or receipt, as the case may be, of the record.

(2)	Records that are required by this Act to be prepared or kept by or on behalf of a company

(a)	must be in a bound or looseleaf form, or

(b)	must

(i)	in the case of records referred to in section 42, be kept in a prescribed form, or

(ii)	in any other case, subject to the regulations, be kept, entered or recorded in any other manner that will allow them to be inspected and copied in accordance with this Act.

(3)	The person who maintains the records office for the company must note on each record referred to in section 42 (1) (c) (i) or (iv), (g), (k) (ii) or (n) (ii) or (iii) or (2) (a) (iv) or 68 (4) (b) (ii) that is received for deposit at the company's records office the date and time on which that record is received for deposit.

(4)	A company, the person who maintains the records office for the company and any other agent of the company who has a duty to prepare or keep any of the records required by this Act must take adequate precautions in preparing and keeping those records so as to

(a)	keep those records in a complete state,

(b)	avoid loss, mutilation and destruction,

(c)	avoid falsification of entries, and

(d)	provide simple, reliable and prompt access.

(5)	This section applies, in the case of a financial institution, to any record the financial institution is required to keep under the Financial Institutions Act.

Missing records

45	(1)	If the court is satisfied that a record that was or that should have been deposited in the records office of a company has been destroyed, is lost, was never created or is otherwise not accessible, the court may, on the application of an interested person, make the order it considers appropriate and may, without limitation,

(a)	make a declaration as to what was or should have been contained in the record,

(b)	declare the record to have existed with full legal effect from the date and time that the company was recognized or from any other date and time that the court may order, and

(c)	if a declaration is made under paragraph (a) in respect of the contents of a record, order that some or all of those contents

(i)	apply to a person or to an event, or

(ii)	do not apply to a person or to an event, whether or not those contents would have applied to the person or the event on or after the date and time ordered by the court under paragraph (b).

(2)	If an order is made under subsection (1) in respect of a record, the provisions of this Division that are applicable to that record apply to a copy of the entered order.

Inspection of records

46	(1)	The following persons may, without charge, inspect all of the records that a company is required to keep under section 42:

(a)	a current director of the company;

(b)	if and to the extent permitted by the articles,

(i)	a shareholder of the company, or

(ii)	any other person.

(2)	A former director of a company and, if and to the extent permitted by the articles that were in effect immediately before the person ceased to be a shareholder, a former shareholder of a company may, without charge, inspect all of the records that the company is required to keep under section 42 that relate to the period when that person was a director or shareholder, as the case may be.

(3)	The following persons may, without charge, inspect all of the records that a company is required to keep under section 42, other than the records referred to in section 42 (1) (I) to (o) and (r) (iii):

(a)	a shareholder or qualifying debentureholder of the company;

(b)	a former shareholder of the company to the extent that those records relate to the period when that person was a shareholder.

(4)	Any person may, without charge, inspect all of the records that a company is required to keep under section 42, other than the records referred to in section 42 (1) (I) to (o) and (r) (iii), if the company is a public company, a community contribution company, a financial institution or a pre-existing reporting company.

(4.1)	Any person may, without charge, inspect the copy of the benefit report that a benefit company is required to keep under section 42 (1) (q.2).

(5)	Subject to subsection (4.1) of this section, in the case of a company that is not one referred to in subsection (4) of this section, on payment, to the person who maintains the records office for the company, of the inspection fee, if any, set by that person or by the company, which fee must not exceed the prescribed fee, any person may inspect all of the records that the company is required to keep under section 42, other than the records referred to in section 42 (1) (i) to (q) and (r) (ii) to (iv).

(6)	Despite subsections (1) to (5) of this section but without limiting any obligation to pay the fee, if any, required under this section, a person may inspect a record kept by a company under section 42 (2) (c), (d), (e) (ii) or (iii) or (f) (ii), (iii), (v) or (vi) only if and to the extent that,

(a)	in the case of a record kept under section 42 (2) (c) or (f) (ii), the person was entitled to do so under the corporate legislation of the jurisdiction that, before the continuation, was the foreign corporation's jurisdiction,

(b)	in the case of a record kept in the records office of an amalgamated company under section 42 (2) (d) or (f) (iii) in relation to an amalgamating foreign corporation, the person was entitled to do so under the corporate legislation of the jurisdiction that, before the amalgamation, was the foreign corporation's jurisdiction, or

(c)	in the case of a record kept under section 42 (2) (e) (ii) or (iii) or (f) (v) or (vi), the person was entitled to do so under the Company Act, 1996.

(7)	Subject to subsection (8) of this section, an inspection of a company's records that is authorized by this section may be conducted during statutory business hours.

(8)	A company may, by an ordinary resolution, impose restrictions on the times during which a person, other than a current director, may inspect the company's records under this section, but those restrictions must permit inspection of those records during the times set out in the regulations.

Repealed

47	[Repealed 2006-12-7.]

Copies

48	(1)	If a person who is entitled under section 46 to inspect a record requests a copy of that record and pays, to the person having custody or control of that record, the copying fee, if any, set by that person or by the company, which fee must not exceed the prescribed fee, the person who has custody or control of that record must provide, in accordance with subsection (3) of this section, a copy of that record to the requesting person

(a)	promptly after receipt of the request and payment, or

(b)	in the case of a record that is, under section 43 (1), kept at a location other than the records office, within 48 hours, not including Saturdays and holidays, after the request and payment are received.

(2)	Despite subsection (1) of this section, a shareholder of a company is entitled on request and without charge to receive from the person who maintains the records office for the company a copy of

(a)	the notice of articles or memorandum, as the case may be, and

(b)	the articles.

(3)	A copy of a record referred to in subsection (1) or (2) must be provided in the manner agreed to by the person who has custody or control of the record and the person seeking to obtain the copy or, in the absence of such an agreement,

(a)	must, if the person seeking to obtain the copy so requests, be provided by mailing it to that person, or

(b)	may, in any other case, be provided to the person seeking to obtain the copy by making it available for pick-up at the office at which the record is kept.

List of shareholders

49	(1)	A person may apply to a company, or to the person who has custody or control of its central securities register, for a list setting out the following:

(a)	the names and last known addresses of the shareholders;

(b)	the number of shares of each class or series of shares held by each of those shareholders.

(2)	An application under subsection (1) must be in writing and must include

(a)	an affidavit of the person seeking the list

(i)	stating the name and mailing address of the applicant or, if the applicant is a corporation, its name and the mailing address, and, if different, the delivery address, of its registered office or equivalent, and

(ii)	stating that the list will not be used except as permitted under subsection (3), and

(b)	payment of the fee charged under subsection (7).

(3)	A person must not use a list obtained under this section except in connection with an effort to

(a)	influence the voting of shareholders of the company at any meeting of shareholders,

(b)	acquire or sell securities of the company,

(c)	effect an amalgamation or a similar process involving the company or a reorganization of the company,

(d)	call a meeting under section 167 (8) or 322 (4), or

(e)	identify the shareholders of an unlimited liability company.

(4)	Promptly after receipt of the application referred to in subsection (1) of this section, the company or the person who has custody or control of its central securities register must provide to the applicant the requested list made up to and including a date, specified in the list, that is not more than 14 days before the date on which the application was received.

(5)	If the applicant so requests in the application, the company or the person who has custody or control of its central securities register must, promptly after receipt of the application, provide to the applicant supplemental lists that meet the requirements of subsection (6).

(6)	Supplemental lists under subsection (5) must

(a)	be prepared for the period beginning on the date following the date specified in the basic list provided under subsection (4) and ending on the date on which the application under subsection (1) is received, and

(b)	for each day in that period on which there is a change to the information contained in the basic list, set out the changes that occurred to the information in the basic list on that day.

(7)	The company or the person who has custody or control of its central securities register may charge a reasonable fee for any basic list provided under subsection (4), and a reasonable fee for any supplemental list provided under subsection (5).

(8)	A list referred to in subsection (4) or (5) must be provided in the manner agreed to by the company or the person who has custody or control of its central securities register and the applicant or, in the absence of such an agreement,

(a)	must, if the applicant so requests, be provided by mailing it to that applicant, or

(b)	may, in any other case, be provided to the applicant by making it available for pick-up at the office at which the central securities register is available for inspection and copying in accordance with section 111 (4.1) or (4.2), as the case may be.

Remedies on denial of access or copies

50	(1)	A person who claims to be entitled under section 46, 48 or 49 to obtain a list, to inspect a record or to receive a copy of a record, may apply in writing to the registrar for an order under subsection (2) of this section if that person is not provided with the list, given access to the record or provided with a copy of the record.

(1.1)	If, on the application of a person referred to in subsection (1), it appears to the registrar that the company, the person who maintains the records office for the company or the person who has custody or control of the company's central securities register has, contrary to this Division, failed to provide a list to the applicant, give the applicant access to a record or provide the applicant with a copy of a record, the registrar may provide written notice to the company that the registrar will issue an order under subsection (2) unless the company provides to the registrar, within 15 days after the date on which the notice is provided, whichever of the following the company chooses to provide:

(a)	the list or a copy of the record;

(b)	a signed statement of a director or officer of the company setting out why the applicant is not entitled to obtain the list or access to or a copy of the record.

(1.2)	The registrar must

(a)	set out in any notice provided under subsection (1.1) an explanation of the basis on which the applicant claims to be entitled to obtain the list or access to or a copy of the record, and

(b)	furnish a copy of that notice to the applicant.

(2)	If a company to which notice is provided under subsection (1.1) does not provide to the registrar, in accordance with the notice, the list, a copy of the record or a signed statement of a director or officer of the company, the registrar must order the company to provide to the registrar whichever of the following the company considers appropriate:

(a)	the list or a copy of the record referred to in subsection (1.1) (a);

(b)	the signed statement referred to in subsection (1.1) (b).

(3)	The registrar must

(a)	set out in any order made under subsection (2) an explanation of the basis on which the applicant claims to be entitled to obtain the list, access to the record or a copy of the record, and

(b)	furnish a copy of that order to the company and the applicant.

(4)	The company referred to in an order made under subsection (2) must comply with that order within 10 days after the date of the order.

(5)	If the company provides a list or a copy of a record to the registrar under subsection (1.1) (a) or (2) (a), the registrar must furnish the list or the copy of the record to the applicant.

(6)	If the company provides a signed statement of a director or officer to the registrar under subsection (1.1) (b) or (2) (b), the registrar must furnish to the applicant.

(7)	An applicant under subsection (1) may, on notice to the company, apply to the court for an order that the applicant be provided with a list, access to a record or a copy of a record, if

(a)	a signed statement respecting the list or record is furnished to the applicant by the registrar under subsection (6), or

(b)	the company fails to comply with subsection (4).

(8)	Without limiting the power of the registrar under section 422 (1) (c), the court may, on an application under subsection (7) of this section, make the order it considers appropriate and may, without limitation, do one or more of the following:

(a)	make an order that a list or access to a record be provided to the applicant, or that a copy of a record be provided to the applicant, within the time specified by the order;

(b)	make an order directing the company to do one or both of the following:

(i)	change the location of the records office of the company to a location that the court considers appropriate;

(ii)	replace the person who maintains the records office for the company or who has custody or control of its central securities register;

(c)	order the company to pay to the applicant damages in an amount that the court considers appropriate;

(d)	order the company, the person who maintains the records office for the company or the person who has custody or control of its central securities register or some or all of them to pay to the applicant the applicant's costs of and related to the application.

(9)	An order may be made under subsection (8) in addition to a legal proceeding, conviction or penalty for an offence under Division 4 of Part 12.

Company to file annual report

51	Subject to sections 330 (k) and 411 (2), a company must annually, within 2 months after each anniversary of the date on which the company was recognized, file with the registrar an annual report in the form established by the registrar containing information that is current to the most recent anniversary.

Part 2.1 — Unlimited Liability Companies

Definition

51.1	For the purposes of this Part, "foreign unlimited liability corporation" means

(a)	an unlimited liability corporation under the Business Corporations Act (Alberta),

(b)	an unlimited company under the Companies Act (Nova Scotia),

(c)	any other foreign corporation of which the shareholders, in their capacity as shareholders of the corporation, are liable for the debts and liabilities of the corporation, or

(d)	a foreign corporation within a prescribed class of foreign corporations.

Notice of articles of unlimited liability company must include statement

51.11	A company formed under section 10 is an unlimited liability company if its notice of articles contains the following statement:

The shareholders of this company are jointly and severally liable to satisfy the debts and liabilities of this company to the extent provided in section 51.3 of the Business Corporations Act.

Statement on certificate

51.2	(1)	Without limiting section 57, an unlimited liability company must set out on the face of each share certificate issued by it the following statement:

The shareholders of this company are jointly and severally liable to satisfy the debts and liabilities of this company to the extent provided in section 51.3 of the Business Corporations Act.

(2)	The failure of an unlimited liability company to comply with subsection (1) does not affect the liability of its shareholders under section 51.3.

Corporate name

51.21	(1)	An unlimited liability company

(a)	must have the words "Unlimited Liability Company" or the abbreviation "ULC" as part of and at the end of its name, and

(b)	must not have any of the words or abbreviations referred to in section 23 (1) as part of its name.

(2)	For all purposes, the words "Unlimited Liability Company" are interchangeable with the abbreviation "ULC".

(3)	A person must not use in British Columbia any name of which "Unlimited Liability Company", "Unlimited Liability Corporation" or "ULC" is a part unless the person is

(a)	an unlimited liability company,

(a.1)	a federal corporation entitled or required to use those words or that abbreviation,

(b)	a foreign unlimited liability corporation, or

(c)	a prescribed person.

(4)	An unlimited liability company recognized under this Act has as its name, on its recognition,

(a)	the name shown for the company on the application filed to effect the recognition of the company if

(i)	that name has been reserved for the company, and

(ii)	that reservation remains in effect at the date of the recognition of the company, or

(b)	in any other case, the name created by adding "B.C. Unlimited Liability Company" after the incorporation number of the company.

Liability of shareholders of unlimited liability companies

51.3	(1)	Subject to subsection (2), shareholders and former shareholders of an unlimited liability company are jointly and severally liable as follows:

(a)	if the company liquidates, the shareholders and former shareholders are jointly and severally liable, from the commencement of the company's liquidation to its dissolution, to contribute to the assets of the company for the payment of the unlimited liability company's debts and liabilities;

(b)	whether or not the company liquidates, the shareholders and former shareholders are jointly and severally liable, after the company's dissolution, for payment to the company's creditors of the unlimited liability company's debts and liabilities.

(2)	A former shareholder of an unlimited liability company is not liable under subsection (1) unless it appears to the court that the shareholders of the unlimited liability company are unable to satisfy the debts and liabilities referred to in subsection (1), and, even in that case, is not liable under subsection (1)

(a)	in respect of any debt or liability of the unlimited liability company that arose after the former shareholder ceased to be a shareholder of the unlimited liability company,

(b)	in a liquidation of the company, if the former shareholder ceased to be a shareholder of the unlimited liability company one year or more before the commencement of liquidation, or

(c)	on or after a dissolution of the company effected without liquidation, if the former shareholder ceased to be a shareholder of the unlimited liability company one year or more before the date of dissolution.

(3)	The liability under subsections (1) and (2) of a shareholder or former shareholder of an unlimited liability company continues even though the unlimited liability company transforms, and, in that event,

(a)	a reference in subsections (1) and (2) to

(i)	"shareholder" is deemed to be a reference to a person who was a shareholder of the unlimited liability company at the time it transformed, and

(ii)	"former shareholder" is deemed to be a reference to a person who ceased to be a shareholder of the unlimited liability company before it transformed, and

(b)	a reference in subsection (1) (a) or (b) or (2) (b) or (c) to "the company" is deemed to be a reference to the successor corporation.

(4)	In subsection (3) and this subsection:

"successor corporation", in relation to an unlimited liability company, means any corporation that results from the company, or any of its successor corporations, transforming;

"transform", in relation to an unlimited liability company or any of its successor corporations, means to

(a)	alter its notice of articles to become a limited company,

(b)	continue into another jurisdiction, or

(c)	amalgamate with another corporation.

Alteration of notice of articles to become unlimited liability company

51.31	(1)	A limited company may become an unlimited liability company by altering its notice of articles to

(a)	include the statement referred to in section 51.11, and

(b)	change the company's name in accordance with section 263 (3) to a name that complies with section 51.21 and Division 2 of Part 2.

(2)	A company may alter its notice of articles under subsection (1) if all of the shareholders, whether or not their shares otherwise carry the right to vote,

(a)	authorize the alteration by a unanimous resolution, and

(b)	return to the company all of their share certificates, if any, representing shares in the company for endorsement in accordance with section 51.2 (1).

(3)	If a limited company becomes an unlimited liability company by altering its notice of articles, the shareholders of the unlimited liability company are liable, in accordance with section 51.3, for the debts and liabilities of the company whether those debts and liabilities arose before or arise after the alteration.

Alteration of notice of articles to become limited company

51.4	(1)	An unlimited liability company may become a limited company by altering its notice of articles to

(a)	remove the statement referred to in section 51.11, and

(b)	change the company's name in accordance with section 263 (3) to a name that complies with Division 2 of Part 2.

(2)	If an unlimited liability company becomes a limited company by altering its notice of articles, section 51.3 applies to the liability of the shareholders and former shareholders of the unlimited liability company.

Amalgamations restricted

51.5	Despite section 269,

(a)	a foreign corporation must not amalgamate with an unlimited liability company and continue as a company, whether as a limited company or as an unlimited liability company,

(b)	a foreign unlimited liability corporation must not amalgamate with any company and continue as a company, whether as a limited company or as an unlimited liability company, and

(c)	a foreign corporation must not amalgamate with a limited company and continue as an unlimited liability company.

Amalgamation resulting in unlimited liability company

51.6	(1)	If an amalgamation involving one or more limited companies is proposed to result in an amalgamated unlimited liability company and that amalgamation is not to be effected under section 273 or 274,

(a)	sections 270 (1) (b) and 271 do not apply to the amalgamating limited companies, and

(b)	the amalgamation agreement must be adopted by a unanimous resolution of all of the shareholders of each amalgamating limited company, whether or not their shares otherwise carry the right to vote.

(2)	Without limiting section 282, if an amalgamation results in an amalgamated unlimited liability company,

(a)	the amalgamated unlimited liability company's notice of articles must include the statement referred to in section 51.11,

(b)	the amalgamated unlimited liability company's name must comply with section 51.21 and Division 2 of Part 2, and

(c)	the shareholders of the amalgamated unlimited liability company are liable, in accordance with section 51.3, for the debts and liabilities of the amalgamated unlimited liability company whether those debts and liabilities were the debts and liabilities of an amalgamating company immediately before, or are the debts and liabilities of the amalgamated unlimited liability company after, the amalgamation.

Amalgamation resulting in limited company

51.7	If an amalgamation of an unlimited liability company with another corporation results in an amalgamated limited company,

(a)	the amalgamated limited company's notice of articles must not include the statement referred to in section 51.11,

(b)	the amalgamated limited company's name must comply with Division 2 of Part 2, and

(c)	section 51.3 applies to the liability of the shareholders and former shareholders of the unlimited liability company.

Continuation into British Columbia as unlimited liability company

51.8	(1)	A foreign corporation must not be continued into British Columbia as an unlimited liability company unless

(a)	the foreign corporation is

(i)	an unlimited liability corporation under the Business Corporations Act (Alberta),

(ii)	an unlimited company under the Companies Act (Nova Scotia), or

(iii)	a foreign corporation within a prescribed class of foreign corporations, and

(b)	the continuation accords with any prescribed requirements that must be met in order for a foreign corporation to be continued into British Columbia as an unlimited liability company.

(2)	Without limiting sections 302 and 305 (1), if a foreign corporation referred to in subsection (1) of this section continues into British Columbia as an unlimited liability company,

(a)	the continued unlimited liability company's notice of articles must include the statement referred to in section 51.11,

(b)	the continued unlimited liability company's name must comply with section 51.21 and Division 2 of Part 2, and

(c)	the shareholders of the unlimited liability company are liable, in accordance with section 51.3, for the debts and liabilities of the continued unlimited liability company whether those debts and liabilities were the debts and liabilities of the continuing foreign corporation immediately before, or are the debts and liabilities of the continued unlimited liability company after, the continuation.

Continuation of foreign unlimited liability corporation into British Columbia as limited company prohibited

51.9	A foreign unlimited liability corporation must not continue into British Columbia as a limited company.

Part 2.2 — Community Contribution Companies

Definitions

51.91	(1)	In this Part:

"associate" has the same meaning as in section 192 (1);

"community purpose" means a purpose beneficial to

(a)	society at large, or

(b)	a segment of society that is broader than the group of persons who are related to the community contribution company,

and includes, without limitation, a purpose of providing health, social, environmental, cultural, educational or other services, but does not include any prescribed purpose;

"qualified entity" means

(a)	a community service cooperative as defined in the Cooperative Association Act,

(b)	a registered charity as defined in section 248 (1) of the Income Tax Act (Canada) or another qualified donee as defined in section 149.1 (1) of that Act, or

(c)	a prescribed entity or class of entities;

"related" has the meaning set out in subsection (2);

"transfer" means to transfer by any method and includes pay, spend, distribute, dispose, assign, give, sell, grant, charge, convey, bequeath, devise, lease, divest, release and agree to do any of those things.

(2)	For the purposes of this Part, a person is related to a community contribution company if the person is

(a)	a director, officer or shareholder of the company,

(b)	a person who beneficially owns shares of the company,

(c)	an associate or affiliate of the company,

(d)	a director or officer of another corporation if that other corporation is itself related to the company, or

(e)	an associate or affiliate of a person referred to in any of paragraphs (a) to (d).

Notice of articles of community contribution company

51.911	(1)	A company is a community contribution company if its notice of articles contains the following statement:

This company is a community contribution company, and, as such, has purposes beneficial to society. This company is restricted, in accordance with Part 2.2 of the Business Corporations Act, in its ability to pay dividends and to distribute its assets on dissolution or otherwise.

(2)	If it is authorized to do so by the regulations, a community contribution company may, in accordance with the regulations, alter its notice of articles to remove the statement referred to in subsection (1), and if the notice of articles is altered to remove that statement, the company ceases to be a community contribution company.

Community purposes

51.92	One or more of the primary purposes of a community contribution company must be community purposes and those community purposes must be set out in its articles.

Corporate name

51.921	(1)	A community contribution company must have the words "Community Contribution Company" or the abbreviation "CCC" as part of its name.

(2)	For all purposes, the words "Community Contribution Company" are interchangeable with the abbreviation "CCC".

(3)	A person must not use in British Columbia any name of which "Community Contribution Company" or "CCC" is a part unless the person is

(a)	a community contribution company,

(b)	a federal corporation entitled or required to use those words or that abbreviation, or

(c)	a prescribed person or class of persons.

Directors and officers

51.93	(1)	Despite section 120, a community contribution company must have at least 3 directors.

(2)	Without limiting section 142 (1), a director or officer of a community contribution company, when exercising the powers and performing the functions of a director or officer of the company, as the case may be, must act with a view to the community purposes of the company set out in its articles.

(3)	Section 137 does not apply to a community contribution company.

Transfer of assets prohibited

51.931	(1)	A community contribution company must not transfer any of its money or other assets other than

(a)	for fair market value,

(b)	to a qualified entity,

(c)	in furtherance of the company's community purposes,

(d)	for transfers contemplated by this Part, including, without limitation, dividends, distributions on dissolution, redemptions or purchases of shares or other reductions of capital, or

(e)	for transfers that are

(i)	of a type authorized by the regulations, and

(ii)	in accordance with the regulations.

(2)	Except as permitted under subsection (1), no part of the money or other assets of a community contribution company is to be transferred during the company's existence or on its dissolution to a person related to the company.

(3)	Despite section 195, a community contribution company must not transfer any of its money or other assets by way of financial assistance

(a)	to persons who are related to the company unless

(i)	the persons are qualified entities, or

(ii)	the financial assistance is provided to persons within a prescribed class of persons in prescribed circumstances, or

(b)	to any other persons unless the provision of that financial assistance is in furtherance of the company's community purposes.

(4)	Nothing in this section prevents a community contribution company from transferring money or other assets in the ordinary course of business if the value of the assets transferred is or could reasonably be expected to be equal to the fair market value of the goods or services acquired in return by the company.

Restrictions on dividends and interest

51.94	(1)	A community contribution company must not declare a dividend unless

(a)	the declaration is in accordance with the regulations, and

(b)	the company first obtains approval of the dividend by ordinary resolution.

(2)	Without limiting subsection (1), a community contribution company may in its articles further constrain the declaration of dividends.

(3)	A community contribution company must not pay, in relation to a debenture issued by it or any of its other debts, a rate of interest that is related to the company's profits unless

(a)	the regulations authorize payments of that type, and

(b)	the payment is in accordance with the regulations.

Redemption or purchase of shares or reduction of capital

51.941	A community contribution company must not make a payment to redeem or purchase its own shares, or to otherwise reduce the company's capital attributable to shares of the company, unless the payment is in accordance with the regulations.

Distribution of assets on dissolution of community contribution company

51.95	(1)	In this section, "distributable assets", in relation to a community contribution company that is to be dissolved, means the company's money and other assets that remain after payment or provision for payment has been made of

(a)	all of the company's liabilities and the costs, charges and expenses properly incurred in relation to the dissolution, and

(b)	any money that, under the regulations, must be paid to shareholders of the company on dissolution before making a transfer referred to in subsection (2) (b).

(2)	Despite section 330 (m), before a community contribution company is dissolved, the liquidator of the company must

(a)	comply with the prescribed requirements, if any, and

(b)	subject to subsection (3), transfer to one or more qualified entities all or the prescribed percentage of the company's distributable assets.

(3)	If, when a community contribution company dissolves, the articles or a resolution of the company specify one or more qualified entities for the purposes of this section, the liquidator must transfer all or the prescribed percentage of the company's distributable assets referred to in subsection (2) (b) to those qualified entities in accordance with the directions, if any, respecting distribution set out in the articles or resolution.

(4)	Despite sections 31 (3) and 344 (2) (a), if a community contribution company is dissolved, any asset held, immediately before the dissolution, by the company as a joint tenant

(a)	devolves, on the dissolution, on the other joint tenants only if all of the other joint tenants are qualified entities, and

(b)	in any other case, is deemed to be held, immediately before the dissolution, by the company and the other joint tenants, as tenants in common, but the joint tenancy among the other joint tenants, if there is more than one, is not affected.

No waiver of financial statements

51.951	Section 200 does not apply to a community contribution company.

Community contribution report

51.96	(1)	In this section, "publish", in relation to a community contribution report, has the same meaning as in section 1 (1) and, for that purpose, a reference in that definition to a company's financial statements or an auditor's report is deemed to be a reference to the community contribution report.

(2)	The directors of a community contribution company must annually produce and publish, at or before the date in each year by which the annual general meeting is required to be held under section 182 (1), a report that discloses in the prescribed manner, if any, the following in relation to the company's most recently completed financial year:

(a)	a fair and accurate description of the manner in which the company's activities during that financial year benefited society;

(b)	the assets, including the amounts of money, that were transferred during that financial year in furtherance of the company's community purposes;

(c)	the purposes for which the transfers referred to in paragraph (b) were made;

(d)	the amounts of the dividends that were declared during that financial year;

(e)	the assets, including the amounts of money, that were transferred during that financial year for redemptions or purchases of shares or other reductions of capital;

(f)	if, during that financial year, the company

(i)	transferred, in accordance with section 51.931 (1) (a), any money or other assets with a fair market value in excess of the prescribed amount,

(ii)	transferred, in accordance with section 51.931 (1) (b), any money or other assets to a qualified entity, or

(iii)	transferred, in accordance with section 51.931 (3), any money or other assets by way of financial assistance, the details of that transfer, including the identity of the transferee, the purpose of the transfer and the amount, or a fair estimate of the amount, transferred;

(g)	any other information required by the regulations.

(3)	The directors of a community contribution company must ensure that, before a community contribution report is published, the report is

(a)	approved by the directors, and

(b)	signed by one or more directors to confirm that the approval required by paragraph (a) of this subsection was obtained.

(4)	Promptly after a community contribution report is published, the directors of the community contribution company must post the report on the company's publicly accessible website, if any.

Alteration of notice of articles to become community contribution company

51.97	(1)	A company may become a community contribution company by altering its notice of articles to include the statement referred to in section 51.911 (1).

(2)	A company must not alter its notice of articles under subsection (1) of this section unless all of the shareholders, whether or not their shares otherwise carry the right to vote, authorize the following by a unanimous resolution:

(a)	the alteration referred to in subsection (1);

(b)	a change of the company's name in accordance with section 263 (3) to a name that complies with section 51.921 (1) and Division 2 of Part 2;

(c)	an alteration to the articles to adopt community purposes for the purposes of section 51.92.

Amalgamation resulting in community contribution company

51.98	(1)	Despite section 269, a corporation must not amalgamate with a community contribution company unless the amalgamation results in an amalgamated community contribution company.

(2)	If an amalgamation is proposed to result in an amalgamated community contribution company and the amalgamation is not to be effected under section 273 or 274,

(a)	sections 270 (1) (b) and 271 do not apply, and

(b)	the amalgamation agreement must be adopted by a unanimous resolution of all of the shareholders of each amalgamating company, whether or not their shares otherwise carry the right to vote.

Amalgamation into foreign jurisdiction and continuation out of British Columbia prohibited

51.99	Division 4 of Part 9 and sections 308 to 311 do not apply to a community contribution company.

Part 2.3 — Benefit Companies

Definitions

51.991	(1)	In this Part:

"associate" has the same meaning as in section 192 (1);

"public benefit" means a positive effect, including of an artistic, charitable, cultural, economic, educational, environmental, literary, medical, religious, scientific or technological nature, for the benefit of

(a)	a class of persons, other than shareholders of the company in their capacity as shareholders, or a class of communities or organizations, or

(b)	the environment, including air, land, water, flora and fauna, and animal, fish and plant habitats;

"responsible and sustainable manner", in relation to the conduct of a benefit company's business, means a manner of conducting the business that

(a)	takes into account the well-being of persons affected by the operations of the benefit company, and

(b)	endeavours to use a fair and proportionate share of available environmental, social and economic resources and capacities;

"third-party standard" means a standard for defining, reporting and assessing

(a)	the overall performance of a benefit company in relation to its conducting business in a responsible and sustainable manner, and

(b)	the performance of the benefit company in relation to the public benefits specified in that benefit company's articles,

which standard is developed by a third-party standard-setting body and in accordance with the regulations, if any;

"third-party standard-setting body", in relation to a benefit company, means a person or entity that is not related, in accordance with subsection (2), to the benefit company and that makes public the following information:

(a)	the name of each member of the third-party standard-setting body's governing body;

(b)	the selection process for membership in that governing body;

(c)	the name of each person who,

(i)	if the third-party standard-setting body is a corporation, controls the standard-setting body within the meaning of section 2 (3) of this Act, or

(ii)	if the third-party standard-setting body is not a corporation, controls the operations of the standard-setting body;

(d)	a description of the sources of the third-party standard-setting body's funding in sufficient detail to disclose any relationship that could reasonably be considered to compromise the standard-setting body's independence from the benefit company;

(e)	a description of the process used to develop a third-party standard, including the criteria against which the benefit company's performance is to be measured and the relative weight of those criteria.

(2)	For the purposes of the definition of "third-party standard-setting body", a third-party standard-setting body is related to a benefit company,

(a)	in the case of a standard-setting body that is a corporation, if it is an affiliate of the benefit company, and

(b)	whether or not the standard-setting body is a corporation, if

(i)	a director, officer or shareholder, or an associate of a director, officer or shareholder, of the benefit company or of an affiliate of the benefit company is a member of the governing body of, or controls the operation of, or otherwise controls, the third-party standard-setting body, or

(ii)	a person who beneficially owns shares of the benefit company, or an associate of such a person, is a member of the governing body of, or controls the operation of, or otherwise controls, the third-party standard-setting body.

Benefit statement and benefit provision

51.992	(1)	A company is a benefit company if its notice of articles contains the following statement:

This company is a benefit company and, as such, is committed to conducting its business in a responsible and sustainable manner and promoting one or more public benefits.

(2)	A benefit company must include in its articles a provision that

(a)	specifies the public benefits to be promoted by the benefit company, and

(b)	sets out the following commitments:

(i)	to conduct the benefit company's business in a responsible and sustainable manner;

(ii)	to promote the public benefits specified in paragraph (a).

Directors and officers

51.993	(1)	A director or officer of a benefit company, when exercising the powers and performing the functions of a director or officer of the company, must

(a)	act honestly and in good faith with a view to

(i)	conducting the business in a responsible and sustainable manner, and

(ii)	promoting the public benefits specified in the company's articles, and

(b)	balance the duty under section 142 (1) (a) with the duty under paragraph (a) of this subsection.

(2)	Despite subsection (1),

(a)	the directors and officers of a benefit company have no duty under subsection (1) to

(i)	a person whose well-being may be affected by the company's conduct, or

(ii)	a person who has an interest in a public benefit specified in the company's articles, and

(b)	no legal proceeding may be brought by a person referred to in paragraph (a) (i) or (ii) against a director or officer of a benefit company in relation to the duties under subsection (1).

(3)	A director or officer of a benefit company does not contravene the duty under section 142 (1) (a) of this Act due only to the director or officer acting in accordance with subsection (1) of this section.

(4)	Despite subsection (2), a legal proceeding under this Act or any other enactment may be commenced in relation to the duties under subsection (1) only by shareholders of the benefit company and only if,

(a)	in the case of a public company, the proceeding is commenced by shareholders holding, in the aggregate, at least the lesser of

(i)	2% of the issued shares of the company, and

(ii)	issued shares of the company with a fair market value of at least $2 000 000, and

(b)	in any other case, the proceeding is commenced by shareholders holding, in the aggregate, at least 2% of the issued shares of the company.

(5)	Despite any rule of law to the contrary, a court may not order monetary damages in relation to any breach of subsection (1).

Benefit report

51.994	(1)	In this section, "publish", in relation to a benefit report, has the same meaning as in section 1 (1) and, for the purposes of this section, a reference in the definition of "publish" to a company's financial statements or an auditor's report is deemed to be a reference to the benefit report.

(2)	The directors of a benefit company must, for the purposes of preparing a benefit report, annually

(a)	select a third-party standard, and

(b)	assess against the third-party standard, for the most recently completed financial year, the performance of the benefit company in carrying out the commitments set out in the benefit company's benefit provision.

(3)	On or before each annual reference date for the company, the directors of a benefit company must produce and publish a report that discloses in the prescribed manner, if any, the following in relation to the company's most recently completed financial year:

(a)	a fair and accurate description of the ways the benefit company demonstrated commitment

(i)	to conducting its business in a responsible and sustainable manner, and

(ii)	to promoting the public benefits specified in that benefit company's articles;

(b)	a record of the assessment carried out under subsection (2) and the results of that assessment;

(c)	the circumstances, if any, that hindered the benefit company's endeavours to carry out the commitments set out in the benefit company's benefit provision;

(d)	the process and rationale for selecting or changing the third-party standard used to prepare the benefit report, including, as applicable,

(i)	a statement that the standard was applied in the year before the most recently completed financial year and is being applied in the most recently completed financial year in a manner consistent with the previous application of that standard,

(ii)	a statement that the standard was applied in the year before the most recently completed financial year but is not being applied in the most recently completed financial year, and the reasons for the inconsistency, or

(iii)	if the report is for the first financial year in which the company is a benefit company, a statement that the report is the first benefit report for which the standard was selected and applied;

(e)	any other information required by the regulations.

(4)	The directors of a benefit company must ensure that, before a benefit report is published, the report is

(a)	approved by the directors, and

(b)	signed by one or more directors to confirm that the approval required under paragraph (a) was obtained.

(5)	Promptly after a benefit report is published, the directors of the benefit company must post the report on the company's publicly accessible website, if the company has one.

Alteration of notice of articles to become or to cease to be a benefit company

51.995	(1)	A company may become a benefit company by altering its notice of articles to include the benefit statement.

(2)	A company must not alter its notice of articles under subsection (1) unless the shareholders authorize the following by a special resolution:

(a)	the alteration referred to in subsection (1);

(b)	an alteration to the articles to set out a benefit provision.

(3)	A benefit company may cease to be a benefit company by altering its notice of articles to delete the benefit statement.

(4)	A benefit company must not alter its notice of articles under subsection (3) unless the shareholders authorize, by a special resolution, the alteration.

(5)	A shareholder of a company may send a notice of dissent to the company under Division 2 of Part 8, in respect of a resolution under this section to alter the company's notice of articles to include or to delete the benefit statement.

Part 3 — Finance

Division 1 — Authorized Share Structure

Kinds, classes and series of shares

52	(1)	The authorized share structure of a company

(a)	must consist of

(i)	one or both of the following kinds of shares:

(A)	shares without par value;

(B)	shares with par value, and

(ii)	one or more classes of shares, and

(b)	may, on or after the recognition of the company, include one or more series of shares in any class of shares if the special rights or restrictions attached to the shares of that class provide for that inclusion.

(2)	Each class of shares must consist of shares of the same kind and, in the case of a class of shares consisting of shares with par value, shares having the same par value.

(3)	The par value of shares with par value must be expressed in reference to a currency and, if the currency is not Canadian currency, the type of currency must be stated.

Description of authorized share structure

53	A company's notice of articles must

(a)	set out the identifying name of each class or series of its shares and the kind of shares of which that class or series of shares consists,

(b)	set out, for each class and series of shares, the maximum number of the shares of that class or series of shares that the company is authorized to issue, or state that there is no maximum number,

(c)	set out the par value of any shares with par value, and

(d)	identify any shares without par value as being shares of that kind.

Change in authorized share structure

54	(1)	Subject to this Part, a company may

(a)	create one or more classes of shares,

(b)	create one or more series of shares,

(c)	increase, reduce or eliminate the maximum number of shares that the company is authorized to issue out of any class or series of shares,

(d)	establish a maximum number of shares that the company is authorized to issue out of any class or series of shares for which no maximum is established,

(e)	subdivide all or any of its unissued, or fully paid issued, shares with par value into shares of smaller par value,

(f)	subdivide all or any of its unissued, or fully paid issued, shares without par value,

(g)	consolidate all or any of its unissued, or fully paid issued, shares with par value into shares of larger par value,

(h)	consolidate all or any of its unissued, or fully paid issued, shares without par value,

(i)	if the company is authorized to issue shares of a class of shares with par value,

(i)	subject to section 74, decrease the par value of those shares, or

(ii)	increase the par value of those shares if none of the shares of that class of shares are allotted or issued,

(j)	eliminate any class or series of shares if none of the shares of that class or series of shares are allotted or issued,

(k)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value,

(l)	change all or any of its unissued shares without par value into shares with par value,

(m)	alter the identifying name of any of its shares, or

(n)	otherwise alter its authorized share structure or shares when required or permitted to do so by this Act.

(2)	A company must not subdivide or consolidate shares with par value under subsection (1) of this section unless the product obtained by multiplying the number of shares by their par value is the same both before and after the subdivision or consolidation.

(3)	A company that wishes to effect a change contemplated by subsection (1) must,

(a)	if its notice of articles reflects information that would be incorrect or incomplete were the change to occur, effect that change by altering its notice of articles to reflect that change,

(b)	if both its notice of articles and articles reflect information that would be incorrect or incomplete were the change to occur, effect that change by altering its notice of articles and articles to reflect that change, or

(c)	in any other case, refrain from effecting the change until the company has been authorized to effect that change

(i)	by the type of resolution specified by the articles, or

(ii)	if the articles do not specify the type of resolution, by a special resolution.

(4)	A company may, in conjunction with the subdivision or consolidation of shares referred to in this section, convert fractional shares within the class or series of shares being subdivided or consolidated into whole shares in accordance with section 83.

Alterations may be expressed in a single resolution

55	(1)	If a company proposes 2 or more alterations to its authorized share structure or shares,

(a)	the shareholders' authorizations required or permitted by this Act or the articles, as the case may be, may be expressed in a single resolution, and

(b)	the authorizations or consents of shareholders holding shares of a class or series of shares may be expressed in a single resolution.

(2)	In order for a single resolution contemplated by subsection (1) (a) or (b) to authorize or provide consent for 2 or more alterations to a company's authorized share structure or shares, that single resolution must be passed by the majority of votes that is required to authorize or consent to the alteration requiring the highest majority of authorizing or consenting votes.

Division 2 — Share Attributes

Share is personal estate

56	A share in a company is personal estate.

Contents of share certificate

57	(1)	A company must set out on the face of each share certificate issued by it after the coming into force of this Act

(a)	the name of the company and words indicating that it is a British Columbia company,

(b)	the name of the person to whom the share certificate is issued,

(c)	the number, class and, if applicable, series of shares represented by the share certificate and whether those shares are with or without par value and, if with par value, that par value,

(d)	the date of issue of the share certificate,

(e)	if the shares represented by the share certificate are subject to a restriction on transfer, a conspicuous statement that the restriction exists, and

(f)	a numerical or other designation by which the share certificate is identified.

(2)	There must be stated on each share certificate issued on or after October 1, 1973 for partly paid shares issued before October 1, 1973, the amount paid up on each of the shares represented by the share certificate.

(3)	Subject to subsection (4), each share certificate issued on or after October 1, 1973 for shares to which special rights or restrictions are attached must contain or have attached to it the full text of those special rights or restrictions.

(4)	Instead of complying with subsection (3), a company may keep at its records office or registered office a copy of the full text of the special rights or restrictions referred to in that subsection and, in that event, the company must

(a)	provide, without charge, a copy of that full text to any person who requests one, and

(b)	state on each share certificate representing a share to which those special rights or restrictions are attached that

(i)	there are special rights or restrictions attached to the share, and

(ii)	a copy of the full text of those special rights or restrictions may be obtained, without charge, from the records office or the registered office, as the case may be.

Special rights or restrictions

58	(1)	The special rights or restrictions attached to a share are,

(a)	for a share of a pre-existing company that has not complied with section 370 (1) (a) and (b) or 436 (1) (a) and (b), the special rights or restrictions set out for that share in the company's memorandum or articles, or

(b)	for a share of any other company, the special rights or restrictions set out for that share in the company's articles.

(2)	A company may, by the type of shareholders' resolution specified by the articles, or, if the articles do not specify the type of resolution, by a special resolution,

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued, or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

(3)	Special rights or restrictions are not created or attached under subsection (2) (a) of this section and special rights or restrictions attached to a share are not varied or deleted under subsection (2) (b) until,

(a)	in the case of a pre-existing company, the company has complied with section 370 (1) (a) and (b) or 436 (1) (a) and (b), and

(b)	in the case of any company, including a company referred to in paragraph (a) of this subsection, the articles have been altered to reflect the creation, attachment, variation or deletion.

(4)	Nothing in this Act prevents

(a)	the same special rights or restrictions being attached to shares of more than one class or series of shares, or

(b)	a company from creating

(i)	one or more classes of shares without special rights or restrictions, or

(ii)	subject to section 60 (4), one or more series of shares without special rights or restrictions.

Replacing bearer share certificates

58.1	(1)	In this section, "bearer share certificate" means a share certificate that states that the bearer of the certificate is entitled to the shares described in the certificate.

(2)	This section applies to

(a)	a bearer share certificate issued by a company before October 1, 1973, and

(b)	a bearer share certificate issued by a company on or after October 1, 1973 in non-compliance with the legislative requirement to issue the certificate in the name of the person to whom it is issued.

(3)	A company must, on the request of a bearer of a bearer share certificate issued by the company, replace the bearer share certificate with a share certificate that complies with the requirements of section 57.

(4)	If a person who is the bearer of a bearer share certificate for shares to which special rights are attached applies to the company that issued the certificate to give effect to one or more of those rights, the company must not give effect to any of those rights unless the bearer share certificate is replaced with a share certificate that complies with the requirements of section 57.

Classes of shares

59	(1)	Subject to section 256, a company may, in its notice of articles and articles, or, if the company is a pre-existing company that has not complied with section 370 (1) (a) or 436 (1) (a), in its memorandum or in its memorandum and articles, provide for one or more classes of shares.

(2)	If no express provision for one or more classes of shares is made in a company's charter under subsection (1) of this section, the shares of the company constitute a class of shares for the purposes of this Act.

(3)	Every share must be equal to every other share, subject to special rights or restrictions attached to any such share under the memorandum or articles.

(4)	Subject to subsection (6), each share of a class of shares must have attached to it the same special rights or restrictions as are attached to every other share of that class of shares.

(5)	It is not inconsistent with subsection (3) or (4) for special rights or restrictions to be binding on or accessible to only some of the shareholders holding shares of a class of shares if those special rights or restrictions are attached to each of the shares of that class of shares.

(6)	Subsection (4) does not apply to special rights or restrictions that are applicable only to one or more series of shares.

Shares in series

60	(1)	The special rights or restrictions attached to the shares of a class of shares

(a)	may provide that the class of shares includes or may include one or more series of shares, and

(b)	subject to subsections (3) and (4), may authorize the directors, by resolution, to do one or more of the following:

(i)	determine the maximum number of shares of any of those series of shares that the company is authorized to issue, determine that there is no maximum number or alter any determination made, under this subparagraph or otherwise, in relation to a maximum number of those shares, and authorize the alteration of the notice of articles accordingly;

(ii)	alter the articles, and authorize the alteration of the notice of articles, to create an identifying name by which the shares of any of those series of shares may be identified or to alter any identifying name created for those shares;

(iii)	alter the articles, and authorize the alteration of the notice of articles, to attach special rights or restrictions to the shares of any of those series of shares or to alter any special rights or restrictions attached to those shares.

(2)	Any rights provided to directors under subsection (1) (b) are in addition to any rights available to shareholders under this Act to authorize or make the alterations, determinations and authorizations referred to in that subsection in relation to shares of a class of shares to which are attached the special rights or restrictions referred to in subsection (1) (a).

(3)	If alterations, determinations or authorizations contemplated by subsection (1) (b) are to be made in relation to a series of shares of which there are issued shares, those alterations, determinations and authorizations must be made by the type of shareholders' resolution specified by the articles, or, if the articles do not specify the type of resolution, by a special resolution.

(4)	Each share of a series of shares must have attached to it the same special rights or restrictions as are attached to every other share of that series of shares, and the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to shares of the class of shares of which the series of shares is a part.

(5)	It is not inconsistent with subsection (4) for special rights or restrictions to be binding on or accessible to only some of the shareholders holding shares of a series of shares if those special rights or restrictions are attached to each of the shares of that series of shares.

(6)	No special rights or restrictions attached to a series of shares confer on the series priority over any other series of shares of the same class of shares respecting

(a)	dividends, or

(b)	a return of capital

(i)	on the dissolution of the company, or

(ii)	on the occurrence of any other event that entitles the shareholders holding the shares of all series of shares of the same class of shares to a return of capital.

(7)	Without limiting subsection (6),

(a)	if cumulative dividends in respect of a series of shares are not paid in full, the shares of all series of shares of the same class of shares must, in a payment of accumulated dividends, participate rateably in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full, and

(b)	if amounts payable on a dissolution of the company, or on the occurrence of any other event that entitles the shareholders holding the shares of all series of shares of the same class of shares to a return of capital, are not paid in full, the shares of all series of shares of the same class of shares must, in a return of capital in respect of that class of shares, participate rateably in accordance with the amounts that would be payable on the return of capital if all amounts so payable were paid in full.

No interference with class or series rights without consent

61	A right or special right attached to issued shares must not be prejudiced or interfered with under this Act or under the memorandum, notice of articles or articles unless the shareholders holding shares of the class or series of shares to which the right or special right is attached consent by a special separate resolution of those shareholders.

Division 3 — Allotment and Issue of Shares

Issue of shares

62	Subject to section 64, to the Pre-existing Company Provisions, if applicable, to the memorandum or notice of articles, as the case may be, and to the articles of a company, shares of the company may be issued at the times and to the persons that the directors may determine.

Issue price for shares

63	(1)	The issue price for a share without par value must be set

(a)	in the manner contemplated by the company's memorandum or articles, or

(b)	if the memorandum or articles do not contemplate the manner in which the issue price is to be set,

(i)	in the case of a pre-existing company that has not complied with section 370 (1) (a) or 436 (1) (a) or that has a notice of articles that reflects that the Pre-existing Company Provisions apply to the company, by a special resolution, or

(ii)	in any other case, by a directors' resolution.

(2)	The issue price for a share with par value must be

(a)	set by a directors' resolution, and

(b)	equal to or greater than the par value of the share.

Payment of consideration for shares

64	(1)	In this section, "property" does not include

(a)	money, or

(b)	a record evidencing indebtedness of the person to whom shares are to be issued.

(2)	A share must not be issued until it is fully paid.

(3)	A share is fully paid when

(a)	consideration is provided to the company for the issue of the share by one or more of the following:

(i)	past services performed for the company;

(ii)	property;

(iii)	money, and

(b)	the value of the consideration received by the company equals or exceeds the issue price set for the share under section 63.

(4)	The directors must satisfy themselves that the aggregate value of the past services, property and money referred to in subsection (3) (a) of this section equals or exceeds the issue price set for the share under section 63 and in doing so must not attribute to those past services or that property a value that exceeds the fair market value of those past services or that property, as the case may be.

(5)	In considering whether the aggregate value of the past services, property and money referred to in subsection (3) (a) of this section equals or exceeds the issue price set for the share under section 63, the directors may take into account reasonable charges and expenses that

(a)	have been incurred by the person providing the past services, property and money, and

(b)	are reasonably expected to benefit the company.

Deemed receipt of payment

65	(1)	Sections 63 and 64 (1) and (3) to (5) do not apply to

(a)	a share issued by way of dividend, or

(b)	a conversion or exchange of shares under

(i)	section 76,

(ii)	an amalgamation agreement under Division 3 of Part 9, or

(iii)	an arrangement under Division 5 of Part 9.

(2)	Shares issued by way of dividend are deemed to be fully paid.

(3)	If shares that are converted or exchanged in a manner contemplated by subsection (1) (b) of this section are fully paid, the shares issued under the conversion or exchange are deemed to be fully paid.

Repealed

66	[Repealed 2003-71-11.]

Commissions and discounts

67	(1)	The directors may authorize the company to pay a reasonable commission or allow a reasonable discount to any person in consideration of that person

(a)	procuring or agreeing to procure purchasers for shares of the company, or

(b)	purchasing or agreeing to purchase shares of the company from the company or from any other person.

(2)	In this Act, reference to the consideration received for a share means,

(a)	if a commission has been paid with respect to the share, the gross amount of the consideration received without taking into account any amount paid by way of commission, and

(b)	if a discount has been allowed with respect to the share, the gross amount of the consideration before the discount is subtracted from that amount.

Validation of creation, allotment or issue of shares

68	(1)	The creation, allotment or issue of shares by a company, including on the exercise of conversion or exchange rights attached to securities, may be validated under this section if

(a)	the creation, allotment or issue of those shares, or any of the terms of the allotment or issue of those shares, is inconsistent with

(i)	a provision, applicable to the company, of this or any other Act, including a former Companies Act, or of any regulation, or

(ii)	the memorandum, notice of articles or articles of the company, or

(b)	the creation, allotment or issue of those shares is otherwise invalid.

(2)	In a case to which subsection (1) applies,

(a)	the court, on the application of any person whom the court considers to be an appropriate person to bring the application, including the company, a shareholder holding any of the shares for which validation under this section is sought or a creditor of the company, and on being satisfied that in all of the circumstances it is just and equitable to do so, may make one or more of the following orders:

(i)	an order that validates the creation, allotment or issue of those shares;

(ii)	an order that confirms the terms of the allotment or issue of those shares as if the terms of the allotment or issue were consistent with a provision, applicable to the company, of this or any other Act, including a former Companies Act, or of any regulation or with the company's notice of articles or memorandum, as the case may be, and articles, or

(b)	the company may, by a unanimous resolution of all of the shareholders, whether or not their shares otherwise carry the right to vote, passed after the creation, allotment or issue of shares for which validation under this section is sought, do one or more of the following:

(i)	validate the creation, allotment or issue of those shares;

(ii)	confirm the terms of the allotment or issue of those shares as if the terms of the allotment or issue were consistent with the company's notice of articles or memorandum, as the case may be, and articles.

(3)	If the court makes an order under subsection (2) (a),

(a)	the company must, if the effect of the order is to alter any of the information contained in the company's notice of articles or memorandum,

(i)	comply with section 370 or 436, as the case may be, if the company does not have a notice of articles, and

(ii)	alter its notice of articles in accordance with the order, and

(b)	the creation, allotment or issue of shares is validated, or the terms of the allotment or issue of shares are confirmed, for the purposes of this section,

(i)	in a case referred to in paragraph (a) of this subsection, in accordance with section 257 (5), or

(ii)	in any other case, on the making of the order.

(4)	If a unanimous resolution is passed under subsection (2) (b) of this section,

(a)	the company must, if the effect of the resolution is to alter any of the information contained in the company's notice of articles or memorandum,

(i)	comply with section 370 or 436, as the case may be, if the company does not have a notice of articles, and

(ii)	alter its notice of articles in accordance with the resolution, and

(b)	the creation, allotment or issue of shares is validated, or the terms of the allotment or issue of shares are confirmed, for the purposes of this section,

(i)	in a case referred to in paragraph (a) of this subsection, in accordance with section 257 (5), or

(ii)	in any other case, when a copy of the unanimous resolution is received for deposit at the records office of the company.

(5)	When, under this section, the creation, allotment or issue of shares is validated or the terms of the allotment or issue of shares are confirmed, the applicable shares are deemed to have been validly created, allotted or issued, as the case may be, on the terms of the allotment or issue of them or on such other terms as are ordered by the court or are set out in the unanimous resolution, as the case may be.

Fractional shares

69	(1)	A company may issue a fractional share, and this Part applies.

(2)	Unless the memorandum or articles provide otherwise, a person holding a fractional share has, in relation to the fractional share, the rights of a shareholder in proportion to the fraction of the share held.

Dividends

70	(1)	Unless its charter or an enactment provides otherwise, a company may declare a dividend, and may pay that dividend, whether out of profits, capital or otherwise,

(a)	by issuing shares or warrants by way of dividend, and

(b)	subject to subsection (2), in property, including in money.

(1.1)	A company must set out, on the face of each warrant issued by the company after the coming into force of this subsection, the name of the person to whom it is issued.

(2)	A company may declare or pay a dividend under subsection (1) (b) unless there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the payment of the dividend would render the company insolvent.

(3)	On the application of a director of a company, the court may declare whether the declaration or payment of a dividend by the company would contravene subsection (2).

(4)	A dividend is not invalid merely because it is declared or paid in contravention of subsection (2).

Discharge for payment

71	The negotiation of a cheque by, or the acknowledgement of receipt by, a shareholder of a company is a valid discharge to the company for a dividend or sum paid or property transferred by the company in respect of a share registered in the name of that person, and the company is not bound to see to the execution of a trust, express, implied or constructive, concerning shares of the company.

Division 4 — Capital

Capital

72	(1)	When a company issues shares without par value, there is added to the capital of the company for that class or series of shares,

(a)	if the shares are issued for property within the meaning of section 64 (1), an amount not greater than the issue price for those shares,

(b)	if the shares are issued by way of dividend, the declared amount, if any, of the dividend, and

(c)	in any other case, the issue price for those shares.

(2)	In addition to any additions to capital effected under subsection (1), a company may add to its capital in respect of a class or series of shares without par value an amount specified by a directors' resolution or an ordinary resolution.

(3)	When a company issues shares with par value, there is added to the capital of the company, for that class or series of shares, an amount equal to the aggregate of the par values of those shares.

Special rule

73	If shares that are converted or exchanged in a manner contemplated by section 65 (1) (b) are fully paid, the capital of the company in relation to the shares that are issued under the conversion or exchange is, at the time of the conversion or exchange, the amount that was the capital of the company, or, in the case of an amalgamation, of the amalgamating corporation, in relation to the shares that were converted or exchanged.

Reduction of capital

74	(1)	Subject to section 75 and subsection (2) of this section, a company may reduce its capital if it is authorized to do so

(a)	by a court order, or

(b)	subject to subsection (1.1), by a special resolution.

(1.1)	A company must not reduce its capital under subsection (1) (b) if there are reasonable grounds for believing that the realizable value of the company's assets would, after the reduction, be less than the aggregate of its liabilities.

(1.2)	A company that is entitled to reduce its capital under this section may effect that reduction in any way.

(2)	A resolution of a company under subsection (1) (b) to reduce capital does not take effect,

(a)	if the company is a company registered under the Small Business Venture Capital Act, until the company has paid the money payable by it to the minister under section 22 of that Act, or

(b)	if the company is a company registered under Part 2 of the Employee Investment Act, until the company has obtained confirmation from the minister that all of the money payable to the minister under sections 31 and 32 of that Act has been paid.

Exception to section 74

75	A company may, on the terms, if any, and in the manner, if any, provided in its memorandum or articles, do any of the following without obtaining the special resolution or court order referred to in section 74 (1) and without changing its authorized share structure:

(a)	redeem, purchase or otherwise acquire shares under section 77 or 227 (3) (g), or under Division 2 of Part 8 or Division 5 of Part 9;

(b)	accept a surrender of shares by way of gift or for cancellation;

(c)	convert fractional shares into whole shares in accordance with section 83

(i)	on a subdivision or consolidation of shares under section 54 (4), or

(ii)	on a redemption, purchase or surrender referred to in paragraph (a) or (b) of this section.

Division 5 — Conversion, Exchange or Acquisition of Shares by Company

Conversion or exchange

76	If securities of a company have rights of conversion or exchange attached to them, the company may, in accordance with those rights and despite section 78,

(a)	convert or exchange any of those securities, other than shares that are not fully paid, into or for unissued shares, and

(b)	reissue shares converted or exchanged under this section as if they had never been issued.

Company may redeem or purchase or otherwise acquire shares

77	Subject to sections 78 and 79 and the Pre-existing Company Provisions, if applicable, a company may

(a)	redeem, on the terms and in the manner provided in its memorandum or articles, any of its shares that has a right of redemption attached to it,

(b)	if it is so authorized by, and subject to any restriction in, its memorandum or articles, purchase any of its shares, and

(c)	subject to any restriction in its memorandum or articles, otherwise acquire any of its shares.

Purchase or acquisition prohibited when insolvent

78	(1)	A company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	making the payment or providing the consideration would render the company insolvent.

(2)	On the application of a director of a company, the court may declare whether a purchase or other acquisition of shares by the company would contravene subsection (1).

(3)	A purchase or acquisition of shares is not invalid merely because it is in contravention of subsection (1).

Redemption prohibited when insolvent

79	(1)	A company must not make a payment or provide any other consideration to redeem any of its shares if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	making the payment or providing the consideration would render the company insolvent.

(2)	On the application of a director of a company, the court may declare whether a redemption of shares by the company would contravene subsection (1).

(3)	A redemption of shares is not invalid merely because it is in contravention of subsection (1).

Repealed

80-81 [Repealed 2003-71-11.]

Cancellation and retention of shares

82	(1)	A company that has redeemed, purchased or otherwise acquired, by surrender or otherwise, any of its shares

(a)	must cancel the shares if required to do so by its memorandum or articles or by a resolution of the directors,

(b)	if not so required, may cancel the shares, or

(c)	must, if the shares are not cancelled under paragraph (a) or (b), retain the shares.

(2)	A share is cancelled for the purposes of this Act if the company's securities registers are altered to reflect that the share is no longer an issued share.

(3)	The company must mark the share certificate, if any, representing a cancelled share in a manner that indicates that the share is no longer an issued share.

(4)	A company that retains a share under subsection (1) (c) must alter its securities registers to reflect that the company is the shareholder of that share.

(5)	A company may, unless its memorandum or articles provide otherwise,

(a)	reissue a share that it has cancelled under subsection (1) (a) or (b), and

(b)	sell, gift or otherwise dispose of a share that it has retained under subsection (1) (c).

(6)	If a company retains a share under subsection (1) (c), the company

(a)	is not entitled to vote the share at a meeting of its shareholders,

(b)	must not pay a dividend in respect of the share, and

(c)	must not make any other distribution in respect of the share.

Elimination of fractional shares

83	(1)	If fractional shares are to be converted into whole shares under section 54 (4) or 75 (c), each fractional share remaining after conversion that is less than 1/2 of a share must be cancelled and each fractional share that is at least 1/2 of a share must be changed to one whole share.

(2)	A change of a fractional share to a whole share under subsection (1) of this section does not constitute an issue of a share within the meaning of Division 3.

Division 6 — Purchase of Shares by Subsidiary

Definitions

84	In this Division:

"parent corporation" means the corporation

(a)	of which the purchasing subsidiary is a subsidiary, and

(b)	shares of which the purchasing subsidiary wishes to purchase;

"purchasing subsidiary" means a company that wishes to purchase shares of a corporation of which it is a subsidiary.

Subsidiary may purchase shares of parent

85	Subject to section 86 and unless its articles provide otherwise, a subsidiary may purchase or otherwise acquire shares of a corporation of which it is a subsidiary.

Purchase prohibited when insolvent

86	(1)	A subsidiary must not purchase any of the shares of its parent corporation if there are reasonable grounds for believing that

(a)	the subsidiary is insolvent, or

(b)	the purchase would render the subsidiary insolvent.

(2)	On the application of a director of the parent corporation or of a director of the purchasing subsidiary, the court may declare whether a purchase of shares of the parent corporation by the purchasing subsidiary would contravene subsection (1).

(3)	A purchase by a subsidiary of shares of its parent corporation is not invalid merely because it is in contravention of subsection (1).

Division 7 — Liability of Shareholders

Liability of shareholders

87	(1)	No shareholder of a company is personally liable for the debts, obligations, defaults or acts of the company except as provided in Part 2.1.

(2)	A shareholder is not, in respect of the shares held by that shareholder, personally liable for more than the lesser of

(a)	the unpaid portion of the issue price for which those shares were issued by the company, and

(b)	the unpaid portion of the amount actually agreed to be paid for those shares.

(3)	Money payable by a shareholder to the company under the memorandum or articles is a debt due from the shareholder to the company as if it were a debt due or acknowledged to be due by instrument under seal.

Shareholder's liability for partly paid shares of a pre-existing company

88	(1)	Shares of a pre-existing company that were not fully paid on the day on which this Act comes into force, and the shareholders holding those shares, remain subject to those provisions of the Companies Act, R.S.B.C. 1960, c. 67, and to those provisions of the articles of the company, that relate to the following:

(a)	the payment of calls by and dividends to, and the liability of, the shareholder holding shares that are not fully paid;

(b)	the enforcement of the liability referred to in paragraph (a).

(2)	Subject to subsection (3), a company may, by a special resolution, extinguish or reduce a shareholder's liability in respect of an amount unpaid on any share that was issued before October 1, 1973.

(3)	Unless the court orders otherwise, a company must not extinguish or reduce a shareholder's liability under subsection (2) in respect of an amount unpaid on a share if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the extinguishment or reduction would render the company insolvent.

(4)	On the application of a creditor of a company or any other person the court considers appropriate, the court may order a shareholder of the company to pay to the company an amount equal to any liability of the shareholder that was extinguished or reduced contrary to subsection (3).

(5)	An application under subsection (4) must not be brought more than 2 years after the date that the resolution referred to in subsection (2) was passed.

Liability of former and present shareholders on bankruptcy or winding up

89	(1)	For the purposes of the Bankruptcy and Insolvency Act (Canada) and the Winding-up and Restructuring Act (Canada), the liability of any former or present shareholder who is liable to contribute to the assets of the company is, except as provided in Part 2.1 of this Act, limited to the lesser of

(a)	the amount of that shareholder's liability under section 87 of this Act, and

(b)	an amount sufficient for

(i)	the payment of the company's debts and liabilities,

(ii)	the costs, charges and expenses of the bankruptcy or winding up, as the case may be, and

(iii)	the adjustment of the rights of the shareholders among themselves.

(2)	Despite subsection (1) of this section, a former shareholder is not liable to contribute to the assets of the company

(a)	if that shareholder ceased to be a shareholder one year or more before the date of the commencement of the bankruptcy or winding up,

(b)	in respect of any debt or liability of the company contracted after that shareholder ceased to be a shareholder, or

(c)	in any other case, unless it appears to the court that the present shareholders are unable to satisfy the contributions required to be made by them.

(3)	For the purposes of this section, any dividend, profit or other amount that is due to a shareholder as a result of that person being a shareholder may be taken into account for the purpose of the final adjustment of the rights of the shareholders among themselves, but that sum ranks behind a debt owed to a person that is not due to that person by reason of that person being a shareholder.

Division 8 — Trust Indentures

Definitions

90	In this Division:

"event of default" means an event, specified in a trust indenture, on the occurrence of which

(a)	a security interest constituted by or under the trust indenture becomes enforceable, or

(b)	the principal, interest or other money payable under the trust indenture becomes, or may be declared to be, payable before the date of maturity,

but an event is not an event of default unless and until the conditions set out in the trust indenture in connection with that event for the sending of notice or the lapse of time or otherwise have been satisfied;

"trustee" means a person appointed as trustee by or under a trust indenture and includes any successor trustee;

"trust indenture" means a deed, indenture or other record, however designated, including every supplement or amendment to it, made by a corporation

(a)	under which the corporation issues or guarantees, or provides for the issue or guarantee of, debentures, and

(b)	by or under which a person is appointed as trustee for the persons holding the debentures issued or guaranteed under the trust indenture.

Application

91	(1)	Subject to subsections (2) and (3), this Division applies to a trust indenture only if a prospectus, securities exchange issuer circular or take over bid circular has been filed, under the Securities Act or any predecessor of that Act, in respect of the debentures issued or guaranteed or to be issued or guaranteed under the trust indenture.

(2)	Sections 86 to 97 of the Company Act, 1996 continue to apply to trust indentures to which those sections applied before the coming into force of this Act, other than trust indentures to which this Division applies under subsection (1) of this section.

(3)	On the application of an interested person or on the executive director's own motion, the executive director may make an order, subject to the terms and conditions the executive director considers appropriate, exempting a trust indenture or a class of trust indentures or a person or a class of persons from one or more of the provisions of this Division if the executive director considers that to do so would not be prejudicial to the public interest.

(4)	A person may appeal to the Securities Commission an order made by the executive director under subsection (3).

Eligibility of trustee

92	(1)	A person must not be appointed as a trustee unless that person is, and a group of persons must not be appointed as a trustee unless at least one of those persons is,

(a)	resident in British Columbia,

(b)	authorized to do business in British Columbia, or

(c)	authorized to carry on trust business under the Financial Institutions Act.

(2)	A person must not be appointed or act as a trustee if there is a material conflict of interest between the person's role as trustee and the person's role in any other capacity.

(3)	A trustee must, within 3 months after becoming aware that a material conflict of interest referred to in subsection (2) exists,

(a)	eliminate that conflict of interest, or

(b)	resign as trustee.

(4)	If, despite this section, a trustee has a material conflict of interest, the material conflict of interest does not, in any manner, affect the validity and enforceability of

(a)	the trust indenture by or under which the trustee has been appointed,

(b)	the security interest constituted by or under the trust indenture, and

(c)	the debentures issued under the trust indenture.

(5)	If a trustee has a material conflict of interest referred to in subsection (2), an interested party may apply to the court, whether or not the period referred to in subsection (3) has expired, for an order that the trustee be removed and replaced, and the court may make any order it considers appropriate.

Persons holding debentures may request information from trustee

93	(1)	A person holding debentures issued under a trust indenture may, on payment to the trustee of any reasonable fee required by the trustee under this subsection, require the trustee to provide, within 25 days after the trustee receives from the person an affidavit referred to in subsection (2), a list of the following information as it appears on the records of the trustee on the date that the affidavit is received by the trustee:

(a)	for each person holding outstanding debentures issued under the trust indenture,

(i)	the name and address of that person, and

(ii)	the aggregate principal amount of the outstanding debentures held by that person;

(b)	the aggregate principal amount of all outstanding debentures under the trust indenture.

(2)	The affidavit required under subsection (1)

(a)	must be made by the person requiring the list,

(b)	must contain

(i)	the name and mailing address of the person requiring the list, or

(ii)	if that person is a corporation, its name and the mailing address and, if different, the delivery address of its registered office or equivalent, and

(c)	must contain a statement that the requested list will not be used except as permitted under subsection (4).

(3)	If, without reasonable excuse, the trustee fails to provide the list within the time required by subsection (1), the person requiring the list may apply to the court for an order requiring the trustee to provide the list and the court may make the order.

(4)	A person must not use a list obtained under this section except in connection with

(a)	an effort to influence the voting of the persons holding the debentures,

(b)	an offer to acquire the debentures, or

(c)	any other matter relating to the debentures.

Information for trustee

94	An issuer or guarantor of debentures must, on demand by a trustee, promptly provide to the trustee the information required to enable the trustee to comply with section 93 (1).

Evidence of compliance with trust indenture

95	If requested to do so by the trustee, an issuer or a guarantor of debentures issued or to be issued under a trust indenture must, before doing any of the following acts, provide to the trustee evidence of compliance with every term of the trust indenture relating to that act:

(a)	issuing, certifying and delivering debentures under the trust indenture;

(b)	releasing, or releasing and substituting, property, rights or interests subject to a security interest constituted by the trust indenture;

(c)	satisfying and discharging the trust indenture;

(d)	taking any other action to be taken by the trustee at the request of or on the application of the issuer or guarantor.

Contents of evidence of compliance

96	Evidence of compliance as required by section 95 consists of

(a)	a certificate or affidavit made by the issuer or guarantor stating that the conditions referred to in that section have been complied with in accordance with the terms of the trust indenture,

(b)	if the trust indenture requires compliance with conditions that are subject to review by a lawyer, an opinion of a lawyer acceptable to the trustee that those terms have been complied with in accordance with the terms of the trust indenture,

(c)	if the trust indenture requires compliance with conditions that are subject to review by an auditor or accountant, an opinion or report of the auditor or accountant of the issuer or guarantor, or of any other accountant that the trustee may select, that those terms have been complied with in accordance with the terms of the trust indenture, and

(d)	a statement by each person giving evidence of compliance under paragraph (a), (b) or (c)

(i)	declaring that the person has read and understands the terms of the trust indenture concerning which the evidence is given,

(ii)	describing the nature and scope of the examination or investigation on which the person based the affidavit, certificate, opinion or report, and

(iii)	declaring that the person has made the examination or investigation the person believes necessary to enable the person to make the statements or to give the opinions contained or expressed in it.

Additional evidence of compliance

97	(1)	An issuer or guarantor of debentures issued or to be issued under a trust indenture must, on demand by the trustee, provide to the trustee evidence, in the form the trustee requires, as to compliance with any condition in the trust indenture relating to any action required or permitted to be taken by the issuer or guarantor under the trust indenture.

(2)	An issuer or guarantor of debentures issued or to be issued under a trust indenture must, on demand by the trustee, provide to the trustee a certificate

(a)	stating that the issuer or guarantor has complied with all of the requirements contained in the trust indenture that, if not complied with, would, with the sending of notice, lapse of time or otherwise, constitute an event of default, or

(b)	if the issuer or guarantor has not complied with one or more of those requirements, giving particulars of the failure to comply.

Notice of default

98	(1)	Unless the trustee in good faith determines that it is in the best interests of the persons holding the debentures to withhold notice and so informs the issuer or guarantor of the trust indenture in writing, the trustee must send to the persons holding debentures issued under a trust indenture notice of each event of default arising under the trust indenture and continuing at the time the notice is sent.

(2)	The trustee must send the notice required under subsection (1) within a reasonable time but not more than one month after the trustee becomes aware of the event of default.

Trustee's duty of care

99	The trustee must exercise the trustee's powers and duties

(a)	in good faith and in a commercially reasonable manner,

(b)	with the care, diligence and skill of a reasonably prudent trustee, and

(c)	with a view to the best interests of the persons holding the debentures issued under the trust indenture.

Reliance on statements

100	A trustee is not in contravention of section 99 if the trustee relies and acts in good faith on statements contained in a certificate, affidavit, opinion or report that complies with this Act or the trust indenture.

Trustee not relieved from duties

101	No term of a trust indenture, and no term of an agreement between a trustee and any or all of the persons holding debentures issued under the trust indenture or between the trustee and the issuer or guarantor of the trust indenture, relieves a trustee from the duties imposed on that trustee by section 99.

Division 9 — Debentures

Validity of perpetual debenture

102	Despite any rule of equity to the contrary, no condition contained in a debenture, or in a deed for securing a debenture, is invalid merely because the debenture is made irredeemable or redeemable only on the happening of a contingency, however remote, or on the expiration of a period, however long.

Enforcement of contract to take debentures

103	Every contract with a company to take up and pay for a debenture of the company may be enforced by a court order for specific performance.

Issue of redeemed debenture

104	(1)	If a company redeems a debenture that was previously issued as one of a series, the company has, and is deemed always to have had, power to reissue the debenture, either by reissuing the same debenture or by issuing another debenture in its place, unless

(a)	an express or implied provision to the contrary is contained in the debenture, the articles or a contract entered into by the company, or

(b)	the company has, by a resolution of the shareholders, manifested its intention that the debenture be cancelled.

(2)	On the reissue of a debenture under subsection (1), the person entitled to the debenture has, and is deemed always to have had, the same priority as if the debenture had never been redeemed if

(a)	the debenture so states, or

(b)	the debenture was first issued before January 1, 1977.

(3)	If a company redeems a debenture and has the power to reissue that debenture, particulars of that debenture must be included in the balance sheet of the company.

(4)	If a company has issued or deposited a debenture created by the company to secure advances on current account or otherwise, the debenture is not deemed to have been redeemed merely because any of the advances are repaid, or the account of the company ceases to be in debit, while the debenture remains issued or deposited.

(5)	The reissue of a debenture or the issue of another debenture in its place under this section is deemed not to be the issue of a new debenture for the purpose of a provision limiting the amount or number of debentures to be issued.

Division 10 — Receivers and Receiver Managers

Powers of directors and officers

105	If a receiver manager is appointed by the court or under an instrument over some or all of the undertaking of a corporation, the powers of the directors and officers of the corporation cease with respect to that part of the undertaking for which the appointment is made until the receiver manager is discharged.

Duties of receiver and receiver manager

106	A receiver or receiver manager must,

(a)	within 7 days after being appointed, file with the registrar a notice of appointment of receiver or receiver manager in the form established by the registrar,

(b)	within 7 days after any change in any address shown for the receiver or receiver manager in the corporate register, file with the registrar a notice of change of address of receiver or receiver manager in the form established by the registrar, and

(c)	within 7 days after ceasing to act as receiver or receiver manager, file with the registrar a notice of ceasing to act as receiver or receiver manager in the form established by the registrar.

Part 4 — Shares, Registers and Transfers

Securities Transfer Act applies

106.1	(1)	Except as otherwise provided in this Act, the transfer or transmission of a security is governed by the Securities Transfer Act.

(2)	The Securities Transfer Act does not apply to a transfer effected under section 227, 244, 291 or 300 (7).

Shares may be certificated or uncertificated

107	(1)	In this section, "uncertificated share" means a share that is not represented by a certificate.

(2)	A share issued by a company may be represented by a share certificate or, except in the case of an unlimited liability company, may be an uncertificated share.

(3)	Subject to section 108, unless the shares of which a shareholder is the registered owner are uncertificated shares, the shareholder is entitled, on request and at the shareholder's option, to receive, without charge, one of the following from the company in respect of the shareholder's shares:

(a)	a share certificate in a form that complies with this Act and with the company's charter;

(b)	a non-transferable written acknowledgement of the shareholder's right to obtain such a certificate.

(4)	Unless the company's articles provide otherwise, the directors of a company may, by resolution, provide that

(a)	the shares of any or all of the classes and series of the company's shares must be uncertificated shares, or

(b)	any specified shares must be uncertificated shares.

(5)	Despite subsection (4), if a certificate or acknowledgement referred to in subsection (3) has been received by a shareholder in relation to a share, a resolution referred to in subsection (4) must not apply to that share until the certificate or acknowledgement is surrendered to the company.

(6)	Within a reasonable time after the issue or transfer of a share that is an uncertificated share, the company must send to the shareholder a written notice containing the information required to be stated on a share certificate under section 57.

Shares jointly owned

108	A company is not required to issue more than one certificate in respect of shares registered jointly in the names of several persons and delivery of a certificate to one of several joint shareholders is sufficient delivery to all.

Lost or destroyed certificates

109	Section 92 of the Securities Transfer Act applies to lost or destroyed certificates.

Signature on share certificate

110	(1) A share certificate must be signed manually

(a)	by a director or officer of the company, or

(b)	by or on behalf of a registrar, branch registrar, transfer agent or branch transfer agent of the company.

(2)	Any additional signatures required on a share certificate may be printed or otherwise mechanically reproduced on the certificate.

(3)	If a share certificate contains a printed or mechanically reproduced signature of an individual, the company may issue the certificate even though the individual has ceased to be a director or an officer of the company, and the certificate is as valid as if the individual were a director or an officer on the date of the issue of the certificate.

Securities registers

111	(1) A company must maintain a central securities register in which it registers

(a)	the shares issued by the company, or transferred, after the coming into force of this Act, and

(b)	with respect to those shares,

(i)	the name and last known address of each person to whom those shares have been issued or transferred after the coming into force of this Act,

(ii)	the class, and any series, of those shares,

(iii)	the number of those shares held by each of the persons referred to in subparagraph (i),

(iv)	in the case of shares issued after the coming into force of this Act, the date and particulars of each such issue, and

(v)	in the case of shares transferred after the coming into force of this Act, the date and particulars of each such transfer.

(2)	In addition to its central securities register, a company may maintain branch securities registers.

(3)	A company may appoint agents to maintain the central securities register and any branch securities registers.

(4)	A company must maintain its central securities register at its records office or at any other location inside or outside British Columbia designated by the directors, and may maintain branch securities registers at any locations inside or outside British Columbia designated by the directors.

(4.1)	If, under subsection (4), the directors designate a location outside British Columbia as the location at which the company maintains its central securities register, the central securities register must be available for inspection and copying in accordance with sections 46 and 48 at a location inside British Columbia by means of a computer terminal or other electronic technology.

(4.2)	If, under subsection (4), the directors designate a location inside British Columbia as the location at which the company maintains its central securities register, the central securities register must be available for inspection and copying in accordance with sections 46 and 48 at

(a)	that designated location, or

(b)	another location inside British Columbia by means of a computer terminal or other electronic technology.

(5)	Registering the issue or transfer of a share in the central securities register or in a branch securities register is complete and valid registration for all purposes.

(6)	A branch securities register must only contain particulars of shares issued or transferred at that branch.

(7)	Particulars of each issue or transfer of a share registered in a branch securities register must also be promptly registered in the central securities register.

(8)	Sections 46 to 48 apply to a company's branch securities register as if it were a central securities register.

(9)	A company must not at any time close its central securities register.

Index of shareholders

112	(1) Every company having more than 100 shareholders must,

(a)	unless the central securities register is in a form constituting in itself an index, keep an index of the names of the shareholders of the company as a part of its central securities register, and

(b)	within 14 days after the date on which an alteration is made in the central securities register, make any necessary alteration in the index.

(2)	The index of shareholders must be so kept as to enable particulars with respect to every shareholder to be readily ascertained.

Repealed

113-114 [Repealed 2007-10-107.]

Powers of personal representative

115	(1)	Despite the memorandum or articles of a company, the personal or other legal representative or trustee in bankruptcy of a shareholder, although not registered as a shareholder, has the rights, privileges and obligations that attach to the shares held by the shareholder, if the appropriate evidence of appointment or incumbency within the meaning of section 87 of the Securities Transfer Act is provided to the company.

(2)	Subsection (1) of this section does not apply on the death of a shareholder for shares registered in the shareholder's name and the name of another person in joint tenancy.

Repealed

116-117 [Repealed 2007-10-109.]

Documents for transmission

118	The personal or other legal representative, or trustee in bankruptcy, of a shareholder of a company is entitled to become or to designate another person to become a registered shareholder of the company if the person provides to the company or its transfer agent

(a)	a declaration of transmission made by the personal or other legal representative or trustee in bankruptcy stating the particulars of the transmission,

(b)	the share certificate, if any, and any assurances referred to in section 87 of the Securities Transfer Act that are required by the company,

(c)	in the case of a death,

(i)	the original grant of probate or grant of administration or a court certified copy of them, or

(ii)	the original or a court certified or authenticated copy of the grant of representation, will, order or other instrument or other evidence of the death under which title to the shares or securities is claimed to vest,

(d)	in the case of bankruptcy, a copy of the court order or of the assignment in bankruptcy and a copy of the instrument appointing the trustee in bankruptcy, and

(e)	in any other case,

(i)	if the person making the declaration of transmission referred to in paragraph (a) was appointed by a court, appropriate evidence of appointment or incumbency within the meaning of paragraph (a) of the definition of "appropriate evidence of appointment or incumbency" in section 87 (3) of the Securities Transfer Act, and

(ii)	if that person was not appointed by a court, appropriate evidence of appointment or incumbency within the meaning of paragraph (b) of the definition of "appropriate evidence of appointment or incumbency" in section 87 (3) of the Securities Transfer Act.

Effect of documents provided

119	If a personal or other legal representative, or a trustee in bankruptcy, of a shareholder of a company applies to the company or its transfer agent under section 118 to become or to designate another person to become a registered shareholder of the company, provision to the company or transfer agent of the records required under that section for the application is, despite the memorandum or articles, sufficient authority to enable the company or transfer agent to register the applicant or the person designated by the applicant, as the case may be, as a registered shareholder of the company.

Part 4.1 — Transparency Register

Definitions

119.1	In this Part:

"inspecting official" means an individual who is authorized to conduct an inspection of the transparency register under section 119.7, 119.71 or 119.8;

"permanent resident" has the same meaning as in the Immigration and Refugee Protection Act (Canada);

"person who maintains the records office" in respect of a private company includes a private company that maintains its own records office;

"private company" means a company that is not

(a)	a reporting issuer,

(b)	a reporting issuer equivalent,

(c)	listed on a designated stock exchange within the meaning of section 248 (1) of the Income Tax Act (Canada), or

(d)	within a prescribed class of companies;

"regulator" means any of the following:

(a)	the British Columbia Securities Commission continued under the Securities Act;

(b)	the BC Financial Services Authority established under section 2 of the Financial Services Authority Act;

(c)	the Financial Transactions and Reports Analysis Centre of Canada established under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(d)	the Law Society of British Columbia;

(e)	a prescribed public officer, corporation, agency or other entity whose authority to regulate is based on a law of British Columbia or Canada;

"taxing authority" means the portion of the government of British Columbia or Canada responsible for administering or enforcing

(a)	a law of British Columbia or Canada that provides for the imposition or collection of a tax, royalty or duty, or

(b)	a prescribed law of British Columbia or Canada that is related to a law referred to in paragraph (a).

Significant individual

119.11	(1)	In this section, "significant number of shares", in respect of a private company, means either of the following:

(a)	25% or more of the issued shares of the company;

(b)	issued shares of the company that carry 25% or more of the rights to vote at general meetings.

(2)	Subject to any prescribed class of exclusions, an individual is a significant individual in respect of a private company if any of the following apply:

(a)	the individual has any of the following interests or rights, or any combination of them, in a significant number of shares of the private company:

(i)	an interest as a registered owner of one or more of the company's shares;

(ii)	an interest as a beneficial owner of one or more of the company's shares, other than an interest that is contingent on the death of another individual;

(iii)	indirect control, within the meaning of the regulations, of one or more of the company's shares;

(b)	the individual has any of the following rights or abilities, or any combination of them, that, if exercised, would result in the election, appointment or removal of the majority of the directors of the private company:

(i)	the right to elect, appoint or remove one or more of the company's directors;

(ii)	indirect control, within the meaning of the regulations, of the right to elect, appoint or remove one or more of the company's directors;

(iii)	the ability to exercise direct and significant influence over an individual who has the right or indirect control described in subparagraph (i) or (ii);

(c)	the individual has a prescribed interest, right or ability in relation to the private company, or a prescribed criterion or circumstance applies to the individual in relation to the private company.

(3)	If an interest or right referred to in subsection (2) in respect of a private company is held jointly by 2 or more individuals, each individual is a significant individual in respect of the company.

(4)	When 2 or more individuals have interests, rights or abilities that, when combined, meet a criterion described in subsection (2) (a), (b) or (c) in respect of a private company, each individual is a significant individual in respect of the company if

(a)	the interests, rights or abilities are subject to an agreement or arrangement under which the interests, rights or abilities are to be exercised jointly or in concert by those individuals, or

(b)	each individual is an associate, within the meaning of paragraph (c) or (d) of the definition of "associate" in section 192 (1), of the other individuals.

Transparency register

119.2	(1)	A private company must take reasonable steps to maintain a transparency register that contains the information and material referred to in subsections (2) to (5).

(2)	The transparency register must contain the following information for each significant individual in respect of the private company:

(a)	the individual's full name, date of birth and last known address;

(b)	whether or not the individual is a Canadian citizen or permanent resident of Canada;

(c)	if the individual is not a Canadian citizen or permanent resident of Canada, every country or state of which the individual is a citizen;

(d)	whether or not the individual is resident in Canada for the purposes of the Income Tax Act (Canada);

(e)	the date on which the individual became or ceased to be a significant individual in respect of the company;

(f)	a description of how the individual is a significant individual;

(g)	prescribed information, if any.

(3)	If a private company determines that there are no individuals who are significant individuals in respect of the company, the transparency register must contain a statement setting this out.

(4)	If a private company is unable to obtain or confirm some or all of the information referred to in subsection (2) in respect of a significant individual, the transparency register must contain the following:

(a)	the information referred to in subsection (2) that the company was able to obtain or confirm in respect of the individual;

(b)	for information referred to in subsection (2) that the company was not able to obtain or confirm, a summary of the steps taken to obtain or confirm the information;

(c)	prescribed information, if any.

(5)	If, by operation of section 119.6, an order is made under section 45 (1) in respect of the private company's transparency register, the transparency register must contain a copy of the order.

Shareholder's duty to send information

119.21	(1)	A private company may at any time send to a shareholder of the company a request to provide the company with information for the purposes of maintaining its transparency register.

(2)	A shareholder, after receiving a request under subsection (1), must, after taking reasonable steps to compile the requested information, promptly send to the private company the information that the shareholder was able to compile.

Annual review to confirm information

119.3	A private company must annually, within the period starting on the anniversary of the date on which the company was recognized and ending 2 months after that date, take reasonable steps to confirm that the information required under section 119.2 to be contained in its transparency register is accurate, complete and up to date.

Duty to update information

119.31	(1)	If a private company becomes aware of any new or different information referred to in section 119.2 (2) or (3) as a result of steps taken in accordance with section 119.3 or through any other means, the company must record that information in its transparency register within 30 days after becoming aware of the information.

(2)	If a private company is unable to obtain or confirm some or all of the information referred to in section 119.2 (2) after taking steps in accordance with section 119.3 as part of the company's annual review, the company must record in the transparency register the information specified in section 119.2 (4) within the 2-month period referred to in section 119.3 in respect of that annual review.

Duties after individual ceases to be a significant individual

119.4	Within one year after the sixth anniversary of the date on which an entry is made in a private company's transparency register indicating that an individual has ceased to be a significant individual in respect of the company, the company must

(a)	delete from its transparency register all information relating to the individual, and

(b)	destroy any record that the company created or received in respect of the individual for the purposes of maintaining the transparency register.

Duty to notify individuals

119.41	A private company must, within 10 days after indicating in its transparency register that an individual is a significant individual in respect of the company or that an individual has ceased to be a significant individual in respect of the company, send a notice to the individual that sets out this fact and the prescribed information, if any.

Location of transparency register

119.5	(1)	Subject to subsection (2), a private company must keep its transparency register at its records office.

(2)	A private company may keep its transparency register at a location other than its records office so long as the register is available for inspection and copying, in accordance with sections 119.7 to 119.91, at its records office by means of a computer terminal or other electronic technology.

Requirements relating to transparency register

119.51	(1)	A person who maintains the records office for a private company must take reasonable steps to

(a)	keep the company's transparency register in a complete state,

(b)	avoid loss, mutilation or destruction of the transparency register, except as required under section 119.4,

(c)	avoid falsification of entries in the transparency register, and

(d)	provide inspecting officials and the company's directors with simple, reliable and prompt access to the transparency register.

(2)	A person who maintains the records office for a private company must ensure that the company's transparency register is maintained

(a)	in an electronic form,

(b)	on microfilm,

(c)	in a bound or looseleaf form, or

(d)	in another prescribed form.

Missing records

119.6	Section 45 (1) (missing records] applies in respect of a private company's transparency register.

Inspection of transparency register

119.61	(1)	A person who maintains the records office for a private company must allow an inspecting official or a director of the company who complies with the requirements and restrictions under section 119.81 (1) or 119.9, as the case may be, to inspect the company's transparency register.

(2)	A person who maintains the records office for a private company must not allow anyone to inspect the company's transparency register except

(a)	an inspecting official, or

(b)	a director of the company.

Inspection for tax purposes

119.7	An official or employee of a taxing authority may inspect a private company's transparency register for the following purposes:

(a)	administering or enforcing

(i)	a law of British Columbia or Canada that provides for the imposition or collection of a tax, royalty or duty, or

(ii)	a prescribed law of British Columbia or Canada that is related to a law referred to in subparagraph (i);

(b)	providing information contained in the transparency register to another jurisdiction in or outside Canada to assist the jurisdiction in the administration or enforcement of a law of that jurisdiction that provides for the imposition or collection of a tax, royalty or duty if this assistance is authorized under an arrangement, written agreement, treaty or law of British Columbia or Canada.

Inspection for law enforcement purposes

119.71	An officer within the meaning of the Police Act or a member of the Royal Canadian Mounted Police may inspect a private company's transparency register for the following purposes:

(a)	conducting an investigation in Canada

(i)	that is undertaken with a view to a law enforcement proceeding, or

(ii)	from which a law enforcement proceeding is likely to result;

(b)	policing and criminal intelligence operations in Canada;

(c)	assisting another law enforcement agency in Canada for a purpose described in paragraph (a) or (b);

(d)	providing information contained in the transparency register to a law enforcement agency in a jurisdiction outside Canada to assist the agency in a law enforcement proceeding if this assistance is authorized under an arrangement, written agreement, treaty or law of British Columbia or Canada.

Inspection for regulatory purposes

119.8	An official or employee of a regulator may inspect a private company's transparency register for the following purposes:

(a)	administering or enforcing a law for which the regulator is responsible;

(b)	assisting another agency in Canada in the administration or enforcement of a law that is similar to a law for which the regulator is responsible;

(c)	providing information contained in the transparency register to an agency outside Canada to assist the agency in the administration or enforcement of a law that is similar to a law for which the regulator is responsible if this assistance is authorized under an arrangement, written agreement, treaty or law of British Columbia or Canada.

Inspecting official — requirements and restrictions

119.81	(1)	An inspecting official who inspects a transparency register is subject to the following requirements and restrictions:

(a)	subject to paragraph (b), the inspection must occur during statutory business hours;

(b)	if a private company has passed an ordinary resolution in accordance with subsection (2) that reduces the hours during which the transparency register may be inspected, the inspection of the company's transparency register must occur during those hours;

(c)	the inspecting official must present identification on the request of the person who provides access to the transparency register;

(d)	prescribed requirements or restrictions, if any.

(2)	A private company may, by an ordinary resolution, reduce the hours during which an inspecting official may inspect its transparency register, but the resolution must provide that the transparency register may be inspected for a period of at least 2 consecutive hours per day within statutory business hours.

Hours when director can inspect

119.9	A director of a private company is restricted to inspecting the company's transparency register during statutory business hours.

Copies of transparency register

119.91	(1)	If an inspecting official or director requests a copy of a private company's transparency register and pays, to the person who maintains the records office for the company, the copying fee, if any, set by that person, the person must provide, in accordance with subsection (3), the copy to the inspecting official or director promptly after receipt of the payment.

(2)	The copying fee referred to in subsection (1) must not exceed the prescribed maximum copying fee.

(3)	A copy of the transparency register referred to in subsection (1) must be provided

(a)	in a manner agreed on by the individual seeking to obtain the copy and the person who maintains the records office, or

(b)	in the absence of agreement, in a prescribed manner or by registered mail as selected by the individual seeking to obtain the copy.

Part 5 — Management

Division 1 — Directors

Number of directors

120	A company must have at least one director and, in the case of a public company, must have at least 3 directors.

First directors

121	(1)	Subject to subsection (2), the first directors of a company hold office as directors from the recognition of the company until they cease to hold office under section 128 (1).

(2)	No designation of an individual as a first director of a company is valid unless,

(a)	in the case of a company incorporated under this Act, the designated individual

(i)	is an incorporator who has signed the articles, or

(ii)	consents in accordance with section 123 to be a director of the company,

(b)	in the case of a company recognized under this Act in the manner contemplated by section 3 (1) (c), the designated individual

(i)	has signed the articles for the amalgamated company,

(ii)	in the case of an amalgamation under section 273, was, immediately before the recognition of the amalgamated company, a director of the holding corporation,

(iii)	in the case of an amalgamation under section 274, was, immediately before the recognition of the amalgamated company, a director of the amalgamating company the shares of which were not cancelled on the amalgamation, or

(iv)	consents in accordance with section 123 to be a director of the amalgamated company, or

(c)	in the case of a company recognized under this Act in the manner contemplated by section 3 (1) (b) or (d), the designated individual

(i)	was, immediately before the recognition of the company, a director of the corporation or of the foreign corporation, as the case may be, or

(ii)	consents in accordance with section 123 to be a director of the company.

Succeeding directors

122	(1)	Directors, other than the first directors of a company who are in their first term of office, must be elected or appointed in accordance with this Act and with the memorandum and articles of the company.

(2)	If the memorandum or articles so provide, the directors may, subject to subsection (3), appoint one or more additional directors.

(3)	Despite any provision to the contrary in the memorandum or articles, the number of additional directors appointed under subsection (2) must not at any time exceed

(a)	1/3 of the number of first directors, if, at the time of the appointments under subsection (2), one or more of the first directors have not yet completed their first term of office, or

(b)	in any other case, 1/3 of the number of the current directors who were elected or appointed as directors other than under subsection (2).

(4)	No election or appointment of an individual as a director under this section is valid unless

(a)	the individual consents in accordance with section 123 to be a director of the company, or

(b)	the election or appointment is made at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director.

Consent

123	(1)	An individual from whom a consent is required under section 121 or 122 may consent

(a)	by providing a written consent, before or after the individual's designation, election or appointment,

(i)	in the case of a director referred to in section 121 (2) (a) (ii) or 122 (4) (a), to the company,

(ii)	in the case of a director referred to in section 121 (2) (b) (iv), to one of the amalgamating companies or to the amalgamated company, or

(iii)	in the case of a director referred to in section 121 (2) (c) (ii), to the corporation or foreign corporation, as the case may be, or to the company, or

(b)	by performing functions of, or realizing benefits exclusively available to, a director of the company,

(i)	in the case of a director referred to in section 121, after the individual knew or ought to have known of the individual's designation as a director, or

(ii)	in the case of a director referred to in section 122 (4) (a), after the individual knew or ought to have known of the individual's election or appointment as a director.

(2)	After an individual from whom a consent is required under section 121 or 122 and who has been otherwise validly appointed or elected as a director consents in accordance with subsection (1) of this section,

(a)	the designation, election or appointment, as the case may be, of the director is valid, and

(b)	the director is deemed to have been a director for all purposes from the date of that designation, election or appointment.

(3)	A consent to be a director is effective until

(a)	the consent is revoked by the director,

(b)	the term of office of the director expires without the director being promptly reappointed or re-elected,

(c)	the director resigns, or

(d)	the director is removed in accordance with section 128 (3) or (4).

Persons disqualified as directors

124	(1)	A person must not become or act as a director of a company unless that person is an individual who is qualified to do so.

(2)	An individual is not qualified to become or act as a director of a company if that individual is

(a)	under the age of 18 years,

(b)	found by a court, in Canada or elsewhere, to be incapable of managing the individual's own affairs, unless a court, in Canada or elsewhere, subsequently finds otherwise,

(b.l)	a person in respect of whom a certificate of incapability is issued under the Adult Guardianship Act, unless the certificate is subsequently cancelled under section 37 (4) of that Act,

(c)	an undischarged bankrupt, or

(d)	convicted in or out of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless

(i)	the court orders otherwise,

(ii)	5 years have elapsed since the last to occur of

(A)	the expiration of the period set for suspension of the passing of sentence without a sentence having been passed,

(B)	the imposition of a fine,

(C)	the conclusion of the term of any imprisonment, and

(D)	the conclusion of the term of any probation imposed, or

(iii)	a pardon was granted or issued, or a record suspension was ordered, under the Criminal Records Act (Canada) and the pardon or record suspension, as the case may be, has not been revoked or ceased to have effect.

(3)	A director who ceases to be qualified to act as a director of a company must promptly resign.

(4)	An order must not be made under subsection (2) (d) (i) in relation to a financial institution unless notice of the application for the order is given to the superintendent, who may appear as a party to the application.

Share qualification

125	Unless the memorandum or articles provide otherwise, a director of a company is not required to hold shares issued by the company.

Register of directors

126	A company must keep a register of its directors and enter in that register

(a)	the full name and prescribed address for each of the directors,

(b)	the date on which each current director became a director,

(c)	the date on which each former director became a director and the date on which each former director ceased to be a director, and

(d)	the name of any office in the company held by a director, the date of the director's appointment to the office and the date, if any, on which the director ceased to hold the office.

Companies to file notices as to directors

127	(1)	A company must, within 15 days after a change in its directors or in the prescribed address of any of its directors, complete and file with the registrar a notice of change of directors in the form established by the registrar.

(2)	At the time that a notice of change of directors is filed with the registrar under this section in relation to a company that has a notice of articles, the notice of articles is altered to reflect that change.

(3)	After the notice of change of directors is filed with the registrar under this section, the registrar must, if requested to do so, furnish to the company,

(a)	if the company has a notice of articles, a certified copy of the notice of articles as altered, or

(b)	in any other case, confirmation of the change of directors.

Applications respecting directors

127.1	(1)	A person who claims not to be a director but who is recorded as a director in a company's notice of articles may, on notice to the company, apply to the registrar to alter the company's notice of articles to remove the person's name and any address of the person.

(2)	On an application under subsection (1), subject to subsection (3), the registrar must alter the company's notice of articles to reflect the change if

(a)	the applicant provides proof satisfactory to the registrar that the applicant is not a director of the company, and

(b)	it appears to the registrar that, in respect of the applicant, the company has failed to file with the registrar a notice of change of directors in accordance with section 127 (1).

(3)	The notice of articles must continue to identify the mailing address and delivery address of the registered office of the company.

(4)	If, under subsection (2) of this section, the registrar alters the company's notice of articles, the registrar must furnish a certified copy of the notice of articles to the company and the applicant.

When directors cease to hold office

128	(1)	A director ceases to hold office when

(a)	the term of office of that director expires in accordance with

(i)	this Act or the memorandum or articles, or

(ii)	the terms of the director's election or appointment,

(b)	the director dies or resigns, or

(c)	the director is removed in accordance with subsection (3) or (4).

(2)	A resignation of a director takes effect on the later of

(a)	the time that the director's written resignation is provided to the company or to a lawyer for the company, and

(b)	if the written resignation specifies that the resignation is to take effect at a specified date, on a specified date and time or on the occurrence of a specified event,

(i)	if a date is specified, the beginning of the specified date,

(ii)	if a date and time is specified, the date and time specified, or

(iii)	if an event is specified, the occurrence of the event.

(3)	Subject to subsection (4), a company may remove a director before the expiration of the director's term of office

(a)	by a special resolution, or

(b)	if the memorandum or articles provide that a director may be removed by a resolution of the shareholders entitled to vote at general meetings passed by less than a special majority or may be removed by some other method, by the resolution or method specified.

(4)	If the shareholders holding shares of a class or series of shares of a company have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed

(a)	by a special separate resolution of those shareholders, or

(b)	if the memorandum or articles provide that such a director may be removed by a separate resolution of those shareholders passed by a majority of votes that is less than the majority of votes required to pass a special separate resolution or may be removed by some other method, by the resolution or method specified.

Application to remove self as director or officer

129	(1)	In this section, "recorded individual" means an individual who is recorded as a director or officer of a company in a record filed with the registrar or kept at the records office of the company.

(2)	A recorded individual, or any other person whom the court considers to be an appropriate person to bring an application under this section, may, on notice to the company, make application to the court for an order under subsection (3).

(3)	If an application is brought under subsection (2) and if the court is satisfied as to the matters set out in subsection (4), the court may do one or more of the following:

(a)	order that the recorded individual

(i)	is not a director or officer, as the case may be, and has not been a director or officer, as the case may be, from a date specified by the order, or

(ii)	was not a director or officer, as the case may be, within the period specified by the order;

(b)	order that any or all of the references to the recorded individual in the records kept at the records office of the company that record the recorded individual as a director or officer, as the case may be, be removed from those records as of the date or in relation to the period specified by the order;

(c)	direct that the company pay some or all of the costs of the application.

(4)	The court may make an order under subsection (3) if,

(a)	in the case of an individual who has been recorded as a director,

(i)	the designation, election or appointment, as the case may be, of the individual was never valid within the meaning of section 121 (2) or 122 (4), as the case may be, or

(ii)	the individual was never designated, elected or appointed to the office in relation to which the order is sought under this section or, if designated, elected or appointed, held office as a director for a period other than the period in relation to which the order is sought, or

(b)	in the case of an individual who has been recorded as an officer, the individual

(i)	was never appointed to the office in relation to which the order is sought under this section,

(ii)	if appointed to that office, refused the appointment and never held that office, or

(iii)	held that office for a period other than the period in relation to which the order is sought.

(5)	After an order is made under subsection (3) of this section,

(a)	the recorded individual must provide to the company a copy of the entered order promptly after it is entered unless the company has otherwise received a copy of that order, and

(b)	the company must promptly

(i)	alter its records in accordance with the order, and

(ii)	provide all of the information to, and make all of the filings with, the registrar that are necessary to alter the corporate register in accordance with the order.

Memorandum or articles may apply to vacancies among directors

130	A vacancy that occurs among the directors is to be filled in accordance with sections 131 to 135 unless the memorandum or articles provide otherwise.

Vacancies among directors

131	Subject to sections 132 and 133, a vacancy that occurs among the directors

(a)	may, if the vacancy occurs as a result of the removal of a director under section 128 (3), be filled

(i)	by the shareholders at the shareholders' meeting, if any, at which the director is removed, or

(ii)	if not filled in the manner contemplated by subparagraph (i) of this paragraph, by the shareholders or by the remaining directors, or

(b)	may, in the case of a casual vacancy, be filled by the remaining directors.

Vacancies among class or series directors

132	(1)	Subject to section 133, if the shareholders holding shares of a class or series of shares have the exclusive right to elect or appoint one or more directors, a vacancy that occurs among those directors may, if the vacancy occurs as a result of the removal of a director under section 128 (4), be filled

(a)	by those shareholders at the shareholders' meeting, if any, at which the director is removed, or

(b)	if not filled in the manner contemplated by paragraph (a) of this subsection, by those shareholders or by the remaining directors elected or appointed by those shareholders.

(2)	In the case of a casual vacancy that occurs among the directors referred to in subsection (1),

(a)	the vacancy may be filled by the remaining directors elected or appointed by those shareholders, or

(b)	if there are no remaining directors elected or appointed by those shareholders, the other directors must, unless the vacancy is filled by a unanimous resolution of those shareholders, promptly call a class meeting or a series meeting, as the case may be, of those shareholders to fill the vacancy.

End of term of replacement director

133	An individual appointed or elected as director under section 131 or 132 ceases to be a director on the earlier of

(a)	the end of the unexpired portion of the term of office of the individual whose departure from office created the vacancy, and

(b)	the date on which the individual ceases to hold office under section 128 (1).

Loss of quorum

134	(1)	If, as a result of one or more vacancies that occur among the directors, the number of directors in office falls below the number required for a quorum, the remaining directors may do one or both of the following:

(a)	appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum;

(b)	call a shareholders' meeting to fill any or all vacancies among the directors and to conduct such other business, if any, that may be dealt with at that meeting;

but must not take any other action until a quorum is obtained.

(2)	A person appointed as a director under subsection (1) (a) holds office until there is a sufficient number of directors, elected or appointed in any of the following ways, to constitute a quorum:

(a)	under the memorandum or articles;

(b)	by the shareholders under section 131 (a) or subsection (1) (b) of this section;

(c)	in any manner contemplated by section 132.

If no directors in office

135	(1)	If there are no directors in office,

(a)	an individual may be empowered by the shareholders, incorporators or subscribers, as the case may be, under subsection (2), to

(i)	call a meeting of the shareholders, incorporators or subscribers, as the case may be, for the election or appointment of directors, and

(ii)	appoint as directors, to hold office until the vacancies are filled at that meeting, the number of individuals that will constitute a quorum, or

(b)	there may be appointed, in the manner referred to in subsection (3), not more than the number of directors who, under the memorandum or articles, may be elected or appointed at an annual general meeting.

(2)	An individual may be empowered under subsection (1) (a) by an instrument in writing

(a)	signed by shareholders who, in the aggregate, hold shares carrying, in the aggregate, more than 1/2 of the votes that may be cast in an election or appointment of directors at a general meeting,

(b)	if there are no shareholders whose shares carry the right to vote in an election or appointment of directors at a general meeting, signed by more than 1/2 of the shareholders, or

(c)	if no shares have been issued, signed by more than 1/2 of the incorporators or, in the case of a pre-existing company, by more than 1/2 of the subscribers.

(3)	An appointment under subsection (1) (b) may be effected by

(a)	a unanimous resolution of the shareholders who hold shares carrying the right to vote in an election or appointment of directors at a general meeting,

(b)	if there are no shareholders whose shares carry the right to vote in an election or appointment of directors at a general meeting, by a unanimous resolution of all of the shareholders, or

(c)	if no shares have been issued, by an instrument in writing signed by all of the incorporators or, in the case of a pre-existing company, by all of the subscribers.

Division 2 — Powers and Duties of Directors, Officers, Attorneys, Representatives and Agents

Powers and functions of directors

136	(1)	The directors of a company must, subject to this Act, the regulations and the memorandum and articles of the company, manage or supervise the management of the business and affairs of the company.

(2)	Without limiting section 146, a limitation or restriction on the powers or functions of the directors is not effective against a person who does not have knowledge of the limitation or restriction.

Powers of directors may be transferred

137	(1)	Subject to subsection (1.1) but despite any other provision of this Act, the articles of a company may transfer, in whole or in part, the powers of the directors to manage or supervise the management of the business and affairs of the company to one or more other persons.

(1.1)	A provision of the articles transferring powers of the directors to manage or supervise the management of the business and affairs of the company is effective

(a)	if the provision is included in the articles at the time of the company's recognition or if the company resolved, by special resolution, to add that provision to the articles, and

(b)	if the provision clearly indicates, by express reference to this section or otherwise, the intention that the powers be transferred to the proposed transferee.

(2)	If the whole or any part of the powers of the directors is transferred in the manner contemplated by subsection (1),

(a)	the persons to whom those powers are transferred have all the rights, powers, duties and liabilities of the directors of the company, whether arising under this Act or otherwise, in relation to and to the extent of the transfer, including any defences available to the directors, and

(b)	the directors are relieved of their rights, powers, duties and liabilities to the same extent.

(3)	If and to the extent that the articles transfer to a person a right, power, duty or liability that is, under this Act, given to or imposed on a director or directors, the reference in this Act or the regulations to a director or directors in relation to that right, power, duty or liability is deemed to be a reference to the person.

(4)	A company may resolve to alter its articles, by special resolution, to alter a provision referred to in subsection (1.1).

Application of this Act to persons performing functions of a director

138	(1)	Without limiting section 137 but subject to subsection (2) of this section, if a person who is not a director of a company performs functions of a director of the company, section 51.993, if applicable, and sections 142, 217, 231, 234, 251, 335, 347 and 354 and Divisions 3 to 5 of this Part apply to that person

(a)	as if that person were a director of the company, and

(b)	in relation to, and only to the extent of, those functions.

(2)	Subsection (1) of this section does not apply to a person who is not a director of a company and who participates in the management of the company if

(a)	the person participates in the management under the direction or control of a shareholder, director or senior officer of the company,

(b)	the person is a lawyer, accountant or other professional whose primary participation in the management of the company is the provision of professional services to the company,

(c)	the company is bankrupt and the person is a trustee in bankruptcy who participates in the management of the company or exercises control over its property, rights and interests primarily for the purposes of the administration of the bankrupt's estate, or

(d)	the person is a receiver, receiver manager or creditor who participates in the management of the company or exercises control over any of its property, rights and interests primarily for the purposes of enforcing a debt obligation of the company.

Revocation of resolutions

139	The directors may

(a)	revoke a special resolution before it is acted on if the directors are authorized to do so by that special resolution or by another special resolution,

(b)	revoke a special separate resolution passed by shareholders holding shares of a class or series of shares before it is acted on if the directors are authorized to do so by that special separate resolution or by another special separate resolution passed by shareholders holding shares of that class or series of shares, or

(c)	revoke an ordinary resolution before it is acted on if the directors are authorized to do so by that ordinary resolution or by another ordinary resolution.

Proceedings of directors

140	(1)	A director who is entitled to participate in, including vote at, a meeting of directors or of a committee of directors may participate

(a)	in person, or

(b)	unless the memorandum or articles provide otherwise, by telephone or other communications medium if all directors attending the meeting are able to participate in it, whether by telephone, by other communications medium or in person.

(1.1)	If the meeting is a fully electronic meeting, subsection (1) (a) does not apply to the meeting.

(2)	A director who participates in a meeting in a manner contemplated by subsection (1) (b) is deemed, for all purposes of this Act and of the memorandum and articles of the company, to be present at the meeting.

(3)	A resolution of the directors or of any committee of the directors

(a)	may be passed without a meeting in any of the following circumstances:

(i)	in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that the director has or may have a disclosable interest, within the meaning of Division 3, if each of the other directors who have not made such a disclosure in respect of the contract or transaction and who are entitled to vote on the resolution consents in writing to the resolution;

(ii)	in the case of a resolution not referred to in subparagraph (i), if each of the directors entitled to vote on the resolution consents to it in writing;

(iii)	whether or not the resolution is one referred to in subparagraph (i), in any other manner permitted under this Act or under the memorandum or articles of the company, and

(b)	is, if the resolution is passed in accordance with paragraph (a), deemed

(i)	to be a proceeding at a meeting of directors or of a committee of directors, and

(ii)	to be as valid and effective as if it had been passed at a meeting of directors or of a committee of directors that satisfies all the requirements of this Act, and all the requirements of the memorandum and articles of the company, relating to meetings of directors or of a committee of directors.

(4)	If a company has only one director, that director may constitute a meeting.

(5)	A resolution passed at a meeting of directors or of a committee of directors is, for all purposes, deemed to have been passed on the date and time on which it is in fact passed despite the fact that the meeting at which the resolution is passed is a continuation of an adjourned meeting.

(6)	Minutes must be kept of all proceedings at meetings of directors or of committees of directors and section 179 (2) and (3) applies to those minutes.

Officers

141	(1)	Subject to subsection (3) and to the memorandum and articles of a company, the directors may appoint officers and may specify their duties.

(2)	Unless the memorandum or articles provide otherwise,

(a)	any individual, including a director, may be appointed to any office of the company, and

(b)	2 or more offices of the company may be held by the same individual.

(3)	An individual who is not qualified under section 124 to become or act as a director of a company is not qualified to become or act as an officer of the company.

(4)	Unless the memorandum or articles provide otherwise, the directors may remove any officer.

(5)	The removal of an officer is without prejudice to the officer's contractual rights or rights under law, but the appointment of an officer does not of itself create any contractual rights.

Duties of directors and officers

142	(1)	A director or officer of a company, when exercising the powers and performing the functions of a director or officer of the company, as the case may be, must

(a)	act honestly and in good faith with a view to the best interests of the company,

(b)	exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances,

(c)	act in accordance with this Act and the regulations, and

(d)	subject to paragraphs (a) to (c), act in accordance with the memorandum and articles of the company.

(2)	This section is in addition to, and not in derogation of, any enactment or rule of law or equity relating to the duties or liabilities of directors and officers of a company.

(3)	No provision in a contract, the memorandum or the articles relieves a director or officer from

(a)	the duty to act in accordance with this Act and the regulations, or

(b)	liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the company.

Validity of acts of directors and officers

143	An act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

Corporations may grant power of attorney in writing

144	(1)	A British Columbia corporation may, in writing, designate a person as its attorney and empower that attorney, either generally or in respect of specified matters, to sign deeds, instruments or other records on its behalf.

(2)	Every deed, instrument or other record signed by an attorney on behalf of a British Columbia corporation, so far as it is within the attorney's authority, binds the corporation.

Corporate representatives

145	(1)	A British Columbia corporation may, by a resolution of its directors or other governing body, authorize a person to act as the representative of the corporation,

(a)	if the corporation holds shares of another corporation, wherever incorporated, at a meeting of some or all of the holders of shares of that other corporation, and

(b)	if the corporation is a creditor of another corporation, wherever incorporated, at a meeting of creditors of that other corporation.

(2)	A person authorized under subsection (1) is entitled to exercise the same powers on behalf of the corporation that the person represents as that corporation could exercise if it were an individual who holds shares of the other corporation or is a creditor of the other corporation, as the case may be.

Persons may rely on authority of companies and their directors, officers and agents

146	(1)	Subject to subsection (2), a company, a guarantor of an obligation of a company or a person claiming through a company may not assert against a person dealing with the company, or dealing with any person who has acquired rights from the company, that

(a)	the company's memorandum or notice of articles, as the case may be, or articles have not been complied with,

(b)	the individuals who are shown as directors in the corporate register are not the directors of the company,

(c)	a person held out by the company as a director, officer or agent

(i)	is not, in fact, a director, officer or agent of the company, as the case may be, or

(ii)	has no authority to exercise the powers and perform the duties that are customary in the business of the company or usual for such director, officer or agent,

(d)	a record issued by any director, officer or agent of the company with actual or usual authority to issue the record is not valid or genuine, or

(e)	a record kept by or for the company under section 42 is not accurate or complete.

(2)	Subsection (1) of this section does not apply in respect of a person who has knowledge, or, by virtue of the person's relationship to the company, ought to have knowledge, of a situation described in paragraphs (a) to (e) of that subsection.

Division 3 — Conflicts of Interest

Disclosable interests

147	(1)	For the purposes of this Division, a director or senior officer of a company holds a disclosable interest in a contract or transaction if

(a)	the contract or transaction is material to the company,

(b)	the company has entered, or proposes to enter, into the contract or transaction,

(c)	either of the following applies to the director or senior officer:

(i)	the director or senior officer has a material interest in the contract or transaction;

(ii)	the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, and

(d)	the interest is known by the director or senior officer or reasonably ought to have been known.

(2)	For the purposes of subsection (1) and this Division, a director or senior officer of a company does not hold a disclosable interest in a contract or transaction if

(a)	the situation that would otherwise constitute a disclosable interest under subsection (1) arose before the coming into force of this Act or, if the company was recognized under this Act, before that recognition, and was disclosed and approved under, or was not required to be disclosed under, the legislation that

(i)	applied to the corporation on or after the date on which the situation arose, and

(ii)	is comparable in scope and intent to the provisions of this Division,

(b)	both the company and the other party to the contract or transaction are wholly owned subsidiaries of the same corporation,

(c)	the company is a wholly owned subsidiary of the other party to the contract or transaction,

(d)	the other party to the contract or transaction is a wholly owned subsidiary of the company, or

(e)	the director or senior officer is the sole shareholder of the company or of a corporation of which the company is a wholly owned subsidiary.

(3)	In subsection (2), "other party" means a person of which the director or senior officer is a director or senior officer or in which the director or senior officer has a material interest.

(4)	For the purposes of subsection (1) and this Division, a director or senior officer of a company does not hold a disclosable interest in a contract or transaction merely because

(a)	the contract or transaction is an arrangement by way of security granted by the company for money loaned to, or obligations undertaken by, the director or senior officer, or a person in whom the director or senior officer has a material interest, for the benefit of the company or an affiliate of the company,

(b)	the contract or transaction relates to an indemnity or insurance under Division 5,

(c)	the contract or transaction relates to the remuneration of the director or senior officer in that person's capacity as director, officer, employee or agent of the company or of an affiliate of the company,

(d)	the contract or transaction relates to a loan to the company, and the director or senior officer, or a person in whom the director or senior officer has a material interest, is or is to be a guarantor of some or all of the loan, or

(e)	the contract or transaction has been or will be made with or for the benefit of a corporation that is affiliated with the company and the director or senior officer is also a director or senior officer of that corporation or an affiliate of that corporation.

Obligation to account for profits

148	(1)	Subject to subsection (2) and unless the court orders otherwise under section 150 (1) (a), a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer holds a disclosable interest.

(2)	A director or senior officer of a company is not liable to account for and may retain the profit referred to in subsection (1) of this section in any of the following circumstances:

(a)	the disclosable interest was disclosed before the coming into force of this Act under the former Companies Act that was in force at the time of the disclosure, and, after that disclosure, the contract or transaction is approved in accordance with section 149 of this Act, other than section 149 (3);

(b)	the contract or transaction is approved by the directors in accordance with section 149, other than section 149 (3), after the nature and extent of the disclosable interest has been disclosed to the directors;

(c)	the contract or transaction is approved by a special resolution in accordance with section 149, after the nature and extent of the disclosable interest has been disclosed to the shareholders entitled to vote on that resolution;

(d)	whether or not the contract or transaction is approved in accordance with section 149,

(i)	the company entered into the contract or transaction before the director or senior officer became a director or senior officer of the company,

(ii)	the disclosable interest is disclosed to the directors or the shareholders, and

(iii)	the director or senior officer does not participate in, and, in the case of a director, does not vote as a director on, any decision or resolution touching on the contract or transaction.

(3)	The disclosure referred to in subsection (2) (b), (c) or (d) of this section must be evidenced in a consent resolution, the minutes of a meeting or any other record deposited in the company's records office.

(4)	A general statement in writing provided to a company by a director or senior officer of the company is a sufficient disclosure of a disclosable interest for the purpose of this Division in relation to any contract or transaction that the company has entered into or proposes to enter into with a person if the statement declares that the director or senior officer is a director or senior officer of, or has a material interest in, the person with whom the company has entered, or proposes to enter, into the contract or transaction.

(5)	In addition to the records that a shareholder of the company may inspect under section 46, that shareholder may, without charge, inspect

(a)	the portions of any minutes of meetings of directors, or of any consent resolutions of directors, that contain disclosures under this section, and

(b)	the portions of any other records that contain those disclosures.

(6)	In addition to the records a former shareholder of the company may inspect under section 46, that former shareholder may, without charge, inspect the records referred to in subsection (5) (a) and (b) of this section that are kept under section 42 and that relate to the period when that person was a shareholder.

(7)	Sections 46 (7) and (8), 48 (1) and (3) and 50 apply to the portions of minutes, resolutions and records referred to in subsections (5) and (6) of this section.

Approval of contracts and transactions

149	(1)	A contract or transaction in respect of which disclosure has been made in accordance with section 148 may be approved by the directors or by a special resolution.

(2)	Subject to subsection (3), a director who has a disclosable interest in a contract or transaction is not entitled to vote on any directors' resolution referred to in subsection (1) to approve that contract or transaction.

(3)	If all of the directors have a disclosable interest in a contract or transaction, any or all of those directors may vote on a directors' resolution to approve the contract or transaction.

(4)	Unless the memorandum or articles provide otherwise, a director who has a disclosable interest in a contract or transaction and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

Powers of court

150	(1)	On an application by a company or by a director, senior officer, shareholder or beneficial owner of shares of the company, the court may, if it determines that a contract or transaction in which a director or senior officer has a disclosable interest was fair and reasonable to the company,

(a)	order that the director or senior officer is not liable to account for any profit that accrues to the director or senior officer under or as a result of the contract or transaction, and

(b)	make any other order that the court considers appropriate.

(2)	Unless a contract or transaction in which a director or senior officer has a disclosable interest has been approved in accordance with section 148 (2), the court may, on an application by the company or by a director, senior officer, shareholder or beneficial owner of shares of the company, make one or more of the following orders if the court determines that the contract or transaction was not fair and reasonable to the company:

(a)	enjoin the company from entering into the proposed contract or transaction;

(b)	order that the director or senior officer is liable to account for any profit that accrues to the director or senior officer under or as a result of the contract or transaction;

(c)	make any other order that the court considers appropriate.

Validity of contracts and transactions

151	A contract or transaction with a company is not invalid merely because

(a)	a director or senior officer of the company has an interest, direct or indirect, in the contract or transaction,

(b)	a director or senior officer of the company has not disclosed an interest the director or senior officer has in the contract or transaction, or

(c)	the directors or shareholders of the company have not approved the contract or transaction in which a director or senior officer of the company has an interest.

Limitation of obligations of directors and senior officers

152	Except as is provided in this Division, a director or senior officer of a company has no obligation to

(a)	disclose any direct or indirect interest that the director or senior officer has in a contract or transaction, or

(b)	subject to section 192, account for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or senior officer has a disclosable interest.

Disclosure of conflict of office or property

153	(1)	If a director or senior officer of a company holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual's duty or interest as a director or senior officer of the company, the director or senior officer must disclose, in accordance with this section, the nature and extent of the conflict.

(2)	The disclosure required from a director or senior officer under subsection (1)

(a)	must be made to the directors promptly

(i)	after that individual becomes a director or senior officer of the company, or

(ii)	if that individual is already a director or senior officer of the company, after that individual begins to hold the office or possess the property, right or interest for which disclosure is required, and

(b)	must be evidenced in one of the ways referred to in section 148 (3).

Division 4 — Liability of Directors

Directors' liability

154	(1)	Subject to section 157, directors of a company who vote for or consent to a resolution that authorizes the company to do any of the following are jointly and severally liable to restore to the company any amount paid or distributed as a result and not otherwise recovered by the company:

(a)	to do an act contrary to section 33 (1) as a result of which the company has paid compensation to any person;

(b)	to pay a commission or allow a discount contrary to section 67;

(c)	to pay a dividend contrary to section 70 (2);

(d)	to purchase, redeem or otherwise acquire shares contrary to section 78 or 79;

(e)	to make a payment or give an indemnity contrary to section 163;

(f)	in the case of a director of a community contribution company, to do an act contrary to Part 2.2 as a result of which act the company has transferred any of its money or other assets to any person.

(2)	Subject to subsection (4) of this section and section 157, directors of a company who vote for or consent to a resolution that authorizes the issue of a share in contravention of section 63 (2) (b) or 64 are jointly and severally liable to compensate the company, or any shareholder or beneficial owner of shares of the company, for any losses, damages and costs sustained or incurred as a result by the company, the shareholder or the beneficial owner, as the case may be.

(3)	The liability imposed by subsections (1) and (2) of this section is in addition to and not in derogation of any liability imposed on a director by this Act or any other enactment or by any rule of law or equity.

(4)	A director is not liable under subsection (2) if the director did not know and could not reasonably have known that the value of the consideration for which the share was issued was less than the issue price set for the share under section 63.

(5)	For the purposes of this section, a director of a company who is present at a meeting of the directors or of a committee of directors is deemed to have consented to a resolution referred to in subsection (1) or (2) of this section that is passed at the meeting unless that director's dissent

(a)	is recorded in the minutes of the meeting,

(b)	is put in writing by the director and is provided to the secretary of the meeting before the end of the meeting, or

(c)	is, promptly after the end of the meeting, put in writing and delivered to the delivery address of, or mailed by registered mail to the mailing address of, the company's registered office.

(6)	A director who votes in favour of a resolution referred to in subsection (1) or (2) is not entitled to dissent under subsection (5).

(7)	Subject to subsection (8), a director who is not present at a meeting of the directors or of a committee of directors at which a resolution referred to in subsection (1) or (2) is passed is deemed to have consented to the resolution if,

(a)	in the case of a resolution passed at a directors' meeting, the individual was a director at the time of the meeting, or

(b)	in the case of a resolution passed at a meeting of a committee of directors, the individual was a member of that committee at the time of the meeting.

(8)	Subsection (7) does not apply to a director who, within 7 days after becoming aware of the passing of a resolution referred to in subsection (1) or (2), delivers to the delivery address of, or mails by registered mail to the mailing address of, the company's registered office, a written dissent.

(9)	A legal proceeding to enforce a liability imposed by this section may not be commenced more than 2 years after the date of the applicable resolution.

Dissent procedure by companies

155	The company must, on receipt of a written dissent referred to in section 154 (5) (c) or (8), and the secretary of the meeting referred to in section 154 (5) must, on receipt of a written dissent referred to in section 154 (5) (b), certify on the written dissent the date and time it is received.

Legal proceedings on liability

156	(1)	Without limiting any other rights a director has at law, a director who has satisfied a liability arising under section 154 is entitled to contribution from the other directors who voted for or consented to the resolution that gave rise to the liability.

(2)	In a legal proceeding under section 154, the court may, on the application of a company or of a director of a company,

(a)	order a shareholder of the company or any other person to deliver to the director or the company any property, rights and interests that the court considers were improperly paid or distributed to that shareholder or person under this Act,

(b)	join a director, shareholder or other person as a party to the legal proceeding,

(c)	order the company to return or issue shares to a person from whom the company purchased, redeemed or otherwise acquired shares, and

(d)	make any other order the court considers appropriate.

Limitations on liability

157	(1)	A director of a company is not liable under section 154 and has complied with the director's duties under section 51.993 (1), if applicable, and section 142 (1) if the director relied, in good faith, on

(a)	financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company,

(b)	a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person,

(c)	a statement of fact represented to the director by an officer of the company to be correct, or

(d)	any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not

(i)	the record was forged, fraudulently made or inaccurate, or

(ii)	the information or representation was fraudulently made or inaccurate.

(2)	A director of a company is not liable under section 154 if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to this Act.

Liability if company's name not displayed

158	(1)	A director or officer of a company who knowingly permits the company to contravene section 27 (1) (a), (b) or (c) or (2) is personally liable to indemnify any of the following persons who suffer loss or damage as a result of being misled by that contravention:

(a)	a purchaser of goods or services from the company;

(b)	a supplier of goods or services to the company;

(c)	a person holding a security of the company.

(2)	A director or officer of a company who issues or authorizes the issue of any instrument referred to in section 27 (1) (d) that does not display the name of the company is personally liable to the person holding that instrument for the amount of it, unless it is duly paid by the company.

Division 5 — Indemnification of Directors and Officers and Payment of Expenses

Definitions

159	In this Division:

"associated corporation" means a corporation or entity referred to in paragraph (b) or (c) of the definition of "eligible party";

"eligible party", in relation to a company, means an individual who

(a)	is or was a director or officer of the company,

(b)	is or was a director or officer of another corporation

(i)	at a time when the corporation is or was an affiliate of the company, or

(ii)	at the request of the company, or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, except in the definition of "eligible proceeding" and except in sections 163 (1) (c) and (d) and 165, the heirs and personal or other legal representatives of that individual;

"eligible penalty" means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

"eligible proceeding" means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation

(a)	is or may be joined as a party, or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

"expenses" includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding;

"proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Indemnification and payment permitted

160	Subject to section 163, a company may do one or both of the following:

(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Mandatory payment of expenses

161	Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)	has not been reimbursed for those expenses, and

(b)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Authority to advance expenses

162	(1)	Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2)	A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

Indemnification prohibited

163	(1)	A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

(2)	If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)	indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b)	pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Court ordered indemnification

164	Despite any other provision of this Division and whether or not payment of expenses or indemnification has been sought, authorized or declined under this Division, on the application of a company or an eligible party, the court may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e)	make any other order the court considers appropriate.

Insurance

165	A company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Division 6 — Meetings of Shareholders

Location of general meetings

166	(1)	Subject to subsections (2) and (3), a general meeting of a company,

(a)	subject to paragraph (b), must be held in British Columbia, or

(b)	may be held at a location outside British Columbia if

(i)	the location is provided for in the articles,

(ii)	the articles do not restrict the company from approving a location outside of British Columbia for the holding of the general meeting and the location for the meeting is

(A)	approved by the resolution required by the articles for that purpose, or

(B)	if no resolution is required for that purpose by the articles, approved by ordinary resolution, or

(iii)	the location for the meeting is approved in writing by the registrar before the meeting is held.

(2)	If the general meeting is a partially electronic meeting, subsection (1) applies to the location where persons attend the meeting in person.

(3)	If the general meeting is a fully electronic meeting, subsection (1) does not apply to the meeting.

Requisitions for general meetings

167	(1)	Shareholders referred to in subsection (2) may requisition a general meeting for the purpose of transacting any business that may be transacted at a general meeting.

(2)	A requisition under this section may be made by shareholders who, at the date on which the requisition is received by the company, hold in the aggregate at least 1/20 of the issued shares of the company that carry the right to vote at general meetings.

(3)	A requisition under this section

(a)	must, in 1 000 words or less, state the business to be transacted at the meeting, including any special resolution or exceptional resolution to be submitted to the meeting,

(b)	must be signed by, and include the names and mailing addresses of, all of the requisitioning shareholders,

(c)	may be made in a single record or may consist of several records, in similar form and content, each of which is signed by one or more of the requisitioning shareholders, and

(d)	must be delivered to the delivery address of, or mailed by registered mail to the mailing address of, the registered office of the company.

(4)	If a requisition under this section consists of more than one record, the requisition is received by the company on the first date by which the company has received requisition records that comply with subsection (3) from shareholders who, in the aggregate, hold at least the number of shares necessary to qualify under subsection (2).

(5)	On receiving a requisition that complies with subsections (2) and (3), the directors must, regardless of the memorandum or articles, call a general meeting to be held not more than 4 months after the date on which the requisition is received by the company to transact the business stated in the requisition and must, subject to subsection (7),

(a)	send notice of the date and time and, if applicable, the location of that meeting at least the prescribed number of days, but not more than 4 months, before the meeting

(i)	to each shareholder entitled to attend the meeting, and

(ii)	to each director, and

(b)	send, in accordance with subsection (6), to the persons entitled to notice of the meeting, the text of the requisition referred to in subsection (3) (a).

(5.1)	If the requisitioned meeting is an electronic meeting, the notice referred to in subsection (5) (a) must also contain instructions for attending and participating in the meeting by telephone or other communications medium, including, if applicable, instructions for voting at the meeting.

(6)	The text referred to in subsection (5) (b) must be sent

(a)	in, or within the time set for the sending of, the notice of the requisitioned meeting, or

(b)	in the company's information circular or equivalent, if any, sent in respect of the requisitioned meeting.

(7)	The directors need not comply with subsections (5) and (5.1) if

(a)	the directors have called a general meeting to be held after the date on which the requisition is received by the company and have sent notice of that meeting in accordance with section 169,

(b)	substantially the same business was submitted to shareholders to be transacted at a general meeting that was held not more than the prescribed period before the receipt of the requisition, and any resolution to transact that business at that earlier meeting did not receive the prescribed amount of support,

(c)	it clearly appears that the business stated in the requisition does not relate in a significant way to the business or affairs of the company,

(d)	it clearly appears that the primary purpose for the requisition is

(i)	securing publicity, or

(ii)	enforcing a personal claim or redressing a personal grievance against the company or any of its directors, officers or security holders,

(e)	the business stated in the requisition has already been substantially implemented,

(f)	the business stated in the requisition, if implemented, would cause the company to commit an offence, or

(g)	the requisition deals with matters beyond the company's power to implement.

(8)	If the directors do not, within 21 days after the date on which the requisition is received by the company, send notice of a general meeting in accordance with subsections (5) and (5.1) of this section, the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued shares of the company that carry the right to vote at general meetings, may send notice of a general meeting to be held to transact the business stated in the requisition.

(9)	A general meeting called, under subsection (8), by the requisitioning shareholders must

(a)	be called in accordance with subsections (5) and (5.1),

(b)	be held within 4 months after the date on which the requisition is received by the company, and

(c)	as nearly as possible, be conducted in the same manner as a general meeting called by the directors.

(10)	Unless the shareholders resolve otherwise by an ordinary resolution at the general meeting called, under subsection (8), by the requisitioning shareholders, the company must reimburse the requisitioning shareholders for the expenses actually and reasonably incurred by them in requisitioning, calling and holding that meeting.

No liability

168	No company or person acting on behalf of a company incurs any liability merely because the company or person complies with section 167 (5) (b) or (6).

Notice of general meetings

169	(1)	Subject to sections 167 and 170, a company must send notice of the date and time and, if applicable, the location of a general meeting of the company at least the prescribed number of days but not more than 2 months before the meeting,

(a)	to each shareholder entitled to attend the meeting, and

(b)	to each director.

(1.1)	If the general meeting is an electronic meeting, the notice must also contain instructions for attending and participating in the meeting by telephone or other communications medium, including, if applicable, instructions for voting at the meeting.

(2)	The accidental omission to send notice of any general meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting.

Waiver of notice

170	(1)	Despite any other provision of this Act, a shareholder and any other person entitled to notice of a meeting of shareholders may waive that entitlement or may agree to reduce the period of that notice.

(2)	Despite section 7 (4), the right of a person to waive the entitlement to notice or to reduce the period of notice under subsection (1) of this section need not be exercised in writing.

(3)	Without limiting subsection (2), attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting, unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Setting record dates

171	(1)	The directors may set a date as the record date under this section for any purpose, including for the purpose of determining shareholders

(a)	entitled to receive payment of a dividend,

(b)	entitled to participate in a liquidation distribution,

(c)	entitled to notice of a meeting of shareholders, or

(d)	entitled to vote at a meeting of shareholders.

(2)	A record date set under subsection (1) must not

(a)	precede by more than 2 months the date on which the action referred to in subsection (1) (a) or (b) is to be taken,

(b)	precede by more than 2 months, or, in the case of a meeting referred to in section 167, 4 months, or by fewer than the prescribed number of days the date on which the meeting referred to in subsection (1) (c) of this section is to be held, or

(c)	precede by more than 2 months, or, in the case of a meeting referred to in section 167, 4 months, the date on which the meeting referred to in subsection (1) (d) of this section is to be held.

(3)	If no record date is set under this section,

(a)	the record date for determining the shareholders who are entitled to notice of, or to vote at, a meeting of shareholders is

(i)	5 p.m. on the day immediately preceding the first date on which notice is sent, or

(ii)	if no notice is sent, the beginning of the meeting, and

(b)	the record date for determining shareholders for any other purpose is 5 p.m. on the date on which the directors pass the resolution relating to the matter for which the record date is required.

Quorum for shareholders' meetings

172	(1)	The quorum for the transaction of business at a meeting of shareholders of a company is

(a)	the quorum established by the memorandum or articles,

(b)	if no quorum is established by the memorandum or articles, 2 shareholders entitled to vote at the meeting whether present personally or by proxy, or

(c)	if the number of shareholders entitled to vote at the meeting is less than the quorum applicable to the company under paragraph (a) or (b), all of the shareholders entitled to vote at the meeting whether present personally or by proxy.

(2)	Unless the memorandum or articles provide otherwise, if a quorum is not present at the opening of a meeting of shareholders, the shareholders entitled to vote at the meeting who are present personally or by proxy at the meeting may adjourn the meeting to a set time and place but may not transact any other business.

(3)	If the company has only one shareholder entitled to vote at a meeting of shareholders, one person who is, or who represents by proxy, that shareholder may constitute that meeting.

Voting

173	(1)	Subject to sections 69 (2), 82 (6) and 177 and subsection (9) (a) of this section and unless the memorandum or articles provide otherwise, a shareholder has one vote in respect of each share held by that shareholder and is entitled to vote personally or by proxy.

(2)	Unless the memorandum or articles provide otherwise, voting at a meeting of shareholders must,

(a)	if one or more shareholders vote at the meeting in a manner contemplated by section 174 (1), be by poll or be conducted in any other manner that adequately discloses the intentions of the shareholders,

(b)	if a poll is demanded by a shareholder or proxy holder entitled to vote at the meeting or is directed by the chair, be by poll, or

(c)	in any other case, be by show of hands.

(3)	At any meeting of shareholders at which a resolution is submitted, a declaration of the chair that the resolution is carried by the necessary majority or is defeated is, unless a poll is required or demanded under subsection (2) or (4) of this section or is directed by the chair, conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

(4)	At any meeting of shareholders at which a resolution is submitted, a shareholder or proxy holder entitled to vote at the meeting may, before or promptly after the declaration of the results of a vote taken by a show of hands, demand a poll.

(5)	A company must, for at least 3 months after a meeting of shareholders, keep at its records office each ballot cast on a poll and each proxy voted at the meeting.

(6)	Any shareholder or proxy holder who was entitled to vote at a meeting referred to in subsection (5) may, without charge, inspect the ballots and proxies kept by the company under that subsection in respect of that meeting.

(7)	Sections 46 (7) and (8), 48 (1) and (3) and 50 apply to the records referred to in subsection (6) of this section.

(8)	Unless otherwise provided under this Act or in the memorandum or articles, any action that must or may be taken or authorized by the shareholders under this Act may be taken or authorized by an ordinary resolution.

(9)	If a shareholder whose shares do not otherwise carry the right to vote is, by this Act, given the right to vote on a matter,

(a)	the shareholder has, on that matter, the greatest of

(i)	one vote in respect of each of those shares,

(ii)	the same number of votes per share as are attached, under the memorandum or articles, to shares of the class or series of shares to which is attached the least number of votes per share that may be cast in relation to that matter, and

(iii)	the number of votes per share as are, under the memorandum or articles, attached to those shares in relation to that matter, and

(b)	the provisions of the memorandum or articles or this Division, as the case may be, that apply in relation to the exercise of voting rights held by shareholders whose shares carry the right to vote at general meetings also apply in relation to the exercise by that shareholder of the voting rights given by this Act on that matter.

Participation at meetings of shareholders

174	(1)	Unless the memorandum or articles provide otherwise, a shareholder or proxy holder who is entitled to participate in, including vote at, a meeting of shareholders may do so by telephone or other communications medium if all shareholders and proxy holders attending the meeting are able to participate in it, whether by telephone, by other communications medium or in person.

(2)	If a company holds a meeting of shareholders that is not an electronic meeting, the company is not obligated to take any action or provide any facility to permit or facilitate the use of any communications medium at the meeting.

(2.1)	If a company holds a meeting of shareholders that is an electronic meeting, the company must permit and facilitate participation in the meeting by telephone or other communications medium.

(3)	If one or more shareholders or proxy holders participate in a meeting of shareholders in a manner contemplated by subsection (1),

(a)	each such shareholder or proxy holder is deemed, for the purposes of this Act and of the memorandum and articles of the company, to be present at the meeting, and

(b)	the meeting is deemed to be held at the location, if any, specified in the notice of the meeting.

Pooling agreements

175	Two or more shareholders may, in a written agreement, agree that when exercising voting rights in relation to the shares held by them, they will vote those shares in accordance with the terms of the agreement.

Date of resolution

176	A resolution passed at a meeting of shareholders is, for all purposes, deemed to have been passed on the date and time on which it is in fact passed despite the fact that the meeting at which the resolution is passed is a continuation of an adjourned meeting.

Subsidiary not to vote

177	If a subsidiary is a shareholder of its holding corporation and the holding corporation is a British Columbia corporation, the subsidiary is not entitled to vote at a meeting of shareholders of the holding corporation.

Election of chair

178	Unless the memorandum or articles of a company provide otherwise, the shareholders who are present personally or by proxy at a meeting of shareholders and who are entitled to vote at the meeting may elect as the chair of the meeting any shareholder or proxy holder who is entitled to vote at the meeting.

Minutes

179	(1)	A company must ensure that minutes are kept of all proceedings at meetings of shareholders.

(2)	The minutes of a meeting referred to in subsection (1), if purported to be signed by the chair of the meeting or by the chair of the next succeeding meeting, are evidence of the proceedings.

(3)	Until the contrary is proved, if minutes of a meeting have been signed in accordance with this section,

(a)	the meeting is deemed to have been duly held and convened,

(b)	all proceedings at the meeting are deemed to have been duly taken, and

(c)	all elections and appointments of directors, officers, auditors or liquidators made at the meeting are deemed to be valid.

Consent resolutions of shareholders

180	A consent resolution of shareholders is deemed

(a)	to be a proceeding at a meeting of those shareholders, and

(b)	to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of this Act and the regulations, and all the requirements of the memorandum and articles of the company, relating to meetings of shareholders.

Rules applicable to general meetings apply to other shareholders' meetings

181	To the extent that this Act or the regulations or the memorandum or articles of a company do not make provision for any particular meeting of shareholders, the provisions of this Act, the regulations, the memorandum and the articles relating to the call, holding and conduct of general meetings apply, with the necessary changes and so far as they are applicable, to that meeting of shareholders.

Annual general meetings

182	(1)	Subject to subsections (2) to (5), a company must hold an annual general meeting,

(a)	for the first time, not more than 18 months after the date on which it was recognized, and

(b)	after its first annual reference date, at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year.

(2)	Subject to subsection (3), all of the shareholders entitled to vote at an annual general meeting of a company may,

(a)	by a unanimous resolution passed on or before the date by which that annual general meeting is required to be held under this section, defer the holding of that annual general meeting to a date that is later than the date by which the meeting is required to be held under subsection (1),

(b)	by a unanimous resolution, consent to all of the business required to be transacted at that annual general meeting, or

(c)	by a unanimous resolution, waive the holding of

(i)	that annual general meeting,

(ii)	the previous annual general meeting, or

(iii)	any earlier annual general meeting that the company had been obliged to hold.

(3)	The shareholders must, in any unanimous resolution passed under subsection (2) (a), (b) or (c) (i) or (ii), select, as the company's annual reference date, a date that would, under subsection (1), be appropriate for the holding of the applicable annual general meeting.

(4)	If a unanimous resolution is not passed under subsection (2) with respect to an annual general meeting of a company, on the application of the company, the registrar may, if satisfied that it is appropriate to do so and on the terms and conditions the registrar considers appropriate, allow the company to hold that annual general meeting on a date that is later than the date by which the meeting is required to be held under subsection (1).

(5)	If a unanimous resolution is passed in relation to an annual general meeting under subsection (2) (b) or (c), the company need not hold that annual general meeting.

First annual reference date for pre-existing companies

183	For the purposes of section 182 (1) (b), a pre-existing company that has neither held an annual general meeting under this Act nor passed a resolution under section 182 (2) has, as its first annual reference date,

(a)	if the company was recognized not more than 18 months before the coming into force of this Act, the earlier of

(i)	the date of the company's first annual general meeting, if any, that was held, or was deemed to have been held, under the Company Act, 1996, and

(ii)	the date that is 18 months after the recognition of the company, or

(b)	if the company was recognized more than 18 months before the coming into force of this Act, the later of

(i)	the date that is 13 months after the date of the company's most recent annual general meeting, if any, that was held, or was deemed to have been held, under the Company Act, 1996, and

(ii)	the date that is 6 months before the day on which this Act comes into force.

Pre-existing reporting company meetings

184	(1)	In this section, "registrant" means a person registered or required to be registered in any jurisdiction to trade in securities within the meaning of the Securities Act, but does not include a trustee with respect to shares held under a trust instrument that regulates the manner in which those shares are to be voted.

(2)	A meeting of shareholders of a pre-existing reporting company, and any action taken at the meeting, is not invalid merely because a registrant fails to comply with one or more of the provisions applicable to registrants, in their capacity as registrants, of the Statutory Reporting Company Provisions or the company's articles.

(3)	If a pre-existing reporting company is bound by any provision in the Statutory Reporting Company Provisions or in the articles of the company that imposes any requirements on the manner, form or contents of a proxy or a proxy solicitation, or that otherwise relates to proxies or proxy solicitations, any person soliciting or granting a proxy to vote shares of that company is also bound by those provisions.

Information for shareholders

185	(1)	The directors of a company that holds an annual general meeting must place the following before that meeting:

(a)	in the case of a reporting issuer, the annual financial statements that the company is required to file with the Securities Commission under the Securities Act in relation to the most recently completed financial year;

(b)	in the case of a reporting issuer equivalent or of a company within a prescribed class of companies, the annual financial statements that the company is required to produce or file in relation to the most recently completed financial year under the legislation that

(i)	applies to the company, and

(ii)	has provisions that are comparable in scope and intent to the financial disclosure provisions of the Securities Act and the regulations made under that Act;

(c)	in any other case, the financial statements, if any, that the directors are, under section 198 (2) of this Act, required to produce and publish on or before the annual reference date that relates to that annual general meeting;

(d)	any auditor's report made under section 212 (1) (a) on those financial statements.

(2)	The directors of a company who are required under subsection (1) of this section to place financial statements before an annual general meeting must, on the request of any shareholder or proxy holder present at that meeting, provide a copy of those financial statements and of any auditor's report made under section 212 (1) (a) on those financial statements to that shareholder or proxy holder.

(3)	If, within 6 months after an annual reference date, a shareholder of the company requests a copy of the company's financial statements referred to in subsection (1) (a), (b) or (c) of this section, the directors must promptly send to that shareholder a copy of those financial statements and of any auditor's report made under section 212 (1) (a) on those financial statements.

Powers of court

186	(1)	The court may, on its own motion or on the application of the company, the application of a director or the application of a shareholder entitled to vote at the meeting,

(a)	order that a meeting of shareholders be called, held and conducted in the manner the court considers appropriate, and

(b)	give directions it considers necessary as to the call, holding and conduct of the meeting.

(2)	The court may make an order under subsection (1)

(a)	if it is impracticable for any reason for the company to call or conduct a meeting of shareholders in the manner required under this Act, the memorandum or the articles,

(b)	if the company fails to hold a meeting of shareholders in accordance with this Act or the regulations or its memorandum or articles, or

(c)	for any other reason the court considers appropriate.

(3)	Without limiting subsection (1), the court may order that the quorum or notice required by the memorandum or articles or this Act or the regulations be varied or dispensed with in respect of a meeting.

Division 7 — Shareholders' Proposals

Definitions and application

187	(1)	In this Division:

"proposal" means a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the company;

"qualified shareholder" means, in relation to a proposal, a person who

(a)	is a registered owner or beneficial owner of one or more shares of the company that carry the right to vote at general meetings, and

(b)	has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years before the date of the signing of the proposal, but does not include a person referred to in subsection (2);

"submitter" means the qualified shareholder who submits a proposal to a company;

"supporter" means a person who signs a proposal under section 188 (1) (b).

(2)	A person is not a qualified shareholder if, within 2 years before the date of the signing of the proposal, the person failed to present, personally or by proxy, at an annual general meeting, an earlier proposal

(a)	of which the person was the submitter, and

(b)	in response to which the company had complied with section 189 (1) to (3).

(3)	This Division does not apply to a company unless the company is a public company.

Requirements for valid proposals

188	(1)	A proposal is valid if

(a)	the proposal is signed by the submitter,

(b)	the proposal is signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate,

(i)	constitute at least 1/100 of the issued shares of the company that carry the right to vote at general meetings, or

(ii)	have a fair market value in excess of the prescribed amount,

(c)	the proposal, and the declarations referred to in paragraph (d), are received at the registered office of the company at least 3 months before the anniversary of the previous year's annual reference date, and

(d)	the proposal is accompanied by a declaration from the submitter and each supporter, signed by the submitter or supporter, as the case may be, or, in the case of a submitter or supporter that is a corporation, by a director or senior officer of the signatory,

(i)	providing the name of and a mailing address for that signatory,

(ii)	declaring the number and class or series of shares carrying the right to vote at general meetings that are owned by that signatory as a registered owner or beneficial owner, and

(iii)	unless the name of the registered owner has already been provided under subparagraph (i), providing the name of the registered owner of those shares.

(2)	A proposal may be accompanied by one written statement in support of the proposal.

(3)	A proposal, or, if a statement is provided under subsection (2), the statement and proposal together, must not exceed 1 000 words in length and, for the purposes of this subsection, the proposal does not include the signatures referred to in subsection (1) (a) or (b) and the declarations referred to in subsection (1) (d).

Rights and obligations arising from proposal

189	(1)	Subject to subsections (4) (b) and (5), a company that receives a proposal must send, in accordance with subsection (2), to all of the persons who are entitled to notice of the annual general meeting in relation to which the proposal is made,

(a)	the text of the proposal,

(b)	the names and mailing addresses of the submitter and the supporters, and

(c)	the text of the statement, if any, accompanying the proposal under section 188 (2).

(2)	The information referred to in subsection (1) of this section must be sent

(a)	in, or within the time set for the sending of, the notice of the applicable annual general meeting under section 169, or

(b)	in the company's information circular or equivalent, if any, sent in respect of the applicable annual general meeting.

(3)	Subject to subsections (4) (b) and (5) of this section, the company must allow a submitter to present the proposal, personally or by proxy, at the annual general meeting in relation to which the proposal was made if the submitter is a qualified shareholder at the time of that meeting.

(4)	If a company receives more than one proposal in relation to an annual general meeting, the company, if the proposals relate to substantially the same matter,

(a)	must comply with subsections (1) to (3) in relation to the first of those proposals to be received at its registered office, and

(b)	need not comply with subsections (1) to (3) in relation to any other of those proposals.

(5)	Subject to section 191 (3), the company need not process a proposal in accordance with subsections (1) to (4) of this section if any of the following circumstances applies:

(a)	the directors have called an annual general meeting to be held after the date on which the proposal is received by the company and have sent notice of that meeting in accordance with section 169;

(b)	the proposal is not valid within the meaning of section 188 (1) or exceeds the maximum length established by section 188 (3);

(c)	the proposal relates to substantially the same matter that was submitted to shareholders in a notice of meeting, or an information circular or equivalent, relating to a general meeting that was held not more than the prescribed period before the receipt of the proposal, and did not receive the prescribed amount of support at the meeting;

(d)	it clearly appears that the proposal does not relate in a significant way to the business or affairs of the company;

(e)	it clearly appears that the primary purpose for the proposal is

(i)	securing publicity, or

(ii)	enforcing a personal claim or redressing a personal grievance against the company or any of its directors, officers or security holders;

(f)	the proposal has already been substantially implemented;

(g)	the proposal, if implemented, would cause the company to commit an offence;

(h)	the proposal deals with matters beyond the company's power to implement.

No liability

190	No company or person acting on behalf of a company incurs any liability merely because the company or person complies with section 189 (1), (2), (3) or (4).

Refusal to process proposal

191	(1)	A company that does not intend to process a proposal in accordance with section 189 (1) to (4) on the basis that subsection (5) of that section applies to the proposal or on the basis that the proposal is one referred to in subsection (4) (b) of that section must, within 21 days after the proposal is received by its registered office, send to the submitter

(a)	written notice of the company's decision in relation to the proposal, and

(b)	a written explanation as to the company's reasons for its decision, including a specific reference to the provision of section 189 that the company is relying on in refusing to process the proposal and the reasons why the company believes that that provision applies.

(2)	The submitter to whom a notice is sent under subsection (1) (a) of this section may apply to the court for a review of the company's decision.

(3)	On an application under subsection (2), the court may restrain the holding of the annual general meeting in relation to which the proposal is made and may, if it determines that the company did not have proper grounds to refuse to process the proposal in accordance with section 189 (1) to (4), make any order it considers appropriate, including one or more of the following:

(a)	an order that the company comply with section 189 (1) to (4) in the manner and within the time ordered by the court;

(b)	if the information referred to in section 189 (1) cannot be provided to the shareholders within a reasonable period of time before the annual general meeting, an order that the company

(i)	hold, at its sole expense, a general meeting for the purpose of considering the proposal, and

(ii)	comply with section 189 (1) to (4) in relation to that meeting on the terms and conditions imposed by the court;

(c)	an order that the company reimburse the submitter for all reasonable legal expenses, including all reasonable disbursements, incurred in the application.

(4)	The company or any person claiming to be aggrieved by a proposal may apply to the court for an order permitting or requiring the company to refrain from processing the proposal in accordance with section 189 (1) to (4) and the court, if it is satisfied that section 189 (4) (b) or (5) applies, may make such order as it considers appropriate.

Division 8 — Insiders

Liability of insiders

192	(1)	In this section:

"associate", if used to indicate a relationship with a person, means

(a)	a partner, other than a limited partner, of the person,

(b)	a trust or estate in which the person has a substantial beneficial interest or for which the person serves as trustee or in a similar capacity,

(c)	a spouse or child of the person, or

(d)	a relative of the person or of the person's spouse, other than a relative referred to in paragraph (c), who has the same home as the person;

"insider" means, in respect of a private company,

(a)	a director or senior officer of the private company,

(b)	a person who beneficially owns shares of the private company that carry, in the aggregate, more than the prescribed fraction of the votes that may be cast in an election or appointment of directors at a general meeting,

(c)	an associate of a person referred to in paragraph (a) or (b),

(d)	the private company itself,

(e)	an affiliate of the private company,

(f)	a person who is employed by the private company or who is retained by it on a professional or consulting basis, or

(g)	a director or senior officer of another corporation if that other corporation is itself an insider of the private company;

"private company" means a company that is not

(a)	a reporting issuer,

(b)	a reporting issuer equivalent, or

(c)	a company within a prescribed class of companies.

(2)	This section applies if

(a)	an insider makes use of specific confidential information

(i)	in connection with a transaction relating to any security of the private company, and

(ii)	for the benefit or advantage of the insider or of any associate or affiliate of the insider, and

(b)	the information, if generally known, might reasonably be expected to materially affect the value of the security.

(3)	In the circumstances referred to in subsection (2), the insider is

(a)	liable to compensate any person for any direct loss suffered by the person as a result of the transaction, unless

(i)	the information was known, or ought reasonably to have been known, at the time of the transaction, to the person who suffered the loss, or

(ii)	the insider proves that, at the time of the transaction, the insider reasonably believed that the specific confidential information was known to the person who suffered the loss, and

(b)	accountable to the private company for any direct benefit or advantage received or receivable by the insider or the insider's associate or affiliate, as the case may be, as a result of the transaction unless the insider proves that, at the time of the transaction, the insider reasonably believed that the specific confidential information was generally known.

(4)	An action under subsection (3) must not be brought more than 2 years after discovery of the facts that gave rise to the cause of action.

(5)	If the parties to a contract involving the transfer of a private company's securities agree in writing that this section does not apply to the transfer, the agreement is binding on those parties.

Division 9 — General

Form and effect of contracts

193	(1)	A contract that, if made between individuals, would, by law, be required to be in writing and under seal, may be made for a company in writing and under seal and may, in the same manner, be varied or discharged.

(2)	A contract that, if made between individuals, would, by law, be required to be in writing and signed by the parties to be charged, may be made for a company in writing signed by a person acting under the express or implied authority of the company and may, in the same manner, be varied or discharged.

(3)	A contract that, if made between individuals, would, by law, be valid although made orally and not reduced to writing, may be made in like manner for a company by a person acting under the express or implied authority of the company and may, in the same manner, be varied or discharged.

(4)	A contract made according to this section is effectual in law and binds the company and all other parties to it.

(5)	A bill of exchange or promissory note is deemed to have been made, accepted or endorsed on behalf of a company if made, accepted or endorsed in the name of, by, on behalf of or on account of the company by a person acting under its authority.

Authentication or certification of records

194	(1)	A record that requires authentication or certification by a company may be authenticated or certified by a director or officer of the company or by a lawyer for the company and need not be under the company's seal.

(2)	Any certified record referred to in subsection (1), if introduced as evidence in any legal proceeding, is evidence of the contents of the record without proof of the signature or official capacity of the person appearing to have signed the record.

(3)	An entry in a central securities register or branch securities register of a company, or a share certificate or a non-transferable written acknowledgement issued by a company, is evidence that the person in whose name the shares are registered or to whom the share certificate or non-transferable written acknowledgement is issued is the owner of the shares described in that securities register or in that certificate or non-transferable written acknowledgement.

(4)	Without limiting subsection (3), a register of members or a register of debentureholders prepared under a former Companies Act, or, in the case of a preexisting trust company or a pre-existing insurance company, a former Companies Act as it applied for the purposes of the Financial Institutions Act, is evidence of any matters directed or authorized by that Act to be inserted in it.

Financial assistance

195	(1)	In this section, "associate", if used to indicate a relationship with a person, has the same meaning as in section 192 (1), and includes a corporation of which the person beneficially owns shares carrying, in the aggregate, more than 1/10 of the votes that may be cast in an election or appointment of directors at a general meeting of the corporation.

(2)	A company may give financial assistance to any person for any purpose by means of a loan, a guarantee, the provision of security or otherwise.

(3)	Subject to subsections (4) and (5), a company must disclose, in accordance with subsection (7), any financial assistance that is material to the company and that the company gives to

(a)	a person known to the company to be a shareholder of, a beneficial owner of a share of, a director of, an officer of or an employee of

(i)	the company, or

(ii)	an affiliate of the company,

(b)	a person known to the company to be an associate of any of the persons referred to in paragraph (a), or

(c)	any person for the purpose of a purchase by that person of a share issued or to be issued by the company or an affiliate of the company.

(4)	A company need not make disclosure under subsection (3) in respect of financial assistance that is given

(a)	to a person in the ordinary course of business, if the lending of money is part of the ordinary business of the company,

(b)	to a person on account of expenditures incurred or to be incurred on behalf of the company,

(c)	to a corporation of which the company is a wholly owned subsidiary,

(d)	to a corporation that is a wholly owned subsidiary of the company,

(e)	to a corporation if the company and the corporation are

(i)	wholly owned subsidiaries of the same holding corporation, or

(ii)	wholly owned by the same person,

(f)	to the person, other than a corporation, who holds all of the shares of the company or of a corporation of which the company is a wholly owned subsidiary,

(g)	to employees of the company or of any affiliate of the company to enable or assist them to purchase or erect living accommodation for their own occupancy, or

(h)	to employees, or trustees for employees, of the company or of any affiliate of the company in accordance with a plan for the purchase of shares of the company or of any affiliate of the company to be beneficially owned by those employees.

(5)	A company need not make disclosure under subsection (3) if that disclosure is waived by the court.

(6)	The following information must be disclosed in respect of financial assistance for which disclosure is required under this section:

(a)	a brief description of the financial assistance, including the nature and extent of the financial assistance given;

(b)	the terms on which the financial assistance was given;

(c)	the amount of the financial assistance given.

(7)	The information required under subsection (6) must be disclosed

(a)	in a written record deposited in the company's records office before or promptly after the giving of the financial assistance,

(b)	in a consent resolution of the directors passed before or promptly after, or in order to authorize, the giving of the financial assistance,

(c)	in the minutes of the directors' meeting at which the giving of the financial assistance is authorized, or

(d)	in the minutes of the directors' meeting that follows the giving of the financial assistance.

(8)	In addition to the records that a shareholder of the company may inspect under section 46, that shareholder may, without charge, inspect

(a)	the portions of any minutes of meetings of directors, or of any consent resolutions of directors, that contain disclosures under this section, and

(b)	the portions of any other records that contain those disclosures.

(9)	In addition to the records a former shareholder of the company may inspect under section 46, that former shareholder may, without charge, inspect the records referred to in subsection (8) (a) and (b) of this section that relate to the period when that person was a shareholder.

(10)	Sections 46 (7) and (8), 48 (1) and (3) and 50 apply to the portions of minutes, resolutions and records referred to in subsections (8) and (9) of this section.

Part 6 — Financial Records

Division 1 — Accounting Records

Accounting records required

196	(1)	A company must keep adequate accounting records for each of its financial years and must retain the accounting records kept for a financial year for the prescribed period.

(2)	A company must retain its accounting records at a place determined by the directors.

(3)	A company must make its accounting records available for inspection by any director during statutory business hours and must, on request, provide to the director a copy of any of those records.

(4)	Shareholders may inspect and obtain a copy of those of the accounting records of a company that the articles allow and, in that event, the shareholders may inspect and obtain a copy of those records at the times and places, in the manner and subject to the terms and conditions set out in the articles.

(5)	Shareholders may inspect and obtain a copy of accounting records not referred to in subsection (4) if the shareholders are authorized to do so by the directors and, in that event, the shareholders may inspect and obtain a copy of those records at the times and places, in the manner and subject to the terms and conditions determined by the directors.

Division 2 — Financial Statements

Exemption

197	This Division does not apply to

(a)	a reporting issuer,

(b)	a reporting issuer equivalent, or

(c)	a company within a prescribed class of companies.

Financial statements

198	(1)	In this section, "first financial year" means,

(a)	in the case of a company referred to in section 3 (1) (a) or (c) or (2) (a) or (c), the period beginning on the date on which the company was recognized and ending on the date immediately preceding the date on which the company's next financial year begins, or

(b)	in the case of a company referred to in section 3 (1) (b) or (d) or (2) (b) or (d), the financial year that includes the date on which the company was recognized and that ends on the date immediately preceding the date on which the company's next financial year begins.

(2)	Subject to section 199 and subsection (3) of this section, unless relieved under section 200 from their obligation to do so, the directors of a company must, on or before each annual reference date, produce and publish, in accordance with subsection (4) of this section,

(a)	financial statements in respect of the latest completed financial year of the company, even if that financial year is the company's first financial year, and

(b)	if the date on which the financial statements referred to in paragraph (a) are published is more than 6 months after the beginning of the company's current financial year, financial statements for the period that began at the beginning of the company's current financial year and ended on a date that is not more than 6 months before the date on which the financial statements referred to in paragraph (a) are published.

(3)	Subsection (2) does not apply to a company in respect of an annual reference date that occurs before the end of the company's first financial year.

(4)	Financial statements required under this Division must be prepared as prescribed by regulation.

Approval for publication

199	(1)	The directors of a company must ensure that, before financial statements referred to in section 198 are published, the financial statements are

(a)	approved by the directors, and

(b)	signed by one or more directors to confirm that the approval required by paragraph (a) of this subsection was obtained.

(2)	The directors must ensure that financial statements published under section 198

(a)	have attached any auditor's report made under section 212 (1) (a) on those financial statements, and

(b)	do not purport to be audited unless those financial statements have, in fact, been audited and an auditor's report has been made.

Waiver of financial statements

200	(1)	Directors are relieved from their obligation under section 198 to produce and publish financial statements

(a)	if all of the shareholders of the company, whether or not their shares otherwise carry the right to vote, resolve by a unanimous resolution to waive the production and publication of the financial statements, or

(b)	if and to the extent provided by a court order waiving the production and publication of some or all of the financial statements and on any terms the court considers appropriate.

(2)	A waiver referred to in subsection (1) of this section may be given before, on or after the date on which financial statements are, under this Division, required to be produced and published and is effective for those financial statements only.

Financial statements for qualifying debentureholders

201	A company must, promptly after demand by a qualifying debentureholder of the company, send to that qualifying debentureholder

(a)	a copy of the company's most recently published financial statements required under section 198, and

(b)	a copy of any auditor's report made under section 212 (1) (a) on those financial statements.

Part 7 — Audits

Division 1 — Definition and Application

Definition

202	In this Part, "authorized person" means a person who is authorized under section 205 to act as an auditor of a company.

Application of this Part

203	(1)	Subject to subsections (2) and (3), a company must have an auditor.

(2)	If all of the shareholders of a company, whether or not their shares otherwise carry the right to vote, resolve by a unanimous resolution to waive the appointment of an auditor,

(a)	the company is not required to appoint an auditor, and

(b)	the provisions of this Part, except this section, do not apply to the company unless an auditor is appointed under section 204 (5).

(3)	A waiver referred to in subsection (2) of this section may be given before, on or after the date on which an auditor is, under this Part, required to be appointed and is effective for one financial year only.

Division 2 — Appointment and Removal of Auditors

Appointment of auditors

204	(1)	The directors of a company must appoint an authorized person as the first auditor of the company to hold office until the annual reference date following the recognition of the company.

(2)	On or before the annual reference date referred to in subsection (1) and on or before each subsequent annual reference date, the shareholders of a company must, by an ordinary resolution, appoint an authorized person as auditor to hold office from that annual reference date until the next annual reference date.

(3)	If an auditor is not appointed when required under subsection (2), the auditor in office continues as auditor until a successor is appointed.

(4)	The directors may fill any casual vacancy in the office of auditor.

(5)	If for any reason a company does not have an auditor, the court may, on the application of a shareholder or creditor of the company made on notice to the company,

(a)	appoint an authorized person as auditor to hold office until the next annual reference date, and

(b)	set the remuneration to be paid by the company to the auditor.

(6)	Promptly after an auditor is appointed, the company must provide written notice to the auditor of the appointment.

Persons authorized to act as auditors

205	A person is authorized to act as an auditor of a company only if

(a)	the person is

(i)	a member of, or is a partnership whose partners are members of, a provincial institute of chartered accountants within Canada,

(ii)	a member of a provincial organization of chartered professional accountants within Canada, authorized by that organization to perform an audit,

(iii)	a professional accounting corporation as defined in the Chartered Professional Accountants Act, authorized by the CPABC as defined in that Act to perform an audit, or

(iv)	a registered firm as defined in the Chartered Professional Accountants Act, authorized by the CPABC as defined in that Act to perform an audit, or

(b)	[Repealed 2018-23-13.]

(c)	the company is a reporting issuer or a reporting issuer equivalent and the person is

(i)	a person referred to in paragraph (a) of this section, or

(ii)	authorized to make an auditor's report under the Securities Act, or, in the case of a reporting issuer equivalent, under the legislation that applies to the company and has provisions that are comparable in scope and intent to the auditor qualification provisions of the Securities Act and the regulations made under that Act.

Independence of auditors

206	(1)	For the purposes of subsection (3):

"immediate family", when used in reference to a person referred to in that subsection, means any of the following who resides with that person:

(i)	the spouse of that person;

(ii)	a parent or child of that person;

(iii)	any relative of that person or of that person's spouse;

"partner", when used in reference to a person referred to in that subsection, means any person with whom the person referred to in that subsection carries on in partnership the profession of public accounting.

(2)	A person who is not independent of a company, its affiliates or its directors and officers must not act as the auditor of the company.

(3)	For the purposes of this section, independence is a question of fact, but a person is not independent if

(a)	the person is a director, officer or employee of the company or of an affiliate of the company, or is a partner, employer, employee or member of the immediate family of such a director, officer or employee,

(b)	the person, a member of the person's immediate family, a partner of the person or a member of the immediate family of a partner of the person, beneficially owns or controls, directly or indirectly, any material interest in a security of the company or of any of its affiliates, or

(c)	the person is appointed a trustee of the estate of the company under the Bankruptcy and Insolvency Act (Canada) or is a partner, employer, employee or member of the immediate family of that trustee.

Remuneration of auditors

207	(1)	Subject to subsection (2), the shareholders of a company must, by an ordinary resolution, set the remuneration of the auditor.

(2)	The directors may set the remuneration of the auditor if

(a)	the shareholders so resolve by an ordinary resolution,

(b)	the articles so provide, or

(c)	the auditor is appointed by the directors.

Capacity to act as auditor

208	(1)	An auditor of a company who is not, or who ceases to be, an authorized person must, promptly after becoming aware of that fact,

(a)	become an authorized person, or

(b)	resign as auditor.

(2)	An auditor of a company who is not, or who ceases to be, independent within the meaning of section 206 must, promptly after becoming aware of that fact,

(a)	eliminate the circumstances that resulted in the auditor not being independent, or

(b)	resign as auditor for that company.

(3)	An interested person may apply to the court for an order that an auditor of a company referred to in subsection (1) or (2) of this section be removed on terms and conditions the court considers appropriate.

(4)	An interested person may apply to the court for an order exempting an auditor from the prohibition imposed by section 206 and the court may, if it is satisfied that an exemption would not unfairly prejudice the shareholders, make an exemption order on the terms it considers appropriate.

Removal of auditor during term

209	(1)	A company

(a)	may remove its auditor before the expiration of the auditor's term of office by

(i)	an ordinary resolution passed at a general meeting, or

(ii)	a unanimous resolution of the shareholders whose shares carry the right to vote at general meetings, and

(b)	must appoint, for the remainder of that term of office, an authorized person as auditor to replace the auditor removed under paragraph (a).

(2)	Before calling a general meeting for the purpose specified by subsection (1) (a) (i), a company must send to the auditor

(a)	written notice of the intention to call the meeting, specifying the date on which the notice of the meeting is proposed to be sent, and

(b)	a copy of all material proposed to be sent to shareholders in connection with the meeting.

(3)	The company must send the records required by subsection (2) to the auditor at least 14 days before the date on which the notice of the meeting is proposed to be sent.

(4)	An auditor may send written representations to the company respecting that person's proposed removal as auditor under subsection (1) (a) (i) and, if those written representations are received by the company at least 5 days, not including Saturdays and holidays, before the date on which the notice of the meeting is proposed to be sent, the company, at its expense, must send a copy of those representations with the notice of the meeting to each shareholder entitled to that notice.

(5)	If an auditor is removed from office by a unanimous resolution under subsection (1) (a) (ii) or resigns, the auditor may send the company written representations respecting that removal or resignation, and, if those written representations are received by the company within one month after the auditor's removal or resignation, the company must provide a copy of those representations to the shareholders, on or before the first annual reference date to follow the removal or resignation of the auditor, in one of the following manners:

(a)	by making those representations available to the shareholders at the annual general meeting held on that date;

(b)	if no annual general meeting is held on that date, by depositing a copy of those representations in the records office of the company on or before that date.

(6)	If an auditor who sent written representations has been replaced, the replacement auditor may send to the company a written response to those representations and, if such a response is sent, the company must send it to the shareholders promptly after receipt.

(7)	No company or person acting on behalf of a company incurs any liability merely because the company or person complies with subsection (4), (5) or (6).

Change of auditor by public company

210	(1)	A public company must not, at an annual general meeting, propose the appointment of an auditor other than the incumbent auditor unless the company has sent, to all of the shareholders who are entitled to notice of the meeting, notice of its intention to do so in accordance with subsection (2).

(2)	The notice of intention required under subsection (1) must be sent

(a)	in, or within the time set for the sending of, the notice of the applicable annual general meeting under section 169, or

(b)	in the company's information circular or equivalent, if any, sent in respect of the applicable annual general meeting.

(3)	At least 14 days before sending the notice of intention required under subsection (1), the company must send to the incumbent auditor a written notice containing the following information:

(a)	notification that management does not intend to recommend, at the meeting, that the auditor be reappointed;

(b)	advice as to the date on which the notice of the meeting is proposed to be sent to the shareholders.

(4)	If the incumbent auditor of a public company receives notice under subsection (3), that auditor may send written representations to the company respecting management's intention not to recommend the auditor's reappointment and, if those written representations are received by the company at least 5 days, not including Saturdays and holidays, before the date on which the notice of the meeting is proposed to be sent, the company, at its expense, must send a copy of those representations with the notice of the meeting to each shareholder entitled to that notice.

(5)	No company or person acting on behalf of a company incurs any liability merely because the company or person complies with subsection (4).

(6)	This section applies to a financial institution whether or not that financial institution is a public company.

Replacement auditor must receive representations

211	(1)	A person must not accept appointment as auditor of a company if the person is replacing an auditor who has resigned, who has been removed or whose term of office has expired or is about to expire until the person has requested and received from the auditor a written statement of the circumstances and the reasons why, in the auditor's opinion, the auditor was, or is to be, replaced.

(2)	Despite subsection (1), an authorized person who is independent from a company within the meaning of section 206 may accept appointment as auditor of the company if, within 15 days after making the request referred to in subsection (1) of this section to the auditor who is to be replaced, the person does not receive a reply.

Division 3 — Duties and Rights of Auditors

Auditor's duty to examine and report

212	(1)	An auditor of a company must

(a)	report in the prescribed manner on the financial statements of the company referred to in section 185 (1) (a), (b) or (c), other than any financial statements of the company referred to in section 198 (2) (b), and

(b)	make the examinations that are, in the auditor's opinion, necessary to enable the auditor to make the report required by paragraph (a) of this subsection.

(2)	In making the report required by subsection (1) (a) on financial statements of a company, the auditor of the company may rely on the report of an auditor of a corporation or an unincorporated business

(a)	if the accounts of that corporation or business are included in whole or in part in the financial statements of the company, and

(b)	whether or not the financial statements of the company reported on by the auditor are in consolidated form.

Qualifications on auditor's opinion

213	If an opinion given by an auditor in a report required by section 212 (1) (a) is subject to qualification, the auditor must state, in the report, the reasons for that qualification.

Shareholders may require auditor's attendance at general meetings

214	(1)	If financial statements of a company are to be placed before a general meeting, a shareholder who is entitled to attend the meeting may provide to the company written notice requiring the attendance at the meeting of the auditor who reported on those financial statements.

(2)	If the auditor of a company is to be removed at a general meeting, a shareholder who is entitled to attend the meeting may provide to the company written notice requiring the attendance at the meeting of the auditor who is to be removed.

(3)	If a shareholder provides written notice under subsection (1) or (2) to the company at least 5 days before the general meeting, the auditor must attend the meeting and the company must pay the expenses of that attendance.

Auditor's information to be presented at general meetings

215	(1)	If the auditor attends an annual general meeting, the auditor must answer questions concerning

(a)	the company's financial statements being placed before that meeting under section 185 (1), and

(b)	the auditor's opinion on those financial statements as expressed in the report made under section 212 (1) (a).

(2)	At the request of any shareholder attending an annual general meeting, there must be read to the meeting the report of the auditor on those financial statements.

Amendment of financial statements and auditor's report

216	(1)	The directors or officers of a company must communicate to the auditor who reported on financial statements under section 212 (1) (a) any facts that come to their attention that

(a)	could reasonably have been determined before the date on which the financial statements were published, and

(b)	if known before that date, would have required a material adjustment to those financial statements.

(2)	The directors must promptly amend the financial statements to reflect the facts referred to in subsection (1) of this section and must provide the amended financial statements to the auditor.

(3)	If the auditor is notified or becomes aware, otherwise than under subsection (1), of an error or misstatement in financial statements on which the auditor has reported, the auditor must, if, in the auditor's opinion, correction of the error or misstatement requires a material adjustment to those financial statements, inform each director accordingly.

(4)	If the auditor informs the directors of an error or misstatement under subsection (3), the directors must promptly amend the financial statements to correct the error or misstatement and must provide the amended financial statements to the auditor.

(5)	If amended financial statements are provided to the auditor under subsection (2) or (4),

(a)	the auditor must promptly

(i)	amend the report referred to in section 212 (1) (a) in respect of those financial statements, and

(ii)	provide the amended report to the directors, and

(b)	the directors must, promptly after their receipt of an amended auditor's report under paragraph (a) of this subsection, send to the shareholders a copy of the amended report and a statement explaining the effect of the amendment on the financial position and results of the operations of the company.

Access to records

217	(1)	A person who is or who has been a director, officer, employee or agent of a company or of a company's subsidiary or holding corporation must, to the extent that the person is reasonably able to do so, comply with any demand of the auditor of the company to do the following:

(a)	provide to the auditor all of the information and explanations that the auditor considers necessary for the purpose of any examination or report that the auditor is required or permitted to make under this Act;

(b)	allow the auditor access to all of the company's records, all of the records of the company's subsidiaries, if any, and all of the records of its holding corporation, if any, that the auditor may require for the purpose of an examination or report referred to in paragraph (a) and provide to the auditor copies of those records if and as required by the auditor.

(2)	An oral or written statement made to the auditor under subsection (1) (a) has qualified privilege.

Information as to foreign subsidiaries

218	If a subsidiary of a company is a corporation to which this Act does not apply, the company must make available to the company's auditor the records of that subsidiary and must require the directors, officers, employees and agents of that subsidiary to make available to the auditor of the company the information, explanations and copies required by section 217.

Right and obligation of auditors to attend meetings

219	(1)	The auditor of a company is entitled, in respect of a general meeting,

(a)	to attend the meeting,

(b)	to each notice and other communication, relating to the meeting, to which a shareholder is entitled, and

(c)	to be heard at the meeting on any part of the business of the meeting that deals with matters with respect to which the auditor has a duty or function or has made a report.

(2)	The auditor must attend a meeting of the directors when requested to do so by the directors and after being given reasonable notice to do so.

Qualified privilege

220	An oral or written statement or report made under this Act by the auditor or a former auditor of a company has qualified privilege.

Division 4

Repealed

221-222 [Repealed 2018-23-14.]

Division 5 — Audit Committee

Application

223	This Division does not apply to a company unless the company is a public company or a financial institution, whether or not that financial institution is a public company.

Appointment and procedures of audit committee

224	(1)	The directors of a company must, at their first meeting held on or after each annual reference date, elect from among their number a committee, to be known as the audit committee, to hold office until the next annual reference date.

(2)	An audit committee must be composed of at least 3 directors, and a majority of the members of the committee must not be officers or employees of the company or of an affiliate of the company.

(3)	The quorum for a meeting of the audit committee is a majority of the members of the committee who are not officers or employees of the company or of an affiliate of the company.

(4)	The members of the audit committee must elect a chair from among their number and, subject to subsection (3), may determine their own procedures.

(5)	The auditor of a company must be given reasonable notice of, and has the right to attend and be heard at, each meeting of the company's audit committee, and must attend a meeting of the audit committee when requested to do so by the committee and after being given reasonable notice to do so.

(6)	On the request of the auditor, the chair of the audit committee must convene a meeting of the audit committee to consider any matter that the auditor believes should be brought to the attention of the directors or shareholders.

Duties of audit committee

225	The audit committee must, in addition to or as part of any responsibilities assigned to it under this Act, review and report to the directors on the following before they are published:

(a)	the financial statements of the company, referred to in section 185 (1) (a), (b) or (c), other than any financial statements of the company referred to in section 198 (2) (b);

(b)	the auditor's report, if any, prepared in relation to those financial statements.

Provision of financial statements to audit committee

226	The directors must provide to the audit committee the financial statements and auditor's report referred to in section 225 in sufficient time to allow the committee to review and report on those financial statements and auditor's report as required under that section.

Part 8 — Proceedings

Division 1 — Court Proceedings

Complaints by shareholder

227	(1)	For the purposes of this section, "shareholder" has the same meaning as in section 1 (1) and includes a beneficial owner of a share of the company and any other person whom the court considers to be an appropriate person to make an application under this section.

(2)	A shareholder may apply to the court for an order under this section on the ground

(a)	that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or

(b)	that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

(3)	On an application under this section, the court may, with a view to remedying or bringing to an end the matters complained of and subject to subsection (4) of this section, make any interim or final order it considers appropriate, including an order

(a)	directing or prohibiting any act,

(b)	regulating the conduct of the company's affairs,

(c)	appointing a receiver or receiver manager,

(d)	directing an issue or conversion or exchange of shares,

(e)	appointing directors in place of or in addition to all or any of the directors then in office,

(f)	removing any director,

(g)	directing the company, subject to subsections (5) and (6), to purchase some or all of the shares of a shareholder and, if required, to reduce its capital in the manner specified by the court,

(h)	directing a shareholder to purchase some or all of the shares of any other shareholder,

(i)	directing the company, subject to subsections (5) and (6), or any other person, to pay to a shareholder all or any part of the money paid by that shareholder for shares of the company,

(j)	varying or setting aside a transaction to which the company is a party and directing any party to the transaction to compensate any other party to the transaction,

(k)	varying or setting aside a resolution,

(l)	requiring the company, within a time specified by the court, to produce to the court or to an interested person financial statements or an accounting in any form the court may determine,

(m)	directing the company, subject to subsections (5) and (6), to compensate an aggrieved person,

(n)	directing correction of the registers or other records of the company,

(o)	directing that the company be liquidated and dissolved, and appointing one or more liquidators, with or without security,

(p)	directing that an investigation be made under Division 3 of this Part,

(q)	requiring the trial of any issue, or

(r)	authorizing or directing that legal proceedings be commenced in the name of the company against any person on the terms the court directs.

(4)	The court may make an order under subsection (3) if it is satisfied that the application was brought by the shareholder in a timely manner.

(5)	If an order is made under subsection (3) (g), (i) or (m), the company must pay to a person the full amount payable under that order unless there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the payment would render the company insolvent.

(6)	If reasonable grounds exist for believing that subsection (5) (a) or (b) applies,

(a)	the company is prohibited from paying the person the full amount of money to which the person is entitled,

(b)	the company must pay to the person as much of the amount as is possible without causing a circumstance set out in subsection (5) to occur, and

(c)	the company must pay the balance of the amount as soon as the company is able to do so without causing a circumstance set out in subsection (5) to occur.

(7)	If an order is made under subsection (3) (o), Part 10 applies.

Compliance or restraining orders

228	(1)	In this section, "complainant" means, in relation to a company referred to in subsection (2), a shareholder of the company or any other person whom the court considers to be an appropriate person to make an application under this section.

(2)	If a company or any director, officer, shareholder, employee, agent, auditor, trustee, receiver, receiver manager or liquidator of a company contravenes or is about to contravene a provision of this Act or the regulations or of the memorandum, notice of articles or articles of the company, a complainant may, in addition to any other rights that that person might have, apply to the court for an order that the person who has contravened or is about to contravene the provision comply with or refrain from contravening the provision.

(3)	On an application under this section, the court may make any order it considers appropriate, including an order

(a)	directing a person referred to in subsection (2) to comply with or to refrain from contravening a provision referred to in that subsection,

(b)	enjoining the company from selling or otherwise disposing of property, rights or interests, or from receiving property, rights or interests, or

(c)	requiring, in respect of a contract made contrary to section 33 (1), that compensation be paid to the company or to any other party to the contract.

Remedying corporate mistakes

229	(1)	In this section, "corporate mistake" means an omission, defect, error or irregularity that has occurred in the conduct of the business or affairs of a company as a result of which

(a)	a breach of a provision of this Act, a former Companies Act or the regulations under any of them has occurred,

(b)	there has been default in compliance with the memorandum, notice of articles or articles of the company,

(c)	proceedings at or in connection with any of the following have been rendered ineffective:

(i)	a meeting of shareholders;

(ii)	a meeting of the directors or of a committee of directors;

(iii)	any assembly purporting to be a meeting referred to in subparagraph (i) or (ii), or

(d)	a consent resolution or records purporting to be a consent resolution have been rendered ineffective.

(2)	Despite any other provision of this Act, the court, either on its own motion or on the application of any interested person, may make an order to correct or cause to be corrected, to negative or to modify or cause to be modified the consequences in law of a corporate mistake or to validate any act, matter or thing rendered or alleged to have been rendered invalid by or as a result of the corporate mistake, and may give ancillary or consequential directions it considers necessary.

(3)	The court must, before making an order under this section, consider the effect that the order might have on the company and on its directors, officers, creditors and shareholders and on the beneficial owners of its shares.

(4)	Unless the court orders otherwise, an order made under subsection (2) does not prejudice the rights of any third party who acquired those rights

(a)	for valuable consideration, and

(b)	without notice of the corporate mistake that is the subject of the order.

Applications to court to correct records

230	(1)	In this section, "basic records" means, in relation to a company,

(a)	its articles,

(b)	its notice of articles or memorandum, as the case may be,

(c)	the minutes of any meeting of shareholders or directors,

(d)	any resolution passed by shareholders or directors, if not included in the records referred to in paragraph (c),

(e)	its register of directors,

(f)	its central securities register, its branch securities register and any other register created by the company under a former Companies Act, and

(g)	if the company is a private company within the meaning of section 119.1, the company's transparency register.

(2)	If information, other than information in respect of which a court application may be made under section 129, is alleged to be or to have been wrongly entered or retained in, or wrongly deleted or omitted from, a company's basic records, the company, a shareholder of the company or any aggrieved person may apply to the court for an order that the basic records be corrected.

(3)	In connection with an application under this section, the court may make any order it considers appropriate, including

(a)	an order requiring the company to correct one or more of its basic records,

(b)	an order restraining the company from calling or holding a meeting of shareholders or paying a dividend before the correction is made,

(c)	an order determining the right of a party to the application to have the party's name entered or retained in, or deleted or omitted from, basic records of the company, whether or not the issue arises between 2 or more shareholders or alleged shareholders, or between the company and any shareholders or alleged shareholders, and

(d)	an order compensating a party who has incurred a loss as a result of a matter referred to in subsection (2).

Enforcement of duty to file records

231	(1)	If a company or its receiver, receiver manager or liquidator has failed to file with the registrar any record required to be filed with the registrar under this Act, any director, shareholder or creditor of the company may provide, to the person required to submit the record to the registrar for filing, notice requiring that person to file the record with the registrar.

(2)	If the person required to file a record with the registrar under subsection (1) fails to file the record with the registrar within 14 days after receiving the notice referred to in subsection (1), the court may, on the application of any director, shareholder or creditor of the company,

(a)	order the person to file the record with the registrar within the time the court directs, and

(b)	direct that the costs of and incidental to the application be paid by the company, by any director or officer of the company or by any other person the court considers appropriate.

(3)	Neither the making of an order by the court under this section nor compliance with such an order relieves a person from any other liability.

Derivative actions

232	(1)	In this section and section 233,

"complainant" means, in relation to a company, a shareholder or director of the company;

"shareholder" has the same meaning as in section 1 (1) and includes a beneficial owner of a share of the company and any other person whom the court considers to be an appropriate person to make an application under this section.

(2)	A complainant may, with leave of the court, prosecute a legal proceeding in the name and on behalf of a company

(a)	to enforce a right, duty or obligation owed to the company that could be enforced by the company itself, or

(b)	to obtain damages for any breach of a right, duty or obligation referred to in paragraph (a) of this subsection.

(3)	Subsection (2) applies whether the right, duty or obligation arises under this Act or otherwise.

(4)	With leave of the court, a complainant may, in the name and on behalf of a company, defend a legal proceeding brought against the company.

Powers of court in relation to derivative actions

233	(1)	The court may grant leave under section 232 (2) or (4), on terms it considers appropriate, if

(a)	the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding,

(b)	notice of the application for leave has been given to the company and to any other person the court may order,

(c)	the complainant is acting in good faith, and

(d)	it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

(2)	Nothing in this section prevents the court from making an order that the complainant give security for costs.

(3)	While a legal proceeding prosecuted or defended under this section is pending, the court may,

(a)	on the application of the complainant, authorize any person to control the conduct of the legal proceeding or give any other directions for the conduct of the legal proceeding, and

(b)	on the application of the person controlling the conduct of the legal proceeding, order, on the terms and conditions that the court considers appropriate, that the company pay to the person controlling the conduct of the legal proceeding interim costs in the amount and for the matters, including legal fees and disbursements, that the court considers appropriate.

(4)	On the final disposition of a legal proceeding prosecuted or defended under this section, the court may make any order it considers appropriate, including an order that

(a)	a person to whom costs are paid under subsection (3) (b) repay to the company some or all of those costs,

(b)	the company or any other party to the legal proceeding indemnify

(i)	the complainant for the costs incurred by the complainant in prosecuting or defending the legal proceeding, or

(ii)	the person controlling the conduct of the legal proceeding for the costs incurred by the person in controlling the conduct of the legal proceeding, or

(c)	the complainant or the person controlling the conduct of the legal proceeding indemnify one or more of the company, a director of the company and an officer of the company for expenses, including legal costs, that they incurred as a result of the legal proceeding.

(5)	No legal proceeding prosecuted or defended under this section may be discontinued, settled or dismissed without the approval of the court.

(6)	No application made or legal proceeding prosecuted or defended under section 232 or this section may be stayed or dismissed merely because it is shown that an alleged breach of a right, duty or obligation owed to the company has been or might be approved by the shareholders of the company, but evidence of that approval or possible approval may be taken into account by the court in making an order under section 232 or this section.

Relief in legal proceedings

234	If, in a legal proceeding against a director, officer, receiver, receiver manager or liquidator of a company, the court finds that that person is or may be liable in respect of negligence, default, breach of duty or breach of trust, the court must take into consideration all of the circumstances of the case, including those circumstances connected with the person's election or appointment, and may relieve the person, either wholly or partly, from liability, on the terms the court considers necessary, if it appears to the court that, despite the finding of liability, the person has acted honestly and reasonably and ought fairly to be excused.

Applications to court under this Act

235	(1)	Subject to subsection (2), an application to the court under this Act may be brought without notice unless notice is specifically required under subsection (2) or otherwise under this Act.

(2)	The court may direct that notice of any application under this Act be served on those persons the court requires.

Court may order security for costs

236	If a corporation is the plaintiff in a legal proceeding brought before the court, and if it appears that the corporation will be unable to pay the costs of the defendant if the defendant is successful in the defence, the court may require security to be given by the corporation for those costs, and may stay all legal proceedings until the security is given.

Division 2 — Dissent Proceedings

Definitions and application

237	(1)	In this Division:

"dissenter" means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

"notice shares" means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

"payout value" means,

(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b)	in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c)	in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d)	in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2)	This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238	(1)	A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a)	under section 260, in respect of a resolution to alter the articles

(i)	to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii)	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91, or

(iii)	without limiting subparagraph (i), in the case of a benefit company, to alter the company's benefit provision;

(b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g)	in respect of any other resolution, if dissent is authorized by the resolution;

(h)	in respect of any court order that permits dissent.

(1.1)	A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2)	A shareholder wishing to dissent must

(a)	prepare a separate notice of dissent under section 242 for

(i)	the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c)	dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3)	Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239	(1)	A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2)	A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a)	provide to the company a separate waiver for

(i)	the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b)	identify in each waiver the person on whose behalf the waiver is made.

(3)	If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b)	any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4)	If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240	(1)	If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2)	If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a statement advising of the right to send a notice of dissent.

(3)	If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,

(b)	a statement advising of the right to send a notice of dissent, and

(c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4)	Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241	If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and

(b)	a statement advising of the right to send a notice of dissent.

Notice of dissent

242	(1)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a)	if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)	the date on which the shareholder learns that the resolution was passed, and

(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a)	on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3)	A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4)	A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i)	the name and address of the beneficial owner, and

(ii)	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

(5)	The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243	(1)	A company that receives a notice of dissent under section 242 from a dissenter must,

(a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i)	the date on which the company forms the intention to proceed, and

(ii)	the date on which the notice of dissent was received, or

(b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2)	A notice sent under subsection (1) (a) or (b) of this section must

(a)	be dated not earlier than the date on which the notice is sent,

(b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244	(1)	A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)	a written statement that the dissenter requires the company to purchase all of the notice shares,

(b)	the certificates, if any, representing the notice shares, and

(c)	if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2)	The written statement referred to in subsection (1) (c) must

(a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	that dissent is being exercised in respect of all of those other shares.

(3)	After the dissenter has complied with subsection (1),

(a)	the dissenter is deemed to have sold to the company the notice shares, and

(b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4)	Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5)	Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6)	A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245	(1)	A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a)	promptly pay that amount to the dissenter, or

(b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2)	A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a)	determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c)	make consequential orders and give directions it considers appropriate.

(3)	Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a)	pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4)	If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a)	the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b)	if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5)	A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the payment would render the company insolvent.

Loss of right to dissent

246	The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b)	the resolution in respect of which the notice of dissent was sent does not pass;

(c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g)	with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h)	the notice of dissent is withdrawn with the written consent of the company;

(i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247	If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)	the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b)	the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

Division 3 — Investigations

Appointment of inspector by court

248	(1)	Subject to subsection (3), on the application of one or more shareholders who, in the aggregate, hold at least 1/5 of the issued shares of a company, the court may

(a)	appoint an inspector to conduct an investigation of the company, and

(b)	determine the manner and extent of the investigation.

(2)	An inspector appointed under this section has the powers set out in section 251 and any additional powers provided by the order by which the inspector is appointed.

(3)	The court may make an order under this section if it appears to the court that there are reasonable grounds for believing that

(a)	the affairs of the company are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive or unfairly prejudicial to one or more shareholders, within the meaning of section 227 (1), including the applicant,

(b)	the business of the company is being or has been carried on with intent to defraud any person,

(c)	the company was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose,

(d)	persons concerned with the formation, business or affairs of the company have, in connection with it, acted fraudulently or dishonestly, or

(e)	without limiting paragraphs (a) to (d), in the case of a community contribution company, the affairs of the company are being or have been conducted in a manner that is contrary to

(i)	the company's community purposes, within the meaning of section 51.91, or

(ii)	the restrictions or requirements imposed on community contribution companies under this Act.

Conditions applicable to court appointed inspectors

249	(1)	The applicant for an order under section 248 must give notice of the application to the company.

(2)	If the court appoints an inspector under section 248, the inspector must promptly provide to the company a copy of the entered order of appointment.

(3)	The court may, before appointing an inspector under section 248, require the applicant to give security for the payment of the costs and expenses of the investigation and may, at any time,

(a)	set the amount of the costs and expenses, and

(b)	order by whom and in what proportion those costs and expenses are to be paid.

Appointment of inspector by company

250	A company may, by a special resolution, appoint an inspector to investigate the affairs and management of the company, and to report in the manner and to the persons the resolution directs.

Powers of inspectors

251	(1)	A person who is or was a director, receiver, receiver manager, officer, employee, banker, auditor or agent of the company or any of its affiliates must, on the request of an inspector appointed under this Division,

(a)	produce, for the examination of the inspector, each accounting record and each other record relating to the company or any of its affiliates that is in the custody or control of that person, and

(b)	give to the inspector every assistance in connection with the investigation that that person is reasonably able to give.

(2)	The inspector may examine under oath any person who is or was a director, receiver, receiver manager, officer, employee, banker, auditor or agent of the company or any of its affiliates in relation to the affairs, management, accounts and records of or relating to the company being investigated, and the inspector may administer the oath, and the person examined must answer any question within the scope of the investigation put to that person by the inspector.

(3)	A person giving evidence in an investigation under this Division may be represented by a lawyer.

Exemption from disclosure to inspectors

252	An inspector appointed under this Division must not require a lawyer to disclose any privileged communication made to the lawyer in that capacity, except regarding the name and address of the lawyer's clients.

Reports of inspector

253	(1)	An inspector appointed under section 248 must, on the conclusion of the investigation, make a report to the court and send a copy of that report to

(a)	the company, and

(b)	any other person the court orders.

(2)	An inspector appointed under section 250 must, on the conclusion of the investigation, report to the company in the manner directed by the resolution under which the inspector was appointed.

Inspectors' reports as evidence in legal proceedings

254	A copy of the report of an inspector appointed under this Division, signed by the inspector, is admissible in any legal proceeding as evidence of the opinion of the inspector.

Immunities during investigations

255	An oral or written statement or report made by an inspector or any other person in an investigation under this Division has qualified privilege.

Part 9 — Company Alterations

Division 1 — Memorandum, Notice of Articles and Articles

Memorandum and articles of pre-existing company not to be altered

256	(1)	A pre-existing company must not alter its memorandum or articles.

(2)	Despite subsection (1), a pre-existing company may

(a)	alter its memorandum or articles,

(i)	under section 364 (2),

(ii)	under section 366,

(iii)	under section 370 or 436, as the case may be, or

(iv)	under section 442 (3),

(b)	alter its articles or notice of articles at any time after it has complied with section 370 (1) (a) and (b) or 436 (1) (a) and (b), and

(c)	change its articles in accordance with section 12 (5), 372 (4), 434 (1) (a) or 438 (4).

Alteration to notice of articles

257	(1)	This section does not apply to an alteration to a notice of articles if the alteration is made, is required to be made or otherwise occurs under Division 4 of Part 2 or under section 127.

(2)	A company must not alter its notice of articles unless

(a)	the company does so in the manner required or permitted by this Act, and

(b)	subject to subsection (3) of this section, the company has been authorized to make the alteration by a court order or, if the alteration is not authorized by a court order,

(i)	by the type of resolution specified by this Act,

(ii)	if this Act does not specify the type of resolution, by the type of resolution specified by the articles, or

(iii)	if neither this Act nor the articles specify the type of resolution, by a special resolution.

(3)	If an alteration to a company's articles has been approved, under section 259 (1), by a resolution marked in accordance with section 259 (4) (a) and deposited in the company's records office in accordance with section 259 (4) (b), or has been made by a court order, the company may alter its notice of articles to reflect that alteration to its articles without obtaining the authorization referred to in subsection (2) (b) of this section.

(4)	In order to alter its notice of articles under this section, a company must file with the registrar a notice of alteration in the form established by the registrar describing the alteration.

(5)	Whether or not an alteration to the notice of articles has been effected and authorized in accordance with subsection (2),

(a)	the alteration takes effect on the date and time that the notice of alteration is filed with the registrar, or

(b)	subject to sections 258 and 410, if the notice of alteration specifies a date, or a date and time, on which the alteration is to take effect that is later than the date and time on which the notice of alteration is filed with the registrar, the alteration takes effect

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

(6)	After an alteration to the notice of articles takes effect under subsection (5) of this section, the registrar must, if requested to do so, furnish to the company a certified copy of the notice of articles as altered.

Withdrawal of notice of alteration

258	At any time after a notice of alteration is filed with the registrar under section 257 (4) and before the alteration to the notice of articles takes effect, the company in respect of which the filing was made or any other person who appears to the registrar to be an appropriate person to do so may withdraw the notice of alteration by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the notice of alteration.

Alteration to articles

259	(1)	A company may resolve to alter its articles

(a)	by the type of resolution specified by this Act,

(b)	if this Act does not specify the type of resolution, by the type of resolution specified by the articles, or

(c)	if neither this Act nor the articles specify the type of resolution, by a special resolution.

(2)	A company may alter its articles to specify or change the majority of votes that is required to pass a special resolution, which majority must be at least 2/3 and not more than 3/4 of the votes cast on the resolution, if the shareholders resolve, by a special resolution, to make the alteration.

(3)	A company may alter its articles to specify or change the majority of votes that is required for shareholders holding shares of a class or series of shares to pass a special separate resolution, which majority must be at least 2/3 and not more than 3/4 of the votes cast on the resolution, if

(a)	the shareholders resolve, by a special resolution, to make the alteration, and

(b)	shareholders holding shares of that class or series of shares consent by a special separate resolution of those shareholders.

(4)	If an alteration to the articles would, on becoming effective, render incorrect or incomplete any information in the notice of articles or alter special rights or restrictions attached to shares, the company must

(a)	note on the resolution referred to in subsection (1) that the alteration to the articles does not take effect until the notice of articles is altered to reflect that alteration to the articles,

(b)	deposit that resolution at the company's records office, and

(c)	after complying with paragraphs (a) and (b) of this subsection, alter its notice of articles, in accordance with section 257, to reflect the alteration to be made to the articles.

(5)	An alteration to the articles referred to in subsection (4) of this section takes effect when the alteration to the notice of articles referred to in subsection (4) (c) takes effect.

(6)	An alteration to the articles that is not an alteration referred to in subsection (4) takes effect

(a)	on the date and time that the resolution referred to in subsection (1) is received for deposit at the company's records office, or

(b)	if the resolution specifies a date, or a date and time, on which the alteration is to take effect that is later than the date and time on which the resolution is received for deposit at the company's records office,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

(7)	This section does not apply to a change of name or to an adoption or change of any translation of name.

(8)	Nothing in subsection (5) or (6) prevents an alteration to the articles made by a court order from taking effect in accordance with that order.

Shareholders may dissent

260	Any shareholder of a company may send to the company a notice of dissent, under Division 2 of Part 8, in respect of any resolution under section 259 (1)

(a)	to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(b)	without limiting paragraph (a), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91, or

(c)	without limiting paragraph (a), in the case of a benefit company, to alter the company's benefit provision.

Alteration to Table 1 articles

261	(1)	The Lieutenant Governor in Council may, by regulation, prescribe a set of articles, and designate that set of articles as "Table 1".

(2)	Unless the articles provide otherwise, if a company has Table 1 as its articles as a result of the operation of this Act or if a provision of Table 1 is adopted by reference in the articles of a company, any regulation that amends Table 1 or that provision, as the case may be, will, at the time that the amendment comes into force, effect a corresponding alteration to the company's articles, without the necessity for the company to pass a resolution to make that alteration.

(3)	Nothing in this section prevents a company from altering a provision in its articles referred to in subsection (2) in the manner provided by section 259.

(4)	Subsection (2) of this section does not apply to a provision that has been altered under subsection (3).

Articles issued by company must reflect alterations

262	After an alteration to the articles of a company takes effect, the company must not issue a copy of the articles unless

(a)	the copy of the articles reflects the alteration, or

(b)	there is attached, to the copy of the articles, a copy of each resolution, court order or other record by which the articles being issued were altered.

Change of company name

263	(1)	In order to change its name or adopt or change any translation of that name, a company must alter its notice of articles in accordance with section 257.

(2)	A company may, by a directors' resolution or an ordinary resolution, authorize an alteration to its notice of articles to adopt or change a translation of its name.

(3)	A resolution under section 257 (2) (b) may authorize a change of the company's name to

(a)	a name, referred to in the resolution, that is reserved or is to be reserved under section 22,

(b)	a name that is to be chosen by the directors and then reserved under section 22, or

(c)	the name created,

(i)	in the case of a limited company, by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company, or

(ii)	in the case of an unlimited liability company, by adding "B.C. Unlimited Liability Company" after the incorporation number of the company.

(4)	If a notice of alteration filed with the registrar under section 257 (4) reflects a change of name referred to in subsection (3) (a) or (b) of this section and no reservation of that name is in effect when the alterations contemplated by the notice of alteration are to take effect, the notice of alteration is

(a)	deemed to be withdrawn when the alterations contemplated by the notice of alteration are to take effect, and

(b)	deemed not to have effected any of the alterations to the notice of articles contemplated by that notice of alteration.

(5)	After an alteration to the notice of articles has taken effect under section 257 (5) to change the name of a company,

(a)	the registrar must

(i)	issue and furnish to the company a certificate of change of name showing the change of name and the date and time the change took effect,

(ii)	furnish to the company, if requested to do so, a certified copy of the notice of articles as altered, and

(iii)	publish in the prescribed manner a notice of the change of name, and

(b)	the company must promptly alter its articles to reflect that change of name and any translation of that name.

(6)	After an alteration to the notice of articles has taken effect under section 257 (5) to adopt a translation of the name of a company, or change any translation of the name of a company other than to reflect a change of the name of the company,

(a)	the registrar must, if requested to do so, furnish to the company a certified copy of the notice of articles as altered, and

(b)	the company must promptly alter its articles to reflect that translation or the change of the translation of that name.

(7)	A company may alter its articles for the purposes of subsection (5) (b) or (6) (b) of this section without obtaining any resolution to direct or authorize that alteration.

(8)	No change of the name or translated name of a company affects any of its rights or obligations, or renders defective any legal proceedings by or against it, and any legal proceedings that may have been continued or commenced by or against it under its former name or translated name may be continued or commenced by or against it under its new name or translated name.

Exceptional resolutions and resolutions respecting unalterable provisions

264	(1)	By a provision in its articles, in this section called an exceptional resolution provision, a company may specify that

(a)	a provision of its notice of articles may not be altered unless the resolution to authorize the alteration to the notice of articles is passed as an exceptional resolution,

(b)	a provision of its articles may not be altered unless the resolution to alter the company's articles is passed as an exceptional resolution, or

(c)	an action may not be taken by the company or the directors unless the resolution to authorize or effect the taking of the action is passed as an exceptional resolution.

(2)	A company may not vary or delete an exceptional resolution provision unless the variation or deletion is authorized by an exceptional resolution.

(3)	Despite any other provision of this Act, if the articles of a pre-existing company that has complied with section 370 (1) (a) and (b) or 436 (1) (a) and (b) include a provision that was not capable of alteration under the Company Act, 1996, the company must not alter that provision unless the alteration is

(a)	ordered by the court, or

(b)	authorized by a unanimous resolution.

(4)	Each share of the company carries the right to vote on a resolution referred to in subsection (3) (b) of this section, whether or not that share otherwise carries the right to vote.

Resolution must be passed by greatest majority

265	If a company is required or permitted under its articles or this Act to pass a resolution and if there is a conflict between the articles and this Act regarding the majority of votes that is required to pass the resolution, the company must, in order to pass the resolution, obtain the greater of

(a)	the majority of votes required by the articles, and

(b)	the majority of votes required by this Act.

Division 2 — Conversion

Conversion of special Act corporations

266	(1)	Unless the Act by which it was incorporated provides otherwise, a special Act corporation may apply to convert itself into a company under this Act if it has the consent of the minister to do so, and if it is authorized to do so by a special resolution that

(a)	adopts, in substitution for the charter of the special Act corporation,

(i)	a notice of articles that reflects the information that will apply to the converted company on its recognition, and

(ii)	subject to subsection (2), articles that comply with section 12 (1) and (2) and, if the converted company is to be

(A)	a community contribution company, section 51.92, or

(B)	a benefit company, section 51.992, and

(b)	authorizes one or more of the directors of the special Act corporation to sign the articles and to file the conversion application referred to in subsection (3) (a) of this section with the registrar.

(2)	If the special Act corporation seeks to convert itself into a company,

(a)	one or more of the directors of the special Act corporation must sign the articles referred to in subsection (1) (a) (ii), and

(b)	if the special Act corporation is a pre-existing reporting company, the special Act corporation must include, in those articles,

(i)	the Statutory Reporting Company Provisions, or

(ii)	if a regulation has been made in respect of the corporation under section 435, those provisions of the Statutory Reporting Company Provisions that apply to the corporation.

(3)	A special Act corporation that has been authorized to do so under subsection (1) of this section must, in order to apply for conversion under this Division, submit to the registrar for filing

(a)	a conversion application, and

(b)	the minister's written consent to the conversion.

(4)	A conversion application must

(a)	be in the form established by the registrar,

(b)	set out

(i)	the name reserved for the company under section 22, and the reservation number given for it, or

(ii)	if a name is not reserved, a statement that the name by which the company is to be recognized is the name created by adding "B.C. Ltd." or, if the company is to be a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company, and

(c)	contain the notice of articles referred to in subsection (1) (a) (i) of this section.

(5)	A special Act corporation is converted into a company under this section

(a)	on the date and time that a conversion application is filed with the registrar, or

(b)	subject to subsection (6) and section 410, if the conversion application specifies a date, or a date and time, on which the conversion is to take effect that is later than the date and time on which the conversion application is filed with the registrar,

(i)	on the specified date and time, or,

(ii)	if no time is specified, at the beginning of the specified date.

(6)	At any time after a conversion application is filed with the registrar under this section and before the special Act corporation is converted, the minister may withdraw the conversion application by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the conversion application.

(7)	After a special Act corporation is converted into a company, the registrar must

(a)	issue a certificate of conversion showing the name of the converted company and the date and time of its conversion,

(b)	furnish to the converted company

(i)	the certificate of conversion, and

(ii)	if requested to do so, a certified copy of the conversion application and a certified copy of the notice of articles, and

(c)	publish in the prescribed manner a notice of the conversion.

(8)	Without limiting section 111 (1), after a special Act corporation is converted into a company, the converted company must register in its central securities register the shares of the company that were held by shareholders of the corporation immediately before its conversion, and, with respect to those shares, must register

(a)	the name and last known address of each of those shareholders,

(b)	the class, and any series, of those shares, and

(c)	the number of those shares held by each of those shareholders.

Articles on conversion of special Act corporation

267	At the time that a special Act corporation is converted into a company under section 266 (5), the converted company has, as its articles, the articles that have been signed by one or more of the directors of the special Act corporation or, if, despite section 266 (2) (a), none of the directors of the special Act corporation have signed articles for the converted company, the converted company has, as its articles,

(a)	Table 1, or

(b)	if the converted company is a pre-existing reporting company,

(i)	Table 1, and

(ii)	the Statutory Reporting Company Provisions or, if a regulation has been made in respect of the corporation under section 435, those provisions of the Statutory Reporting Company Provisions that apply to the corporation.

Interpretation for sections 267.2, 267.3, 268 and the Schedule

267.1	In sections 267.2, 267.3 and 268 and in the Schedule to this Act, "member-funded society" has the same meaning as in section 190 of the Societies Act.

Conversion of member-funded societies

267.2	(1)	Unless a contrary intention appears, words and expressions used in subsection (2) have the same meaning as in the Societies Act.

(2)	A member-funded society may apply to convert itself into a company under this Act if

(a)	it is authorized to do so by a special resolution that

(i)	adopts, in substitution for the constitution and bylaws of the member-funded society,

(A)	a notice of articles that reflects the information that will apply to the converted company on its recognition, and

(B)	subject to paragraph (b), articles that comply with section 12 (1) and (2) and, if the converted company is to be

(I)	a community contribution company, section 51.92, or

(II)	a benefit company, section 51.992, and

(ii)	authorizes one or more of the directors of the member-funded society to sign the articles and to file the conversion application referred to in subsection (3) of this section with the registrar, and

(b)	one or more of the directors of the member-funded society sign the articles referred to in paragraph (a) (i) (B) of this subsection.

(3)	A member-funded society that has been authorized to do so under subsection (2)

(a)	must, in order to apply for conversion under this Division, submit to the registrar for filing a conversion application that

(a)	is in the form established by the registrar,

(b)	sets out

(i)	the name reserved for the company under section 22, and the reservation number given for it, or

(ii)	if a name is not reserved, a statement that the name by which the company is to be recognized is the name created by adding "B.C. Ltd." or, if the company is to be a community contribution company, "B.C. Community Contribution Company Ltd." after the incorporation number of the company, and

(c)	contains the notice of articles referred to in subsection (2) (a) (i) (A) of this section.

(4)	Subject to subsection (4.1), a member-funded society is converted into a company under this section

(a)	on the date and time that a conversion application is filed with the registrar, or

(b)	subject to section 410, if the conversion application specifies a date, or a date and time, on which the conversion is to take effect that is later than the date and time on which the conversion application is filed with the registrar,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

(4.1)	At any time after a conversion application is filed with the registrar under this section and before the member-funded society is converted, the society may withdraw the conversion application by filing with the registrar a notice of withdrawal that identifies the conversion application.

(5)	After a member-funded society is converted into a company, the registrar must

(a)	issue a certificate of conversion showing the name of the converted company and the date and time of its conversion,

(b)	furnish to the converted company

(i)	the certificate of conversion, and

(ii)	if requested to do so, a certified copy of the conversion application and a certified copy of the notice of articles, and

(c)	publish in the prescribed manner a notice of the conversion.

Articles on conversion of member-funded society

267.3	At the time that a member-funded society is converted into a company under section 267.2 (4), the converted company has, as its articles, the articles that have been signed by one or more of the directors of the member-funded society or, if, despite section 267.2 (2) (b), none of the directors of the member-funded society have signed articles for the converted company, the converted company has, as its articles, Table 1.

Effect of conversion

268	(1)	In this section, "converting corporation" means

(a)	a special Act corporation that is converting into a company under section 266 (5), or

(b)	a member-funded society that is converting into a company under section 267.2 (4).

(2)	At the time that a converting corporation is converted into a company under section 266 (5) or 267.2 (4),

(a)	this Act, the notice of articles referred to in section 266 (4) (c) or 267.2 (3) (c), as the case may be, and the articles referred to in section 267 or 267.3, as the case may be, apply to the converted company in the same manner as if it were a company incorporated under this Act with that notice of articles and those articles, and, if the converting corporation was

(i)	a special Act corporation, the former charter of the converting corporation ceases to apply, or

(ii)	a member-funded society, the former constitution and bylaws, as those terms are defined in section 1 of the Societies Act, of the converting corporation cease to apply,

(b)	the property, rights and interests of the converting corporation continue to be the property, rights and interests of the converted company,

(c)	the converted company continues to be liable for the obligations of the converting corporation,

(d)	an existing cause of action, claim or liability to prosecution is unaffected,

(e)	a legal proceeding being prosecuted or pending by or against the converting corporation may be prosecuted, or its prosecution may be continued, as the case may be, by or against the converted company, and

(f)	a conviction against, or a ruling, order or judgment in favour of or against, the converting corporation may be enforced by or against the converted company.

(3)	Whether or not the requirements precedent and incidental to conversion have been complied with, a notation in the corporate register that a converting corporation has been converted into a company is conclusive evidence for the purposes of this Act and for all other purposes that the converting corporation has been duly converted into a company on the date shown and the time, if any, shown in the corporate register.

Division 3 — Amalgamation

Amalgamation permitted

269	The following corporations may amalgamate and continue as one company:

(a)	a company with one or more other companies;

(b)	one or more companies with one or more foreign corporations.

Amalgamation agreements

270	(1)	In order for a company to amalgamate with one or more other corporations under section 269 (a) or (b), it must, unless the proposed amalgamation is to be effected under section 273 or 274,

(a)	enter into an amalgamation agreement with the other amalgamating corporations, and

(b)	have the amalgamation agreement adopted by the company's shareholders under section 271.

(2)	An amalgamation agreement referred to in subsection (1) of this section must set out the terms and conditions of the amalgamation and must, in particular,

(a)	set out the full name of each of the individuals who are to be the directors of the amalgamated company, and the prescribed address for each of those individuals,

(b)	set out the manner in which the issued shares of each amalgamating corporation will be exchanged for one or more of the following:

(i)	securities of the amalgamated company;

(ii)	securities of any other corporation;

(iii)	money,

(c)	set out any other details necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated company, and

(d)	have attached to it

(i)	a copy of the articles that the amalgamated company will have after the amalgamation, which articles must comply with section 12 (1) and (2) and, if the amalgamated company is to be

(A)	a community contribution company, section 51.92, or

(B)	a benefit company, section 51.992, and be signed by one or more of the individuals referred to in paragraph (a) of this subsection, and

(ii)	a form of amalgamation application that contains the information that is to be included in the amalgamation application that will be filed with the registrar under section 275 (1) (a).

(3)	Despite subsection (2) of this section, if shares of one of the amalgamating corporations are held by or on behalf of another of the amalgamating corporations,

(a)	the amalgamation agreement must provide for the cancellation of those shares at the time that the amalgamation takes effect, without any repayment of capital in respect of those shares, and

(b)	no provision may be made in the agreement for the exchange of those shares for securities of the amalgamated company or of any other corporation, or for money.

Shareholder adoption of amalgamation agreements

271	(1)	An amalgamation agreement is adopted by the shareholders of an amalgamating company if

(a)	all of the shareholders, whether or not their shares otherwise carry the right to vote, adopt the amalgamation agreement by a unanimous resolution, or

(b)	the amalgamation agreement is adopted by the shareholders in accordance with subsection (6).

(2)	If the amalgamation agreement is to be submitted for adoption at a meeting under subsection (6), the amalgamating company must send a notice of the meeting to each shareholder of the amalgamating company at least the prescribed number of days before the date of the proposed meeting.

(3)	A notice of meeting sent under subsection (2) must be accompanied by

(a)	a copy of the amalgamation agreement,

(b)	a summary of the amalgamation agreement in sufficient detail to permit the shareholders to form a reasoned judgment concerning the matter, or

(c)	a notification that each shareholder may, on request, obtain a copy of the amalgamation agreement before the meeting.

(4)	A company that has included in a notice of meeting referred to in subsection (3) a notification referred to in subsection (3) (c) must, unless the court orders otherwise, send, promptly and without charge, a copy of the amalgamation agreement to each shareholder who requests a copy.

(5)	Section 50 applies if a person does not receive the copy of the amalgamation agreement to which the person is entitled.

(6)	An amalgamation agreement is adopted by the shareholders of an amalgamating company for the purposes of subsection (1) (b) of this section when

(a)	the shareholders approve adoption of the amalgamation agreement

(i)	by a special resolution, or

(ii)	if any of the shares held by the shareholders who under subsection

(7)	are entitled to vote on the resolution to approve the adoption do not otherwise carry the right to vote, by a resolution of the company's shareholders passed by at least a special majority of the votes cast by the company's shareholders, and

(b)	the shareholders holding shares of each class or series of shares to which are attached rights or special rights or restrictions that would be prejudiced or interfered with by the adoption of the amalgamation agreement approve adoption of the amalgamation agreement by a special separate resolution of those shareholders.

(7)	Each share of an amalgamating company carries the right to vote in respect of a resolution referred to in subsection (6) (a) (ii) whether or not that share otherwise carries the right to vote.

(8)	Section 61 does not apply to an amalgamation under this Division.

Shareholders may dissent

272	Any shareholder of an amalgamating company may send a notice of dissent, under Division 2 of Part 8, in respect of a resolution under section 271 (6) to adopt an amalgamation agreement, to the amalgamating company of which the person is a shareholder or, if the amalgamation has taken effect, to the amalgamated company.

Vertical short form amalgamations

273	(1)	A holding corporation that is a company and one or more of its subsidiary corporations may amalgamate and continue as one company without complying with sections 270 and 271 if

(a)	the holding corporation, if a pre-existing company, has complied with section 370 (1) or 436 (1),

(b)	all of the issued shares of each amalgamating subsidiary corporation are held by one or more of the other amalgamating corporations,

(c)	the amalgamation is approved by a special resolution of the holding corporation or by a resolution of its directors, and

(d)	the resolution requires that

(i)	the shares of each amalgamating subsidiary corporation be cancelled on the amalgamation without any repayment of capital in respect of those shares,

(ii)	the amalgamated company have, as its notice of articles and articles, the notice of articles and articles of the holding corporation, and

(iii)	the amalgamated company refrain from issuing any securities in connection with the amalgamation.

(2)	On an amalgamation under this section, the capital of the amalgamated company is the same as the capital of the amalgamating holding corporation.

Horizontal short form amalgamations

274	(1)	Two or more companies that are subsidiaries of the same holding corporation or two or more companies that are either wholly owned by the same individual or that are subsidiaries of one or more companies wholly owned by that individual may amalgamate and continue as one company without complying with sections 270 and 271 if

(a)	all of the issued shares of each amalgamating company are held by,

(i)	in the case of amalgamating companies that are subsidiaries of the same holding corporation, the holding corporation or another amalgamating company, or

(ii)	in the case of amalgamating companies that are wholly owned by the same individual or by a subsidiary of a company wholly owned by that individual, that individual or another amalgamating company,

(b)	the amalgamation is approved by each of the amalgamating companies by a special resolution of the amalgamating company or by a resolution of its directors,

(c)	the resolutions require that

(i)	subject to subsections (2) and (2.1) of this section, the shares of all but one of the amalgamating companies be cancelled on the amalgamation without any repayment of capital in respect of those shares, and

(ii)	the amalgamated company have, as its notice of articles and articles, the notice of articles and articles of the amalgamating company the shares of which are not to be cancelled (which amalgamating company is, in this section, called the "primary company"), and

(d)	the primary company, if a pre-existing company, has complied with section 370 (1) or 436 (1).

(2)	If the amalgamation is one to which subsection (1) (a) (i) of this section applies, the primary company must be a company all of the issued shares of which are held by the holding corporation.

(2.1)	If the amalgamation is one to which subsection (1) (a) (ii) applies, the primary company must be a company all of the issued shares of which are held by the individual.

(3)	On an amalgamation under this section, the capital of the amalgamated company consists of

(a)	the capital that was the capital of the primary company immediately before the amalgamation, and

(b)	the capital that was the capital of the other amalgamating companies other than the portion of that capital that is attributable to the shares of any amalgamating company that were held by the primary company or any other amalgamating company.

Formalities to amalgamation

275	(1)	In order to effect an amalgamation under this Division,

(a)	there must be filed with the registrar, on behalf of the amalgamating corporations, an amalgamation application that complies with this section, and

(b)	if any of the amalgamating corporations are foreign corporations, there must be provided to the registrar the records and information the registrar may require, including, without limitation, any proof required by the registrar regarding the standing of the foreign corporation in the foreign corporation's jurisdiction, and there must be filed with the registrar any records the registrar may require, including, without limitation, an authorization for the amalgamation from the foreign corporation's jurisdiction.

(2)	An amalgamation application must

(a)	contain whichever of the following statements is applicable:

(i)	if the amalgamation has been approved by the court, that a copy of an entered court order approving the amalgamation has been obtained under section 276 or 278 (3) (b) (ii) and has been deposited in the records office of each of the amalgamating companies;

(ii)	if the amalgamation is to be effected without court approval, that all of the required affidavits under section 277 (1) have been obtained and that the affidavit obtained from each amalgamating company has been deposited in that company's records office,

(b)	in the case of an amalgamation to which section 270 applies, be in the form established by the registrar and

(i)	set out

(A)	if the amalgamated company is to adopt as its name the name of one of the amalgamating companies, the name to be adopted as the name of the amalgamated company,

(B)	if clause (A) does not apply, the name reserved for the amalgamated company under section 22, and the reservation number given for it, or

(C)	if clause (A) does not apply and if a name is not reserved for the amalgamated company, a statement that the name by which the amalgamated company is to be recognized is the name created,

(I)	in the case of a limited company, by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company, or

(II)	in the case of an unlimited liability company, by adding "B.C. Unlimited Liability Company" after the incorporation number of the company, and

(ii)	contain a notice of articles that reflects the information that will apply to the amalgamated company on its recognition,

(c)	in the case of an amalgamation under section 273,

(i)	be in the form established by the registrar for a short form amalgamation, and

(ii)	adopt, as the notice of articles for the amalgamated company, the notice of articles of the holding corporation, and

(d)	in the case of an amalgamation under section 274,

(i)	be in the form established by the registrar for a short form amalgamation, and

(ii)	adopt, as the notice of articles for the amalgamated company, the notice of articles of the amalgamating company the shares of which are not cancelled.

(3)	An amalgamation application must not be submitted to the registrar for filing under subsection (1) (a) of this section unless,

(a)	in the case of an amalgamation to which section 270 applies, the amalgamation agreement has been adopted by each of the amalgamating companies shown as parties to it, or

(b)	in the case of an amalgamation under section 273 or 274, the amalgamation has been approved in accordance with the applicable section.

Amalgamations with court approval

276	(1)	An amalgamation may be effected under section 275 with court approval, and, for that purpose, a court order approving the amalgamation must be obtained and a copy of that entered order must be deposited in the records office of each of the amalgamating companies.

(2)	In order to obtain the court order required under subsection (1) of this section, an application for the order must be filed with the court at least 6 days after but not more than 2 months after,

(a)	in the case of an amalgamation to which section 270 applies, the date on which the last of the amalgamating companies to adopt the amalgamation agreement does so under section 271 (1),

(b)	in the case of an amalgamation under section 273, the date on which the approval required under section 273 (1) (c) is obtained, or

(c)	in the case of an amalgamation under section 274, the date on which the last of the approvals required under section 274 (1) (b) is obtained.

(3)	An amalgamating company must give to a creditor or shareholder of the amalgamating company at least 14 days' notice of the date, time and place of the hearing of an application under subsection (2) of this section if

(a)	the creditor or shareholder, by written notice, requires the company to give the creditor or shareholder notice of the application, and

(b)	the written notice referred to in paragraph (a) is sent to the registered office of the amalgamating company so that it is received at that office before the hearing of the application and,

(i)	in the case of an amalgamation to which section 270 applies, not later than 5 weeks after the date on which the last of the amalgamating companies to adopt the amalgamation agreement does so under section 271 (1), or

(ii)	in the case of an amalgamation under section 273 or 274, not later than 5 weeks after the date on which the last of the approvals required under section 273 (1) (c) or 274 (1) (b), as the case may be, is obtained.

(4)	On an application for an order to approve an amalgamation under subsection (2) of this section,

(a)	a creditor or shareholder of any of the amalgamating corporations is entitled to be heard,

(b)	the court must have regard to the rights and interests of each person affected by the amalgamation, and

(c)	the court may

(i)	approve the amalgamation on the terms presented or substantially on those terms, or

(ii)	dismiss the application.

Amalgamations without court approval

277	(1)	An amalgamation may be effected under section 275 without court approval, and, for that purpose, there must be obtained from each amalgamating company, and deposited in that company's records office, an affidavit of a director or officer of that company that complies with subsection (2) of this section.

(2)	The affidavit referred to in subsection (1) must

(a)	state whichever of the following is applicable to the amalgamating company of which the individual making the affidavit is a director or officer:

(i)	that the company has entered into an amalgamation agreement with the other amalgamating corporations and that amalgamation agreement

(A)	complies with section 270, and

(B)	has been adopted in accordance with section 271;

(ii)	that the company proposes to amalgamate with one or more other corporations under section 273 or 274, as the case may be, and the amalgamation has been approved in accordance with section 273 or 274, as the case may be, and

(b)	include whichever of the statements under subsection (3) is applicable.

(3)	The affidavit referred to in subsection (1) must

(a)	state that the director or officer believes and has reasonable grounds for believing that no creditor of the company will be materially prejudiced by the amalgamation, or

(b)	state

(i)	that the company has complied with section 278, giving particulars of the time and manner in which the required notices were sent, published or provided, as the case may be,

(ii)	that the only objections in writing to the amalgamation received by the company fall into one or more of the following categories:

(A)	objections on grounds that are frivolous or vexatious;

(B)	objections by creditors who received a written notice under section 278 (3) (a) and who did not, within 15 days after the date of that notice, make application to the court for an order that the amalgamation not proceed;

(C)	objections that have been dismissed by the court or withdrawn by the creditor, and

(iii)	that the director or officer is not aware of there being any court order, or any application for a court order, that the amalgamation not proceed.

Notice to creditors in relation to an amalgamation without court approval

278	(1)	Before an affidavit containing the statements referred to in section 277 (3) (b) is sworn, an amalgamating company must

(a)	send to each known creditor of the company having a claim against the company that exceeds the prescribed amount, a written notice that complies with subsection (2) of this section, and

(b)	publish in a newspaper that is distributed generally in the place where the company has its registered office a notice that complies with subsection (2).

(2)	Each notice sent in respect of an amalgamating company under subsection (1) (a) and each notice published under subsection (1) (b) must

(a)	declare the company's intention to amalgamate and specify the amalgamating corporations,

(b)	include a statement by a director or officer of the company indicating that the director or officer believes and has reasonable grounds for believing that the amalgamated company will be, or will not be, as the case may be, insolvent when the amalgamation takes effect, and

(c)	state that a creditor of the company who intends to object to the amalgamation must provide to the company a written notice of objection within 15 days after the sending or publication of the notice, as the case may be.

(3)	If a creditor provides to the amalgamating company, in accordance with subsection (2) (c), a notice of objection, other than in respect of an objection that is frivolous or vexatious, the company must, if it intends to proceed with the amalgamation,

(a)	provide to that creditor a written notice stating that the company intends to proceed with the amalgamation unless, within 15 days after the date of the notice, the court orders that the amalgamation must not proceed, or

(b)	obtain whichever of the following court orders the company requires:

(i)	an order, on notice to that creditor, dismissing the objection of that creditor;

(ii)	an order, on notice to all creditors who have provided a notice of objection in accordance with subsection (2) (c), approving the amalgamation.

(3.1)	Section 276 does not apply in respect of court orders referred to in subsection (3) (b) of this section.

(4)	An amalgamation application affecting the amalgamating company must not be submitted to the registrar for filing until after the 15 day period referred to in subsection (2) (c) of this section, and, if applicable, the 15 day period referred to in subsection (3) (a), have expired.

(5)	A creditor having a claim against the amalgamating company may, whether or not that creditor receives a notice under subsection (1) (a) or (3) (a), apply to the court for an order that the proposed amalgamation not proceed.

(6)	An application under subsection (5) must be made on such notice to the amalgamating company as the court may order.

Amalgamation

279	Amalgamating corporations are amalgamated and continue as an amalgamated company under this Division

(a)	on the date and time that the amalgamation application referred to in section 275 (1) (a) is filed with the registrar, or

(b)	subject to sections 280 and 410, and unless the court orders otherwise in an entered order of which a copy has been filed with the registrar, if the amalgamation application specifies a date, or a date and time, on which the amalgamation is to take effect that is later than the date and time the amalgamation application is filed with the registrar,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

Withdrawal of amalgamation application

280	At any time after an amalgamation application is filed with the registrar under section 275 (1) (a) and before the amalgamating corporations are amalgamated, an amalgamating corporation or any other person who appears to the registrar to be an appropriate person to do so may withdraw the amalgamation application by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the amalgamation application.

Registrar's duties on amalgamation

281	After amalgamating corporations are amalgamated as an amalgamated company under this Division, the registrar must

(a)	issue a certificate of amalgamation showing

(i)	the name of the amalgamated company and the date and time of the amalgamation,

(ii)	the names of the amalgamating corporations, and

(iii)	for each amalgamating corporation that is a foreign corporation, the foreign corporation's jurisdiction,

(b)	furnish to the amalgamated company

(i)	the certificate of amalgamation, and

(ii)	if requested to do so, a certified copy of the amalgamation application and a certified copy of the notice of articles of the amalgamated company, and

(c)	publish in the prescribed manner a notice of the amalgamation.

Effect of amalgamation

282	(1)	At the time that amalgamating corporations are amalgamated as an amalgamated company under this Division,

(a)	the amalgamation of the amalgamating corporations and their continuation as one company becomes irrevocable,

(b)	the amalgamated company has, as its notice of articles,

(i)	in the case of an amalgamation to which section 270 applies, the notice of articles contained in the amalgamation application,

(ii)	in the case of an amalgamation under section 273, the notice of articles of the amalgamating holding corporation, or

(iii)	in the case of an amalgamation under section 274, the notice of articles of the amalgamating company the shares of which are not cancelled,

(c)	the amalgamated company has, as its articles,

(i)	in the case of an amalgamation to which section 270 applies, the articles attached to the amalgamation agreement under section 270 (2) (d) (i) if those articles have been signed by one or more of the individuals identified in the amalgamation agreement as the directors of the amalgamated company,

(ii)	in the case of an amalgamation to which section 270 applies and articles are not attached to the amalgamation agreement, or the attached articles are not signed as required under section 270 (2) (d) (i), Table 1, or, if any of the amalgamating corporations is a preexisting reporting company,

(A)	Table 1, and

(B)	the Statutory Reporting Company Provisions,

(iii)	in the case of an amalgamation under section 273, the articles of the amalgamating holding corporation, or

(iv)	in the case of an amalgamation under section 274, the articles of the amalgamating company the shares of which are not cancelled,

(d)	the amalgamated company becomes capable immediately of exercising the functions of an incorporated company,

(e)	the shareholders of the amalgamated company have the powers and the liability provided in this Act,

(f)	each shareholder of each amalgamating corporation is bound by the amalgamation agreement, if any,

(g)	the property, rights and interests of each amalgamating corporation continue to be the property, rights and interests of the amalgamated company,

(h)	the amalgamated company continues to be liable for the obligations of each amalgamating corporation,

(i)	an existing cause of action, claim or liability to prosecution is unaffected,

(j)	a legal proceeding being prosecuted or pending by or against an amalgamating corporation may be prosecuted, or its prosecution may be continued, as the case may be, by or against the amalgamated company, and

(k)	a conviction against, or a ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated company.

(2)	An amalgamation does not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of an amalgamating corporation to the amalgamated company.

(3)	Whether or not the requirements precedent and incidental to amalgamation have been complied with, a notation in the corporate register that corporations have been amalgamated as an amalgamated company is conclusive evidence for the purposes of this Act and for all other purposes that the corporations have been duly amalgamated on the date shown and the time, if any, shown in the corporate register.

Division 4 — Amalgamation into a Foreign Jurisdiction

Definitions

283	In this Division:

    "amalgamation" includes any procedure that results in or that creates an amalgamated foreign corporation;

    "amalgamated foreign corporation" means a foreign corporation that results from an amalgamation involving a company.

Amalgamations into foreign jurisdictions

284	(1)	Subject to section 285, one or more companies and one or more foreign corporations may amalgamate to form an amalgamated foreign corporation if

(a)	the laws of each of the amalgamating foreign corporations' jurisdictions allow the amalgamation,

(b)	each amalgamating foreign corporation obtains the approval to the amalgamation required by its charter and otherwise complies with the laws of the foreign corporation's jurisdiction with respect to the amalgamation, and

(c)	each amalgamating company is authorized by its shareholders and by the registrar in accordance with this section to enter into the amalgamation.

(2)	For the purposes of subsection (1) (c) of this section, an amalgamating company is authorized by its shareholders to enter into the amalgamation when

(a)	all of the shareholders, whether or not their shares otherwise carry the right to vote, approve the amalgamation by a unanimous resolution, or

(b)	the amalgamation is approved by the shareholders in accordance with subsection (4).

(3)	If the amalgamation is to be approved at a meeting under subsection (4), the amalgamating company must send a notice of the meeting to each shareholder of the company at least the prescribed number of days before the date of the proposed meeting.

(4)	An amalgamation is approved by the shareholders of an amalgamating company for the purposes of subsection (2) (b) when

(a)	the shareholders approve the amalgamation

(i)	by a special resolution, or

(ii)	if any of the shares held by the shareholders who under subsection (5) are entitled to vote on the resolution to approve the amalgamation do not otherwise carry the right to vote, by a resolution of the company's shareholders passed by at least a special majority of the votes cast by the company's shareholders, and

(b)	the shareholders holding shares of each class or series of shares to which are attached rights or special rights or restrictions that would be prejudiced or interfered with by the amalgamation approve the amalgamation by a special separate resolution of those shareholders.

(5)	Each share of a company carries the right to vote in respect of a resolution referred to in subsection (4) (a) (ii) whether or not that share otherwise carries the right to vote.

(6)	Section 61 does not apply to an amalgamation under this Division.

(7)	A company seeking, under subsection (1) of this section, to amalgamate with one or more foreign corporations to form an amalgamated foreign corporation must, before entering into the amalgamation,

(a)	obtain and deposit in its records office an affidavit of one of its directors or officers that complies with section 277 (2) (b) and that states that the authorization to the amalgamation required under subsection (2) of this section has been obtained, and

(b)	file with the registrar an application for authorization for amalgamation in the form established by the registrar containing a statement that the affidavit required under paragraph (a) has been obtained and deposited in the company's records office.

(8)	Section 278 applies to an amalgamation proposed under this section.

(9)	Unless the court orders otherwise in an entered order of which a copy has been filed with the registrar, the registrar must authorize a company to amalgamate with one or more foreign corporations to form an amalgamated foreign corporation if the registrar is satisfied that each amalgamating company has filed with the registrar all of the records that the company is required to file with the registrar under this Act.

(10)	The authorization given by the registrar under subsection (9) of this section expires 6 months after the date on which that authorization was given.

When amalgamation under this Division prohibited

285	A company must not amalgamate with a foreign corporation to form an amalgamated foreign corporation unless the laws of the foreign corporation's jurisdiction to which the amalgamated foreign corporation will be subject provide, in effect, that

(a)	the property, rights and interests of the amalgamating company continue to be the property, rights and interests of the amalgamated foreign corporation,

(b)	the amalgamated foreign corporation continues to be liable for the obligations of the amalgamating company,

(c)	an existing cause of action, claim or liability to prosecution is unaffected,

(d)	a legal proceeding being prosecuted or pending by or against the amalgamating company may be prosecuted or its prosecution may be continued, as the case may be, by or against the amalgamated foreign corporation, and

(e)	a conviction against, or a ruling, order or judgment in favour of or against, the amalgamating company may be enforced by or against the amalgamated foreign corporation.

After amalgamation

286	(1)	If a company has amalgamated with one or more foreign corporations to form an amalgamated foreign corporation, the amalgamated foreign corporation must promptly file with the registrar a copy of any record issued to the amalgamated foreign corporation by the amalgamated foreign corporation's jurisdiction to effect or confirm the amalgamation.

(2)	After a record referred to in subsection (1) is filed, the registrar must publish in the prescribed manner a notice that the company in respect of which the record was filed has amalgamated with one or more foreign corporations to form an amalgamated foreign corporation.

(3)	The company ceases to be a company within the meaning of this Act when the company is amalgamated with one or more foreign corporations to form an amalgamated foreign corporation.

Shareholders may dissent

287	Any shareholder of an amalgamating company may send a notice of dissent, under Division 2 of Part 8, in respect of a resolution under section 284 (4) to approve an amalgamation under this Division, to the amalgamating company of which the person is a shareholder or, if the amalgamation has taken effect, to the amalgamated foreign corporation.

Division 5 — Arrangements

Arrangement may be proposed

288	(1)	Despite any other provision of this Act, a company may propose an arrangement with shareholders, creditors or other persons and may, in that arrangement, make any proposal it considers appropriate, including a proposal for one or more of the following:

(a)	an alteration to the memorandum, notice of articles or articles of the company;

(b)	an alteration to any of the rights or special rights or restrictions attached to any of the shares of the company;

(c)	an amalgamation of the company with one or more corporations;

(d)	a division of the business carried on by the company;

(e)	a transfer of all or any part of the money, securities or other property, rights and interests of the company to another corporation in exchange for money, securities or other property, rights and interests of the other corporation;

(f)	a transfer of all or any part of the liabilities of the company to another corporation;

(g)	an exchange of securities of the company held by security holders for money, securities or other property, rights and interests of the company or for money, securities or other property, rights and interests of another corporation;

(h)	a dissolution without liquidation, or a liquidation and dissolution, of the company;

(i)	a compromise between the company and its creditors or any class of its creditors, or between the company and the persons holding its securities or any class of those persons.

(2)	Before an arrangement proposed under this section takes effect, the arrangement must be

(a)	adopted in accordance with section 289, and

(b)	approved by the court under section 291.

Adoption of arrangement

289	(1)	Despite sections 264 and 265, an arrangement is adopted for the purposes of section 288 (2) (a) if,

(a)	in respect of an arrangement proposed with the shareholders of the company,

(i)	the shareholders approve the arrangement by a special resolution, or

(ii)	if any of the shares held by the shareholders who under subsection (2) are entitled to vote on the resolution to approve the arrangement do not otherwise carry the right to vote, the shareholders approve the arrangement by a resolution passed at a meeting by at least a special majority of the votes cast by the shareholders, if at least the prescribed number of days' notice of the meeting and of the intention to propose the resolution has been sent to all of the shareholders,

(b)	in respect of an arrangement proposed with the shareholders holding shares of a class or series of shares of the company, those shareholders approve the arrangement by a special separate resolution of those shareholders,

(c)	in respect of an arrangement proposed with some of the shareholders holding shares of a class or series of shares of the company, those shareholders approve the arrangement by a resolution passed at a meeting by at least a special majority of the votes cast by those shareholders, if at least the prescribed number of days' notice of the meeting and of the intention to propose the resolution has been sent to all of those shareholders,

(d)	in respect of an arrangement proposed with creditors of the company or a class of creditors of the company, a majority in number and 3/4 in value of the creditors or class of creditors, as the case may be, present and voting, either personally or by proxy, approve the arrangement at a meeting if at least 21 days' notice of the meeting, and of the intention to propose the arrangement, has been sent to all of those creditors with whom the arrangement is proposed,

(e)	in respect of an arrangement proposed with any other persons, those persons approve the arrangement in the manner and to the extent required by the court, or

(f)	in respect of any arrangement, all of the persons who would be entitled to vote under this section in respect of the arrangement consent to the arrangement in writing.

(2)	Each share of a company carries the right to vote in respect of a resolution referred to in subsection (1) (a) (ii) whether or not that share otherwise carries the right to vote.

(3)	If the court orders, under section 291 (2) (b) (i), that a meeting be held to adopt an arrangement in addition to or in substitution for a meeting contemplated by subsection (1) of this section, the arrangement must not be submitted to the court for approval until after

(a)	the arrangement has been adopted at that court ordered meeting, or

(b)	all of the persons who were entitled to vote at that meeting consent to the arrangement in writing.

(3.1)	If the court orders, under section 291 (2) (b) (ii), that a separate vote of specified persons be held to adopt an arrangement in addition to or in substitution for a meeting contemplated by subsection (1) of this section, the arrangement must not be submitted to the court for approval until after

(a)	the arrangement has been adopted by that vote, or

(b)	all of the persons who were entitled to vote in that separate vote consent to the arrangement in writing.

(4)	If an arrangement is consented to under subsection (1) (f), (3) (b) or (3.1) (b),

(a)	the meeting or vote that would otherwise have been necessary under subsection (1), (3) or (3.1) need not be held, and

(b)	the consent is as valid and effective as if it had been expressed in a vote passed at a meeting.

(5)	Section 61 does not apply to an arrangement under this Division.

Information regarding arrangement

290	(1)	If a meeting is called to adopt an arrangement, the company must, unless the court orders otherwise,

(a)	include with any notice of the meeting that is sent to a person who is entitled to vote at the meeting, a statement

(i)	explaining, in sufficient detail to permit the recipient to form a reasoned judgment concerning the matter, the effect of the arrangement, and

(ii)	stating any material interest of each director and officer, whether as director, officer, shareholder, security holder or creditor of the company, or otherwise, and

(b)	include in any advertisement of the meeting,

(i)	the statement required by paragraph (a), or

(ii)	a notification that the persons who are entitled to vote at the meeting may, on request, obtain copies of the statement before the meeting.

(2)	If the arrangement affects the rights of qualifying debentureholders, the statement referred to in subsection (1) (a) must, unless the court orders otherwise or unless the trustee for the qualifying debentureholders is a savings institution, include a statement regarding any material interest of the trustee for the qualifying debentureholders.

(3)	A company that has included in an advertisement referred to in subsection (1) (b) a notification that copies of the statement referred to in subsection (1) (a) may be obtained must, unless the court orders otherwise, send, promptly and without charge, a copy of the statement to each person entitled to vote at the meeting who requests a copy.

(4)	Section 50 applies if a person who is entitled to receive a copy of the statement referred to in subsection (1) (a) of this section does not receive the copy.

Role of court in arrangements

291	(1)	If an arrangement is proposed, the court may make an order respecting that arrangement under subsection (2)

(a)	on its own motion,

(b)	on the application of the company, or

(c)	on the application, made on notice to the company, of

(i)	a shareholder of the company,

(ii)	a creditor of the company, or

(iii)	a person who is a member of the class of persons with whom the arrangement is proposed.

(2)	The court may, in respect of a proposed arrangement, make any order it considers appropriate, including any of the following orders:

(a)	an order determining the notice to be given to any interested person, or dispensing with notice to any person, in relation to any application to court under this Division;

(b)	an order requiring the company to do one or both of the following in the manner and with the notice the court directs:

(i)	call, hold and conduct one or more meetings of the persons the court considers appropriate;

(ii)	hold a separate vote of the persons the court considers appropriate;

(c)	an order permitting shareholders to dissent under Division 2 of Part 8 or in any other manner the court may direct;

(d)	an order appointing a lawyer, at the expense of the company, to represent the interests of some or all of the shareholders;

(e)	an order directing that an arrangement proposed with the creditors or a class of creditors of the company be referred to the shareholders of the company in the manner and for the approval the court considers appropriate.

(3)	As part of any order made in respect of a company under subsection (2) (c) of this section, the court may direct the company to provide, in the manner specified by the order, a copy of the entered order to all or specified shareholders.

(4)	Without limiting subsections (1) to (3) but despite any other provision of this Act, on an application to court for approval of the arrangement,

(a)	if the arrangement has been adopted under section 289 and, if required, approved by the shareholders in accordance with an order made under subsection (2) (e) of this section, the court may make an order approving the arrangement on the terms presented or substantially on those terms or may refuse to approve that arrangement,

(b)	if, under the arrangement, money, securities or other property, rights or interests, or liabilities, of the company are to be transferred to another corporation, the court may make

(i)	an order providing for the allotment or appropriation by the receiving corporation of any shares or other securities that, under the arrangement, are to be allotted or appropriated to or for any person,

(ii)	an order providing for the continuation by or against the receiving corporation of any legal proceedings pending by or against the transferring company, or

(iii)	an order providing for the dissolution of the transferring company, and

(c)	the court may make any incidental, consequential and supplemental orders necessary to ensure that the arrangement is fully and effectively carried out.

(5)	If an order of the court made under this section provides for the transfer of money, securities or other property, rights or interests, or liabilities, of the company,

(a)	the money, securities or other property, rights or interests are deemed to be transferred to and to vest in the receiving corporation, or the liabilities are deemed to be transferred to and become the liabilities of the receiving corporation, when the applicable provisions of the order take effect, and

(b)	any particular money, securities or other property, rights or interests that are, by the arrangement, to be freed from any charge are freed from that charge if the order so directs.

Required filings

292	Subject to sections 293 and 294, if any of the provisions of an arrangement that is approved by a court order under section 291 will, on taking effect, alter information shown in the corporate register, the company must

(a)	provide to the registrar the records and information the registrar requires, and file with the registrar the records the registrar requires, to give effect to each provision of the arrangement that will alter information shown in the corporate register, and

(b)	concurrently with the first record filed under paragraph (a), file with the registrar a copy of the entered court order.

Obligations on company if memorandum altered

293	(1)	This section applies if

(a)	the company in respect of which an arrangement has been approved by a court order under section 291 is a pre-existing company that has not complied with section 370 or 436, and

(b)	a provision of the arrangement will, on taking effect, alter the company's memorandum or otherwise affect the company so that information contained in its memorandum is incorrect or incomplete.

(2)	In the circumstances referred to in subsection (1) of this section, the company must, promptly after the making of the order and before complying with section 292, comply with section 370 or 436, as the case may be.

Obligations on company if articles altered

294	(1)	This section applies if an arrangement is approved by a court order under section 291 and a provision of the arrangement will, on taking effect, alter the company's articles or otherwise affect the company so that information contained in its articles is incorrect or incomplete.

(2)	In the circumstances referred to in subsection (1) of this section, if the company is a pre-existing company that has not complied with section 370 or 436, the company must, promptly after the making of the order and before complying with section 292, comply with section 370 or 436, as the case may be.

(3)	Promptly after the making of an order referred to in subsection (1) of this section and, in the case of a company to which subsection (2) applies, after compliance by the company with subsection (2), the company must alter its articles in accordance with the order by depositing a copy of the entered order at the company's records office.

(4)	Section 259 (4) to (6) applies to an alteration to the articles referred to in subsection (3) of this section, including, without limiting this, to a change of name or an adoption or change of any translation of name, and, for that purpose, a reference in section 259 (4) to (6) to a resolution is deemed to be a reference to the court order obtained under section 291.

If arrangement includes amalgamation

295	(1)	If a provision of an arrangement approved by a court order under section 291 will, on taking effect, result in an amalgamation under which a company and one or more corporations amalgamate and continue as one company, the court may, by order, provide for the incidental, consequential and supplemental matters necessary to ensure that the amalgamation is fully and effectively carried out and, without limiting this, may make orders respecting the articles, notice of articles, directors, registered office and records office applicable to the amalgamated company.

(2)	On an amalgamation referred to in subsection (1), the amalgamated company has, as its articles,

(a)	the articles ordered by the court, or

(b)	if paragraph (a) of this subsection does not apply,

(i)	Table 1, or

(ii)	if any of the amalgamating corporations is a pre-existing reporting company, Table 1 and the Statutory Reporting Company Provisions.

Application of Act to arrangements

296	The provisions of this Act that set out the effect of an alteration to the notice of articles, an amalgamation, a liquidation or another occurrence of a particular type, including the provisions that impose obligations on the registrar in relation to occurrences of that type and the provisions respecting when the occurrence takes effect, apply to an occurrence of that type that is effected under an arrangement.

Binding effect of arrangements

297	(1)	On and from the time at which a provision of an arrangement takes effect, the provision is binding on the company and on the persons with whom the arrangement was proposed.

(2)	Nothing in this section affects the rights of a company and a dissenter under Division 2 of Part 8.

Abandoning arrangements

298	(1)	A company may abandon an arrangement if

(a)	the directors pass a resolution resolving not to proceed with the arrangement,

(b)	the arrangement is abandoned before any of the provisions of the arrangement take effect, and

(c)	any records filed with the registrar in relation to the arrangement are withdrawn.

(2)	Neither the company nor the shareholders, creditors or other persons with whom an arrangement is proposed are bound by the provisions of the arrangement if the company abandons the arrangement in accordance with subsection (1).

(3)	Promptly after the company abandons an arrangement in accordance with subsection (1), the directors must send notice to that effect to the shareholders, creditors or other persons with whom the arrangement was proposed.

Withdrawal of arrangement records

299	(1)	Subject to subsection (2), at any time after records referred to in section 292 are filed with the registrar, the company or any other person who appears to the registrar to be an appropriate person to do so may withdraw those records by filing with the registrar a notice of withdrawal in the form established by the registrar identifying those records.

(2)	Records filed under section 292 must not be withdrawn unless

(a)	all of the records filed under section 292 are withdrawn under subsection (1) of this section, and

(b)	the records are withdrawn under subsection (1) before any of the provisions of the arrangement take effect.

Division 6 — Compulsory Acquisitions

Acquisition procedures

300	(1)	In this section:

    "acquiring person" means a person who, under a scheme or contract, makes an acquisition offer, and includes 2 or more persons who, directly or indirectly,

(a)	make an acquisition offer jointly or in concert, or

(b)	intend to exercise jointly or in concert voting rights attached to shares for which an acquisition offer is made;

    "acquisition offer" means an offer made by an acquiring person to acquire shares, or any class of shares, of a company;

    "offeree", in respect of an acquisition offer, means a shareholder to whom the acquisition offer is made;

    "subject company" means the company, shares or any class of shares of which are the subject of an acquisition offer.

(2)	For the purposes of this section,

(a)	every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares, and

(b)	each acquisition offer is accepted if, within 4 months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

(3)	If an acquisition offer is accepted within the meaning of subsection (2) (b), the acquiring person may, within 5 months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

(4)	If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within 2 months after the date of the notice.

(5)	On the application of an offeree under subsection (4), the court may

(a)	set the price and terms of payment, and

(b)	make consequential orders and give directions the court considers appropriate.

(6)	If a notice has been sent by an acquiring person under subsection (3) and the court has not ordered otherwise under subsection (4), the acquiring person must, no earlier than 2 months after the date of the notice, or, if an application to the court by the offeree to whom the notice was sent is then pending, at any time after that application has been disposed of,

(a)	send a copy of the notice to the subject company, and

(b)	pay or transfer to the subject company the amount or other consideration representing the price payable by the acquiring person for the shares that are referred to in the notice.

(7)	On receiving the copy of the notice and the amount or other consideration referred to in subsection (6), the subject company must register the acquiring person as a shareholder with respect to those shares.

(8)	Any amount received by the subject company under this section must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by the subject company, or by a trustee approved by the court, in trust for the persons entitled to that sum.

(9)	If the acquiring person has not, within one month after becoming entitled to do so, sent the notice referred to in subsection (3), the acquiring person must send a written notice to each offeree referred to in subsection (3) stating that the offeree, within 3 months after receiving the notice, may require the acquiring person to acquire the shares of that offeree that were involved in the acquisition offer.

(10)	If an offeree requires the acquiring person to acquire the offeree's shares in accordance with subsection (9), the acquiring person must acquire those shares for the same price and on the same terms contained in the acquisition offer.

Division 7 — Disposal of Undertaking

Power to dispose of undertaking

301	(1)	A company must not sell, lease or otherwise dispose of all or substantially all of its undertaking unless

(a)	it does so in the ordinary course of its business, or

(b)	it has been authorized to do so by a special resolution.

(2)	If the company contravenes subsection (1) in respect of a disposition of all or substantially all of a company's undertaking, the court, on the application of any shareholder, director or creditor of the company, may, unless subsection (3) applies, do one or more of the following:

(a)	enjoin the proposed disposition;

(b)	set aside the disposition;

(c)	make any other order the court considers appropriate.

(3)	A disposition of all or substantially all of the undertaking of a company is not invalid merely because the company contravenes subsection (1), if the disposition is

(a)	for valuable consideration to a person who is dealing with the company in good faith, or

(b)	ratified by a special resolution.

(4)	Despite the passing of a special resolution under subsection (1) (b) or (3) (b) to authorize or ratify a disposition of all or substantially all of the undertaking of a company, the directors may abandon the disposition without further action by the shareholders.

(5)	Any shareholder of the company may send notice of dissent, under Division 2 of Part 8, to the company in respect of a special resolution under subsection (1) (b) or (3) (b).

(6)	The prohibition in subsection (1) does not apply to a disposition of all or substantially all of the undertaking of the company

(a)	by way of security interest,

(b)	by a lease if

(i)	the term of the lease, at its beginning, does not exceed 3 years, and

(ii)	any option or covenant for renewal included in the lease is not capable of extending the total lease periods beyond 3 years,

(c)	to a corporation that is a wholly owned subsidiary of the company,

(d)	to a corporation of which the company is a wholly owned subsidiary,

(e)	to a corporation if the company and the corporation are

(i)	wholly owned subsidiaries of the same holding corporation, or

(ii)	wholly owned by the same person, or

(f)	to the person, other than a corporation, who holds all of the shares of

(i)	the company, or

(ii)	a corporation of which the company is a wholly owned subsidiary.

Division 8 — Transfer of Incorporation

Application for continuation into British Columbia

302	(1)	If a foreign corporation seeks to be continued into British Columbia as a company, whether or not the foreign corporation is registered as an extraprovincial company,

(a)	the foreign corporation must file with the registrar a continuation application,

(b)	the foreign corporation must provide to the registrar the records and information the registrar may require, including, without limitation, any proof required by the registrar regarding the standing of the foreign corporation in the foreign corporation's jurisdiction, and must file with the registrar any records the registrar may require, including, without limitation, an authorization for the continuation from the foreign corporation's jurisdiction, and

(c)	one or more of the directors of the foreign corporation must sign the articles that the foreign corporation will have once it is continued into British Columbia as a company, which articles must comply with section 12 (1) and (2) and, if the continued company is to be

(i)	a community contribution company, section 51.92, or

(ii)	a benefit company, section 51.992.

(2)	A continuation application under subsection (1) (a) of this section must

(a)	be in the form established by the registrar,

(b)	set out

(i)	the name reserved for the continued company under section 22, and the reservation number given for it, or

(ii)	if a name is not reserved, a statement that the name by which the continued company is to be recognized is the name created,

(A)	in the case of a limited company, by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company, or

(B)	in the case of an unlimited liability company, by adding "B.C. Unlimited Liability Company" after the incorporation number of the company, and

(c)	contain a notice of articles that reflects the information that will apply to the continued company on its recognition.

(3)	A foreign corporation seeking to be continued into British Columbia as a company may, by one or both of the articles referred to in subsection (1) (c) of this section and the notice of articles referred to in subsection (2) (c), effect any amendment to its charter if the amendment is an amendment that a company may make to its charter under this Act.

Continuation

303	(1)	A foreign corporation is continued into British Columbia as a company

(a)	on the date and time that the continuation application referred to in section 302 (1) (a) is filed with the registrar, or

(b)	subject to sections 304 and 410, if the continuation application specifies a date, or a date and time, on which the continuation is to take effect that is later than the date and time on which the continuation application is filed with the registrar,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

(2)	After a foreign corporation is continued into British Columbia as a company, the registrar must

(a)	issue a certificate of continuation showing the name of the continued company and the date and time on which it was continued into British Columbia as a company,

(b)	furnish to the continued company

(i)	the certificate of continuation, and

(ii)	if requested to do so, a certified copy of the continuation application and a certified copy of the continued company's notice of articles, and

(c)	publish in the prescribed manner a notice of the continuation.

(3)	Without limiting section 111 (1), after a foreign corporation is continued into British Columbia as a company, the continued company must register in its central securities register the shares of the company that were held by shareholders of the corporation immediately before its continuation, and, with respect to those shares, must register

(a)	the name and last known address of each of those shareholders,

(b)	the class, and any series, of those shares, and

(c)	the number of those shares held by each of those shareholders.

Withdrawal of continuation application

304	At any time after a continuation application is filed with the registrar under section 302 (1) (a) and before a foreign corporation is continued into British Columbia as a company, the foreign corporation or any other person who appears to the registrar to be an appropriate person to do so may withdraw the continuation application by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the continuation application.

Effect of continuation

305	(1)	At the time that a foreign corporation is continued into British Columbia as a company under this Division,

(a)	this Act applies to the continued company to the same extent as if the company had been incorporated under this Act,

(a.1)	the continued company has, as its notice of articles, the notice of articles contained in the continuation application,

(b)	the property, rights and interests of the foreign corporation continue to be the property, rights and interests of the company,

(c)	the company continues to be liable for the obligations of the foreign corporation,

(d)	an existing cause of action, claim or liability to prosecution is unaffected,

(e)	a legal proceeding being prosecuted or pending by or against the foreign corporation may be prosecuted or its prosecution may be continued, as the case may be, by or against the company, and

(f)	a conviction against, or a ruling, order or judgment in favour of or against, the foreign corporation may be enforced by or against the company.

(2)	Whether or not the requirements precedent and incidental to continuation have been complied with, a notation in the corporate register that a foreign corporation has been continued into British Columbia as a company is conclusive evidence for the purposes of this Act and for all other purposes that the foreign corporation has been duly continued into British Columbia as a company on the date shown and the time, if any, shown in the corporate register.

Rights preserved

306	(1)	In this section, "share" includes a warrant, fractional share or evidence of an interest in or a right to acquire an interest in a foreign corporation being continued into British Columbia as a company.

(2)	If a foreign corporation continued into British Columbia as a company under this Division issued a share before the foreign corporation was so continued, the share is deemed to have been issued in compliance with this Act and with the provisions of the articles applicable to the continued company under section 307,

(a)	whether or not the share is fully paid, and

(b)	despite any special rights or restrictions attached to the share.

(3)	Continuation of a foreign corporation into British Columbia as a company under this Division does not deprive a person holding an issued share of the foreign corporation of any right or special rights or restrictions that that person claims under, or relieve the person from any liability in respect of, that share.

Articles for a continued company

307	When a foreign corporation is continued into British Columbia as a company, the continued company has, as its articles,

(a)	if one or more of the directors of the foreign corporation have signed articles for the continued company in accordance with section 302 (1) (c), those articles, or

(b)	in any other case, Table 1.

Application for continuation out of British Columbia

308	(1)	Subject to section 310, a company may, if it is authorized by the shareholders and by the registrar in accordance with this section, make an application to the appropriate official or public body of another jurisdiction requesting that the company be continued into that other jurisdiction as if the company had been incorporated under the laws of that other jurisdiction.

(2)	A company is authorized by the shareholders to apply for continuation into a jurisdiction other than British Columbia when the shareholders authorize the continuation by a special resolution.

(3)	Section 61 does not apply to a continuation under this section.

(4)	A company seeking, under subsection (1) of this section, to be continued into a foreign jurisdiction must, before applying to that foreign jurisdiction for continuation into that jurisdiction, apply to the registrar for an authorization under subsection (5).

(5)	The registrar must authorize the company to continue into the foreign jurisdiction if the registrar is satisfied that the company has filed with the registrar all of the records that the company is required to file with the registrar under this Act.

(6)	The authorization given by the registrar under subsection (5) of this section expires 6 months after the date on which that authorization was given.

Shareholders may dissent

309	Any shareholder of a company may send a notice of dissent, under Division 2 of Part 8, in respect of a resolution under section 308 (2) to authorize the continuation of the company into a jurisdiction other than British Columbia, to the company or, if the continuation has taken effect, to the continued corporation.

When continuation out of British Columbia prohibited

310	A company must not apply to be continued into another jurisdiction unless the laws of that other jurisdiction provide, in effect, that, after continuation,

(a)	the property, rights and interests of the company continue to be the property, rights and interests of the continued corporation,

(b)	the continued corporation continues to be liable for the obligations of the company,

(c)	an existing cause of action, claim or liability to prosecution is unaffected,

(d)	a legal proceeding being prosecuted or pending by or against the company may be prosecuted or its prosecution may be continued, as the case may be, by or against the continued corporation, and

(e)	a conviction against, or a ruling, order or judgment in favour of or against, the company may be enforced by or against the continued corporation.

After continuation

311	(1)	Promptly after the date on which a company is continued into another jurisdiction, the continued corporation must file with the registrar a copy of any record issued to it by the other jurisdiction to effect or confirm the continuation.

(2)	After a record referred to in subsection (1) is filed, the registrar must publish in the prescribed manner a notice that the company in respect of which the record was filed has been continued into that other jurisdiction.

(3)	The company ceases to be a company within the meaning of this Act when the company is continued into the other jurisdiction.

Part 10 — Liquidation, Dissolution, Restoration and Reinstatement

Division 1 — Definitions and Application

Definitions

312	In this Part:

    "commencement of the liquidation" means,

(a)	for a voluntary liquidation commenced under Division 3, the date and time on which the special resolution referred to in section 319 (1) is passed or if the special resolution specifies a date, or a date and time, for the commencement of the liquidation that is later than the date and time on which the special resolution is passed, the specified date and time or, if no time is specified, the beginning of the specified date, or

(b)	for a liquidation commenced by court order,

(i)	the date of the making of the order, or

(ii)	if the order specifies a date, or a date and time, for the commencement of the liquidation that is later than the date of the making of the order, the specified date and time or, if no time is specified, the beginning of the specified date;

    "liquidation records office" means the office referred to in section 333;

    "property" includes records.

Application of this Part

313	Any proceedings taken under this Part to dissolve, or to liquidate and dissolve, a company must be stayed if the company is at any time found, in a proceeding under the Bankruptcy and Insolvency Act (Canada), to be insolvent within the meaning of that Act.

Division 2 — Voluntary Dissolution without Liquidation

Authorization for voluntary dissolution

314	(1)	A company may apply to be dissolved under this Division if

(a)	it is authorized to do so by an ordinary resolution,

(b)	it has no assets, and

(c)	it

(i)	has no liabilities, as a result of section 315 (6) or otherwise, or

(ii)	has made adequate provision for the payment of each of its liabilities.

(2)	Despite subsection (1) (a) of this section, a company referred to in subsection (1) (b) and (c) that has not issued any shares may apply to be dissolved under this Division if it is authorized to do so by a directors' resolution.

Provision for unpaid debts and undelivered assets

315	(1)	In this section, "administrator" has the same meaning as in the Unclaimed Property Act.

(1.1)	If the whereabouts of a creditor of a company that intends to apply for dissolution under this Division is unknown, the company must, before submitting an application for dissolution to the registrar for filing, make payment, in accordance with subsection (2), of the amount of the liability that the company has, in good faith, determined is due to that creditor.

(2)	A company referred to in subsection (1.1) must, after making reasonable efforts to determine the whereabouts of the creditor,

(a)	pay, in accordance with an order of the court, the amount of the liability that the company has, in good faith, determined is due to the creditor, or

(b)	if no court order has been made and the liability has remained unpaid for at least 6 months after the date it became payable, pay the amount of the liability to the administrator, and include a statement showing,

(i)	to the fullest extent known to the company, the name of the creditor, and

(ii)	the last known address of the creditor.

(3)	If the whereabouts of a shareholder of a company that intends to apply for dissolution under this Division is unknown, the company must, before submitting an application for dissolution to the registrar for filing,

(a)	make payment, in accordance with subsection (4), of the money that the company has, in good faith, determined is due to that shareholder, or

(b)	deliver, in accordance with subsection (4), any other assets that the company has, in good faith, determined are due to that shareholder.

(4)	A company referred to in subsection (3) must, after making reasonable efforts to determine the whereabouts of the shareholder,

(a)	pay or deliver, in accordance with an order of the court, the money or other assets that the company has, in good faith, determined are due to the shareholder, or

(b)	if no court order has been made and the money or other assets have remained unclaimed or undistributed for at least 6 months after the date the money or assets became payable or deliverable, pay the money or deliver the assets to the administrator, and include a statement showing,

(i)	to the fullest extent known to the company, the name of the shareholder, and

(ii)	the last known address of the shareholder.

(5)	The administrator must, after receipt of the money or other assets referred to in this section, send a receipt to the company.

(6)	A company that has complied with subsection (2) (a) or (4) (a) or that has been sent a receipt under subsection (5) is discharged from

(a)	any liability for the money or other assets so paid or delivered, and

(b)	any claims in respect of the money or other assets so paid or delivered that might be made by or on behalf of the persons entitled to the money or other assets.

(7)	The administrator may realize any assets delivered to the administrator under this section and any money received or realized under this section is deemed to be an unclaimed money deposit under the Unclaimed PropertyAct.

Application for voluntary dissolution

316	(1)	In order to apply for dissolution under this Division, a company must

(a)	obtain and deposit in its records office an affidavit that is sworn by a director of the company and that complies with subsection (2), and

(b)	file with the registrar an application for dissolution in the form established by the registrar containing a statement that the affidavit required under paragraph (a) of this subsection has been obtained and deposited in the company's records office.

(2)	An affidavit referred to in subsection (1) (a) must state

(a)	that the company's dissolution has been duly authorized in accordance with section 314 (1) (a) or (2), as the case may be,

(b)	that the company has no assets, and

(c)	that the company

(i)	has no liabilities, as a result of section 315 (6) or otherwise, or

(ii)	has made adequate provision for the payment of each of its liabilities.

Date of dissolution

317	A company is dissolved under this Division

(a)	on the date and time that the application for dissolution referred to in section 316 (1) (b) is filed with the registrar, or

(b)	subject to sections 318 and 410, if the application for dissolution specifies a date, or a date and time, on which the dissolution is to take effect that is later than the date and time on which the application for dissolution is filed with the registrar,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

Withdrawal of application for dissolution

318	At any time after an application for dissolution referred to in section 316 (1) (b) is filed with the registrar and before the company referred to in the application is dissolved under this Division, the company or any other person who appears to the registrar to be an appropriate person to do so may withdraw the application for dissolution by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the application for dissolution.

Division 3 — Voluntary Liquidation

Authorization for liquidation

319	(1)	A company may liquidate under this Division if it has been authorized to do so by a special resolution.

(2)	At the time that the special resolution referred to in subsection (1) is passed, the company, by an ordinary resolution,

(a)	must appoint as liquidator one or more persons qualified under section 327, and

(b)	may set, or may authorize the directors to set, each liquidator's remuneration.

(3)	An appointment of a liquidator under this section takes effect on the commencement of the liquidation.

(4)	A liquidator appointed under this section may apply to the court to set or review that liquidator's remuneration if

(a)	that remuneration is not set within 2 months after the liquidator's appointment under subsection (2) (a), or

(b)	the liquidator is dissatisfied with the amount of the remuneration set under subsection (2) (b).

Limits on liquidator

320	(1)	Subject to subsection (2), in a voluntary liquidation, the company, by an ordinary resolution, may direct the liquidator not to do certain specified things without the approval of a general meeting of the company or without the written consent of certain specified shareholders, or of a certain specified number of shareholders.

(2)	No direction under subsection (1) relieves a liquidator from the duty to act in accordance with this Act and the regulations.

Statement of intent to liquidate

321	(1)	A company must, promptly after the resolutions referred to in section 319 (1) and (2) (a) are passed, file a statement of intent to liquidate with the registrar.

(2)	The statement of intent to liquidate must

(a)	be in the form established by the registrar,

(a.1)	set out the commencement of the liquidation,

(b)	set out the full name of each liquidator,

(c)	set out the mailing address and the delivery address of each liquidator, and

(d)	set out the mailing address and the delivery address of the liquidation records office.

(3)	After a statement of intent to liquidate is filed with the registrar, the registrar must furnish to the company a certified copy of the statement of intent to liquidate.

Resignation and removal of liquidators in voluntary liquidations

322	(1)	A liquidator appointed under this Division may

(a)	resign as liquidator, or

(b)	be removed as liquidator by a special resolution passed at a general meeting, notice of which meeting has been sent to the liquidators and to each creditor who has an unpaid claim against the company that exceeds the prescribed amount.

(2)	Unless the court orders otherwise under section 325, if, in a liquidation under this Division, a vacancy occurs in the office of liquidator,

(a)	if one or more liquidators remain in office despite the vacancy, the company may fill the vacancy, or

(b)	in any other case, the company must fill the vacancy.

(3)	A vacancy referred to in subsection (2) of this section may be filled by the company by

(a)	an ordinary resolution, or

(b)	the directors if they are authorized by an ordinary resolution to do so.

(4)	A general meeting may be called, for the purpose of passing either of the ordinary resolutions referred to in subsection (3),

(a)	by any shareholder entitled to vote at general meetings,

(b)	if one or more liquidators remain in office, by any shareholder entitled to vote at general meetings or by any of the remaining liquidators, or

(c)	in any other manner contemplated by the articles.

(5)	The company may, by an ordinary resolution, set, or authorize the directors to set, the remuneration for each liquidator appointed under this section.

(6)	Section 319 (4) applies to a liquidator appointed under this section.

Withdrawal of statement of intent to liquidate

323	(1)	At any time after a statement of intent to liquidate is filed with the registrar under section 321 and before the company in respect of which the statement was filed is dissolved within the meaning of section 343, the company or any other person who appears to the registrar to be an appropriate person to do so may withdraw the statement of intent to liquidate by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the statement of intent to liquidate.

(2)	If a statement of intent to liquidate is withdrawn under subsection (1) of this section,

(a)	each liquidator appointed under section 319 (2) (a) or 322 (3) is removed,

(b)	the company must remove the copy of the statement of intent to liquidate from its records office,

(c)	the liquidator must send to the company all of the records retained by the liquidator under section 333 (1) and must return to the company any other property of the company in the possession of the liquidator,

(d)	the company may carry on its business,

(e)	the directors and officers of the company regain any powers to manage or supervise the management of the business and affairs of the company that they had before those powers vested in the liquidator under section 334 (1) (a), and

(f)	any application for dissolution filed with the registrar in relation to the company under section 343 is deemed to be withdrawn.

Division 4 — Powers and Duties of the Court

Court may order company be liquidated and dissolved

324	(1)	On an application made in respect of a company that is a financial institution by the superintendent, or made in respect of a company, including a company that is a financial institution, by the company, a shareholder of the company, a beneficial owner of a share of the company, a director of the company or any other person, including a creditor of the company, whom the court considers to be an appropriate person to make the application, the court may order that the company be liquidated and dissolved if

(a)	an event occurs on the occurrence of which the memorandum or the articles of the company provide that the company is to be liquidated and dissolved, or

(b)	the court otherwise considers it just and equitable to do so.

(2)	Nothing in subsection (1) prevents the court from requiring that security for costs be provided by a person bringing an application under that subsection.

(3)	If the court considers that an applicant for an order referred to in subsection (1) (b) is a person who is entitled to relief either by liquidating and dissolving the company or under section 227, the court may do one of the following:

(a)	make an order that the company be liquidated and dissolved;

(b)	make any order under section 227 (3) it considers appropriate.

(4)	If the court orders under this Act that a company be liquidated and dissolved, the court must, in its order, appoint one or more liquidators.

(5)	An appointment of a liquidator under subsection (4) takes effect on the commencement of the liquidation.

Court orders respecting liquidations

325	(1)	An application to the court in respect of a company in liquidation may be made under this section by the company, a shareholder of the company or a beneficial owner of a share of the company, a director of the company or any other person, including a creditor or liquidator of the company, whom the court considers to be an appropriate person to make the application.

(2)	Nothing in subsection (1) prevents the court from requiring that security for costs be provided by a person bringing an application under that subsection.

(3)	On an application made in respect of a company in liquidation, the court may, in respect of that company, make any order it considers appropriate, including any of the following orders:

(a)	an order appointing one or more liquidators, with or without security;

(b)	an order setting the remuneration of a liquidator;

(c)	an order replacing or removing a liquidator;

(d)	an order appointing auditors or inspectors for any purpose, including for the purpose of auditing or examining those of the records of the liquidator, and those of the records in the custody or control of the liquidator, that the court considers appropriate;

(e)	an order specifying the powers of, setting the remuneration of and removing or replacing auditors or inspectors;

(f)	an order determining the notice to be given to any interested person, or dispensing with notice to any person, in relation to any application to court under this section;

(g)	an order that a meeting of some or all of the shareholders or creditors of the company be called, held and conducted in the manner and for the purposes the court considers appropriate;

(h)	an order determining the validity of any claims made against the company;

(i)	an order restraining the directors and officers of the company from doing any or all of the following except as permitted by the court:

(i)	exercising any or all of their powers;

(ii)	collecting or receiving any debt owed to the company or any other assets of the company;

(iii)	paying out or transferring any money or other assets of the company;

(j)	an order determining and enforcing the duty or liability of any past or present director, officer, receiver, receiver manager, liquidator, shareholder or beneficial owner of shares of the company

(i)	to the company, or

(ii)	for an obligation of the company;

(k)	an order that there be an examination into the conduct of any person who has taken part in the formation or promotion of the company, or of any past or present director, officer, receiver, receiver manager, liquidator, shareholder or beneficial owner of shares of the company, if it appears that that person has misapplied, retained or become liable or accountable for any property, rights or interests of, or has been guilty of any breach of trust in relation to, the company;

(l)	an order that a person referred to in paragraph (k) of this subsection do one or both of the following, whether or not the conduct complained of is conduct for which the person may be liable to prosecution:

(i)	repay or restore all or any part of the property, rights and interests that the person misapplied or retained, or for which the person is liable or accountable, with interest at the rate the court considers appropriate;

(ii)	contribute the sum that the court considers appropriate to the assets of the company by way of compensation for the conduct complained of;

(m)	an order

(i)	approving the payment, satisfaction or compromise of any or all of the liabilities of the company and the retention of assets for that purpose, or

(ii)	determining the adequacy of provisions for the payment or discharge of the liabilities of the company;

(n)	an order permitting the disposal or destruction of

(i)	records of the company, or

(ii)	records retained by the liquidator under section 333 (1);

(o)	an order giving directions on any matter arising in a liquidation;

(p)	an order to confirm, reverse or modify any act or decision of a liquidator;

(q)	if it appears to the court that a liquidator has not faithfully performed the liquidator's duties, an order requiring that whatever action the court considers appropriate be taken;

(r)	despite any other provision of this Part, an order imposing restrictions on the rights, powers and duties of a liquidator, either generally or with respect to certain matters;

(s)	an order discharging, on terms and conditions the court considers appropriate, a liquidator who has resigned or has been removed as liquidator;

(t)	subject to the obligation of the liquidator under section 330 (m) to pay or provide for the company's liabilities and the costs, charges and expenses incurred in the liquidation, an order approving any proposed interim or final distribution in money or other assets to shareholders;

(u)	an order respecting liabilities due to creditors of the company, or money or other assets due to shareholders of the company, whose whereabouts are unknown;

(v)	an order, on the terms and conditions the court considers appropriate, continuing, or staying or discontinuing, the liquidation;

(w)	if an order is made staying or discontinuing the liquidation under paragraph (v) of this subsection, an order that the liquidator restore to the company all of the company's remaining property, rights and interests.

(4)	If an order is made under subsection (3) (v), the liquidator must file with the registrar a copy of the entered order promptly after the making of the order.

Remuneration of liquidator appointed by court

326	The court must set the remuneration of any liquidator it appoints.

Division 5 — Liquidators

Qualifications of liquidators

327	(1)	A person not qualified to act as a receiver or receiver manager under section 64 (2) of the Personal Property Security Act is not qualified to become or act as a liquidator, except that, with the consent in writing of all the shareholders of a company, a person referred to in section 64 (2) (e) of the Personal Property Security Act who is licensed as a trustee under the Bankruptcy and Insolvency Act (Canada) is qualified to become and act as a liquidator for the company.

(2)	A person who has been appointed as a liquidator under this Act and who is not, or who ceases to be, qualified to act as a liquidator must,

(a)	in a voluntary liquidation under Division 3, promptly resign as liquidator, or

(b)	in a liquidation by court order under this Act, seek directions from the court on notice to the person on whose application the liquidator was appointed.

Validity of acts of liquidators

328	No act of a person who is appointed as a liquidator under this Act is invalid merely because of a defect in the liquidator's appointment or qualifications.

Filing of notices

329	(1)	A liquidator appointed under this Act must file with the registrar,

(a)	within 10 days after the commencement of the liquidation, if the liquidator's appointment is not reflected in a statement of intent to liquidate filed with the registrar under section 321, a notice of appointment of liquidator in the form established by the registrar,

(b)	in the case of a liquidator who is appointed after the commencement of the liquidation, promptly after being appointed, a notice of appointment of liquidator in the form established by the registrar,

(c)	within 7 days after any change in the mailing address or delivery address of the liquidator or the liquidation records office, a notice of change of address of liquidator in the form established by the registrar, and

(d)	within 7 days after resigning, being removed as liquidator or ceasing to act for any other reason, a notice of ceasing to act as liquidator in the form established by the registrar.

(2)	A notice of appointment of liquidator filed with the registrar under subsection (1) (a) or (b) of this section must include

(a)	the full name, the mailing address and the delivery address of the liquidator, and

(b)	the mailing address and the delivery address of the liquidation records office.

Duties of liquidators

330	A liquidator must

(a)	promptly after the commencement of the liquidation, comply with section 331,

(b)	take into the liquidator's custody or control the property, rights and interests of the company, including, without limitation,

(i)	the records that the company is required to keep under section 42, and

(ii)	the other records of the company,

(c)	ensure that the records referred to in paragraph (b) (i) of this subsection are maintained and made available in accordance with Division 5 of Part 2,

(c.01)	if the company is a private company within the meaning of section 119.1, ensure that the company's transparency register is maintained and made available in accordance with Part 4.1,

(c.1)	without limiting paragraph (c) or (c.01), if the records that the company is required to keep at its records office have been physically transferred to a new location, promptly after that change occurs, file with the registrar a notice of change of address, in the form established by the registrar, to transfer the location of the records office to that new location, and section 35 (3) applies,

(d)	subject to this Part, use the liquidator's own discretion in realizing the assets of the company or distributing those assets among the creditors and shareholders of the company,

(e)	keep proper records of all matters relating to the liquidation, including accounts of the money of the company received and paid out by the liquidator,

(f)	include, on each invoice, order for goods and business letter issued by or on behalf of the liquidator or on which the name of the company appears, a statement that the company is in liquidation,

(g)	use the designation of liquidator of the company on any record issued by or on behalf of the liquidator in relation to the company and on which the name of the liquidator appears,

(h)	until money held by the liquidator is required for distribution to creditors and shareholders, invest that money as permitted under the provisions of the Trustee Act respecting the investment of trust property by a trustee, or place that money on deposit in an interest bearing account with any savings institution, and add to the assets of the company any dividends or interest received from that money,

(i)	if at any time the liquidator determines that the company is unable to pay or provide for the discharge of its liabilities, promptly apply to the court to

(i)	stay any proceedings taken under this Part, and

(ii)	seek directions,

(j)	if the business of the company is carried on under section 334 (1) (c) (iii) or 340 (2), produce at least once in every 12 month period after the liquidator's appointment, or more or less often as the court may order, financial statements of the company in the form required by the court or, if and to the extent that there are no court requirements, financial statements considered by the liquidator to be appropriate,

(k)	annually, within 2 months after each anniversary of the date of the recognition of the company, file with the registrar, instead of an annual report for the company under section 51, a liquidation report in the form established by the registrar containing information that is current to the most recent anniversary,

(l)	dispose of the assets of the company, other than assets that are to be distributed in kind to the company's shareholders, and pay or make provision for all of the company's liabilities, and

(m)	after publishing and sending the notices required under section 331, and after paying or providing for, in the manner contemplated by this Part, all of the company's liabilities, including the remuneration, if any, of the liquidator and all of the other costs, charges and expenses properly incurred and to be incurred in relation to the liquidation, distribute the company's remaining assets, either in money or in kind, among the company's shareholders according to their rights and interests in the company.

Notice to creditors

331	(1)	A liquidator must

(a)	publish a notice that complies with subsection (2) in

(i)	the Gazette, and

(ii)	a newspaper that is distributed generally in the place where the company has its registered office, and

(b)	promptly after that, send a notice that complies with subsection (3) to the last known address of each creditor known to the liquidator.

(2)	The notice published under subsection (1) (a) must disclose that the company is in liquidation and must require

(a)	any person indebted to the company to render an account of the amount owing and to pay that amount to the liquidator at the time and place specified by the notice,

(b)	any person having custody or control of any property, rights or interests of the company to

(i)	notify the liquidator of that custody or control in the manner and at the time and place specified by the notice, and

(ii)	deliver the property, rights or interests to the liquidator, or provide control to the liquidator over the property, rights or interests, in the manner and at the time and place specified or to be specified by the liquidator, and

(c)	any person having a claim against the company to provide particulars of the claim in writing to the liquidator within 2 months after the date of publication of the notice in the Gazette.

(3)	Each notice sent under subsection (1) (b) must disclose that the company is in liquidation and must include

(a)	a statement that the liquidator will, on request and without charge, send to the person to whom the notice is sent, a list of all of the company's known creditors and the amounts that the liquidator has accepted as the amounts that are owed by the company to each of those creditors,

(b)	a statement of the amount, if any, that the liquidator, in good faith, accepts is owing by the company to the person to whom the notice is sent,

(c)	the date on which the notice referred to in subsection (1) (a) (i) was published in the Gazette, and

(d)	a statement that the person to whom the notice is sent may not pursue any claim for any money owed by the company that is in excess of the amount referred to in paragraph (b) of this subsection unless, within 4 months after the date on which the notice referred to in subsection (1) (a) (i) was published in the Gazette, that person

(i)	satisfies the liquidator that a greater amount is owing, or

(ii)	disputes the amount referred to in paragraph (b) of this subsection in accordance with section 332 (2) (a) (ii) or otherwise satisfies the court that a greater amount is owing.

(4)	If, within 2 months after the date on which the notice referred to in subsection (1) (a) (i) of this section was published in the Gazette, the liquidator receives written notice of a person's claim against the company or otherwise becomes aware of a claim in respect of which the liquidator has not sent a notice under subsection (1) (b), the liquidator must promptly send to the creditor a notice that complies with subsection (3).

Limitations on claimants

332	(1)	A person must not, before or after the dissolution of a company that is in liquidation, claim against the company or against its liquidator unless

(a)	the liquidator sends a notice to that person under section 331 (1) (b) or (4),

(b)	the person, within 2 months after the date on which the notice referred to in section 331 (1) (a) (i) was published in the Gazette, provides written notice to the liquidator of the person's claim against the company, and the liquidator refuses or neglects to send to the person a notice in accordance with section 331 (4),

(c)	the liquidator knows or ought to know that the person is a person to whom a notice ought to have been sent under section 331 (1) (b) or (4) and the liquidator refuses or neglects to send the person that notice, or

(d)	the court orders otherwise.

(2)	A person to whom the liquidator sends a notice under section 331 (1) (b) or (4) must not, before or after the dissolution of the company in liquidation, claim against the company or its liquidator an amount greater than the amount specified by the notice unless (a) within 4 months after the date on which the notice referred to in section 331 (1) (a) (i) was published in the Gazette,

(i)	the person satisfies the liquidator that a greater amount is owing, or

(ii)	the person brings a legal proceeding to dispute the specified amount, or

(b)	the court orders otherwise.

Liquidation records office

333	(1)	A liquidator of a company must establish a liquidation records office at which the liquidator must retain the following records:

(a)	a copy of any entered court order, and of any other order or decision made in a legal proceeding, that affects the liquidation or dissolution or the liquidator in the liquidator's capacity as liquidator of the company;

(b)	a copy of any notice or report filed with the registrar in relation to the company under section 329 (1) or 330 (k);

(c)	all of the financial statements, if any, produced in relation to the company under section 330 (j);

(d)	a copy of each notice sent by the liquidator in relation to the company under section 331 (1) (b) and (4);

(e)	all of the accounts prepared by the liquidator in relation to the company under sections 338 (1) and 341 (1) (a).

(2)	A liquidator must select as the liquidation records office an office in British Columbia that will permit access to be made to the records retained there during statutory business hours.

(3)	Subject to subsection (2) of this section, the liquidator's office, the liquidation records office and the records office of the company being liquidated may, but need not, be located at the same place.

(4)	Sections 352 (2) to (4) and 353 apply in relation to the records retained by the liquidator under subsection (1) of this section.

Powers of liquidators

334	(1)	Subject to section 320 (1), if a liquidator is appointed under this Act,

(a)	the liquidator has the powers to manage or supervise the management of the business and affairs of the company that were, before the appointment, held by the directors and officers of the company, and the powers of the directors and officers cease, except so far as the liquidator approves the continuation of them,

(b)	the liquidator may exercise the powers of the company that are not required by this Act to be exercised by shareholders of the company, and

(c)	the liquidator may, without limiting paragraphs (a) and (b) of this subsection,

(i)	retain lawyers, accountants, engineers, appraisers and other professional advisers,

(ii)	bring, defend or take part in any legal proceeding in the name of and on behalf of the company,

(iii)	carry on the business of the company if and to the extent that the liquidator considers it necessary or advisable to do so for the liquidation,

(iv)	sell by public auction or private sale any assets of the company,

(v)	do all acts and sign any records in the name of and on behalf of the company,

(vi)	borrow money on the security of the assets of the company,

(vii)	settle or compromise any claims by or against the company,

(viii)	do all other things necessary for the liquidation and distribution of the company's assets, and

(ix)	change one or both of the mailing address and delivery address of one or both of the company's registered office and records office by filing with the registrar a notice of change of address in the form established by the registrar, and section 35 (3) applies.

(2)	A liquidator has the powers referred to in subsection (1) from the commencement of the liquidation until

(a)	the liquidation is stayed or discontinued, or

(b)	in the case of a liquidation conducted under Division 3,

(i)	the liquidation is stayed or discontinued, or

(ii)	the statement of intent to liquidate is withdrawn under section 323 (1).

Recovery of property by liquidators

335	(1)	A past or present director, receiver, receiver manager, officer, employee, banker, auditor, shareholder, beneficial owner of shares or agent of a company that is in liquidation or of any of its affiliates must, on the request of a liquidator for the company,

(a)	provide full disclosure, to the best of that person's knowledge and belief, of all of the property, rights and interests of the company or disposed of by the company, including how, to whom, for what consideration and when the company disposed of any part of the property, rights and interests, except any part disposed of in the ordinary course of business of the company, and

(b)	deliver to the liquidator, or as the liquidator directs, all of the property, rights and interests of the company that are in that person's custody or control.

(2)	If a liquidator believes that a person has property, rights or interests of the company in that person's custody or control, or that a person has concealed, withheld or misappropriated property, rights or interests of the company, the liquidator may apply to the court for an order requiring the person to

(a)	restore the property, rights or interests to the company or pay to the liquidator compensation in respect of the concealment, withholding or misappropriation of the property, rights or interests, or

(b)	appear before the court to be examined at the time and place designated in the order.

(3)	The court may make any order it considers appropriate, including an order that a person restore to the liquidator property, rights or interests, or pay to the liquidator compensation in respect of property, rights or interests,

(a)	on an application under subsection (2), or

(b)	if an examination is ordered under subsection (2) (b) and that examination discloses that

(i)	the person has property, rights or interests of the company in that person's custody or control, or

(ii)	the person has concealed, withheld or misappropriated property, rights or interests of the company.

Right to distribution in money

336	(1)	Without limiting any other rights, powers or duties of a liquidator, a liquidator for a company may

(a)	exchange all or substantially all of the assets of the company for securities of another corporation that are to be distributed to the shareholders of the company, or

(b)	distribute all or any of the assets of the company to the shareholders in kind.

(2)	If, in the course of the liquidation of a company, the liquidator proposes to make an exchange or distribution referred to in subsection (1), a shareholder may apply to the court for an order requiring the distribution of the assets of the company to be in money.

(3)	On an application under subsection (2), the court may make any order it considers appropriate, including an order that

(a)	all the assets of the company be converted into and distributed in money, or

(b)	the claim of any shareholder applying under this section be satisfied by a distribution in money.

(4)	On or after the making of an order under subsection (3) (b), the court may, on the application of the liquidator or the shareholder, determine the amount of money to which the shareholder is entitled in respect of the shareholder's claim.

Provision for unpaid debts and undelivered assets

337	(1)	In this section, "administrator" has the same meaning as in the Unclaimed Property Act.

(1.1)	If the whereabouts of a creditor of a company is unknown, the liquidator of the company must, before making the distribution required by section 330 (m), make payment, in accordance with subsection (2) of this section, of the amount of the liability that the liquidator has, in good faith, determined is due to that creditor.

(2)	The liquidator referred to in subsection (1.1) must, after making reasonable efforts to determine the whereabouts of the creditor,

(a)	pay, in accordance with an order of the court under section 325 (3) (u), the amount of the liability that the liquidator has, in good faith, determined is due to the creditor, or

(b)	if no order has been made under section 325 (3) (u) and the liability has remained unpaid for at least 6 months after the date it became payable, pay the amount of the liability to the administrator, and include a statement showing,

(i)	to the fullest extent known to the liquidator, the name of the creditor, and

(ii)	the last known address of the creditor.

(3)	If the whereabouts of a shareholder of a company is unknown, the liquidator of the company must, before making the distribution required by section 330 (m),

(a)	make payment, in accordance with subsection (4) of this section, of the money that the liquidator has, in good faith, determined is due to that shareholder, or

(b)	deliver, in accordance with subsection (4), any other assets that the liquidator has, in good faith, determined are due to that shareholder.

(4)	The liquidator referred to in subsection (3) must, after making reasonable efforts to determine the whereabouts of the shareholder,

(a)	pay or deliver, in accordance with an order of the court under section 325 (3) (u), the money or other assets that the liquidator has, in good faith, determined are due to the shareholder, or

(b)	if no order has been made under section 325 (3) (u) and the money or other assets have remained unclaimed or undistributed for at least 6 months after the date the money or assets became payable or deliverable, pay the money or deliver the assets to the administrator, and include a statement showing,

(i)	to the fullest extent known to the liquidator, the name of the shareholder, and

(ii)	the last known address of the shareholder.

(5)	The administrator must, after receipt of the money or other assets referred to in this section, send a receipt to the liquidator.

(6)	A liquidator who has complied with subsection (2) (a) or (4) (a) or who has been sent a receipt under subsection (5) is discharged from

(a)	any liability for the money or other assets so paid or delivered, and

(b)	any claims in respect of the money or other assets so paid or delivered that might be made by or on behalf of the persons entitled to the money or other assets.

(7)	The administrator may realize any assets delivered to the administrator under this section and any money received or realized under this section is deemed to be an unclaimed money deposit under the Unclaimed PropertyAct.

Obligation to prepare accounts

338	(1)	A liquidator must prepare accounts of the liquidation showing how it has been conducted and how the assets of the company have been disposed of, including accounting for the income, payments to creditors, provision for creditors and distributions to shareholders in the period covered by the account,

(a)	once in every 12 month period after the liquidator's appointment, but at least one accounting must be made before effecting payment of or making provision for the liabilities referred to in section 330 (m),

(b)	promptly after effecting payment of or making provision for the liabilities referred to in section 330 (m) but before making the distribution to shareholders required by that section, and

(c)	at any other times ordered by the court or, in the case of a liquidation under Division 3, at any other times ordered by the court and at any other times that the shareholders may, by an ordinary resolution, direct.

(2)	The accounts prepared under subsection (1) of this section must be deposited in the liquidation records office promptly after their preparation.

Limitations on liability

339	A liquidator is not liable in respect of any act done in the administration of the affairs of the company or otherwise done by that person in the person's capacity as liquidator if, in doing the act, the liquidator relies, in good faith, on

(a)	financial statements of the company represented to the liquidator by a director or officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company,

(b)	a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person,

(c)	a statement of fact represented to the liquidator by a director or officer of the company to be correct, or

(d)	any record, information or representation that the court considers provides reasonable grounds for the actions of the liquidator, whether or not

(i)	the record was forged, fraudulently made or inaccurate, or

(ii)	the information or representation was fraudulently made or inaccurate.

Division 6 — Corporate Status before Dissolution

Capacity of companies in liquidation

340	(1)	Subject to subsection (2), until a company in liquidation is dissolved, the corporate status and the powers and capacity of the company continue.

(2)	A company in liquidation must, from the commencement of the liquidation, refrain from carrying on its business except to the extent that the liquidator considers necessary or advisable for the liquidation.

Division 7 — Proceedings for Dissolution

Completion of liquidation

341	(1)	Within 3 months after making the distribution to shareholders required by section 330 (m), a liquidator must

(a)	prepare the final accounts of the liquidation showing how it has been conducted and how the assets of the company have been disposed of,

(b)	deposit those final accounts in the liquidation records office, and

(c)	send to each shareholder of the company a notice

(i)	setting out the mailing address and the delivery address of the liquidation records office,

(ii)	stating that the final accounts have been prepared and deposited in the liquidation records office,

(iii)	stating that the final accounts will be open for inspection at the liquidation records office during statutory business hours for a period of at least 3 months after the date of the notice, and

(iv)	stating that a shareholder of the company is entitled, on making a request within the 3 month period and without charge, to receive a copy of the final accounts from the liquidator.

(2)	A liquidator must ensure that the final accounts referred to in subsection (1) (a) of this section are retained at the liquidation records office for at least 3 months after the date of the notice and must, without charge,

(a)	permit each shareholder to inspect the final accounts during statutory business hours within the 3 month period, and

(b)	send, to each shareholder who requests it within the 3 month period, promptly after the liquidator's receipt of the request, a copy of the final accounts.

(3)	The liquidator must not apply for dissolution of the company under section 343 until the expiry of the 3 month period referred to in subsection (2) of this section.

Court approval of dissolution in court ordered liquidations

342	(1)	In addition to complying with the obligations imposed under section 341, a liquidator appointed by the court must, before applying for dissolution of the company, obtain an order of the court approving that dissolution.

(2)	An application to court under subsection (1) of this section for an order approving a dissolution must include the final accounts of the liquidation prepared under section 341 (1) (a).

(3)	On an application for an order under subsection (1) of this section, the court may make any order it considers appropriate and may, without limiting this, make an order

(a)	approving the dissolution,

(b)	respecting the custody or disposal of records referred to in section 351 (1) (a), and

(c)	that the liquidator be discharged effective on the dissolution of the company, or at any other time ordered by the court, and, if the liquidator is discharged under this paragraph, section 350 (3) and (4) applies.

Application for dissolution

343	(1)	Promptly after expiry of the 3 month period referred to in section 341 (2), and, in the case of a liquidator appointed by the court, after complying with section 342, the liquidator must file with the registrar an application for dissolution, in the form established by the registrar, containing a statement of the liquidator that

(a)	the final accounts referred to in section 341 (1) (a) have been prepared and have been deposited in the liquidation records office, and

(b)	in the case of a liquidator appointed by the court, a copy of the entered order referred to in section 342 (3) (a) has been deposited in the liquidation records office.

(2)	Subject to section 323 (1), unless the date of dissolution is deferred under subsection (3) of this section, a company for which a liquidator had been appointed is dissolved,

(a)	if the appointment of the liquidator was made by the court, on the date and time that the application for dissolution is filed with the registrar or, subject to section 410, if the application for dissolution specifies a date, or a date and time, on which the dissolution is to take effect that is later than the date and time on which the application for dissolution is filed with the registrar, on the specified date and time or, if no time is specified, at the beginning of the specified date, or

(b)	in any other case, on the beginning of the day that is one month after the date on which the application for dissolution is filed with the registrar.

(3)	Subject to subsection (4) of this section, on the application of the liquidator or any person mentioned in section 324 (1), the court may make an order

(a)	deferring the date of dissolution to a new date, or

(b)	deferring the dissolution generally until a new application for dissolution is filed.

(4)	No order made under subsection (3) of this section is effective unless a copy of that entered order is filed with the registrar before the company is dissolved.

(5)	If an order is made under subsection (3) (a) and is filed with the registrar before the company is dissolved, the company is dissolved on the beginning of the new date specified by that order.

Division 8 - Effect of Dissolution

Effect of dissolution

344	(1)	Subject to sections 346 and 347, when a company is dissolved under this Part or under section 422 or 423, the company ceases to exist for any purpose.

(2)	If, when a company is dissolved, the company has an asset that has not yet been distributed, the asset vests in the government unless

(a)	the asset is one in which the company is a joint tenant, in which case the asset vests in the other joint tenant on dissolution, or

(b)	the asset is land located in British Columbia, in which case the asset is, subject to paragraph (a) of this subsection, deemed to escheat to the government under section 4 of the Escheat Act.

Certificates of dissolution

345	After a company is dissolved under this Part, the registrar must

(a)	issue a certificate of dissolution showing the date and time on which the company is dissolved,

(b)	furnish a copy of the certificate of dissolution to each liquidator for the company or, if there is no liquidator for the company, furnish a copy of the certificate of dissolution to

(i)	the person who, under section 351, is required to retain the records of the company, and

(ii)	the person who submitted the application for dissolution on behalf of the company, and

(c)	publish in the prescribed manner a notice that the company has been dissolved.

Dissolved companies deemed to continue for litigation purposes

346	(1)	Despite the dissolution of a company under this Act,

(a)	a legal proceeding commenced by or against the company before its dissolution may be continued as if the company had not been dissolved, and

(b)	a legal proceeding may be brought against the company within 2 years after its dissolution as if the company had not been dissolved.

(2)	Unless the court orders otherwise, records related to a legal proceeding referred to in subsection (1) may be

(a)	delivered to the company at its address for delivery in the legal proceeding, or

(b)	if the company does not have an address for delivery in the legal proceeding, served on the company

(i)	by personal service of those records on any individual who was a director or senior officer of the company immediately before the company was dissolved, or

(ii)	in the manner ordered by the court.

Liabilities survive

347	Subject to sections 348 (2) and (4) and 350 (3), the liability of each director, officer, shareholder and liquidator of a company that is dissolved continues and may be enforced as if the company had not been dissolved.

Liability of shareholders of dissolved companies

348	(1)	If it appears to the court in a legal proceeding referred to in section 346 (1) that some or all of a company's assets were distributed, in anticipation of, during or as a result of the company's liquidation or dissolution, to one or more persons who were shareholders of the company, the court may, subject to subsections (2) and (4) of this section,

(a)	add those persons as parties to the legal proceeding,

(b)	determine, for each of those parties, the amount for which that party is liable and the amount that that party must contribute towards satisfaction of the plaintiff's claim, and

(c)	direct payment of the amounts so determined.

(2)	A shareholder is not liable under subsection (1) unless the shareholder is added as a party within 2 years after the date on which the company is dissolved.

(3)	If a judgment is obtained in a legal proceeding against a dissolved company before or after its dissolution and it appears that some or all of the company's assets were distributed, in anticipation of, during or as a result of the company's liquidation or dissolution, to a person who was a shareholder of the company,

(a)	the judgment creditor may, within 2 years after the date on which the company is dissolved, bring a legal proceeding against the shareholder to enforce the liability referred to in paragraph (b) of this subsection, and

(b)	the shareholder is liable to the judgment creditor if the court is satisfied that

(i)	the person was a shareholder of the company at the time of the distribution,

(ii)	some or all of the company's assets were distributed to the shareholder in anticipation of, during or as a result of the company's liquidation or dissolution,

(iii)	the shareholder has had an opportunity to raise any reasonable defences to the judgment creditor's claim against the company that were not considered in a trial or summary trial in the legal proceeding in which judgment against the company was obtained, and

(iv)	the amount is justly due and owing by the company to the judgment creditor.

(4)	The liability of a shareholder under subsection (1) or (3) continues despite the dissolution of the company but is limited to the value that the assets received by the shareholder on that distribution had on the date of that distribution.

Dissolved company's assets available to judgment creditors

349	(1)	In this section, "dissolved company's assets" means, in respect of a company that has been dissolved, the assets, other than land in British Columbia, that were owned by it before its dissolution, that vested in the government and that were received by the government, and includes

(a)	money, and

(b)	any money realized by the government from the disposition of those assets.

(2)	If a judgment is obtained in a legal proceeding against a dissolved company before or after its dissolution, the person who obtained the judgment may, within 2 years after the date on which the company is dissolved, apply to the minister for recovery against the dissolved company's assets.

(3)	If the minister is satisfied that the applicant under subsection (2) is entitled to recover some or all of the dissolved company's assets in satisfaction of a judgment referred to in that subsection, the minister may,

(a)	if the dissolved company's assets have not yet been disposed of, provide those assets to the sheriff who may realize on those assets in accordance with the Court Order Enforcement Act, or

(b)	in any other case, pay out of the consolidated revenue fund, without an appropriation other than this section, the lesser of

(i)	the amount of money that the applicant is entitled to recover out of the dissolved company's assets, and

(ii)	the amount of money realized by the government from the disposition of those assets less the government's costs of obtaining, maintaining and disposing of those assets.

(4)	If assets are provided to the sheriff under subsection (3) (a), the sheriff must apply the money realized from the disposition of those assets firstly in payment of the government's costs of obtaining, maintaining and disposing of those assets, and secondly in accordance with the scheme for payment under the Court Order Enforcement Act.

Division 9 — Discharge of Liquidators of Dissolved Companies

Discharge of liquidator by court order

350	(1)	After a company has been dissolved, a liquidator for the company who has not been discharged under section 342 (3) (c) may make application to the court to be discharged as liquidator.

(2)	An application under subsection (1) of this section must include the final accounts of the liquidation prepared under section 341 (1) (a).

(3)	Subject to subsection (4) of this section, an order of the court discharging a liquidator of a company under this section discharges the liquidator from all liability in respect of any act done or default made by the liquidator in the administration of the affairs of the company or otherwise done by that person in the person's capacity as liquidator of the company.

(4)	An order discharging a liquidator under this section

(a)	does not, except to the extent that the order expressly provides otherwise, relieve the liquidator from any obligation imposed on the liquidator by section 351, and

(b)	may be revoked on proof that it was obtained by fraud, or by suppression or concealment of any material fact.

Division 10 — Records of Dissolved Companies

Custody of records

351	(1)	In this section, "dissolved company's records" means, in relation to a company that is dissolved under this Act,

(a)	if a liquidator was appointed for the company,

(i)	the records that the company was required to keep under section 42,

(i.1)	if the company was a private company within the meaning of section 119.1, the company's transparency register, and

(ii)	the records referred to in section 333 (1), and

(b)	in any other case, the records that the company was, immediately before its dissolution, required to keep under section 42 and, if the company was a private company within the meaning of section 119.1, the company's transparency register.

(2)	The following person must, for the prescribed period or until the expiration of any shorter period that may be ordered by the court, retain in British Columbia and produce, in accordance with this Division, a dissolved company's records:

(a)	subject to paragraph (c) of this subsection, if a liquidator was not appointed for the company,

(i)	the person who was shown in the application for dissolution as having custody of those records, or

(ii)	if there was no application for dissolution, the person who had custody of the records at the time of dissolution;

(b)	subject to paragraph (c), if one or more liquidators were appointed for the company, the liquidator who was shown in the application for dissolution as having custody of those records;

(c)	any other person ordered by the court.

(3)	The person who is required under subsection (2) to retain and produce a dissolved company's records must promptly file the following records with the registrar as applicable:

(a)	[Repealed 2004-62-25.]

(b)	if the location of the dissolved company's records changes, a notice of change respecting dissolved company's records, in the form established by the registrar, setting out the new location of those records;

(c)	if, as a result of a court order under subsection (2) (c), the identity of the person having custody of the dissolved company's records changes, a notice of change respecting dissolved company's records in the form established by the registrar and a copy of the entered order by which that change is effected;

(d)	if the period within which the dissolved company's records must be retained is reduced under subsection (2), a notice of change respecting dissolved company's records in the form established by the registrar and a copy of the entered order by which that reduction is effected.

(4)	The dissolved company's records must be retained in a prescribed form.

Entitlement to inspect records of dissolved companies

352	(1)	Subject to subsection (4), the person who, under section 351, is required to retain and produce the records of a dissolved company that the company was required to keep under section 42 must, if and to the extent requested to do so by a person who was, before the dissolution, entitled to inspect any of those records, and on payment of the fee, if any, set for that purpose by the person who is required to retain and produce the records, which fee must not exceed the prescribed fee,

(a)	allow the requesting person to inspect that record during statutory business hours, and

(b)	promptly provide to that person, in accordance with subsection (3) of this section, a copy of that record.

(1.1)	Subject to subsection (4), in the case of a private company within the meaning of section 119.1 that is dissolved under this Act, the person who, under section 351, is required to retain and produce the company's transparency register must, if and to the extent requested to do so by a person who was, before the dissolution, entitled to inspect the transparency register,

(a)	allow the requesting person to inspect the transparency register during statutory business hours, and

(b)	promptly provide to the requesting person, in accordance with subsection (3) of this section, a copy of the transparency register on payment of the copying fee, if any, set by the person who is required to retain and produce the transparency register, which fee must not exceed the prescribed fee.

(2)	Subject to subsection (4), the person who is, under section 351, required to retain and produce the records referred to in section 333 (1) must, if and to the extent requested to do so by any person, and on payment of the fee, if any, set for that purpose by the person who is required to retain and produce the records, which fee must not exceed the prescribed fee,

(a)	allow the requesting person to inspect any of those records during statutory business hours, and

(b)	promptly provide to that person, in accordance with subsection (3) of this section, a copy of any of those records.

(3)	A copy of a record referred to in subsection (1) (b), (1.1) (b) or (2) (b) must be provided in the manner agreed by the parties or, in the absence of such an agreement,

(a)	must, if the person seeking to obtain the copy so requests, be provided by mailing it to that person, or

(b)	may, in any other case, be provided to that person by making it available for pick-up at the office at which the record is kept.

(4)	The person who is required to retain and produce the records referred to in subsection (1), (1.1) or (2) may impose restrictions on the times during which a person may, under this section, inspect those records, but those restrictions must permit inspection of those records during the times set out in the regulations.

Remedies on denial of access to or copies of records of dissolved companies

353	Section 50 applies if a person who is entitled to inspect or receive a copy of a record referred to in this Division is not given access to or provided with a copy of that record, and, for that purpose, a reference in section 50 to a company is deemed to be a reference to the person who, under section 351 (2), is required to retain and produce the records of the dissolved company.

Division 11 — Restoration and Reinstatement

Definitions and interpretation

354	(1)	In this Division:

"full restoration" means a restoration of a company that is not a limited restoration;

"limited restoration" means a restoration of a company that is for a limited period under section 359 (1) or 361 (1).

(2)	In this Division, a person is related

(a)	to a company that has been dissolved, if

(i)	the person was, at the time of the dissolution, a director, officer or shareholder of the company,

(ii)	the person is the heir or personal or other legal representative of a person who was, at the time of the dissolution, a shareholder of the company, or

(iii)	in the case of an application under section 360 (2) (a) or 361 (2) (a), the person is a person referred to in subparagraph (i) or (ii), as the case may be, or is ordered by the court to be an appropriate person to make the application, or

(b)	to a foreign entity that has had its registration as an extraprovincial company cancelled, if, at the time an application is made under this Division for the reinstatement of that registration, the person is,

(i)	in the case of a limited liability company, the limited liability company or a manager or member of the limited liability company, or

(ii)	in the case of any other foreign entity, the foreign entity or a director, officer or shareholder of the foreign entity.

Pre-requisites to application

355	(1)	If, for any reason, a company has been dissolved, an application for restoration under this Division may be made,

(a)	in the case of an application for the restoration of an unlimited liability company, to the court, or

(b)	in any other case, to the registrar or to the court.

(2)	Before submitting an application to the registrar for filing under section 356 or before making an application to the court under section 360, the applicant must

(a)	publish in the Gazette notice of the application,

(b)	mail notice of the application to the last addresses shown in the corporate register as

(i)	the address or mailing address, as the case may be, of the registered office of the company, and

(ii)	the address or prescribed address for each of the individuals who were the directors of the company at the time of the dissolution, and

(c)	reserve a name under section 22 for the company unless the company is to be restored with the name created by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", or, in the case of an unlimited liability company, "B.C. Unlimited Liability Company" after the incorporation number of the company.

Applications to the registrar for restoration

356	(1)	A person may apply to the registrar to restore a company.

(2)	An application may be made under subsection (1)

(a)	for a full restoration, by a related person, or

(b)	for a limited restoration, by any person.

(2.1)	In respect of applications to the registrar under subsection (1) for limited restorations, the registrar may establish the maximum period of restoration that may be specified in a statement referred to in section 357 (f).

(3)	In order to apply for restoration under this section, an applicant must provide to the registrar the records and information the registrar may require and must submit to the registrar for filing

(a)	a restoration application in the form established by the registrar, and

(b)	any other records the registrar may require.

(4)	An application to the registrar under subsection (1)

(a)	must, if the dissolution of the company occurred before the coming into force of this Act, be made within 10 years after the dissolution, or

(b)	may, in any other case, be made at any time.

Contents of application to the registrar for restoration

357	A restoration application under section 356 must contain the following:

(a)	the date on which the notice required under section 355 (2) (a) was published in the Gazette;

(b)	the latest date on which a notice required under section 355 (2) (b) was mailed in accordance with that provision;

(c)	the name reserved for the company and the reservation number given for it, or a statement that the name by which the company is to be restored is the name created by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", after the incorporation number of the company;

(d)	any translation of the company's name, set out in the prescribed manner, that the company intends to use outside Canada;

(e)	if the application is for a full restoration of the company,

(i)	a statement that the applicant is related to the company and the nature of the person's relationship with the company,

(ii)	the mailing address and the delivery address of the office proposed as the registered office of the restored company, and

(iii)	for the records office of the restored company, the mailing address and the delivery address of the office at which the dissolved company's records, within the meaning of section 351, are being kept or, if those records are not available, a statement to that effect and the mailing address and the delivery address of the office proposed as the records office of the restored company;

(f)	if the application is for a limited restoration of the company, a statement specifying the proposed limited period of the restoration.

Registrar must restore

358	(1)	Subject to section 363, unless the court orders otherwise in an entered order of which a copy has been filed with the registrar, after a restoration application under section 356 is filed with the registrar, the registrar must, on any terms and conditions the registrar considers appropriate, restore the company.

(2)	Subject to section 368, unless the court orders otherwise, a restoration under subsection (1) of this section is without prejudice to the rights acquired by persons before the restoration.

Limited restoration by registrar

359	(1)	Subject to section 361 (2) and subsection (2) of this section, if a restoration under section 358 is for a limited period, the restored company is dissolved on the expiration of the limited period of restoration.

(2)	If a restoration under section 358 is a limited restoration, the registrar may, on an application filed with the registrar within the limited period of restoration,

(a)	if the application is made by a related person, convert the limited restoration into a full restoration, or

(b)	on an application made by any person, extend the period to any later date that the registrar considers appropriate, in which case the restored company is dissolved on the expiration of the extended period.

(3)	An applicant under subsection (2) (a) of this section must comply with sections 355 (2) (a) and (b), 356 (3) and 357 (a), (b) and (e).

(4)	After a company is dissolved under this section, the registrar must publish in the prescribed manner notice that the company has been dissolved.

Applications to the court for restoration

360	(1)	A person may apply to the court to restore a company.

(2)	An application may be made under subsection (1)

(a)	for a full restoration, by a related person, or

(b)	for a limited restoration, by any person.

(3)	An applicant must

(a)	provide to the registrar notice of the application and a copy of any record filed in the court registry in support of it, and

(b)	obtain the registrar's consent to the restoration.

(4)	On an application under subsection (1), the applicant must provide to the court

(a)	the information required under section 357 or, in the case of an unlimited liability company,

(i)	the information required under section 357 (a), (b), (d), (e) and (f), and

(ii)	the name reserved for the company and the reservation number given for it, or a statement that the name by which the company is to be restored is the name created by adding "B.C. Unlimited Liability Company" after the incorporation number of the company,

(b)	the registrar's consent to the restoration, including any terms and conditions that the registrar considers appropriate, and

(c)	any other information and records required by the court.

(5)	Subject to subsection (8), on an application under subsection (1), the court may, if it is satisfied that it is appropriate to restore the company, make an order, on the terms and conditions, if any, the court considers appropriate, that the company be restored.

(6)	Without limiting subsection (5), in an order made under that subsection, the court may give directions and make provisions it considers appropriate for placing the company and every other person in the same position, as nearly as may be, as if the company had not been dissolved.

(7)	Subject to section 368, unless the court orders otherwise, an order under subsection (5) of this section is without prejudice to the rights acquired by persons before the restoration.

(8)	An order under subsection (5) must reflect any terms and conditions referred to in subsection (4) (b).

Limited restoration by court

361	(1)	Subject to subsection (2), if a restoration ordered by the court under section 360 (5) is for a limited period, the restored company is dissolved on the expiration of the limited period of restoration.

(2)	If a restoration under section 358 or 360 (5) is a limited restoration, the court may, on an application made in accordance with this section within the limited period of restoration,

(a)	if the application is made by a related person, convert the limited restoration into a full restoration, or

(b)	on an application made by any person, extend the period to any later date that the court considers appropriate, in which case the restored company is dissolved on the expiration of the extended period.

(3)	An applicant under subsection (2) (a) of this section must

(a)	comply with section 355 (2) (a) and (b),

(b)	provide to the registrar notice of the application and a copy of any record filed in the court registry in support,

(c)	obtain the registrar's consent to the conversion, and

(d)	provide to the court

(i)	the information required under section 357 (a), (b) and (e),

(ii)	the registrar's consent to the conversion, including any terms and conditions that the registrar considers appropriate, and

(iii)	any other information and records required by the court.

(4)	After a company is dissolved under this section, the registrar must publish in the prescribed manner notice that the company has been dissolved.

Filing of restoration application with the registrar

362	(1)	Promptly after an order is made under section 360 or 361, the applicant must provide to the registrar the records and information the registrar may require and must file with the registrar

(a)	a restoration application in the form established by the registrar, containing a statement that a copy of an entered court order has been obtained under section 360 (5) or 361 (2) (a) or (b), as the case may be, and

(b)	any other records the registrar may require.

(2)	Unless the court orders otherwise in an entered order of which a copy has been filed with the registrar, the registrar, after a restoration application is filed with the registrar under subsection (1) (a) of this section, must do whichever of the following is applicable:

(a)	restore the company;

(b)	extend the restoration;

(c)	convert the limited restoration into a full restoration.

Restrictions on restoration

363	If a restoration is as a result of an application to the registrar under section 356, the registrar must not restore the company until 21 days after the later of

(a)	the date shown in the restoration application as the date on which notice of the application was published in the Gazette in accordance with section 355 (2) (a), and

(b)	the date shown in the restoration application as the latest date on which a notice of the application was mailed in accordance with section 355 (2) (b).

Effect of restoration of company

364	(1)	A company is restored under section 358 (1) or 362 (2) when the registrar alters the corporate register to reflect that restoration and, whether or not the requirements precedent and incidental to restoration have been complied with, a notation in the corporate register that a company has been restored is conclusive evidence for the purposes of this Act and for all other purposes that the company has been duly restored as of the date shown and the time, if any, shown in the corporate register.

(2)	Unless the court orders otherwise, if there is a full restoration of a company,

(a)	subject to section 366 (1), subsection (3) of this section and paragraph (b) of this subsection, the company is restored with the articles and with the notice of articles or memorandum, as the case may be, that it had immediately before its dissolution, but if the information included in the restoration application differs from the information contained in those articles or that notice of articles or memorandum, those articles or that notice of articles or memorandum is deemed, on the restoration, to be altered to reflect the new information, and

(b)	the mailing addresses and delivery addresses of the registered office and records office for the company are the mailing addresses and delivery addresses respectively shown for them on the restoration application.

(3)	Despite any other provision of this Division, sections 433 and 434 apply to a restored company if

(a)	the company was, immediately before its dissolution, a reporting company within the meaning of the Company Act, 1996, other than a reporting issuer, a reporting issuer equivalent or a company within a prescribed class of corporations, and was dissolved before the coming into force of this Act, or

(b)	the company was a pre-existing reporting company that had not, before its dissolution, complied with section 370 (1) (a) and (b) or 436 (1) (a) and (b).

(3.1)	Despite any other provision of this Division, section 442.1 applies to a restored company if the company was, immediately before its dissolution, a pre-existing company that had not, before its dissolution, complied with section 370 (1) (a) and (b) or 436 (1) (a) and (b).

(4)	A company that is restored is deemed to have continued in existence as if it had not been dissolved, and proceedings may be taken as might have been taken if the company had not been dissolved.

Reinstatement of registration of foreign entity as extraprovincial company

364.1	(1)	If the registration of a foreign entity as an extraprovincial company has been cancelled, a related person may apply to the registrar to reinstate the registration of a foreign entity as an extraprovincial company, but if the application is for reinstatement for a limited period, any person may make the application.

(2)	Before submitting an application to the registrar, the applicant must

(a)	publish in the Gazette notice of the application,

(b)	mail notice of the application to the last address shown in the corporate register as the address or mailing address, as the case may be, for an attorney for the extraprovincial company or, if none, to the address inside British Columbia that was the last address shown in the corporate register as the address or mailing address, as the case may be, for its head office, and

(c)	reserve a name or assumed name under section 22 or 26, as the case may be, for the foreign entity, unless the foreign entity is a federal corporation.

(3)	In order to apply for a reinstatement under this section, the applicant must provide to the registrar the records and information the registrar may require and must submit to the registrar for filing a reinstatement application in the form established by the registrar and any other records the registrar may require.

(4)	Subject to subsection (5), a reinstatement application must contain the following:

(a)	the date on which the notice required under subsection (2) (a) was published in the Gazette;

(b)	the date on which the notice required under subsection (2) (b) was mailed in accordance with that subsection;

(c)	the name or assumed name, as the case may be, reserved for the foreign entity and the reservation number given for it, or, in the case of a federal corporation, the name of that corporation;

(d)	a statement that the applicant is related to the foreign entity and the nature of the person's relationship with the foreign entity;

(e)	the mailing address and the delivery address of the office proposed as the head office of the foreign entity after reinstatement of its registration as an extraprovincial company, whether or not that head office is in British Columbia;

(f)	for each of the attorneys, if any, that the foreign entity proposes to have after reinstatement of its registration as an extraprovincial company, a mailing address and a delivery address that comply with section 386 (3).

(5)	If the application is for reinstatement for a limited period, the reinstatement application must contain

(a)	the matters referred to in subsection (4) (a) to (c), and

(b)	a statement specifying the proposed limited period of the reinstatement.

(6)	The registrar may establish the maximum period of reinstatement that may be specified in a statement referred to in subsection (5) (b).

Registrar must reinstate

364.2	(1)	Subject to section 364.4 and unless the court orders otherwise in an entered order of which a copy has been filed with the registrar, after a reinstatement application under section 364.1 is filed with the registrar, the registrar must, on any terms and conditions the registrar considers appropriate, reinstate the registration of the foreign entity as an extraprovincial company with the same registration number the foreign entity had before its registration as an extraprovincial company was cancelled.

(2)	Unless the court orders otherwise, a reinstatement under subsection (1) is without prejudice to the rights acquired by persons before the reinstatement.

Limited reinstatement by registrar

364.3	(1)	If a reinstatement under section 364.2 is for a limited period, the following apply:

(a)	subject to paragraph (b), the reinstated registration of the foreign entity as an extraprovincial company is cancelled on the expiration of the limited period of reinstatement;

(b)	on an application made by any person, the registrar may extend the period to any later date that the registrar considers appropriate, in which case the reinstated registration of the foreign entity as an extraprovincial company is cancelled on the expiration of the extended period.

(2)	After the registration of a foreign entity as an extraprovincial company is cancelled under this section, the registrar must publish in the prescribed manner notice that the registration has been cancelled.

Restrictions on reinstatement

364.4	(1)	The registrar must not reinstate the registration of the foreign entity as an extraprovincial company until 21 days after the later of

(a)	the date shown in the reinstatement application as the date on which notice of the application was published in the Gazette in accordance with section 364.1 (2) (a), and

(b)	the date shown in the reinstatement application as the date on which the applicant mailed the notice of the application in accordance with section 364.1 (2) (b).

(2)	The registrar must not reinstate the registration of a foreign entity as an extraprovincial company under the same application made under section 364.1 unless the reservation of the name or assumed name included in that reinstatement application remains in effect at the date of the reinstatement or, if the reservation has expired, a new reservation of that same name or assumed name has been applied for and approved by the registrar.

(3)	Subsection (2) does not apply to a federal corporation.

Effect of reinstatement of extraprovincial company

365	(1)	The registration of a foreign entity as an extraprovincial company is reinstated when the registrar alters the corporate register to reflect the reinstatement and, whether or not the requirements precedent and incidental to reinstatement have been complied with, a notation in the corporate register that the registration of the foreign entity as an extraprovincial company has been reinstated is conclusive evidence for the purposes of this Act and for all other purposes that the registration of the foreign entity as an extraprovincial company has been duly reinstated as of the date shown and the time, if any, shown in the corporate register.

(2)	The mailing addresses and the delivery addresses of the head office of the extraprovincial company, whether or not the head office is in British Columbia, and of the attorneys, if any, for the extraprovincial company are the mailing addresses and the delivery addresses respectively shown for them on the reinstatement application.

(2.1)	The name under which the extraprovincial company is reinstated is the name that is included in the reinstatement application if a reservation of that name remains in effect at the date of the reinstatement or, if the reservation has expired, a new reservation of that same name or assumed name has been applied for and approved by the registrar.

(3)	If a foreign entity has its registration as an extraprovincial company reinstated, the registration is deemed not to have been cancelled, and proceedings may be taken as might have been taken if that registration had not been cancelled.

Name on restoration

366	(1)	A company that is restored has as its name on its restoration,

(a)	the name shown for the company on the restoration application if a reservation of that name remains in effect at the date of the restoration, or

(b)	in any other case, the name created by adding "B.C. Ltd." or, if the company is a community contribution company, "B.C. Community Contribution Company Ltd.", or, in the case of an unlimited liability company, "B.C. Unlimited Liability Company" after the incorporation number of the company.

(2)	[Repealed 2008-39-22.]

Registrar's duties after restoration or reinstatement

367	(1)	After the restoration of a company or the reinstatement of the registration of a foreign entity as an extraprovincial company under this Division, the extension or conversion under section 359 or 361 of a limited restoration, or the extension of a reinstatement under section 364.3 (1) (b), the registrar must

(a)	publish in the prescribed manner

(i)	notice of the restoration, reinstatement, extension or conversion, and

(ii)	notice of the date on which any limited period of restoration or reinstatement expires,

(b)	issue a certificate of restoration or reinstatement in accordance with subsection (2) of this section and furnish

(i)	the certificate to the company or extraprovincial company, as the case may be, and

(ii)	a copy of the certificate to the applicant,

(c)	if requested to do so, furnish a certified copy of the restoration application or reinstatement application to the company or extraprovincial company, and

(d)	if requested to do so, furnish to the company a certified copy of the notice of articles, if any.

(2)	A certificate of restoration must show the name of the company and the date and time of the restoration, or, in the case of a certificate of reinstatement, the name and any assumed name for the extraprovincial company and the date and time of the reinstatement, and,

(a)	in the case of a limited restoration or reinstatement or the extension of a limited restoration or reinstatement, include the date on which the limited period of restoration or reinstatement expires, or

(b)	in the case of a conversion of a limited restoration to a full restoration, include the date and time of the conversion.

Corporate assets to be returned to restored company

368	(1)	If money or other assets of a company vested in the government as a result of the dissolution of the company, on the restoration of the company,

(a)	any of the assets that vested in the government and that have not been disposed of by the government vest in the company without any deed, bill of sale or other record from the government or any action by the government, and

(b)	the government must, subject to subsections (3) to (5),

(i)	in the case of assets that remain in the government's custody, return each of those assets to the company,

(ii)	in the case of assets that have been disposed of by the government, pay to the company, out of the consolidated revenue fund, the amount of money realized by the government from the disposition of those assets, and

(iii)	in the case of money vested in the government that has been received by the government, pay to the company, out of the consolidated revenue fund, the amount of that money.

(2)	A payment under subsection (1) (b) may be made without any appropriation other than this Act.

(3)	The government need not comply with subsection (1) (b) in relation to money or other assets paid or provided by the minister under section 349.

(4)	The government need not comply with subsection (1) (b) unless and until it has been reimbursed, out of the money or other assets or otherwise, for its costs of

(a)	obtaining, retaining, maintaining and disposing of the money and other assets, and

(b)	paying the money, and returning the other assets, in accordance with that subsection.

(5)	Subject to subsection (6), title to, or any interest in, land that has escheated to the government under section 4 of the Escheat Act is not, except as provided in section 4 of that Act, affected by a restoration of a company.

(6)	Title to, or any interest in, water system property that

(a)	has escheated to the government under section 4 of the Escheat Act, or

(b)	has vested in the government under this Act is not, except as provided in section 4.1 of the Escheat Act, affected by a restoration of a company.

Division 12 — Post-restoration Transition for Pre-existing Companies

Definition

369	In this Division, "pre-existing company" means a pre-existing company, within the meaning of section 1 (1), that

(a)	had been dissolved,

(b)	has been restored by a full restoration within the meaning of Division 11, and

(c)	has not, before its dissolution or otherwise, complied with section 370 (1) (a) or 436 (1) (a).

Transition — restored pre-existing companies

370	(1)	A pre-existing company must do the following within 12 months after the date of its restoration:

(a)	file with the registrar a post-restoration transition application that complies with section 371 (2);

(b)	alter its articles if and to the extent necessary to ensure that those articles comply with section 372 (3);

(c)	supplement the information registered in its central securities register under section 111 (1) by registering in its central securities register

(i)	the shares of the company that were held by shareholders of the company on its restoration, and, with respect to those shares,

(A)	the name and last known address of each of those shareholders,

(B)	the class, and any series, of those shares, and

(C)	the number of those shares held by each of those shareholders, and

(ii)	without limiting subparagraph (i) of this paragraph, if, despite the dissolution of the company, shares had been issued or transferred after dissolution and before restoration, those shares, and, with respect to those shares,

(A)	the name and last known address of each person to whom those shares were issued or transferred during that period,

(B)	the class, and any series, of those shares,

(C)	the number of those shares held by each person referred to in clause (A) during that period,

(D)	in the case of any of those shares issued during that period, the date and particulars of each such issue, and

(E)	in the case of any of those shares transferred during that period, the date and particulars of each such transfer.

(2)	In addition to any alterations that a pre-existing company is required to make to its articles under subsection (1) (b) of this section, the company may, with those alterations, make other alterations to its articles, in accordance with section 259 (1), so long as those other alterations are not inconsistent with the information that, under section 371 (2) (b), is included in the notice of articles contained in the post-restoration transition application.

(3)	A resolution to make the other alterations referred to in subsection (2) of this section must state that those alterations do not take effect until the notice of articles contained in the post-restoration transition application takes effect.

Post-restoration transition application

371	(1)	A pre-existing company must not submit a post-restoration transition application to the registrar for filing under this Division until

(a)	the company has been authorized to do so by a directors' resolution or an ordinary resolution,

(b)	if it is necessary to alter the articles to ensure that those articles comply with section 372 (3), the resolution required under section 372 (1) is received for deposit at the company's records office,

(c)	if the company intends to alter its articles under section 370 (2), the resolution required under section 259 (1) to make those alterations is received for deposit at the company's records office, and

(d)	there has been filed with the registrar all records necessary to ensure that the information in the corporate register respecting the directors of the company is, immediately before the post-restoration transition application is submitted to the registrar for filing, correct.

(2)	The pre-existing company must ensure that the post-restoration transition application that is filed with the registrar under section 370 (1) (a)

(a)	is in the form established by the registrar, and

(b)	contains a notice of articles that

(i)	sets out the name and prescribed address of each individual who was, immediately before the time of the filing, a director of the company,

(i.1)	sets out the mailing address and delivery address of the office that was, immediately before the time of the filing, the registered office of the company,

(i.2)	sets out the mailing address and delivery address of the office that was, immediately before the time of the filing, the records office of the company,

(ii)	sets out, as the name of the company, the name that the company had immediately before the time of the filing, and sets out, in the prescribed manner, any translation of that name that the company intends to use outside Canada,

(iii)	includes all of the information required to comply with section 11 (g) that was contained in the company's memorandum or articles immediately before the time of the filing,

(iv)	sets out, in respect of each class and series of shares, whether there are special rights or restrictions attached to the shares of that class or series,

(v)	indicates that the Pre-existing Company Provisions apply to the company, and

(vi)	does not contain any other information.

(3)	No post-restoration transition application filed with the registrar under section 370 (1) (a) is invalid merely because subsection (1) of this section has not been complied with.

(4)	After a post-restoration transition application for a pre-existing company is filed with the registrar under section 370 (1) (a), the registrar must, if requested to do so, furnish to the company a certified copy of that application and a certified copy of the notice of articles.

Alteration to articles of restored company

372	(1)	Subject to subsection (2), a pre-existing company may alter its articles under section 370 (1) (b) by a directors' resolution or an ordinary resolution.

(2)	The resolution referred to in subsection (1) of this section must state that the alteration to the articles does not take effect until the notice of articles contained in the post-restoration transition application takes effect.

(3)	For the purposes of section 370 (1) (b), the pre-existing company must

(a)	[Repealed 2003-70-76.]

(b)	alter its articles if and to the extent necessary to ensure that those articles include each provision, other than prescribed provisions, that was contained, or was deemed under section 364 (2) or under a former Companies Act to be contained, in the company's memorandum immediately before the time of the filing of the post-restoration transition application and that is not included in its notice of articles under section 371 (2) (b),

(c)	alter its articles if and to the extent necessary to remove from them any information that is inconsistent with the information that, under section 371 (2) (b), is included in the notice of articles contained in the post-restoration transition application, and

(d)	if the company is a company to which section 364 (3) applies, alter its articles to include the Statutory Reporting Company Provisions.

(4)	In addition to effecting the alterations referred to in subsection (3), the pre-existing company must ensure that its articles comply with section 12 (1) (b) and (c) and (2) (c) and, for that purpose, any individual may make the changes to the articles that are necessary to ensure that those articles comply with those provisions, whether or not there has been any resolution to direct or authorize those changes.

Timing and effect of post-restoration transition

373	(1)	The notice of articles contained in the post-restoration transition application and any alteration to the articles made under this Division take effect on the date and time that the post-restoration transition application is filed with the registrar.

(2)	Despite any wording to the contrary in a security agreement or other record, the filing of a post-restoration transition application in accordance with section 370 (1) (a), an alteration to the articles in accordance with section 370 (1) (b) and a change to the articles in accordance with section 372 (4) do not constitute a breach or contravention of, or a default under, the security agreement or other record, and are deemed for the purposes of the security agreement or other record not to be an alteration to the charter of the pre-existing company.

(3)	On compliance by a pre-existing company with section 370 (1) (a) and (b), the memorandum of the company ceases to have any further force or effect.

(4)	On the filing of a post-restoration transition application for a pre-existing company under section 370 (1) (a), the registrar may treat the company's memorandum as having no further force or effect.

Part 11 — Extraprovincial Companies

Division 1 — Registration

Definitions

374	In this Part:

"director" has the same meaning as in paragraph (b) of the definition of "director" in section 1 (1) and, when used in relation to a foreign entity, or an extraprovincial company, that is a limited liability company, means a manager of the limited liability company;

"shareholder", when used in relation to a foreign entity, or an extraprovincial company, that is a limited liability company, means a member of the limited liability company.

Foreign entities required to be registered

375	(1)	A foreign entity must register as an extraprovincial company in accordance with this Act within 2 months after the foreign entity begins to carry on business in British Columbia.

(2)	For the purposes of this Act and subject to subsection (3), a foreign entity is deemed to carry on business in British Columbia if

(a)	its name, or any name under which it carries on business, is listed in a telephone directory

(i)	for any part of British Columbia, and

(ii)	in which an address or telephone number in British Columbia is given for the foreign entity,

(b)	its name, or any name under which it carries on business, appears or is announced in any advertisement in which an address or telephone number in British Columbia is given for the foreign entity,

(c)	it has, in British Columbia,

(i)	a resident agent, or

(ii)	a warehouse, office or place of business, or

(d)	it otherwise carries on business in British Columbia.

(3)	A foreign entity does not carry on business in British Columbia

(a)	if it is a bank,

(b)	if its only business in British Columbia is constructing and operating a railway, or

(c)	merely because it has an interest as a limited partner in a limited partnership carrying on business in British Columbia.

(4)	A foreign entity need not be registered under this Act or comply with this Part other than subsection (5) of this section, and may carry on business in British Columbia as if it were registered under this Act, if

(a)	the principal business of the foreign entity consists of the operation of one or more ships, and

(b)	the foreign entity does not maintain in British Columbia a warehouse, office or place of business under its own control or under the control of a person on behalf of the foreign entity.

(5)	Every person who is a resident agent or representative of a foreign entity referred to in subsection (4) must file with the registrar

(a)	a notice of agency in the form established by the registrar stating

(i)	the name of the foreign entity,

(ii)	the chief place of business of the foreign entity outside British Columbia, and

(iii)	particulars of the person's agency, and

(b)	a notice of change of agency in the form established by the registrar identifying any change in that name, chief place of business or agency.

(6)	Sections 27 (1), 384 and 385 apply to a foreign entity referred to in subsection (4) as if it were an extraprovincial company.

Application for registration

376	(1)	To apply to register as an extraprovincial company under this Act, a foreign entity must provide to the registrar the records and information the registrar may require and must

(a)	reserve its name or an assumed name under section 22 or 26, as the case may be,

(b)	appoint one or more attorneys if required under section 386, and

(c)	submit to the registrar for filing

(i)	a registration statement, and

(ii)	any other records the registrar may require.

(2)	Subsection (1) (a) of this section does not apply to a federal corporation.

(3)	The registration statement referred to in subsection (1) (c) (i) must

(a)	be in the form established by the registrar,

(b)	set out,

(i)	if the foreign entity is a federal corporation, the name of the federal corporation,

(ii)	if the name of the foreign entity is reserved under section 22, the reserved name and the reservation number given for it, or

(iii)	for a foreign entity to which section 26 applies, the name of the foreign entity and the assumed name reserved for it under section 26 and the reservation number given for it,

(c)	set out the foreign entity's jurisdiction,

(d)	set out the most recent of the following dates:

(i)	the date on which the foreign entity was incorporated or organized, as the case may be;

(ii)	the date on which the foreign entity was continued or otherwise transferred by a similar process into a foreign jurisdiction;

(iii)	if the foreign entity resulted from an amalgamation or a similar process, the date of that amalgamation or similar process,

(e)	set out any incorporation, continuation, amalgamation or other identifying number or designation given to the foreign entity by the foreign entity's jurisdiction,

(f)	set out the mailing address and the delivery address of the head office of the foreign entity, whether or not the head office is in British Columbia, and

(g)	set out, for each person, if any, appointed as an attorney by the foreign entity,

(i)	the full name of the attorney, and

(ii)	the mailing address and the delivery address of the attorney in accordance with section 386 (3).

(4)	At any time, before or after a foreign entity is registered as an extraprovincial company, the registrar may order the foreign entity to provide to the registrar, within the time required by the registrar, proof satisfactory to the registrar of the foreign entity's status in the foreign entity's jurisdiction.

Registration as an extraprovincial company

377	(1)	After a foreign entity complies with section 376 to the satisfaction of the registrar, the registrar must, if the foreign entity is a federal corporation, and may, in any other case,

(a)	file the registration statement, and

(b)	register the foreign entity as an extraprovincial company.

(2)	After a foreign entity is registered as an extraprovincial company under subsection (1) of this section, the registrar must

(a)	issue a certificate of registration showing

(i)	the name and any assumed name for the extraprovincial company,

(ii)	its registration number, and

(iii)	the date and time of its registration,

(b)	furnish to the extraprovincial company that certificate and a copy of the registration statement,

(c)	furnish a copy of the registration statement to each attorney referred to in the registration statement who has not been furnished with a copy of that record under paragraph (b), and

(d)	publish in the prescribed manner a notice of the registration.

Effect of registration

378	(1)	Whether or not the requirements precedent and incidental to registration of a foreign entity as an extraprovincial company have been complied with, a notation in the corporate register that a foreign entity has been registered as an extraprovincial company is conclusive evidence for the purposes of this Act and for all other purposes that the foreign entity has been duly registered as an extraprovincial company on the date shown and the time, if any, shown in the corporate register.

(2)	Subject to the provisions of this Act, to the laws of British Columbia and to the laws of any other jurisdiction that are or may be applicable to it, an extraprovincial company may, for the purpose of carrying on business in British Columbia, exercise in British Columbia the powers contained in or permitted by its charter or similar record.

(3)	Registration of a foreign entity as an extraprovincial company does not entitle the foreign entity to do either of the following:

(a)	carry on any business or exercise any power that its charter or similar record restricts it from carrying on or exercising;

(b)	exercise any of its powers in a manner inconsistent with those restrictions in its charter or similar record.

(4)	No act of a foreign entity that carries on business in British Columbia, including a transfer of property, rights or interests to it or by it, is invalid merely because

(a)	the act is described in subsection (3) (a) or (b) or contravenes section 422 (7), or

(b)	the foreign entity was not, at the time of that act, registered as an extraprovincial company.

Amalgamation of extraprovincial company

379	(1)	If a foreign entity that is registered as an extraprovincial company is a party to an amalgamation or similar process other than one that results in a company, there must be provided to the registrar the records and information the registrar may require, and there must be filed with the registrar, within 2 months after the effective date of the amalgamation or similar process,

(a)	a notice of amalgamation of extraprovincial company that complies with subsection (2), and

(b)	any other records the registrar may require.

(2)	A notice of amalgamation of extraprovincial company must be in the form established by the registrar and must set out

(a)	the name of the amalgamated extraprovincial company if the amalgamated extraprovincial company

(i)	has adopted as its name the name of one of the amalgamating extraprovincial companies, or

(ii)	is a federal corporation,

(b)	if paragraph (a) does not apply, the name reserved for the amalgamated extraprovincial company under section 22 and the reservation number given for it, or

(c)	if paragraphs (a) and (b) of this subsection do not apply but section 26 applies, the name of the foreign entity, the assumed name reserved for it under section 26 and the reservation number given for that assumed name.

(3)	After the notice of amalgamation of extraprovincial company is filed with the registrar, the registrar must

(a)	issue a certificate of registration showing

(i)	the name and any assumed name for the amalgamated extraprovincial company,

(ii)	its registration number and the date and time of its registration, and

(iii)	the date, and the time, if any, shown for the amalgamation or similar process on the notice of amalgamation of extraprovincial company,

(b)	furnish to the amalgamated extraprovincial company the certificate referred to in paragraph (a) and a copy of the notice of amalgamation of extraprovincial company,

(c)	furnish a copy of the notice of amalgamation of extraprovincial company to each attorney of the amalgamated extraprovincial company who has not been furnished with a copy of that record under paragraph (b), and

(d)	publish in the prescribed manner a notice of the amalgamation or similar process.

(4)	From the time of the amalgamation or similar process, the amalgamated extraprovincial company is seized of and holds and possesses all land of the amalgamating entities that is located in British Columbia.

(5)	At any time, before or after a certificate of registration is issued under subsection (3), the registrar may order the amalgamated foreign entity to provide to the registrar, within the time required by the registrar, proof satisfactory to the registrar of the foreign entity's status in the foreign entity's jurisdiction.

Extraprovincial companies to file annual report

380	(1)	Subject to section 411 (2), an extraprovincial company must file with the registrar an annual report in the form established by the registrar,

(a)	unless another date has been prescribed under paragraph (b) of this section, within 2 months after each anniversary of the date of its registration as an extraprovincial company, or

(b)	if another date has been prescribed, within 2 months after each anniversary of that prescribed date.

(2)	An annual report filed under subsection (1) must contain information that was correct as of the most recent applicable anniversary.

Extraprovincial companies to notify registrar of changes

381	(1)	An extraprovincial company must file with the registrar a notice of change respecting extraprovincial company in respect of any change that renders incorrect or incomplete any of the information shown in the corporate register with respect to the extraprovincial company.

(2)	A notice of change respecting extraprovincial company required by subsection (1) must be

(a)	in the form established by the registrar, and

(b)	submitted to the registrar for filing promptly after the occurrence of the change in respect of which the notice is filed.

Change of name of extraprovincial companies

382	(1)	If a foreign entity that is registered as an extraprovincial company changes its name, the extraprovincial company must provide to the registrar the records and information the registrar may require and must

(a)	file with the registrar

(i)	a notice of change of name of extraprovincial company in the form established by the registrar, and

(ii)	any other records the registrar may require, and

(b)	before filing those records,

(i)	if it wishes to carry on business in British Columbia under its new name, reserve its new name under section 22, or

(ii)	if its new name contravenes any of the prescribed requirements or any of the other requirements set out in Division 2 of Part 2 and the extraprovincial company does not have an assumed name under which it intends to continue to carry on business in British Columbia, adopt an assumed name.

(2)	If an extraprovincial company wishes to adopt an assumed name under subsection (1) (b) (ii) of this section or in response to an order of the registrar under section 28 (2), section 26 applies.

(3)	After the notice of change of name of extraprovincial company is filed with the registrar, the registrar must

(a)	issue and furnish to the extraprovincial company a certificate showing

(i)	the change of name, and

(ii)	the assumed name, if any, under which the extraprovincial company is to carry on business in British Columbia, and

(b)	publish in the prescribed manner a notice of the change of name.

(4)	Subsection (1) (b) does not apply to a federal corporation.

(5)	At any time, before or after a certificate is issued under subsection (3) (a), the registrar may order the foreign entity to provide to the registrar, within the time required by the registrar, proof satisfactory to the registrar of the foreign entity's status in the foreign entity's jurisdiction.

Cancellation or change of assumed name of extraprovincial company

383	(1)	An extraprovincial company that has adopted an assumed name under this Act may, by providing to the registrar the records and information the registrar may require and by filing with the registrar a notice of change of assumed name in the form established by the registrar and any other records the registrar may require,

(a)	if the extraprovincial company reserves its own name under section 22, cancel its assumed name and carry on business in British Columbia under its own name, or

(b)	change its assumed name and carry on business in British Columbia under the new assumed name.

(2)	If an extraprovincial company wishes to change an assumed name under subsection (1) (b) of this section, section 26 applies.

(3)	After an extraprovincial company cancels or changes its assumed name in accordance with this section, the registrar must

(a)	issue and furnish to the extraprovincial company a certificate showing the cancellation or change of the assumed name, and

(b)	publish in the prescribed manner a notice of the cancellation or change of the assumed name.

Liability if name of extraprovincial company not displayed

384	(1)	A director or officer of an extraprovincial company who knowingly permits the extraprovincial company to contravene section 27 (1) (a), (b) or (c) is personally liable to indemnify any of the following persons who suffer loss or damage as a result of being misled by that contravention:

(a)	a purchaser of goods or services from the extraprovincial company;

(b)	a supplier of goods or services to the extraprovincial company;

(c)	a person holding a security of the extraprovincial company.

(2)	A director or officer of an extraprovincial company who issues or authorizes the issue of any instrument referred to in section 27 (1) (d) that does not display the name or assumed name, as the case may be, of the extraprovincial company is personally liable to the person holding that instrument for the amount of it, unless it is duly paid by the extraprovincial company.

Enforcement of duty to file records

385	(1)	If an extraprovincial company or its receiver, receiver manager or liquidator has failed to file with the registrar any record required to be filed with the registrar under this Act, any director, shareholder or creditor of the extraprovincial company may provide, to the person required to submit the record to the registrar for filing, notice requiring that person to file the record with the registrar.

(2)	If the person required to file a record with the registrar under subsection (1) fails to file the record with the registrar within 14 days after receipt of the notice referred to in subsection (1), the court may, on the application of any director, shareholder or creditor of the extraprovincial company,

(a)	order the person to file the record with the registrar within the time the court directs, and

(b)	direct that the costs of and incidental to the application be paid by the extraprovincial company, by any director or officer of the extraprovincial company or by any other person the court considers appropriate.

(3)	Neither the making of an order by the court under this section nor compliance with such an order relieves a person from any other liability.

Division 2 — Attorneys for Extraprovincial Companies

Attorneys to be appointed

386	(1)	An extraprovincial company must ensure that

(a)	it has one or more attorneys, or

(b)	under its charter or similar record, its head office is in British Columbia, in which case it may have one or more attorneys.

(2)	For the purposes of this Division, each attorney for an extraprovincial company must be

(a)	an individual who is resident in British Columbia, or

(b)	a company.

(3)	The mailing address and the delivery address of an attorney must be,

(a)	in the case of an attorney that is an individual, the mailing address and the delivery address of the office in British Columbia at which the individual can usually be reached during statutory business hours, or

(b)	in the case of an attorney that is a company, the mailing address and the delivery address of that company's registered office.

First attorneys

387	If the registration statement filed with the registrar to register a foreign entity as an extraprovincial company identifies one or more attorneys, the extraprovincial company has those persons as its first attorneys, and the mailing addresses and delivery addresses for those attorneys are the mailing addresses and delivery addresses respectively set out for those attorneys on the registration statement.

Authorization of attorneys

388	Each attorney for an extraprovincial company is deemed to be authorized by the extraprovincial company

(a)	to accept service of process on its behalf in each legal proceeding by or against it in British Columbia, and

(b)	to receive each notice to it.

Appointment of attorneys

389	(1)	An extraprovincial company may, after its registration statement has been filed with the registrar, appoint one or more persons as attorneys and must, after that appointment, file with the registrar a notice of appointment of attorney in the form established by the registrar for each attorney so appointed.

(2)	A notice of appointment of attorney filed with the registrar under subsection (1) must set out

(a)	the full name of each attorney, and

(b)	the mailing address and the delivery address of each attorney in accordance with section 386 (3).

(3)	A person specified in a notice of appointment of attorney filed with the registrar under subsection (1) of this section becomes an attorney for the appointing extraprovincial company

(a)	on the date and time that the notice of appointment of attorney is filed with the registrar, or

(b)	subject to sections 390 and 410, if the notice of appointment of attorney specifies a date, or a date and time, on which the appointment of the attorney is to take effect that is later than the date and time on which the notice of appointment of attorney is filed with the registrar,

(i)	on the specified date and time, or

(ii)	if no time is specified, at the beginning of the specified date.

(4)	After a person becomes an attorney for an extraprovincial company under subsection (3) of this section, the registrar must furnish to the attorney confirmation of the appointment.

Withdrawal of appointment

390	At any time after a notice of appointment of attorney is filed with the registrar under section 389 and before the appointment takes effect, the extraprovincial company in respect of which the filing was made or any other person who appears to the registrar to be an appropriate person to do so may withdraw the notice of appointment of attorney by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the notice of appointment of attorney.

Change of address of attorneys

391	(1)	If there is to be a change to one or both of the mailing address and the delivery address of an attorney for an extraprovincial company, the extraprovincial company or the attorney may, before that change occurs, file with the registrar a notice of change of address of attorney in the form established by the registrar.

(2)	If there is a change to one or both of the mailing address and the delivery address of an attorney for an extraprovincial company and if a notice of change of address reflecting that change was not filed under subsection (1) before that change occurred, promptly after that change occurs, the extraprovincial company or the attorney must file with the registrar a notice of change of address of attorney in the form established by the registrar.

(3)	If the notice of change of address of attorney is submitted to the registrar for filing by an attorney, the attorney must mail a copy of the completed notice of change of address of attorney to the head office of the extraprovincial company.

(4)	The change of address reflected in the notice of change of address of attorney filed with the registrar under subsection (1) or (2) takes effect,

(a)	subject to section 392, at the beginning of the day following the date on which the notice of change of address of attorney is filed with the registrar, or

(b)	subject to sections 392 and 410, if the notice of change of address of attorney specifies a date on which the change of address is to take effect that is later than the day following the date on which the notice is filed with the registrar, at the beginning of the specified date.

Withdrawal of notice of change of address

392	At any time after a notice of change of address of attorney is filed with the registrar under section 391 and before the change of address takes effect, the attorney or extraprovincial company in respect of which the filing was made or any other person who appears to the registrar to be an appropriate person to do so may withdraw the notice of change of address of attorney by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the notice of change of address of attorney.

Revocation of appointments of attorneys

393	(1)	Subject to section 386 (1), an extraprovincial company may revoke the appointment of an attorney by filing with the registrar a notice of revocation of appointment of attorney in the form established by the registrar.

(2)	Subject to subsection (3) of this section, a revocation referred to in a notice of revocation of appointment of attorney takes effect to terminate the appointment of the attorney referred to in that record,

(a)	subject to section 394, at the beginning of the day following the date on which the notice of revocation of appointment of attorney is filed with the registrar, or

(b)	subject to sections 394 and 410, if the notice of revocation of appointment of attorney specifies a date on which the revocation is to take effect that is later than the day following the date on which the notice is filed with the registrar, at the beginning of the specified date.

(3)	A revocation of the appointment of an attorney does not take effect unless and until the extraprovincial company complies with section 386.

(4)	After a revocation of the appointment of an attorney takes effect, the registrar must furnish confirmation of the revocation of appointment to the person whose appointment has been revoked.

Withdrawal of revocation of appointment

394	At any time after a notice of revocation of appointment of attorney is filed with the registrar under section 393 and before the revocation takes effect, the extraprovincial company in respect of which the filing was made or any other person who appears to the registrar to be an appropriate person to do so may withdraw the notice of revocation of appointment of attorney by filing with the registrar a notice of withdrawal in the form established by the registrar identifying the notice of revocation of appointment of attorney.

Resignations of attorneys

395	(1)	An attorney for an extraprovincial company who intends to resign must

(a)	provide a written resignation to the extraprovincial company at its head office at least 2 months before the date on which the resignation is to take effect, and

(b)	promptly after complying with paragraph (a), submit to the registrar for filing a notice of resignation of attorney in the form established by the registrar.

(2)	After receiving a notice of resignation of attorney under subsection (1) (b), the registrar must file that notice.

(3)	An extraprovincial company that receives a resignation under subsection (1) (a) must, within the period of time specified in that resignation, comply with section 386.

(4)	An attorney who files a notice of resignation of attorney with the registrar under subsection (1) of this section ceases to be an attorney for the extraprovincial company on the later of

(a)	the beginning of the day that is 2 months and one day after the date on which the notice of resignation of attorney was filed with the registrar, and

(b)	the beginning of the date specified by the notice of resignation of attorney as the effective date for the resignation.

(5)	Despite subsection (4), if, under section 393, the extraprovincial company revokes the appointment of a person who has filed a notice of resignation of attorney with the registrar and that revocation takes effect before the date on which the resignation would be effective under subsection (4) of this section, the person ceases to be an attorney when the revocation takes effect.

Obligation to maintain head office or attorney

396	If an event occurs or any action is taken that results in an extraprovincial company ceasing to comply with section 386, the extraprovincial company must, promptly after the event or action, comply with section 386.

Division 3 — Cancellation of Registration of Extraprovincial Companies

Registrar may cancel registration of defunct extraprovincial companies

397	The registrar must cancel the registration of a foreign entity as an extraprovincial company if

(a)	there is filed with the registrar a notice, from the person in the foreign entity's jurisdiction whose role in that jurisdiction is similar to the role of the registrar in British Columbia, that the foreign entity has ceased to exist, or

(b)	the foreign entity files with the registrar a notice of ceasing to carry on business in British Columbia in the form established by the registrar, stating that the foreign entity has ceased to carry on business in British Columbia.

Lieutenant Governor in Council may cancel registration of extraprovincial companies

398	(1)	The Lieutenant Governor in Council may cancel the registration of a foreign entity as an extraprovincial company.

(2)	The Lieutenant Governor in Council may restore the registration of a foreign entity that has had its registration as an extraprovincial company cancelled.

(3)	This section does not apply to a federal corporation.

Registrar's duties on cancellation of registration

399	After a foreign entity's registration as an extraprovincial company is cancelled under section 397, 398 or 422, the registrar must publish in the prescribed manner a notice of the cancellation.

Division 4 — Designated Provinces and Extraprovincial Companies from Designated Provinces

Definitions

399.1	In this Division:

"designated province" means a province designated by the Lieutenant Governor in Council for the purposes of this Division under section 399.2 (1);

"extraprovincial registrar" means a person in a designated province who holds a position that is equivalent to the registrar.

Power to make regulations

399.2	(1)	The Lieutenant Governor in Council may by regulation designate a province for the purposes of this Division.

(2)	Without limiting any other authority of the Lieutenant Governor in Council to make regulations under this Act, the Lieutenant Governor in Council may, in relation to foreign entities from a designated province or foreign entities from a designated province that are registered as extraprovincial companies, make regulations as follows:

(a)	respecting the filings that must be made by foreign entities or extraprovincial companies;

(b)	respecting registration of foreign entities as extraprovincial companies or as amalgamated extraprovincial companies and cancellation of registration of foreign entities as extraprovincial companies;

(c)	respecting reinstatement by the registrar of registration of foreign entities as extraprovincial companies;

(d)	respecting liquidation, receivership and dissolution of foreign entities registered as extraprovincial companies;

(e)	respecting changes to information on the corporate register that relates to extraprovincial companies;

(f)	respecting changes of name of foreign entities registered as extraprovincial companies and cancellations or changes of assumed name of foreign entities registered as extraprovincial companies;

(g)	respecting the head office of a foreign entity registered as an extraprovincial company and attorneys of extraprovincial companies;

(h)	respecting the form or manner in which the registrar may accept records, filings, applications, information, forms, notices and fees

(i)	in matters governed under this section,

(ii)	in respect of foreign entities from a designated province, and

(iii)	in respect of foreign entities from a designated province that are registered as extraprovincial companies;

(i)	exempting foreign entities or extraprovincial companies from a provision of this Act or from a provision of a regulation made under another section of this Act;

(j)	disapplying a provision of this Act or a provision of a regulation made under another section of this Act in respect of foreign entities or extraprovincial companies.

(3)	Without limiting any other authority of the Lieutenant Governor in Council to make regulations under this Act, the Lieutenant Governor in Council may make regulations as follows:

(a)	setting out the powers and duties of the registrar in relation to

(i)	matters governed by regulations made under this section,

(ii)	foreign entities from a designated province, and

(iii)	foreign entities from a designated province that are registered as extraprovincial companies;

(b)	in relation to companies, respecting the form or manner in which the registrar may collect and transmit records, filings, applications, information, forms, notices and fees to or for an extraprovincial registrar.

(4)	A regulation under subsection (2) or (3) may

(a)	require that a form be one established by the registrar or allow a form to be one established by the registrar, and

(b)	confer a discretion on, or delegate a matter to, the registrar.

(5)	If there is a conflict or an inconsistency between a regulation made under this section and a provision of this Act or a provision of a regulation made under another section of this Act, the regulation made under this section prevails.

Registrar may enter into agreement

399.3	The registrar may enter into an agreement with an extraprovincial registrar in relation to companies recognized under this Act, foreign entities from the designated province and foreign entities from the designated province that are registered as extraprovincial companies, to address the following matters:

(a)	the collection by the extraprovincial registrar of records, filings, applications, forms, notices, fees or information required under this Act;

(b)	the collection by the registrar of records, filings, applications, forms, notices, fees or information required under an enactment similar to this Act;

(c)	the transmission of the matters referred to in paragraphs (a) and (b) from the extraprovincial registrar to the registrar and from the registrar to the extraprovincial registrar;

(d)	the powers and duties of the registrar and the extraprovincial registrar in relation to a matter referred to in paragraph (a), (b), (c) or (e);

(e)	any related matter that the registrar determines is appropriately included in the agreement.

Part 12 — Administration

Division 1 — Office of Registrar

Appointment of registrar and staff

400	A Registrar of Companies, and the officers and employees necessary to enable the registrar to perform the registrar's duties, must be appointed in accordance with the Public Service Act.

Seal of office

401	The registrar may have a seal of office for use in the performance of the registrar's duties.

Registrar may suspend services and functions

402	(1)	Despite this Act or any other enactment, if the registrar is of the opinion that it is, was or will be impracticable to provide or perform one or more of the registrar's services or functions for any period, the registrar may suspend, for that period, any or all of the services provided or functions performed by the registrar, including

(a)	filing, issuing or furnishing any records, and

(b)	allowing searches or inspections of any records filed with the registrar.

(2)	A suspension under subsection (1) may precede, follow or be made during the period in relation to which the suspension is ordered.

(3)	Despite this Act or any other enactment, if the registrar is satisfied that but for a suspension under subsection (1) of one or more of the services provided or functions performed by the registrar, a record submitted to the registrar would have been received by the registrar on, or filed with the registrar on, a date and time within the suspension period,

(a)	the registrar may accept the record as if it were received on, or may date the filing of the record as of, that date and time, and

(b)	the date and time referred to in paragraph (a) of this subsection is deemed for all purposes to be the date and time on which the record was received by or filed with the registrar, as the case may be.

Service of records on registrar

403	A record may be served on the registrar by leaving it at the office of the registrar or by mailing it by registered mail to the registrar's office.

Examination of registrar

404	(1)	Despite any subpoena, order or summons issued from a court in British Columbia and whether or not that subpoena, order or summons is directed to the registrar personally or in the registrar's official capacity, the registrar is not bound, in the registrar's official capacity,

(a)	to attend as a witness for examination, or

(b)	to produce any record kept or filed with the registrar under this Act or any other enactment.

(2)	Despite subsection (1), the registrar may be examined and required to produce records, under a commission or otherwise, at the registrar's office.

Repealed

405	[Repealed 2003-70-83.]

Appeal to court

406	(1)	In this section, "decision" means a direction, decision, order, ruling or refusal of the registrar under this Act or any other enactment.

(2)	Subject to subsection (3), a person affected by a decision may appeal the decision to the Supreme Court.

(3)	No appeal lies under this section in respect of an order of the registrar under section 29 (5).

(4)	The registrar is a party to an appeal of a decision to the Supreme Court.

(5)	An appeal under subsection (2) is an appeal on the record.

(6)	For the purposes of subsection (5), the record consists of the following:

(a)	the record of oral evidence, if any, before the registrar;

(b)	copies or originals of documentary evidence before the registrar;

(c)	other things received as evidence by the registrar;

(d)	the decision;

(e)	the written reasons for the decision, if any.

(7)	An appeal under subsection (2) must be commenced not more than 30 days after the earlier of the following:

(a)	the furnishing to the appellant of a notice of the decision to be appealed;

(b)	actual notice to the appellant of the decision to be appealed.

Not in force

406.1	[Not in force.]

Authentication of individual

406.2	(1)	The registrar may require that, at the time an individual attempts to access services or functions of the registrar, the individual be authenticated in the prescribed manner.

Division 2 — Records Filed with or Issued by the Registrar

Means of filing

407	A record required or permitted, by this Act or any other enactment, to be filed with the registrar

(a)	must be submitted to the registrar for filing in the prescribed manner,

(b)	must, in the opinion of the registrar, be legible and suitable for photographing or for electronic or digital imaging or storage, and

(c)	must be in the English language or be filed with an English translation verified in a manner satisfactory to the registrar.

Filing of records

408	(1)	Subject to section 402 (3), a record, other than a court order referred to in subsection (1.01) of this section, is filed with the registrar when the registrar

(a)	is satisfied that the record and the information contained in it appear to meet the applicable requirements, and

(b)	accepts the record and includes in the corporate register or in any other register kept by the registrar the information contained in the record.

(1.01)	A person may file with the registrar a court order that affects information recorded in the corporate register or in any other register kept by the registrar.

(1.1)	Any notice, application or other record that, under this Act or any other enactment, may or must be submitted for filing with the registrar or provided to the registrar must be submitted or provided in a form and with the contents satisfactory to the registrar.

(1.2)	The registrar may establish different forms for use by different classes of corporations or limited liability companies.

(2)	Despite this Act or any other enactment, the registrar may refuse to file a record submitted to the registrar for filing if, in the opinion of the registrar,

(a)	the record has not been duly completed by reason of any omission or misdescription,

(b)	the record does not comply with one or more of the applicable requirements,

(c)	the record contains any error, alteration or erasure, or

(d)	another record that, under this Act or any other enactment, must be provided to the registrar, or submitted to the registrar for filing, in conjunction with the record submitted for filing has not yet been provided or submitted for filing.

(3)	Nothing in this section or any other enactment requires the registrar to ensure that a record filed with the registrar, or the information contained in it, meets the applicable requirements.

(4)	In this section, "applicable requirements" means,

(a)	in the case of a record being submitted for filing under this Act, the requirements under this Act, or

(b)	in the case of a record being submitted for filing under another enactment, the requirements under

(i)	that enactment, and

(ii)	this Part.

Future dated filing of records

409	(1)	In this section, "future dated filing" means a record, referred to in section 410 (1) (b), that specifies a date or a date and time on which the record is to take effect that is later than the date and time on which the record is filed.

(2)	Once a future dated filing is made in relation to a corporation or a limited liability company, the registrar is not to file any other record in relation to the corporation or limited liability company until that future dated filing has taken effect, except that,

(a)	if the record is or includes a copy of an entered court order, the registrar is to withdraw the future dated filing and file the record, or

(b)	if the record is a notice of withdrawal of the future dated filing, the registrar may file the notice of withdrawal and withdraw the future dated filing.

(3)	Nothing in this section removes from a corporation or a limited liability company the obligation to make any filing it is obliged to make with the registrar under this Act or any other enactment.

(4)	Despite this Act or any other enactment, if, before a future dated filing affecting a corporation takes effect, the corporation is dissolved or its registration is cancelled, the future dated filing is deemed to be withdrawn when the corporation is dissolved or its registration is cancelled.

Limitation on future dated filings

410	(1)	A record submitted for filing to the registrar must not specify a date, or a date and time, on which the record is to take effect that is later than the date and time on which the record is filed with the registrar unless the record is

(a)	a notice of resignation of attorney referred to in section 395, or

(b)	a record of a class of records that has been prescribed for that purpose.

(2)	A record of a class of records prescribed under subsection (1) (b) must not specify a date or a date and time that is more than 10 days later than the date and time on which the record is filed.

Default of filing

411	(1)	If a record is, under this Act or any other enactment, required to be filed with the registrar by or on behalf of a corporation or a limited liability company, the registrar may, until that record is filed with the registrar,

(a)	refuse to accept any other record submitted to the registrar for filing by or on behalf of the corporation or limited liability company, and

(b)	refuse to issue or furnish any certificate or other record to, or to the order of, the corporation or limited liability company.

(1.1)	The registrar may refuse to accept any record submitted to the registrar for filing by or on behalf of a corporation if

(a)	the corporation is a company and has not made the filings, contemplated by section 127, that would confirm that it is in compliance with section 120,or

(b)	the corporation

(i)	tendered a cheque in payment of a fee payable to the registrar and that cheque failed to clear the savings institution on which it was drawn, or

(ii)	otherwise failed to pay a fee payable to the registrar.

(1.2)	Despite subsection (1.1) (a) but without limiting subsections (1) and (1.1) (b), the registrar must not, in the circumstances referred to in subsection (1.1) (a), refuse to accept

(a)	a filing contemplated by section 127, or

(b)	a filing under section 316 or 343.

(2)	A corporation or limited liability company that has not filed with the registrar one or more annual reports under the Company Act, 1996 must remedy that default before filing with the registrar any other annual report under this Act.

(3)	Nothing in this section removes from a corporation or limited liability company the obligation to make any filing it is obliged to make with the registrar under this Act or any other enactment.

Maintenance of records filed with the registrar

412	(1)	If a record is filed with the registrar under this Act or any other enactment or is otherwise maintained by the registrar, the registrar may have that record photographed, stored in electronic or digital form or reproduced in any other prescribed manner.

(2)	If the information contained in a record filed with or otherwise maintained by the registrar in paper form under this Act or any other enactment is converted into another form under subsection (1),

(a)	the registrar may destroy the paper form record, and

(b)	the photograph, stored record or reproduction is, for all purposes of the corporate register or any other register kept by the registrar and the office of the registrar, deemed to be the record photographed, stored or reproduced.

(3)	If records are filed with or otherwise maintained by the registrar otherwise than in paper form,

(a)	any copies of those records that the registrar is required to furnish must be furnished

(i)	in paper form,

(ii)	by being transmitted, by electronic means, to the recipient, or

(iii)	in any other prescribed form, and

(b)	any report prepared by the registrar that consists of information reproduced from those records, if that report is certified by the registrar or by a person designated by the registrar as a signing officer, is admissible in evidence in place of and to the same extent as the original records.

Deficient filings

413	If a record in respect of which this Act or any other enactment imposes certain requirements is filed with the registrar in relation to a corporation or a limited liability company and that record does not meet all of those requirements,

(a)	the record takes effect in accordance with its terms as if it did meet all of those requirements, and

(b)	the corporation or limited liability company, on receiving an order of the registrar to do so, must

(i)	file with the registrar any records necessary to rectify or replace the deficient filing, and

(ii)	return any records required by the registrar that were furnished to the corporation or limited liability company by the registrar in relation to the deficient filing.

Correction of registers

414	(1)	The registrar may correct an error or omission in the corporate register or in any other register kept by the registrar if

(a)	the registrar is satisfied that an error or omission exists, and

(b)	the registrar is satisfied as to the true facts that ought to have been incorporated into the register.

(2)	Subsection (1) applies whether or not the error or omission was made by

(a)	a person who submitted a record to the registrar for filing, or

(b)	the registrar.

(3)	Any correction made by the registrar under this section

(a)	must be shown in the register as a correction, with the date and time of the correction noted by the registrar, and

(b)	if the correction is made to a record filed with the registrar in paper form, must be initialled by the registrar, with the date and time of the correction noted.

Validity of register

415	The legal effect of information in the corporate register or in any other register kept by the registrar is not affected merely because the registrar has received information indicating that there is an error or omission in that register.

Beginning of date

415.1	A reference in the corporate register or in any other register kept by the registrar, or in any record issued by the registrar, to a time of 12:01 a.m. on any date is for all purposes deemed to be a reference to the beginning of that date.

Inspection and copies of records

416	Any person may, in the manner and to the extent permitted by the registrar,

(a)	conduct a search of the corporate register according to

(i)	the name, translated name or incorporation number of a company,

(ii)	the name or assumed name of an extraprovincial company, or its registration number, or

(iii)	any other prescribed criteria,

(a.1)	conduct a search of any other register kept by the registrar according to

(i)	the name, incorporation number or registration number of a corporation, or

(ii)	any other prescribed criteria,

(b)	inspect a record filed with the registrar,

(c)	obtain a copy of all or any part of a record filed with the registrar, and

(d)	require that a copy of all or any part of a record filed with the registrar be certified in accordance with section 418.

Lost or destroyed records

417	If, under this Act or any other enactment, the registrar is required to provide a record on request and if, after such request, the registrar is unable to provide the record as a result of its having been lost, mislaid or destroyed, the registrar

(a)	must furnish to the person making the request, a record to that effect, and

(b)	may produce, instead of the lost, mislaid or destroyed record, whatever evidence relating to the record is available to the registrar.

Registrar may issue records

418	(1)	The following records may be issued by the registrar:

(a)	a certificate or any other certified record;

(b)	a search result;

(c)	a certified copy of a record filed with the registrar;

(d)	any other record the registrar considers appropriate.

(2)	A record referred to in subsection (1) (c) must be certified, in the prescribed manner, to be a true copy.

(3)	The registrar or a person designated as a signing officer by the registrar may sign a record referred to in this section, and that signature may be produced by any means, whether graphic, electronic, digital, mechanical or otherwise.

(4)	If, under this Act or any other enactment, a decision, notice or response of the registrar is required to be in writing, the decision, notice or response may be recorded or otherwise furnished by the registrar

(a)	on paper,

(b)	by being transmitted, by electronic means, directly to the computer of the recipient, or

(c)	by any other prescribed method.

Effect of records issued by registrar

419	(1)	A record issued under section 418 (1) is evidence of any of the matters stated in the record that relate to the corporate register or any other register kept by the registrar.

(2)	If a record is filed with the registrar, a copy of that record, certified by the registrar under section 418 (2), is admissible in evidence in place of and to the same extent as the original record.

(3)	A record purporting to be issued under section 418 may be received in evidence and, unless the contrary is shown, is deemed to have been issued by the registrar without the necessity of proving any signature or official position of the registrar or person designated as a signing officer by the registrar.

Correction of certificates and other certified records

420	(1)	If a record issued by the registrar under section 418 (1) (a) contains an error, the person to whom the record is issued must, promptly after the written request of the registrar, and in any event no later than 21 days after that request, return the record containing the error to the registrar.

(2)	Whether or not the record referred to in subsection (1) of this section is returned to the registrar, the registrar may issue a corrected record, and a record corrected under this section must set out the date of issue of the record it replaces.

No constructive notice

421	No person is affected by or is deemed to have notice or knowledge of the contents of a record concerning a corporation or limited liability company merely because the record has been filed with the registrar or is available for examination at an office of the corporation or limited liability company.

Division 3 — Powers of Dissolution and Cancellation

Dissolutions and cancellations of registration by registrar

422	(1)	The registrar may, in accordance with this section, dissolve a company or cancel the registration of a foreign entity as an extraprovincial company if the company or extraprovincial company

(a)	fails, in each of 2 consecutive years, to file with the registrar an annual report required by this Act or a former Companies Act to be filed,

(b)	has, for a period of at least 2 years, failed to file with the registrar a record required by this Act or a former Companies Act to be filed, other than an annual report,

(c)	fails to comply with an order of the registrar, including an order to change its name or assumed name,

(d)	fails, without reasonable excuse, to return a record to the registrar within 21 days after the date of a request furnished by the registrar under section 420 (1),

(e)	tenders a cheque in payment of a fee required under section 431, which cheque fails to clear the savings institution on which it is drawn, or otherwise fails to pay a fee required under section 431,

(f)	in the case of a pre-existing company, fails to comply with section 370 or 436, as the case may be, or

(g)	in the case of an extraprovincial company, fails to comply with section 386 or breaches an undertaking given under section 26 (2).

(2)	If the registrar has reasonable cause for believing that one or more of the paragraphs of subsection (1) of this section apply to a company or an extraprovincial company, the registrar may furnish to the company or extraprovincial company a letter informing it of its default and of the powers of the registrar under this section.

(3)	The registrar may publish in the prescribed manner a notice that complies with subsection (4) unless, within one month after the date of the letter referred to in subsection (2),

(a)	the default identified in the letter is remedied, or

(b)	the registrar receives a response to the letter

(i)	that satisfies the registrar that reasonable steps are being taken to remedy the default, or

(ii)	that is otherwise satisfactory to the registrar.

(4)	A notice published by the registrar under subsection (3) must

(a)	identify the company or extraprovincial company to which the letter referred to in subsection (2) was furnished, and

(b)	state that the company may be dissolved or that the registration of the foreign entity as an extraprovincial company may be cancelled unless, within one month after the date of the publication of the notice under subsection (3),

(i)	cause to the contrary is shown,

(ii)	the company or extraprovincial company satisfies the registrar that it is not in default, that the default has been remedied or that reasonable steps are being taken to remedy the default, or

(iii)	a copy of an entered court order to the contrary is filed with the registrar.

(5)	At any time after one month after the date of publication of the notice under subsection (3) or, if an application for extension is filed under subsection (5.1), at any time after the expiry of the extended period that results from that filing, the registrar may dissolve the company or cancel the registration of the foreign entity as an extraprovincial company unless

(a)	cause to the contrary is shown,

(b)	the company or extraprovincial company has satisfied the registrar in accordance with subsection (4) (b) (ii), or

(c)	a copy of an entered court order to the contrary is filed with the registrar.

(5.1)	A company or an extraprovincial company referred to in subsection (5) may file with the registrar an application for extension in the form established by the registrar and, with that filing, the period after which the registrar may dissolve the company or cancel the registration of the foreign entity as an extraprovincial company is extended

(a)	for a period of 6 months, or

(b)	if the registrar provides written notice to the company or extraprovincial company indicating that a longer period has been allowed, for the longer period referred to in the notice.

(5.2)	Unless the registrar otherwise permits, a company or an extraprovincial company must not file more than one application for extension in relation to any one notice published under subsection (3) in relation to the company or extraprovincial company.

(6)	A company is dissolved under this section, or the registration of a foreign entity as an extraprovincial company is cancelled under this section, on the date and time recorded in the corporate register as the date and time of dissolution or cancellation.

(7)	After its registration as an extraprovincial company has been cancelled under this section, a foreign entity must cease carrying on business in British Columbia.

Lieutenant Governor in Council may cancel incorporation of company

423	The Lieutenant Governor in Council may cancel the incorporation of a company and declare it to be dissolved.

Publication of notice of dissolution

424	If a company is dissolved under section 422 or 423, the registrar must publish in the prescribed manner a notice of the dissolution.

Division 4 — Offences and Penalties

Offence Act

425	Sections 4 and 5 of the Offence Act do not apply to this Act or the regulations.

Offences

426	(1)	A person commits an offence who

(a)	contravenes section 34 (1), 42, 49 (3), 51.96 (3), 51.994 (4), 58.1 (3) or (4), 127 (1), 196, 199, 216 (2) or (4), 217, 262, 284 (7) (b), 308 (4), 327 (2), 335 or 434 (1),

(b)	contravenes section 375 (1) or 422 (7),

(c)	[Repealed 2006-12-35.]

(d)	uses a list obtained under section 93 for purposes other than the purposes referred to in section 93 (4),

(d.1)	fails to publish or post a community contribution report in accordance with section 51.96 (2) or (4), as the case may be, or publishes or posts a community contribution report that does not comply with the Act or regulations,

(d.2)	fails to publish or post a benefit report in accordance with section 51.994 (3) or (5), as the case may be, or publishes or posts a benefit report that does not comply with the Act or regulations,

(e)	publishes financial statements required under this Act that do not comply with the regulations, or

(f)	fails to comply with section 251 in any way, including

(i)	by destroying, altering or refusing to produce any accounting record or other record required under that section,

(ii)	by refusing to fully answer any question asked under section 251 (2) or otherwise failing to give any information required under section 251, or

(iii)	by, in giving the information required by that section, making a statement that the person knows or ought reasonably to know is false in a material particular, or recklessly making a statement that is false in a material particular.

(2)	A person who contravenes section 24, 27, 51.21 (3) or 51.921 (3) commits an offence.

(3)	An individual who acts as a director of a company and who, under section 124 (2), is not qualified to act as a director of a company commits an offence.

(4)	An individual who acts as an officer of a company and who, under section 141 (3), is not qualified to act as an officer of a company commits an offence.

(4.1)	A person who contravenes section 119.2 (1), 119.21 (2), 119.3, 119.31, 119.4, 119.41 or 119.61 commits an offence.

(5)	It is an offence for a person who maintains the records office for the company or, in the case of a central securities register that is kept at a location other than the company's records office, for the person who has custody or control of the company's central securities register, to refuse, without reasonable excuse,

(a)	to permit a person to inspect any record that the person is entitled to inspect and for which the appropriate fee, if any, has been tendered, or

(b)	to provide, within the meaning of section 48 (3) or 119.91 (3), to a person a copy of any record that the person is entitled to receive a copy of and for which the appropriate fee, if any, has been tendered.

(6)	It is an offence for a company or for a person who has custody or control of a central securities register to refuse, without reasonable excuse, to provide, within the meaning of section 49 (8), to a person who has submitted the appropriate records and fee, if any, under section 49 the list or lists requested by that person.

(7)	It is an offence for a trustee under a trust indenture, as that term is defined in section 90, to refuse, without reasonable excuse, to provide to a person who has submitted the appropriate records and fee, if any, under section 93 the list requested by that person.

(8)	It is an offence for a person who is required, under section 351 (2), to retain and produce the records of a company to

(a)	contravene section 351 without reasonable excuse, or

(b)	refuse, without reasonable excuse, to

(i)	permit a person to inspect any record that the person is entitled to inspect and for which the appropriate fee, if any, has been tendered, or

(ii)	to provide, within the meaning of section 352 (3), to a person a copy of any record that the person is entitled to receive a copy of and for which the appropriate fee, if any, has been tendered.

(9)	In any prosecution under subsection (1) (b) of this section, the onus is on the accused to prove that a foreign entity

(a)	is registered as an extraprovincial company, or

(b)	is not required to be registered as an extraprovincial company.

Misleading statements an offence

427	(1)	Subject to subsection (3), a person who makes or assists in making a statement that is included in a record that is required or permitted to be made by or for the purposes of this Act or the regulations commits an offence if the statement

(a)	is, at the time and in the light of the circumstances under which it is made, false or misleading in respect of any material fact, or

(b)	omits any material fact, the omission of which makes the statement false or misleading.

(2)	If a corporation or limited liability company commits an offence under subsection (1), any director or officer of the corporation, or any manager of the limited liability company, who, subject to subsection (3), authorizes, permits or acquiesces in the commission of the offence also commits an offence and is liable on summary conviction to a fine of not more than $10 000, whether or not the corporation or limited liability company is prosecuted or convicted.

(3)	No person is guilty of an offence under this section if that person

(a)	did not know that the statement was false or misleading, and

(b)	with the exercise of reasonable diligence, could not have known that the statement was false or misleading.

Transparency register — incorrect entries and false information

427.1	(1)	In this section:

"private company" has the same meaning as in section 119.1;

"significant individual" means a significant individual under section 119.11.

(2)	Subject to subsection (4), a private company commits an offence if its transparency register

(a)	identifies an individual as a significant individual who is not a significant individual in respect of the company,

(b)	excludes an individual who is a significant individual in respect of the company,

(c)	contains information about a significant individual that is false or misleading in respect of any material fact, or

(d)	omits information about a significant individual, the omission of which makes the information false or misleading.

(3)	If a private company commits an offence under subsection (2), any director or officer of the company who, subject to subsection (4), authorizes, permits or acquiesces in the commission of the offence also commits an offence, whether or not the company is prosecuted or convicted.

(4)	No person is guilty of an offence under subsection (2) or (3) if the person

(a)	did not know that the identification or exclusion of the individual was incorrect or that the information about a significant individual was false or misleading, and

(b)	with the exercise of reasonable diligence, could not have known that the identification or exclusion of the individual was incorrect or that the information was false or misleading.

(5)	Subject to subsection (6), a shareholder of a private company who sends information to the company for the purposes of the company's transparency register commits an offence if the information

(a)	is false or misleading in respect of any material fact, or

(b)	omits any material fact, the omission of which makes the information false or misleading.

(6)	No person is guilty of an offence under subsection (5) if the person

(a)	did not know that the information was false or misleading, and

(b)	with the exercise of reasonable diligence, could not have known that the information was false or misleading.

Penalties

428	(1)	A person who commits an offence under section 426 (1) (a), (d), (d.1), (d.2), (e) or (f), (5), (6), (7) or (8) is liable,

(a)	in the case of a person other than an individual, to a fine of not more than $5 000, or

(b)	in the case of an individual, to a fine of not more than $2 000.

(2)	A person who commits an offence under section 427 (1) is liable,

(a)	in the case of a person other than an individual, to a fine of not more than $25 000, or

(b)	in the case of an individual, to a fine of not more than $10 000.

(2.1)	A person who commits an offence under section 426 (4.1) or 427.1 (2), (3) or (5) is liable

(a)	in the case of a person other than an individual, to a fine of not more than $100 000, and

(b)	in the case of an individual, to a fine of not more than $50 000.

(3)	A foreign entity that commits an offence under section 426 (1) (b) is liable to a fine in a prescribed amount for each day that the offence continues.

(4)	A person who commits an offence under section 426 (2) is liable to a fine in a prescribed amount for each day that the offence continues.

(5)	An individual who commits an offence under section 426 (3) or (4) is liable to a fine of not more than $2 000.

Additional liabilities

429	(1)	A legal proceeding, conviction or penalty for an offence under this Act does not relieve a person from any other liability.

(2)	Without limiting subsection (1), if a person is convicted of an offence under this Act, the court may, in addition to any penalty the court may impose for the offence, order the person to comply with the provisions of this Act.

(3)	A person who contravenes an order under subsection (2) commits an offence and is liable on conviction to the penalties provided for the offence in relation to which the order was made.

Limitation period

430	(1)	A legal proceeding for an offence under this Act may not be commenced more than 3 years after the commission of the offence.

(2)	[Repealed 2015-18-287.]

Division 5 — Fees and Regulations

Fees

431	There must be paid to the registrar, in respect of each matter set out in Column 1 of the Schedule to this Act, the fee set out opposite that matter in Column 2 of that Schedule or, if another enactment establishes a fee in respect of that matter, that fee, and payment of the applicable fee is a condition precedent to the registrar filing any record and taking any other action in respect of that matter.

Power to make regulations

432	(1)	The Lieutenant Governor in Council may make regulations as referred to in section 41 of the Interpretation Act.

(2)	Without limiting subsection (1) of this section, the Lieutenant Governor in Council may make regulations as follows:

(a)	respecting the services or functions to be provided by the registrar;

(b)	respecting the location and business hours for the office of the registrar;

(c)	respecting the form of any register kept by the registrar and the manner in which it is kept;

(d)	respecting the manner and form in which, and the method by which, records and information may be provided or submitted to, or furnished or certified by, the registrar;

(e)	prescribing records and information that must be provided or submitted to the registrar in, or in conjunction with, any record or information provided to the registrar or submitted to the registrar for filing, with power to prescribe different records and information for different situations;

(f)	respecting the manner in which, and the method by which, records and information may be mailed, sent, furnished or provided, and the requirements that a person must meet to mail, send, furnish, provide or receive records or information in an electronic or other format, with power to prescribe different manners, methods and requirements for different records, information, entities and situations;

(g)	respecting the manner and form in which and the time period within which records that are required or permitted to be prepared or kept under this Act must be prepared or kept, with power to prescribe different manners, forms and periods for different records and situations;

(h)	respecting prescribed addresses;

(i)	respecting the form and content of the information to be included in any address required or permitted under this Act;

(j)	respecting what must be included in a notice of articles, including amending, adding to or removing any of the requirements established under this Act;

(k)	prescribing the manner in which the articles, notice of articles or restoration application of a company must set out any translation of the company's name that the company proposes to use outside Canada;

(l)	prescribing classes of persons for the purposes of section 24 (1) (b) (iii);

(1.1)	prescribing a person for the purposes of section 51.21 (3) (c);

(m)	prescribing a period and an amount of support for the purposes of section 167 (7) (b);

(n)	prescribing a fair market value amount for the purposes of section 188 (1) (b) (ii);

(o)	prescribing a period and an amount of support for the purposes of section 189 (5) (c);

(p)	prescribing a fraction of votes for the purposes of paragraph (b) of the definition of "insider" in section 192 (1);

(q)	prescribing classes of corporations for the purposes of one or more of

(i)	paragraph (c) of the definition of "pre-existing reporting company" in section 1 (1),

(i.1)	paragraph (d) of the definition of "foreign unlimited liability corporation" in section 51.1,

(i.2)	section 51.8 (1) (a) (iii),

(ii)	section 185 (1) (b),

(iii)	paragraph (c) of the definition of "private company" in section 192 (1),

(iv)	section 197 (c), and

(v)	section 364 (3) (a);

(r)	prescribing numbers of days for the purposes of one or more of

(i)	paragraph (a) (i) of the definition of "exceptional resolution" in section 1 (1),

(ii)	paragraph (a) (i) of the definition of "special resolution" in section 1 (1),

(iii)	paragraph (a) (i) of the definition of "special separate resolution" in section 1 (1),

(iv)	section 167 (5) (a),

(v)	section 169 (1),

(vi)	section 171 (2) (b),

(vii)	section 240 (1),

(viii)	section 271 (2),

(ix)	section 284 (3), and

(x)	section 289 (1) (c),

including prescribing different numbers of days for different resolutions, meetings, situations and classes of companies;

(s)	respecting auditors and audit committees;

(t)	prescribing the amounts of claims for the purposes of sections 278 (1) (a) and 322 (1) (b);

(t.1)	respecting requirements that must be met in order for a foreign corporation to be continued into British Columbia as an unlimited liability company, with power to prescribe different requirements in relation to different foreign corporations or different classes of foreign corporations;

(u)	prescribing the date in reference to which an extraprovincial company is required to file its annual report with the registrar under section 380 (1) (b);

(v)	respecting

(i)	the completion of proxies, and

(ii)	the information that is to be contained in proxies;

(v.1)	respecting meetings of directors or shareholders that are partially electronic meetings or fully electronic meetings, including

(i)	prescribing requirements for notice of those meetings, and

(ii)	prescribing procedures for voting at those meetings;

(v.2)	prescribing circumstances in which a company must hold meetings of directors or shareholders that are fully electronic meetings, even if the company's memorandum or articles provide otherwise;

(w)	prescribing, for the purposes of section 410 (1) (b), which records may specify a date or a date and time on which the record is to take effect that is later than the filing of the record with the registrar;

(x)	creating offences and prescribing penalties for the breach of any regulations made under this section;

(y)	respecting fees or charges payable under this Act;

(z)	respecting the amount of any fines payable under this Act;

(aa)	respecting rates of interest payable under this Act;

(bb)	prescribing a set of provisions, and designating those provisions as the "Statutory Reporting Company Provisions";

(cc)	prescribing for the purposes of section 435 when any or all of the Statutory Reporting Company Provisions do not apply;

(cc.1)	prescribing a set of provisions, and designating those provisions as the "Pre-existing Company Provisions";

(dd)	prescribing a set of articles, and designating those articles as "Table 1";

(ee)	respecting any rules, orders, forms and directions that may be desirable for carrying out the provisions of this Act or for regulating procedure or establishing practice under this Act;

(ff)	respecting any matter the registrar considers necessary for carrying out the purposes of this Act or any other enactment, including matters in respect of which no express or only partial or imperfect provision has been made;

(gg)	defining any word or expression used but not defined in this Act;

(hh)	for meeting or removing any difficulty arising out of the transition to this Act from the Company Act, 1996, and for that purpose disapplying or varying any provision of this Act.

(3)	Regulations that may be made under subsection (2) (a) of this section include the following:

(a)	requiring or permitting the registrar to furnish notices to confirm

(i)	the receipt of records or information provided or submitted to the registrar, or

(ii)	the filing of records or information with the registrar;

(b)	respecting the retention, reproduction, disposition, return and destruction of records filed with or maintained by the registrar;

(c)	respecting searches of any register kept by the registrar, including

(i)	search requests, and

(ii)	search results;

(d)	respecting access to records or information filed with the registrar or maintained by the registrar in an electronic or other format;

(e)	respecting the methods by which a decision, notice or response of the registrar may be recorded or furnished;

(f)	respecting the verification of information contained in any register kept by the registrar or of records filed with the registrar;

(g)	respecting names, assumed names and translations of names and prescribing the requirements names, assumed names or translations of names must meet before being available for reservation or use under this Act;

(h)	respecting the reservation of names and assumed names;

(i)	authorizing the registrar to return any or all of the records filed by or on behalf of a company or an extraprovincial company to the company or extraprovincial company or to any other person the Lieutenant Governor in Council may prescribe;

(j)	respecting the retention, use and disclosure of records returned under paragraph (i) of this subsection;

(k)	respecting if and to what extent the registrar must retain copies of records returned under paragraph (i) and, if copies are to be retained, respecting the retention, use and disclosure by the registrar of those copies;

(l)	respecting the manner in which the registrar is to publish notices that the registrar is required or permitted to publish under this Act, including prescribing different manners of publication for different notices;

(m)	respecting the manner in which records may be certified under section 418.

(4)	Regulations that may be made under subsection (2) (c) include the following:

(a)	respecting the computerization of any register kept by the registrar;

(b)	respecting the manner in which the registrar may record, photograph, store, maintain or reproduce a record or information filed with or provided to the registrar;

(c)	authorizing the establishment of databases in an electronic or other format for records or information required or permitted to be filed with or maintained by the registrar;

(d)	providing for the maintenance of, access to and use of the databases kept by the registrar;

(e)	providing to the registrar the authority to enter into agreements for access to the computer database of any register kept by the registrar;

(f)	respecting the authority provided to the registrar under paragraph (e) of this subsection.

(5)	Regulations that may be made under subsection (2) (d) include the following:

(a)	respecting the manner in which or the method by which records and information may be submitted to the registrar for filing, including prescribing different manners or methods for different records, information, entities and situations, including regulations requiring or permitting records and information that, under this Act or any other enactment, are required or permitted to be provided to the registrar or submitted to the registrar for filing

(i)	to be provided, or submitted to the registrar for filing, in an electronic or other format or in a combination of formats, or

(ii)	to be transmitted, either electronically or by another method, to an electronic or other database;

(b)	requiring or permitting a record that, under this Act or any other enactment, is required or permitted to be provided to the registrar or submitted to the registrar for filing as a signed record

(i)	to be signed by an electronic signature or to be identified by a prescribed method, or

(ii)	to be submitted to the registrar for filing without signatures;

(c)	providing that the electronic signature or other method of identification referred to in paragraph (b) (i) of this subsection has the same effect for all purposes as a signature, and providing that a record referred to in paragraph (b) (ii) has the same effect for all purposes as if it had the signatures that would otherwise have been required.

(6)	A regulation under subsection (2) (d) may prescribe different forms for use by, different information to be provided by and different manners or methods of submitting records and information to the registrar for filing by corporations or limited liability companies or by different classes of corporations or limited liability companies including classes based on one or more of the following:

(a)	the nature of the corporation or limited liability company;

(b)	the jurisdiction in which the corporation was incorporated or, in the case of a limited liability company, in which the limited liability company was organized;

(c)	if the corporation or limited liability company has, since its incorporation or organization, been continued or otherwise transferred by a process similar to continuation, the jurisdiction into which the corporation or limited liability company was most recently continued or transferred;

(d)	if the corporation or limited liability company resulted from an amalgamation or a similar process, the jurisdiction in which the most recent of those events occurred.

(7)	Regulations that may be made under subsection (2) (g) include the following:

(a)	respecting the form and manner in which financial statements required under this Act must be produced;

(b)	respecting data processing or information retrieval systems in which may be entered or recorded any record that any person is required by this Act to prepare or keep;

(c)	respecting the form, content and use of any record or class of records, any statement or class of statements or any information or class of information that is required or permitted to be prepared, issued, sent, filed, given or provided under this Act;

(d)	prescribing the times during which records may be inspected under section 46 (8) or 352 (4);

(e)	prescribing the information respecting the addresses of directors and officers that must be recorded or otherwise kept by any person under this Act, and prescribing the persons or classes of persons to whom the residential address of a director or officer may be, or is not to be, disclosed in a search of that information.

(8)	Regulations that may be made under subsection (2) (h) of this section include the following:

(a)	prescribing the criteria that must apply to an address before it can be used as a prescribed address for the purposes of this Act;

(b)	prescribing information that must or may be filed with or provided to the registrar by or in respect of a person in relation to whom a prescribed address is or is to be included in any record filed with or provided to the registrar, and the manner in which or the method by which and the time within which that information must or may be filed or provided;

(c)	prescribing the information respecting the addresses of directors and officers that may be provided in response to search requests or otherwise, and prescribing the persons or classes of persons to whom the residential address of a director or officer may be, or is not to be, disclosed in a search of the corporate register or otherwise.

(9)	Regulations that may be made under subsection (2) (s) include the following:

(a)	respecting information that must be provided by the directors of a company to the company's auditor;

(b)	prescribing the form and manner in which auditors' reports must be prepared;

(c)	assigning responsibilities to audit committees.

(9.1)	Without limiting the ability of the Lieutenant Governor in Council to make regulations respecting community contribution companies under any other subsection of this section, the Lieutenant Governor in Council may make the following regulations respecting community contribution companies:

(a)	prescribing one or more purposes for the purposes of the definition of "community purpose" in section 51.91;

(b)	prescribing entities or classes of entities for the purposes of paragraph (c) of the definition of "qualified entity" in section 51.91;

(c)	respecting the alteration of the notice of articles of a community contribution company to remove the statement referred to in section 51.911 (1);

(d)	prescribing persons or classes of persons for the purposes of section 51.921 (3) (c);

(e)	respecting transfers contemplated by section 51.931 (1) (e) or (3);

(f)	respecting dividends that may be declared by a community contribution company, including regulations respecting the amount and frequency of dividends;

(g)	respecting interest contemplated by section 51.94 (3);

(h)	respecting a community contribution company's redemption or purchase of shares or other reduction of capital under section 51.941;

(i)	respecting the manner in which the value of notice shares is to be determined in relation to a dissent by a shareholder of a community contribution company;

(j)	respecting the dissolution of a community contribution company, including, without limitation, prescribing

(i)	a percentage for the purposes of section 51.95 (2) (b),

(ii)	the amounts that must be paid to shareholders of the company on dissolution before making the transfer referred to in section 51.95 (2) (b), and

(iii)	duties that the liquidator of the company must perform;

(k)	prescribing, for the purposes of section 51.96,

(i)	information that must be included in a community contribution report,

(ii)	the amount referred to in section 51.96 (2) (f) (i), and

(iii)	the manner in which the community contribution report must disclose the required information.

(9.11)	Without limiting the ability of the Lieutenant Governor in Council to make regulations respecting benefit companies under any other subsection of this section, the Lieutenant Governor in Council may make the following regulations respecting benefit companies:

(a)	prescribing, for the purposes of the definition of "third-party standard" in section 51.991 (1),

(i)	the matters that the standard must define and address, and

(ii)	the methods of assessment the standard must require;

(b)	prescribing, for the purposes of section 51.994,

(i)	information that must be included in a benefit report, and

(ii)	the manner in which the benefit report must disclose the required information.

(9.2)	Without limiting any other subsection of this section, the Lieutenant Governor in Council may make regulations respecting a matter for which regulations are contemplated in Part 4.1, and those regulations may

(a)	be different for different matters or things or for different classes of matters or things in respect of which the regulations are made, including, without limitation, differences based on types of inspecting officials or circumstances,

(b)	in excluding a class of companies from the definition of "private company" in section 119.1 or excluding a class of individuals from being a significant individual for the purposes of section 119.11, provide limits or conditions on the exclusion and circumstances in which the exclusion applies, and

(c)	in setting out the meaning of indirect control for the purposes of section 119.11 (2) (a) (iii) or (b) (ii), include criteria or circumstances that are based on the ownership of shares even though the ownership of the shares does not result in control.

(10)	The Lieutenant Governor in Council may, under this section, make different regulations for computerized and non-computerized records and information.

Part 13 — Reporting Companies

Prescribed provisions

433	(1)	The Lieutenant Governor in Council may, by regulation, prescribe a set of provisions, and designate those provisions as the "Statutory Reporting Company Provisions".

(2)	The Statutory Reporting Company Provisions apply to each pre-existing reporting company until,

(a)	in the case of a pre-existing reporting company that is a company, the alteration to the articles referred to in section 372 (3) (d) or 438 (3) (d), as the case may be, takes effect, subject to subsection (3), to include the Statutory Reporting Company Provisions in the company's articles,

(a.1)	in the case of a pre-existing reporting company that

(i)	is a special Act corporation that has applied to be converted into a company under Division 2 of Part 9, and

(ii)	has, under section 266 (2) (b), included in the articles referred to in section 266 (1) (a) (ii) some or all of the Statutory Reporting Company Provisions,

the articles referred to in subparagraph (ii) of this paragraph take effect under section 267, and

(b)	in any other case, the Lieutenant Governor in Council prescribes, under section 435, that they, or a specified part of them, do not apply to the corporation.

(3)	The Lieutenant Governor in Council may prescribe provisions of the Statutory Reporting Company Provisions that do not apply to one or more of a pre-existing trust company, a pre-existing insurance company, a class of pre-existing trust companies and a class of pre-existing insurance companies.

Obligations of pre-existing reporting companies

434	(1)	If a pre-existing reporting company to which the Statutory Reporting Company Provisions apply under section 433 (2) is a company, the company

(a)	must promptly after the coming into force of this Act insert in the set of articles retained at its records office a statement, in the prescribed form, advising that the Statutory Reporting Company Provisions apply to the company,

(b)	must ensure that that statement remains in its articles until the alteration to the articles referred to in section 372 (3) (d) or 438 (3) (d), as the case may be, takes effect to include the Statutory Reporting Company Provisions in the company's articles, and

(c)	must not, during the period within which it is required to retain that statement in its articles, issue a copy of the articles that does not contain that statement.

(2)	Any individual may insert the statement referred to in subsection (1) (a) of this section in the set of articles referred to in subsection (1) (a), whether or not there has been any resolution to direct or authorize that insertion.

(3)	Despite any wording to the contrary in a security agreement or other record, the insertion made under subsection (1) (a) does not constitute a breach or contravention of, or a default under, the security agreement or other record, and is deemed for the purposes of the security agreement or other record not to be an alteration to the charter of the pre-existing reporting company.

Lieutenant Governor in Council may make exclusions

435	The Lieutenant Governor in Council may make regulations, subject to the terms and conditions the Lieutenant Governor in Council considers appropriate, that any or all of the provisions of the Statutory Reporting Company Provisions do not apply to a corporation that is not a company, and may make different regulations under this section in relation to different provisions of the Statutory Reporting Company Provisions and to different corporations and different classes of corporations.

Part 14 — Transitional, Repeals and Commencement

Division 1 — Charter Transition

Transition — pre-existing companies

436	(1)	A pre-existing company must do the following within 2 years after the coming into force of this Act:

(a)	file with the registrar a transition application that complies with section 437 (2);

(b)	alter its articles if and to the extent necessary to ensure that those articles comply with section 438 (3);

(c)	supplement the information registered in its central securities register under section 111 (1) by registering in its central securities register the shares of the company that were held by shareholders of the company on the coming into force of this Act, and, with respect to those shares,

(i)	the name and last known address of each of those shareholders,

(ii)	the class, and any series, of those shares, and

(iii)	the number of those shares held by each of those shareholders.

(2)	In addition to any alterations that a pre-existing company is required to make to its articles under subsection (1) (b) of this section, the company may, with those alterations, make other alterations to its articles, in accordance with section 259 (1), so long as those other alterations are not inconsistent with the information that, under section 437 (2) (b), is included in the notice of articles contained in the transition application.

(3)	A resolution to make the other alterations referred to in subsection (2) of this section must state that those alterations do not take effect until the notice of articles contained in the transition application takes effect.

Transition application

437	(1)	A pre-existing company must not submit a transition application to the registrar for filing under this Division until

(a)	the company has been authorized to do so by a directors' resolution or an ordinary resolution,

(b)	if it is necessary to alter the articles to ensure that those articles comply with section 438 (3), the resolution required under section 438 (1) is received for deposit at the company's records office,

(c)	if the company intends to alter its articles under section 436 (2), the resolution required under section 259 (1) to make those alterations is received for deposit at the company's records office, and

(d)	there has been filed with the registrar all records necessary to ensure that the information in the corporate register respecting the directors of the company is, immediately before the transition application is submitted to the registrar for filing, correct.

(2)	The pre-existing company must ensure that the transition application that is filed with the registrar under section 436 (1) (a)

(a)	is in the form established by the registrar, and

(b)	contains a notice of articles that

(i)	sets out the name and prescribed address of each individual who was, immediately before the time of the filing, a director of the company,

(ii)	sets out the mailing address and delivery address of the office that was, immediately before the time of the filing, the registered office of the company,

(iii)	sets out the mailing address and delivery address of the office that was, immediately before the time of the filing, the records office of the company,

(iv)	sets out, as the name of the company, the name that the company had immediately before the time of the filing, and sets out, in the prescribed manner, any translation of that name that the company intends to use outside Canada,

(v)	includes all of the information required to comply with section 11 (g) that was contained in the company's memorandum or articles immediately before the time of the filing,

(vi)	sets out, in respect of each class and series of shares, whether there are special rights or restrictions attached to the shares of that class or series,

(vii)	indicates that the Pre-existing Company Provisions apply to the company, and

(viii)	does not contain any other information.

(3)	No transition application filed with the registrar under section 436 (1) (a) is invalid merely because subsection (1) of this section has not been complied with.

(4)	After a transition application for a pre-existing company is filed with the registrar under section 436 (1) (a), the registrar must, if requested to do so, furnish to the company a certified copy of that application and a certified copy of the notice of articles.

Alteration to articles

438	(1)	Subject to subsection (2), a pre-existing company may alter its articles under section 436 (1) (b) by a directors' resolution or an ordinary resolution.

(2)	The resolution referred to in subsection (1) of this section must state that the alteration to the articles does not take effect until the notice of articles contained in the transition application takes effect.

(3)	For the purposes of section 436 (1) (b), the pre-existing company must

(a)	[Repealed 2003-70-91.]

(b)	alter its articles if and to the extent necessary to ensure that those articles include each provision, other than prescribed provisions, that was contained, or was deemed under a former Companies Act to be contained, in the company's memorandum immediately before the time of the filing of the transition application and that is not included in its notice of articles under section 437 (2) (b),

(c)	alter its articles if and to the extent necessary to remove from them any information that is inconsistent with the information that, under section 437 (2) (b), is included in the notice of articles contained in the transition application, and

(d)	if the company is a pre-existing reporting company, alter its articles to include the Statutory Reporting Company Provisions or, in the case of a pre-existing trust company or a pre-existing insurance company, the provisions of the Statutory Reporting Company Provisions that apply to the company.

(4)	In addition to effecting the alterations referred to in subsection (3), the pre-existing company must ensure that its articles comply with section 12 (1) (b) and (c) and (2) (c) and, for that purpose, any individual may make the changes to the articles that are necessary to ensure that those articles comply with those provisions, whether or not there has been any resolution to direct or authorize those changes.

Timing and effect of transition

439	(1)	The notice of articles contained in the transition application and any alteration to the articles made under this Division take effect on the date and time that the transition application is filed with the registrar.

(2)	Despite any wording to the contrary in a security agreement or other record, the filing of a transition application in accordance with section 436 (1) (a), an alteration to the articles in accordance with section 436 (1) (b) and a change to the articles in accordance with section 438 (4) do not constitute a breach or contravention of, or a default under, the security agreement or other record, and are deemed for the purposes of the security agreement or other record not to be an alteration to the charter of the pre-existing company.

(3)	On compliance by a pre-existing company with section 436 (1) (a) and (b), the memorandum of the company ceases to have any further force or effect.

(4)	On the filing of a transition application for a pre-existing company under section 436 (1) (a), the registrar may treat the company's memorandum as having no further force or effect.

Division 2 — Company Transition

Registered and records office of pre-existing company

440	On the coming into force of this Act, each of the registered office and the records office of a pre-existing company has as its mailing address and its delivery address the address that was shown for that office in the corporate register immediately before the coming into force of this Act.

Prescribed address

441	On the coming into force of this Act, each director or officer of a pre-existing company has as the director's or officer's prescribed address the address that, immediately before the coming into force of this Act, was shown in the corporate register as that individual's residential address.

Name of specially limited company

442	(1)	In this section, "specially limited company" means a pre-existing company to which one or more of sections 27 to 30 of the Company Act, 1996, applied immediately before the coming into force of this Act.

(2)	If, immediately before the coming into force of this Act, the name of a specially limited company included the words "Non-Personal Liability" or the abbreviation "N.P.L.", those words or that abbreviation, as the case may be, are, on the coming into force of this Act, struck out of the company's name.

(3)	If a specially limited company's name is changed under subsection (2) of this section,

(a)	the registrar must alter the corporate register to reflect the change of name but need not issue any record, including a change of name certificate, to any person, including the company, to record the change of name,

(b)	the company must alter all of its current records, whether kept under section 42 or under section 111, to reflect the change of name referred to in subsection (2) of this section and the company may, despite any other provision of this Act, make the alterations contemplated by this paragraph without obtaining any resolution to direct or authorize those alterations, and

(c)	the company must ensure that all records issued by the company after the coming into force of this Act reflect the changed name of the company.

(4)	Despite any wording to the contrary in a security agreement or other record, the alterations to the records under subsection (3) do not constitute a breach or contravention of, or a default under, the security agreement or other record, and are deemed for the purposes of the security agreement or other record not to be alterations to the charter of the specially limited company.

Pre-existing Company Provisions

442.1	(1)	The Lieutenant Governor in Council may, by regulation, prescribe a set of provisions, and designate those provisions as the "Pre-existing Company Provisions".

(2)	Subject to subsection (2.2), the Pre-existing Company Provisions apply to each pre existing company until

(a)	the pre-existing company complies with section 370 (1) (a) or 436 (1) (a), and

(b)	the pre-existing company's notice of articles is altered to remove the application of the Pre-existing Company Provisions.

(2.1)	If a pre-existing company that has not removed the application of the Pre-existing Company Provisions under subsection (3) amalgamates with one or more corporations under section 273 or 274 and the amalgamated company has as its notice of articles the notice of articles of that pre-existing company, this section applies to the amalgamated company as if it were a pre-existing company.

(2.2)	The Lieutenant Governor in Council may prescribe provisions of the Pre-existing Company Provisions that do not apply to one or more of a pre-existing trust company, a pre-existing insurance company, a class of pre-existing trust companies and a class of pre-existing insurance companies.

(3)	A pre-existing company may alter its notice of articles to remove the application of the Pre-existing Company Provisions if it is authorized to do so by a special resolution.

(4)	Except insofar as it is necessary to do so to comply with section 372 (3) (b) or 438 (3) (b), a pre-existing company must not alter its articles in relation to any matter included in the Pre-existing Company Provisions until the pre-existing company has removed the application of the Pre-existing Company Provisions in accordance with subsection (3) of this section.

(5)	Nothing in this section precludes a pre-existing company that has removed the application of the Pre-existing Company Provisions in accordance with subsection (3) from adding to its articles any or all of the Pre-existing Company Provisions.

Division 3 — Extraprovincial Company Transition

Head office of pre-existing extraprovincial company

443	On the coming into force of this Act, the head office of a pre-existing extraprovincial company has as its mailing address and its delivery address,

(a)	in the case of a pre-existing extraprovincial company for which no attorney was shown on the corporate register immediately before the coming into force of this Act, the address within British Columbia that, immediately before the coming into force of this Act, was shown in the corporate register as the extraprovincial company's head office, or

(b)	in any other case, the address outside British Columbia or, if none, the address inside British Columbia, that, immediately before the coming into force of this Act, was shown in the corporate register as the address for the head office of the extraprovincial company.

Attorney for pre-existing extraprovincial company

444	(1)	On the coming into force of this Act,

(a)	a person who was an attorney for a pre-existing extraprovincial company immediately before the coming into force of this Act is an attorney for the extraprovincial company, and

(b)	the address that was shown for that attorney in the corporate register immediately before the coming into force of this Act is the mailing address and the delivery address of that attorney.

(2)	A pre-existing extraprovincial company to which subsection (1) applies and the extraprovincial company's attorney must, promptly after the coming into force of this Act, ensure that the mailing address and delivery address of the attorney comply with section 386 (3).

Division 4 — General

Repeals

445	The following are repealed:

(a)	subject to section 4 (3), the Company Act, R.S.B.C. 1996, c. 62;

(b)	the Company Act, S.B.C. 1999, c. 27.

Portions of this Part repealed

446	Divisions 1 to 3 of this Part may be repealed by regulation of the Lieutenant Governor in Council made after the second anniversary of the coming into force of this Act.

Commencement

447	This Act comes into force by regulation of the Lieutenant Governor in Council.

Schedule

(Section 431)

Business Corporations Act

Fees

	Column 1	Column 2
1	Subject to items 1.1 and 1.2, for incorporation, amalgamation or restoration of a company	$350*
1.1	For incorporation of an unlimited liability company	$1 000*
1.2	For an amalgamation that results in an unlimited liability company	$1 000*
2	For registration, amalgamation or reinstatement of an extraprovincial company	$350*
3	For conversion of a special Act corporation or member-funded society to a British Columbia company	$100*
4	For filing an annual report	$43.39*
5	For changing the name of a company or registering a change of name or assumed name of an extraprovincial company	$100*
6	For a certificate, certified record or certified copy of a record	$25*
7	For each search conducted by persons other than government personnel	$7*
8	[Repealed 2003-70-95.]
9	For each search conducted by government personnel	$10
10	For a copy of or extract from any record, for every page or part of a page	$0.50*
11	Subject to item 11.1, for continuation into British Columbia, continuation out of British Columbia or amalgamation under Division 4 of Part 9	$350*
11.1	For continuation into British Columbia as an unlimited liability company	$1 000*
12	For pre-vetting of records to be filed with the registrar, when offered	$100*
13	For the search of a maximum of 3 names, including assumed names, on application for reservation of a name. [The fee will not be refunded if a name is not accepted.]	$30*
14	Subject to item 14.1, for filing a notice of alteration	$100*
14.1	For filing a notice of alteration to become an unlimited liability company	$1 000*
15	For filing any record, other than a transition application, a post-restoration transition application or a record the filing of which is required or permitted under another enactment, for which there is no other fee, the fee for each record	$20*
16	For a priority service when offered	$100*
17	[Repealed 2003-70-95.]
18	[Repealed 2003-70-95.]
19	For a future dated filing	$100*
20	For withdrawal of a future dated filing	$20*
21	For a transition package for a company, consisting of a certified copy of the company's memorandum, a certified copy of the company's articles and a transition guide	$40*

* In addition to a fee marked by an asterisk, a further operator fee of $1.50, plus any tax imposed under Part IX [Goods and Services Tax] of the Excise Tax Act (Canada) applicable to the operator fee, may be charged for any transaction done by electronic means from a location outside a government office or at a government office by a person who is not a government employee.

Copyright © King's Printer, Victoria, British Columbia, Canada

Exhibit 8.4

CANADA

CONSOLIDATION	CODIFICATION

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

R.S.C., 1985, c. C-44	L.R.C. (1985), ch. C-44

Current to October 31, 2023	À jour au 31 octobre 2023

Last amended on June 20, 2023	Dernière modification le 20 juin 2023

Published by the Minister of Justice at the following address:	Publié par le ministre de la Justice à l’adresse suivante:
http://laws-lois.justice.gc.ca	http://lois-laws.justice.gc.ca

OFFICIAL STATUS	CARACTÈRE OFFICIEL
OF CONSOLIDATIONS	DES CODIFICATIONS

Subsections 31(1) and (2) of the Legislation Revision and Consolidation Act, in force on June 1, 2009, provide as follows:	Les paragraphes 31(1) et (2) de la Loi sur la révision et la codification des textes législatifs, en vigueur le 1er juin 2009, prévoient ce qui suit:

Published consolidation is evidence	Codifications comme élément de preuve

31 (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.

31 (1) Tout exemplaire d’une loi codifiée ou d’un règlement codifié, publié par le ministre en vertu de la présente loi sur support papier ou sur support électronique, fait foi de cette loi ou de ce règlement et de son contenu. Tout exemplaire donné comme publié par le ministre est réputé avoir été ainsi publié, sauf preuve contraire.

Inconsistencies in Acts	Incompatibilité — lois

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of the Parliaments under the Publication of Statutes Act, the original statute or amendment prevails to the extent of the inconsistency.

(2) Les dispositions de la loi d’origine avec ses modifications subséquentes par le greffier des Parlements en vertu de la Loi sur la publication des lois l’emportent sur les dispositions incompatibles de la loi codifiée publiée par le ministre en vertu de la présente loi.

LAYOUT	MISE EN PAGE

The notes that appeared in the left or right margins are now in boldface text directly above the provisions to which they relate. They form no part of the enactment, but are inserted for convenience of reference only.

Les notes apparaissant auparavant dans les marges de droite ou de gauche se retrouvent maintenant en caractères gras juste au-dessus de la disposition à laquelle elles se rattachent. Elles ne font pas partie du texte, n’y figurant qu’à titre de repère ou d’information.

NOTE	NOTE

This consolidation is current to October 31, 2023. The last amendments came into force on June 20, 2023. Any amendments that were not in force as of October 31, 2023 are set out at the end of this document under the heading “Amendments Not in Force”.

Cette codification est à jour au 31 octobre 2023. Les dernières modifications sont entrées en vigueur le 20 juin 2023. Toutes modifications qui n’étaient pas en vigueur au 31 octobre 2023 sont énoncées à la fin de ce document sous le titre « Modifications non en vigueur ».

Current to October 31, 2023	À jour au 31 octobre 2023
Last amended on June 20, 2023	Dernière modification le 20 juin 2023

TABLE OF PROVISIONS		TABLE ANALYTIQUE

An Act respecting Canadian business corporations		Loi régissant les sociétés par actions de régime fédéral

	Short Title		Titre abrégé

1	Short title	1	Titre abrégé

	PART I		PARTIE I

	Interpretation and Application		Définitions et application

	Interpretation		Définitions

2	Definitions	2	Définitions

2.1	Individual with significant control	2.1	Particulier ayant un contrôle important

	Application		Champ d’application

3	Application of Act	3	Application de la loi

	Purposes of Act		Objet

4	Purposes	4	Objet

	PART II		PARTIE II

	Incorporation		Constitution

5	Incorporators	5	Fondateurs

6	Articles of incorporation	6	Statuts constitutifs

7	Delivery of articles of incorporation	7	Envoi des statuts constitutifs

8	Certificate of incorporation	8	Certificat

9	Effect of certificate	9	Effet du certificat

10	Name of corporation	10	Dénomination sociale

11	Reserving name	11	Réservation

12	Prohibited names	12	Dénominations sociales prohibées

13	Certificate of amendment	13	Certificat de modification

14	Personal liability	14	Obligation personnelle

	PART III		PARTIE III

	Capacity and Powers		Capacité et pouvoirs

15	Capacity of a corporation	15	Capacité

16	Powers of a corporation	16	Pouvoirs

17	No constructive notice	17	Absence de présomption de connaissance

18	Authority of directors, officers and agents	18	Prétentions interdites

Current to October 31, 2023	iii	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

PART IV	PARTIE IV

	Registered Office and Records		Siège social et livres

19	Registered office	19	Siège social et livres

20	Corporate records	20	Livres

21	Access to corporate records	21	Consultation

21.1	Register	21.1	Registre

21.2	Inability to identify individuals	21.2	Incapacité d’identifier

21.3	Disclosure to Director	21.3	Communication au directeur

21.31	Disclosure to investigative bodies	21.31	Communication aux organismes d’enquête

21.32	Record	21.32	Registre

21.4	Offence — contravention of subsection 21.1(1) or 21.31(1)	21.4	Infraction : contravention aux paragraphes 21.1(1) ou 21.31(1)

22	Form of records	22	Forme des registres

23	Corporate seal	23	Sceau

	PART V		PARTIE V

	Corporate Finance		Financement

24	Shares	24	Actions

25	Issue of shares	25	Émission d’actions

26	Stated capital account	26	Compte capital déclaré

27	Shares in series	27	Émission d’actions en série

28	Pre-emptive right	28	Droit de préemption

29	Options and rights	29	Options et droits

29.1	Restriction regarding bearer shares	29.1	Aucune émission au porteur

30	Corporation holding its own shares	30	Détention par la société de ses propres actions

31	Exception	31	Exception

32	Exception relating to Canadian ownership	32	Exception relative à la participation canadienne

33	Voting shares	33	Actions avec droit de vote

34	Acquisition of corporation’s own shares	34	Acquisition par la société de ses propres actions

35	Alternative acquisition of corporation’s own shares	35	Acquisition par la société de ses propres actions

36	Redemption of shares	36	Rachat des actions

37	Gift or legacy of shares	37	Donation et legs d’actions

38	Other reduction of stated capital	38	Autre réduction du capital déclaré

39	Adjustment of stated capital account	39	Capital déclaré

40	Enforcement of contract to buy shares	40	Exécution des contrats

41	Commission for sale of shares	41	Commission sur vente d’actions

42	Dividends	42	Dividendes

43	Form of dividend	43	Forme du dividende

45	Shareholder immunity	45	Immunité des actionnaires

Current to October 31, 2023	iv	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

	PART VI		PARTIE VI

	Sale of Constrained Shares		Vente d’actions faisant l’objet de restrictions

46	Sale of constrained shares by corporation	46	Vente par la société d’actions faisant l’objet de restrictions

47	Proceeds of sale to be trust fund	47	Constitution d’un fonds en fiducie

	PART VII		PARTIE VII

	Security Certificates, Registers and Transfers		Certificats de valeurs mobilières, registres et transferts

	Interpretation and General		Définitions et dispositions générales

48	Application of Part	48	Champ d’application

49	Rights of holder	49	Droits du détenteur

50	Securities records	50	Registres des valeurs mobilières

51	Dealings with registered holder	51	Relations avec le détenteur inscrit

52	Overissue	52	Émission excédentaire

53	Burden of proof	53	Charge de la preuve

54	Securities fungible	54	Valeurs mobilières fongibles

	Issue — Issuer		Émission — Émetteur

55	Notice of defect	55	Avis du vice

56	Staleness as notice of defect	56	Présomption de connaissance d’un vice

57	Unauthorized signature	57	Signature non autorisée

58	Completion or alteration	58	Valeur mobilière à compléter

59	Warranties of agents	59	Garanties des mandataires

	Purchase		Acquisition

60	Title of purchaser	60	Titre de l’acquéreur

61	Deemed notice of adverse claim	61	Présomption d’opposition

62	Staleness as notice of adverse claim	62	Péremption valant avis d’opposition

63	Warranties to issuer	63	Garanties à l’émetteur

64	Right to compel endorsement	64	Droit d’exiger l’endossement

65	Definition of appropriate person	65	Définition de personne compétente

66	Effect of endorsement without delivery	66	Effet de l’endossement sans livraison

67	Endorsement in bearer form	67	Endossement au porteur

68	Effect of unauthorized endorsement	68	Effet d’un endossement non autorisé

69	Warranties of guarantor of signature	69	Garantie de la signature

70	Constructive delivery of a security	70	Présomption de livraison

71	Delivery of security	71	Livraison d’une valeur mobilière

72	Right to reclaim possession	72	Droit de demander la remise en possession

73	Right to requisites for registration	73	Droit d’obtenir les pièces nécessaires à l’inscription

Current to October 31, 2023	v	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

74	Seizure of security	74	Saisie d’une valeur mobilière
75	No liability for acts in good faith	75	Absence de responsabilité en cas de bonne foi
	Registration		Inscription
76	Duty to register transfer	76	Inscription obligatoire
77	Assurance that endorsement effective	77	Garantie de l’effet juridique de l’endossement
78	Limited duty of inquiry	78	Limites de l’obligation de s’informer
79	Limitation of issuer’s liability	79	Limites de la responsabilité
80	Notice of lost or stolen security	80	Avis de la perte ou du vol d’une valeur mobilière
81	Rights and obligations	81	Droits et obligations
	PART VIII		PARTIE VIII
	Trust Indentures		Acte de fiducie
82	Definitions	82	Définitions
83	Conflict of interest	83	Conflit d’intérêts
84	Qualification of trustee	84	Qualités requises pour être fiduciaire
85	List of security holders	85	Liste des détenteurs de valeurs mobilières
86	Evidence of compliance	86	Preuve de l’observation
87	Contents of declaration, etc.	87	Teneur de la déclaration, etc.
88	Further evidence of compliance	88	Preuve supplémentaire
89	Trustee may require evidence of compliance	89	Présentation de la preuve au fiduciaire
90	Notice of default	90	Avis du défaut
91	Duty of care	91	Obligations du fiduciaire
92	Reliance on statements	92	Foi accordée aux déclarations
93	No exculpation	93	Caractère impératif des obligations
	PART IX		PARTIE IX
	Receivers, Receiver-managers and Sequestrators		Séquestres et séquestres-gérants
94	Functions of receiver or sequestrator	94	Fonctions du séquestre
95	Functions of receiver-manager	95	Fonctions du séquestre-gérant
96	Directors’ powers cease	96	Suspension des pouvoirs des administrateurs
97	Duty to act	97	Obligation
98	Duty under instrument or act	98	Obligations prévues dans un acte
99	Duty of care	99	Obligation de diligence
100	Directions given by court	100	Directives du tribunal
101	Duties of receiver, receiver-manager or sequestrator	101	Obligations du séquestre et du séquestre-gérant

Current to October 31, 2023	vi	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

	PART X		PARTIE X
	Directors and Officers		Administrateurs et dirigeants
102	Duty to manage or supervise management	102	Fonctions des administrateurs
103	By-laws	103	Règlements administratifs
104	Organization meeting	104	Réunion
105	Qualifications of directors	105	Incapacités
106	Notice of directors	106	Liste des administrateurs
107	Cumulative voting	107	Vote cumulatif
108	Ceasing to hold office	108	Fin du mandat
109	Removal of directors	109	Révocation des administrateurs
110	Attendance at meeting	110	Présence à l’assemblée
111	Filling vacancy	111	Manière de combler les vacances
112	Number of directors	112	Nombre des administrateurs
113	Notice of change of director or director’s address	113	Avis de changement
114	Meeting of directors	114	Réunion du conseil
115	Delegation	115	Délégation
116	Validity of acts of directors and officers	116	Validité des actes des administrateurs et des dirigeants
117	Resolution in lieu of meeting	117	Résolution tenant lieu d’assemblée
118	Directors’ liability	118	Responsabilité des administrateurs
119	Liability of directors for wages	119	Responsabilité des administrateurs envers les employés
120	Disclosure of interest	120	Communication des intérêts
121	Officers	121	Dirigeants
122	Duty of care of directors and officers	122	Devoir des administrateurs et dirigeants
123	Dissent	123	Dissidence
124	Indemnification	124	Indemnisation
125	Remuneration	125	Rémunération
	PART XI		PARTIE XI
	Insider Trading		Transactions d’initiés
126	Definitions	126	Définitions
130	Prohibition of short sale	130	Interdiction de la vente à découvert
131	Definitions	131	Définition de initié
	PART XII		PARTIE XII
	Shareholders		Actionnaires
132	Place of meetings	132	Lieu des assemblées
133	Calling annual meetings	133	Convocation de l’assemblée annuelle
134	Fixing record date	134	Date de référence
135	Notice of meeting	135	Avis de l’assemblée

Current to October 31, 2023	vii	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

136	Waiver of notice	136	Renonciation à l’avis
137	Proposals	137	Propositions
138	List of shareholders entitled to receive notice	138	Liste des actionnaires : avis d’une assemblée
139	Quorum	139	Quorum
140	Right to vote	140	Droit de vote
141	Voting	141	Vote
142	Resolution in lieu of meeting	142	Résolution tenant lieu d’assemblée
143	Requisition of meeting	143	Demande de convocation
144	Meeting called by court	144	Convocation de l’assemblée par le tribunal
145	Court review of election	145	Révision d’une élection par le tribunal
145.1	Pooling agreement	145.1	Convention de vote
146	Unanimous shareholder agreement	146	Convention unanime des actionnaires

PART XIII	PARTIE XIII

	Proxies		Procurations
147	Definitions	147	Définitions
148	Appointing proxyholder	148	Nomination d’un fondé de pouvoir
149	Mandatory solicitation	149	Sollicitation obligatoire
150	Soliciting proxies	150	Sollicitation de procuration
151	Exemption	151	Dispense
152	Attendance at meeting	152	Présence à l’assemblée
153	Duty of intermediary	153	Devoir de l’intermédiaire
154	Restraining order	154	Ordonnance
	PART XIV		PARTIE XIV
	Financial Disclosure		Présentation de renseignements d’ordre financier
155	Annual financial statements	155	États financiers annuels
156	Application for exemption	156	Demande de dispense
157	Consolidated statements	157	États financiers consolidés
158	Approval of financial statements	158	Approbation des états financiers
159	Copies to shareholders	159	Copies aux actionnaires
160	Copies to Director	160	Copies au directeur
161	Qualification of auditor	161	Qualités requises pour être vérificateur
162	Appointment of auditor	162	Nomination du vérificateur
163	Dispensing with auditor	163	Dispense
164	Ceasing to hold office	164	Fin du mandat
165	Removal of auditor	165	Révocation
166	Filling vacancy	166	Manière de combler une vacance

Current to October 31, 2023	viii	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

167	Court appointed auditor	167	Nomination judiciaire
168	Right to attend meeting	168	Droit d’assister à l’assemblée
169	Examination	169	Examen
170	Right to information	170	Droit à l’information
171	Audit committee	171	Comité de vérification
172	Qualified privilege (defamation)	172	Immunité (diffamation)
	PART XIV.1		PARTIE XIV.1
	Disclosure Relating to Diversity		Présentation de renseignements relatifs à la diversité
172.1	Diversity in corporations	172.1	Diversité dans les sociétés
	PART XV		PARTIE XV
	Fundamental Changes		Modifications de structure
173	Amendment of articles	173	Modification des statuts
174	Constraints on shares	174	Restrictions concernant les actions
175	Proposal to amend	175	Proposition de modification
176	Class vote	176	Vote par catégorie
177	Delivery of articles	177	Remise des statuts
178	Certificate of amendment	178	Certificat de modification
179	Effect of certificate	179	Effet du certificat
180	Restated articles	180	Mise à jour des statuts
181	Amalgamation	181	Fusion
182	Amalgamation agreement	182	Convention de fusion
183	Shareholder approval	183	Approbation des actionnaires
184	Vertical short-form amalgamation	184	Fusion verticale simplifiée
185	Sending of articles	185	Remise des statuts
186	Effect of certificate	186	Effet du certificat
186.1	Amalgamation under other federal Acts	186.1	Fusion : société et autres personnes morales
187	Continuance (import)	187	Prorogation (importation)
188	Continuance — other jurisdictions	188	Prorogation (exportation)
189	Borrowing powers	189	Pouvoir d’emprunt
190	Right to dissent	190	Droit à la dissidence
191	Definition of reorganization	191	Définition de réorganisation
192	Definition of arrangement	192	Définition de arrangement
	PART XVI		PARTIE XVI
	Going-private Transactions and Squeeze-out Transactions		Opérations de fermeture et d’éviction
193	Going-private transactions	193	Opérations de fermeture

Current to October 31, 2023	ix	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

194	Squeeze-out transactions	194	Opérations d’éviction
	PART XVII		PARTIE XVII
	Compulsory and Compelled Acquisitions		Acquisitions forcées
206	Definitions	206	Définitions
206.1	Obligation to acquire shares	206.1	Acquisition forcée à la demande d’un actionnaire
	PART XVIII		PARTIE XVIII
	Liquidation and Dissolution		Liquidation et dissolution
207	Definition of court	207	Définition de tribunal
208	Application of Part	208	Application de la présente partie
209	Revival	209	Reconstitution
210	Dissolution before commencing business	210	Dissolution avant le début des opérations
211	Proposing liquidation and dissolution	211	Proposition de liquidation et dissolution
212	Dissolution by Director	212	Dissolution par le directeur
213	Grounds for dissolution	213	Motifs de dissolution
214	Further grounds	214	Autres motifs
215	Application for supervision	215	Demande de surveillance
216	Application to court	216	Demande au tribunal
217	Powers of court	217	Pouvoirs du tribunal
218	Effect of order	218	Effet de l’ordonnance
219	Cessation of business and powers	219	Cessation d’activité et perte de pouvoirs
220	Appointment of liquidator	220	Nomination du liquidateur
221	Duties of liquidator	221	Obligations du liquidateur
222	Powers of liquidator	222	Pouvoirs du liquidateur
223	Costs of liquidation	223	Frais de liquidation
224	Right to distribution in money	224	Droit à la répartition en numéraire
225	Custody of documents	225	Garde des documents
226	Definition of shareholder	226	Définition de actionnaire
227	Unknown claimants	227	Créanciers inconnus
228	Vesting in Crown	228	Dévolution à la Couronne
	PART XIX		PARTIE XIX
	Investigation		Enquêtes
229	Investigation	229	Enquête
230	Powers of court	230	Pouvoirs du tribunal
231	Power of inspector	231	Pouvoirs de l’inspecteur
232	Hearing in camera	232	Audition à huis clos

Current to October 31, 2023	x	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

233	Criminating statements	233	Incrimination
234	Absolute privilege (defamation)	234	Immunité absolue (diffamation)
235	Information respecting ownership and control	235	Renseignements concernant la propriété et le contrôle des valeurs mobilières
236	Solicitor-client privilege or professional secrecy	236	Secret professionnel
237	Inquiries	237	Enquêtes
	PART XIX.1		PARTIE XIX.1
	Apportioning Award of Damages		Répartition de l’indemnité
	Interpretation and Application		Définitions et champ d’application
237.1	Definitions	237.1	Définitions
237.2	Application of Part	237.2	Champ d’application
	Apportionment of Damages		Répartition de l’indemnité
237.3	Degree of responsibility	237.3	Degré de responsabilité
237.4	Exception — fraud	237.4	Fraude
	Joint and Several, or Solidary, Liability		Responsabilité solidaire
237.5	Individual or personal body corporate	237.5	Particulier ou personne morale privée
237.6	Equitable grounds	237.6	Tribunal
237.7	Value of security	237.7	Valeur mobilière
237.8	Court determines value	237.8	Discrétion du tribunal
237.9	Application to determine value	237.9	Requête
	PART XX		PARTIE XX
	Remedies, Offences and Punishment		Recours, infractions et peines
238	Definitions	238	Définitions
239	Commencing derivative action	239	Recours similaire à l’action oblique
240	Powers of court	240	Pouvoirs du tribunal
241	Application to court re oppression	241	Demande en cas d’abus
242	Evidence of shareholder approval not decisive	242	Preuve de l’approbation des actionnaires non décisive
243	Application to court to rectify records	243	Demande de rectification au tribunal
244	Application for directions	244	Demande d’instructions
245	Notice of refusal by Director	245	Avis de refus du directeur
246	Appeal from Director’s decision	246	Appel
247	Restraining or compliance order	247	Ordonnances
248	Summary application to court	248	Demande sommaire
249	Appeal of final order	249	Appel
250	Offences with respect to reports	250	Infractions
251	Offence	251	Infraction
252	Order to comply	252	Ordre de se conformer à la loi

Current to October 31, 2023	xi	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

	PART XX.1		PARTIE XX.1
	Documents in Electronic or Other Form		Documents sous forme électronique ou autre
252.1	Definitions	252.1	Définitions
252.2	Application	252.2	Application
252.3	Use not mandatory	252.3	Utilisation non obligatoire
252.4	Creation and provision of information	252.4	Création et fourniture d’information
252.5	Creation of information in writing	252.5	Création d’information écrite
252.6	Statutory declarations and affidavits	252.6	Déclaration solennelle ou sous serment
252.7	Signatures	252.7	Signatures
	PART XXI		PARTIE XXI
	General		Dispositions générales
253	Notice to directors and shareholders	253	Avis aux administrateurs et aux actionnaires
254	Notice to and service on a corporation	254	Avis et signification à une société
255	Waiver of notice	255	Renonciation
256	Certificate of Director	256	Certificat du directeur
257	Certificate of corporation	257	Certificat
258	Copies	258	Photocopies
258.1	Content and form of documents	258.1	Présentation et teneur des documents
258.2	Exemption	258.2	Dispense
259	Proof required by Director	259	Preuve
260	Appointment of Director	260	Nomination du directeur
261	Regulations	261	Règlements
261.1	Payment of fees	261.1	Acquittement des droits
262	Definition of statement	262	Définition de déclaration
262.1	Signature	262.1	Signature
262.2	Publication	262.2	Publicité
263	Annual return	263	Rapport annuel
263.1	Certificate	263.1	Certificat
264	Alteration	264	Modification
265	Corrections at request of Director	265	Rectifications à la demande du directeur
265.1	Cancellation of articles by Director	265.1	Annulation à la demande du directeur
266	Inspection	266	Consultation
267	Director’s obligation to keep documents	267	Conservation de documents par le directeur
267.1	Form of publication	267.1	Traitement de l’information
268	Definition of charter	268	Définition de charte

Current to October 31, 2023	xii	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

SCHEDULE	ANNEXE

Offences	Infractions

Current to October 31, 2023	xiii	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

R.S.C., 1985, c. C-44

An Act respecting Canadian business corporations

Short Title

Short title

1 This Act may be cited as the Canada Business Corporations Act.

R.S., 1985, c. C-44, s. 1; 1994, c. 24, s. 1(F).

PART I

Interpretation and Application

Interpretation

Definitions

2 (1) In this Act,

affairs means the relationships among a corporation, its affiliates and the shareholders, directors and officers of such bodies corporate but does not include the business carried on by such bodies corporate; (affaires internes)

affiliate means an affiliated body corporate within the meaning of subsection (2); (groupe)

articles means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement, articles of dissolution, articles of revival and includes any amendments thereto; (statuts)

associate, in respect of a relationship with a person, means

(a) a body corporate of which that person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten per cent of the voting rights under all circumstances or by reason of the occurrence of an event that

L.R.C., 1985, ch. C-44

Loi régissant les sociétés par actions de régime fédéral

Titre abrégé

Titre abrégé

1 Loi canadienne sur les sociétés par actions.

L.R. (1985), ch. C-44, art. 1; 1994, ch. 24, art. 1(F).

PARTIE I

Définitions et application

Définitions

Définitions

2 (1) Les définitions qui suivent s’appliquent à la présente loi.

action rachetable Action que la société émettrice, selon le cas:

a)	peut acheter ou racheter unilatéralement;

b) est tenue, par ses statuts, d’acheter ou de racheter à une date déterminée ou à la demande d’un actionnaire. (redeemable share)

administrateur Indépendamment de son titre, le titulaire de ce poste; conseil d’administration s’entend notamment de l’administrateur unique. (director, directors and board of directors)

affaires internes Les relations, autres que d’entreprise, entre la société, les personnes morales appartenant au même groupe et leurs actionnaires, administrateurs et dirigeants. (affairs)

assemblée Assemblée d’actionnaires. (French version only)

Current to October 31, 2023	1	À jour au 31 octobre 2023
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has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities,

(b) a partner of that person acting on behalf of the partnership of which they are partners,

(c) a trust or estate or succession in which that person has a substantial beneficial interest or in respect of which that person serves as a trustee or liquidator of the succession or in a similar capacity,

(d) a spouse of that person or an individual who is cohabiting with that person in a conjugal relationship, having so cohabited for a period of at least one year,

(e) a child of that person or of the spouse or individual referred to in paragraph (d), and

(f) a relative of that person or of the spouse or individual referred to in paragraph (d), if that relative has the same residence as that person; (liens)

auditor includes a partnership of auditors or an auditor that is incorporated; (vérificateur)

beneficial interest means an interest arising out of the beneficial ownership of securities; (véritable propriétaire et propriété effective)

beneficial ownership includes ownership through any trustee, legal representative, agent or mandatary, or other intermediary; (véritable propriétaire et propriété effective)

body corporate includes a company or other body corporate wherever or however incorporated; (personne morale)

call means an option transferable by delivery to demand delivery of a specified number or amount of securities at a fixed price within a specified time but does not include an option or right to acquire securities of the corporation that granted the option or right to acquire; (option d’achat)

corporation means a body corporate incorporated or continued under this Act and not discontinued under this Act; (société par actions ou société)

court means

(a) in the Province of Newfoundland and Labrador, the Trial Division of the Supreme Court of the Province,

convention unanime des actionnaires Convention visée au paragraphe 146(1) ou déclaration d’un actionnaire visée au paragraphe 146(2). (unanimous shareholder agreement)

Cour d’appel La cour compétente pour juger les appels interjetés contre les décisions des tribunaux. (court of appeal)

directeur Personne nommée à ce titre en vertu de l’article 260. (Director)

dirigeant Particulier qui occupe le poste de président du conseil d’administration, président, vice-président, secrétaire, trésorier, contrôleur, chef du contentieux, directeur général ou administrateur délégué d’une société ou qui exerce pour celle-ci des fonctions semblables à celles qu’exerce habituellement un particulier occupant un tel poste ainsi que tout autre particulier nommé à titre de dirigeant en application de l’article 121. (officer)

entité S’entend d’une personne morale, d’une société de personnes, d’une fiducie, d’une coentreprise ou d’une organisation ou association non dotée de la personnalité morale. (entity)

envoyer A également le sens de remettre. (send)

fondateur Tout signataire des statuts constitutifs d’une société. (incorporator)

groupe L’ensemble des personnes morales visées au paragraphe (2). (affiliate)

incapable S’entend du particulier qui, sous le régime des lois d’une province, est reconnu comme étant incapable — sauf en raison de sa minorité — d’administrer ses biens ou qui fait l’objet d’une déclaration par un tribunal étranger d’une telle incapacité. (incapable)

législation antérieure S’entend des diverses lois fédérales qui étaient en vigueur avant l’entrée en vigueur de la présente loi et qui s’appliquaient à la constitution de personnes morales de régime fédéral en vertu de ces lois, à l’exception de toute institution financière au sens de l’article 2 de la Loi sur les banques. (prior legislation)

liens Relations entre une personne et:

a) la personne morale dont elle a, soit directement, soit indirectement, la propriété effective ou le contrôle d’un certain nombre d’actions ou de valeurs mobilières immédiatement convertibles en actions, conférant plus de dix pour cent des droits de vote en tout état de cause ou en raison soit de la réalisation continue d’une condition, soit d’une option ou d’un droit

Current to October 31, 2023	2	À jour au 31 octobre 2023
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(a.1) in the Province of Ontario, the Superior Court of Justice,

(b) in the Provinces of Nova Scotia, British Columbia and Prince Edward Island, the Supreme Court of the Province,

(c) in the Provinces of Manitoba, Saskatchewan, Alberta and New Brunswick, the Court of Queen’s Bench for the Province,

(d) in the Province of Quebec, the Superior Court of the Province, and

(e) the Supreme Court of Yukon, the Supreme Court of the Northwest Territories and the Nunavut Court of Justice; (tribunal)

court of appeal means the court to which an appeal lies from an order of a court; (Cour d’appel)

debt obligation means a bond, debenture, note or other evidence of indebtedness or guarantee of a corporation, whether secured or unsecured; (titre de créance)

Director means the Director appointed under section 260; (directeur)

director means a person occupying the position of director by whatever name called and directors and board of directors includes a single director; (administrateur et conseil d’administration)

distributing corporation means, subject to subsections (6) and (7), a distributing corporation as defined in the regulations; (société ayant fait appel au public)

entity means a body corporate, a partnership, a trust, a joint venture or an unincorporated association or organization; (entité)

going-private transaction means a going-private transaction as defined in the regulations; (opération de fermeture)

incapable, in respect of an individual, means that the individual is found, under the laws of a province, to be unable, other than by reason of minority, to manage their property or is declared to be incapable by any court in a jurisdiction outside Canada; (incapable)

incorporator means a person who signs articles of incorporation; (fondateur)

individual means a natural person; (particulier)

d’achat immédiat portant sur lesdites actions ou valeurs mobilières convertibles;

b) son associé dans une société de personnes, agissant pour le compte de celle-ci;

c) la fiducie ou la succession sur lesquelles elle a un droit découlant des droits du véritable propriétaire ou à l’égard desquelles elle remplit les fonctions de fiduciaire, d’exécuteur testamentaire, de liquidateur de la succession ou des fonctions analogues;

d) son époux ou la personne qui vit avec elle dans une relation conjugale depuis au moins un an;

e) ses enfants ou ceux des personnes visées à l’alinéa d);

f) ses autres parents — ou ceux des personnes visées à l’alinéa d) — qui partagent sa résidence. (associate)

mandataire Au Québec, s’entend notamment de l’ayant cause. (mandatary)

ministre Le membre du Conseil privé de la Reine pour le Canada chargé par le gouverneur en conseil de l’application de la présente loi. (Minister)

opération d’éviction Opération exécutée par une société — qui n’est pas une société ayant fait appel au public — et exigeant une modification de ses statuts qui a, directement ou indirectement, pour résultat la suppression de l’intérêt d’un détenteur d’actions d’une catégorie, sans le consentement de celui-ci et sans substitution d’un intérêt de valeur équivalente dans des actions émises par la société conférant des droits et privilèges égaux ou supérieurs à ceux attachés aux actions de cette catégorie. (squeeze-out transaction)

opération de fermeture S’entend au sens des règlements. (going-private transaction)

option d’achat Option négociable par livraison qui permet d’exiger que soit livré un nombre précis de valeurs mobilières à un prix et dans un délai déterminés. Est exclu de la présente définition l’option ou le droit d’acquérir des valeurs mobilières de la société qui l’a accordé. (call)

option de vente Option négociable par livraison qui permet de livrer un nombre précis de valeurs mobilières à un prix et dans un délai déterminés. (put)

particulier A le sens de personne physique. (individual)

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liability includes a debt of a corporation arising under section 40, subsection 190(25) and paragraphs 241(3)(f) and (g); (passif)

mandatary, in Quebec, includes a successor; (mandataire)

Minister means such member of the Queen’s Privy Council for Canada as is designated by the Governor in Council as the Minister for the purposes of this Act; (ministre)

officer means an individual appointed as an officer under section 121, the chairperson of the board of directors, the president, a vice-president, the secretary, the treasurer, the comptroller, the general counsel, the general manager, a managing director, of a corporation, or any other individual who performs functions for a corporation similar to those normally performed by an individual occupying any of those offices; (dirigeant)

ordinary resolution means a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution; (résolution ordinaire)

person means an individual, partnership, association, body corporate, or personal representative; (personne)

personal representative means a person who stands in place of and represents another person including, but not limited to, a trustee, an executor, an administrator, a liquidator of a succession, an administrator of the property of others, a guardian or tutor, a curator, a receiver or sequestrator, an agent or mandatary or an attorney; (représentant personnel)

prescribed means prescribed by the regulations; (prescrit ou réglementaire)

prior legislation means the various Acts of Parliament that were in force prior to the coming into force of this Act and that applied to the incorporation of federal companies under those Acts, other than any financial institution as defined in section 2 of the Bank Act; (législation antérieure)

put means an option transferable by delivery to deliver a specified number or amount of securities at a fixed price within a specified time; (option de vente)

redeemable share means a share issued by a corporation

(a) that the corporation may purchase or redeem on the demand of the corporation, or passif Sont assimilées au passif les dettes résultant de l’application de l’article 40, du paragraphe 190(25) ou des alinéas 241(3)f) et g). (liability)

personne Particulier, société de personnes, association, personne morale ou représentant personnel. (person)

personne morale Toute personne morale, y compris une compagnie, indépendamment de son lieu ou mode de constitution. (body corporate)

prescrit ou réglementaire Prescrit ou prévu par règlement. (prescribed)

représentant personnel Personne agissant en lieu et place d’une autre, notamment le fiduciaire, l’exécuteur testamentaire, l’administrateur successoral, le liquidateur de succession, l’administrateur du bien d’autrui, le tuteur, le curateur, le séquestre, le mandataire et le fondé de pouvoir. (personal representative)

résident canadien Selon le cas:

a) le citoyen canadien résidant habituellement au Canada;

b) le citoyen canadien qui ne réside pas habituellement au Canada, mais fait partie d’une catégorie prescrite de personnes;

c) le résident permanent au sens du paragraphe 2(1) de la Loi sur l’immigration et la protection des réfugiés qui réside habituellement au Canada, à l’exclusion de celui qui y a résidé de façon habituelle pendant plus d’un an après avoir acquis pour la première fois le droit de demander la citoyenneté canadienne. (resident Canadian)

résolution ordinaire Résolution adoptée à la majorité des voix exprimées. (ordinary resolution)

résolution spéciale Résolution adoptée aux deux tiers au moins des voix exprimées ou signée de tous les actionnaires habiles à voter en l’occurrence. (special resolution)

réunion Réunion du conseil d’administration ou de l’un de ses comités. (French version only)

série Subdivision d’une catégorie d’actions. (series)

société ayant fait appel au public Sous réserve des paragraphes (6) et (7), s’entend au sens des règlements. (distributing corporation)

société de personnes [Abrogée, 1994, ch. 24, art. 2]

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(b) that the corporation is required by its articles to purchase or redeem at a specified time or on the demand of a shareholder; (action rachetable)

resident Canadian means an individual who is

(a)	a Canadian citizen ordinarily resident in Canada,

(b) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or

(c) a permanent resident within the meaning of subsection 2(1) of the Immigration and Refugee Protection Act and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which he or she first became eligible to apply for Canadian citizenship; (résident canadien)

security means a share of any class or series of shares or a debt obligation of a corporation and includes a certificate evidencing such a share or debt obligation; (valeur mobilière)

security interest means an interest or right in or charge on property of a corporation to secure payment of a debt or performance of any other obligation of the corporation; (sûreté)

send includes deliver; (envoyer)

series, in relation to shares, means a division of a class of shares; (série)

special resolution means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution; (résolution spéciale)

squeeze-out transaction means a transaction by a corporation that is not a distributing corporation that would require an amendment to its articles and would, directly or indirectly, result in the interest of a holder of shares of a class of the corporation being terminated without the consent of the holder, and without substituting an interest of equivalent value in shares issued by the corporation, which shares have equal or greater rights and privileges than the shares of the affected class; (opération d’éviction)

unanimous shareholder agreement means an agreement described in subsection 146(1) or a declaration of a shareholder described in subsection 146(2). (convention unanime des actionnaires)

société par actions ou société Personne morale constituée ou prorogée sous le régime de la présente loi. (corporation)

statuts Les clauses, initiales ou mises à jour, réglementant la constitution ainsi que toute modification, fusion, prorogation, réorganisation, dissolution, reconstitution ou tout arrangement de la société. (articles)

sûreté Droit, intérêt ou charge grevant les biens d’une société pour garantir le paiement de ses dettes ou l’exécution de ses obligations. (security interest)

titre de créance Toute preuve d’une créance sur la société ou d’une garantie donnée par elle, avec ou sans sûreté, et notamment une obligation, une débenture ou un billet. (debt obligation)

tribunal

a) La Section de première instance de la Cour suprême de Terre-Neuve-et-Labrador;

a.1) la Cour supérieure de justice de l’Ontario;

b) la Cour suprême de la Nouvelle-Écosse, de la Colombie-Britannique et de l’Île-du-Prince-Édouard;

c) la Cour du Banc de la Reine du Manitoba, de la Saskatchewan, de l’Alberta ou du Nouveau-Brunswick;

d) la Cour supérieure du Québec;

e) la Cour suprême du Yukon, la Cour suprême des Territoires du Nord-Ouest ou la Cour de justice du Nunavut. (court)

valeur mobilière Action de toute catégorie ou série ou titre de créance sur une société, y compris le certificat en attestant l’existence. (security)

vérificateur S’entend notamment des vérificateurs constitués en société de personnes ou en personne morale. (auditor)

véritable propriétaire S’entend notamment du propriétaire de valeurs mobilières inscrites au nom d’un intermédiaire, notamment d’un fiduciaire ou d’un mandataire; et propriété effective s’entend du droit du véritable propriétaire. (beneficial ownershipbeneficial interest)

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Affiliated bodies corporate

(2)	For the purposes of this Act,

(a) one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(b) if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

Control

(3) For the purposes of this Act, a body corporate is controlled by a person or by two or more bodies corporate if

(a) securities of the body corporate to which are attached more than fifty per cent of the votes that may be cast to elect directors of the body corporate are held, other than by way of security only, by or for the benefit of that person or by or for the benefit of those bodies corporate; and

(b) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.

Holding body corporate

(4) A body corporate is the holding body corporate of another if that other body corporate is its subsidiary.

Subsidiary body corporate

(5) A body corporate is a subsidiary of another body corporate if

(a)	it is controlled by

(i)	that other body corporate,

(ii)  that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or

(iii) two or more bodies corporate each of which is controlled by that other body corporate; or

(b) it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

Exemptions — on application by corporation

(6) On the application of a corporation, the Director may determine that the corporation is not or was not a distributing corporation if the Director is satisfied that the determination would not be prejudicial to the public interest.

Groupements

(2)	Pour l’application de la présente loi:

a) appartiennent au même groupe deux personnes morales dont l’une est filiale de l’autre ou qui sont sous le contrôle de la même personne;

b) sont réputées appartenir au même groupe deux personnes morales dont chacune appartient au groupe d’une même personne morale.

Contrôle

(3) Pour l’application de la présente loi, ont le contrôle d’une personne morale la personne ou les personnes morales:

a) qui détiennent — ou en sont bénéficiaires —, autrement qu’à titre de garantie seulement, des valeurs mobilières conférant plus de cinquante pour cent du maximum possible des voix à l’élection des administrateurs de la personne morale;

b) dont lesdites valeurs mobilières confèrent un droit de vote dont l’exercice permet d’élire la majorité des administrateurs de la personne morale.

Personne morale mère

(4) Est la personne morale mère d’une personne morale celle qui la contrôle.

Filiales

(5) Une personne morale est la filiale d’une autre personne morale dans chacun des cas suivants:

a)	elle est contrôlée:

(i)  soit par l’autre personne morale,

(ii) soit par l’autre personne morale et une ou plusieurs personnes morales elles-mêmes contrôlées par cette autre personne morale,

(iii) soit par des personnes morales elles-mêmes contrôlées par l’autre personne morale;

b) elle est la filiale d’une filiale de l’autre personne morale.

Exemption : décision individuelle

(6) Le directeur peut, à la demande de la société, décider que celle-ci n’est ou n’était pas une société ayant fait appel au public, s’il est convaincu que cette décision ne porte pas atteinte à l’intérêt public.

Current to October 31, 2023	6	À jour au 31 octobre 2023
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Exemptions — classes of corporations

(7) The Director may determine that a class of corporations are not or were not distributing corporations if the Director is satisfied that the determination would not be prejudicial to the public interest.

Infants

(8) For the purposes of this Act, the word infant has the same meaning as in the applicable provincial law and, in the absence of any such law, has the same meaning as the word child in the United Nations Convention on the Rights of the Child, adopted in the United Nations General Assembly on November 20, 1989.

R.S., 1985, c. C-44, s. 2; R.S., 1985, c. 27 (2nd Supp.), s. 10; 1990, c. 17, s. 6; 1992, c. 51, s. 30; 1994, c. 24, s. 2; 1998, c. 30, ss. 13(F), 15(E); 1999, c. 3, s. 16; 2000, c. 12, s. 27; 2001, c. 14, ss. 1, 135(E), c. 27, s. 209; 2002, c. 7, s. 88(E); 2011, c. 21, s. 13; 2015, c. 3, s. 12; 2018, c. 8, s. 1.

Individual with significant control

2.1 (1) For the purposes of this Act, any of the following individuals is an individual with significant control over a corporation:

(a) an individual who has any of the following interests or rights, or any combination of them, in respect of a significant number of shares of the corporation:

(i)	the individual is the registered holder of them,

(ii)	the individual is the beneficial owner of them, or

(iii) the individual has direct or indirect control or direction over them;

(b) an individual who has any direct or indirect influence that, if exercised, would result in control in fact of the corporation; or

(c) an individual to whom prescribed circumstances apply.

Joint ownership or control

(2) Two or more individuals are each considered to be an individual with significant control over a corporation if, in respect of a significant number of shares of the corporation,

(a) an interest or right, or a combination of interests or rights, referred to in paragraph (1)(a) is held jointly by those individuals; or

(b) a right, or combination of rights, referred to in paragraph (1)(a) is subject to any agreement or arrangement under which the right or rights are to be exercised jointly or in concert by those individuals.

Exemption par catégorie

(7) Le directeur peut déterminer les catégories de sociétés qui ne sont ou n’étaient pas des sociétés ayant fait appel au public, s’il est convaincu que cette décision ne porte pas atteinte à l’intérêt public.

Minorité

(8) Pour l’application de la présente loi, mineur s’entend au sens des règles du droit provincial applicables. En l’absence de telles règles, ce terme s’entend au sens donné au mot enfant dans la Convention internationale des droits de l’enfant, adoptée par l’Assemblée générale des Nations Unies le 20 novembre 1989.

L.R. (1985), ch. C-44, art. 2; L.R. (1985), ch. 27 (2e suppl.), art. 10; 1990, ch. 17, art. 6; 1992, ch. 51, art. 30; 1994, ch. 24, art. 2; 1998, ch. 30, art. 13(F) et 15(A); 1999, ch. 3, art. 16; 2000, ch. 12, art. 27; 2001, ch. 14, art. 1 et 135(A), ch. 27, art. 209; 2002, ch. 7, art. 88(A); 2011, ch. 21, art. 13; 2015, ch. 3, art. 12; 2018, ch. 8, art. 1.

Particulier ayant un contrôle important

2.1 (1) Pour l’application de la présente loi, est un particulier ayant un contrôle important d’une société le particulier, selon le cas:

a) qui a l’un ou l’autre des droits ou intérêts ci-après, ou toute combinaison de ceux-ci, relativement à un nombre important d’actions:

(i)	il en est le détenteur inscrit,

(ii)	il en a la propriété effective,

(iii) le cas échéant, il exerce un contrôle direct ou indirect ou a la haute main sur celui-ci;

b) qui exerce, le cas échéant, une influence directe ou indirecte ayant pour résultat le contrôle de fait de la société;

c) à qui les circonstances réglementaires s’appliquent.

Codétenteurs

(2) Si, relativement à un nombre important d’actions, un droit ou un intérêt mentionné à l’alinéa (1)a), ou toute combinaison de ceux-ci, est détenu conjointement par des particuliers ou que l’un de ces droits, ou toute combinaison de ceux-ci, fait l’objet d’un accord ou d’une entente prévoyant qu’il sera exercé conjointement ou de concert par plusieurs particuliers, chacun de ces particuliers est considéré être un particulier ayant un contrôle important.

Current to October 31, 2023	7	À jour au 31 octobre 2023
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Significant number of shares

(3) For the purposes of this section, a significant number of shares of a corporation is

(a) any number of shares that carry 25% or more of the voting rights attached to all of the corporation’s outstanding voting shares; or

(b) any number of shares that is equal to 25% or more of all of the corporation’s outstanding shares measured by fair market value.

2018, c. 27, s. 182.

Application

Application of Act

3 (1) This Act applies to every corporation incorporated and every body corporate continued as a corporation under this Act that has not been discontinued under this Act.

(2) [Repealed, 1991, c. 45, s. 551]

Certain Acts do not apply

(3) The following do not apply to a corporation:

(a) [Repealed, 2009, c. 23, s. 344]

(a.1) the Canada Not-for-profit Corporations Act;

(b)	the Winding-up and Restructuring Act; and

(c) the provisions of a Special Act, as defined in section 87 of the Canada Transportation Act, that are in-consistent with this Act.

Limitations on business that may be carried on

(4)	No corporation shall carry on the business of

(a)	a bank;

(a.1) an association to which the Cooperative Credit Associations Act applies;

(b) a company or society to which the Insurance Companies Act applies; or

(c) a company to which the Trust and Loan Companies Act applies.

Limitations on business that may be carried on

(5) No corporation shall carry on business as a degree-granting educational institution unless expressly

Nombre important d’actions

(3) Pour l’application du présent article, est un nombre important d’actions:

a) tout nombre d’actions conférant vingt-cinq pour cent ou plus des droits de vote attachés à l’ensemble des actions avec droit de vote en circulation de la société;

b) tout nombre d’actions équivalant à vingt-cinq pour cent ou plus de la juste valeur marchande de l’ensemble des actions en circulation de la société.

2018, ch. 27, art. 182.

Champ d’application

Application de la loi

3 (1) La présente loi s’applique à toute société constituée sous son régime et à toute personne morale prorogée en société sous son régime et qui n’est pas passée sous le régime d’une autre autorité législative.

(2) [Abrogé, 1991, ch. 45, art. 551]

Non-application de certaines lois

(3) Les lois suivantes ne s’appliquent pas à une société:

a) [Abrogé, 2009, ch. 23, art. 344]

a.1) la Loi canadienne sur les organisations à but non lucratif;

b) la Loi sur les liquidations et les restructurations;

c) les dispositions de toute loi spéciale au sens de l’article 87 de la Loi sur les transports au Canada qui sont incompatibles avec la présente loi.

Restrictions aux activités commerciales

(4)	Les sociétés ne peuvent se livrer:

a)	à l’activité des banques;

a.1) aux activités d’une association régie par la Loi sur les associations coopératives de crédit;

b) aux activités d’une société ou d’une société de secours régie par la Loi sur les sociétés d’assurances;

c) aux activités d’une société régie par la Loi sur les sociétés de fiducie et de prêt.

Activité : établissement d’enseignement

(5) La société ne peut exercer l’activité d’un établissement d’enseignement ayant le pouvoir de délivrer des

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PART I Interpretation and Application	PARTIE I Définitions et application
Application	Champ d’application
Sections 3-6	Articles 3-6

authorized to do so by a federal or provincial agent that by law has the power to confer degree-granting authority on an educational institution.

R.S., 1985, c. C-44, s. 3; 1991, c. 45, s. 551, c. 46, s. 595, c. 47, s. 719; 1992, c. 1, s. 142; 1994, c. 24, s. 3; 1996, c. 6, s. 167, c. 10, s. 212; 1999, c. 31, s. 63; 2001, c. 14, s. 2(F); 2007, c. 6, s. 399; 2009, c. 23, ss. 309, 344.

Purposes of Act

Purposes

4 The purposes of this Act are to revise and reform the law applicable to business corporations incorporated to carry on business throughout Canada, to advance the cause of uniformity of business corporation law in Canada and to provide a means of allowing an orderly transferance of certain federal companies incorporated under various Acts of Parliament to this Act.

1974-75-76, c. 33, s. 4; 1978-79, c. 9, s. 1(F).

PART II

Incorporation

Incorporators

5 (1) One or more individuals or bodies corporate may incorporate a corporation by signing articles of incorporation and complying with section 7.

Individuals

(2) An individual may incorporate a corporation only if that individual

(a)	is not less than 18 years of age;

(b)	is not incapable; or

(c)	does not have the status of bankrupt.

R.S., 1985, c. C-44, s. 5; 2018, c. 8, s. 2.

Articles of incorporation

6 (1) Articles of incorporation shall follow the form that the Director fixes and shall set out, in respect of the proposed corporation,

(a) the name of the corporation;

(b) the province in Canada where the registered office is to be situated;

(c) the classes and any maximum number of shares that the corporation is authorized to issue, and diplômes universitaires que si elle est expressément autorisée par un agent fédéral ou provincial habilité par la loi à conférer ce pouvoir à de tels établissements.

L.R. (1985), ch. C-44, art. 3; 1991, ch. 45, art. 551, ch. 46, art. 595, ch. 47, art. 719; 1992, ch. 1, art. 142; 1994, ch. 24, art. 3; 1996, ch. 6, art. 167, ch. 10, art. 212; 1999, ch. 31, art. 63; 2001, ch. 14, art. 2(F); 2007, ch. 6, art. 399; 2009, ch. 23, art. 309 et 344.

Objet

Objet

4 La présente loi a pour objet de refondre et de réformer le droit applicable aux sociétés par actions constituées en vue d’exercer leur activité dans tout le Canada, de promouvoir l’uniformisation du droit des sociétés par actions au Canada et de faciliter le passage sous son autorité de certaines personnes morales de régime fédéral constituées en vertu de diverses lois fédérales.

1974-75-76, ch. 33, art. 4; 1978-79, ch. 9, art. 1(F).

PARTIE II

Constitution

Fondateurs

5 (1) La constitution d’une société est subordonnée à la signature de statuts constitutifs et à l’observation de l’article 7 par un ou plusieurs particuliers ou personnes morales.

Particuliers

(2)	S’agissant de particuliers:

a) ils ont au moins dix-huit ans;

b) ils ne sont pas incapables;

c) ils n’ont pas le statut de failli.

L.R. (1985), ch. C-44, art. 5; 2018, ch. 8, art. 2.

Statuts constitutifs

6 (1) Les statuts constitutifs de la société projetée sont dressés en la forme établie par le directeur et indiquent:

a) sa dénomination sociale;

b) la province où se trouve son siège social;

c) les catégories et, éventuellement, le nombre maximal d’actions qu’elle est autorisée à émettre et:

(i) en cas de pluralité des catégories, les droits, privilèges, conditions et restrictions dont est assortie chacune d’elles,

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PART II Incorporation	PARTIE II Constitution
Sections 6-8	Articles 6-8

(i) if there will be two or more classes of shares, the rights, privileges, restrictions and conditions attaching to each class of shares, and

(ii) if a class of shares may be issued in series, the authority given to the directors to fix the number of shares in, and to determine the designation of, and the rights, privileges, restrictions and conditions attaching to, the shares of each series;

(d)  if the issue, transfer or ownership of shares of the corporation is to be restricted, a statement to that effect and a statement as to the nature of such restrictions;

(e) the number of directors or, subject to paragraph 107(a), the minimum and maximum number of directors of the corporation; and

(f) any restrictions on the businesses that the corporation may carry on.

Additional provisions in articles

(2) The articles may set out any provisions permitted by this Act or by law to be set out in the by-laws of the corporation.

Special majorities

(3) Subject to subsection (4), if the articles or a unanimous shareholder agreement require a greater number of votes of directors or shareholders than that required by this Act to effect any action, the provisions of the articles or of the unanimous shareholder agreement prevail.

Idem

(4) The articles may not require a greater number of votes of shareholders to remove a director than the number required by section 109.

R.S., 1985, c. C-44, s. 6; 1994, c. 24, s. 4(F); 2001, c. 14, ss. 3, 134(F).

Delivery of articles of incorporation

7 An incorporator shall send to the Director articles of incorporation and the documents required by sections 19 and 106.

1974-75-76, c. 33, s. 7; 1978-79, c. 9, s. 1(F).

Certificate of incorporation

8 (1) Subject to subsection (2), on receipt of articles of incorporation, the Director shall issue a certificate of incorporation in accordance with section 262.

Exception — failure to comply with Act

(2) The Director may refuse to issue the certificate if a notice that is required to be sent under subsection 19(2)

(ii) en cas d’émission d’une catégorie d’actions par séries, l’autorisation accordée aux administrateurs tant de fixer le nombre et la désignation des actions de chaque série que de déterminer les droits, privilèges, conditions et restrictions dont les actions sont assorties;

d) éventuellement les restrictions imposées à l’émission, au transfert ou au droit de propriété de ses actions;

e) le nombre précis ou, sous réserve de l’alinéa 107a), les nombres minimal et maximal de ses administrateurs;

f)	les limites imposées à son activité commerciale.

Dispositions supplémentaires spéciales

(2) Les statuts peuvent contenir toute disposition que la présente loi ou toute autre règle de droit autorise à insérer dans les règlements administratifs de la société.

Majorités spéciales

(3) Par dérogation à la présente loi et sous réserve du paragraphe (4), les statuts ou les conventions unanimes des actionnaires peuvent augmenter le nombre de voix nécessaires à l’adoption de certaines mesures par les admi-nistrateurs ou par les actionnaires.

Idem

(4) Les statuts ne peuvent, pour la révocation d’un administrateur, exiger un nombre de voix plus élevé que celui prévu à l’article 109.

L.R. (1985), ch. C-44, art. 6; 1994, ch. 24, art. 4(F); 2001, ch. 14, art. 3 et 134(F).

Envoi des statuts constitutifs

7 Les statuts constitutifs et les documents exigés aux articles 19 et 106 sont envoyés au directeur par l’un des fondateurs.

1974-75-76, ch. 33, art. 7; 1978-79, ch. 9, art. 1(F).

Certificat

8 (1) Sous réserve du paragraphe (2), dès réception des statuts constitutifs, le directeur délivre un certificat de constitution conformément à l’article 262.

Exception : manquement

(2) Le directeur peut refuser de délivrer le certificat si l’avis ou la liste exigés respectivement aux paragraphes

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PART II Incorporation	PARTIE II Constitution
Sections 8-10	Articles 8-10

or 106(1) indicates that the corporation, if it came into existence, would not be in compliance with this Act.

R.S., 1985, c. C-44, s. 8; 2001, c. 14, s. 4.

Effect of certificate

9 A corporation comes into existence on the date shown in the certificate of incorporation.

1974-75-76, c. 33, s. 9; 1978-79, c. 9, s. 1(F).

Name of corporation

10 (1) The word or expression “Limited”, “Limitée”, “Incorporated”, “Incorporée”, “Corporation” or “Société par actions de régime fédéral” or the corresponding abbreviation “Ltd.”, “Ltée”, “Inc.”, “Corp.” or “S.A.R.F.” shall be part, other than only in a figurative or descriptive sense, of the name of every corporation, but a corporation may use and be legally designated by either the full or the corresponding abbreviated form.

Saving for “S.C.C.”

(1.1) Subsection (1) does not apply to a corporation that has a corporate name that, immediately before the day on which this subsection comes into force, included, other than only in a figurative or descriptive sense, the expression “Société commerciale canadienne” or the abbreviation “S.C.C.”, and any such corporation may use and be legally designated by either that expression or that abbreviation.

Exemption

(2) The Director may exempt a body corporate continued as a corporation under this Act from the provisions of subsection (1).

Alternate name

(3) Subject to subsection 12(1), the name of a corporation may be set out in its articles in an English form, a French form, an English form and a French form, or a combined English and French form, so long as the combined form meets the prescribed criteria. The corporation may use and may be legally designated by any such form.

Alternative name outside Canada

(4) Subject to subsection 12(1), a corporation may, for use outside Canada, set out its name in its articles in any language form and it may use and may be legally designated by any such form outside Canada.

19(2) ou 106(1) indiquent que la société, une fois constituée, serait en contravention avec la présente loi.

L.R. (1985), ch. C-44, art. 8; 2001, ch. 14, art. 4.

Effet du certificat

9 La société existe à compter de la date figurant sur le certificat de constitution.

1974-75-76, ch. 33, art. 9; 1978-79, ch. 9, art. 1(F).

Dénomination sociale

10 (1) Les termes « Limitée », « Limited », « Incorpo-rée », « Incorporated », « Société par actions de régime fédéral » ou « Corporation », ou les abréviations correspondantes « Ltée », « Ltd. », « Inc. », « S.A.R.F. » ou « Corp. » doivent faire partie, autrement que dans un sens figuratif ou descriptif, de la dénomination sociale de toute société; la société peut aussi bien utiliser les termes que les abréviations correspondantes et être légalement désignée de cette façon.

Exception

(1.1) Le paragraphe (1) ne s’applique pas à la société dont la dénomination sociale comportait, avant la date d’entrée en vigueur du présent paragraphe, autrement que dans un sens figuratif ou descriptif, le terme « Société commerciale canadienne » ou l’abréviation « S.C.C. ». Cette société peut, même après cette date, aussi bien utiliser le terme que l’abréviation et être légalement désignée de cette façon.

Dispense

(2) Le directeur peut dispenser de l’application du paragraphe (1) toute personne morale prorogée sous forme de société régie par la présente loi.

Choix de la dénomination sociale

(3) Sous réserve du paragraphe 12(1), la société peut, dans ses statuts, adopter une dénomination sociale anglaise, française, dans ces deux langues ou dans une forme combinée de ces deux langues, pourvu que la forme combinée soit conforme aux critères réglementaires; elle peut utiliser l’une ou l’autre des dénominations adoptées et être légalement désignée sous l’une ou l’autre de celles-ci.

Dénomination sociale pour l’étranger

(4) Sous réserve du paragraphe 12(1), la société peut, dans ses statuts, adopter et utiliser en n’importe quelle langue, pour ses activités à l’étranger, un nom sous lequel elle peut y être légalement désignée.

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Sections 10-12	Articles 10-12

Publication of name

(5) A corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the corporation.

Other name

(6) Subject to subsections (5) and 12(1), a corporation may carry on business under or identify itself by a name other than its corporate name if that other name does not contain, other than in a figurative or descriptive sense, either the word or expression “Limited”, “Limitée”, “Incorporated”, “Incorporée”, “Corporation” or “Société par actions de régime fédéral” or the corresponding abbreviation.

R.S., 1985, c. C-44, s. 10; 1992, c. 1, s. 53; 1994, c. 24, s. 5; 2001, c. 14, s. 5.

Reserving name

11 (1) The Director may, on request, reserve for a prescribed period a name for an intended corporation or for a corporation that intends to change its name.

Designating number

(2) If requested to do so by the incorporators or a corporation, the Director shall assign to the corporation as its name a designating number followed by the word “Canada” and a word or expression, or the corresponding abbreviation, referred to in subsection 10(1).

R.S., 1985, c. C-44, s. 11; 1994, c. 24, s. 6; 2018, c. 8, s. 3.

Prohibited names

12 (1) A corporation shall not be incorporated or continued as a corporation under this Act with, change its name to, or have, carry on business under or identify itself by a name that is prohibited by the regulations or that does not meet the prescribed requirements.

Directing change of name

(2) The Director may direct a corporation to change its name in accordance with section 173 if, through inadvertence or otherwise, the corporation acquires a name that is prohibited by the regulations or that does not meet the prescribed requirements.

(3)	[Repealed, 1994, c. 24, s. 7]

Idem

(4) If a corporation has a designating number as its name, the Director may direct the corporation to change its name to a name other than a designating number in accordance with section 173.

Publicité de la dénomination sociale

(5) La dénomination sociale de la société doit être lisiblement indiquée sur tous ses effets de commerce, contrats, factures et commandes de marchandises ou de services.

Autre nom

(6) Sous réserve des paragraphes (5) et 12(1), la société peut exercer une activité commerciale ou s’identifier sous un nom autre que sa dénomination sociale si ce nom ne comprend pas, sauf dans un sens figuratif ou descriptif, les termes « Limitée », « Limited », « Incorporée », « In-corporated », « Société par actions de régime fédéral » ou « Corporation » ou l’abréviation correspondante.

L.R. (1985), ch. C-44, art. 10; 1992, ch. 1, art. 53; 1994, ch. 24, art. 5; 2001, ch. 14, art. 5.

Réservation

11 (1) Le directeur peut, sur demande, réserver pendant la période réglementaire une dénomination sociale à la société dont la création est envisagée ou qui entend changer de dénomination sociale.

Numéro matricule

(2) Le directeur assigne à la société, à sa demande ou à celle des fondateurs, un numéro matricule en guise de dénomination sociale, suivi du mot « Canada » et d’un des termes ou abréviations correspondantes mentionnés au paragraphe 10(1).

L.R. (1985), ch. C-44, art. 11; 1994, ch. 24, art. 6; 2018, ch. 8, art. 3.

Dénominations sociales prohibées

12 (1) La société ne peut pas être constituée ou prorogée, exercer une activité commerciale ou s’identifier sous une dénomination sociale qui est prohibée par les règle-ments ou qui n’est pas conforme aux exigences réglemen-taires, ni adopter une telle dénomination.

Ordre de changement de la dénomination sociale non conforme

(2) Le directeur peut ordonner à la société de changer sa dénomination sociale conformément à l’article 173 lorsque celle-ci a reçu, notamment par inadvertance, une dénomination sociale qui est prohibée par les règlements ou qui n’est pas conforme aux exigences réglementaires.

(3) [Abrogé, 1994, ch. 24, art. 7]

Idem

(4) Le directeur peut ordonner aux sociétés ayant un nu-méro matricule d’adopter, conformément à l’article 173, une autre dénomination sociale.

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PART II Incorporation	PARTIE II Constitution
Sections 12-14	Articles 12-14

Undertaking to change name

(4.1) Where a corporation acquires a name as a result of a person undertaking to dissolve or to change names, and the undertaking is not honoured, the Director may direct the corporation to change its name in accordance with section 173, unless the undertaking is honoured within the period specified in subsection (5).

Revoking name

(5) If a corporation has not followed a directive under subsection (2), (4) or (4.1) within the prescribed period, the Director may revoke the name of the corporation and assign a name to it and, until changed in accordance with section 173, the name of the corporation is the name assigned by the Director.

R.S., 1985, c. C-44, s. 12; 1994, c. 24, s. 7; 2018, c. 8, s. 4.

Certificate of amendment

13 (1) When a corporation has had its name revoked and a name assigned to it under subsection 12(5), the Director shall issue a certificate of amendment showing the new name of the corporation and shall give notice of the change of name as soon as practicable in a publication generally available to the public.

Effect of certificate

(2) The articles of the corporation are amended accordingly on the date shown in the certificate of amendment.

R.S., 1985, c. C-44, s. 13; 2001, c. 14, s. 6; 2018, c. 8, s. 5(F).

Personal liability

14 (1) Subject to this section, a person who enters into, or purports to enter into, a written contract in the name of or on behalf of a corporation before it comes into existence is personally bound by the contract and is entitled to its benefits.

Pre-incorporation and pre-amalgamation contracts

(2) A corporation may, within a reasonable time after it comes into existence, by any action or conduct signifying its intention to be bound thereby, adopt a written contract made before it came into existence in its name or on its behalf, and on such adoption

(a)   the corporation is bound by the contract and is entitled to the benefits thereof as if the corporation had been in existence at the date of the contract and had been a party thereto; and

(b)   a person who purported to act in the name of or on behalf of the corporation ceases, except as provided

Engagement de changer de nom

(4.1) Dans le cas où une société reçoit une dénomination sociale en raison de l’engagement d’une personne de se dissoudre ou de changer de nom et qu’il n’est pas donné suite à l’engagement, le directeur peut ordonner à la société de changer sa dénomination sociale conformément à l’article 173, sauf s’il est donné suite à l’engagement dans le délai prévu au paragraphe (5).

Annulation de la dénomination sociale

(5) Le directeur peut annuler la dénomination sociale de la société qui n’a pas obtempéré aux ordres donnés en vertu des paragraphes (2), (4) ou (4.1) dans le délai réglementaire et lui en attribuer d’office une autre; celle-ci de-meure la dénomination sociale de la société tant qu’elle n’a pas été changée conformément à l’article 173.

L.R. (1985), ch. C-44, art. 12; 1994, ch. 24, art. 7; 2018, ch. 8, art. 4.

Certificat de modification

13 (1) En cas de changement de dénomination sociale au titre du paragraphe 12(5), le directeur délivre un certificat de modification indiquant la nouvelle dénomination sociale et publie, dans les meilleurs délais, un avis du changement dans une publication destinée au grand public.

Effet du certificat

(2) Les statuts de la société sont modifiés en conséquence à compter de la date précisée dans le certificat de modification.

L.R. (1985), ch. C-44, art. 13; 2001, ch. 14, art. 6; 2018, ch. 8, art. 5(F).

Obligation personnelle

14 (1) Sous réserve des autres dispositions du présent article, la personne qui conclut ou est censée conclure un contrat écrit au nom ou pour le compte d’une société avant sa constitution est liée personnellement par ce contrat et peut en tirer parti.

Contrats antérieurs à la constitution

(2) Tout contrat conclu conformément au paragraphe (1) qui est ratifié, même tacitement, par la société dans un délai raisonnable après sa constitution:

a)   lie la société à compter de sa date de conclusion et elle peut en tirer parti;

b)   sous réserve des dispositions du paragraphe (3), libère la personne qui s’est engagée pour elle et l’empêche d’en tirer parti.

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PART II Incorporation	PARTIE II Constitution
Sections 14-16	Articles 14-16

in subsection (3), to be bound by or entitled to the benefits of the contract.

Application to court

(3) Subject to subsection (4), whether or not a written contract made before the coming into existence of a corporation is adopted by the corporation, a party to the contract may apply to a court for an order respecting the nature and extent of the obligations and liability under the contract of the corporation and the person who entered into, or purported to enter into, the contract in the name of or on behalf of the corporation. On the application, the court may make any order it thinks fit.

Exemption from personal liability

(4) If expressly so provided in the written contract, a person who purported to act in the name of or on behalf of the corporation before it came into existence is not in any event bound by the contract or entitled to the benefits thereof.

R.S., 1985, c. C-44, s. 14; 2001, c. 14, s. 7.

PART III

Capacity and Powers

Capacity of a corporation

15 (1) A corporation has the capacity and, subject to this Act, the rights, powers and privileges of a natural person.

Idem

(2) A corporation may carry on business throughout Canada.

Extra-territorial capacity

(3) A corporation has the capacity to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside Canada to the extent that the laws of such jurisdiction permit.

R.S., 1985, c. C-44, s. 15; 2011, c. 21, s. 14(F).

Powers of a corporation

16 (1) It is not necessary for a by-law to be passed in order to confer any particular power on the corporation or its directors.

Restricted business or powers

(2) A corporation shall not carry on any business or exercise any power that it is restricted by its articles from carrying on or exercising, nor shall the corporation exercise any of its powers in a manner contrary to its articles.

Requête au tribunal

(3) Sous réserve du paragraphe (4), le tribunal peut no-tamment, à la demande de toute partie à un contrat écrit conclu avant la constitution de la société, indépendamment de sa ratification ultérieure, rendre une ordonnance au sujet de la nature et de l’étendue des obligations et de la responsabilité découlant du contrat attribuable à la société et à la personne qui a conclu ou est censée avoir conclu le contrat pour elle.

Exemption de toute responsabilité personnelle

(4) La personne visée au paragraphe (1) n’est pas liée par un contrat écrit s’il contient une clause expresse à cet effet et ne peut en tirer parti.

L.R. (1985), ch. C-44, art. 14; 2001, ch. 14, art. 7.

PARTIE III

Capacité et pouvoirs

Capacité

15 (1) La société a, sous réserve des autres dispositions de la présente loi, la capacité d’une personne physique et les droits, pouvoirs et privilèges de celle-ci.

Idem

(2) La société peut exercer ses activités commerciales partout au Canada.

Capacité extra-territoriale

(3) La société possède la capacité de conduire ses affaires internes et d’exercer son activité commerciale et ses pouvoirs à l’étranger, dans les limites des lois applicables en l’espèce.

L.R. (1985), ch. C-44, art. 15; 2011, ch. 21, art. 14(F).

Pouvoirs

16 (1) La prise d’un règlement administratif n’est pas nécessaire pour conférer un pouvoir particulier à la société ou à ses administrateurs.

Réserves

(2) La société ne peut exercer ni pouvoirs ni activités commerciales en violation de ses statuts.

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PART III Capacity and Powers	PARTIE III Capacité et pouvoirs
Sections 16-18	Articles 16-18

Rights preserved

(3) No act of a corporation, including any transfer of property to or by a corporation, is invalid by reason only that the act or transfer is contrary to its articles or this Act.

1974-75-76, c. 33, s. 16; 1978-79, c. 9, s. 1(F).

No constructive notice

17 No person is affected by or is deemed to have notice or knowledge of the contents of a document concerning a corporation by reason only that the document has been filed by the Director or is available for inspection at an office of the corporation.

1974-75-76, c. 33, s. 17; 1978-79, c. 9, s. 1(F).

Authority of directors, officers and agents

18 (1) No corporation and no guarantor of an obligation of a corporation may assert against a person dealing with the corporation or against a person who acquired rights from the corporation that

(a) the articles, by-laws and any unanimous shareholder agreement have not been complied with;

(b) the persons named in the most recent notice sent to the Director under section 106 or 113 are not the directors of the corporation;

(c) the place named in the most recent notice sent to the Director under section 19 is not the registered office of the corporation;

(d) a person held out by a corporation as a director, officer, agent or mandatary of the corporation has not been duly appointed or has no authority to exercise the powers and perform the duties that are customary in the business of the corporation or usual for a director, officer, agent or mandatary;

(e) a document issued by any director, officer, agent or mandatary of a corporation with actual or usual authority to issue the document is not valid or genuine; or

(f) a sale, lease or exchange of property referred to in subsection 189(3) was not authorized.

Exception

(2) Subsection (1) does not apply in respect of a person who has, or ought to have, knowledge of a situation described in that subsection by virtue of their relationship to the corporation.

R.S., 1985, c. C-44, s. 18; 2001, c. 14, s. 8; 2011, c. 21, s. 15(E).

Survie des droits

(3) Les actes de la société, y compris les transferts de biens, ne sont pas nuls du seul fait qu’ils sont contraires à ses statuts ou à la présente loi.

1974-75-76, ch. 33, art. 16; 1978-79, ch. 9, art. 1(F).

Absence de présomption de connaissance

17 Le seul fait de l’enregistrement par le directeur d’un document relatif à la société ou la possibilité de le consulter dans les locaux de celle-ci, ne peut causer de préjudice à quiconque; nul n’est censé avoir reçu avis ni avoir eu connaissance d’un tel document.

1974-75-76, ch. 33, art. 17; 1978-79, ch. 9, art. 1(F).

Prétentions interdites

18 (1) La société, ou ses cautions, ne peuvent opposer aux personnes qui ont traité avec elle ou à ses ayants droit ou ayants cause les prétentions suivantes:

a) les statuts, règlements administratifs et conventions unanimes des actionnaires n’ont pas été observés;

b) les personnes nommées dans la dernière liste ou le dernier avis envoyé au directeur respectivement aux termes des articles 106 ou 113 ne sont pas ses administrateurs;

c) son siège social ne se trouve pas au lieu indiqué dans le dernier avis envoyé au directeur conformément à l’article 19;

d) la personne qu’elle a présentée comme l’un de ses administrateurs, dirigeants ou mandataires n’a pas été régulièrement nommée ou n’a pas l’autorité nécessaire pour exercer les attributions découlant normalement soit du poste, soit de l’activité commerciale de la société;

e) un document émanant régulièrement de l’un de ses administrateurs, dirigeants ou mandataires n’est ni valable ni authentique;

f) les opérations visées au paragraphe 189(3) n’ont pas été autorisées.

Exception

(2) Le paragraphe (1) ne s’applique pas aux personnes qui connaissent ou devraient connaître la situation réelle en raison de leur relation avec la société.

L.R. (1985), ch. C-44, art. 18; 2001, ch. 14, art. 8; 2011, ch. 21, art. 15(A).

Current to October 31, 2023	15	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 19-20	Articles 19-20

PART IV

Registered Office and Records

Registered office

19 (1) A corporation shall at all times have a registered office in the province in Canada specified in its articles.

Notice of registered office

(2) A notice of registered office in the form that the Director fixes shall be sent to the Director together with any articles that designate or change the province where the registered office of the corporation is located.

Change of address

(3) The directors of a corporation may change the place and address of the registered office within the province specified in the articles.

Notice of change of address

(4) A corporation shall send to the Director, within fifteen days of any change of address of its registered office, a notice in the form that the Director fixes and the Director shall file it.

R.S., 1985, c. C-44, s. 19; 2001, c. 14, s. 9; 2018, c. 8, s. 6(F).

Corporate records

20 (1) A corporation shall prepare and maintain, at its registered office or at any other place in Canada designated by the directors, records containing

(a) the articles and the by-laws, and all amendments thereto, and a copy of any unanimous shareholder agreement;

(b) minutes of meetings and resolutions of shareholders;

(c) copies of all notices required by section 106 or 113; and

(d) a securities register that complies with section 50.

Directors records

(2) In addition to the records described in subsection (1), a corporation shall prepare and maintain adequate accounting records and records containing minutes of meetings and resolutions of the directors and any committee thereof.

PARTIE IV

Siège social et livres

Siège social et livres

19 (1) La société maintient en permanence un siège social au Canada, dans la province indiquée dans ses statuts.

Avis

(2) Avis du lieu où est maintenu le siège social est envoyé au directeur, en la forme établie par lui, avec les clauses pertinentes des statuts désignant ou modifiant la province où le siège social est situé.

Changement d’adresse

(3) Les administrateurs peuvent changer le lieu et l’adresse du siège social, dans les limites de la province indiquée dans les statuts.

Avis

(4) La société envoie au directeur, dans les quinze jours et en la forme établie par lui, avis de tout changement d’adresse du siège social pour enregistrement.

L.R. (1985), ch. C-44, art. 19; 2001, ch. 14, art. 9; 2018, ch. 8, art. 6(F).

Livres

20 (1) La société tient, à son siège social ou en tout autre lieu au Canada que désignent les administrateurs, des livres où figurent:

a) les statuts, les règlements administratifs, leurs modifications, ainsi qu’un exemplaire des conventions unanimes des actionnaires;

b) les procès-verbaux des assemblées et les résolutions des actionnaires;

c) un exemplaire des listes et avis exigés à l’article 106 ou 113;

d) le registre des valeurs mobilières, conforme à l’ar-ticle 50.

Procès-verbaux

(2) Outre les livres mentionnés au paragraphe (1), la société tient des livres comptables adéquats et des livres où figurent les procès-verbaux tant des réunions que des ré-solutions du conseil d’administration et de ses comités.

Current to October 31, 2023	16	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Section 20	Article 20

Retention of accounting records

(2.1) Subject to any other Act of Parliament and to any Act of the legislature of a province that provides for a longer retention period, a corporation shall retain the accounting records referred to in subsection (2) for a period of six years after the end of the financial year to which the records relate.

Records of continued corporations

(3) For the purposes of paragraph (1)(b) and subsection (2), where a body corporate is continued under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so continued.

Place of directors records

(4) The records described in subsection (2) shall be kept at the registered office of the corporation or at such other place as the directors think fit and shall at all reasonable times be open to inspection by the directors.

Records in Canada

(5) If accounting records of a corporation are kept outside Canada, accounting records adequate to enable the directors to ascertain the financial position of the corporation with reasonable accuracy on a quarterly basis shall be kept at the registered office or any other place in Canada designated by the directors.

When records or registers kept outside Canada

(5.1) Despite subsections (1) and (5), but subject to the

Income Tax Act, the Excise Tax Act, the Customs Act and any other Act administered by the Minister of National Revenue, a corporation may keep all or any of its corporate records and accounting records referred to in subsection (1) or (2) at a place outside Canada, if

(a) the records are available for inspection, by means of a computer terminal or other technology, during regular office hours at the registered office or any other place in Canada designated by the directors; and

(b) the corporation provides the technical assistance to facilitate an inspection referred to in paragraph (a).

Offence

(6) A corporation that, without reasonable cause, fails to comply with this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

R.S., 1985, c. C-44, s. 20; 1994, c. 24, s. 8; 2001, c. 14, s. 10.

Conservation des livres comptables

(2.1) Sous réserve de toute autre loi fédérale, ou de toute loi provinciale, prévoyant une période de rétention plus longue, la société est tenue de conserver les livres comptables visés au paragraphe (2) pendant une période de six ans suivant la fin de l’exercice auquel ils se rapportent.

Livre des sociétés prorogées

(3) Pour l’application de l’alinéa (1)b) et du paragraphe (2), le terme « livre » désigne également les livres de même nature que les personnes morales prorogées sous le régime de la présente loi devaient tenir avant leur prorogation.

Lieu de conservation

(4) Les livres visés au paragraphe (2) sont conservés au siège social de la société ou en tout lieu convenant aux administrateurs qui peuvent les consulter à tout moment opportun.

Livres comptables

(5) Dans le cas où la comptabilité d’une société est tenue à l’étranger, il est conservé à son siège social ou dans tout autre lieu au Canada désigné par les administrateurs, des livres permettant à ceux-ci d’en vérifier la situation financière tous les trimestres, avec une précision suffisante.

Livres conservés à l’étranger

(5.1) Malgré les paragraphes (1) et (5), mais sous réserve de la Loi de l’impôt sur le revenu, de la Loi sur la taxe d’accise, de la Loi sur les douanes et de toute autre loi relevant du ministre du Revenu national, la société peut conserver à l’étranger la totalité ou une partie de ses livres dont la tenue est exigée par les paragraphes (1) ou (2) si les conditions suivantes sont réunies:

a) les livres sont accessibles pour consultation, au moyen d’un terminal d’ordinateur ou d’un autre moyen technologique, durantles heures normales d’ouverture au siège social de la société ou en tout autre lieu au Canada désigné par les administrateurs;

b) la société fournit l’aide technique nécessaire à une telle consultation.

Infraction

(6) Toute société qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

L.R. (1985), ch. C-44, art. 20; 1994, ch. 24, art. 8; 2001, ch. 14, art. 10.

Current to October 31, 2023	17	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Section 21	Article 21

Access to corporate records

21 (1) Subject to subsection (1.1), shareholders and creditors of a corporation, their personal representatives and the Director may examine the records described in subsection 20(1) during the usual business hours of the corporation, and may take extracts from the records, free of charge, and, if the corporation is a distributing corporation, any other person may do so on payment of a reasonable fee.

Requirement for affidavit — securities register

(1.1) Any person described in subsection (1) who wishes to examine the securities register of a distributing corporation must first make a request to the corporation or its agent or mandatary, accompanied by an affidavit referred to in subsection (7). On receipt of the affidavit, the corporation or its agent or mandatary shall allow the applicant access to the securities register during the corporation’s usual business hours, and, on payment of a reasonable fee, provide the applicant with an extract from the securities register.

Copies of corporate records

(2) A shareholder of a corporation is entitled on request and without charge to one copy of the articles and by-laws and of any unanimous shareholder agreement.

Shareholder lists

(3) Shareholders and creditors of a corporation, their personal representatives, the Director and, if the corporation is a distributing corporation, any other person, on payment of a reasonable fee and on sending to a corporation or its agent or mandatary the affidavit referred to in subsection (7), may on application require the corporation or its agent or mandatary to provide within 10 days after the receipt of the affidavit a list (in this section referred to as the “basic list”) made up to a date not more than 10 days before the date of receipt of the affidavit setting out the names of the shareholders of the corporation, the number of shares owned by each shareholder and the address of each shareholder as shown on the records of the corporation.

Supplemental lists

(4) A person requiring a corporation to provide a basic list may, by stating in the affidavit referred to in subsection (3) that they require supplemental lists, require the corporation or its agent or mandatary on payment of a reasonable fee to provide supplemental lists setting out any changes from the basic list in the names or addresses of the shareholders and the number of shares owned by each shareholder for each business day following the date the basic list is made up to.

Consultation

21 (1) Sous réserve du paragraphe (1.1), les actionnaires et les créanciers de la société, leurs représentants personnels, ainsi que le directeur, peuvent consulter les livres visés au paragraphe 20(1) pendant les heures normales d’ouverture des bureaux de la société et en faire gratuitement des extraits; cette faculté peut être accordée à toute autre personne, sur paiement d’un droit raisonnable, lorsqu’il s’agit d’une société ayant fait appel au public.

Affidavit

(1.1) Toute personne visée au paragraphe (1) qui désire consulter le registre des valeurs mobilières d’une société ayant fait appel au public est tenue d’en faire la demande à la société ou à son mandataire et de lui faire parvenir l’affidavit visé au paragraphe (7). Sur réception de l’affidavit, la société ou son mandataire permet la consultation du registre pendant les heures normales d’ouverture des bureaux de la société et, sur paiement d’un droit raisonnable, en permet l’obtention d’extraits.

Copies

(2) Les actionnaires peuvent, sur demande et sans frais, obtenir une copie des statuts, des règlements administratifs et des conventions unanimes des actionnaires.

Liste des actionnaires

(3) Les actionnaires et les créanciers de la société, leurs représentants personnels, le directeur et, lorsqu’il s’agit d’une société ayant fait appel au public, toute autre personne, sur paiement d’un droit raisonnable et sur envoi à la société ou à son mandataire de l’affidavit visé au paragraphe (7), peuvent demander à la société ou à son mandataire, la remise, dans les dix jours suivant la réception de l’affidavit, d’une liste, appelée au présent article la « liste principale », mise à jour au plus dix jours avant la date de réception, énonçant les nom, nombre d’actions et adresse de chaque actionnaire, tels qu’ils figurent sur les livres.

Listes supplétives

(4) La personne qui déclare, dans l’affidavit visé au paragraphe (3), avoir besoin, outre la liste principale, de listes supplétives quotidiennes énonçant les modifications apportées à la liste principale peut, sur paiement d’un droit raisonnable, en demander la remise à la société ou à ses mandataires.

Current to October 31, 2023	18	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Section 21	Article 21

When supplemental lists to be provided

(5) The corporation or its agent or mandatary shall provide a supplemental list required under subsection (4)

(a) on the date the basic list is furnished, where the information relates to changes that took place prior to that date; and

(b) on the business day following the day to which the supplemental list relates, where the information relates to changes that take place on or after the date the basic list is furnished.

Holders of options

(6) A person requiring a corporation to furnish a basic list or a supplemental list may also require the corporation to include in that list the name and address of any known holder of an option or right to acquire shares of the corporation.

Contents of affidavit

(7) The affidavit required under subsection (1.1) or (3) shall state

(a) the name and address of the applicant;

(b) the name and address for service of the body corporate, if the applicant is a body corporate; and

(c) that the basic list and any supplemental lists obtained pursuant to subsection (4) or the information contained in the securities register obtained pursuant to subsection (1.1), as the case may be, will not be used except as permitted under subsection (9).

Idem

(8) If the applicant is a body corporate, the affidavit shall be made by a director or officer of the body corporate.

Use of information or shareholder list

(9) A list of shareholders or information from a securities register obtained under this section shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the corporation;

(b) an offer to acquire securities of the corporation; or

(c) any other matter relating to the affairs of the corporation.

Remise des listes supplétives

(5) La société ou son mandataire remet les listes supplétives visées au paragraphe (4):

a) en même temps que la liste principale, si les modifications sont antérieures à la date de la remise;

b) sinon, le jour ouvrable suivant la date indiquée dans la dernière liste supplétive.

Détenteurs d’options

(6) Il est possible de demander à la société de faire figurer sur la liste principale ou supplétive les noms et adresses des détenteurs connus de l’option ou du droit d’acquérir des actions de cette société.

Teneur de l’affidavit

(7)	L’affidavit exigé aux paragraphes (1.1) ou (3) énonce:

a) les nom et adresse du requérant;

b) les noms et adresse, à des fins de signification, de la personne morale éventuellement requérante;

c) l’engagement de n’utiliser que conformément au paragraphe (9) la liste principale et les listes obtenues en vertu du paragraphe (4), ou les renseignements contenus dans le registre des valeurs mobilières et obtenus en vertu du paragraphe (1.1), selon le cas.

Cas où le requérant est une personne morale

(8) La personne morale requérante fait établir l’affidavit par un de ses administrateurs ou dirigeants.

Utilisation des renseignements ou des listes

(9) Les renseignements du registre des valeurs mobilières et les listes obtenus en vertu du présent article ne peuvent être utilisés que dans le cadre:

a)   soit des tentatives en vue d’influencer le vote des actionnaires de la société;

b)   soit de l’offre d’acquérir des valeurs mobilières de la société;

c)   soit de toute autre question concernant les affaires internes de la société.

Current to October 31, 2023	19	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21-21.1	Articles 21-21.1

Offence

(10) A person who, without reasonable cause, contravenes this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 21; 2001, c. 14, ss. 11, 135(E); 2011, c. 21, s. 16(E).

Register

21.1 (1) The corporation shall prepare and maintain, at its registered office or at any other place in Canada designated by the directors, a register of individuals with significant control over the corporation that contains

(a) the names, the dates of birth and the latest known address of each individual with significant control;

(b) the jurisdiction of residence for tax purposes of each individual with significant control;

(c) the day on which each individual became or ceased to be an individual with significant control, as the case may be;

(d) a description of how each individual is an individual with significant control over the corporation, including, as applicable, a description of their interests and rights in respect of shares of the corporation;

(e) any other prescribed information; and

(f) a description of each step taken in accordance with subsection (2).

Updating of information

(2) At least once during each financial year of the corporation, the corporation shall take reasonable steps to ensure that it has identified all individuals with significant control over the corporation and that the information in the register is accurate, complete and up-to-date.

Recording of information

(3) If the corporation becomes aware of any information referred to in paragraphs (1)(a) to (e) as a result of steps taken in accordance with subsection (2) or through any other means, the corporation shall record that information in the register within 15 days of becoming aware of it.

Infraction

(10) Toute personne qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 21; 2001, ch. 14, art. 11 et 135(A); 2011, ch. 21, art. 16(A).

Registre

21.1 (1) La société tient à son siège social ou en tout autre lieu au Canada que désignent les administrateurs, un registre des particuliers ayant un contrôle important où figurent:

a) les nom, date de naissance et dernière adresse connue de chacun d’eux;

b) la juridiction de résidence, à des fins fiscales, de chacun d’eux;

c) la date à laquelle chacun d’eux est devenu un particulier ayant un contrôle important de la société et, le cas échéant, celle où il a cessé d’avoir cette qualité;

d) une description de la manière dont chacun d’eux est un particulier ayant un contrôle important de la société, notamment, s’il y a lieu, une description de leurs droits ou intérêts relativement aux actions de la société;

e) tout autre renseignement réglementaire;

f)  une description de chaque mesure prise en application du paragraphe (2).

Mise à jour des renseignements

(2) Au moins une fois au cours de chaque exercice, la société prend des mesures raisonnables afin de s’assurer d’identifier tous les particuliers ayant un contrôle important de la société et s’assure que les renseignements inscrits au registre sont exacts, exhaustifs et à jour.

Inscription des renseignements

(3) La société inscrit au registre, dans les quinze jours après en avoir pris connaissance, les renseignements mentionnés aux alinéas (1)a) à e) dont elle a pris connaissance à la suite des mesures prises en application du paragraphe (2) ou autrement.

Current to October 31, 2023	20	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.1-21.3	Articles 21.1-21.3

Information from shareholders

(4) If the corporation requests information referred to in any of paragraphs (1)(a) to (e) from one of its shareholders, the shareholder shall, to the best of their knowledge, reply accurately and completely as soon as feasible.

Disposal of personal information

(5) Within one year after the sixth anniversary of the day on which an individual ceases to be an individual with significant control over the corporation, the corporation shall — subject to any other Act of Parliament and to any Act of the legislature of a province that provides for a longer retention period — dispose of any of that individual’s personal information, as defined in subsection 2(1) of the Personal Information Protection and Electronic Documents Act, that is recorded in the register.

Offence

(6) A corporation that, without reasonable cause, contravenes this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

Non-application

(7)	This section does not apply to a corporation

(a) that is a reporting issuer or an émetteur assujetti under an Act of the legislature of a province relating to the regulation of securities;

(b) any of the securities of which are listed and posted for trading on a designated stock exchange, as defined in subsection 248(1) of the Income Tax Act; or

(c) that is a member of a prescribed class.

2018, c. 27, s. 183; 2022, c. 10, s. 430.

Inability to identify individuals

21.2 A corporation to which section 21.1 applies shall take prescribed steps if it is unable to identify any individuals with significant control over the corporation.

2018, c. 27, s. 183.

Disclosure to Director

21.3 (1) A corporation to which section 21.1 applies shall disclose to the Director, on request, any information in its register of individuals with significant control.

Access — affidavit

(2) Shareholders and creditors of the corporation or their personal representatives, on sending to the

Renseignements communiqués par les actionnaires

(4) Sur demande de la société, les actionnaires lui communiquent, au meilleur de leur connaissance, dès que possible et de façon précise et complète, tout renseignement mentionné aux alinéas (1)a) à e).

Retrait des renseignements personnels

(5) Sous réserve de toute autre loi fédérale ou de toute loi provinciale prévoyant une période de rétention plus longue et au plus tard un an après le sixième anniversaire de la date où un particulier ayant un contrôle important a cessé d’avoir cette qualité, la société procède au retrait des renseignements personnels, au sens du paragraphe 2(1) de la Loi sur les renseignements personnels et les documents électroniques, de ce particulier inscrits au registre.

Infraction

(6) Toute société qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Non-application

(7)	Le présent article ne s’applique pas, selon le cas :

a) à la société qui est un émetteur assujetti ou un reporting issuer au titre d’une loi provinciale relative à la réglementation des valeurs mobilières;

b) à la société dont des valeurs mobilières sont cotées et négociables à une bourse de valeurs désignée, au sens du paragraphe 248(1) de la Loi de l’impôt sur le revenu;

c) à la société qui appartient à une catégorie réglementaire.

2018, ch. 27, art. 183; 2022, ch. 10, art. 430.

Incapacité d’identifier

21.2 La société assujettie à l’article 21.1 prend les mesures prescrites si elle est incapable d’identifier un particulier ayant un contrôle important.

2018, ch. 27, art. 183.

Communication au directeur

21.3 (1) La société assujettie à l’article 21.1 communique au directeur, à sa demande, tout renseignement figurant dans son registre des particuliers ayant un contrôle important.

Consultation : affidavit

(2) Les actionnaires et les créanciers de la société ainsi que leurs représentants personnels peuvent, sur

Current to October 31, 2023	21	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.3-21.31	Articles 21.3-21.31

corporation or its agent or mandatary the affidavit referred to in subsection (3), may on application require the corporation or its agent or mandatary to allow the applicant access to the register of the corporation referred to in subsection 21.1(1) during the usual business hours of the corporation and, on payment of a reasonable fee, provide the applicant with an extract from that register.

Affidavit

(3) The affidavit required under subsection (2) shall contain

(a) the name and address of the applicant;

(b) the name and address for service of the body corporate, if the applicant is a body corporate; and

(c) a statement that any information obtained under subsection (2) will not be used except as permitted under subsection (5).

Application by body corporate

(4) If the applicant is a body corporate, the affidavit shall be made by a director or officer of the body corporate.

Use of information

(5) Information obtained under subsection (2) shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the corporation;

(b) an offer to acquire securities of the corporation; or

(c) any other matter relating to the affairs of the corporation.

Offence

(6) A person who, without reasonable cause, contravenes subsection (5) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months, or to both.

2018, c. 27, s. 183; 2019, c. 29, s. 98(F).

Disclosure to investigative bodies

21.31 (1) On request by an investigative body referred to in subsection (2), a corporation to which section 21.1 applies shall, as soon as feasible after the request is served on the corporation or deemed to be received by it, and in the manner specified by the investigative body, demande, consulter le registre mentionné au paragraphe 21.1(1) en faisant parvenir l’affidavit visé au paragraphe (3) à la société ou à son mandataire. Sur réception de l’affidavit, la société ou son mandataire permet la consultation du registre pendant les heures normales d’ouverture des bureaux de la société et, sur paiement d’un droit raisonnable, en permet l’obtention d’extraits.

Teneur de l’affidavit

(3)	L’affidavit contient ce qui suit:

a) les nom et adresse du requérant;

b) les noms et adresse, à des fins de signification, de la personne morale requérante, le cas échéant;

c) une déclaration selon laquelle les renseignements obtenus ne seront utilisés qu’aux fins prévues au paragraphe (5).

Requérant — personne morale

(4) La personne morale requérante fait établir l’affidavit par l’un de ses administrateurs ou dirigeants.

Utilisation des renseignements

(5) Les renseignements obtenus au titre du paragraphe (2) ne peuvent être utilisés que dans le cadre, le cas échéant:

a) des tentatives en vue d’influencer le vote des actionnaires de la société;

b) de l’offre d’acquérir des valeurs mobilières de la société;

c) de toute autre question concernant les affaires internes de la société.

Infraction

(6) Toute personne qui, sans motif raisonnable, contrevient au paragraphe (5) commet une infraction et encourt, sur déclaration de culpabilité par procédure som-maire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

2018, ch. 27, art. 183; 2019, ch. 29, art. 98(F).

Communication aux organismes d’enquête

21.31 (1) À la demande d’un organisme d’enquête visé au paragraphe (2), une société assujettie à l’article 21.1 est tenue, selon les modalités précisées par l’organisme d’enquête et dès que possible suivant la date à laquelle elle a reçu signification de la demande ou est réputée l’avoir reçue:

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Section 21.31	Article 21.31

(a) provide the investigative body with a copy of the corporation’s register of individuals with significant control; or

(b) disclose to the investigative body any information specified by the investigative body that is in the corporation’s register of individuals with significant control.

Investigative bodies

(2) The investigative bodies for the purpose of this section are

(a) any police force;

(b) the Canada Revenue Agency and any provincial body that has responsibilities similar to those of the Canada Revenue Agency; and

(c) any prescribed body that has investigative powers in relation to offences referred to in the schedule.

Requirement

(3) An investigative body may make a request only if it has reasonable grounds to suspect that the copy of the register or the specified information would be relevant to investigating an offence referred to in the schedule and it also has reasonable grounds to suspect that

(a) the corporation that is the subject of the request committed the offence or was used to

(i) commit the offence,

(ii) facilitate the commission of the offence, or

(iii) protect from detection or punishment a person who has committed the offence;

(b) an individual with significant control over the corporation that is the subject of the request is also an individual with significant control over a corporation that committed the offence or was used to do anything referred to in any of subparagraphs (a)(i) to (iii); or

(c) an individual with significant control over the corporation that is the subject of the request is also an individual who, directly or indirectly, influences the affairs of an entity, other than a corporation, that committed the offence or was used to do anything referred to in any of subparagraphs (a)(i) to (iii).

a) soit de fournir à l’organisme d’enquête une copie de son registre des particuliers ayant un contrôle important;

b)  soit de communiquer à l’organisme d’enquête tout renseignement précisé par cet organisme qui figure dans son registre des particuliers ayant un contrôle important.

Organismes d’enquête

(2) Pour l’application du présent article, sont des organismes d’enquête:

a)	les forces policières;

b) l’Agence du revenu du Canada et tout organisme provincial ayant des responsabilités semblables à l’Agence;

c) les organismes réglementaires investis de pouvoirs d’enquête relativement aux infractions mentionnées à l’annexe.

Condition

(3) Un organisme d’enquête ne peut faire de demande que s’il a des motifs raisonnables de soupçonner, d’une part, que la copie du registre ou les renseignements précisés par l’organisme seraient utiles aux fins d’enquête d’une infraction mentionnée à l’annexe et, d’autre part:

a) soit que la société visée par la demande a perpétré l’infraction, ou a été utilisée afin:

(i) de perpétrer l’infraction,

(ii) de faciliter la perpétration de l’infraction,

(iii) d’empêcher la découverte d’une personne qui a perpétré l’infraction ou l’imposition d’une peine à cette personne;

b) soit qu’un particulier ayant un contrôle important sur la société visée par la demande est également un particulier ayant un contrôle important sur une société qui a perpétré l’infraction ou qui a été utilisée pour accomplir l’une ou l’autre des actions visées aux sousalinéas a)(i) à (iii);

c) soit qu’un particulier ayant un contrôle important sur la société visée par la demande est également un particulier exerçant une influence directe ou indirecte sur les affaires d’une entité, autre qu’une société, qui a perpétré l’infraction ou qui a été utilisée pour accomplir l’une ou l’autre des actions visées aux sous-alinéas a)(i) à (iii).

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.31-21.32	Articles 21.31-21.32

Service or sending of request

(4) The request must be served on the corporation by leaving the request at the corporation’s registered office as shown in the last notice filed under section 19 or sent to the corporation by registered mail to that registered office and, if so sent, is deemed to be received at the time it would be delivered in the ordinary course of mail, unless there are reasonable grounds for believing that the corporation did not receive the request at that time or at all.

Offence

(5) A corporation that, without reasonable cause, contravenes subsection (1) is guilty of an offence and liable on summary conviction to a fine of not more than $5,000.

Amendment to schedule

(6) The Governor in Council may, by order, amend the schedule by adding or deleting a reference to an offence.

2019, c. 29, s. 99.

Record

21.32 (1) Every investigative body that makes a request under subsection 21.31(1) shall keep a record setting out the following:

(a) the name of the corporation that was the subject of the request;

(b) the reasonable grounds on which the request was based;

(c) information respecting what was requested;

(d) the date the request was served or deemed to have been received;

(e) information respecting the service or the sending of the request;

(f)  all information received from the corporation in response to the request; and

(g) any prescribed information.

Report

(2) Every investigative body that makes a request under subsection 21.31(1) shall, within 90 days after the end the calendar year in which the request was made, provide the Director with a report setting out the total number of requests made by it in that year and, in the case of the Royal Canadian Mounted Police and the Canada Revenue Agency, the number of requests made in each province.

Signification ou envoi de la demande

(4) La demande est signifiée à la société par remise de la demande au siège social indiqué dans le dernier avis déposé en vertu de l’article 19, ou est envoyée à la société par courrier recommandé à ce siège social; dans ce dernier cas, la société est réputée l’avoir reçue à la date normale de livraison par la poste, sauf s’il existe des motifs raisonnables à l’effet contraire.

Infraction

(5) Toute société qui, sans motif raisonnable, contrevient au paragraphe (1) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Modification de l’annexe

(6) Le gouverneur en conseil peut, par décret, modifier l’annexe pour y ajouter ou en retrancher un renvoi à une infraction.

2019, ch. 29, art. 99.

Registre

21.32 (1) Tout organisme d’enquête qui fait une demande au titre du paragraphe 21.31(1) tient un registre où figurent:

a) le nom de la société visée par la demande;

b) les motifs raisonnables sur lesquels se fonde la demande;

c) tout renseignement concernant l’objet de la demande;

d) la date à laquelle la demande a été signifiée ou est réputée avoir été reçue;

e) tout renseignement concernant la signification ou l’envoi de la demande;

f) tout renseignement fourni par la société en réponse à la demande;

g) tout renseignement réglementaire.

Rapport

(2) Tout organisme d’enquête qui fait une demande au titre du paragraphe 21.31(1) fournit au directeur, dans les quatre-vingt-dix jours suivant la fin de l’année civile au cours de laquelle la demande a été faite, un rapport indiquant le nombre de demandes qu’il a faites au cours de cette année et, dans le cas de la Gendarmerie royale du

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.32-22	Articles 21.32-22

Non-application

(3) Section 251 does not apply in respect of a contravention of subsection (1) or (2).

2019, c. 29, s. 99.

Offence — contravention of subsection 21.1(1) or 21.31(1)

21.4 (1) Every director or officer of a corporation who knowingly authorizes, permits or acquiesces in the contravention of subsection 21.1(1) or 21.31(1) by that corporation commits an offence, whether or not the corporation has been prosecuted or convicted.

Offence — recording of false or misleading information

(2) Every director or officer of a corporation who knowingly records or knowingly authorizes, permits or acquiesces in the recording of false or misleading information in the register of the corporation referred to in subsection 21.1(1) commits an offence.

Offence — provision of false or misleading information

(3) Every director or officer of a corporation who knowingly provides or knowingly authorizes, permits or acquiesces in the provision to any person or entity of false or misleading information in relation to the register of the corporation referred to in subsection 21.1(1) commits an offence.

Offence — subsection 21.1(4)

(4) Every shareholder who knowingly contravenes subsection 21.1(4) commits an offence.

Penalty

(5) A person who commits an offence under any of subsections (1) to (4) is liable on summary conviction to a fine not exceeding $200,000 or to imprisonment for a term not exceeding six months, or to both.

2018, c. 27, s. 183; 2019, c. 29, s. 100.

Form of records

22 (1) All registers and other records required by this Act to be prepared and maintained may be in a bound or loose-leaf form or in a photographic film form, or may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required

Canada et de l’Agence du revenu du Canada, le nombre de demandes faites dans chaque province.

Non-application

(3) L’article 251 ne s’applique pas dans le cas d’une contravention aux paragraphes (1) ou (2).

2019, ch. 29, art. 99.

Infraction : contravention aux paragraphes 21.1(1) ou 21.31(1)

21.4 (1) Commet une infraction l’administrateur ou le dirigeant d’une société qui, sciemment, autorise ou per-met que la société contrevienne aux paragraphes 21.1(1) ou 21.31(1) ou consent à ce qu’elle y contrevienne, que la société soit ou non poursuivie ou déclarée coupable.

Infraction : inscription de renseignements faux ou trompeurs

(2) Commet une infraction l’administrateur ou le dirigeant d’une société qui, sciemment, inscrit ou autorise ou permet que soient inscrits au registre de la société, mentionné au paragraphe 21.1(1), des renseignements faux ou trompeurs ou consent à ce que de tels renseignements soient inscrits au registre.

Infraction : fourniture de renseignements faux ou trompeurs

(3) Commet une infraction l’administrateur ou le dirigeant d’une société qui, sciemment, fournit ou autorise ou permet que soient fournis à toute personne ou entité, relativement au registre de la société, mentionné au paragraphe 21.1(1), des renseignements faux ou trompeurs ou consent à ce que de tels renseignements soient fournis.

Infraction : paragraphe 21.1(4)

(4) Commet une infraction tout actionnaire qui contrevient sciemment au paragraphe 21.1(4).

Peine

(5) Toute personne qui commet l’une ou l’autre des infractions prévues aux paragraphes (1) à (4) encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de deux cent mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

2018, ch. 27, art. 183; 2019, ch. 29, art. 100.

Forme des registres

22 (1) Tous les livres, notamment les registres dont la présente loi requiert la tenue, peuvent être reliés ou conservés, soit sous forme de feuillets mobiles ou de films, soit à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 22-24	Articles 22-24

information in intelligible written form within a reasonable time.

Precautions

(2) A corporation or its agents or mandataries shall take reasonable precautions to

(a)	prevent loss or destruction of,

(b)	prevent falsification of entries in, and

(c)	facilitate detection and correction of inaccuracies in

the registers and other records required by this Act to be prepared and maintained.

Offence

(3) A person who, without reasonable cause, contravenes this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 22; 2011, c. 21, s. 17(E).

Corporate seal

23 (1) A corporation may, but need not, adopt a corporate seal, and may change a corporate seal that is adopted.

Validity of unsealed documents

(2) A document executed or, in Quebec, signed on behalf of a corporation is not invalid merely because a corporate seal is not affixed to it.

R.S., 1985, c. C-44, s. 23; 2001, c. 14, s. 12; 2011, c. 21, s. 18(E).

PART V

Corporate Finance

Shares

24 (1) Shares of a corporation shall be in registered form and shall be without nominal or par value.

Transitional

(2) When a body corporate is continued under this Act, a share with nominal or par value issued by the body corporate before it was so continued is, for the purpose of subsection (1), deemed to be a share without nominal or par value.

raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Précautions

(2) La société et ses mandataires prennent, à l’égard des registres et autres livres exigés par la présente loi, les mesures raisonnables pour:

a)	en empêcher la perte ou la destruction;

b)	empêcher la falsification des écritures;

c)	faciliter la découverte et la rectification des erreurs.

Infraction

(3) Toute personne qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 22; 2011, ch. 21, art. 17(A).

Sceau

23 (1) La société peut adopter un sceau, mais n’y est pas tenue, et elle peut le modifier par la suite.

Absence de sceau

(2) L’absence de sceau de la société sur tout document signé en son nom ne le rend pas nul.

L.R. (1985), ch. C-44, art. 23; 2001, ch. 14, art. 12; 2011, ch. 21, art. 18(A).

PARTIE V

Financement

Actions

24 (1) Les actions d’une société sont nominatives sans valeur au pair ni nominale.

Dispositions transitoires

(2) Les actions émises par les personnes morales avant leur prorogation sous le régime de la présente loi sont réputées, pour l’application du paragraphe (1), être sans valeur au pair ni nominale.

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PART V Corporate Finance	PARTIE V Financement
Sections 24-25	Articles 24-25

Rights attached to shares

(3) Where a corporation has only one class of shares, the rights of the holders thereof are equal in all respects and include the rights

(a) to vote at any meeting of shareholders of the corporation;

(b) to receive any dividend declared by the corporation; and

(c) to receive the remaining property of the corporation on dissolution.

Rights to classes of shares

(4) The articles may provide for more than one class of shares and, if they so provide,

(a) the rights, privileges, restrictions and conditions attaching to the shares of each class shall be set out therein; and

(b) the rights set out in subsection (3) shall be attached to at least one class of shares but all such rights are not required to be attached to one class.

R.S., 1985, c. C-44, s. 24; R.S., 1985, c. 1 (4th Supp.), s. 45(F).

Issue of shares

25 (1) Subject to the articles, the by-laws and any unanimous shareholder agreement and to section 28, shares may be issued at such times and to such persons and for such consideration as the directors may determine.

Shares non-assessable

(2) Shares issued by a corporation are non-assessable and the holders are not liable to the corporation or to its creditors in respect thereof.

Consideration

(3) A share shall not be issued until the consideration for the share is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that the corporation would have received if the share had been issued for money.

Consideration other than money

(4) In determining whether property or past services are the fair equivalent of a money consideration, the directors may take into account reasonable charges and expenses of organization and reorganization and payments for property and past services reasonably expected to benefit the corporation.

Actions et leurs droits

(3) Tous les détenteurs d’actions d’une société, dont le capital social est formé d’une seule catégorie d’actions, détiennent des droits égaux incluant ceux:

a) de voter à toute assemblée;

b) de recevoir tout dividende déclaré par la société;

c) de se partager le reliquat des biens lors de la dissolution de la société.

Catégories d’actions et leurs droits

(4) Les statuts peuvent prévoir plusieurs catégories d’actions, auquel cas:

a)   les droits, privilèges, conditions et restrictions qui se rattachent aux actions de chaque catégorie doivent y être énoncés;

b)   chacun des droits énoncés au paragraphe (3) doit se rattacher à au moins une catégorie d’actions, mais tous ces droits n’ont pas à être rattachés à une seule catégorie.

L.R. (1985), ch. C-44, art. 24; L.R. (1985), ch. 1 (4e suppl.), art. 45(F).

Émission d’actions

25 (1) Sous réserve des statuts, des règlements administratifs et de toute convention unanime des actionnaires et de l’article 28, les administrateurs peuvent déterminer la date des émissions d’actions, les personnes qui peuvent souscrire et l’apport qu’elles doivent fournir.

Limite de responsabilité

(2) L’émission d’une action est libératoire quant à l’apport exigible de son détenteur.

Contrepartie

(3) Les actions ne peuvent être émises avant d’avoir été entièrement libérées soit en numéraire, soit en biens ou en services rendus dont la juste valeur ne peut être inférieure à la somme d’argent que la société recevrait si la libération devait se faire en numéraire.

Idem

(4) Pour établir la juste équivalence entre un apport en biens ou en services rendus et un apport en numéraire, les administrateurs peuvent tenir compte des frais normaux de constitution et de réorganisation, ainsi que des bénéfices qu’entend normalement en tirer la société.

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PART V Corporate Finance	PARTIE V Financement
Sections 25-26	Articles 25-26

Definition of property

(5) For the purposes of this section, property does not include a promissory note, or a promise to pay, that is made by a person to whom a share is issued, or a person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act, with a person to whom a share is issued.

R.S., 1985, c. C-44, s. 25; 2001, c. 14, s. 13.

Stated capital account

26 (1) A corporation shall maintain a separate stated capital account for each class and series of shares it issues.

Entries in stated capital account

(2) A corporation shall add to the appropriate stated capital account the full amount of any consideration it receives for any shares it issues.

Exception for non-arm’s length transactions

(3) Despite subsection (2), a corporation may, subject to subsection (4), add to the stated capital accounts maintained for the shares of classes or series the whole or any part of the amount of the consideration that it receives in an exchange if the corporation issues shares

(a)	in exchange for

(i) property of a person who immediately before the exchange did not deal with the corporation at arm’s length within the meaning of that expression in the Income Tax Act,

(ii) shares of, or another interest or right in, a body corporate that immediately before the exchange, or that because of the exchange, did not deal with the corporation at arm’s length within the meaning of that expression in the Income Tax Act, or

(iii) property of a person who, immediately before the exchange, dealt with the corporation at arm’s length within the meaning of that expression in the Income Tax Act, if the person, the corporation and all the holders of shares in the class or series of shares so issued consent to the exchange; or

(b) pursuant to an agreement referred to in subsection 182(1) or an arrangement referred to in paragraph 192(1)(b) or (c) or to shareholders of an amalgamating body corporate who receive the shares in addition to or instead of securities of the amalgamated body corporate.

Définition de biens

(5) Pour l’application du présent article, biens ne vise pas le billet à ordre ni la promesse de paiement d’une personne à qui des actions sont émises ou d’une personne qui a un lien de dépendance, au sens de la Loi de l’impôt sur le revenu, avec une telle personne.

L.R. (1985), ch. C-44, art. 25; 2001, ch. 14, art. 13.

Compte capital déclaré

26 (1) La société tient un compte capital déclaré distinct pour chaque catégorie et chaque série d’actions.

Versements au compte capital déclaré

(2) La société verse au compte capital déclaré pertinent le montant total de l’apport reçu en contrepartie des actions qu’elle émet.

Exception visant les opérations en cas d’existence d’un lien de dépendance

(3) Malgré le paragraphe (2), peut, sous réserve du paragraphe (4), verser aux comptes capital déclaré afférents à la catégorie ou à la série d’actions émises, tout ou partie de la contrepartie qu’elle a reçue dans l’échange, la société qui émet des actions:

a)	soit en échange, selon le cas:

(i) de biens d’une personne avec laquelle elle avait, au moment de l’échange, un lien de dépendance au sens de la Loi de l’impôt sur le revenu,

(ii) d’actions d’une personne morale ou de droits ou d’intérêts dans celle-ci, lorsque la société avait avec elle, soit au moment de l’échange, soit en raison de celui-ci, un tel lien,

(iii) de biens d’une personne avec laquelle elle n’avait pas, au moment de l’échange, un tel lien, si la personne, la société et tous les détenteurs des actions de la catégorie ou de la série d’actions ainsi émises consentent à l’échange;

b) soit en conformité avec une convention visée au paragraphe 182(1) ou avec un arrangement visé aux alinéas 192(1)b) ou c), ou à des actionnaires d’une personne morale fusionnante qui reçoivent ces actions en plus ou en remplacement de valeurs mobilières de la personne morale issue de la fusion.

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PART V Corporate Finance	PARTIE V Financement
Section 26	Article 26

Limit on addition to a stated capital account

(4) On the issue of a share a corporation shall not add to a stated capital account in respect of the share it issues an amount greater than the amount of the consideration it received for the share.

Constraint on addition to a stated capital account

(5) Where a corporation proposes to add any amount to a stated capital account it maintains in respect of a class or series of shares, if

(a) the amount to be added was not received by the corporation as consideration for the issue of shares, and

(b) the corporation has issued any outstanding shares of more than one class or series,

the addition to the stated capital account must be approved by special resolution unless all the issued and outstanding shares are shares of not more than two classes of convertible shares referred to in subsection 39(5).

Other additions to stated capital

(6) When a body corporate is continued under this Act, it may add to a stated capital account any consideration received by it for a share it issued and a corporation at any time may, subject to subsection (5), add to a stated capital account any amount it credited to a retained earnings or other surplus account.

Transitional

(7) When a body corporate is continued under this Act, subsection (2) does not apply to the consideration received by it before it was so continued unless the share in respect of which the consideration is received is issued after the corporation is so continued.

Idem

(8) When a body corporate is continued under this Act, any amount unpaid in respect of a share issued by the body corporate before it was so continued and paid after it was so continued shall be added to the stated capital account maintained for the shares of that class or series.

Transitional

(9) For the purposes of subsection 34(2), sections 38 and 42, and paragraph 185(2)(a), when a body corporate is continued under this Act its stated capital is deemed to include the amount that would have been included in stated capital if the body corporate had been incorporated under this Act.

Limite des versements à un compte capital déclaré

(4) À l’émission d’une action, la société ne peut verser à un compte capital déclaré un montant supérieur à la contrepartie reçue pour cette action.

Restrictions visant les versements à un compte capital déclaré

(5) Le montant que la société se propose de verser à un compte capital déclaré afférent à une catégorie ou à une série d’actions doit, sauf si la totalité des actions émises et en circulation appartient au plus à deux catégories d’actions convertibles visées au paragraphe 39(5), être approuvé par résolution spéciale lorsque les conditions suivantes sont réunies:

a) le montant ne représente pas la contrepartie d’une émission d’actions;

b) la société a plusieurs catégories ou séries d’actions en circulation.

Autres versements à un compte capital déclaré

(6) La personne morale prorogée en vertu de la présente loi peut verser à un compte capital déclaré toute contrepartie qu’elle reçoit pour les actions qu’elle a émises. Sous réserve du paragraphe (5), une société peut, à n’importe quel moment, virer à un compte capital déclaré les sommes qu’elle avait versées au crédit d’un compte de bénéfices non répartis ou d’un autre compte de surplus.

Disposition transitoire

(7) Le paragraphe (2) ne s’applique pas à la contrepartie reçue avant sa prorogation par la personne morale prorogée en vertu de la présente loi, sauf si l’émission de l’action pour laquelle la contrepartie est reçue intervient après la prorogation.

Idem

(8) Les sommes payées à une personne morale, après sa prorogation sous le régime de la présente loi, pour des actions qu’elle a émises avant sa prorogation sont portées au crédit du compte capital déclaré pertinent.

Disposition transitoire

(9) Pour l’application du paragraphe 34(2), des articles 38 et 42 et de l’alinéa 185(2)a), le capital déclaré de la personne morale prorogée sous le régime de la présente loi est réputé comprendre les sommes qui y auraient figuré si elle avait été constituée en vertu de celle-ci.

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Canada Business Corporations	Sociétés par actions
PART V Corporate Finance	PARTIE V Financement
Sections 26-27	Articles 26-27

Restriction

(10) A corporation shall not reduce its stated capital or any stated capital account except in the manner provided in this Act.

Exception for an open-end mutual fund

(11) Subsections (1) to (10) and any other provisions of this Act relating to stated capital do not apply to an open-end mutual fund.

Definition of open-end mutual fund

(12) For the purposes of this section, open-end mutual fund means a distributing corporation that carries on only the business of investing the consideration it receives for the shares it issues, and all or substantially all of those shares are redeemable on the demand of a shareholder.

R.S., 1985, c. C-44, s. 26; 2001, c. 14, s. 14; 2011, c. 21, s. 19(E).

Shares in series

27 (1) The articles may authorize, subject to any limitations set out in them, the issue of any class of shares in one or more series and may do either or both of the following:

(a) fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series; or

(b) authorize the directors to fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series.

Series participation

(2) If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series of the same class participate rateably in respect of accumulated dividends and return of capital.

Restrictions on series

(3) No rights, privileges, restrictions or conditions attached to a series of shares authorized under this section shall confer on a series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Condition

(10) Toute réduction par une société de son capital déclaré ou d’un compte de capital déclaré doit se faire de la manière prévue à la présente loi.

Exception pour sociétés d’investissement à capital variable

(11) Les paragraphes (1) à (10) ainsi que toute autre disposition de la présente loi relative au capital déclaré ne s’appliquent pas aux sociétés d’investissement à capital variable.

Définition de société d’investissement à capital variable

(12) Pour l’application du présent article, société d’investissement à capital variable s’entend d’une société ayant fait appel au public, qui a pour unique objet de placer les apports des actionnaires et qui, jusqu’à concurrence de la totalité ou de la quasitotalité des actions émises, est tenue, sur demande d’un actionnaire, de racheter les actions que celui-ci détient.

L.R. (1985), ch. C-44, art. 26; 2001, ch. 14, art. 14; 2011, ch. 21, art. 19(A).

Émission d’actions en série

27 (1) Les statuts peuvent autoriser, avec ou sans réserve, l’émission d’une catégorie d’actions en une ou plusieurs séries et peuvent:

a) fixer le nombre d’actions de chaque série, établir leur désignation et déterminer les droits, privilèges, conditions et restrictions dont elles sont assorties;

b)	permettre aux administrateurs de le faire.

Participation des séries

(2) Les actions de toutes les séries d’une catégorie participent au prorata au paiement des dividendes cumulatifs et au remboursement du capital, si ces opérations n’ont pas été intégralement effectuées pour une série donnée.

Limites relatives aux séries

(3) Les droits, privilèges, conditions ou restrictions attachés à une série d’actions dont l’émission est autorisée en vertu du présent article ne peuvent lui conférer, en matière de dividendes ou de remboursement de capital, un traitement préférentiel par rapport aux séries de la même catégorie déjà en circulation.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART V Corporate Finance	PARTIE V Financement
Sections 27-29	Articles 27-29

Amendment of articles

(4) If the directors exercise their authority under paragraph (1)(b), they shall, before the issue of shares of the series, send, in the form that the Director fixes, articles of amendment to the Director to designate a series of shares.

Certificate of amendment

(5) On receipt of articles of amendment designating a series of shares, the Director shall issue a certificate of amendment in accordance with section 262.

Effect of certificate

(6) The articles of the corporation are amended accordingly on the date shown in the certificate of amendment.

R.S., 1985, c. C-44, s. 27; 2001, c. 14, s. 15.

Pre-emptive right

28 (1) If the articles so provide, no shares of a class shall be issued unless the shares have first been offered to the shareholders holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class, at such price and on such terms as those shares are to be offered to others.

Exception

(2) Notwithstanding that the articles provide the preemptive right referred to in subsection (1), shareholders have no pre-emptive right in respect of shares to be issued

(a)	for a consideration other than money;

(b)	as a share dividend; or

(c) pursuant to the exercise of conversion privileges, options or rights previously granted by the corporation.

1974-75-76, c. 33, s. 28; 1978-79, c. 9, s. 1(F).

Options and rights

29 (1) A corporation may issue certificates, warrants or other evidences of conversion privileges, options or rights to acquire securities of the corporation, and shall set out the conditions thereof

(a) in the certificates, warrants or other evidences; or

(b) in certificates evidencing the securities to which the conversion privileges, options or rights are attached.

Modification des statuts

(4) Lorsqu’ils prennent les mesures autorisées en vertu de l’alinéa (1)b), les administrateurs doivent, avant d’émettre des actions d’une série, envoyer au directeur les modifications aux statuts, en la forme établie par lui, donnant la description de cette série.

Certificat de modification

(5) Sur réception des modifications mentionnées au paragraphe (4), le directeur délivre un certificat de modification en conformité avec l’article 262.

Effet du certificat

(6) Les statuts de la société sont modifiés en consé-quence dès la date indiquée sur le certificat de modification.

L.R. (1985), ch. C-44, art. 27; 2001, ch. 14, art. 15.

Droit de préemption

28 (1) Si les statuts le prévoient, les actionnaires détenant des actions d’une catégorie ont, au prorata du nombre de celles-ci, un droit de préemption pour souscrire, lors de toute nouvelle émission, des actions de cette catégorie, au prix et selon les modalités auxquels elles sont offertes aux tiers.

Exception

(2) Le droit de préemption visé au paragraphe (1) ne s’applique pas aux actions émises:

a) moyennant un apport autre qu’en numéraire;

b) à titre de dividende;

c) pour l’exercice de privilèges de conversion, d’options ou de droits accordés antérieurement par la société.

1974-75-76, ch. 33, art. 28; 1978-79, ch. 9, art. 1(F).

Options et droits

29 (1) La société peut émettre des titres, notamment des certificats, constatant des privilèges de conversion, ainsi que des options ou des droits d’acquérir des valeurs mobilières de celle-ci, aux conditions qu’elle énonce:

a) dans ces titres;

b) dans les certificats des valeurs mobilières assorties de ces privilèges de conversion, options ou droits.

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Canada Business Corporations	Sociétés par actions
PART V Corporate Finance	PARTIE V Financement
Sections 29-30	Articles 29-30

Transferable rights

(2) Conversion privileges, options and rights to acquire securities of a corporation may be made transferable or non-transferable, and options and rights to acquire may be made separable or inseparable from any securities to which they are attached.

Reserved shares

(3) Where a corporation has granted privileges to convert any securities issued by the corporation into shares, or into shares of another class or series, or has issued or granted options or rights to acquire shares, if the articles limit the number of authorized shares, the corporation shall reserve and continue to reserve sufficient authorized shares to meet the exercise of such conversion privileges, options and rights.

R.S., 1985, c. C-44, s. 29; 2001, c. 14, s. 16(F).

Restriction regarding bearer shares

29.1 (1) Despite section 29, a corporation shall not issue, in bearer form, a certificate, warrant or other evidence of a conversion privilege, option or right to acquire a share of the corporation.

Replacement

(2) A corporation shall, on the request of a holder of a certificate, warrant or other evidence of a conversion privilege, option or right to acquire a share of the corporation that is in bearer form and that was issued before the coming into force of this section, issue in exchange to that holder, in registered form, a certificate, warrant or other evidence, as the case may be.

2018, c. 8, s. 7.

Corporation holding its own shares

30 (1) Subject to subsection (2) and sections 31 to 36, a corporation

(a) shall not hold shares in itself or in its holding body corporate; and

(b) shall not permit any of its subsidiary bodies corporate to acquire shares of the corporation.

Subsidiary holding shares of its parent

(2) Subject to section 31, a corporation shall cause a subsidiary body corporate of the corporation that holds shares of the corporation to sell or otherwise dispose of those shares within five years from the date

(a) the body corporate became a subsidiary of the corporation; or

Droits négociables

(2) Les privilèges de conversion sont négociables ou non négociables, ainsi que l’option et le droit d’acquérir des valeurs mobilières d’une société, qui peuvent être séparés ou non des valeurs mobilières auxquelles ils sont attachés.

Réserve

(3) La société dont les statuts limitent le nombre d’actions qu’elle est autorisée à émettre doit conserver un nombre suffisant d’actions pour assurer l’exercice tant des privilèges de conversion ou des droits qu’elle accorde que des options qu’elle émet.

L.R. (1985), ch. C-44, art. 29; 2001, ch. 14, art. 16(F).

Aucune émission au porteur

29.1 (1) Malgré l’article 29, la société ne peut émettre des titres, notamment des certificats, constatant des privilèges de conversion, ainsi que des options ou des droits d’acquérir des actions qui sont au porteur.

Remplacement

(2) À la demande du détenteur d’un titre constatant des privilèges de conversion ou des options ou des droits d’acquérir des actions qui sont au porteur et émis avant l’entrée en vigueur du présent article, la société lui délivre en échange un titre constatant des privilèges de conversion ou des options ou des droits d’acquérir des actions qui sont nominatifs, selon le cas.

2018, ch. 8, art. 7.

Détention par la société de ses propres actions

30 (1) Sous réserve du paragraphe (2) et des articles 31 à 36, la société ne peut:

a) ni détenir ses propres actions ni celles de sa personne morale mère;

b) ni permettre que ses actions soient acquises par ses filiales dotées de la personnalité morale.

Détention par la filiale des actions d’une société

(2) Sous réserve de l’article 31, au cas où une personne morale, filiale d’une société, détient des actions de la société, celle-ci doit l’obliger à disposer de ces actions, notamment par vente, au cours des cinq ans suivant la date, selon le cas:

a) où la personne morale est devenue sa filiale;

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Canada Business Corporations	Sociétés par actions
PART V Corporate Finance	PARTIE V Financement
Sections 30-31	Articles 30-31

(b) the corporation was continued under this Act.

R.S., 1985, c. C-44, s. 30; 2001, c. 14, s. 17; 2011, c. 21, s. 20(F).

Exception

31 (1) A corporation may in the capacity of a personal representative hold shares in itself or in its holding body corporate unless it or the holding body corporate or a subsidiary of either of them has a beneficial interest in the shares.

Idem

(2) A corporation may hold shares in itself or in its holding body corporate by way of security for the purposes of a transaction entered into by it in the ordinary course of a business that includes the lending of money.

Exception — subsidiary acquiring shares

(3) A corporation may permit any of its subsidiary bodies corporate to acquire shares of the corporation

(a) in the subsidiary’s capacity as a personal representative, unless the subsidiary would have a beneficial interest in the shares; or

(b) by way of security for the purposes of a transaction entered into by the subsidiary in the ordinary course of a business that includes the lending of money.

Exception — conditions precedent

(4) A corporation may permit any of its subsidiary bodies corporate to acquire shares of the corporation through the issuance of those shares by the corporation to the subsidiary body corporate if, before the acquisition takes place, the conditions prescribed for the purposes of this subsection are met.

Conditions subsequent

(5) After an acquisition has taken place under the purported authority of subsection (4), the conditions prescribed for the purposes of this subsection must be met.

Non-compliance with conditions

(6) If

(a) a corporation permits a subsidiary body corporate to acquire shares of the corporation under the purported authority of subsection (4), and

(b) either

(i) one or more of the conditions prescribed for the purposes of subsection (4) were not met, or

b) de sa prorogation en vertu de la présente loi.

L.R. (1985), ch. C-44, art. 30; 2001, ch. 14, art. 17; 2011, ch. 21, art. 20(F).

Exception

31 (1) La société peut, en qualité de représentant personnel, détenir ses propres actions ou des actions de sa personne morale mère, à l’exception de celles dont l’une ou l’autre d’entre elles ou leurs filiales ont la propriété effective.

Exception

(2) La société peut détenir ses propres actions, ou des actions de sa personne morale mère, à titre de garantie dans le cadre d’opérations conclues dans le cours ordinaire d’une activité commerciale comprenant le prêt d’argent.

Exception

(3) La société peut permettre à ses filiales dotées de la personnalité morale d’acquérir ses actions:

a) en qualité de représentant personnel, à l’exception de celles sur lesquelles les filiales auraient la propriété effective;

b) à titre de garantie dans le cadre d’opérations conclues dans le cours ordinaire d’une activité commerciale comprenant le prêt d’argent.

Exception — conditions préalables

(4) La société peut permettre à ses filiales d’acquérir ses actions par l’entremise d’une émission de celles-ci en leur faveur si, préalablement à l’acquisition, les conditions prévues par les règlements pour l’application du présent paragraphe sont remplies.

Conditions ultérieures

(5) Après l’acquisition d’actions effectivement ou censément autorisée par le paragraphe (4), les conditions prévues par les règlements pour l’application du présent paragraphe doivent être remplies.

Inobservation des conditions

(6) Malgré les paragraphes 16(3) et 26(2), les conséquences prévues par les règlements s’appliquent à l’égard de l’émission et de l’acquisition des actions lorsque, à la fois:

a) l’acquisition était effectivement ou censément autorisée par le paragraphe (4);

b) une des conditions prévues par les règlements pour l’application des paragraphes (4) ou (5) n’est pas

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Canada Business Corporations	Sociétés par actions
PART V Corporate Finance	PARTIE V Financement
Sections 31-32	Articles 31-32

(ii) one or more of the conditions prescribed for the purposes of subsection (5) are not met or cease to be met,

then, notwithstanding subsections 16(3) and 26(2), the prescribed consequences apply in respect of the acquisition of the shares and their issuance.

R.S., 1985, c. C-44, s. 31; 2001, c. 14, s. 18; 2011, c. 21, s. 21.

Exception relating to Canadian ownership

32 (1) Subject to subsection 39(8), a corporation may, for the purpose of assisting the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control, hold shares in itself that

(a) are not constrained for the purpose of assisting the corporation or any of its affiliates or associates to so qualify; or

(b) are shares into which shares held under paragraph (a)   were converted by the corporation that are constrained for the purpose of assisting the corporation to so qualify and that were not previously held by the corporation.

Prohibited transfers

(2) A corporation shall not transfer shares held under subsection (1) to any person unless the corporation is satisfied, on reasonable grounds, that the ownership of the shares as a result of the transfer would assist the corporation or any of its affiliates or associates to achieve the purpose set out in subsection (1).

Offence

(3) A corporation that, without reasonable cause, fails to comply with subsection (2) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

Directors of corporation

(4) Where a corporation commits an offence under subsection (3), any director of the corporation who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the corporation has been prosecuted or convicted.

remplie ou, dans le cas du paragraphe 5, cesse de l’être.

L.R. (1985), ch. C-44, art. 31; 2001, ch. 14, art. 18; 2011, ch. 21, art. 21.

Exception relative à la participation canadienne

32 (1) Sous réserve du paragraphe 39(8), la société peut détenir ses propres actions si la détention a pour objet de la rendre, ou de rendre les sociétés de son groupe ou celles qui ont un lien avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements, pourvu toutefois que se réalise l’une des deux conditions suivantes:

a) ces actions ne font pas l’objet de restrictions destinées à atteindre cet objectif;

b) ces actions proviennent de la conversion d’actions visées à l’alinéa a), font l’objet de restrictions destinées à atteindre cet objectif, mais n’ont pas appartenu à la société.

Transferts interdits

(2) La société ne peut transférer les actions qu’elle détient en vertu du paragraphe (1) que si des considérations raisonnables la convainquent que le transfert des actions aurait pour résultat de la rendre, ou de rendre les sociétés de son groupe ou celles qui ont un lien avec elle, mieux à même d’atteindre l’objectif visé au paragraphe (1).

Infraction

(3) La société qui, sans motif raisonnable, contrevient au paragraphe (2) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Administrateurs de la société

(4) En cas de perpétration par la société d’une infraction visée au paragraphe (3), ceux de ses administrateurs qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la société ait été ou non poursuivie ou déclarée coupable.

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Canada Business Corporations	Sociétés par actions
PART V Corporate Finance	PARTIE V Financement
Sections 32-35	Articles 32-35

Where shares are transferred

(5) Where shares held under subsection (1) are transferred by a corporation, subsections 25(1), (3), (4) and (5), paragraph 115(3)(c) and subsection 118(1) apply, with such modifications as the circumstances require, in respect of the transfer as if the transfer were an issue.

Transfer not void, voidable or null

(6) No transfer of shares by a corporation shall be void, voidable or, in Quebec, null solely because the transfer is in contravention of subsection (2).

R.S., 1985, c. C-44, s. 32; 2011, c. 21, s. 22.

Voting shares

33 (1) A corporation holding shares in itself or in its holding body corporate shall not vote or permit those shares to be voted unless the corporation

(a) holds the shares in the capacity of a personal representative; and

(b) has complied with section 153.

Subsidiary body corporate

(2) A corporation shall not permit any of its subsidiary bodies corporate holding shares in the corporation to vote, or permit those shares to be voted, unless the subsidiary body corporate satisfies the requirements of subsection (1).

R.S., 1985, c. C-44, s. 33; 2001, c. 14, s. 19; 2011, c. 21, s. 23.

Acquisition of corporation’s own shares

34 (1) Subject to subsection (2) and to its articles, a corporation may purchase or otherwise acquire shares issued by it.

Limitation

(2) A corporation shall not make any payment to purchase or otherwise acquire shares issued by it if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would after the payment be less than the aggregate of its liabilities and stated capital of all classes.

R.S., 1985, c. C-44, s. 34; 2001, c. 14, s. 20(F).

Alternative acquisition of corporation’s own shares

35 (1) Notwithstanding subsection 34(2), but subject to subsection (3) and to its articles, a corporation may purchase or otherwise acquire shares issued by it to

Cas de transfert d’actions

(5) En cas de transfert par la société d’actions détenues conformément au paragraphe (1), les paragraphes 25(1), (3), (4) et (5), l’alinéa 115(3)c) ainsi que le paragraphe 118(1) s’appliquent, compte tenu des adaptations de circonstance, comme s’il s’agissait d’une émission.

Transfert non entaché de nullité ni annulable

(6) Le transfert d’actions d’une société effectué en contravention avec le paragraphe (2) n’est pas entaché de nullité ni annulable pour ce seul motif.

L.R. (1985), ch. C-44, art. 32; 2011, ch. 21, art. 22.

Actions avec droit de vote

33 (1) La société qui détient ses propres actions ou des actions de sa personne morale mère doit, pour exercer — ou permettre que soit exercé — le droit de vote attaché à ces actions:

a) d’une part, les détenir en qualité de représentant personnel;

b) d’autre part, se conformer à l’article 153.

Actions avec droit de vote : filiale

(2) Si une personne morale, filiale d’une société, détient des actions de cette dernière, la société ne peut lui permettre d’exercer — ou permettre que soit exercé — le droit de vote attaché à ces actions que si elle remplit les conditions prévues au paragraphe (1).

L.R. (1985), ch. C-44, art. 33; 2001, ch. 14, art. 19; 2011, ch. 21, art. 23.

Acquisition par la société de ses propres actions

34 (1) Sous réserve du paragraphe (2) et de ses statuts, la société peut acheter ou autrement acquérir des actions qu’elle a émises.

Exception

(2) La société ne peut faire aucun paiement en vue d’acheter ou d’acquérir autrement des actions qu’elle a émises s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total de son passif et de son capital déclaré.

L.R. (1985), ch. C-44, art. 34; 2001, ch. 14, art. 20(F).

Acquisition par la société de ses propres actions

35 (1) Nonobstant le paragraphe 34(2), mais sous réserve du paragraphe (3) et de ses statuts, la société peut

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PART V Corporate Finance	PARTIE V Financement
Sections 35-36	Articles 35-36

(a) settle or compromise a debt or claim asserted by or against the corporation;

(b) eliminate fractional shares; or

(c) fulfil the terms of a non-assignable agreement under which the corporation has an option or is obliged to purchase shares owned by a director, an officer or an employee of the corporation.

Idem

(2) Notwithstanding subsection 34(2), a corporation may purchase or otherwise acquire shares issued by it to

(a) satisfy the claim of a shareholder who dissents under section 190; or

(b) comply with an order under section 241.

Limitation

(3) A corporation shall not make any payment to purchase or acquire under subsection (1) shares issued by it if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would after the payment be less than the aggregate of

(i) its liabilities, and

(ii) the amount required for payment on a redemption or in a liquidation of all shares the holders of which have the right to be paid before the holders of the shares to be purchased or acquired, to the extent that the amount has not been included in its liabilities.

R.S., 1985, c. C-44, s. 35; 2001, c. 14, s. 21.

Redemption of shares

36 (1) Notwithstanding subsection 34(2) or 35(3), but subject to subsection (2) and to its articles, a corporation may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles.

Limitation

(2) A corporation shall not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that acheter ou autrement acquérir des actions qu’elle a émises, afin:

a) soit de réaliser un règlement ou de transiger, en matière de créance;

b) soit d’éliminer le fractionnement de ses actions;

c) soit d’exécuter un contrat incessible aux termes duquel elle a l’option ou l’obligation d’acheter des actions appartenant à l’un de ses administrateurs, dirigeants ou employés.

Idem

(2) Nonobstant le paragraphe 34(2), la société peut acheter ou autrement acquérir des actions qu’elle a émises:

a) soit pour faire droit à la réclamation d’un actionnaire dissident aux termes de l’article 190;

b) soit pour obtempérer à une ordonnance rendue en vertu de l’article 241.

Exception

(3) La société ne peut faire aucun paiement en vue d’acheter ou d’acquérir autrement, conformément au paragraphe (1), des actions qu’elle a émises s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total:

(i) de son passif,

(ii) des sommes nécessaires au paiement, en cas de rachat ou de liquidation, des actions payables par préférence, déduction faite de toute partie de ces sommes déjà inscrite au passif.

L.R. (1985), ch. C-44, art. 35; 2001, ch. 14, art. 21.

Rachat des actions

36 (1) Malgré les paragraphes 34(2) ou 35(3), mais sous réserve du paragraphe (2) et de ses statuts, la société peut acheter ou racheter des actions rachetables qu’elle a émises à un prix ne dépassant pas le prix de rachat fixé par les statuts ou calculé en conformité avec ces derniers.

Exception

(2) La société ne peut faire aucun paiement en vue d’acheter ou de racheter des actions rachetables qu’elle a émises s’il existe des motifs raisonnables de croire que:

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PART V Corporate Finance	PARTIE V Financement
Sections 36-38	Articles 36-38

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would after the payment be less than the aggregate of

(i)  its liabilities, and

(ii) the amount that would be required to pay the holders of shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

R.S., 1985, c. C-44, s. 36; 2001, c. 14, s. 22.

Gift or legacy of shares

37 A corporation may accept from any shareholder a share of the corporation surrendered to it as a gift including, in Quebec, a legacy but may not extinguish or reduce a liability in respect of an amount unpaid on any such share except in accordance with section 38.

R.S., 1985, c. C-44, s. 37; 2011, c. 21, s. 24.

Other reduction of stated capital

38 (1) Subject to subsection (3), a corporation may by special resolution reduce its stated capital for any purpose including, without limiting the generality of the foregoing, for the purpose of

(a) extinguishing or reducing a liability in respect of an amount unpaid on any share;

(b) distributing to the holder of an issued share of any class or series of shares an amount not exceeding the stated capital of the class or series; and

(c) declaring its stated capital to be reduced by an amount that is not represented by realizable assets.

Contents of special resolution

(2) A special resolution under this section shall specify the stated capital account or accounts from which the reduction of stated capital effected by the special resolution will be deducted.

Limitation

(3) A corporation shall not reduce its stated capital for any purpose other than the purpose mentioned in paragraph (1)(c) if there are reasonable grounds for believing that

(a) the corporation is, or would after the reduction be, unable to pay its liabilities as they become due; or

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total:

(i)  de son passif,

(ii) des sommes nécessaires, en cas de rachat ou de liquidation, à désintéresser les actionnaires qui, par rapport aux détenteurs des actions à acheter ou à racheter, doivent être payés par préférence ou concurremment, déduction faite de toute partie de ces sommes déjà inscrite au passif.

L.R. (1985), ch. C-44, art. 36; 2001, ch. 14, art. 22.

Donation et legs d’actions

37 La société peut accepter d’un actionnaire toute donation d’actions, y compris, au Québec, un legs d’actions, mais ne peut limiter ou supprimer l’obligation de les libérer intégralement qu’en conformité avec l’article 38.

L.R. (1985), ch. C-44, art. 37; 2011, ch. 21, art. 24.

Autre réduction du capital déclaré

38 (1) Sous réserve du paragraphe (3), la société peut, par résolution spéciale, réduire son capital déclaré à toutes fins, et notamment aux fins de:

a) limiter ou supprimer l’obligation de libérer intégralement des actions;

b) verser au détenteur d’une action émise de n’importe quelle catégorie ou série, une somme ne dépassant pas le capital déclaré afférent à cette catégorie ou série;

c) soustraire de son capital déclaré tout montant non représenté par des éléments d’actifs réalisables.

Contenu de la résolution spéciale

(2) La résolution spéciale prévue au présent article doit indiquer les comptes capital déclaré au débit desquels sont portées les réductions.

Exception

(3) La société ne peut réduire son capital déclaré pour des motifs autres que ceux visés à l’alinéa (1)c), s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

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PART V Corporate Finance	PARTIE V Financement
Sections 38-39	Articles 38-39

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Recovery

(4) A creditor of a corporation is entitled to apply to a court for an order compelling a shareholder or other recipient

(a) to pay to the corporation an amount equal to any liability of the shareholder that was extinguished or reduced contrary to this section; or

(b) to pay or deliver to the corporation any money or property that was paid or distributed to the shareholder or other recipient as a consequence of a reduction of capital made contrary to this section.

Limitation

(5) An action to enforce a liability imposed by this section may not be commenced after two years from the date of the act complained of.

(6) [Repealed, 2001, c. 14, s. 23]

R.S., 1985, c. C-44, s. 38; 2001, c. 14, s. 23.

Adjustment of stated capital account

39 (1) On a purchase, redemption or other acquisition by a corporation under section 34, 35, 36, 45 or 190 or paragraph 241(3)(f), of shares or fractions thereof issued by it, the corporation shall deduct from the stated capital account maintained for the class or series of shares of which the shares purchased, redeemed or otherwise acquired form a part an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series or fractions thereof purchased, redeemed or otherwise acquired, divided by the number of issued shares of that class or series immediately before the purchase, redemption or other acquisition.

Idem

(2) A corporation shall deduct the amount of a payment made by the corporation to a shareholder under paragraph 241(3)(g) from the stated capital account maintained for the class or series of shares in respect of which the payment was made.

Idem

(3) A corporation shall adjust its stated capital account or accounts in accordance with any special resolution referred to in subsection 38(2).

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure à son passif.

Recouvrement

(4) Tout créancier de la société peut demander au tribunal d’ordonner au profit de celle-ci que le bénéficiaire, actionnaire ou autre:

a) soit paye une somme égale au montant de toute obligation de l’actionnaire, réduite ou supprimée en contravention au présent article;

b) soit restitue les sommes versées ou les biens remis à la suite d’une réduction de capital non conforme au présent article.

Prescription

(5) L’action en recouvrement prévue au présent article se prescrit par deux ans à compter de l’acte en cause.

(6) [Abrogé, 2001, ch. 14, art. 23]

L.R. (1985), ch. C-44, art. 38; 2001, ch. 14, art. 23.

Capital déclaré

39 (1) La société qui acquiert, notamment par achat ou rachat, conformément aux articles 34, 35, 36, 45 ou 190 ou à l’alinéa 241(3)f), des actions ou fractions d’actions qu’elle a émises doit débiter le compte capital déclaré, tenu pour la catégorie ou série dont elles relèvent, du produit des éléments suivants : le capital déclaré relatif aux actions de cette catégorie ou série et la fraction dont les numérateur et dénominateur sont respectivement le nombre d’actions, ou fractions d’actions, de cette catégorie ou série ainsi acquises et le nombre d’actions de la même catégorie ou série émises immédiatement avant l’acquisition.

Idem

(2) La société doit débiter le compte capital déclaré pertinent de tout paiement effectué à un actionnaire en vertu de l’alinéa 241(3)g).

Idem

(3) La société doit rectifier ses comptes capital déclaré, conformément aux résolutions spéciales visées au paragraphe 38(2).

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PART V Corporate Finance	PARTIE V Financement
Section 39	Article 39

Idem

(4) On a conversion of issued shares of a corporation into shares of another class or series or a change under section 173, 191 or 241 of issued shares of a corporation into shares of another class or series, the corporation shall

(a) deduct from the stated capital account maintained for the class or series of shares converted or changed an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series converted or changed, divided by the number of issued shares of that class or series immediately before the conversion or change; and

(b) add the result obtained under paragraph (a) and any additional consideration received pursuant to the conversion or change to the stated capital account maintained or to be maintained for the class or series of shares into which the shares have been converted or changed.

Stated capital of interconvertible shares

(5) For the purposes of subsection (4) and subject to its articles, where a corporation issues two classes of shares and there is attached to each such class a right to convert a share of the one class into a share of the other class, if a share of one class is converted into a share of the other class, the amount of stated capital attributable to a share in either class is the aggregate of the stated capital of both classes divided by the number of issued shares of both classes immediately before the conversion.

Cancellation or restoration of shares

(6) Shares or fractions thereof of any class or series of shares issued by a corporation and purchased, redeemed or otherwise acquired by it shall be cancelled or, if the articles limit the number of authorized shares, may be restored to the status of authorized but unissued shares of the class.

Exception

(7) For the purposes of this section, a corporation holding shares in itself as permitted by subsections 31(1) and (2) is deemed not to have purchased, redeemed or otherwise acquired such shares.

Idem

(8) For the purposes of this section, a corporation holding shares in itself as permitted by paragraph 32(1)(a) is deemed not to have purchased, redeemed or otherwise acquired the shares at the time they were acquired, but

Idem

(4) La société doit, dès le passage d’actions émises d’une catégorie ou d’une série à une autre, soit par voie de conversion, soit par voie d’un changement effectué en vertu des articles 173, 191 ou 241:

a) d’une part, débiter le compte capital déclaré, tenu pour la catégorie ou série initiale d’actions, du produit des éléments suivants : le capital déclaré à l’égard de ces actions et la fraction dont les numérateur et dénominateur sont respectivement le nombre d’actions ayant fait l’objet de la conversion ou du changement et le nombre d’actions de la même catégorie ou série émises immédiatement avant la conversion ou le changement;

b) d’autre part, créditer le compte capital déclaré de la catégorie ou de la série nouvelle de la somme débitée en vertu de l’alinéa a) ainsi que de tout apport supplémentaire reçu au titre de la conversion ou du changement.

Capital déclaré d’actions avec droit de conversion réciproque

(5) Pour l’application du paragraphe (4) et sous réserve de ses statuts, lorsque la société émet deux catégories d’actions assorties du droit de conversion réciproque, et qu’il y a, à l’égard d’une action, exercice de ce droit, le montant du capital déclaré attribuable à une action de l’une ou l’autre catégorie est égal au montant total du capital déclaré correspondant aux deux catégories divisé par le nombre d’actions émises dans ces deux catégories avant la conversion.

Annulation ou retour au statut d’actions non émises

(6) Les actions ou fractions d’actions de toute catégorie ou série de la société émettrice acquises par elle, notamment par achat ou rachat, sont annulées; elles peuvent reprendre le statut d’actions autorisées non émises de la catégorie dont elles relèvent, au cas où les statuts limitent le nombre d’actions autorisées.

Exception

(7) La détention par la société de ses propres actions conformément aux paragraphes 31(1) et (2) est réputée ne pas être une acquisition, notamment par achat ou rachat, au sens du présent article.

Idem

(8) Pour l’application du présent article, la société qui détient ses propres actions conformément à l’alinéa 32(1)a) est réputée ne les avoir ni achetées ni rachetées ni autrement acquises au moment de leur acquisition; toutefois:

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PART V Corporate Finance	PARTIE V Financement
Sections 39-40	Articles 39-40

(a) any of those shares that are held by the corporation at the expiration of two years, and

(b) any shares into which any of those shares were converted by the corporation and held under paragraph 32(1)(b) that are held by the corporation at the expiration of two years after the shares from which they were converted were acquired are deemed to have been acquired at the expiration of the two years.

Conversion or change of shares

(9) Shares issued by a corporation and converted into shares of another class or series or changed under section 173, 191 or 241 into shares of another class or series shall become issued shares of the class or series of shares into which the shares have been converted or changed.

Effect of change of shares on number of unissued shares

(10) Where the articles limit the number of authorized shares of a class of shares of a corporation and issued shares of that class or of a series of shares of that class have become, pursuant to subsection (9), issued shares of another class or series, the number of unissued shares of the first-mentioned class shall, unless the articles otherwise provide, be increased by the number of shares that, pursuant to subsection (9), became shares of another class or series.

Repayment

(11) Debt obligations issued, pledged, hypothecated or deposited by a corporation are not redeemed by reason only that the indebtedness evidenced by the debt obligations or in respect of which the debt obligations are issued, pledged, hypothecated or deposited is repaid.

Acquisition and reissue of debt obligations

(12) Debt obligations issued by a corporation and purchased, redeemed or otherwise acquired by it may be cancelled or, subject to any applicable trust indenture or other agreement, may be reissued, pledged or hypothecated to secure any obligation of the corporation then existing or thereafter incurred, and any such acquisition and reissue, pledge or hypothecation is not a cancellation of the debt obligations.

R.S., 1985, c. C-44, s. 39; 1994, c. 24, s. 9(F); 2001, c. 14, s. 24(F); 2011, c. 21, s. 25(F).

Enforcement of contract to buy shares

40 (1) A corporation shall fulfil its obligations under a contract to buy shares of the corporation, except if the corporation can prove that enforcement of the contract would put it in breach of any of sections 34 to 36.

a) lesdites actions, qu’elle détient encore à l’expiration d’un délai de deux ans;

b) les actions provenant de la conversion desdites actions et visées à l’alinéa 32(1)b), qu’elle détient encore à l’expiration d’un délai de deux ans après l’acquisition des actions ayant fait l’objet de la conversion, sont réputées avoir été acquises à l’expiration de ce délai.

Conversion ou changement

(9) Les actions émises qui sont passées d’une catégorie ou d’une série à une autre, soit par voie de conversion, soit par voie d’un changement effectué en vertu des articles 173, 191 ou 241, deviennent des actions émises de la nouvelle catégorie ou série.

Effet du changement sur le nombre des actions non émises

(10) Sont des actions non émises d’une catégorie ou d’une série dont le nombre d’actions autorisées est limité par les statuts de la société, sauf clause des statuts à l’effet contraire, les actions émises qui n’appartiennent plus à cette catégorie ou à une série de cette catégorie par suite d’une conversion ou d’un changement visé au paragraphe (9).

Acquittement

(11) Les titres de créance émis, donnés en garantie conformément au paragraphe (12) ou déposés par la société ne sont pas rachetés du seul fait de l’acquittement de la dette en cause.

Acquisition et réémission de titres de créance

(12) La société qui acquiert ses titres de créance peut soit les annuler, soit, sous réserve de tout acte de fiducie ou convention applicable, les réémettre ou les donner en garantie de l’exécution de ses obligations existantes ou futures, sous forme d’hypothèque mobilière, de gage ou de nantissement; l’acquisition, la réémission ou le fait de les donner en garantie ne constitue pas l’annulation de ces titres.

L.R. (1985), ch. C-44, art. 39; 1994, ch. 24, art. 9(F); 2001, ch. 14, art. 24(F); 2011, ch. 21, art. 25(F).

Exécution des contrats

40 (1) La société est tenue d’exécuter les contrats qu’elle a conclus en vue de l’achat de ses actions, sauf si elle peut prouver que ce faisant elle contrevient à l’un des articles 34 à 36.

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PART V Corporate Finance	PARTIE V Financement
Sections 40-45	Articles 40-45

Status of contracting party

(2) Until the corporation has fulfilled all its obligations under a contract referred to in subsection (1), the other party retains the status of claimant entitled to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors and to the rights of holders of any class of shares whose rights were in priority to the rights given to the holders of the class of shares being purchased, but in priority to the rights of other shareholders.

R.S., 1985, c. C-44, s. 40; 2001, c. 14, s. 25.

Commission for sale of shares

41 The directors may authorize the corporation to pay a reasonable commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of the corporation from the corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

R.S., 1985, c. C-44, s. 41; 2001, c. 14, s. 135(E).

Dividends

42 A corporation shall not declare or pay a dividend if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

1974-75-76, c. 33, s. 40; 1978-79, c. 9, s. 1(F).

Form of dividend

43 (1) A corporation may pay a dividend by issuing fully paid shares of the corporation and, subject to section 42, a corporation may pay a dividend in money or property.

Adjustment of stated capital account

(2) If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

1974-75-76, c. 33, s. 41; 1978-79, c. 9, ss. 1(F), 16.

44 [Repealed, 2001, c. 14, s. 26]

Shareholder immunity

45 (1) The shareholders of a corporation are not, as shareholders, liable for any liability, act or default of the corporation except under subsection 38(4), 118(4) or (5), 146(5) or 226(4) or (5).

Situation du cocontractant

(2) Jusqu’à l’exécution complète par la société de tout contrat visé au paragraphe (1), le cocontractant a le droit d’être payé dès que la société peut légalement le faire ou, lors d’une liquidation, à être colloqué après les droits des créanciers et les droits des actionnaires détenant des actions de toute catégorie dont les droits ont préséance sur ceux des actionnaires détenant des actions de la catégorie d’actions qui sont acquises, mais avant les autres actionnaires.

L.R. (1985), ch. C-44, art. 40; 2001, ch. 14, art. 25.

Commission sur vente d’actions

41 Les administrateurs peuvent autoriser la société à verser une commission raisonnable à toute personne qui achète, ou s’engage à acheter ou à faire acheter, des actions de celle-ci.

L.R. (1985), ch. C-44, art. 41; 2001, ch. 14, art. 135(A).

Dividendes

42 La société ne peut déclarer ni verser de dividende s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total de son passif et de son capital déclaré.

1974-75-76, ch. 33, art. 40; 1978-79, ch. 9, art. 1(F).

Forme du dividende

43 (1) La société peut verser un dividende soit sous forme d’actions entièrement libérées, soit, sous réserve de l’article 42, en numéraire ou en biens.

Rectification du compte capital déclaré

(2) Le montant déclaré en numéraire des dividendes versés par la société sous forme d’actions est porté au compte capital déclaré pertinent.

1974-75-76, ch. 33, art. 41; 1978-79, ch. 9, art. 1(F) et 16.

44 [Abrogé, 2001, ch. 14, art. 26]

Immunité des actionnaires

45 (1) Les actionnaires de la société ne sont pas, à ce titre, responsables de ses obligations, actes ou fautes, sauf dans les cas prévus aux paragraphes 38(4), 146(5), 118(4) ou (5) ou 226(4) ou (5).

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PART V Corporate Finance	PARTIE V Financement
Sections 45-46	Articles 45-46

Lien or hypothec on shares

(2) Subject to subsection 49(8), the articles may provide that the corporation has a lien or hypothec on a share registered in the name of a shareholder or the shareholder’s personal representative for a debt of that shareholder to the corporation, including an amount unpaid in respect of a share issued by a body corporate on the date it was continued under this Act.

Enforcement of lien or hypothec

(3) A corporation may enforce a lien or hypothec referred to in subsection (2) in accordance with its by-laws.

R.S., 1985, c. C-44, s. 45; 2001, c. 14, s. 27; 2011, c. 21, s. 26.

PART VI

Sale of Constrained Shares

Sale of constrained shares by corporation

46 (1) A corporation that has constraints on the issue, transfer or ownership of its shares of any class or series may, for any of the purposes referred to in paragraphs (a) to (c), sell, under the conditions and after giving the notice that may be prescribed, as if it were the owner of the shares, any of those constrained shares that are owned, or that the directors determine in the manner that may be prescribed may be owned, contrary to the constraints in order to

(a) assist the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control;

(b) assist the corporation to comply with any prescribed law; or

(c) attain or maintain a level of Canadian ownership specified in its articles.

Obligations of directors in sale

(2) Where shares are to be sold by a corporation under subsection (1), the directors of the corporation shall select the shares for sale in good faith and in a manner that is not unfairly prejudicial to, and does not unfairly disregard the interests of, the holders of the shares in the constrained class or series taken as a whole.

Actions grevées d’une hypothèque ou d’un privilège

(2) Sous réserve du paragraphe 49(8), les statuts peuvent prévoir qu’une hypothèque ou un privilège en faveur de la société grève les actions inscrites au nom d’un actionnaire débiteur, ou de son représentant personnel, y compris celui qui n’a pas entièrement libéré des actions émises par une personne morale avant sa prorogation sous le régime de la présente loi.

Exécution de l’hypothèque ou du privilège

(3) La société peut faire valoir l’hypothèque ou le privilège visé au paragraphe (2) dans les conditions prévues par ses règlements administratifs.

L.R. (1985), ch. C-44, art. 45; 2001, ch. 14, art. 27; 2011, ch. 21, art. 26.

PARTIE VI

Vente d’actions faisant l’objet de restrictions

Vente par la société d’actions faisant l’objet de restrictions

46 (1) La société dont les actions d’une catégorie ou d’une série font l’objet de restrictions quant à leur émission, leur transfert ou leur propriété peut, afin de devenir elle-même et de rendre les sociétés de son groupe, ou celles qui ont un lien avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements, afin de se conformer aux lois prescrites ou afin de remplir les conditions de participation ou de contrôle canadiens qui sont précisées à ses statuts, vendre ces actions comme si elle en avait la propriété et pour atteindre cet objectif lorsque leurs propriétaires les détiennent, ou que les administrateurs estiment, selon les critères réglementaires, que ceux-ci les détiennent, en dépit de ces restrictions. Cette vente se fait selon les conditions prescrites, après préavis réglementaire.

Devoir des administrateurs

(2) Les administrateurs doivent choisir les actions à vendre en vertu du paragraphe (1) de bonne foi et de manière à ne pas se montrer injuste à l’égard des autres détenteurs d’actions de la catégorie ou de la série soit en leur portant préjudice soit en ne tenant pas compte de leurs intérêts.

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Canada Business Corporations	Sociétés par actions
PART VI Sale of Constrained Shares	PARTIE VI Vente d’actions faisant l’objet de restrictions
Sections 46-47	Articles 46-47

Effect of sale

(3) If shares are sold by a corporation under subsection (1), the owner of the shares immediately before the sale shall by that sale be divested of their interest or right in the shares, and the person who, but for the sale, would be the registered owner of the shares or a person who satisfies the corporation that, but for the sale, they could properly be treated as the registered owner or registered holder of the shares under section 51 shall, from the time of the sale, be entitled to receive only the net proceeds of the sale, together with any income earned on the proceeds from the beginning of the month next following the date of the receipt by the corporation of the proceeds of the sale, less any taxes on the proceeds and any costs of administration of a trust fund constituted under subsection 47(1) in relation to the constitution of the fund.

Subsections 51(4) to (6) apply

(4) Subsections 51(4) to (6) apply in respect of the person who is entitled under subsection (3) to receive the proceeds of a sale of shares under subsection (1) as if the proceeds were a security and the person were a registered holder or owner of the security.

R.S., 1985, c. C-44, s. 46; 1991, c. 45, s. 552, c. 47, s. 720; 2001, c. 14, ss. 28, 135(E); 2011, c. 21, s. 27.

Proceeds of sale to be trust fund

47 (1) The proceeds of a sale by a corporation under subsection 46(1) constitute a trust fund in the hands of the corporation for the benefit of the person entitled under subsection 46(3) to receive the proceeds of the sale, and any such trust fund may be commingled by the corporation with other such trust funds and shall be invested in such manner as may be prescribed.

Costs of administration

(2) Reasonable costs of administration of a trust fund referred to in subsection (1) may be deducted from the trust fund and any income earned thereon.

Appointment of trust company

(3) Subject to this section, a corporation may transfer any trust fund referred to in subsection (1), and the administration thereof, to a trust company in Canada registered as such under the laws of Canada or a province, and the corporation is thereupon discharged of all further liability in respect of the trust fund.

Discharge of corporation and trust company

(4) A receipt signed by a person entitled under subsection 46(3) to receive the proceeds of a sale that constitute a trust fund under subsection (1) shall be a complete discharge of the corporation and of any trust company to

Effet de la vente

(3) La personne qui était propriétaire des actions vendues par la société conformément au paragraphe (1) perd tout droit ou intérêt sur ces actions. Celle qui en était le propriétaire inscrit ou qui convainc les administrateurs qu’elle aurait pu être considérée comme en étant le propriétaire ou détenteur inscrit aux termes de l’article 51 a, à compter de la vente, droit uniquement au produit net de la vente majoré du revenu perçu sur ce produit à compter du début du mois suivant la date de réception du produit par la société mais diminué des taxes qui y sont afférentes et des frais de gestion relatifs à la constitution d’un fonds en fiducie conformément au paragraphe 47(1).

Application des par. 51(4) à (6)

(4) Les paragraphes 51(4) à (6) s’appliquent à la personne qui a droit, en vertu du paragraphe (3), de recevoir le produit de la vente des actions visée au paragraphe (1), cette personne étant assimilée au détenteur ou propriétaire inscrit et le produit de la vente, à une valeur mobilière.

L.R. (1985), ch. C-44, art. 46; 1991, ch. 45, art. 552, ch. 47, art. 720; 2001, ch. 14, art. 28 et 135(A); 2011, ch. 21, art. 27.

Constitution d’un fonds en fiducie

47 (1) Le produit de la vente effectuée par une société en vertu du paragraphe 46(1) constitue un fonds en fiducie au profit de la personne qui a droit au produit de la vente conformément au paragraphe 46(3); ce fonds, qui peut être confondu avec des fonds similaires, est investi de la façon réglementaire.

Frais de gestion

(2) Des frais de gestion raisonnables peuvent être déduits du fonds en fiducie visé au paragraphe (1) et du revenu qui en découle.

Transfert à une société de fiducie

(3) Sous réserve des autres dispositions du présent article, la société peut transférer le fonds en fiducie visé au paragraphe (1) et en confier l’administration à une société de fiducie inscrite à ce titre sous le régime des lois fédérales ou provinciales; le cas échéant, la société est relevée de toute responsabilité ultérieure à l’égard du fonds.

Libération de la société et de la société de fiducie

(4) Le reçu signé par une personne qui a droit, aux termes du paragraphe 46(3), de recevoir le produit de la vente qui constitue un fonds en fiducie en vertu du paragraphe (1) libère définitivement la société ainsi que toute

Current to October 31, 2023	43	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VI Sale of Constrained Shares	PARTIE VI Vente d’actions faisant l’objet de restrictions
Sections 47-48	Articles 47-48

which a trust fund is transferred under subsection (3), in respect of the trust fund and income earned thereon paid to such person.

Vesting in Crown

(5) A trust fund described in subsection (1), together with any income earned thereon, less any taxes thereon and costs of administration, that has not been claimed by a person entitled under subsection 46(3) to receive the proceeds of a sale that constitute the trust fund for a period of ten years after the date of the sale vests in Her Majesty in right of Canada.

Escheats Act applies

(6) Sections 3 to 5 of the Escheats Act apply in respect of a trust fund that vests in Her Majesty in right of Canada under subsection (5).

1980-81-82-83, c. 115, s. 4.

PART VII

Security Certificates, Registers and Transfers

Interpretation and General

Application of Part

48 (1) The transfer or transmission of a security shall be governed by this Part.

Definitions

(2) In this Part,

adverse claim includes a claim that a transfer was or would be wrongful or that a particular adverse person is the owner of or has an interest or right in the security; (opposition)

bearer means the person in possession of a security payable to bearer or endorsed in blank; (porteur)

bona fide purchaser means a purchaser for value in good faith and without notice of any adverse claim who takes delivery of a security in bearer form or order form or of a security in registered form issued or endorsed to the purchaser or endorsed in blank; (acheteur de bonne foi)

broker means a person who is engaged, whether or not exclusively, in the business of buying and selling securities and who, in the transaction concerned, acts for, or société de fiducie à qui le fonds a été transféré en vertu du paragraphe (3), des paiements à faire sur ce fonds et sur le revenu qui en découle.

Dévolution à Sa Majesté

(5) Le fonds en fiducie visé au paragraphe (1) et le revenu qui en découle, déduits des taxes qui y sont afférentes et des frais de gestion, sont dévolus à Sa Majesté du chef du Canada s’ils ne sont pas réclamés par une personne qui a droit au produit de la vente constituant le fonds en vertu du paragraphe 46(3) dans les dix ans qui suivent la date de la vente.

Application de la Loi sur les biens en déshérence

(6) Les articles 3 à 5 de la Loi sur les biens en déshérence s’appliquent au fonds en fiducie qui est dévolu à Sa Majesté du chef du Canada en vertu du paragraphe (5).

1980-81-82-83, ch. 115, art. 4.

PARTIE VII

Certificats de valeurs mobilières, registres et transferts

Définitions et dispositions générales

Champ d’application

48 (1) La présente partie régit le transfert des valeurs mobilières.

Définitions

(2) Les définitions qui suivent s’appliquent à la présente partie.

acheteur de bonne foi L’acquéreur contre valeur qui, non avisé de l’existence d’oppositions, prend livraison d’une valeur mobilière au porteur ou à ordre ou d’une valeur mobilière nominative émise à son nom, endossée à son profit ou en blanc. (bona fide purchaser)

acquéreur Personne qui acquiert des droits ou intérêts sur une valeur mobilière, par achat, hypothèque, gage, émission, réémission, donation ou toute autre opération consensuelle. (purchaser)

acte de fiducie Répond à la définition donnée à l’article 82. (trust indenture)

authentique Ni falsifié ni contrefait. (genuine)

bonne foi L’honnêteté manifestée au cours de l’opération en cause. (good faith)

Current to October 31, 2023	44	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 48	Article 48

buys a security from, or sells a security to a customer; (courtier)

delivery means voluntary transfer of possession; (livraison ou remise)

fiduciary means any person who acts in a fiduciary capacity or as the administrator of the property of others and includes a personal representative of a deceased person; (représentant)

fungible, in relation to securities, means securities of which any unit is, by nature or usage of trade, the equivalent of any other like unit; (fongibles)

genuine means free of forgery or counterfeiting; (authentique)

good faith means honesty in fact in the conduct of the transaction concerned; (bonne foi)

holder means a person in possession of a security issued or endorsed to the person or the bearer or in blank; (détenteur)

issuer includes a corporation

(a) that is required by this Act to maintain a securities register,

(b) that, in Quebec, issues securities that confer directly or indirectly rights in its property, or

(c) that, elsewhere in Canada, directly or indirectly creates fractional interests in its rights or property and that issues securities as evidence of the fractional interests; (émetteur)

overissue means the issue of securities in excess of any maximum number of securities that the issuer is authorized by its articles or a trust indenture to issue; (émission excédentaire)

purchaser means a person who takes an interest or right in a security by sale, mortgage, hypothec, pledge, issue, reissue, gift or any other voluntary transaction; (acquéreur)

security or security certificate means an instrument issued by a corporation that is

(a) in bearer, order or registered form,

(b) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment,

courtier Personne qui se livre exclusivement ou non au commerce des valeurs mobilières et qui, entre autres, dans les opérations en cause, agit pour un client. (broker)

détenteur Personne en possession d’une valeur mobilière au porteur ou d’une valeur mobilière nominative émise à son nom, endossée à son profit ou en blanc. (holder)

émetteur Est assimilée à l’émetteur la société qui, selon le cas:

a) doit, aux termes de la présente loi, tenir un registre de valeurs mobilières;

b) au Québec, émet des valeurs mobilières conférant chacune, même indirectement, des droits sur ses biens;

c) ailleurs au Canada, crée, même indirectement, une fraction d’intérêt sur ses droits ou ses biens et émet des valeurs mobilières constatant ces fractions d’intérêt. (issuer)

émission excédentaire Toute émission de valeurs mobilières en excédent du nombre autorisé par les statuts de l’émetteur ou par un acte de fiducie. (overissue)

fongibles Se dit des valeurs mobilières qui ont cette qualité par nature ou en vertu des usages du commerce. (fungible)

livraison ou remise Transfert volontaire de la possession. (delivery)

signature ou endossement non autorisé Signature apposée ou endossement effectué sans autorisation réelle, implicite ou apparente, y compris les faux. (unauthorized)

opposition Est assimilé à l’opposition le fait d’invoquer qu’un transfert est ou serait illégal ou qu’un opposant déterminé détient la propriété ou un droit ou intérêt sur les valeurs mobilières en cause. (adverse claim)

porteur Personne en possession d’une valeur mobilière au porteur ou endossée en blanc. (bearer)

représentant L’administrateur du bien d’autrui ou la personne qui agit à titre fiducial, notamment le représentant personnel d’une personne décédée. (fiduciary)

transfert Est assimilée au transfert la transmission par effet de la loi. (transfer)

Current to October 31, 2023	45	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 48	Article 48

(c) one of a class or series or by its terms divisible into a class or series of instruments, and

(d) evidence of a share, participation or other interest or right in or obligation of a corporation; (valeur mobilière ou certificat de valeur mobilière)

transfer includes transmission by operation of law; (transfert)

trust indenture means a trust indenture as defined in section 82; (acte de fiducie)

unauthorized, in relation to a signature or an endorsement, means one made without actual, implied or apparent authority and includes a forgery; (non autorisé)

valid means issued in accordance with the applicable law and the articles of the issuer, or validated under section 52. (valide)

Negotiable instruments

(3) Except where its transfer is restricted and noted on a security in accordance with subsection 49(8), a security is a negotiable instrument.

Registered form

(4) A security is in registered form if

(a) it specifies a person entitled to the security or to the rights it evidences, and its transfer is capable of being recorded in a securities register; or

(b) it bears a statement that it is in registered form.

Order form

(5) A debt obligation is in order form where, by its terms, it is payable to the order or assigns of any person therein specified with reasonable certainty or to that person’s order.

Bearer form

(6) A security is in bearer form if it is payable to bearer according to its terms and not by reason of any endorsement.

Guarantor for issuer

(7) A guarantor for an issuer is deemed to be an issuer to the extent of the guarantee whether or not the obligation is noted on the security.

R.S., 1985, c. C-44, s. 48; 2001, c. 14, ss. 29, 135(E); 2011, c. 21, s. 28.

valeur mobilière ou certificat de valeur mobilière Tout titre émis par une société, qui, à la fois:

a) est au porteur, à ordre ou nominatif;

b) est d’un genre habituellement négocié aux bourses ou sur les marchés de valeurs mobilières ou reconnu comme placement sur la place où il est émis ou négocié;

c) fait partie d’une catégorie ou d’une série de titres ou est divisible selon ses propres modalités;

d) atteste l’existence soit d’une action ou d’une obligation de la société, soit de droits ou intérêts, notamment une participation dans celle-ci. (security or security certificate)

valide Soit émis légalement et conformément aux statuts de la société, soit validé en vertu de l’article 52.

(valid)

Effets négociables

(3) Les valeurs mobilières sont des effets négociables sauf si leur transfert fait l’objet de restrictions indiquées conformément au paragraphe 49(8).

Valeur mobilière nominative

(4) Est nominative la valeur mobilière qui:

a) ou bien désigne nommément son titulaire, ou celui des droits dont elle atteste l’existence, et peut faire l’objet d’un transfert sur le registre des valeurs mobilières;

b) ou bien porte une mention à cet effet.

Titre à ordre

(5) Le titre de créance est à ordre si, d’après son libellé, il est payable à l’ordre d’une personne suffisamment désignée dans le titre ou cédé à une telle personne.

Valeur mobilière au porteur

(6) Est au porteur la valeur mobilière payable au porteur selon ses propres modalités et non en raison d’un endossement.

Caution d’un émetteur

(7) La caution d’un émetteur est réputée, dans les limites de sa garantie, avoir la qualité d’émetteur, indépendamment de la mention de son obligation sur la valeur mobilière.

L.R. (1985), ch. C-44, art. 48; 2001, ch. 14, art. 29 et 135(A); 2011, ch. 21, art. 28.

Current to October 31, 2023	46	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 49	Article 49

Rights of holder

49 (1) Every security holder is entitled at their option to a security certificate that complies with this Act or a non-transferable written acknowledgment of their right to obtain such a security certificate from a corporation in respect of the securities of that corporation held by them.

Maximum fee for certificate by regulation

(2) A corporation may charge a fee, not exceeding the prescribed amount, for a security certificate issued in respect of a transfer.

Joint holders

(3) A corporation is not required to issue more than one security certificate in respect of securities held jointly by several persons, and delivery of a certificate to one of several joint holders is sufficient delivery to all.

Signatures

(4)   A security certificate shall be signed by at least one of the following persons, or the signature shall be printed or otherwise mechanically reproduced on the certificate:

(a) a director or officer of the corporation;

(b) a registrar, transfer agent or branch transfer agent of the corporation, or an individual on their behalf; and

(c) a trustee who certifies it in accordance with a trust indenture.

(5) [Repealed, 2001, c. 14, s. 30]

Continuation of signature

(6) If a security certificate contains a printed or mechanically reproduced signature of a person, the corporation may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the corporation, and the security certificate is as valid as if the person were a director or an officer at the date of its issue.

Contents of share certificate

(7) There shall be stated on the face of each share certificate issued by a corporation

(a) the name of the corporation;

(b) the words “Incorporated under the Canada Business Corporations Act” or “subject to the Canada Business Corporations Act”;

(c) the name of the person to whom it was issued; and

Droits du détenteur

49 (1) Les détenteurs de valeurs mobilières peuvent, à leur choix, exiger de la société, soit des certificats de valeurs mobilières conformes à la présente loi, soit une re-connaissance écrite et incessible de ce droit.

Droit exigible

(2) La société peut prélever un droit — qui ne peut dépasser le montant réglementaire — par certificat de valeur mobilière émis à l’occasion d’un transfert.

Codétenteurs

(3) En cas de détention conjointe d’une valeur mobilière, la remise du certificat à l’un des codétenteurs constitue délivrance suffisante pour tous.

Signatures

(4) Les certificats de valeurs mobilières doivent être signés par au moins l’une des personnes suivantes:

a) un administrateur ou dirigeant de la société;

b) un agent d’inscription ou de transfert de la société ou un particulier agissant pour son compte;

c) un fiduciaire qui les certifie conformes à l’acte de fiducie.

Toute signature requise peut cependant être reproduite mécaniquement, notamment sous forme d’imprimé.

(5) [Abrogé, 2001, ch. 14, art. 30]

Permanence de la validité de la signature

(6) La société peut émettre valablement tout certificat de valeurs mobilières portant la signature, imprimée ou reproduite mécaniquement, d’administrateurs ou dirigeants même s’ils ont cessé d’occuper ces fonctions.

Contenu du certificat d’action

(7) Doivent être énoncés au recto de chaque certificat d’action:

a) le nom de la société émettrice;

b) la mention « constituée sous l’autorité de la Loi canadienne sur les sociétés par actions » ou « assujettie à la Loi canadienne sur les sociétés par actions »;

c) le nom du titulaire;

Current to October 31, 2023	47	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 49	Article 49

(d) the number and class of shares and the designation of any series that the certificate represents.

Restrictions

(8) No restriction, charge, lien, hypothec, agreement or endorsement described in the following paragraphs is effective against a transferee of a security, issued by a corporation or by a body corporate before the body corporate was continued under this Act, who has no actual knowledge of the restriction, charge, lien, hypothec, agreement or endorsement unless it or a reference to it is noted conspicuously on the security certificate:

(a) a restriction on transfer other than a constraint under section 174;

(b) a charge, lien or hypothec in favour of the corporation;

(c) a unanimous shareholder agreement; or

(d) an endorsement under subsection 190(10).

Limit on restriction

(9) A distributing corporation, any of the issued shares of which remain outstanding and are held by more than one person, shall not have a restriction on the transfer or ownership of its shares of any class or series except by way of a constraint permitted under section 174.

Notation of constraint

(10) Where the articles of a corporation constrain the issue, transfer or ownership of shares of any class or series in order to assist

(a) the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control, or

(b) the corporation to comply with any prescribed law,

the constraint, or a reference to it, shall be conspicuously noted on every security certificate of the corporation evidencing a share that is subject to the constraint where the security certificate is issued after the day on which the share becomes subject to the constraint under this Act.

Failure to note

(11) The failure to note a constraint or a reference to it pursuant to subsection (10) shall not invalidate any share or security certificate and shall not render a constraint

d) le nombre, la catégorie et la série d’actions qu’il représente.

Restrictions

(8) Les certificats de valeurs mobilières émis par la société ou par une personne morale avant sa prorogation sous le régime de la présente loi qui sont assujettis aux restrictions, charges, hypothèques, privilèges, conventions ou endossements ci-après doivent porter une mention ou un renvoi bien visibles à leur égard pour qu’ils soient opposables à tout cessionnaire de cette valeur mobilière qui n’en a pas eu effectivement connaissance:

a) des restrictions en matière de transfert non prévues à l’article 174;

b) des charges, hypothèques ou privilèges en faveur de la société;

c) une convention unanime des actionnaires;

d) un endossement prévu au paragraphe 190(10).

Limitation

(9) La société ayant fait appel au public dont des actions en circulation sont détenues par plusieurs personnes ne peut restreindre le transfert ou le droit de propriété de ses actions, sauf si la restriction est permise en vertu de l’article 174.

Mention des restrictions

(10) Dans les cas où les statuts de la société restreignent l’émission, le transfert ou la propriété d’actions d’une catégorie ou d’une série en vue de rendre la société, les sociétés de son groupe ou celles qui ont des liens avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements ou de se conformer aux lois prescrites relativement à ces conditions de participation ou de contrôle canadiens, la restriction doit être indiquée ostensiblement, par description ou référence, sur les certificats de valeurs mobilières émis pour ces actions après que celles-ci ont fait l’objet de ces restrictions en vertu de la présente loi.

Absence de mention

(11) Le défaut d’indiquer une restriction, par description ou référence, comme l’exige le paragraphe (10) n’invalide pas une action ou un certificat de valeurs mobilières et ne

Current to October 31, 2023	48	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 49	Article 49

ineffective against an owner, holder or transferee of the share or security certificate.

Transitional

(12) If a body corporate continued under this Act has outstanding security certificates, and if the words “private company” appear on the certificates, those words are deemed to be a notice of a restriction, lien, hypothec, agreement or endorsement for the purpose of subsection (8).

Particulars of class

(13) There shall be stated legibly on a share certificate issued by a corporation that is authorized to issue shares of more than one class or series

(a) the rights, privileges, restrictions and conditions attached to the shares of each class and series that exists when the share certificate is issued; or

(b) that the class or series of shares that it represents has rights, privileges, restrictions or conditions attached thereto and that the corporation will furnish a shareholder, on demand and without charge, with a full copy of the text of

(i) the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as the same have been fixed by the directors, and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

Duty

(14) Where a share certificate issued by a corporation contains the statement mentioned in paragraph (13)(b), the corporation shall furnish a shareholder, on demand and without charge, with a full copy of the text of

(a)   the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as the same have been fixed by the directors; and

(b)   the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

Fractional share

(15) A corporation may issue for each fractional share, a certificate in registered form or scrip certificates in registered form that entitle the holder to receive a certificate rend pas la restriction sans effet à l’égard du propriétaire, détenteur ou cessionnaire de l’action ou du certificat.

Dispositions transitoires

(12) L’expression « compagnie privée » figurant sur les certificats de valeurs mobilières émis par une personne morale prorogée sous le régime de la présente loi est réputée constituer l’avis des restrictions, hypothèques, privilèges, conventions ou endossements prévus au paragraphe (8).

Détails

(13) Les certificats émis par une société autorisée à émettre des actions de plusieurs catégories ou séries prévoient, de manière lisible:

a) soit les droits, privilèges, conditions et restrictions dont sont assorties les actions de chaque catégorie et série existant lors de l’émission des certificats;

b) soit que la catégorie ou la série d’actions qu’ils représentent est assortie de droits, privilèges, conditions et restrictions et que la société remettra gratuitement à tout actionnaire qui en fait la demande le texte intégral:

(i) des droits, privilèges, conditions et restrictions attachés à chaque catégorie dont l’émission est autorisée et, dans la mesure fixée par les administrateurs, à chaque série,

(ii) de l’autorisation donnée aux administrateurs de fixer les droits, privilèges, conditions et restrictions des séries suivantes.

Obligation

(14) La société, qui émet des certificats d’actions contenant les dispositions prévues à l’alinéa (13)b), doit fournir gratuitement aux actionnaires qui en font la demande le texte intégral:

a) des droits, privilèges, conditions et restrictions attachés à chaque catégorie dont l’émission est autorisée et, dans la mesure fixée par les administrateurs, à chaque série;

b) de l’autorisation donnée aux administrateurs de fixer les droits, privilèges, conditions et restrictions des séries suivantes.

Fraction d’action

(15) La société peut émettre, pour chaque fraction d’action, soit un certificat nominatif, soit des scrips nominatifs donnant droit à une action entière en échange de tous les scrips correspondants.

Current to October 31, 2023	49	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 49-50	Articles 49-50

for a full share in exchange for scrip certificates equalling a full share.

Replacement

(15.1) On the request of a holder of a certificate for a fractional share or of a scrip certificate, a corporation shall, if the certificate is in bearer form and was issued before the coming into force of this subsection, issue in exchange to that holder, in registered form, a certificate for a fractional share or a scrip certificate, as the case may be.

Scrip certificates

(16) The directors may attach conditions to any scrip certificates issued by a corporation, including conditions that

(a) the scrip certificates become void or, in Quebec, null if not exchanged for a share certificate representing a full share before a specified date; and

(b) any shares for which such scrip certificates are exchangeable may, notwithstanding any pre-emptive right, be issued by the corporation to any person and the proceeds thereof distributed rateably to the holders of the scrip certificates.

Holder of fractional share

(17) A holder of a fractional share issued by a corporation is not entitled to exercise voting rights or to receive a dividend in respect of the fractional share, unless

(a) the fractional share results from a consolidation of shares; or

(b) the articles of the corporation otherwise provide.

Holder of scrip certificate

(18) A holder of a scrip certificate is not entitled to exercise voting rights or to receive a dividend in respect of the scrip certificate.

R.S., 1985, c. C-44, s. 49; 1991, c. 45, s. 553, c. 47, s. 721; 1994, c. 24, s. 34(F); 2001, c. 14, ss. 30, 135(E); 2011, c. 21, s. 29; 2018, c. 8, s. 8.

Securities records

50 (1) A corporation shall maintain a securities register in which it records the securities issued by it in registered form, showing with respect to each class or series of securities

(a) the names, alphabetically arranged, and the latest known address of each person who is or has been a security holder;

Remplacement

(15.1) À la demande du détenteur d’un certificat pour une fraction d’action ou de scrips pour une fraction d’action émis au porteur avant l’entrée en vigueur du présent paragraphe, la société lui délivre en échange, pour la fraction d’action, un certificat nominatif ou des scrips nominatifs, selon le cas.

Scrips

(16) Les administrateurs peuvent assortir les scrips de conditions, notamment les suivantes:

a) ils sont frappés de nullité s’ils ne sont pas échangés avant une date déterminée contre les certificats représentant les actions entières;

b) les actions contre lesquelles ils sont échangeables peuvent, nonobstant tout droit de préemption, faire l’objet, au profit de toute personne, d’une émission dont le produit est distribué, au prorata, aux détenteurs de ces scrips.

Détenteur d’une fraction d’action

(17) Les détenteurs de fractions d’actions émises par la société ne peuvent voter ni recevoir de dividendes que dans l’un ou l’autre des cas suivants:

a) le fractionnement est consécutif à un regroupement d’actions;

b) les statuts de la société le permettent.

Détenteurs de scrips

(18) Les détenteurs de scrips ne peuvent, à ce titre, voter ni recevoir de dividendes.

L.R. (1985), ch. C-44, art. 49; 1991, ch. 45, art. 553, ch. 47, art. 721; 1994, ch. 24, art. 34(F); 2001, ch. 14, art. 30 et 135(A); 2011, ch. 21, art. 29; 2018, ch. 8, art. 8.

Registres des valeurs mobilières

50 (1) La société tient un registre des valeurs mobilières nominatives qu’elle a émises, indiquant pour chaque catégorie ou série:

a) les noms, par ordre alphabétique, et la dernière adresse connue des détenteurs de ces valeurs ou de leurs prédécesseurs;

b) le nombre des valeurs de chaque détenteur;

Current to October 31, 2023	50	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 50	Article 50

(b) the number of securities held by each security holder; and

(c) the date and particulars of the issue and transfer of each security.

Central and branch registers

(2) A corporation may appoint an agent or mandatary to maintain a central securities register and branch securities registers.

Place of register

(3) A central securities register shall be maintained by a corporation at its registered office or at any other place in Canada designated by the directors, and any branch securities registers may be kept at any place in or out of Canada designated by the directors.

Effect of registration

(4) Registration of the issue or transfer of a security in the central securities register or in a branch securities register is complete and valid registration for all purposes.

Branch register

(5) A branch securities register shall only contain particulars of securities issued or transferred at that branch.

Central register

(6) Particulars of each issue or transfer of a security registered in a branch securities register shall also be kept in the corresponding central securities register.

Destruction of certificates

(7) A corporation, its agent or mandatary, or a trustee as defined in subsection 82(1) is not required to produce

(a) a cancelled security certificate in registered form, an instrument referred to in subsection 29(1) that is cancelled or a like cancelled instrument in registered form six years after the date of its cancellation;

(b) a cancelled security certificate in bearer form or an instrument referred to in subsection 29(1) that is cancelled or a like cancelled instrument in bearer form after the date of its cancellation; or

(c) an instrument referred to in subsection 29(1) or a like instrument, irrespective of its form, after the date of its expiration.

R.S., 1985, c. C-44, s. 50; 2011, c. 21, s. 30(E).

c) la date et les conditions de l’émission et du transfert de chaque valeur.

Registres central et locaux

(2) La société peut charger un mandataire de tenir, pour les valeurs mobilières, un registre central et des registres locaux.

Lieu de tenue des registres

(3) La société tient le registre central à son siège social ou en tout autre lieu au Canada choisi par les administrateurs qui désignent également le lieu, au Canada ou à l’étranger, où les registres locaux peuvent être tenus.

Effet

(4) Toute mention de l’émission ou du transfert d’une valeur mobilière sur l’un des registres en constitue une inscription complète et valide.

Registres locaux

(5) Les conditions mentionnées dans les registres locaux ne concernent que les valeurs mobilières émises ou transférées à l’endroit en question.

Registre central

(6) Les conditions des émissions ou transferts de valeurs mobilières mentionnées dans un registre local sont également portées au registre central.

Destruction des certificats

(7) La société, ses mandataires ou le fiduciaire visé au paragraphe 82(1) ne sont pas tenus de produire:

a) six ans après leur annulation, les certificats de valeurs mobilières nominatives, les titres visés au paragraphe 29(1) ou les titres nominatifs semblables;

b) après leur annulation, les certificats de valeurs mobilières au porteur, les titres visés au paragraphe 29(1) ou les titres au porteur semblables;

c) après l’expiration de leur délai de validité, les titres visés au paragraphe 29(1) ou les titres semblables quelle que soit leur forme.

L.R. (1985), ch. C-44, art. 50; 2011, ch. 21, art. 30(A).

Current to October 31, 2023	51	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 51	Article 51

Dealings with registered holder

51 (1) A corporation or a trustee defined in subsection 82(1) may, subject to sections 134, 135 and 138, treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of an owner of the security.

Constructive registered holder

(2) Notwithstanding subsection (1), a corporation whose articles restrict the right to transfer its securities shall, and any other corporation may, treat a person as a registered security holder entitled to exercise all the rights of the security holder that the person represents, if the person furnishes the corporation with evidence as described in subsection 77(4) that the person is

(a) the heir of a deceased security holder, or the personal representative of the heirs, or the personal representative of the estate or succession of a deceased security holder;

(b) a personal representative of a registered security holder who is an infant, an incapable person or a missing person; or

(c) a liquidator of, or a trustee in bankruptcy for, a registered security holder.

Permissible registered holder

(3) If a person on whom the ownership of a security devolves by operation of law, other than a person described in subsection (2), furnishes proof of the person’s authority to exercise rights or privileges in respect of a security of the corporation that is not registered in the person’s name, the corporation shall treat the person as entitled to exercise those rights or privileges.

Immunity of corporation

(4) A corporation is not required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by a registered holder of any of its securities or by anyone whom it treats, as permitted or required by this section, as the owner or registered holder thereof.

Persons less than 18 years of age

(5) If a person who is less than 18 years of age exercises any rights of ownership in the securities of a corporation, no subsequent repudiation or avoidance or, in Quebec, annulment or reduction of obligations is effective against the corporation.

Relations avec le détenteur inscrit

51 (1) La société ou le fiduciaire visé au paragraphe 82(1) peut, sous réserve des articles 134, 135 et 138, considérer le propriétaire inscrit d’une valeur mobilière comme la seule personne ayant qualité pour voter, recevoir des avis, des intérêts, dividendes ou autres paiements et pour exercer tous les droits et pouvoirs de propriétaire de valeurs mobilières.

Présomption

(2) Nonobstant le paragraphe (1), toute société peut, et celle dont les statuts restreignent le transfert de ses valeurs mobilières doit, considérer comme fondés à exercer les droits du détenteur inscrit d’une valeur mobilière qu’ils représentent, dans la mesure où la preuve prévue au paragraphe 77(4) lui est fournie:

a) l’héritier ou le représentant personnel de la succession d’un détenteur de valeurs mobilières décédé ou le représentant personnel des héritiers de ce dernier;

b) le représentant personnel d’un détenteur inscrit de valeurs mobilières mineur, incapable ou absent;

c) le liquidateur ou le syndic de faillite agissant pour un détenteur inscrit de valeurs mobilières.

Idem

(3) La société doit considérer toute personne non visée au paragraphe (2), à laquelle la propriété de valeurs mobilières est dévolue par l’effet de la loi, comme fondée à exercer, à l’égard des valeurs mobilières de cette société non inscrites à son nom, les droits ou privilèges dans la mesure où elle établit qu’elle a qualité pour les exercer.

Immunité de la société

(4) La société n’est tenue ni de rechercher s’il existe, à la charge soit du détenteur inscrit, soit de la personne considérée en vertu du présent article comme tel ou comme propriétaire de l’une de ses valeurs mobilières, des obligations envers les tiers, ni de veiller à leur exécution.

Mineurs

(5) L’annulation, la réduction des obligations ou la répudiation ultérieure de l’exercice par un particulier de moins de dix-huit ans des droits attachés à la propriété de valeurs mobilières d’une société n’ont pas d’effet contre cette dernière.

Current to October 31, 2023	52	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 51	Article 51

Joint holders

(6) A corporation may treat as owner of a security the survivors of persons to whom the security was issued as joint holders, if it receives proof satisfactory to it of the death of any such joint holder.

Transmission of securities

(7) Subject to any applicable law relating to the collection of taxes, a person referred to in paragraph (2)(a) is entitled to become a registered holder, or to designate a registered holder, if the person deposits with the corporation or its transfer agent

(a) the original grant of probate, of letters of administration or, in Quebec, of the probate of the will or of the notarial minutes of the probate, or a copy certified to be a true copy of one of those documents by

(i) the court that granted the probate or letters of administration, or the notary who prepared the minutes of the probate,

(ii) a trust company incorporated under the laws of Canada or a province, or

(iii) a lawyer or notary acting on behalf of the person referred to in paragraph (2)(a), or

(b) in the case of transmission by notarial will in Quebec, an authentic copy established in accordance with the laws of that province,

together with

(c) an affidavit or declaration of transmission made by a person referred to in paragraph (2)(a), stating the particulars of the transmission, and

(d) the security certificate that was owned by the deceased holder

(i) in case of a transfer to a person referred to in paragraph (2)(a), with or without the endorsement of that person, and

(ii) in case of a transfer to any other person, endorsed in accordance with section 65,

and accompanied by any assurance the corporation may require under section 77.

Excepted transmissions

(8) Despite subsection (7), if the laws of the jurisdiction governing the transmission of a security of a deceased holder do not require a grant of probate or of letters of

Codétenteurs

(6) Lorsqu’une valeur mobilière a été émise au profit de codétenteurs avec gain de survie, la société peut, sur preuve satisfaisante du décès de l’un d’entre eux, considérer les autres comme propriétaires de ladite valeur mobilière.

Transferts de valeurs mobilières

(7) Sous réserve de toute loi fiscale applicable, les personnes visées à l’alinéa (2)a) sont fondées à devenir détenteurs inscrits, ou à les désigner, sur remise à la société ou à son agent de transfert, avec les assurances que la société peut exiger en vertu de l’article 77, des documents suivants:

a) l’original, au Québec, du jugement en vérification de testament ou du procès-verbal notarié de vérification, ou, ailleurs qu’au Québec, des lettres d’homologation ou des lettres d’administration, ou une copie certifiée conforme de l’un de ces documents par:

(i) soit le tribunal qui a prononcé le jugement ou délivré les lettres d’homologation ou d’administration ou le notaire qui a dressé le procès-verbal,

(ii) soit une société de fiducie constituée en vertu des lois fédérales ou provinciales,

(iii) soit un avocat ou un notaire agissant pour le compte de la personne visée à l’alinéa (2)a);

b) en cas de transmission par testament notarié au Québec, une copie authentique de ce testament établie conformément aux lois de cette province;

c) un affidavit ou une déclaration, établi par l’une des personnes visées à l’alinéa (2)a) et énonçant les conditions de la transmission;

d) les certificats de valeurs mobilières du détenteur décédé:

(i) dans le cas d’un transfert à l’une des personnes visées à l’alinéa (2)a), endossés ou non par cette personne,

(ii) dans le cas d’un transfert à une autre personne, endossés en conformité avec l’article 65.

Transmissions

(8) Malgré le paragraphe (7), le représentant personnel du détenteur décédé de valeurs mobilières dont la transmission est régie par une loi n’exigeant pas de jugement

Current to October 31, 2023	53	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 51-52	Articles 51-52

administration or the probate of the will or the notarial minutes of the probate in respect of the transmission, a personal representative of the deceased holder is entitled, subject to any applicable law relating to the collection of taxes, to become a registered holder or to designate a registered holder, if the personal representative deposits with the corporation or its transfer agent

(a) the security certificate that was owned by the deceased holder; and

(b) reasonable proof of the governing laws, of the deceased holder’s interest or right in the security and of the right of the personal representative or the person designated by the personal representative to become the registered holder.

Right of corporation

(9) Deposit of the documents required by subsection (7) or (8) empowers a corporation or its transfer agent to record in a securities register the transmission of a security from the deceased holder to a person referred to in paragraph (2)(a) or to such person as the person referred to in that paragraph may designate and, thereafter, to treat the person who thus becomes a registered holder as the owner of those securities.

R.S., 1985, c. C-44, s. 51; 2001, c. 14, ss. 31, 135(E); 2011, c. 21, s. 31; 2018, c. 8, s. 9(E).

Overissue

52 (1) The provisions of this Part that validate a security or compel its issue or reissue do not apply to the extent that validation, issue or reissue would result in overissue, but

(a) if a valid security, similar in all respects to the security involved in the overissue, is reasonably available for purchase, the person entitled to the validation or issue may compel the issuer to purchase and deliver such a security against surrender of the security that the person holds;

(b) if a valid security, similar in all respects to the security involved in the overissue, is not reasonably available for purchase, the person entitled to the validation or issue may recover from the issuer an amount equal to the price the last purchaser for value paid for the invalid security.

Retroactive validation

(2) When an issuer amends its articles or a trust indenture to which it is a party to increase its authorized securities to a number equal to or in excess of the number of securities previously authorized plus the amount of the securities overissued, the securities so overissued are valid from the date of their issue.

en vérification de testament, de procès-verbal notarié de vérification ou de lettres d’homologation ou d’administration, est fondé, sous réserve de toute loi fiscale applicable, à devenir détenteur inscrit, ou à le désigner, sur remise à la société ou à son agent de transfert des documents suivants:

a) les certificats de valeurs mobilières du détenteur décédé;

b) une preuve raisonnable des lois applicables, des droits ou intérêts du détenteur décédé sur ces valeurs mobilières et du droit du représentant personnel ou de la personne qu’il désigne d’en devenir le détenteur inscrit.

Droit de la société

(9) Le dépôt des documents exigés aux paragraphes (7) ou (8) donne, à la société ou à son agent de transfert, le pouvoir de mentionner au registre des valeurs mobilières la transmission de valeurs mobilières du détenteur décédé à l’une des personnes visées à l’alinéa (2)a) ou à la personne qu’elles peuvent désigner et, par la suite, de considérer la personne qui en devient détenteur inscrit comme leur propriétaire.

L.R. (1985), ch. C-44, art. 51; 2001, ch. 14, art. 31 et 135(A); 2011, ch. 21, art. 31; 2018, ch. 8, art. 9(A).

Émission excédentaire

52 (1) L’application des dispositions de la présente partie validant des valeurs mobilières ou en imposant l’émission ou la réémission ne saurait engendrer une émission excédentaire; toutefois, les personnes habiles à réclamer cette application peuvent, selon qu’il est possible ou non d’acquérir des valeurs mobilières identiques à celles qui sont en cause dans l’émission excédentaire, respectivement:

a) contraindre l’émetteur à les acquérir et à les lui livrer sur remise de celles qu’elles détiennent;

b) recouvrer de l’émetteur une somme égale au prix payé par le dernier acquéreur contre valeur des valeurs mobilières non valides.

Validation rétroactive

(2) Les valeurs mobilières émises en excédent sont valides et autorisées à compter de la date d’émission, si l’émetteur modifie en conséquence ses statuts ou tout acte de fiducie auquel il est partie.

Current to October 31, 2023	54	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 52-55	Articles 52-55

Payment not a purchase or redemption

(3) A purchase or payment by an issuer under subsection (1) is not a purchase or payment to which section 34, 35, 36 or 39 applies.

R.S., 1985, c. C-44, s. 52; 2001, c. 14, s. 135(E).

Burden of proof

53 In an action on a security,

(a) unless specifically denied in the pleadings, each signature on the security or in a necessary endorsement is admitted;

(b) a signature on the security is presumed to be genuine and authorized but, if the effectiveness of the signature is put in issue, the burden of establishing that it is genuine and authorized is on the party claiming under the signature;

(c) if a signature is admitted or established, production of the instrument entitles a holder to recover on it unless the defendant establishes a defence or a defect going to the validity of the security; and

(d) if the defendant establishes that a defence or defect exists, the plaintiff has the burden of establishing that the defence or defect is ineffective against the plaintiff or some person under whom the plaintiff claims.

R.S., 1985, c. C-44, s. 53; 2001, c. 14, s. 135(E).

Securities fungible

54 Unless otherwise agreed and subject to the provisions of this Act, of any other applicable Act of Parliament, of any applicable Act of the legislature of a province or of any applicable regulation made under any such Act or to any applicable stock exchange rule, a person required to deliver securities may deliver any security of the specified issue.

R.S., 1985, c. C-44, s. 54; 2001, c. 14, s. 135(E); 2018, c. 8, s. 10.

Issue — Issuer

Notice of defect

55 (1) Even against a purchaser for value without notice of a defect going to the validity of a security, the terms of the security include those stated on the security and those incorporated in it by reference to another instrument or act, statute, rule, regulation or order to the extent that the terms so incorporated do not conflict with the stated terms, but such a reference is not of itself notice to a purchaser for value of a defect going to the validity of the security, even though the security expressly states that a person accepting it admits the notice.

Absence d’achat et de rachat

(3) Les articles 34, 35, 36 ou 39 ne s’appliquent ni à l’acquisition ni au paiement qu’effectue un émetteur en vertu du paragraphe (1).

L.R. (1985), ch. C-44, art. 52; 2001, ch. 14, art. 135(A).

Charge de la preuve

53 Dans tout procès portant sur des valeurs mobilières:

a) à défaut de contestation expresse dans les actes de procédure, les signatures figurant sur ces valeurs ou les endossements obligatoires sont admises sans autre preuve;

b) les signatures figurant sur ces valeurs mobilières sont présumées être authentiques et autorisées, à charge pour la partie qui s’en prévaut de l’établir en cas de contestation;

c) sur production des titres dont la signature est admise ou prouvée, leur détenteur obtient gain de cause, sauf si le défendeur soulève un moyen de défense ou l’existence d’un vice mettant en cause la validité de ces valeurs;

d) il incombe au demandeur de prouver l’inopposabilité, à lui-même ou aux personnes dont il invoque les droits, des moyens de défense ou du vice dont le défendeur établit l’existence.

L.R. (1985), ch. C-44, art. 53; 2001, ch. 14, art. 135(A).

Valeurs mobilières fongibles

54 Sauf convention à l’effet contraire et sous réserve de toute disposition de la présente loi, de toute autre loi fédérale, de toute loi provinciale ou de tout règlement pris en vertu de telles lois ou de toute règle d’une bourse qui s’applique, la personne tenue de livrer des valeurs mobilières peut livrer n’importe quelles valeurs de l’émission spécifiée.

L.R. (1985), ch. C-44, art. 54; 2001, ch. 14, art. 135(A); 2018, ch. 8, art. 10.

Émission — Émetteur

Avis du vice

55 (1) Les modalités d’une valeur mobilière com-prennent celles qui y sont énoncées et celles qui, dans la mesure où elles sont compatibles avec les précédentes, y sont rattachées par renvoi à tout autre acte, loi, règle, règlement ou ordonnance, ce renvoi ne constituant pas en lui-même pour l’acquéreur contre valeur l’avis de l’existence d’un vice mettant en cause la validité de la valeur, même si celle-ci énonce expressément que la personne qui l’accepte admet l’existence de cet avis.

Current to October 31, 2023	55	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Issue — Issuer	Émission — Émetteur
Sections 55-57	Articles 55-57

Purchaser for value

(2) A security is valid in the hands of a purchaser for value without notice of any defect going to its validity.

Lack of genuineness

(3) Subject to section 57, the fact that a security is not genuine is a complete defence even against a purchaser for value without notice.

Ineffective defences

(4) All other defences of an issuer, including non-delivery and conditional delivery of a security, are ineffective against a purchaser for value without notice of the particular defence.

R.S., 1985, c. C-44, s. 55; 2011, c. 21, s. 32(E).

Staleness as notice of defect

56 After an event that creates a right to immediate performance of the principal obligation evidenced by a security, or that sets a date on or after which a security is to be presented or surrendered for redemption or exchange, a purchaser is deemed to have notice of any defect in its issue or of any defence of the issuer,

(a) if the event requires the payment of money or the delivery of securities, or both, on presentation or surrender of the security, and such money or securities are available on the date set for payment or exchange, and the purchaser takes the security more than one year after that date; or

(b) if the purchaser takes the security more than two years after the date set for presentation or surrender or the date on which such performance became due.

R.S., 1985, c. C-44, s. 56; 2001, c. 14, s. 135(E).

Unauthorized signature

57 An unauthorized signature on a security before or in the course of its issue is ineffective, except that the signature is effective in favour of a purchaser for value and without notice of the lack of authority, if the signing has been done by

(a) an authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, or of similar securities, or their immediate preparation for signing; or

(b) an employee of the issuer or of a person referred to in paragraph (a) who in the ordinary course of their duties handles the security.

R.S., 1985, c. C-44, s. 57; 2001, c. 14, s. 135(E).

Acheteur

(2) La valeur mobilière est valide entre les mains de tout acquéreur contre valeur, non avisé de l’existence d’un vice mettant en cause sa validité.

Défaut d’authenticité

(3) Sous réserve de l’article 57, le défaut d’authenticité d’une valeur mobilière constitue un moyen de défense péremptoire, même contre l’acquéreur contre valeur, non avisé.

Défenses irrecevables

(4) L’émetteur ne peut opposer à l’acquéreur contre valeur, non avisé, aucun autre moyen de défense, y compris l’absence de livraison ou la livraison sous condition d’une valeur mobilière.

L.R. (1985), ch. C-44, art. 55; 2011, ch. 21, art. 32(A).

Présomption de connaissance d’un vice

56 À la survenance de tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de valeurs mobilières pour rachat ou échange, sont présumés connaître tout défaut relatif à leur émission ou tout moyen de défense opposé par l’émetteur, les acquéreurs qui prennent ces valeurs:

a) plus d’un an après la date où, sur présentation ou remise de ces valeurs, les fonds à verser ou les valeurs à livrer en raison de la survenance de l’événement sont disponibles;

b) plus de deux ans après la date, soit de présentation ou de livraison, soit d’exécution prévue pour l’obligation principale.

L.R. (1985), ch. C-44, art. 56; 2001, ch. 14, art. 135(A).

Signature non autorisée

57 Les signatures non autorisées apposées sur les valeurs mobilières avant ou pendant une émission sont sans effet sauf à l’égard de l’acquéreur contre valeur, non avisé de ce défaut, si elles émanent:

a) d’une personne chargée, soit, par l’émetteur, de signer ces valeurs ou des valeurs analogues ou d’en préparer directement la signature, soit d’en reconnaître l’authenticité, notamment un fiduciaire ou un agent d’inscription ou de transfert;

b) d’un employé de l’émetteur ou d’une personne visée à l’alinéa a) qui, dans le cadre normal de ses fonctions, a eu ou a cette valeur en main.

L.R. (1985), ch. C-44, art. 57; 2001, ch. 14, art. 135(A).

Current to October 31, 2023	56	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Issue — Issuer	Émission — Émetteur
Sections 58-60	Articles 58-60

Completion or alteration

58 (1) Where a security contains the signatures necessary for its issue or transfer but is incomplete in any other respect,

(a) any person may complete it by filling in the blanks in accordance with their authority; and

(b) notwithstanding that the blanks are incorrectly filled in, the security as completed is enforceable by a purchaser who took it for value and without notice of such incorrectness.

Enforceability

(2) A completed security that has been improperly altered, even if fraudulently altered, remains enforceable but only according to its original terms.

R.S., 1985, c. C-44, s. 58; 2001, c. 14, s. 135(E).

Warranties of agents

59 (1) A person signing a security as authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security warrants to a purchaser for value without notice that

(a) the security is genuine;

(b) the person’s acts in connection with the issue of the security are within their authority; and

(c) the person has reasonable grounds for believing that the security is in the form and within the amount the issuer is authorized to issue.

Limitation of liability

(2) Unless otherwise agreed, a person referred to in subsection (1) does not assume any further liability for the validity of a security.

R.S., 1985, c. C-44, s. 59; 2001, c. 14, s. 135(E).

Purchase

Title of purchaser

60 (1) On delivery of a security the purchaser acquires the rights in the security that the transferor had or had authority to convey, except that a purchaser who has been a party to any fraud or illegality affecting the security or who as a prior holder had notice of an adverse claim does not improve their position by taking from a later bona fide purchaser.

Valeur mobilière à compléter

58 (1) Les valeurs mobilières revêtues des signatures requises pour leur émission ou leur transfert, mais ne portant pas d’autres mentions nécessaires:

a) peuvent être complétées par toute personne qui a le pouvoir d’en remplir les blancs;

b) même si les blancs sont mal remplis, produisent leurs effets en faveur des acquéreurs contre valeur, non avisés de ce défaut.

Force exécutoire

(2) Les valeurs mobilières, irrégulièrement voire frauduleusement modifiées, ne peuvent produire leurs effets que conformément à leurs modalités initiales.

L.R. (1985), ch. C-44, art. 58; 2001, ch. 14, art. 135(A).

Garanties des mandataires

59 (1) Les personnes chargées, soit, par l’émetteur, de signer une valeur mobilière, soit d’en reconnaître l’authenticité, notamment les fiduciaires ou les agents d’inscription ou de transfert, garantissent, par leur signature:

a) l’authenticité de cette valeur;

b) leur pouvoir d’agir dans le cadre de l’émission de cette valeur;

c) l’existence de bonnes raisons de croire que l’émetteur était autorisé à émettre sous cette forme une valeur de ce montant,

à  l’acquéreur contre valeur, non avisé d’irrégularités à ce sujet.

Limite de la responsabilité

(2) Sauf convention à l’effet contraire, les personnes visées au paragraphe (1) n’assument aucune autre responsabilité quant à la validité d’une valeur mobilière.

L.R. (1985), ch. C-44, art. 59; 2001, ch. 14, art. 135(A).

Acquisition

Titre de l’acquéreur

60 (1) Dès livraison de la valeur mobilière, les droits transmissibles du cédant passent à l’acquéreur, mais le fait de détenir une valeur d’un acheteur de bonne foi ne saurait modifier la situation du cessionnaire qui a participé à une fraude ou à un acte illégal mettant en cause la validité de cette valeur ou qui, en tant qu’ancien détenteur, connaissait l’existence d’une opposition.

Current to October 31, 2023	57	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 60-62	Articles 60-62

Title of bona fide purchaser

(2) A bona fide purchaser, in addition to acquiring the rights of a purchaser, also acquires the security free from any adverse claim.

Limitation of the purchase

(3) A purchaser acquires rights only to the extent of the interest or right purchased.

R.S., 1985, c. C-44, s. 60; 2001, c. 14, s. 135(E); 2011, c. 21, s. 33(E).

Deemed notice of adverse claim

61 (1) A purchaser of a security, or any broker for a seller or purchaser, is deemed to have notice of an adverse claim if

(a) the security, whether in bearer or registered form, has been endorsed “for collection” or “for surrender” or for some other purpose not involving transfer; or

(b) the security is in bearer form and has on it a statement that it is the property of a person other than the transferor, except that the mere writing of a name on a security is not such a statement.

Notice of fiduciary duty

(2) Notwithstanding that a purchaser, or any broker for a seller or purchaser, has notice that a security is held for a third person or is registered in the name of or endorsed by a fiduciary, they have no duty to inquire into the rightfulness of the transfer and have no notice of an adverse claim, except that where they know that the consideration is to be used for, or that the transaction is for, the personal benefit of the fiduciary or is otherwise in breach of the fiduciary’s duty, the purchaser or broker is deemed to have notice of an adverse claim.

R.S., 1985, c. C-44, s. 61; 2001, c. 14, s. 135(E).

Staleness as notice of adverse claim

62 An event that creates a right to immediate performance of the principal obligation evidenced by a security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange is not of itself notice of an adverse claim, except in the case of a purchase

(a) after one year from any date set for such presentation or surrender for redemption or exchange; or

(b) after six months from any date set for payment of money against presentation or surrender of the security if funds are available for payment on that date.

1974-75-76, c. 33, s. 58; 1978-79, c. 9, s. 1(F).

Titre de l’acheteur de bonne foi

(2) L’acheteur de bonne foi acquiert, outre les droits de l’acquéreur, la valeur mobilière libre de toute opposition.

Droits limités

(3) L’acquéreur n’acquiert de droits que dans les limites de son acquisition.

L.R. (1985), ch. C-44, art. 60; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 33(A).

Présomption d’opposition

61 (1) Sont réputés avisés de l’existence d’oppositions les courtiers ou acquéreurs des valeurs mobilières:

a) endossées « pour recouvrement », « pour remise » ou à toute fin n’emportant pas transfert;

b) au porteur revêtues d’une mention, autre que la simple inscription d’un nom, selon laquelle l’auteur du transfert n’en est pas propriétaire.

Avis du mandat d’un représentant

(2) L’acquéreur ou le courtier, avisé de la détention d’une valeur mobilière pour le compte d’un tiers, de son inscription au nom d’un représentant ou de son endossement par ce dernier, n’est ni tenu de s’enquérir de la régularité du transfert ni réputé être avisé de l’existence d’une opposition; cependant l’acquéreur qui sait que le représentant agit en violation de son mandat, notamment en utilisant la contrepartie ou en effectuant l’opération, à des fins personnelles, est réputé avisé de l’existence d’une opposition.

L.R. (1985), ch. C-44, art. 61; 2001, ch. 14, art. 135(A).

Péremption valant avis d’opposition

62 Tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de ces valeurs pour rachat ou échange ne constitue pas en lui-même l’avis de l’existence d’une opposition, sauf dans le cas d’une acquisition effectuée:

a) soit plus d’un an après cette date;

b) soit plus de six mois après la date où les fonds, s’ils sont disponibles, doivent être versés sur présentation ou remise de ces valeurs.

1974-75-76, ch. 33, art. 58; 1978-79, ch. 9, art. 1(F).

Current to October 31, 2023	58	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 63-64	Articles 63-64

Warranties to issuer

63 (1) A person who presents a security for registration of transfer or for payment or exchange warrants to the issuer that the person is entitled to the registration, payment or exchange, except that a purchaser for value without notice of an adverse claim who receives a new, reissued or reregistered security on registration of transfer warrants only that the purchaser has no knowledge of any unauthorized signature in a necessary endorsement.

Warranties to purchaser

(2) A person by transferring a security to a purchaser for value warrants only that

(a) the transfer is effective and rightful;

(b) the security is genuine and has not been materially altered; and

(c) the person knows of nothing that might impair the validity of the security.

Warranties of intermediary

(3) Where a security is delivered by an intermediary known by the purchaser to be entrusted with delivery of the security on behalf of another or with collection of a draft or other claim to be collected against such delivery, the intermediary by such delivery warrants only the intermediary’s good faith and authority even if the intermediary has purchased or made advances against the draft or other claim to be collected against the delivery.

Warranties of pledgee

(4) A pledgee or other holder for purposes of security who redelivers a security received, or after payment and on order of the debtor delivers that security to a third person, gives only the warranties of an intermediary under subsection (3).

Warranties of broker

(5) A broker gives to a customer, to the issuer or to a purchaser, as the case may be, the warranties provided in this section and has the rights and privileges of a purchaser under this section, and those warranties of and in favour of the broker acting as an agent or mandatary are in addition to warranties given by the customer and warranties given in favour of the customer.

R.S., 1985, c. C-44, s. 63; 2001, c. 14, s. 135(E); 2011, c. 21, s. 34(E).

Right to compel endorsement

64 When a security in registered form is delivered to a purchaser without a necessary endorsement, the purchaser may become a bona fide purchaser only as of the

Garanties à l’émetteur

63 (1) La personne qui présente une valeur mobilière pour inscription de son transfert, pour paiement ou pour échange garantit à l’émetteur le bienfondé de sa demande; toutefois, l’acquéreur contre valeur, non avisé de l’existence d’une opposition, qui reçoit une valeur mobilière soit nouvelle, soit réémise ou réinscrite, garantit seulement, dès l’inscription du transfert, l’inexistence, à sa connaissance, de signatures non autorisées lors d’endossements obligatoires.

Garanties à l’acquéreur contre valeur

(2) La personne qui transfère la valeur mobilière à l’acquéreur contre valeur garantit seulement:

a) la régularité et le caractère effectif de ce transfert;

b) l’authenticité de la valeur mobilière et l’absence d’altérations importantes;

c) l’inexistence, à sa connaissance, de vices mettant en cause la validité de cette valeur.

Garanties de l’intermédiaire

(3) L’intermédiaire qui, au su de l’acquéreur, est chargé de livrer une valeur mobilière pour le compte d’une autre personne ou en recouvrement d’une créance, notamment une traite, garantit, par la livraison, seulement sa propre bonne foi et sa qualité pour agir, même s’il a consenti ou souscrit des avances sur cette créance.

Garanties du créancier gagiste

(4) Le détenteur à titre de garantie, y compris le créancier gagiste, qui, après paiement et sur ordre du débiteur, livre à un tiers la valeur mobilière qu’il a reçue, ne donne que les garanties de l’intermédiaire, prévues au paragraphe (3).

Garanties du courtier

(5) Le courtier donne à son client, à l’émetteur ou à l’acquéreur les garanties prévues au présent article et jouit des droits et privilèges que ledit article confère à l’acquéreur; les garanties que donne ou dont bénéficie le courtier agissant comme mandataire s’ajoutent aux garanties que donne ou dont bénéficie son client.

L.R. (1985), ch. C-44, art. 63; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 34(A).

Droit d’exiger l’endossement

64 Le transfert d’une valeur mobilière nominative livrée sans l’endossement obligatoire est parfait à l’égard du cédant dès la livraison, mais l’acquéreur ne devient

Current to October 31, 2023	59	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 64-65	Articles 64-65

time the endorsement is supplied, but against the transferor the transfer is complete on delivery and the pur-chaser has a specifically enforceable right to have any necessary endorsement supplied.

R.S., 1985, c. C-44, s. 64; 2001, c. 14, s. 135(E).

Definition of appropriate person

65 (1) In this section, appropriate person means

(a) the person specified by the security or by special endorsement to be entitled to the security;

(b) if a person described in paragraph (a) is described as a fiduciary but is no longer serving in the described capacity, either that person or the person’s successor;

(c) if the security or endorsement mentioned in paragraph (a) specifies more than one person as fiduciaries and one or more are no longer serving in the described capacity, the remaining fiduciary or fiduciaries, whether or not a successor has been appointed or qualified;

(d) if a person described in paragraph (a) is an individual and is without capacity to act by reason of death, minority or incapability, the person’s fiduciary;

(e) if the security or endorsement mentioned in paragraph (a) specifies more than one person with right of survivorship and by reason of death all cannot sign, the survivor or survivors;

(f) a person having power to sign under applicable law or a power of attorney; or

(g) to the extent that a person described in paragraphs (a) to (f) may act through an agent or mandatary, the authorized agent or mandatary.

Determining appropriate person

(2) Whether the person signing is an appropriate person is determined as of the time of signing and an endorsement by such a person does not become unauthorized for the purposes of this Part by reason of any subsequent change of circumstances.

Endorsement

(3) An endorsement of a security in registered form is made when an appropriate person signs, either on the security or on a separate document, an assignment or transfer of the security or a power to assign or transfer it, or when the signature of an appropriate person is written without more on the back of the security.

acheteur de bonne foi qu’après l’endossement qu’il peut formellement exiger.

L.R. (1985), ch. C-44, art. 64; 2001, ch. 14, art. 135(A).

Définition de personne compétente

65 (1) Au présent article, personne compétente désigne:

a) le titulaire de la valeur mobilière, mentionné dans celle-ci ou dans un endossement nominatif;

b) la personne visée à l’alinéa a) désignée en qualité de représentant, mais qui n’agit plus en cette qualité ou son successeur;

c) tout représentant dont le nom figure parmi ceux qui sont mentionnés sur la valeur mobilière ou l’endossement visé à l’alinéa a), indépendamment de la présence d’un successeur nommé ou agissant à la place de ceux qui n’ont plus qualité;

d) le représentant de la personne visée à l’alinéa a) si celle-ci est un particulier décédé, mineur ou incapable;

e) tout survivant parmi les bénéficiaires avec gain de survie nommés dans la valeur mobilière ou l’endossement mentionné à l’alinéa a);

f) la personne qui a le pouvoir de signer en vertu de la loi applicable ou d’une procuration;

g) le mandataire autorisé des personnes visées aux alinéas a) à f) dans la mesure où elles ont qualité de désigner un mandataire.

Appréciation de l’état de personne compétente

(2) La question de la compétence des signataires se règle au moment de la signature et aucune modification des circonstances ne peut rendre un endossement non autorisé au sens de la présente partie.

Endossement

(3) L’endossement d’une valeur mobilière nominative aux fins de cession ou de transfert se fait par l’apposition, soit à l’endos de cette valeur sans autre formalité, soit sur un document distinct ou sur une procuration à cet effet, de la signature d’une personne compétente.

Current to October 31, 2023	60	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 65-67	Articles 65-67

Special or blank

(4) An endorsement may be special or in blank.

Blank endorsement

(5) An endorsement in blank includes an endorsement to bearer.

Special endorsement

(6) A special endorsement specifies the person to whom the security is to be transferred, or who has power to transfer it.

Right of holder

(7) A holder may convert an endorsement in blank into a special endorsement.

Immunity of endorser

(8) Unless otherwise agreed, the endorser assumes no obligation that the security will be honoured by the issuer.

Partial endorsement

(9) An endorsement purporting to be only of part of a security representing units intended by the issuer to be separately transferable is effective to the extent of the endorsement.

Failure of fiduciary to comply

(10) Failure of a fiduciary to comply with a controlling instrument or act or with the law of the jurisdiction governing the fiduciary relationship, including any law requiring the fiduciary to obtain court approval of a transfer, does not render the fiduciary’s endorsement unauthorized for the purposes of this Part.

R.S., 1985, c. C-44, s. 65; 2001, c. 14, ss. 32(E), 135(E); 2011, c. 21, s. 35(E); 2018, c. 8, s. 11.

Effect of endorsement without delivery

66 An endorsement of a security whether special or in blank does not constitute a transfer until delivery of the security on which it appears or, if the endorsement is on a separate document, until delivery of both the security and that document.

1974-75-76, c. 33, s. 62; 1978-79, c. 9, s. 1(F).

Endorsement in bearer form

67 An endorsement of a security in bearer form may give notice of an adverse claim under section 61 but does not otherwise affect any right to registration that the holder has.

1974-75-76, c. 33, s. 63; 1978-79, c. 9, s. 1(F).

Endossement nominatif ou en blanc

(4) L’endossement peut être nominatif ou en blanc.

Endossement en blanc

(5) L’endossement au porteur est assimilé à l’endossement en blanc.

Endossement nominatif

(6) L’endossement nominatif désigne soit le cessionnaire, soit la personne qui a le pouvoir de transférer la valeur mobilière.

Droit du détenteur

(7) Le détenteur peut convertir l’endossement en blanc en endossement nominatif.

Absence de responsabilité de l’endosseur

(8) Sauf convention à l’effet contraire, l’endosseur ne garantit pas que l’émetteur honorera la valeur mobilière.

Endossement partiel

(9) L’endossement apparemment effectué pour une partie d’une valeur mobilière représentant des unités que l’émetteur avait l’intention de rendre transférables séparément n’a d’effet que dans cette mesure.

Fautes du représentant

(10) Ne constitue pas un endossement non autorisé au sens de la présente partie celui qu’effectue le représentant qui ne se conforme pas à l’acte qui l’habilite ou aux lois régissant son statut de représentant, notamment la loi qui lui impose de faire approuver judiciairement le transfert.

L.R. (1985), ch. C-44, art. 65; 2001, ch. 14, art. 32(A) et 135(A); 2011, ch. 21, art. 35(A); 2018, ch. 8, art. 11.

Effet de l’endossement sans livraison

66 L’endossement d’une valeur mobilière n’emporte son transfert que lors de la livraison de cette valeur et, le cas échéant, du document distinct le constatant.

1974-75-76, ch. 33, art. 62; 1978-79, ch. 9, art. 1(F).

Endossement au porteur

67 L’endossement au porteur d’une valeur mobilière peut constituer l’avis de l’opposition prévue à l’article 61, mais ne porte pas autrement atteinte aux droits du détenteur à l’inscription.

1974-75-76, ch. 33, art. 63; 1978-79, ch. 9, art. 1(F).

Current to October 31, 2023	61	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 68-70	Articles 68-70

Effect of unauthorized endorsement

68 (1) The owner of a security may assert the ineffectiveness of an endorsement against the issuer or any purchaser, other than a purchaser for value without notice of an adverse claim who has in good faith received a new, reissued or re-registered security on registration of transfer, unless the owner

(a) has ratified an unauthorized endorsement of the security; or

(b) is otherwise precluded from impugning the effectiveness of an unauthorized endorsement.

Liability of issuer

(2) An issuer who registers the transfer of a security on an unauthorized endorsement is liable for improper registration.

1974-75-76, c. 33, s. 64; 1978-79, c. 9, s. 1(F).

Warranties of guarantor of signature

69 (1) A person who guarantees a signature of an endorser of a security warrants that at the time of signing

(a) the signature was genuine;

(b) the signer was an appropriate person as defined in section 65 to endorse; and

(c) the signer had legal capacity to sign.

Limitation of liability

(2) A person who guarantees a signature of an endorser does not otherwise warrant the rightfulness of the particular transfer.

Warranties of guarantor of endorsement

(3) A person who guarantees an endorsement of a security warrants both the signature and the rightfulness of the transfer in all respects, but an issuer may not require a guarantee of endorsement as a condition to registration of transfer.

Extent of liability

(4) The warranties referred to in this section are made to any person taking or dealing with the security relying on the guarantee and the guarantor is liable to such person for any loss resulting from breach of warranty.

1974-75-76, c. 33, s. 65; 1978-79, c. 9, s. 1(F).

Constructive delivery of a security

70 (1) Delivery to a purchaser occurs when

Effet d’un endossement non autorisé

68 (1) Le propriétaire d’une valeur mobilière peut opposer l’invalidité d’un endossement à l’émetteur ou à tout acquéreur, à l’exception de l’acquéreur contre valeur, non avisé de l’existence d’oppositions, qui a reçu de bonne foi, lors d’un transfert, une valeur mobilière soit nouvelle, soit réémise ou réinscrite, sauf:

a) s’il a ratifié un endossement non autorisé de cette valeur;

b) s’il est par ailleurs privé du droit de contester la validité d’un endossement non autorisé.

Responsabilité de l’émetteur

(2) L’émetteur engage sa responsabilité en procédant à l’inscription du transfert d’une valeur mobilière à la suite d’un endossement non autorisé.

1974-75-76, ch. 33, art. 64; 1978-79, ch. 9, art. 1(F).

Garantie de la signature

69 (1) La personne qui garantit la signature de l’endosseur d’une valeur mobilière atteste, au moment où elle a été donnée:

a) son authenticité;

b) la compétence du signataire, au sens de l’article 65;

c) la capacité juridique du signataire.

Limite de la responsabilité

(2) La personne qui atteste la signature de l’endosseur ne garantit pas la régularité du transfert.

Garantie de l’endossement

(3) La personne qui garantit l’endossement d’une valeur mobilière atteste la régularité tant de la signature que du transfert; toutefois, l’émetteur ne peut exiger une garantie d’endossement comme condition de l’inscription du transfert.

Étendue de la responsabilité

(4) Les garanties visées au présent article sont données aux personnes qui négocient des valeurs mobilières sur la foi de garanties, le garant étant responsable des dommages causés par tout manquement en ce domaine.

1974-75-76, ch. 33, art. 65; 1978-79, ch. 9, art. 1(F).

Présomption de livraison

70 (1) Il y a livraison des valeurs mobilières à l’acquéreur dès que, selon le cas:

Current to October 31, 2023	62	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 70-71	Articles 70-71

(a) the purchaser or a person designated by the purchaser acquires possession of a security;

(b) the broker of the purchaser acquires possession of a security specially endorsed to or issued in the name of the purchaser;

(c) the broker of the purchaser sends the purchaser confirmation of the purchase and identifies in a record a specific security as belonging to the purchaser; or

(d) with respect to an identified security to be delivered while still in the possession of a third person, that person acknowledges holding it for the purchaser.

Constructive ownership

(2) A purchaser is the owner of a security that a broker holds for the purchaser, but is not a holder except in the cases referred to in paragraphs (1)(b) and (c).

Ownership of part of fungible bulk

(3) If a security is part of a fungible bulk, a purchaser of the security is the owner of a proportionate share in the fungible bulk.

Notice to broker

(4) Notice of an adverse claim received by a broker or by a purchaser after the broker takes delivery as a holder for value is not effective against the broker or the purchaser, except that, as between the broker and the purchaser, the purchaser may demand delivery of an equivalent security as to which no notice of an adverse claim has been received.

R.S., 1985, c. C-44, s. 70; 2001, c. 14, s. 135(E); 2011, c. 21, s. 36(E).

Delivery of security

71 (1) Unless otherwise agreed, if a sale of a security is made on an exchange or otherwise through brokers,

(a) the selling customer fulfils their duty to deliver by delivering the security to the selling broker or to a person designated by the selling broker or by causing an acknowledgment to be made to the selling broker that it is held for the selling broker; and

(b) the selling broker, including a correspondent broker, acting for a selling customer fulfils their duty to deliver by delivering the security or a like security to the buying broker or to a person designated by the buying broker or by effecting clearance of the sale in accordance with the rules of the exchange on which the transaction took place.

a) lui-même ou la personne qu’il désigne en prend possession;

b) son courtier en prend possession, qu’elles soient émises au nom de l’acquéreur ou endossées nominativement à son profit;

c) son courtier lui envoie confirmation de l’acquisition et les identifie, dans ses registres, comme appartenant à l’acquéreur;

d) un tiers reconnaît qu’il détient pour l’acquéreur ces valeurs identifiées et à livrer.

Présomption de propriété

(2) L’acquéreur est propriétaire des valeurs mobilières que détient pour lui son courtier, mais n’en est détenteur que dans les cas prévus aux alinéas (1)b) et c).

Propriété d’une partie d’un ensemble fongible

(3) L’acquéreur d’une valeur mobilière faisant partie d’un ensemble fongible prend une participation proportionnelle dans cet ensemble.

Avis au courtier

(4) L’avis d’opposition n’est pas opposable à l’acquéreur ou au courtier qui le reçoit après que le courtier a pris livraison de la valeur mobilière à titre onéreux; toutefois, l’acquéreur peut exiger du courtier la livraison d’une valeur mobilière équivalente qui n’a fait l’objet d’aucun avis d’opposition.

L.R. (1985), ch. C-44, art. 70; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 36(A).

Livraison d’une valeur mobilière

71 (1) Sauf convention à l’effet contraire, en cas de vente d’une valeur mobilière par l’intermédiaire de courtiers et notamment sur un marché boursier:

a) le vendeur satisfait à son obligation de livrer soit en livrant cette valeur au courtier vendeur ou à la personne qu’il désigne, soit en l’informant qu’elle est détenue pour son compte;

b) le courtier vendeur, y compris son correspondant, agissant pour le compte du vendeur, satisfait à son obligation de livrer soit en livrant cette valeur ou une valeur semblable au courtier acheteur ou à la personne que celui-ci désigne, soit en effectuant la compensation de la vente en conformité avec les règles de la place.

Current to October 31, 2023	63	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 71-73	Articles 71-73

Duty to deliver

(2) Subject to this section and unless otherwise agreed, a transferor’s duty to deliver a security under a contract of purchase is not fulfilled until the transferor delivers the security in negotiable form to the purchaser or to a person designated by the purchaser, or causes an acknowledgment to be made to the purchaser that the security is held for the purchaser.

Delivery to broker

(3) A sale to a broker purchasing for the broker’s own account is subject to subsection (2) and not subsection (1), unless the sale is made on a stock exchange.

R.S., 1985, c. C-44, s. 71; 2001, c. 14, s. 135(E).

Right to reclaim possession

72 (1) A person against whom the transfer of a security is wrongful for any reason, including incapacity, may against anyone except a bona fide purchaser reclaim possession of the security or obtain possession of any new security evidencing all or part of the same rights or claim damages.

Recovery if unauthorized endorsement

(2) If the transfer of a security is wrongful by reason of an unauthorized endorsement, the owner may reclaim possession of the security or a new security even from a bona fide purchaser if the ineffectiveness of the purported endorsement may be asserted against such purchaser under section 68.

Remedies

(3) The right to reclaim possession of a security may be specifically enforced, its transfer may be restrained and the security may be impounded or, in Quebec, sequestrated pending litigation.

R.S., 1985, c. C-44, s. 72; 2001, c. 14, s. 135(E); 2011, c. 21, s. 37(E).

Right to requisites for registration

73 (1) Unless otherwise agreed, a transferor shall on demand supply a purchaser with proof of authority to transfer or with any other requisite that is necessary to obtain registration of the transfer of a security, but if the transfer is not for value a transferor need not do so unless the purchaser pays the reasonable and necessary costs of the proof and transfer.

Rescission of transfer

(2) If the transferor fails to comply with a demand under subsection (1) within a reasonable time, the purchaser may reject or rescind the transfer.

R.S., 1985, c. C-44, s. 73; 2001, c. 14, s. 135(E).

Obligation de livrer

(2) Sauf disposition contraire du présent article ou d’une convention, le cédant ne satisfait à son obligation de livrer, découlant d’un contrat d’acquisition, que sur livraison de la valeur mobilière sous forme négociable soit à l’acquéreur, soit à la personne qu’il désigne, soit sur avertissement donné à l’acquéreur de la détention de cette valeur pour son compte.

Livraison au courtier

(3) La vente à un courtier pour son propre compte est assujettie au paragraphe (2) et non au paragraphe (1), sauf si elle est effectuée à une bourse.

L.R. (1985), ch. C-44, art. 71; 2001, ch. 14, art. 135(A).

Droit de demander la remise en possession

72 (1) La personne à laquelle le transfert d’une valeur mobilière cause un préjudice, notamment en raison de son incapacité, peut réclamer, sauf à l’acheteur de bonne foi, soit la possession de cette valeur ou d’une nouvelle valeur attestant tout ou partie des mêmes droits, soit des dommages-intérêts.

Remise en possession en cas d’endossement non autorisé

(2) Le propriétaire d’une valeur mobilière à qui le transfert cause un préjudice, par suite d’un endossement non autorisé, peut réclamer la possession de cette valeur ou d’une nouvelle valeur, même à l’acheteur de bonne foi, si l’invalidité de l’endossement est opposable à ce dernier en vertu de l’article 68.

Recours

(3) Il est possible de demander l’exécution forcée du droit de mise en possession d’une valeur mobilière, de mettre obstacle à son transfert et de la mettre sous séquestre en cours d’un litige.

L.R. (1985), ch. C-44, art. 72; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 37(A).

Droit d’obtenir les pièces nécessaires à l’inscription

73 (1) Sauf convention à l’effet contraire, le cédant est obligé, sur demande de l’acquéreur, de fournir à celui-ci la preuve qu’il a le pouvoir d’effectuer le transfert ou toute autre pièce nécessaire à l’inscription; si le transfert est à titre gratuit, le cédant est déchargé de cette obligation à moins que l’acquéreur n’en acquitte les frais raisonnables et nécessaires.

Rescision du transfert

(2) L’acquéreur peut refuser le transfert ou en demander la rescision, si le cédant ne se conforme pas, dans un délai raisonnable, à toute demande faite en vertu du paragraphe (1).

L.R. (1985), ch. C-44, art. 73; 2001, ch. 14, art. 135(A).

Current to October 31, 2023	64	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 74-77	Articles 74-77

Seizure of security

74 No seizure of a security or other interest or right evidenced by the security is effective until the person making the seizure obtains possession of the security.

R.S., 1985, c. C-44, s. 74; 2011, c. 21, s. 38.

No liability for acts in good faith

75 An agent or mandatary or a bailee who in good faith, including observance of reasonable commercial standards if the agent or mandatary or the bailee is in the business of buying, selling or otherwise dealing with securities of a corporation has received securities and sold, pledged or delivered them, according to the instructions of their principal or mandator, is not liable for conversion or for participation in breach of fiduciary duty although the principal has no right to dispose of them.

R.S., 1985, c. C-44, s. 75; 2001, c. 14, ss. 33(F), 135(E); 2011, c. 21, s. 38.

Registration

Duty to register transfer

76 (1) Where a security in registered form is presented for transfer, the issuer shall register the transfer if

(a) the security is endorsed by an appropriate person as defined in section 65;

(b) reasonable assurance is given that that endorsement is genuine and effective;

(c) the issuer has no duty to inquire into adverse claims or has discharged any such duty;

(d) any applicable law relating to the collection of taxes has been complied with;

(e) the transfer is rightful or is to a bona fide purchaser; and

(f) any fee referred to in subsection 49(2) has been paid.

Liability for delay

(2) Where an issuer has a duty to register a transfer of a security, the issuer is liable to the person presenting it for registration for loss resulting from any unreasonable delay in registration or from failure or refusal to register the transfer.

1974-75-76, c. 33, s. 71; 1978-79, c. 9, s. 1(F).

Assurance that endorsement effective

77 (1) An issuer may require an assurance that each necessary endorsement on a security is genuine and

Saisie d’une valeur mobilière

74 La saisie portant sur une valeur mobilière ou sur un droit ou intérêt qu’elle constate n’a d’effet que lorsque le saisissant en a obtenu la possession.

L.R. (1985), ch. C-44, art. 74; 2011, ch. 21, art. 38.

Absence de responsabilité en cas de bonne foi

75 Le mandataire ou le baillaire — ayant respecté les normes commerciales raisonnables si, de par sa profession, il négocie les valeurs mobilières d’une société — qui, de bonne foi, a reçu, vendu, donné en gage ou livré ces valeurs mobilières conformément aux instructions de son mandant, ne peut être tenu responsable de détournement ni de violation d’une obligation de représentant, même si le mandant n’avait pas le droit d’aliéner ces valeurs mobilières.

L.R. (1985), ch. C-44, art. 75; 2001, ch. 14, art. 33(F) et 135(A); 2011, ch. 21, art. 38.

Inscription

Inscription obligatoire

76 (1) L’émetteur doit procéder à l’inscription du transfert d’une valeur mobilière nominative lorsque les conditions suivantes sont réunies:

a) la valeur mobilière est endossée par une personne compétente au sens de l’article 65;

b) des assurances suffisantes sur l’authenticité et la validité de cet endossement sont données;

c) il n’est pas tenu de s’enquérir de l’existence d’oppositions ou il s’est acquitté de cette obligation;

d) les lois relatives à la perception de droits ont été respectées;

e) le transfert est régulier ou est effectué au profit d’un acheteur de bonne foi;

f) les droits prévus au paragraphe 49(2) ont été acquittés.

Responsabilité

(2) L’émetteur tenu de procéder à l’inscription du transfert d’une valeur mobilière est responsable, envers la personne qui la présente à cet effet, du préjudice causé par tout retard indu ou par tout défaut ou refus.

1974-75-76, ch. 33, art. 71; 1978-79, ch. 9, art. 1(F).

Garantie de l’effet juridique de l’endossement

77 (1) L’émetteur peut demander que lui soient données des assurances sur l’authenticité et la validité de

Current to October 31, 2023	65	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Section 77	Article 77

effective by requiring a guarantee of the signature of the person endorsing, and by requiring

(a) if the endorsement is by an agent or mandatary, reasonable assurance of authority to sign;

(b) if the endorsement is by a fiduciary, evidence of appointment or incumbency;

(c) if there is more than one fiduciary, reasonable assurance that all who are required to sign have done so; and

(d) in any other case, assurance that corresponds as closely as practicable to the foregoing.

Definition of guarantee of the signature

(2) For the purposes of subsection (1), a guarantee of the signature means a guarantee signed by or on behalf of a person reasonably believed by the issuer to be responsible.

Standards

(3) An issuer may adopt reasonable standards to determine responsible persons for the purpose of subsection (2).

Definition of evidence of appointment or incumbency

(4) In paragraph (1)(b), evidence of appointment or incumbency means

(a) in the case of a fiduciary appointed by a court, a copy of the order certified in accordance with subsection 51(7), and dated not earlier than sixty days before the date a security is presented for transfer; or

(b) in any other case, a copy of a document showing the appointment or other evidence believed by the issuer to be appropriate.

Standards

(5) An issuer may adopt reasonable standards with respect to evidence for the purposes of paragraph (4)(b).

No notice to issuer

(6) An issuer is deemed not to have notice of the contents of any document referred to in subsection (4) except to the extent that the contents relate directly to appointment or incumbency.

Notice from excess documentation

(7) If an issuer demands assurance additional to that specified in this section for a purpose other than that chaque endossement obligatoire, en exigeant la garantie de la signature de l’endosseur et, le cas échéant:

a) des assurances suffisantes sur la compétence de signer des mandataires;

b) la preuve de la nomination ou du mandat du représentant;

c) des assurances suffisantes que tous les représentants dont la signature est requise ont signé;

d) dans les autres cas, des assurances analogues à celles qui précèdent.

Définition de garantie de la signature

(2) Pour l’application du paragraphe (1), garantie de la signature s’entend de la garantie signée par toute personne que l’émetteur a de bonnes raisons de croire digne de confiance ou pour le compte de cette personne.

Normes

(3) L’émetteur peut adopter des normes raisonnables pour déterminer les personnes dignes de confiance au sens du paragraphe (2).

Définition de preuve de la nomination ou du mandat

(4) À l’alinéa (1)b), preuve de la nomination ou du mandat s’entend:

a) dans le cas d’un représentant nommé judiciairement, de la copie de l’ordonnance certifiée conformément au paragraphe 51(7) et rendue moins de soixante jours avant la présentation pour transfert de la valeur mobilière;

b) dans tout autre cas, de la copie de tout document prouvant la nomination ou de toute autre preuve que l’émetteur estime suffisante.

Normes

(5) L’émetteur peut adopter des normes raisonnables en matière de preuve pour l’application de l’alinéa (4)b).

Absence d’avis

(6) L’émetteur n’est réputé connaître le contenu des documents obtenus en application du paragraphe (4) que si le contenu se rattache directement à une nomination ou à un mandat.

Assurances supplémentaires

(7) L’émetteur qui exige des assurances non prévues au présent article pour des fins non visées au paragraphe (4)

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Sections 77-78	Articles 77-78

specified in subsection (4) and obtains a copy of a will, trust or partnership agreement, by-law or similar document, the issuer is deemed to have notice of all matters contained therein affecting the transfer.

R.S., 1985, c. C-44, s. 77; 2011, c. 21, s. 39(E).

Limited duty of inquiry

78 (1) An issuer to whom a security is presented for registration has a duty to inquire into adverse claims if

(a) written notice of an adverse claim has been received at a time and in a manner that affords the issuer a reasonable opportunity to act on it before the issue of a new, reissued or re-registered security and the notice discloses the name and address of the claimant, the registered owner and the issue of which the security is a part; or

(b) the issuer is deemed to have notice of an adverse claim from a document that it obtained under subsection 77(7).

Discharge of duty

(2) An issuer may discharge a duty of inquiry by any reasonable means, including notifying an adverse claimant by registered mail sent to the address furnished by the claimant or, if no such address has been furnished, to the claimant’s residence or regular place of business, that a security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notice either

(a) the issuer is served with a restraining order or other order of a court; or

(b) the issuer is provided with an indemnity bond sufficient in the issuer’s judgment to protect the issuer and any registrar, transfer agent or other agent or mandatary of the issuer from any loss that may be incurred by any of them as a result of complying with the adverse claim.

Inquiry into adverse claims

(3) Unless an issuer is deemed to have notice of an adverse claim from a document that it obtained under subsection 77(7) or has received notice of an adverse claim under subsection (1), if a security presented for registration is endorsed by the appropriate person as defined in section 65, the issuer has no duty to inquire into adverse claims, and in particular,

(a) an issuer registering a security in the name of a person who is a fiduciary or who is described as a fiduciary is not bound to inquire into the existence, extent et qui obtient copie de documents, tels que testaments, contrats de fiducie ou de société de personnes ou règlements administratifs, est réputé avoir reçu avis de tout ce qui, dans ces documents, concerne le transfert.

L.R. (1985), ch. C-44, art. 77; 2011, ch. 21, art. 39(A).

Limites de l’obligation de s’informer

78 (1) L’émetteur auquel est présentée une valeur mobilière pour inscription est tenu de s’informer sur toute opposition:

a) dont il est avisé par écrit, à une date et d’une façon qui lui permettent normalement d’agir avant une émission ou une réémission ou réinscription, lorsque sont révélés les nom et adresse de l’opposant, du propriétaire inscrit et l’émission dont cette valeur fait partie;

b) dont il est réputé avoir été avisé au moyen d’un document obtenu en vertu du paragraphe 77(7).

Modes d’exécution de l’obligation

(2) L’émetteur peut s’acquitter par tout moyen raisonnable de l’obligation de s’informer, notamment en avisant l’opposant, par courrier recommandé envoyé à son adresse ou, à défaut, à sa résidence ou à tout lieu où il exerce normalement son activité, de la demande d’inscription du transfert d’une valeur mobilière présentée par une personne nommément désignée, sauf si, dans les trente jours de l’envoi de cet avis, il reçoit:

a) soit signification de l’ordonnance d’un tribunal;

b) soit un cautionnement qu’il estime suffisant pour le protéger, ainsi que ses mandataires, notamment les agents d’inscription ou de transfert, du préjudice qu’ils pourraient subir pour avoir tenu compte de cette opposition.

Recherche des oppositions

(3) L’émetteur qui n’est pas réputé avoir été avisé de l’existence d’une opposition soit au moyen d’un document obtenu en vertu du paragraphe 77(7), soit en vertu du paragraphe (1), et auquel est présentée pour inscription une valeur mobilière endossée par une personne compétente au sens de l’article 65, n’est pas tenu de s’enquérir de l’existence d’oppositions et, en particulier, l’émetteur:

a) qui procède à l’inscription d’une valeur au nom d’un représentant ou d’une personne désignée comme

Current to October 31, 2023	67	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Sections 78-80	Articles 78-80

or correct description of the fiduciary relationship and thereafter the issuer may assume without inquiry that the newly registered owner continues to be the fiduciary until the issuer receives written notice that the fiduciary is no longer acting as such with respect to the particular security;

(b) an issuer registering transfer on an endorsement by a fiduciary has no duty to inquire whether the transfer is made in compliance with the document or with the law of the jurisdiction governing the fiduciary relationship; and

(c) an issuer is deemed not to have notice of the contents of any court record or any registered document even if the record or document is in the issuer’s possession and even if the transfer is made on the endorsement of a fiduciary to the fiduciary or the fiduciary’s nominee.

Duration of notice

(4) A written notice of adverse claim received by an issuer is effective for twelve months from the date when it was received unless the notice is renewed in writing.

R.S., 1985, c. C-44, s. 78; 2001, c. 14, s. 135(E); 2011, c. 21, s. 40(E).

Limitation of issuer’s liability

79 (1) Subject to any applicable law relating to the collection of taxes, the issuer is not liable to the owner or any other person who incurs a loss as a result of the registration of a transfer of a security if

(a) the necessary endorsements were on or with the security; and

(b) the issuer had no duty to inquire into adverse claims or had discharged any such duty.

Duty of issuer in default

(2) If an issuer has registered a transfer of a security to a person not entitled to it, the issuer shall on demand deliver a like security to the owner unless

(a) subsection (1) applies;

(b) the owner is precluded by subsection 80(1) from asserting any claim; or

(c) the delivery would result in overissue, in which case the issuer’s liability is governed by section 52.

1974-75-76, c. 33, s. 74; 1978-79, c. 9, s. 1(F).

Notice of lost or stolen security

80 (1) Where a security has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify tel n’est pas tenu de s’informer de l’existence, de l’étendue ni de la description exacte du statut de représentant et peut estimer que le propriétaire nouvellement inscrit demeure représentant, tant qu’il n’a pas reçu d’avis écrit à l’effet contraire;

b) qui procède à l’inscription d’un transfert après endossement par un représentant n’est pas tenu de s’informer pour savoir si ce transfert a été effectué conformément au document ou à la loi régissant le statut de représentant;

c) est réputé ignorer le contenu d’un dossier judiciaire ou d’un document enregistré, même dans les cas où ceux-ci se trouvent en sa possession et où le transfert est effectué après endossement par un représentant, au profit de ce dernier ou à la personne qu’il désigne.

Durée de validité de l’avis

(4) L’avis écrit d’une opposition est valide douze mois à compter de sa date de réception par l’émetteur, sauf s’il est renouvelé par écrit.

L.R. (1985), ch. C-44, art. 78; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 40(A).

Limites de la responsabilité

79 (1) Sauf disposition contraire de toute loi applicable, relative à la perception de droits, l’émetteur n’est pas responsable du préjudice que cause, notamment au propriétaire de la valeur mobilière, l’inscription du transfert lorsque les conditions suivantes sont réunies:

a) la valeur est assortie des endossements requis;

b) il n’est pas tenu de s’enquérir de l’existence d’oppositions ou s’est acquitté de cette obligation.

Faute de la société

(2) L’émetteur qui fait inscrire à tort le transfert d’une valeur mobilière doit, sur demande, livrer une valeur mobilière semblable au propriétaire, sauf si, selon le cas:

a) le paragraphe (1) s’applique;

b) le propriétaire ne peut, en vertu du paragraphe 80(1), faire valoir ses droits;

c) cette livraison entraîne une émission excédentaire, l’article 52 régissant alors sa responsabilité.

1974-75-76, ch. 33, art. 74; 1978-79, ch. 9, art. 1(F).

Avis de la perte ou du vol d’une valeur mobilière

80 (1) Le propriétaire d’une valeur mobilière qui omet d’aviser par écrit l’émetteur de son opposition dans un

Current to October 31, 2023	68	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Sections 80-81	Articles 80-81

the issuer of that fact by giving the issuer written notice of an adverse claim within a reasonable time after discovering the loss, destruction or taking and if the issuer has registered a transfer of the security before receiving such notice, the owner is precluded from asserting against the issuer any claim to a new security.

Duty of issuer to issue a new security

(2) Where the owner of a security claims that the security has been lost, destroyed or wrongfully taken, the issuer shall issue a new security in place of the original security if the owner

(a) so requests before the issuer has notice that the security has been acquired by a bona fide purchaser;

(b) furnishes the issuer with a sufficient indemnity bond; and

(c) satisfies any other reasonable requirements imposed by the issuer.

Duty to register transfer

(3) If, after the issue of a new security under subsection (2), a bona fide purchaser of the original security presents the original security for registration of transfer, the issuer shall register the transfer unless registration would result in overissue, in which case the issuer’s liability is governed by section 52.

Right of issuer to recover

(4) In addition to any rights on an indemnity bond, the issuer may recover a new security issued under subsection (2) from the person to whom it was issued or anyone taking under the person other than a bona fide purchaser.

R.S., 1985, c. C-44, s. 80; 2001, c. 14, s. 135(E).

Rights and obligations

81 (1) An authenticating trustee, registrar, transfer agent or other agent or mandatary of an issuer has, in respect of the issue, registration of transfer and cancellation of a security of the issuer,

(a) a duty to the issuer to exercise good faith and reasonable diligence; and

(b) the same obligations to the holder or owner of a security and the same rights, privileges and immunities as the issuer.

délai raisonnable après avoir pris connaissance de la perte, de la destruction apparente ou du vol de cette valeur, ne peut faire valoir, contre celui-ci s’il a déjà procédé à l’inscription du transfert de cette valeur, son droit d’obtenir une nouvelle valeur mobilière.

Émission d’une nouvelle valeur mobilière

(2) L’émetteur doit émettre une nouvelle valeur mobilière au profit du propriétaire qui fait valoir la perte, la destruction ou le vol de l’une de ses valeurs et qui, à la fois:

a) l’en requiert avant d’être avisé de l’acquisition de cette valeur par un acheteur de bonne foi;

b) lui fournit un cautionnement suffisant;

c) satisfait aux autres exigences raisonnables qu’il lui impose.

Inscription du transfert

(3) Après l’émission d’une nouvelle valeur mobilière conformément au paragraphe (2), l’émetteur doit procéder à l’inscription du transfert de la valeur initiale présentée à cet effet par tout acheteur de bonne foi, sauf s’il en résulte une émission excédentaire, l’article 52 régissant alors sa responsabilité.

Droit de l’émetteur de recouvrer

(4) Outre les droits résultant d’un cautionnement, l’émetteur peut recouvrer une nouvelle valeur mobilière des mains de la personne au profit de laquelle elle a été émise conformément au paragraphe (2) ou de toute personne qui l’a reçue de celle-ci, à l’exception d’un acheteur de bonne foi.

L.R. (1985), ch. C-44, art. 80; 2001, ch. 14, art. 135(A).

Droits et obligations

81 (1) Les personnes chargées par l’émetteur de reconnaître l’authenticité des valeurs mobilières, notamment les mandataires, les agents d’inscription ou de transfert et les fiduciaires, ont, lors de l’émission, de l’inscription du transfert et de l’annulation d’une valeur mobilière de l’émetteur:

a) l’obligation envers lui d’agir de bonne foi et avec une diligence raisonnable;

b) les mêmes obligations envers le détenteur ou le propriétaire de la valeur et les mêmes droits que l’émetteur.

Current to October 31, 2023	69	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Sections 81-82	Articles 81-82

Notice to agent or mandatary

(2) Notice to an authenticating trustee, registrar, transfer agent or other agent or mandatary of an issuer is notice to the issuer with respect to the functions performed by the agent or mandatary.

R.S., 1985, c. C-44, s. 81; 2011, c. 21, s. 41.

PART VIII

Trust Indentures

Definitions

82 (1) In this Part,

event of default means an event specified in a trust indenture on the occurrence of which

(a) a security interest constituted by the trust indenture becomes enforceable, or

(b) the principal, interest and other moneys payable thereunder become or may be declared to be payable before maturity,

but the event is not an event of default until all conditions prescribed by the trust indenture in connection with such event for the giving of notice or the lapse of time or otherwise have been satisfied; (cas de défaut)

trustee means any person appointed as trustee, including the administrator of the property of others, under the terms of a trust indenture to which a corporation is a party and includes any successor trustee; (fiduciaire)

trust indenture means any deed, indenture or other instrument or act, including any supplement or amendment, made by a corporation after its incorporation or continuance under this Act, under which the corporation issues debt obligations and in which a person is appointed as trustee for the holders of the debt obligations. (acte de fiducie)

Application

(2) This Part applies to a trust indenture if the debt obligations issued or to be issued under the trust indenture are part of a distribution to the public.

Exemption

(3) The Director may exempt a trust indenture from this Part if the trust indenture, the debt obligations issued thereunder and the security interest effected thereby are subject to a law of a province or a country other than Canada that is substantially equivalent to this Part.

R.S., 1985, c. C-44, s. 82; 2001, c. 14, s. 34(F); 2011, c. 21, s. 42.

Avis au mandataire

(2) L’avis adressé à une personne chargée par l’émetteur de reconnaître l’authenticité d’une valeur mobilière vaut dans la même mesure pour l’émetteur.

L.R. (1985), ch. C-44, art. 81; 2011, ch. 21, art. 41.

PARTIE VIII

Acte de fiducie

Définitions

82 (1) Les définitions qui suivent s’appliquent à la présente partie.

acte de fiducie Acte — y compris tout acte additif ou modificatif — établi par une société après sa constitution ou sa prorogation sous le régime de la présente loi, en vertu duquel elle émet des titres de créance et dans lequel est désigné un fiduciaire pour les détenteurs de ces titres. (trust indenture)

cas de défaut Événement précisé dans l’acte de fiducie, à la survenance duquel:

a) ou bien la sûreté constituée aux termes de cet acte devient réalisable;

b) ou bien les sommes payables aux termes de cet acte, notamment le principal et l’intérêt, deviennent ou peuvent être déclarées exigibles avant l’échéance,

si se réalisent les conditions que prévoit l’acte en l’espèce, notamment en matière d’envoi d’avis ou de délai. (event of default)

fiduciaire Toute personne, y compris ses remplaçants et l’administrateur du bien d’autrui, nommée à ce titre dans un acte de fiducie auquel la société est partie. (trustee)

Champ d’application

(2) La présente partie s’applique aux actes de fiducie prévoyant une émission de titres de créances par voie d’un appel public à l’épargne.

Dispense

(3) Le directeur peut dispenser de l’application de la présente partie les actes de fiducie, les titres de créance émis en vertu de ceux-ci et les sûretés réelles afférentes, régis par une loi provinciale ou étrangère fondamentalement semblable à la présente partie.

L.R. (1985), ch. C-44, art. 82; 2001, ch. 14, art. 34(F); 2011, ch. 21, art. 42.

Current to October 31, 2023	70	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 83-85	Articles 83-85

Conflict of interest

83 (1) No person shall be appointed as trustee if there is a material conflict of interest between their role as trustee and their role in any other capacity.

Eliminating conflict of interest

(2) A trustee shall, within ninety days after becoming aware that a material conflict of interest exists

(a) eliminate such conflict of interest; or

(b) resign from office.

Validity

(3) A trust indenture, any debt obligations issued thereunder and a security interest effected thereby are valid notwithstanding a material conflict of interest of the trustee.

Removal of trustee

(4) If a trustee contravenes subsection (1) or (2), any interested person may apply to a court for an order that the trustee be replaced, and the court may make an order on such terms as it thinks fit.

R.S., 1985, c. C-44, s. 83; 2001, c. 14, s. 135(E).

Qualification of trustee

84 A trustee, or at least one of the trustees if more than one is appointed, shall be a body corporate incorporated under the laws of Canada or a province and authorized to carry on the business of a trust company.

1974-75-76, c. 33, s. 79; 1978-79, c. 9, s. 1(F).

List of security holders

85 (1) A holder of debt obligations issued under a trust indenture may, on payment to the trustee of a reasonable fee, require the trustee to furnish, within fifteen days after delivering to the trustee the statutory declaration referred to in subsection (4), a list setting out

(a) the names and addresses of the registered holders of the outstanding debt obligations,

(b) the principal amount of outstanding debt obligations owned by each such holder, and

(c) the aggregate principal amount of debt obligations outstanding as shown on the records maintained by the trustee on the day that the statutory declaration is delivered to that trustee.

Conflit d’intérêts

83 (1) En cas de conflit d’intérêts sérieux, une personne ne peut être nommée fiduciaire.

Suppression du conflit d’intérêts

(2) Le fiduciaire qui apprend l’existence d’un conflit d’intérêts sérieux doit, dans les quatre-vingt-dix jours:

a) soit y mettre fin;

b) soit se démettre de ses fonctions.

Validité

(3) Les actes de fiducie, les titres de créance émis en vertu de ceux-ci et les sûretés qu’ils prévoient sont valides nonobstant l’existence d’un conflit d’intérêts sérieux mettant en cause le fiduciaire.

Révocation du fiduciaire

(4) Le tribunal peut, à la demande de tout intéressé, ordonner, selon les modalités qu’il estime pertinentes, le remplacement du fiduciaire qui contrevient aux paragraphes (1) ou (2).

L.R. (1985), ch. C-44, art. 83; 2001, ch. 14, art. 135(A).

Qualités requises pour être fiduciaire

84 Au moins un des fiduciaires nommés doit être une personne morale constituée en vertu des lois fédérales ou provinciales et autorisée à exercer l’activité d’une compagnie de fiducie.

1974-75-76, ch. 33, art. 79; 1978-79, ch. 9, art. 1(F).

Liste des détenteurs de valeurs mobilières

85 (1) Les détenteurs de titres de créance émis en vertu d’un acte de fiducie peuvent demander au fiduciaire, sur paiement d’honoraires raisonnables, de leur fournir, dans les quinze jours de la remise de la déclaration solennelle visée au paragraphe (4), une liste énonçant, à la date de la remise, pour les titres de créance en circulation:

a) les noms et adresses des détenteurs inscrits;

b) le montant en principal des titres de chaque détenteur;

c) le montant total en principal de ces titres.

Current to October 31, 2023	71	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 85-86	Articles 85-86

Duty of issuer

(2) On the demand of a trustee, the issuer of debt obligations shall furnish the trustee with the information required to enable the trustee to comply with subsection (1).

Corporate applicant

(3) If the person requiring the trustee to furnish a list under subsection (1) is a body corporate, the statutory declaration required under that subsection shall be made by a director or officer of the body corporate.

Contents of statutory declaration

(4) The statutory declaration required under subsection (1) shall state

(a) the name and address of the person requiring the trustee to furnish the list and, if the person is a body corporate, the address for service thereof; and

(b) that the list will not be used except as permitted under subsection (5).

Use of list

(5) A list obtained under this section shall not be used by any person except in connection with

(a) an effort to influence the voting of the holders of debt obligations;

(b) an offer to acquire debt obligations; or

(c) any other matter relating to the debt obligations or the affairs of the issuer or guarantor thereof.

Offence

(6) A person who, without reasonable cause, contravenes subsection (5) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

1974-75-76, c. 33, s. 80; 1978-79, c. 9, s. 1(F).

Evidence of compliance

86 (1) An issuer or a guarantor of debt obligations issued or to be issued under a trust indenture shall, before doing any act under paragraph (a), (b) or (c), furnish the trustee with evidence of compliance with the conditions in the trust indenture relating to

(a) the issue, certification and delivery of debt obligations under the trust indenture;

Obligation de l’émetteur

(2) L’émetteur d’un titre de créance fournit au fiduciaire, sur demande, les renseignements lui permettant de se conformer au paragraphe (1).

Personne morale demanderesse

(3) L’un des administrateurs ou dirigeants de la personne morale, qui demande au fiduciaire de lui fournir la liste prévue au paragraphe (1), établit la déclaration visée à ce paragraphe.

Teneur de la déclaration

(4) La déclaration solennelle exigée au paragraphe (1) énonce:

a) les nom et adresse de la personne qui demande la liste et, s’il s’agit d’une personne morale, l’adresse aux fins de signification;

b) l’obligation de n’utiliser cette liste que conformément au paragraphe (5).

Utilisation de la liste

(5) La liste obtenue en vertu du présent article ne peut être utilisée que dans le cadre:

a) de tentatives en vue d’influencer le vote des détenteurs de titres de créance;

b) de l’offre d’acquérir des titres de créance;

c) d’une question concernant les titres de créance ou les affaires internes de l’émetteur ou de la caution.

Infraction

(6) Toute personne qui contrevient, sans motif raisonnable, au paragraphe (5) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

1974-75-76, ch. 33, art. 80; 1978-79, ch. 9, art. 1(F).

Preuve de l’observation

86 (1) L’émetteur ou la caution de titres de créance émis ou à émettre en vertu d’un acte de fiducie doivent prouver au fiduciaire qu’ils ont rempli les conditions imposées en l’occurrence par l’acte, avant:

a) d’émettre, de certifier ou de livrer les titres;

b) de libérer ou de remplacer les biens grevés de toute sûreté constituée par l’acte;

Current to October 31, 2023	72	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 86-88	Articles 86-88

(b)   the release or release and substitution of property subject to a security interest constituted by the trust indenture; or

(c)   the satisfaction and discharge of the trust indenture.

Duty of issuer or guarantor

(2) On the demand of a trustee, the issuer or guarantor of debt obligations issued or to be issued under a trust indenture shall furnish the trustee with evidence of compliance with the trust indenture by the issuer or guarantor in respect of any act to be done by the trustee at the request of the issuer or guarantor.

1974-75-76, c. 33, s. 81; 1978-79, c. 9, s. 1(F).

Contents of declaration, etc.

87 Evidence of compliance as required by section 86 shall consist of

a) a statutory declaration or certificate made by a director or an officer of the issuer or guarantor stating that the conditions referred to in that section have been complied with; and

b) where the trust indenture requires compliance with conditions that are subject to review

(i) by legal counsel, an opinion of legal counsel that such conditions have been complied with, and

(ii) by an auditor or accountant, an opinion or report of the auditor of the issuer or guarantor, or such other accountant as the trustee may select, that such conditions have been complied with.

1974-75-76, c. 33, s. 82; 1978-79, c. 9, s. 1(F).

Further evidence of compliance

88 The evidence of compliance referred to in section 87 shall include a statement by the person giving the evidence

(a) declaring that they have read and understand the conditions of the trust indenture described in section 86;

(b) describing the nature and scope of the examination or investigation on which the certificate, statement or opinion is based; and

(c) declaring that they have made the examination or investigation that they believe necessary to enable them to make their statements or give their opinions.

R.S., 1985, c. C-44, s. 88; 2001, c. 14, s. 135(E).

c) d’exécuter l’acte.

Obligation de l’émetteur ou de la caution

(2) Sur demande du fiduciaire, l’émetteur ou la caution de titres de créance émis ou à émettre en vertu d’un acte de fiducie doivent prouver au fiduciaire qu’ils ont rempli les conditions prévues à l’acte avant de lui demander d’agir.

1974-75-76, ch. 33, art. 81; 1978-79, ch. 9, art. 1(F).

Teneur de la déclaration, etc.

87 La preuve exigée à l’article 86 consiste:

a) d’une part, en une déclaration solennelle ou un certificat établi par l’un des dirigeants ou administrateurs de l’émetteur ou de la caution et attestant l’observation des conditions prévues à cet article;

b) d’autre part, si l’acte de fiducie impose l’observation de conditions soumises à l’examen:

(i) d’un conseiller juridique, en une opinion qui en atteste l’observation,

(ii) d’un vérificateur ou d’un comptable, en une opinion ou un rapport du vérificateur de l’émetteur ou de la caution ou de tout comptable — que le fiduciaire peut choisir —, qui en atteste l’observation.

1974-75-76, ch. 33, art. 82; 1978-79, ch. 9, art. 1(F).

Preuve supplémentaire

88 Toute preuve présentée sous la forme prévue à l’article 87 doit être assortie d’une déclaration de son auteur précisant:

a) sa connaissance des conditions de l’acte de fiducie mentionnées à l’article 86;

b) la nature et l’étendue de l’examen ou des recherches effectués à l’appui du certificat, de la déclaration ou de l’opinion;

c) toute l’attention qu’il a estimé nécessaire d’apporter à l’examen ou aux recherches.

L.R. (1985), ch. C-44, art. 88; 2001, ch. 14, art. 135(A).

Current to October 31, 2023	73	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 89-92	Articles 89-92

Trustee may require evidence of compliance

89 (1) On the demand of a trustee, the issuer or guarantor of debt obligations issued under a trust indenture shall furnish the trustee with evidence in such form as the trustee may require as to compliance with any condition thereto relating to any action required or permitted to be taken by the issuer or guarantor under the trust indenture.

Certificate of compliance

(2) At least once in each twelve month period beginning on the date of the trust indenture and at any other time on the demand of a trustee, the issuer or guarantor of debt obligations issued under a trust indenture shall furnish the trustee with a certificate that the issuer or guarantor has complied with all requirements contained in the trust indenture that, if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an event of default, or, if there has been failure to so comply, giving particulars thereof.

1974-75-76, c. 33, s. 84; 1978-79, c. 9, s. 1(F).

Notice of default

90 The trustee shall give to the holders of debt obligations issued under a trust indenture, within thirty days after the trustee becomes aware of the occurrence thereof, notice of every event of default arising under the trust indenture and continuing at the time the notice is given, unless the trustee reasonably believes that it is in the best interests of the holders of the debt obligations to withhold such notice and so informs the issuer and guarantor in writing.

1974-75-76, c. 33, s. 85; 1978-79, c. 9, s. 1(F).

Duty of care

91 A trustee in exercising their powers and discharging their duties shall

(a) act honestly and in good faith with a view to the best interests of the holders of the debt obligations issued under the trust indenture; and

(b) exercise the care, diligence and skill of a reasonably prudent trustee.

R.S., 1985, c. C-44, s. 91; 2001, c. 14, s. 135(E).

Reliance on statements

92 Notwithstanding section 91, a trustee is not liable if they rely in good faith on statements contained in a statutory declaration, certificate, opinion or report that complies with this Act or the trust indenture.

R.S., 1985, c. C-44, s. 92; 2001, c. 14, s. 135(E).

Présentation de la preuve au fiduciaire

89 (1) Sur demande du fiduciaire et en la forme qu’il peut exiger, l’émetteur ou la caution de titres de créance émis en vertu d’un acte de fiducie doivent prouver au fiduciaire qu’ils ont rempli les conditions requises avant d’agir en application de cet acte.

Certificat de conformité

(2) L’émetteur ou la caution de titres de créance émis en vertu d’un acte de fiducie fournissent au fiduciaire, sur demande et au moins une fois tous les douze mois à compter de la date de l’acte, soit un certificat attestant qu’ils ont rempli les conditions de l’acte, dont l’inobservation constituerait un cas de défaut notamment après remise d’un avis ou expiration d’un certain délai, soit, en cas d’inobservation de ces conditions, un certificat détaillé à ce sujet.

1974-75-76, ch. 33, art. 84; 1978-79, ch. 9, art. 1(F).

Avis du défaut

90 Le fiduciaire donne aux détenteurs de titres de créance émis en vertu d’un acte de fiducie avis de tous les cas de défaut existants, dans les trente jours après avoir pris connaissance de leur survenance, sauf s’il informe par écrit l’émetteur et la caution de ses bonnes raisons de croire qu’il est au mieux des intérêts des détenteurs de ces titres de ne pas donner cet avis.

1974-75-76, ch. 33, art. 85; 1978-79, ch. 9, art. 1(F).

Obligations du fiduciaire

91 Le fiduciaire remplit son mandat:

a) avec intégrité et de bonne foi, au mieux des intérêts des détenteurs des titres de créance émis en vertu de l’acte de fiducie;

b) avec le soin, la diligence et la compétence d’un bon fiduciaire.

L.R. (1985), ch. C-44, art. 91; 2001, ch. 14, art. 135(A).

Foi accordée aux déclarations

92 Nonobstant l’article 91, n’encourt aucune responsabilité le fiduciaire qui, de bonne foi, fait état de déclarations solennelles, de certificats, d’opinions ou de rapports conformes à la présente loi ou à l’acte de fiducie.

L.R. (1985), ch. C-44, art. 92; 2001, ch. 14, art. 135(A).

Current to October 31, 2023	74	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 93-98	Articles 93-98

No exculpation

93 No term of a trust indenture or of any agreement between a trustee and the holders of debt obligations issued thereunder or between the trustee and the issuer or guarantor shall operate so as to relieve a trustee from the duties imposed on the trustee by section 91.

R.S., 1985, c. C-44, s. 93; 2001, c. 14, s. 135(E).

PART IX

Receivers, Receiver-managers and Sequestrators

Functions of receiver or sequestrator

94 A receiver or sequestrator of any property of a corporation may, subject to the rights of secured creditors, receive the income from the property, pay the liabilities connected with the property and realize the security interest of those on behalf of whom the receiver or sequestrator is appointed, but, except to the extent permitted by a court, the receiver or sequestrator may not carry on the business of the corporation.

R.S., 1985, c. C-44, s. 94; 2001, c. 14, s. 135(E); 2011, c. 21, s. 44(E).

Functions of receiver-manager

95 A receiver-manager of the corporation may carry on any business of the corporation to protect the security interest of those on behalf of whom the receiver-manager is appointed.

R.S., 1985, c. C-44, s. 95; 2001, c. 14, s. 135(E); 2011, c. 21, s. 45.

Directors’ powers cease

96 If a receiver-manager or sequestrator is appointed by a court or under an instrument or act, the powers of the directors of the corporation that the receiver-manager or sequestrator is authorized to exercise may not be exercised by the directors until the receiver-manager or sequestrator is discharged.

R.S., 1985, c. C-44, s. 96; 2011, c. 21, s. 45.

Duty to act

97 A receiver, receiver-manager or sequestrator appointed by a court shall act in accordance with the directions of the court.

R.S., 1985, c. C-44, s. 97; 2011, c. 21, s. 46(E).

Duty under instrument or act

98 A receiver, receiver-manager or sequestrator appointed under an instrument or act shall act in accordance with that instrument or act and any direction of a court made under section 100.

R.S., 1985, c. C-44, s. 98; 2011, c. 21, s. 46(E).

Caractère impératif des obligations

93 Aucune disposition d’un acte de fiducie ou de tout accord intervenu entre le fiduciaire et, soit les détenteurs de titres de créance émis en vertu de cet acte, soit l’émetteur ou la caution, ne peut relever ce fiduciaire des obligations découlant de l’article 91.

L.R. (1985), ch. C-44, art. 93; 2001, ch. 14, art. 135(A).

PARTIE IX

Séquestres et séquestres-gérants

Fonctions du séquestre

94 Sous réserve des droits des créanciers garantis, le séquestre des biens d’une société peut en recevoir les revenus, en acquitter les dettes, réaliser les sûretés de ceux pour le compte desquels il est nommé et, dans les limites permises par le tribunal, en exploiter l’entreprise.

L.R. (1985), ch. C-44, art. 94; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 44(A).

Fonctions du séquestre-gérant

95 Le séquestre-gérant peut exploiter l’entreprise de la société afin de protéger les sûretés de ceux pour le compte desquels il est nommé.

L.R. (1985), ch. C-44, art. 95; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 45.

Suspension des pouvoirs des administrateurs

96 Les administrateurs ne peuvent exercer les pouvoirs conférés, au Québec, au séquestre ou, ailleurs au Canada, au séquestre-gérant nommés par le tribunal ou en vertu d’un acte.

L.R. (1985), ch. C-44, art. 96; 2011, ch. 21, art. 45.

Obligation

97 Le séquestre ou le séquestre-gérant nommé par le tribunal doit agir en conformité avec les directives de celui-ci.

L.R. (1985), ch. C-44, art. 97; 2011, ch. 21, art. 46(A).

Obligations prévues dans un acte

98 Le séquestre ou le séquestre-gérant nommé en vertu d’un acte doit agir en se conformant à cet acte et aux directives que lui donne le tribunal en vertu de l’article 100.

L.R. (1985), ch. C-44, art. 98; 2011, ch. 21, art. 46(A).

Current to October 31, 2023	75	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART IX Receivers, Receiver-managers and Sequestrators	PARTIE IX Séquestres et séquestres-gérants
Sections 99-101	Articles 99-101

Duty of care

99 A receiver, receiver-manager or sequestrator of a corporation appointed under an instrument or act shall

(a) act honestly and in good faith; and

(b) deal with any property of the corporation in their possession or control in a commercially reasonable manner.

R.S., 1985, c. C-44, s. 99; 2001, c. 14, s. 135(E); 2011, c. 21, s. 47(E).

Directions given by court

100 On an application by a receiver, receiver-manager or sequestrator, whether appointed by a court or under an instrument or act, or on an application by any interested person, a court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) anorder appointing, replacing or discharging a receiver, receiver-manager or sequestrator and approving their accounts;

(b) an order determining the notice to be given to any person or dispensing with notice to any person;

(c) an order fixing the remuneration of the receiver, receiver-manager or sequestrator;

(d) an order requiring the receiver, receiver-manager or sequestrator, or a person by or on behalf of whom the receiver, receiver-manager or sequestrator is appointed, to make good any default in connection with the receiver’s, receiver-manager’s or sequestrator’s custody or management of the property and business of the corporation, or to relieve any such person from any default on any terms that the court thinks fit, and to confirm any act of the receiver, receiver-manager or sequestrator; and

(e) an order giving directions on any matter relating to the duties of the receiver, receiver-manager or sequestrator.

R.S., 1985, c. C-44, s. 100; 2001, c. 14, s. 135(E); 2011, c. 21, s. 48(E).

Duties of receiver, receiver-manager or sequestrator

101 A receiver, receiver-manager or sequestrator shall

(a) immediately notify the Director of their appointment and discharge;

(b) take into their custody and control the property of the corporation in accordance with the court order or instrument or act under which they are appointed;

(c) open and maintain a bank account in their name as receiver, receiver-manager or sequestrator of the

Obligation de diligence

99 Le séquestre ou le séquestre-gérant d’une société, nommé en vertu d’un acte, doit:

a) agir en toute honnêteté et bonne foi;

b) gérer conformément aux pratiques commerciales raisonnables les biens de la société qui se trouvent en sa possession ou sous son contrôle.

L.R. (1985), ch. C-44, art. 99; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 47(A).

Directives du tribunal

100 À la demande du séquestre ou du séquestre-gérant, conventionnel ou judiciaire, ou de tout intéressé, le tribunal peut, par ordonnance, prendre les mesures qu’il estime pertinentes et notamment:

a) nommer, remplacer ou décharger de leurs fonctions le séquestre ou le séquestre-gérant et approuver leurs comptes;

b) dispenser de donner avis ou préciser les avis à donner;

c) fixer la rémunération du séquestre ou du séquestre-gérant;

d) enjoindre au séquestre, au séquestre-gérant ainsi qu’aux personnes qui les ont nommés ou pour le compte desquelles ils l’ont été, de réparer leurs fautes ou les en dispenser, notamment en matière de garde des biens ou de gestion de la société, selon les modalités qu’il estime pertinentes, et d’entériner les actes du séquestre ou séquestre-gérant;

e) donner des directives concernant les fonctions du séquestre ou du séquestre-gérant.

L.R. (1985), ch. C-44, art. 100; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 48(A).

Obligations du séquestre et du séquestre-gérant

101 Le séquestre ou le séquestre-gérant doit:

a) aviser immédiatement le directeur tant de sa nomination que de la fin de son mandat;

b) prendre sous sa garde et sous son contrôle les biens de la société conformément à l’ordonnance ou à l’acte de nomination;

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corporation for the moneys of the corporation coming under their control;

(d) keep detailed accounts of all transactions carried out as receiver, receiver-manager or sequestrator;

(e) keep accounts of their administration that shall be available during usual business hours for inspection by the directors of the corporation;

(f) prepare at least once in every six month period after the date of their appointment financial statements of their administration as far as is practicable in the form required by section 155; and

(g) on completion of their duties, render a final account of their administration in the form adopted for interim accounts under paragraph (f).

R.S., 1985, c. C-44, s. 101; 2001, c. 14, s. 135(E); 2011, c. 21, s. 49(E).

PART X

Directors and Officers

Duty to manage or supervise management

102 (1) Subject to any unanimous shareholder agreement, the directors shall manage, or supervise the management of, the business and affairs of a corporation.

Number of directors

(2) A corporation shall have one or more directors but a distributing corporation, any of the issued securities of which remain outstanding and are held by more than one person, shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

R.S., 1985, c. C-44, s. 102; 2001, c. 14, s. 35.

By-laws

103 (1) Unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment or a repeal of a by-law, made under subsection (1) to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal.

c) avoir, à son nom et en cette qualité, un compte bancaire pour tous les fonds de la société assujettis à son contrôle;

d) tenir une comptabilité détaillée de toutes les opérations qu’il effectue en cette qualité;

e) tenir une comptabilité de sa gestion et permettre, pendant les heures normales d’ouverture, aux administrateurs de la consulter;

f) dresser, au moins une fois tous les six mois à compter de sa nomination, les états financiers concernant sa gestion et, si possible, en la forme que requiert l’article 155;

g) après l’exécution de son mandat, rendre compte de sa gestion en la forme mentionnée à l’alinéa f).

L.R. (1985), ch. C-44, art. 101; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 49(A).

PARTIE X

Administrateurs et dirigeants

Fonctions des administrateurs

102 (1) Sous réserve de toute convention unanime des actionnaires, les administrateurs gèrent les activités commerciales et les affaires internes de la société ou en surveillent la gestion.

Nombre

(2) Le conseil d’administration se compose d’un ou de plusieurs administrateurs; au cas où des valeurs mobilières en circulation de la société ayant fait appel au public sont détenues par plusieurs personnes, il compte au moins trois administrateurs dont deux ne font partie ni des dirigeants ni des employés de celle-ci ou des personnes morales de son groupe.

L.R. (1985), ch. C-44, art. 102; 2001, ch. 14, art. 35.

Règlements administratifs

103 (1) Sauf disposition contraire des statuts, des règlements administratifs ou de conventions unanimes des actionnaires, les administrateurs peuvent, par résolution, prendre, modifier ou révoquer tout règlement administratif portant sur les activités commerciales ou les affaires internes de la société.

Approbation des actionnaires

(2) Les administrateurs doivent soumettre les mesures prises en vertu du paragraphe (1), dès l’assemblée suivante, aux actionnaires qui peuvent, par résolution ordinaire, les confirmer, les rejeter ou les modifier.

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Sections 103-104	Articles 103-104

Effective date

(3) A by-law, or an amendment or a repeal of a by-law, is effective from the date of the resolution of the directors under subsection (1) until it is confirmed, confirmed as amended or rejected by the shareholders under subsection (2) or until it ceases to be effective under subsection (4) and, where the by-law is confirmed or confirmed as amended, it continues in effect in the form in which it was so confirmed.

Idem

(4) If a by-law, an amendment or a repeal is rejected by the shareholders, or if the directors do not submit a by-law, an amendment or a repeal to the shareholders as required under subsection (2), the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Shareholder proposal

(5) A shareholder entitled to vote at an annual meeting of shareholders may, in accordance with section 137, make a proposal to make, amend or repeal a by-law.

R.S., 1985, c. C-44, s. 103; 2001, c. 14, s. 36(F).

Organization meeting

104 (1) After issue of the certificate of incorporation, a meeting of the directors of the corporation shall be held at which the directors may

(a) make by-laws;

(b) adopt forms of security certificates and corporate records;

(c) authorize the issue of securities;

(d) appoint officers;

(e) appoint an auditor to hold office until the first annual meeting of shareholders;

(f) make banking arrangements; and

(g) transact any other business.

Exception

(2) Subsection (1) does not apply to a body corporate to which a certificate of amalgamation has been issued under subsection 185(4) or to which a certificate of continuance has been issued under subsection 187(4).

Date d’effet

(3) Les mesures prises conformément au paragraphe (1) prennent effet à compter de la date de la résolution des administrateurs; après confirmation ou modification par les actionnaires, elles demeurent en vigueur dans leur teneur initiale ou modifiée selon le cas; elles cessent d’avoir effet après leur rejet conformément au paragraphe (2) ou en cas d’application du paragraphe (4).

Idem

(4) Les mesures prises conformément au paragraphe (1) cessent d’avoir effet après leur rejet par les actionnaires ou en cas d’inobservation du paragraphe (2) par les administrateurs; toute résolution ultérieure des administrateurs, visant essentiellement le même but, ne peut entrer en vigueur qu’après sa confirmation ou sa modification par les actionnaires.

Proposition d’un actionnaire

(5) Tout actionnaire, ayant qualité pour voter à une assemblée annuelle, peut, conformément à l’article 137, proposer la prise, la modification ou la révocation d’un règlement administratif.

L.R. (1985), ch. C-44, art. 103; 2001, ch. 14, art. 36(F).

Réunion

104 (1) Après la délivrance du certificat de constitution, le conseil d’administration tient une réunion au cours de laquelle il peut:

a) prendre des règlements administratifs;

b) adopter les modèles des certificats de valeurs mobilières et la forme des registres sociaux;

c) autoriser l’émission de valeurs mobilières;

d) nommer les dirigeants;

e) nommer un vérificateur dont le mandat expirera à la première assemblée annuelle;

f) prendre avec les banques toutes les mesures nécessaires;

g) traiter toute autre question.

Limitation

(2) Le paragraphe (1) ne s’applique pas à la personne morale qui obtient le certificat de fusion visé au paragraphe 185(4), ou le certificat de prorogation visé au paragraphe 187(4).

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Sections 104-105	Articles 104-105

Calling meeting

(3) An incorporator or a director may call the meeting of directors referred to in subsection (1) by giving not less than five days notice thereof by mail to each director, stating the time and place of the meeting.

1974-75-76, c. 33, s. 99; 1978-79, c. 9, ss. 1(F), 28.

Qualifications of directors

105 (1) The following persons are disqualified from being a director of a corporation:

(a) anyone who is less than eighteen years of age;

(b) anyone who is incapable;

(c) a person who is not an individual; or

(d) a person who has the status of bankrupt.

Further qualifications

(2) Unless the articles otherwise provide, a director of a corporation is not required to hold shares issued by the corporation.

Residency

(3) Subject to subsection (3.1), at least twenty-five per cent of the directors of a corporation must be resident Canadians. However, if a corporation has less than four directors, at least one director must be a resident Canadian.

Exception — Canadian ownership or control

(3.1) If a corporation engages in an activity in Canada in a prescribed business sector or if a corporation, by an Act of Parliament or by a regulation made under an Act of Parliament, is required, either individually or in order to engage in an activity in Canada in a particular business sector, to attain or maintain a specified level of Canadian ownership or control, or to restrict, or to comply with a restriction in relation to, the number of voting shares that any one shareholder may hold, own or control, then a majority of the directors of the corporation must be resident Canadians.

Clarification

(3.2) Nothing in subsection (3.1) shall be construed as reducing any requirement for a specified number or percentage of resident Canadian directors that otherwise applies to a corporation referred to in that subsection.

Convocation de la réunion

(3) Tout fondateur ou administrateur peut convoquer la réunion visée au paragraphe (1) en avisant par la poste chaque administrateur, au moins cinq jours à l’avance, des date, heure et lieu de cette réunion.

1974-75-76, ch. 33, art. 99; 1978-79, ch. 9, art. 1(F) et 28.

Incapacités

105 (1) Ne peuvent être administrateurs:

a) les particuliers de moins de dix-huit ans;

b) les particuliers incapables;

c) les personnes autres que les particuliers;

d) les personnes qui ont le statut de failli.

Autres qualités requises

(2) Sauf disposition contraire des statuts, la qualité d’actionnaire n’est pas requise pour être administrateur d’une société.

Résidence

(3) Sous réserve du paragraphe (3.1), le conseil d’administration doit se composer d’au moins vingt-cinq pour cent de résidents canadiens. Toutefois, si la société compte moins de quatre administrateurs, au moins l’un d’entre eux ou l’administrateur unique, selon le cas, doit être résident canadien.

Exception : conditions de participation ou de contrôle canadiens

(3.1) Si la société exerce au Canada une activité dans un secteur commercial réglementaire donné ou si elle est tenue sous le régime d’une loi fédérale, individuellement ou en vue d’exercer au Canada une activité dans un secteur commercial donné, soit de remplir des conditions de participation ou de contrôle canadiens soit d’imposer ou de respecter des restrictions sur le nombre d’actions avec droit de vote que tout actionnaire peut détenir ou contrôler ou dont il peut avoir la propriété, le conseil d’administration doit se composer en majorité de résidents canadiens.

Précision

(3.2) Le paragraphe (3.1) ne porte toutefois pas atteinte aux exigences relatives au nombre ou pourcentage d’administrateurs résidents canadiens autrement applicables à une société visée à ce paragraphe.

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Sections 105-106	Articles 105-106

If only one or two directors

(3.3) If a corporation referred to in subsection (3.1) has only one or two directors, that director or one of the two directors, as the case may be, must be a resident Canadian.

Exception for holding corporation

(4) Despite subsection (3.1), not more than one third of the directors of a holding corporation referred to in that subsection need be resident Canadians if the holding corporation earns in Canada directly or through its subsidiaries less than five per cent of the gross revenues of the holding corporation and all of its subsidiary bodies corporate together as shown in

(a) the most recent consolidated financial statements of the holding corporation referred to in section 157; or

(b) the most recent financial statements of the holding corporation and its subsidiary bodies corporate as at the end of the last completed financial year of the holding corporation.

R.S., 1985, c. C-44, s. 105; 2001, c. 14, s. 37; 2018, c. 8, s. 12.

Notice of directors

106 (1) At the time of sending articles of incorporation, the incorporators shall send to the Director a notice of directors in the form that the Director fixes, and the Director shall file the notice.

Term of office

(2) Each director named in the notice referred to in subsection (1) holds office from the issue of the certificate of incorporation until the first meeting of shareholders.

Election of directors

(3) Subject to subsection (3.1) and paragraph 107(b), shareholders of a corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term ending not later than the close of the third annual meeting of shareholders following the election.

Election of directors — distributing corporations

(3.1) Subject to paragraph 107(b), shareholders of a distributing corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term ending not

Moins de trois administrateurs

(3.3) Toutefois, si la société visée au paragraphe (3.1) ne compte qu’un ou deux administrateurs, l’un d’entre eux ou l’administrateur unique, selon le cas, doit être résident canadien.

Exception

(4) Malgré le paragraphe (3.1), il suffit que soient résidents canadiens un tiers des administrateurs d’une société mère visée par ce paragraphe lorsque celle-ci et ses filiales gagnent au Canada moins de cinq pour cent de leurs revenus bruts:

a) soit d’après les derniers états financiers consolidés de la société mère visés à l’article 157;

b) soit d’après leurs derniers états financiers tels qu’ils s’établissaient à la fin du dernier exercice complet de la société mère.

L.R. (1985), ch. C-44, art. 105; 2001, ch. 14, art. 37; 2018, ch. 8, art. 12.

Liste des administrateurs

106 (1) Les fondateurs doivent envoyer au directeur, en même temps que les statuts constitutifs et en la forme établie par lui, une liste des administrateurs pour enregistrement.

Durée du mandat

(2) Le mandat des administrateurs dont le nom figure sur la liste visée au paragraphe (1) commence à la date du certificat de constitution et se termine à la première assemblée des actionnaires.

Élection des administrateurs

(3) Sous réserve du paragraphe (3.1) et de l’alinéa 107b), les actionnaires doivent, à leur première assemblée et, s’il y a lieu, à toute assemblée annuelle subséquente, élire, par résolution ordinaire, les administrateurs dont le mandat expirera au plus tard à la clôture de la troisième assemblée annuelle suivante.

Élection des administrateurs : sociétés ayant fait appel au public

(3.1) Sous réserve de l’alinéa 107b), les actionnaires d’une société ayant fait appel au public doivent, à leur première assemblée et, s’il y a lieu, à toute assemblée annuelle subséquente, élire, par résolution ordinaire, les administrateurs dont le mandat expirera au plus tard à la clôture de l’assemblée annuelle suivante.

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later than the close of the next annual meeting of shareholders following the election.

Exceptions — certain distributing corporations

(3.2) Despite subsection (3.1), in the case of any prescribed class of distributing corporations or in any prescribed circumstances respecting distributing corporations or classes of distributing corporations, the directors are to be elected in accordance with subsection (3).

Separate vote for each candidate

(3.3) If the election of directors is for a prescribed corporation, a separate vote of shareholders shall be taken with respect to each candidate nominated for director.

Majority voting

(3.4) If, at a meeting of shareholders of a distributing corporation — other than in the case of a prescribed class of distributing corporations — at which an election of directors is required, there is only one candidate nominated for each position available on the board, each candidate is elected only if the number of votes cast in their favour represents a majority of the votes cast for and against them by the shareholders who are present in person or represented by proxy, unless the articles require a greater number of votes.

Staggered terms

(4) It is not necessary that all directors elected at a meeting of shareholders hold office for the same term.

No stated terms

(5) A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election.

Incumbent directors

(6) Despite subsections (2), (3) to (3.2) and (5) and subject to subsection (6.1), if directors are not elected at a meeting of shareholders, the incumbent directors continue in office until their successors are elected.

Incumbent director not elected

(6.1) If an incumbent director who was a candidate in an election held in accordance with subsection (3.4) was not elected during the election, the director may continue in office until the earlier of

(a) the 90th day after the day of the election; and

Exceptions : certaines sociétés ayant fait appel au public

(3.2) Malgré le paragraphe (3.1), dans le cas des catégories de sociétés ayant fait appel au public visées par règlement ou dans les circonstances prévues par règlement visant les sociétés ou catégories de sociétés ayant fait appel au public, l’élection des administrateurs est tenue conformément au paragraphe (3).

Vote distinct pour chaque candidat

(3.3) Dans le cas des sociétés visées par règlement, un vote distinct des actionnaires est tenu pour chaque candidat au poste d’administrateur.

Vote majoritaire

(3.4) Si, lors de l’assemblée d’une société ayant fait appel au public — sauf dans le cas des catégories de sociétés ayant fait appel au public visées par règlement — où des administrateurs doivent être élus, il n’y a qu’un seul candidat par poste d’administrateur à combler, le candidat est élu seulement si le nombre de voix en sa faveur représente la majorité des voix exprimées en sa faveur et contre lui par les actionnaires, présents ou représentés par des fondés de pouvoir, au cours de ce scrutin, à moins que les statuts n’exigent un nombre plus élevé de voix.

Durée des mandats

(4) Il n’est pas nécessaire que le mandat de tous les administrateurs élus lors d’une assemblée ait la même durée.

Durée non déterminée

(5) Le mandat d’un administrateur élu pour une durée non expressément déterminée prend fin à la clôture de la première assemblée annuelle suivante.

Poursuite du mandat

(6) Malgré les paragraphes (2), (3) à (3.2) et (5) et sous réserve du paragraphe (6.1), le mandat des administrateurs, à défaut d’élections de nouveaux administrateurs par une assemblée des actionnaires, se poursuit jusqu’à l’élection de leurs remplaçants.

Demeure en fonction

(6.1) L’administrateur qui était un candidat et qui n’a pas été élu lors d’une élection tenue conformément au paragraphe (3.4) peut demeurer en fonction jusqu’au premier en date des jours suivants:

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(b) the day on which their successor is appointed or elected.

Vacancy

(7) If, for either of the following reasons, a meeting of shareholders fails to elect the number or the minimum number of directors required by the articles, the directors elected at that meeting may exercise all the powers of the directors if the number of directors so elected constitutes a quorum:

(a) a lack of consent, disqualification under subsection 105(1) or the death of any candidates; or

(b) lack of a majority referred to in subsection (3.4).

Appointment of directors

(8) The directors may, unless the articles otherwise provide, appoint one or more additional directors, who shall hold office for a term ending not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed shall not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Exception

(8.1) If an individual who was a candidate in an election held in accordance with subsection (3.4) was not elected during that election, the individual is not to be appointed, except in prescribed circumstances, as a director under subsection (8) or 111(1) before the next meeting of shareholders at which an election of directors is required.

Election or appointment as director

(9) An individual who is elected or appointed to hold office as a director is not a director and is deemed not to have been elected or appointed to hold office as a director unless

(a) he or she was present at the meeting when the election or appointment took place and he or she did not refuse to hold office as a director; or

(b) he or she was not present at the meeting when the election or appointment took place and

(i) he or she consented to hold office as a director in writing before the election or appointment or within ten days after it, or

a) le quatre-vingt-dixième jour suivant la date de l’élection;

b) le jour de la nomination ou de l’élection de son remplaçant.

Vacances

(7) Si une assemblée ne peut élire le nombre fixe ou minimal d’administrateurs requis par les statuts à cause d’une raison mentionnée ci-après, les administrateurs élus lors de l’assemblée peuvent exercer tous les pouvoirs des administrateurs s’ils constituent le quorum au sein du conseil d’administration:

a) l’absence de consentement, l’inhabilité aux termes du paragraphe 105(1) ou le décès de certains candidats;

b) l’absence de la majorité visée au paragraphe (3.4).

Nominations entre les assemblées annuelles

(8) Sauf disposition contraire des statuts, les administrateurs peuvent nommer un ou plusieurs administrateurs supplémentaires dont le mandat expire au plus tard à la clôture de la prochaine assemblée annuelle, à condition que le nombre total des administrateurs ainsi nommés n’excède pas le tiers du nombre des administrateurs élus à la dernière assemblée annuelle.

Exception

(8.1) Le particulier qui était un candidat et qui n’a pas été élu lors d’une élection tenue conformément au paragraphe (3.4) ne peut être nommé — sauf dans les circonstances réglementaires — à un poste d’administrateur en vertu des paragraphes (8) ou 111(1) avant la prochaine assemblée au cours de laquelle des administrateurs doivent être élus.

Consentement à l’élection ou la nomination

(9) L’élection ou la nomination d’un particulier au poste d’administrateur est subordonnée:

a) s’il était présent à l’assemblée qui l’élit ou le nomme administrateur, à ce qu’il ne refuse pas d’occuper ce poste;

b) s’il était absent, soit à son consentement à occuper ce poste, donné par écrit avant son élection ou sa nomination ou dans les dix jours suivants, soit au fait de remplir les fonctions de ce poste après son élection ou sa nomination.

L.R. (1985), ch. C-44, art. 106; 1994, ch. 24, art. 11; 2001, ch. 14, art. 38 et 135(A); 2018, ch. 8, art. 13.

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(ii) he or she has acted as a director pursuant to the election or appointment.

R.S., 1985, c. C-44, s. 106; 1994, c. 24, s. 11; 2001, c. 14, ss. 38, 135(E); 2018, c. 8, s. 13.

Cumulative voting

107 Where the articles provide for cumulative voting,

(a) the articles shall require a fixed number and not a minimum and maximum number of directors;

(b) each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected, and may cast all of those votes in favour of one candidate or distribute them among the candidates in any manner;

(c) a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single resolution;

(d) if a shareholder has voted for more than one candidate without specifying the distribution of votes, the shareholder is deemed to have distributed the votes equally among those candidates;

(e) if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled;

(f) each director ceases to hold office at the close of the first annual meeting of shareholders following the director’s election;

(g) a director may be removed from office only if the number of votes cast in favour of the director’s removal is greater than the product of the number of directors required by the articles and the number of votes cast against the motion; and

(h) the number of directors required by the articles may be decreased only if the votes cast in favour of the motion to decrease the number of directors is greater than the product of the number of directors required by the articles and the number of votes cast against the motion.

R.S., 1985, c. C-44, s. 107; 2001, c. 14, ss. 39(E), 135(E).

Ceasing to hold office

108 (1) A director of a corporation ceases to hold office when the director

Vote cumulatif

107 Lorsque les statuts prévoient le vote cumulatif:

a) ils doivent exiger que soit élu un nombre fixe d’administrateurs;

b) les actionnaires habiles à choisir les administrateurs disposent d’un nombre de voix, égal à celui dont sont assorties leurs actions, multiplié par le nombre d’administrateurs à élire; ils peuvent les porter sur un ou plusieurs candidats;

c) chaque poste d’administrateur fait l’objet d’un vote distinct, sauf adoption à l’unanimité d’une résolution permettant à deux personnes ou plus d’être élues par la même résolution;

d)  l’actionnaire qui a voté pour plus d’un candidat, sans autres précisions, est réputé avoir réparti ses voix également entre les candidats;

e)  les candidats qui recueillent le plus grand nombre de voix sont élus administrateurs, dans la limite des postes à pourvoir;

f) le mandat de chaque administrateur prend fin à la clôture de la première assemblée annuelle suivant son élection;

g) la révocation d’un administrateur ne peut intervenir que si le nombre de voix en faveur de cette mesure dépasse le nombre de voix exprimées contre elle, multiplié par le nombre fixe d’administrateurs prévu par les statuts;

h) la réduction, par motion, du nombre fixe d’administrateurs prévu par les statuts ne peut intervenir que si le nombre de voix en faveur de cette motion dépasse le nombre de voix exprimées contre elle, multiplié par le nombre fixe d’administrateurs prévu par les statuts.

L.R. (1985), ch. C-44, art. 107; 2001, ch. 14, art. 39(A) et 135(A).

Fin du mandat

108 (1) Le mandat d’un administrateur prend fin en raison:

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(a) dies or resigns;

(b) is removed in accordance with section 109; or

(c) becomes disqualified under subsection 105(1).

Effective date of resignation

(2) A resignation of a director becomes effective at the time a written resignation is sent to the corporation, or at the time specified in the resignation, whichever is later.

R.S., 1985, c. C-44, s. 108; 2001, c. 14, s. 135(E).

Removal of directors

109 (1) Subject to paragraph 107(g), the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office.

Exception

(2) Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Vacancy

(3) Subject to paragraphs 107(b) to (e), a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled under section 111.

Resignation (or removal)

(4) If all of the directors have resigned or have been removed without replacement, a person who manages or supervises the management of the business and affairs of the corporation is deemed to be a director for the purposes of this Act.

Exception

(5) Subsection (4) does not apply to

(a) an officer who manages the business or affairs of the corporation under the direction or control of a shareholder or other person;

(b) a lawyer, notary, accountant or other professional who participates in the management of the corporation solely for the purpose of providing professional services; or

(c) a trustee in bankruptcy, receiver, receiver-manager, sequestrator or secured creditor who participates in the management of the corporation or exercises control over its property solely for the purpose of the

a) de son décès ou de sa démission;

b) de sa révocation aux termes de l’article 109;

c) de son inhabilité à l’exercer, aux termes du paragraphe 105(1).

Date d’effet de la démission

(2) La démission d’un administrateur prend effet à la date de son envoi par écrit à la société ou, à la date postérieure qui y est indiquée.

L.R. (1985), ch. C-44, art. 108; 2001, ch. 14, art. 135(A).

Révocation des administrateurs

109 (1) Sous réserve de l’alinéa 107g), les actionnaires peuvent, lors d’une assemblée extraordinaire, révoquer les administrateurs par résolution ordinaire.

Exception

(2) Les administrateurs ne peuvent être révoqués que par résolution ordinaire, adoptée lors d’une assemblée, par les actionnaires qui ont le droit exclusif de les élire.

Vacances

(3) Sous réserve des alinéas 107b) à e), toute vacance découlant d’une révocation peut être comblée lors de l’assemblée qui a prononcé la révocation ou, à défaut, conformément à l’article 111.

Démission ou révocation

(4) Si tous les administrateurs démissionnent ou sont révoqués sans être remplacés, quiconque gère les activités commerciales et les affaires internes de la société ou en surveille la gestion est réputé être un administrateur pour l’application de la présente loi.

Exceptions

(5) Le paragraphe (4) ne s’applique pas aux personnes suivantes:

a) le dirigeant qui gère les activités commerciales ou les affaires internes de la société sous la direction ou le contrôle d’un actionnaire ou d’une autre personne;

b) l’avocat, le notaire, le comptable ou tout autre professionnel qui participe à la direction de la société uniquement dans le but de fournir des services professionnels;

c) le syndic de faillite, le séquestre, le séquestre-gérant ou le créancier garanti qui participe à la direction de la société ou exerce le contrôle sur ses biens

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realization of security or the administration of a bankrupt’s estate, in the case of a trustee in bankruptcy.

R.S., 1985, c. C-44, s. 109; 2001, c. 14, s. 40; 2011, c. 21, s. 50(E).

Attendance at meeting

110 (1) A director of a corporation is entitled to receive notice of and to attend and be heard at every meeting of shareholders.

Statement of director

(2) A director who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the director from office, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed or elected to fill the office of director, whether because of the director’s resignation or removal or because the director’s term of office has expired or is about to expire, is entitled to submit to the corporation a written statement giving reasons for resigning or for opposing any proposed action or resolution.

Circulating statement

(3) A corporation shall forthwith send a copy of the statement referred to in subsection (2) to every shareholder entitled to receive notice of any meeting referred to in subsection (1) and to the Director unless the statement is included in or attached to a management proxy circular required by section 150.

Immunity

(4) No corporation or person acting on its behalf incurs any liability by reason only of circulating a director’s statement in compliance with subsection (3).

R.S., 1985, c. C-44, s. 110; 2001, c. 14, s. 135(E); 2018, c. 8, s. 13.1(F).

Filling vacancy

111 (1) Despite subsection 114(3), but subject to subsections (3) and (4), a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

uniquement dans le but de réaliser les sûretés ou d’administrer les biens d’un failli, dans le cas d’un syndic de faillite.

L.R. (1985), ch. C-44, art. 109; 2001, ch. 14, art. 40; 2011, ch. 21, art. 50(A).

Présence à l’assemblée

110 (1) Les administrateurs ont droit de recevoir avis des assemblées et peuvent y assister et y prendre la parole.

Déclaration de l’administrateur

(2) L’administrateur qui, selon le cas:

a) démissionne;

b) est informé, notamment par avis, de la convocation d’une assemblée en vue de le révoquer;

c) est informé, notamment par avis, d’une réunion du conseil d’administration ou d’une assemblée, convoquées en vue de nommer ou d’élire son remplaçant, par suite de sa démission, de sa révocation ou de l’expiration de son mandat, peut, dans une déclaration écrite, exposer à la société les motifs de sa démission ou de son opposition aux mesures ou résolutions proposées.

Diffusion de la déclaration

(3) La société envoie sans délai, au directeur et aux actionnaires qui doivent recevoir avis des assemblées visées au paragraphe (1), copie de la déclaration mentionnée au paragraphe (2), sauf si elle figure dans une circulaire de sollicitation de procurations de la direction exigée à l’article 150 ou y est annexée.

Immunité

(4) La société ou la personne agissant en son nom n’engagent pas leur responsabilité en diffusant la déclaration faite par un administrateur en conformité avec le paragraphe (3).

L.R. (1985), ch. C-44, art. 110; 2001, ch. 14, art. 135(A); 2018, ch. 8, art. 13.1(F).

Manière de combler les vacances

111 (1) Malgré le paragraphe 114(3), mais sous réserve des paragraphes (3) et (4), les administrateurs peuvent, s’il y a quorum, combler les vacances survenues au sein du conseil, à l’exception de celles qui résultent du défaut d’élire le nombre fixe ou minimal d’administrateurs prévu par les statuts ou d’une augmentation du nombre fixe, minimal ou maximal d’administrateurs prévu par les statuts.

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Sections 111-112	Articles 111-112

Calling meeting

(2) If there is not a quorum of directors or if there has been a failure to elect the number or minimum number of directors provided for in the articles, the directors then in office shall without delay call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Class director

(3) If the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors and a vacancy occurs among those directors,

(a) subject to subsection (4), the remaining directors elected by the holders of that class or series of shares may fill the vacancy except a vacancy resulting from an increase in the number or the minimum or maximum number of directors for that class or series or from a failure to elect the number or minimum number of directors provided for in the articles for that class or series; or

(b) if there are no remaining directors any holder of shares of that class or series may call a meeting of the holders of shares of that class or series for the purpose of filling the vacancy.

Shareholders filling vacancy

(4) The articles may provide that a vacancy among the directors shall only be filled by a vote of the shareholders, or by a vote of the holders of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by that class or series.

Unexpired term

(5) A director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

R.S., 1985, c. C-44, s. 111; 2001, c. 14, ss. 41, 135(E).

Number of directors

112 (1) The shareholders of a corporation may amend the articles to increase or, subject to paragraph 107(h), to decrease the number of directors, or the minimum or maximum number of directors, but no decrease shall shorten the term of an incumbent director.

Election of directors where articles amended

(2) Where the shareholders at a meeting adopt an amendment to the articles of a corporation to increase or,

Convocation d’une assemblée

(2) Les administrateurs en fonction doivent convoquer, dans les meilleurs délais, une assemblée extraordinaire en vue de combler les vacances résultant de l’absence de quorum ou du défaut d’élire le nombre fixe ou minimal d’administrateurs prévu par les statuts; s’ils négligent de le faire ou s’il n’y a aucun administrateur en fonction, tout actionnaire peut convoquer cette assemblée.

Administrateurs élus pour une catégorie d’actions

(3) Les vacances survenues parmi les administrateurs que les détenteurs d’une catégorie ou d’une série quelconque d’actions ont le droit exclusif d’élire peuvent être comblées:

a) soit, sous réserve du paragraphe (4), par les administrateurs en fonction élus par les détenteurs de cette catégorie ou série d’actions, à l’exception des vacances résultant du défaut d’élire le nombre fixe ou minimal d’administrateurs prévu par les statuts ou d’une augmentation du nombre fixe, minimal ou maximal d’administrateurs prévu par les statuts;

b) soit, en l’absence d’administrateurs en fonction, lors de l’assemblée que les détenteurs de cette catégorie ou série d’actions peuvent convoquer pour combler les vacances.

Élection par actionnaires

(4) Les statuts peuvent prévoir que les vacances au sein du conseil d’administration seront comblées uniquement à la suite d’un vote, soit des actionnaires, soit des détenteurs de la catégorie ou série ayant le droit exclusif de le faire.

Mandat

(5) L’administrateur nommé ou élu pour combler une vacance remplit le mandat non expiré de son prédécesseur.

L.R. (1985), ch. C-44, art. 111; 2001, ch. 14, art. 41 et 135(A).

Nombre des administrateurs

112 (1) Les actionnaires peuvent modifier les statuts en vue d’augmenter ou, sous réserve de l’alinéa 107h), de diminuer les nombres fixe, minimal ou maximal d’administrateurs; toutefois, une diminution de ces nombres ne peut entraîner une réduction de la durée du mandat des administrateurs en fonctions.

Élection des administrateurs à la suite de la modification des statuts

(2) En cas de modification des statuts pour augmenter ou, sous réserve de l’alinéa 107h) et du paragraphe (1),

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subject to paragraph 107(h) and to subsection (1), decrease the number or minimum or maximum number of directors, the shareholders may, at the meeting, elect the number of directors authorized by the amendment, and for that purpose, notwithstanding subsections 179(1) and 262(3), on the issue of a certificate of amendment the articles are deemed to be amended as of the date the shareholders adopt the amendment.

R.S., 1985, c. C-44, s. 112; 1994, c. 24, s. 12.

Notice of change of director or director’s address

113 (1) A corporation shall, within fifteen days after

(a) a change is made among its directors, or

(b) it receives a notice of change of address of a director referred to in subsection (1.1),

send to the Director a notice, in the form that the Director fixes, setting out the change, and the Director shall file the notice.

Director’s change of address

(1.1) A director shall, within fifteen days after changing his or her address, send the corporation a notice of that change.

Application to court

(2) Any interested person, or the Director, may apply to a court for an order to require a corporation to comply with subsection (1), and the court may so order and make any further order it thinks fit.

R.S., 1985, c. C-44, s. 113; 2001, c. 14, s. 42.

Meeting of directors

114 (1) Unless the articles or by-laws otherwise provide, the directors may meet at any place and on such notice as the by-laws require.

Quorum

(2) Subject to the articles or by-laws, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Canadian directors present at meetings

(3) Directors, other than directors of a corporation referred to in subsection 105(4), shall not transact business at a meeting of directors unless,

(a) if the corporation is subject to subsection 105(3), at least twenty-five per cent of the directors present diminuer les nombres fixe, minimal ou maximal d’administrateurs, les actionnaires peuvent, au cours de l’assemblée à laquelle ils adoptent la modification, élire le nombre d’administrateurs qu’elle autorise; à cette fin, les statuts, dès l’octroi d’un certificat de modification, nonobstant les paragraphes 179(1) et 262(3), sont réputés modifiés à la date de l’adoption de la modification par les actionnaires.

L.R. (1985), ch. C-44, art. 112; 1994, ch. 24, art. 12.

Avis de changement

113 (1) Dans les quinze jours suivant soit tout changement dans la composition du conseil d’administration, soit la réception de l’avis de changement d’adresse visé au paragraphe (1.1), la société doit aviser le directeur du changement, en la forme établie par lui, pour enregistrement.

Avis de changement d’adresse

(1.1) S’il change d’adresse, l’administrateur en avise la société dans les quinze jours qui suivent.

Demande au tribunal

(2) À la demande de tout intéressé ou du directeur, le tribunal peut, s’il le juge utile, obliger par ordonnance la société à se conformer au paragraphe (1), et prendre toute autre mesure pertinente.

L.R. (1985), ch. C-44, art. 113; 2001, ch. 14, art. 42.

Réunion du conseil

114 (1) Sauf disposition contraire des statuts ou des règlements administratifs, les administrateurs peuvent se réunir en tout lieu et après avoir donné l’avis qu’exigent les règlements administratifs.

Quorum

(2) Sous réserve des statuts ou des règlements administratifs, la majorité du nombre fixe ou minimal d’administrateurs constitue le quorum; lorsque celui-ci est atteint, les administrateurs peuvent exercer leurs pouvoirs, nonobstant toute vacance en leur sein.

Administrateurs résidents canadiens

(3) Les administrateurs des sociétés non visées au paragraphe 105(4) ne peuvent délibérer lors des réunions que si:

a) dans le cas des sociétés visées au paragraphe 105(3), au moins vingt-cinq pour cent des

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are resident Canadians or, if the corporation has less than four directors, at least one of the directors present is a resident Canadian; or

(b) if the corporation is subject to subsection 105(3.1), a majority of directors present are resident Canadians or if the corporation has only two directors, at least one of the directors present is a resident Canadian.

Exception

(4) Despite subsection (3), directors may transact business at a meeting of directors where the number of resident Canadian directors, required under that subsection, is not present if

(a) a resident Canadian director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting; and

(b) the required number of resident Canadian directors would have been present had that director been present at the meeting.

Notice of meeting

(5) A notice of a meeting of directors shall specify any matter referred to in subsection 115(3) that is to be dealt with at the meeting but, unless the by-laws otherwise provide, need not specify the purpose of or the business to be transacted at the meeting.

Waiver of notice

(6) A director may in any manner waive a notice of a meeting of directors; and attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Adjournment

(7) Notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting.

One director meeting

(8) Where a corporation has only one director, that director may constitute a meeting.

Participation

(9) Subject to the by-laws, a director may, in accordance with the regulations, if any, and if all the directors of the corporation consent, participate in a meeting of directors administrateurs présents sont résidents canadiens ou, lorsque celles-ci comptent moins de quatre administrateurs, au moins l’un des administrateurs présents est résident canadien;

b) dans le cas des sociétés visées au paragraphe 105(3.1), la majorité des administrateurs présents est constituée de résidents canadiens ou, lorsque celles-ci ne comptent que deux administrateurs, au moins l’un des administrateurs présents est résident canadien.

Exception

(4) Par dérogation au paragraphe (3), les administrateurs peuvent délibérer, même en cas d’absence du nombre de résidents canadiens dont la présence est requise par ce paragraphe si:

a) parmi les administrateurs absents, un résident canadien approuve les délibérations par écrit ou par tout autre moyen de communication — téléphonique, électronique ou autre;

b) la présence de cet administrateur aurait permis de constituer le nombre de résidents canadiens dont la présence est requise.

Avis de la réunion

(5) L’avis de convocation d’une réunion fait état des questions à régler tombant sous le coup du paragraphe 115(3), mais, sauf disposition contraire des règlements administratifs, n’a besoin de préciser ni l’objet ni l’ordre du jour de la réunion.

Renonciation

(6) Les administrateurs peuvent renoncer à l’avis de convocation; leur présence à la réunion équivaut à une telle renonciation, sauf lorsqu’ils y assistent spécialement pour s’opposer aux délibérations au motif que la réunion n’est pas régulièrement convoquée.

Ajournement

(7) Il n’est pas nécessaire de donner avis de l’ajournement d’une réunion si les date, heure et lieu de la reprise sont annoncés lors de la réunion initiale.

Administrateur unique

(8) L’administrateur unique d’une société peut régulièrement tenir une réunion.

Participation

(9) Sous réserve des règlements administratifs et du consentement de tous les administrateurs, tout administrateur peut, conformément aux éventuels règlements,

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Sections 114-115	Articles 114-115

or of a committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director participating in such a meeting by such means is deemed for the purposes of this Act to be present at that meeting.

R.S., 1985, c. C-44, s. 114; 2001, c. 14, s. 43.

Delegation

115 (1) Directors of a corporation may appoint from their number a managing director who is a resident Canadian or a committee of directors and delegate to such managing director or committee any of the powers of the directors.

(2) [Repealed, 2001, c. 14, s. 44]

Limits on authority

(3) Notwithstanding subsection (1), no managing director and no committee of directors has authority to

(a) submit to the shareholders any question or matter requiring the approval of the shareholders;

(b) fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c) issue securities except as authorized by the directors;

(c.1) issue shares of a series under section 27 except as authorized by the directors;

(d) declare dividends;

(e) purchase, redeem or otherwise acquire shares issued by the corporation;

(f) pay a commission referred to in section 41 except as authorized by the directors;

(g) approve a management proxy circular referred to in Part XIII;

(h) approve a take-over bid circular or directors’ circular referred to in Part XVII;

(i) approve any financial statements referred to in section 155; or

(j) adopt, amend or repeal by-laws.

R.S., 1985, c. C-44, s. 115; 2001, c. 14, s. 44.

participer à une réunion par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux; il est alors réputé, pour l’application de la présente loi, avoir assisté à la réunion.

L.R. (1985), ch. C-44, art. 114; 2001, ch. 14, art. 43.

Délégation

115 (1) Les administrateurs peuvent déléguer certains de leurs pouvoirs à un administrateur-gérant, choisi parmi eux, qui doit être résident canadien, ou à un comité du conseil d’administration.

(2) [Abrogé, 2001, ch. 14, art. 44]

Limitation de pouvoirs

(3) Nonobstant le paragraphe (1), ni l’administrateur-gérant ni le comité ne peuvent:

a) soumettre aux actionnaires des questions qui requièrent l’approbation de ces derniers;

b) combler les postes vacants des administrateurs ou du vérificateur ni nommer des administrateurs supplémentaires;

c) émettre des valeurs mobilières qu’en conformité avec l’autorisation des administrateurs;

c.1) émettre des actions d’une série conformément à l’article 27 qu’en conformité avec l’autorisation des administrateurs;

d) déclarer des dividendes;

e) acquérir, notamment par achat ou rachat, des actions émises par la société;

f) verser la commission prévue à l’article 41 qu’en conformité avec l’autorisation des administrateurs;

g) approuver les circulaires de la direction sollicitant des procurations et visées à la partie XIII;

h) approuver les circulaires d’offre d’achat visant à la mainmise ou celles des administrateurs visées à la partie XVII;

i) approuver les états financiers mentionnés à l’article 155;

j) prendre, modifier ni révoquer les règlements administratifs.

L.R. (1985), ch. C-44, art. 115; 2001, ch. 14, art. 44.

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Sections 116-118	Articles 116-118

Validity of acts of directors and officers

116 An act of a director or officer is valid notwithstanding an irregularity in their election or appointment or a defect in their qualification.

R.S., 1985, c. C-44, s. 116; 2001, c. 14, s. 135(E).

Resolution in lieu of meeting

117 (1) A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors.

Filing resolution

(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the proceedings of the directors or committee of directors.

Evidence

(3) Unless a ballot is demanded, an entry in the minutes of a meeting to the effect that the chairperson of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

R.S., 1985, c. C-44, s. 117; 2001, c. 14, s. 45.

Directors’ liability

118 (1) Directors of a corporation who vote for or consent to a resolution authorizing the issue of a share under section 25 for a consideration other than money are jointly and severally, or solidarily, liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution.

Further directors’ liabilities

(2) Directors of a corporation who vote for or consent to a resolution authorizing any of the following are jointly and severally, or solidarily, liable to restore to the corporation any amounts so distributed or paid and not otherwise recovered by the corporation:

(a) a purchase, redemption or other acquisition of shares contrary to section 34, 35 or 36;

(b) a commission contrary to section 41;

(c) a payment of a dividend contrary to section 42;

(d) a payment of an indemnity contrary to section 124; or

Validité des actes des administrateurs et des dirigeants

116 Les actes des administrateurs ou des dirigeants sont valides nonobstant l’irrégularité de leur élection ou nomination ou leur inhabilité.

L.R. (1985), ch. C-44, art. 116; 2001, ch. 14, art. 135(A).

Résolution tenant lieu d’assemblée

117 (1) Les résolutions écrites, signées de tous les administrateurs habiles à voter lors des réunions du conseil ou d’un comité de ce conseil, ont la même valeur que si elles avaient été adoptées au cours de ces réunions.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) est conservé avec les procès-verbaux des délibérations du conseil ou du comité.

Preuve

(3) Sauf s’il y a demande d’un vote par scrutin, l’inscription au procès-verbal de la réunion précisant que le président a déclaré qu’une résolution a été adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver le nombre ou la proportion des votes en faveur de cette résolution ou contre elle.

L.R. (1985), ch. C-44, art. 117; 2001, ch. 14, art. 45.

Responsabilité des administrateurs

118 (1) Les administrateurs qui, par vote ou acquiescement, approuvent l’adoption d’une résolution autorisant l’émission d’actions conformément à l’article 25, en contrepartie d’un apport autre qu’en numéraire, sont solidairement tenus de donner à la société la différence entre la juste valeur de cet apport et celle de l’apport en numéraire qu’elle aurait dû recevoir à la date de la résolution.

Responsabilité supplémentaire des administrateurs

(2) Sont solidairement tenus de restituer à la société les sommes en cause non encore recouvrées, les administrateurs qui ont, par vote ou acquiescement, approuvé l’adoption d’une résolution autorisant, selon le cas:

a) l’acquisition, notamment par achat ou rachat, d’actions en violation des articles 34, 35 ou 36;

b) le versement d’une commission en violation de l’article 41;

c) le versement d’un dividende en violation de l’article 42;

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Section 118	Article 118

(e) a payment to a shareholder contrary to section 190 or 241.

Contribution

(3) A director who has satisfied a judgment rendered under this section is entitled to contribution from the other directors who voted for or consented to the unlawful act on which the judgment was founded.

Recovery

(4) A director liable under subsection (2) is entitled to apply to a court for an order compelling a shareholder or other recipient to pay or deliver to the director any money or property that was paid or distributed to the shareholder or other recipient contrary to section 34, 35, 36, 41, 42, 124, 190 or 241.

Order of court

(5) In connection with an application under subsection (4) a court may, if it is satisfied that it is equitable to do so,

(a) order a shareholder or other recipient to pay or deliver to a director any money or property that was paid or distributed to the shareholder or other recipient contrary to section 34, 35, 36, 41, 42, 124, 190 or 241;

(b) order a corporation to return or issue shares to a person from whom the corporation has purchased, redeemed or otherwise acquired shares; or

(c) make any further order it thinks fit.

No liability

(6) A director who proves that the director did not know and could not reasonably have known that the share was issued for a consideration less than the fair equivalent of the money that the corporation would have received if the share had been issued for money is not liable under subsection (1).

Limitation

(7) An action to enforce a liability imposed by this section may not be commenced after two years from the date of the resolution authorizing the action complained of.

R.S., 1985, c. C-44, s. 118; 2001, c. 14, ss. 46, 135(E).

d) le versement d’une indemnité en violation de l’article 124;

e) le versement de sommes à des actionnaires en violation des articles 190 ou 241.

Répétition

(3) L’administrateur qui a satisfait au jugement rendu en vertu du présent article peut répéter les parts des administrateurs qui ont, par vote ou acquiescement, approuvé l’adoption de la mesure illégale en cause.

Recours

(4) L’administrateur tenu responsable conformément au paragraphe (2) peut demander au tribunal une ordonnance obligeant les bénéficiaires, notamment les actionnaires, à lui remettre les fonds ou biens reçus en violation des articles 34, 35, 36, 41, 42, 124, 190 ou 241.

Ordonnance du tribunal

(5) À l’occasion de la demande visée au paragraphe (4), le tribunal peut, s’il estime équitable de le faire:

a) ordonner aux bénéficiaires de remettre à l’administrateur les fonds ou biens reçus en violation des articles 34, 35, 36, 41, 42, 124, 190 ou 241;

b) ordonner à la société de rétrocéder les actions à la personne de qui elle les a achetées, rachetées ou autrement acquises ou d’en émettre en sa faveur;

c) rendre les ordonnances qu’il estime pertinentes.

Absence de responsabilité

(6) Les administrateurs ne peuvent être responsables conformément au paragraphe (1) s’ils prouvent qu’ils ne savaient pas et ne pouvaient raisonnablement savoir que l’action a été émise en contrepartie d’un apport inférieur à l’apport en numéraire que la société aurait dû recevoir.

Prescription

(7) Les actions en responsabilité prévues au présent article se prescrivent par deux ans à compter de la date de la résolution autorisant l’acte incriminé.

L.R. (1985), ch. C-44, art. 118; 2001, ch. 14, art. 46 et 135(A).

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Section 119	Article 119

Liability of directors for wages

119 (1) Directors of a corporation are jointly and severally, or solidarily, liable to employees of the corporation for all debts not exceeding six months wages payable to each such employee for services performed for the corporation while they are such directors respectively.

Conditions precedent to liability

(2) A director is not liable under subsection (1) unless

(a) the corporation has been sued for the debt within six months after it has become due and execution has been returned unsatisfied in whole or in part;

(b) the corporation has commenced liquidation and dissolution proceedings or has been dissolved and a claim for the debt has been proved within six months after the earlier of the date of commencement of the liquidation and dissolution proceedings and the date of dissolution; or

(c) the corporation has made an assignment or a bankruptcy order has been made against it under the Bankruptcy and Insolvency Act and a claim for the debt has been proved within six months after the date of the assignment or bankruptcy order.

Limitation

(3) A director, unless sued for a debt referred to in subsection (1) while a director or within two years after ceasing to be a director, is not liable under this section.

Amount due after execution

(4) Where execution referred to in paragraph (2)(a) has issued, the amount recoverable from a director is the amount remaining unsatisfied after execution.

Subrogation of director

(5) A director who pays a debt referred to in subsection (1) that is proved in liquidation and dissolution or bankruptcy proceedings is entitled to any priority that the employee would have been entitled to and, if a judgment has been obtained, the director is

(a) in Quebec, subrogated to the employee’s rights as declared in the judgment; and

(b) elsewhere in Canada, entitled to an assignment of the judgment.

Responsabilité des administrateurs envers les employés

119 (1) Les administrateurs sont solidairement responsables, envers les employés de la société, des dettes liées aux services que ceux-ci exécutent pour le compte de cette dernière pendant qu’ils exercent leur mandat, et ce jusqu’à concurrence de six mois de salaire.

Conditions préalables à l’existence de la responsabilité

(2) La responsabilité des administrateurs n’est engagée en vertu du paragraphe (1) que dans l’un ou l’autre des cas suivants:

a) l’exécution n’a pu satisfaire au montant accordé par jugement, à la suite d’une action en recouvrement de la créance intentée contre la société dans les six mois de l’échéance;

b) l’existence de la créance est établie dans les six mois de la première des dates suivantes: celle du début des procédures de liquidation ou de dissolution de la société ou celle de sa dissolution;

c) l’existence de la créance est établie dans les six mois d’une cession de biens ou d’une ordonnance de faillite frappant la société conformément à la Loi sur la faillite et l’insolvabilité.

Limite

(3) La responsabilité des administrateurs n’est engagée en vertu du présent article que si l’action est intentée durant leur mandat ou dans les deux ans suivant la cessation de celui-ci.

Obligation après exécution

(4) Les administrateurs ne sont tenus que des sommes restant à recouvrer après l’exécution visée à l’alinéa (2)a).

Subrogation de l’administrateur

(5) L’administrateur qui acquitte les dettes visées au paragraphe (1), dont l’existence est établie au cours d’une procédure soit de liquidation et de dissolution, soit de faillite, a droit à toute priorité qu’aurait pu faire valoir l’employé et, si un jugement a été rendu:

a) au Québec, est subrogé dans les droits constatés par celui-ci;

b) ailleurs au Canada, a le droit d’en exiger la cession.

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Canada Business Corporations	Sociétés par actions
PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 119-120	Articles 119-120

Contribution

(6) A director who has satisfied a claim under this section is entitled to contribution from the other directors who were liable for the claim.

R.S., 1985, c. C-44, s. 119; 1992, c. 27, s. 90; 2001, c. 14, ss. 47, 135(E); 2004, c. 25, s. 187; 2011, c. 21, s. 51.

Disclosure of interest

120 (1) A director or an officer of a corporation shall disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the corporation, if the director or officer

(a) is a party to the contract or transaction;

(b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

(c) has a material interest in a party to the contract or transaction.

Time of disclosure for director

(2) The disclosure required by subsection (1) shall be made, in the case of a director,

(a) at the meeting at which a proposed contract or transaction is first considered;

(b) if the director was not, at the time of the meeting referred to in paragraph (a), interested in a proposed contract or transaction, at the first meeting after he or she becomes so interested;

(c) if the director becomes interested after a contract or transaction is made, at the first meeting after he or she becomes so interested; or

(d) if an individual who is interested in a contract or transaction later becomes a director, at the first meeting after he or she becomes a director.

Time of disclosure for officer

(3) The disclosure required by subsection (1) shall be made, in the case of an officer who is not a director,

(a) immediately after he or she becomes aware that the contract, transaction, proposed contract or proposed transaction is to be considered or has been considered at a meeting;

Répétition

(6) L’administrateur qui acquitte une créance en vertu du présent article peut répéter les parts des administrateurs qui étaient également responsables.

L.R. (1985), ch. C-44, art. 119; 1992, ch. 27, art. 90; 2001, ch. 14, art. 47 et 135(A); 2004, ch. 25, art. 187; 2011, ch. 21, art. 51.

Communication des intérêts

120 (1) L’administrateur ou le dirigeant doit communiquer par écrit à la société ou demander que soient consignées au procès-verbal des réunions la nature et l’étendue de son intérêt dans un contrat ou une opération — en cours ou projeté — d’importance avec elle, dans l’un ou l’autre des cas suivants:

a) il est partie à ce contrat ou à cette opération;

b) il est administrateur ou dirigeant — ou un particulier qui agit en cette qualité — d’une partie à un tel contrat ou à une telle opération;

c) il possède un intérêt important dans une partie au contrat ou à l’opération.

Moment de la communication : administrateur

(2) L’administrateur effectue la communication lors de la première réunion:

a) au cours de laquelle le projet de contrat ou d’opération est étudié;

b) suivant le moment où il acquiert un intérêt dans le projet de contrat ou d’opération, s’il n’en avait pas lors de la réunion visée à l’alinéa a);

c) suivant le moment où il acquiert un intérêt dans un contrat ou une opération déjà conclu;

d) suivant le moment où il devient administrateur, s’il le devient après l’acquisition de l’intérêt.

Moment de la communication : dirigeant

(3) Le dirigeant qui n’est pas administrateur effectue la communication immédiatement après:

a) avoir appris que le contrat ou l’opération — en cours ou projeté — a été ou sera examiné lors d’une réunion;

b) avoir acquis un intérêt dans un contrat ou une opération déjà conclu;

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PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Section 120	Article 120

(b) if the officer becomes interested after a contract or transaction is made, immediately after he or she becomes so interested; or

(c) if an individual who is interested in a contract later becomes an officer, immediately after he or she becomes an officer.

Time of disclosure for director or officer

(4) If a material contract or material transaction, whether entered into or proposed, is one that, in the ordinary course of the corporation’s business, would not require approval by the directors or shareholders, a director or officer shall disclose, in writing to the corporation or request to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of his or her interest immediately after he or she becomes aware of the contract or transaction.

Voting

(5) A director required to make a disclosure under subsection (1) shall not vote on any resolution to approve the contract or transaction unless the contract or transaction

(a) relates primarily to his or her remuneration as a director, officer, employee, agent or mandatary of the corporation or an affiliate;

(b) is for indemnity or insurance under section 124; or

(c) is with an affiliate.

Continuing disclosure

(6) For the purposes of this section, a general notice to the directors declaring that a director or an officer is to be regarded as interested, for any of the following reasons, in a contract or transaction made with a party, is a sufficient declaration of interest in relation to the contract or transaction:

(a)  the director or officer is a director or officer, or acting in a similar capacity, of a party referred to in paragraph (1)(b) or (c);

(b)   the director or officer has a material interest in the party; or

(c)   there has been a material change in the nature of the director’s or the officer’s interest in the party.

c) être devenu dirigeant, s’il le devient après l’acquisition de l’intérêt.

Moment de la communication : approbation non nécessaire

(4) L’administrateur ou le dirigeant doit communiquer par écrit à la société ou demander que soient consignées au procès-verbal de la réunion la nature et l’étendue de son intérêt dès qu’il a connaissance d’un contrat ou d’une opération — en cours ou projeté — d’importance qui, dans le cadre de l’activité commerciale normale de la société, ne requiert l’approbation ni des administrateurs ni des actionnaires.

Vote

(5) L’administrateur visé au paragraphe (1) ne peut participer au vote sur la résolution présentée pour faire approuver le contrat ou l’opération, sauf s’il s’agit d’un contrat ou d’une opération:

a) portant essentiellement sur sa rémunération en qualité d’administrateur, de dirigeant, d’employé ou de mandataire de la société ou d’une personne morale de son groupe;

b) portant sur l’indemnité ou l’assurance prévue à l’article 124;

c) conclu avec une personne morale du même groupe.

Avis général d’intérêt

(6) Pour l’application du présent article, constitue une communication suffisante de son intérêt dans un contrat ou une opération l’avis général que donne l’administrateur ou le dirigeant d’une société aux autres administrateurs et portant qu’il est administrateur ou dirigeant — ou qu’il agit en cette qualité — d’une partie visée aux alinéas (1)b) ou c), qu’il y possède un intérêt important ou qu’il y a eu un changement important de son intérêt dans celle-ci et qu’il doit être considéré comme ayant un intérêt dans tout contrat ou opération conclu avec elle.

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Canada Business Corporations	Sociétés par actions
PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Section 120	Article 120

Access to disclosures

(6.1) The shareholders of the corporation may examine the portions of any minutes of meetings of directors or of committees of directors that contain disclosures under this section, and any other documents that contain those disclosures, during the usual business hours of the corporation.

Avoidance standards

(7) A contract or transaction for which disclosure is required under subsection (1) is not invalid, and the director or officer is not accountable to the corporation or its shareholders for any profit realized from the contract or transaction, because of the director’s or officer’s interest in the contract or transaction or because the director was present or was counted to determine whether a quorum existed at the meeting of directors or committee of directors that considered the contract or transaction, if

(a) disclosure of the interest was made in accordance with subsections (1) to (6);

(b) the directors approved the contract or transaction; and

(c) the contract or transaction was reasonable and fair to the corporation when it was approved.

Confirmation by shareholders

(7.1) Even if the conditions of subsection (7) are not met, a director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit realized from a contract or transaction for which disclosure is required under subsection (1), and the contract or transaction is not invalid by reason only of the interest of the director or officer in the contract or transaction, if

(a) the contract or transaction is approved or confirmed by special resolution at a meeting of the shareholders;

(b) disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

(c) the contract or transaction was reasonable and fair to the corporation when it was approved or confirmed.

Application to court

(8) If a director or an officer of a corporation fails to comply with this section, a court may, on application of

Consultation

(6.1) Les actionnaires de la société peuvent consulter, pendant les heures normales d’ouverture de celle-ci, toute partie des procès-verbaux des réunions ou de tout autre document dans lesquels les intérêts d’un administrateur ou d’un dirigeant dans un contrat ou une opération sont communiqués en vertu du présent article.

Effet de la communication

(7) Un contrat ou une opération assujetti à l’obligation de communication prévue au paragraphe (1) n’est pas entaché de nullité, et l’administrateur ou le dirigeant n’est pas tenu de rendre compte à la société ou à ses actionnaires des bénéfices qu’il en a tirés, au seul motif que l’administrateur ou le dirigeant a un intérêt dans le contrat ou l’opération ou que l’administrateur a assisté à la réunion au cours de laquelle est étudié le contrat ou l’opération ou a permis d’en atteindre le quorum, si les conditions suivantes sont réunies:

a) l’administrateur ou le dirigeant a communiqué son intérêt conformément aux paragraphes (1) à (6);

b) les administrateurs de la société ont approuvé le contrat ou l’opération;

c) au moment de son approbation, le contrat ou l’opération était équitable pour la société.

Confirmation par les actionnaires

(7.1) Toutefois, même si les conditions visées au paragraphe (7) ne sont pas réunies, le contrat ou l’opération n’est pas entaché de nullité, et l’administrateur ou le dirigeant qui agit avec intégrité et de bonne foi n’est pas tenu de rendre compte à la société ou à ses actionnaires des bénéfices qu’il en a tirés, au seul motif que l’administrateur ou le dirigeant a un intérêt dans le contrat ou l’opération, si les conditions suivantes sont réunies:

a) le contrat ou l’opération a fait l’objet d’une approbation ou d’une confirmation par résolution spéciale adoptée à une assemblée;

b) l’intérêt a été communiqué aux actionnaires de façon suffisamment claire pour en indiquer la nature et l’étendue avant l’approbation ou la confirmation du contrat ou de l’opération;

c) au moment de son approbation ou de sa confirmation, le contrat ou l’opération était équitable pour la société.

Ordonnance du tribunal

(8) Le tribunal peut, à la demande de la société — ou d’un de ses actionnaires — dont l’un des administrateurs

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Canada Business Corporations	Sociétés par actions
PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 120-122	Articles 120-122

the corporation or any of its shareholders, set aside the contract or transaction on any terms that it thinks fit, or require the director or officer to account to the corporation for any profit or gain realized on it, or do both those things.

R.S., 1985, c. C-44, s. 120; 2001, c. 14, s. 48; 2011, c. 21, s. 52(E).

Officers

121 Subject to the articles, the by-laws or any unanimous shareholder agreement,

(a) the directors may designate the offices of the corporation, appoint as officers persons of full capacity, specify their duties and delegate to them powers to manage the business and affairs of the corporation, except powers to do anything referred to in subsection 115(3);

(b) a director may be appointed to any office of the corporation; and

(c) two or more offices of the corporation may be held by the same person.

R.S., 1985, c. C-44, s. 121; 2001, c. 14, s. 49(F).

Duty of care of directors and officers

122 (1) Every director and officer of a corporation in exercising their powers and discharging their duties shall

(a) act honestly and in good faith with a view to the best interests of the corporation; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Best interests of the corporation

(1.1) When acting with a view to the best interests of the corporation under paragraph (1)(a), the directors and officers of the corporation may consider, but are not limited to, the following factors:

(a) the interests of

(i) shareholders,

(ii) employees,

(iii) retirees and pensioners,

(iv) creditors,

(v) consumers, and

(vi) governments;

ou dirigeants ne se conforme pas au présent article rendre une ordonnance d’annulation du contrat ou de l’opération selon les modalités qu’il estime indiquées et enjoindre à l’administrateur ou au dirigeant de rendre compte à la société de tout bénéfice qu’il en a tiré.

L.R. (1985), ch. C-44, art. 120; 2001, ch. 14, art. 48; 2011, ch. 21, art. 52(A).

Dirigeants

121 Sous réserve des statuts, des règlements administratifs ou de toute convention unanime des actionnaires, il est possible, au sein de la société:

a) pour les administrateurs, de créer des postes de dirigeants, d’y nommer des personnes pleinement capables, de préciser leurs fonctions et de leur déléguer le pouvoir de gérer les activités commerciales et les affaires internes de la société, sauf les exceptions prévues au paragraphe 115(3);

b) de nommer un administrateur à n’importe quel poste;

c) pour la même personne, d’occuper plusieurs postes.

L.R. (1985), ch. C-44, art. 121; 2001, ch. 14, art. 49(F).

Devoir des administrateurs et dirigeants

122 (1) Les administrateurs et les dirigeants doivent, dans l’exercice de leurs fonctions, agir:

a) avec intégrité et de bonne foi au mieux des intérêts de la société;

b) avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente.

Meilleur intérêt de la société

(1.1) Lorsqu’ils agissent au mieux des intérêts de la société au titre de l’alinéa (1)a), les administrateurs et les dirigeants de la société peuvent tenir compte des facteurs suivants, notamment:

a)	les intérêts:

(i)	des actionnaires,

(ii)	des employés,

(iii)	des retraités et des pensionnés,

(iv)	des créanciers,

(v)	des consommateurs,

(vi)	des gouvernements;

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PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 122-123	Articles 122-123

(b)	the environment; and

(c)	the long-term interests of the corporation.

Duty to comply

(2) Every director and officer of a corporation shall comply with this Act, the regulations, articles, by-laws and any unanimous shareholder agreement.

No exculpation

(3) Subject to subsection 146(5), no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with this Act or the regulations or relieves them from liability for a breach thereof.

R.S., 1985, c. C-44, s. 122; 1994, c. 24, s. 13(F); 2001, c. 14, s. 135(E); 2019, c. 29, s. 141.

Dissent

123 (1) A director who is present at a meeting of directors or committee of directors is deemed to have consented to any resolution passed or action taken at the meeting unless

(a) the director requests a dissent to be entered in the minutes of the meeting, or the dissent has been entered in the minutes;

(b) the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(c) the director sends a dissent by registered mail or delivers it to the registered office of the corporation immediately after the meeting is adjourned.

Loss of right to dissent

(2) A director who votes for or consents to a resolution is not entitled to dissent under subsection (1).

Dissent of absent director

(3) A director who was not present at a meeting at which a resolution was passed or action taken is deemed to have consented thereto unless within seven days after becoming aware of the resolution, the director aware or the resolution, the director

(a) causes a dissent to be placed with the minutes of the meeting; or

(b) sends a dissent by registered mail or delivers it to the registered office of the corporation.

b) l’environnement;

c) les intérêts à long terme de la société.

Observation

(2) Les administrateurs et les dirigeants doivent observer la présente loi, ses règlements d’application, les statuts, les règlements administratifs ainsi que les conventions unanimes des actionnaires.

Absence d’exonération

(3) Sous réserve du paragraphe 146(5), aucune disposition d’un contrat, des statuts, des règlements administratifs ou d’une résolution ne peut libérer les administrateurs ou les dirigeants de l’obligation d’agir conformément à la présente loi et à ses règlements d’application ni des responsabilités découlant de cette obligation.

L.R. (1985), ch. C-44, art. 122; 1994, ch. 24, art. 13(F); 2001, ch. 14, art. 135(A); 2019, ch. 29, art. 141.

Dissidence

123 (1) L’administrateur présent à une réunion du conseil ou d’un comité de celui-ci est réputé avoir acquiescé à toutes les résolutions adoptées ou à toutes les mesures prises, sauf si sa dissidence, selon le cas:

a) est consignée au procès-verbal, à sa demande ou non;

b) fait l’objet d’un avis écrit envoyé par ses soins au secrétaire de la réunion avant l’ajournement de celle-ci;

c) est remise, ou fait l’objet d’un avis écrit envoyé par courrier recommandé, au siège social de la société, immédiatement après l’ajournement de la réunion.

Perte du droit à la dissidence

(2) L’administrateur qui, par vote ou acquiescement, approuve l’adoption d’une résolution n’est pas fondé à faire valoir sa dissidence aux termes du paragraphe (1).

Dissidence d’un administrateur absent

(3) L’administrateur absent d’une réunion au cours de laquelle une résolution a été adoptée ou une mesure prise est réputé y avoir acquiescé, sauf si, dans les sept jours suivant la date où il a pris connaissance de cette résolution, sa dissidence, par ses soins:

a) ou bien est consignée au procès-verbal de la réunion;

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Defence — reasonable diligence

(4) A director is not liable under section 118 or 119, and has complied with his or her duties under subsection 122(2), if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

(b) a report of a person whose profession lends credibility to a statement made by the professional person.

Defence — good faith

(5) A director has complied with his or her duties under subsection 122(1) if the director relied in good faith on

(a) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

(b) a report of a person whose profession lends credibility to a statement made by the professional person.

R.S., 1985, c. C-44, s. 123; 2001, c. 14, ss. 50, 135(E).

Indemnification

124 (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

b) ou bien est remise, ou fait l’objet d’un avis écrit envoyé par courrier recommandé, au siège social de la société.

Défense de diligence raisonnable

(4) La responsabilité de l’administrateur n’est pas engagée en vertu des articles 118 ou 119 et celui-ci s’est acquitté des devoirs imposés au paragraphe 122(2), s’il a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment en s’appuyant de bonne foi sur:

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent équitablement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

Défense de diligence raisonnable

(5) L’administrateur s’est acquitté des devoirs imposés en vertu du paragraphe 122(1) s’il s’appuie de bonne foi sur:

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent équitablement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

L.R. (1985), ch. C-44, art. 123; 2001, ch. 14, art. 50 et 135(A).

Indemnisation

124 (1) La société peut indemniser ses administrateurs, ses dirigeants ou leurs prédécesseurs ainsi que les autres particuliers qui, à sa demande, agissent ou ont agi en cette qualité pour une autre entité, de tous leurs frais et dépenses, y compris les sommes versées pour transiger sur un procès ou exécuter un jugement, entraînés par la tenue d’une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles ils étaient impliqués à ce titre.

Frais anticipés

(2) La société peut avancer des fonds pour permettre à tout particulier visé au paragraphe (1) d’assumer les frais de sa participation à une procédure visée à ce paragraphe et les dépenses y afférentes et celui-ci la rembourse s’il ne satisfait pas aux conditions énoncées au paragraphe (3).

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Limitation

(3) A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Indemnification in derivative actions

(4) A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(5) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsection (3).

Insurance

(6) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual

Limites

(3) La société ne peut indemniser un particulier en vertu du paragraphe (1) que si celui-ci:

a) d’une part, a agi avec intégrité et de bonne foi au mieux des intérêts de la société ou, selon le cas, de l’entité dans laquelle il occupait les fonctions d’administrateur ou de dirigeant ou agissait en cette qualité à la demande de la société;

b) d’autre part, dans le cas de poursuites pénales ou administratives aboutissant au paiement d’une amende, avait de bonnes raisons de croire que sa conduite était conforme à la loi.

Indemnisation lors d’actions indirectes

(4) Avec l’approbation du tribunal, la société peut, à l’égard des actions intentées par elle ou par l’entité, ou pour son compte, en vue d’obtenir un jugement favorable, avancer à tout particulier visé au paragraphe (1) les fonds visés au paragraphe (2) ou l’indemniser des frais et dépenses entraînés par son implication dans ces actions, s’il remplit les conditions énoncées au paragraphe (3).

Droit à indemnisation

(5) Malgré le paragraphe (1), les particuliers visés à ce paragraphe ont droit d’être indemnisés par la société de leurs frais et dépenses entraînés par la tenue d’une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles ils étaient impliqués en raison de leurs fonctions, dans la mesure où:

a) d’une part, le tribunal ou toute autre autorité compétente n’a pas conclu à la commission de manquements ou à l’omission de devoirs de leur part;

b) d’autre part, ils remplissent les conditions énoncées au paragraphe (3).

Assurance des administrateurs ou dirigeants

(6) La société peut souscrire au profit des particuliers visés au paragraphe (1) une assurance couvrant la responsabilité qu’ils encourent:

a) soit pour avoir agi en qualité d’administrateur ou de dirigeant de la société;

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acts or acted in that capacity at the corporation’s request.

Application to court

(7) A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

Notice to Director

(8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

Other notice

(9) On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

R.S., 1985, c. C-44, s. 124; 2001, c. 14, s. 51.

Remuneration

125 Subject to the articles, the by-laws or any unanimous shareholder agreement, the directors of a corporation may fix the remuneration of the directors, officers and employees of the corporation.

1974-75-76, c. 33, s. 120; 1978-79, c. 9, s. 1(F).

PART XI

Insider Trading

Definitions

126 (1) In this Part,

business combination means an acquisition of all or substantially all the property of one body corporate by another, or an amalgamation of two or more bodies corporate, or any similar reorganization between or among two or more bodies corporate; (regroupement d’entreprises)

distributing corporation [Repealed, 2001, c. 14, s. 52]

insider means, except in section 131,

(a) a director or officer of a distributing corporation;

(b) a director or officer of a subsidiary of a distributing corporation;

b) soit pour avoir, sur demande de la société, agi en qualité d’administrateur ou de dirigeant d’une autre entité.

Demande au tribunal

(7) Le tribunal peut, par ordonnance, approuver, à la demande de la société, d’un particulier ou d’une entité visé au paragraphe (1), toute indemnisation prévue au présent article, et prendre toute autre mesure qu’il estime indiquée.

Avis au directeur

(8) L’auteur de la demande prévue au paragraphe (7) doit en aviser le directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Autre avis

(9) Sur demande présentée en vertu du paragraphe (7), le tribunal peut ordonner qu’avis soit donné à tout intéressé; celui-ci peut comparaître en personne ou par ministère d’avocat.

L.R. (1985), ch. C-44, art. 124; 2001, ch. 14, art. 51.

Rémunération

125 Sous réserve des statuts, des règlements administratifs ou de toute convention unanime des actionnaires, les administrateurs peuvent fixer leur propre rémunération ainsi que celle des dirigeants et des employés de la société.

1974-75-76, ch. 33, art. 120; 1978-79, ch. 9, art. 1(F).

PARTIE XI

Transactions d’initiés

Définitions

126 (1) Les définitions qui suivent s’appliquent à la présente partie.

action Action qui confère un droit de vote en tout état de cause ou en raison de la survenance d’un événement dont les effets demeurent, y compris:

a) la valeur mobilière immédiatement convertible en une telle action;

b) les options et droits susceptibles d’exercice immédiat permettant d’acquérir une action ou valeur mobilière convertible. (share)

dirigeant Particulier qui occupe le poste de président du conseil d’administration, président, vice-président, secrétaire, trésorier, contrôleur, chef du contentieux, directeur

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(c) a director or officer of a body corporate that enters into a business combination with a distributing corporation; and

(d) a person employed or retained by a distributing corporation; (initié)

officer means the chairperson of the board of directors, the president, a vice-president, the secretary, the treasurer, the comptroller, the general counsel, the general manager, a managing director, of an entity, or any other individual who performs functions for an entity similar to those normally performed by an individual occupying any of those offices; (dirigeant)

share means a share carrying voting rights under all circumstances or by reason of the occurrence of an event that has occurred and that is continuing, and includes

(a) a security currently convertible into such a share, and

(b) currently exercisable options and rights to acquire such a share or such a convertible security. (action)

Further interpretation

(2) For the purposes of this Part,

(a) a director or an officer of a body corporate that beneficially owns, directly or indirectly, shares of a distributing corporation, or that exercises control or direction over shares of the distributing corporation, or that has a combination of any such ownership, control and direction, carrying more than the prescribed percentage of voting rights attached to all of the outstanding shares of the distributing corporation not including shares held by the body corporate as underwriter while those shares are in the course of a distribution to the public is deemed to be an insider of the distributing corporation;

(b) a director or an officer of a body corporate that is a subsidiary is deemed to be an insider of its holding distributing corporation;

(c) a person is deemed to beneficially own shares that are beneficially owned by a body corporate controlled directly or indirectly by the person;

(d) a body corporate is deemed to own beneficially shares beneficially owned by its affiliates; and

général ou administrateur délégué d’une entité ou qui exerce pour celle-ci des fonctions semblables à celles qu’exerce habituellement un particulier occupant un tel poste. (officer)

initié Sauf à l’article 131, s’entend de:

a) tout administrateur ou dirigeant d’une société ayant fait appel au public;

b) tout administrateur ou dirigeant d’une filiale d’une société ayant fait appel au public;

c) tout administrateur ou dirigeant d’une personne morale qui participe à un regroupement d’entreprises avec une société ayant fait appel au public;

d) toute personne employée par une société ayant fait appel au public ou dont les services sont retenus par elle. (insider)

regroupement d’entreprises Acquisition de la totalité ou de la quasi-totalité des biens d’une personne morale par une autre, fusion de personnes morales ou réorganisation similaire mettant en cause des personnes morales. (business combination)

société ayant fait appel au public [Abrogée, 2001, ch. 14, art. 52]

Complément d’interprétation

(a) Pour l’application de la présente partie:

a) est réputé être initié d’une société ayant fait appel au public tout administrateur ou dirigeant d’une personne morale qui est le véritable propriétaire — directement ou indirectement — d’actions de la société ayant fait appel au public ou qui exerce le contrôle ou a la haute main sur de telles actions, ou qui possède une combinaison de ces éléments, ces actions comportant un pourcentage de votes attachés à l’ensemble des actions de la société ayant fait appel au public en circulation supérieur au pourcentage réglementaire, à l’exclusion des actions que cette personne détient en qualité de placeur pendant qu’elles font l’objet d’un appel public à l’épargne;

b) tout administrateur ou dirigeant d’une filiale est réputé être initié de la société mère qui a fait appel au public;

c) une personne est réputée le véritable propriétaire des actions dont la personne morale qu’elle contrôle, même indirectement, a la propriété effective;

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(e) the acquisition or disposition by an insider of an option or right to acquire a share is deemed to be a change in the beneficial ownership of the share to which the option or right to acquire relates.

(3) and (4) [Repealed, 2001, c. 14, s. 52]

R.S., 1985, c. C-44, s. 126; 1994, c. 24, s. 14(F); 2001, c. 14, ss. 52, 135(E); 2018, c. 8, s. 14(F).

127 to 129 [Repealed, 2001, c. 14, s. 53]

Prohibition of short sale

130 (1) An insider shall not knowingly sell, directly or indirectly, a security of a distributing corporation or any of its affiliates if the insider selling the security does not own or has not fully paid for the security to be sold.

Calls and puts

(2) An insider shall not knowingly, directly or indirectly, sell a call or buy a put in respect of a security of the corporation or any of its affiliates.

Exception

(3) Despite subsection (1), an insider may sell a security they do not own if they own another security convertible into the security sold or an option or right to acquire the security sold and, within ten days after the sale, they

(a) exercise the conversion privilege, option or right and deliver the security so acquired to the purchaser; or

(b) transfer the convertible security, option or right to the purchaser.

Offence

(4) An insider who contravenes subsection (1) or (2) is guilty of an offence and liable on summary conviction to a fine not exceeding the greater of one million dollars and three times the profit made, or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 130; 2001, c. 14, s. 54.

Definitions

131 (1) In this section, insider means, with respect to a corporation,

d) une personne morale est réputée le véritable propriétaire des actions dont les personnes morales de son groupe ont la propriété effective;

e) l’acquisition ou l’aliénation par un initié de l’option ou du droit d’acquérir des actions est réputée modifier la propriété effective de cellesci.

(3)	et (4) [Abrogés, 2001, ch. 14, art. 52]

L.R. (1985), ch. C-44, art. 126; 1994, ch. 24, art. 14(F); 2001, ch. 14, art. 52 et 135(A); 2018, ch. 8, art. 14(F).

127 à 129 [Abrogés, 2001, ch. 14, art. 53]

Interdiction de la vente à découvert

130 (1) Les initiés ne peuvent sciemment vendre, même indirectement, les valeurs mobilières d’une société ayant fait appel au public ou de l’une des personnes morales de son groupe, dont ils ne sont pas propriétaires ou qu’ils n’ont pas entièrement libérées.

Options d’achat ou de vente

(2) Les initiés ne peuvent sciemment, même indirectement, acheter une option de vente ni vendre une option d’achat portant sur les valeurs mobilières de la société ou de l’une des personnes morales de son groupe.

Exception

(3) Par dérogation au paragraphe (1), les initiés peuvent vendre les valeurs mobilières dont ils ne sont pas propriétaires mais qui résultent de la conversion de valeurs mobilières dont ils sont propriétaires ou qu’ils ont l’option ou le droit d’acquérir, si, dans les dix jours suivant la vente:

a) ou bien ils exercent leur privilège de conversion, leur option ou leur droit et livrent les valeurs mobilières à l’acheteur;

b) ou bien ils transfèrent à l’acheteur leurs valeurs mobilières convertibles, leur option ou leur droit.

Infraction

(4) Tout initié qui contrevient aux paragraphes (1) ou (2) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de 1 000 000 $ ou, s’il est plus élevé, d’un montant égal au triple du gain réalisé et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 130; 2001, ch. 14, art. 54.

Définition de initié

131 (1) Au présent article, initié, en ce qui concerne une société, désigne l’une des personnes suivantes:

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(a) the corporation;

(b) an affiliate of the corporation;

(c) a director or an officer of the corporation or of any person described in paragraph (b), (d) or (f);

(d) a person who beneficially owns, directly or indirectly, shares of the corporation or who exercises control or direction over shares of the corporation, or who has a combination of any such ownership, control and direction, carrying more than the prescribed percentage of voting rights attached to all of the outstanding shares of the corporation not including shares held by the person as underwriter while those shares are in the course of a distribution to the public;

(e) a person, other than a person described in paragraph (f), employed or retained by the corporation or by a person described in paragraph (f);

(f) a person who engages in or proposes to engage in any business or professional activity with or on behalf of the corporation;

(g) a person who received, while they were a person described in any of paragraphs (a) to (f), material confidential information concerning the corporation;

(h) a person who receives material confidential information from a person described in this subsection or in subsection (3) or (3.1), including a person described in this paragraph, and who knows or who ought reasonably to have known that the person giving the information is a person described in this subsection or in subsection (3) or (3.1), including a person described in this paragraph; and

(i) a prescribed person.

Expanded definition of security

(2) For the purposes of this section, the following are deemed to be a security of the corporation:

(a) a put, call, option or other right or obligation to purchase or sell a security of the corporation; and

(b) a security of another entity, the market price of which varies materially with the market price of the securities of the corporation.

Deemed insiders

(3) For the purposes of this section, a person who proposes to make a take-over bid (as defined in the regulations) for securities of a corporation, or to enter into a

a) la société;

b) les personnes morales de son groupe;

c) les administrateurs ou dirigeants de celle-ci ou d’une personne visée aux alinéas b), d) ou f);

d) toute personne qui a la propriété effective — directement ou indirectement — d’actions de la société ou qui exerce le contrôle ou a la haute main sur de telles actions, ou qui possède une combinaison de ces éléments, ces actions comportant un pourcentage de votes attachés à l’ensemble des actions de la société en circulation supérieur au pourcentage réglementaire, à l’exclusion des actions que cette personne détient en qualité de placeur pendant qu’elles font l’objet d’un appel public à l’épargne;

e) toute personne — à l’exclusion de celle visée à l’alinéa f) — employée par la société ou par une personne visée à l’alinéa f) ou dont les services sont retenus par elle;

f) toute personne qui exerce ou se propose d’exercer une activité commerciale ou professionnelle avec la société ou pour son compte;

g) toute personne qui, pendant qu’elle était visée par un des alinéas a) à f), a reçu des renseignements confidentiels importants concernant la société;

h) toute personne qui reçoit des renseignements confidentiels importants d’une personne visée aux paragraphes (3) ou (3.1) ou au présent paragraphe — notamment au présent alinéa — qu’elle sait ou aurait raisonnablement dû savoir qu’ils étaient donnés par une telle personne;

i) toute autre personne visée par les règlements.

Présomption relative aux valeurs mobilières

(2) Pour l’application du présent article, sont réputés des valeurs mobilières de la société:

a) les options — notamment de vente ou d’achat — ou les autres droits ou obligations d’acheter ou de vendre des valeurs mobilières de la société;

b) les valeurs mobilières d’une autre entité dont le cours varie de façon appréciable en fonction de celui des valeurs mobilières de la société.

Présomption relative aux initiés

(3) Pour l’application du présent article, toute personne qui se propose de faire une offre d’achat visant à la mainmise — au sens des règlements — de valeurs mobilières

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business combination with a corporation, is an insider of the corporation with respect to material confidential information obtained from the corporation and is an insider of the corporation for the purposes of subsection (6).

Deemed insiders

(3.1) An insider of a person referred to in subsection (3), and an affiliate or associate of such a person, is an insider of the corporation referred to in that subsection. Paragraphs (1)(b) to (i) apply in determining whether a person is such an insider except that references to “corporation” in those paragraphs are to be read as references to “person described in subsection (3)”.

Insider trading — compensation to persons

(4) An insider who purchases or sells a security of the corporation with knowledge of confidential information that, if generally known, might reasonably be expected to affect materially the value of any of the securities of the corporation is liable to compensate the seller of the security or the purchaser of the security, as the case may be, for any damages suffered by the seller or purchaser as a result of the purchase or sale, unless the insider establishes that

(a) the insider reasonably believed that the information had been generally disclosed;

(b) the information was known, or ought reasonably to have been known, by the seller or purchaser; or

(c) the purchase or sale of the security took place in the prescribed circumstances.

Insider trading — compensation to corporation

(5) The insider is accountable to the corporation for any benefit or advantage received or receivable by the insider as a result of a purchase or sale described in subsection (4) unless the insider establishes the circumstances described in paragraph (4)(a).

Tipping — compensation to persons

(6) An insider of the corporation who discloses to another person confidential information with respect to the corporation that has not been generally disclosed and that, if generally known, might reasonably be expected to affect materially the value of any of the securities of the corporation is liable to compensate for damages any person who subsequently sells securities of the corporation to, or purchases securities of the corporation from, any person that received the information, unless the insider establishes

d’une société ou qui se propose de participer à un regroupement d’entreprises avec celle-ci est à la fois un initié de la société en ce qui a trait aux renseignements confidentiels importants obtenus de celle-ci et pour l’application du paragraphe (6).

Présomption relative aux initiés

(3.1) Un initié — au sens des alinéas (1)b) à i), la mention de « société » valant mention d’une « personne visée au paragraphe (3) » — d’une personne visée au paragraphe (3), ainsi qu’une personne du même groupe que celle-ci ou avec laquelle elle a des liens, est un initié de la société visée à ce paragraphe.

Responsabilité : opération effectuée par l’initié

(4) L’initié qui achète ou vend une valeur mobilière de la société tout en ayant connaissance d’un renseignement confidentiel dont il est raisonnable de prévoir que, s’il était généralement connu, il provoquerait une modification sensible du prix de toute valeur mobilière de la société, est tenu d’indemniser le vendeur ou l’acheteur des valeurs mobilières, selon le cas, qui a subi des dommages par suite de cette opération, sauf s’il établit l’un ou l’autre des éléments suivants:

a) qu’il avait des motifs raisonnables de croire que le renseignement avait été préalablement divulgué;

b) que le vendeur ou l’acheteur des valeurs mobilières, selon le cas, avait connaissance ou aurait dû, en exerçant une diligence raisonnable, avoir connaissance de ce renseignement;

c) que l’achat ou la vente des valeurs mobilières a eu lieu dans les circonstances prévues par règlement.

Avantages et profits

(5) Il est également redevable envers la société des profits ou avantages obtenus ou à obtenir par lui, suite à cette opération, sauf s’il établit l’élément visé à l’alinéa (4)a).

Responsabilité : divulgation par l’initié

(6) L’initié qui communique à quiconque un renseignement confidentiel portant sur la société dont il est raisonnable de prévoir que, s’il était généralement connu, il provoquerait une modification sensible du prix de toute valeur mobilière de la société, est tenu d’indemniser les personnes qui achètent des valeurs mobilières de la société de, ou vendent de telles valeurs mobilières à, toute personne qui a reçu le renseignement, des dommages subis par suite de cette opération, sauf s’il établit l’un ou l’autre des éléments suivants:

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(a) that the insider reasonably believed that the information had been generally disclosed;

(b) that the information was known, or ought reasonably to have been known, by the person who alleges to have suffered the damages;

(c) that the disclosure of the information was necessary in the course of the business of the insider, except if the insider is a person described in subsection (3) or (3.1); or

(d) if the insider is a person described in subsection (3) or (3.1), that the disclosure of the information was necessary to effect the take-over bid or the business combination, as the case may be.

Tipping — compensation to corporation

(7) The insider is accountable to the corporation for any benefit or advantage received or receivable by the insider as a result of a disclosure of the information as described in subsection (6) unless the insider establishes the circumstances described in paragraph (6)(a), (c) or (d).

Measure of damages

(8) The court may assess damages under subsection (4) or (6) in accordance with any measure of damages that it considers relevant in the circumstances. However, in assessing damages in a situation involving a security of a distributing corporation, the court must consider the following:

(a) if the plaintiff is a purchaser, the price paid by the plaintiff for the security less the average market price of the security over the twenty trading days immediately following general disclosure of the information; and

(b) if the plaintiff is a seller, the average market price of the security over the twenty trading days immediately following general disclosure of the information, less the price that the plaintiff received for the security.

Liability

(9) If more than one insider is liable under subsection (4) or (6) with respect to the same transaction or series of transactions, their liability is joint and several, or solidary.

a) qu’il avait des motifs raisonnables de croire que le renseignement avait été préalablement divulgué;

b) que les personnes qui prétendent avoir subi les dommages avaient connaissance ou auraient dû, en exerçant une diligence raisonnable, avoir connaissance de ce renseignement;

c) que la communication du renseignement était nécessaire dans le cadre des activités commerciales de l’initié, sauf s’il s’agit d’un initié visé aux paragraphes (3) ou (3.1);

d) s’il s’agit d’un initié visé aux paragraphes (3) ou (3.1), que la communication du renseignement était nécessaire pour effectuer une offre d’achat visant à la mainmise ou un regroupement d’entreprises.

Avantages et profits

(7) Il est également redevable envers la société des profits ou avantages obtenus ou à obtenir par lui, suite à cette communication, sauf s’il établit un des éléments visés aux alinéas (6)a), c) ou d).

Évaluation des dommages

(8) Le tribunal peut évaluer les dommages visés aux paragraphes (4) ou (6) selon tout critère qu’il juge indiqué dans les circonstances. Toutefois, dans le cas où il s’agit d’une valeur mobilière d’une société ayant fait appel au public, il tient compte de ce qui suit:

a) si le demandeur en est l’acheteur, le prix payé pour la valeur mobilière moins le cours moyen de celle-ci durant les vingt jours d’activité à la Bourse qui suivent la divulgation du renseignement;

b) si le demandeur en est le vendeur, le cours moyen de la valeur mobilière durant les vingt jours d’activité à la Bourse qui suivent la divulgation du renseignement, moins le prix reçu pour cette valeur mobilière.

Responsabilité solidaire

(9) S’il y a plusieurs initiés responsables en vertu des paragraphes (4) ou (6) à l’égard d’une seule opération ou d’une série d’opérations, la responsabilité est solidaire.

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Limitation

(10) An action to enforce a right created by subsections (4) to (7) may be commenced only within two years after discovery of the facts that gave rise to the cause of action.

R.S., 1985, c. C-44, s. 131; 2001, c. 14, s. 54.

PART XII

Shareholders

Place of meetings

132 (1) Meetings of shareholders of a corporation shall be held at the place within Canada provided in the by-laws or, in the absence of such provision, at the place within Canada that the directors determine.

Meeting outside Canada

(2) Despite subsection (1), a meeting of shareholders of a corporation may be held at a place outside Canada if the place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

Exception

(3) A shareholder who attends a meeting of shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held.

Participation in meeting by electronic means

(4) Unless the by-laws otherwise provide, any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the regulations, if any, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the corporation makes available such a communication facility. A person participating in a meeting by such means is deemed for the purposes of this Act to be present at the meeting.

Meeting held by electronic means

(5) If the directors or the shareholders of a corporation call a meeting of shareholders pursuant to this Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the regulations, if any, entirely by means of a telephonic, electronic or other communication facility that permits

Prescription

(10) Toute action tendant à faire valoir un droit découlant des paragraphes (4) à (7) se prescrit par deux ans à compter de la découverte des faits qui y donnent lieu.

L.R. (1985), ch. C-44, art. 131; 2001, ch. 14, art. 54.

PARTIE XII

Actionnaires

Lieu des assemblées

132 (1) Les assemblées d’actionnaires se tiennent au Canada, au lieu que prévoient les règlements administratifs ou, à défaut, que choisissent les administrateurs.

Assemblée à l’étranger

(2) Par dérogation au paragraphe (1), les assemblées peuvent se tenir à l’étranger au lieu que prévoient les statuts ou en tout lieu dont conviennent tous les actionnaires habiles à y voter.

Consentement présumé

(3) L’assistance aux assemblées tenues à l’étranger présume le consentement sauf si l’actionnaire y assiste spécialement pour s’opposer aux délibérations au motif que l’assemblée n’est pas régulièrement tenue.

Participation aux assemblées par moyen de communication électronique

(4) Sauf disposition contraire des règlements administratifs, toute personne habile à assister à une assemblée d’actionnaires peut, conformément aux éventuels règlements, y participer par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux et mis à leur disposition par la société. Elle est alors réputée, pour l’application de la présente loi, avoir assisté à l’assemblée.

Tenue d’assemblées par moyen de communication électronique

(5) Les administrateurs ou les actionnaires qui convoquent une assemblée des actionnaires conformément à la présente loi peuvent prévoir que celle-ci sera tenue, conformément aux éventuels règlements, entièrement par un moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux, pourvu

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all participants to communicate adequately with each other during the meeting, if the by-laws so provide.

R.S., 1985, c. C-44, s. 132; 2001, c. 14, s. 55.

Calling annual meetings

133 (1) The directors of a corporation shall call an annual meeting of shareholders

(a) not later than eighteen months after the corporation comes into existence; and

(b) subsequently, not later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year.

Calling special meetings

(2) The directors of a corporation may at any time call a special meeting of shareholders.

Order to delay calling of annual meeting

(3) Despite subsection (1), the corporation may apply to the court for an order extending the time for calling an annual meeting.

R.S., 1985, c. C-44, s. 133; 2001, c. 14, s. 56.

Fixing record date

134 (1) The directors may, within the prescribed period, fix in advance a date as the record date for the purpose of determining shareholders

(a) entitled to receive payment of a dividend;

(b) entitled to participate in a liquidation distribution;

(c) entitled to receive notice of a meeting of shareholders;

(d) entitled to vote at a meeting of shareholders; or

(e) for any other purpose.

No record date fixed

(2) If no record date is fixed,

(a) the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be

(i) at the close of business on the day immediately preceding the day on which the notice is given, or

(ii) if no notice is given, the day on which the meeting is held; and

que les règlements administratifs permettent une telle assemblée.

L.R. (1985), ch. C-44, art. 132; 2001, ch. 14, art. 55.

Convocation de l’assemblée annuelle

133 (1) Les administrateurs doivent convoquer une assemblée annuelle:

a) dans les dix-huit mois suivant la création de la société;

b) par la suite, dans les quinze mois suivant l’assemblée annuelle précédente mais au plus tard dans les six mois suivant la fin de chaque exercice.

Convocation d’une assemblée extraordinaire

(2) Les administrateurs peuvent à tout moment convoquer une assemblée extraordinaire.

Prorogation de délais

(3) Malgré le paragraphe (1), la société peut demander au tribunal d’ordonner la prorogation des délais prévus pour convoquer l’assemblée annuelle.

L.R. (1985), ch. C-44, art. 133; 2001, ch. 14, art. 56.

Date de référence

134 (1) Les administrateurs peuvent choisir d’avance, dans le délai réglementaire, la date ultime d’inscription, ciaprès appelée « date de référence », pour déterminer les actionnaires habiles:

a) soit à recevoir les dividendes;

b) soit à participer au partage consécutif à la liquidation;

c) soit à recevoir avis d’une assemblée;

d) soit à voter lors d’une assemblée;

e) soit à toute autre fin.

Absence de fixation de date de référence

(2) À défaut de fixation, constitue la date de référence pour déterminer les actionnaires:

a) habiles à recevoir avis d’une assemblée:

(i) le jour précédant celui où cet avis est donné, à l’heure de fermeture des bureaux,

(ii) en l’absence d’avis, le jour de l’assemblée;

b) ayant qualité à toute fin sauf en ce qui concerne le droit d’être avisé d’une assemblée ou le droit de vote,

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(b) the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be at the close of business on the day on which the directors pass the resolution relating thereto.

When record date fixed

(3) If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day the directors fix the record date, notice of the record date must be given within the prescribed period

(a) by advertisement in a newspaper published or distributed in the place where the corporation has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and

(b) by written notice to each stock exchange in Canada on which the shares of the corporation are listed for trading.

(4) [Repealed, 2001, c. 14, s. 57]

R.S., 1985, c. C-44, s. 134; 2001, c. 14, s. 57.

Notice of meeting

135 (1) Notice of the time and place of a meeting of shareholders shall be sent within the prescribed period to

(a) each shareholder entitled to vote at the meeting;

(b) each director; and

(c) the auditor of the corporation.

Exception — not a distributing corporation

(1.1) In the case of a corporation that is not a distributing corporation, the notice may be sent within a shorter period if so specified in the articles or by-laws.

Exception — shareholders not registered

(2) A notice of a meeting is not required to be sent to shareholders who were not registered on the records of the corporation or its transfer agent on the record date determined under paragraph 134(1)(c) or subsection 134(2), but failure to receive a notice does not deprive a shareholder of the right to vote at the meeting.

Adjournment

(3) If a meeting of shareholders is adjourned for less than thirty days it is not necessary, unless the by-laws la date d’adoption de la résolution à ce sujet, par les administrateurs, à l’heure de fermeture des bureaux.

Cas où la date de référence est choisie

(3) La date de référence étant fixée, avis doit en être donné, dans le délai réglementaire, sauf si chacun des détenteurs d’actions de la catégorie ou série en cause dont le nom figure au registre des valeurs mobilières, à l’heure de la fermeture des bureaux le jour de fixation de la date par les administrateurs, a renoncé par écrit à cet avis:

a) d’une part, par insertion dans un journal publié ou diffusé au lieu du siège social de la société et en chaque lieu, au Canada, où elle a un agent de transfert ou où il est possible d’inscrire tout transfert de ses actions;

b) d’autre part, par écrit, à chaque bourse de valeurs du Canada où les actions de la société sont cotées.

(4) [Abrogé, 2001, ch. 14, art. 57]

L.R. (1985), ch. C-44, art. 134; 2001, ch. 14, art. 57.

Avis de l’assemblée

135 (1) Avis des date, heure et lieu de l’assemblée doit être envoyé dans le délai réglementaire:

(a) à chaque actionnaire habile à y voter;

(b) à chaque administrateur;

(c) au vérificateur.

Exception

(1.1) Toutefois, dans le cas d’une société autre qu’une société ayant fait appel au public, l’avis peut être envoyé dans un délai plus court prévu par les statuts ou les règlements administratifs.

Exception

(2) Il n’est pas nécessaire d’envoyer l’avis aux actionnaires non inscrits sur les registres de la société ou de son agent de transfert à la date de référence déterminée en vertu de l’alinéa 134(1)c) ou du paragraphe 134(2), le défaut d’avis ne privant pas l’actionnaire de son droit de vote.

Ajournement

(3) Sauf disposition contraire des règlements administratifs, il suffit, pour donner avis de tout ajournement de

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otherwise provide, to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

Notice of adjourned meeting

(4) If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than ninety days, subsection 149(1) does not apply.

Business

(5) All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial statements, auditor’s report, election of directors and reappointment of the incumbent auditor, is deemed to be special business.

Notice of business

(6) Notice of a meeting of shareholders at which special business is to be transacted shall state

(a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and

(b) the text of any special resolution to be submitted to the meeting.

R.S., 1985, c. C-44, s. 135; 2001, c. 14, s. 58.

Waiver of notice

136 A shareholder or any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders, and their attendance at a meeting of shareholders is a waiver of notice of the meeting, except where they attend a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

R.S., 1985, c. C-44, s. 136; 2001, c. 14, s. 135(E).

Proposals

137 (1) Subject to subsections (1.1) and (1.2), a registered holder or beneficial owner of shares that are entitled to be voted at an annual meeting of shareholders may

(a) submit to the corporation notice of any matter that the person proposes to raise at the meeting (a “proposal”); and

moins de trente jours d’une assemblée d’en faire l’annonce lors de l’assemblée en question.

Avis

(4) Avis de tout ajournement, en une ou plusieurs fois, pour au moins trente jours doit être donné comme pour une nouvelle assemblée; cependant, le paragraphe 149(1) ne s’applique que dans le cas d’un ajournement, en une ou plusieurs fois, de plus de quatre-vingt-dix jours.

Délibérations

(5) Tous les points de l’ordre du jour des assemblées extraordinaires et annuelles sont réputés être des questions spéciales; font exception à cette règle, l’examen des états financiers et du rapport du vérificateur, le renouvellement de son mandat et l’élection des administrateurs, lors de l’assemblée annuelle.

Avis

(6) L’avis de l’assemblée à l’ordre du jour de laquelle des questions spéciales sont inscrites énonce:

a) leur nature, avec suffisamment de détails pour permettre aux actionnaires de se former un jugement éclairé sur celles-ci;

b) le texte de toute résolution spéciale à soumettre à l’assemblée.

L.R. (1985), ch. C-44, art. 135; 2001, ch. 14, art. 58.

Renonciation à l’avis

136 Les personnes habiles à assister à une assemblée, notamment les actionnaires, peuvent toujours, de quelque façon que ce soit, renoncer à l’avis de convocation; leur présence à l’assemblée équivaut à une telle renonciation, sauf lorsqu’elles y assistent spécialement pour s’opposer aux délibérations au motif que l’assemblée n’est pas régulièrement convoquée.

L.R. (1985), ch. C-44, art. 136; 2001, ch. 14, art. 135(A).

Propositions

137 (1) Sous réserve des paragraphes (1.1) et (1.2), les détenteurs inscrits ou les véritables propriétaires d’actions avec droit de vote peuvent lors d’une assemblée annuelle:

a) donner avis à la société des questions qu’ils se proposent de soulever, cet avis étant ciaprès appelé « proposition »;

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(b) discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

Persons eligible to make proposals

(1.1) To be eligible to submit a proposal, a person

(a) must be, for at least the prescribed period, the registered holder or the beneficial owner of at least the prescribed number of outstanding shares of the corporation; or

(b) must have the support of persons who, in the aggregate, and including or not including the person that submits the proposal, have been, for at least the prescribed period, the registered holders, or the beneficial owners of, at least the prescribed number of outstanding shares of the corporation.

Information to be provided

(1.2) A proposal submitted under paragraph (1)(a) must be accompanied by the following information:

(a) the name and address of the person and of the person’s supporters, if applicable; and

(b) the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

Information not part of proposal

(1.3) The information provided under subsection (1.2) does not form part of the proposal or of the supporting statement referred to in subsection (3) and is not included for the purposes of the prescribed maximum word limit set out in subsection (3).

Proof may be required

(1.4) If requested by the corporation within the prescribed period, a person who submits a proposal must provide proof, within the prescribed period, that the person meets the requirements of subsection (1.1).

Information circular

(2) A corporation that solicits proxies shall set out the proposal in the management proxy circular required by section 150 or attach the proposal thereto.

Supporting statement

(3) If so requested by the person who submits a proposal, the corporation shall include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the

b) discuter, au cours de cette assemblée, des questions qui auraient pu faire l’objet de propositions de leur part.

Soumission des propositions

(1.1) Pour soumettre une proposition, toute personne doit:

a) soit avoir été, pendant au moins la durée réglementaire, le détenteur inscrit ou le véritable propriétaire d’au moins le nombre réglementaire des actions de la société en circulation;

b) soit avoir eu l’appui de personnes qui, pendant au moins la durée réglementaire, collectivement et avec ou sans elle, sont les détenteurs inscrits ou les véritables propriétaires d’au moins le nombre réglementaire des actions de la société en circulation.

Renseignements à fournir

(1.2) La proposition soumise en vertu de l’alinéa (1)a) est accompagnée des renseignements suivants:

a) les nom et adresse de son auteur et des personnes qui l’appuient, s’il y a lieu;

b) le nombre d’actions dont celui-ci, ou les personnes qui l’appuient, s’il y a lieu, sont les détenteurs inscrits ou les véritables propriétaires ainsi que leur date d’acquisition.

Renseignements non comptés

(1.3) Les renseignements prévus au paragraphe (1.2) ne font pas partie de la proposition ni de l’exposé visé au paragraphe (3) et n’entrent pas dans le calcul du nombre maximal de mots prévus par règlement et exigé à ce paragraphe.

Charge de la preuve

(1.4) Sur demande de la société dans le délai réglementaire, l’auteur de la proposition est tenu d’établir, dans le délai réglementaire, qu’il remplit les conditions prévues au paragraphe (1.1).

Circulaire d’information

(2) La société qui sollicite des procurations doit faire figurer les propositions dans la circulaire de la direction, exigée à l’article 150 ou les y annexer.

Déclaration à l’appui de la proposition

(3) La société doit, à la demande de l’auteur de la proposition, joindre ou annexer à la circulaire de la direction sollicitant des procurations un exposé établi par celui-ci à l’appui de sa proposition, ainsi que ses nom et adresse.

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person. The statement and the proposal must together not exceed the prescribed maximum number of words.

Nomination for director

(4) A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this subsection does not preclude nominations made at a meeting of shareholders.

Exemptions

(5) A corporation is not required to comply with subsections (2) and (3) if

(a) the proposal is not submitted to the corporation within the prescribed period;

(b) it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders;

(b.1) it clearly appears that the proposal does not relate in a significant way to the business or affairs of the corporation;

(c) not more than the prescribed period before the receipt of a proposal, a person failed to present, in person or by proxy, at a meeting of shareholders, a proposal that at the person’s request, had been included in a management proxy circular relating to the meeting;

(d) substantially the same proposal was submitted to shareholders in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held not more than the prescribed period before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting; or

(e) the rights conferred by this section are being abused to secure publicity.

Corporation may refuse to include proposal

(5.1) If a person who submits a proposal fails to continue to hold or own the number of shares referred to in subsection (1.1) up to and including the day of the meeting, the corporation is not required to set out in the management proxy circular, or attach to it, any proposal submitted by that person for any meeting held within the prescribed period following the date of the meeting.

L’exposé et la proposition, combinés, comportent le nombre maximal de mots prévu par règlement.

Présentation de la candidature d’un administrateur

(4) Les propositions peuvent faire état de candidatures en vue de l’élection des administrateurs si elles sont signées par un ou plusieurs actionnaires détenant au moins cinq pour cent des actions ou de celles d’une catégorie assorties du droit de vote lors de l’assemblée à laquelle les propositions doivent être présentées; le présent paragraphe n’empêche pas la présentation de candidatures au cours de l’assemblée.

Exemptions

(5) La société n’est pas tenue de se conformer aux paragraphes (2) et (3) dans l’un ou l’autre des cas suivants:

a) la proposition ne lui a pas été soumise au cours de la période réglementaire;

b) il apparaît nettement que la proposition a pour objet principal de faire valoir, contre la société ou ses administrateurs, ses dirigeants ou les détenteurs de ses valeurs mobilières, une réclamation personnelle ou d’obtenir d’eux la réparation d’un grief personnel;

b.1) il apparaît nettement que la proposition n’est pas liée de façon importante aux activités commerciales ou aux affaires internes de la société;

c) au cours du délai réglementaire précédant la réception de sa proposition, la personne ou son fondé de pouvoir avait omis de présenter, à une assemblée, une proposition que, à sa demande, la société avait fait figurer dans une circulaire de la direction sollicitant des procurations à l’occasion de cette assemblée;

d) une proposition à peu près identique figurant dans une circulaire de la direction ou d’un dissident sollicitant des procurations, a été présentée aux actionnaires à une assemblée tenue dans le délai réglementaire précédant la réception de la proposition et n’a pas reçu l’appui nécessaire prévu par les règlements;

e) dans un but de publicité, il y a abus des droits que confère le présent article.

Refus de prendre en compte la proposition

(5.1) Dans le cas où l’auteur de la proposition ne demeure pas le détenteur inscrit ou le véritable propriétaire des actions visées au paragraphe (1.1) jusqu’à la tenue de l’assemblée, la société peut refuser de faire figurer dans la circulaire de la direction toute autre proposition soumise par celui-ci dans le délai réglementaire suivant la tenue de l’assemblée.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 137-138	Articles 137-138

Immunity

(6) No corporation or person acting on its behalf incurs any liability by reason only of circulating a proposal or statement in compliance with this section.

Notice of refusal

(7) If a corporation refuses to include a proposal in a management proxy circular, the corporation shall, within the prescribed period after the day on which it receives the proposal or the day on which it receives the proof of ownership under subsection (1.4), as the case may be, notify in writing the person submitting the proposal of its intention to omit the proposal from the management proxy circular and of the reasons for the refusal.

Person may apply to court

(8) On the application of a person submitting a proposal who claims to be aggrieved by a corporation’s refusal under subsection (7), a court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it thinks fit.

Corporation’s application to court

(9) The corporation or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting the corporation to omit the proposal from the management proxy circular, and the court, if it is satisfied that subsection (5) applies, may make such order as it thinks fit.

Director entitled to notice

(10) An applicant under subsection (8) or (9) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

R.S., 1985, c. C-44, s. 137; 2001, c. 14, s. 59; 2011, c. 21, s. 53(F); 2018, c. 8, s. 15.

List of shareholders entitled to receive notice

138 (1) A corporation shall prepare an alphabetical list of its shareholders entitled to receive notice of a meeting, showing the number of shares held by each shareholder,

(a) if a record date is fixed under paragraph 134(1)(c), not later than ten days after that date; or

(b) if no record date is fixed, on the record date established under paragraph 134(2)(a).

Voting list — if record date fixed

(2) If a record date for voting is fixed under paragraph 134(1)(d), the corporation shall prepare, no later than ten

Immunité

(6) Ni la société ni les personnes agissant en son nom n’engagent leur responsabilité en diffusant une proposition ou un exposé en conformité avec le présent article.

Avis de refus

(7) La société qui a l’intention de refuser de joindre une proposition à la circulaire de la direction sollicitant des procurations doit, dans le délai réglementaire suivant la réception par la société de la preuve exigée en vertu du paragraphe (1.4) ou de la réception de la proposition, selon le cas, en donner par écrit un avis motivé à la personne qui l’a soumise.

Demande de l’auteur de la proposition

(8) Sur demande de l’auteur de la proposition qui prétend avoir subi un préjudice suite au refus de la société exprimé conformément au paragraphe (7), le tribunal peut, par ordonnance, prendre toute mesure qu’il estime indiquée et notamment empêcher la tenue de l’assemblée à laquelle la proposition devait être présentée.

Demande de la société

(9) La société ou toute personne qui prétend qu’une proposition lui cause un préjudice peut demander au tribunal une ordonnance autorisant la société à ne pas joindre la proposition à la circulaire de la direction sollicitant des procurations; le tribunal, s’il est convaincu que le paragraphe (5) s’applique, peut rendre toute décision qu’il estime pertinente.

Le directeur est fondé à recevoir avis

(10) L’auteur de la demande en vertu des paragraphes (8) ou (9) doit en donner avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

L.R. (1985), ch. C-44, art. 137; 2001, ch. 14, art. 59; 2011, ch. 21, art. 53(F); 2018, ch. 8, art. 15.

Liste des actionnaires : avis d’une assemblée

138 (1) La société dresse une liste alphabétique des actionnaires habiles à recevoir avis d’une assemblée, en y mentionnant le nombre d’actions détenues par chacun:

a) dans les dix jours suivant la date de référence, si elle est fixée en vertu de l’alinéa 134(1)c);

b) à défaut d’une telle fixation, à la date de référence établie en vertu de l’alinéa 134(2)a).

Liste des actionnaires habiles à voter : date de référence

(2) Si la date de référence a été fixée en vertu de l’alinéa 134(1)d), la société dresse, au plus tard dix jours après

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 138-139	Articles 138-139

days after the record date, an alphabetical list of shareholders entitled to vote as of the record date at a meeting of shareholders that shows the number of shares held by each shareholder.

Voting list — if no record date fixed

(3) If a record date for voting is not fixed under paragraph 134(1)(d), the corporation shall prepare, not later than 10 days after the record date that is fixed under paragraph 134(1)(c) or not later than the record date that is established under paragraph 134(2)(a), as the case may be, an alphabetical list of shareholders who are entitled to vote as of the record date that shows the number of shares held by each shareholder.

Entitlement to vote

(3.1) A shareholder whose name appears on a list prepared under subsection (2) or (3) is entitled to vote the shares shown opposite their name at the meeting to which the list relates.

Examination of list

(4) A shareholder may examine the list of shareholders

(a) during usual business hours at the registered office of the corporation or at the place where its central securities register is maintained; and

(b) at the meeting of shareholders for which the list was prepared.

R.S., 1985, c. C-44, s. 138; 2001, c. 14, s. 60; 2018, c. 8, s. 16(E).

Quorum

139 (1) Unless the by-laws otherwise provide, a quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

Opening quorum sufficient

(2) If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Adjournment

(3) If a quorum is not present at the opening of a meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

cette date, une liste alphabétique des actionnaires habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Liste des actionnaires habiles à voter : aucune date de référence

(3) Si la date de référence n’a pas été fixée en vertu de l’alinéa 134(1)d), la société dresse, au plus tard dix jours après la date de référence fixée en vertu de l’alinéa 134(1)c) ou au plus tard à la date de référence prévue à l’alinéa 134(2)a), selon le cas, une liste alphabétique des actionnaires habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Habilité à voter

(3.1) Les actionnaires dont le nom apparaît sur la liste dressée en vertu des paragraphes (2) ou (3) sont habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Examen de la liste

(4) Les actionnaires peuvent prendre connaissance de la liste:

a) au siège social de la société ou au lieu où est tenu son registre central des valeurs mobilières, pendant les heures normales d’ouverture;

b) lors de l’assemblée pour laquelle elle a été dressée.

L.R. (1985), ch. C-44, art. 138; 2001, ch. 14, art. 60; 2018, ch. 8, art. 16(A).

Quorum

139 (1) Sauf disposition contraire des règlements administratifs, le quorum est atteint quel que soit le nombre de personnes effectivement présentes, lorsque les détenteurs d’actions disposant de plus de cinquante pour cent des voix sont présents ou représentés.

Existence du quorum à l’ouverture

(2) Sauf disposition contraire des règlements administratifs, il suffit que le quorum soit atteint à l’ouverture de l’assemblée pour que les actionnaires puissent délibérer.

Ajournement

(3) En l’absence de quorum à l’ouverture de l’assemblée, les actionnaires présents ne peuvent délibérer que sur son ajournement à une date, une heure et en un lieu précis.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 139-141	Articles 139-141

One shareholder meeting

(4) If a corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

1974-75-76, c. 33, s. 133; 1978-79, c. 9, ss. 1(F), 41.

Right to vote

140 (1) Unless the articles otherwise provide, each share of a corporation entitles the holder thereof to one vote at a meeting of shareholders.

Representative

(2) If a body corporate or association is a shareholder of a corporation, the corporation shall recognize any individual authorized by a resolution of the directors or governing body of the body corporate or association to represent it at meetings of shareholders of the corporation.

Powers of representative

(3) An individual authorized under subsection (2) may exercise on behalf of the body corporate or association all the powers it could exercise if it were an individual shareholder.

Joint shareholders

(4) Unless the by-laws otherwise provide, if two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons who are present, in person or by proxy, vote, they shall vote as one on the shares jointly held by them.

R.S., 1985, c. C-44, s. 140; 2001, c. 14, s. 135(E).

Voting

141 (1) Unless the by-laws otherwise provide, voting at a meeting of shareholders shall be by show of hands except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting.

Ballot

(2) A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands.

Electronic voting

(3) Despite subsection (1), unless the by-laws otherwise provide, any vote referred to in subsection (1) may be held, in accordance with the regulations, if any, entirely by means of a telephonic, electronic or other communication facility, if the corporation makes available such a communication facility.

Assemblée avec un seul actionnaire

(4) L’assemblée peut être tenue par le seul actionnaire de la société, par le seul titulaire d’une seule catégorie ou série d’actions ou par son fondé de pouvoir.

1974-75-76, ch. 33, art. 133; 1978-79, ch. 9, art. 1(F) et 41.

Droit de vote

140 (1) Sauf disposition contraire des statuts, l’actionnaire dispose, lors de l’assemblée, d’une voix par action.

Représentant

(2) La société doit permettre à tout particulier accrédité par résolution des administrateurs ou de la direction d’une personne morale ou d’une association faisant partie de ses actionnaires, de représenter ces dernières à ses assemblées.

Pouvoirs du représentant

(3) Le particulier accrédité en vertu du paragraphe (2) peut exercer, pour le compte de la personne morale ou de l’association qu’il représente, tous les pouvoirs d’un actionnaire.

Coactionnaires

(4) Sauf disposition contraire des règlements administratifs, si plusieurs personnes détiennent des actions conjointement, le codétenteur présent à une assemblée peut, en l’absence des autres, exercer le droit de vote attaché aux actions; au cas où plusieurs codétenteurs sont présents ou représentés, ils votent comme un seul actionnaire.

L.R. (1985), ch. C-44, art. 140; 2001, ch. 14, art. 135(A).

Vote

141 (1) Sauf disposition contraire des règlements admi-nistratifs, le vote lors d’une assemblée se fait à main levée ou, à la demande de tout actionnaire ou fondé de pouvoir habile à voter, au scrutin secret.

Scrutin secret

(2) Les actionnaires ou les fondés de pouvoir peuvent demander un vote au scrutin secret avant ou après tout vote à main levée.

Vote par moyen de communication électronique

(3) Malgré le paragraphe (1) et sauf disposition contraire des règlements administratifs, le vote mentionné à ce paragraphe peut être tenu, conformément aux éventuels règlements, entièrement par un moyen de communication téléphonique, électronique ou autre offert par la société.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 141-143	Articles 141-143

Voting while participating electronically

(4) Unless the by-laws otherwise provide, any person participating in a meeting of shareholders under subsection 132(4) or (5) and entitled to vote at that meeting may vote, in accordance with the regulations, if any, by means of the telephonic, electronic or other communication facility that the corporation has made available for that purpose.

R.S., 1985, c. C-44, s. 141; 2001, c. 14, s. 61.

Resolution in lieu of meeting

142 (1) Except where a written statement is submitted by a director under subsection 110(2) or by an auditor under subsection 168(5),

(a) a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b) a resolution in writing dealing with all matters required by this Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of this Act relating to meetings of shareholders.

Filing resolution

(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the meetings of shareholders.

Evidence

(3) Unless a ballot is demanded, an entry in the minutes of a meeting to the effect that the chairperson of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

R.S., 1985, c. C-44, s. 142; 2001, c. 14, s. 62.

Requisition of meeting

143 (1) The holders of not less than five per cent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Form

(2) The requisition referred to in subsection (1), which may consist of several documents of like form each signed by one or more shareholders, shall state the business to be transacted at the meeting and shall be sent to

Vote en cas de participation par moyen de communication électronique

(4) Sauf disposition contraire des règlements administratifs, toute personne participant à une assemblée des actionnaires mentionnée aux paragraphes 132(4) ou (5) et habile à voter à cette assemblée, peut voter, conformément aux éventuels règlements, par le moyen de communication téléphonique, électronique ou autre mis à sa disposition par la société à cette fin.

L.R. (1985), ch. C-44, art. 141; 2001, ch. 14, art. 61.

Résolution tenant lieu d’assemblée

142 (1) À l’exception de la déclaration écrite présentée par l’un des administrateurs en vertu du paragraphe 110(2) ou par le vérificateur en vertu du paragraphe 168(5), la résolution écrite, signée de tous les actionnaires habiles à voter en l’occurrence lors de l’assemblée:

a) a la même valeur que si elle avait été adoptée lors de l’assemblée;

b) répond aux conditions de la présente loi relatives aux assemblées, si elle porte sur toutes les questions qui doivent, selon la présente loi, être inscrites à l’ordre du jour de l’assemblée.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) doit être conservé avec les procès-verbaux des assemblées.

Preuve

(3) Sauf s’il y a demande d’un vote par scrutin, l’inscription au procès-verbal de l’assemblée précisant que le président a déclaré qu’une résolution a été adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver le nombre ou la proportion des votes en faveur de cette résolution ou contre elle.

L.R. (1985), ch. C-44, art. 142; 2001, ch. 14, art. 62.

Demande de convocation

143 (1) Les détenteurs de cinq pour cent au moins des actions émises par la société et ayant le droit de vote à l’assemblée dont la tenue est demandée peuvent exiger des administrateurs la convocation d’une assemblée aux fins énoncées dans leur requête.

Forme

(2) La requête visée au paragraphe (1), qui peut consister en plusieurs documents de forme analogue signés par au moins l’un des actionnaires, énonce les points inscrits à l’ordre du jour de la future assemblée et est envoyée à

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 143-144	Articles 143-144

each director and to the registered office of the corporation.

Directors calling meeting

(3) On receiving the requisition referred to in subsection (1), the directors shall call a meeting of shareholders to transact the business stated in the requisition, unless

(a) a record date has been fixed under paragraph 134(1)(c) and notice of it has been given under subsection 134(3);

(b) the directors have called a meeting of shareholders and have given notice thereof under section 135; or

(c) the business of the meeting as stated in the requisition includes matters described in paragraphs 137(5)(b) to (e).

Shareholder calling meeting

(4) If the directors do not within twenty-one days after receiving the requisition referred to in subsection (1) call a meeting, any shareholder who signed the requisition may call the meeting.

Procedure

(5) A meeting called under this section shall be called as nearly as possible in the manner in which meetings are to be called pursuant to the by-laws, this Part and Part XIII.

Reimbursement

(6) Unless the shareholders otherwise resolve at a meeting called under subsection (4), the corporation shall reimburse the shareholders the expenses reasonably incurred by them in requisitioning, calling and holding the meeting.

R.S., 1985, c. C-44, s. 143; 2001, c. 14, s. 63.

Meeting called by court

144 (1) A court, on the application of a director, a shareholder who is entitled to vote at a meeting of shareholders or the Director, may order a meeting of a corporation to be called, held and conducted in the manner that the court directs, if

(a) it is impracticable to call the meeting within the time or in the manner in which those meetings are to be called;

(b) it is impracticable to conduct the meeting in the manner required by this Act or the by-laws; or

chaque administrateur ainsi qu’au siège social de la société.

Convocation de l’assemblée par les administrateurs

(3) Les administrateurs convoquent une assemblée dès réception de la requête visée au paragraphe (1), pour délibérer des questions qui y sont énoncées sauf dans l’un ou l’autre des cas suivants:

a) l’avis d’une date de référence fixée en vertu de l’alinéa 134(1)c) a été donné conformément au paragraphe 134(3);

b) ils ont déjà convoqué une assemblée et donné l’avis prévu à l’article 135;

c) les questions à l’ordre du jour énoncées dans la requête portent sur les cas visés aux alinéas 137(5)b) à

Convocation de l’assemblée par les actionnaires

(4) Faute par les administrateurs de convoquer l’assemblée dans les vingt et un jours suivant la réception de la requête visée au paragraphe (1), tout signataire de celle-ci peut le faire.

Procédure

(5) L’assemblée prévue au présent article doit être convoquée, autant que possible, d’une manière conforme aux règlements administratifs, à la présente partie et à la partie XIII.

Remboursement

(6) Sauf adoption par les actionnaires d’une résolution à l’effet contraire lors d’une assemblée convoquée en vertu du paragraphe (4), la société rembourse aux actionnaires les dépenses normales qu’ils ont prises en charge pour demander, convoquer et tenir l’assemblée.

L.R. (1985), ch. C-44, art. 143; 2001, ch. 14, art. 63.

Convocation de l’assemblée par le tribunal

144 (1) S’il l’estime à propos, notamment lorsque la convocation régulière d’une assemblée ou la tenue de celle-ci selon les règlements administratifs et la présente loi est pratiquement impossible, le tribunal peut, à la demande d’un administrateur, d’un actionnaire habile à voter ou du directeur, prévoir, par ordonnance, la convocation et la tenue d’une assemblée conformément à ses directives.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 144-145.1	Articles 144-145.1

(c) the court thinks that the meeting should be called, held and conducted within the time or in the manner it directs for any other reason.

Varying quorum

(2) Without restricting the generality of subsection (1), the court may order that the quorum required by the by-laws or this Act be varied or dispensed with at a meeting called, held and conducted pursuant to this section.

Valid meeting

(3) A meeting called, held and conducted pursuant to this section is for all purposes a meeting of shareholders of the corporation duly called, held and conducted.

R.S., 1985, c. C-44, s. 144; 2001, c. 14, s. 64.

Court review of election

145 (1) A corporation or a shareholder or director may apply to a court to determine any controversy with respect to an election or appointment of a director or auditor of the corporation.

Powers of court

(2) On an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a director or auditor whose election or appointment is challenged from acting pending determination of the dispute;

(b) an order declaring the result of the disputed election or appointment;

(c) an order requiring a new election or appointment, and including in the order directions for the management of the business and affairs of the corporation until a new election is held or appointment made; and

(d) an order determining the voting rights of shareholders and of persons claiming to own shares.

R.S., 1985, c. C-44, s. 145; 2001, c. 14, s. 65(F).

Pooling agreement

145.1 A written agreement between two or more shareholders may provide that in exercising voting rights the shares held by them shall be voted as provided in the agreement.

2001, c. 14, s. 66.

Modification du quorum

(2) Sans qu’il soit porté atteinte au caractère général de la règle énoncée au paragraphe (1), le tribunal peut, à l’occasion d’une assemblée convoquée et tenue en application du présent article, ordonner la modification ou la dispense du quorum exigé par les règlements administratifs ou la présente loi.

Validité de l’assemblée

(3) L’assemblée convoquée et tenue en application du présent article est, à toutes fins, régulière.

L.R. (1985), ch. C-44, art. 144; 2001, ch. 14, art. 64.

Révision d’une élection par le tribunal

145 (1) La société, ainsi que tout actionnaire ou administrateur, peut demander au tribunal de trancher tout différend relatif à l’élection d’un administrateur ou à la nomination d’un vérificateur.

Pouvoirs du tribunal

(2) Sur demande présentée en vertu du présent article, le tribunal peut, par ordonnance, prendre toute mesure qu’il estime pertinente et notamment:

a) enjoindre aux administrateurs ou vérificateur, dont l’élection ou la nomination est contestée, de s’abstenir d’agir jusqu’au règlement du litige;

b) proclamer le résultat de l’élection ou de la nomination litigieuse;

c) ordonner une nouvelle élection ou une nouvelle nomination en donnant des directives pour la conduite, dans l’intervalle, des activités commerciales et des affaires internes de la société;

d) préciser les droits de vote des actionnaires et des personnes prétendant être propriétaires d’actions.

L.R. (1985), ch. C-44, art. 145; 2001, ch. 14, art. 65(F).

Convention de vote

145.1 Des actionnaires peuvent conclure entre eux une convention écrite régissant l’exercice de leur droit de vote.

2001, ch. 14, art. 66.

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PART XII Shareholders	PARTIE XII Actionnaires
Section 146	Article 146

Unanimous shareholder agreement

146 (1) An otherwise lawful written agreement among all the shareholders of a corporation, or among all the shareholders and one or more persons who are not shareholders, that restricts, in whole or in part, the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation is valid.

Declaration by single shareholder

(2) If a person who is the beneficial owner of all the issued shares of a corporation makes a written declaration that restricts in whole or in part the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation, the declaration is deemed to be a unanimous shareholder agreement.

Constructive party

(3) A purchaser or transferee of shares subject to a unanimous shareholder agreement is deemed to be a party to the agreement.

When no notice given

(4) If notice is not given to a purchaser or transferee of the existence of a unanimous shareholder agreement, in the manner referred to in subsection 49(8) or otherwise, the purchaser or transferee may, no later than 30 days after they become aware of the existence of the unanimous shareholder agreement, rescind the transaction by which they acquired the shares.

Rights of shareholder

(5) To the extent that a unanimous shareholder agreement restricts the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation, parties to the unanimous shareholder agreement who are given that power to manage or supervise the management of the business and affairs of the corporation have all the rights, powers, duties and liabilities of a director of the corporation, whether they arise under this Act or otherwise, including any defences available to the directors, and the directors are relieved of their rights, powers, duties and liabilities, including their liabilities under section 119, to the same extent.

Discretion of shareholders

(6) Nothing in this section prevents shareholders from fettering their discretion when exercising the powers of directors under a unanimous shareholder agreement.

R.S., 1985, c. C-44, s. 146; 1994, c. 24, s. 15(F); 2001, c. 14, s. 66.

Convention unanime des actionnaires

146 (1) Est valide, si elle est par ailleurs licite, la convention écrite conclue par tous les actionnaires d’une société soit entre eux, soit avec des tiers, qui restreint, en tout ou en partie, les pouvoirs des administrateurs de gérer les activités commerciales et les affaires internes de la société ou d’en surveiller la gestion.

Déclaration de l’actionnaire unique

(2) Est réputée être une convention unanime des actionnaires la déclaration écrite de l’unique et véritable propriétaire de la totalité des actions émises de la société, qui restreint, en tout ou en partie, les pouvoirs des administrateurs de gérer les activités commerciales et les affaires internes de la société ou d’en surveiller la gestion.

Présomption

(3) L’acquéreur ou le cessionnaire des actions assujetties à une convention unanime des actionnaires est réputé être partie à celle-ci.

Avis non donné

(4) Si l’acquéreur ou le cessionnaire n’est pas avisé de l’existence de la convention unanime des actionnaires par une mention ou un renvoi visés au paragraphe 49(8) ou autrement, il peut, dans les trente jours après avoir pris connaissance de son existence, annuler l’opération par laquelle il est devenu acquéreur ou cessionnaire.

Droits des parties à la convention

(5) Dans la mesure où la convention unanime des action-naires restreint le pouvoir des administrateurs de gérer les activités commerciales et les affaires internes de la société ou d’en surveiller la gestion, les droits, pouvoirs, obligations et responsabilités d’un administrateur — no-tamment les moyens de défense dont il peut se prévaloir — qui découlent d’une règle de droit sont dévolus aux parties à la convention auxquelles est conféré ce pouvoir; et les administrateurs sont déchargés des obligations et responsabilités corrélatives, notamment de la responsabilité visée à l’article 119 dans la même mesure.

Précision

(6) Il est entendu que le présent article n’empêche pas les actionnaires de lier à l’avance leur discrétion lorsqu’ils exercent les pouvoirs des administrateurs aux termes d’une convention unanime des actionnaires.

L.R. (1985), ch. C-44, art. 146; 1994, ch. 24, art. 15(F); 2001, ch. 14, art. 66.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XIII Proxies	PARTIE XIII Procurations
Section 147	Article 147

PART XIII

Proxies

Definitions

147 In this Part,

form of proxy means a written or printed form that, on completion and execution or, in Quebec, on signing by or on behalf of a shareholder, becomes a proxy; (formulaire de procuration)

intermediary means a person who holds a security on behalf of another person who is not the registered holder of the security, and includes

(a) a securities broker or dealer required to be registered to trade or deal in securities under the laws of any jurisdiction;

(b) a securities depositary;

(c) a financial institution;

(d) in respect of a clearing agency, a securities dealer, trust company, bank or other person, including another clearing agency, on whose behalf the clearing agency or its nominees hold securities of an issuer;

(e) a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan or other similar self-administered savings or investment plan registered under the Income Tax Act;

(f) a nominee of a person referred to in any of paragraphs (a) to (e); and

(g) a person who carries out functions similar to those carried out by individuals or entities referred to in any of paragraphs (a) to (e) and that holds a security registered in its name, or in the name of its nominee, on behalf of another person who is not the registered holder of the security. (intermédiaire)

proxy means a completed and executed or, in Quebec, signed form of proxy by means of which a shareholder appoints a proxyholder to attend and act on the shareholder’s behalf at a meeting of shareholders; (procuration)

registrant [Repealed, 2001, c. 14, s. 67]

solicit or solicitation

(a) includes

PARTIE XIII

Procurations

Définitions

147 Les définitions qui suivent s’appliquent à la présente partie.

courtier attitré [Abrogée, 2001, ch. 14, art. 67]

formulaire de procuration Formulaire manuscrit, dactylographié ou imprimé qui, une fois rempli et signé par l’actionnaire ou pour son compte, devient une procuration. (form of proxy)

intermédiaire Personne détenant des valeurs mobilières pour le compte d’une autre qui n’est pas le détenteur inscrit de celles-ci, notamment:

a) un courtier ou un négociant en valeurs mobilières tenu d’être enregistré pour faire le commerce des valeurs mobilières en vertu de toute loi applicable;

b) le dépositaire de valeurs mobilières;

c) une institution financière;

d) en ce qui concerne une agence de compensation et de dépôt, un négociant en valeurs mobilières, une société de fiducie, une banque ou toute autre personne — notamment une autre agence de compensation ou de dépôt — au nom duquel ou de laquelle l’agence ou la personne qu’elle désigne détient les titres d’un émetteur;

e) un fiduciaire ou tout administrateur d’un régime enregistré d’épargne-retraite, d’un fonds de revenu de retraite ou d’un régime d’épargne-études autogérés, ou autre régime d’épargne ou de placement autogéré comparable, enregistré en vertu de la Loi de l’impôt sur le revenu;

f) une personne désignée par une personne visée à l’un des alinéas a) à e);

g) toute personne qui exerce des fonctions comparables à celles exercées par des personnes visées à l’un des alinéas a) à e) et qui détient une valeur mobilière nominative, à son nom ou à celui de la personne visée à l’alinéa f), pour le compte d’une autre personne qui n’est pas le détenteur inscrit de cette valeur mobilière. (intermediary)

procuration Formulaire de procuration rempli et signé par lequel l’actionnaire nomme un fondé de pouvoir pour assister et agir en son nom aux assemblées. (proxy)

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PART XIII Proxies	PARTIE XIII Procurations
Section 147	Article 147

(i) a request for a proxy whether or not accompanied by or included in a form of proxy,

(ii) a request to execute or not to execute or, in Quebec, to sign or not to sign a form of proxy or to revoke a proxy,

(iii) the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

(iv) the sending of a form of proxy to a shareholder under section 149; but

(b) does not include

(i) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

(ii) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

(iii) the sending by an intermediary of the documents referred to in section 153,

(iv) a solicitation by a person in respect of shares of which the person is the beneficial owner,

(v) a public announcement, as prescribed, by a shareholder of how the shareholder intends to vote and the reasons for that decision,

(vi) a communication for the purposes of obtaining the number of shares required for a shareholder proposal under subsection 137(1.1), or

(vii) a communication, other than a solicitation by or on behalf of the management of the corporation, that is made to shareholders, in any circumstances that may be prescribed; (sollicitation)

solicitation by or on behalf of the management of a corporation means a solicitation by any person pursuant to a resolution or instructions of, or with the acquiescence of, the directors or a committee of the directors. (sollicitation effectuée par la direction ou pour son compte)

R.S., 1985, c. C-44, s. 147; 2001, c. 14, ss. 67, 135(E); 2011, c. 21, s. 54(E).

sollicitation

a) Sont assimilés à la sollicitation:

(i) la demande de procuration dont est assorti ou non le formulaire de procuration,

(ii) la demande de signature ou de non-signature du formulaire de procuration ou de révocation de procuration,

(iii) l’envoi d’un formulaire de procuration ou de toute communication aux actionnaires, concerté en vue de l’obtention, du refus ou de la révocation d’une procuration,

(iv) l’envoi d’un formulaire de procuration aux actionnaires conformément à l’article 149;

b) sont exclus de la présente définition:

(i) l’envoi d’un formulaire de procuration en réponse à la demande spontanément faite par un actionnaire ou pour son compte,

(ii) l’accomplissement d’actes d’administration ou de services professionnels pour le compte d’une personne sollicitant une procuration,

(iii) l’envoi par un intermédiaire des documents visés à l’article 153,

(iv) la sollicitation faite par une personne pour des actions dont elle est le véritable propriétaire,

(v) l’annonce publique — au sens des règlements — par l’actionnaire de ses intentions de vote, motifs à l’appui,

(vi) toute communication en vue d’obtenir le nombre d’actions requis pour la présentation d’une proposition par un actionnaire en conformité avec le paragraphe 137(1.1),

(vii) toute communication, autre qu’une sollicitation effectuée par la direction ou pour son compte, faite aux actionnaires dans les circonstances réglementaires. (solicit or solicitation)

sollicitation effectuée par la direction ou pour son compte Sollicitation faite par toute personne, à la suite d’une résolution ou d’instructions ou avec l’approbation des administrateurs ou d’un comité du conseil d’administration. (solicitation by or on behalf of the management of a corporation)

L.R. (1985), ch. C-44, art. 147; 2001, ch. 14, art. 67 et 135(A); 2011, ch. 21, art. 54(A).

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Canada Business Corporations	Sociétés par actions
PART XIII Proxies	PARTIE XIII Procurations
Sections 148-149	Articles 148-149

Appointing proxyholder

148 (1) A shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxy-holder or one or more alternate proxyholders who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

Execution or signing of proxy

(2) A proxy shall be executed or, in Quebec, signed by the shareholder or by the shareholder’s personal representative authorized in writing.

Validity of proxy

(3) A proxy is valid only at the meeting in respect of which it is given or any adjournment thereof.

Revocation of proxy

(4) A shareholder may revoke a proxy

(a) by depositing an instrument or act in writing executed or, in Quebec, signed by the shareholder or by the shareholder’s personal representative authorized in writing

(i) at the registered office of the corporation at any time up to and including the last business day preceding the day of the meeting, or an adjournment thereof, at which the proxy is to be used, or

(ii) with the chairman of the meeting on the day of the meeting or an adjournment thereof; or

(b) in any other manner permitted by law.

Deposit of proxies

(5) The directors may specify in a notice calling a meeting of shareholders a time not more than 48 hours, excluding Saturdays and holidays, before the meeting or adjournment before which time proxies to be used at the meeting must be deposited with the corporation or its agent or mandatary.

R.S., 1985, c. C-44, s. 148; 2001, c. 14, s. 135(E); 2011, c. 21, s. 55.

Mandatory solicitation

149 (1) Subject to subsection (2), the management of a corporation shall, concurrently with giving notice of a meeting of shareholders, send a form of proxy in prescribed form to each shareholder who is entitled to receive notice of the meeting.

Nomination d’un fondé de pouvoir

148 (1) L’actionnaire habile à voter lors d’une assemblée peut, par procuration, nommer un fondé de pouvoir ainsi que plusieurs suppléants qui peuvent ne pas être actionnaires, aux fins d’assister à cette assemblée et d’y agir dans les limites prévues à la procuration.

Signature de la procuration

(2) L’actionnaire ou son représentant personnel autorisé par écrit doit signer la procuration.

Validité de la procuration

(3) La procuration est valable pour l’assemblée visée et à tout ajournement de cette assemblée.

Révocation d’une procuration

(4) L’actionnaire peut révoquer la procuration:

a) en déposant un acte écrit signé de lui ou de son re-présentant personnel muni d’une autorisation écrite:

(i) soit au siège social de la société au plus tard le dernier jour ouvrable précédant l’assemblée en cause ou la date de reprise en cas d’ajournement,

(ii) soit entre les mains du président de l’assemblée à la date de son ouverture ou de sa reprise en cas d’ajournement;

b) de toute autre manière autorisée par la loi.

Dépôt des procurations

(5) Les administrateurs peuvent, dans l’avis de convocation d’une assemblée, préciser une date limite, qui ne peut être antérieure de plus de quarante-huit heures, non compris les samedis et les jours fériés, à la date d’ouverture de l’assemblée ou de sa reprise en cas d’ajournement, pour la remise des procurations à la société ou à son mandataire.

L.R. (1985), ch. C-44, art. 148; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 55.

Sollicitation obligatoire

149 (1) Sous réserve du paragraphe (2), la direction d’une société doit, en donnant avis de l’assemblée aux actionnaires, leur envoyer un formulaire de procuration en la forme prescrite.

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PART XIII Proxies	PARTIE XIII Procurations
Sections 149-150	Articles 149-150

Exception

(2) The management of the corporation is not required to send a form of proxy under subsection (1) if it

(a) is not a distributing corporation; and

(b) has fifty or fewer shareholders entitled to vote at a meeting, two or more joint holders being counted as one shareholder.

Offence

(3) If the management of a corporation fails to comply, without reasonable cause, with subsection (1), the corporation is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

Officers, etc., of corporations

(4) Where a corporation commits an offence under sub-section (3), any director or officer of the corporation who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the corporation has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 149; 2001, c. 14, s. 68.

Soliciting proxies

150 (1) A person shall not solicit proxies unless

(a) in the case of solicitation by or on behalf of the management of a corporation, a management proxy circular in prescribed form, either as an appendix to or as a separate document accompanying the notice of the meeting, or

(b) in the case of any other solicitation, a dissident’s proxy circular in prescribed form stating the purposes of the solicitation is sent to the auditor of the corporation, to each shareholder whose proxy is solicited, to each director and, if paragraph (b) applies, to the corporation.

Exception — solicitation to fifteen or fewer shareholders

(1.1) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without sending a dissident’s proxy circular, if the total number of shareholders whose proxies are solicited is fifteen or fewer, two or more joint holders being counted as one shareholder.

Exception

(2) La direction d’une société — autre qu’une société ayant fait appel au public — comptant au plus cinquante actionnaires habiles à voter lors d’une assemblée, les codétenteurs d’une action étant comptés comme un seul actionnaire, n’est pas tenue d’envoyer le formulaire de pro-curation prévu au paragraphe (1).

Infraction

(3) La société dont la direction contrevient, sans motif raisonnable, au paragraphe (1), commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Sociétés et leurs dirigeants, etc.

(4) En cas de perpétration par une société d’une infraction visée au paragraphe (3), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la société ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 149; 2001, ch. 14, art. 68.

Sollicitation de procuration

150 (1) Les procurations ne peuvent être sollicitées qu’à l’aide de circulaires envoyées en la forme prescrite:

a) sous forme d’annexe ou de document distinct de l’avis de l’assemblée, en cas de sollicitation effectuée par la direction ou pour son compte,

b) dans les autres cas, par tout dissident, qui doit y mentionner l’objet de cette sollicitation,

au vérificateur, à chacun des administrateurs, aux action-naires intéressés et, en cas d’application de l’alinéa b), à la société.

Exception : sollicitation restreinte

(1.1) Malgré le paragraphe (1), il n’est pas nécessaire d’envoyer de circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque le nombre total des actionnaires dont les procurations sont sollicitées ne dépasse pas quinze, les codétenteurs d’une action étant comptés comme un seul actionnaire.

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PART XIII Proxies	PARTIE XIII Procurations
Sections 150-152	Articles 150-152

Exception — solicitation by public broadcast

(1.2) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without sending a dissident’s proxy circular if the solicitation is, in the prescribed circumstances, conveyed by public broadcast, speech or publication.

Copy to Director

(2) A person required to send a management proxy circular or dissident’s proxy circular shall send concurrently a copy of it to the Director together with a statement in prescribed form, the form of proxy, any other documents for use in connection with the meeting and, in the case of a management proxy circular, a copy of the notice of meeting.

Offence

(3) A person who fails to comply with subsections (1) and (2) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

Officers, etc., of bodies corporate

(4) Where a body corporate commits an offence under subsection (3), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 150; 1992, c. 1, s. 54; 1994, c. 24, s. 16; 2001, c. 14, s. 69.

Exemption

151 (1) On the application of an interested person, the Director may exempt the person, on any terms that the Director thinks fit, from any of the requirements of section 149 or subsection 150(1) or 153(1). The exemption may have retroactive effect.

(2) [Repealed, 2018, c. 8, s. 18]

R.S., 1985, c. C-44, s. 151; 2001, c. 14, s. 70; 2018, c. 8, s. 18.

Attendance at meeting

152 (1) A person who solicits a proxy and is appointed proxyholder shall attend in person or cause an alternate proxyholder to attend the meeting in respect of which the

Exemption : sollicitation par diffusion publique

(1.2) Malgré le paragraphe (1), il n’est pas nécessaire d’envoyer de circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque la sollicitation est, dans les circonstances prévues par règlement, transmise par diffusion publique, discours ou publication.

Copie au directeur

(2) La personne tenue d’envoyer une circulaire émanant de la direction ou d’un dissident doit en même temps en envoyer un exemplaire au directeur, accompagné tant de la déclaration réglementaire et du formulaire de procuration que des documents utiles à l’assemblée; dans le cas où elle émane de la direction, la circulaire est de plus accompagnée d’une copie de l’avis d’assemblée.

Infraction

(3) Quiconque contrevient aux paragraphes (1) et (2) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Personnes morales et leurs dirigeants, etc.

(4) En cas de perpétration par une personne morale d’une infraction visée au paragraphe (3), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 150; 1992, ch. 1, art. 54; 1994, ch. 24, art. 16; 2001, ch. 14, art. 69.

Dispense

151 (1) Le directeur peut, selon les modalités qu’il estime utiles, dispenser tout intéressé qui en fait la demande des exigences visées à l’article 149 ou aux paragraphes 150(1) ou 153(1). La dispense peut avoir un effet rétroactif.

(2) [Abrogé, 2018, ch. 8, art. 18]

L.R. (1985), ch. C-44, art. 151; 2001, ch. 14, art. 70; 2018, ch. 8, art. 18.

Présence à l’assemblée

152 (1) La personne nommée fondé de pouvoir après avoir sollicité une procuration doit assister personnellement à l’assemblée visée, ou s’y faire représenter par son

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PART XIII Proxies	PARTIE XIII Procurations
Sections 152-153	Articles 152-153

proxy is given and comply with the directions of the shareholder who appointed him.

Right of a proxyholder

(2) A proxyholder or an alternate proxyholder has the same rights as the shareholder by whom they were appointed to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of any show of hands.

Show of hands

(3) Despite subsections (1) and (2), if the chairperson of a meeting of shareholders declares to the meeting that, if a ballot is conducted, the total number of votes attached to shares represented at the meeting by proxy required to be voted against what to the knowledge of the chairperson will be the decision of the meeting in relation to any matter or group of matters is less than five per cent of all the votes that might be cast by shareholders personally or through proxy at the meeting on the ballot, unless a shareholder or proxyholder demands a ballot,

(a) the chairperson may conduct the vote in respect of that matter or group of matters by a show of hands; and

(b) a proxyholder or alternate proxyholder may vote in respect of that matter or group of matters by a show of hands.

Offence

(4) A proxyholder or alternate proxyholder who without reasonable cause fails to comply with the directions of a shareholder under this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 152; 2001, c. 14, ss. 71, 135(E).

Duty of intermediary

153 (1) Shares of a corporation that are registered in the name of an intermediary or their nominee and not beneficially owned by the intermediary must not be voted unless the intermediary, without delay after receipt of the notice of the meeting, financial statements, management proxy circular, dissident’s proxy circular and any other documents other than the form of proxy sent to shareholders by or on behalf of any person for use in connection with the meeting, sends a copy of the document to the beneficial owner and, except when the intermediary suppléant, et se conformer aux instructions de l’actionnaire qui l’a nommée.

Droits du fondé de pouvoir

(2) Au cours d’une assemblée, le fondé de pouvoir ou un suppléant a, en ce qui concerne la participation aux déli-bérations et le vote par voie de scrutin, les mêmes droits que l’actionnaire qui l’a nommé; cependant, le fondé de pouvoir ou un suppléant qui a reçu des instructions contradictoires de ses mandants ne peut prendre part à un vote à main levée.

Vote à main levée

(3) Malgré les paragraphes (1) et (2), lorsque le président d’une assemblée déclare qu’en cas de scrutin, l’ensemble des voix attachées aux actions représentées par des fondés de pouvoir ayant instruction de voter contre la solution qui, à son avis, sera adoptée par l’assemblée quant à une question ou un groupe de questions, sera inférieur à cinq pour cent des voix qui peuvent être exprimées par des actionnaires, présents ou représentés par des fondés de pouvoir, au cours de ce scrutin, et sauf si un action-naire ou un fondé de pouvoir exige la tenue d’un scrutin:

a) le président peut procéder à un vote à main levée sur la question ou le groupe de questions;

b) les fondés de pouvoir et les suppléants peuvent participer au vote à main levée sur la question ou le groupe de questions.

Infraction

(4) Le fondé de pouvoir ou son suppléant qui, sans motif raisonnable, contrevient aux instructions données par l’actionnaire conformément au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 152; 2001, ch. 14, art. 71 et 135(A).

Devoir de l’intermédiaire

153 (1) L’intermédiaire qui n’est pas le véritable pro-priétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui ne peut exercer les droits de vote dont elles sont assorties que sur envoi au véritable propriétaire, dès leur réception, d’un exemplaire de l’avis de l’assemblée, des états financiers, des circulaires sollicitant des procurations émanant de la direction ou d’un dissident et de tous documents — à l’exception du formulaire de procuration — envoyés par toute personne ou pour son compte, aux actionnaires pour l’assemblée. Il doit également envoyer une demande écrite

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PART XIII Proxies	PARTIE XIII Procurations
Section 153	Article 153

has received written voting instructions from the beneficial owner, a written request for such instructions.

Restriction on voting

(2) An intermediary, or a proxyholder appointed by an intermediary, may not vote shares that the intermediary does not beneficially own and that are registered in the name of the intermediary or in the name of a nominee of the intermediary unless the intermediary or proxyholder, as the case may be, receives written voting instructions from the beneficial owner.

Copies

(3) A person by or on behalf of whom a solicitation is made shall provide, at the request of an intermediary, without delay, to the intermediary at the person’s expense the necessary number of copies of the documents referred to in subsection (1), other than copies of the document requesting voting instructions.

Instructions to intermediary

(4) An intermediary shall vote or appoint a proxyholder to vote any shares referred to in subsection (1) in accordance with any written voting instructions received from the beneficial owner.

Beneficial owner as proxyholder

(5) If a beneficial owner so requests and provides an intermediary with appropriate documentation, the intermediary must appoint the beneficial owner or a nominee of the beneficial owner as proxyholder.

Validity

(6) The failure of an intermediary to comply with this section does not render void any meeting of shareholders or any action taken at the meeting.

Limitation

(7) Nothing in this section gives an intermediary the right to vote shares that the intermediary is otherwise prohibited from voting.

Offence

(8) An intermediary who knowingly fails to comply with this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

Officers, etc., of bodies corporate

(9) If an intermediary that is a body corporate commits an offence under subsection (8), any director or officer of

d’instructions sur le vote, s’il n’a pas reçu du véritable propriétaire de telles instructions par écrit.

Restrictions relatives au vote

(2) L’intermédiaire qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui — ou le fondé de pouvoir nommé par lui — ne peut exercer les droits de vote dont elles sont assorties, s’il n’a pas reçu du véritable propriétaire des instructions écrites relatives au vote.

Exemplaires

(3) La personne qui fait une sollicitation ou pour le compte de laquelle elle est faite doit fournir sans délai à ses propres frais à l’intermédiaire, dès que celui-ci en fait la demande, le nombre nécessaire d’exemplaires des documents visés au paragraphe (1), sauf ceux qui réclament des instructions sur le vote.

Instructions à l’intermédiaire

(4) Les droits de vote dont sont assorties les actions visées au paragraphe (1) doivent être exercés par l’intermédiaire ou le fondé de pouvoir qu’il nomme à cette fin selon les instructions écrites reçues du véritable propriétaire.

Véritable propriétaire nommé fondé de pouvoir

(5) Sur demande du véritable propriétaire et après en avoir reçu les documents appropriés, l’intermédiaire choisit comme fondé de pouvoir celui-ci ou la personne qu’il désigne.

Validité

(6) L’inobservation du présent article par l’intermédiaire n’annule ni l’assemblée ni les mesures prises lors de celle-ci.

Limitation

(7) Le présent article ne confère nullement à l’intermédiaire les droits de vote qui lui sont par ailleurs refusés.

Infraction

(8) L’intermédiaire qui contrevient sciemment au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Personnes morales et leurs dirigeants, etc.

(9) En cas de perpétration par un intermédiaire qui est une personne morale d’une infraction visée au

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the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 153; 2001, c. 14, s. 72.

Restraining order

154 (1) If a form of proxy, management proxy circular or dissident’s proxy circular contains an untrue statement of a material fact or omits to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made, an interested person or the Director may apply to a court and the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining the solicitation, the holding of the meeting, or any person from implementing or acting on any resolution passed at the meeting to which the form of proxy, management proxy circular or dissident’s proxy circular relates;

(b) an order requiring correction of any form of proxy or proxy circular and a further solicitation; and

(c) an order adjourning the meeting.

Notice to Director

(2) An applicant under this section shall give to the Director notice of the application and the Director is entitled to appear and to be heard in person or by counsel.

1974-75-76, c. 33, s. 148; 1978-79, c. 9, s. 1(F).

PART XIV

Financial Disclosure

Annual financial statements

155 (1) The directors of a corporation shall place before the shareholders at every annual meeting

(a) prescribed comparative financial statements that conform to any prescribed requirements and relate separately to

(i) the period that began on the date the corporation came into existence and ended not more than paragraphe (8), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 153; 2001, ch. 14, art. 72.

Ordonnance

154 (1) En cas de faux renseignements sur un fait important, ou d’omission d’un tel fait dont la divulgation était requise ou nécessaire pour éviter que la déclaration ne soit trompeuse eu égard aux circonstances, dans un formulaire de procuration ou dans une circulaire émanant de la direction ou d’un dissident, le tribunal peut, à la demande de tout intéressé ou du directeur, prendre par ordonnance toute mesure qu’il estime pertinente et notamment:

a) interdire la sollicitation et la tenue de l’assemblée ou enjoindre à quiconque de ne donner aucune suite aux résolutions adoptées à l’assemblée en cause;

b) exiger la correction des documents en cause et prévoir une nouvelle sollicitation;

c) ajourner l’assemblée.

Avis au directeur

(2) L’auteur de la demande prévue au présent article doit en aviser le directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

1974-75-76, ch. 33, art. 148; 1978-79, ch. 9, art. 1(F).

PARTIE XIV

Présentation de renseignements d’ordre financier

États financiers annuels

155 (1) Les administrateurs doivent, à l’assemblée annuelle, présenter aux actionnaires:

a) les états financiers comparatifs exigés par les règlements, établis conformément à ceux-ci et couvrant séparément:

(i) la période se terminant six mois au plus avant l’assemblée et ayant commencé à la date soit de

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six months before the annual meeting or, if the corporation has completed a financial year, the period that began immediately after the end of the last completed financial year and ended not more than six months before the annual meeting, and

(ii) the immediately preceding financial year;

(b) the report of the auditor, if any; and

(c) any further information respecting the financial position of the corporation and the results of its operations required by the articles, the by-laws or any unanimous shareholder agreement.

Exception

(2) Notwithstanding paragraph (1)(a), the financial statements referred to in subparagraph (1)(a)(ii) may be omitted if the reason for the omission is set out in the financial statements, or in a note thereto, to be placed before the shareholders at an annual meeting.

R.S., 1985, c. C-44, s. 155; 2018, c. 8, s. 20.

Application for exemption

156 On the application of a corporation, the Director may exempt the corporation, on any terms that the Director thinks fit, from any requirement set out in section 155 or any of sections 157 to 160, if the Director reasonably believes that the detriment that may be caused to the corporation by the requirement outweighs its benefit to the shareholders or, in the case of a distributing corporation, to the public.

R.S., 1985, c. C-44, s. 156; 2001, c. 14, s. 74; 2018, c. 8, s. 21.

Consolidated statements

157 (1) A corporation shall keep at its registered office a copy of the financial statements of each of its subsidiary bodies corporate and of each body corporate the accounts of which are consolidated in the financial statements of the corporation.

Examination

(2) Shareholders of a corporation and their personal representatives may on request examine the statements referred to in subsection (1) during the usual business hours of the corporation and may make extracts free of charge.

Barring examination

(3) A corporation may, within fifteen days of a request to examine under subsection (2), apply to a court for an order barring the right of any person to so examine, and the court may, if it is satisfied that such examination would be detrimental to the corporation or a subsidiary création de la société, soit, si elle a déjà fonctionné durant un exercice complet, de la fin de cet exercice,

(ii) l’exercice précédent;

b) le rapport du vérificateur, s’il a été établi;

c) tous renseignements sur la situation financière de la société et le résultat de ses activités qu’exigent les statuts, les règlements administratifs ou toute convention unanime des actionnaires.

Exception

(2) Par dérogation à l’alinéa (1)a), il n’est pas nécessaire de présenter les états financiers visés au sousalinéa (1)a)(ii) si le motif en est donné dans les états financiers, ou dans une note y annexée, à présenter aux actionnaires à l’assemblée annuelle.

L.R. (1985), ch. C-44, art. 155; 2018, ch. 8, art. 20.

Demande de dispense

156 Le directeur peut, sur demande de la société, soustraire celle-ci, aux conditions qu’il estime indiquées, à toute obligation prévue à l’article 155 ou à l’un des articles 157 à 160 s’il a de bonnes raisons de croire que les inconvénients pour la société qui découleraient du respect de l’obligation l’emportent sur les avantages qui en résulteraient pour les actionnaires ou, dans le cas de la société ayant fait appel au public, sur les avantages qui en résulteraient pour le public.

L.R. (1985), ch. C-44, art. 156; 2001, ch. 14, art. 74; 2018, ch. 8, art. 21.

États financiers consolidés

157 (1) La société doit conserver à son siège social un exemplaire des états financiers de chacune de ses filiales et de chaque personne morale dont les comptes sont consolidés dans ses propres états financiers.

Examen

(2) Les actionnaires ainsi que leurs représentants personnels peuvent, sur demande, examiner gratuitement les états financiers visés au paragraphe (1) et en tirer copie pendant les heures normales d’ouverture des bureaux.

Interdiction

(3) Le tribunal saisi d’une requête présentée par la société dans les quinze jours d’une demande d’examen faite en vertu du paragraphe (2) peut rendre toute ordonnance

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body corporate, bar such right and make any further order it thinks fit.

Notice to Director

(4) A corporation shall give the Director and the person asking to examine under subsection (2) notice of an application under subsection (3), and the Director and such person may appear and be heard in person or by counsel.

R.S., 1985, c. C-44, s. 157; 2001, c. 14, s. 75.

Approval of financial statements

158 (1) The directors of a corporation shall approve the financial statements referred to in section 155 and the approval shall be evidenced by the manual signature of one or more directors or a facsimile of the signatures re-produced in the statements.

Condition precedent

(2) A corporation shall not issue, publish or circulate copies of the financial statements referred to in section 155 unless the financial statements are

(a) approved and signed in accordance with subsection (1); and

(b) accompanied by the report of the auditor of the corporation, if any.

R.S., 1985, c. C-44, s. 158; 2001, c. 14, s. 76.

Copies to shareholders

159 (1) A corporation shall, not less than twenty-one days before each annual meeting of shareholders or before the signing of a resolution under paragraph 142(1)(b) in lieu of the annual meeting, send a copy of the documents referred to in section 155 to each shareholder, except to a shareholder who has informed the corporation in writing that he or she does not want a copy of those documents.

Offence

(2) A corporation that, without reasonable cause, fails to comply with subsection (1) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

R.S., 1985, c. C-44, s. 159; 2001, c. 14, s. 135(E).

Copies to Director

160 (1) A distributing corporation, any of the issued securities of which remain outstanding and are held by more than one person, shall send a copy of the documents referred to in section 155 to the Director qu’il estime pertinente et, notamment, interdire l’examen, s’il est convaincu qu’il serait préjudiciable à la société ou à une filiale.

Avis au directeur

(4) La société doit donner avis de toute requête présentée en vertu du paragraphe (3) au directeur et à toute personne qui demande l’examen prévu au paragraphe (2); ceux-ci peuvent comparaître en personne ou par ministère d’avocat.

L.R. (1985), ch. C-44, art. 157; 2001, ch. 14, art. 75.

Approbation des états financiers

158 (1) Les administrateurs doivent approuver les états financiers visés à l’article 155; l’approbation est attestée par la signature — ou sa reproduction mécanique, no-tamment sous forme d’imprimé — d’au moins l’un d’entre eux.

Condition préalable

(2) La société ne peut publier ou diffuser les états financiers visés à l’article 155 que lorsque les conditions suivantes sont réunies:

a) ils ont été approuvés et signés conformément au paragraphe (1);

b) ils sont accompagnés du rapport du vérificateur, s’il a été établi.

L.R. (1985), ch. C-44, art. 158; 2001, ch. 14, art. 76.

Copies aux actionnaires

159 (1) La société doit, vingt et un jours au moins avant chaque assemblée annuelle ou avant la signature de la résolution qui en tient lieu en vertu de l’alinéa 142(1)b), envoyer un exemplaire des documents visés à l’article 155 à chaque actionnaire, sauf à ceux qui l’ont informée par écrit de leur désir de ne pas les recevoir.

Infraction

(2) La société qui, sans motif raisonnable, contrevient au paragraphe (1) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

L.R. (1985), ch. C-44, art. 159; 2001, ch. 14, art. 135(A).

Copies au directeur

160 (1) La société ayant fait appel au public dont des valeurs mobilières en circulation sont détenues par plusieurs personnes doit envoyer au directeur copie des documents visés à l’article 155:

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(a) not less than twenty-one days before each annual meeting of shareholders, or without delay after a resolution referred to in paragraph 142(1)(b) is signed; and

(b) in any event within fifteen months after the last preceding annual meeting should have been held or a resolution in lieu of the meeting should have been signed, but no later than six months after the end of the corporation’s preceding financial year.

Subsidiary corporation exemption

(2) A subsidiary corporation is not required to comply with this section if

(a) the financial statements of its holding corporation are in consolidated or combined form and include the accounts of the subsidiary; and

(b) the consolidated or combined financial statements of the holding corporation are included in the documents sent to the Director by the holding corporation in compliance with this section.

Offence

(3) A corporation that fails to comply with this section is guilty of an offence and is liable on summary conviction to a fine not exceeding five thousand dollars.

R.S., 1985, c. C-44, s. 160; 1992, c. 1, s. 55; 1994, c. 24, s. 17; 2001, c. 14, s. 77.

Qualification of auditor

161 (1) Subject to subsection (5), a person is disqualified from being an auditor of a corporation if the person is not independent of the corporation, any of its affiliates, or the directors or officers of any such corporation or its affiliates.

Independence

(2) For the purposes of this section,

(a) independence is a question of fact; and

(b) a person is deemed not to be independent if they or their business partner

(i) is a business partner, a director, an officer or an employee of the corporation or any of its affiliates, or a business partner of any director, officer or employee of any such corporation or any of its affiliates,

(ii) beneficially owns or controls, directly or indirectly, a material interest in the securities of the corporation or any of its affiliates, or

a) vingt et un jours au moins avant chaque assemblée annuelle ou sans délai après la signature de la résolution qui en tient lieu en vertu de l’alinéa 142(1)b);

b) en tout état de cause, dans les quinze mois suivant l’assemblée annuelle précédente ou la date à laquelle aurait dû être signée la résolution en tenant lieu, mais au plus tard dans les six mois suivant la fin de chaque exercice.

Dispense

(2) Les filiales ne sont pas tenues de se conformer au présent article si:

a) d’une part, leurs états financiers sont inclus dans ceux de la société mère présentés sous forme consolidée ou cumulée;

b) d’autre part, les états financiers de la société mère, présentés sous forme consolidée ou cumulée, figurent dans les documents envoyés au directeur en conformité avec le présent article.

Infraction

(3) Toute société qui contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

L.R. (1985), ch. C-44, art. 160; 1992, ch. 1, art. 55; 1994, ch. 24, art. 17; 2001, ch. 14, art. 77.

Qualités requises pour être vérificateur

161 (1) Sous réserve du paragraphe (5), pour être vérificateur, il faut être indépendant de la société, des personnes morales de son groupe ou de leurs administrateurs ou dirigeants.

Indépendance

(2) Pour l’application du présent article:

a) l’indépendance est une question de fait;

b) est réputée ne pas être indépendante la personne qui, ou dont l’associé:

(i) ou bien est associé, administrateur, dirigeant ou employé de la société, d’une personne morale de son groupe ou de leurs administrateurs, dirigeants ou employés,

(ii) ou bien est le véritable propriétaire ou détient, directement ou indirectement, le contrôle d’une partie importante des valeurs mobilières de la société ou de l’une des personnes morales de son groupe,

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(iii) has been a receiver, receiver-manager, sequestrator, liquidator or trustee in bankruptcy of the corporation or any of its affiliates within two years of the person’s proposed appointment as auditor of the corporation.

Business partners

(2.1) For the purposes of subsection (2), a person’s business partner includes a shareholder of that person.

Duty to resign

(3) An auditor who becomes disqualified under this section shall, subject to subsection (5), resign forthwith after becoming aware of the disqualification.

Disqualification order

(4) An interested person may apply to a court for an order declaring an auditor to be disqualified under this section and the office of auditor to be vacant.

Exemption order

(5) An interested person may apply to a court for an order exempting an auditor from disqualification under this section and the court may, if it is satisfied that an exemption would not unfairly prejudice the shareholders, make an exemption order on such terms as it thinks fit, which order may have retrospective effect.

R.S., 1985, c. C-44, s. 161; 2001, c. 14, ss. 78, 135(E); 2011, c. 21, s. 56(E); 2018, c. 8, s. 23(E).

Appointment of auditor

162 (1) Subject to section 163, shareholders of a corporation shall, by ordinary resolution, at the first annual meeting of shareholders and at each succeeding annual meeting, appoint an auditor to hold office until the close of the next annual meeting.

Eligibility

(2) An auditor appointed under section 104 is eligible for appointment under subsection (1).

Incumbent auditor

(3) Notwithstanding subsection (1), if an auditor is not appointed at a meeting of shareholders, the incumbent auditor continues in office until a successor is appointed.

Remuneration

(4) The remuneration of an auditor may be fixed by ordinary resolution of the shareholders or, if not so fixed, may be fixed by the directors.

1974-75-76, c. 33, s. 156; 1978-79, c. 9, ss. 1(F), 48.

(iii) ou bien a été séquestre, séquestre-gérant, liquidateur ou syndic de faillite de la société ou d’une personne morale de son groupe dans les deux ans précédant la proposition de sa nomination au poste de vérificateur.

Associé

(2.1) Pour l’application du paragraphe (2), est assimilé à un associé d’une personne l’actionnaire de celle-ci.

Obligation de démissionner

(3) Le vérificateur doit, sous réserve du paragraphe (5), se démettre dès qu’à sa connaissance, il ne possède plus les qualités requises par le présent article.

Destitution judiciaire

(4) Tout intéressé peut demander au tribunal de rendre une ordonnance déclarant la destitution du vérificateur aux termes du présent article et la vacance de son poste.

Dispense

(5) Le tribunal, s’il est convaincu de ne pas causer un préjudice injustifié aux actionnaires, peut, à la demande de tout intéressé, dispenser, même rétroactivement, le vérificateur de l’application du présent article, aux conditions qu’il estime indiquées.

L.R. (1985), ch. C-44, art. 161; 2001, ch. 14, art. 78 et 135(A); 2011, ch. 21, art. 56(A); 2018, ch. 8, art. 23(A).

Nomination du vérificateur

162 (1) Sous réserve de l’article 163, les actionnaires doivent, par voie de résolution ordinaire, à la première assemblée annuelle et à chaque assemblée annuelle sub-séquente, nommer un vérificateur dont le mandat expirera à la clôture de l’assemblée annuelle suivante.

Éligibilité

(2) Le vérificateur nommé en vertu de l’article 104 peut également l’être conformément au paragraphe (1).

Vérificateur en fonctions

(3) Nonobstant le paragraphe (1), à défaut de nomination du vérificateur lors d’une assemblée, le vérificateur en fonctions poursuit son mandat jusqu’à la nomination de son successeur.

Rémunération

(4) La rémunération du vérificateur est fixée par voie de résolution ordinaire des actionnaires ou, à défaut, par les administrateurs.

1974-75-76, ch. 33, art. 156; 1978-79, ch. 9, art. 1(F) et 48.

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Dispensing with auditor

163 (1) The shareholders of a corporation that is not a distributing corporation may resolve not to appoint an auditor.

Limitation

(2) A resolution under subsection (1) is valid only until the next succeeding annual meeting of shareholders.

Unanimous consent

(3) A resolution under subsection (1) is not valid unless it is consented to by all the shareholders, including shareholders not otherwise entitled to vote.

(4) [Repealed, 1994, c. 24, s. 18]

R.S., 1985, c. C-44, s. 163; 1992, c. 1, s. 56; 1994, c. 24, s. 18; 2001, c. 14, s. 79.

Ceasing to hold office

164 (1) An auditor of a corporation ceases to hold office when the auditor

(a) dies or resigns; or

(b) is removed pursuant to section 165.

Effective date of resignation

(2) A resignation of an auditor becomes effective at the time a written resignation is sent to the corporation, or at the time specified in the resignation, whichever is later.

R.S., 1985, c. C-44, s. 164; 2001, c. 14, s. 135(E).

Removal of auditor

165 (1) The shareholders of a corporation may by ordinary resolution at a special meeting remove from office the auditor other than an auditor appointed by a court under section 167.

Vacancy

(2) A vacancy created by the removal of an auditor may be filled at the meeting at which the auditor is removed or, if not so filled, may be filled under section 166.

1974-75-76, c. 33, s. 159; 1978-79, c. 9, s. 1(F).

Filling vacancy

166 (1) Subject to subsection (3), the directors shall forthwith fill a vacancy in the office of auditor.

Calling meeting

(2) If there is not a quorum of directors, the directors then in office shall, within twenty-one days after a vacancy in the office of auditor occurs, call a special meeting of

Dispense

163 (1) Les actionnaires d’une société, autre qu’une société ayant fait appel au public, peuvent décider, par voie de résolution, de ne pas nommer un vérificateur.

Durée de validité

(2) La résolution mentionnée au paragraphe (1) n’est valide que jusqu’à l’assemblée annuelle suivante.

Consentement unanime

(3) La résolution mentionnée au paragraphe (1) n’est valide que si elle recueille le consentement unanime des actionnaires, y compris ceux qui ne sont pas par ailleurs fondés à voter.

(4) [Abrogé, 1994, ch. 24, art. 18]

L.R. (1985), ch. C-44, art. 163; 1992, ch. 1, art. 56; 1994, ch. 24, art. 18; 2001, ch. 14, art. 79.

Fin du mandat

164 (1) Le mandat du vérificateur prend fin avec:

a) son décès ou sa démission;

b) sa révocation conformément à l’article 165.

Date d’effet de la démission

(2) La démission du vérificateur prend effet à la date de son envoi par écrit à la société ou, si elle est postérieure, à celle que précise cette démission.

L.R. (1985), ch. C-44, art. 164; 2001, ch. 14, art. 135(A).

Révocation

165 (1) Les actionnaires peuvent, par résolution ordinaire adoptée lors d’une assemblée extraordinaire, révoquer tout vérificateur qui n’a pas été nommé par le tribunal en vertu de l’article 167.

Vacance

(2) La vacance créée par la révocation d’un vérificateur peut être comblée lors de l’assemblée où celle-ci a eu lieu ou, à défaut, en vertu de l’article 166.

1974-75-76, ch. 33, art. 159; 1978-79, ch. 9, art. 1(F).

Manière de combler une vacance

166 (1) Sous réserve du paragraphe (3), les administrateurs doivent immédiatement combler toute vacance du poste de vérificateur.

Convocation d’une assemblée

(2) En cas d’absence de quorum au conseil d’administration, les administrateurs en fonctions doivent, dans les vingt et un jours de la vacance du poste de vérificateur,

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shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors, the meeting may be called by any shareholder.

Shareholders filling vacancy

(3) The articles of a corporation may provide that a vacancy in the office of auditor shall only be filled by vote of the shareholders.

Unexpired term

(4) An auditor appointed to fill a vacancy holds office for the unexpired term of the auditor’s predecessor.

R.S., 1985, c. C-44, s. 166; 2001, c. 14, s. 135(E).

Court appointed auditor

167 (1) If a corporation does not have an auditor, the court may, on the application of a shareholder or the Director, appoint and fix the remuneration of an auditor who holds office until an auditor is appointed by the shareholders.

Exception

(2) Subsection (1) does not apply if the shareholders have resolved under section 163 not to appoint an auditor.

1974-75-76, c. 33, s. 161; 1978-79, c. 9, s. 1(F).

Right to attend meeting

168 (1) The auditor of a corporation is entitled to receive notice of every meeting of shareholders and, at the expense of the corporation, to attend and be heard on matters relating to the auditor’s duties.

Duty to attend

(2) If a director or shareholder of a corporation, whether or not the shareholder is entitled to vote at the meeting, gives written notice not less than ten days before a meeting of shareholders to the auditor or a former auditor of the corporation, the auditor or former auditor shall attend the meeting at the expense of the corporation and answer questions relating to their duties as auditor.

Notice to corporation

(3) A director or shareholder who sends a notice referred to in subsection (2) shall send concurrently a copy of the notice to the corporation.

Offence

(4) An auditor or former auditor of a corporation who fails without reasonable cause to comply with subsection (2) is guilty of an offence and liable on summary convoquer une assemblée extraordinaire en vue de combler cette vacance; à défaut de cette convocation, ou en l’absence d’administrateurs, tout actionnaire peut le faire.

Vacance comblée par les actionnaires

(3) Les statuts de la société peuvent prévoir que la vacance ne peut être comblée que par un vote des actionnaires.

Mandat non expiré

(4) Le vérificateur nommé afin de combler une vacance poursuit jusqu’à son expiration le mandat de son prédécesseur.

L.R. (1985), ch. C-44, art. 166; 2001, ch. 14, art. 135(A).

Nomination judiciaire

167 (1) Le tribunal peut, à la demande d’un actionnaire ou du directeur, nommer un vérificateur à la société qui n’en a pas et fixer sa rémunération; le mandat de ce vérificateur se termine à la nomination de son successeur par les actionnaires.

Exception

(2) Le paragraphe (1) ne s’applique pas dans le cas prévu à l’article 163.

1974-75-76, ch. 33, art. 161; 1978-79, ch. 9, art. 1(F).

Droit d’assister à l’assemblée

168 (1) Le vérificateur est fondé à recevoir avis de toute assemblée, à y assister aux frais de la société et à y être entendu sur toute question relevant de ses fonctions.

Obligation

(2) Le vérificateur ou ses prédécesseurs, à qui l’un des administrateurs ou un actionnaire habile ou non à voter donne avis écrit, au moins dix jours à l’avance, de la tenue d’une assemblée, doit assister à cette assemblée aux frais de la société et répondre à toute question relevant de ses fonctions.

Avis de la société

(3) L’administrateur ou l’actionnaire qui envoie l’avis visé au paragraphe (2) doit en envoyer simultanément copie à la société.

Infraction

(4) Le vérificateur ou l’un de ses prédécesseurs qui, sans motif raisonnable, contrevient au paragraphe (2) commet une infraction et encourt, sur déclaration de culpabilité

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conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

Statement of auditor

(5) An auditor is entitled to submit to the corporation a written statement giving reasons for resigning or for opposing any proposed action or resolution when the auditor

(a) resigns;

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the auditor from office;

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed to fill the office of auditor, whether because of the resignation or removal of the incumbent auditor or because the auditor’s term of office has expired or is about to expire; or

(d) receives a notice or otherwise learns of a meeting of shareholders at which a resolution referred to in section 163 is to be proposed.

Other statements

(5.1) In the case of a proposed replacement of an auditor, whether through removal or at the end of the auditor’s term, the following rules apply with respect to other statements:

(a) the corporation shall make a statement on the reasons for the proposed replacement; and

(b) the proposed replacement auditor may make a statement in which he or she comments on the reasons referred to in paragraph (a).

Circulating statement

(6) The corporation shall send a copy of the statements referred to in subsections (5) and (5.1) without delay to every shareholder entitled to receive notice of a meeting referred to in subsection (1) and to the Director, unless the statement is included in or attached to a management proxy circular required by section 150.

Replacing auditor

(7) No person shall accept appointment or consent to be appointed as auditor of a corporation to replace an auditor who has resigned, been removed or whose term of office has expired or is about to expire until the person has par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Déclaration du vérificateur

(5) Le vérificateur qui, selon le cas:

a) démissionne;

b) est informé, notamment par voie d’avis, de la convocation d’une assemblée en vue de le révoquer;

c) est informé, notamment par voie d’avis, de la tenue d’une réunion du conseil d’administration ou d’une assemblée en vue de pourvoir le poste de vérificateur par suite de sa démission, de sa révocation, de l’expiration effective ou prochaine de son mandat;

d) est informé, notamment par voie d’avis, de la tenue d’une assemblée où une résolution doit être proposée conformément à l’article 163,

est fondé à donner par écrit à la société les motifs de sa démission ou de son opposition aux mesures ou résolutions envisagées.

Autres déclarations

(5.1) Dans le cas où la société se propose de remplacer le vérificateur, pour cause de révocation ou d’expiration de son mandat, elle doit soumettre une déclaration motivée et le nouveau vérificateur a le droit de soumettre une déclaration commentant ces motifs.

Diffusion des motifs

(6) La société doit sans délai envoyer, à tout actionnaire qui doit être avisé des assemblées mentionnées au paragraphe (1) et au directeur, copie des déclarations visées aux paragraphes (5) et (5.1), sauf si elles sont incorporées ou jointes à la circulaire de sollicitation de procurations de la direction exigée à l’article 150.

Remplaçant

(7) Nul ne peut accepter de remplacer le vérificateur qui a démissionné ou a été révoqué ou dont le mandat est expiré ou est sur le point d’expirer, avant d’avoir obtenu, sur demande, qu’il donne par écrit les circonstances et les motifs justifiant, selon lui, son remplacement.

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requested and received from that auditor a written statement of the circumstances and the reasons, in that auditor’s opinion, for their replacement.

Exception

(8) Notwithstanding subsection (7), a person otherwise qualified may accept appointment or consent to be appointed as auditor of a corporation if, within fifteen days after making the request referred to in that subsection, the person does not receive a reply.

Effect of non-compliance

(9) Unless subsection (8) applies, an appointment as auditor of a corporation of a person who has not complied with subsection (7) is void.

R.S., 1985, c. C-44, s. 168; 2001, c. 14, ss. 80, 135(E); 2018, c. 8, s. 23.1(F).

Examination

169 (1) An auditor of a corporation shall make the examination that is in their opinion necessary to enable them to report in the prescribed manner on the financial statements required by this Act to be placed before the shareholders, except such financial statements or part thereof that relate to the period referred to in subparagraph 155(1)(a)(ii).

Reliance on other auditor

(2) Notwithstanding section 170, an auditor of a corporation may reasonably rely on the report of an auditor of a body corporate or an unincorporated business the accounts of which are included in whole or in part in the financial statements of the corporation.

Reasonableness

(3) For the purpose of subsection (2), reasonableness is a question of fact.

Application

(4) Subsection (2) applies whether or not the financial statements of the holding corporation reported on by the auditor are in consolidated form.

R.S., 1985, c. C-44, s. 169; 2001, c. 14, s. 135(E).

Right to information

170 (1) On the demand of an auditor of a corporation, the present or former directors, officers, employees, agents or mandataries of the corporation shall provide any

(a) information and explanations, and

(b) access to records, documents, books, accounts and vouchers of the corporation or any of its subsidiaries

Exception

(8) Par dérogation au paragraphe (7), toute personne par ailleurs compétente peut accepter d’être nommée vérificateur si, dans les quinze jours suivant la demande visée à ce paragraphe, elle ne reçoit pas de réponse.

Effet de l’inobservation

(9) Sauf le cas prévu au paragraphe (8), l’inobservation du paragraphe (7) entraîne la nullité de la nomination.

L.R. (1985), ch. C-44, art. 168; 2001, ch. 14, art. 80 et 135(A); 2018, ch. 8, art. 23.1(F).

Examen

169 (1) Le vérificateur doit procéder à l’examen qu’il estime nécessaire pour faire rapport, de la manière prescrite, sur les états financiers que la présente loi ordonne de présenter aux actionnaires, à l’exception des états financiers se rapportant à la période visée au sous-alinéa 155(1)a)(ii).

Foi au rapport d’un vérificateur

(2) Nonobstant l’article 170, le vérificateur d’une société peut, d’une manière raisonnable, se fonder sur le rapport du vérificateur d’une personne morale ou d’une entreprise commerciale dépourvue de personnalité morale, dont les comptes sont entièrement ou partiellement inclus dans les états financiers de la société.

Question de fait

(3) Pour l’application du paragraphe (2), le bien-fondé de la décision du vérificateur est une question de fait.

Application

(4) Le paragraphe (2) s’applique, que les états financiers de la société mère soient consolidés ou non.

L.R. (1985), ch. C-44, art. 169; 2001, ch. 14, art. 135(A).

Droit à l’information

170 (1) Les administrateurs, dirigeants, employés ou mandataires de la société, ou leurs prédécesseurs, doivent, à la demande du vérificateur:

a) le renseigner;

b) lui donner accès à tous les registres, documents, livres, comptes et pièces justificatives de la société ou de ses filiales,

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that are, in the opinion of the auditor, necessary to enable the auditor to make the examination and report required under section 169 and that the directors, officers, employees, agents or mandataries are reasonably able to provide.

Idem

(2) On the demand of the auditor of a corporation, the directors of the corporation shall

(a) obtain from the present or former directors, officers, employees and agents or mandataries of any subsidiary of the corporation the information and explanations that the present or former directors, officers, employees and agents or mandataries are reasonably able to provide and that are, in the opinion of the auditor, necessary to enable the auditor to make the examination and report required under section 169; and

(b) furnish the auditor with the information and explanations so obtained.

No civil liability

(3) A person who in good faith makes an oral or written communication under subsection (1) or (2) is not liable in any civil proceeding arising from having made the communication.

R.S., 1985, c. C-44, s. 170; 2001, c. 14, ss. 81, 135(E); 2011, c. 21, s. 57(E).

Audit committee

171 (1) Subject to subsection (2), a corporation described in subsection 102(2) shall, and any other corporation may, have an audit committee composed of not less than three directors of the corporation, a majority of whom are not officers or employees of the corporation or any of its affiliates.

Exemption

(2) The Director may, on the application of a corporation, authorize the corporation to dispense with an audit committee, and the Director may, if satisfied that the shareholders will not be prejudiced, permit the corporation to dispense with an audit committee on any reasonable conditions that the Director thinks fit.

Duty of committee

(3) An audit committee shall review the financial statements of the corporation before such financial statements are approved under section 158.

Auditor’s attendance

(4) The auditor of a corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the corporation, to attend and be heard dans la mesure où il l’estime nécessaire pour agir conformément à l’article 169 et où il est raisonnable pour ces personnes d’accéder à cette demande.

Idem

(2) À la demande du vérificateur, les administrateurs d’une société doivent:

a) obtenir des administrateurs, dirigeants, employés et mandataires de ses filiales, ou de leurs prédécesseurs, les renseignements et éclaircissements que ces personnes peuvent raisonnablement fournir et que le vérificateur estime nécessaires aux fins de l’examen et du rapport exigés par l’article 169;

b) fournir au vérificateur les renseignements et éclaircissements ainsi obtenus.

Non-responsabilité

(3) Nul n’encourt de responsabilité civile pour avoir fait, de bonne foi, une déclaration orale ou écrite au titre des paragraphes (1) ou (2).

L.R. (1985), ch. C-44, art. 170; 2001, ch. 14, art. 81 et 135(A); 2011, ch. 21, art. 57(A).

Comité de vérification

171 (1) Sous réserve du paragraphe (2), les sociétés peuvent, et celles visées au paragraphe 102(2) doivent, avoir un comité de vérification composé d’au moins trois administrateurs et dont la majorité n’est pas constituée de dirigeants ou d’employés de la société ou des personnes morales de son groupe.

Dispense

(2) Le directeur, s’il est convaincu de ne causer aucun préjudice aux actionnaires, peut, à la demande de la société, la libérer, aux conditions qu’il estime raisonnables, de l’obligation d’avoir un comité de vérification.

Fonctions du comité

(3) Le comité de vérification doit revoir les états financiers de la société avant leur approbation conformément à l’article 158.

Présence du vérificateur

(4) Le vérificateur est fondé à recevoir avis des réunions du comité de vérification, à y assister aux frais de la société et à y être entendu; à la demande de tout membre

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thereat; and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor.

Calling meeting

(5) The auditor of a corporation or a member of the audit committee may call a meeting of the committee.

Notice of errors

(6) A director or an officer of a corporation shall forth-with notify the audit committee and the auditor of any error or mis-statement of which the director or officer becomes aware in a financial statement that the auditor or a former auditor has reported on.

Error in financial statements

(7) An auditor or former auditor of a corporation who is notified or becomes aware of an error or mis-statement in a financial statement on which they have reported, if in their opinion the error or mis-statement is material, shall inform each director accordingly.

Duty of directors

(8) When under subsection (7) the auditor or former auditor informs the directors of an error or mis-statement in a financial statement, the directors shall

(a) prepare and issue revised financial statements; or

(b) otherwise inform the shareholders and, if the corporation is one that is required to comply with section 160, it shall inform the Director of the error or mis-statement in the same manner as it informs the shareholders.

Offence

(9) Every director or officer of a corporation who knowingly fails to comply with subsection (6) or (8) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 171; 2001, c. 14, ss. 82, 135(E).

Qualified privilege (defamation)

172 Any oral or written statement or report made under this Act by the auditor or former auditor of a corporation has qualified privilege.

1974-75-76, c. 33, s. 166; 1978-79, c. 9, s. 1(F).

du comité, il doit, durant son mandat, assister à toute réunion de ce comité.

Convocation de la réunion

(5) Le comité de vérification peut être convoqué par l’un de ses membres ou par le vérificateur.

Avis des erreurs

(6) Tout administrateur ou dirigeant doit immédiatement aviser le comité de vérification et le vérificateur des erreurs ou renseignements inexacts dont il prend connaissance dans les états financiers ayant fait l’objet d’un rapport de ce dernier ou de l’un de ses prédécesseurs.

Erreur dans les états financiers

(7) Le vérificateur ou celui de ses prédécesseurs qui prend connaissance d’une erreur ou d’un renseignement inexact, à son avis important, dans des états financiers sur lequel il a fait rapport, doit en informer chaque administrateur.

Obligation des administrateurs

(8) Les administrateurs avisés, conformément au paragraphe (7), de l’existence d’erreurs ou de renseignements inexacts dans les états financiers doivent:

a) soit dresser et publier des états financiers rectifiés;

b) soit en informer par tous moyens les actionnaires et, si la société est tenue de se conformer à l’article 160, en informer de la même manière le directeur.

Infraction

(9) L’administrateur ou dirigeant d’une société qui, sciemment, contrevient aux paragraphes (6) ou (8) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 171; 2001, ch. 14, art. 82 et 135(A).

Immunité (diffamation)

172 Les vérificateurs ou leurs prédécesseurs jouissent d’une immunité relative en ce qui concerne les déclarations orales ou écrites et les rapports qu’ils font en vertu de la présente loi.

1974-75-76, ch. 33, art. 166; 1978-79, ch. 9, art. 1(F).

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PART XIV.1

Disclosure Relating to Diversity

Diversity in corporations

172.1 (1) The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting diversity among the directors and among the members of senior management as defined by regulation.

Information to shareholders and Director

(2) The corporation shall provide the information referred to in subsection (1) to each shareholder, except to a shareholder who has informed the corporation in writing that they do not want to receive that information, by sending the information along with the notice referred to in subsection 135(1) or by making the information available along with a proxy circular referred to in subsection 150(1).

Information to Director

(3) The corporation shall concurrently send the information referred to in subsection (1) to the Director.

2018, c. 8, s. 24.

PART XV

Fundamental Changes

Amendment of articles

173 (1) Subject to sections 176 and 177, the articles of a corporation may by special resolution be amended to

(a)  change its name;

(b)  change the province in which its registered office is situated;

(c)  add, change or remove any restriction on the business or businesses that the corporation may carry on;

(d)  change any maximum number of shares that the corporation is authorized to issue;

(e)  create new classes of shares;

(f)  reduce or increase its stated capital, if its stated capital is set out in the articles;

PARTIE XIV.1

Présentation de renseignements relatifs à la diversité

Diversité dans les sociétés

172.1 (1) À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant la diversité au sein des administrateurs et au sein des membres de la haute direction au sens des règlements.

Envoi au directeur et aux actionnaires

(2) La société fournit les renseignements visés au paragraphe (1) à chaque actionnaire, sauf à ceux qui l’ont informée par écrit qu’ils ne souhaitent pas les recevoir, en les envoyant avec l’avis visé au paragraphe 135(1) ou en les mettant à sa disposition avec toute circulaire visée au paragraphe 150(1).

Envoi au directeur

(3) La société envoie simultanément au directeur les renseignements visés au paragraphe (1).

2018, ch. 8, art. 24.

PARTIE XV

Modifications de structure

Modification des structure

173 (1) Sous réserve des articles 176 et 177, les statuts de la société peuvent, par résolution spéciale, être modifiés afin :

a)   d’en changer la dénomination sociale;

b)  de transférer le siège social dans une autre province;

c)  d’ajouter, de modifier ou de supprimer toute restriction quant à ses activités commerciales;

d)  de modifier le nombre maximal d’actions qu’elle est autorisée à émettre;

e)  de créer de nouvelles catégories d’actions;

f)  de réduire ou d’augmenter son capital déclaré, si celui-ci figure dans les statuts;

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(g)  change the designation of all or any of its shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued;

(h)  change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

(i)   divide a class of shares, whether issued or unissued, into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(j)  authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(k)  authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(l)   revoke, diminish or enlarge any authority conferred under paragraphs (j) and (k);

(m)  increase or decrease the number of directors or the minimum or maximum number of directors, subject to sections 107 and 112;

(n)  add, change or remove restrictions on the issue, transfer or ownership of shares; or

(o)  add, change or remove any other provision that is permitted by this Act to be set out in the articles.

Termination

(2) The directors of a corporation may, if authorized by the shareholders in the special resolution effecting an amendment under this section, revoke the resolution before it is acted on without further approval of the shareholders.

Amendment of number name

(3) Notwithstanding subsection (1), where a corporation has a designating number as a name, the directors may amend its articles to change that name to a verbal name.

R.S., 1985, c. C-44, s. 173; 1994, c. 24, s. 19; 2001, c. 14, ss. 83, 134(F).

Constraints on shares

174 (1) Subject to sections 176 and 177, a distributing corporation, any of the issued shares of which remain

g)   de modifier la désignation de tout ou partie de ses actions, et d’ajouter, de modifier ou de supprimer tous droits, privilèges, restrictions et conditions, y compris le droit à des dividendes accumulés, concernant tout ou partie de ses actions, émises ou non;

h)   de modifier le nombre d’actions, émises ou non, d’une catégorie ou d’une série ou de les changer de catégorie ou de série;

i)    de diviser en séries une catégorie d’actions, émises ou non, en indiquant le nombre d’actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

j)    d’autoriser les administrateurs à diviser en séries une catégorie d’actions non émises, en indiquant le nombre d’actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

k)   d’autoriser les administrateurs à modifier les droits, privilèges, restrictions et conditions dont sont assorties les actions non émises d’une série;

l)    de révoquer ou de modifier les autorisations conférées en vertu des alinéas j) et k);

m)   d’augmenter ou de diminuer le nombre fixe, minimal ou maximal d’administrateurs, sous réserve des articles 107 et 112;

n)   d’apporter, de modifier ou de supprimer des restrictions quant à l’émission, au transfert ou au droit de propriété des actions;

o)    d’ajouter, de modifier ou de supprimer toute autre disposition que la présente loi autorise à y insérer.

Annulation

(2) Les administrateurs peuvent, si les actionnaires les y autorisent par la résolution spéciale prévue au présent article, annuler la résolution avant qu’il n’y soit donné suite.

Modification de la dénomination exprimée en chiffres

(3) Nonobstant le paragraphe (1), les administrateurs d’une société ayant une dénomination sociale numérique peuvent en modifier les statuts pour adopter une dénomination exprimée en lettres.

L.R. (1985), ch. C-44, art. 173; 1994, ch. 24, art. 19; 2001, ch. 14, art. 83 et 134(F).

Restrictions concernant les actions

174 (1) Sous réserve des articles 176 et 177, la société ayant fait appel au public dont des actions en circulation

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outstanding and are held by more than one person, may by special resolution amend its articles in accordance with the regulations to constrain

(a)  the issue or transfer of shares of any class or series to persons who are not resident Canadians;

(b)  the issue or transfer of shares of any class or series to enable the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province

(i)   to obtain a licence to carry on any business,

(ii)  to become a publisher of a Canadian newspaper or periodical, or

(iii)    to acquire shares of a financial intermediary as defined in the regulations;

(c)  the issue, transfer or ownership of shares of any class or series in order to assist the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control;

(d)  the issue, transfer or ownership of shares of any class or series in order to assist the corporation to comply with any prescribed law.

(e)  the issue, transfer or ownership of shares of any class or series to enable the corporation to be a registered labour-sponsored venture capital corporation under Part X.3 of the Income Tax Act.

Exception in respect of paragraph (1)(c)

(2) Paragraph (1)(c) does not permit a constraint on the issue, transfer or ownership of shares of any class or series of which any shares are outstanding unless

(a)  in the case of a constraint in respect of a class, the shares of the class, or

(b)  in the case of a constraint in respect of a series, the shares of the series sont détenues par plusieurs personnes, peut, en modifiant ses statuts par résolution spéciale, imposer, conformément aux règlements, des restrictions :

a)  quant à l’émission ou au transfert des actions de n’importe quelle catégorie ou série au profit de nonrésidents canadiens;

b)  quant à l’émission ou au transfert des actions de n’importe quelle catégorie ou série en vue de rendre la société ou les personnes morales faisant partie de son groupe ou ayant des liens avec elle, mieux à même de remplir les conditions prévues par une loi fédérale ou provinciale prescrite :

(i)  pour obtenir un permis en vue d’exercer toute activité commerciale,

(ii)  pour publier un journal ou un périodique canadien,

(iii) pour acquérir les actions d’un intermédiaire financier au sens de ces règlements;

c)   quant à l’émission, au transfert ou au droit de propriété des actions de n’importe quelle catégorie ou série en vue de rendre la société ou les personnes morales faisant partie de son groupe ou ayant des liens avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements;

d)    quant à l’émission, au transfert ou à la propriété des actions de n’importe quelle catégorie ou série en vue de rendre la société mieux à même de se conformer aux lois prescrites.

e)  quant à l’émission, au transfert ou à la propriété des actions de n’importe quelle catégorie ou série en vue de permettre à la société d’être une société agréée à capital de risque de travailleurs en vertu de la partie X.3 de la Loi de l’impôt sur le revenu.

Exception à l’al. (1)c)

(2) L’alinéa (1)c) n’autorise les restrictions à l’émission, au transfert ou au droit de propriété d’actions en circulation d’une catégorie ou série que si font déjà l’objet de restrictions autorisées à cet alinéa :

a)  soit les actions d’une catégorie dans le cas où ces restrictions s’appliquent à celle-ci;

b)  soit les actions d’une série dans le cas où ces restrictions s’appliquent à celle-ci.

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are already subject to a constraint permitted under that paragraph.

Limitation on ownership of shares

(3) A corporation may, pursuant to paragraph (1)(c), limit the number of shares of that corporation that may be owned, or prohibit the ownership of shares, by any person whose ownership would adversely affect the ability of the corporation or any of its affiliates or associates to attain or maintain a level of Canadian ownership or control specified in its articles that equals or exceeds a specified level referred to in paragraph (1)(c).

Change or removal of constraint

(4) A corporation referred to in subsection (1) may by special resolution amend its articles to change or remove any constraint on the issue, transfer or ownership of its shares.

Termination

(5) The directors of a corporation may, if authorized by the shareholders in the special resolution effecting an amendment under subsection (1) or (4), revoke the resolution before it is acted on without further approval of the shareholders.

Regulations

(6) Subject to subsections 261(2) and (3), the Governor in Council may make regulations with respect to a corporation that constrains the issue, transfer or ownership of its shares prescribing

(a)  the disclosure required of the constraints in documents issued or published by the corporation;

(b)  the duties and powers of the directors to refuse to issue or register transfers of shares in accordance with the articles of the corporation;

(c)  the limitations on voting rights of any shares held contrary to the articles of the corporation;

(d)  the powers of the directors to require disclosure of beneficial ownership of shares of the corporation and the right of the corporation and its directors, employees and agents or mandataries to rely on that disclosure and the effects of that reliance; and

(e)  the rights of any person owning shares of the corporation at the time of an amendment to its articles constraining share issues or transfers.

Limitation du nombre d’actions

(3) La société peut, en vertu de l’alinéa (1)c), limiter le nombre d’actions qui peuvent appartenir à une personne ou interdire à celle-ci le droit de propriété d’actions si le droit de propriété compromet la possibilité pour la société ou les personnes morales faisant partie de son groupe ou ayant des liens avec elle, de remplir les conditions de participation ou de contrôle canadiens qui sont précisées à ses statuts et qui sont aussi exigeantes que celles qui sont visées à l’alinéa (1)c).

Suppression ou modification des restrictions

(4) La société visée au paragraphe (1) peut, en modifiant ses statuts par résolution spéciale, modifier ou supprimer les restrictions applicables à l’émission, au transfert ou au droit de propriété de ses actions.

Annulation

(5) Les administrateurs peuvent, si les actionnaires les y autorisent dans la résolution spéciale prévue aux paragraphes (1) ou (4), annuler la résolution avant qu’il y soit donné suite.

Règlements

(6) Sous réserve des paragraphes 261(2) et (3), le gouverneur en conseil peut, au cas où l’émission, le transfert ou le droit de propriété des actions d’une société fait l’objet de restrictions, prescrire :

a)  les modalités relatives à la divulgation obligatoire de ces restrictions dans les documents présentés ou publiés par la société;

b)  l’obligation et le pouvoir des administrateurs de refuser l’émission d’actions ou l’inscription de transferts en conformité avec les statuts de la société;

c)  les limites du droit de vote dont sont assorties les actions détenues en contravention des statuts de la société;

d)  le pouvoir des administrateurs d’exiger la divulgation relative à la propriété effective des actions, ainsi que le droit de la société, de ses administrateurs, employés ou mandataires d’y ajouter foi et les conséquences qui en découlent;

e)  les droits des propriétaires d’actions de la société au moment de la modification des statuts aux fins de restreindre l’émission ou le transfert des actions.

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Validity of acts

(7) An issue or a transfer of a share or an act of a corporation is valid notwithstanding any failure to comply with this section or the regulations.

R.S., 1985, c. C-44, s. 174; 1991, c. 45, s. 554, c. 47, s. 722; 1994, c. 21, s. 125; 2001, c. 14, ss. 84, 134(F); 2011, c. 21, s. 58(E).

Proposal to amend

175 (1) Subject to subsection (2), a director or a shareholder who is entitled to vote at an annual meeting of shareholders may, in accordance with section 137, make a proposal to amend the articles.

Notice of amendment

(2) Notice of a meeting of shareholders at which a proposal to amend the articles is to be considered shall set out the proposed amendment and, where applicable, shall state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate an amendment.

R.S., 1985, c. C-44, s. 175; 2001, c. 14, s. 135(E).

Class vote

176 (1) The holders of shares of a class or, subject to subsection (4), of a series are, unless the articles otherwise provide in the case of an amendment referred to in paragraphs (a), (b) and (e), entitled to vote separately as a class or series on a proposal to amend the articles to

(a)  increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class;

(b)  effect an exchange, reclassification or cancellation of all or part of the shares of such class;

(c)  add, change or remove the rights, privileges, restrictions or conditions attached to the shares of such class and, without limiting the generality of the foregoing,

(i)  remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

(ii)  add, remove or change prejudicially redemption rights,

(iii)  reduce or remove a dividend preference or a liquidation preference, or

(iv)  add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive

Validité des actes

(7) L’émission ou le transfert d’actions ainsi que les actes d’une société sont valides nonobstant l’inobservation du présent article ou des règlements.

L.R. (1985), ch. C-44, art. 174; 1991, ch. 45, art. 554, ch. 47, art. 722; 1994, ch. 21, art. 125; 2001, ch. 14, art. 84 et 134(F); 2011, ch. 21, art. 58(A).

Proposition de modification

175 (1) Sous réserve du paragraphe (2), tout administrateur ou tout actionnaire ayant le droit de voter à une assemblée annuelle peut, conformément à l’article 137, présenter une proposition de modification des statuts.

Avis de modification

(2) La proposition de modification doit figurer dans l’avis de convocation de l’assemblée où elle sera examinée; elle précise, s’il y a lieu, que les actionnaires dissidents ont le droit de se faire verser la juste valeur de leurs actions conformément à l’article 190; cependant, le défaut de cette précision ne rend pas nulle la modification.

L.R. (1985), ch. C-44, art. 175; 2001, ch. 14, art. 135(A).

Vote par catégorie

176 (1) Sauf disposition contraire des statuts relative aux modifications visées aux alinéas a), b) et e), les détenteurs d’actions d’une catégorie ou, sous réserve du paragraphe (4), d’une série, sont fondés à voter séparément sur les propositions de modification des statuts tendant à :

a)  changer le nombre maximal autorisé d’actions de ladite catégorie ou à augmenter le nombre maximal d’actions autorisées d’une autre catégorie conférant des droits ou des privilèges égaux ou supérieurs;

b)  faire échanger, reclasser ou annuler tout ou partie des actions de cette catégorie;

c)  étendre, modifier ou supprimer les droits, privilèges, restrictions ou conditions dont sont assorties les actions de ladite catégorie, notamment :

(i)  en supprimant ou modifiant, de manière préjudiciable, le droit aux dividendes accumulés ou cumulatifs,

(ii)    en étendant, supprimant ou modifiant, de manière préjudiciable, les droits de rachat,

(iii)  en réduisant ou supprimant une préférence en matière de dividende ou de liquidation,

(iv)   en étendant, supprimant ou modifiant, de manière préjudiciable, les privilèges de conversion, options, droits de vote, de transfert, de préemption ou

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rights, or rights to acquire securities of a corporation, or sinking fund provisions;

(d)  increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class;

(e)  create a new class of shares equal or superior to the shares of such class;

(f)  make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class;

(g)  effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of such class; or

(h)  constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

Exception

(2) Subsection (1) does not apply in respect of a proposal to amend the articles to add a right or privilege for a holder to convert shares of a class or series into shares of another class or series that is subject to a constraint permitted under paragraph 174(1)(c) but is otherwise equal to the class or series first mentioned.

Deeming provision

(3) For the purpose of paragraph (1)(e), a new class of shares, the issue, transfer or ownership of which is to be constrained by an amendment to the articles pursuant to paragraph 174(1)(c), that is otherwise equal to an existing class of shares shall be deemed not to be equal or superior to the existing class of shares.

Limitation

(4) The holders of a series of shares of a class are entitled to vote separately as a series under subsection (1) only if such series is affected by an amendment in a manner different from other shares of the same class.

Right to vote

(5) Subsection (1) applies whether or not shares of a class or series otherwise carry the right to vote.

Separate resolutions

(6) A proposed amendment to the articles referred to in subsection (1) is adopted when the holders of the shares

d’acquisition de valeurs mobilières ou des dispositions en matière des fonds d’amortissement;

d)  accroître les droits ou privilèges des actions d’une autre catégorie, conférant des droits ou des privilèges égaux ou supérieurs à ceux de ladite catégorie;

e)  créer une nouvelle catégorie d’actions égales ou supérieures à celles de ladite catégorie;

f)  rendre égales ou supérieures aux actions de ladite catégorie, les actions d’une catégorie conférant des droits ou des privilèges inférieurs;

g)  faire échanger tout ou partie des actions d’une autre catégorie contre celles de ladite catégorie ou créer un droit à cette fin;

h)  soit apporter des restrictions à l’émission, au transfert ou au droit de propriété des actions de ladite catégorie soit modifier ou supprimer ces restrictions.

Exception

(2) Le paragraphe (1) ne s’applique pas aux propositions de modification de statuts tendant à accorder au détenteur le droit ou le privilège supplémentaire de convertir les actions d’une catégorie ou série en actions d’une autre catégorie ou série qui, sauf qu’elle est assujettie à des restrictions autorisées à l’alinéa 174(1)c), est égale à la première catégorie ou série.

Présomption

(3) En cas de modification des statuts dans le cadre de l’alinéa 174(1)c) en vue de la création d’une nouvelle catégorie d’actions dont l’émission, le transfert ou le droit de propriété font l’objet de restrictions et qui sont par ailleurs égales aux actions d’une ancienne catégorie, les actions de la nouvelle catégorie sont réputées, pour l’application de l’alinéa (1)e), être ni égales ni supérieures à celles de l’ancienne catégorie.

Limitation

(4) Les détenteurs d’actions d’une série ne sont fondés à voter séparément, comme prévu au paragraphe (1), que sur les modifications visant la série et non l’ensemble de la catégorie.

Droit de vote

(5) Le paragraphe (1) s’applique même si les actions d’une catégorie ou d’une série ne confèrent aucun droit de vote par ailleurs.

Résolutions distinctes

(6) L’adoption de toute proposition visée au paragraphe (1) est subordonnée à son approbation par voie de

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of each class or series entitled to vote separately thereon as a class or series have approved such amendment by a special resolution.

R.S., 1985, c. C-44, s. 176; 2001, c. 14, s. 134(F).

Delivery of articles

177 (1) Subject to any revocation under subsection 173(2) or 174(5), after an amendment has been adopted under section 173, 174 or 176 articles of amendment in the form that the Director fixes shall be sent to the Director.

Reduction of stated capital

(2) If an amendment effects or requires a reduction of stated capital, subsections 38(3) and (4) apply.

R.S., 1985, c. C-44, s. 177; 2001, c. 14, s. 85.

Certificate of amendment

178 On receipt of articles of amendment, the Director shall issue a certificate of amendment in accordance with section 262.

1974-75-76, c. 33, s. 172; 1978-79, c. 9, s. 1(F).

Effect of certificate

179 (1) An amendment becomes effective on the date shown in the certificate of amendment and the articles are amended accordingly.

Rights preserved

(2) No amendment to the articles affects an existing cause of action or claim or liability to prosecution in favour of or against the corporation or its directors or officers, or any civil, criminal or administrative action or proceeding to which a corporation or its directors or officers is a party.

1974-75-76, c. 33, s. 173; 1978-79, c. 9, s. 1(F).

Restated articles

180 (1) The directors may at any time, and shall when reasonably so directed by the Director, restate the articles of incorporation.

Delivery of articles

(2) Restated articles of incorporation in the form that the Director fixes shall be sent to the Director.

Restated certificate

(3) On receipt of restated articles of incorporation, the Director shall issue a restated certificate of incorporation in accordance with section 262.

résolution spéciale votée séparément par les actionnaires de chaque catégorie ou série intéressée.

L.R. (1985), ch. C-44, art. 176; 2001, ch. 14, art. 134(F).

Remise des statuts

177 (1) Sous réserve de l’annulation conformément aux paragraphes 173(2) ou 174(5), après une modification adoptée en vertu des articles 173, 174 ou 176, les clauses modificatrices des statuts sont envoyées au directeur en la forme établie par lui.

Réduction du capital déclaré

(2) En cas de modification donnant lieu à une réduction du capital déclaré, les paragraphes 38(3) et (4) s’appliquent.

L.R. (1985), ch. C-44, art. 177; 2001, ch. 14, art. 85.

Certificat de modification

178 Sur réception des clauses modificatrices, le directeur délivre un certificat de modification en conformité avec l’article 262.

1974-75-76, ch. 33, art. 172; 1978-79, ch. 9, art. 1(F).

Effet du certificat

179 (1) La modification prend effet à la date figurant sur le certificat de modification et les statuts sont modifiés en conséquence.

Maintien des droits

(2) Nulle modification ne porte atteinte aux causes d’actions déjà nées pouvant engager la société, ses administrateurs ou ses dirigeants, ni aux poursuites civiles, pénales ou administratives auxquelles ils sont parties.

1974-75-76, ch. 33, art. 173; 1978-79, ch. 9, art. 1(F).

Mise à jour des statuts

180 (1) Les administrateurs peuvent, et doivent si le directeur a de bonnes raisons de le leur ordonner, mettre à jour les statuts constitutifs.

Envoi des statuts

(2) Les statuts mis à jour sont envoyés au directeur en la forme établie par lui.

Certificat

(3) Sur réception des statuts mis à jour, le directeur délivre un certificat de constitution à jour en conformité avec l’article 262.

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Effect of certificate

(4) Restated articles of incorporation are effective on the date shown in the restated certificate of incorporation and supersede the original articles of incorporation and all amendments thereto.

R.S., 1985, c. C-44, s. 180; 2001, c. 14, s. 86.

Amalgamation

181 Two or more corporations, including holding and subsidiary corporations, may amalgamate and continue as one corporation.

1974-75-76, c. 33, s. 175; 1978-79, c. 9, s. 1(F).

Amalgamation agreement

182 (1) Each corporation proposing to amalgamate shall enter into an agreement setting out the terms and means of effecting the amalgamation and, in particular, setting out

(a)  the provisions that are required to be included in articles of incorporation under section 6;

(b)  the name and address of each proposed director of the amalgamated corporation;

(c)  the manner in which the shares of each amalgamating corporation are to be converted into shares or other securities of the amalgamated corporation;

(d)  if any shares of an amalgamating corporation are not to be converted into securities of the amalgamated corporation, the amount of money or securities of any body corporate that the holders of such shares are to receive in addition to or instead of securities of the amalgamated corporation;

(e)  the manner of payment of money instead of the issue of fractional shares of the amalgamated corporation or of any other body corporate the securities of which are to be received in the amalgamation;

(f)  whether the by-laws of the amalgamated corporation are to be those of one of the amalgamating corporations and, if not, a copy of the proposed by-laws; and

(g)  details of any arrangements necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated corporation.

Cancellation

(2) If shares of one of the amalgamating corporations are held by or on behalf of another of the amalgamating corporations, the amalgamation agreement shall provide for

Effet du certificat

(4) Les statuts mis à jour prennent effet à la date figurant sur le certificat.

L.R. (1985), ch. C-44, art. 180; 2001, ch. 14, art. 86.

Fusion

181 Plusieurs sociétés, y compris une société mère et ses filiales, peuvent fusionner en une seule et même société.

1974-75-76, ch. 33, art. 175; 1978-79, ch. 9, art. 1(F).

Convention de fusion

182 (1) Les sociétés qui se proposent de fusionner doivent conclure une convention qui énonce les modalités de la fusion et notamment :

a) les dispositions dont l’article 6 exige l’insertion dans les statuts constitutifs;

b)  les nom et adresse des futurs administrateurs de la société issue de la fusion;

c)  les modalités d’échange des actions de chaque société contre les actions ou autres valeurs mobilières de la société issue de la fusion;

d)  au cas où des actions de l’une de ces sociétés ne doivent pas être échangées contre des valeurs mobilières de la société issue de la fusion, la somme en numéraire ou les valeurs mobilières de toute autre personne morale que les détenteurs de ces actions doivent recevoir en plus ou à la place des valeurs mobilières de la société issue de la fusion;

e)  le mode du paiement en numéraire remplaçant l’émission de fractions d’actions de la société issue de la fusion ou de toute autre personne morale dont les valeurs mobilières doivent être données en échange à l’occasion de la fusion;

f)  les règlements administratifs envisagés pour la société issue de la fusion qui peuvent être ceux de l’une des sociétés fusionnantes;

g)  les détails des dispositions nécessaires pour parfaire la fusion et pour assurer la gestion et l’exploitation de la société issue de la fusion.

Annulation

(2) La convention de fusion doit prévoir, au moment de la fusion, l’annulation, sans remboursement du capital qu’elles représentent, des actions de l’une des sociétés

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the cancellation of such shares when the amalgamation becomes effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of such shares into shares of the amalgamated corporation.

1974-75-76, c. 33, s. 176; 1978-79, c. 9, s. 1(F).

Shareholder approval

183 (1) The directors of each amalgamating corporation shall submit the amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating corporation of which they are directors and, subject to subsection (4), to the holders of each class or series of such shares.

Notice of meeting

(2) A notice of a meeting of shareholders complying with section 135 shall be sent in accordance with that section to each shareholder of each amalgamating corporation, and shall

(a)  include or be accompanied by a copy or summary of the amalgamation agreement; and

(b)  state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate an amalgamation.

Right to vote

(3) Each share of an amalgamating corporation carries the right to vote in respect of an amalgamation agreement whether or not it otherwise carries the right to vote.

Class vote

(4) The holders of shares of a class or series of shares of each amalgamating corporation are entitled to vote separately as a class or series in respect of an amalgamation agreement if the amalgamation agreement contains a provision that, if contained in a proposed amendment to the articles, would entitle such holders to vote as a class or series under section 176.

Shareholder approval

(5) Subject to subsection (4), an amalgamation agreement is adopted when the shareholders of each amalgamating corporation have approved of the amalgamation by special resolutions.

Termination

(6) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating corporation, notwithstanding approval of fusionnantes, détenues par une autre de ces sociétés ou pour son compte, mais ne peut prévoir l’échange de ces actions contre celles de la société issue de la fusion.

1974-75-76, ch. 33, art. 176; 1978-79, ch. 9, art. 1(F).

Approbation des actionnaires

183 (1) Les administrateurs de chacune des sociétés fusionnantes doivent respectivement soumettre la convention de fusion, pour approbation, à l’assemblée des actionnaires et, sous réserve du paragraphe (4), aux actionnaires de chaque catégorie ou de chaque série.

Avis de l’assemblée

(2) Doit être envoyé, conformément à l’article 135, aux actionnaires de chaque société fusionnante un avis de l’assemblée :

a) assorti d’un exemplaire ou d’un résumé de la convention de fusion;

b) précisant le droit des actionnaires dissidents de se faire verser la juste valeur de leurs actions conformément à l’article 190, le défaut de cette mention ne rendant pas nulle la fusion.

Validité de la fusion

(3) Chaque action des sociétés fusionnantes, assortie ou non du droit de vote, comporte un droit de vote quant à la convention de fusion.

Vote par catégorie

(4) Les détenteurs d’actions d’une catégorie ou d’une série de chaque société fusionnante sont habiles à voter séparément au sujet de la convention de fusion si celle-ci contient une clause qui, dans une proposition de modification des statuts, leur aurait conféré ce droit en vertu de l’article 176.

Approbation des actionnaires

(5) Sous réserve du paragraphe (4), l’adoption de la convention de fusion intervient lors de son approbation par résolution spéciale des actionnaires de chaque société fusionnante.

Résiliation

(6) Les administrateurs de l’une des sociétés fusionnantes peuvent résilier la convention de fusion, si elle prévoit une disposition à cet effet, avant la délivrance du certificat de fusion, malgré son approbation par les

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the agreement by the shareholders of all or any of the amalgamating corporations.

R.S., 1985, c. C-44, s. 183; 2001, c. 14, ss. 87, 135(E).

Vertical short-form amalgamation

184 (1) A holding corporation and one or more of its subsidiary corporations may amalgamate and continue as one corporation without complying with sections 182 and 183 if

(a) the amalgamation is approved by a resolution of the directors of each amalgamating corporation;

(a.1) all of the issued shares of each amalgamating subsidiary corporation are held by one or more of the other amalgamating corporations; and

(b)    the resolutions provide that

(i)  the shares of each amalgamating subsidiary corporation shall be cancelled without any repayment of capital in respect thereof,

(ii)    except as may be prescribed, the articles of amalgamation shall be the same as the articles of the amalgamating holding corporation, and

(iii)  no securities shall be issued by the amalgamated corporation in connection with the amalgamation and the stated capital of the amalgamated corporation shall be the same as the stated capital of the amalgamating holding corporation.

Horizontal short-form amalgamation

(2) Two or more wholly-owned subsidiary corporations of the same holding body corporate may amalgamate and continue as one corporation without complying with sections 182 and 183 if

(a)  the amalgamation is approved by a resolution of the directors of each amalgamating corporation; and

(b)    the resolutions provide that

(i)  the shares of all but one of the amalgamating subsidiary corporations shall be cancelled without any repayment of capital in respect thereof,

(ii)    except as may be prescribed, the articles of amalgamation shall be the same as the articles of the amalgamating subsidiary corporation whose shares are not cancelled, and

(iii)  the stated capital of the amalgamating subsidiary corporations whose shares are cancelled shall be added to the stated capital of the actionnaires de toutes ou de certaines sociétés fusionnantes.

L.R. (1985), ch. C-44, art. 183; 2001, ch. 14, art. 87 et 135(A).

Fusion verticale simplifiée

184 (1) La société mère et les sociétés qui sont ses filiales peuvent fusionner en une seule et même société sans se conformer aux articles 182 et 183 lorsque les conditions suivantes sont réunies :

a)  leurs administrateurs respectifs approuvent la fusion par voie de résolution;

a.1)  toutes les actions émises de chacune des filiales sont détenues par une ou plusieurs des sociétés fusionnantes;

b)  ces résolutions prévoient à la fois que :

(i)  les actions des filiales seront annulées sans remboursement de capital,

(ii)   sous réserve des dispositions réglementaires, les statuts de fusion seront les mêmes que les statuts de la société mère,

(iii)  la société issue de la fusion n’émettra aucune valeur mobilière à cette occasion et son capital déclaré sera égal à celui de la société mère.

Fusion horizontale simplifiée

(2) Plusieurs filiales dont est entièrement propriétaire la même personne morale peuvent fusionner en une seule et même société sans se conformer aux articles 182 et 183 lorsque les conditions suivantes sont réunies :

a)  leurs administrateurs respectifs approuvent la fusion par voie de résolution;

b)  ces résolutions prévoient à la fois que :

(i)  les actions de toutes les filiales, sauf celles de l’une d’entre elles, seront annulées sans remboursement de capital,

(ii)  sous réserve des dispositions réglementaires, les statuts de fusion seront les mêmes que les statuts de la filiale dont les actions ne sont pas annulées,

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amalgamating subsidiary corporation whose shares are not cancelled.

R.S., 1985, c. C-44, s. 184; 1994, c. 24, s. 20; 2001, c. 14, s. 88.

Sending of articles

185 (1) Subject to subsection 183(6), after an amalgamation has been adopted under section 183 or approved under section 184, articles of amalgamation in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 106.

Attached declarations

(2) The articles of amalgamation shall have attached thereto a statutory declaration of a director or an officer of each amalgamating corporation that establishes to the satisfaction of the Director that

(a)    there are reasonable grounds for believing that

(i)  each amalgamating corporation is and the amalgamated corporation will be able to pay its liabilities as they become due, and

(ii)  the realizable value of the amalgamated corporation’s assets will not be less than the aggregate of its liabilities and stated capital of all classes; and

(b)   there are reasonable grounds for believing that

(i)  no creditor will be prejudiced by the amalgamation, or

(ii)    adequate notice has been given to all known creditors of the amalgamating corporations and no creditor objects to the amalgamation otherwise than on grounds that are frivolous or vexatious.

Adequate notice

(3) For the purposes of subsection (2), adequate notice is given if

(a)  a notice in writing is sent to each known creditor having a claim against the corporation that exceeds one thousand dollars;

(b)  a notice is published once in a newspaper published or distributed in the place where the corporation has its registered office and reasonable notice thereof is given in each province where the corporation carries on business; and

(c)  each notice states that the corporation intends to amalgamate with one or more specified corporations

(iii) le capital déclaré de toutes les filiales fusionnées sera ajouté à celui de la société dont les actions ne sont pas annulées.

L.R. (1985), ch. C-44, art. 184; 1994, ch. 24, art. 20; 2001, ch. 14, art. 88.

Remise des statuts

185 (1) Sous réserve du paragraphe 183(6), les statuts de la société issue de la fusion, en la forme établie par le directeur, doivent, après l’approbation de la fusion en vertu des articles 183 ou 184, être envoyés au directeur avec tous les documents exigés aux articles 19 et 106.

Déclarations annexées

(2) Les statuts de la société issue de la fusion doivent comporter en annexe une déclaration solennelle de l’un des administrateurs ou dirigeants de chaque société établissant, à la satisfaction du directeur, l’existence de motifs raisonnables de croire à la fois:

a)   que :

(i)  d’une part, chaque société fusionnante peut et la société issue de la fusion pourra acquitter son passif à échéance,

(ii)  d’autre part, la valeur de réalisation de l’actif de la société issue de la fusion ne sera pas inférieure au total de son passif et de son capital déclaré;

b)     que :

(i)  ou bien la fusion ne portera préjudice à aucun créancier,

(ii)  ou bien les créanciers connus des sociétés fusionnantes, ayant reçu un avis adéquat, ne s’opposent pas à la fusion, si ce n’est pour des motifs futiles ou vexatoires.

Avis adéquat

(3) Pour l’application du paragraphe (2), pour être adéquat l’avis doit à la fois :

a)  être écrit et envoyé à chaque créancier connu dont la créance est supérieure à mille dollars;

b)  être inséré une fois dans un journal publié ou diffusé au lieu du siège social et recevoir une publicité suffisante dans chaque province où la société exerce ses activités commerciales;

c)  indiquer l’intention de la société de fusionner, en conformité avec la présente loi, avec les sociétés qu’il mentionne et le droit des créanciers de cette société de

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in accordance with this Act and that a creditor of the corporation may object to the amalgamation within thirty days from the date of the notice.

Certificate of amalgamation

(4) On receipt of articles of amalgamation, the Director shall issue a certificate of amalgamation in accordance with section 262.

R.S., 1985, c. C-44, s. 185; 2001, c. 14, s. 89.

Effect of certificate

186     On the date shown in a certificate of amalgamation

(a)  the amalgamation of the amalgamating corporations and their continuance as one corporation become effective;

(b)  the property of each amalgamating corporation continues to be the property of the amalgamated corporation;

(c)  the amalgamated corporation continues to be liable for the obligations of each amalgamating corporation;

(d)  an existing cause of action, claim or liability to prosecution is unaffected;

(e)  a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

(f)  a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

(g)  the articles of amalgamation are deemed to be the articles of incorporation of the amalgamated corporation and the certificate of amalgamation is deemed to be the certificate of incorporation of the amalgamated corporation.

1974-75-76, c. 33, s. 180; 1978-79, c. 9, s. 1(F).

Amalgamation under other federal Acts

186.1 (1) Subject to subsection (2), a corporation may not amalgamate with one or more bodies corporate pursuant to the Bank Act, the Canada Cooperatives Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act unless the corporation is first authorized to do so by the shareholders in accordance with section 183.

s’opposer à la fusion dans les trente jours de la date de l’avis.

Certificat de fusion

(4) Sur réception des statuts de fusion, le directeur délivre un certificat de fusion en conformité avec l’article 262.

L.R. (1985), ch. C-44, art. 185; 2001, ch. 14, art. 89.

Effet du certificat

186  À la date figurant sur le certificat de fusion :

a)  la fusion des sociétés en une seule et même société prend effet;

b)  les biens de chaque société appartiennent à la société issue de la fusion;

c)  la société issue de la fusion est responsable des obligations de chaque société;

d)  aucune atteinte n’est portée aux causes d’actions déjà nées;

e)  la société issue de la fusion remplace toute société fusionnante dans les poursuites civiles, pénales ou administratives engagées par ou contre celleci;

f)  toute décision, judiciaire ou quasijudiciaire, rendue en faveur d’une société fusionnante ou contre elle est exécutoire à l’égard de la société issue de la fusion;

g)  les statuts de fusion et le certificat de fusion sont réputés être les statuts constitutifs et le certificat de constitution de la société issue de la fusion.

1974-75-76, ch. 33, art. 180; 1978-79, ch. 9, art. 1(F).

Fusion : société et autres personnes morales

186.1 (1) Sous réserve du paragraphe (2), une société ne peut fusionner avec une ou plusieurs autres personnes morales en vertu de la Loi sur les banques, de la Loi canadienne sur les coopératives, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt que si elle y est préalablement autorisée par ses actionnaires en conformité avec l’article 183.

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Short-form amalgamations

(2) A corporation may not amalgamate with one or more bodies corporate pursuant to the provisions of one of the Acts referred to in subsection (1) respecting short-form amalgamations unless the corporation is first authorized to do so by the directors in accordance with section 184.

Discontinuance

(3) On receipt of a notice satisfactory to the Director that a corporation has amalgamated pursuant to one of the Acts referred to in subsection (1), the Director shall file the notice and issue a certificate of discontinuance in accordance with section 262.

Notice deemed to be articles

(4) For the purposes of section 262, a notice referred to in subsection (3) is deemed to be articles that are in the form that the Director fixes.

Act ceases to apply

(5) This Act ceases to apply to the corporation on the date shown in the certificate of discontinuance.

Non-application

(6) For greater certainty, section 185 does not apply to a corporation that amalgamates pursuant to one of the Acts referred to in subsection (1).

1994, c. 24, s. 21; 1998, c. 1, s. 380; 2001, c. 14, s. 90.

Continuance (import)

187 (1) A body corporate incorporated otherwise than by or under an Act of Parliament may, if so authorized by the laws of the jurisdiction where it is incorporated, apply to the Director for a certificate of continuance.

Amendments in articles of continuance

(2) A body corporate that applies for continuance under subsection (1) may, without so stating in its articles of continuance, effect by those articles any amendment to its Act of incorporation, articles, letters patent or memorandum or articles of association if the amendment is an amendment a corporation incorporated under this Act may make to its articles.

Articles of continuance

(3) Articles of continuance in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 106.

Fusion simplifiée

(2) Une société ne peut fusionner avec une ou plusieurs personnes morales en vertu d’une loi mentionnée au paragraphe (1) selon la procédure simplifiée prévue à cette loi que si elle y est préalablement autorisée par ses administrateurs en conformité avec l’article 184.

Changement de régime

(3) Le directeur enregistre, dès réception, tout avis attestant, à sa satisfaction, que la société a fusionné en vertu d’une loi mentionnée au paragraphe (1) et délivre un certificat de changement de régime en conformité avec l’article 262.

Assimilation

(4) Pour l’application de l’article 262, l’avis prévu au paragraphe (3) est réputé être des statuts en la forme établie par le directeur.

Cessation d’effet

(5) La présente loi cesse de s’appliquer à la société à la date figurant sur le certificat de changement de régime.

Non-application

(6) Il demeure entendu que l’article 185 ne s’applique pas à la société qui fusionne en vertu d’une loi mentionnée au paragraphe (1).

1994, ch. 24, art. 21; 1998, ch. 1, art. 380; 2001, ch. 14, art. 90.

Prorogation (importation)

187 (1) La personne morale constituée autrement qu’en vertu d’une loi fédérale peut, si la loi sous le régime de laquelle elle est constituée le permet, demander au directeur de lui délivrer un certificat de prorogation.

Modifications effectuées par les clauses de prorogation

(2) La personne morale qui demande sa prorogation conformément au paragraphe (1) peut, par ses clauses de prorogation et sans autre précision, modifier son acte constitutif, ses statuts, ses lettres patentes ou son mémoire de conventions, pourvu qu’il s’agisse de modifications qu’une société constituée en vertu de la présente loi peut apporter à ses statuts.

Clauses

(3) Les clauses de prorogation doivent être envoyées au directeur, en la forme établie par lui, avec les documents exigés aux articles 19 et 106.

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Certificate of continuance

(4) On receipt of articles of continuance, the Director shall issue a certificate of continuance in accordance with section 262.

Effect of certificate

(5)   On the date shown in the certificate of continuance

(a)  the body corporate becomes a corporation to which this Act applies as if it had been incorporated under this Act;

(b)  the articles of continuance are deemed to be the articles of incorporation of the continued corporation; and

(c)  the certificate of continuance is deemed to be the certificate of incorporation of the continued corporation.

Copy of certificate

(6) The Director shall forthwith send a copy of the certificate of continuance to the appropriate official or public body in the jurisdiction in which continuance under this Act was authorized.

Rights preserved

(7) When a body corporate is continued as a corporation under this Act,

(a)  the property of the body corporate continues to be the property of the corporation;

(b)  the corporation continues to be liable for the obligations of the body corporate;

(c)  an existing cause of action, claim or liability to prosecution is unaffected;

(d)  a civil, criminal or administrative action or proceeding pending by or against the body corporate may be continued to be prosecuted by or against the corporation; and

(e)  a conviction against, or ruling, order or judgment in favour of or against, the body corporate may be enforced by or against the corporation.

Issued shares

(8) Subject to subsections (9) and 49(8), a share of a body corporate issued before the body corporate was continued under this Act is deemed to have been issued in compliance with this Act and with the provisions of the articles of continuance irrespective of whether the share is fully paid and irrespective of any designation, rights,

Certificat

(4) Sur réception des clauses de prorogation, le directeur doit délivrer un certificat de prorogation en conformité avec l’article 262.

Effet du certificat

(5)   À la date figurant sur le certificat de prorogation :

a)  la présente loi s’applique à la personne morale comme si elle avait été constituée en vertu de celle-ci;

b)  les clauses de prorogation sont réputées être les statuts constitutifs de la société prorogée;

c)  le certificat de prorogation est réputé constituer le certificat de constitution de la société prorogée.

Exemplaire du certificat

(6) Le directeur doit immédiatement envoyer un exemplaire du certificat de prorogation au fonctionnaire ou à l’administration compétents du ressort où la prorogation sous le régime de la présente loi a été autorisée.

Maintien des droits

(7)   En cas de prorogation d’une personne morale sous forme de société régie par la présente loi :

a)  la société est propriétaire des biens de cette personne morale;

b)  la société est responsable des obligations de cette personne morale;

c)  aucune atteinte n’est portée aux causes d’actions déjà nées;

d)  la société remplace la personne morale dans les poursuites civiles, pénales ou administratives engagées par ou contre celle-ci;

e)  toute décision judiciaire ou quasijudiciaire rendue en faveur de la personne morale ou contre elle est exécutoire à l’égard de la société.

Actions déjà émises

(8) Sous réserve des paragraphes (9) et 49(8), les actions émises avant la prorogation d’une personne morale sous forme de société régie par la présente loi sont réputées l’avoir été en conformité avec la présente loi et avec les clauses de prorogation, qu’elles aient été ou non entièrement libérées et indépendamment de leur désignation et

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privileges, restrictions or conditions set out on or referred to in the certificate representing the share. Continuance under this section does not deprive a holder of any right or privilege that the holder claims under, or relieve the holder of any liability in respect of, an issued share.

Convertible shares

(9) If a corporation continued under this Act had, before it was so continued, issued a share certificate in registered form that is convertible to bearer form, the corporation shall not, if a holder of such a share certificate exercises the conversion privilege attached to the certificate, issue a share certificate in bearer form.

Definition of share

(10) For the purposes of subsections (8) and (9), share includes an instrument referred to in subsection 29(1), a share warrant as defined in the Canada Corporations Act, chapter C-32 of the Revised Statutes of Canada, 1970, or a like instrument.

Where continued reference to par value shares permissible

(11) Where the Director determines, on the application of a body corporate, that it is not practicable to change a reference to the nominal or par value of shares of a class or series that the body corporate was authorized to issue before it was continued under this Act, the Director may, notwithstanding subsection 24(1), permit the body corporate to continue to refer in its articles to those shares, whether issued or unissued, as shares having a nominal or par value.

Limitation

(12) A corporation shall set out in its articles the maximum number of shares of a class or series referred to in subsection (11) and may not amend its articles to increase that maximum number of shares or to change the nominal or par value of those shares.

R.S., 1985, c. C-44, s. 187; 2001, c. 14, ss. 91, 135(E); 2018, c. 8, s. 25.

Continuance — other jurisdictions

188 (1) Subject to subsection (10), a corporation may apply to the appropriate official or public body of another jurisdiction requesting that the corporation be continued as if it had been incorporated under the laws of that other jurisdiction if the corporation

(a)  is authorized by the shareholders in accordance with this section to make the application; and

(b)  establishes to the satisfaction of the Director that its proposed continuance in the other jurisdiction will des droits, privilèges, restrictions ou conditions mentionnés dans les certificats représentant ces actions; la prorogation, en vertu du présent article, n’entraîne pas la suppression des droits, privilèges et obligations découlant des actions déjà émises.

Actions convertibles

(9) La société qui, avant sa prorogation sous le régime de la présente loi, avait émis des certificats d’actions nominatifs mais convertibles au porteur ne peut pas émettre, au profit des titulaires qui exercent leur privilège, des certificats au porteur.

Définition de action

(10) Pour l’application des paragraphes (8) et (9), action s’entend, entre autres, du titre visé au paragraphe 29(1), d’une option d’achat d’actions au sens donné à titre au porteur dans la Loi sur les corporations canadiennes, chapitre C-32 des Statuts revisés du Canada de 1970, ou de tout titre analogue.

Autorisation des mentions relatives à la valeur nominale ou au pair

(11) Au cas où le directeur, saisi par une personne morale, décide qu’il est pratiquement impossible de supprimer la référence aux actions à valeur nominale ou au pair d’une catégorie ou d’une série que celle-ci était autorisée à émettre avant sa prorogation en vertu de la présente loi, il peut, par dérogation au paragraphe 24(1), l’autoriser à maintenir, dans ses statuts, la désignation de ces actions, même non encore émises, comme actions à valeur nominale ou au pair.

Restriction

(12) La société doit énoncer dans ses statuts le nombre maximal des actions d’une série ou catégorie visées au paragraphe (11) et elle ne peut modifier ses statuts en vue d’augmenter ce nombre ni changer la valeur nominale ou au pair de ces actions.

L.R. (1985), ch. C-44, art. 187; 2001, ch. 14, art. 91 et 135(A); 2018, ch. 8, art. 25.

Prorogation (exportation)

188 (1) Sous réserve du paragraphe (10), la société qui y est autorisée par ses actionnaires conformément au présent article et qui convainc le directeur que ni ses créanciers ni ses actionnaires n’en subiront de préjudice peut demander au fonctionnaire ou à l’administration compétents relevant d’une autre autorité législative de la proroger sous le régime de celle-ci.

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not adversely affect creditors or shareholders of the corporation.

Continuance — other federal Acts

(2) A corporation that is authorized by the shareholders in accordance with this section may apply to the appropriate Minister for its continuance under the Bank Act, the Canada Cooperatives Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act.

(2.1) [Repealed, 2001, c. 14, s. 92]

Notice of meeting

(3) A notice of a meeting of shareholders complying with section 135 shall be sent in accordance with that section to each shareholder and shall state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate a discontinuance under this Act.

Right to vote

(4) Each share of the corporation carries the right to vote in respect of a continuance whether or not it otherwise carries the right to vote.

Shareholder approval

(5) An application for continuance becomes authorized when the shareholders voting thereon have approved of the continuance by a special resolution.

Termination

(6) The directors of a corporation may, if authorized by the shareholders at the time of approving an application for continuance under this section, abandon the application without further approval of the shareholders.

Discontinuance

(7) On receipt of a notice satisfactory to the Director that the corporation has been continued under the laws of another jurisdiction or under one of the Acts referred to in subsection (2.1), the Director shall file the notice and issue a certificate of discontinuance in accordance with section 262.

Notice deemed to be articles

(8) For the purposes of section 262, a notice referred to in subsection (7) is deemed to be articles that are in the form that the Director fixes.

Prorogation sous le régime de lois fédérales

(2) La société qui y est autorisée par ses actionnaires conformément au présent article peut demander au ministre compétent de la proroger sous le régime de la Loi sur les banques, de la Loi canadienne sur les coopératives, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt.

(2.1) [Abrogé, 2001, ch. 14, art. 92]

Avis de l’assemblée

(3) Doit être envoyé aux actionnaires, conformément à l’article 135, un avis de l’assemblée mentionnant le droit des actionnaires dissidents de se faire verser la juste valeur de leurs actions conformément à l’article 190, le défaut de cette mention ne rendant pas nulle le changement de régime que prévoit la présente loi.

Droit de vote

(4) Chaque action de la société, assortie ou non du droit de vote, emporte droit de vote quant à la prorogation.

Approbation des actionnaires

(5) La demande de prorogation est autorisée lorsque les actionnaires habiles à voter l’approuvent par voie de résolution spéciale.

Désistement

(6) Les administrateurs qui y sont autorisés par les actionnaires au moment de l’approbation de la demande de prorogation peuvent renoncer à la demande.

Changement de régime

(7) Le directeur enregistre, dès réception, tout avis attestant, à sa satisfaction, que la société a été prorogée sous le régime d’une autre autorité législative ou d’une loi mentionnée au paragraphe (2.1) et délivre un certificat de changement de régime en conformité avec l’article 262.

L’avis est réputé être des statuts

(8) Pour l’application de l’article 262, l’avis visé au paragraphe (7) est réputé être des statuts en la forme établie par le directeur.

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Rights preserved

(9) This Act ceases to apply to the corporation on the date shown in the certificate of discontinuance.

Prohibition

(10)  A corporation shall not be continued as a body corporate under the laws of another jurisdiction unless those laws provide in effect that

(a)  the property of the corporation continues to be the property of the body corporate;

(b)  the body corporate continues to be liable for the obligations of the corporation;

(c)  an existing cause of action, claim or liability to prosecution is unaffected;

(d)  a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate; and

(e)  a conviction against, or ruling, order or judgment in favour of or against, the corporation may be enforced by or against the body corporate.

R.S., 1985, c. C-44, s. 188; 1991, c. 45, s. 555, c. 46, s. 596, c. 47, s. 723; 1994, c. 24, s. 22; 1998, c. 1, s. 381; 2001, c. 14, ss. 92, 135(E); 2007, c. 6, s. 400.

Borrowing powers

189 (1) Unless the articles or by-laws of or a unanimous shareholder agreement relating to a corporation otherwise provide, the directors of a corporation may, without authorization of the shareholders,

(a) borrow money on the credit of the corporation;

(b)  issue, reissue, sell, pledge or hypothecate debt obligations of the corporation;

(c)  give a guarantee on behalf of the corporation to secure performance of an obligation of any person; and

(d)  mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the corporation, owned or subsequently acquired, to secure any obligation of the corporation.

Delegation of borrowing powers

(2) Notwithstanding subsection 115(3) and paragraph 121(a), unless the articles or by-laws of or a unanimous shareholder agreement relating to a corporation otherwise provide, the directors may, by resolution, delegate the powers referred to in subsection (1) to a director, a committee of directors or an officer.

Maintien des droits

(9) La présente loi cesse de s’appliquer à la société à la date figurant sur le certificat de changement de régime.

Interdiction

(10) La loi de toute autre autorité législative sous le régime de laquelle la société est prorogée sous forme de personne morale doit prévoir que :

a)  la personne morale est propriétaire des biens de cette société;

b)  la personne morale est responsable des obligations de cette société;

c)  aucune atteinte n’est portée aux causes d’actions déjà nées;

d)  la personne morale remplace la société dans les poursuites civiles, pénales ou administratives engagées par ou contre celle-ci;

e)  toute décision judiciaire ou quasi judiciaire rendue en faveur de la société ou contre elle est exécutoire à l’égard de la personne morale.

L.R. (1985), ch. C-44, art. 188; 1991, ch. 45, art. 555, ch. 46, art. 596, ch. 47, art. 723; 1994, ch. 24, art. 22; 1998, ch. 1, art. 381; 2001, ch. 14, art. 92 et 135(A); 2007, ch. 6, art. 400.

Pouvoir d’emprunt

189 (1) Sauf disposition contraire des statuts, des règlements administratifs ou de toute convention unanime des actionnaires, le conseil d’administration peut, sans l’autorisation des actionnaires :

a)  contracter des emprunts, compte tenu du crédit de la société;

b)  émettre, réémettre ou vendre les titres de créance de la société ou les donner en garantie sous forme d’hypothèque mobilière, de gage ou de nantissement;

c)  garantir, au nom de la société, l’exécution d’une obligation à la charge d’une autre personne;

d)  grever d’une sûreté, notamment par hypothèque, tout ou partie des biens, présents ou futurs, de la société, afin de garantir ses obligations.

Délégation du pouvoir d’emprunt

(2) Nonobstant le paragraphe 115(3) et l’alinéa 121a) et sauf disposition contraire des statuts, des règlements administratifs ou de toute convention unanime d’actionnaires, le conseil d’administration peut, par résolution,

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Section 189	Article 189

Extraordinary sale, lease or exchange

(3) A sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business of the corporation requires the approval of the shareholders in accordance with subsections (4) to (8).

Notice of meeting

(4)   A notice of a meeting of shareholders complying with section 135 shall be sent in accordance with that section to each shareholder and shall

(a)  include or be accompanied by a copy or summary of the agreement of sale, lease or exchange; and

(b)  state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate a sale, lease or exchange referred to in subsection (3).

Shareholder approval

(5) At the meeting referred to in subsection (4), the shareholders may authorize the sale, lease or exchange and may fix or authorize the directors to fix any of the terms and conditions thereof.

Right to vote

(6) Each share of the corporation carries the right to vote in respect of a sale, lease or exchange referred to in subsection (3) whether or not it otherwise carries the right to vote.

Class vote

(7) The holders of shares of a class or series of shares of the corporation are entitled to vote separately as a class or series in respect of a sale, lease or exchange referred to in subsection (3) only if such class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series.

Shareholder approval

(8) A sale, lease or exchange referred to in subsection (3) is adopted when the holders of each class or series entitled to vote thereon have approved of the sale, lease or exchange by a special resolution.

déléguer les pouvoirs, visés au paragraphe (1), à un administrateur, à un comité d’administrateurs ou à un dirigeant.

Vente, location ou échange faits hors du cours normal des affaires

(3) Les ventes, locations ou échanges de la totalité ou la quasitotalité des biens de la société, qui n’interviennent pas dans le cours normal de ses activités, sont soumis à l’approbation des actionnaires conformément aux paragraphes (4) à (8).

Avis d’assemblée

(4) Doit être envoyé aux actionnaires, conformément à l’article 135, un avis de l’assemblée :

a)  assorti d’un exemplaire ou d’un résumé de l’acte de vente, de location ou d’échange;

b)  précisant le droit des actionnaires dissidents de se faire verser la juste valeur de leurs actions conformément à l’article 190, le défaut de cette mention ne rendant pas nulles les opérations visées au paragraphe (3).

Approbation des actionnaires

(5) Lors de l’assemblée visée au paragraphe (4), les actionnaires peuvent autoriser la vente, la location ou l’échange et en fixer les modalités, ou autoriser les administrateurs à le faire.

Droit de vote

(6) Chaque action de la société, assortie ou non du droit de vote, emporte droit de vote quant aux opérations visées au paragraphe (3).

Vote par catégorie

(7) Les détenteurs d’actions d’une catégorie ou d’une série ne sont fondés à voter séparément sur les opérations visées au paragraphe (3) que si elles ont un effet particulier sur cette catégorie ou série.

Approbation des actionnaires

(8) L’adoption des opérations visées au paragraphe (3) est subordonnée à leur approbation par résolution spéciale des actionnaires de chaque catégorie ou série fondés à voter à cet effet.

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 189-190	Articles 189-190

Termination

(9) The directors of a corporation may, if authorized by the shareholders approving a proposed sale, lease or exchange, and subject to the rights of third parties, abandon the sale, lease or exchange without further approval of the shareholders.

R.S., 1985, c. C-44, s. 189; 2001, c. 14, ss. 93, 135(E); 2011, c. 21, s. 59(F).

Right to dissent

190 (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a)  amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b)  amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c)    amalgamate otherwise than under section 184;

(d)     be continued under section 188;

(e)  sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f)  carry out a going-private transaction or a squeezeout transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents,

Abandon du projet

(9) Sous réserve des droits des tiers, les administrateurs peuvent renoncer aux opérations visées au paragraphe (3), si les actionnaires les y ont autorisés en approuvant le projet.

L.R. (1985), ch. C-44, art. 189; 2001, ch. 14, art. 93 et 135(A); 2011, ch. 21, art. 59(F).

Droit à la dissidence

190 (1) Sous réserve des articles 191 et 241, les détenteurs d’actions d’une catégorie peuvent faire valoir leur dissidence si la société fait l’objet d’une ordonnance visée à l’alinéa 192(4)d), les affectant, ou si la société décide, selon le cas :

a)  de modifier ses statuts conformément aux articles 173 ou 174, afin d’y ajouter, de modifier ou de supprimer certaines dispositions limitant l’émission, le transfert ou le droit de propriété d’actions de cette catégorie;

b)  de modifier ses statuts, conformément à l’article 173, afin d’ajouter, de modifier ou de supprimer toute restriction à ses activités commerciales;

c)    de fusionner autrement qu’en vertu de l’article 184;

d)     d’obtenir une prorogation conformément à l’article 188;

e)  de vendre, louer ou échanger la totalité ou la quasitotalité de ses biens en vertu du paragraphe 189(3).

f)  d’effectuer une opération de fermeture ou d’éviction.

Droit complémentaire

(2) Les détenteurs d’actions d’une catégorie ou d’une série, habiles à voter en vertu de l’article 176, peuvent faire valoir leur dissidence si la société décide d’apporter à ses statuts une modification visée à cet article.

Précision

(2.1) Le droit à la dissidence prévu au paragraphe (2) peut être invoqué même si la société n’a qu’une seule catégorie d’actions.

Remboursement des actions

(3) Outre les autres droits qu’il peut avoir, mais sous réserve du paragraphe (26), l’actionnaire qui se conforme au présent article est fondé, à l’entrée en vigueur des mesures approuvées par la résolution à propos de laquelle il a fait valoir sa dissidence ou à la date de prise d’effet de l’ordonnance visée au paragraphe 192(4), à se faire verser par la société la juste valeur des actions en cause fixée à

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 190	Article 190

determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)    the shareholder’s name and address;

(b)  the number and class of shares in respect of which the shareholder dissents; and

(c)  a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

l’heure de fermeture des bureaux la veille de la date de la résolution ou de l’ordonnance.

Dissidence partielle interdite

(4) L’actionnaire dissident ne peut se prévaloir du présent article que pour la totalité des actions d’une catégorie, inscrites à son nom mais détenues pour le compte du véritable propriétaire.

Opposition

(5) L’actionnaire dissident doit envoyer par écrit à la société, avant ou pendant l’assemblée convoquée pour voter sur la résolution visée aux paragraphes (1) ou (2), son opposition à cette résolution, sauf si la société ne lui a donné avis ni de l’objet de cette assemblée ni de son droit à la dissidence.

Avis de résolution

(6) La société doit, dans les dix jours suivant l’adoption de la résolution, en aviser les actionnaires ayant maintenu leur opposition conformément au paragraphe (5).

Demande de paiement

(7) L’actionnaire dissident doit, dans les vingt jours de la réception de l’avis prévu au paragraphe (6) ou, à défaut, de la date où il prend connaissance de l’adoption de la résolution, envoyer un avis écrit à la société indiquant :

a)  ses nom et adresse;

b)  le nombre et la catégorie des actions sur lesquelles est fondée sa dissidence;

c)  une demande de versement de la juste valeur de ces actions.

Certificat d’actions

(8) L’actionnaire dissident doit, dans les trente jours de l’envoi de l’avis prévu au paragraphe (7), envoyer à la société ou à son agent de transfert, les certificats des actions sur lesquelles est fondée sa dissidence.

Déchéance

(9) Pour se prévaloir du présent article, l’actionnaire dissident doit se conformer au paragraphe (8).

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 190	Article 190

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)  a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)  if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been

Endossement du certificat

(10) La société ou son agent de transfert doit immédiatement renvoyer à l’actionnaire dissident les certificats, reçus conformément au paragraphe (8), munis à l’endos d’une mention, dûment signée, attestant que l’actionnaire est un dissident conformément au présent article.

Suspension des droits

(11) Dès l’envoi de l’avis visé au paragraphe (7), l’actionnaire dissident perd tous ses droits sauf celui de se faire rembourser la juste valeur de ses actions conformément au présent article; cependant, il recouvre ses droits rétroactivement à compter de la date d’envoi de l’avis visé au paragraphe (7) si, selon le cas :

a)  il retire l’avis avant que la société fasse l’offre visée au paragraphe (12);

b)  la société n’ayant pas fait l’offre conformément au paragraphe (12), il retire son avis;

c)  les administrateurs annulent, en vertu des paragraphes 173(2) ou 174(5), la résolution visant la modification des statuts, résilient la convention de fusion en vertu du paragraphe 183(6), renoncent à la demande de prorogation en vertu du paragraphe 188(6), ou à la vente, à la location ou à l’échange en vertu du paragraphe 189(9).

Offre de versement

(12) La société doit, dans les sept jours de la date d’entrée en vigueur des mesures approuvées dans la résolution ou, si elle est postérieure, de celle de réception de l’avis visé au paragraphe (7), envoyer aux actionnaires dissidents qui ont envoyé leur avis :

a)  une offre écrite de remboursement de leurs actions à leur juste valeur, avec une déclaration précisant le mode de calcul retenu par les administrateurs;

b)  en cas d’application du paragraphe (26), un avis les informant qu’il lui est légalement impossible de rembourser.

Modalités identiques

(13) Les offres prévues au paragraphe (12) doivent être faites selon les mêmes modalités si elles visent des actions de la même catégorie ou série.

Remboursement

(14) Sous réserve du paragraphe (26), la société doit procéder au remboursement dans les dix jours de l’acceptation de l’offre faite en vertu du paragraphe (12); l’offre

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 190	Article 190

accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

(a)  all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)  the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

devient caduque si l’acceptation ne lui parvient pas dans les trente jours de l’offre.

Demande de la société au tribunal

(15) À défaut par la société de faire l’offre prévue au paragraphe (12), ou par l’actionnaire dissident de l’accepter, la société peut, dans les cinquante jours de l’entrée en vigueur des mesures approuvées dans la résolution ou dans tel délai supplémentaire accordé par le tribunal, demander au tribunal de fixer la juste valeur des actions.

Demande de l’actionnaire au tribunal

(16) Faute par la société de saisir le tribunal conformément au paragraphe (15), l’actionnaire dissident bénéficie, pour le faire, d’un délai supplémentaire de vingt jours ou du délai supplémentaire qui peut être accordé par le tribunal.

Compétence territoriale

(17) La demande prévue aux paragraphes (15) ou (16) doit être présentée au tribunal du ressort du siège social de la société ou de la résidence de l’actionnaire dissident, si celleci est fixée dans une province où la société exerce son activité commerciale.

Absence de caution pour frais

(18) Dans le cadre d’une demande visée aux paragraphes (15) ou (16), l’actionnaire dissident n’est pas tenu de fournir une caution pour les frais.

Parties

(19) Sur demande présentée au tribunal en vertu des paragraphes (15) ou (16) :

a)   ous les actionnaires dissidents dont la société n’a pas acheté les actions doivent être joints comme parties à l’instance et sont liés par la décision du tribunal;

b)  la société avise chaque actionnaire dissident concerné de la date, du lieu et de la conséquence de la demande, ainsi que de son droit de comparaître en personne ou par ministère d’avocat.

Pouvoirs du tribunal

(20) Sur présentation de la demande prévue aux paragraphes (15) ou (16), le tribunal peut décider s’il existe d’autres actionnaires dissidents à joindre comme parties à l’instance et doit fixer la juste valeur des actions en question.

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 190	Article 190

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)  withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)  retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)  the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)  the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

R.S., 1985, c. C-44, s. 190; 1994, c. 24, s. 23; 2001, c. 14, ss. 94, 134(F), 135(E); 2011, c. 21, s. 60(F).

Experts

(21) Le tribunal peut charger des estimateurs de l’aider à calculer la juste valeur des actions des actionnaires dissidents.

Ordonnance définitive

(22) L’ordonnance définitive est rendue contre la société en faveur de chaque actionnaire dissident et indique la valeur des actions fixée par le tribunal.

Intérêts

(23) Le tribunal peut allouer sur la somme versée à chaque actionnaire dissident des intérêts à un taux raisonnable pour la période comprise entre la date d’entrée en vigueur des mesures approuvées dans la résolution et celle du versement.

Avis d’application du par. (26)

(24) Dans les cas prévus au paragraphe (26), la société doit, dans les dix jours du prononcé de l’ordonnance prévue au paragraphe (22), aviser chaque actionnaire dissident qu’il lui est légalement impossible de rembourser.

Effet de l’application du par. (26)

(25) Dans les cas prévus au paragraphe (26), l’actionnaire dissident peut, par avis écrit remis à la société dans les trente jours de la réception de l’avis prévu au paragraphe (24) :

a)  soit retirer son avis de dissidence et recouvrer ses droits, la société étant réputée consentir à ce retrait;

b)  soit conserver la qualité de créancier pour être remboursé par la société dès qu’elle sera légalement en mesure de le faire ou, en cas de liquidation, pour être colloqué après les droits des autres créanciers mais par préférence aux actionnaires.

Limitation

(26) La société ne peut effectuer aucun paiement aux actionnaires dissidents en vertu du présent article s’il existe des motifs raisonnables de croire que :

a)  ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b)  ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure à son passif.

L.R. (1985), ch. C-44, art. 190; 1994, ch. 24, art. 23; 2001, ch. 14, art. 94, 134(F) et 135(A); 2011, ch. 21, art. 60(F).

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Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 191	Article 191

Definition of reorganization

191 (1) In this section, reorganization means a court order made under

(a)  section 241;

(b)  the Bankruptcy and Insolvency Act approving a proposal; or

(c)  any other Act of Parliament that affects the rights among the corporation, its shareholders and creditors.

Powers of court

(2) If a corporation is subject to an order referred to in subsection (1), its articles may be amended by such order to effect any change that might lawfully be made by an amendment under section 173.

Further powers

(3) If a court makes an order referred to in subsection (1), the court may also

(a)  authorize the issue of debt obligations of the corporation, whether or not convertible into shares of any class or having attached any rights or options to acquire shares of any class, and fix the terms thereof; and

(b)  appoint directors in place of or in addition to all or any of the directors then in office.

Articles of reorganization

(4) After an order referred to in subsection (1) has been made, articles of reorganization in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 113, if applicable.

Certificate of reorganization

(5) On receipt of articles of reorganization, the Director shall issue a certificate of amendment in accordance with section 262.

Effect of certificate

(6) A reorganization becomes effective on the date shown in the certificate of amendment and the articles of incorporation are amended accordingly.

Définition de réorganisation

191 (1) Au présent article, la réorganisation d’une société se fait par voie d’ordonnance que le tribunal rend en vertu :

a)  soit de l’article 241;

b)  soit de la Loi sur la faillite et l’insolvabilitépour approuver une proposition;

c)  soit de toute loi fédérale touchant les rapports de droit entre la société, ses actionnaires ou ses créanciers.

Pouvoirs du tribunal

(2) L’ordonnance rendue conformément au paragraphe (1) à l’égard d’une société peut effectuer dans ses statuts les modifications prévues à l’article 173.

Pouvoirs supplémentaires

(3) Le tribunal qui rend l’ordonnance visée au paragraphe (1) peut également :

a)  autoriser, en en fixant les modalités, l’émission de titres de créance, convertibles ou non en actions de toute catégorie ou assortis du droit ou de l’option d’acquérir de telles actions;

b)  ajouter d’autres administrateurs ou remplacer ceux qui sont en fonctions.

Réorganisation

(4) Après le prononcé de l’ordonnance visée au paragraphe (1), les clauses réglementant la réorganisation sont envoyées au directeur, en la forme établie par lui, accompagnées, le cas échéant, des documents exigés aux articles 19 et 113.

Certificat

(5) Sur réception des clauses de réorganisation, le directeur délivre un certificat de modification en conformité avec l’article 262.

Effet du certificat

(6) La réorganisation prend effet à la date figurant sur le certificat de modification; les statuts constitutifs sont modifiés en conséquence.

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Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 191-192	Articles 191-192

No dissent

(7) A shareholder is not entitled to dissent under section 190 if an amendment to the articles of incorporation is effected under this section.

R.S., 1985, c. C-44, s. 191; 1992, c. 27, s. 90; 2001, c. 14, s. 95.

Definition of arrangement

192  (1) In this section, arrangement includes

(a)  an amendment to the articles of a corporation;

(b)  an amalgamation of two or more corporations;

(c)  an amalgamation of a body corporate with a corporation that results in an amalgamated corporation subject to this Act;

(d)  a division of the business carried on by a corporation;

(e)  a transfer of all or substantially all the property of a corporation to another body corporate in exchange for property, money or securities of the body corporate;

(f)  an exchange of securities of a corporation for property, money or other securities of the corporation or property, money or securities of another body corporate;

(f.1)  a going-private transaction or a squeeze-out transaction in relation to a corporation;

(g)  a liquidation and dissolution of a corporation; and

(h)  any combination of the foregoing.

Where corporation insolvent

(2) For the purposes of this section, a corporation is insolvent

(a)  where it is unable to pay its liabilities as they become due; or

(b)  where the realizable value of the assets of the corporation are less than the aggregate of its liabilities and stated capital of all classes.

Application to court for approval of arrangement

(3) Where it is not practicable for a corporation that is not insolvent to effect a fundamental change in the nature of an arrangement under any other provision of this Act, the corporation may apply to a court for an order approving an arrangement proposed by the corporation.

Pas de dissidence

(7) Les actionnaires ne peuvent invoquer l’article 190 pour faire valoir leur dissidence à l’occasion de la modification des statuts constitutifs conformément au présent article.

L.R. (1985), ch. C-44, art. 191; 1992, ch. 27, art. 90; 2001, ch. 14, art. 95.

Définition de arrangement

192 (1) Au présent article, arrangement s’entend également de :

a)  la modification des statuts d’une société;

b)  la fusion de sociétés;

c)  la fusion d’une personne morale et d’une société pour former une société régie par la présente loi;

d)  le fractionnement de l’activité commerciale d’une société;

e)  la cession de la totalité ou de la quasi-totalité des biens d’une société à une autre personne morale moyennant du numéraire, des biens ou des valeurs mobilières de celle-ci;

f)  l’échange de valeurs mobilières d’une société contre des biens, du numéraire ou d’autres valeurs mobilières soit de la société, soit d’une autre personne morale;

f.1)  une opération de fermeture ou d’éviction au sein d’une société;

g)  la liquidation et la dissolution d’une société;

h)  une combinaison des opérations susvisées.

Cas d’insolvabilité de la société

(2) Pour l’application du présent article, une société est insolvable dans l’un ou l’autre des cas suivants :

a)  elle ne peut acquitter son passif à échéance;

b)  la valeur de réalisation de son actif est inférieure à la somme de son passif et de son capital déclaré.

Demande d’approbation au tribunal

(3) Lorsqu’il est pratiquement impossible pour la société qui n’est pas insolvable d’opérer, en vertu d’une autre disposition de la présente loi, une modification de structure équivalente à un arrangement, elle peut demander au tribunal d’approuver, par ordonnance, l’arrangement qu’elle propose.

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 192	Article 192

Powers of court

(4) In connection with an application under this section, the court may make any interim or final order it thinks fit including, without limiting the generality of the foregoing,

(a)  an order determining the notice to be given to any interested person or dispensing with notice to any person other than the Director;

(b)  an order appointing counsel, at the expense of the corporation, to represent the interests of the shareholders;

(c)  an order requiring a corporation to call, hold and conduct a meeting of holders of securities or options or rights to acquire securities in such manner as the court directs;

(d)  an order permitting a shareholder to dissent under section 190; and

(e)  an order approving an arrangement as proposed by the corporation or as amended in any manner the court may direct.

Notice to Director

(5) An applicant for any interim or final order under this section shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

Articles of arrangement

(6) After an order referred to in paragraph (4)(e) has been made, articles of arrangement in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 113, if applicable.

Certificate of arrangement

(7) On receipt of articles of arrangement, the Director shall issue a certificate of arrangement in accordance with section 262.

Effect of certificate

(8) An arrangement becomes effective on the date shown in the certificate of arrangement.

R.S., 1985, c. C-44, s. 192; 1994, c. 24, s. 24; 2001, c. 14, s. 96.

Pouvoir du tribunal

(4) Le tribunal, saisi d’une demande en vertu du présent article, peut rendre toute ordonnance provisoire ou finale en vue notamment :

a)  de prévoir l’avis à donner aux intéressés ou de dispenser de donner avis à toute personne autre que le directeur;

b)  de nommer, aux frais de la société, un avocat pour défendre les intérêts des actionnaires;

c)  d’enjoindre à la société, selon les modalités qu’il fixe, de convoquer et de tenir une assemblée des détenteurs de valeurs mobilières, d’options ou de droits d’acquérir des valeurs mobilières;

d)  d’autoriser un actionnaire à faire valoir sa dissidence en vertu de l’article 190;

e)  d’approuver ou de modifier selon ses directives l’arrangement proposé par la société.

Avis au directeur

(5) La personne qui présente une demande d’ordonnance provisoire ou finale en vertu du présent article doit en donner avis au directeur, et celui-ci peut comparaître en personne ou par ministère d’avocat.

Clauses de l’arrangement

(6) Après le prononcé de l’ordonnance visée à l’alinéa (4)e), les clauses de l’arrangement sont envoyées au directeur en la forme établie par lui, accompagnés, le cas échéant, des documents exigés par les articles 19 et 113.

Certificat d’arrangement

(7) Dès réception des clauses de l’arrangement, le directeur délivre un certificat d’arrangement conformément à l’article 262.

Prise d’effet de l’arrangement

(8) L’arrangement prend effet à la date figurant sur le certificat d’arrangement.

L.R. (1985), ch. C-44, art. 192; 1994, ch. 24, art. 24; 2001, ch. 14, art. 96.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XVI Going-private Transactions and Squeeze-out Transactions	PARTIE XVI Opérations de fermeture et d’éviction
Sections 193-206	Articles 193-206

PART XVI

Going-private Transactions and Squeeze-out Transactions

Going-private transactions

193 A corporation may carry out a going-private transaction. However, if there are any applicable provincial securities laws, a corporation may not carry out a going-private transaction unless the corporation complies with those laws.

R.S., 1985, c. C-44, s. 193; 2001, c. 14, s. 97; 2018, c. 8, s. 26(F).

Squeeze-out transactions

194 A corporation may not carry out a squeeze-out transaction unless, in addition to any approval by holders of shares required by or under this Act or the articles of the corporation, the transaction is approved by ordinary resolution of the holders of each class of shares that are affected by the transaction, voting separately, whether or not the shares otherwise carry the right to vote. However, the following do not have the right to vote on the resolution:

(a)  affiliates of the corporation; and

(b)  holders of shares that would, following the squeeze-out transaction, be entitled to consideration of greater value or to superior rights or privileges than those available to other holders of shares of the same class.

R.S., 1985, c. C-44, s. 194; 2001, c. 14, s. 97.

PARTIE XVI

Opérations de fermeture et d’éviction

Opérations de fermeture

193 La société peut effectuer une opération de fermeture. Toutefois, si l’éventuelle législation provinciale en matière de valeurs mobilières s’applique dans son cas, elle ne peut le faire à moins de s’y conformer.

L.R. (1985), ch. C-44, art. 193; 2001, ch. 14, art. 97; 2018, ch. 8, art. 26(F).

Opérations d’éviction

194 Une opération d’éviction ne peut être effectuée que si, en plus de toute approbation exigée des détenteurs d’actions de la société par la présente loi et les statuts, l’opération est approuvée par les détenteurs d’actions de chaque catégorie visée par celle-ci par résolution ordi-naire votée séparément, même si les actions de cette ca-tégorie ne confèrent aucun droit de vote, à l’exception des détenteurs suivants :

a)  les personnes morales du même groupe que la société;

b)  ceux qui, à la suite de l’opération, auraient droit à une contrepartie ou à des droits ou privilèges supérieurs à ceux que pourraient recevoir les détenteurs des autres actions de la même catégorie.

L.R. (1985), ch. C-44, art. 194; 2001, ch. 14, art. 97.

195 to 205 [Repealed, 2001, c. 14, s. 97]

PART XVII

Compulsory and Compelled Acquisitions

Definitions

206 (1) The definitions in this subsection apply in this Part.

dissenting offeree means, where a take-over bid is made for all the shares of a class of shares, a holder of a share of that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first mentioned holder; (pollicité dissident)

195 à 205 [Abrogés, 2001, ch. 14, art. 97]

PARTIE XVII

Acquisitions forcées

Définitions

206 (1) Les définitions qui suivent s’appliquent à la pré-sente partie.

action Action conférant ou non un droit de vote, y com-pris la valeur mobilière immédiatement convertible en une telle action et l’option ou le droit, susceptible d’exercice immédiat, d’acquérir une telle action ou valeur mobilière. (share)

offre d’achat visant à la mainmise L’offre qu’un pollicitant adresse à peu près au même moment à des

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

offer includes an invitation to make an offer. (pollicitation)

offeree means a person to whom a take-over bid is made. (pollicité)

offeree corporation means a distributing corporation whose shares are the object of a take-over bid. (société pollicitée)

offeror means a person, other than an agent or mandatary, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a)  make take-over bids jointly or in concert; or

(b)  intend to exercise jointly or in concert votingr ights attached to shares for which a take-over bid is made. (pollicitant)

share means a share, with or without voting rights, and includes

(a)  a security currently convertible into such a share; and

(b)  currently exercisable options and rights to acquire such a share or such a convertible security. (action)

take-over bid means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares. (offre d’achat visant à la mainmise)

Right to acquire

(2) If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.

Notice

(3) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that actionnaires d’une société ayant fait appel au public pour acquérir toutes les actions d’une catégorie d’actions émises. Y est assimilée la pollicitation d’une telle société visant le rachat de toutes les actions d’une catégorie de ses actions. (take-over bid)

pollicitant Toute personne, à l’exception du mandataire, qui fait une offre d’achat visant à la mainmise et, en outre, les personnes qui, même indirectement, conjointement ou de concert :

a)  ou bien font une telle offre;

b)  ou bien ont l’intention d’exercer les droits de vote attachés aux actions faisant l’objet de l’offre. (offeror)

pollicitation Est assimilée à la pollicitation l’invitation à faire une offre. (offer)

pollicité Toute personne à laquelle est faite l’offre d’achat visant à la mainmise. (offeree)

pollicité dissident Dans le cas d’une offre d’achat visant à la mainmise et portant sur la totalité des actions d’une catégorie, l’actionnaire pollicité qui refuse l’offre ainsi que ses ayants cause. (dissenting offeree)

société pollicitée Société ayant fait appel au public dont les actions font l’objet d’une offre d’achat visant à la mainmise. (offeree corporation)

Acquisition

(2) Le pollicitant a le droit, en se conformant au présent article, d’acquérir les actions des pollicités dissidents, en cas d’acceptation de l’offre d’achat visant à la mainmise, dans les cent vingt jours de la date où elle est faite, par les détenteurs de quatre-vingt-dix pour cent au moins des actions de la catégorie en cause, sans tenir compte des actions détenues, même indirectement, par le pollici-tant ou les personnes morales de son groupe ou les personnes qui ont des liens avec lui, à la date de l’offre.

Avis

(3) Le pollicitant peut acquérir les actions des pollicités dissidents en leur envoyant ainsi qu’au directeur, par courrier recommandé, dans les soixante jours de la date d’expiration de l’offre d’achat visant à la mainmise et, en tout état de cause, dans les cent quatre vingts jours de la date de l’offre, un avis précisant à la fois :

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

(a)  the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;

(b)  the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c)  a dissenting offeree is required to elect

(i)  to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)  to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;

(d)  a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e)  a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.

Notice of adverse claim

(4) Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.

Share certificate

(5) A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days after receiving the notice,

(a)  send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and

(b)  elect

(i)  to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)  to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

a)  que les pollicités détenant au moins quatre-vingt dix pour cent des actions en cause ont accepté l’offre;

b)  qu’il est tenu de prendre livraison, contre paiement, des actions des pollicités acceptants, ou qu’il l’a déjà fait;

c)  que les pollicités dissidents doivent décider :

(i)  soit de lui céder leurs actions selon les conditions offertes aux pollicités acceptants,

(ii)  soit d’exiger le paiement de la juste valeur de leurs actions en conformité avec les paragraphes (9) à (18), en le lui faisant savoir dans les vingt jours de la réception de l’avis;

d)  qu’à défaut de donner avis conformément à l’alinéa (5)b), ils sont réputés avoir choisi de lui céder leurs actions aux conditions faites aux pollicités acceptants;

e)  qu’ils doivent envoyer les actions en cause à la société pollicitée dans les vingt jours de la réception de l’avis.

Avis d’opposition

(4) Le pollicitant envoie à la société pollicitée, simultanément, l’avis mentionné au paragraphe (3) et, pour chaque action détenue par un pollicité dissident, l’avis d’opposition visé à l’article 78.

Certificat d’action

(5) Les pollicités dissidents doivent, dans les vingt jours suivant la réception de l’avis mentionné au paragraphe (3) :

a)  envoyer à la société pollicitée les certificats des actions visées par l’offre;

b)  soit céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants, soit exiger, en donnant avis au pollicitant dans ce délai, le paiement de la juste valeur de leurs actions en conformité avec les paragraphes (9) à (18).

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Canada Business Corporations	Sociétés par actions
PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

Deemed election

(5.1) A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Payment

(6) Within twenty days after the offeror sends an offeror’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).

Consideration

(7) The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

When corporation is offeror

(7.1) A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

Duty of offeree corporation

(8) Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall

(a)  if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

(b)  give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i)

Choix réputé

(5.1) À défaut par les pollicités dissidents de donner avis conformément à l’alinéa (5)b), ils sont réputés avoir choisi de céder au pollicitant leurs actions aux conditions faites aux pollicités acceptants.

Paiement

(6) Dans les vingt jours suivant l’envoi de l’avis mentionné au paragraphe (3), le pollicitant doit remettre à la société pollicitée les fonds ou toute autre contrepartie qu’il aurait eu à remettre aux pollicités dissidents s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa (5)b).

Contrepartie

(7) La société pollicitée est réputée détenir en fiducie, pour le compte des actionnaires dissidents, les fonds ou toute autre contrepartie reçus en vertu du paragraphe (6); elle doit déposer les fonds à un compte distinct ouvert auprès d’une banque ou d’une autre personne morale bénéficiant de l’assurance de la Société d’assurance-dépôts du Canada ou de la Régie de l’assurance-dépôts du Québec et confier toute autre contrepartie à la garde d’une de ces institutions.

Contrepartie

(7.1) Dans le cas où le pollicitant est une société qui vise à racheter toutes les actions d’une catégorie quelconque, celui-ci est réputé détenir en fiducie, pour le compte des pollicités dissidents, les fonds ou toute autre contrepartie qu’il aurait eu à leur remettre s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa (5)b). Il doit, dans les vingt jours suivant l’envoi de l’avis visé au paragraphe (3), déposer les fonds dans un compte distinct ouvert auprès d’une banque ou d’une autre personne morale bénéficiant de l’assurance de la Société d’assurance-dépôts du Canada ou de la Régie de l’assurance-dépôts du Québec et confier toute autre contrepartie à la garde de l’une de ces institutions.

Obligation de la société pollicitée

(8) Dans les trente jours suivant l’envoi de l’avis mentionné au paragraphe (3), la société pollicitée doit :

a)  délivrer au pollicitant les certificats des actions que détenaient les pollicités dissidents s’il s’est conformé au paragraphe (6);

b)  remettre aux pollicités dissidents qui acceptent de céder leurs actions conformément à l’alinéa (5)b) et qui envoient leurs certificats d’actions conformément

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Section 206	Article 206

and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c) if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that

(i)  the dissenting shareholder’s shares have been cancelled,

(ii)  the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and

(iii)  the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.

Application to court

(9) If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem

(10) If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

Status of dissenter if no court application

(11) Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.

Venue

(12) An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.

à l’alinéa (5)a), les fonds ou toute autre contrepartie auxquels ils ont droit, sans tenir compte des fractions d’actions dont le règlement peut toujours se faire en numéraire;

c) si la contrepartie exigée par le paragraphe (6) est remise et, selon qu’elle est en numéraire ou en nature, déposée ou confiée conformément aux paragraphes (7) ou (7.1), envoyer aux pollicités dissidents qui ne se sont pas conformés à l’alinéa (5)a) un avis les informant que :

(i)  leurs actions ont été annulées,

(ii)  la société pollicitée ou toute autre personne désignée détient pour eux en fiducie les fonds ou toute autre contrepartie auxquels ils ont droit,

(iii)  la société pollicitée leur enverra, sous réserve des paragraphes (9) à (18), les fonds ou la contrepartie dès réception de leurs actions.

Demande au tribunal

(9) Le pollicitant peut, dans les vingt jours suivant la remise prévue au paragraphe (6), demander au tribunal de fixer la juste valeur des actions des pollicités dissidents qui souhaitent obtenir paiement de leurs actions conformément à l’alinéa (5)b).

Idem

(10) Faute par le pollicitant de saisir le tribunal conformément au paragraphe (9), les pollicités dissidents bénéficient d’un délai supplémentaire de vingt jours pour le faire.

Cas de dissident qui ne saisit pas le tribunal

(11) Le pollicité dissident, qui n’a pas saisi le tribunal conformément au paragraphe (10) et dans le délai qui y est fixé, est censé avoir transféré ses actions au pollicitant aux mêmes conditions que celui-ci a acquis celles des pollicités acceptants.

Compétence territoriale

(12) Les demandes prévues aux paragraphes (9) ou (10) doivent être présentées au tribunal du ressort du siège social de la société ou de la résidence du pollicité dissident, si celle-ci est fixée dans une province où la société exerce son activité commerciale.

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Section 206	Article 206

No security for costs

(13) A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).

Parties

(14) On an application under subsection (9) or (10)

(a)  all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b)  the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(15) On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Appraisers

(16) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.

Final order

(17) The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.

Additional powers

(18) In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

(a)  fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);

(b)  order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c)  allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and

Absence de cautionnement pour frais

(13) Dans le cadre d’une demande visée aux paragraphes (9) ou (10), les pollicités dissidents ne sont pas tenus de fournir de cautionnement pour les frais.

Parties

(14) Sur demande présentée conformément aux paragraphes (9) ou (10) :

a)  tous les pollicités dissidents qui veulent obtenir paiement et dont les actions n’ont pas été acquises par le pollicitant sont joints comme parties à l’instance et liés par la décision du tribunal;

b)  le pollicitant avise chaque pollicité dissident concerné de la date, du lieu et des conséquences de la demande, ainsi que de son droit de comparaître en personne ou par ministère d’avocat.

Pouvoirs du tribunal

(15) Avant de fixer la juste valeur des actions de tous les pollicités dissidents, le tribunal peut, sur demande présentée conformément aux paragraphes (9) ou (10), décider s’il existe d’autres pollicités dissidents à joindre comme parties à l’instance.

Experts

(16) Le tribunal peut charger des estimateurs experts de l’aider à fixer la juste valeur des actions des pollicités dissidents.

Ordonnance définitive

(17) L’ordonnance définitive est rendue contre le pollicitant, en faveur de chaque pollicité dissident, et indique la valeur des actions fixée par le tribunal.

Pouvoirs supplémentaires

(18) À l’occasion des procédures prévues au présent article, le tribunal peut rendre toute ordonnance qu’il estime pertinente et, notamment :

a) fixer le montant en numéraire ou toute autre contrepartie, à détenir en fiducie conformément aux paragraphes (7) ou (7.1);

b)  faire détenir le montant en numéraire ou toute autre contrepartie en fiducie par une personne autre que la société pollicitée;

c)  allouer, sur la somme à payer à chaque pollicité dissident, des intérêts à un taux raisonnable pour la période comprise entre la date d’envoi des certificats d’actions conformément au paragraphe (5) et celle du paiement;

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(d) order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.

R.S., 1985, c. C-44, s. 206; 2001, c. 14, ss. 99, 135(E); 2011, c. 21, s. 61.

Obligation to acquire shares

206.1 (1) If a shareholder holding shares of a distributing corporation does not receive an offeror’s notice under subsection 206(3), the shareholder may

(a)  within ninety days after the date of termination of the take-over bid, or

(b)  if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of

(i)  the date of termination of the take-over bid, and

(ii)  the date on which the shareholder learned of the take-over bid,

require the offeror to acquire those shares.

Conditions

(2) If a shareholder requires the offeror to acquire shares under subsection (1), the offeror shall acquire the shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the take-over bid.

2001, c. 14, s. 100.

d) prévoir le versement, au receveur général, des fonds payables aux actionnaires introuvables, auquel cas le paragraphe 227(3) s’applique.

L.R. (1985), ch. C-44, art. 206; 2001, ch. 14, art. 99 et 135(A); 2011, ch. 21, art. 61.

Acquisition forcée à la demande d’un actionnaire

206.1 (1) L’actionnaire qui détient des actions d’une société ayant fait appel au public et qui n’a pas reçu du pollicitant l’avis visé au paragraphe 206(3) peut exiger de ce dernier l’acquisition de ces actions :

a)  soit dans les quatre-vingt-dix jours suivant la date d’expiration de l’offre d’achat visant à la mainmise;

b)  soit, s’il n’a pas reçu une telle offre, dans le délai visé à l’alinéa a) ou dans les quatre-vingt-dix jours suivant la date où il a pris connaissance de l’offre si ce délai est plus long.

Conditions

(2) Le pollicitant est alors tenu d’acquérir les actions aux mêmes conditions que celles faites aux pollicités acceptants.

2001, ch. 14, art. 100.

PART XVIII

Liquidation and Dissolution

Definition of court

207 In this Part, court means a court having jurisdiction in the place where the corporation has its registered office.

1974-75-76, c. 33, s. 200; 1978-79, c. 9, s. 1(F).

Application of Part

208 (1) This Part, other than sections 209 and 212, does not apply to a corporation that is an insolvent person or a bankrupt as those terms are defined in section 2 of the Bankruptcy and Insolvency Act.

Staying proceedings

(2) Any proceedings taken under this Part to dissolve or to liquidate and dissolve a corporation shall be stayed if

PARTIE XVIII

Liquidation et dissolution

Définition de tribunal

207 Dans la présente partie, tribunal désigne le tribunal compétent du ressort du siège social de la société.

1974-75-76, ch. 33, art. 200; 1978-79, ch. 9, art. 1(F).

Application de la présente partie

208 (1) La présente partie, sauf les articles 209 et 212, ne s’applique pas aux sociétés qui sont des personnes insolvables au sens de l’article 2 de la Loi sur la faillite et l’insolvabilité ou des faillies au sens de cet article 2.

Suspension des procédures

(2) Toute procédure soit de dissolution, soit de liquidation et de dissolution engagée en vertu de la présente partie à l’égard d’une société est suspendue dès la constatation, au cours de procédures intentées en vertu de la

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Sections 208-209	Articles 208-209

the corporation is at any time found, in a proceeding under the Bankruptcy and Insolvency Act, to be an insolvent person as defined in section 2 of that Act.

R.S., 1985, c. C-44, s. 208; 1992, c. 27, s. 90; 2001, c. 14, s. 101; 2018, c. 8, s. 27.

Revival

209 (1) When a corporation or other body corporate is dissolved under this Part, section 268 of this Act, section 261 of the Canada Business Corporations Act , chapter 33 of the Statutes of Canada, 1974-75-76, or subsection 297(6) of the Canada Not-for-profit Corporations Act, any interested person may apply to the Director to have the dissolved corporation or other body corporate revived as a corporation under this Act.

Articles of revival

(2) Articles of revival in the form that the Director fixes shall be sent to the Director.

Certificate of revival

(3) On receipt of articles of revival, the Director shall issue a certificate of revival in accordance with section 262, if

(a)  the dissolved corporation or other body corporate has fulfilled all conditions precedent that the Director considers reasonable; and

(b)  there is no valid reason for refusing to issue the certificate.

Date of revival

(3.1) The dissolved corporation or other body corporate is revived as a corporation under this Act on the date shown on the certificate of revival.

Rights and obligations preserved

(4) Subject to any reasonable terms that may be imposed by the Director, to the rights acquired by any person after its dissolution and to any changes to the internal affairs of the corporation or other body corporate after its dissolution, the revived corporation is, in the same manner and to the same extent as if it had not been dissolved,

(a)  restored to its previous position in law, including the restoration of any rights and privileges whether arising before its dissolution or after its dissolution and before its revival; and

(b)  liable for the obligations that it would have had if it had not been dissolved whether they arise before its dissolution or after its dissolution and before its revival.

Loi sur la faillite et l’insolvabilité, que la société est une personne insolvable au sens de l’article 2 de cette loi.

L.R. (1985), ch. C-44, art. 208; 1992, ch. 27, art. 90; 2001, ch. 14, art. 101; 2018, ch. 8, art. 27.

Reconstitution

209 (1) Tout intéressé peut demander au directeur la reconstitution en société régie par la présente loi d’une société ou d’une autre personne morale dissoute en vertu de la présente partie, de l’article 268 de la présente loi, de l’article 261 de la Loi sur les corporations commerciales canadiennes, chapitre 33 des Statuts du Canada de 1974-75-76, ou du paragraphe 297(6) de la Loi canadienne sur les organisations à but non lucratif.

Clauses de reconstitution

(2) Les clauses de reconstitution sont envoyées au directeur en la forme établie par lui.

Certificat de reconstitution

(3) À la réception des clauses de reconstitution, le directeur délivre un certificat de reconstitution au titre de l’article 262 si :

a)  d’une part, la société ou la personne morale dissoute a rempli les conditions préalables à la délivrance qu’il estime raisonnables;

b)  d’autre part, il n’y a aucun motif valable d’en refuser la délivrance.

Reconstitution

(3.1) La société ou la personne morale dissoute est reconstituée en société régie par la présente loi à la date précisée sur le certificat.

Maintien des droits et obligations

(4) Sous réserve des modalités raisonnables imposées par le directeur, des droits acquis par toute personne après sa dissolution et de tout changement aux affaires internes de la société ou de la personne morale survenu après sa dissolution, la société reconstituée recouvre, comme si elle n’avait jamais été dissoute :

a)  la même situation juridique, notamment ses droits et privilèges, indépendamment de leur date d’acquisition;

b)  la responsabilité des obligations qui seraient les siennes si elle n’avait pas été dissoute, indépendamment de la date où elles ont été contractées.

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Sections 209-210	Articles 209-210

Legal actions

(5) Any legal action respecting the affairs of a revived corporation taken between the time of its dissolution and its revival is valid and effective.

Definition of interested person

(6) In this section, interested person includes

(a)  a shareholder, a director, an officer, an employee and a creditor of the dissolved corporation or other body corporate;

(b)  a person who has a contract — other than, in Quebec, a contract by gratuitous title — with the dissolved corporation or other body corporate;

(c)  a person who, although at the time of dissolution of the corporation or other body corporate was not a person described in paragraph (a), would be such a person if a certificate of revival is issued under this section; and

(d)  a trustee in bankruptcy or liquidator for the dissolved corporation or other body corporate.

R.S., 1985, c. C-44, s. 209; 2001, c. 14, s. 102; 2009, c. 23, s. 310; 2018, c. 8, s. 28.

Dissolution before commencing business

210 (1) A corporation that has not issued any shares may be dissolved at any time by resolution of all the directors.

Dissolution if no property

(2) A corporation that has no property and no liabilities may be dissolved by special resolution of the shareholders or, where it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote.

Dissolution where property disposed of

(3) A corporation that has property or liabilities or both may be dissolved by special resolution of the shareholders or, where it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote, if

(a)  by the special resolution or resolutions the shareholders authorize the directors to cause the corporation to distribute any property and discharge any liabilities; and

(b)  the corporation has distributed any property and discharged any liabilities before it sends articles of dissolution to the Director pursuant to subsection (4).

Action en justice

(5) Est valide toute action en justice concernant les affaires internes de la société reconstituée intentée entre le moment de sa dissolution et celui de sa reconstitution.

Définition

(6) Pour l’application du présent article, intéressé s’entend notamment :

a)  des actionnaires, administrateurs, dirigeants, employés et créanciers de la société ou de la personne morale dissoute;

b)  de toute personne liée par un contrat — à l’exclusion, au Québec, du contrat à titre gratuit — conclu avec la société ou la personne morale dissoute;

c)  de toute personne qui, bien que non visée par l’alinéa a) à la date de la dissolution, le deviendrait si la société ou la personne morale était reconstituée;

d)  du syndic de faillite ou du liquidateur de la société ou de la personne morale dissoute.

L.R. (1985), ch. C-44, art. 209; 2001, ch. 14, art. 102; 2009, ch. 23, art. 310; 2018, ch. 8, art. 28.

Dissolution avant le début des opérations

210 (1) La société n’ayant émis aucune action peut être dissoute par résolution de tous les administrateurs.

Dissolution lorsqu’il n’y a pas de biens

(2) La société sans biens ni dettes peut être dissoute par résolution spéciale soit des actionnaires soit, en présence de plusieurs catégories d’actions, des détenteurs d’actions de chaque catégorie assorties ou non du droit de vote.

Dissolution après répartition des biens

(3) La société, qui a des biens ou des dettes ou les deux à la fois, peut être dissoute par résolution spéciale soit des actionnaires soit, en présence de plusieurs catégories d’actions, des détenteurs d’actions de chaque catégorie assorties ou non du droit de vote, pourvu que :

a)  d’une part, les résolutions autorisent les administrateurs à effectuer une répartition de biens et un règlement de dettes;

b)  d’autre part, la société ait effectué une répartition de biens et un règlement de dettes avant d’envoyer les clauses de dissolution au directeur conformément au paragraphe (4).

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Sections 210-211	Articles 210-211

Articles of dissolution

(4) Articles of dissolution in the form that the Director fixes shall be sent to the Director.

Certificate of dissolution

(5) On receipt of articles of dissolution, the Director shall issue a certificate of dissolution in accordance with section 262.

Effect of certificate

(6) The corporation ceases to exist on the date shown in the certificate of dissolution.

R.S., 1985, c. C-44, s. 210; 2001, c. 14, s. 103.

Proposing liquidation and dissolution

211 (1) The directors may propose, or a shareholder who is entitled to vote at an annual meeting of shareholders may, in accordance with section 137, make a proposal for, the voluntary liquidation and dissolution of a corporation.

Notice of meeting

(2) Notice of any meeting of shareholders at which voluntary liquidation and dissolution is to be proposed shall set out the terms thereof.

Shareholders resolution

(3) A corporation may liquidate and dissolve by special resolution of the shareholders or, where the corporation has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote.

Statement of intent to dissolve

(4) A statement of intent to dissolve in the form that the Director fixes shall be sent to the Director.

Certificate of intent to dissolve

(5) On receipt of a statement of intent to dissolve, the Director shall issue a certificate of intent to dissolve in accordance with section 262.

Effect of certificate

(6) On issue of a certificate of intent to dissolve, the corporation shall cease to carry on business except to the extent necessary for the liquidation, but its corporate existence continues until the Director issues a certificate of dissolution.

Liquidation

(7) After issue of a certificate of intent to dissolve, the corporation shall

Clauses de dissolution

(4) Les clauses de dissolution sont envoyées au directeur en la forme établie par lui.

Certificat de dissolution

(5) Sur réception des clauses de dissolution, le directeur délivre un certificat de dissolution en conformité avec l’article 262.

Effet du certificat

(6) La société cesse d’exister à la date figurant sur le certificat de dissolution.

L.R. (1985), ch. C-44, art. 210; 2001, ch. 14, art. 103.

Proposition de liquidation et dissolution

211 (1) La liquidation et la dissolution volontaires de la société peuvent être proposées par les administrateurs ou, conformément à l’article 137, par tout actionnaire habile à voter à l’assemblée annuelle.

Avis d’assemblée

(2) L’avis de convocation de l’assemblée, qui doit statuer sur la proposition de liquidation et de dissolution volontaires, doit en exposer les modalités.

Résolution des actionnaires

(3) La société peut prononcer sa liquidation et sa dissolution par résolution spéciale des actionnaires ou, le cas échéant, par résolution spéciale des détenteurs de chaque catégorie d’actions, assorties ou non du droit de vote.

Déclaration d’intention

(4) Une déclaration d’intention de dissolution est envoyée au directeur en la forme établie par lui.

Certificat d’intention

(5) Sur réception de la déclaration d’intention de dissolution, le directeur délivre, en conformité avec l’article 262, un certificat d’intention de dissolution.

Effet du certificat

(6) Dès la délivrance du certificat, la société doit cesser toute activité commerciale, sauf dans la mesure nécessaire à la liquidation, mais sa personnalité morale ne cesse d’exister qu’à la délivrance du certificat de dissolution.

Liquidation

(7) À la suite de la délivrance du certificat d’intention de dissolution, la société doit :

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Section 211	Article 211

(a)  immediately cause notice thereof to be sent to each known creditor of the corporation;

(b)  without delay take reasonable steps to give notice of it in each province in Canada where the corporation was carrying on business at the time it sent the statement of intent to dissolve to the Director;

(c)  proceed to collect its property, to dispose of properties that are not to be distributed in kind to its shareholders, to discharge all its obligations and to do all other acts required to liquidate its business; and

(d)  after giving the notice required under paragraphs (a) and (b) and adequately providing for the payment or discharge of all its obligations, distribute its remaining property, either in money or in kind, among its shareholders according to their respective rights.

Supervision by court

(8) The Director or any interested person may, at any time during the liquidation of a corporation, apply to a court for an order that the liquidation be continued under the supervision of the court as provided in this Part, and on such application the court may so order and make any further order it thinks fit.

Notice to Director

(9) An applicant under this section shall give the Director notice of the application, and the Director is entitled to appear and be heard in person or by counsel.

Revocation

(10) At any time after issue of a certificate of intent to dissolve and before issue of a certificate of dissolution, a certificate of intent to dissolve may be revoked by sending to the Director a statement of revocation of intent to dissolve in the form that the Director fixes, if such revocation is approved in the same manner as the resolution under subsection (3).

Certificate of revocation of intent to dissolve

(11) On receipt of a statement of revocation of intent to dissolve, the Director shall issue a certificate of revocation of intent to dissolve in accordance with section 262.

Effect of certificate

(12) On the date shown in the certificate of revocation of intent to dissolve, the revocation is effective and the corporation may continue to carry on its business or businesses.

a)  en envoyer immédiatement avis à chaque créancier connu;

b)  prendre sans délai toute disposition utile pour en donner avis dans chaque province où la société exerçait ses activités commerciales au moment de l’envoi au directeur de la déclaration d’intention de dissolution;

c)  accomplir tous actes utiles à la dissolution, notamment recouvrer ses biens, disposer des biens non destinés à être répartis en nature entre les actionnaires et honorer ses obligations;

d)  après avoir donné les avis exigés aux alinéas a) et b) et constitué une provision suffisante pour honorer ses obligations, répartir le reliquat de l’actif, en numéraire ou en nature, entre les actionnaires, selon leurs droits respectifs.

Surveillance judiciaire

(8) Le tribunal, sur demande présentée à cette fin et au cours de la liquidation par le directeur ou par tout intéressé, peut, par ordonnance, décider que la liquidation sera poursuivie sous sa surveillance conformément à la présente partie, et prendre toute autre mesure pertinente.

Avis au directeur

(9) L’intéressé qui présente la demande prévue au présent article doit en donner avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Révocation

(10) Le certificat d’intention de dissolution peut, après sa délivrance et avant celle du certificat de dissolution, être révoqué par résolution adoptée conformément au paragraphe (3) et sur envoi au directeur d’une déclaration de renonciation à dissolution en la forme établie par lui.

Certificat

(11) Sur réception de la déclaration de renonciation à dissolution, le directeur délivre, en conformité avec l’article 262, le certificat à cet effet.

Effet du certificat

(12) Le certificat de renonciation à dissolution prend effet à la date qui y figure et la société peut dès lors continuer à exercer ses activités commerciales.

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 211-212	Articles 211-212

Right to dissolve

(13) If a certificate of intent to dissolve has not been revoked and the corporation has complied with subsection (7), the corporation shall prepare articles of dissolution.

Articles of dissolution

(14) Articles of dissolution in the form that the Director fixes shall be sent to the Director.

Certificate of dissolution

(15) On receipt of articles of dissolution, the Director shall issue a certificate of dissolution in accordance with section 262.

Effect of certificate

(16) The corporation ceases to exist on the date shown in the certificate of dissolution.

R.S., 1985, c. C-44, s. 211; 2001, c. 14, s. 104.

Dissolution by Director

212 (1) Subject to subsections (2) and (3), the Director may

(a)  dissolve a corporation by issuing a certificate of dissolution under this section if the corporation

(i)  has not commenced business within three years after the date shown in its certificate of incorporation,

(ii)  has not carried on its business for three consecutive years,

(iii)  is in default for a period of one year in sending to the Director any fee, notice or document required by this Act, or

(iv)  does not have any directors or is in the situation described in subsection 109(4); or

(b)   apply to a court for an order dissolving the corporation, in which case section 217 applies.

Publication

(2) The Director shall not dissolve a corporation under this section until the Director has

(a)  given one hundred and twenty days notice of the decision to dissolve the corporation to the corporation and to each director thereof; and

(b)  published notice of that decision in a publication generally available to the public.

Droit de dissolution

(13) En l’absence de renonciation à dissolution, la société, après avoir observé le paragraphe (7), rédige les clauses régissant la dissolution.

Clauses de dissolution

(14) Les clauses de dissolution sont envoyées au directeur en la forme établie par lui.

Certificat de dissolution

(15) Sur réception des clauses de dissolution, le directeur délivre un certificat de dissolution en conformité avec l’article 262.

Effet du certificat

(16) La société cesse d’exister à la date figurant sur le certificat de dissolution.

L.R. (1985), ch. C-44, art. 211; 2001, ch. 14, art. 104.

Dissolution par le directeur

212 (1) Sous réserve des paragraphes (2) et (3), le directeur peut :

a)  soit dissoudre, par la délivrance du certificat de dissolution prévu au présent article, toute société qui, selon le cas :

(i)  n’a pas commencé ses opérations dans les trois ans suivant la date figurant sur son certificat de constitution,

(ii)  n’a pas exercé ses activités commerciales pendant trois ans consécutifs,

(iii)  omet, pendant un délai d’un an, d’envoyer au directeur les droits, avis ou documents exigés par la présente loi,

(iv)  est sans administrateur ou se trouve dans la situation visée au paragraphe 109(4);

b)  soit demander au tribunal sa dissolution par voie d’ordonnance, auquel cas l’article 217 s’applique.

Publication

(2) Le directeur ne peut dissoudre, en vertu du présent article, une société avant :

a)  de lui avoir donné, ainsi qu’à chacun de ses administrateurs, un préavis de cent vingt jours de sa décision;

b)  d’avoir publié un avis de son intention dans une publication destinée au grand public.

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Sections 212-213	Articles 212-213

Certificate of dissolution

(3) Unless cause to the contrary has been shown or an order has been made by a court under section 246, the Director may, after the expiration of the period referred to in subsection (2), issue a certificate of dissolution in the form that the Director fixes.

Exception — non-payment of incorporation fee

(3.1) Despite anything in this section, the Director may dissolve a corporation by issuing a certificate of dissolution if the required fee for the issuance of a certificate of incorporation has not been paid.

Effect of certificate

(4) The corporation ceases to exist on the date shown in the certificate of dissolution.

R.S., 1985, c. C-44, s. 212; 1994, c. 24, s. 25; 2001, c. 14, ss. 105, 135(E); 2018, c. 8, s. 29(F).

Certificat de dissolution

(3) En l’absence d’opposition justifiée ou d’ordonnance rendue en vertu de l’article 246, le directeur peut, à l’expiration du délai visé au paragraphe (2), délivrer le certificat de dissolution en la forme établie par lui.

Non-paiement des droits de constitution

(3.1) Malgré toute autre disposition du présent article, le directeur peut dissoudre une société par la délivrance du certificat de dissolution lorsque les droits requis pour la délivrance d’un certificat de constitution n’ont pas été payés.

Effet du certificat

(4) La société cesse d’exister à la date figurant sur le certificat de dissolution.

L.R. (1985), ch. C-44, art. 212; 1994, ch. 24, art. 25; 2001, ch. 14, art. 105 et 135(A); 2018, ch. 8, art. 29(F).

Grounds for dissolution

213 (1) The Director or any interested person may apply to a court for an order dissolving a corporation if the corporation has

(a)   failed for two or more consecutive years to comply with the requirements of this Act with respect to the holding of annual meetings of shareholders;

(b)  contravened subsection 16(2) or section 21, 157 or 159; or

(c)  procured any certificate under this Act by misrepresentation.

Notice to Director

(2) An applicant under this section shall give the Director notice of the application, and the Director is entitled to appear and be heard in person or by counsel.

Dissolution order

(3) On an application under this section or section 212, the court may order that the corporation be dissolved or that the corporation be liquidated and dissolved under the supervision of the court, and the court may make any other order it thinks fit.

Certificate

(4) On receipt of an order under this section, section 212 or 214, the Director shall

(a) if the order is to dissolve the corporation, issue a certificate of dissolution in the form that the Director fixes; or

Motifs de dissolution

213 (1) Le directeur ou tout intéressé peut demander au tribunal de prononcer, par ordonnance, la dissolution de la société qui, selon le cas :

a)  n’a pas observé pendant au moins deux ans consécutifs les dispositions de la présente loi en matière de tenue des assemblées annuelles;

b)  a enfreint les dispositions du paragraphe 16(2) ou des articles 21, 157 ou 159;

c)   a obtenu un certificat sur présentation de faits erronés.

Avis au directeur

(2) L’intéressé qui présente la demande prévue au présent article doit en donner avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Ordonnance de dissolution

(3) Sur demande présentée en vertu du présent article ou de l’article 212, le tribunal peut rendre toute ordonnance qu’il estime pertinente et, notamment, prononcer la dissolution de la société ou en prescrire la dissolution et la liquidation sous sa surveillance.

Certificat

(4) Sur réception de l’ordonnance visée au présent article ou aux articles 212 ou 214, le directeur délivre, en la forme établie par lui, un certificat :

a) de dissolution, s’il s’agit d’une ordonnance à cet effet;

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(b) if the order is to liquidate and dissolve the corporation under the supervision of the court, issue a certificate of intent to dissolve in the form that the Director fixes and publish notice of the order in a publication generally available to the public.

Effect of certificate

(5) The corporation ceases to exist on the date shown in the certificate of dissolution.

R.S., 1985, c. C-44, s. 213; 2001, c. 14, s. 106; 2018, c. 8, s. 30(F).

Further grounds

214 (1) A court may order the liquidation and dissolution of a corporation or any of its affiliated corporations on the application of a shareholder,

(a) if the court is satisfied that in respect of a corporation or any of its affiliates

(i)  any act or omission of the corporation or any of its affiliates effects a result,

(ii)  the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or

(iii)  the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer; or

(b)  if the court is satisfied that

(i)  a unanimous shareholder agreement entitles a complaining shareholder to demand dissolution of the corporation after the occurrence of a specified event and that event has occurred, or

(ii)  it is just and equitable that the corporation should be liquidated and dissolved.

Alternative order

(2) On an application under this section, a court may make such order under this section or section 241 as it thinks fit.

Application of s. 242

(3) Section 242 applies to an application under this section.

R.S., 1985, c. C-44, s. 214; 2001, c. 14, s. 107(F).

b) d’intention de dissolution, s’il s’agit d’une ordonnance de liquidation et de dissolution sous la surveillance du tribunal; il en fait publier un avis dans une publication destinée au grand public.

Effet du certificat

(5) La société cesse d’exister à la date figurant sur le certificat de dissolution.

L.R. (1985), ch. C-44, art. 213; 2001, ch. 14, art. 106; 2018, ch. 8, art. 30(F).

Autres motifs

214 (1) À la demande d’un actionnaire, le tribunal peut ordonner la liquidation et la dissolution de la société ou de toute autre société de son groupe dans l’un ou l’autre des cas suivants :

a)  il constate qu’elle abuse des droits de tout détenteur de valeurs mobilières, créancier, administrateur ou dirigeant, ou se montre injuste à leur égard en leur portant préjudice ou en ne tenant pas compte de leurs intérêts :

(i) soit en raison de son comportement,

(ii)  soit par la façon dont elle conduit ou a conduit ses activités commerciales ou ses affaires internes,

(iii)  soit par la façon dont ses administrateurs exercent ou ont exercé leurs pouvoirs;

b)  il constate :

(i)  soit la survenance d’un événement qui, selon une convention unanime des actionnaires permet à l’actionnaire mécontent d’exiger la dissolution,

(ii)  soit le caractère juste et équitable de cette mesure.

Ordonnance subsidiaire

(2) Sur demande présentée en vertu du présent article, le tribunal peut rendre, conformément à cet article ou à l’article 241, toute ordonnance qu’il estime pertinente.

Application de l’art. 242

(3) L’article 242 s’applique aux demandes visées au présent article.

L.R. (1985), ch. C-44, art. 214; 2001, ch. 14, art. 107(F).

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Application for supervision

215 (1) An application to a court to supervise a voluntary liquidation and dissolution under subsection 211(8) shall state the reasons, verified by an affidavit of the applicant, why the court should supervise the liquidation and dissolution.

Court supervision

(2) If a court makes an order applied for under subsection 211(8), the liquidation and dissolution of the corporation shall continue under the supervision of the court in accordance with this Act.

1974-75-76, c. 33, s. 208; 1978-79, c. 9, s. 1(F).

Application to court

216 (1) An application to a court under subsection 214(1) shall state the reasons, verified by an affidavit of the applicant, why the corporation should be liquidated and dissolved.

Show cause order

(2) On an application under subsection 214(1), the court may make an order requiring the corporation and any person having an interest in the corporation or claim against it to show cause, at a time and place specified in the order, within four weeks after the date of the order, why the corporation should not be liquidated and dissolved.

Powers of court

(3) On an application under subsection 214(1), the court may order the directors and officers of the corporation to furnish the court with all material information known to or reasonably ascertainable by them, including

(a)      financial statements of the corporation;

(b)      the name and address of each shareholder of the corporation; and

(c)      the name and address of each known creditor or claimant, including any creditor or claimant with unliquidated, future or contingent claims, and any person with whom the corporation has a contract.

Publication

(4) A copy of an order made under subsection (2) shall be

(a) published as directed in the order, at least once in each week before the time appointed for the hearing, in a newspaper published or distributed in the place where the corporation has its registered office; and

Demande de surveillance

215 (1) La demande de surveillance présentée au tribunal conformément au paragraphe 211(8) doit être motivée, avec l’affidavit du demandeur à l’appui.

Surveillance

(2) La liquidation et la dissolution doivent se poursuivre, conformément à la présente loi, sous la surveillance du tribunal, si l’ordonnance prévue au paragraphe 211(8) est rendue.

1974-75-76, ch. 33, art. 208; 1978-79, ch. 9, art. 1(F).

Demande au tribunal

216 (1) La demande de liquidation et de dissolution visée au paragraphe 214(1) doit être motivée, avec l’affidavit du demandeur à l’appui.

Ordonnance préliminaire

(2) Après le dépôt de la demande visée au paragraphe 214(1), le tribunal peut, par ordonnance, requérir la société ainsi que tout intéressé ou créancier d’expliquer, dans les quatre semaines de l’ordonnance et aux lieu, date et heure indiqués, pourquoi la liquidation et la dissolution seraient inopportunes.

Pouvoirs du tribunal

(3) Après le dépôt de la demande visée au paragraphe 214(1), le tribunal peut ordonner aux administrateurs et dirigeants de lui fournir tous les renseignements pertinents en leur possession ou qu’ils peuvent raisonnablement obtenir, y compris :

a)   les états financiers de la société;

b)   les noms et adresses des actionnaires;

c)   les noms et adresses des créanciers ou réclamants connus, y compris ceux qui ont des créances non liquidées, futures ou éventuelles, et des cocontractants de la société.

Publication

(4) L’ordonnance rendue en vertu du paragraphe (2) est à la fois :

a)  insérée de la manière y indiquée, une fois au moins chaque semaine précédant la date de l’audience, dans un journal publié ou diffusé au lieu du siège social de la société;

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(b) served on the Director and each person named in the order.

Person responsible

(5) Publication and service of an order under this section shall be effected by the corporation or by such other person and in such manner as the court may order.

R.S., 1985, c. C-44, s. 216; 1999, c. 31, s. 64(E).

Powers of court

217 In connection with the dissolution or the liquidation and dissolution of a corporation, the court may, if it is satisfied that the corporation is able to pay or adequately provide for the discharge of all its obligations, make any order it thinks fit including, without limiting the generality of the foregoing,

(a)   an order to liquidate;

(b)   an order appointing a liquidator, with or without security, fixing the liquidator’s remuneration and replacing a liquidator;

(c)   an order appointing inspectors or referees, specifying their powers, fixing their remuneration and replacing inspectors or referees;

(d)    an order determining the notice to be given to any interested person, or dispensing with notice to any person;

(e)   an order determining the validity of any claims made against the corporation;

(f)   an order, at any stage of the proceedings, restraining the directors and officers from

(i)   exercising any of their powers, or

(ii)   collecting or receiving any debt or other property of the corporation, and from paying out or transferring any property of the corporation, except as permitted by the court;

(g)   an order determining and enforcing the duty or liability of any present or former director, officer or shareholder

(i)	to the corporation, or

(ii)	for an obligation of the corporation;

(h)   an order approving the payment, satisfaction or compromise of claims against the corporation and the retention of assets for such purpose, and determining the adequacy of provisions for the payment or

b) signifiée au directeur et aux personnes y désignées.

Personne responsable

(5) La publication et la signification des ordonnances visées au présent article sont faites, selon les modalités que prescrit le tribunal, par la société ou la personne qu’il dé-signe.

L.R. (1985), ch. C-44, art. 216; 1999, ch. 31, art. 64(A).

Pouvoirs du tribunal

217 À l’occasion de la dissolution ou de la liquidation et de la dissolution, le tribunal peut, s’il constate la capacité de la société de payer ou de constituer une provision pour honorer ses obligations, rendre les ordonnances qu’il estime pertinentes et en vue, notamment :

a)   de procéder à la liquidation;

b)   de nommer un liquidateur et d’exiger de lui une garantie, de fixer sa rémunération et de le remplacer;

c)   de nommer des inspecteurs ou des arbitres, de préciser leurs pouvoirs, de fixer leur rémunération et de les remplacer;

d)   de décider s’il y a lieu de donner avis aux intéressés ou à toute autre personne;

e)   de juger de la validité des réclamations faites contre la société;

f)   d’interdire, à tout stade de la procédure, aux administrateurs et aux dirigeants :

(i)   soit d’exercer tout ou partie de leurs pouvoirs,

(ii)   soit de percevoir toute créance de la société ou de payer, céder ou recevoir tout bien de celle-ci, sauf de la manière autorisée par le tribunal;

g)   de préciser et de mettre en jeu la responsabilité des administrateurs, dirigeants ou actionnaires ou de leurs prédécesseurs :

(i)   soit envers la société,

(ii)   soit envers les tiers pour les obligations de la société;

h)   d’approuver, en ce qui concerne les dettes de la société, tout paiement, règlement, transaction ou rétention d’éléments d’actif, et de juger si les provisions constituées suffisent à acquitter les obligations de la société, qu’elles soient ou non liquidées, futures ou éventuelles;

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discharge of obligations of the corporation, whether liquidated, unliquidated, future or contingent;

(i)   an order disposing of or destroying the documents and records of the corporation;

(j)   on the application of a creditor, the inspectors or the liquidator, an order giving directions on any matter arising in the liquidation;

(k)   after notice has been given to all interested parties, an order relieving a liquidator from any omission or default on such terms as the court thinks fit and confirming any act of the liquidator;

(l)   subject to section 223, an order approving any proposed interim or final distribution to shareholders in money or in property;

(m)   an order disposing of any property belonging to creditors or shareholders who cannot be found;

(n)   on the application of any director, officer, security holder, creditor or the liquidator,

(i)   an order staying the liquidation on such terms and conditions as the court thinks fit,

(ii)   an order continuing or discontinuing the liquidation proceedings, or

(iii)   an order to the liquidator to restore to the corporation all its remaining property; and

(o)   after the liquidator has rendered a final account to the court, an order dissolving the corporation.

R.S., 1985, c. C-44, s. 217; 2001, c. 14, ss. 108, 135(E); 2011, c. 21, s. 62(F ).

Effect of order

218 The liquidation of a corporation commences when a court makes an order therefor.

1974-75-76, c. 33, s. 211; 1978-79, c. 9, s. 1(F).

Cessation of business and powers

219 (1) If a court makes an order for liquidation of a corporation,

(a)   the corporation continues in existence but shall cease to carry on business, except the business that is, in the opinion of the liquidator, required for an orderly liquidation; and

(b)   the powers of the directors and shareholders cease and vest in the liquidator, except as specifically authorized by the court.

i)   de fixer l’usage qui sera fait des documents et registres de la société ou de les détruire;

j)   sur demande d’un créancier, des inspecteurs ou du liquidateur, de donner des instructions sur toute question touchant à la liquidation;

k)   sur avis à tous les intéressés, de décharger le liquidateur de ses manquements, selon les modalités que le tribunal estime pertinentes, et de confirmer ses actes;

l)   sous réserve de l’article 223, d’approuver tout projet de répartition provisoire ou définitive entre les actionnaires, en numéraire ou en nature;

m)   de fixer la destination des biens appartenant aux créanciers ou aux actionnaires introuvables;

n)   sur demande de tout administrateur, dirigeant, détenteur de valeurs mobilières ou créancier ou du liquidateur :

(i)   de surseoir à la liquidation, selon les modalités que le tribunal estime pertinentes,

(ii)   de poursuivre ou d’interrompre la procédure de liquidation,

(iii)   d’enjoindre au liquidateur de restituer à la société le reliquat des biens de celle-ci;

o)   après la reddition de comptes définitive du liquidateur devant le tribunal, de dissoudre la société.

L.R. (1985), ch. C-44, art. 217; 2001, ch. 14, art. 108 et 135(A); 2011, ch. 21, art. 62(F).

Effet de l’ordonnance

218 La liquidation de la société commence dès que le tribunal rend une ordonnance à cet effet.

1974-75-76, ch. 33, art. 211; 1978-79, ch. 9, art. 1(F).

Cessation d’activité et perte de pouvoirs

219 (1) À la suite de l’ordonnance de liquidation :

a)   la société, tout en continuant à exister, cesse d’exercer ses activités commerciales, à l’exception de celles que le liquidateur estime nécessaires au déroulement normal des opérations de la liquidation;

b)   les pouvoirs des administrateurs et des actionnaires sont dévolus au liquidateur, sauf indication contraire et expresse du tribunal.

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Delegation by liquidator

(2) The liquidator may delegate any powers vested in the liquidator by paragraph (1)(b) to the directors or shareholders.

R.S., 1985, c. C-44, s. 219; 2001, c. 14, s. 135(E).

Appointment of liquidator

220 (1) When making an order for the liquidation of a corporation or at any time thereafter, the court may appoint any person, including a director, an officer or a shareholder of the corporation or any other body corporate, as liquidator of the corporation.

Vacancy

(2) Where an order for the liquidation of a corporation has been made and the office of liquidator is or becomes vacant, the property of the corporation is under the control of the court until the office of liquidator is filled.

1974-75-76, c. 33, s. 213; 1978-79, c. 9, ss. 1(F), 67.

Duties of liquidator

221 A liquidator shall

(a)   forthwith after appointment give notice thereof to the Director and to each claimant and creditor known to the liquidator;

(b)   without delay publish notice by insertion once a week for two consecutive weeks in a newspaper published or distributed in the place where the corporation has its registered office and take reasonable steps to give notice of the appointment in each province where the corporation carries on business, requiring any person

(i)   indebted to the corporation, to render an account and pay to the liquidator at the time and place specified any amount owing,

(ii)   possessing property of the corporation, to deliver it to the liquidator at the time and place specified, and

(iii)   having a claim against the corporation, whether liquidated, unliquidated, future or contingent, to present particulars thereof in writing to the liquidator not later than two months after the first publication of the notice;

(c)   take into custody and control the property of the corporation;

(d)   open and maintain a trust account for the moneys of the corporation;

Délégation par le liquidateur

(2) Le liquidateur peut déléguer aux administrateurs ou aux actionnaires la totalité ou une partie des pouvoirs qui lui sont dévolus en vertu de l’alinéa (1)b).

L.R. (1985), ch. C-44, art. 219; 2001, ch. 14, art. 135(A).

Nomination du liquidateur

220 (1) Le tribunal peut, en rendant l’ordonnance de liquidation ou par la suite, nommer en qualité de liquidateur toute personne et notamment l’un des administrateurs, dirigeants ou actionnaires de la société ou une autre personne morale.

Vacance

(2) Les biens de la société sont placés sous la garde du tribunal durant toute vacance du poste de liquidateur survenant après le prononcé de l’ordonnance de liquidation.

1974-75-76, ch. 33, art. 213; 1978-79, ch. 9, art. 1(F) et 67.

Obligations du liquidateur

221 Le liquidateur doit :

a)   donner avis, sans délai, de sa nomination au directeur et aux réclamants et créanciers connus de lui;

b)   insérer sans délai, une fois par semaine pendant deux semaines consécutives, dans un journal publié ou diffusé au lieu du siège social de la société, tout en prenant des mesures raisonnables pour en faire une certaine publicité dans chaque province où la société exerce ses activités commerciales, un avis obligeant :

(i)   les débiteurs de la société à lui rendre compte et à lui payer leurs dettes, aux date et lieu précisés dans cet avis,

(ii)   les personnes en possession des biens de la société à les lui remettre aux date et lieu précisés dans l’avis,

(iii)   les créanciers de la société à lui fournir par écrit un relevé détaillé de leur créance, qu’elle soit ou non liquidée, future ou éventuelle, dans les deux mois de la première publication de l’avis;

c)   prendre sous sa garde et sous son contrôle tous les biens de la société;

d)   ouvrir un compte en fiducie pour les fonds de la société;

e)   tenir une comptabilité des recettes et déboursés de la société;

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(e)   keep accounts of the moneys of the corporation received and paid out by the liquidator;

(f)   maintain separate lists of the shareholders, creditors and other persons having claims against the corporation;

(g)   if at any time the liquidator determines that the corporation is unable to pay or adequately provide for the discharge of its obligations, apply to the court for directions;

(h)   deliver to the court and to the Director, at least once in every twelve month period after appointment or more often as the court may require, financial statements of the corporation in the form required by section 155 or in such other form as the liquidator may think proper or as the court may require; and

(i)   after the final accounts are approved by the court, distribute any remaining property of the corporation among the shareholders according to their respective rights.

R.S., 1985, c. C-44, s. 221; 2001, c. 14, ss. 109, 135(E); 2018, c. 8, s. 31(E).

Powers of liquidator

222 (1) A liquidator may

(a)   retain lawyers, accountants, engineers, appraisers and other professional advisers;

(b)   bring, defend or take part in any civil, criminal or administrative action or proceeding in the name and on behalf of the corporation;

(c)   carry on the business of the corporation as required for an orderly liquidation;

(d)   sell by public auction or private sale any property of the corporation;

(e)   do all acts and execute or, in Quebec, sign any documents in the name and on behalf of the corporation;

(f)   borrow money on the security of the property of the corporation;

(g)   settle or compromise any claims by or against the corporation; and

(h)   do all other things necessary for the liquidation of the corporation and distribution of its property.

Due diligence

(2) A liquidator is not liable if the liquidator exercised the care, diligence and skill that a reasonably prudent

f)   tenir des listes distinctes des actionnaires, créanciers et autres réclamants;

g)   demander des instructions au tribunal après constatation de l’incapacité de la société d’honorer ses obligations ou de constituer une provision suffisante à cette fin;

h)   remettre, au tribunal ainsi qu’au directeur, au moins une fois tous les douze mois à compter de sa nomination et chaque fois que le tribunal l’ordonne, les états financiers de la société en la forme exigée à l’article 155 ou en telle autre forme jugée pertinente par le liquidateur ou exigée par le tribunal;

i)   après l’approbation par le tribunal de ses comptes définitifs, répartir le reliquat des biens de la société entre les actionnaires selon leurs droits respectifs.

L.R. (1985), ch. C-44, art. 221; 2001, ch. 14, art. 109 et 135(A); 2018, ch. 8, art. 31(A).

Pouvoirs du liquidateur

222 (1) Le liquidateur peut :

a)   retenir les services de conseillers professionnels, notamment d’avocats, de comptables, d’ingénieurs et d’estimateurs;

b)   ester en justice, lors de toute procédure civile, pénale ou administrative, pour le compte de la société;

c)   exercer les activités commerciales de la société dans la mesure nécessaire à la liquidation;

d)   vendre aux enchères publiques ou de gré à gré tout bien de la société;

e)  agir et signer des documents au nom de la société;

f)   contracter des emprunts garantis par les biens de la société;

g)   transiger sur toutes réclamations mettant en cause la société ou les régler;

h)   faire tout ce qui est par ailleurs nécessaire à la liquidation et à la répartition des biens de la société.

Défense de diligence raisonnable

(2) N’est pas engagée la responsabilité du liquidateur qui a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne

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person would have exercised in comparable circumstances, including reliance in good faith on

(a)   financial statements of the corporation represented to the liquidator by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

(b)   a report of a person whose profession lends credibility to a statement made by the professional person.

Application for examination

(3) If a liquidator has reason to believe that any person has in their possession or under their control, or has concealed, withheld or misappropriated any property of the corporation, the liquidator may apply to the court for an order requiring that person to appear before the court at the time and place designated in the order and to be examined.

Power of court

(4) If the examination referred to in subsection (3) discloses that a person has concealed, withheld or misappropriated property of the corporation, the court may order that person to restore it or pay compensation to the liquidator.

R.S., 1985, c. C-44, s. 222; 2001, c. 14, ss. 110, 135(E); 2011, c. 21, s. 63(E).

Costs of liquidation

223 (1) A liquidator shall pay the costs of liquidation out of the property of the corporation and shall pay or make adequate provision for all claims against the corporation.

Final accounts

(2) Within one year after appointment, and after paying or making adequate provision for all claims against the corporation, the liquidator shall apply to the court

(a)   for approval of the final accounts and for an order permitting the liquidator to distribute in money or in kind the remaining property of the corporation to its shareholders according to their respective rights; or

(b)   for an extension of time, setting out the reasons therefor.

Shareholder application

(3) If a liquidator fails to make the application required by subsection (2), a shareholder of the corporation may apply to the court for an order for the liquidator to show cause why a final accounting and distribution should not be made.

prudente, notamment le fait de s’appuyer de bonne foi sur :

a)   les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent équitablement sa situation;

b)   les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

Demande d’interrogatoire

(3) Le liquidateur qui a de bonnes raisons de croire qu’une personne a en sa possession ou sous son contrôle ou a dissimulé, retenu ou détourné des biens de la société peut demander au tribunal de l’obliger, par ordonnance, à comparaître pour interrogatoire aux date, heure et lieu que celle-ci précise.

Pouvoirs du tribunal

(4) Le tribunal peut ordonner à la personne dont l’interrogatoire visé au paragraphe (3) révèle qu’elle a dissimulé, retenu ou détourné des biens de la société de les restituer au liquidateur ou de lui verser une indemnité compensatoire.

L.R. (1985), ch. C-44, art. 222; 2001, ch. 14, art. 110 et 135(A); 2011, ch. 21, art. 63(A).

Frais de liquidation

223 (1) Le liquidateur acquitte les frais de liquidation sur les biens de la société; il acquitte également toutes les dettes de la société ou constitue une provision suffisante à cette fin.

Comptes définitifs

(2) Dans l’année de sa nomination et après avoir acquitté toutes les dettes de la société ou constitué une provision suffisante à cette fin, le liquidateur demande au tribunal :

a)   soit d’approuver ses comptes définitifs et de l’autoriser, par ordonnance, à répartir en numéraire ou en nature le reliquat des biens entre les actionnaires selon leurs droits respectifs;

b)   soit, avec motifs à l’appui, de prolonger son man-dat.

Demande des actionnaires

(3) Tout actionnaire peut demander au tribunal d’obliger, par ordonnance, le liquidateur qui néglige de présenter la demande exigée par le paragraphe (2) à expliquer pourquoi un compte définitif ne peut être dressé et une répartition effectuée.

Current to October 31, 2023	182	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 223-224	Articles 223-224

Publication

(4) A liquidator shall give notice of their intention to make an application under subsection (2) to the Director, to each inspector appointed under section 217, to each shareholder and to any person who provided a security, fidelity bond or fidelity insurance for the liquidation, and shall publish the notice in a newspaper published or distributed in the place where the corporation has its registered office, or as otherwise directed by the court.

Final order

(5) If the court approves the final accounts rendered by a liquidator, the court shall make an order

(a)   directing the Director to issue a certificate of dissolution;

(b)   directing the custody or disposal of the documents and records of the corporation; and

(c)    subject to subsection (6), discharging the liquidator.

Delivery of order

(6) The liquidator shall forthwith send a certified copy of the order referred to in subsection (5) to the Director.

Certificate of dissolution

(7) On receipt of the order referred to in subsection (5), the Director shall issue a certificate of dissolution in accordance with section 262.

Effect of certificate

(8) The corporation ceases to exist on the date shown in the certificate of dissolution.

R.S., 1985, c. C-44, s. 223; 2001, c. 14, ss. 111(E), 135(E); 2011, c. 21, s. 64.

Right to distribution in money

224 (1) If in the course of liquidation of a corporation the shareholders resolve or the liquidator proposes to

(a)   exchange all or substantially all the property of the corporation for securities of another body corporate that are to be distributed to the shareholders, or

(b)   distribute all or part of the property of the corporation to the shareholders in kind,

a shareholder may apply to the court for an order requiring the distribution of the property of the corporation to be in money.

Publication

(4) Le liquidateur doit donner avis de son intention de présenter la demande prévue au paragraphe (2) au directeur, à chaque inspecteur nommé en vertu de l’article 217, à chaque actionnaire et aux personnes ayant fourni une sûreté ou une assurance détournement et vol pour les besoins de la liquidation, et faire insérer cet avis dans un journal publié ou diffusé au lieu du siège social de la société ou le faire connaître par tout autre moyen choisi par le tribunal.

Ordonnance définitive

(5) Le tribunal, s’il approuve les comptes définitifs du liquidateur, doit, par ordonnance :

a)   demander au directeur de délivrer un certificat de dissolution;

b)   donner des instructions quant à la garde des documents et des livres de la société et à l’usage qui en sera fait;

c)   sous réserve du paragraphe (6), le libérer.

Copie

(6) Le liquidateur doit, sans délai, envoyer au directeur une copie certifiée de l’ordonnance visée au paragraphe (5).

Certificat de dissolution

(7) Sur réception de l’ordonnance visée au paragraphe (5), le directeur délivre un certificat de dissolution en conformité avec l’article 262.

Effet du certificat

(8) La société cesse d’exister à la date figurant sur le certificat de dissolution.

L.R. (1985), ch. C-44, art. 223; 2001, ch. 14, art. 111(A) et 135(A); 2011, ch. 21, art. 64.

Droit à la répartition en numéraire

224 (1) Si, au cours de la liquidation, les actionnaires décident, par résolution, ou si le liquidateur propose :

a)   soit d’échanger la totalité ou la quasi-totalité des biens de la société contre des valeurs mobilières d’une autre personne morale à répartir entre les actionnaires;

b)   soit de répartir tout ou partie des biens de la socié-té, en nature, entre les actionnaires,

tout actionnaire peut demander au tribunal d’imposer, par ordonnance, la répartition en numéraire des biens de la société.

Current to October 31, 2023	183	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 224-226	Articles 224-226

Powers of court

(2) On an application under subsection (1), the court may order

(a)   all the property of the corporation to be converted into and distributed in money; or

(b)   the claims of any shareholder applying under this section to be satisfied by a distribution in money, in which case subsections 190(20) to (22) apply.

1974-75-76, c. 33, s. 217; 1978-79, c. 9, s. 1(F).

Custody of documents

225 (1) A person who has been granted custody of the documents and records of a dissolved corporation remains liable to produce those documents and records until the end of the prescribed period or of any shorter period fixed by an order made under subsection 223(5).

Offence

(2) A person who, without reasonable cause, contravenes subsection (1) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 225; 2018, c. 8, s. 32.

Definition of shareholder

226 (1) In this section, shareholder includes the heirs and personal representatives of a shareholder.

Continuation of actions

(2) Notwithstanding the dissolution of a body corporate under this Act,

(a)   a civil, criminal or administrative action or proceeding commenced by or against the body corporate before its dissolution may be continued as if the body corporate had not been dissolved;

(b)   a civil, criminal or administrative action or proceeding may be brought against the body corporate within two years after its dissolution as if the body corporate had not been dissolved; and

(c)   any property that would have been available to satisfy any judgment or order if the body corporate had not been dissolved remains available for such purpose.

Pouvoirs du tribunal

(2) Sur demande présentée en vertu du paragraphe (1), le tribunal peut ordonner :

a)   soit la réalisation de tous les biens de la société et la répartition du produit;

b)   soit le règlement en numéraire des créances des actionnaires qui en font la demande en vertu du présent article, auquel cas les paragraphes 190(20) à (22) s’appliquent.

1974-75-76, ch. 33, art. 217; 1978-79, ch. 9, art. 1(F).

Garde des documents

225 (1) La personne qui s’est vu confier la garde des documents et livres d’une société dissoute peut être tenue de les produire jusqu’à l’expiration de la période réglementaire ou, le cas échéant, de la période plus courte fixée dans l’ordonnance rendue en vertu du paragraphe 223(5).

Infraction

(2) La personne qui, sans motif raisonnable, contrevient au paragraphe (1) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 225; 2018, ch. 8, art. 32.

Définition de actionnaire

226 (1) Au présent article, actionnaire s’entend notamment des héritiers et des représentants personnels de l’actionnaire.

Continuation des actions

(2) Nonobstant la dissolution d’une personne morale conformément à la présente loi :

a)   les procédures civiles, pénales ou administratives intentées par ou contre elle avant sa dissolution peuvent être poursuivies comme si la dissolution n’avait pas eu lieu;

b)   dans les deux ans suivant la dissolution, des procédures civiles, pénales ou administratives peuvent être intentées contre la personne morale comme si elle n’avait pas été dissoute;

c)   les biens qui auraient servi à satisfaire tout jugement ou ordonnance, à défaut de la dissolution, demeurent disponibles à cette fin.

Current to October 31, 2023	184	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 226-227	Articles 226-227

Service

(3) Service of a document on a corporation after its dissolution may be effected by serving the document on a person shown in the last notice filed under section 106 or 113.

Idem

(3.1) Service of a document on a company to which the Canada Corporations Act, chapter C-32 of the Revised Statutes of Canada, 1970, applied that has been dissolved by subsection 261(8) of the Canada Business Corporations Act, chapter 33 of the Statutes of Canada, 1974-75-76 and chapter 9 of the Statutes of Canada, 1978-79, may be effected by serving the document on a person shown as a director in the last annual summary filed by the company pursuant to the Canada Corporations Act.

Reimbursement

(4) Notwithstanding the dissolution of a body corporate under this Act, a shareholder to whom any of its property has been distributed is liable to any person claiming under subsection (2) to the extent of the amount received by that shareholder on such distribution, and an action to enforce such liability may be brought within two years after the date of the dissolution of the body corporate.

Representative action

(5) A court may order an action referred to in subsection (4) to be brought against the persons who were shareholders as a class, subject to such conditions as the court thinks fit and, if the plaintiff establishes a claim, the court may refer the proceedings to a referee or other officer of the court who may

(a)   add as a party to the proceedings each person who was a shareholder found by the plaintiff;

(b)   determine, subject to subsection (4), the amount that each person who was a shareholder shall contribute towards satisfaction of the plaintiff’s claim; and

(c)   direct payment of the amounts so determined.

R.S., 1985, c. C-44, s. 226; 1992, c. 1, s. 57; 2001, c. 14, ss. 112, 135(E); 2011, c. 21, s. 65(F).

Unknown claimants

227 (1) On the dissolution of a body corporate under this Act, the portion of the property distributable to a creditor or shareholder who cannot be found shall be converted into money and paid to the Receiver General.

Signification

(3) Après la dissolution, la signification des documents peut se faire à toute personne figurant sur la dernière liste enregistrée conformément aux articles 106 ou 113.

Idem

(3.1) La signification des documents à une compagnie qui était régie par la Loi sur les corporations canadiennes, chapitre C-32 des Statuts revisés du Canada de 1970, et qui a été dissoute par suite de l’application du paragraphe 261(8) de la Loi sur les sociétés commerciales canadiennes, chapitre 33 des Statuts du Canada de 1974-75-76 et chapitre 9 des Statuts du Canada de 1978-79, peut se faire à toute personne figurant comme dirigeant dans le dernier sommaire déposé par la compagnie conformément à la Loi sur les corporations canadiennes.

Remboursement

(4) Nonobstant la dissolution d’une personne morale, conformément à la présente loi, les actionnaires entre lesquels sont répartis les biens engagent leur responsabilité, à concurrence de la somme reçue, envers toute per-sonne invoquant le paragraphe (2), toute action en recouvrement pouvant alors être engagée dans les deux ans suivant la dissolution.

Action en justice collective

(5) Le tribunal peut ordonner que soit intentée, collectivement contre les actionnaires, l’action visée au paragraphe (4), sous réserve des conditions qu’il juge pertinentes, et peut, si le demandeur établit le bien-fondé de sa demande, renvoyer l’affaire devant un arbitre ou un autre officier de justice qui a le pouvoir :

a)   de joindre comme partie à l’instance chaque ancien actionnaire retrouvé par le demandeur;

b)   de déterminer, sous réserve du paragraphe (4), la part que chaque ancien actionnaire doit verser pour dédommager le demandeur;

c)   d’ordonner le versement des sommes déterminées.

L.R. (1985), ch. C-44, art. 226; 1992, ch. 1, art. 57; 2001, ch. 14, art. 112 et 135(A); 2011, ch. 21, art. 65(F).

Créanciers inconnus

227 (1) La partie des biens à remettre, par suite de la dissolution d’une personne morale en vertu de la présente loi, à tout créancier ou actionnaire introuvable doit être réalisée en numéraire et le produit versé au receveur général.

Current to October 31, 2023	185	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 227-229	Articles 227-229

Constructive satisfaction

(2) A payment under subsection (1) is deemed to be in satisfaction of a debt or claim of such creditor or shareholder.

Recovery

(3) A person who establishes an entitlement to any moneys paid to the Receiver General under this Act shall be paid by the Receiver General an equivalent amount out of the Consolidated Revenue Fund.

R.S., 1985, c. C-44, s. 227; 2001, c. 14, s. 135(E).

Vesting in Crown

228 (1) Subject to subsection 226(2) and section 227, property of a body corporate that has not been disposed of at the date of its dissolution under this Act vests in Her Majesty in right of Canada.

Return of property on revival

(2) If a body corporate is revived as a corporation under section 209, any property, other than money, that vested in Her Majesty pursuant to subsection (1), that has not been disposed of shall be returned to the corporation and there shall be paid to the corporation out of the Consolidated Revenue Fund

(a)   an amount equal to any money received by Her Majesty pursuant to subsection (1); and

(b)   where property other than money vested in Her Majesty pursuant to subsection (1) and that property has been disposed of, an amount equal to the lesser of

(i)   the value of any such property at the date it vested in Her Majesty, and

(ii)   the amount realized by Her Majesty from the disposition of that property.

1974-75-76, c. 33, s. 221; 1978-79, c. 9, ss. 1(F), 70.

PART XIX

Investigation

Investigation

229 (1) A security holder or the Director may apply, ex parte or on such notice as the court may require, to a court having jurisdiction in the place where the corporation has its registered office for an order directing an investigation to be made of the corporation and any of its affiliated corporations.

Dédommagement

(2) Le versement prévu au paragraphe (1) est réputé régler le créancier ou dédommager l’actionnaire.

Recouvrement

(3) Le receveur général doit verser, sur le Trésor, une somme égale à celle qu’il a reçue, à toute personne qui la réclame à bon droit selon la présente loi.

L.R. (1985), ch. C-44, art. 227; 2001, ch. 14, art. 135(A).

Dévolution à la Couronne

228 (1) Sous réserve du paragraphe 226(2) et de l’article 227, les biens dont il n’a pas été disposé à la date de la dissolution d’une personne morale en vertu de la présente loi sont dévolus à Sa Majesté du chef du Canada.

Restitution des biens

(2) Les biens dévolus à Sa Majesté conformément au paragraphe (1) et dont il n’a pas été disposé, à l’exclusion des sommes d’argent, sont restitués à la personne morale reconstituée en société en vertu de l’article 209; lui sont versées, sur le Trésor :

a)   une somme égale à celles qu’a reçues Sa Majesté conformément au paragraphe (1);

b)   en cas de disposition de biens autres qu’en numéraire dévolus à Sa Majesté conformément au paragraphe (1), une somme égale au moins élevé des montants suivants :

(i)   la valeur de ces biens à la date de leur dévolution,

(ii)   le produit tiré par Sa Majesté de cette disposition.

1974-75-76, ch. 33, art. 221; 1978-79, ch. 9, art. 1(F) et 70.

PARTIE XIX

Enquêtes

Enquête

229 (1) Tout détenteur de valeurs mobilières ou le directeur peut demander au tribunal du ressort du siège social de la société, ex parte ou après avoir donné l’avis que celui-ci peut exiger, d’ordonner la tenue d’une enquête sur la société et sur toute société du même groupe.

Current to October 31, 2023	186	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XIX Investigation	PARTIE XIX Enquêtes
Sections 229-230	Articles 229-230

Grounds

(2) If, on an application under subsection (1), it appears to the court that

(a)   the business of the corporation or any of its affiliates is or has been carried on with intent to defraud any person,

(b)   the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted, or the powers of the directors are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of a security holder,

(c)   the corporation or any of its affiliates was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose, or

(d)   persons concerned with the formation, business or affairs of the corporation or any of its affiliates have in connection therewith acted fraudulently or dishonestly,

the court may order an investigation to be made of the corporation and any of its affiliated corporations.

Notice to Director

(3) A security holder who makes an application under subsection (1) shall give the Director reasonable notice thereof and the Director is entitled to appear and be heard in person or by counsel.

No security for costs

(4) An applicant under this section is not required to give security for costs.

Hearings in camera

(5) An ex parte application under this section shall be heard in camera.

Consent to publish proceedings required

(6) No person may publish anything relating to ex parte proceedings under this section except with the authorization of the court or the written consent of the corporation being investigated.

R.S., 1985, c. C-44, s. 229; 2001, c. 14, ss. 113(F), 135(E).

Powers of court

230 (1) In connection with an investigation under this Part, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

Motifs

(2) Le tribunal peut ordonner la tenue de l’enquête demandée conformément au paragraphe (1), s’il lui paraît établi, selon le cas :

a)   que la société ou des sociétés de son groupe exercent ou ont exercé leurs activités commerciales avec une intention de fraude;

b)   que la société ou toute autre société de son groupe, soit par la façon dont elle conduit ou a conduit ses activités commerciales ou ses affaires internes, soit par la façon dont ses administrateurs exercent ou ont exercé leurs pouvoirs, abuse des droits des détenteurs de valeurs mobilières ou se montre injuste à leur égard en leur portant préjudice ou en ne tenant pas compte de leurs intérêts;

c)   que la constitution ou la dissolution soit de la société soit des sociétés de son groupe répond à un but frauduleux ou illégal;

d)   que des personnes ont commis des actes frauduleux ou malhonnêtes en participant à la constitution soit de la société soit de sociétés du même groupe, ou dans la conduite de leurs activités commerciales ou de leurs affaires internes.

Avis au directeur

(3) Le détenteur de valeurs mobilières qui présente une demande conformément au paragraphe (1) doit en donner, dans un délai raisonnable, avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Pas de cautionnement pour frais

(4) La personne qui intente une action en vertu du présent article n’est pas tenue de fournir de cautionnement pour les frais.

Audiences à huis clos

(5) La demande ex parte, faite en vertu du présent article, est entendue à huis clos.

Publication interdite, sauf autorisation préalable

(6) Toute publication, relative aux procédures ex parte intentées en vertu du présent article, est interdite sauf autorisation du tribunal ou consentement écrit de la société faisant l’objet de l’enquête.

L.R. (1985), ch. C-44, art. 229; 2001, ch. 14, art. 113(F) et 135(A).

Pouvoirs du tribunal

230 (1) Dans le cadre de l’enquête prévue à la présente partie, le tribunal peut rendre toute ordonnance qu’il estime pertinente en vue, notamment :

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XIX Investigation	PARTIE XIX Enquêtes
Sections 230-231	Articles 230-231

(a)   an order to investigate;

(b)   an order appointing an inspector, who may be the Director, fixing the remuneration of an inspector, and replacing an inspector;

(c)   an order determining the notice to be given to any interested person, or dispensing with notice to any person;

(d)   an order authorizing an inspector to enter any premises in which the court is satisfied there might be relevant information, and to examine any thing and make copies of any document or record found on the premises;

(e)   an order requiring any person to produce documents or records to the inspector;

(f)   an order authorizing an inspector to conduct a hearing, administer oaths, and examine any person on oath, and prescribing rules for the conduct of the hearing;

(g)   an order requiring any person to attend a hearing conducted by an inspector and to give evidence on oath;

(h)   an order giving directions to an inspector or any interested person on any matter arising in the investigation;

(i)   an order requiring an inspector to make an interim or final report to the court;

(j)   an order determining whether a report of an inspector should be published and, if so, ordering the Director to publish the report in whole or in part or to send copies to any person the court designates;

(k)   an order requiring an inspector to discontinue an investigation; and

(l)   an order requiring the corporation to pay the costs of the investigation.

Copy of report

(2) An inspector shall send to the Director a copy of every report made by the inspector under this Part.

1974-75-76, c. 33, s. 223; 1978-79, c. 9, ss. 1(F), 72.

Power of inspector

231 (1) An inspector under this Part has the powers set out in the order appointing him.

a)   de procéder à l’enquête;

b)   de nommer un inspecteur, qui peut être le directeur, de fixer sa rémunération et de le remplacer;

c)   de décider s’il y a lieu de donner avis aux intéressés ou à toute autre personne;

d)   d’autoriser l’inspecteur à visiter les lieux où, selon le tribunal, il peut puiser des renseignements pertinents, ainsi qu’à examiner toute chose et prendre copie de tout document ou livre qu’il y trouve;

e)   de requérir la production à l’inspecteur de documents ou de livres;

f)   d’autoriser l’inspecteur à tenir une audition, à faire prêter serment et à interroger sous serment, ainsi que de préciser les règles régissant l’audition;

g)   de citer toute personne à l’audition tenue par l’inspecteur, pour y déposer sous serment;

h)   de donner des instructions à l’inspecteur ou à tout intéressé sur toute question relevant de l’enquête;

i)   de demander à l’inspecteur de faire au tribunal un rapport provisoire ou définitif;

j)   de statuer sur l’opportunité de la publication du rapport de l’inspecteur et, dans l’affirmative, de demander au directeur de le publier intégralement ou en partie ou d’en envoyer copie à toute personne désignée par le tribunal;

k)   d’arrêter l’enquête;

l)   d’enjoindre à la société de payer les frais de l’en-quête.

Copie du rapport

(2) L’inspecteur doit envoyer au directeur une copie de tout rapport qu’il établit en vertu de la présente partie.

1974-75-76, ch. 33, art. 223; 1978-79, ch. 9, art. 1(F) et 72.

Pouvoirs de l’inspecteur

231 (1) L’inspecteur visé par la présente partie a les pouvoirs précisés dans son ordonnance de nomination.

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PART XIX Investigation	PARTIE XIX Enquêtes
Sections 231-234	Articles 231-234

Exchange of information

(2) In addition to the powers set out in the order appointing him, an inspector appointed to investigate a corporation may furnish to, or exchange information and otherwise cooperate with, any public official in Canada or elsewhere who is authorized to exercise investigatory powers and who is investigating, in respect of the corporation, any allegation of improper conduct that is the same as or similar to the conduct described in subsection 229(2).

Court order

(3) An inspector shall on request produce to an interested person a copy of any order made under subsection 230(1).

1974-75-76, c. 33, s. 224; 1978-79, c. 9, ss. 1(F), 73.

Hearing in camera

232 (1) Any interested person may apply to the court for an order that a hearing conducted by an inspector under this Part be heard in camera and for directions on any matter arising in the investigation.

Right to counsel

(2) A person whose conduct is being investigated or who is being examined at a hearing conducted by an inspector under this Part has a right to be represented by counsel.

1974-75-76, c. 33, s. 225; 1978-79, c. 9, s. 1(F).

Criminating statements

233 No person is excused from attending and giving evidence and producing documents and records to an inspector under this Part by reason only that the evidence tends to criminate that person or subject that person to any proceeding or penalty, but no such evidence shall be used or is receivable against that person in any proceeding thereafter instituted against that person under an Act of Parliament, other than a prosecution under section 132 of the Criminal Code for perjury in giving the evidence or a prosecution under section 136 of the Criminal Code in respect of the evidence.

R.S., 1985, c. C-44, s. 233; R.S., 1985, c. 27 (1st Supp.), s. 187.

Absolute privilege (defamation)

234 Any oral or written statement or report made by an inspector or any other person in an investigation under this Part has absolute privilege.

1974-75-76, c. 33, s. 227; 1978-79, c. 9, s. 1(F).

Échange de renseignements

(2) Outre les pouvoirs précisés dans son ordonnance de nomination, l’inspecteur nommé pour enquêter sur une société peut fournir aux fonctionnaires canadiens ou étrangers ou échanger des renseignements et collaborer de toute autre manière avec eux, s’ils sont investis de pouvoirs d’enquête et qu’ils mènent, sur la société, une enquête à propos de toute allégation faisant état d’une conduite répréhensible analogue à celles visées au paragraphe 229(2).

Ordonnance du tribunal

(3) L’inspecteur doit, sur demande, remettre à tout intéressé copie de toute ordonnance rendue en vertu du paragraphe 230(1).

1974-75-76, ch. 33, art. 224; 1978-79, ch. 9, art. 1(F) et 73.

Audition à huis clos

232 (1) Tout intéressé peut demander au tribunal d’or-donner la tenue à huis clos de l’audition prévue à la présente partie, ainsi que des instructions sur toute question relevant de l’enquête.

Représentation

(2) La personne dont la conduite fait l’objet de l’enquête ou qui est interrogée lors de l’audition prévue à la présente partie peut se faire représenter par avocat.

1974-75-76, ch. 33, art. 225; 1978-79, ch. 9, art. 1(F).

Incrimination

233 Toute personne, tenue par la présente partie de se présenter, de témoigner devant un inspecteur ou de lui remettre des documents et des livres ne peut en être dispensée pour le seul motif que son témoignage peut entraîner son inculpation ou la rendre passible de poursuites ou de sanctions; cependant, ce témoignage ne peut être invoqué et est irrecevable contre elle dans les pour-suites qui lui sont intentées par la suite en vertu d’une loi fédérale, à l’exception de celles intentées en application de l’article 132 du Code criminel pour parjure dans le cadre de ce témoignage ou de l’article 136 du Code criminel à l’égard de ce témoignage.

L.R. (1985), ch. C-44, art. 233; L.R. (1985), ch. 27 (1er suppl.), art. 187.

Immunité absolue (diffamation)

234 Les personnes, notamment les inspecteurs, qui font des déclarations orales ou écrites et des rapports au cours de l’enquête prévue par la présente partie jouissent d’une immunité absolue.

1974-75-76, ch. 33, art. 227; 1978-79, ch. 9, art. 1(F).

Current to October 31, 2023	189	À jour au 31 octobre 2023
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Canada Business Corporations	Sociétés par actions
PART XIX Investigation	PARTIE XIX Enquêtes
Sections 235	Articles 235

Information respecting ownership and control

235 (1) If the Director is satisfied that, for the purposes of Part XI, XIII or XVII, or for the purposes of enforcing any regulation made under section 174, there is reason to inquire into the ownership or control of a security of a corporation or any of its affiliates, the Director may require any person that the Director reasonably believes has or has had an interest or right in the security or acts or has acted on behalf of a person with such an interest or right to report to him or her or to any person the Director designates

(a)   information that the person has or can reasonably be expected to obtain as to present and past interests or rights in the security; and

(b)   the names and addresses of the persons with such an interest or right and of any person who acts or has acted in relation to the security on their behalf.

Presumption

(2) For the purposes of subsection (1), a person is deemed to have an interest or right in a security if

(a)   the person has a right to vote or to acquire or dispose of the security or any interest or right in it;

(b)   the person’s consent is necessary for the exercise of the rights or privileges of any other person with an interest or right in the security; or

(c)   any other person with an interest or right in the security can be required or is accustomed to exercise rights or privileges attached to the security in accordance with the person’s instructions.

Publication

(3) The Director shall publish in a publication generally available to the public the particulars of information obtained by the Director under this section, if the particulars

(a)   are required to be disclosed by this Act or the regulations; and

(b)   have not previously been so disclosed.

Offence

(4) A person who fails to comply with this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

Renseignements concernant la propriété et le contrôle des valeurs mobilières

235 (1) S’il est convaincu, pour l’application des parties XI, XIII ou XVII ou de tout règlement d’application de l’article 174, de la nécessité d’enquêter sur la propriété ou le contrôle de valeurs mobilières d’une société ou de sociétés de son groupe, le directeur peut demander à toute personne dont il a de bonnes raisons de croire qu’elle détient ou a détenu un droit ou intérêt sur ces valeurs, ou agit ou a agi pour le compte de telle personne de lui fournir ou de fournir à la personne qu’il désigne :

a)   les renseignements qu’elle est normalement susceptible d’obtenir sur les droits ou intérêts présents et passés détenus sur ces valeurs;

b)   les nom et adresse des personnes détenant ou ayant détenu de tels droits ou intérêts et de celles qui agissent ou ont agi pour le compte de telles personnes.

Présomption

(2) Pour l’application du paragraphe (1), est réputée détenir un droit ou intérêt sur une valeur mobilière la personne, selon le cas :

a)   qui a droit de vote ou le droit de négocier cette valeur ou qui a un droit ou intérêt sur celle-ci;

b)   dont le consentement est nécessaire à l’exercice des droits ou privilèges de toute autre personne détenant un droit ou intérêt sur cette valeur;

c)   qui donne des instructions selon lesquelles d’autres personnes détenant un droit ou intérêt sur cette valeur peuvent être obligées ou ont l’habitude d’exercer les droits ou privilèges dont elle est assortie.

Publication

(3) Le directeur publie dans une publication destinée au grand public les renseignements qu’il a obtenus en vertu du présent article lorsque les conditions ci-après sont réunies :

a)   la présente loi ou les règlements l’exigent;

b)   ils ne l’ont pas été précédemment.

Infraction

(4) La personne qui contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

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Canada Business Corporations	Sociétés par actions
PART XIX Investigation	PARTIE XIX Enquêtes
Sections 235-237.1	Articles 235-237.1

Officers, etc., of bodies corporate

(5) Where a body corporate commits an offence under subsection (4), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 235; 2001, c. 14, ss. 114, 135(E); 2011, c. 21, s. 66; 2018, c. 8, s. 33(F).

Solicitor-client privilege or professional secrecy

236 Nothing in this Part shall be construed as affecting solicitor-client privilege or, in Quebec, the professional secrecy of advocates and notaries.

R.S., 1985, c. C-44, s. 236; 2001, c. 14, s. 135(E); 2011, c. 21, s. 67.

Inquiries

237 The Director may make inquiries of any person relating to compliance with this Act.

1974-75-76, c. 33, s. 230; 1978-79, c. 9, s. 1(F).

PART XIX.1

Apportioning Award of Damages

Interpretation and Application

Definitions

237.1 The definitions in this section apply in this Part.

financial interest, with respect to a corporation, includes

(a)   a security;

(b)   a title to or an interest in capital, assets, property, profits, earnings or royalties;

(c)   an option or other interest in, or a subscription to, a security;

(d)   an agreement under which the interest of the purchaser is valued for purposes of conversion or surrender by reference to the value of a proportionate interest in a specified portfolio of assets;

(e)   an agreement providing that money received will be repaid or treated as a subscription for shares, units

Personnes morales et leurs dirigeants, etc.

(5) En cas de perpétration par une personne morale d’une infraction visée au paragraphe (4), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 235; 2001, ch. 14, art. 114 et 135(A); 2011, ch. 21, art. 66; 2018, ch. 8, art. 33(F).

Secret professionnel

236 La présente partie n’a pas pour effet de porter atteinte au secret professionnel de l’avocat ou du notaire.

L.R. (1985), ch. C-44, art. 236; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 67.

Enquêtes

237 Le directeur peut, à l’égard de toute personne, procéder à toute enquête dans le cadre de l’application de la présente loi.

1974-75-76, ch. 33, art. 230; 1978-79, ch. 9, art. 1(F).

PARTIE XIX.1

Répartition de l’indemnité

Définitions et champ d’application

Définitions

237.1 Les définitions qui suivent s’appliquent à la présente partie.

intérêt financier Relativement à une société, s’entend notamment :

a)   de valeurs mobilières;

b)   de titres sur un capital, un actif, des biens, des profits, des gains ou des redevances, ou d’intérêts dans ceux-ci;

c)   d’une option sur une valeur mobilière, d’une souscription d’une valeur mobilière ou d’un autre intérêt dans une valeur mobilière;

d)   d’une convention en vertu de laquelle l’intérêt de l’acheteur est évalué, aux fins de conversion ou de rachat, en fonction de la valeur d’un intérêt

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Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Interpretation and Application	Définitions et champ d’application
Sections 237.1-237.2	Articles 237.1-237.2

or interests at the option of any person or the corporation;

(f)   a profit-sharing agreement or certificate;

(g)   a lease, claim or royalty in oil, natural gas or mining, or an interest in the lease, claim or royalty;

(h)   an income or annuity contract that is not issued by an insurance company governed by an Act of Parliament or a law of a province;

(i)   an investment contract; and

(j)   anything that is prescribed to be a financial interest. (intérêt financier)

financial loss means a financial loss arising out of an error, omission or misstatement in financial information concerning a corporation that is required under this Act or the regulations. (perte financière)

third party includes any subsequent party that is joined in proceedings before a court. (Version anglaise seulement)

2001, c. 14, s. 115.

Application of Part

237.2 (1) This Part applies to the apportionment of damages awarded to a plaintiff for financial loss after a court has found more than one defendant or third party responsible for the financial loss.

Non-application of Part

(2) This Part does not apply to an award of damages to any of the following plaintiffs:

(a)    Her Majesty in right of Canada or of a province;

(b)   an agent of Her Majesty in right of Canada or of a province or a federal or provincial Crown corporation or government agency, unless a substantial part of its activities involves trading, including making investments in, securities or other financial instruments;

(c)   a charitable organization, private foundation or public foundation within the meaning of subsection 149.1(1) of the Income Tax Act; or

(d)   an unsecured creditor in respect of goods or services that the creditor provided to a corporation.

2001, c. 14, s. 115.

proportionnel dans un portefeuille déterminé d’éléments d’actif;

e)   d’une convention qui prévoit que l’argent reçu sera remboursé ou considéré comme une souscription d’actions, de parts ou d’intérêts au choix de toute personne ou de la société;

f)   d’une convention ou d’un certificat de participation aux bénéfices;

g)   d’un bail, d’une concession ou de redevances portant sur du minerai, du pétrole ou du gaz naturel ou d’un intérêt dans ceux-ci;

h)   d’un contrat assurant le paiement d’un revenu ou d’une rente n’ayant pas été établi par une société d’assurances régie par une loi fédérale ou provinciale;

i)   d’un contrat d’investissement;

j)   de tout ce qui peut être prévu comme tel par règlement. (financial interest)

perte financière Perte financière découlant d’une omission, inexactitude ou erreur dans des renseignements financiers exigés relativement à une société en vertu de la présente loi ou de ses règlements. (financial loss)

2001, ch. 14, art. 115.

Champ d’application

237.2 (1) La présente partie régit la répartition d’une indemnité accordée à un demandeur pour une perte financière après qu’un tribunal a déclaré plus d’un défendeur ou mis en cause responsable de celle-ci.

Non-application

(2) La présente partie ne s’applique pas dans le cas où l’indemnité est accordée aux demandeurs suivants:

a)   Sa Majesté du chef du Canada ou d’une province;

b)   un de ses mandataires ou une société d’État ou un organisme gouvernemental, fédéral ou provincial, sauf si une partie importante de leurs activités a trait au commerce des valeurs mobilières ou autres instruments financiers, notamment les placements portant sur ceux-ci;

c)   une fondation privée ou publique ou une œuvre de bienfaisance au sens du paragraphe 149.1(1) de la Loi de l’impôt sur le revenu;

d)   un créancier non garanti dans le cadre de la fourniture de biens ou de services à une société.

2001, ch. 14, art. 115.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Apportionment of Damages	Répartition de l’indemnité
Sections 237.3-237.5	Articles 237.3-237.5

Apportionment of Damages

Degree of responsibility

237.3 (1) Subject to this section and sections 237.4 to 237.6, every defendant or third party who has been found responsible for a financial loss is liable to the plaintiff only for the portion of the damages that corresponds to their degree of responsibility for the loss.

Uncollectable amounts

(2) If any part of the damages awarded against a responsible defendant or third party is uncollectable, the court may, on the application of the plaintiff, reallocate that amount to the other responsible defendants or third parties, if the application is made within one year after the date that the judgment was made enforceable.

Reallocation

(3) The amount that may be reallocated to each of the other responsible defendants or third parties under subsection (2) is calculated by multiplying the uncollectable amount by the percentage that corresponds to the degree of responsibility of that defendant or third party for the total financial loss.

Maximum amount

(4) The maximum amount determined under subsection (3), in respect of any responsible defendant or third party, may not be more than fifty per cent of the amount originally awarded against that responsible defendant or third party.

2001, c. 14, s. 115.

Exception — fraud

237.4 (1) The plaintiff may recover the whole amount of the damages awarded by the court from any defendant or third party who has been held responsible for a financial loss if it was established that the defendant or third party acted fraudulently or dishonestly.

Contribution

(2) The defendant or third party referred to in subsection (1) is entitled to claim contribution from any other defendant or third party who is held responsible for the loss.

2001, c. 14, s. 115.

Joint and Several, or Solidary, Liability

Individual or personal body corporate

237.5 (1) Defendants and third parties referred to in subsection 237.2(1) are jointly and severally, or solidarily,

Répartition de l’indemnité

Degré de responsabilité

237.3 (1) Sous réserve des autres dispositions du présent article et des articles 237.4 à 237.6, les défendeurs ou mis en cause déclarés responsables d’une perte financière ne sont tenus d’indemniser le demandeur qu’à concurrence de la somme correspondant à leur degré de responsabilité.

Nouvelle répartition

(2) S’il s’avère impossible de recouvrer une partie de l’indemnité due par un défendeur ou mis en cause responsable, le tribunal peut, sur requête faite par le demandeur dans l’année suivant la date où le jugement devient exécutoire, répartir celle-ci entre les autres défendeurs ou mis en cause responsables.

Calcul

(3) La somme additionnelle pouvant être attribuée à chacun des autres défendeurs ou mis en cause responsables en vertu du paragraphe (2) est égale au produit du pourcentage correspondant au degré de responsabilité de chacun par le montant de l’indemnité non recouvrable.

Plafond

(4) La somme calculée en vertu du paragraphe (3) ne peut, relativement à tout défendeur ou mis en cause responsable, être supérieure à cinquante pour cent de la somme initiale pour laquelle il a été tenu responsable.

2001, ch. 14, art. 115.

Fraude

237.4 (1) La totalité du montant de l’indemnité accordée par le tribunal peut être recouvrée auprès de tout défendeur ou mis en cause déclaré responsable s’il est établi que celui-ci s’est livré à des actes frauduleux ou malhonnêtes relativement à la perte financière en cause.

Réclamation

(2) Le défendeur ou mis en cause visé au paragraphe (1) peut réclamer à chacun des autres défendeurs ou mis en cause déclarés responsables sa part de l’indemnité.

2001, ch. 14, art. 115.

Responsabilité solidaire

Particulier ou personne morale privée

237.5 (1) Les défendeurs et mis en cause visés au paragraphe 237.2(1) sont solidairement responsables de

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Joint and Several, or Solidary, Liability	Responsabilité solidaire
Sections 237.5-237.6	Articles 237.5-237.6

liable for the damages awarded to a plaintiff who is an individual or a personal body corporate and who

(a)   had a financial interest in a corporation on the day that an error, omission or misstatement in financial information concerning the corporation occurred, or acquired a financial interest in the period between the day that the error, omission or misstatement occurred and the day, as determined by the court, that it was generally disclosed; and

(b)   has established that the value of the plaintiff’s total financial interest in the corporation was not more than the prescribed amount at the close of business on the day that the error, omission or misstatement occurred or at the close of business on any day that the plaintiff acquired a financial interest in the period referred to in paragraph (a).

Exception

(1.1) Subsection (1) does not apply when the plaintiff brings the action as a member of a partnership or other association or as a trustee in bankruptcy, liquidator, receiver or sequestrator of a body corporate.

Interpretation

(2) For the purposes of this section,

(a)   a personal body corporate is a body corporate that is not actively engaged in any financial, commercial or industrial business and that is controlled by an individual, or by a group of individuals who are connected by marriage, common-law partnership or any legal parent-child relationship or are connected indirectly by a combination of those relationships, whether or not the individuals through whom they are connected are members of the group; and

(b)   a common-law partnership is a relationship between two persons who are cohabiting with each other in a conjugal relationship and have done so for a period of at least one year.

2001, c. 14, s. 115; 2005, c. 33, s. 5; 2011, c. 21, s. 68(E).

Equitable grounds

237.6 (1) If the value of the plaintiff’s total financial interest referred to in subsection 237.5(1) is greater than the prescribed amount, a court may nevertheless determine that the defendants and third parties are jointly and severally, or solidarily, liable if the court considers that it is just and reasonable to do so.

l’indemnité accordée au demandeur dans les cas où ce dernier est un particulier ou une personne morale privée qui :

a)   d’une part, avait un intérêt financier dans la société à la date de l’omission, de l’inexactitude ou de l’erreur dans les renseignements financiers concernant la société, ou a acquis un tel intérêt financier entre cette date et celle que le tribunal détermine comme étant celle où l’omission, l’inexactitude ou l’erreur a été divulguée;

b)   d’autre part, a établi que la valeur du total de ses intérêts financiers dans la société était, à l’heure de fermeture des bureaux à la date applicable, inférieure ou égale à la somme réglementaire.

Exceptions

(1.1) Le paragraphe (1) ne s’applique pas dans les cas où le demandeur agit à titre d’associé d’une société de personnes ou autre association ou à titre de syndic de faillite, de liquidateur ou de séquestre d’une personne morale.

Définitions

(2) Pour l’application du présent article :

a)   une personne morale privée est une personne morale qui ne se livre activement à aucune activité financière, commerciale ni industrielle et qui est contrôlée par un particulier ou un groupe de particuliers unis par les liens du mariage, d’une union de fait ou de la filiation, ou indirectement par une combinaison de ces liens, même si c’est par l’entremise de personnes étrangères au groupe;

b)   une union de fait est la relation qui existe entre deux personnes qui vivent ensemble dans une relation conjugale depuis au moins un an.

2001, ch. 14, art. 115; 2005, ch. 33, art. 5; 2011, ch. 21, art. 68(A).

Tribunal

237.6 (1) Si la valeur du total des intérêts financiers visés au paragraphe 237.5(1) est supérieure à la somme réglementaire, le tribunal peut néanmoins déclarer les défendeurs et mis en cause solidairement responsables s’il est convaincu qu’il est juste et raisonnable de procéder ainsi.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Joint and Several, or Solidary, Liability	Responsabilité solidaire
Sections 237.6-237.7	Articles 237.6-237.7

Factors

(2) The Governor in Council may establish factors that the court shall take into account in deciding whether to hold the defendants and third parties jointly and severally, or solidarily, liable.

Statutory Instruments Act

(3) The Statutory Instruments Act does not apply to the factors referred to in subsection (2), but the factors shall be published in Part I of the Canada Gazette.

2001, c. 14, s. 115.

Value of security

237.7 (1) When, in order to establish the value of the total financial interest referred to in subsection 237.5(1), it is necessary to determine the value of a security that is traded on an organized market, the value of the security is, on the day specified in subsection (3),

(a)   the closing price of that class of security;

(b)   if no closing price is given, the average of the highest and lowest prices of that class of security; or

(c)   if the security was not traded, the average of the bid and ask prices of that class of security.

Court may adjust value

(2) The court may adjust the value of a security that has been determined under subsection (1) when the court considers it reasonable to do so.

Valuation day

(3) The value of the security is to be determined as of the day that the error, omission or misstatement occurred. If the security was acquired in the period between that day and the day, as determined by the court, that the error, omission or misstatement was generally disclosed, the value is to be determined as of the day that it was acquired.

Definition of organized market

(4) In this section, organized market means a recognized exchange for a class of securities or a market that regularly publishes the price of that class of securities in a publication that is generally available to the public.

2001, c. 14, s. 115; 2018, c. 8, s. 34(F).

Facteurs

(2) Le gouverneur en conseil peut prévoir des facteurs dont le tribunal tient compte dans sa décision.

Loi sur les textes réglementaires

(3) La Loi sur les textes réglementaires ne s’applique pas aux facteurs visés au paragraphe (2), ceux-ci sont toutefois publiés dans la partie I de la Gazette du Canada.

2001, ch. 14, art. 115.

Valeur mobilière

237.7 (1) Lorsqu’il est nécessaire, en vue d’établir la valeur visée au paragraphe 237.5(1), de déterminer la valeur d’une valeur mobilière négociée sur un marché organisé, celle-ci correspond, à la date applicable visée au paragraphe (3) :

a)   soit au cours de clôture de la catégorie de la valeur mobilière;

b)   soit, à défaut d’un tel cours, à la moyenne du cours le plus haut et du cours le plus bas;

c)   soit, dans les cas où il n’y a pas eu de négociation, à la moyenne du cours acheteur et du cours vendeur de la catégorie de la valeur mobilière.

Circonstances exceptionnelles

(2) Le tribunal peut, lorsqu’il l’estime raisonnable, rajuster la valeur déterminée en vertu du paragraphe (1).

Date

(3) La valeur de la valeur mobilière visée au paragraphe (1) est déterminée à la date de l’omission, de l’inexactitude ou de l’erreur; dans le cas d’une valeur mobilière acquise entre cette date et celle que le tribunal détermine comme étant celle où l’omission, l’inexactitude ou l’erreur a été divulguée, elle est déterminée à la date de l’acquisition.

Définition de marché organisé

(4) Pour l’application du présent article, marché organisé s’entend d’une bourse reconnue à laquelle est cotée la catégorie de valeurs mobilières ou d’un marché qui publie régulièrement le cours de cette catégorie dans une publication destinée au grand public.

2001, ch. 14, art. 115; 2018, ch. 8, art. 34(F).

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Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Joint and Several, or Solidary, Liability	Responsabilité solidaire
Sections 237.8-238	Articles 237.8-238

Court determines value

237.8 (1) The court shall determine the value of all or any part of a financial interest that is subject to resale restrictions or for which there is no organized market.

Factors

(2) The Governor in Council may establish factors that the court may take into account in determining value under subsection (1).

Statutory Instruments Act

(3) The Statutory Instruments Act does not apply to the factors referred to in subsection (2), but the factors shall be published in Part I of the Canada Gazette.

2001, c. 14, s. 115.

Application to determine value

237.9 The plaintiff may, by application made at any time before or during the course of the proceedings, request the court to determine the value of the plaintiff’s financial interest for the purpose of subsection 237.5(1).

2001, c. 14, s. 115.

PART XX

Remedies, Offences and Punishment

Definitions

238 In this Part,

action means an action under this Act; (action)

complainant means

(a)   a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates,

(b)   a director or an officer or a former director or officer of a corporation or any of its affiliates,

(c)   the Director, or

(d)   any other person who, in the discretion of a court, is a proper person to make an application under this Part. (plaignant)

1974-75-76, c. 33, s. 231; 1978-79, c. 9, s. 1(F).

Discrétion du tribunal

237.8 (1) Le tribunal détermine la valeur de tout ou partie d’un intérêt financier qui est assujetti à des restrictions concernant la revente ou pour lequel il n’existe aucun marché organisé.

Facteurs

(2) Le gouverneur en conseil peut prévoir des facteurs dont le tribunal peut tenir compte pour déterminer la valeur visée au paragraphe (1).

Loi sur les textes réglementaires

(3) La Loi sur les textes réglementaires ne s’applique pas aux facteurs visés au paragraphe (2), ceux-ci sont toutefois publiés dans la partie I de la Gazette du Canada.

2001, ch. 14, art. 115.

Requête

237.9 Pour l’application du paragraphe 237.5(1), le demandeur peut par requête, avant d’engager des procédures ou à tout moment au cours de celles-ci, demander au tribunal d’évaluer la valeur de ses intérêts financiers.

2001, ch. 14, art. 115.

PARTIE XX

Recours, infractions et peines

Définitions

238 Les définitions qui suivent s’appliquent à la présente partie.

action Action intentée en vertu de la présente loi. (action)

plaignant

a)   Le détenteur inscrit ou le véritable propriétaire, ancien ou actuel, de valeurs mobilières d’une société ou de personnes morales du même groupe;

b)   tout administrateur ou dirigeant, ancien ou actuel, d’une société ou de personnes morales du même groupe;

c)   le directeur;

d)   toute autre personne qui, d’après un tribunal, a qualité pour présenter les demandes visées à la présente partie. (complainant)

1974-75-76, ch. 33, art. 231; 1978-79, ch. 9, art. 1(F).

Current to October 31, 2023	196	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 239-240	Articles 239-240

Commencing derivative action

239 (1) Subject to subsection (2), a complainant may apply to a court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.

Conditions precedent

 (2) No action may be brought and no intervention in an action may be made under subsection (1) unless the court is satisfied that

(a)  the complainant has given notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court under subsection (1) not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

(b) the complainant is acting in good faith; and

(c)  it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

R.S., 1985, c. C-44, s. 239; 2001, c. 14, s. 116.

Powers of court

240 In connection with an action brought or intervened in under section 239, the court may at any time make any order it thinks fit including, without limiting the generality of the foregoing,

(a)  an order authorizing the complainant or any other person to control the conduct of the action;

(b)  an order giving directions for the conduct of the action;

(c)  an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

(d)  an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

Recours similaire à l’action oblique

239 (1) Sous réserve du paragraphe (2), le plaignant peut demander au tribunal l’autorisation soit d’intenter une action au nom et pour le compte d’une société ou de l’une de ses filiales, soit d’intervenir dans une action à laquelle est partie une telle personne morale, afin d’y mettre fin, de la poursuivre ou d’y présenter une défense pour le compte de cette personne morale.

Conditions préalables

(2) L’action ou l’intervention visées au paragraphe (1) ne sont recevables que si le tribunal est convaincu à la fois :

a)  que le plaignant a donné avis de son intention de présenter la demande, dans les quatorze jours avant la présentation ou dans le délai que le tribunal estime indiqué, aux administrateurs de la société ou de sa filiale au cas où ils n’ont pas intenté l’action, n’y ont pas mis fin ou n’ont pas agi avec diligence au cours des procédures;

b)  quele plaignant agit de bonne foi;

c)  qu’il semble être de l’intérêt de la société ou de sa filiale d’intenter l’action, de la poursuivre, de présenter une défense ou d’y mettre fin.

L.R. (1985), ch. C-44, art. 239; 2001, ch. 14, art. 116.

Pouvoirs du tribunal

240 Le tribunal peut, suite aux actions ou interventions visées à l’article 239, rendre toute ordonnance qu’il estime pertinente et, notamment :

a)  autoriser le plaignant ou toute autre personne à assurer la conduite de l’action;

b) donner des instructions sur la conduite de l’action;

c)  faire payer directement aux anciens ou actuels détenteurs de valeurs mobilières, et non à la société ou sa filiale, les sommes mises à la charge d’un défendeur;

d)  mettre à la charge de la société ou de sa filiale les honoraires légaux raisonnables supportés par le plaignant.

1974-75-76, ch. 33, art. 233; 1978-79, ch. 9, art. 1(F).

Current to October 31, 2023	197	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Section 241	Article 241

Application to court re oppression

241 (1) A complainant may apply to a court for an order under this section.

Grounds

(2) If, on an application under subsection (1), the court is satisfied that in respect of a corporation or any of its affiliates

(a)  any act or omission of the corporation or any of its affiliates effects a result,

(b)  the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or

(c)  the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer, the court may make an order to rectify the matters complained of.

Powers of court

(3) In connection with an application under this section, the court may make any interim or final order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining the conduct complained of;

(b) an order appointing a receiver or receiver manager;

(c)  an order to regulate a corporation’s affairs by amending the articles or by-laws or creating or amending a unanimous shareholder agreement;

(d)  an order directing an issue or exchange of securities;

(e)  an order appointing directors in place of or in addition to all or any of the directors then in office;

(f)  an order directing a corporation, subject to subsection (6), or any other person, to purchase securities of a security holder;

(g)  an order directing a corporation, subject to subsection (6), or any other person, to pay a security holder any part of the monies that the security holder paid for securities;

Demande en cas d’abus

241 (1) Tout plaignant peut demander au tribunal de rendre les ordonnances visées au présent article.

Motifs

(2) Le tribunal saisi d’une demande visée au paragraphe (1) peut, par ordonnance, redresser la situation provoquée par la société ou l’une des personnes morales de son groupe qui, à son avis, abuse des droits des détenteurs de valeurs mobilières, créanciers, administrateurs ou dirigeants, ou, se montre injuste à leur égard en leur portant préjudice ou en ne tenant pas compte de leurs intérêts :

a) soit en raison de son comportement;

b)  soit par la façon dont elle conduit ses activités commerciales ou ses affaires internes;

c)  soit par la façon dont ses administrateurs exercent ou ont exercé leurs pouvoirs.

Pouvoirs du tribunal

(3) Le tribunal peut, en donnant suite aux demandes visées au présent article, rendre les ordonnances provisoires ou définitives qu’il estime pertinentes pour, notamment :

a) empêcher le comportement contesté;

b) nommer un séquestre ou un séquestre gérant;

c)  réglementer les affaires internes de la société en modifiant les statuts ou les règlements administratifs ou en établissant ou en modifiant une convention unanime des actionnaires;

d)  prescrire l’émission ou l’échange de valeurs mobilières;

e)  faire des nominations au conseil d’administration, soit pour remplacer tous les administrateurs en fonctions ou certains d’entre eux, soit pour en augmenter le nombre;

f)  enjoindre à la société, sous réserve du paragraphe (6), ou à toute autre personne, d’acheter des valeurs mobilières d’un détenteur;

g)  enjoindre à la société, sous réserve du paragraphe (6), ou à toute autre personne, de rembourser aux détenteurs une partie des fonds qu’ils ont versés pour leurs valeurs mobilières;

Current to October 31, 2023	198	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Section 241	Article 241

(h)  an order varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract;

(i)  an order requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements in the form required by section 155 or an accounting in such other form as the court may determine;

(j) an order compensating an aggrieved person;

(k)  an order directing rectification of the registers or other records of a corporation under section 243;

(l)  an order liquidating and dissolving the corporation;

(m)  an order directing an investigation under Part XIX to be made; and

(n) an order requiring the trial of any issue.

Duty of directors

(4) If an order made under this section directs amendment of the articles or by-laws of a corporation,

(a)  the directors shall forthwith comply with subsection 191(4); and

(b)  no other amendment to the articles or by-laws shall be made without the consent of the court, until a court otherwise orders.

Exclusion

(5) A shareholder is not entitled to dissent under section 190 if an amendment to the articles is effected under this section.

Limitation

(6) A corporation shall not make a payment to a shareholder under paragraph (3)(f) or (g) if there are reasonable grounds for believing that

(a)  the corporation is or would after that payment be unable to pay its liabilities as they become due; or

(b)  the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

h) modifier les clauses d’une opération ou d’un contrat auxquels la société est partie ou de les résilier, avec indemnisation de la société ou des autres parties;

i)  enjoindre à la société de lui fournir, ainsi qu’à tout intéressé, dans le délai prescrit, ses états financiers en la forme exigée à l’article 155, ou de rendre compte en telle autre forme qu’il peut fixer;

j) indemniser les personnes qui ont subi un préjudice;

k)  prescrire la rectification des registres ou autres livres de la société, conformément à l’article 243;

l)  prononcer la liquidation et la dissolution de la société;

m)  prescrire la tenue d’une enquête conformément à la partie XIX;

n) soumettre en justice toute question litigieuse.

Devoir des administrateurs

(4) Dans les cas où l’ordonnance rendue en vertu du présent article ordonne des modifications aux statuts ou aux règlements administratifs de la société :

a)  les administrateurs doivent se conformer sans délai au paragraphe 191(4);

b)  toute autre modification des statuts ou des règlements administratifs ne peut se faire qu’avec l’autorisation du tribunal, sous réserve de toute autre décision judiciaire.

Exclusion

(5) Les actionnaires ne peuvent, à l’occasion d’une modification des statuts faite conformément au présent article, faire valoir leur dissidence en vertu de l’article 190.

Limitation

(6) La société ne peut effectuer aucun paiement à un actionnaire en vertu des alinéas (3)f) ou g) s’il existe des motifs raisonnables de croire que :

a)  ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b)  ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure à son passif.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 241-243	Articles 241-243

Alternative order

(7) An applicant under this section may apply in the alternative for an order under section 214.

R.S., 1985, c. C-44, s. 241; 2001, c. 14, ss. 117(F), 135(E).

Evidence of shareholder approval not decisive

242 (1) An application made or an action brought or intervened in under this Part shall not be stayed or dismissed by reason only that it is shown that an alleged breach of a right or duty owed to the corporation or its subsidiary has been or may be approved by the shareholders of such body corporate, but evidence of approval by the shareholders may be taken into account by the court in making an order under section 214, 240 or 241.

Court approval to discontinue

(2) An application made or an action brought or intervened in under this Part shall not be stayed, discontinued, settled or dismissed for want of prosecution or, in Quebec, failure to respect the agreement between the parties as to the conduct of the proceeding without the approval of the court given on any terms that the court thinks fit and, if the court determines that the interests of any complainant may be substantially affected by such stay, discontinuance, settlement, dismissal or failure, the court may order any party to the application or action to give notice to the complainant.

No security for costs

(3) A complainant is not required to give security for costs in any application made or action brought or intervened in under this Part.

Interim costs

(4) In an application made or an action brought or intervened in under this Part, the court may at any time order the corporation or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable for such interim costs on final disposition of the application or action.

R.S., 1985, c. C-44, s. 242; 2001, c. 14, s. 118(F); 2011, c. 21, s. 69.

Application to court to rectify records

243 (1) If the name of a person is alleged to be or to have been wrongly entered or retained in, or wrongly deleted or omitted from, the registers or other records of a corporation, the corporation, a security holder of the corporation or any aggrieved person may apply to a court for an order that the registers or records be rectified.

Choix

(7) Le plaignant, agissant en vertu du présent article, peut, à son choix, demander au tribunal de rendre l’ordonnance prévue à l’article 214.

L.R. (1985), ch. C-44, art. 241; 2001, ch. 14, art. 117(F) et 135(A).

Preuve de l’approbation des actionnaires non décisive

242 (1) Les demandes, actions ou interventions visées à la présente partie ne peuvent être suspendues ni rejetées pour le seul motif qu’il est prouvé que les actionnaires ont approuvé, ou peuvent approuver, la prétendue inexécution d’obligations envers la société ou sa filiale; toutefois, le tribunal peut tenir compte de cette preuve en rendant les ordonnances prévues aux articles 214, 240 ou 241.

Approbation de l’abandon des poursuites

(2) La suspension, l’abandon, le règlement ou le rejet des demandes, actions ou interventions visées à la présente partie pour cause de non-respect de l’entente sur le déroulement de l’instance ou, ailleurs qu’au Québec, de défaut de poursuite est subordonné à leur approbation par le tribunal selon les modalités qu’il estime pertinentes; il peut également ordonner à toute partie d’en donner avis aux plaignants s’il conclut que leurs intérêts peuvent être sérieusement atteints.

Absence de cautionnement

(3) Les plaignants ne sont pas tenus de fournir de cautionnement pour les frais des demandes, actions ou interventions visées à la présente partie.

Frais provisoires

(4) En donnant suite aux demandes, actions ou interventions visées à la présente partie, le tribunal peut ordonner à la société ou à sa filiale de verser aux plaignants des frais provisoires, y compris les honoraires légaux et les déboursés, dont ils pourront être comptables lors de l’adjudication définitive.

L.R. (1985), ch. C-44, art. 242; 2001, ch. 14, art. 118(F); 2011, ch. 21, art. 69.

Demande de rectification au tribunal

243 (1) La société, ainsi que les détenteurs de ses valeurs mobilières ou toute personne qui subit un préjudice, peut demander au tribunal de rectifier, par ordonnance, ses registres ou livres, si le nom d’une personne y a été inscrit, supprimé ou omis prétendument à tort.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 243-245	Articles 243-245

Notice to Director

(2) An applicant under this section shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

Powers of court

(3) In connection with an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a)  an order requiring the registers or other records of the corporation to be rectified;

(b)  an order restraining the corporation from calling or holding a meeting of shareholders or paying a dividend before such rectification;

(c)  an order determining the right of a party to the proceedings to have their name entered or retained in, or deleted or omitted from, the registers or records of the corporation, whether the issue arises between two or more security holders or alleged security holders, or between the corporation and any security holders or alleged security holders; and

(d)  an order compensating a party who has incurred a loss.

R.S., 1985, c. C-44, s. 243; 2001, c. 14, s. 135(E).

Application for directions

244 The Director may apply to a court for directions in respect of any matter concerning the Director’s duties under this Act, and on such application the court may give such directions and make such further order as it thinks fit.

R.S., 1985, c. C-44, s. 244; 2001, c. 14, s. 135(E).

Notice of refusal by Director

245 (1) If the Director refuses to file any articles or other document that this Act requires the Director to file before the articles or other document become effective, the Director shall, within twenty days after receiving them or twenty days after receiving any approval that may be required under any other Act, whichever is later, give written notice of the refusal to the person who sent the articles or document, giving reasons.

Deemed refusal

(2) If the Director does not file or give written notice of the refusal to file any articles or document within the time limited therefor in subsection (1), the Director is deemed for the purposes of section 246 to have refused to file the articles or document.

R.S., 1985, c. C-44, s. 245; 2001, c. 14, s. 135(E).

Avis au directeur

(2) Le demandeur qui agit en vertu du présent article doit donner avis de sa demande au directeur; celuici peut comparaître en personne ou par ministère d’avocat.

Pouvoirs du tribunal

(3) En donnant suite aux demandes visées au présent article, le tribunal peut rendre les ordonnances qu’il estime pertinentes et, notamment :

a)  ordonner la rectification des registres ou autres livres de la société;

b)  enjoindre à la société de ne pas convoquer ni tenir d’assemblée ni de verser de dividende avant cette rectification;

c)  déterminer le droit d’une partie à l’inscription, au maintien, à la suppression ou à l’omission de son nom, dans les registres ou livres de la société, que le litige survienne entre plusieurs détenteurs ou prétendus détenteurs de valeurs mobilières ou entre eux et la société;

d) indemniser toute partie qui a subi une perte.

L.R. (1985), ch. C-44, art. 243; 2001, ch. 14, art. 135(A).

Demande d’instructions

244 Le tribunal, saisi par le directeur, peut lui donner des instructions concernant les devoirs que lui impose la présente loi et rendre toute autre ordonnance qu’il estime pertinente.

L.R. (1985), ch. C-44, art. 244; 2001, ch. 14, art. 135(A).

Avis de refus du directeur

245 (1) Le directeur, s’il refuse de procéder à l’enregistrement de documents, notamment des statuts, exigé par la présente loi pour qu’ils deviennent opérants, doit, dans les vingt jours de la réception soit de ces documents, soit, si elle est postérieure, de l’approbation requise par toute autre loi, donner par écrit, à l’expéditeur, un avis motivé de son refus.

Présomption

(2) Le défaut d’enregistrement ou d’envoi de l’avis écrit dans le délai prévu au paragraphe (1) équivaut, pour l’application de l’article 246, à un refus du directeur.

L.R. (1985), ch. C-44, art. 245; 2001, ch. 14, art. 135(A).

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 246-247	Articles 246-247

Appeal from Director’s decision

246 A person who feels aggrieved by a decision of the Director referred to in any of paragraphs (a) to (g) may apply to a court for an order, including an order requiring the Director to change the decision

(a)  to refuse to file in the form submitted any articles or other document required by this Act to be filed;

(b)  to give a name, to change or revoke a name, or to refuse to reserve, accept, change or revoke a name under section 12;

(c)  to grant, or to refuse to grant, an exemption that may be granted under this Act and the regulations;

(d)  to refuse under subsection 187(11) to permit a continued reference to shares having a nominal or par value;

(e)  to refuse to issue a certificate of discontinuance under section 188 or a certificate attesting that as of a certain date the corporation exists under subsection 263.1(2);

(f)  to issue, or to refuse to issue, a certificate of revival under section 209, or the decision with respect to the terms for revival imposed by the Director;

(f.1) to correct, or to refuse to correct, articles, a notice, a certificate or other document under section 265;

(f.2) to cancel, or to refuse to cancel, the articles and related certificate under section 265.1; or

(g) to dissolve a corporation under section 212.

The Court may make any order it thinks fit.

R.S., 1985, c. C-44, s. 246; 1999, c. 31, s. 65; 2001, c. 14, s. 119.

Restraining or compliance order

247 If a corporation or any director, officer, employee, agent or mandatary, auditor, trustee, receiver, receivermanager, sequestrator or liquidator of a corporation does not comply with this Act, the regulations, articles or by-laws, or a unanimous shareholder agreement, a complainant or a creditor of the corporation may, in addition to any other right they have, apply to a court for an order directing any such person to comply with, or restraining any such person from acting in breach of, any provisions of this Act, the regulations, articles or by-laws, or a unanimous shareholder agreement, and on such application

Appel

246 Le tribunal peut, par ordonnance, prendre les mesures qu’il estime pertinentes et, notamment, enjoindre au directeur de modifier sa décision, sur demande de toute personne qui estime avoir subi un préjudice en raison de la décision du directeur :

a)  de refuser de procéder, en la forme qui lui est soumise, à l’enregistrement des statuts ou documents comme l’exige la présente loi;

b)  de donner, de modifier ou d’annuler la dénomination sociale de la société ou de refuser de la réserver, de l’accepter, de la modifier ou de l’annuler en vertu de l’article 12;

c)  d’accorder ou de refuser d’accorder une dispense qui peut être consentie en vertu de la présente loi et de ses règlements;

d)  de refuser, en vertu du paragraphe 187(11), d’autoriser le maintien, dans les statuts, des références aux actions à valeur nominale ou au pair;

e)  de refuser de délivrer le certificat de changement de régime en vertu de l’article 188 ou le certificat attestant l’existence d’une société à une date précise en application du paragraphe 263.1(2);

f)  de délivrer ou de refuser de délivrer le certificat de reconstitution de la société conformément à l’article 209, ou la décision concernant les modalités pour sa reconstitution;

f.1) de rectifier ou de refuser de rectifier les statuts, avis, certificats ou autres documents en vertu de l’article 265;

f.2) d’annuler ou de refuser d’annuler les statuts et les certificats connexes en vertu de l’article 265.1;

g) de dissoudre la société en vertu de l’article 212.

L.R. (1985), ch. C-44, art. 246; 1999, ch. 31, art. 65; 2001, ch. 14, art. 119.

Ordonnances

247 En cas d’inobservation, par la société ou ses administrateurs, dirigeants, employés, mandataires, vérificateurs, fiduciaires, séquestres, séquestresgérants ou liquidateurs, de la présente loi, de ses règlements d’application, des statuts, des règlements administratifs de la société ou d’une convention unanime des actionnaires, tout plaignant ou créancier a, en plus de ses autres droits, celui de demander au tribunal de leur ordonner de s’y conformer, celuici pouvant rendre à cet effet les ordonnances qu’il estime pertinentes.

L.R. (1985), ch. C-44, art. 247; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 70(A).

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Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 247-250	Articles 247-250

the court may so order and make any further order it thinks fit.

R.S., 1985, c. C-44, s. 247; 2001, c. 14, s. 135(E); 2011, c. 21, s. 70(E).

Summary application to court

248 Where this Act states that a person may apply to a court, the application may be made in a summary manner by petition, originating notice of motion, or otherwise as the rules of the court provide, and subject to any order respecting notice to interested parties or costs, or any other order the court thinks fit.

1974-75-76, c. 33, s. 241; 1978-79, c. 9, s. 1(F).

Appeal of final order

249 (1) An appeal lies to the court of appeal of a province from any final order made by a court of that province under this Act.

Appeal with leave

(2) An appeal lies to the court of appeal of a province from any order other than a final order made by a court of that province, only with leave of the court of appeal in accordance with the rules applicable to that court.

R.S., 1985, c. C-44, s. 249; 2001, c. 14, s. 120.

Offences with respect to reports

250 (1) A person who makes or assists in making a report, return, notice or other document required by this Act or the regulations to be sent to the Director or to any other person that

(a) contains an untrue statement of a material fact, or

(b)  omits to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

Officers, etc., of bodies corporate

(2) Where a body corporate commits an offence under subsection (1), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

Demande sommaire

248 Les demandes autorisées par la présente loi peuvent être présentées par voie sommaire sous forme de requête, d’avis de motion introductive d’instance ou selon les règles du tribunal et sous réserve des ordonnances qu’il estime pertinentes, notamment en matière d’avis aux parties concernées ou de frais.

1974-75-76, ch. 33, art. 241; 1978-79, ch. 9, art. 1(F).

Appel

249 (1) Toute ordonnance définitive d’un tribunal rendue en vertu de la présente loi est susceptible d’appel, devant la cour d’appel de la province.

Permission d’en appeler

(2) Toute autre ordonnance d’un tribunal n’est susceptible d’appel que sur permission de la cour d’appel de la province conformément aux règles applicables à celleci.

L.R. (1985), ch. C-44, art. 249; 2001, ch. 14, art. 120.

Infractions

250 (1) Les auteurs — ou leurs collaborateurs — des rapports, déclarations, avis ou autres documents à envoyer notamment au directeur aux termes de la présente loi ou des règlements, qui, selon le cas :

a)  contiennent de faux renseignements sur un fait important;

b)  omettent d’énoncer un fait important requis ou nécessaire pour éviter que la déclaration ne soit trompeuse eu égard aux circonstances,

commettent une infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Personnes morales et leurs dirigeants, etc.

(2) En cas de perpétration par une personne morale d’une infraction visée au paragraphe (1), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

Current to October 31, 2023	203	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

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PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 250-252.1	Articles 250-252.1

Immunity

(3) No person is guilty of an offence under subsection (1) or (2) if the person did not know, and in the exercise of reasonable diligence could not have known, of the untrue statement or omission.

Register of individuals with significant control

(4) For greater certainty, a register referred to in subsection 21.1(1) or an extract from it is not a report, return, notice or other document for the purposes of this section.

R.S., 1985, c. C-44, s. 250; 2001, c. 14, s. 135(E); 2018, c. 27, s. 184.

Offence

251 Every person who, without reasonable cause, contravenes a provision of this Act or the regulations for which no punishment is provided is guilty of an offence punishable on summary conviction.

1974-75-76, c. 33, s. 244; 1978-79, c. 9, s. 1(F).

Order to comply

252 (1) Where a person is guilty of an offence under this Act or the regulations, any court in which proceedings in respect of the offence are taken may, in addition to any punishment it may impose, order that person to comply with the provisions of this Act or the regulations for the contravention of which the person has been convicted.

Limitation period

(2) A prosecution for an offence under this Act may be instituted at any time within but not later than two years after the time when the subject matter of the complaint arose.

Civil remedy not affected

(3) No civil remedy for an act or omission is suspended or affected by reason that the act or omission is an offence under this Act.

R.S., 1985, c. C-44, s. 252; 2001, c. 14, s. 135(E).

PART XX.1

Documents in Electronic or Other Form

Definitions

252.1 The definitions in this section apply in this Part.

electronic document means, except in section 252.6, any form of representation of information or of concepts fixed in any medium in or by electronic, optical or other

Immunité

(3) Nul n’est coupable d’une infraction visée aux paragraphes (1) ou (2), si, même en faisant preuve d’une diligence raisonnable, il ne pouvait avoir connaissance soit de l’inexactitude des renseignements soit de l’omission.

Registre des particuliers ayant un contrôle important

(4) Il est entendu que, pour l’application du présent article, le registre, ou tout extrait de celuici, mentionné au paragraphe 21.1(1) n’est pas un rapport, une déclaration, un avis ou un autre document.

L.R. (1985), ch. C-44, art. 250; 2001, ch. 14, art. 135(A); 2018, ch. 27, art. 184.

Infraction

251 Toute personne qui, sans motif raisonnable, contrevient à la présente loi ou à des règlements commet, en l’absence de peines précises, une infraction punissable sur déclaration de culpabilité par procédure sommaire.

1974-75-76, ch. 33, art. 244; 1978-79, ch. 9, art. 1(F).

Ordre de se conformer à la loi

252 (1) Le tribunal peut, en plus des peines prévues, ordonner aux personnes déclarées coupables d’infractions à la présente loi ou aux règlements de se conformer aux dispositions auxquelles elles ont contrevenu.

Prescription

(2) Les infractions prévues par la présente loi se prescrivent par deux ans à compter de leur date.

Maintien des recours civils

(3) Les recours civils ne sont ni éteints ni modifiés du fait des infractions à la présente loi.

L.R. (1985), ch. C-44, art. 252; 2001, ch. 14, art. 135(A).

PARTIE XX.1

Documents sous forme électronique ou autre

Définitions

252.1 Les définitions qui suivent s’appliquent à la présente partie.

document électronique Sauf à l’article 252.6, s’entend de toute forme de représentation d’informations ou de

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PART XX.1 Documents in Electronic or Other Form	PARTIE XX.1 Documents sous forme électronique ou autre
Sections 252.1-252.4	Articles 252.1-252.4

similar means and that can be read or perceived by a person or by any means. (document électronique)

information system means a system used to generate, send, receive, store, or otherwise process an electronic document. (système d’information)

2001, c. 14, s. 121.

Application

252.2 This Part does not apply to a notice, document or other information sent to or issued by the Director pursuant to this Act or to any prescribed notice, document or other information.

2001, c. 14, s. 121.

Use not mandatory

252.3 (1) Nothing in this Act or the regulations requires a person to create or provide an electronic document.

Consent and other requirements

(2) Despite anything in this Part, a requirement under this Act or the regulations to provide a person with a notice, document or other information is not satisfied by the provision of an electronic document unless

(a)  the addressee has consented, in the manner prescribed, and has designated an information system for the receipt of the electronic document; and

(b)  the electronic document is provided to the designated information system, unless otherwise prescribed.

Revocation of consent

(3) An addressee may revoke the consent referred to in paragraph (2)(a) in the manner prescribed.

2001, c. 14, s. 121.

Creation and provision of information

252.4 A requirement under this Act or the regulations that a notice, document or other information be created or provided, is satisfied by the creation or provision of an electronic document if

(a)  the by-laws or the articles of the corporation do not provide otherwise; and

(b) the regulations, if any, have been complied with.

2001, c. 14, s. 121.

notions fixée sur quelque support que ce soit par des moyens électroniques, optiques ou autres moyens semblables et qui peut être lue ou perçue par une personne ou par tout moyen. (electronic document)

système d’information Système utilisé pour créer, transmettre, recevoir, mettre en mémoire ou traiter de toute autre manière des documents électroniques. (information system)

2001, ch. 14, art. 121.

Application

252.2 La présente partie ne s’applique pas aux avis, documents ou autre information que le directeur envoie ou reçoit en vertu de la présente loi ni à ceux visés par règlement.

2001, ch. 14, art. 121.

Utilisation non obligatoire

252.3 (1) La présente loi et ses règlements d’application n’obligent personne à créer ou transmettre un document électronique.

Consentement et autres exigences

(2) Malgré toute autre disposition de la présente partie, dans les cas où une disposition de la présente loi ou de ses règlements exige la fourniture d’un avis, d’un document ou autre information, la transmission d’un document électronique ne satisfait à l’obligation que si :

a)  le destinataire a donné son consentement selon les modalités réglementaires et désigné un système d’information pour sa réception;

b)  le document électronique est transmis au système d’information ainsi désigné, sauf disposition réglementaire contraire.

Révocation du consentement

(3) Le destinataire peut, selon les modalités réglementaires, révoquer son consentement.

2001, ch. 14, art. 121.

Création et fourniture d’information

252.4 Dans les cas où une disposition de la présente loi ou de ses règlements exige la création ou la fourniture d’un avis, d’un document ou autre information, la création ou la transmission d’un document électronique satisfait à l’obligation si les conditions suivantes sont réunies :

a) les statuts ou les règlements administratifs de la société ne s’y opposent pas;

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Canada Business Corporations	Sociétés par actions
PART XX.1 Documents in Electronic or Other Form	PARTIE XX.1 Documents sous forme électronique ou autre
Sections 252.4-252.6	Articles 252.4-252.6

Creation of information in writing

252.5 (1) A requirement under this Act or the regulations that a notice, document or other information be created in writing is satisfied by the creation of an electronic document if, in addition to the conditions in section 252.4,

(a)  the information in the electronic document is accessible so as to be usable for subsequent reference; and

(b)  the regulations pertaining to this subsection, if any, have been complied with.

Provision of information in writing

(2) A requirement under this Act or the regulations that a notice, document or other information be provided in writing is satisfied by the provision of an electronic document if, in addition to the conditions set out in section 252.4,

(a)  the information in the electronic document is accessible by the addressee and capable of being retained by the addressee, so as to be usable for subsequent reference; and

(b)  the regulations pertaining to this subsection, if any, have been complied with.

Copies

(3) A requirement under this Act or the regulations for one or more copies of a document to be provided to a single addressee at the same time is satisfied by the provision of a single version of the electronic document.

Registered mail

(4) A requirement under this Act or the regulations to provide a document by registered mail is not satisfied by the sending of an electronic document unless prescribed.

2001, c. 14, s. 121; 2018, c. 8, s. 35(F).

Statutory declarations and affidavits

252.6 (1) A statutory declaration or an affidavit required under this Act or the regulations may be created or provided in an electronic document if

b) s’il y a lieu, les exigences réglementaires sont observées.

2001, ch. 14, art. 121.

Création d’information écrite

252.5 (1) Dans le cas où une disposition de la présente loi ou de ses règlements exige qu’un avis, un document ou autre information soit créé par écrit, la création d’un document électronique satisfait à l’obligation si, en sus des conditions visées à l’article 252.4, les conditions suivantes sont réunies :

a)  l’information qui y est contenue est accessible pour consultation ultérieure;

b)  s’il y a lieu, les exigences réglementaires visant l’application du présent paragraphe sont observées.

Fourniture d’information sous forme écrite

(2) Dans le cas où une disposition de la présente loi ou de ses règlements exige qu’un avis, un document ou autre information soit fourni par écrit, la transmission d’un document électronique satisfait à l’obligation si, en sus des conditions visées à l’article 252.4, les conditions suivantes sont réunies :

a)  l’information qui y est contenue peut être conservée par le destinataire et lui est accessible pour consultation ultérieure;

b)  s’il y a lieu, les exigences réglementaires visant l’application du présent paragraphe sont observées.

Exemplaires

(3) Dans le cas où une disposition de la présente loi ou de ses règlements exige la fourniture d’un ou de plusieurs exemplaires d’un document à un seul destinataire dans le même envoi, la transmission d’un document électronique satisfait à l’obligation.

Courrier recommandé

(4) Dans le cas où une disposition de la présente loi ou de ses règlements exige la transmission d’un document par courrier recommandé, l’obligation ne peut être satisfaite par la transmission d’un document électronique que si les règlements le prévoient.

2001, ch. 14, art. 121; 2018, ch. 8, art. 35(F).

Déclaration solennelle ou sous serment

252.6 (1) Dans le cas où une disposition de la présente loi ou de ses règlements exige une déclaration solennelle ou sous serment, celleci peut être créée ou fournie dans un document électronique si les conditions suivantes sont réunies :

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PART XX.1 Documents in Electronic or Other Form	PARTIE XX.1 Documents sous forme électronique ou autre
Sections 252.6-252.7	Articles 252.6-252.7

(a)  the person who makes the statutory declaration or affidavit signs it with his or her secure electronic signature;

(b)  the authorized person before whom the statutory declaration or affidavit is made signs it with his or her secure electronic signature; and

(c)  the requirements of sections 252.3 to 252.5 are complied with.

Definitions

(2) For the purposes of this section, electronic document and secure electronic signature have the same meaning as in subsection31(1) of the Personal Information Protection and Electronic Documents Act.

Clarification

(3) For the purpose of complying with paragraph (1)(c), the references to an electronic document in sections 252.3 to 252.5 are to be read as references to an “electronic document” as defined in subsection 31(1) of the Personal Information Protection and Electronic Documents Act.

2001, c. 14, s. 121.

Signatures

252.7 A requirement under this Act or the regulations for a signature or for a document to be executed, except with respect to a statutory declaration or an affidavit, is satisfied if, in relation to an electronic document, the prescribed requirements pertaining to this section, if any, are met and if the signature results from the application by a person of a technology or a process that permits the following to be proven:

(a)  the signature resulting from the use by a person of the technology or process is unique to the person;

(b)  the technology or process is used by a person to incorporate, attach or associate the person’s signature to the electronic document; and

(c)  the technology or process can be used to identify the person using the technology or process.

2001, c. 14, s. 121.

a)  son auteur y appose sa signature électronique sécurisée;

b)  la personne autorisée devant qui elle a été faite appose à celleci sa signature électronique sécurisée;

c)  les conditions visées aux articles 252.3 à 252.5 ont été observées.

Dispositions applicables

(2) Pour l’application du présent article, document électronique et signature électronique sécurisée s’entendent au sens du paragraphe 31(1) de la Loi sur la protection des renseignements personnels et les documents électroniques.

Précision

(3) Pour l’application de l’alinéa (1)c), les mentions de document électronique aux articles 252.3 à 252.5 valent mention d’un document électronique au sens du paragraphe 31(1) de la Loi sur la protection des renseignements personnels et les documents électroniques.

2001, ch. 14, art. 121.

Signatures

252.7 Dans le cas où une disposition de la présente loi ou de ses règlements exige une signature, autre que celle exigée pour une déclaration visée à l’article 252.6, la signature qui résulte de l’utilisation d’une technologie ou d’un procédé satisfait à l’obligation en ce qui concerne un document électronique si les exigences réglementaires visant l’application du présent article sont observées, s’il y a lieu, et que la technologie ou le procédé permet d’établir ce qui suit :

a) la signature est propre à l’utilisateur;

b)  la technologie ou le procédé est utilisé par une personne pour l’incorporation, l’adjonction ou l’association de la signature de cette personne au document électronique;

c)  la technologie ou le procédé permet d’identifier l’utilisateur.

2001, ch. 14, art. 121.

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Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Sections 253-254	Articles 253-254

PART XXI

General

Notice to directors and shareholders

253 (1) A notice or document required by this Act, the regulations, the articles or the by-laws to be sent to a shareholder or director of a corporation may be sent by prepaid mail addressed to, or may be delivered personally to,

(a)  the shareholder at the shareholder’s latest address as shown in the records of the corporation or its transfer agent; and

(b)  the director at the director’s latest address as shown in the records of the corporation or in the last notice filed under section 106 or 113.

Effect of notice

(2) A director named in a notice sent by a corporation to the Director under section 106 or 113 and filed by the Director is presumed for the purposes of this Act to be a director of the corporation referred to in the notice.

Deemed receipt

(3) A notice or document sent in accordance with subsection (1) to a shareholder or director of a corporation is deemed to be received at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

Undelivered notices

(4) If a corporation sends a notice or document to a shareholder in accordance with subsection (1) and the notice or document is returned on two consecutive occasions because the shareholder cannot be found, the corporation is not required to send any further notices or documents to the shareholder until the shareholder informs the corporation in writing of the shareholder’s new address.

R.S., 1985, c. C-44, s. 253; 2001, c. 14, ss. 122, 135(E).

Notice to and service on a corporation

254 A notice or document required to be sent to or served on a corporation may be sent by registered mail to the registered office of the corporation shown in the last notice filed under section 19 and, if so sent, is deemed to be received or served at the time it would be delivered in the ordinary course of mail unless there are reasonable

PARTIE XXI

Dispositions générales

Avis aux administrateurs et aux actionnaires

253 (1) Les avis ou documents dont la présente loi, ses règlements d’application, les statuts ou les règlements administratifs de la société exigent l’envoi aux actionnaires ou aux administrateurs peuvent être adressés par courrier affranchi ou remis en personne :

a)  aux actionnaires, à la dernière adresse figurant dans les livres de la société ou de son agent de transfert;

b)  aux administrateurs, à la dernière adresse figurant dans les livres de la société ou dans l’avis le plus récent visé aux articles 106 ou 113.

Effet de l’avis

(2) Les administrateurs nommés dans l’avis que le directeur reçoit et enregistre conformément aux articles 106 ou 113 sont présumés, pour l’application de la présente loi, être administrateurs de la société qui y est mentionnée.

Présomption

(3) Les actionnaires ou administrateurs auxquels sont envoyés des avis ou documents en conformité avec le paragraphe (1) sont réputés, sauf s’il existe des motifs raisonnables à l’effet contraire, les avoir reçus à la date normale de livraison par la poste.

Retours

(4) La société n’est pas tenue d’envoyer les avis ou documents visés au paragraphe (1) qui lui sont retournés deux fois de suite, sauf si elle est informée par écrit de la nouvelle adresse de l’actionnaire introuvable.

L.R. (1985), ch. C-44, art. 253; 2001, ch. 14, art. 122 et 135(A).

Avis et signification à une société

254 Les avis ou documents à envoyer ou à signifier à une société peuvent l’être par courrier recommandé au siège social indiqué dans le dernier avis déposé en vertu de l’article 19; la société est alors réputée, sauf s’il existe des motifs raisonnables à l’effet contraire, les avoir reçus ou en avoir reçu signification à la date normale de livraison par la poste.

1974-75-76, ch. 33, art. 247; 1978-79, ch. 9, art. 1(F) et 79.

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PART XXI General	PARTIE XXI Dispositions générales
Sections 254-257	Articles 254-257

grounds for believing that the corporation did not receive the notice or document at that time or at all.

1974-75-76, c. 33, s. 247; 1978-79, c. 9, ss. 1(F), 79.

Waiver of notice

255 Where a notice or document is required by this Act or the regulations to be sent, the sending of the notice or document may be waived or the time for the notice or document may be waived or abridged at any time with the consent in writing of the person entitled thereto.

1974-75-76, c. 33, s. 248; 1978-79, c. 9, ss. 1(F), 79.

Certificate of Director

256 (1) Where this Act requires or authorizes the Director to issue a certificate or to certify any fact, the certificate shall be signed by the Director or by a Deputy Director authorized under section 260.

Evidence

(2) Except in a proceeding under section 213 to dissolve a corporation, a certificate referred to in subsection (1) or a certified copy thereof, when introduced as evidence in any civil, criminal or administrative action or proceeding, is conclusive proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate.

1974-75-76, c. 33, s. 249; 1978-79, c. 9, s. 1(F).

Certificate of corporation

257 (1) A certificate issued on behalf of a corporation stating any fact that is set out in the articles, the by-laws, a unanimous shareholder agreement, the minutes of the meetings of the directors, a committee of directors or the shareholders, or in a trust indenture or other contract to which the corporation is a party, may be signed by a director, an officer or a transfer agent of the corporation.

Proof

(2) When introduced as evidence in any civil, criminal or administrative action or proceeding,

(a)  a fact stated in a certificate referred to in subsection (1),

(b)  a certified extract from a securities register of a corporation, or

(c)  a certified copy of minutes or extract from minutes of a meeting of shareholders, directors or a committee of directors of a corporation,

is, in the absence of evidence to the contrary, proof of the facts so certified without proof of the signature or official

Renonciation

255 Dans les cas où la présente loi ou les règlements exigent l’envoi d’un avis ou d’un document, il est possible, par écrit, de renoncer à l’envoi ou au délai, ou de consentir à l’abrègement de celuici.

1974-75-76, ch. 33, art. 248; 1978-79, ch. 9, art. 1(F) et 79.

Certificat du directeur

256 (1) Les certificats ou les attestations de faits que le directeur peut ou doit délivrer aux termes de la présente loi doivent être signés par lui ou par un directeur adjoint nommé conformément à l’article 260.

Preuve

(2) Sauf dans le cas de la procédure de dissolution prévue à l’article 213, le certificat visé au paragraphe (1) ou toute copie certifiée conforme fait foi de son contenu d’une manière irréfragable dans toute poursuite civile, pénale ou administrative, sans qu’il soit nécessaire de faire la preuve de la signature ni de la qualité officielle du présumé signataire.

1974-75-76, ch. 33, art. 249; 1978-79, ch. 9, art. 1(F).

Certificat

257 (1) Le certificat délivré pour le compte d’une société et énonçant un fait relevé dans les statuts, les règlements administratifs, une convention unanime des actionnaires, le procèsverbal d’une assemblée ou d’une réunion ainsi que dans les actes de fiducie ou autres contrats où la société est partie peut être signé par tout administrateur, dirigeant ou agent de transfert de la société.

Preuve

(2) Dans les poursuites ou procédures civiles, pénales ou administratives :

a)  les faits énoncés dans le certificat visé au paragraphe (1);

b)  les extraits certifiés conformes du registre des valeurs mobilières;

c)  les copies ou extraits certifiés conformes des procès-verbaux des assemblées ou réunions,

font foi à défaut de preuve contraire, sans qu’il soit nécessaire de prouver la signature ni la qualité officielle du présumé signataire.

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PART XXI General	PARTIE XXI Dispositions générales
Sections 257-258.2	Articles 257-258.2

character of the person appearing to have signed the certificate.

Security certificate

(3) An entry in a securities register of, or a security certificate issued by, a corporation is, in the absence of evidence to the contrary, proof that the person in whose name the security is registered is owner of the securities described in the register or in the certificate.

R.S., 1985, c. C-44, s. 257; 2001, c. 14, s. 123(F).

Copies

258 Where a notice or document is required to be sent to the Director under this Act, the Director may accept a photostatic or photographic copy thereof.

1974-75-76, c. 33, s. 251; 1978-79, c. 9, s. 1(F).

Content and form of documents

258.1 The Director may establish the requirements for the content and fix the form, including electronic or other forms, of notices and other documents sent to or issued by the Director under this Act and, in so doing, the Director may specify, among other things,

(a)  the notices and documents that may be transmitted in electronic or other form;

(b)  the persons or classes of persons who may sign or transmit the notices and other documents;

(c)  their signature in electronic or other form, or the actions that are to have the same effect for the purposes of this Act as their signature; and

(d)  the time and circumstances when electronic notices and documents are to be considered to be sent or received, and the place where they are considered to have been sent or received.

(e) [Repealed, 2018, c. 8, s. 36]

1994, c. 24, s. 26; 2001, c. 14, s. 124; 2018, c. 8, s. 36.

Exemption

258.2 In the prescribed circumstances, the Director may, on any conditions that the Director considers appropriate, exempt from the application of any provision of this Act requiring notices or documents to be sent to the Director any notices or documents or classes of notices or documents containing information similar to that contained in notices or documents required to be made public pursuant to any other Act of Parliament or to any Act of the legislature of a province as the Director specifies.

1994, c. 24, s. 26; 2001, c. 14, s. 124.

Certificat de valeurs mobilières

(3) Les mentions du registre des valeurs mobilières et les certificats de valeurs mobilières émis par la société établissent, à défaut de preuve contraire, que les personnes au nom desquelles les valeurs mobilières sont inscrites sont propriétaires des valeurs mentionnées dans le registre ou sur les certificats.

L.R. (1985), ch. C-44, art. 257; 2001, ch. 14, art. 123(F).

Photocopies

258 Le directeur peut accepter une photocopie de tout avis ou document qui, aux termes de la présente loi, doit lui être envoyé.

1974-75-76, ch. 33, art. 251; 1978-79, ch. 9, art. 1(F).

Présentation et teneur des documents

258.1 Le directeur peut établir le mode de présentation — sous forme électronique ou autre — et la teneur des avis et autres documents qu’il envoie ou reçoit au titre de la présente loi et, dans le cadre de l’exercice de ce pouvoir, il peut préciser notamment :

a)  les avis et documents qui peuvent être transmis sous forme électronique ou autre;

b)  les personnes ou catégories de personnes qui peuvent les signer ou en effectuer la transmission;

c)  les modalités de signature sous forme électronique ou autre de ceuxci, y compris ce qui peut tenir lieu de signature;

d)  les circonstances — notamment le moment et le lieu — dans lesquelles les avis et documents électroniques sont présumés avoir été envoyés ou reçus.

e) [Abrogé, 2018, ch. 8, art. 36]

1994, ch. 24, art. 26; 2001, ch. 14, art. 124; 2018, ch. 8, art. 36.

Dispense

258.2 Par dérogation aux autres dispositions de la présente loi, dans les circonstances réglementaires, le directeur peut, selon les modalités qu’il estime utiles, prévoir qu’il n’est pas nécessaire de lui envoyer tels avis ou documents ou catégories d’avis ou de documents si les renseignements y figurant sont semblables à ceux qui figurent dans des documents devant être rendus publics aux termes d’une autre loi fédérale ou d’une loi provinciale.

1994, ch. 24, art. 26; 2001, ch. 14, art. 124.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Sections 259-261	Articles 259-261

Proof required by Director

259 (1) The Director may require that a document or a fact stated in a document required by this Act or the regulations to be sent to the Director shall be verified in accordance with subsection (2).

Form of proof

(2) A document or fact required by this Act or by the Director to be verified may be verified by affidavit or by statutory declaration under the Canada Evidence Act before any commissioner for oaths or for taking affidavits.

R.S., 1985, c. C-44, s. 259; 2001, c. 14, s. 135(E).

Appointment of Director

260 The Minister may appoint a Director and one or more Deputy Directors to carry out the duties and exercise the powers of the Director under this Act.

1974-75-76, c. 33, s. 253; 1978-79, c. 9, s. 1(F).

Regulations

261 (1) The Governor in Council may make regulations

(a)  providing for anything that by this Act is to be prescribed or provided for by the regulations;

(a.1) defining anything that, by this Act, is to be defined by regulation;

(c)  requiring the payment of a fee in respect of the receipt, examination, filing, issuance or copying of any document, or in respect of any action that the Director is required or authorized to take under this Act, and prescribing the amount of the fee or the manner of determining the fee;

(d)  respecting the payment of fees, including the time when and the manner in which the fees are to be paid, the additional fees that may be charged for the late payment of fees and the circumstances in which any fees previously paid may be refunded in whole or in part;

(c.01) prescribing the form of the register referred to in subsection 21.1(1) and the manner of preparing and maintaining it;

(c.02) respecting steps to be taken by a corporation for the purposes of subsection 21.1(2);

(c.1) prescribing, for the purposes of subsection 137(1.1), a manner of determining the number of shares required for a person to be eligible to submit a

Preuve

259 (1) Le directeur peut exiger la vérification conformément au paragraphe (2) de l’authenticité d’un document dont la présente loi ou les règlements requièrent l’envoi ou de l’exactitude d’un fait relaté dans un tel document.

Forme de preuve

(2) La vérification, exigée par la présente loi ou par le directeur, peut s’effectuer, devant tout commissaire compétent, par voie d’affidavit ou de déclaration solennelle faite en vertu de la Loi sur la preuve au Canada.

L.R. (1985), ch. C-44, art. 259; 2001, ch. 14, art. 135(A).

Nomination du directeur

260 Le ministre peut nommer un directeur et un ou plusieurs directeurs adjoints pour exercer les attributions que la présente loi confère au directeur.

1974-75-76, ch. 33, art. 253; 1978-79, ch. 9, art. 1(F).

Règlements

261 (1) Le gouverneur en conseil peut, par règlement :

a)  prendre toute mesure d’ordre réglementaire prévue par la présente loi;

a.1) définir tout ce qui, aux termes de la présente loi, doit être défini par règlement;

b)  établir les droits à imposer pour la réception, l’examen, le dépôt, la délivrance ou la reproduction de documents ou pour les mesures, facultatives ou obligatoires, prises par le directeur en vertu de la présente loi ou prévoir la manière de les fixer;

c)  prévoir les modalités de paiement des droits, notamment les modalités de temps, les droits supplémentaires qui peuvent être imposés pour les paiements en souffrance, ainsi que les circonstances dans lesquelles les droits peuvent être remboursés en tout ou en partie;

c.01) prévoir les modalités de tenue du registre mentionné au paragraphe 21.1(1);

c.02) régir les mesures que la société doit prendre pour l’application du paragraphe 21.1(2);

c.1) prévoir, pour l’application du paragraphe 137(1.1), le mode de détermination du nombre d’actions requis pour soumettre une proposition, y compris les modalités — de temps ou autres — d’évaluation des actions ou de détermination du pourcentage nécessaire par rapport à l’ensemble des actions de la société;

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Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Sections 261-261.1	Articles 261-261.1

proposal, including the time and manner of determining a value or percentage of the outstanding shares of the corporation;

(d) prescribing, for the purposes of paragraph 137(5)(d), the minimum amount of support required in relation to the number of times the shareholder has submitted substantially the same proposal within the prescribed period;

(e)  prescribing rules with respect to exemptions permitted by this Act;

(f)  respecting the powers that may be granted by a shareholder in a form of proxy;

(g)  prescribing any matter necessary for the purposes of the application of Part XX.1, including the time and circumstances when an electronic document is to be considered to have been provided or received and the place where it is considered to have been provided or received;

(h)  prescribing the manner of, and conditions for, participating in a meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting; and

(i)  prescribing, for the purposes of subsection 141(3), the manner of, and conditions for, voting at a meeting of shareholders by means of a telephonic, electronic or other communication facility.

Incorporation by reference

(2) The regulations may incorporate any material by reference regardless of its source and either as it exists on a particular date or as amended from time to time.

Incorporated material is not a regulation

(3) Material does not become a regulation for the purposes of the Statutory Instruments Act because it is incorporated by reference.

R.S., 1985, c. C-44, s. 261; 1994, c. 24, s. 27; 2001, c. 14, s. 125; 2018, c. 8, s. 38; 2018, c. 27, s. 185.

Payment of fees

261.1 A fee in respect of the receipt or copying of any document shall be paid to the Director when it is received or copied, and a fee in respect of the examination, filing or issuance of any document or in respect of any action that the Director is required or authorized to take shall be paid to the Director before the document is examined, filed or issued or the action is taken.

2001, c. 14, s. 126; 2018, c. 8, s. 39.

d)  prévoir, pour l’application de l’alinéa 137(5)d), l’appui nécessaire à la proposition d’un actionnaire en fonction du nombre de propositions à peu près identiques déjà présentées par celuici dans le délai réglementaire;

e)  établir les règles relatives aux exemptions ou dispenses prévues par la présente loi;

f)  régir les pouvoirs que peut accorder un actionnaire dans un formulaire de procuration;

g)  prévoir tout ce qui est utile à l’application de la partie XX.1, y compris les délais et les circonstances dans lesquels le document électronique est présumé avoir été transmis ou reçu, ainsi que le lieu où le document est présumé avoir été transmis ou reçu;

h)  prévoir la façon de participer aux assemblées ou réunions par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer entre eux, ainsi que les exigences à respecter dans le cadre de cette participation;

i)  prévoir, pour l’application du paragraphe 141(3), la façon de voter par tout moyen de communication — téléphonique, électronique ou autre — lors d’une assemblée, ainsi que les exigences à respecter dans le cadre du vote.

Incorporation par renvoi

(2) Peut être incorporé par renvoi dans un règlement tout document — quelle que soit sa provenance —, soit dans sa version à une date donnée, soit avec ses modifications successives.

Nature du document incorporé

(3) L’incorporation par renvoi d’un document dans un règlement ne lui confère pas, pour l’application de la Loi sur les textes réglementaires, valeur de règlement.

L.R. (1985), ch. C-44, art. 261; 1994, ch. 24, art. 27; 2001, ch. 14, art. 125; 2018, ch. 8, art. 38; 2018, ch. 27, art. 185.

Acquittement des droits

261.1 Les droits à payer au directeur pour la réception, l’examen, le dépôt, la délivrance ou la reproduction de documents ou pour toute mesure, facultative ou obligatoire, prise par celuici sont acquittés respectivement au moment de la réception ou de la reproduction ou avant l’examen, le dépôt ou la délivrance du document ou bien la prise de la mesure.

2001, ch. 14, art. 126; 2018, ch. 8, art. 39.

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Sections 262-262.1	Articles 262-262.1

Definition of statement

262 (1) In this section, statement means a statement of intent to dissolve and a statement of revocation of intent to dissolve referred to in section 211.

Sending of articles and statements

(2) If this Act requires that articles or a statement relating to a corporation be sent to the Director, on receiving the articles or statement in the form that the Director fixes, any other required documents and the required fees, the Director shall

(a) record the date of receipt;

(b) issue the appropriate certificate;

(c)  send the certificate, or a copy, image or photographic, electronic or other reproduction of the certificate, to the corporation or its agent or mandatary; and

(d)  publish a notice of the issuance of the certificate in a publication generally available to the public.

Date of certificate

(3)  A certificate referred to in subsection (2) issued by the Director may be dated as of the day the Director receives the articles, statement or court order pursuant to which the certificate is issued or as of any later day specified by the court or person who signed the articles or statement.

(4) [Repealed, 1994, c. 24, s. 28]

Date of certificate

(5) Notwithstanding subsection (3), a certificate of discontinuance may be dated as of the day on which the corporation amalgamates pursuant to another Act or is continued.

R.S., 1985, c. C-44, s. 262; 1994, c. 24, s. 28; 2001, c. 14, ss. 127, 135(E); 2011, c. 21, s. 71(E); 2018, c. 8, s. 40.

Signature

262.1 (1) A signature required on a certificate issued by the Director under this Act may be printed or otherwise mechanically reproduced on the certificate or may be in accordance with the regulations made under paragraph 261(1)(c.1).

(2) [Repealed, 2018, c. 8, s. 41]

Execution of documents

(3) Any articles, notice, resolution, requisition, statement or other document required or permitted to be executed or signed by more than one individual for the

Définition de déclaration

262 (1) Au présent article, déclaration désigne les déclarations mentionnées à l’article 211 constatant soit l’intention de procéder à la dissolution, soit la révocation de cette intention.

Envoi de statuts ou d’une déclaration

(2) Dans le cas où la présente loi prévoit l’envoi au directeur de statuts ou d’une déclaration relativement à une société, le directeur, à la réception des statuts ou de la déclaration en la forme établie par lui, de tout autre document requis et des droits y afférents :

a) note la date de réception;

b) délivre le certificat approprié;

c)  envoie à la société ou à son mandataire le certificat ou une copie, image ou reproduction photographique, électronique ou autre de celuici;

d)  publie dans une publication destinée au grand public un avis de la délivrance de ce certificat.

Date du certificat

(3)  La date du certificat visé au paragraphe (2) peut être celle de la réception des statuts par le directeur, de la déclaration ou de l’ordonnance portant délivrance du certificat ou telle date ultérieure que précise le tribunal ou le signataire des statuts ou de la déclaration.

(4)  [Abrogé, 1994, ch. 24, art. 28]

Date du certificat

(5) Nonobstant le paragraphe (3), le certificat de changement de régime peut être daté du jour où la société a été prorogée ou a fusionné sous le régime d’une autre loi.

L.R. (1985), ch. C-44, art. 262; 1994, ch. 24, art. 28; 2001, ch. 14, art. 127 et 135(A); 2011, ch. 21, art. 71(A); 2018, ch. 8, art. 40.

Signature

262.1 (1) La signature qui doit figurer sur les certificats que le directeur délivre aux termes de la présente loi peut soit être imprimée ou reproduite mécaniquement, soit être apposée conformément aux règlements d’application de l’alinéa 261(1)c.1).

(2) [Abrogé, 2018, ch. 8, art. 41]

Présomption relative à la signature des documents

(3) Les statuts, avis, résolutions, demandes, déclarations ou autres documents qui doivent ou peuvent être signés par plusieurs particuliers pour l’application de la

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PART XXI General	PARTIE XXI Dispositions générales
Sections 262.1-265	Articles 262.1-265

purposes of this Act may be executed or signed in several documents of like form, each of which is executed or signed by one or more of the individuals. The documents, when duly executed or signed by all individuals required or permitted, as the case may be, to do so, shall be deemed to constitute one document for the purposes of this Act.

1994, c. 24, s. 29; 2001, c. 14, s. 128; 2018, c. 8, s. 41.

Publication

262.2 The Director must publish, in a publication generally available to the public, a notice of any decision made by the Director granting an application made under subsection 2(6), 10(2), 82(3) or 151(1), section 156 or subsection 171(2) or 187(11).

2018, c. 8, s. 42.

Annual return

263 Every corporation shall send to the Director an annual return in the form and within the period that the Director fixes.

R.S., 1985, c. C-44, s. 263; 2001, c. 14, s. 129; 2018, c. 8, s. 42.

Certificate

263.1 (1) The Director may provide any person with a certificate stating that a corporation

(a)  has sent to the Director a document required to be sent under this Act;

(b) has paid all required fees; or

(c) exists as of a certain date.

Director may refuse to issue certificate of existence

(2) For greater certainty, the Director may refuse to issue a certificate described in paragraph (1)(c) if the Director has knowledge that the corporation is in default of sending a document required to be sent under this Act or is in default of paying a required fee.

2001, c. 14, s. 129.

Alteration

264 The Director may alter a notice or document, other than an affidavit or statutory declaration, if authorized by the person who sent the document or by that person’s representative.

R.S., 1985, c. C-44, s. 264; 2001, c. 14, s. 135(E).

Corrections at request of Director

265 (1) If there is an error in articles, a notice, a certificate or other document, the directors or shareholders of the corporation shall, on the request of the Director, pass the resolutions and send to the Director the documents présente loi peuvent être rédigés en plusieurs exemplaires de même forme, dont chacun est signé par un ou plusieurs de ces particuliers. Ces exemplaires dûment signés sont réputés constituer un seul document pour l’application de la présente loi.

1994, ch. 24, art. 29; 2001, ch. 14, art. 128; 2018, ch. 8, art. 41.

Publicité

262.2 Le directeur publie, dans une publication destinée au grand public, un avis de chaque décision où il accorde une demande faite en vertu des paragraphes 2(6), 10(2), 82(3) ou 151(1), de l’article 156 ou des paragraphes 171(2) ou 187(11).

2018, ch. 8, art. 42.

Rapport annuel

263 La société envoie au directeur un rapport annuel, en la forme et dans le délai établis par lui.

L.R. (1985), ch. C-44, art. 263; 2001, ch. 14, art. 129; 2018, ch. 8, art. 42.

Certificat

263.1 (1) Le directeur peut fournir à toute personne un certificat attestant la remise par la société des documents dont l’envoi est requis par la présente loi, le paiement des droits requis ou l’existence de la société à une date précise.

Refus de délivrance

(2) Le directeur peut refuser de délivrer le certificat attestant l’existence de la société notamment si, à sa connaissance, celleci a omis d’envoyer un document dont l’envoi est requis par la présente loi ou de payer des droits requis.

2001, ch. 14, art. 129.

Modification

264 Le directeur peut modifier les avis ou, avec l’autorisation de l’expéditeur ou de son représentant, les documents autres que les affidavits ou les déclarations solennelles.

L.R. (1985), ch. C-44, art. 264; 2001, ch. 14, art. 135(A).

Rectifications à la demande du directeur

265 (1) En cas d’erreur dans les statuts, les avis ou les certificats ou autres documents, le directeur peut, afin de les rectifier, demander aux administrateurs ou actionnaires de la société de prendre toute mesure raisonnable,

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Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Section 265	Article 265

required to comply with this Act, and take such other steps as the Director may reasonably require so that the Director may correct the document.

No prejudice

(2) Before proceeding under subsection (1), the Director must be satisfied that the correction would not prejudice any of the shareholders or creditors of the corporation.

Corrections at the request of the corporation

(3) The Director may, at the request of the corporation or of any other interested person, accept a correction to any of the documents referred to in subsection (1) if

(a)  the correction is approved by the directors of the corporation, unless the error is obvious or was made by the Director; and

(b)  the Director is satisfied that the correction would not prejudice any of the shareholders or creditors of the corporation and that the correction reflects the original intention of the corporation or the incorporators, as the case may be.

Application to court

(4) If, in the view of the Director, of the corporation or of any interested person who wishes a correction, a correction to any of the documents referred to in subsection (1) would prejudice any of the shareholders or creditors of a corporation, the Director, the corporation or the person, as the case may be, may apply to the court for an order that the document be corrected and for an order determining the rights of the shareholders or creditors.

Notice to Director

(5) An applicant under subsection (4) shall give the Director notice of the application, and the Director is entitled to appear and to be heard in person or by counsel.

Director may require surrender of document

(6) The Director may demand the surrender of the original document, and may issue a corrected certificate or file the corrected articles, notice or other document.

Date of corrected document

(7) A corrected document shall bear the date of the document it replaces unless

(a) the correction is made with respect to the date of the document, in which case the document shall bear the corrected date; or

notamment d’adopter des résolutions et de lui envoyer les documents se conformant à la présente loi.

Rectifications ne portent pas préjudice

(2) Il ne peut cependant procéder à la demande que s’il est convaincu que les rectifications ne porteraient pas préjudice aux actionnaires ou créanciers de la société.

Rectifications à la demande de la société ou autre

(3) À la demande de la société ou de toute autre personne intéressée en vue de faire rectifier les erreurs contenues dans des documents visés au paragraphe (1), le directeur peut permettre que les documents rectifiés lui soient envoyés si :

a)  les rectifications sont approuvées par les administrateurs de la société, sauf dans le cas d’erreurs manifestes ou faites par le directeur luimême;

b)  le directeur est convaincu que les rectifications ne porteraient pas préjudice aux actionnaires ou créanciers de la société et qu’elles reflètent l’intention visée à l’origine.

Intervention du tribunal

(4) Si les rectifications, de l’avis du directeur, de la société ou de toute personne intéressée qui les désire, risquent de porter préjudice aux actionnaires ou créanciers de la société, l’une ou l’autre de ces personnes peut saisir le tribunal de la question pour qu’il établisse les droits des parties en cause et, s’il y a lieu, rende une ordonnance afin de rectifier le document.

Avis au directeur

(5) Avis de la demande de la société ou de toute autre personne intéressée doit être envoyé au directeur et celuici peut comparaître en personne ou par ministère d’avocat.

Restitution

(6) Le directeur peut exiger la restitution du document à rectifier, délivrer un certificat rectifié et enregistrer tout autre document rectifié.

Date du document

(7) Le document rectifié porte la date de celui qu’il remplace, la date rectifiée — dans le cas où la rectification porte sur la date du document — ou celle précisée par le tribunal, s’il y a lieu.

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PART XXI General	PARTIE XXI Dispositions générales
Sections 265-265.1	Articles 265-265.1

(b) the court decides otherwise.

Notice

(8) If a corrected certificate materially amends the terms of the original certificate, the Director shall without delay give notice of the correction in a publication generally available to the public.

R.S., 1985, c. C-44, s. 265; 2001, c. 14, s. 130; 2018, c. 8, s. 43(F).

Cancellation of articles by Director

265.1 (1) In the prescribed circumstances, the Director may cancel the articles and related certificate of a corporation.

No prejudice

(2) Before proceeding under subsection (1), the Director must be satisfied that the cancellation would not prejudice any of the shareholders or creditors of the corporation.

Request to Director to cancel articles

(3) In the prescribed circumstances, the Director may, at the request of a corporation or of any other interested person, cancel the articles and related certificate of the corporation if

(a)  the cancellation is approved by the directors of the corporation; and

(b)  the Director is satisfied that the cancellation would not prejudice any of the shareholders or creditors of the corporation and that the cancellation reflects the original intention of the corporation or the incorporators, as the case may be.

Application to court

(4) If, in the view of the Director, of the corporation or of any interested person who wishes a cancellation, a cancellation of articles and a related certificate would prejudice any of the shareholders or creditors of a corporation, the Director, the corporation or the person, as the case may be, may apply to the court for an order that the articles and certificate be cancelled and for an order determining the rights of the shareholders or creditors.

Notice to Director

(5) An applicant under subsection (4) shall give the Director notice of the application, and the Director is entitled to appear and to be heard in person or by counsel.

Avis

(8) Le directeur donne sans délai avis des modifications importantes apportées par le certificat rectifié dans une publication destinée au grand public.

L.R. (1985), ch. C-44, art. 265; 2001, ch. 14, art. 130; 2018, ch. 8, art. 43(F).

Annulation à la demande du directeur

265.1 (1) Le directeur peut, dans les circonstances réglementaires, annuler les statuts d’une société et les certificats y afférents.

Annulation conditionnelle

(2) Il ne peut cependant les annuler que s’il est convaincu que l’annulation ne porterait pas préjudice aux actionnaires ou créanciers de la société.

Annulation à la demande de la société ou autre

(3) À la demande de la société ou de toute autre personne intéressée, le directeur peut, dans les circonstances réglementaires, annuler les statuts et les certificats y afférents si :

a)  l’annulation est approuvée par les administrateurs de la société;

b)  le directeur est convaincu que l’annulation ne porterait pas préjudice aux actionnaires ou créanciers de la société et qu’elle reflète l’intention d’origine.

Intervention du tribunal

(4) Si l’annulation des statuts ou des certificats y afférents, de l’avis du directeur, de la société ou de toute personne intéressée qui la désire, risque de porter préjudice aux actionnaires ou créanciers de la société, l’une ou l’autre de ces personnes peut saisir le tribunal de la question pour qu’il établisse les droits des parties en cause et, s’il y a lieu, rende une ordonnance d’annulation.

Avis au directeur

(5) Avis de la demande de la société ou de toute autre personne intéressée doit être envoyé au directeur et celuici peut comparaître en personne ou par ministère d’avocat.

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PART XXI General	PARTIE XXI Dispositions générales
Sections 265.1-267	Articles 265.1-267

Return of certificate

(6) The Director may demand the surrender of a cancelled certificate.

2001, c. 14, s. 130.

Inspection

266 (1) A person who has paid the required fee is entitled during usual business hours to examine and make copies of or take extracts from a document, except a report sent to the Director under subsection 230(2), that is required to be sent to the Director under this Act or that was required to be sent to a person performing a similar function under prior legislation.

Copies or extracts

(2) The Director shall, on request, provide any person with a copy, extract, certified copy or certified extract of a document that may be examined under subsection (1).

R.S., 1985, c. C-44, s. 266; 2001, c. 14, s. 130; 2018, c. 8, s. 44.

Director’s obligation to keep documents

267 (1) Documents that are received and accepted by the Director under this Act or that were received and accepted by a person performing a similar function under prior legislation shall be kept by the Director, in any form.

Obligation to furnish

(2) If documents are kept by the Director otherwise than in written form,

(a) the Director shall furnish any copy required to be furnished under subsection 266(2) in intelligible form; and

(b) a report reproduced from those documents, if it is certified by the Director, is admissible in evidence to the same extent as the original documents would have been.

Time period for keeping and producing documents

(3) The Director is not required to keep or produce any document or class of documents — other than a certificate and any attached articles or statement received under section 262 and other prescribed documents or prescribed class of documents — after the end of the period prescribed for the keeping or production of the document or class of documents.

R.S., 1985, c. C-44, s. 267; 1994, c. 24, s. 30; 2001, c. 14, s. 131; 2018, c. 8, s. 45.

Restitution

(6) Le directeur peut exiger la restitution des certificats annulés.

2001, ch. 14, art. 130.

Consultation

266 (1) Sur paiement des droits exigibles, toute personne peut, pendant les heures normales d’ouverture des bureaux, consulter et prendre des copies ou extraits des documents dont l’envoi au directeur est requis sous le régime de la présente loi — sauf les rapports envoyés en application du paragraphe 230(2) — ou dont l’envoi à la personne qui occupait des fonctions semblables à celles du directeur était requis sous le régime de la législation antérieure.

Copies ou extraits

(2) Le directeur fournit à toute personne qui en fait la demande une copie ou un extrait — certifiés conformes ou non — des documents qui peuvent être consultés en vertu du paragraphe (1).

L.R. (1985), ch. C-44, art. 266; 2001, ch. 14, art. 130; 2018, ch. 8, art. 44.

Conservation de documents par le directeur

267 (1) Les documents reçus et acceptés par le directeur sous le régime de la présente loi ou ceux reçus et acceptés par la personne qui occupait des fonctions semblables à celles du directeur sous le régime de la législation antérieure sont conservés par le directeur sous n’importe quelle forme.

Obligation de fournir copie

(2) Si le directeur conserve les documents sous une forme non écrite :

a) il doit fournir les copies exigées aux termes du paragraphe 266(2) sous une forme compréhensible;

b) les rapports extraits de ces documents et certifiés conformes par lui ont la même force probante que les originaux.

Délai de conservation et production de documents

(3) Le directeur n’est pas tenu de conserver ou de produire un document ou une catégorie de documents — à l’exception des certificats et des statuts et déclarations annexés qui sont reçus au titre de l’article 262 et de tout autre document ou catégorie de documents réglementaires — une fois expiré le délai réglementaire fixé pour la

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Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Sections 267-268	Articles 267-268

Form of publication

267.1 Information or notices required by this Act to be summarized in a publication generally available to the public or published by the Director may be made available to the public or published by any system of mechanical or electronic data processing or by any other information storage device that is capable of reproducing any required information or notice in intelligible form within a reasonable time.

1994, c. 24, s. 31; 2001, c. 14, s. 132; 2018, c. 8, s. 46(F).

Definition of charter

268 (1) In this section, charter includes

(a) an act of incorporation and any amendments thereto; and

(b) letters patent of incorporation and any letters patent supplementary thereto.

Amendment of charter — special Act

(2) In connection with a continuance under this Act, the shareholders of a body corporate incorporated or continued by or under a special Act of Parliament who are entitled to vote at annual meetings of shareholders may, despite the charter of the body corporate,

(a) by special resolution, authorize the directors of the body corporate to apply under section 187 for a certificate of continuance; and

(b) by the same resolution, make any amendment to the charter of the body corporate that a corporation incorporated under this Act may make to its articles.

Amendment of charter — other Act

(2.1) In connection with a continuance under this Act, the shareholders of a body corporate incorporated or continued by or under an Act of Parliament, other than this Act or a special Act, who are entitled to vote at annual meetings of shareholders may, subject to any other Act of Parliament or the charter of the body corporate,

(a) by special resolution, authorize the directors of the body corporate to apply under section 187 for a certificate of continuance; and

(b) by the same resolution, make any amendment to the charter of the body corporate that a corporation incorporated under this Act may make to its articles.

conservation ou la production du document ou de la catégorie de documents.

L.R. (1985), ch. C-44, art. 267; 1994, ch. 24, art. 30; 2001, ch. 14, art. 131; 2018, ch. 8, art. 45.

Traitement de l’information

267.1 Les renseignements et avis que le directeur est tenu, en application de la présente loi, de résumer dans une publication destinée au grand public ou de publier peuvent être résumés ou publiés à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements ou avis demandés sous une forme compréhensible.

1994, ch. 24, art. 31; 2001, ch. 14, art. 132; 2018, ch. 8, art. 46(F).

Définition de charte

268 (1) Au présent article, sont assimilés à une charte :

a) l’acte constitutif d’une société ainsi que ses modifications;

b)  les lettres patentes, initiales ou supplémentaires.

Modification de la charte : loi spéciale

(2) En ce qui concerne la prorogation sous le régime de la présente loi, les actionnaires d’une personne morale constituée ou prorogée en vertu d’une loi fédérale spéciale, qui ont le droit de voter aux assemblées annuelles peuvent, malgré la charte de la personne morale :

a) autoriser, par résolution spéciale, les administrateurs à demander, en vertu de l’article 187, un certificat de prorogation;

b) par la même résolution, apporter à la charte de la personne morale toutes les modifications qu’une société constituée sous le régime de la présente loi peut apporter à ses statuts.

Modification de la charte : autre loi

(2.1) En ce qui concerne la prorogation sous le régime de la présente loi, les actionnaires d’une personne morale constituée ou prorogée en vertu d’une loi fédérale, autre que la présente loi ou une loi spéciale, qui ont le droit de voter aux assemblées annuelles peuvent, sous réserve de toute autre loi fédérale ou de la charte de la personne morale :

a) autoriser, par résolution spéciale, les administrateurs à demander, en vertu de l’article 187, un certificat de prorogation;

b) par la même résolution, apporter à la charte de la personne morale toutes les modifications qu’une

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PART XXI General	PARTIE XXI Dispositions générales
Section 268	Article 268

Change of class rights

(3) Despite subsections (2) and (2.1), the shareholders of a body corporate may not, by a special resolution under any of those subsections, make any change of the nature referred to in subsection 176(1) that affects a class or series of shares, unless

(a) the charter of the body corporate otherwise pro-vides in respect of an amendment of the nature referred to in paragraph 176(1)(a), (b) or (e); or

(b) the holders of the class or series of shares approve the change in accordance with section 176.

Authorizing continuance

(4) Subject to subsection (6), the directors of a body corporate incorporated or continued by or under a special Act of Parliament may, despite the charter of the body corporate, apply under section 187 for a certificate of continuance if the articles of continuance do not make any amendment to the charter of the body corporate other than an amendment required to conform to this Act.

Authorizing continuance

(4.1) Subject to subsection (6), the directors of a body corporate incorporated or continued by or under an Act of Parliament, other than this Act or a special Act, may, subject to any other Act of Parliament or the charter of the body corporate, apply under section 187 for a certificate of continuance if the articles of continuance do not make any amendment to the charter of the body corporate other than an amendment required to conform to this Act.

Financial institutions

(4.2) For the purposes of this section, every body corpo-rate that is incorporated or continued under an Act of Parliament and to which the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act applies is deemed to be incorporated or continued by or under an Act of Parliament other than this Act or a special Act.

société constituée sous le régime de la présente loi peut apporter à ses statuts.

Changement des droits afférents à une catégorie ou série d’actions

(3) Malgré les paragraphes (2) et (2.1), les actionnaires d’une personne morale ne peuvent, par la résolution spéciale visée à l’un ou l’autre de ces paragraphes, apporter aucune modification analogue à celles visées au paragraphe 176(1) et touchant une catégorie ou une série d’actions, sauf dans l’un ou l’autre des cas suivants :

a) la charte de la personne morale permet d’apporter des modifications analogues à celles visées aux alinéas 176(1)a), b) ou e);

b) les actionnaires de cette catégorie ou série approuvent la modification, selon les modalités prévues à l’article 176.

Demande de prorogation

(4) Sous réserve du paragraphe (6), les administrateurs d’une personne morale constituée ou prorogée en vertu d’une loi fédérale spéciale peuvent, malgré la charte de la personne morale, demander, en vertu de l’article 187, un certificat de prorogation si les clauses de prorogation n’apportent à la charte de la personne morale que des modifications qui doivent obligatoirement être conformes à la présente loi.

Demande de prorogation

(4.1) Sous réserve du paragraphe (6), les administra-teurs d’une personne morale constituée ou prorogée en vertu d’une loi fédérale, à l’exception de la présente loi ou d’une loi spéciale, peuvent, sous réserve de toute autre loi fédérale ou de la charte de la personne morale, demander, en vertu de l’article 187, un certificat de prorogation si les clauses de prorogation n’apportent à la charte de la personne morale que des modifications qui doivent obligatoirement être conformes à la présente loi.

Présomption

(4.2) Pour l’application du présent article, toute personne morale constituée ou prorogée en vertu d’une loi fédérale et régie par la Loi sur les banques, la Loi sur les associations coopératives de crédit, la Loi sur les sociétés d’assurances et la Loi sur les sociétés de fiducie et de prêt est réputée être constituée ou prorogée en vertu d’une loi fédérale autre que la présente loi ou une loi spéciale.

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PART XXI General	PARTIE XXI Dispositions générales
Section 268	Article 268

No dissent

(5) A shareholder is not entitled to dissent under section 190 in respect of an amendment made under subsection (2), (2.1), (3), (4) or (4.1).

Discretionary continuance

(6) The Governor in Council may, by order, require that a body corporate incorporated by or under an Act of Parliament to which the Canada Not-for-profit Corporations Act does not apply, apply for a certificate of continuance under section 187 within any period that may be prescribed except for the following:

(a) a bank;

(a.1) an association to which the Cooperative Credit Associations Act applies;

(b) a company or society to which the Insurance Companies Act applies; and

(c) a company to which the Trust and Loan Companies Act applies.

(7) [Repealed, 2009, c. 23, s. 311]

Fees

(8) A body corporate that obtains a certificate of continuance under this section is not required to pay any fees otherwise payable under this Act in respect of such continuance.

Special Act no longer applicable

(8.1) On the continuance of a body corporate incorporated by a special Act of Parliament as a corporation under this Act, the special Act ceases to apply to the corporation.

Idem

(9) A body corporate referred to in subsection (6) that does not make an application to obtain a certificate of continuance within the period prescribed is dissolved on the expiration of that period.

Continuance prohibited

(10) A body corporate to which the Canada Not-for-profit Corporations Act applies or any similar body corporate incorporated otherwise than by or under an Act of Parliament may not apply for a certificate of continuance under section 187.

Exception for railway companies

(11) A body corporate that is incorporated by or under a Special Act, as defined in section 87 of the Canada

Aucune dissidence

(5) La dissidence prévue à l’article 190 est exclue dans le cas des modifications apportées en vertu des paragraphes (2), (2.1), (3), (4) ou (4.1).

Prorogation discrétionnaire

(6) Le gouverneur en conseil peut, par décret, enjoindre aux personnes morales constituées sous le régime d’une loi fédérale — mais non régies par la Loi canadienne sur les organisations à but non lucratif — de demander, dans le délai réglementaire, le certificat de prorogation prévu à l’article 187, à l’exception :

a) des banques;

a.1) des associations régies par la Loi sur les associations coopératives de crédit;

b) des sociétés ou des sociétés de secours régies par la Loi sur les sociétés d’assurances;

c) des sociétés régies par la Loi sur les sociétés de fiducie et de prêt.

(7) [Abrogé, 2009, ch. 23, art. 311]

Droits

(8) Aucun droit de prorogation n’est exigible des personnes morales qui obtiennent un certificat de prorogation en vertu du présent article.

Non-application des lois spéciales

(8.1) La loi spéciale du Parlement ayant constitué la personne morale cesse de s’appliquer à celleci dès sa prorogation au titre de la présente loi.

Idem

(9) Les personnes morales visées au paragraphe (6) qui ne demandent pas de certificat de prorogation dans le délai imparti sont dissoutes à l’expiration de ce délai.

Prorogation interdite

(10) Les personnes morales régies par la Loi canadienne sur les organisations à but non lucratif, ainsi que les personnes morales de même nature non constituées sous le régime d’une loi fédérale, ne peuvent demander le certificat de prorogation prévu à l’article 187.

Exception pour les compagnies de chemin de fer

(11) Une personne morale qui est constituée sous le régime d’une loi spéciale, au sens de l’article 87 de la Loi

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PART XXI General	PARTIE XXI Dispositions générales
Section 268	Article 268

Transportation Act, may apply for a certificate of continuance under section 187.

R.S., 1985, c. C-44, s. 268; 1991, c. 45, s. 556, c. 46, s. 597, c. 47, s. 724; 1992, c. 1, ss. 142, 160(F); 1994, c. 24, s. 32; 1996, c. 10, s. 213; 2001, c. 14, s. 133; 2007, c. 6, s. 401; 2009, c. 23, ss. 311, 345, 346.

sur les transports au Canada , peut demander un certificat de prorogation en vertu de l’article 187.

L.R. (1985), ch. C-44, art. 268; 1991, ch. 45, art. 556, ch. 46, art. 597, ch. 47, art. 724; 1992, ch. 1, art. 142 et 160(F); 1994, ch. 24, art. 32; 1996, ch. 10, art. 213; 2001, ch. 14, art. 133; 2007, ch. 6, art. 401; 2009, ch. 23, art. 311, 345 et 346.

Current to October 31, 2023	221	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
SCHEDULE Offences	ANNEXE Infractions

SCHEDULE

(Subsections 21.31(2), (3) and (6))

Offences

1 An offence under any of the following provisions of the

Criminal Code:

(a) subsection 57(1) (forgery of or uttering forged passport);

(b) subsection 74(1) (piracy by law of nations);

(c) section 75 (piratical acts);

(d) section 83.02 (providing or collecting property for certain activities);

(e) subsections 83.03(1) and (2) (providing, making available, etc., property or services for terrorist purposes and providing, making available, etc., property or services — use by terrorist group);

(f) section 83.04 (using or possessing property for terrorist purposes);

(g) section 83.12 (freezing of property, disclosure or audit);

(h) subsection 83.18(1) (participation in activity of terrorist group);

(i) section 83.181 (leaving Canada to participate in activity of terrorist group);

(j) subsection 83.19(1) (facilitating terrorist activity);

(k) section 83.191 (leaving Canada to facilitate terrorist activity);

(l) section 83.2 (commission of offence for terrorist group);

(m) section 83.201 (leaving Canada to commit offence for terrorist group);

(n) section 83.202 (leaving Canada to commit offence that is terrorist activity);

(o) subsection 83.21(1) (instructing to carry out activity for terrorist group);

(p) subsection 83.22(1) (instructing to carry out terrorist activity);

(q) subsection 83.221(1) (advocating or promoting commission of terrorism offences);

ANNEXE

(paragraphes 21.31(2), (3) et (6))

Infractions

1 Infraction prévue par l’une des dispositions ci-après du Code criminel :

a) paragraphe 57(1) (faux ou usage de faux en matière de passeport);

b) paragraphe 74(1) (piraterie d’après le droit des gens);

c) article 75 (actes de piraterie);

d) article 83.02 (fournir ou réunir des biens en vue de certains actes);

e) paragraphes 83.03(1) ou (2) (fournir, rendre disponibles, etc., des biens ou services à des fins terroristes; fournir, rendre disponibles, etc., des biens ou services utilisés par un groupe terroriste);

f) article 83.04 (utiliser ou avoir en sa possession des biens à des fins terroristes);

g) article 83.12 (blocage des biens, communication ou vérification);

h) paragraphe 83.18(1) (participation à une activité d’un groupe terroriste);

i) article 83.181 (quitter le Canada : participation à une activité d’un groupe terroriste);

j) paragraphe 83.19(1) (facilitation d’une activité terroriste);

k) article 83.191 (quitter le Canada : facilitation d’une activité terroriste);

l) article 83.2 (infraction au profit d’un groupe terroriste);

m) article 83.201 (quitter le Canada : perpétration d’une infraction au profit d’un groupe terroriste);

n) article 83.202 (quitter le Canada : perpétration d’une infraction constituant une activité terroriste);

o) paragraphe 83.21(1) (charger une personne de se livrer à une activité pour un groupe terroriste);

p) paragraphe 83.22(1) (charger une personne de se livrer à une activité terroriste);

Current to October 31, 2023	222	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
SCHEDULE Offences	ANNEXE Infractions

(r) subsections 83.23(1) and (2) (concealing person who carried out terrorist activity and concealing person who is likely to carry out terrorist activity);

(s) subsections 83.231(1), (3) and (4) (hoax — terrorist activity, causing bodily harm and causing death);

(t) subsection 99(1) (weapons trafficking);

(u) subsection 100(1) (possession for purpose of weapons trafficking);

(v) subsection 101(1) (transfer without authority);

(w) subsection 103(1) (importing or exporting knowing it is unauthorized);

(x) subsection 104(1) (unauthorized importing or exporting);

(y) subsection 119(1) (bribery of judicial officers, etc.);

(z) section 120 (bribery of officers);

(z.001) subsections 121(1) and (2) (frauds on the government and contractor subscribing to election fund);

(z.002) subsection 121.1(1) (selling, etc., of tobacco products and raw leaf tobacco);

(z.003) section 122 (breach of trust by public officer);

(z.004) subsection 123(1) (municipal corruption);

(z.005) section 124 (selling or purchasing office);

(z.006) section  125  (influencing  or  negotiating  appointments or dealing in offices);

(z.007) subsection 235(1) (murder);

(z.008) section 236 (manslaughter);

(z.009) subsection 239(1) (attempt to commit murder);

(z.01) section 240 (accessory after fact to murder);

(z.011) subsection 264.1(1) (uttering threats);

(z.012) section 266 (assault);

(z.013) section 267 (assault with a weapon or causing bodily harm);

(z.014) subsection 268(1) (aggravated assault);

(z.015) section 269 (unlawfully causing bodily harm);

q) paragraphe 83.221(1) (préconiser ou fomenter la perpétration d’infractions de terrorisme);

r) paragraphes 83.23(1) ou (2) (cacher une personne qui s’est livrée à une activité terroriste; cacher une personne qui se livrera vraisemblablement à une activité terroriste);

s) paragraphes 83.231(1), (3) ou (4) (incitation à craindre des activités terroristes; fait de causer des blessures corporelles; fait de causer la mort);

t) paragraphe 99(1) (trafic d’armes);

u) paragraphe 100(1) (possession en vue de faire le trafic d’armes);

v) paragraphe 101(1) (cession illégale);

w) paragraphe 103(1) (importation ou exportation non autorisées — infraction délibérée);

x) paragraphe 104(1) (importation ou exportation non autorisées);

y) paragraphe 119(1) (corruption de fonctionnaires judiciaires, etc.);

z) article 120 (corruption de fonctionnaires);

z.001) paragraphes 121(1) ou (2) (fraudes envers le gouvernement; entrepreneur qui souscrit à une caisse électorale);

z.002) paragraphe 121.1(1) (interdiction — produits du tabac et tabac en feuilles);

z.003) article 122 (abus de confiance par un fonctionnaire public);

z.004) paragraphe 123(1) (actes de corruption dans les affaires municipales);

z.005) article 124 (achat ou vente d’une charge);

z.006) article 125 (influencer ou négocier une nomi-nation ou en faire commerce);

z.007) paragraphe 235(1) (meurtre);

z.008) article 236 (homicide involontaire coupable);

z.009) paragraphe 239(1) (tentative de meurtre);

z.01) article 240 (complice de meurtre après le fait);

z.011) paragraphe 264.1(1) (proférer des menaces);

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SCHEDULE Offences	ANNEXE Infractions

(z.016) subsection 269.1(1) (torture);

(z.017) subsection 270(1) (assaulting a peace officer);

(z.018) subsection 270.01(1) (assaulting peace officer with weapon or causing bodily harm);

(z.019) section 270.02 (aggravated assault of peace officer);

(z.02) subsection 270.1(1) (disarming a peace officer);

(z.021) section 271 (sexual assault);

(z.022) subsection 272(1) (sexual assault with a weapon, threats to a third party or causing bodily harm);

(z.023) subsection 273(1) (aggravated sexual assault);

(z.024) subsection 279(1) (kidnapping);

(z.025) subsection 279.01(1) (trafficking in persons);

(z.026) subsection 279.011(1) (trafficking of a person under 18 years);

(z.027) subsections 279.02(1) and (2) (material benefit — trafficking of a person);

(z.028) subsections 279.03 (1) and (2) (withholding or destroying documents — trafficking of a person);

(z.029) subsections 279.1(1) and (2) (hostage taking);

(z.03) subsection 280(1) (abduction of person under 16 years);

(z.031) section 281 (abduction of person under 14 years);

(z.032) subsections 286.2(1) and (2) (material benefit from sexual services);

(z.033) subsections 286.3(1) and (2) (procuring);

(z.034) subsection 322(1) (theft);

(z.035) section 324 (theft by bailee of things under seizure);

(z.036) subsection 326(1) (theft of telecommunication service);

(z.037) subsection 327(1) (possession of device to obtain use of telecommunication facility or telecommunication service);

z.012) article 266 (voies de fait);

z.013) article 267 (agression armée ou infliction de lésions corporelles);

z.014) paragraphe 268(1) (voies de fait graves);

z.015) article 269 (lésions corporelles);

z.016) paragraphe 269.1(1) (torture);

z.017) paragraphe 270(1) (voies de fait contre un agent de la paix);

z.018) paragraphe 270.01(1) (agression armée ou infliction de lésions corporelles — agent de la paix);

z.019) article 270.02 (voies de fait graves — agent de la paix);

z.02) paragraphe 270.1(1) (désarmer un agent de la paix);

z.021) article 271 (agression sexuelle);

z.022) paragraphe 272(1) (agression sexuelle armée, menaces à une tierce personne ou infliction de lésions corporelles);

z.023) paragraphe 273(1) (agression sexuelle grave);

z.024) paragraphe 279(1) (enlèvement);

z.025) paragraphe 279.01(1) (traite des personnes);

z.026) paragraphe 279.011(1) (traite de personnes âgées de moins de dix-huit ans);

z.027) paragraphes 279.02(1) ou (2) (avantage matériel — traite de personnes);

z.028) paragraphes 279.03(1) ou (2) (rétention ou destruction de documents — traite de personnes);

z.029) paragraphes 279.1(1) ou (2) (prise d’otage);

z.03) paragraphe 280(1) (enlèvement d’une personne âgée de moins de seize ans);

z.031) article 281 (enlèvement d’une personne âgée de moins de quatorze ans);

z.032) paragraphes 286.2(1) ou (2) (avantage matériel provenant de la prestation de services sexuels);

z.033) paragraphes 286.3(1) ou (2) (proxénétisme);

z.034) paragraphe 322(1) (vol);

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SCHEDULE Offences	ANNEXE Infractions

(z.038) subsection 330(1) (theft by person required to account);

(z.039) section 331 (theft by person holding power of attorney);

(z.04) subsection 332(1) (misappropriation of money held under direction);

(z.041) subsection 333.1(1) (motor vehicle theft);

(z.042) subsection 335(1) (taking motor vehicle or vessel or found therein without consent);

(z.043) section 336 (criminal breach of trust);

(z.044) subsections 338(1) and (2) (fraudulently taking cattle or defacing brand and theft of cattle);

(z.045) subsection 339(1) (taking possession, etc., of drift timber);

(z.046) section 340 (destroying documents of title);

(z.047) section 341 (fraudulent concealment);

(z.048) subsections 342(1) and (3) (theft, forgery, etc., of credit card and unauthorized use of credit card data);

(z.049) subsection 342.1(1) (unauthorized use of computer);

(z.05) section 343 (robbery);

(z.051) subsections 346(1) and (1.1) (extortion);

(z.052) subsection 354(1) (possession of property obtained by crime);

(z.053) section 355.2 (trafficking in property obtained by crime);

(z.054) section 355.4 (possession of property obtained by crime — trafficking);

(z.055) section 369 (exchequer bill paper, public seals, etc.);

(z.056) subsections 372(1), (2) and (3) (false information, indecent communications and harassing communications);

(z.057) section 374 (drawing document without authority, etc.);

(z.058) section 375 (obtaining, etc., by instrument based on forged document);

z.035) article 324 (vol par dépositaire de choses frappées de saisie);

z.036) paragraphe 326(1) (vol de service de télécommunication);

z.037) paragraphe 327(1) (possession d’un dispositif pour l’utilisation d’installations de télécommunication ou l’obtention de services de télécommunication);

z.038) paragraphe 330(1) (vol par une personne tenue de rendre compte);

z.039) article 331 (vol par une personne détenant une procuration);

z.04) paragraphe 332(1) (distraction de fonds détenus en vertu d’instructions);

z.041) paragraphe 333.1(1) (vol d’un véhicule à moteur);

z.042) paragraphe 335(1) (prise d’un véhicule à moteur ou d’un bateau sans consentement);

z.043) article 336 (abus de confiance criminel);

z.044) paragraphes 338(1) ou (2) (prendre frauduleusement des bestiaux ou enlever les marques; vol de bestiaux);

z.045) paragraphe 339(1) (prise de possession, etc. de bois en dérive);

z.046) article 340 (destruction de titres);

z.047) article 341 (fait de cacher frauduleusement);

z.048) paragraphes 342(1) ou (3) (vol, etc. de cartes de crédit; utilisation non autorisée de données relatives à une carte de crédit);

z.049) paragraphe 342.1(1) (utilisation non autorisée d’ordinateur);

z.05) article 343 (vol qualifié);

z.051) paragraphes 346(1) ou (1.1) (extorsion);

z.052) paragraphe 354(1) (possession de biens criminellement obtenus);

z.053) article 355.2 (trafic de biens criminellement obtenus);

z.054) article 355.4 (possession de biens criminellement obtenus — trafic);

Current to October 31, 2023	225	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

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SCHEDULE Offences	ANNEXE Infractions

(z.059) subsections 376(1) and (2) (counterfeiting stamp, etc. and counterfeiting mark);

(z.06) subsection 377(1) (damaging documents);

(z.061) section 378 (offences in relation to registers);

(z.062) subsections 380(1) and (2) (fraud and affecting public market);

(z.063) section 381 (using mails to defraud);

(z.064) section 382 (fraudulent manipulation of stock exchange transactions);

(z.065) subsections 382.1(1) and (2) (prohibited insider trading and tipping);

(z.066) subsection 385(1) (fraudulent concealment of title documents);

(z.067) section 386 (fraudulent registration of title);

(z.068) section 387 (fraudulent sale of real property);

(z.069) section 388 (misleading receipt);

(z.07) subsection 389(1) (fraudulent disposal of goods on which money advanced);

(z.071) section 390 (fraudulent receipts under Bank Act);

(z.072) section 392 (disposal of property to defraud creditors);

(z.073) subsections 393(1), (2), and (3) (fraud in relation to fares, etc. and fraudulently obtaining transportation);

(z.074) subsection 394(5) (fraud in relation to valuable mineral, sale of valuable minerals and purchase of valuable minerals);

(z.075) subsection 396(1)  (offences in relation to mines);

(z.076) section 406 (forging trade-mark);

(z.077) section 407 (forging trade-mark with intent to deceive or defraud);

(z.078) section 408 (passing off);

(z.079) subsection 409(1) (instruments for forging trade-mark);

z.055) article 369 (papier de bons du Trésor, sceaux publics, etc.);

z.056) paragraphes 372(1), (2) ou (3) (faux renseignements; communications indécentes; communications harcelantes);

z.057) article 374 (rédaction non autorisée d’un document);

z.058) article 375 (obtenir, etc. au moyen d’un instrument fondé sur un document contrefait);

z.059) paragraphes 376(1) ou (2) (contrefaçon de timbres, etc.; contrefaçon d’une marque);

z.06) paragraphe 377(1) (documents endommagés);

z.061) article 378 (infractions relatives aux registres);

z.062) paragraphes 380(1) ou (2) (fraude; influence sur le marché public);

z.063) article 381 (emploi de la poste pour frauder);

z.064) article 382 (manipulations frauduleuses d’opérations boursières);

z.065) paragraphes 382.1(1) ou (2) (délit d’initié; communication de renseignements confidentiels);

z.066) paragraphe 385(1) (cacher frauduleusement des titres);

z.067) article 386 (enregistrement frauduleux de titre);

z.068) article 387 (vente frauduleuse d’un bien immeuble);

z.069) article 388 (reçu destiné à tromper);

z.07) paragraphe 389(1) (aliénation frauduleuse de marchandises sur lesquelles on a avancé de l’argent);

z.071) article 390 (reçus frauduleux sous le régime de la Loi sur les banques);

z.072) article 392 (aliénation de biens avec l’intention de frauder des créanciers);

z.073) paragraphes 393(1), (2) ou (3) (fraude en matière de prix de passage, etc.; obtention frauduleuse de transport);

z.074) paragraphe 394(5) (fraudes relatives aux minéraux précieux; vente de minéraux précieux; achat de minéraux précieux);

Current to October 31, 2023	226	À jour au 31 octobre 2023
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SCHEDULE Offences	ANNEXE Infractions

(z.08) section 410 (other offences in relation to trade-marks);

(z.081) section 411 (used goods sold without disclosure);

(z.082) subsections 426(1) and (2) (secret commissions);

(z.083) section 449 (make counterfeit money);

(z.084) section  450  (possession,  etc.,  of  counterfeit money);

(z.085) section 451 (having clippings, etc.);

(z.086) section 452 (uttering, etc., counterfeit money);

(z.087) section 453 (uttering coin);

(z.088) section 454 (slugs and tokens);

(z.089) section  455  (clipping  and  uttering  clipped coin);

(z.09) section 456 (defacing current coins);

(z.091) subsection 457(3) (likeness of bank-notes);

(z.092) section 458 (making, having or dealing in instruments for counterfeiting);

(z.093) section 459 (conveying instruments for coining out of mint);

(z.094) subsection 460(1) (advertising and dealing in counterfeit money, etc.);

(z.095) subsection 462.31(1) (laundering proceeds of crime);

(z.096) subsection 467.11(1) (participation in activities of criminal organization);

(z.097) section 467.111 (recruitment of members by a criminal organization);

(z.098) subsection 467.12(1) (commission of offence for criminal organization);

(z.099) subsection 467.13(1) (instructing commission of offence for criminal organization).

z.075) paragraphe 396(1) (infractions relatives aux mines);

z.076) article 406 (contrefaçon d’une marque de commerce);

z.077) article 407 (contrefaçon d’une marque de commerce avec intention de tromper ou de frauder);

z.078) article 408 (substitution);

z.079) paragraphe 409(1) (instruments pour contrefaire une marque de commerce);

z.08) article 410 (autres infractions relatives aux marques de commerce);

z.081) article 411 (vente de marchandises utilisées sans indication);

z.082) paragraphes 426(1) ou (2) (commissions secrètes);

z.083) article 449 (fabrication de monnaie contrefaite);

z.084) article 450 (possession, etc. de monnaie contrefaite);

z.085) article 451 (possession de limailles, etc.);

z.086) article 452 (mise en circulation, etc. de monnaie contrefaite);

z.087) article 453 (pièce mise en circulation);

z.088) article 454 (piécettes);

z.089) article 455 (rogner une pièce de monnaie);

z.09) article 456 (dégrader une pièce de monnaie courante);

z.091) paragraphe 457(3) (chose ressemblant à un billet de banque);

z.092) article 458 (fabrication, possession ou commerce d’instruments pour contrefaire de la monnaie);

z.093) article 459 (retirer d’un hôtel de la Monnaie des instruments, etc.);

z.094) paragraphe 460(1) (faire le commerce de la monnaie contrefaite, etc.);

z.095) paragraphe 462.31(1) (recyclage des produits de la criminalité);

Current to October 31, 2023	227	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

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SCHEDULE Offences	ANNEXE Infractions

 2 An offence under section 42 of the Copyright Act.

3 An offence under any of the following provisions of the Customs Act:

(a) subsection 160(1), in respect of the contravention of any of sections 153, 155, 156, 159 and 159.1;

(b) section 160.1, in respect of the contravention of section 153.1;

(c) section 161, in respect of the contravention of section 154 or 157.

4 An offence under any of the following provisions of the Controlled Drugs and Substances Act:

(a) subsections 5(1) and (2) (trafficking in substance and possession for purpose of trafficking);

(b) subsections 6(1) and (2) (importing and exporting and possession for the purpose of exporting);

(c) subsection 7(2) (production of substance).

5 An offence under any of the following provisions of the Corruption of Foreign Public Officials Act:

(a) subsection 3(1) (bribing a foreign public official);

(b) subsection 4(1) (accounting);

(c) subsection 5(1) (offence committed outside Canada).

6 An offence under any of the following provisions of the Canadian Environmental Protection Act, 1999:

(a) subsection 272(1); (contravention by persons of certain provisions);

(b) subsection 272.1(1); (contravention by persons of certain provisions);

z.096) paragraphe 467.11(1) (participation aux activités d’une organisation criminelle);

z.097) article 467.111 (recrutement de membres par une organisation criminelle);

z.098) paragraphe 467.12(1) (infraction au profit d’une organisation criminelle);

z.099) paragraphe 467.13(1) (charger une personne de commettre une infraction).

2 Infraction prévue par l’article 42 de la Loi sur le droit d’auteur.

3 Infraction prévue par l’une des dispositions ci-après de la Loi sur les douanes :

a) paragraphe 160(1), relativement à la contravention aux articles 153, 155, 156, 159 ou 159.1;

b) article 160.1, relativement à la contravention à l’article 153.1;

c) article 161, relativement à la contravention aux articles 154 ou 157.

4 Infraction prévue par l’une des dispositions ci-après de la Loi réglementant certaines drogues et autres substances :

a) paragraphes 5(1) ou (2) (trafic de substances; possession en vue du trafic);

b) paragraphes 6(1) ou (2) (importation et exportation; possession en vue de l’exportation);

c) paragraphe 7(2) (production de substance).

5 Infraction prévue par l’une des dispositions ci-après de la Loi sur la corruption d’agents publics étrangers :

a) paragraphe 3(1) (corruption d’agents publics étrangers);

b) paragraphe 4(1) (comptabilité);

c) paragraphe 5(1) (infraction commise à l’étranger).

6 Infraction prévue par l’une des dispositions ci-après de la Loi canadienne sur la protection de l’environnement (1999) :

a) paragraphe 272(1) (contravention par des personnes à certaines dispositions);

b) paragraphe 272.1(1) (contravention à certaines dispositions);

Current to October 31, 2023	228	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

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SCHEDULE Offences	ANNEXE Infractions

(c) subsection 272.2 (1) (failure to comply with designated regulations);

(d) subsections 272.4(1), (2) and (3); (contravention by ships of certain provisions);

(e) subsections 272.5(1), (2) and (3); (contravention by ships of certain provisions);

(f) subsections 274(1) and (2) (damage to environment and risk of death or harm to persons and criminal negligence).

7 An offence under any of the following provisions of the

Immigration and Refugee Protection Act:

(a) subsections 117(2) and (3) (organizing entry into Canada);

(b) subsection 118(1) (trafficking in persons);

(c) section 119 (disembarking persons at sea).

8 An offence under any of the following provisions of the Cannabis Act:

(a) subsections 9(1) and (2) (distribution and possession for purpose of distributing);

(b) subsections 10(1) and (2) (selling and possession for purpose of selling);

(c) subsections 11(1) and (2) (importing and exporting and possession for purpose of exporting);

(d) subsections 12(1), (4), (5), (6) and (7) (production, cultivation, propagation and harvesting);

(e) subsection 13(1) (possession, etc., for use in production or distribution of illicit cannabis);

(f) subsection 14(1) (use of young person).

9 An offence under any Act of Parliament or law of the legislature of a province that provides for the imposition of a tax or duty for which the maximum term of imprisonment is five years or more.

2019, c 29, s. 101; 2023, c. 14, s. 3.

c) paragraphe 272.2(1) (omission de respecter certains règlements désignés);

d) paragraphes 272.4(1), (2) ou (3) (contravention par des navires à certaines dispositions);

e) paragraphes 272.5(1), (2) ou (3) (contravention par des navires à certaines dispositions);

f) paragraphes 274(1) ou (2) (dommages à l’environnement et mort ou blessures; négligence criminelle).

7 Infraction prévue par l’une des dispositions ci-après de la Loi sur l’immigration et la protection des réfugiés :

a) paragraphes 117(2) ou (3) (entrée illégale);

b) paragraphe 118(1) (trafic de personnes);

c) article 119 (débarquement de personnes en mer).

8 Infraction prévue par l’une des dispositions ci-après de la Loi sur le cannabis :

a) paragraphes 9(1) ou (2) (distribution; possession en vue de la distribution);

b) paragraphes 10(1) ou (2) (vente; possession en vue de la vente);

c) paragraphes 11(1) ou (2) (importation et exportation; possession en vue de l’exportation);

d) paragraphes 12(1), (4), (5), (6) ou (7) (production, culture, multiplication ou récolte);

e) paragraphe 13(1) (possession, etc., pour utilisation dans la production ou la distribution de cannabis illicite);

f) paragraphe 14(1) (assistance d’un jeune).

9 Infraction prévue à toute loi fédérale ou provinciale qui prévoit l’imposition ou la perception d’un impôt, d’une taxe ou d’un droit et qui est passible d’un emprisonnement maximal de cinq ans ou plus.

2019, ch. 29, art. 101; 2023, ch. 14, art. 3.

Current to October 31, 2023	229	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

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RELATED PROVISIONS	DISPOSITIONS CONNEXES

RELATED PROVISIONS

— R. S. , 1985, c. 27 (2nd Supp. ), s. 11

Transitional: proceedings

11 Proceedings to which any of the provisions amended by the schedule apply that were commenced before the coming into force of section 10 shall be continued in accordance with those amended provisions without any further formality.

— 1990, c. 17, s. 45 (1)

Transitional: proceedings

45 (1) Every proceeding commenced before the coming into force of this subsection and in respect of which any provision amended by this Act applies shall be taken up and continued under and in conformity with that amended provision without any further formality.

— 1994, c. 21, s. 125 (2)

125 (2) Subsection (1) applies after 1988.

— 1994, c. 24, s. 33

Review of Canada Business Corporations Act

33 (1) Within three years after the day on which this Act is assented to, the Minister shall cause to be laid before both Houses of Parliament a report on the provisions and operation of the Canada Business Corporations Act, including any recommendations for amendments to that Act.

Reference to parliamentary committee

(2) The report stands referred to the committee of the House of Commons, or of both Houses of Parliament, that is designated or established for that purpose, which shall

(a) as soon as possible thereafter review the report and undertake a comprehensive review of the provisions and operation of the Canada Business Corporations Act; and

(b) report to the House of Commons, or to both Houses of Parliament, within one year after the laying of the report of the Minister or any further time that the House of Commons, or both Houses of Parliament, may authorize.

DISPOSITIONS CONNEXES

— L. R. (1985), ch. 27 (2[e] suppl. ), art. 11

Disposition transitoire : procédure

11 Les procédures intentées en vertu des dispositions modifiées en annexe avant l’entrée en vigueur de l’article 10 se poursuivent en conformité avec les nouvelles dispositions sans autres formalités.

— 1990, ch. 17, par. 45 (1)

Disposition transitoire : procédures

45 (1) Les procédures intentées avant l’entrée en vigueur du présent paragraphe et auxquelles s’appliquent des dispositions visées par la présente loi se poursuivent sans autres formalités en conformité avec ces dispositions dans leur forme modifiée.

— 1994, ch. 21, par. 125 (2)

125 (2) Le paragraphe (1) s’applique après 1988.

— 1994, ch. 24, art. 33

Examen

33 (1) Dans les trois ans suivant la date de sanction de la présente loi, le ministre présente au Sénat et à la Chambre des communes un rapport sur la Loi sur les sociétés par actions de régime fédéral et les conséquences de son application dans lequel il fait état des modifications qu’il juge souhaitables.

Renvoi en comité

(2) Les comités de la Chambre des communes ou mixtes désignés ou constitués à cette fin sont saisis d’office du rapport et procèdent dans les meilleurs délais à l’étude de celui-ci de même qu’à l’analyse exhaustive de la Loi sur les sociétés par actions de régime fédéral et des conséquences de son application. Ils présentent un rapport à la Chambre des communes ou aux deux chambres du Parlement, selon le cas, dans l’année suivant le dépôt du rapport visé au paragraphe (1) ou dans le délai supérieur accordé par celles-ci.

Current to October 31, 2023	230	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
RELATED PROVISIONS	DISPOSITIONS CONNEXES

— 1996, c. 10, s. 214

Previous continuance of railway companies

214 No continuance of a railway company granted under section 187 of the Canada Business Corporations Act before section 212 comes into force is invalid because the company was incorporated by or under an Act of Parliament.

— 1998, c. 30, s. 10

Transitional — proceedings

10 Every proceeding commenced before the coming into force of this section and in respect of which any provision amended by sections 12 to 16 applies shall be taken up and continued under and in conformity with that amended provision without any further formality.

— 2001, c. 14, s. 136

Review of Canada Business Corporations Act

136 A committee of the Senate, of the House of Commons or of both Houses of Parliament that is designated or established for the purpose shall, within five years after the coming into force of this section, and within every ten years thereafter, undertake a review of the provisions and operations of the Canada Business Corporations Act, and shall, within a reasonable period thereafter, cause to be laid before each House of Parliament a report thereon.

— 2001, c. 14, s. 233

233 Part XIX.1 of the Canada Business Corporations Act, as enacted by section 115 of this Act, does not apply to any proceeding commenced before the coming into force of that section.

— 2009, c. 23, s. 297 (6)

Time limit for continuance

297 (6) Despite any provision of the Canada Corporations Act, a body corporate referred to in subsection (2) that does not apply for a certificate of continuance under section 187 of the Canada Business Corporations Act within six months after the day on which this subsection comes into force is dissolved on the expiry of that period.

— 1996, ch. 10, art. 214

Prorogations antérieures

214 Nulle prorogation d’une compagnie de chemin de fer accordée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions avant l’entrée en vigueur de l’article 212 n’est invalide du fait que la compagnie a été constituée sous le régime d’une loi fédérale.

— 1998, ch. 30, art. 10

Procédures

10 Les procédures intentées avant l’entrée en vigueur du présent article et auxquelles s’appliquent des dispositions visées par les articles 12 à 16 se poursuivent sans autres formalités en conformité avec ces dispositions dans leur forme modifiée.

— 2001, ch. 14, art. 136

Examen de la Loi canadienne sur les sociétés par actions

136 Dans les cinq ans qui suivent l’entrée en vigueur du présent article — et ce ensuite tous les dix ans — le comité soit de la Chambre des communes, soit du Sénat, soit mixte, désigné ou constitué à cette fin procède à un examen des dispositions et de l’application de la Loi canadienne sur les sociétés par actions. Il dispose ensuite d’un délai raisonnable pour faire déposer son rapport devant chaque chambre du Parlement.

— 2001, ch. 14, art. 233

233 La partie XIX.1 de la Loi canadienne sur les sociétés par actions, édictée par l’article 115 de la présente loi, ne s’applique pas aux procédures engagées avant l’entrée en vigueur de cet article.

— 2009, ch. 23, par. 297 (6)

Dissolution

297 (6) Malgré la Loi sur les corporations canadiennes, la personne morale visée au paragraphe (2) qui n’a pas demandé le certificat de prorogation au titre de l’article 187 de la Loi canadienne sur les sociétés par actions dans les six mois suivant l’entrée en vigueur du présent paragraphe est dissoute à l’expiration de ce délai.

Current to October 31, 2023	231	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
RELATED PROVISIONS	DISPOSITIONS CONNEXES

— 2011, c. 25, s. 42

Submission to Minister

42 (1) The Corporation must submit an application for continuance under one of the following Acts for the Minister’s approval:

(a) the Canada Business Corporations Act;

(b) the Canada Cooperatives Act; or

(c) the Canada Not-for-profit Corporations Act.

Deadline

(2) The application must be submitted to the Minister within four years, or any shorter period specified by the Minister, after the day on which this Part comes into force.

Submission to applicable authorities

(3) Once the application has been approved by the Minister, the Corporation must submit the application to the applicable authorities under the relevant Act.

Application not invalid

(4) The application is not invalid solely because the Corporation is incorporated by an Act of Parliament.

— 2012, c. 19, s. 210

Status of PPP Canada Inc.

210 Except as provided in this Division, PPP Canada Inc., incorporated under the Canada Business Corporations Act, is not an agent of Her Majesty in right of Canada.

— 2018, c. 8, s. 107. 1

Review

107.1 (1) On the fifth anniversary of the day on which section 24 of this Act comes into force, the provisions under Part XIV.1 of the Canada Business Corporations Act are to be referred to a committee of the Senate, of the House of Commons or of both Houses of Parliament that may be designated or established for the purpose of reviewing those provisions.

Report to Parliament

(2) The committee referred to in subsection (1) shall, within a reasonable time after a review is completed, submit a report on that review to the Senate, the House of Commons or both Houses of Parliament, as the case may be.

— 2011, ch. 25, art. 42

Demande au ministre

42 (1) La Commission présente à l’agrément du ministre une demande en vue d’obtenir sa prorogation en vertu de l’une ou l’autre des lois suivantes :

a) la Loi canadienne sur les sociétés par actions;

b) la Loi canadienne sur les coopératives;

c) la Loi canadienne sur les organisations à but non lucratif.

Délais pour la présentation au ministre

(2) La demande est présentée au ministre dans les quatre ans — ou dans tout autre délai plus court fixé par lui — suivant l’entrée en vigueur de la présente partie.

Demande à l’autorité compétente

(3) Dès que la demande est agréée par le ministre, la Commission la présente à l’autorité ayant compétence pour la proroger en vertu de la loi applicable.

Validité de la demande

(4) La demande n’est pas invalide du fait que la Commission est constituée par une loi fédérale.

— 2012, ch. 19, art. 210

Statut de la société PPP Canada Inc.

210 Sous réserve des autres dispositions de la présente section, la société PPP Canada Inc., constituée sous le régime de la Loi canadienne sur les sociétés par actions, n’est pas mandataire de Sa Majesté du chef du Canada.

— 2018, ch. 8, art. 107. 1

Examen

107.1 (1) Au cinquième anniversaire de l’entrée en vigueur de l’article 24 de la présente loi, les dispositions de la partie XIV.1 de la Loi canadienne sur les sociétés par actions sont soumises à l’examen d’un comité soit du Sénat, soit de la Chambre des communes, soit mixte, constitué ou désigné pour les examiner.

Rapport au Parlement

(2) Dans un délai raisonnable suivant la fin de son examen, le comité visé au paragraphe (1) remet un rapport au Sénat, à la Chambre des communes ou aux deux chambres, selon le cas.

Current to October 31, 2023	232	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

AMENDMENTS NOT IN FORCE

— 2018, c. 8, s. 17

1992, c. 1, s. 54.

17 Subsections 150(1) to (2) of the Act are replaced by the following:

Soliciting proxies

150 (1) A person shall not solicit proxies unless a proxy circular, in the prescribed form, is made available in the prescribed manner to the auditor of the corporation, to each shareholder whose proxy is solicited, to each director and, in the case set out in paragraph (b), to the corporation as follows:

(a) in the case of solicitation by or on behalf of the management of a corporation, a management proxy circular, either as an appendix to or as a separate document accompanying the notice of the meeting; or

(b) in the case of any other solicitation, a dissident’s proxy circular stating the purposes of the solicitation.

Exception — solicitation to 15 or fewer shareholders

(1.1) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without making available a dissident’s proxy circular, if the total number of shareholders whose prox-ies are solicited is 15 or fewer, two or more joint holders being counted as one shareholder.

Exception — solicitation by public broadcast

(1.2) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without making available a dissident’s proxy circular if the solicitation is, in the prescribed circumstances, conveyed by public broadcast, speech or publication.

Copy to Director

(2) A person required to make a management proxy circular or dissident’s proxy circular available shall send concurrently a copy of it to the Director together with a statement in prescribed form, the form of proxy, any other documents for use in connection with the meeting and, in the case of a management proxy circular, a copy of the notice of meeting.

MODIFICATIONS NON EN VIGUEUR

— 2018, ch. 8, art. 17

1992, ch. 1, art. 54.

17 Les paragraphes 150(1) à (2) de la même loi sont remplacés par ce qui suit :

Sollicitation de procuration

150 (1) Les procurations ne peuvent être sollicitées qu’à l’aide de circulaires en la forme réglementaire et mises à la disposition, selon les modalités réglementaires, du vérificateur, de chacun des administrateurs, des actionnaires intéressés et, en cas d’application de l’alinéa b), de la société, dans les cas suivants :

a) dans le cas d’une sollicitation effectuée par la direction ou pour son compte, sous forme d’annexe ou de document distinct de l’avis de l’assemblée;

b) dans les autres cas, dans une circulaire de procuration de dissident qui mentionne l’objet de cette sollicitation.

Exception : sollicitation restreinte

(1.1) Malgré le paragraphe (1), il n’est pas nécessaire de rendre disponibles des circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque le nombre total des actionnaires dont les procurations sont sollicitées ne dépasse pas quinze, les codétenteurs d’une action étant comptés comme un seul actionnaire.

Exemption : sollicitation par diffusion publique

(1.2) Malgré le paragraphe (1), il n’est pas nécessaire de rendre disponibles des circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque la sollicitation est, dans les circonstances prévues par règlement, transmise par diffusion publique, discours ou publication.

Copie au directeur

(2) La personne tenue de rendre disponible une circu-laire émanant de la direction ou d’un dissident doit en même temps en envoyer un exemplaire au directeur, accompagné tant de la déclaration réglementaire et du formulaire de procuration que des documents utiles à l’assemblée; dans le cas où elle émane de la direction, la circulaire est de plus accompagnée d’une copie de l’avis d’assemblée.

Current to October 31, 2023	233	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

— 2018, c. 8, s. 19

2001, c. 14, s. 72.

19 Subsection 153(1) of the Act is replaced by the following:

Duty of intermediary

153 (1) Shares of a corporation that are registered in the name of an intermediary or their nominee and not beneficially owned by the intermediary must not be voted unless the intermediary, without delay after receipt of the prescribed documents, sends a copy of those documents to the beneficial owner and, except when the intermediary has received written voting instructions from the beneficial owner, a written request for such instructions.

— 2018, c. 8, s. 22

22 Subsection 159(1) of the Act is replaced by the following:

Copies to shareholders

159 (1) A corporation shall send, within a prescribed period, a copy of the prescribed documents relating to financial disclosure to the prescribed shareholders and other prescribed persons.

— 2018, c. 8, s. 37

37 The Act is amended by adding the following after section 258.2:

Exemption

258.3 The Director may, in the prescribed circumstances and on any conditions that the Director considers appropriate, exempt any corporation or any other person from a requirement set out in subsection 135(1), section 149 or subsection 150(1), 153(1) or 159(1) to send any notices or other documents, or classes of notices or other documents.

— 2019, c. 29, s. 142

142 The Act is amended by adding the following after section 125:

Development of an approach on remuneration

125.1 A prescribed corporation shall develop an approach with respect to the remuneration of the directors and employees of the corporation who are “members of senior management” as defined by regulation.

— 2018, ch. 8, art. 19

2001, ch. 14, art. 72.

19 Le paragraphe 153(1) de la même loi est remplacé par ce qui suit :

Devoir de l’intermédiaire

153 (1) L’intermédiaire qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui ne peut exercer les droits de vote dont elles sont assorties que sur envoi au véritable propriétaire, dès leur réception, d’un exemplaire des documents réglementaires. Il doit également envoyer une demande écrite d’instructions sur le vote s’il n’a pas reçu du véritable propriétaire de telles instructions par écrit.

— 2018, ch. 8, art. 22

2001, c. 14, s. 135 (Sch., s. 51)(E).      2001, ch. 14, art. 135, ann. art. 51(A).

22 Le paragraphe 159(1) de la même loi est remplacé par ce qui suit :

Copies aux actionnaires

159 (1) La société envoie, dans le délai réglementaire, un exemplaire des documents réglementaires relatifs à la présentation des renseignements d’ordre financier aux actionnaires ainsi qu’aux autres personnes visés par règlement.

— 2018, ch. 8, art. 37

37 La même loi est modifiée par adjonction, après l’article 258.2, de ce qui suit :

Dispense

258.3 Le directeur peut, dans les circonstances réglementaires et selon les modalités qu’il estime utiles, soustraire toute société ou toute autre personne à l’obligation — prévue au paragraphe 135(1), à l’article 149 ou aux paragraphes 150(1), 153(1) ou 159(1) — d’envoyer des avis ou autres documents ou catégories d’avis ou d’autres documents.

— 2019, ch. 29, art. 142

142 La même loi est modifiée par adjonction, après l’article 125, de ce qui suit :

Élaboration d’une approche concernant la rémunération

125.1 La société visée par règlement élabore une approche relative à la rémunération des administrateurs et des employés de la société qui sont des « membres de la haute direction » au sens des règlements.

Current to October 31, 2023	234	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

— 2019, c. 29, s. 143, as amended by 2019, c. 29, s. 151 (3)

143 (1) Section 172.1 of the Act is replaced by the following:

Diversity in corporations

172.1 The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting diversity among the directors and “members of senior management” as defined by regulation.

Information to shareholders

172.2 (1) The corporation shall provide the information referred to in section 172.1 to each shareholder, except to a shareholder who has informed the corporation in writing that they do not want to receive that information, by sending the information along with the notice referred to in subsection 135(1) or by making the information available along with a proxy circular referred to in subsection

150(1).

Information to Director

(2) The corporation shall concurrently send the information referred to in section 172.1 to the Director.

(2) The heading before section 172.1 of the Act is replaced by the following:

Disclosure Relating to Diversity, Well-being and Remuneration

(3) Section 172.2 of the Act is replaced by the following:

Information respecting well-being

172.2 The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting the well-being of employees, retirees and pensioners.

Recovery of benefits

172.3 The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting the recovery of incentive benefits or other benefits, which is included in the remuneration referred to in section 125, paid to directors and employees of the corporation who are “members of senior management” as defined by regulation.

— 2019, ch. 29, art. 143, modifié par 2019, ch. 29, par. 151 (3)

143 (1) L’article 172.1 de la même loi est remplacé par ce qui suit :

Diversité dans les sociétés

172.1 À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux action-naires les renseignements réglementaires concernant la diversité au sein des administrateurs et au sein des « membres de la haute direction » au sens des règlements.

Envoi aux actionnaires

172.2 (1) La société fournit les renseignements visés à l’article 172.1 à chaque actionnaire, sauf à ceux qui l’ont informée par écrit qu’ils ne souhaitent pas les recevoir, en les envoyant avec l’avis visé au paragraphe 135(1) ou en les mettant à sa disposition avec toute circulaire visée au paragraphe 150(1).

Envoi au directeur

(2) La société envoie simultanément au directeur les renseignements visés à l’article 172.1.

(2) L’intertitre précédant l’article 172.1 de la même loi est remplacé par ce qui suit :

Présentation de renseignements relatifs à la diversité, au bienêtre et à la rémunération

(3) L’article 172.2 de la même loi est remplacé par ce qui suit :

Renseignements relatifs au bien-être

172.2 À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant le bienêtre des employés, des retraités et des pensionnés.

Recouvrement des primes et avantages

172.3 À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant le recouvrement des primes d’encouragement ou d’autres avantages, qui font partie de la rémunération visée à l’article 125, payés aux administrateurs et aux employés de la

Current to October 31, 2023	235	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Approach on remuneration

172.4 (1) The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the approach with respect to remuneration referred to in section 125.1.

Non-binding vote

(2) The shareholders are to vote on the approach placed before them by the directors under subsection (1). The results are not binding on the corporation.

Disclosure of results

(3) The corporation shall disclose the results of the vote to the shareholders.

Information to shareholders

172.5 (1) The corporation shall provide the information referred to in sections 172.1 to 172.4 to each shareholder, except to a shareholder who has informed the corporation in writing that they do not want to receive that information, by sending the information along with the notice referred to in subsection 135(1) or by making the information available along with a proxy circular referred to in subsection 150(1).

Information to Director

(2) The corporation shall concurrently send the information referred to in sections 172.1 to 172.4 to the Director.

— 2019, c. 29, s. 144

144 Subsection 261(1) of the Act is amended by striking out “and” at the end of paragraph (h) and by adding the following after paragraph (i):

(j) defining, for the purposes of section 172.2, the expressions “retirees” and “pensioners”; and

(k) prescribing the time and manner in which the results of the vote referred to in subsection 172.4(3) are to be disclosed to the shareholders.

— 2022, c. 10, s. 431

431 The Act is amended by adding the following after section 21.2:

Sending of information to Director

21.21 (1) A corporation to which section 21.1 applies shall

société qui sont des « membres de la haute direction » au sens des règlements.

Approche concernant la rémunération

172.4 (1) À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires l’approche relative à la rémunération visée à l’article 125.1.

Vote non contraignant

(2) Les actionnaires votent sur l’approche présentée au titre du paragraphe (1). Le résultat du vote ne lie pas la société.

Divulgation des résultats du vote

(3) La société divulgue les résultats du vote aux actionnaires.

Envoi aux actionnaires

172.5 (1) La société fournit les renseignements visés aux articles 172.1 à 172.4 à chaque actionnaire, sauf à ceux qui l’ont informée par écrit qu’ils ne souhaitent pas les recevoir, en les envoyant avec l’avis visé au paragraphe 135(1) ou en les mettant à sa disposition avec toute circulaire visée au paragraphe 150(1).

Envoi au directeur

(2) La société envoie simultanément au directeur les renseignements visés aux articles 172.1 à 172.4.

— 2019, ch. 29, art. 144

144 Le paragraphe 261(1) de la même loi est modifié par adjonction, après l’alinéa i), de ce qui suit :

j) définir, pour l’application de l’article 172.2, les termes « retraités » et « pensionnés »;

k) prévoir le moment et la façon de divulguer aux actionnaires les résultats du vote visés au paragraphe

172.4(3).

— 2022, ch. 10, art. 431

431 La même loi est modifiée par adjonction, après l’article 21.2, de ce qui suit :

Remise de renseignements au directeur

21.21 (1) La société assujettie à l’article 21.1 envoie au directeur ce qui suit :

Current to October 31, 2023	236	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(a) on an annual basis, send to the Director the information in its register of individuals with significant control over the corporation, in the form and within the period that the Director fixes; and

(b) within 15 days after the day on which it records information under subsection 21.1(3), send the information to the Director, in the form that the Director fixes.

Sending of information — certificates issued

(2) On or after the date shown on a certificate referred to in section 8, subsection 185(4) or 187(4), a corporation to which section 21.1 applies shall send to the Director the information referred to in paragraphs 21.1(1)(a) to (f) in relation to individuals with significant control over the corporation, in the form and within the period that the Director fixes.

Period for keeping and producing information

(3) The Director is not required to keep or produce any information received under subsection (1) or (2) after the end of the six-year period following the day on which it is received.

— 2022, c. 10, s. 432

432 The Act is amended by adding the following after section 21.3:

Provision of information by Director

21.301 The Director may provide all or part of the information received under section 21.21 to an investigative body referred to in subsection 21.31(2), the Financial Transactions and Reports Analysis Centre of Canada or any prescribed entity.

— 2022, c. 10, s. 433

433 Section 266 of the Act is replaced by the following:

Inspection

266 (1) A person who has paid the required fee is entitled during usual business hours to examine a document required by this Act or the regulations to be sent to the Director, except any information sent under section 21.21 and a report sent to the Director under subsection 230(2), and to make copies of or extracts from it.

a) les renseignements figurant dans le registre des particuliers ayant un contrôle important de la société, et ce annuellement, en la forme et dans le délai établis par le directeur;

b) les renseignements inscrits au registre en application du paragraphe 21.1(3), et ce dans les quinze jours suivant la date de leur inscription, en la forme établie par le directeur.

Remise de renseignements — certificats délivrés

(2) À compter de la date indiquée sur le certificat visé à l’article 8 ou aux paragraphes 185(4) ou 187(4), la société assujettie à l’article 21.1 est tenue d’envoyer au directeur les renseignements visés aux alinéas 21.1(1)a) à f) à l’égard des particuliers ayant un contrôle important de celle-ci, et ce en la forme et dans le délai établis par le directeur.

Période de conservation et de production — renseignements

(3) Le directeur n’est pas tenu de conserver ou de produire les renseignements qu’il reçoit au titre des paragraphes (1) ou (2) au delà du sixième anniversaire de la date de leur réception.

— 2022, ch. 10, art. 432

432 La même loi est modifiée par adjonction, après l’article 21.3, de ce qui suit :

Fourniture de renseignements par le directeur

21.301 Le directeur peut fournir tout ou partie des renseignements reçus au titre de l’article 21.21 à un organisme d’enquête visé au paragraphe 21.31(2), au Centre d’analyse des opérations et déclarations financières du Canada ou à une entité réglementaire.

— 2022, ch. 10, art. 433

433 L’article 266 de la même loi est remplacé par ce qui suit :

Consultation

266 (1) Sur paiement des droits requis, il est possible de consulter, pendant les heures normales d’ouverture, les documents dont l’envoi au directeur est requis par la présente loi ou ses règlements d’application, à l’exception de tout renseignement envoyé en application de l’article 21.21 et des rapports envoyés en application du paragraphe 230(2), et d’en prendre des copies ou extraits.

Current to October 31, 2023	237	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Copies or extracts

(2) The Director shall furnish any person with a copy, extract, certified copy or certified extract of a document required by this Act or the regulations to be sent to the Director, except any information sent under section 21.21 and a report sent under subsection 230(2).

— 2022, c. 10, s. 434

2018, c. 8.

434 On the first day on which both section 44 of

An Act to amend the Canada Business Corporations Act, the Canada Cooperatives Act, the Canada Not-for-profit Corporations Act and the Competition Act, chapter 8 of the Statutes of Canada, 2018, and section 433 of this Act are in force, section 266 of the Canada Business Corporations Act is replaced by the following:

Inspection

266 (1) A person who has paid the required fee is entitled during usual business hours to examine and make copies of or take extracts from a document, except any information sent under section 21.21 and a report sent to the Director under subsection 230(2), that is required to be sent to the Director under this Act or that was required to be sent to a person performing a similar function under prior legislation.

Copies or extracts

(2) The Director shall, on request, provide any person with a copy, extract, certified copy or certified extract of a document that may be examined under subsection (1).

Copies ou extraits

(2) Le directeur doit fournir, à toute personne, une copie ou un extrait — certifiés conformes ou non — des documents dont l’envoi est requis par la présente loi ou les règlements, à l’exception de tout renseignement envoyé en application de l’article 21.21 et des rapports envoyés en application du paragraphe 230(2).

— 2022, ch. 10, art. 434

2018, ch. 8.

434 Dès le premier jour où l’article 44 de la Loi modfiant la Loi canadienne sur les sociétés par actions, la Loi canadienne sur les coopératives, la Loi canadienne sur les organisations à but non lucratif et la Loi sur la concurrence, chapitre 8 des Lois du Canada (2018), et l’article 433 de la présente loi sont tous deux en vigueur, l’article 266 de la Loi canadienne sur les sociétés par actions est remplacé par ce qui suit :

Consultation

266 (1) Sur paiement des droits exigibles, toute personne peut, pendant les heures normales d’ouverture des bureaux, consulter et prendre des copies ou extraits des documents dont l’envoi au directeur est requis sous le régime de la présente loi — sauf tout renseignement envoyé en application de l’article 21.21 et les rapports envoyés en application du paragraphe 230(2) — ou dont l’envoi à la personne qui occupait des fonctions semblables à celles du directeur était requis sous le régime de la législation antérieure.

Copies ou extraits

(2) Le directeur fournit à toute personne qui en fait la demande une copie ou un extrait — certifiés conformes ou non — des documents qui peuvent être consultés en vertu du paragraphe (1).

Current to October 31, 2023	238	À jour au 31 octobre 2023
Last amended on June 20, 2023		Dernière modification le 20 juin 2023

Exhibit 8.5

NATIONAL INSTRUMENT 71-101
THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

PART 1 DEFINITIONS
1.1 Definitions

PART 2 GENERAL
2.1 Timing of Filing
2.2 Successor Issuers
2.3 Successor Issuer Interpretation

PART 3 MJDS PROSPECTUS DISTRIBUTIONS OF SECURITIES OF U.S. ISSUERS
3.1 General Eligibility Criteria
3.2 Alternative Eligibility Criteria for Certain Guaranteed Issues
3.3 Limitation on Distribution of Derivative Securities
3.4 Preliminary MJDS Prospectus and MJDS Prospectus

PART 4 FORM AND CONTENT OF MJDS PROSPECTUS
4.1 Distributions in Canada and the U.S.
4.2 Distributions only in Canada
4.3 Additional Legends and Disclosure
4.4 Incorporation by Reference
4.5 Statements Modified or Superseded
4.6 Reconciliation of Financial Statements
4.7 General Certification Requirements
4.8 Certificate Requirement for Rule 415 Offerings
4.9 Certificate Requirement for Rule 430A Offerings
4.10 Certificates for Rule 430A Pricing Prospectus
4.11 Signing of Certificates by Agent

PART 5 FILING PROCEDURES
5.1 Specification of Principal Jurisdiction
5.2 Alternate Principal Jurisdiction
5.3 SEC Review

PART 6 FILING DOCUMENTS
6.1 Principal Jurisdiction
6.2 Canada-U.S. Offering
6.3 Non-Principal Jurisdictions
6.4 Certificate Regarding Eligibility Criteria
6.5 Consents

6.6 Further Consents
6.7 Form of Consent
6.8 Reports on Property
6.9 Appointment of Agent for Service
6.10 Powers of Attorney
6.11 Notification of Effectiveness
6.12 Exhibits to Registration Statement
6.13 Rule 415 Offerings
6.14 French Language Documentation Not Required

PART 7 AMENDMENT AND SUPPLEMENT PROCEDURES
7.1 Form of Amendment or Supplement
7.2 Modification or Amendment
7.3 Post-Effective Amendment
7.4 Amendment to Additional Disclosure
7.5 Filing of Rule 415 Prospectus Supplement
7.6 Rule 415 Prospectus Supplement Not Filed
7.7 Filing of Rule 430A Pricing Prospectus
7.8 Incorporation by Reference of Pricing Information
7.9 Filing of Revised U.S. Prospectus or Prospectus Supplement

PART 8 DISSEMINATION REQUIREMENTS
8.1 General
8.2 Prospectus Supplements
8.3 Rule 430A Pricing Prospectus
8.4 Documents Incorporated by Reference
8.5 Provision of Documents Incorporated by Reference

PART 9 REGISTRATION REQUIREMENTS
9.1 Rights offerings

PART 10 CONFLICTS OF INTEREST
10.1 Distributions of a Registrant, Connected Issuer or a Related Issuer

PART 11 GENERAL
11.1 Representations as to Listing
11.2 Solicitations of Expressions of Interest
11.3 Other Prospectus Requirements

PART 12 BIDS FOR SECURITIES OF U.S. ISSUERS
12.1 General Eligibility Criteria

12.2 MJDS Take-Over Bid Circular and MJDS Issuer Bid Circular
12.3 Securities Exchange Bids
12.4 Compliance with U.S. tender offer requirements
12.5 Form and Content of Bid Documents
12.6 Incorporation by Reference
12.7 Statements Modified or Superseded
12.8 Reconciliation of Financial Statements
12.9 Certificates
12.10 Bid Circular Filing Procedures
12.11 Notification to Offeree Issuer
12.12 French Language Documentation Not Required
12.13 MJDS Directors' Circulars and MJDS Director's or Officer's Circulars
12.14 Securities Exchange Bids
12.15 Notices of Variation and Notices of Change
12.16 Dissemination Requirements

PART 13 BUSINESS COMBINATIONS
13.1 Eligibility Criteria
13.2 Form and Content of Disclosure Documents and Procedures

PART 14 MATERIAL CHANGE REPORTING
14.1 News Release
14.2 Material Change Reports

PART 15 FINANCIAL STATEMENTS, ANNUAL INFORMATION FORMS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 44
15.1 Financial Statements
15.2 Annual Reports, Annual Information Forms and Management's Discussion and Analysis

PART 16 PROXIES AND PROXY SOLICITATION
16.1 Proxy Solicitation by a U.S. Issuer
16.2 Proxy Solicitation by Another Person or Company
16.3 Determination of Eligibility

PART 17 INSIDER REPORTING
17.1 Insider Reporting

PART 18 COMMUNICATION WITH BENEFICIAL OWNERS OF SECURITIES OF A REPORTING ISSUER
18.1 Communication with Beneficial Owners of Securities of a Reporting Issuer

PART 19 TRUST INDENTURE REQUIREMENTS
19.1 Trust Indenture Requirements

PART 20 FINANCIAL DISCLOSURE
20.1 Financial Disclosure

PART 21 EXEMPTIONS
21.1 Exemption
21.2 Evidence of Exemption

PART 22 EFFECTIVE DATE

22.1 Effective Date

APPENDIX A 50
METHOD 1 FOR PROSPECTUS CERTIFICATES FOR RULE 415 OFFERINGS

APPENDIX B 56
METHOD 2 FOR PROSPECTUS CERTIFICATES FOR RULE 415 OFFERINGS

FORM 71-101F1
FORMS OF SUBMISSION TO JURISDICTION AND APPOINTMENT OF
AGENT FOR SERVICE OF PROCESS
1. MJDS Prospectus Distribution of Securities
2. Take-over or Issuer Bid
3. Trust Indenture

NATIONAL INSTRUMENT 71-101
THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

PART 1 DEFINITIONS

1.1 Definitions

In this Instrument

"acting jointly or in concert" has the same interpretation as in securities legislation;

"affiliated party", for an issuer, means a person or company that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the issuer;

"bid" means a take-over bid or an issuer bid;

"bid circular" means a take-over bid circular or an issuer bid circular as those terms are used in securities legislation;

"business combination" means a statutory merger or consolidation or similar plan or acquisition requiring the vote or consent of securityholders of a person or company, in which securities of the person or company or another person or company held by the securityholders will become or be exchanged for securities of any other person or company;

"commodity pool issuer" means an issuer formed and operated for the purpose of investing in commodity futures contracts, commodity futures, related products, or a combination of them;

"connected issuer" has the meaning ascribed to the term "connected issuer" or "connected party" in securities legislation;

"control", with respect to an issuer, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the issuer, whether through the ownership of voting securities, by contract or otherwise, and "under common control with" has a corresponding meaning;

"convertible", for debt or preferred shares, means that the rights and attributes attaching to the securities include a right or option to purchase, convert into, exchange for or otherwise acquire a security of the issuer or of another issuer that is

(a) an equity share,

(b) a debt or a preferred share not having an investment grade rating in the case of a debt or a preferred share having an investment grade rating, or

(c) another security that itself has a right or option to purchase, convert into, exchange for or otherwise acquire a security of the issuer or another issuer that is an equity share, or a debt or a preferred share not having an investment grade rating in the case of a debt or a preferred share having an investment grade rating;

"convert" has a corresponding meaning to the term "convertible";

"dealer registration requirement" means the requirement in securities legislation that prohibits a person or company from trading in a security unless the person or company is registered in the appropriate category of registration under securities legislation;

"equity shares" means common shares, non-voting equity shares and subordinate or restricted voting equity shares, but excludes preferred shares;

"expertised statement" means part of a disclosure document required to be filed for a distribution or bid made under this Instrument, a document that is incorporated by reference in the disclosure document, or a report used in or in connection with the disclosure document or any document incorporated by reference in the disclosure document, that in each case is purported to be made on the authority of an expert;

"foreign issuer" means an issuer that is not incorporated or organized under the laws of Canada or a jurisdiction, unless

(a) voting securities carrying more than 50 percent of the votes for the election of directors are held by persons or companies whose last address as shown on the books of the issuer is in Canada, and

(b) any one or more of

(i) the majority of the senior officers or directors of the issuer are citizens or residents of Canada,

(ii) more than 50 percent of the assets of the issuer are located in Canada, or

(iii) the business of the issuer is administered principally in Canada;

"independent underwriter" means a person or company that underwrites securities distributed by MJDS prospectus that is not the issuer and in respect of which

(a) if the person or company is a registrant, the issuer is not a connected issuer or related issuer, or

(b) if the person or company is not a registrant, would not be a connected issuer or related issuer if the person or company was a registrant;

"insider bid" has the meaning ascribed to that term in securities legislation;

"insider reporting requirement" means the requirement in securities legislation for an insider of a reporting issuer to file reports disclosing the insider's direct or indirect beneficial ownership of, or control or direction over, securities of the issuer;

"intermediary", for purposes of section 18.1, means a registered dealer or adviser, a bank or trust company, a participant in a clearing agency, a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan, or other similar self-administered savings or investment plan registered under the ITA, or a nominee of any of those persons, that holds a security on behalf of another person or company that is not the registered holder of the security, unless excluded from the definition of "intermediary" by National Policy Statement No. 41 or any successor instrument to that national policy statement;

"investment grade rating" means a provisional rating by a rating organization in one of its generic rating categories that signifies investment grade;

"issuer tender offer statement" means an issuer tender offer statement on Schedule 13E-4 under Section 13(e)(1) of the 1934 Act;

"issuer bid" has the meaning ascribed to that term in securities legislation;

"majority-owned subsidiary" means a person or company of which voting securities carrying more than 50 percent of the votes for the election of directors are held by any one or more of

(a) another person or company, and

(b) the other majority-owned subsidiaries of that other person or company;

"method 1" means the first of the two alternative methods of providing prospectus certificates for rule 415 offerings made under this Instrument set forth in Appendix A;

"method 2" means the second of the two alternative methods of providing prospectus certificates for rule 415 offerings made under this Instrument set forth in Appendix B;

"MJDS" means the multijurisdictional disclosure system established by this Instrument;

"MJDS directors' circular" means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer solicitation/recommendation statement, amendments to that statement and all other information and materials required or permitted to be disseminated to holders of the securities by the offeree issuer or its board of directors for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(2);

"MJDS director's or officer's circular" means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer solicitation/recommendation statement, amendments to that statement and all other information and materials required or permitted to be disseminated to holders of the securities by an individual director or officer for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(2);

"MJDS issuer bid circular" means, for an issuer bid for a class of securities of a U.S. issuer made under this Instrument, an issuer tender offer statement, amendments to that statement and all other information and materials required to be disseminated to holders of the securities by the issuer for an issuer tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(1);

"MJDS prospectus" means, for a distribution of securities under this Instrument other than under section 12.3, a U.S. prospectus that contains the additional information, legends and certificates required by, and otherwise complies with the disclosure requirements of, this Instrument;

"MJDS take-over bid circular" means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer statement, amendments to that statement and all other information and materials required to be disseminated to holders of the securities by the offeror for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(1);

"MTN program" means a continuous rule 415 offering of debt in which the specific variable terms of the individual securities and the offering of the securities are determined at the time of sale;

"Nasdaq" means the Nasdaq Stock Market;

"NNM" means the Nasdaq National Market;

"non-convertible" means securities that are not convertible;

"offeree issuer" has the meaning ascribed to that term in securities legislation;

"offeror" has the meaning ascribed to that term in securities legislation;

"parent", for a majority-owned subsidiary, means a person or company that, alone or together with any one or more of the person or company's other majority-owned subsidiaries, holds voting securities of the majority-owned subsidiary carrying more than 50 percent of the votes for the election of directors;

"preliminary MJDS prospectus" means, for a distribution of securities under this Instrument other than under section 12.3, a preliminary form of MJDS prospectus;

"principal jurisdiction" means the jurisdiction specified in accordance with section 5.1;

"principal market", for a class of securities, means the single securities market with the largest aggregate trading volume for the class of securities in the preceding 12 calendar month period;

"prospectus requirement" means the prohibition in securities legislation from a person or company distributing a security unless a preliminary prospectus and prospectus for the distribution have been filed and receipts obtained for them;

"public float", for a class of securities, means

(a) the aggregate market value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities, calculated by using the price at which the securities were last sold in the principal market for the securities on the date specified in the applicable provision of this Instrument, or the average of the bid and asked prices of the securities in the principal market on that date if there were no sales on that date,

(b) if there is no market for the class of securities, the book value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities computed on that date, and

(c) if the issuer of the class of securities is in bankruptcy or receivership or has an accumulated capital deficit, one-third of the principal amount, par value or stated value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities computed on that date;

"rating organization" means each of CBRS Inc., Dominion Bond Rating Service Limited, Moody's Investors Service,  Inc., Standard & Poor's Corporation and any entity recognized by the SEC as a nationally recognized statistical rating organization as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the 1934 Act;

"related issuer" has the meaning ascribed to the term "related issuer" or "related party" in securities legislation;

"rule 415 offering" means a distribution under Rule 415 under the 1933 Act that is made under this Instrument;

"rule 415 prospectus supplement" means a form of prospectus supplement prepared for a rule 415 offering;

"rule 430A offering" means a distribution under Rule 430A under the 1933 Act that is made under this Instrument;

"rule 430A pricing prospectus" means a MJDS prospectus prepared for a rule 430A offering that contains the information omitted from the U.S. prospectus included as part of the registration statement at the time of effectiveness of the registration statement, as permitted by Rule 430A under the 1933 Act;

"securities exchange bid" means a bid in which the consideration for the securities of the offeree issuer consists, in whole or in part, of securities of an offer or or other issuer;

"specified predecessor" means, for a successor issuer continuing after a business combination, a predecessor to the successor issuer whose assets and gross revenues in aggregate would contribute less than 20 percent of the total assets and gross revenues from continuing operations of the successor issuer, based on a pro forma combination of each predecessor's financial position and results of operations for its most recently completed financial year ended before the business combination for which financial statements have been filed;

"successor issuer" means an issuer subsisting as an issuer after a business combination;

"take-over bid" has the meaning ascribed to that term in securities legislation;

"tender offer solicitation/recommendation statement" means a statement made under rule 14d-9 or 14e-2 under the 1934 Act;

"tender offer statement" means a tender offer statement on Schedule 14D-1 under section 14(d) of the 1934 Act;

"U.S. federal securities law" means the federal statutes of the United States of America concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes;

"U.S. issuer" means a foreign issuer that is incorporated or organized under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia;

"U.S. prospectus" means a prospectus that has been prepared in accordance with the disclosure and other requirements of U.S. federal securities law for an offering of securities registered under the 1933 Act, or if the offering is not being made contemporaneously in the U.S., as if the offering is being made on a registered basis in the United States of America;

"voting securities" means securities the holders of which have a present entitlement to vote for the election of directors;

"1934 Act filings" means all filings required to be made with the SEC under sections 13, 14 and 15(d) of the 1934 Act; and

"1940 Act" means the Investment Company Act of 1940 of the United States of America.

PART 2 GENERAL

2.1 Timing of Filing - Unless otherwise provided in this Instrument, documents that must be filed under this Instrument that are also filed with the SEC shall be filed as nearly as practicable contemporaneously with the filing with the SEC.

2.2 Successor Issuers - A successor issuer satisfies the eligibility criteria set forth in subparagraphs 3.1(a)(iii), 3.1(b)(ii) and (iii) and paragraphs

12.3(1)(c) and 13.1(1)(c) if

(a) since the business combination the successor issuer has made all 1934 Act filings and, if applicable, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on NNM;

(b) the successor issuer is in compliance with the obligations arising from the listing or quotation referred to in paragraph (a), if applicable; and

(c) the filing, listing or quotation requirement to be satisfied for a period of 12 or 36 months is satisfied for each predecessor, other than a specified predecessor.

2.3 Successor Issuer Interpretation - In determining if the filing, listing or quotation requirement in paragraph 2.2(c) is satisfied for a period of 12 or 36 months for each predecessor, the period during which the successor issuer satisfied the requirement shall be added to the immediately preceding period during which the predecessor satisfied the requirement.

PART 3 MJDS PROSPECTUS DISTRIBUTIONS OF SECURITIES OF U.S. ISSUERS

3.1 General Eligibility Criteria - Subject to section 3.3, this Instrument may be used to distribute

(a) debt that has an investment grade rating or preferred shares that have an investment grade rating, in each case at the time the preliminary MJDS prospectus is filed in the principal jurisdiction, or rights that, upon issuance, are immediately exercisable for any of these securities, if

(i) the issuer is a U.S. issuer,

(ii) the issuer

(A) has a class of securities registered under section 12(b) or 12(g) of the 1934 Act, or

(B) is required to file reports under section 15(d) of the 1934 Act,

(iii) the issuer has filed with the SEC all 1934 Act filings for a period of 12 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction,

(iv) the issuer is not registered or required to be registered as an investment company under the 1940 Act,

(v) the issuer is not a commodity pool issuer, and

(vi) the securities being offered or issuable upon the exercise of the rights either,

(A) are non-convertible, or

(B) if convertible, may not be converted for at least one year after issuance, and the equity shares of the issuer of the securities into which the offered securities are convertible have a public float of not less than U.S. $75, 000, 000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus in the principal jurisdiction;

(b) rights to purchase additional securities of its own issue issued by a U.S. issuer to its existing securityholders and the securities issued upon the exercise of the rights, if

(i) the issuer meets the eligibility criteria specified in subparagraphs (a)(ii), (iv) and (v),

(ii) the issuer has filed with the SEC all 1934 Act filings for a period of 36 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction,

(iii) the issuer has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction and is in compliance with the obligations arising from the listing or quotation,

(iv) the rights are exercisable immediately upon issuance,

(v) subject to subparagraph (vi), the rights issued to residents of Canada have the same terms and conditions as the rights issued to residents of the United States of America, and

(vi) beneficial ownership of rights issued to a resident of Canada are not transferable to a resident of Canada, other than residents to whom rights of the same issue were granted, provided that,

(A) the securities issuable upon exercise of the rights may be so transferable, and

(B) this limitation does not restrict the transfer of rights on a securities exchange or inter-dealer quotation system outside of Canada; or

(c) any securities of a U.S. issuer if

(i) the issuer meets the eligibility criteria specified in subparagraphs (a)(ii) to (v), and

(ii) the equity shares of the issuer have a public float of not less than U.S. $75, 000, 000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus in the principal jurisdiction.

3.2 Alternative Eligibility Criteria for Certain Guaranteed Issues - Subject to section 3.3, this Instrument may also be used to distribute securities of an issuer, if

(a) the securities distributed are

(i) non-convertible debt having an investment grade rating, or non-convertible preferred shares having an investment grade rating, of a majority-owned subsidiary whose parent meets the eligibility criteria set forth in subparagraphs 3.1(a)(i) through (v),

(ii) convertible debt having an investment grade rating, or convertible preferred shares having an investment grade rating, of a majority-owned subsidiary that may not be converted for at least one year after issuance and are convertible only into securities of a parent that meets the eligibility requirements set forth in subparagraphs 3.1(a)(i) through (v) and sub-subparagraph 3.1(a)(vi)(B),

(iii) non-convertible debt, or non-convertible preferred shares, of a majority-owned subsidiary whose parent meets the eligibility requirements set forth in paragraph 3.1(c), or

(iv) convertible debt, or convertible preferred shares, of a majority-owned subsidiary that are convertible only into securities of a parent that meets the eligibility requirements set forth in paragraph 3.1(c);

(b) the issuer meets the eligibility criteria set forth in subparagraphs 3.1(a)(i), (iv) and (v); and

(c) the parent fully and unconditionally guarantees payment in respect of the securities being distributed, as to principal and interest if the securities are debt, and as to liquidation preference, redemption and dividends if the securities are preferred shares.

3.3 Limitation on Distribution of Derivative Securities

(1) No person or company shall file a prospectus for the distribution of derivative securities under this Instrument.

(2) Despite subsection (1), warrants, options, rights or convertible securities may be distributed under this Instrument if the issuer of the underlying securities to which the warrants, options, rights or convertible securities relate is eligible under this Instrument to distribute the underlying securities.

3.4 Preliminary MJDS Prospectus and MJDS Prospectus

(1) A U.S. issuer shall file a preliminary MJDS prospectus and a MJDS prospectus for a distribution of securities under this Instrument other than under section 12.3.

(2) A preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus and an amendment to a MJDS prospectus is a preliminary prospectus, an amendment to a preliminary prospectus, a prospectus and an amendment to a prospectus, respectively, for the purposes of securities legislation.

PART 4 FORM AND CONTENT OF MJDS PROSPECTUS

4.1 Distributions in Canada and the U.S. - Subject to section 4.2, an issuer of securities distributed under this Instrument shall file the registration statement and amendments to the registration statement filed for the offering with the SEC, together with the related preliminary MJDS prospectus and MJDS prospectus and amendments and supplements to the preliminary MJDS prospectus and MJDS prospectus.

4.2 Distributions only in Canada - If a distribution is being made only in Canada, the issuer does not need to file a registration statement and amendments to the registration statement, or other information required in a registration statement but not required in the U.S. prospectus.

4.3 Additional Legends and Disclosure

(1) The following statements shall be printed

(a) in red ink on the outside front cover page, or on a sticker on that page, of each preliminary MJDS prospectus used for a distribution under this Instrument

"This preliminary MJDS prospectus relating to the securities described in it has been filed in [each of/certain of] the [provinces/provinces and territories] of Canada but has not yet become final for the purpose of a distribution. Information contained in this preliminary MJDS prospectus may not be complete and may have to be amended. The securities may not be distributed until a receipt is obtained for the MJDS prospectus.";

(b) on the outside or inside front cover page, or on a sticker on that page, of each preliminary MJDS prospectus and MJDS prospectus

(i) "This offering is being made by a U.S. issuer using disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of [insert the names of the provinces and territories where qualified]. The financial statements included or incorporated by reference in this prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers."

(ii) "[All of] [Certain of] the directors and officers of the issuer and [all of] [certain of] the experts named in this prospectus reside outside of Canada.[[Substantially] [A]ll of the assets of these persons and of the issuer may be located outside Canada.] The issuer has appointed [name and address of agent for service] as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and [certain of] the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada."

(iii) "This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in anyway passed upon the merits of the securities offered by this prospectus and any representation to the contrary is an offence."; and

(c) in each preliminary MJDS prospectus and MJDS prospectus

"Securities legislation in [certain of the provinces [and territories] of Canada] [the Province of... [insert name of local jurisdiction, if applicable]] provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. [In several of the provinces [and territories], the] securities legislation further provides a purchaser with remedies for rescission [or [, in some jurisdictions, ] damages] if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission [or damages] are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province [or territory]. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser's province [or territory] for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal adviser for particulars of these rights."

(2) A preliminary MJDS prospectus, MJDS prospectus or amendment or supplement to a preliminary MJDS prospectus or MJDS prospectus need not contain any disclosure relevant solely to U.S. offerees or purchasers, including

(a) any "red herring" legend required by U.S. federal securities law;

(b) except as provided in paragraph (1)(b)(iii), any legend regarding approval or disapproval by the SEC;

(c) any discussion of U.S. tax considerations other than those material to Canadian purchasers; and

(d) the names of U.S. underwriters not acting as underwriters in Canada or a description of the U.S. plan of distribution, except to the extent necessary to describe facts material to the Canadian distribution.

4.4 Incorporation by Reference - Except as otherwise provided in this Instrument, documents incorporated or deemed to be incorporated by reference into a U.S. prospectus under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into a preliminary MJDS prospectus or MJDS prospectus.

4.5 Statements Modified or Superseded

(1) A statement in a document incorporated or deemed to be incorporated by reference into a MJDS prospectus shall be deemed to be modified or superseded, for the purposes of the MJDS prospectus, to the extent that a statement in the MJDS prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into the MJDS prospectus modifies or supersedes the statement.

(2) The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information in the document that it modifies or supersedes.

(3) The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(4) A statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of the MJDS prospectus.

(5) If documents are incorporated by reference into a preliminary MJDS prospectus or MJDS prospectus, the section in the preliminary MJDS prospectus or MJDS prospectus that provides information about incorporation by reference shall include a statement that information has been incorporated by reference from documents filed with the Canadian securities regulatory authority in each jurisdiction in which the distribution is being made and shall state the name, address and telephone number of an officer of the issuer from whom copies of the documents may be obtained on request without charge.

4.6 Reconciliation of Financial Statements

(1) A preliminary MJDS prospectus and a MJDS prospectus used to distribute securities eligible under paragraph 3.1(c) shall include a reconciliation of the financial statements required to be included or incorporated by reference in the preliminary MJDS prospectus and MJDS prospectus to Canadian GAAP in the notes to the financial statements or as a supplement included or incorporated by reference in the preliminary MJDS prospectus and MJDS prospectus.

(2) A reconciliation required to be included in the financial statements under subsection (1) shall explain and quantify as a separate reconciling item any significant differences between the principles applied in the financial statements, including note disclosure, and Canadian GAAP and, in the case of there conciliation of the annual financial statements, shall be covered by an auditor's report.

4.7 General Certification Requirements - Except as provided in sections 4.8 to 4.10, each preliminary MJDS prospectus and MJDS prospectus used for a distribution under this Part shall contain

(a) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and the chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities distributed under the MJDS prospectus

"The foregoing [insert, if applicable, ---", together with the documents incorporated in this prospectus by reference, "] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec ---" and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed"]"; and

(b) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling security holder for the securities distributed under the MJDS prospectus

"To the best of our knowledge, information and belief, the foregoing [insert, if applicable, ---", together with the documents incorporated in this prospectus by reference, "] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

4.8 Certificate Requirement for Rule 415 Offerings - A preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus and an amendment to a MJDS prospectus filed for a rule 415 offering under this Part shall contain certificates prepared in accordance with method 1 or method 2.

4.9 Certificate Requirement for Rule 430A Offerings - For a rule 430A offering,

(a) a preliminary MJDS prospectus, amendment to a preliminary MJDS prospectus and a MJDS prospectus,

(b) an amended MJDS prospectus filed to commence a new period for filing a rule 430A pricing prospectus, and

(c) an amendment to a MJDS prospectus filed for a rule 430A offering before the information omitted from the MJDS prospectus has been filed in either a rule 430A pricing prospectus or an amendment shall contain

(i) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities to be distributed under the MJDS prospectus

"The foregoing, together with the documents incorporated in this prospectus by reference as of the date of the prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec---"and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]"; and

(ii) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling security holder for the securities distributed under the MJDS prospectus

"To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated in this prospectus by reference, as of the date of the prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec---"and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed".]".

4.10 Certificates for Rule 430A Pricing Prospectus - A rule 430A pricing prospectus shall contain in place of the certificates referred to in section 4.9

(a) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities distributed under the MJDS prospectus

"The foregoing [insert, if applicable---", together with the documents incorporated in this prospectus by reference, "] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]"; and

(b) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling security holder for securities distributed under the MJDS prospectus

"To the best of our knowledge, information and belief, the foregoing [insert, if applicable---", together with the documents incorporated in this prospectus by reference, "] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering also made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

4.11 Signing of Certificates by Agent - Certificates contained in a preliminary MJDS prospectus, MJDS prospectus, amendment to a preliminary MJDS prospectus or MJDS prospectus, rule 415 prospectus supplement or rule 430A pricing prospectus shall be signed in accordance with securities legislation provided that any or all of the persons or companies required to sign a certificate may sign the certificate for a distribution made under this Instrument by an agent duly authorized in writing.

PART 5 FILING PROCEDURES

5.1 Specification of Principal Jurisdiction - At the time of filing a preliminary MJDS prospectus, the issuer shall send written notice to the securities regulatory authority and, unless the distribution is being made in Canada only, to the SEC, stating that the distribution is being made under the MJDS and specifying the principal jurisdiction.

5.2 Alternate Principal Jurisdiction - If the securities regulatory authority in the jurisdiction specified in the notice sent under section 5.1 advises the issuer that it is not prepared to act as principal jurisdiction, the issuer shall specify another jurisdiction that is prepared to act as principal jurisdiction and notify the security regulatory authority in each jurisdiction in which the preliminary MJDS prospectus was filed and the SEC.

5.3 SEC Review - If the SEC notifies an issuer that a filing made under the MJDS has been selected for review, the issuer shall notify the securities regulatory authority in the principal jurisdiction.

PART 6 FILING DOCUMENTS

6.1 Principal Jurisdiction - The issuer shall file in the principal jurisdiction

(a) the preliminary MJDS prospectus, the MJDS prospectus, each amendment and supplement to the preliminary MJDS prospectus and MJDS prospectus, the rule 430A pricing prospectus and each rule 415 prospectus supplement used in Canada,

(b) all documents incorporated or deemed to be incorporated by reference in the MJDS prospectus, and

(c) all other documents required by this Instrument.

6.2 Canada-U.S. Offering - If the distribution is being made in Canada and the United States of America, the issuer shall also file in the principal jurisdiction one unsigned copy of the registration statement and all amendments and exhibits to the registration statement in addition to the documents specified in section 6.1.

6.3 Non-Principal Jurisdictions - In the jurisdictions other than the principal jurisdiction, the issuer shall file

(a) the preliminary MJDS prospectus, the MJDS prospectus, each amendment and supplement to the preliminary MJDS prospectus and MJDS prospectus, the rule 430A pricing prospectus and, subject to section 7.6, each rule 415 prospectus supplement used in Canada,

(b) all documents incorporated or deemed to be incorporated by reference in the MJDS prospectus, and

(c) all other documents required by this Instrument.

6.4 Certificate Regarding Eligibility Criteria - At the time of filing a preliminary MJDS prospectus, an issuer shall file a certificate, signed on its behalf by a senior officer of the issuer, confirming that the issuer satisfies the applicable eligibility criteria.

6.5 Consents

(1) The issuer shall file the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company named as having prepared or certified any expertised statement as follows:

(a) if the expertised statement is in the preliminary MJDS prospectus, an amendment to the preliminary MJDS prospectus, the MJDS prospectus or a document incorporated by reference into the MJDS prospectus that was filed before the filing of the MJDS prospectus, the consent shall be filed at the time of filing the MJDS prospectus; and

(b) if the expertised statement is in an amendment to the MJDS prospectus, a rule 415 prospectus supplement, a rule 430A pricing prospectus, or a document incorporated by reference into a MJDS prospectus that was filed after the filing of the MJDS prospectus, the consent shall be filed at the time of filing the amendment, the rule 415 prospectus supplement, the rule 430A pricing prospectus or the document.

(2) Despite subsection (1), the filing requirements in paragraphs (1)(a) and (b) do not apply to the consent of a rating organization that issues a rating or provisional rating that is used in or in connection with a preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus, an amendment to a MJDS prospectus, a rule 415 prospectus supplement or a rule 430A pricing prospectus.

6.6 Further Consents - If a change to the MJDS prospectus is material to the consent filed under subsection 6.5(1), the issuer shall file a further consent contemporaneously with the filing of the change to the MJDS prospectus.

6.7 Form of Consent - The consent referred to in sections 6.5 and 6.6 shall be prepared in accordance with securities legislation.

6.8 Reports on Property - An issuer satisfies the requirement of securities legislation to file a report on the property of a natural resource company if it files a report prepared in accordance with U.S. federal securities law if a report is required to be filed with the SEC.

6.9 Appointment of Agent for Service - At the time of filing of the MJDS prospectus, the issuer shall file a duly executed submission to jurisdiction and appointment of agent for service of process in the required form.

6.10 Powers of Attorney - If a person or company signs a certificate by an agent under section 4.11, the issuer shall file a duly executed copy of the document authorizing the agent to sign the certificate not later than the time of filing the document in which the certificate is included.

6.11 Notification of Effectiveness - If the securities distributed under this Instrument are also offered or sold in the United States of America, the issuer whose securities are being distributed under this Instrument shall notify in writing the principal jurisdiction once the related registration statement filed with the SEC has become effective.

6.12 Exhibits to Registration Statement - An issuer shall file any exhibits to a registration statement requested by the securities regulatory authority in a non-principal jurisdiction.

6.13 Rule 415 Offerings - A commercial copy of each MJDS prospectus and rule 415 prospectus supplement need not be refiled if it is used, without change, in distributions of additional tranches of securities.

6.14 French Language Documentation Not Required - A preliminary MJDS prospectus and a MJDS prospectus in the French language need not be filed in Quebec for an offering of rights eligible to be made under paragraph 3.1(b), unless

(a) the issuer is a reporting issuer in Quebec other than solely as a result of one or more rights offerings made under paragraph 3.1(b); or

(b) 20 percent or more of the class of securities in respect of which the rights are issued is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

PART 7 AMENDMENT AND SUPPLEMENT PROCEDURES

7.1 Form of Amendment or Supplement

(1) An issuer shall amend or supplement disclosure documents filed under this Instrument in accordance with U.S. federal securities law.

(2) The amending or supplementing document shall contain the legends and certificates required by this Instrument.

7.2 Modification or Amendment

(1) If a registration statement is amended in a manner that modifies the related U.S. prospectus, an issuer shall file the documents containing the modification.

(2) If the receipt for the MJDS prospectus has not been issued and the filing has been made as a result of the occurrence of an adverse material change since the filing of the preliminary MJDS prospectus or an amendment to the preliminary MJDS prospectus, an issuer shall file the documents as an amendment to the preliminary MJDS prospectus.

7.3 Post-Effective Amendment - If a modification is made to a U.S. prospectus by filing with the SEC a post-effective amendment to the registration statement, an issuer shall file an amendment to the MJDS prospectus.

7.4 Amendment to Additional Disclosure - An issuer shall file an amendment in the event of an adverse material change in the additional disclosure contained only in the preliminary MJDS prospectus or a material change in the additional disclosure contained only in the MJDS prospectus.

7.5 Filing of Rule 415 Prospectus Supplement

(1) An issuer shall file a rule 415 prospectus supplement.

(2) A rule 415 prospectus supplement filed under subsection (1) shall be deemed to be incorporated into the MJDS prospectus as of the date of filing with the SEC, but only for the purpose of the distribution of the securities covered by the supplement.

7.6 Rule 415 Prospectus Supplement Not Filed - Despite sections 6.3 and 7.5, an issuer is not required to file a rule 415 prospectus supplement in the local jurisdiction unless it is the principal jurisdiction, if

(a) the rule 415 prospectus supplement is used to describe the terms of a tranche of securities distributed under the MJDS prospectus, or is a preliminary form of the rule 415 prospectus supplement for use in marketing, and the securities covered by the supplement will not be distributed in the local jurisdiction; or

(b) the rule 415 prospectus supplement is used to establish an MTN program or other continuous offering program or to update disclosure for the program, and securities will not be distributed under the program in the local jurisdiction.

7.7 Filing of Rule 430A Pricing Prospectus - An issuer shall file a rule 430A pricing prospectus.

7.8 Incorporation by Reference of Pricing Information

The information contained in a rule 430A pricing prospectus that was omitted from the U.S. prospectus in accordance with Rule 430A under the 1933 Act and any other additional information that the issuer has elected to include in the rule 430A pricing prospectus in accordance with U.S. federal securities law shall be deemed to be incorporated by reference into the MJDS prospectus as of the date of the rule 430A pricing prospectus.

7.9 Filing of Revised U.S. Prospectus or Prospectus Supplement

(1) If an issuer files with the SEC a revised U.S. prospectus, other than as an amendment to the related registration statement under rule 424(b) or another rule under the 1933 Act, or a prospectus supplement, to modify a U.S. prospectus, other than a U.S. prospectus for a rule 415 offering or a rule 430A offering, the issuer shall file the revised U.S. prospectus or prospectus supplement.

(2) The revised U.S. prospectus or prospectus supplement shall be deemed to be incorporated into the MJDS prospectus as of the date of the revised U.S. prospectus or prospectus supplement.

PART 8 DISSEMINATION REQUIREMENTS

8.1 General - Subject to section 8.3, a preliminary MJDS prospectus, a MJDS prospectus and amendments and supplements to either shall be sent to offerees and purchasers in accordance with prospectus delivery requirements of securities legislation.

8.2 Prospectus Supplements - All prospectus supplements applicable to the securities being distributed shall be attached to, or included with, the MJDS prospectus that is sent to offerees and purchasers of the securities.

8.3 Rule 430A Pricing Prospectus - Instead of the related MJDS prospectus, a rule 430A pricing prospectus shall be sent to offerees and purchasers in accordance with prospectus delivery requirements of securities legislation.

8.4 Documents Incorporated by Reference - Documents that are incorporated or deemed to be incorporated by reference into a preliminary MJDS prospectus or a MJDS prospectus, other than rule 415 prospectus supplements and rule 430A pricing prospectuses, shall be sent to offerees or purchasers if the documents are required to be sent to offerees or purchasers under U.S. federal securities law.

8.5 Provision of Documents Incorporated by Reference - Documents incorporated by reference or deemed to be incorporated by reference shall be provided by the issuer to any person or company upon request without charge.

PART 9 REGISTRATION REQUIREMENTS

9.1 Rights offerings - The dealer registration requirement does not apply to a trade made by a U.S. issuer in accordance with this Instrument of a right to purchase additional securities of its own issue issued by a U.S. issuer to its existing securityholders and of the securities issued upon the exercise of the right.

PART 10 CONFLICTS OF INTEREST

10.1 Distributions of a Registrant, Connected Issuer or a Related Issuer - The provisions of securities legislation that regulate conflicts of interest in connection with a distribution of securities of a registrant, a connected issuer of a registrant or a related issuer of a registrant that require specified disclosure in a preliminary prospectus or prospectus do not apply to a distribution under this Instrument.

PART 11 GENERAL

11.1 Representations as to Listing - The prohibitions in securities legislation regarding representations as to the listing, posting for trading or quotation of securities or to an application having been made or to be made for the listing, posting for trading or quotation of securities do not apply to distributions made under this Instrument.

11.2 Solicitations of Expressions of Interest - The prospectus requirement does not apply to solicitations of expressions of interest for the purchase of securities before the filing of a preliminary MJDS prospectus if

(a) the issuer or selling security holder has entered into an enforceable agreement with an underwriter who has, or underwriters who have, agreed to purchase the securities;

(b) the agreement referred to in paragraph (a) has fixed the terms of the distribution and requires that the issuer file a preliminary MJDS prospectus for the securities and obtain a receipt for the preliminary MJDS prospectus from

(i) the regulator in at least one jurisdiction dated not more than two business days after the date that the agreement is entered into, and

(ii) the Canadian securities regulatory authorities in any other jurisdictions in which the distribution is to be made dated not more than three business days after the date that the agreement is entered into;

(c) immediately upon entering into the agreement the issuer issues and files a news release announcing the agreement;

(d) upon issuance of the receipt for the preliminary MJDS prospectus, a preliminary MJDS prospectus is sent to the person or company who has expressed an interest in acquiring the securities; and

(e) except as provided in paragraph (a), no agreement of purchase and sale for the securities is entered into until the MJDS prospectus has been filed and a receipt obtained.

11.3 Other Prospectus Requirements - National Instrument 41-101 Prospectus Disclosure Requirements, National Instrument 43-101 Standards of Disclosure for Mineral Exploration and Development and Mining Properties, National Instrument 43-102 Guide for Engineers and Geologists Submitting Oil and Gas Reports and National Instrument 45-101 Rights Offerings do not apply to a distribution of securities under this Instrument.

PART 12 BIDS FOR SECURITIES OF U.S. ISSUERS

12.1 General Eligibility Criteria

(1) A bid may be made under this Instrument if

(a) the offeree issuer is a U.S. issuer;

(b) the offeree issuer is not registered or required to be registered as an investment company under the 1940 Act;

(c) the offeree issuer is not a commodity pool issuer;

(d) the bid is subject to section 14(d) of the 1934 Act in the case of a take-over bid, or section 13(e) of the 1934 Act in the case of an issuer bid, and is not exempt from the 1934 Act;

(e) the bid is made to all holders of the class of securities in Canada and the United States of America;

(f) the bid is made to residents of Canada on the same terms and conditions as it is made to residents of the United States of America; and

(g) less than 40 percent of each class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(2) Subject to subsection (3), the calculation under paragraph (1)(g) shall be made as of the end of the offeree issuer's last quarter before the date of filing the tender offer statement or issuer tender offer statement with the SEC or, if the quarter terminated within 60 days of the filing date, as of the end of the offeree issuer's preceding quarter.

(3) If another bid for securities of the same class of the offeree issuer is in progress at the date of the filing, the calculation for the subsequent bid shall be made as of the same date as for the first bid already in progress.

(4) If a take-over bid is made without the prior knowledge of the directors of the offeree issuer who are not insiders of the offeror or acting jointly or in concert with the offeror, or upon informing the directors of the proposed bid the offeror has a reasonable basis for concluding that the bid is being regarded as a hostile bid by a majority of the directors, and in either case the offeror lacks access to the relevant list of securityholders of the offeree issuer, it will be conclusively presumed that paragraph (1)(g) is satisfied and paragraph (a) in the definition of "foreign issuer" is not satisfied, unless

(a) the aggregate published trading volume of the class on The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Canadian Dealing Network Inc. exceeded the aggregate published trading volume of the class on national securities exchanges in the United States of America and Nasdaq for the 12 calendar month period before commencement of the bid or, if another bid for securities of the same class is in progress, the 12 calendar month period before commencement of the first bid already in progress;

(b) disclosure that paragraph (1)(g) was not satisfied or paragraph (a) of the definition of "foreign issuer" was satisfied had been made by the issuer in its Form 10-K most recently filed with the SEC under the 1934 Act; or

(c) the offeror has actual knowledge that paragraph (1)(g) is not satisfied or paragraph (a) of the definition of foreign issuer is satisfied.

12.2 MJDS Take-Over Bid Circular and MJDS Issuer Bid Circular

(1) An offeror that makes a take-over bid or issuer bid under this Part shall file a MJDS take-over bid circular or MJDS issuer bid circular, respectively.

(2) A MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors' circular, MJDS director's or officer's circular, a change to any of these documents or a variation to a MJDS take-over bid circular or a MJDS issuer bid circular, is a take-over bid circular, issuer bid circular, directors' circular, individual director's or officer's circular, a notice of change and a notice of variation, respectively, for purposes of securities legislation.

12.3 Securities Exchange Bids

(1) A securities exchange bid may be made under this Instrument if

(a) the eligibility criteria set out in section 12.1 are satisfied;

(b) the offeror or, if the securities being offered are of another issuer, the other issuer, meets the eligibility criteria set out in subparagraphs 3.1(a)(i), (ii), (iv) and(v) and has filed with the SEC all 1934 Act filings for a period of 36 calendar months immediately before the filing of the registration statement with the SEC;

(c) the offeror or, if the securities being offered are of another issuer, the other issuer, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately before the filing of the registration statement with the SEC and is in compliance with the obligations arising from the listing or quotation; and

(d) one of the following is satisfied:

(i) the equity shares of the offeror or, if the securities being offered are of another issuer, the other issuer, have a public float of not less than U.S. $75, 000, 000, determined as of a date within 60 days before the filing of the registration statement with the SEC;

(ii) the securities being offered are non-convertible debt having an investment grade rating or non-convertible preferred shares having an investment grade rating; or

(iii) the bid is an issuer bid made under this Instrument with securities of the issuer being offered as consideration.

(2) The dealer registration requirement does not apply to the trade of securities of an offeror or another issuer in a securities exchange issuer bid if the eligibility criteria in subsection (1) are met.

(3) The prospectus requirement does not apply to the distribution of securities of an offeror or another issuer in a securities exchange issuer bid if the eligibility criteria in subsection (1) are met and the offeror complies with the requirements of U.S. federal securities law applicable as a result of the consideration for the securities of the offeree issuer being at least in part securities of the offeror or other issuer.

12.4 Compliance with U.S. tender offer requirements

(1) If an offeror makes a bid under this Part, the offeror shall comply with the requirements of

(a) sections 14(d) and 14(e) of the 1934 Act and Regulations 14D and 14E under the 1934 Act for a take-over bid made under this Instrument; and

(b) sections 13(e) and 14(e) of the 1934 Act and Regulations 13E and 14E under the 1934 Act for an issuer bid made under this Instrument.

(2) If the directors or an individual director or officer of an offeree issuer elects to comply with this Part instead of securities legislation otherwise applicable in preparation of a directors' circular or individual director's or officer's circular for a take-over bid made under this Part, each person so electing shall comply with sections 14(d) and 14(e) of the 1934 Act and Regulations 14D and 14E under the 1934 Act.

12.5 Form and Content of Bid Documents

(1) A MJDS take-over bid circular or a MJDS issuer bid circular shall contain the additional information, legends and certificates required by this section.

(2) The U.S. prospectus forming part of the registration statement filed with the SEC for a securities exchange bid shall be included in, or incorporated by reference into, the MJDS take-over bid circular or MJDS issuer bid circular.

(3) If an offeror makes a take-over bid under this Part and the directors or an individual director or officer elects to comply with this Part, instead of the securities legislation otherwise applicable, the directors shall prepare a MJDS directors' circular and an individual director or officer may prepare a MJDS director's or officer's circular, in each case, that contains the additional information, legends and certificates required by this section.

(4) The following statements shall be printed on the outside front cover page, or on a sticker on that page, of a MJDS take-over bid circular or MJDS issuer bid circular

(a) "This bid is made in Canada [for applicable securities exchange bids--- "by a U.S. issuer"] for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of [insert the names of the provinces and territories where bid is made]. [For securities exchange bids, also insert the following---"The financial statements included or incorporated by reference in this bid circular have not been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of Canadian issuers."]

(b) "[All of] [Certain of] the directors and officers of the offeror and [all of] [certain of] the experts named in this bid circular reside outside of Canada.[[Substantially] all of the assets of these persons and of the offeror may be located outside of Canada.] The offeror has appointed [name and address of agent for service] as its agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the offeror, its directors and officers and [certain of] the experts named in this bid circular judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada."

(5) The legend contained in paragraph 4(b) is not required if the offeror is incorporated or organized under the laws of Canada or a jurisdiction.

(6) An offeror shall include the following statement in a MJDS take-over bid circular or MJDS issuer bid circular

"Securities legislation in certain of the provinces [and territories] of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission [or [, in some jurisdictions, ] damages if a circular or notice that is required to be delivered to such security holders contains a misrepresentation or is not delivered to the security holder, provided that such remedies for rescission [or damages] are exercised by the security holder within the time limit prescribed by the securities legislation of the security holder's province or territory. The security holder should refer to the applicable provisions of the securities legislation of the security holder's province [or territory] for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to security holders under U.S. law; security holders may wish to consult with a U.S. legal adviser for particulars of these rights."

(7) A MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors' circular or MJDS director's or officer's circular need not contain disclosure relevant only to U.S. securityholders.

12.6 Incorporation by Reference - Except as otherwise provided in this Instrument, documents incorporated or deemed to be incorporated by reference into a tender offer statement, issuer tender offer statement or tender offer solicitation/recommendation statement under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into a MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors' circular or MJDS director's or officer's circular.

12.7 Statements Modified or Superseded

(1) A statement in a document incorporated or deemed to be incorporated by reference into a MJDS take-over bid circular, a MJDS issuer bid circular, a MJDS director's circular or a MJDS director's or officer's circular shall be deemed to be modified or superseded, for the purposes of the applicable circular, to the extent that a statement in the MJDS take-over bid circular, the MJDS issuer bid circular, the MJDS director's circular or the MJDS director's or officer's circular, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into the applicable circular modifies or supersedes the statement.

(2) The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information in the document that it modifies or supersedes.

(3) The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(4) A statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of the MJDS take-over bid, the MJDS issuer bid circular, the MJDS directors' circular or the MJDS director's or officer's circular.

(5) If documents are incorporated by reference into a MJDS take-over bid circular, a MJDS issuer bid circular, a MJDS directors' circular or a MJDS director's or officer's circular, the section that provides information about incorporation by reference shall include a statement that information has been incorporated by reference from documents filed with securities regulatory authorities in each jurisdiction in Canada in which the documents have been filed and shall state the name, address and telephone number of a person in Canada or the United States of America from whom copies of the documents may be obtained on request without charge.

12.8 Reconciliation of Financial Statements - A MJDS take-over bid circular or a MJDS issuer bid circular for a securities exchange bid that satisfies the eligibility criteria of subsection 12.3(1) is not subject to the requirement of securities legislation to reconcile to Canadian GAAP the financial statements included in, or incorporated by reference into, the bid circular.

12.9 Certificates

(1) A MJDS take-over bid circular shall contain a certificate in the following form signed by the chief executive officer and the chief financial officer of the offeror and, on behalf of the board of directors, by any two directors of the offeror other than the chief executive officer and chief financial officer, and each person or company that is a promoter of the offeror or a guarantor of the securities being offered in a securities exchange bid:

"The foregoing [, together with documents incorporated by reference, ] contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made."

(2) A MJDS issuer bid circular shall contain a certificate in the form set out in subsection (1) signed by the chief executive officer and the chief financial officer of the issuer and, on behalf of the board of directors, by any two directors of the issuer other than the chief executive officer and chief financial officer, and each person or company that is a promoter of the issuer or a guarantor of the securities being offered in a securities exchange bid.

(3) A MJDS directors' circular shall contain a certificate in the form set out in subsection (1) signed on behalf of the board of directors by any two directors of the issuer.

(4) A MJDS director's or officer's circular shall contain a certificate in the form set out in subsection (1) signed by each director or officer sending the circular.

(5) The certificate for notices of variation and notices of change shall be in the form set out in subsection (1), amended to refer to the initial MJDS take-over bid circular or MJDS issuer bid circular and all notices of variation or change to the MJDS take-over bid circular or MJDS issuer bid circular.

(6) Any or all of the persons required to sign a certificate under subsections (1), (2), (3), (4) or (5) may sign by an agent duly authorized in writing.

12.10 Bid Circular Filing Procedures

(1) If an offeror makes a bid under this Instrument, the offeror shall file

(a) the tender offer statement or issuer tender offer statement and all exhibits and amendments to the tender offer statement or issuer tender offer statement,

(b) the MJDS take-over bid circular or MJDS issuer bid circular,

(c) a certificate of the offeror, signed on its behalf by a senior officer, confirming that the eligibility criteria set forth in subsection 12.1(1) and, if applicable, section 12.3 are satisfied and that the circular has been prepared in accordance with U.S. federal securities law,

(d) the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company who is named as having prepared or certified any expertised statement in any document filed under this section or section 12.14,

(e) a submission to jurisdiction and appointment of agent for service of process duly executed by the offeror in section 2 of the required form, and

(f) if a person or company signs a certificate by an agent under subsection 12.9(6), a duly executed copy of the document authorizing the agent to sign the certificate.

(2) Despite subsection (1), the filing requirement in paragraph (1)(d) does not apply to the consent of a rating organization that issues a rating or provisional rating that is used in or in connection with a MJDS take-over bid circular or MJDS issuer bid circular.

12.11 Notification to Offeree Issuer - An offeror filing a MJDS take-over bid circular shall so notify the offeree issuer at its principal office not later than the business day following the day the MJDS take-over bid circular is filed.

12.12 French Language Documentation Not Required - A MJDS take-over bid circular or MJDS issuer bid circular in the French language is not required to be filed in Quebec unless

(a) the offeree issuer is a reporting issuer in Quebec; or

(b) 20 percent or more of the class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

12.13 MJDS Directors' Circulars and MJDS Director's or Officer's Circulars - If an offeror makes a take-over bid under this Part, and the directors or an individual director or officer of the offeree issuer elects to comply with this Instrument in preparation of a directors' circular or individual director's or officer's circular instead of securities legislation otherwise applicable, the directors or an individual director or officer who so elects shall file

(a) the tender offer solicitation/recommendation statement and all exhibits or amendments to that statement,

(b) the MJDS directors' circular or MJDS director's or officer's circular,

(c) a statement by the directors or an individual director or officer that the circular has been prepared in accordance with U.S. federal securities law,

(d) the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company who is named as having prepared or certified an expertised statement contained in the MJDS directors' circular or MJDS director's or officer's circular, and

(e) if a person signs a certificate by an agent under subsection 12.9(3), a duly executed copy of the document authorizing the agent to sign the certificate.

12.14 Securities Exchange Bids - In the case of a securities exchange bid made under section 12.3 for which a registration statement is filed with the SEC, the offeror shall file contemporaneously with the filing of the bid circular the registration statement and all exhibits and amendments to the registration statement, together with all documents incorporated by reference into the registration statement.

12.15 Notices of Variation and Notices of Change

(1) Documents filed under this Part shall be changed or varied in accordance with U.S. federal securities law as additional tender offer materials, but the additional tender offer materials shall contain the legends and certificates required by this Part.

(2) An offeror shall file additional tender offer materials that vary the terms of the bid as a notice of variation and identify the materials as such.

(3) An offeror shall file additional tender offer materials that change the information in the tender offer materials or previous additional tender offer materials, other than information about a variation in the terms of the bid, as a notice of change and identify the materials as such.

(4) Additional tender offer materials required to be filed as a notice of variation and a notice of change shall be filed as both a notice of variation and a notice of change and identified as such.

(5) The directors or an individual director or officer of an offeror issuer shall file additional materials prepared by the directors or an individual director or officer as a notice of change.

(6) If a person or company signs a certificate by an agent under subsection 12.9(6), an offeror shall file a duly executed copy of a document authorizing an agent to sign a certificate.

(7) If a change to a MJDS take-over bid circular or MJDS issuer bid circular is material to the consent filed under paragraph 12.10(1)(d), an offeror shall file a further consent contemporaneously with the filing of the change to the MJDS take-over bid circular or MJDS issuer bid circular.

(8) If a change to a MJDS directors' circular or MJDS director's or officer's circular is material to the consent filed under paragraph 12.13(d), the directors in the case of a MJDS directors' circular or the director or officer sending the circular in the case of a MJDS director's or officer's circular shall file a further consent contemporaneously with the filing of the change to a MJDS directors' circular or MJDS director's or officer's circular.

12.16 Dissemination Requirements

(1) An offeror shall send a MJDS take-over bid circular, MJDS issuer bid circular, a notice of change and a notice of variation to each security holder whose last address as shown on the books of the offeree issuer is in the local jurisdiction.

(2) Despite subsection (1), a notice of change or a notice of variation shall be sent only to those securityholders whose securities were not taken up at the date of the occurrence of the change or variation.

(3) An offeree issuer shall send a MJDS directors' circular, MJDS director's or officer's circular and a notice of change to the MJDS directors' circular or MJDS director's or officer's circular to every person or company to whom a MJDS take-over bid circular is required to be sent under subsections (1) and (2).

(4) Documents referred to in subsections (1) and (3) that are sent or given to security holders resident in the United States of America shall be sent by the offeror or offeree issuer as appropriate to each security holder whose last address as shown on the books of the offeree issuer is in the local jurisdiction as soon as practicable following the time they are sent or given to security holders resident in the United States of America.

(5) Documents referred to in subsections (1) and (3) that are published by long form or summary publication in the United States of America shall be sent by the offeror or offeree issuer as appropriate to each security holder whose last address as shown on the books of the offeree issuer is in the local jurisdiction as soon as practicable following publication.

(6) Documents that are incorporated or deemed to be incorporated by reference into documents filed under this Part shall be sent to each security holder whose last address as shown on the books of the offeree issuer is in the local jurisdiction if those documents are required to be sent to securityholders under U.S. federal securities law.

(7) Documents incorporated or deemed to be incorporated by reference shall be provided to any person or company upon request without charge by the person or company that filed the documents into which the documents are incorporated or deemed to be incorporated by reference.

PART 13 BUSINESS COMBINATIONS

13.1 Eligibility Criteria

(1) This Part may be used for the distribution of securities of a successor issuer in connection with a business combination if

(a) each person or company participating in the business combination meets the eligibility criteria specified in subparagraphs 3.1(a)(i), (iv) and (v) and, other than participating persons or companies that are specified predecessors, subparagraphs 3.1(a)(ii) and 3.1(b)(ii);

(b) the equity shares of each person or company participating in the business combination, other than a specified predecessor, have a public float of not less than U.S. $75, 000, 000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus with the principal jurisdiction;

(c) each person or company participating in the business combination, other than a specified predecessor, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately preceding the filing of the preliminary MJDS prospectus in the principal jurisdiction and is in compliance with the obligations arising from the listing or quotation;

(d) the issue or exchange of securities in the business combination is made to residents of Canada on the same basis, terms and conditions as it is made to residents of the United States of America; and

(e) less than 40 percent of the class of securities to be distributed in the business combination by the successor issuer will be distributed to persons or companies whose last address as shown on the books of the participating person or company is in Canada.

(2) The requirement in paragraph (1)(b) may be satisfied for a participating person or company whose securities were the subject of a bid made under or eligible to have been made under this Instrument that terminated within the preceding 12 months if the requirement would have been satisfied immediately before commencement of the bid.

(3) The calculation in paragraph 1(e) shall be made

(a) for each participating person or company as of the end of the participating person's or company's last quarter before the date of filing of the preliminary MJDS prospectus in the principal jurisdiction or, if that quarter terminated within 60 days of the filing date, as of the end of the participating person's or company's preceding quarter; and

(b) on the basis that all persons or companies that have an option in respect of the consideration to be received under the business combination elect the option that would result in the issuance of the greatest number of securities.

13.2 Form and Content of Disclosure Documents and Procedures

(1) If the eligibility criteria set forth in section 13.1 are satisfied, securities may be distributed under this Part in connection with a business combination by complying with the requirements set out in Part 4, other than section 4.6, Parts 5 through 9 and Part 11.

(2) If securities are being distributed under this Part in connection with a business combination, the disclosure documents prepared for the business combination shall be filed as a MJDS prospectus and, if proxies will be solicited from holders of voting securities of the issuer and the issuer is a reporting issuer in the local jurisdiction, as an information circular.

PART 14 MATERIAL CHANGE REPORTING

14.1 News Release - A U.S. issuer that has a class of securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on Nasdaq satisfies the requirement of securities legislation to issue and file a news release upon the occurrence of a material change in its affairs by

(a) complying with the requirements of the exchange on which its securities are listed or Nasdaq, as applicable, for making public disclosure of material information on a timely basis; and

(b) immediately issuing in Canada and filing each news release disclosed by it for the purpose of complying with the requirements referred to in paragraph (a).

14.2 Material Change Reports - A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or is required to file reports under section 15(d) of the 1934 Act satisfies the requirement of securities legislation to file a material change report upon the occurrence of a material change in its affairs by

(a) complying with the requirements of U.S. federal securities law relating to current reports; and

(b) filing the current report filed with the SEC.

PART 15 FINANCIAL STATEMENTS, ANNUAL INFORMATION FORMS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

15.1 Financial Statements - A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or is required to file reports under section 15(d) of the 1934 Act satisfies the requirements of securities legislation relating to the preparation, certification, filing and sending of interim financial statements, and annual financial statements and auditor's reports thereon by

(a) complying with the requirements of U.S. federal securities law relating to quarterly reports and annual reports;

(b) filing the quarterly reports and annual reports filed with the SEC; and

(c) either

(i) sending each financial statement included in the report required to be filed under paragraph (b) to each security holder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law if

(A) the issuer is a reporting issuer solely as a result of a distribution or securities exchange bid made under this Instrument;

(B) the issuer meets the eligibility requirements in paragraph 3.1(c); or

(C) the issuer meets the eligibility requirements in subparagraphs 3.1(a)(i) to (v) and the issuer is a reporting issuer solely as the result of the distribution of securities that had an investment grade rating and met the eligibility requirements of subparagraph 3.1(a)(vi) at the time of distribution; or

(ii) sending each financial statement included in the report required to be filed under paragraph (b) to each security holder whose last address as shown on the books of the issuer is in the local jurisdiction in the manner and at the time required by securities legislation other than this Instrument.

15.2 Annual Reports, Annual Information Forms and Management's Discussion and Analysis - A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or that is required to file reports under section 15(d) of the 1934 Act satisfies the requirements of securities legislation to file annual reports, annual information forms and management's discussion and analysis of financial condition and results of operations by

(a) complying with the requirements of U.S. federal securities law relating to annual reports, quarterly reports and management's discussion and analysis;

(b) filing the annual report and quarterly report filed with the SEC; and

(c) sending the annual report to each security holder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law.

PART 16 PROXIES AND PROXY SOLICITATION

16.1 Proxy Solicitation by a U.S. Issuer - A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act satisfies the requirements of securities legislation relating to information circulars, proxies and proxy solicitation by

(a) complying with the requirements of U.S. federal securities law relating to proxy statements, proxies and proxy solicitation;

(b) filing all material relating to the meeting that is filed with the SEC; and

(c) sending each document filed under paragraph (b) to each security holder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law.

16.2 Proxy Solicitation by Another Person or Company - A person or company other than the issuer satisfies the requirements of securities legislation relating to proxies and proxy solicitation with respect to a U.S. issuer that has a class of securities registered under section 12 of the 1934 Act by fulfilling the requirements of paragraphs 16.1(a), (b) and (c).

16.3 Determination of Eligibility - If a proxy solicitation is made under section 16.2 and the person or company soliciting proxies lacks access to the relevant list of securityholders of the issuer, it will be conclusively presumed that paragraph (a) of the definition of foreign issuer is not satisfied, unless

(a) the aggregate published trading volume of the class on The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Canadian Dealing Network Inc. exceeded the aggregate published trading volume of the class on national securities exchanges in the United States of America and Nasdaq for the 12 calendar month period before commencement of the proxy solicitation or, if another proxy solicitation for securities of the same class is in progress, the 12 calendar month period before commencement of the first proxy solicitation already in progress;

(b) disclosure that paragraph (a) of the definition of foreign issuer was satisfied had been made by the issuer in its Form 10-K most recently filed with the SEC under the 1934 Act; or

(c) the person or company soliciting proxies has actual knowledge that paragraph (a) of the definition of foreign issuer is satisfied.

PART 17 INSIDER REPORTING

17.1 Insider Reporting - The insider report filing requirement does not apply to an insider of a U.S. issuer that has a class of securities registered under section 12 of the 1934 Act if the insider

(a) complies with the requirements of U.S. federal securities law regarding insider reporting; and

(b) files with the SEC any insider report required to be filed with the SEC under section 16(a) of the 1934 Act and the rules and regulations under the 1934 Act.

PART 18 COMMUNICATION WITH BENEFICIAL OWNERS OF SECURITIES OF A REPORTING ISSUER

18.1 Communication with Beneficial Owners of Securities of a Reporting Issuer - A U.S. issuer satisfies the requirements of securities legislation relating to communications with, delivery of materials to and conferring voting rights upon non-registered holders of its securities who hold their interests in the securities through one or more intermediaries by

(a) complying with the requirements of Rule 14a-13 under the 1934 Act for any Canadian clearing agency and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction; and

(b) complying with the requirements of National Policy Statement No. 41 or any successor instrument to that national policy statement with respect to fees payable to intermediaries, for any Canadian clearing agency and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction.

PART 19 TRUST INDENTURE REQUIREMENTS

19.1 Trust Indenture Requirements - The requirements of the legislation of the local jurisdiction applicable to trust indentures, for debt outstanding or guaranteed under the indenture, including a requirement that a person or company appointed as a trustee under a trust indenture be resident or authorized to do business in the local jurisdiction, do not apply to distributions made under this Instrument, if

(a) the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Trust Indenture Act of 1939 of the United States of America; and

(b) at least one person or company appointed as trustee under the trust indenture

(i) is resident in the local jurisdiction,

(ii) is authorized to do business in the local jurisdiction, or

(iii) has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.

PART 20 FINANCIAL DISCLOSURE

20.1 Financial Disclosure - National Instruments 52-101 Future-Oriented Financial Information, 52-102 Use of Currencies, 52-103 Change of Auditor, 52-104 Basis of Accounting, Auditing and Reporting and 52-105 Change in the Ending Date of a Financial Year do not apply to a U.S. issuer distributing securities or making a bid or filings in accordance with this Instrument.

PART 21 EXEMPTIONS

21.1 Exemption

(1) The regulator or the securities regulatory authority may grant an exemption to this Instrument, in whole or in part, subject to such conditions or restrictions as may be imposed in the exemption.

(2) Despite subsection (1), in Ontario, only the regulator may grant such an exemption.

(3) Despite subsection (1), in Alberta, only the regulator may grant such an exemption.

(4) An application made to the securities regulatory authority or regulator for an exemption from this Instrument shall include a letter or memorandum describing the matters relating to the exemption, and indicating why consideration should be given to the granting of the exemption.

21.2 Evidence of Exemption - Without limiting the manner in which an exemption under section 21.1 may be evidenced, the issuance by the regulator of a receipt for a MJDS prospectus or an amendment to a MJDS prospectus is evidence of the granting of the exemption if

(a) the person or company that sought the exemption sent to the regulator the letter or memorandum referred to in subsection 21.1(4)

(i) on or before the date of filing of the preliminary MJDS prospectus, or

(ii) after the date of filing of the preliminary MJDS prospectus and received a written acknowledgement from the regulator that the exemption may be evidenced by the issuance of a receipt for the MJDS prospectus or an amendment to the MJDS prospectus; and

(b) the regulator has not sent notice of refusal to grant the exemption to the person or company that sought the exemption before, or concurrent with, the issue of the receipt for the MJDS prospectus.

PART 22 EFFECTIVE DATE

22.1 Effective Date - This Instrument comes into force on November 1, 1998.

NATIONAL INSTRUMENT 71-101
THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

APPENDIX A

METHOD 1 FOR PROSPECTUS CERTIFICATES FOR RULE 415 OFFERINGS

METHOD 1: FORWARD LOOKING CERTIFICATES TO BE INCLUDED IN A MJDS PROSPECTUS FOR A RULE 415 OFFERING OR SUPPLEMENT ESTABLISHING AN MTN PROGRAM OR OTHER CONTINUOUS DISTRIBUTION

PART 1 MJDS Prospectus for a Rule 415 Offering

1.1 Certificate of Issuer and Promoter - If a MJDS prospectus for a rule 415 offering establishes an MTN program or other continuous distribution, or if method 2 has not been elected by an issuer, the preliminary MJDS prospectus and the MJDS prospectus for a rule 415 offering shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

"This MJDS prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of each supplement to this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this MJDS prospectus and the supplement as required by[insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed"].".

1.2 Underwriters' Certificates - A preliminary MJDS prospectus and a MJDS prospectus for a rule 415 offering shall contain an underwriter's certificate in the following form signed by each underwriter who, at the time of filing, is, or it is known will be, in a contractual relationship with the issuer or selling security holder for the securities to be distributed under the MJDS prospectus, if

(a) the MJDS prospectus establishes an MTN program or other continuous distribution; or

(b) method 2 has not been elected by the underwriter:

"To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated in this prospectus by reference will, as of the date of each supplement to this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under this prospectus and the supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed"].".

1.3 Guarantor's Certificate - A preliminary MJDS prospectus and a MJDS prospectus for a rule 415 offering shall contain a certificate in the form described in section 1.1 signed by a guarantor of the securities to be distributed under the MJDS prospectus, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) either

(i) the MJDS prospectus establishes an MTN program or other continuous distribution, or

(ii) method 2 has not been elected by the guarantor.

1.4 Amendments

(1) An amendment to a MJDS prospectus for a rule 415 offering or an amended and restated MJDS prospectus shall, subject to subsection (2), contain

(a) the certificates required under section 1.1 to be included in a MJDS prospectus, if the MJDS prospectus contains an issuer's certificate in the form described in section 1.1;

(b) the certificates required under section 1.2 to be included in a MJDS prospectus, if the MJDS prospectus contains an underwriter's certificate in the form described in section 1.2; and

(c) the certificate required under section 1.3 to be included in a MJDS prospectus, if the MJDS prospectus contains a guarantor's certificate in the form described in section 1.3.

(2) In each certificate required under subsection (1), the reference to "this MJDS prospectus" shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus, "the MJDS prospectus dated [insert date] as amended by this amendment"; and

(b) in the case of an amended and restated MJDS prospectus, "this amended and restated MJDS prospectus".

PART 2 MJDS Prospectus Supplements establishing a MTN Program

2.1 Certificate of Issuer and Promoter - If an issuer's certificate in the form described in section 1.1 was not included in the corresponding MJDS prospectus, a MJDS prospectus supplement that establishes a MTN program or other continuous distribution shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

"The MJDS prospectus together with the documents incorporated in the prospectus, as supplemented by the foregoing, will, as of the date of each supplement to the MJDS prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and by the supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

2.2 Underwriters' Certificates - A MJDS prospectus supplement that establishes an MTN program or other continuous distribution shall contain a certificate in the following form signed by each underwriter who

(a) is in a contractual relationship with the issuer or selling security holder for the securities being distributed under the MJDS prospectus supplement; and

(b) did not sign and include in the corresponding MJDS prospectus a certificate in the form described in section 1.2:

"To the best of our knowledge, information and belief, the MJDS prospectus together with the documents incorporated in the prospectus, as supplemented by the foregoing, will, as of the date of each supplement to the MJDS prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and by the supplement as required by [insert name of jurisdiction in which qualified] [insert if distribution made in Quebec---"and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

2.3 Guarantor's Certificate - A MJDS prospectus supplement that establishes an MTN program or other continuous distribution shall contain a certificate in the form described in section 2.1 signed by a guarantor of the securities being distributed under the MJDS prospectus supplement, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) a prospectus certificate of the guarantor in the form described in section 1.3 was not included in the corresponding MJDS prospectus.

2.4 Amendments

(1) An amendment to a MJDS prospectus supplement or an amended and restated MJDS prospectus supplement that establishes an MTN program or other continuous distribution shall, subject to subsection (2), contain

(a) the certificates required under section 2.1 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains an issuer's certificate in the form described in section 2.1;

(b) the certificates required under section 2.2 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains an underwriter's certificate in the form described in section 2.2; and

(c) the certificate required under section 2.3 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains a guarantor's certificate in the form described in section 2.3.

(2) In each certificate required under subsection (1), the reference to "this MJDS prospectus supplement" shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus supplement, "the MJDS prospectus supplement dated [insert date] as amended by this amendment"; and

(b) in the case of an amended and restated MJDS prospectus supplement, "this amended and restated MJDS prospectus supplement".

NATIONAL INSTRUMENT 71-101

THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

APPENDIX B

METHOD 2 FOR PROSPECTUS CERTIFICATES FOR RULE 415 OFFERINGS

METHOD 2: NON-FORWARD LOOKING PROSPECTUS CERTIFICATES TO BE INCLUDED IN BOTH A MJDS PROSPECTUS AND SUPPLEMENT

PART 1 MJDS Prospectus for a Rule 415 Offering

1.1 Certificate of Issuer and Promoter - If method 2 is elected by an issuer, a preliminary MJDS prospectus and a MJDS prospectus shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

"This MJDS prospectus, together with the documents incorporated in this prospectus, constitutes full, true and plain disclosure of all material facts relating to the securities as required by the securities laws of [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

1.2 Underwriters' Certificates - A preliminary MJDS prospectus and a MJDS prospectus for a rule 415 offering shall contain an underwriter's certificate in the following form signed by each underwriter who

(a) at the time of filing, is, or it is known will be, in a contractual relationship with the issuer or selling security holder for the securities to be distributed under the MJDS prospectus; and

(b) elects method 2:

"To the best of our knowledge, information and belief, the MJDS prospectus, together with the documents incorporated in the prospectus, constitutes full, true and plain disclosure of all material facts relating to the securities as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

1.3 Guarantor's Certificate - A MJDS prospectus shall contain a certificate in the form described in section 1.1 signed by a guarantor of the securities to be distributed under the MJDS prospectus, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) method 2 is elected by the guarantor.

1.4 Amendments

(1) An amendment to a MJDS prospectus or an amended and restated MJDS prospectus shall, subject to subsection (2), contain

(a) the certificates required under section 1.1 to be included in a MJDS prospectus, if the issuer has elected method 2;

(b) the certificate described in section 1.2 signed by each underwriter who

(i) at the time of filing the amendment or the amended and restated MJDS prospectus, is, or it is known will be, in a contractual relationship with the issuer or selling security holder for the securities to be distributed under the MJDS prospectus, and

(ii) has elected method 2; and

(c) the certificate required under section 1.3 to be included in a MJDS prospectus, if the MJDS prospectus contains a guarantor's certificate in the form described in section 1.3.

(2) In each certificate required under subsection (1), the reference to "this MJDS prospectus" shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus, "the MJDS prospectus dated [insert date] as amended by this amendment"; and

(b) in the case of an amended and restated MJDS prospectus, "this amended and restated MJDS prospectus".

PART 2 MJDS Prospectus Supplement

2.1 Certificate of Issuer and Promoter - If method 2 is elected by an issuer, each MJDS prospectus supplement shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

"The MJDS prospectus, together with the documents incorporated in the prospectus, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and this supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

2.2 Underwriters' Certificates - Each MJDS prospectus supplement shall contain a certificate in the following form signed by each underwriter who

(a) is in a contractual relationship with the issuer or selling security holder for the securities being distributed under the supplement; and

(b) has elected method 2:

"To the best of our knowledge, information and belief, the MJDS prospectus, together with the documents incorporated in the prospectus, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and this supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec---"and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed."]".

2.3 Guarantor's Certificate - Each MJDS prospectus supplement shall contain a certificate in the form described in section 2.1 signed by a guarantor of the securities being distributed under the MJDS prospectus supplement, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) method 2 is elected by the guarantor.

2.4 Amendments

(1) An amendment to a MJDS prospectus supplement or an amended and restated MJDS prospectus supplement shall, subject to subsection (2), contain

(a) the certificates required under section 2.1 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains an issuer's certificate in the form described in section 2.1;

(b) the certificate described in section 2.2 signed by each underwriter who

(i) at the time of filing the amendment or the amended and restated MJDS prospectus supplement, is in a contractual relationship with the issuer or selling security holder for the securities being distributed under the MJDS prospectus supplement, and

(ii) has elected method 2; and

(c) the certificate required under section 2.3 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains a guarantor's certificate in the form described in section 2.3.

(2) In each certificate required under subsection (1), the reference to "this MJDS prospectus supplement" shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus supplement, "the MJDS prospectus supplement dated [insert date] as amended by this amendment"; and

(b) in the case of an amended and restated MJDS prospectus supplement, "this amended and restated MJDS prospectus supplement".

FORM 71-101F1
FORMS OF SUBMISSION TO JURISDICTION AND APPOINTMENT OF
AGENT FOR SERVICE OF PROCESS

1. MJDS Prospectus Distribution of Securities

1. Name of issuer (the "Issuer"):

2. Jurisdiction of incorporation of Issuer:

3. Address of principal place of business of Issuer:

4. Description of securities (the "Securities"):

5. Date of MJDS prospectus (the "Prospectus") under which the Securities are offered:

6. Name of agent (the "Agent"):

7. Address for service of process of Agent in Canada:

8. The Issuer designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the "Proceeding") arising out of, relating to or concerning the distribution of the Securities made or purported to be made under the Prospectus or the obligations of the Issuer as a reporting issuer, and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9. The Issuer irrevocably and unconditionally submits to the non-exclusive jurisdiction of

(a) the judicial, quasi-judicial and administrative tribunals of each of the provinces [and territories] of Canada in which the Securities are distributed under the Prospectus; and

(b) any administrative proceeding in any such province [or territory],

in any Proceeding arising out of or related to or concerning the distribution of the Securities made or purported to be made under the Prospectus.

10. Until six years after it has ceased to be a reporting issuer in any Canadian province or territory, the Issuer will file a new submission to jurisdiction and appointment of agent for service of process in this form at least 30 days before termination of this submission to jurisdiction and appointment of agent for service of process.

11. Until six years after it has ceased to be a reporting issuer in any Canadian province or territory, the Issuer will file an amended submission to jurisdiction and appointment of agent for service of process at least 30 days before any change in the name or above address of the Agent.

12. This submission to jurisdiction and appointment of agent for service of process will be governed by and construed in accordance with the laws of____________________ [province of above address of Agent].

Dated:

[Issuer]

By:

[Name and title]

The undersigned accepts the appointment as agent for service of process of [Issuer] under the terms and conditions of the appointment of agent for service of process stated above.

Dated:

[Agent]

By:

[Name and title]

2. Take-over or Issuer Bid

1. Name of offeror (the "Offeror"):

2. Jurisdiction of incorporation of Offeror:

3. Address of principal place of business of Offeror:

4. Description of securities (the "Securities"):

5. Date of Bid (the "Bid") for the Securities:

6. Name of agent (the "Agent"):

7. Address for service of process of Agent in Canada:

8. The Offeror designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the "Proceeding") arising out of, relating to or concerning the Bid [insert for securities exchange bids---"or the obligations of the Offeror as a reporting issuer"], and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9. The Offeror irrevocably and unconditionally submits to the non-exclusive jurisdiction of

(a) the judicial, quasi-judicial and administrative tribunals of each of the provinces [and territories] of Canada in which the Bid is made, and

(b) any administrative proceeding in any such province [or territory],

in any Proceeding arising out of or related to or concerning the Bid.

10. Until six years from the date of the Bid, the Offeror will file a new submission to jurisdiction and appointment of agent for service of process in this form at least 30 days before termination of this submission to jurisdiction and appointment of agent for service of process.

11. Until six years from the date of the Bid, the Offeror will file an amended submission to jurisdiction and appointment of agent for service of process at least 30 days before any change in the name or above address of the Agent.

12. This submission to jurisdiction and appointment of agent for service of process must be governed by and construed in accordance with the laws of

[province of above address of Agent].

Dated:

[Offeror]

By:

[Name and title]

The undersigned accepts the appointment as agent for service of process of _______________________ [Offeror] under the terms and conditions of the appointment of agent for service of process stated above.

Dated:

[Agent]

By:

[Name and title]

3. Trust Indenture

1. Name of trustee (the "Trustee"):

2. Jurisdiction of incorporation of Trustee:

3. Address of principal place of business of Trustee:

4. Description of securities (the "Securities"):

5. Date of trust indenture (the "Indenture") under which the Securities are issued:

6. Name of agent (the "Agent"):

7. Address for service of process of Agent in Canada:

8. The Trustee designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the "Proceeding") arising out of or relating to or concerning the Indenture, and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9. The Trustee irrevocably and unconditionally submits to the non-exclusive jurisdiction of:

(a) the judicial, quasi-judicial and administrative tribunals of each of the provinces [and territories] of Canada in which the Securities are issued, and

(b) any administrative proceeding in any such province [or territory],

in any Proceeding arising out of or related to or concerning the Indenture.

10. Until six years from the termination of the Indenture, the Trustee will file a new Submission to Jurisdiction and Appointment of Agent for Service of Process in this form at least 30 days before termination of this Submission to Jurisdiction and Appointment of Agent for Service of Process.

11. Until six years from the termination of the Indenture, the Trustee will file an amended Submission to Jurisdiction and Appointment of Agent for Service of Process at least 30 days before any change in the name or above address of the Agent.

12. This submission to jurisdiction and appointment of agent for service of process shall be governed by and construed in accordance with the laws of____________________ [province of above address of Agent].

Dated:

[Trustee]

By:

[Name and title]

The undersigned accepts the appointment as agent for service of process of __________________ [Issuer] under the terms and conditions of the foregoing Appointment of Agent for Service of Process.

Dated:

[Agent]

By:

[Name and title]

COMPANION POLICY 71-101CP TO
NATIONAL INSTRUMENT 71-101
THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

PART 1 INTRODUCTION AND PURPOSE
1.1 Introduction and Purpose

PART 2 OVERVIEW OF THE MJDS
2.1 Purpose
2.2 Application
2.3 Regulatory Review
2.4 Liability Unaffected
2.5 Compliance with U.S. Law
2.6 The U.S. Multijurisdictional Disclosure System

PART 3 NI 71-101
3.1 Application of NI 71-101 in each Jurisdiction 4
3.2 MJDS Prospectus Distributions of Securities of U.S. Issuers 4
3.3 Registration Requirements for Rights Offerings 13
3.4 Bids for Securities of U.S. Issuers 14
3.5 Business Combinations
3.6 Continuous Disclosure, Proxies and Proxy Solicitation,  Insider Reporting and Shareholder Communication

PART 4 CERTAIN OFFERINGS BY CANADIAN ISSUERS UNDER
THE U.S. MULTIJURISDICTIONAL DISCLOSURE SYSTEM
4.1 U.S. Trust Indenture Exemption
4.2 Prospectus Filing in Canada

4.3 Filings in Saskatchewan, Manitoba, Ontario and Nova Scotia For U.S. Only Distributions

COMPANION POLICY TO
NATIONAL INSTRUMENT 71-101
THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

PART 1 INTRODUCTION AND PURPOSE

1.1 Introduction and Purpose

The multijurisdictional disclosure system is a joint initiative by the CSA and the SEC to reduce duplicative regulation in cross-border offerings, issuer bids, take-over bids, business combinations and continuous disclosure and other filings.

The multijurisdictional disclosure system (the "MJDS") was originally implemented in Canada in 1991 by the members of the CSA through National Policy Statement No. 45 ("NP 45"). NP 45 was replaced by National Instrument 71-101 ("NI 71-101") which implements in each Canadian jurisdiction those portions of NP 45 which are of a legislative nature. Companion Policy 71-101CP to NI 71-101 ("this Policy") provides other information including statements relating to the exercise of discretion by the Canadian securities regulatory authorities under NI 71-101 and the manner in which its provisions are intended to be interpreted or applied by them.

NI 71-101 sets out the substantive requirements of the MJDS which apply in all jurisdictions. Each jurisdiction has implemented NI 71-101 by one or more instruments forming part of the law of that jurisdiction ("the implementing law of a jurisdiction"). The implementing law of a jurisdiction can take the form of a regulation, rule, ruling or order. Form 71-101F1 sets out the forms of submission to jurisdiction and appointment of agent for service of process.

Ontario, Alberta, British Columbia, Manitoba and Nova Scotia have adopted NI 71-101 by rule. Saskatchewan has adopted it by regulation. All other jurisdictions have adopted NI 71-101 by Policy Statement. To the extent that any provision of this Policy is inconsistent or conflicts with the applicable provisions of NI 71-101 in those jurisdictions that have adopted NI 71-101 by Policy Statement, the provisions of NI 71-101 prevail over the provisions of this Policy.

PART 2 OVERVIEW OF THE MJDS

2.1 Purpose

The MJDS is intended to remove unnecessary obstacles to certain offerings of securities of U.S. issuers in Canada, to facilitate take-over and issuer bids and business combinations involving securities of certain U.S. issuers and to facilitate compliance by U.S. issuers with proxy and continuous disclosure requirements, while ensuring that Canadian investors remain adequately protected.

2.2 Application

(1) Offerings

The MJDS permits public offerings of securities of U.S. issuers that meet the eligibility criteria specified in NI 71-101 to be made in Canada on the basis of disclosure documents prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure. A public offering of securities of a U.S. issuer may be made under the MJDS either in Canada and the United States or in Canada only.

(2) Rights Offerings, Bids and Business Combinations

The MJDS also reduces disincentives to the extension to Canadian securityholders of rights offerings by U.S. issuers by permitting such rights offerings to be made in Canada on the basis of U.S. disclosure documents. Similarly, it facilitates the extension to Canadian securityholders of U.S. issuers of take-over bids, issuer bids and business combinations in the circumstances contemplated by Parts 12 and 13 of NI 71-101. The MJDS permits such transactions to be made in Canada generally in the same manner as in the United States and on the basis of U.S. disclosure documents.

2.3 Regulatory Review

Regulatory review of disclosure documents used under the MJDS for offerings made by a U.S. issuer both in Canada and the United States will be that customary in the United States, with the SEC being responsible for carrying out the review. Whether the offering is made both in Canada and the United States or solely in Canada, Canadian securities regulatory authorities will monitor materials filed under the MJDS to check compliance with the specific disclosure and filing requirements of NI 71-101. In addition, the substance of the disclosure documents will be reviewed in the unusual case if, through monitoring of the materials or otherwise, the Canadian securities regulatory authorities have reason to believe that there may be a problem with a transaction or the related disclosure or other special circumstances exist.

2.4 Liability Unaffected

The MJDS does not change the liability provisions of Canadian securities legislation or the discretionary authority of Canadian securities regulatory authorities to halt a distribution, remove an exemption, cease trade the related securities, or refuse to issue a receipt for a preliminary MJDS Prospectus or a MJDS Prospectus. The securities regulatory authority or, in the case of Ontario, the regulator, may also grant exemptions from the requirements of NI 71-101 in specific cases and also exercise its public interest jurisdiction if it determines that it is necessary to do so in order to preserve the integrity of the Canadian capital markets.

2.5 Compliance with U.S. Law

Use of the MJDS is based on compliance with U.S. federal securities law. Thus, any person or company carrying out a transaction or filing a document in Canada under the MJDS must comply in full with all applicable U.S. requirements. However, a violation of a U.S. requirement will not automatically disqualify a person or company from using the MJDS with respect to a transaction or document. A person or company that violates a U.S. requirement, depending upon the circumstances, may be considered to have violated an equivalent requirement of a jurisdiction in Canada with respect to a transaction or document.

2.6 The U.S. Multijurisdictional Disclosure System

(1) Concurrently with the adoption of NP 45, the SEC adopted rules, forms and schedules for the implementation of a similar multijurisdictional disclosure system in the United States. The U.S. system removes unnecessary impediments to certain offerings of securities of Canadian issuers in the United States and facilitates the extension to U.S. securityholders of Canadian issuers of take-over bids, issuer bids and business combinations in the circumstances contemplated by the U.S. system.

(2) The procedures to be followed in Canada when the U.S. system is used for certain offerings of securities of a Canadian issuer in the U.S. are set out in Part 4 of this Policy.

PART 3 NI 71-101

3.1 Application of NI 71-101 in each Jurisdiction

The MJDS provided for in NI 71-101 has been implemented in each jurisdiction. Except to the extent specifically provided in NI 71-101 or the implementing law of a jurisdiction, the securities legislation continues to apply. The securities legislation may prescribe additional requirements or procedures in relation to the transactions and filings contemplated in NI 71-101.

3.2 MJDS Prospectus Distributions of Securities of U.S. Issuers

(1) Election to Use the MJDS

The use of the MJDS to distribute securities of a U.S. issuer is elective. Persons or companies permitted to distribute securities of a U.S. issuer under NI 71-101 may alternatively make those distributions in accordance with other provisions of the securities legislation, including, if the relevant eligibility criteria are satisfied, case by case exemptive relief under CSA Notice #95-4 Proposed Foreign Issuer Prospectus and Continuous Disclosure System.

(2) General

NI 71-101 permits the following securities of a U.S. issuer to be distributed by prospectus in Canada, either by the issuer or by a selling security holder, on the basis of documentation prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure:

(a) non-convertible debt and non-convertible preferred shares that have an investment grade rating;

(b) convertible debt and preferred shares that have an investment grade rating and may not be converted for at least one year after issuance, if the issuer meets a public float requirement;

(c) certain rights to acquire securities of the issuer; and

(d) other securities, if the issuer meets a public float requirement.

The MJDS may also be used for securities exchange bids and business combinations, in each case as described below.

The purpose of the public float requirement is to single out issuers whose size is such that (i) information about them is publicly disseminated and (ii) they have a significant market following. As a result, the marketplace can be expected to set efficiently a price for the securities of these issuers based on publicly available information.

Non-convertible debt and preferred shares that have an investment grade rating are particularly appropriate for the MJDS because these securities trade primarily on the basis of their yield and an assessment of creditworthiness by an independent rating organization. Typically, the four highest rating categories, within which there may be subcategories or gradations indicating relative standing, signify an investment grade rating by an independent rating organization. The investment grade ratings for certain rating organizations currently are:

Rating Preferred

Organization Debt Shares

CBRS Inc. A++, A+, A or B++ P-1+, P-1, P-2 or P-3

Dominion Bond Rating AAA, AA, A or BBB Pfd-1, Pfd-2 or

Service Limited Pfd-3

Moody's Investors Aaa, Aa, A or Baa "aaa", "aa", "a"

Service,  Inc. or "baa"

Standard & Poor's AAA, AA, A or BBB AAA, AA, A

Corporation or BBB

The lack of a public float requirement for offerings of these securities allows the MJDS to be used by issuers of securities having an investment grade rating, such as finance subsidiaries, that access the market frequently, but do not meet the public float requirements. Debt and preferred shares that have an investment grade rating and are not convertible into other securities for at least one year after issuance can be expected to trade primarily on the basis of their yield and independent rating, but are also priced to some extent on the basis of the anticipated value of the security into which they are convertible. Thus, the MJDS is available for these securities on the basis of their investment grade rating, coupled with a public float requirement.

In the case of offerings of common shares or other securities other than non-convertible debt and preferred shares that have an investment grade rating, the MJDS is available upon satisfaction of a public float requirement. The MJDS generally may not be used for the offering of derivative securities, except in the circumstances set out in subsection 3.3(2) of NI 71-101. Therefore, offerings of derivative securities such as stock index warrants, currency warrants and debt the interest on which is based upon the performance of a stock index may not be made under the MJDS.

Subject to certain limitations, the MJDS permits U.S. issuers to make rights offerings by prospectus to existing securityholders in Canada on the basis of documentation prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure. There is no public float requirement for rights offerings since existing securityholders can reasonably be expected to be familiar with the issuer and follow publicly available information concerning it.

The MJDS is available for rights offerings primarily to encourage fair treatment of Canadian investors. Previously, a U.S. issuer might not have extended rights offerings to its securityholders in Canada due to the perceived costs and burdens of meeting Canadian regulatory requirements. The MJDS is intended to alter a U.S. issuer's cost-benefit analysis in favour of extending a rights offering to Canadian investors.

Offerings of debt and preferred shares that are not eligible to be made under paragraph 3.1(a) of NI 71-101, rights offerings that are not eligible to be made under paragraph 3.1(b) of NI 71-101, securities exchange bids that are not eligible to be made under section 12.3 of NI 71-101, and business combinations that are not eligible to be made under section 13.1 may be made under paragraph 3.1(c) of NI 71-101, if subparagraphs 3.1(c)(i) and (ii) of NI 71-101 are satisfied.

(3) Public Interest Jurisdiction

All MJDS prospectus distributions remain subject to the fundamental principle that transactions must not be prejudicial to the public interest. The Canadian securities regulatory authorities will continue to exercise their public interest jurisdiction in specific cases if they determine that it is necessary to do so to preserve the integrity of the Canadian capital markets or to protect investors.

(4) Form and Content of MJDS Prospectus

A preliminary MJDS prospectus, MJDS prospectus or amendment or supplement to a preliminary MJDS prospectus or MJDS prospectus need not comply with the prospectus form and content requirements of securities legislation applicable to distributions of securities made other than under NI 71-101 except as specifically provided in NI 71-101 and the implementing law of a jurisdiction.

Each preliminary MJDS prospectus and MJDS prospectus is subject to requirements of securities legislation to provide full, true and plain disclosure of all material facts relating to the securities proposed to be distributed and not to contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(5) Format of MJDS Prospectus

A preliminary MJDS prospectus and a MJDS prospectus may be either a separate Canadian prospectus or a wrap-around prospectus that includes the U.S. prospectus filed with the SEC.

An issuer is required to file a preliminary MJDS prospectus for use in Canada even if the issuer does not prepare a preliminary prospectus for use in the United States.

(6) Reconciliation of Financial Statements

Reconciliation of financial statements to Canadian GAAP is not required for distributions made under NI 71-101 other than those made under paragraph 3.1(c) of NI 71-101.

An issuer eligible under paragraph 3.1(c) of NI 71-101 to file a MJDS prospectus may apply to each applicable Canadian securities regulatory authority for an exemption permitting the issuer to reconcile financial statements in the MJDS prospectus to International Accounting Standards in lieu of Canadian GAAP.

U.S. federal securities law requires that annual financial statements be accompanied by an auditor's report prepared in accordance with U.S. generally accepted auditing standards. Therefore, a MJDS prospectus which by definition, includes a U.S. prospectus, would include audited financial statements with a report prepared in accordance with U.S. generally accepted auditing standards. Unlike section 4.6 of NI 71-101 which imposes a requirement to reconcile financial statements to Canadian GAAP, no additional auditing standard requirement is imposed by NI 71-101.

(7) Underwriters' Certificate in Rights Offerings

A preliminary MJDS prospectus and a MJDS prospectus used for a distribution of rights under NI 71-101 need not contain an underwriters' certificate if (i) there is no soliciting activity in the local jurisdiction other than the dissemination by the issuer of the rights and the preliminary MJDS prospectus and MJDS prospectus and the solicitation of the exercise of those rights by existing securityholders, and (ii) securities acquired under a standby underwriting commitment by a dealer to purchase securities unsubscribed for by other securityholders are not resold in the local jurisdiction.

(8) Distributions made in Quebec

For distributions made in Quebec, both English and French language versions of the preliminary MJDS Prospectus, MJDS Prospectus and each amendment and supplement thereto are required to be filed. Legislation in Quebec requires that French language versions of the documents or portions of documents incorporated by reference into any of those documents be filed in Quebec not later than the time the incorporating document is filed. Thus, French language versions of continuous disclosure documents need not be filed until incorporated by reference. In addition, information contained in a Form 10-K, Form 10-Q or Form 8-K prescribed under the 1934 Act that is not required to be disclosed under Quebec requirements applicable to distributions not made under the MJDS need not be included in the French language versions of those documents.

Despite the foregoing, section 6.15 of NI 71-101 provides that French language versions of the disclosure documents are not required to be filed for rights offerings made under paragraph 3.1(b) of NI 71-101, unless (i) the issuer is a reporting issuer in Quebec other than solely as a result of rights offerings made under paragraph 3.1(b) of NI 71-101, or (ii) 20 percent or more of the class of securities in respect of which the rights are issued is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(9) Modification or Amendment

Part 7 of NI 71-101 outlines the amendment and supplement procedures for MJDS prospectus distributions.

An amendment to a registration statement that modifies the related U.S. prospectus, other than an amendment that has been made as a result of the occurrence of an adverse material change since the filing of the preliminary MJDS prospectus or an amendment to the preliminary MJDS prospectus, need not be filed as an amendment to the preliminary MJDS prospectus.

(10) Advertising

The provisions of securities legislation relating to the advertising of securities or the making of representations or undertakings in respect of distributions of securities, other than representations as to listing or quotation of securities, including the distribution of material to potential investors and the provision of information to the media before the issuance of a receipt for the MJDS prospectus, apply to distributions made under the MJDS.

(11) Review Procedures

Disclosure documents filed for a distribution under NI 71-101 will be subject to SEC review procedures if the offering is being made both in Canada and the United States. Whether the offering is made both in Canada and the United States or solely in Canada, the Canadian securities regulatory authorities will monitor materials filed under NI 71-101 to check compliance with the specific disclosure and filing requirements of NI 71-101. In addition, the substance of the disclosure documents will be reviewed in the unusual case if, through monitoring of the materials or otherwise, the Canadian securities regulatory authorities have reason to believe that there may be a problem with a transaction or the related disclosure or other special circumstances exist.

An issuer making an offering in Canada and the U.S. using the MJDS must select a principal jurisdiction in Canada. As of the date of this Policy, the Canadian securities regulatory authorities of New Brunswick, Prince Edward Island, Newfoundland, Yukon Territory and the Northwest Territories have indicated that they will not agree to act as principal jurisdiction under section 5.1 of NI 71-101.

(12) Receipt Procedures

The receipt for a preliminary MJDS Prospectus filed under NI 71-101 will be issued by each regulator when the preliminary MJDS Prospectus and all other required documentation have been filed with it in the manner required by NI 71-101.

If a distribution under NI 71-101 is being made concurrently in the United States, the receipt for a MJDS prospectus filed under NI 71-101 will be issued by each regulator when the following conditions have been satisfied, unless the regulator has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist,

(a) if the regulator is in the principal jurisdiction, the related registration statement has become effective under the SEC rules, as notified in writing by the issuer under section 6.11 of NI 71-101;

(b) in the case of the other jurisdictions, the regulator in the principal jurisdiction has notified each other applicable regulator that the regulator in the principal jurisdiction has issued a receipt for the MJDS Prospectus; and

(c) the MJDS prospectus, all documents incorporated or deemed to be incorporated therein by reference and all other documentation required to be filed under NI 71-101 have been filed with the regulator in the manner required by NI 71-101.

If the offering is being made solely in Canada, the receipt for a MJDS prospectus filed under NI 71-101 will be issued by each applicable regulator when the conditions set out in paragraphs (b) and (c) above have been satisfied, unless it has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist.

Issuers filing a MJDS Prospectus under NI 71-101 may elect to use the receipt system in the national policy on mutual reliance for prospectuses. Reference should be made to that policy for the procedures, requirements and benefits of the system provided by that policy.

(13) Rule 415 Offerings and Rule 430A Offerings

(a) The procedures permitted by Rule 415 and Rule 430A under the 1933 Act may be used for offerings of securities under NI 71-101. National Policy Statement No. 44 Rules for Shelf Prospectus Offerings and for Pricing Offerings after the Final Prospectus is Receipted and any successor instrument to that National Policy Statement does not apply to those offerings. A prospectus supplement filed in accordance with the procedures permitted by Rule 415 or Rule 430A will not be subject to the review procedures set out in subsection 3.2(11) or the receipt procedures set out in subsection 3.2(12) of this Policy.

(b) None of a revised U.S. prospectus, a prospectus supplement, a rule 415 prospectus supplement and a rule 430A pricing prospectus is an amendment to a MJDS prospectus.

(14) Certification for Rule 415 Offerings

Method 1 can be substituted for method 2 and vice versa until the filing of the MJDS prospectus. The method chosen for the provision of the issuer's and underwriters' certificates need not be the same.

Method 1 allows the use of prospectus supplements and in the case of MTN programs, pricing supplements (i.e., supplements setting the price and certain variable terms of the securities rather than establishing the program) that do not contain certificates, if a "forward-looking" certificate has been included in the prospectus or in the supplement establishing the program.

Method 2 requires the inclusion of certificates in each prospectus supplement and pricing supplement filed under the MJDS, provided that no certificate is required to be included in a prospectus supplement or pricing supplement filed in the principal jurisdiction if the securities covered by the prospectus supplement or pricing supplement are not offered in Canada.

The text of the certificates for rule 415 offerings is set forth in the appendix to NI 71-101.

(15) Disclosure of Interest of Underwriter

An underwriter of the Canadian distribution named in the preliminary MJDS Prospectus or MJDS Prospectus remains subject to any obligation under Canadian securities legislation to disclose the names of persons or companies having an interest in its capital.

(16) Conflicts of Interest

The provisions of Canadian securities legislation that regulate conflicts of interest in connection with the distribution of securities of a registered dealer, a connected issuer of a registered dealer or a related issuer of a registered dealer, other than disclosure, apply to distributions under NI 71-101. In some jurisdictions, participation of an independent underwriter in these distributions may be required.

(17) Trust Indenture Requirements

Section 19.1 of NI 71-101 provides that any requirement of a jurisdiction applicable to trust indentures for any debt outstanding or guaranteed thereunder, including a requirement that a person or company appointed as a trustee under a trust indenture be resident or authorized to do business in the jurisdiction, does not apply to offerings made under NI 71-101, if the conditions of Section 19.1 are met.

(18) Fees

Canadian securities legislation regarding fees applies to a filing made under NI 71-101.

3.3 Registration Requirements for Rights Offerings

The dealer registration requirement applies to

(a) a dealer that solicits exercise of rights; and

(b) a dealer that resells securities acquired under a standby underwriting commitment by the dealer to purchase securities unsubscribed for by other security holders in a rights offering made under NI 71-101.

3.4 Bids for Securities of U.S. Issuers

(1) General

Subject to the provisions of Part 12 of NI 71-101, the MJDS permits eligible take-over bids and issuer bids for securities of a U.S. issuer to be made in accordance with U.S. federal securities law to Canadian residents if Canadian residents hold less than 40 percent of the securities. The MJDS enables offerors generally to comply with applicable U.S. disclosure requirements and requirements governing the conduct of the bid instead of complying with Canadian requirements.

The MJDS is extended to take-over bids and issuer bids primarily to encourage fair treatment of Canadian investors. Securityholders in a particular jurisdiction who are excluded from an offer may be relegated to choosing, without the disclosure and procedural safeguards available under either the Canadian or the U.S. regulatory scheme, either to sell into the secondary market at less than the full bid price and incur additional transactional costs or to remain minority security holders subject to the possibility of being forced out of their equity position in a subsequent merger. The application of the MJDS to bids is intended to facilitate bids by reducing duplicative regulation and avoiding conflict between the two regulatory schemes. Because the substantive protections and disclosure obligations applicable to bids in the United States are, as a whole, comparable to those prescribed by Canadian securities legislation, Canadian resident holders of securities of U.S. issuers should remain adequately protected by the application of U.S. rather than Canadian rules in the circumstances contemplated by NI71-101.

Particularly when relatively few securities are held by Canadian residents, there may be a disincentive to extend a bid to them if doing so would require compliance with additional Canadian regulatory requirements. The availability of the MJDS for bids for securities of U.S. issuers is intended to alter the offeror's cost-benefit analysis in favour of extending those bids to Canadian residents.

There are no offeror eligibility requirements except in the case of securities exchange bids. For securities exchange bids made under the MJDS, compliance with U.S. disclosure requirements satisfies Canadian disclosure requirements with respect to the offeror and the offered securities only if the offeror meets certain reporting history, listing and other eligibility requirements and, in the case of securities exchange take-over bids, a public float or investment grade rating requirement. In take-over bids, unlike issuer bids and rights offerings, the investor has not already made an investment decision with respect to the issuer of the securities that are being offered in the exchange.

Bids made under the MJDS must be extended to all holders of the class of securities subject to the bid in Canada and the United States. Further, bids must be made on the same terms and conditions to all securityholders.

The provisions of securities legislation governing the form and content of disclosure documents and the conduct of bids are varied in respect of bids made under the MJDS to the extent provided in NI 71-101 and the implementing law of a jurisdiction. Bids made under the MJDS remain subject to any requirements to file with the Canadian securities regulatory authorities and send a bid circular, a directors' circular or an individual director's or officer's circular and any notice of change or notice of variation to holders of the securities subject to the bid.

The requirement to send bid materials to holders of the securities subject to the bid applies whether those materials are published, sent or given to security holders resident in the United States of America by the use of stockholder lists and security position listings, or by long form or summary publication.

Each MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors' circular and MJDS director's or officer's circular remains subject to the requirement that it not contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(2) Alternative Exemptions

Provision is made in the Canadian securities legislation of some jurisdictions for exemption from take-over bid and issuer bid requirements if the bid is made in compliance with the laws of a recognized jurisdiction and there are relatively few holders in the jurisdiction holding a relatively small percentage of the class of securities subject to the bid. An offeror may make a bid under the MJDS in certain jurisdictions and under such an exemption in others.

(3) Certain Continuing Requirements

(a) Early Warning

Provisions of Canadian securities legislation that require disclosure of acquisitions reaching a certain threshold or restrict acquisitions of securities once such a threshold has been reached continue to apply in respect of U.S. offeree issuers that are reporting issuers in a jurisdiction.

(b) Going Private Transactions

Bids made under the MJDS are subject to the requirements of Canadian securities legislation relating to going private transactions, other than the requirement to provide a valuation at the time of a take-over bid if it is anticipated by the offeror that a going private transaction will follow the bid.

(c) Pre-bid Integration

Canadian securities legislation regulating take-over bids includes provisions regarding integration of pre-bid transactions with the bid. These provisions apply to MJDS bids only if 20 percent or more of a class of securities that is the subject of a take-over bid made under the MJDS is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(d) Valuation Requirements in Issuer and Insider Bids

The valuation requirements of Canadian securities legislation with respect to issuer bids and insider bids apply to issuer bids and insider bids made under the MJDS only if 20 percent or more of a class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(e) Public Interest Jurisdiction

All bids remain subject to the fundamental principle that transactions must not be prejudicial to the public interest. The Canadian securities regulatory authorities will continue to exercise their public interest jurisdiction in specific cases if they determine that it is necessary to do so in order to preserve the integrity of the Canadian capital markets or to protect investors.

(4) Directors' and Individual Director's and Officer's Circulars

If a take-over bid is made under the MJDS, the offeree issuer and its directors and officers may elect to comply either with the requirements of Canadian securities legislation or as provided in NI 71-101 with U.S. federal securities law in respect of their response to the bid. In the case of compliance by the directors or by individual directors or officers with Canadian requirements, the requirements set out in NI 71-101 regarding directors' circulars or individual director's or officer's circulars, as the case may be, do not apply. Notwithstanding that a take-over bid was eligible to be made under the MJDS, the offeree issuer and its directors and officers may not use the MJDS in respect of the bid if the offeror did not make the bid under the MJDS.

(5) Bids Made in Quebec

A French language version of a MJDS bid circular, together with French language versions of all documents or parts thereof incorporated by reference into the MJDS bid circular that contain information required to be disclosed in a bid circular not prepared in accordance with NI 71-101, is required to be filed in Quebec.

However, a French language version of a MJDS bid circular is not required to be filed for a bid made under the MJDS, unless (i) the offeree issuer is a reporting issuer in Quebec, or (ii) 20 percent or more of a class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(6) Notices of Variation and Notices of Change

The provisions of Canadian securities legislation that prescribe the circumstances in which a bid circular, directors' circular, or individual officer's or director's circular is required to be changed or varied and the form and content of the applicable disclosure documents do not apply to bids made under the MJDS, unless, in respect of the directors' circular or individual officer's or director's circular, the directors or individual officer or director have elected to comply with the requirements of Canadian securities legislation otherwise applicable. Instead, disclosure documents filed under the MJDS should be changed or varied in accordance with the requirements of section 12.15 of NI 71-101.

(7) Fees

Canadian securities legislation regarding fees applies to a bid made under NI 71-101.

3.5 Business Combinations

The MJDS permits securities of a U.S. issuer to be distributed by prospectus in Canada on the basis of documentation prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure, in connection with a business combination if less than 40 percent of the securities to be distributed by the successor issuer would be held by Canadian residents. As in the case of bids, the MJDS is available for business combinations primarily to encourage fair treatment of Canadian investors. A MJDS prospectus filed for a distribution of securities in connection with a business combination need not contain are conciliation of the financial statements in the prospectus to Canadian GAAP.

Canadian securities legislation of most of the jurisdictions provides for an exemption from prospectus requirements for certain distributions of securities issued in connection with a statutory amalgamation, merger or arrangement. As a result, an issuer may elect not to use the MJDS, but to distribute securities issued in a business combination under a prospectus exemption. A consequence of using a prospectus exemption instead of the MJDS may be resale restrictions on the distributed securities. However, under rules or blanket rulings or orders issued in certain jurisdictions, the resale of securities acquired under such an exemption is not a distribution for which a prospectus is required if the issuer meets certain eligibility and reporting requirements and the resale is executed through the facilities of a stock exchange or certain other regulated markets outside of the jurisdiction.

A business combination made under the MJDS must comply with the relevant requirements of securities legislation relating to going private transactions and related party transactions. All business combinations remain subject to the fundamental principle that transactions must not be prejudicial to the public interest. The Canadian securities regulatory authorities will continue to exercise their public interest jurisdiction in specific cases if they determine that it is necessary to doso to preserve the integrity of the Canadian capital markets or to protect investors.

3.6 Continuous Disclosure, Proxies and Proxy Solicitation,  Insider Reporting and Shareholder Communication

(1) General

An issuer that files a prospectus or a bid circular for a securities exchange take-over bid in certain jurisdictions becomes a reporting issuer in those jurisdictions, thereby becoming subject, among other things, to certain continuous disclosure, proxy and proxy solicitation, and shareholder communication requirements, and its insiders becoming subject to certain insider reporting requirements.

Parts 14 through 18 of NI 71-101 substitute U.S. federal securities law requirements for the requirements of Canadian securities legislation otherwise applicable to U.S. issuers and other persons or companies that satisfy the relevant eligibility criteria, if any, specified in those parts and that elect to comply with the requirements specified in those parts.

Canadian securities legislation in certain jurisdictions requires that issuers

(a) prepare their financial statements in accordance with, or reconcile the financial statements to, Canadian GAAP;

(b) state in the notes to the financial statements which option has been applied in the choice of generally accepted accounting principles; and

(c) include an auditor's report on the financial statements prepared in accordance with Canadian GAAS or include an explanation of the significant differences between U.S. generally accepted auditing standards and Canadian GAAS.

U.S. issuers filing financial statements in accordance with Part 15 of NI 71-101 are exempt from these requirements under rules, blanket rulings or orders issued in those jurisdictions.

(2) Communication with Beneficial Owners of Securities of a Reporting Issuer

If a U.S. issuer elects to comply with section 18.1 of NI 71-101, any Canadian clearing agency (i.e. The Canadian Depositary for Securities Limited) and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction is required to comply with the requirements of National Policy Statement No. 41 and any successor instrument to that National Policy Statement for such issuer, including, without limitation, responding to search cards and delivering proxy-related materials within the time periods specified in National Policy Statement No. 41 and under any successor instrument to that National Policy Statement.

PART 4 CERTAIN OFFERINGS BY CANADIAN ISSUERS UNDER

THE U.S. MULTIJURISDICTIONAL DISCLOSURE SYSTEM

4.1 U.S. Trust Indenture Exemption

Rule 4d-9 made under the Trust Indenture Act of 1939 grants certain exemptions from the U.S. trust indenture provisions for a trust indenture filed with the SEC in connection with an offering of securities by a Canadian issuer under the U.S. multijurisdictional disclosure system if the trust indenture is subject to the Canada Business Corporations Act, the Bank Act (Canada), the Business Corporations Act (Ontario) or the Company Act (British Columbia). The trust indenture provisions of the Canada Business Corporations Act, the Bank Act (Canada) and the Company Act (British Columbia) apply to issuers incorporated under the respective statute, whether the debt is distributed in Canada or elsewhere. The trust indenture provisions of the Business Corporations Act (Ontario) and the Company Act (British Columbia) apply in certain circumstances to issuers whether or not incorporated under the applicable statute. In order for the trust indenture provisions of the Business Corporations Act (Ontario) to apply to a trust indenture, a prospectus or securities exchange issuer or take-over bid circular must be filed in Ontario in respect of the debt to be issued or guaranteed under the trust indenture. The Company Act (British Columbia) trust indenture provisions apply if the debt is issued (i) by a company incorporated in British Columbia regardless of where the debt is distributed, or (ii) to residents in British Columbia whether the debt is issued by prospectus, private placement or other exemption, subject to certain limited exceptions set out in the Company Act(British Columbia). Therefore, in order for the exemption in Rule 4d-9 to be available, Canadian issuers, other than those incorporated under the Canada Business Corporations Act, the Bank Act (Canada) or the Company Act (British Columbia) must either file a prospectus or securities exchange issuer or take-over bid circular in Ontario in connection with the offering or offer the securities in British Columbia by prospectus, private placement or under another exemption from the prospectus filing requirement other than those specified in the Company Act (British Columbia).

4.2 Prospectus Filing in Canada

(1) General

An issuer distributing securities in the U.S. under the U.S. multijurisdictional disclosure system may be subject to a requirement to file a prospectus with a Canadian securities regulatory authority in a jurisdiction because part of the securities offered may be offered or sold to purchasers in that jurisdiction or as a result of the likelihood that the securities sold in the U.S. will not come to rest outside that jurisdiction and thus the offering constitutes a distribution in that jurisdiction for which a prospectus is required to be filed.

(2) Distribution from British Columbia, Alberta or Quebec

(a) An issuer located in British Columbia, Alberta or Quebec that is distributing securities in the U.S. under the U.S. multijurisdictional disclosure system is subject to a requirement to file a prospectus with the Canadian securities regulatory authority in British Columbia, Alberta or Quebec, respectively, because the U.S. distribution is being made from British Columbia, Alberta or Quebec, respectively, even if the securities qualified by the prospectus are offered and sold only in the United States of America.

(b) Under British Columbia Rule 71-801 and Alberta Rule 71-801, an issuer filing a prospectus with the British Columbia Securities Commission or Alberta Securities Commission, respectively, in circumstances described in paragraph (a) need not include in the prospectus an underwriter's certificate.

(c) An issuer filing a prospectus with the Commission des valeurs mobilières du Québec in circumstances described in paragraph (a) may apply to the Commission des valeurs mobilières du Québec for an exemption from those requirements that solely would be applicable if the distribution were being made to purchasers in Quebec.

(d) An issuer that files a prospectus in British Columbia or Alberta in circumstances described in paragraph (a) should advise the SEC of the Canadian securities regulatory authority that is the review jurisdiction. The prospectus will be subject to the review procedures applicable to short form prospectuses. The British Columbia Securities Commission or the Alberta Securities Commission will send the issuer the receipt for the prospectus after the comments, if any, on the prospectus have been resolved. If the issuer has filed a registration statement on Form F-9 or F-10 prescribed under the 1933 Act with the SEC in connection with the distribution, the issuer should advise the SEC of the issuance of the receipt for the prospectus in order that the registration statement may become effective before the end of the seven calendar day period in Rule 467(b) under the 1933 Act.

(e) An issuer that files a prospectus in Quebec in circumstances described in paragraph (a) should advise the SEC that the Commission des valeurs mobilières duQuébec is the review jurisdiction. The Commission des valeurs mobilières du Québec will complete its review of the prospectus within three business days of filing of the prospectus and will send the issuer the receipt for the prospectus after the comments, if any, on the prospectus have been resolved. If the issuer has filed a registration statement on Form F-9 or F-10 in connection with the distribution, the issuer should advise the SEC of the issuance of the receipt for the prospectus in order that the registration statement may become effective before the end of the seven calendar day period in Rule 467(b) under the 1933 Act.

4.3 Filings in Saskatchewan, Manitoba, Ontario and Nova Scotia For U.S. Only Distributions

(1) Filing Procedures

If an issuer other than an issuer located in British Columbia, Alberta or Quebec, that files a Form F-9 or F-10 in connection with a distribution solely in the United States of America under the multijurisdictional disclosure system adopted by the SEC seeks to have the registration statement become effective before the end of the seven calendar day period in Rule 467(b) under the 1933 Act, the issuer may select Saskatchewan, Manitoba, Ontario or Nova Scotia as review jurisdiction, file the registration statement filed with the SEC with the Canadian securities regulatory authority in the review jurisdiction contemporaneously with the filing of the registration statement with the SEC, obtain a notification of clearance from the regulator and advise the SEC of the issuance of the notification of clearance.

(2) Confirmation of Review Jurisdiction

If the Canadian securities regulatory authority selected under subsection (1) elects not to act as review jurisdiction, the issuer may select another Canadian securities regulatory authority as review jurisdiction and advise the SEC of the Canadian securities regulatory authority selected as review jurisdiction.

(3) Review Procedures

(a) The Canadian securities regulatory authority in the review jurisdiction will monitor registration statements filed under subsection (1). The substance of a registration statement will be reviewed in the unusual case if, through monitoring of the materials or otherwise, the Canadian securities regulatory authority has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist.

(b) If the review jurisdiction selects a registration statement for review, it will send its comments to the issuer within three business days of the filing of the registration statement.

(4) Notification of Clearance Procedures

A notification of clearance for the registration statement will be issued by the regulator in the review jurisdiction once any comments have been resolved, unless the Canadian securities regulatory authority in the review jurisdiction has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist.

(5) Filing of Amendments to Registration Statement

An issuer that files a registration statement under subsection (1) shall also file with the regulator in the review jurisdiction all amendments to the registration statement contemporaneously with the filing of such documents with the SEC.

Exhibit 99

Item 15.                  Foreign Trustee.

Identify the order or rule pursuant to which the trustee is authorized to act as sole trustee under indentures qualified or to be qualified under the Act.

(a) In SEC Release Nos. 33-6889, 39-2661 (Mar. 22, 1991) (the “Release”), the Commission proposed permitting certain Canadian indenture trustees (including Montreal Trust, whose corporate trust business was subsequently acquired by Applicant) to act as sole trustees under indentures qualified or to be qualified under the Trust Indenture Act of 1939 (the “Act”) in connection with offerings under the multijurisdictional disclosure system with Canada. That proposal was adopted with the issuance of Rule 10a-5 pursuant to SEC Release Nos. 33-6902, 34-29354, 29-2267 (June 21, 1991). In the Release, the Commission described the regulation in Canada relating to the supervision and examination of indenture trustees under the Trust Companies Act (Canada) (“CTCA”), the Loan and Trust Corporations Act (Ontario) (“OTCA”) and the Deposit Insurance Corporation Act (“CDICA”). The Release states (footnotes and citations omitted):

The first prerequisite under Section 310(a) for the Commission to be able to exercise its authority to permit a foreign entity to act as a sole trustee is that such entity be authorized to exercise trust powers in its home country. In both the United States and Canada, corporations authorized to exercise trust powers are predominantly depositary institutions. Trust companies are organized under federal law in both countries, under state law in the United States, and under provincial law in Canada....

Trust companies eligible to act as indenture trustees under the CTCA and Canadian provincial law are authorized under such laws to exercise corporate trust powers. Under the CTCA, no company may commence the business of exercising trust powers unless it obtains a certificate from the Office of the Superintendent of Financial Institutions (“OSFI”). Powers specified in the CTCA include the power to “accept and execute all such trusts of every description and nature as are entrusted to it by any government or person, or committed or transferred to it by the order of a judge or by the order, judgment or decree of any court in Canada or elsewhere.”

The second prerequisite under Section 310(a) for the Commission to exercise its authority to permit trusteeship by a foreign entity is that the foreign trustee be subject to supervision or examination substantially equivalent to that applicable to U.S. trustees. In the United States and Canada, regulation of trust companies that are also depositary institutions may be effected through federal agencies, through state or provincial agencies, or concurrently by federal and state or provincial agencies. In all cases, the depositary institutions are subject to substantive regulation of business under the supervision and examination of the responsible agencies. The common objective of these regulatory systems is the safety and soundness of the depositary institution. To this end, U.S. and Canadian examination procedures and the licensing and chartering procedures referred to earlier are designed to assess the financial condition, management and systems of internal control of the supervised institution. ...

1

Depending on where the trustee is incorporated, a Canadian trust company is subject to supervision and examination by a responsible authority under either the CTCA or parallel provincial law. The conduct of corporate trusteeships under indentures is within the regulatory and supervisory power of the federal and provincial authorities. Canadian trust companies formed under provincial laws that participate in the Canadian deposit insurance system are subject to supervision and examination under the CDICA in addition to concurrent provincial regulation.

The CTCA provides an extensive regulatory scheme for corporate trustees subject to federal law. At least annually, such trustees are examined by OSFI. The OSFI describes its fundamental objectives in the examination process to include assessing of financial solvency and ensuring compliance with legislative obligations. The examination of the trust company’s condition is required to include inspection of the books of such trustee’s officers, agents, and employees. The enforcement powers of OSFI include “cease and refrain” power to correct unsafe or unsound practices and the power to order remedial action as deemed necessary.[n33]

Note 33: [citation omitted] A similar regulatory structure is applicable to Ontario trust companies. For example, Ontario trust companies are subject to supervisory prescriptions including the requirement to file financial and other information with the Superintendent of Deposit Institutions. [citation omitted] Ontario trust companies are subject to annual examinations by the superintendent. [citation omitted] The corporation’s annual return, which includes financial statements and an auditor’s report, is required to outline the financial condition and affairs of the corporation for the fiscal year. [citation omitted] Regulations under the Ontario statute prescribe forms, fees, retention of records by the trustee, financial statements and method of preparation, calculation of capital base, auditors’ reports, and qualifications for officers of the trustee. [citation omitted]

Provincially incorporated trust companies that are members of the Canadian deposit insurance system must be examined annually by a representative of the Canada Deposit Insurance Corporation (“CDIC”). The examination report for a CDIC member is required to include the examiner’s opinion whether the operations of the member institution are conducted according to standards of sound business and financial practice, and whether the institution is in satisfactory financial condition. [citation omitted] If the CDIC finds any deficiency in these matters, the CDIC will notify the member of the matter requiring remedial action. If corrective measures are not satisfactory, the institution’s membership may be revoked and its deposit insurance terminated.

In June 1992, the Trust and Loan Companies Act (Canada) (the “TLCA”) replaced the CTCA and the Loan Companies Act (Canada). The TLCA expands the powers of Canadian trust companies, as limited by the business and powers section of the TLCA, to include the capacity of a natural person. In the TLCA, legislators have attempted to provide further requirements with respect to self-dealing transactions involving Canadian trust companies and with respect to the supervision and examination of Canadian indenture trustees.

(b) In the Release, the Commission determined that the supervision and examination of indenture trustees and Canada and the United States is substantially equivalent. The Release states:

As early as 1946, the Commission noted the substantial comparability in the treatment of indenture trusteeships by the United States and Canada, including the authorization to exercise trust powers and the system of supervision or examination. In Gatineau Power Company, the Commission, acting pursuant to its exemptive authority under Section 304(d) of the Trust Indenture Act (then limited to the indentures of foreign obligors), permitted the Royal Trust Company of Montreal to act as sole indenture trustee under the qualified indenture of a Canadian obligor. In granting its order, the Commission stated that, except for the requirement of domestic organization, the Canadian institutional trustee “otherwise met the requirements of eligibility and qualification under Section 310 of the Act.”....

2

Based on a review of Canadian law, it appears that the supervision or examination under the CTCA or the CDICA applicable to institutional trustees in Canada is substantially equivalent to supervision or examination applicable to institutional trustees in the United States. (Release at 648-50)....

(c) The Canadian system of multijurisdictional disclosure permits United States institutional trustees to be appointed as a trustee under a trust indenture if

(a) the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Trust Indenture Act of 1939 of the United States of America; and

(b) at least one person or company appointed as trustee under the trust indenture

(i)         is resident in the local jurisdiction,

(ii)        is authorized to do business in the local jurisdiction, or

(iii)       has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.